As filed with the Securities and Exchange Commission on September 25, 2026.
Registration No. 333-298537

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO FORM
S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1
933

Research Alliance Corporation III*
(Exact name of registrant as specified in its charter)

Cayman Islands	6770	98-1918931
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
For
Co-Registrants,
see “Table of
Co-Registrants”
on the following page.
600 Fifth Avenue, 23rd Floor
New York,
NY
10020
Tel.: (617) 778-2500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive off ices)

Matthew D. Hammond
600 Fifth Avenue, 23rd Floor
New York, New York 10020
Tel.: (617) 778-2500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Eric Blanchard Kevin Cooper Lindsey O. Crow Susan Choy Cooley LLP 500 Boylston Street, 14th Floor Boston, Massachusetts 02116 Tel.: (617) 937-2300	William D. Collins Marianne C. Sarrazin Jocelyn M. Arel Justin S. Anslow Goodwin Procter LLP 525 Market Street, 32nd Floor San Francisco, California 94105 Tel.: (415) 733-6000
Approximate date of commencement of proposed sale to the public
: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule
13e-4(i)
(Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule
14d-1(d)
(Cross-Border Third-Party Tender Offer) ☐

*
Prior to the consummation of the Transactions described herein, the Registrant intends to effect a deregistration under Part 12 of the Companies Act (As Revised) of the Cayman Islands and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. All securities being registered will be issued by Research Alliance Corporation III (after its domestication as a corporation incorporated in the State of Delaware), the continuing entity following the Domestication, which will be renamed “Oak Hill Bio Inc.”

The registrant and
co-registrant
hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrant and co-registrant
shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.
TABLE OF
CO-REGISTRANTS

Exact Name of Co-Registrant as Specified in its Charter(1)(2)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
OHB Pediatrics Ltd.	England and Wales	2834	N/A

(1)	The Co-Registrant has the following principal executive office:
OHB Pediatrics Ltd.
3
rd
Floor, 1 Ashley Road
Altrincham
Cheshire, United Kingdom WA14 2DT
Telephone: +1
857-302-2294

(2)	The agent for service for the Co-Registrant is:
Josh Distler
OHB Pediatrics Ltd.
Oak Hill Bio
1 High Street Court
Morristown, NJ 07960
Telephone: +1
857-302-2294

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED SEPTEMBER 25, 2026

PROXY STATEMENT FOR

EXTRAORDINARY GENERAL MEETING OF RESEARCH ALLIANCE CORPORATION III

PROSPECTUS FOR UP TO 9,098,529 SHARES

OF COMMON STOCK OF RESEARCH ALLIANCE CORPORATION III

(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE

WHICH WILL BE RENAMED OAK HILL BIO INC. IN CONNECTION WITH THE

DOMESTICATION DESCRIBED HEREIN)

On July 26, 2026, the board of directors (the “RACC Board”) of Research Alliance Corporation III, a Cayman Islands exempted company (“RACC,” “we,” “us” or “our”), unanimously approved the Business Combination Agreement, dated as of July 26, 2026 (as it may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among RACC, OHB Pediatrics Ltd., a company incorporated under the laws of England and Wales (“Oak Hill Bio”), and the shareholders of Oak Hill Bio (the “Oak Hill Bio Shareholders”), pursuant to which, among other things and subject to the terms and conditions contained therein: (a) at least one business day prior to the Closing Date (as defined below), (i) each issued and outstanding Class B ordinary share of RACC will be converted, on a one-for-one basis, into a Class A ordinary share of RACC (the “Sponsor Share Conversion”) and (ii) RACC will de-register from the Register of Companies in the Cayman Islands and transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and Part 12 of the Companies Act (As Revised) of the Cayman Islands (the “Domestication”), upon which RACC will change its name to “Oak Hill Bio Inc.” (“New Oak Hill Bio” or “New OHB”); and (b) RACC will acquire 100% of the issued shares in the capital of Oak Hill Bio from Oak Hill Bio Shareholders in exchange for newly issued shares of common stock, par value $0.0001 per share (the “New OHB Common Stock”), of New Oak Hill Bio (the “Share Acquisition,” and such transactions, together with the Domestication and the other transactions contemplated by the Business Combination Agreement and documents related thereto, the “Transactions”), all as described in more detail in the accompanying proxy statement/prospectus. The consummation of the Transactions is referred to as the “Closing” and the date of the Closing, the “Closing Date.” References herein to New Oak Hill Bio denote RACC following the Transactions. A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

The Domestication is intended to occur at least one business day prior to the Closing Date. Immediately prior to the Domestication, (i) each issued and outstanding Class B ordinary share of RACC, par value $0.0001 per share (each, a “RACC Class B Share”), will be converted, on a one-for-one basis, into a Class A ordinary share of RACC, par value $0.0001 per share (each, a “RACC Class A Share,” and together with the RACC Class B Shares, the “RACC Shares”); and (ii) RACC will effect the redemption of the RACC Class A Shares (the “public shares,” the holders of public shares, the “public shareholders”) initially issued in RACC’s initial public offering that are validly submitted for redemption and not withdrawn. In connection with the Domestication, each issued and outstanding RACC Class A Share will convert automatically, on a one-for-one basis, into one share of New OHB Common Stock. Substantially concurrently with, and in order to effectuate, the Domestication, and subject to the satisfaction or waiver of the conditions of the Business Combination Agreement (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing), RACC will file a certificate of incorporation (the “New OHB Charter”) with the Secretary of State of the State of Delaware and adopt bylaws (the “New OHB Bylaws”) as described in this proxy statement/prospectus and attached as Annex H and Annex I, respectively, to this proxy statement/prospectus (the “Governing Documents”), and RACC’s name will change to “Oak Hill Bio Inc.”

Concurrently with the execution of the Business Combination Agreement, on July 26, 2026, each of RA Capital Healthcare Fund, L.P. and RA Capital Nexus Fund IV, L.P. (the “SAFE Holders”), affiliates of Research Alliance Holdings III LLC, a Cayman Islands limited liability company (the “Sponsor”), entered into a simple agreement for future equity (collectively, the “Oak Hill Bio SAFEs”) with Oak Hill Bio, pursuant to which the SAFE Holders provided interim financing to Oak Hill Bio in the aggregate principal amount of $45,000,000, bearing interest at a rate of 8% per annum. The Oak Hill Bio SAFEs will convert into ordinary shares of Oak Hill

Bio immediately prior to the Closing, provided that if the Oak Hill Bio SAFEs remain outstanding for a period of 18 months from the date of execution, the Oak Hill Bio SAFEs will convert into Oak Hill Bio’s Series A convertible preferred shares (the “OHB Series A Shares”). The sum of the principal amount of the Oak Hill Bio SAFEs and all accrued and unpaid interest thereon as of the Closing Date is referred to as the “Oak Hill Bio SAFE Amount.” The Oak Hill Bio SAFE Amount is added to the Base Equity Value to determine the Adjusted Equity Value for purposes of calculating the Closing Consideration.

Concurrently with the execution of the Business Combination Agreement, on July 26, 2026, RACC entered into subscription agreements (the “Subscription Agreements”) with certain qualified institutional buyers, institutional accredited investors, and other accredited investors (collectively, the “PIPE Investors”). Pursuant to the Subscription Agreements, the PIPE Investors have agreed to subscribe for and purchase, and RACC has agreed to issue and sell to the PIPE Investors, substantially concurrently with the Closing, (a) shares of New OHB Common Stock at $10.00 per share and/or (b) pre-funded warrants to purchase shares of New OHB Common Stock (the “New OHB Pre-Funded Warrants”), each to purchase one share of New OHB Common Stock, with a per share exercise price equal to $0.0001, at a purchase price per New OHB Pre-Funded Warrant equal to $10.00 less the exercise price (collectively, the “PIPE Financing”). The aggregate gross proceeds to be received by RACC in connection with the PIPE Financing will be $55,000,000. The obligations of each party to consummate the PIPE Financing are conditioned upon, among other things, (i) the New OHB Common Stock (including the New OHB Common Stock issuable to the PIPE Investors pursuant to the Subscription Agreements) having been approved for listing on Nasdaq; (ii) all conditions precedent to the Closing shall have been satisfied (or otherwise waived in accordance with the terms thereof); and (iii) the absence of specified adverse judgments, orders, laws, rules or regulations enjoining or otherwise prohibiting the consummation of the Transactions. See “Business Combination Proposal—Related Agreements—PIPE Financing.”

Concurrently with the execution of the Business Combination Agreement on July 26, 2026, RACC entered into the backstop agreement (the “Backstop Agreement”) with RA Capital Healthcare Fund, L.P., an affiliate of the Sponsor (the “RA Backstop Purchaser”), pursuant to which the RA Backstop Purchaser has committed to subscribe for up to 7,500,000 shares of New OHB Common Stock at a purchase price of $10.00 per share (the “Backstop Limit”), to the extent necessary to backstop public shareholder redemptions, on the terms and subject to the conditions set forth in the Backstop Agreement. Immediately prior to the Domestication, RACC will effect the redemption of the public shares initially issued in RACC’s initial public offering that are validly submitted for redemption and not withdrawn. The Backstop Limit will be reduced by the number of shares of New OHB Common Stock not subject to public shareholder redemptions. The aggregate amount the RA Backstop Purchaser will be required to fund shall not exceed $75,000,000. See “Business Combination Proposal—Related Agreements—Backstop Agreement.”

The public shareholders currently own approximately 82.4% of the issued and outstanding RACC Shares prior to the Transactions. Accordingly, public shareholders, as a group, will experience immediate dilution as a consequence of the Transactions. For more information on the percentage of the issued and outstanding shares of New OHB Common Stock immediately following the Closing that are expected to be held by securityholders, see “Dilution.”

Pursuant to the Business Combination Agreement, public shareholders who do not redeem their public shares will receive one share of New OHB Common Stock for each RACC Class A Share held by them immediately prior to the Domestication. While RACC cannot be certain of the price such public shareholders paid for their public shares, assuming they purchased their public shares for $10.00 per share, which was the price of the RACC Class A Shares sold in RACC’s initial public offering, the effective purchase price paid per share of New OHB Common Stock issued to each public shareholder at Closing would be $10.00. In connection with RACC’s initial public offering, the Sponsor paid an aggregate of $25,000 for the 1,323,529 RACC Class B Shares, or approximately $0.02 per share. In connection with the Transactions, an aggregate of 1,245,269 RACC Class B Shares held by the Sponsor and an additional 78,260 RACC Class B Shares held by Michael F. MacLean and Timothy J. Miller (the “RACC independent directors”), will be converted on a one-for-one basis into RACC Class A Shares immediately prior to the Domestication, which will then automatically convert at the effective time of the Domestication into an equal number of shares of New OHB Common Stock, valued at $10.00 per share, which is the assumed per share price used in the Transactions pursuant to the Business Combination Agreement. The Sponsor also purchased 275,000 RACC Class A Shares at a price of $10.00 per share in a private placement that occurred simultaneously with the closing of RACC’s initial public offering. Such private placement shares will automatically convert at the effective time of the Domestication into an equal number of shares of New OHB Common Stock valued at $10.00 per share, which is the assumed per share price used in the Transactions pursuant to the Business Combination Agreement. The Oak Hill Bio Shareholders (including the SAFE Holders and shares underlying Company Options (as defined in the Business Combination Agreement)) will receive an aggregate of 16,000,000 shares of New OHB Common Stock in the Transactions upon the exchange of Oak Hill Bio Shares, based on the Base Equity Value of $160,000,000 divided by $10.00 per share. The PIPE Investors will purchase 5,500,000 shares of New OHB Common Stock and/or New OHB Pre-Funded Warrants, which is equal to $55,000,000 divided by $10.00. As a result of the low price the Sponsor paid for the RACC Class B Shares, the Sponsor may realize a positive rate of return on its investment even if the market price per share of New OHB Common Stock is below $10.00 per share after Closing, in which case the public shareholders may experience a negative rate of return on their investment. See “Questions and Answers for Shareholders of RACC—What is the effective purchase price attributed to the New OHB Common Stock to be received by the public shareholders, the Sponsor, RACC’s independent directors (Messrs. MacLean and Miller), and the Oak Hill Bio Shareholders at Closing?”

In connection with the Closing, the Sponsor, the RACC independent directors, and certain existing Oak Hill Bio Shareholders will each enter into a lock-up agreement (the “Lock-Up Agreement”) with RACC. Pursuant to the Lock-Up Agreement, the Sponsor, the RACC independent directors, and certain existing Oak Hill Bio Shareholders will agree not to transfer (except for certain permitted transfers) any shares of New OHB Common Stock held by such holder immediately after the Closing (excluding shares issued pursuant to the Subscription Agreements, the Oak Hill Bio SAFEs, and the Backstop Agreement) until six months after the Closing Date.

Additionally, at the Closing, RACC, the Sponsor, the SAFE Holders, the RA Backstop Purchaser, the RACC independent directors, and all former Oak Hill Bio Shareholders will enter into an investor rights agreement (the “Investor Rights Agreement”). Pursuant to the Investor Rights Agreement, among other things, RACC will agree that, within 30 calendar days following the Closing Date, New Oak Hill Bio will file with the SEC (at New Oak Hill Bio’s sole cost and expense) a registration statement registering the resale of certain shares of New OHB Common Stock held by or issuable to the parties thereto (the “Resale Registration Statement”), and New Oak Hill Bio will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. Such holders will be entitled to customary piggyback registration rights and demand registration rights, including underwritten demands. The Investor Rights Agreement will amend and restate the registration and shareholder rights agreement that was entered into by RACC, the Sponsor and the RACC independent directors in connection with RACC’s initial public offering.

Compensation to be Received by the Sponsor, the SAFE Holders, the RA Backstop Purchaser and RACC’s Officers and Directors in Connection with the Transactions and the Oak Hill Bio SAFEs: The Sponsor will receive (i) 1,245,269 shares of New OHB Common Stock upon the exchange of 1,245,269 RACC Class B Shares, which were initially purchased in connection with RACC’s initial public offering for approximately $0.02 per share and (ii) 275,000 shares of New OHB Common Stock upon the exchange of 275,000 RACC Class A Shares, which were initially purchased in a private placement that closed concurrently with RACC’s initial public offering for $10.00 per share. The RACC independent directors will each receive 39,130 shares of New OHB Common Stock upon the exchange of 39,130 RACC Class B Shares held by them. Concurrently with the execution of the Business Combination Agreement, the SAFE Holders entered into the Oak Hill Bio SAFEs, which will convert into ordinary shares of Oak Hill Bio immediately prior to the Closing, which will then be exchanged for shares of New OHB Common Stock in the Share Acquisition, provided that if the Oak Hill Bio SAFEs remain outstanding for a period of 18 months from the date of execution, the Oak Hill Bio SAFEs will convert into Series A convertible preferred shares of Oak Hill Bio (the “OHB Series A Shares”). The securities to be issued to the Sponsor, the SAFE Holders and RACC’s officers and directors may result in a material dilution of the equity interests of non-redeeming public shareholders. See “Dilution,” and “Information About RACC—Executive Compensation and Director Compensation.”

The Sponsor and RACC’s officers and directors will also be reimbursed for loans, advances, and out-of-pocket expenses incurred by them related to identifying, negotiating, investigating and completing the Transactions. No such loans, advances, or out-of-pocket expenses are outstanding as of the date of this proxy statement/prospectus. The Sponsor and RACC’s officers and directors will be entitled to continued indemnification and the continuation of directors’ and officers’ liability insurance after the Transactions.

RACC’s independent directors are not members of the Sponsor. None of the funds in the trust account will be used to compensate RACC’s officers or directors. No finder’s and consulting fees have been paid or will be paid to the Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Transactions. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities performed on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, as discussed above. The reimbursement of expenses and advances to the Sponsor, and RACC’s officers and directors may result in a material dilution of the equity interests of non-redeeming public shareholders. See “Dilution,” and “Information About RACC—Executive Compensation and Director Compensation.”

Potential conflicts of interest in connection with the Transactions: There may be actual or potential material conflicts of interest between or among (i) the Sponsor, the SAFE Holders, the RA Backstop Purchaser, RACC officers and directors, Oak Hill Bio officers and directors and (ii) unaffiliated security holders of RACC. Such conflicts of interest may include a material conflict of interest arising in determining whether to proceed with the Transactions, the shares of New OHB Common Stock to be issued to the Sponsor and RACC’s officers and directors in connection with the Transactions, and the reimbursement of loans and advances.

In order to finance transaction costs in connection with the Transactions, the Sponsor or an affiliate of the Sponsor, or certain of RACC’s officers and directors may, but are not obligated to, loan RACC funds as may be required (“Working Capital Loans”). If RACC completes the Transactions, RACC may repay the Working Capital Loans out of the proceeds of the trust account released to RACC. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the trust account. In the event that the Transactions do not close, RACC may use a portion of the proceeds held outside the trust account or funds from permitted withdrawals to repay the Working Capital Loans, but no proceeds held in the trust account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $3,000,000 of such Working Capital Loans may be convertible into shares of New OHB Common Stock at a price of $10.00 per share. To date, RACC has no outstanding borrowings under the Working Capital Loans.

The approval of each of the Domestication Proposal and the Governing Documents Proposal requires a special resolution of the holders of RACC Class B Shares, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued and outstanding RACC Class B Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. The approval of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding RACC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. The Transactions do not require approval of a majority of unaffiliated security holders because such a vote is not required under Cayman Islands law. RACC did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Transactions or to prepare a report concerning the approval of the Transactions.

Please note that as further described in the accompanying proxy statement/prospectus, the Sponsor and each independent director has agreed to (a) vote any of their RACC Shares in favor of the Transactions and (b) waive their redemption rights with respect to any RACC Shares they own in connection with the consummation of the Transactions. As of the date of the accompanying proxy statement/prospectus, the initial shareholders collectively own 1,598,529 RACC Shares, or approximately 17.6% of the issued and outstanding ordinary shares as follows: (i) the Sponsor owns 1,245,269 RACC Class B Shares and 275,000 private placement shares, which are RACC Class A Shares; and (ii) the RACC independent directors each own 39,130 RACC Class B Shares, for an aggregate of 78,260 RACC Class B Shares. Concurrently with the execution of the Business Combination Agreement, RACC, the Sponsor, the RACC independent directors and Oak Hill Bio entered into the Sponsor Letter Agreement (the “Sponsor Letter Agreement”), pursuant to which the Sponsor and each independent director has agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the Transactions, (ii) waive any adjustment to the conversion ratio set forth in the governing documents of RACC or any other anti-dilution or similar protection with respect to the RACC Class B Shares (whether resulting from the transactions contemplated by the Subscription Agreements or otherwise), (iii) be bound by certain other covenants and agreements related to the Transactions, (iv) be bound by certain transfer restrictions with respect to his or its RACC Shares prior to the Closing, and (v) be subject to the restrictions contemplated by the Lock-Up Agreements, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement. No consideration has been or will be paid to RACC, Oak Hill Bio, the Sponsor or any independent director in connection with the entry into the Sponsor Letter Agreement. Pursuant to our amended and restated memorandum and articles of association, a quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than one-third of the issued and outstanding RACC Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. Accordingly, we will need at least 1,434,314 RACC Shares, in addition to the RACC Shares held by the initial shareholders, to constitute a quorum. Approval of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding RACC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Accordingly, we will need 4,549,265 RACC Shares, or 2,950,736 public shares in addition to the RACC Shares held by the initial shareholders, to vote in favor of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal to approve it if all RACC Shares are present and cast votes. If only the minimum quorum is present, no public shares will be required to vote in favor of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal to approve it.

This prospectus covers 9,098,529 shares of New OHB Common Stock only. The number of shares of New OHB Common Stock that this prospectus covers represents the shares issued or issuable to the existing shareholders of RACC in connection with the Transactions, assuming no public shares are redeemed in connection with the Transactions.

For the avoidance of doubt, shares of New OHB Common Stock to be issued in connection with the Transactions to (i) Oak Hill Bio Shareholders (including the SAFE Holders); (ii) the PIPE Investors; and (iii) the RA Backstop Purchaser, in connection with the Transactions, are not covered by this prospectus. Such shares of New OHB Common Stock will not be and have not been registered under the Securities Act in reliance on the exemption from registration provided in Section 4(a)(2) of the Securities Act, and therefore will be “restricted securities” within the meaning of the Securities Act until further registration under the Securities Act. Pursuant to the Investor Rights Agreement and the Subscription Agreements, New Oak Hill Bio has agreed to use its commercially reasonable efforts to file a resale registration statement under the Securities Act, not later than 30 days following the consummation of the Transactions to register certain registrable securities held by the parties thereto.

RACC Class A Shares are currently listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “RACC.” RACC will apply for listing, to be effective at the time of the Transactions, of the New OHB Common Stock on Nasdaq under the proposed symbol “OAKH.” It is a condition of the consummation of the Transactions and a condition to the obligations of the parties to the Subscription Agreements to consummate the PIPE Financing, that RACC receive confirmation from Nasdaq that the New OHB Common Stock has been conditionally approved for listing on Nasdaq, but there can be no assurance that such listing condition will be met or that RACC will obtain such confirmation from Nasdaq. If such listing condition is not met or if such confirmation is not obtained, the Transactions and the PIPE Financing will not be consummated unless the Nasdaq condition set forth in the Business Combination Agreement and the Subscription Agreements is waived by the applicable parties. The Nasdaq listing condition may be waived by Oak Hill Bio and RACC, with respect to the Transactions, and by the PIPE Investors, with respect to the PIPE Financing, at any time prior to the Closing, including after the deadline for submitting redemption requests or the extraordinary general meeting. If Oak Hill Bio and RACC, on the one hand, and/or the PIPE Investors, on the other hand, waive such condition, RACC intends to file a Current Report on Form 8-K within four business days of such event, however you should know that given such timing you may not be notified before the deadline for submitting redemption requests or the extraordinary general meeting. It is important for you to consider that, at the time of the deadline for submitting redemption requests or the extraordinary general meeting, RACC may not have received from Nasdaq either confirmation of the listing of the New OHB Common Stock or confirmation that approval will be obtained prior to the consummation of the Transactions, and you will not be notified prior to the deadline for submitting redemption requests or the extraordinary general meeting if RACC has not yet received such approval or confirmation. As a result, you may be asked to vote to approve the Transactions and the other proposals included in this proxy statement/prospectus without knowing whether the New OHB Common Stock will be listed on Nasdaq or another securities exchange and, further, it is possible that such listing may never be achieved and the Transactions could still be consummated if such Nasdaq listing condition is waived.

RACC is, and New Oak Hill Bio will be, an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected to comply with certain reduced public company reporting requirements. Investing in New OHB Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 61 of the accompanying proxy statement/prospectus for a discussion of information that should be considered in connection with an investment in New OHB Common Stock.

The accompanying proxy statement/prospectus provides shareholders of RACC with detailed information about the Transactions and other matters to be considered at the extraordinary general meeting of RACC. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 61 of the accompanying proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated [●], 2026, and is first being mailed to RACC’s shareholders on or about [●], 2026.

RESEARCH ALLIANCE CORPORATION III

600 Fifth Avenue, 23rd Floor

New York, New York 10020

Dear Research Alliance Corporation III Shareholders:

You are cordially invited to attend the extraordinary general meeting (the “extraordinary general meeting”) of Research Alliance Corporation III, a Cayman Islands exempted company (“RACC”), at 10:00 a.m., Eastern Time, on [●], 2026, at the offices of Cooley LLP located at 55 Hudson Yards, New York, New York 10001, and via a virtual meeting at [●], or at such other time, on such other date and at such other place to which the meeting may be adjourned.

The extraordinary general meeting will be conducted via live webcast, but the physical location of the extraordinary general meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association. If you wish to attend the extraordinary general meeting in person, you must reserve your attendance at least two business days in advance of the extraordinary general meeting by contacting RACC’s secretary at RACC@racap.com by 10:00 a.m., Eastern Time, on [●], 2026. You will be able to attend the extraordinary general meeting online, vote and submit your questions during the extraordinary general meeting by visiting [●].

At the extraordinary general meeting, RACC shareholders will, among others, be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal” to approve and adopt the Business Combination Agreement, dated as of July 26, 2026 (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among RACC, OHB Pediatrics Ltd., a company incorporated under the laws of England and Wales (“Oak Hill Bio”), and the Oak Hill Bio Shareholders named therein. The RACC Board approved the Business Combination Agreement and the transactions contemplated thereby. The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement if the closing conditions are not met.

Pursuant to the Business Combination Agreement: (a) at least one business day prior to the Closing Date (as defined below), (i) each outstanding RACC Class B Share will be converted, on a one-for-one basis, into a RACC Class A Share (the “Sponsor Share Conversion”) and (ii) RACC will de-register from the Register of Companies in the Cayman Islands and transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and Part 12 of the Companies Act (As Revised) of the Cayman Islands (the “Domestication”), upon which RACC will change its name to “Oak Hill Bio Inc.” (“New Oak Hill Bio” or “New OHB”); and (b) RACC will acquire 100% of the issued shares in the capital of Oak Hill Bio from the Oak Hill Bio Shareholders in exchange for newly issued shares of common stock, par value $0.0001 per share, (the “New OHB Common Stock”) of New Oak Hill Bio (the “Share Acquisition”), and (c) the other transactions contemplated by the Business Combination Agreement and documents related thereto (such transactions, together with the Domestication and the Share Acquisition, the “Transactions”), all as described in more detail in the accompanying proxy statement/prospectus. The consummation of the Transactions is referred to as the “Closing” and the date of the Closing, the “Closing Date.” References herein to New Oak Hill Bio denote RACC following the Transactions.

As further described in the accompanying proxy statement/prospectus,

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the Domestication is intended to occur at least one business day prior to the Closing Date. In connection with the Domestication, (1)(a) immediately prior to the Domestication, the Sponsor Share Conversion will occur, whereby the holders of each issued and outstanding RACC Class B Share will elect to convert their RACC Class B Shares into RACC Class A Shares, (b) immediately prior to the Domestication, RACC will effect the redemption of the public shares initially issued in RACC’s initial public offering that are validly submitted for redemption and not withdrawn, and (c) after effecting public shareholder redemptions, upon the Domestication, each issued and outstanding RACC Class A Share will convert automatically by operation of law, on a one-for-one basis, into one share of New OHB Common Stock, and (2) upon the Domestication, the governing documents of RACC will become the certificate of incorporation and the bylaws as described in this proxy statement/prospectus and attached as Annex H and Annex I, respectively, to this proxy statement/prospectus, and RACC’s name will change to “Oak Hill Bio Inc.”; and

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at the Closing and following the Domestication, each of the Oak Hill Bio Shareholders will sell and transfer to RACC 100% of the issued shares in the capital of Oak Hill Bio (the “Oak Hill Bio Shares”) in exchange for newly issued shares of New OHB Common Stock. The number of shares of New OHB Common Stock to be issued as consideration for the Share Acquisition (the “Closing Consideration”) is equal to (a) the Adjusted Equity Value (as defined below) divided by (b) $10.00. Each Oak Hill Bio Shareholder will receive a number of shares of New OHB Common Stock equal to the Exchange Ratio (as defined below) multiplied by the number of Oak Hill Bio Shares held by such Oak Hill Bio Shareholder. The “Adjusted Equity Value” means the sum of (a) a base equity value of $160,000,000 (the “Base Equity Value”) plus (b) the Oak Hill Bio SAFE Amount (as defined below). The “Exchange Ratio” means the Closing Consideration divided by the number of fully-diluted Oak Hill Bio Shares outstanding as of immediately prior to the Closing. Upon consummation of the Share Acquisition, Oak Hill Bio will become a wholly-owned subsidiary of RACC.

Certain related agreements were entered into in connection with the signing of the Business Combination Agreement, including the Sponsor Letter Agreement and the Backstop Agreement, and the parties also agreed to the forms of the Subscription Agreements, the Lock-Up Agreement, the Oak Hill Bio SAFEs and the Investor Rights Agreement (each as defined and further described in the accompanying proxy statement/prospectus). See the section entitled “Business Combination Proposal—Related Agreements” in the accompanying proxy statement/prospectus for more information.

Contemporaneously with any vote on the Transactions, public shareholders may elect to have their public shares redeemed for cash. Public shares that have been validly tendered or delivered for redemption, as described in the accompanying proxy statement/prospectus, will be redeemed prior to the Domestication. Notwithstanding the foregoing, public shareholders, together with any affiliate of his, her, its or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) will be restricted from seeking redemption rights with respect to more than 15% of the public shares. Accordingly, any public shareholders or “group” in excess of such 15% cap will not be redeemed by RACC. Any outstanding RACC Class B Shares or private placement shares of RACC (which are RACC Class A Shares) will be excluded from the pro rata calculation used to determine the per share redemption price applicable to public shares that are redeemed.

You will also be asked to consider and vote upon:

•	a proposal to approve, by special resolution of the holders of RACC Class B Shares, the Domestication;

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a proposal to approve, by special resolution of the holders of RACC Class B Shares, that the Existing Governing Documents be amended and restated by deletion in their entirety and the substitution in their place of the Proposed Governing Documents;

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the following six (6) separate proposals to approve, by ordinary resolutions, on a non-binding and advisory basis only, the following governance provisions contained in the Proposed Governing Documents:

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to amend the Existing Governing Documents to authorize the change in the authorized capital stock of RACC from (i) 479,000,000 RACC Class A Shares, 20,000,000 RACC Class B Shares, and 1,000,000 preference shares, par value of $0.0001 per share, to (ii) 500,000,000 shares of New OHB Common Stock and 10,000,000 shares of undesignated preferred stock, par value $0.0001 per share;

•	to amend the Existing Governing Documents to authorize adopting Delaware as the exclusive forum for certain stockholder litigation;

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to amend the Existing Governing Documents to approve provisions requiring the affirmative vote of at least (i) two-thirds of the outstanding shares of capital stock entitled to vote to adopt, amend or repeal the New OHB Bylaws and (ii) a majority of New Oak Hill Bio’s then outstanding common stock (except where a lower threshold is provided by the DGCL) for amendments to the New OHB Charter;

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to amend the Existing Governing Documents to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote at an election of directors, voting together as a single class;

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to amend the Existing Governing Documents to approve provisions requiring stockholders to take action at an annual or special meeting and prohibiting stockholder action by written consent in lieu of a meeting; and

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to amend the Existing Governing Documents to authorize (i) changing the corporate name from “Research Alliance Corporation III” to “Oak Hill Bio Inc.,” (ii) making RACC’s corporate existence perpetual, and (iii) removing certain provisions related to RACC’s status as a blank check company that will no longer be applicable upon consummation of the Transactions.

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a proposal to approve, by ordinary resolution, the issuance of shares of New OHB Common Stock (including shares of New OHB Common Stock issuable from time to time upon exercise of New OHB Pre-Funded Warrants) issued in connection with the Transactions, the PIPE Financing, the Backstop Agreement and the Oak Hill Bio SAFEs pursuant to Nasdaq Listing Rule 5635;

•	a proposal to approve and adopt, by ordinary resolution, the Oak Hill Bio Equity Incentive Plan;

•	a proposal to approve and adopt, by ordinary resolution, the Oak Hill Bio Employee Stock Purchase Plan; and

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a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

The Transactions will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, and the Nasdaq Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. Consummation of the Transactions is not conditioned upon the approval of the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Advisory Governing Documents Proposals or the Adjournment Proposal. Neither the Advisory Governing Documents Proposals nor the Adjournment Proposal is conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

The Transactions do not require approval of a majority of unaffiliated security holders because such a vote is not required under Cayman Islands law. RACC did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Transactions or to prepare a report concerning the approval of the Transactions.

Only holders of record of the RACC Shares at the close of business on [●], 2026 are entitled to notice of the extraordinary general meeting and to vote and have their votes counted at the extraordinary general meeting and any adjournments of the extraordinary general meeting. The accompanying proxy statement/prospectus and proxy card are being provided to RACC’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Information about the extraordinary general meeting, the Transactions and other related business to be considered by RACC’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus.

Whether or not you plan to attend the extraordinary general meeting, all of RACC’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and the documents referred to therein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 61 of the accompanying proxy statement/prospectus.

The RACC Board has received an opinion from Scalar, LLC to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Scalar, LLC as set forth therein, the Closing Consideration to be issued by RACC to the Oak Hill Bio Shareholders pursuant to the Transactions is fair, from a financial point of view, to the unaffiliated holders of the RACC Class A Shares (other than (i) Oak Hill Bio and its affiliates, directors and officers, (ii) the Sponsor and Sponsor’s affiliates, directors and officers, (iii) the RACC independent directors, (iv) holders of RACC Class A Shares who elect to redeem their shares prior to or in connection with the Transaction, and (v) the PIPE Investors and their affiliates) in their capacity as holders of RACC Class A Shares. For more information, see “Business Combination Proposal—Background and Material Terms of the Transactions,” “Business Combination Proposal—Interests of RACC’s Sponsor, Directors and Officers in the Transactions” and “Business Combination Proposal—Opinion of Scalar, LLC.”

After careful consideration, the RACC Board has unanimously determined that the Business Combination Agreement and the Transactions are advisable, fair to, and in the best interests of, RACC and its shareholders, unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Share Acquisition, and unanimously recommends that RACC shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal (in the case of the holders of RACC Class B Shares), “FOR” the Governing Documents Proposal (in the case of the holders of RACC Class B Shares), “FOR” the Advisory Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the RACC shareholders at the extraordinary general meeting. In reaching its decision, the RACC Board obtained a fairness opinion from Scalar LLC. The Transactions were not structured to require the approval of at least a majority of RACC’s unaffiliated shareholders because such a vote is not required under Cayman Islands law. When you consider the recommendation of these proposals by the RACC Board, you should keep in mind that RACC’s directors and officers have interests in the Transactions that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of RACC’s Directors and Officers, Sponsor and Others in the Transactions” in this proxy statement/prospectus for a further discussion of these considerations.

Only holders of RACC Class B Shares may vote on the Domestication Proposal and the Governing Documents Proposal and our initial shareholders hold all issued and outstanding RACC Class B Shares. The approval of each of the Domestication Proposal and the Governing Documents Proposal requires a special resolution of holders of Class B Shares, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued and outstanding RACC Class B Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. The approval of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding RACC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Please note that as further described in the accompanying proxy statement/prospectus, the Sponsor and the RACC independent directors have agreed to (a) vote any of their RACC Shares in favor of the Transactions and all other related proposals at the extraordinary general meeting and (b) waive their redemption rights with respect to any RACC Shares they own in connection with the consummation of the Transactions. As of the date of the accompanying proxy statement/prospectus, the initial shareholders collectively own 1,598,529 RACC Shares, or approximately 17.6% of the issued and outstanding ordinary shares as follows: (i) the Sponsor owns 1,245,269 RACC Class B Shares and 275,000 private placement shares, which are RACC Class A Shares; and (ii) the RACC independent directors each own 39,130 RACC Class B Shares, for an aggregate of 78,260 RACC Class B Shares. Pursuant to our amended and restated memorandum and articles of association, a quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than one-third of the issued and outstanding RACC Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. Accordingly, we will need at least 1,434,314 RACC Shares, in addition to the RACC Shares held by the initial shareholders, to constitute a quorum. Approval of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding RACC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Accordingly, we will need 4,549,265 RACC Shares, or 2,950,736 public shares in addition to the RACC Shares held by the initial shareholders, to vote in favor of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal to approve it if all RACC Shares are present and cast votes. If only the minimum quorum is present, no public shares will be required to vote in favor of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal to approve it.

To ensure your representation at the extraordinary general meeting, you are urged to complete, sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote electronically, obtain a proxy from your broker or bank.

Your vote is very important regardless of the number of shares you own. Whether you plan to attend the extraordinary general meeting or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. Your proxy card must be received by RACC not less than 48 hours before the scheduled time of the extraordinary general meeting or any adjournment thereof at which the person named in the proxy card proposes to vote. Proxy cards received after this time will not be counted. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO RACC’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE INITIALLY SCHEDULED VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR PUBLIC SHARES BY EITHER TENDERING OR DELIVERING YOUR PUBLIC SHARES (AND CERTIFICATES, IF ANY) AND OTHER REDEMPTION FORMS TO RACC’S TRANSFER AGENT OR BY TENDERING OR DELIVERING YOUR PUBLIC SHARES (AND CERTIFICATES, IF ANY) AND OTHER REDEMPTION FORMS ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of the RACC Board, I would like to thank you for your support and look forward to the successful completion of the Transactions.

Sincerely,

Matthew Hammond, Ph.D.
Chief Executive Officer and Director

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated [●], 2026 and is first being mailed to shareholders on or about [●], 2026.

RESEARCH ALLIANCE CORPORATION III

600 Fifth Avenue, 23rd Floor

New York, New York 10020

NOTICE OF EXTRAORDINARY GENERAL MEETING

TO BE HELD ON [●], 2026

TO THE SHAREHOLDERS OF RESEARCH ALLIANCE CORPORATION III:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the shareholders (the “extraordinary general meeting”) of Research Alliance Corporation III, a Cayman Islands exempted company (“RACC”), will be held at 10:00 a.m., Eastern Time, on [●], 2026, at the offices of Cooley LLP located at 55 Hudson Yards, New York, New York 10001, and via a virtual meeting at [●], or at such other time, on such other date and at such other place to which the meeting may be adjourned.

The extraordinary general meeting will be conducted via live webcast, but the physical location of the extraordinary general meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association. If you wish to attend the extraordinary general meeting in person at the offices of Cooley LLP located at 55 Hudson Yards, New York, New York 10001, you must reserve your attendance at least two business days in advance of the extraordinary general meeting by contacting RACC’s secretary at RACC@racap.com by 10:00 a.m., Eastern Time, on [●], 2026. You will be able to attend the extraordinary general meeting online, vote and submit your questions during the extraordinary general meeting by visiting [●].

You are cordially invited to attend the extraordinary general meeting, which will be held for the purpose of considering and, if thought fit, passing each of the following resolutions that is put to the shareholders for a vote:

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Proposal No. 1—The Business Combination Proposal—RESOLVED, as an ordinary resolution, that, subject to the approval of the Domestication Proposal, the Governing Documents Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal, the entry of RACC into the Business Combination Agreement, dated as of July 26, 2026 (as it may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among RACC, Oak Hill Bio and the Oak Hill Bio Shareholders named therein (in the form attached to the proxy statement/prospectus of the meeting as Annex A), the consummation of the transactions contemplated by the Business Combination Agreement and the performance by RACC of its obligations thereunder thereby be ratified, approved, adopted and confirmed in all respects.

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Proposal No. 2—The Domestication Proposal—RESOLVED, as a special resolution of the holders of the RACC Class B Shares, that, subject to the approval of the Business Combination Proposal, the Governing Documents Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal, RACC de-register from the Registrar of Companies in the Cayman Islands and transfer by way of continuation from the Cayman Islands to Delaware pursuant to Part 12 of the Companies Act (As Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, RACC be continued and domesticated as a corporation under the laws of the state of Delaware and, conditional upon, and with effect from, the registration of RACC as a corporation in the State of Delaware, the name of RACC be changed from “Research Alliance Corporation III” to “Oak Hill Bio Inc.”

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Proposal No. 3—Governing Documents Proposal—RESOLVED, as a special resolution of the holders of the RACC Class B Shares, that subject to the approval of the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal and conditional upon, and with effect from, the registration of RACC as a corporation in the State of Delaware, the amended and restated memorandum and articles of association of RACC currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the New OHB Charter and the New OHB Bylaws (in the form attached to the proxy statement/prospectus of the meeting as Annex H and Annex I, respectively).

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Proposal No. 4—Advisory Governing Documents Proposals—RESOLVED, as six separate ordinary resolutions on a non-binding and advisory basis only, that the following governance provisions contained in the Proposed Governing Documents be and are hereby approved and adopted:

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Proposal A—RESOLVED, as an ordinary resolution, to amend the Existing Governing Documents to authorize the change in the authorized capital stock of RACC from (i) 479,000,000 RACC Class A Shares, 20,000,000 RACC Class B Shares, and 1,000,000 preference shares, par value of $0.0001 per share, to (ii) 500,000,000 shares of New OHB Common Stock and 10,000,000 shares of undesignated preferred stock, par value $0.0001 per share.

•	Proposal B—RESOLVED, as an ordinary resolution, to amend the Existing Governing Documents to authorize adopting Delaware as the exclusive forum for certain stockholder litigation.

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Proposal C—RESOLVED, as an ordinary resolution, to amend the Existing Governing Documents to approve provisions requiring the affirmative vote of at least (i) two-thirds of the outstanding shares of capital stock entitled to vote to adopt, amend or repeal the New OHB Bylaws and (ii) a majority of New Oak Hill Bio’s then outstanding common stock (except where a lower threshold is provided by the DGCL) for amendments to the New OHB Charter.

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Proposal D—RESOLVED, as an ordinary resolution, to amend the Existing Governing Documents to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote at an election of directors, voting together as a single class.

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Proposal E—RESOLVED, as an ordinary resolution, to amend the Existing Governing Documents to approve provisions requiring stockholders to take action at an annual or special meeting and prohibiting stockholder action by written consent in lieu of a meeting.

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Proposal F—RESOLVED, as an ordinary resolution, to amend the Existing Governing Documents to authorize (1) changing the corporate name from “Research Alliance Corporation III” to “Oak Hill Bio Inc.,” (2) making RACC’s corporate existence perpetual, and (3) removing certain provisions related to RACC’s status as a blank check company that will no longer be applicable upon consummation of the Transactions.

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Proposal No. 5—The Nasdaq Proposal—RESOLVED, as an ordinary resolution, that subject to the approval of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal, for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635(a), (b) and (d), the issuance or potential issuance of (i) shares of New OHB Common Stock issued to the shareholders of RACC in the Domestication pursuant to the Business Combination Agreement, (ii) shares of New OHB Common Stock issued to the Oak Hill Bio Shareholders in the Share Acquisition pursuant to the Business Combination Agreement, (iii) shares of New OHB Common Stock issued to the SAFE Holders in exchange for their shares in Oak Hill Bio issued upon conversion of the Oak Hill Bio SAFEs, (iv) shares of New OHB Common Stock issued to the RA Backstop Purchaser pursuant to the Backstop Agreement, (v) shares of New OHB Common Stock and New OHB Pre-Funded Warrants to the PIPE Investors in the PIPE Financing pursuant to the Subscription Agreements, which will include any shares of New OHB Common Stock issuable from time to time upon exercise of the New OHB Pre-Funded Warrants, and (vi) any other issuances of New OHB Common Stock and securities convertible into or exercisable for New OHB Common Stock pursuant to subscription, purchase or similar agreements RACC has entered, or may enter, into prior to Closing, be approved in all respects.

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Proposal No. 6—The Equity Incentive Plan Proposal—RESOLVED, as an ordinary resolution, that subject to the approval of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal and, the Nasdaq Proposal, the Oak Hill Bio Equity Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex J, be adopted and approved.

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Proposal No. 7—The Employee Stock Purchase Plan Proposal—RESOLVED, as an ordinary resolution, that subject to the approval of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, and the Nasdaq Proposal, the Oak Hill Bio Employee Stock Purchase Plan, a copy of which is attached to the proxy statement/prospectus as Annex K, be adopted and approved.

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Proposal No. 8—The Adjournment Proposal—RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient (A) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to RACC shareholders, (B) in order to solicit additional proxies from RACC shareholders in favor of one or more of the proposals at the extraordinary general meeting, at the extraordinary general meeting be approved and (C) if the Board determines before the extraordinary general meeting that it is not necessary or no longer desirable to proceed with the proposals.

Each of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, and the Nasdaq Proposal, is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Consummation of the Transactions is not conditioned upon the approval of the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Advisory Governing Documents Proposals or the Adjournment Proposal. Neither the Advisory Governing Documents Proposals nor the Adjournment Proposal is conditioned upon the approval of any other proposal.

The Transactions do not require approval of a majority of unaffiliated security holders because such a vote is not required under Cayman Islands law. RACC did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Transactions or to prepare a report concerning the approval of the Transactions.

These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of RACC Shares at the close of business on [●], 2026 are entitled to notice of the extraordinary general meeting and to vote and have their votes counted at the extraordinary general meeting and any adjournments of the extraordinary general meeting.

This accompanying proxy statement/prospectus and accompanying proxy card are being provided to RACC’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of RACC’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and the documents referred to therein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 61 of this proxy statement/prospectus.

After careful consideration, the RACC Board has unanimously determined that the Business Combination Agreement and the Transactions are advisable, fair to, and in the best interests of, RACC and its shareholders, unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Share Acquisition, and unanimously recommends that RACC shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal (in the case of the holders of RACC Class B Shares), “FOR” the Governing Documents Proposal (in the case of the holders of RACC Class B Shares), “FOR” the Advisory Governing Documents Proposal, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the RACC shareholders at the extraordinary general meeting. In reaching its decision, the RACC Board obtained a fairness opinion from Scalar LLC. The Transactions were not structured to require the approval of at least a majority of RACC’s unaffiliated shareholders because such a vote is not required under Cayman Islands law. RACC did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Transactions or to prepare a report concerning the approval of the Transactions. When you consider the recommendation of these proposals by the RACC Board, you should keep in mind that RACC’s directors and officers have interests in the Transactions that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of RACC’s Directors and Officers, Sponsor and Others in the Transactions” in this proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Existing Governing Documents, a public holder of the RACC Class A Shares sold in RACC’s initial public offering (whether they were purchased in RACC’s initial public offering or thereafter in the open market) (a “public shareholder,” and such shares, the “public shares”) may request to RACC to redeem its public shares for cash contemporaneously with any vote on the Transactions. If the Transactions are approved, RACC will pay to the holders of any public shares that have been validly tendered or delivered for redemption a pro rata portion of the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the Transactions and including interest earned on the funds held in the trust account not previously released to RACC for permitted withdrawals. Pursuant to the Business Combination Agreement, the Domestication shall occur at least one business day prior to the Closing Date. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)	hold public shares; and

(ii)

prior to 5:00 p.m., Eastern Time, on [●], 2026 (two business days prior to the initially scheduled vote at the extraordinary general meeting), (a) submit a written request to the RACC transfer agent in which you (i) request that RACC redeems your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and (b) deliver your public shares to the RACC transfer agent physically or electronically through The Depository Trust Company.

The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental, RACC’s transfer agent, in order to validly redeem its shares. Public shareholders may seek to have their public shares redeemed by RACC, regardless of whether they vote for or against the Business Combination Proposal or any other proposal and whether they held RACC Shares as of the record date or acquired them after the record date. Any public shareholder who holds RACC Shares on or before [●], 2026 (two business days prior to the initially scheduled vote at the extraordinary general meeting) will have the right to demand that his, her or its public shares be redeemed for a pro rata portion of the aggregate amount then on deposit in the trust account established at the consummation of RACC’s initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Transactions and including interest earned on the funds held in the trust account not previously released to us for permitted withdrawals. For illustrative purposes, based on funds in the trust account of $75,238,468 on June 30, 2026, the estimated per share redemption price is expected to be approximately $10.03. A public shareholder who has properly tendered or delivered his, her or its public shares for redemption will be entitled to receive his, her or its pro rata portion of the aggregate amount then on deposit in the trust account in cash for such shares only if the Transactions are completed. If the Transactions are not completed, the redemptions will be canceled and the tendered shares will be returned to the relevant public shareholders as appropriate. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own shares. See “Extraordinary General Meeting of RACC—Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Public shareholders who seek to redeem their public shares must demand redemption no later than 5:00 p.m., Eastern Time, on [●], 2026 (two business days prior to the initially scheduled vote at the extraordinary general meeting) by (a) submitting a written request to the RACC transfer agent that RACC redeem such holder’s public shares for cash, (b) affirmatively certifying in such request to the RACC transfer agent for redemption if such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other shareholder with respect to RACC Shares and (c) tendering or delivering their RACC Shares, either physically or electronically using DTC’s deposit/withdrawal at custodian system (“DWAC”), at the holder’s option, to the RACC transfer agent prior to the extraordinary general meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered or delivered to the RACC transfer agent (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The RACC transfer agent will typically charge the tendering broker a nominal fee and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. If the Transactions are not completed, this may result in an additional cost to shareholders for the return of their shares.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the public shares. Accordingly, any shares held by a public shareholder or “group” in excess of such 15% cap will not be redeemed by RACC.

Pursuant to that certain letter agreement, dated as of May 19, 2026, the Sponsor, officers and directors of RACC have waived all of their redemption rights and will not have redemption rights with respect to any RACC Shares owned by them, directly or indirectly. As of the date of the accompanying proxy statement/prospectus, the initial shareholders own approximately 17.6% of the issued and outstanding RACC Shares. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Concurrently with the execution of the Business Combination Agreement, RACC, the Sponsor, the RACC independent directors and Oak Hill Bio entered into the Sponsor Letter Agreement (the “Sponsor Letter Agreement”), pursuant to which the Sponsor and each independent director has agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the Transactions, (ii) waive any adjustment to the conversion ratio set forth in the governing documents of RACC or any other anti-dilution or similar protection with respect to the RACC Class B Shares (whether resulting from the transactions contemplated by the Subscription Agreements or otherwise), (iii) be bound by certain other covenants and agreements related to the Transactions, (iv) be bound by certain transfer restrictions with respect to his or its shares in RACC prior to the closing of the Transactions, and (v) be subject to the restrictions contemplated by the Lock-Up Agreements, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement. No consideration has been or will be paid to RACC, Oak Hill Bio, the Sponsor or the RACC independent directors in connection with the entry into the Sponsor Letter Agreement. See “Business Combination Proposal—Related Agreements—Investor Rights Agreement” and “Business Combination Proposal—Related Agreements—Sponsor Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Letter Agreement and the Investor Rights Agreement.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement.

The approval of each of the Domestication Proposal and the Governing Documents Proposal requires a special resolution of holders of RACC Class B Shares, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued and outstanding RACC Class B Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. The approval of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding RACC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Your vote is very important regardless of the number of shares you own. Whether or not you plan to attend the extraordinary general meeting, please complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. Your proxy card must be received by RACC not less than 48 hours before the scheduled time of the extraordinary general meeting or any adjournment thereof at which the person named in the proxy card proposes to vote. Proxy cards received after this time will not be counted. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

A RACC shareholder who is entitled to attend and vote at the extraordinary general meeting is entitled to appoint one or more proxies to attend and vote instead of that shareholder. A proxyholder need not be a RACC shareholder.

RACC reserves the right at any time to cancel the extraordinary general meeting (by means of adjourning the extraordinary general meeting sine die) and not to submit to its shareholders any of the proposals.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the accompanying proxy statement/prospectus (including the Annexes and other documents referred to therein) for a more complete description of the proposed Transactions and related transactions and each of the proposals. You are encouraged to read the accompanying proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to therein. If you have any questions or need assistance voting your RACC Shares, please contact Alliance Advisors, LLC, our proxy solicitor, by calling (866) 206-8243, or banks and brokers can call collect at (973) 873-7752, or by emailing RACC@allianceadvisors.com.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of Research Alliance Corporation III,

Matthew Hammond, Ph.D.

Chief Executive Officer and Director

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO RACC’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE INITIALLY SCHEDULED VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR PUBLIC SHARES BY EITHER TENDERING OR DELIVERING YOUR PUBLIC SHARES (AND CERTIFICATES, IF ANY) AND OTHER REDEMPTION FORMS TO RACC’S TRANSFER AGENT OR BY TENDERING OR DELIVERING YOUR PUBLIC SHARES (AND CERTIFICATES, IF ANY) AND OTHER REDEMPTION FORMS ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

i

ii

ADDITIONAL INFORMATION

You may request copies of this proxy statement/prospectus and any other publicly available information concerning RACC, without charge, by written request to Research Alliance Corporation III, 600 Fifth Avenue, 23rd Floor, New York, New York 10020, or by telephone request at (617) 778-2500; or Alliance Advisors, LLC, our proxy solicitor, by calling (866) 206-8243, or banks and brokers can call collect at (973) 873-7752, or by emailing RACC@allianceadvisors.com or from the SEC through the SEC website at http://www.sec.gov.

In order for RACC’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of RACC to be held on [●], 2026, you must request the information no later than five business days prior to the date of the extraordinary general meeting, i.e., by [●], 2026.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by RACC, constitutes a prospectus of RACC under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of New OHB Common Stock to be issued to RACC shareholders, if the business combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act, with respect to the extraordinary general meeting of RACC shareholders at which RACC shareholders will be asked to consider and vote upon a proposal to adopt the Business Combination Agreement and approve the Transactions by the approval and adoption of the Business Combination Proposal, among other matters.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

Oak Hill Bio and its subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. In addition, Oak Hill Bio’s name, logo and website name and address are its trademarks or service marks. This document also contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

MARKET AND INDUSTRY DATA

RACC and Oak Hill Bio are responsible for the disclosure contained in this proxy statement/prospectus. However, information contained in this proxy statement/prospectus concerning the market and the industry in which Oak Hill Bio competes, including its market position, general expectations of market opportunity, size and growth rates, is based on information from various third-party sources, on assumptions made by Oak Hill Bio based on such sources and Oak Hill Bio’s knowledge of the markets for its product candidates. This information and any estimates provided herein involve numerous assumptions and limitations, and third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable. The industry in which Oak Hill Bio operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this proxy statement/prospectus are subject to change based on various factors, including those described in “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors—Risks Related to Oak Hill Bio and the Transactions” and elsewhere in this proxy statement/prospectus.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Although RACC and Oak Hill Bio have not independently verified the accuracy or completeness of third-party information, RACC and Oak Hill Bio believe the industry and market information included in this proxy statement/prospectus is reliable. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

Notwithstanding anything in this proxy statement/prospectus to the contrary, RACC and Oak Hill Bio are responsible for all disclosures in this proxy statement/prospectus.

CURRENCY AND EXCHANGE RATES

In this proxy statement/prospectus, unless otherwise specified, all monetary amounts are in U.S. dollars and all references to “$” mean U.S. dollars. Certain monetary amounts described herein have been expressed in U.S. dollars for convenience only and, when expressed in U.S. dollars in the future, such amounts may be different from those set forth herein due to intervening exchange rate fluctuations.

PRESENTATION OF FINANCIAL INFORMATION

RACC

The historical unaudited condensed financial statements of RACC as of and for the three months ended June 30, 2026 and for the period February 19, 2026 (Inception) through June 30, 2026 and the historical audited financial statements of RACC for the period from February 19, 2026 (inception) through February 25, 2026 were prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) and are denominated in U.S. dollars.

OHB Pediatrics Ltd. (d/b/a Oak Hill Bio)

The historical unaudited condensed financial statements of Oak Hill Bio as of and for the six months ended June 30, 2026 and the historical audited financial statements of Oak Hill Bio as of and for the years ended December 31, 2025 and 2024 were prepared in accordance with U.S. GAAP and are denominated in U.S. dollars.

Rounding and Negative Amounts

Certain numerical information and other amounts and percentages in this proxy statement/prospectus, including financial data, have been rounded. Accordingly, in certain instances, the sum of the numbers in a column or a row in tables may not conform exactly to the total figure given for that column or row or the sum of certain numbers presented as a percentage may not conform exactly to the total percentage given.

In preparing the audited historical financial statements of RACC and Oak Hill Bio, most numerical figures are presented in thousands. For the convenience of the reader of this proxy statement/prospectus, certain numerical figures in this proxy statement/prospectus are rounded to the nearest thousand. As a result of this rounding, certain numerical figures presented herein may vary slightly from the corresponding numerical figures presented in RACC’s and Oak Hill Bio’s financial statements.

The percentages presented in the textual financial disclosure in this proxy statement/prospectus are derived directly from the financial information contained in RACC’s and Oak Hill Bio’s financial statements. The percentages derived from RACC’s and Oak Hill Bio’s financial statements may be computed using the numerical figures expressed in thousands in its financial statements. Therefore, such percentages are not calculated on the basis of the financial information in the textual disclosure that has been subjected to rounding adjustments in this proxy statement/prospectus.

In tables, negative amounts are shown between parentheses. Otherwise, negative amounts may also be shown by “—” before the amount.

SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

•	“Allocation Schedule” means that certain allocation schedule that Oak Hill Bio is required to deliver to RACC under the Business Combination Agreement setting forth, as of immediately prior to the

Effective Time, the amount of Oak Hill Bio Shares held by or issuable to Oak Hill Bio Shareholders or holders of certain convertible securities of Oak Hill Bio;

•	“Backstop Agreement” are to that certain Backstop Agreement, dated as of July 26, 2026, between RACC and RA Capital Healthcare Fund, L.P.;

•

“Business Combination Agreement” are to that certain Business Combination Agreement, dated as of July 26, 2026 (as may be amended, supplemented or otherwise modified from time to time), by and among RACC, Oak Hill Bio and the Oak Hill Bio Shareholders named therein;

•

“Business Combination Proposal” are to that certain proposal to approve and adopt the Business Combination Agreement, dated July 26, 2026 (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”);

•	“Class B Shareholders” are to the holders of the RACC Class B Shares;

•	“Closing” are to the closing of the Transactions;

•

“Closing Date” means that date that is in no event later than the fifth (5th) business day following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described under the section entitled “Business Combination Proposal—The Business Combination Agreement—Conditions to Closing of the Transactions,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other date as RACC and Oak Hill Bio may agree in writing;

•	“Condition Precedent Proposals” are to the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposals and the Nasdaq Proposal, collectively;

•	“Continental” are to Continental Stock Transfer & Trust Company;

•	“DGCL” are to the General Corporation Law of the State of Delaware;

•

“Domestication” are to the de-registration of RACC from the Registrar of Companies in the Cayman Islands and the transfer by way of continuation from the Cayman Islands and the continuation and domestication of RACC as a corporation incorporated in the State of Delaware;

•	“Exchange Act” is to the Securities Exchange Act of 1934, as amended;

•	“Existing Governing Documents” are to the amended and restated memorandum and articles of association of RACC;

•

“extraordinary general meeting” are to the extraordinary general meeting of RACC at 10:00 a.m., Eastern Time, on [●], 2026, at the offices of Cooley LLP located at 55 Hudson Yards, New York, New York 10001, and via a virtual meeting at [●], or at such other time, on such other date and at such other place to which the meeting may be adjourned;

•	“Governing Documents” are to the New OHB Charter and the New OHB Bylaws;

•	“initial public offering” are to RACC’s initial public offering that was consummated on May 21, 2026;

•	“initial shareholders” are to Sponsor and each of Messrs. MacLean and Miller;

•

“Investor Rights Agreement” means that certain investor rights agreement to be entered into at Closing by and among RACC, the Sponsor, RA Capital Healthcare Fund, L.P., RA Capital Nexus Fund IV, L.P., the RACC independent directors, and all former shareholders of Oak Hill Bio;

•	“Nasdaq” are to the Nasdaq Capital Market;

•	“New OHB” or “New Oak Hill Bio” are to Oak Hill Bio Inc. (f.k.a. Research Alliance Corporation III) upon and after the Domestication;

•	“New OHB Board” are to the board of directors of New Oak Hill Bio;

•	“New OHB Bylaws” are to the proposed bylaws of New Oak Hill Bio to be effective upon the Domestication attached to this proxy statement/prospectus as Annex I;

•	“New OHB Charter” are to the proposed certificate of incorporation of New Oak Hill Bio to be effective upon the Domestication attached to this proxy statement/prospectus as Annex H;

•	“New OHB Common Stock” are to the common stock, par value $0.0001 per share, of New Oak Hill Bio;

•

“New OHB Pre-Funded Warrants” are to the pre-funded warrants to purchase shares of New OHB Common Stock, each to purchase one share of New OHB Common Stock, with a per share exercise price equal to $0.0001;

•

“Oak Hill Bio Employee Stock Purchase Plan” are to the Oak Hill Bio Inc. 2026 Employee Stock Purchase Plan, to be considered for adoption and approval by the shareholders pursuant to the Employee Stock Purchase Plan Proposal;

•

“Oak Hill Bio Equity Incentive Plan” are to the Oak Hill Bio Inc. 2026 Equity Incentive Plan, to be considered for adoption and approval by the shareholders pursuant to the Equity Incentive Plan Proposal;

•	“Oak Hill Bio Shares” are to, collectively, each of Oak Hill Bio’s ordinary shares, par value $0.000001 per share, OHB Series A Shares, and deferred shares, par value $0.000001 per deferred share;

•	“OHB Parent” are to Oak Hill Bio Holdings Ltd., the parent of Oak Hill Bio;

•	“OHB Series A Shares” are to the Series A convertible preferred shares of Oak Hill Bio, par value $0.000001 per share;

•

“ordinary resolution” are to the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding RACC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter;

•	“ordinary shares” or “RACC Shares” are to the RACC Class A Shares and the RACC Class B Shares;

•

“PIPE Financing” are to the transactions contemplated by the Subscription Agreements, pursuant to which the PIPE Investors have collectively committed to subscribe for (a) shares of New OHB Common Stock at $10.00 per share and/or (b) New OHB Pre-Funded Warrants at a purchase price per New OHB Pre-Funded Warrant equal to $10.00 less the exercise price of $0.0001, for aggregate gross proceeds of $55,000,000, to be consummated concurrent with Closing;

•	“PIPE Investors” are to certain qualified institutional buyers, institutional accredited investors, and other accredited investors that are party to the Subscription Agreements;

•

“private placement shares” are to the 275,000 RACC Class A Shares sold to our Sponsor as part of the private placement by RACC which closed simultaneously with the closing of RACC’s initial public offering;

•	“pro forma” are to giving pro forma effect to the Transactions, including the Share Acquisition and the PIPE Financing;

•	“Proposed Governing Documents” are to the New OHB Charter and the New OHB Bylaws;

•	“public shareholders” are to holders of public shares, whether acquired in RACC’s initial public offering or acquired in the secondary market;

•	“public shares” are to the 7,500,000 RACC Class A Shares sold in RACC’s initial public offering, whether acquired in RACC’s initial public offering or acquired in the secondary market;

•	“RACC,” “we,” “us” or “our” are to Research Alliance Corporation III, a Cayman Islands exempted company, prior to the consummation of the Transactions;

•	“RACC Board” are to RACC’s board of directors;

•

“RACC Class A Shares” are to the Class A ordinary shares, par value $0.0001 per share, of RACC, which will automatically convert, on a one-for-one basis, into shares of New OHB Common Stock in connection with the Domestication;

•

“RACC Class B Shares” or “founder shares” are to the 1,323,529 Class B ordinary shares, par value $0.0001 per share, of RACC outstanding as of the date of this proxy statement/prospectus that were initially issued to our Sponsor in a private placement prior to our initial public offering and of which 39,130 were transferred to each of Mr. MacLean and Mr. Miller, and, in connection with the Domestication, the holders of the founder shares will convert these RACC Class B Shares, on a one-for-one basis, into RACC Class A Shares;

•	“RACC transfer agent” are to Continental, RACC’s transfer agent;

•	“RA Backstop Purchaser” are to RA Capital Healthcare Fund, L.P.;

•	“RA Capital” are to RA Capital Management, LP, an affiliate of our Sponsor;

•	“redemption” are to each redemption of public shares for cash pursuant to the Existing Governing Documents;

•	“SEC” are to the Securities and Exchange Commission;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•

“special resolution” are to being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued and outstanding RACC Class B Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting;

•	“Sponsor” are to Research Alliance Holdings III LLC, a Cayman Islands limited liability company;

•	“Subscription Agreements” are to the subscription agreements, entered into by RACC and each of the PIPE Investors in connection with the PIPE Financing;

•	“Transactions” are to the Domestication, the Share Acquisition and other transactions contemplated by the Business Combination Agreement, collectively, including the PIPE Financing;

•

“trust account” are to the trust account established at the consummation of RACC’s initial public offering that holds the proceeds of the initial public offering and is maintained by Continental, acting as trustee;

•	“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of May 19, 2026, between RACC and Continental, as trustee; and

•	“U.S.” means the United States of America.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included in this proxy statement/prospectus that are not historical facts are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Transactions. The information included in this proxy statement/prospectus in relation to Oak Hill Bio has been provided by Oak Hill Bio and its respective management, and forward-looking statements include statements relating to our and its respective management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Transactions. In addition, any statements that refer to characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•	our ability to complete the Transactions with Oak Hill Bio or, if we do not consummate such Transactions, any other initial business combination;

•

satisfaction or waiver of the conditions to the Transactions including, among others: (i) the approval by our shareholders of each of the Condition Precedent Proposals being obtained; (ii) the approval by Nasdaq of our initial listing application in connection with the Transactions; (iii) the Pre-Closing Reorganization shall have been completed; and (iv) this registration statement / proxy statement shall have become effective;

•

the occurrence of any event, change or other circumstances, including the outcome of any legal proceedings that may be instituted against RACC and Oak Hill Bio following the announcement of the Business Combination Agreement and the transactions contemplated therein, that could give rise to the termination of the Business Combination Agreement;

•	the growth rate and market opportunity of Oak Hill Bio;

•	the ability to obtain and/or maintain the listing of the New OHB Common Stock, and the potential liquidity and trading of such securities;

•	the risk that the proposed Transactions disrupt current plans and operations of Oak Hill Bio as a result of the announcement and consummation of the proposed Transactions;

•

the ability to recognize the anticipated benefits of the proposed Transactions, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees;

•	costs related to the proposed Transactions;

•	changes in applicable laws or regulations;

•	our ability to raise financing in the future;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Transactions;

•	our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving the Transactions;

•	New Oak Hill Bio’s need to raise additional capital to fund its existing operations, and the development and potential commercialization of its product candidates, or to or expand its operations;

•	New Oak Hill Bio’s ability to obtain sufficient clinical supply of its product candidates and, if approved, sufficient commercial supply;

•	New Oak Hill Bio’s ability to attract and retain qualified personnel, manage its future growth effectively and execute its business strategy;

•	New Oak Hill Bio’s ability to retain the services of its key officers and members of its senior management team;

•

any changes in funding for, or disruptions caused by global health concerns impacting, the FDA, MHRA, EMA or other governmental or regulatory authorities, which could delay the development, regulatory review, approval or commercialization of New Oak Hill Bio’s product candidates;

•

Oak Hill Bio’s financial performance, including the fact that Oak Hill Bio has incurred significant net losses in each period since its inception and anticipates that it will continue to incur net losses for the coming years; and

•	other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us and/or New Oak Hill Bio. There can be no assurance that future developments affecting us and/or New Oak Hill Bio will be those that we and/or New Oak Hill Bio have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control or the control of New Oak Hill Bio) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. It is not possible to predict or identify all such risks. Forward-looking statements reflect Oak Hill Bio’s and our expectations, plans, or forecasts of future events and views as of the date of this proxy statement/prospectus and are qualified in their entirety by reference to the cautionary statements herein. We and Oak Hill Bio anticipate that subsequent events and developments will cause our assessments to change. These forward-looking statements should not be relied upon as representing our and Oak Hill Bio’s assessments as of any date subsequent to the date of this proxy statement/prospectus. Neither we nor Oak Hill Bio undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before any shareholder grants its proxy or instructs how its vote should be cast or vote on the proposals to be put to the extraordinary general meeting, such shareholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF RACC

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Transactions. The following questions and answers do not include all the information that is important to RACC’s shareholders. We urge shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Transactions and the voting procedures for the extraordinary general meeting, which will be held at 10:00 a.m., Eastern Time, on [●], 2026, at the offices of Cooley LLP located at 55 Hudson Yards, New York, New York 10001, and via a virtual meeting at [●], or at such other time, on such other date and at such other place to which the meeting may be adjourned.

Q:	Why am I receiving this proxy statement/prospectus?

A:

RACC shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Share Acquisition.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, among other things:

(a)

in connection with the Domestication, which is intended to occur at least one business day prior to the Closing Date, RACC will de-register from the Register of Companies in the Cayman Islands and transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and Part 12 of the Companies Act (As Revised) of the Cayman Islands, upon which RACC will change its name to “Oak Hill Bio Inc.”;

(b)

at the Closing and following the Domestication, each of the Oak Hill Bio Shareholders will sell and transfer to RACC 100% of the issued shares in the capital of Oak Hill Bio in exchange for newly issued shares of New OHB Common Stock, with each Oak Hill Bio Shareholder receiving a number of shares of New OHB Common Stock equal to the Exchange Ratio multiplied by the number of Oak Hill Bio Shares held by such Oak Hill Bio Shareholder, and the Closing Consideration determined by dividing the Adjusted Equity Value by $10.00; and

(c)	upon consummation of the Share Acquisition, Oak Hill Bio will become a wholly-owned subsidiary of RACC. See “Business Combination Proposal.”

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read the Business Combination Agreement in its entirety.

The approval of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding RACC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, and each of the Domestication Proposal and the Governing Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds of the holders of issued and outstanding RACC Class B Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of the RACC Class A Shares will have no right to vote on the Domestication Proposal or the Governing Documents Proposal.

The Domestication is intended to occur at least one business day prior to the Closing Date. In connection with the Domestication, (1)(a) immediately prior to the Domestication, holders of RACC Class B Shares will convert their RACC Class B Shares into RACC Class A Shares, (b) immediately prior to the Domestication, RACC will effect public shareholder redemptions, (c) and after effecting public shareholder redemptions, upon the Domestication, each issued and outstanding RACC Class A Share will convert automatically by operation of law, on a one-for-one basis, into one share of New OHB Common Stock, and (2) upon the Domestication, the governing documents of RACC will become the Governing Documents as described in this proxy statement/prospectus and attached as Annex H and Annex I, respectively, to this proxy statement/prospectus, and RACC’s name will change to “Oak Hill Bio Inc.” See “Domestication Proposal.”

The provisions of the Proposed Governing Documents will differ in certain material respects from the Existing Governing Documents. Please see “What amendments will be made to the current constitutional documents of RACC?” below.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:	What proposals are shareholders of RACC being asked to vote upon?

A:	At the extraordinary general meeting, RACC is asking holders of its ordinary shares to consider and vote upon eight (8) separate proposals:

•

The Business Combination Proposal: a proposal to approve by ordinary resolution, the entry of RACC into the Business Combination Agreement, dated July 26, 2026 (as it may be amended, supplemented, or otherwise modified from time to time), by and among RACC, Oak Hill Bio and the Oak Hill Bio Shareholders named therein (in the form attached to the proxy statement/prospectus of the meeting as Annex A), the consummation of the transactions contemplated by the Business Combination Agreement, including the Share Acquisition, and the performance by RACC of its obligations thereunder;

•

The Domestication Proposal: a proposal to approve by special resolution of the holders of RACC Class B Shares, that RACC de-register from the Registrar of Companies in the Cayman Islands and transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Part 12 of the Companies Act (As Revised) of the Cayman Islands and Section 388 of the DGCL and, immediately upon being de-registered in the Cayman Islands, RACC be continued and domesticated as a corporation under the laws of the state of Delaware and, conditional upon, and with effect from, the registration of RACC as a corporation in the State of Delaware, the name of RACC be changed from “Research Alliance Corporation III” to “Oak Hill Bio Inc.”;

•

The Governing Documents Proposal: a proposal to approve by special resolution of the holders of RACC Class B Shares, that the amended and restated memorandum and articles of association of RACC currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the New OHB Charter and the New OHB Bylaws (in the form attached to the proxy statement/prospectus of the meeting as Annex H and Annex I, respectively);

•

The Advisory Governing Documents Proposals: six separate proposals by ordinary resolutions on a non-binding and advisory basis only, that the following governance provisions contained in the Proposed Governing Documents be approved and adopted as follows:

•

to amend the Existing Governing Documents to authorize the change in the authorized capital stock of RACC from (i) 479,000,000 RACC Class A Shares, 20,000,000 RACC Class B Shares, and 1,000,000 preference shares, par value of $0.0001 per share, to (ii) 500,000,000 shares of New OHB Common Stock and 10,000,000 shares of undesignated preferred stock, par value $0.0001 per share;

•	to amend the Existing Governing Documents to authorize adopting Delaware as the exclusive forum for certain stockholder litigation;

•

to amend the Existing Governing Documents to approve provisions requiring the affirmative vote of at least (i) two-thirds of the outstanding shares of capital stock entitled to vote to adopt, amend or repeal the New OHB Bylaws and (ii) a majority of New Oak Hill Bio’s then outstanding common stock (except where a lower threshold is provided by the DGCL) for amendments to the New OHB Charter;

•

to amend the Existing Governing Documents to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote at an election of directors, voting together as a single class;

•

to amend the Existing Governing Documents to approve provisions requiring stockholders to take action at an annual or special meeting and prohibiting stockholder action by written consent in lieu of a meeting; and

•

to amend the Existing Governing Documents to authorize (1) changing the corporate name from “Research Alliance Corporation III” to “Oak Hill Bio Inc.,” (2) making New Oak Hill Bio’s corporate existence perpetual, and (3) removing certain provisions related to RACC’s status as a blank check company that will no longer be applicable upon consummation of the Transactions.

•

The Nasdaq Proposal: a proposal to approve by ordinary resolution, that for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635(a), (b) and (d), the issuance or potential issuance of (i) shares of New OHB Common Stock issued to the shareholders of RACC in the Domestication pursuant to the Business Combination Agreement, (ii) shares of New OHB Common Stock issued to the Oak Hill Bio Shareholders in the Share Acquisition pursuant to the Business Combination Agreement, (iii) shares of New OHB Common Stock issued to the SAFE Holders in exchange for their shares in Oak Hill Bio issued upon conversion of the Oak Hill Bio SAFEs, (iv) shares of New OHB Common Stock issued to the RA Backstop Purchaser pursuant to the Backstop Agreement, (v) shares of New OHB Common Stock and New OHB Pre-Funded Warrants to the PIPE Investors in the PIPE Financing pursuant to the Subscription Agreements, and (vi) any other issuances of New OHB Common Stock and securities convertible into or exercisable for New OHB Common Stock pursuant to subscription, purchase or similar agreements RACC has entered, or may enter, into prior to Closing, be approved in all respects;

•

The Equity Incentive Plan Proposal: a proposal to approve by ordinary resolution, that the Oak Hill Bio Inc. 2026 Equity Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex J, be adopted and approved;

•

The Employee Stock Purchase Plan Proposal: a proposal to approve by ordinary resolution, that the Oak Hill Bio Inc. 2026 Employee Stock Purchase Plan, a copy of which is attached to the proxy statement/prospectus as Annex K, be adopted and approved; and

•

The Adjournment Proposal: a proposal to approve by ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient (A) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to RACC shareholders, (B) in order to solicit additional proxies from RACC shareholders in favor of one or more of the proposals at the extraordinary general meeting, at the extraordinary general meeting be approved, and (C) if the Board determines before the extraordinary general meeting that it is not necessary or no longer desirable to proceed with the proposals. For more information, please see “—Why is RACC proposing the Adjournment Proposal.”

Each of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, and the Nasdaq Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Consummation of the Transactions is not conditioned upon the approval of the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Advisory Governing Documents Proposals or the Adjournment Proposal. Neither the Advisory Governing Documents Proposals nor the Adjournment Proposal is conditioned upon the approval of any other proposal.

For more information, please see “Business Combination Proposal,” “Domestication Proposal,” “Governing Documents Proposal,” “Advisory Governing Documents Proposal,” “Nasdaq Proposal,” “Equity Incentive Plan Proposal,” “Employee Stock Purchase Plan Proposal,” “Adjournment Proposal,” and “—Why is RACC proposing the Adjournment Proposal?”

RACC will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Transactions and the other matters to be acted upon at the extraordinary general meeting. Shareholders of RACC should read it carefully.

After careful consideration, the RACC Board has unanimously determined that the Transactions are in the best interests of RACC and its shareholders, as a whole, unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Share Acquisition, and unanimously recommends that RACC shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal (in the case of the holders of the RACC Class B Shares), “FOR” the Governing Documents Proposal (in the case of the holders of the RACC Class B Shares), “FOR” the Advisory Governing Documents Proposal, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the RACC shareholders at the extraordinary general meeting.

The Transactions were not structured to require the approval of at least a majority of RACC’s unaffiliated shareholders because such a vote is not required under Cayman Islands law. RACC did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Transactions or to prepare a report concerning the approval of the Transactions. When you consider the recommendation of these proposals by the RACC Board, you should keep in mind that RACC’s directors and officers have interests in the Transactions that may conflict with your interests as a shareholder.

See the section entitled “Business Combination Proposal—Interests of RACC’s Directors and Executive Officers, Sponsor and Others in the Transactions” in this proxy statement/prospectus for a further discussion of these considerations.

Q:	Are the proposals conditioned on one another?

A:

Each of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Nasdaq Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Consummation of the Transactions is not conditioned upon the approval of the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Advisory Governing Documents Proposals or the Adjournment Proposal. Neither the Advisory Governing Documents Proposals nor the Adjournment Proposal is conditioned upon the approval of any other proposal.

Q:	I am a holder of public shares. Why am I receiving this proxy statement/prospectus?

A:

Upon consummation of the Transactions, and without any action on the part of any party or any other person, each issued and outstanding RACC Class A Share (excluding public shares validly submitted for redemption) will convert automatically by operation of law, on a one-for-one basis, into one share of New OHB Common Stock. This proxy statement/prospectus includes important information about New Oak Hill Bio and the business of New Oak Hill Bio and its subsidiaries following consummation of the Transactions. RACC urges you to read the information contained in this proxy statement/prospectus carefully.

Q:	Why is RACC proposing the Transactions?

A:

RACC is a blank check company incorporated on February 19, 2026 as a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. RACC has neither engaged in any operations nor generated any revenue to date. Based on RACC’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

RACC has identified several criteria and guidelines it believes are important for evaluating acquisition opportunities. While RACC may pursue an acquisition opportunity in any business, industry, sector or geographical location, RACC intends to focus on industries that complement its management team’s background, and to capitalize on the ability of its management team to identify and acquire a business, focusing on the healthcare or healthcare-related industries, in particular companies in the drug development and commercialization, diagnostic and healthcare technology and service sectors where RACC’s management has extensive investment experience. In addition, RACC (a) must complete an initial business combination with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the trust account (excluding deferred underwriting discounts held in trust and taxes payable on the interest earned on the trust account) at the time of the execution of a definitive agreement for an initial business combination and (b) is not permitted to effect an initial business combination with solely another blank check company or a similar company with nominal operations.

Based on its due diligence investigations of Oak Hill Bio and the industry in which it operates, including the financial and other information provided by Oak Hill Bio in the course of negotiations, the RACC Board believes that Oak Hill Bio meets the criteria and guidelines listed above. However, there is no assurance of this. See “Business Combination Proposal—RACC Board’s Reasons for the Approval of the Transactions.”

Although the RACC Board believes that the Transactions with Oak Hill Bio presents a unique business combination opportunity and is in the best interests of RACC and its shareholders, the RACC Board did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections entitled “Business Combination Proposal—RACC Board’s Reasons for the Approval of the Transactions” and “Risk Factors—Risks Related to the Transactions and RACC.”

RACC reserves the right at any time to cancel the extraordinary general meeting (by means of adjourning the extraordinary general meeting sine die) and not to submit to its shareholders any of the proposals.

Q:	What are the reasons for the structure and timing of the Transactions and the PIPE Financing?

A:

RACC is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Concurrently with the execution of the Business Combination Agreement and the related ancillary documents, on July 26, 2026, the PIPE Investors executed and delivered the Subscription Agreements, which provided for binding subscriptions to purchase an aggregate of 5,500,000 shares of New OHB Common Stock and/or New OHB Pre-Funded Warrants at $10.00 per share, for aggregate gross proceeds of $55,000,000.

In evaluating the Business Combination Agreement and the Transactions, the RACC Board consulted with RACC’s management and its financial, legal and other advisors, and considered a number of factors that it believed supported its unanimous decision to approve the Business Combination Agreement and the Transactions and recommend that RACC shareholders adopt and approve the Business Combination Agreement, the Transactions and the other proposals described in this proxy statement/prospectus. These factors included, among others: Oak Hill Bio’s business, products, technology, and growth prospects; the terms of the Business Combination Agreement, including the Closing Consideration and the results of due diligence conducted by RACC’s management and advisors; the anticipated Transaction Proceeds, including the amounts expected to be available from the PIPE Financing and the trust account, as well as the availability of the Backstop Agreement to help satisfy public shareholder redemptions; the opinion of Scalar, LLC, RACC’s financial advisor, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, procedures, matters and limitations set forth therein, the Closing Consideration to be issued to the Oak Hill Bio Shareholders pursuant to the Transactions are fair, from a financial point of view, to the unaffiliated holders of RACC Class A Shares; and the alternatives reasonably available to RACC if the Transactions were not consummated, including the risk that RACC could be required to liquidate if it did not complete an initial business combination by the required deadline.

The RACC Board also considered a number of uncertainties and risks, including the possibility that the Transactions might not be completed in a timely manner or at all, the risk that RACC’s public shareholders might redeem a substantial number of public shares, the costs and management time and effort required to complete the Transactions, and other risks described under the section entitled “Risk Factors.” After weighing these and other factors, the RACC Board unanimously determined that the potential benefits of the Transactions to RACC and its shareholders outweighed the potential risks and uncertainties. For a more complete description of the RACC Board’s reasons for the approval of the Transactions, see “Business Combination Proposal—The RACC Board’s Reasons for the Approval of the Transactions.”

Additionally, as contemplated by the Business Combination Agreement, the structure and timing of the Transactions and the PIPE Financing are consistent with common practice in initial business combination transactions consummated by special purpose acquisition companies. In addition, the timing for the consummation of the Transactions provided for in the Business Combination Agreement and the Subscription Agreements, which was effectively as soon as reasonably practicable following the execution of the Business Combination Agreement, was determined and agreed by the parties in light of general business considerations weighing in favor of consummating the transaction promptly.

For more information, see “Business Combination Proposal — Background and Material Terms of the Transactions.”

Q:

Will RACC and Oak Hill Bio obtain new financing in connection with the Transactions and are there any arrangements to help ensure that RACC will have sufficient funds to consummate the Transactions and that New Oak Hill Bio will have sufficient funds to operate Oak Hill Bio’s business following the Closing?

A:

In connection with entering into the Business Combination Agreement, on July 26, 2026, RACC entered into Subscription Agreements with the PIPE Investors. Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and RACC agreed to issue and sell to the PIPE Investors, substantially concurrently with the Closing, an aggregate of 5,500,000 shares of New OHB Common Stock and/or New OHB Pre-Funded Warrants for a purchase price of $10.00 per share (or $10.00 less the exercise price of $0.0001 per New OHB Pre-Funded Warrant), for aggregate gross proceeds of $55,000,000.

Concurrently with the execution of the Business Combination Agreement, on July 26, 2026, each of RA Capital Healthcare Fund, L.P. and RA Capital Nexus Fund IV, L.P. (the SAFE Holders) entered into the Oak Hill Bio SAFEs with Oak Hill Bio, pursuant to which the SAFE Holders provided interim financing to Oak Hill Bio in the aggregate principal amount of $45,000,000, bearing interest at a rate of 8% per annum. The Oak Hill Bio SAFEs will convert into ordinary shares of Oak Hill Bio immediately prior to the Closing, and the resulting shares will be exchanged for shares of New OHB Common Stock in the Share Acquisition, provided that if the Oak Hill Bio SAFEs remain outstanding for a period of 18 months from the date of execution, the Oak Hill Bio SAFEs will convert into OHB Series A Shares. The Oak Hill Bio SAFE Amount is added to the Base Equity Value to determine the Adjusted Equity Value for purposes of calculating the Closing Consideration.

The obligations of each party to consummate the PIPE Financing are conditioned upon, among other things, (i) the New OHB Common Stock (including the New OHB Common Stock issuable to the PIPE Investors pursuant to the Subscription Agreements) having been approved for listing on Nasdaq; and (ii) satisfaction of all conditions precedent to the closing of the transactions set forth in the Business Combination Agreement. The obligations of the PIPE Investors to consummate the PIPE Financing are further subject to additional conditions, including, among other things: (i) the Business Combination Agreement shall not have been amended, modified, or supplemented, and no condition waived thereunder, in a manner that would reasonably be expected to materially and adversely affect the economic benefits that a PIPE Investor would reasonably expect to receive under the Subscription Agreement; (ii) the material truth and accuracy of the representations and warranties of RACC in the Subscription Agreement, subject to customary bringdown standards; (iii) no subscription agreement, or other agreements or understandings (including side letters) entered into in connection with the sale of New OHB Common Stock and/or New OHB Pre-Funded Warrants under the Subscription Agreements, with any other PIPE Investors shall have been amended, modified, or waived in any manner that benefits such other PIPE Investor unless all PIPE Investors have been offered substantially the same benefits; and (iv) there has not occurred any material adverse effect or parent material adverse effect since the date of the Subscription Agreement that is continuing. See “Business Combination Proposal—Related Agreements—PIPE Financing.”

The Business Combination Agreement does not set out a minimum cash proceeds condition to the Closing. Instead, concurrently with the execution of the Business Combination Agreement, RACC and RA Capital Healthcare Fund, L.P. (the RA Backstop Purchaser) entered into the Backstop Agreement, pursuant to which the RA Backstop Purchaser has committed to subscribe for up to 7,500,000 shares of New OHB Common Stock at a purchase price of $10.00 per share (up to $75,000,000 in the aggregate), to the extent necessary to backstop public shareholder redemptions, such that the level of redemptions by public shareholders will not affect the dilution to public shareholders or the aggregate proceeds available to New Oak Hill Bio at Closing. See “Business Combination Proposal—Related Agreements—Backstop Agreement.”

Q:	Why is RACC proposing the Adjournment Proposal?

A.

Holders of RACC Shares are being asked to consider and vote upon the Adjournment Proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient (A) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to RACC shareholders, (B) in order to solicit additional proxies from RACC shareholders in favor of one or more of the proposals at the extraordinary general meeting, including if RACC shareholders redeem an amount of the public shares such that the New OHB Common Stock would not be approved for listing on a U.S. stock exchange, or (C) if the Board determines before the extraordinary general meeting that it is not necessary or no longer desirable to proceed with the proposals.

Each U.S. stock exchange requires issuers applying for initial listing on such exchange to comply with certain initial listing criteria. New Oak Hill Bio intends to apply for listing on the Nasdaq Capital Market. In order to qualify for initial listing on the Nasdaq Capital Market, pursuant to Nasdaq Rule IM-5505, New Oak Hill Bio expects to be required to have at least 1 million unrestricted publicly held shares, a market value of unrestricted publicly held shares of at least $5 million and 300 unrestricted round lot stockholders. See the sections entitled “Adjournment Proposal” and “Risk Factors— Nasdaq may not list New Oak Hill Bio’s securities on its exchange, which could limit investors’ ability to make transactions in New Oak Hill Bio’s securities and subject New Oak Hill Bio to additional trading restrictions” for additional information.

Q:	Will I have the opportunity to vote on the Domestication Proposal or the Governing Documents Proposal if I only hold RACC Class A Shares?

A:

No. Pursuant to the Existing Governing Documents, prior to the closing of an initial business combination only holders of RACC Class B Shares may vote on the Domestication Proposal or the Governing Documents Proposal. The initial shareholders, being the Sponsor and RACC’s independent directors (Messrs. MacLean and Miller), hold all issued and outstanding RACC Class B Shares. Holders of only RACC Class A Shares are not entitled to vote on the Domestication Proposal or the Governing Documents Proposal.

Q:	Did the RACC Board obtain a third-party opinion in determining whether or not to proceed with the Transactions?

A.

Yes. The RACC Board received an opinion from Scalar, LLC as to the fairness, from a financial point of view, to the unaffiliated holders of the RACC Class A Shares (other than (i) Oak Hill Bio and its affiliates, directors and officers, (ii) the Sponsor and Sponsor’s affiliates, directors and officers, (iii) the RACC independent directors, (iv) holders of RACC Class A Shares who elect to redeem their shares prior to or in connection with the Transactions, and (v) the PIPE Investors and their affiliates) of the Closing Consideration to be issued by RACC to the Oak Hill Bio Shareholders pursuant to the Transactions, which was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on and scope of the review undertaken by Scalar, LLC, as set forth in such opinion, as more fully described in the subsection “Business Combination Proposal—Opinion of Scalar, LLC.” A copy of Scalar’s opinion is attached hereto as Annex L.

Q:	What will Oak Hill Bio’s equityholders receive in return for the Transactions with RACC?

A:

At the Closing, in consideration of the Share Acquisition, RACC will issue to each Oak Hill Bio Shareholder (other than in respect of Company Options (as defined in the Business Combination Agreement)) a number of shares of New OHB Common Stock equal to (i) the Exchange Ratio multiplied by (ii) the number of Oak Hill Bio Shares held by such Oak Hill Bio Shareholder as of immediately prior to the Closing. Each holder of deferred shares in the capital of Oak Hill Bio will receive one share of New OHB Common Stock.

The “Closing Consideration” means a number of shares of New OHB Common Stock equal to (a) the Adjusted Equity Value divided by (b) $10.00. The “Adjusted Equity Value” means (a) the Base Equity Value of $160,000,000 plus (b) the Oak Hill Bio SAFE Amount. The “Exchange Ratio” means the quotient obtained by dividing (a) the Closing Consideration by (b) the number of fully-diluted Oak Hill Bio Shares outstanding as of immediately prior to the Closing (calculated as described in the Business Combination Agreement, including shares issuable upon conversion of the Oak Hill Bio SAFEs and the exercise of Company Options). At least five business days prior to the Closing Date, Oak Hill Bio is required to deliver to RACC an allocation schedule setting forth, among other things, the number of Oak Hill Bio Shares held by each Oak Hill Bio Shareholder, the Closing Consideration, the fully-diluted Oak Hill Bio Shares, the Exchange Ratio and Oak Hill Bio’s calculation of the Adjusted Equity Value. At the Closing, each outstanding Company Option will be assumed by RACC and converted into an option to purchase shares of New OHB Common Stock, with the number of shares and exercise price adjusted based on the Exchange Ratio, and will otherwise remain subject to the terms of the Oak Hill Bio Equity Incentive Plan.

Upon consummation of the Share Acquisition, Oak Hill Bio will become a wholly-owned subsidiary of RACC. See “Business Combination Proposal.”

Q:	How will New Oak Hill Bio be managed following the Transactions?

A:

Under the terms of the New OHB Charter, upon the effectiveness thereof, the New OHB Board will be divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the first annual meeting of stockholders following the Closing. Class II and Class III directors will initially serve for a term expiring at the second and third annual meeting of New Oak Hill Bio stockholders following the Closing, respectively. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There will be no limit on the number of terms a director may serve on the New OHB Board.

For more details, see “Proposal No. 3—Governing Documents Proposal” and “Management of New Oak Hill Bio Following the Transactions.”

Q:	What equity stake will current RACC shareholders and current equityholders of Oak Hill Bio hold in New Oak Hill Bio immediately after the consummation of the Transactions?

A:

As of the date of this proxy statement/prospectus, there are 9,098,529 RACC Shares issued and outstanding, of which 7,775,000 are RACC Class A Shares (including 275,000 private placement shares) and 1,323,529 are RACC Class B Shares.

The following table summarizes the estimated ownership of New OHB immediately following the Closing under each of the redemption scenarios described above. Because the RA Backstop Purchaser will subscribe for a number of shares equal to the number of RACC public shares redeemed, the total shares outstanding and the relative ownership of New OHB are the same under each scenario, with the interest held by RACC’s public shareholders shifting to the RA Backstop Purchaser as redemptions increase.

	No Redemptions		Midpoint Redemptions		Maximum Redemptions
	Shares	%(2)	Shares	%(2)	Shares	%
OHBP Shareholders	14,080,000	42.4%	14,080,000	42.4%	14,080,000	42.4%
SPAC Sponsor and its affiliates(1)	6,020,269	18.2%	9,770,269	29.4%	13,520,269	40.8%
SPAC independent directors	78,260	0.2%	78,260	0.2%	78,260	0.2%
SPAC Public Shareholders	7,500,000	22.6%	3,750,000	11.3%	—	0.0%
PIPE Investors	5,500,000	16.6%	5,500,000	16.6%	5,500,000	16.6%

Total	33,178,529	100.0%	33,178,529	100.0%	33,178,529	100.0%

(1)

Reflects shares held by the Sponsor, the SAFE Holders and the RA Backstop Purchaser under various redemptions scenarios. Includes (i) 1,520,269 shares of New OHB common stock to be issued in exchange for RACC Shares held by the Sponsor prior to the Transactions; (ii) 4,500,000 shares of New OHB Common Stock to be issued in exchange for 32,574,962 Oak Hill Bio Shares, issuable upon the conversion of the Oak Hill Bio SAFEs immediately prior to the Closing; and (iii) 0, 3,750,000 or 7,500,000 shares of New OHB Common Stock to be issued to the RA Backstop Purchaser under the “No Redemptions,” “Midpoint Redemptions” and “Maximum Redemptions” scenarios, respectively.

(2)	Percentages in this column may not sum to 100.0% due to rounding.

The estimated ownership percentages and share amounts above are preliminary and subject to change based on, among other things, the actual amount of redemptions, the final Oak Hill Bio SAFE Amount (including accrued interest through the Closing), the final Exchange Ratio, and the extent to which PIPE Investors subscribe for New OHB Pre-Funded Warrants rather than shares of New OHB Common Stock. Importantly, the Oak Hill Bio SAFEs will convert into Oak Hill Bio Shares immediately prior to the Closing, and the resulting shares will be exchanged for shares of New OHB Common Stock in the Share Acquisition. The Oak Hill Bio SAFEs are for an aggregate principal amount of $45.0 million and bear interest at a rate of 8% per annum. The sum of the principal amount of the Oak Hill Bio SAFEs and all accrued and unpaid interest thereon as of the Closing Date is referred to as the Oak Hill Bio SAFE Amount. The Oak Hill Bio SAFE Amount is added to the Base Equity Value to determine the Adjusted Equity Value for purposes of calculating the Closing Consideration. Because the unaudited pro forma condensed combined balance sheet included in this proxy statement/prospectus gives effect to the Transactions as if they had occurred on June 30, 2026, no interest is assumed to have accrued on the Oak Hill Bio SAFEs and the Oak Hill Bio SAFE Amount is assumed to equal the $45.0 million principal amount. As interest accrues, the Oak Hill Bio SAFE Amount will increase and the number of Oak Hill Bio Shares that will be issued upon conversion of the Oak Hill Bio SAFEs, as well as the corresponding number of New OHB Common Stock to be exchanged in the Share Acquisition, will increase.

The shares attributable to Oak Hill Bio’s historical shareholders and to the Oak Hill Bio SAFE holders together comprise the Closing Consideration. The table excludes the impact of any shares reserved for future issuance under New OHB’s equity incentive plans, including the New OHB Equity Incentive Plan and New OHB Employee Stock Purchase Plan described elsewhere in this proxy statement/prospectus.

For more information about the consideration to be received in the Transactions, these scenarios, and the underlying assumptions, see “Unaudited Pro Forma Combined Financial Information.” See also “Risk Factors—The public shareholders will experience dilution as a consequence of the issuance of New OHB Common Stock as consideration in the Transactions and due to future issuances of equity awards to Oak Hill Bio employees, directors, or consultants. Having a minority share position may reduce the influence that our current shareholders have on the management of New Oak Hill Bio.”

Q:

What is the effective purchase price attributed to the New OHB Common Stock to be received by the public shareholders, the Sponsor, RACC’s independent directors (Messrs. MacLean and Miller), and the Oak Hill Bio Shareholders at Closing?

A:

Pursuant to the Business Combination Agreement, public shareholders who do not redeem their public shares will receive one share of New OHB Common Stock for each RACC Class A Share held by them immediately prior to the Domestication. While RACC cannot be certain of the price such public shareholders paid for their public shares, assuming they purchased their public shares for $10.00 per share, which was the price of the RACC Class A Shares sold in RACC’s initial public offering, the effective purchase price paid per share of New OHB Common Stock issued to each public shareholder at Closing would be $10.00. In connection with RACC’s initial public offering, the Sponsor paid an aggregate of $25,000 for the 1,323,529 RACC Class B Shares, or approximately $0.02 per share, and the effective purchase price per share of New OHB Common Stock the Sponsor and the RACC independent directors will receive upon conversion of the RACC Class B Shares at Closing is correspondingly approximately $0.02 per share. The Oak Hill Bio Shareholders will receive shares of New OHB Common Stock in the Share Acquisition valued by reference to the Adjusted Equity Value divided by $10.00 per share, which is the assumed per share price used in the Transactions pursuant to the Business Combination Agreement. The PIPE Investors will purchase shares of New OHB Common Stock and/or New OHB Pre-Funded Warrants at a purchase price of $10.00 per share (or $10.00 less the exercise price of $0.0001 per New OHB Pre-Funded Warrant), which is equal to $55,000,000 in the aggregate. As a result of the low price the Sponsor paid for the RACC Class B Shares, the Sponsor may realize a positive rate of return on its investment even if the market price per share of New OHB Common Stock is below $10.00 per share after Closing, in which case the public shareholders may experience a negative rate of return on their investment.

Q:	Why is RACC proposing the Domestication?

A:

The RACC Board believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, the RACC Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The RACC Board believes that there are several reasons why transfer by way of continuation to Delaware is in the best interests of RACC and its shareholders, as a whole, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors, each of the foregoing are discussed in greater detail in the section entitled “Domestication Proposal—Reasons for the Domestication.”

To effect the Domestication, we will file an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal is a condition to closing the Transactions under the Business Combination Agreement. The approval of the Domestication Proposal requires a special resolution of the holders of RACC Class B Shares under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued and outstanding RACC Class B Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of the RACC Class A Shares will have no right to vote on the Domestication Proposal, in accordance with Article 34.2 of the Existing Governing Documents.

Q:	What amendments will be made to the current constitutional documents of RACC?

A:

The consummation of the Transactions is conditional, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination Proposal, RACC’s shareholders also are being asked to consider and vote the Domestication Proposal and the Governing Documents Proposal, to

replace RACC’s Existing Governing Documents with the Proposed Governing Documents, which differ from the Existing Governing Documents in several material respects, as summarized in the table below. The approval of the Domestication Proposal and the Governing Documents Proposal each requires a special resolution of the holders of RACC Class B Shares under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued and outstanding RACC Class B Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of the RACC Class A Shares will have no right to vote on the Domestication Proposal or the Governing Documents Proposal, in accordance with Article 34.2 of the Existing Governing Documents.

RACC’s shareholders are asked to consider and vote upon and to approve as an ordinary resolution, on a non-binding and advisory basis only, six separate proposals in connection with the replacement of the Existing Governing Documents with the Proposed Governing Documents. These six proposals are being presented separately in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions and will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by Cayman or Delaware law, but pursuant to SEC guidance, RACC is required to submit these provisions to its shareholders separately for approval. The shareholder votes regarding these proposals are advisory in nature, and are not binding on RACC, the RACC Board or the New OHB Board. Furthermore, the consummation of the Transactions is not conditioned on the separate approval of the Advisory Governing Documents Proposals (separate and apart from the approval of the Governing Documents Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, RACC intends that the Proposed Governing Documents will take effect from the registration of RACC in the State of Delaware and its organization as a corporation under the laws of the State of Delaware, assuming approval of the Business Combination Proposal and the Governing Documents Proposal.

	Existing Governing Documents	Proposed Governing Documents
Authorized Shares (Advisory Governing Documents Proposal A)	The authorized share capital under the Existing Governing Documents is 500,000,000 shares, par value US$0.0001 each, divided into 479,000,000 Class A ordinary shares of par value US$0.0001 per share, 20,000,000 Class B ordinary shares of par value US$0.0001 per share and 1,000,000 preference shares of par value US$0.0001 per share.	The New OHB Charter authorizes 510,000,000 total shares, consisting of 500,000,000 shares of New OHB Common Stock and 10,000,000 shares of undesignated preferred stock, each par value $0.0001 per share.

Exclusive Forum (Advisory Governing Documents Proposal B)	The Existing Governing Documents adopt the courts of the Cayman Islands as the exclusive forum for certain disputes, provided, however, that the exclusive forum provision will not apply to any causes of action arising under the Securities Act, or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction.	The New OHB Bylaws adopt Delaware as the exclusive forum for certain disputes, provided, however, that the exclusive forum provision will not apply to any causes of action arising under the Securities Act, or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction.

	Existing Governing Documents	Proposed Governing Documents

Adoption of Supermajority Vote Requirement to Amend the Proposed Governing Documents (Advisory Governing Documents Proposal C)	The Existing Governing Documents provide that amendments may be made by a special resolution under the Companies Act (As Revised) of the Cayman Islands, being the affirmative vote of at least two-thirds of the issued and outstanding RACC Shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting.	Any amendment to the New OHB Charter will generally require approval by holders of at least a majority in voting power of New Oak Hill Bio’s then outstanding stock entitled to vote on such amendment, and by the holders of a majority in voting power of each class of stock entitled to vote as a class on the amendment (except where a lower threshold is provided by the DGCL). The New OHB Charter provides that the New OHB Bylaws may be amended by the New OHB Board. The New OHB Charter also provides that the New OHB Bylaws may be amended by the stockholders with the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of capital stock entitled to vote on such amendment, voting as a single class; provided that if the New OHB Board recommends that stockholders approve such amendment, it shall only require approval by the holders of a majority in voting power of the outstanding shares of capital stock entitled to vote on such amendment, voting together as a single class.

Removal of Directors (Advisory Governing Documents Proposal D)	The Existing Governing Documents provide that before the closing of a business combination, holders of RACC Class B Shares may appoint and remove any director, and that after the closing of a business combination, shareholders may by ordinary resolution appoint or remove any director.	The New OHB Charter provides that, subject to the special rights, if any, of the holders of any outstanding series of Preferred Stock to elect directors, directors may be removed only for cause and only by the affirmative vote of the holders of not less than two-thirds in voting power of the outstanding shares entitled to vote at an election of directors.

Action by Written Consent of Stockholders (Advisory Governing Documents Proposal E)	The Existing Governing Documents permit shareholders to approve matters by unanimous written resolution.	The New OHB Charter requires stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a

	Existing Governing Documents	Proposed Governing Documents
meeting, subject to the rights of the holders of any series of Preferred Stock.

Other Changes in Connection with Adoption of the Proposed Governing Documents (Advisory Governing Documents Proposal F)	The Existing Governing Documents include reference to the company’s status as a blank check company with nominal operations prior to the consummation of a business combination.	The New OHB Charter does not include provisions related to RACC’s status as a blank check company, which no longer will apply upon consummation of the Transactions, as RACC will cease to be a blank check company at such time.

Q:	How will the Domestication affect my RACC Class A Shares?

A:

The Domestication is intended to occur at least one business day prior to the Closing Date. In connection with the Domestication, (1)(a) immediately prior to the Domestication, the Sponsor Share Conversion will occur, whereby holders of RACC Class B Shares will convert their RACC Class B Shares into RACC Class A Shares, (b) immediately prior to the Domestication, RACC will effect public shareholder redemptions, (c) and after effecting public shareholder redemptions, upon the Domestication, each issued and outstanding RACC Class A Share will convert automatically by operation of law, on a one-for-one basis, into one share of New OHB Common Stock, and (2) upon the Domestication, the governing documents of RACC will be replaced with the Proposed Governing Documents, being the New OHB Charter and the New OHB Bylaws as described in this proxy statement/prospectus and attached as Annex H and Annex I, respectively, to this proxy statement/prospectus and RACC’s name will change to “Oak Hill Bio Inc.” See “Domestication Proposal.”

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Closing and following the Domestication, each of the Oak Hill Bio Shareholders will sell and transfer to RACC 100% of the issued shares in the capital of Oak Hill Bio in exchange for the Closing Consideration, consisting of shares of New OHB Common Stock, and upon consummation of the Share Acquisition, Oak Hill Bio will become a wholly-owned subsidiary of RACC. See “Business Combination Proposal.”

Q:	What are the U.S. federal income tax consequences of the Domestication?

A:

As discussed more fully under “Material U.S. Federal Income Tax Considerations,” below, the Domestication is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986 (the “Code”) and, subject to the assumptions, limitations and qualifications set forth under “Material U.S. Federal Income Tax Considerations” and in the opinion included as Exhibit 8.1, it is the opinion of Cooley LLP that the Domestication should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code for U.S. federal income tax purposes. No ruling from the IRS concerning qualification of the Domestication as a reorganization pursuant to Section 368(a)(1)(F) of the Code has been or will be obtained. No assurance can be given that the IRS will agree with this treatment or that a court would not sustain a contrary position asserted by the IRS. If the Domestication so qualifies, U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations”) of RACC Class A Shares will be subject to Section 367(b) of the Code and, as a result:

•

a U.S. Holder of RACC Class A Shares whose RACC Class A Shares have a fair market value of less than $50,000 on the date of the Domestication, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of RACC Class A Shares entitled to vote and less than 10% of the total value of all classes of RACC Class A Shares, generally will not recognize any gain or loss and generally will not be required to include any part of RACC’s earnings in income pursuant to the Domestication;

•

a U.S. Holder of RACC Class A Shares whose RACC Class A Shares have a fair market value of $50,000 or more on the date of the Domestication, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of RACC Class A Shares entitled to vote and less than 10% of the total value of all classes of RACC Class A Shares will generally recognize gain (but not loss) on the exchange of RACC Class A Shares for shares of New OHB Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to their RACC Class A Shares, provided certain other requirements are satisfied; and

•

a U.S. Holder of RACC Class A Shares who on the date of the Domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of RACC Class A Shares entitled to vote or 10% or more of the total value of all classes of RACC Class A Shares will generally be required to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its RACC Class A Shares. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code.

Furthermore, even if the Domestication qualifies as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder of RACC Class A Shares may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its RACC Class A Shares for shares of New OHB Common Stock pursuant to the Domestication under the passive foreign investment company (“PFIC”) rules of the Code. Provisions of the Code, its legislative history, final, temporary and proposed U.S. treasury regulations promulgated thereunder (“Treasury Regulations”) with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC must recognize gain equal to the excess, if any, of the fair market value of the shares of New OHB Common Stock received in the Domestication over the U.S. Holder’s adjusted tax basis in the corresponding RACC Class A Shares surrendered in exchange therefor, notwithstanding any other provision of the Code. Because RACC is a blank check company with no current active business, we believe that RACC would likely to be classified as a PFIC for U.S. federal income tax purposes absent the application of an applicable exception. If the Domestication is completed in 2026, RACC believes that it is likely that it will not be classified as a PFIC because it expects to qualify for an exception to the PFIC rules known as the “start-up exception.” If the Domestication is not completed in 2026 or RACC otherwise fails to qualify for the start-up exception, the proposed Treasury Regulations, if finalized in their current form, may require a U.S. Holder of RACC Class A Shares to recognize gain on the exchange of such RACC Class A Shares for shares of New OHB Common Stock pursuant to the Domestication, unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s RACC Class A Shares. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of RACC. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section entitled “Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Domestication to U.S. Holders—PFIC Considerations.”

Additionally, the Domestication may cause Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations”) to become subject to U.S. federal withholding taxes on any dividends paid in respect of such Non-U.S. Holder’s shares of New OHB Common Stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “Material U.S. Federal Income Tax Considerations.”

Q:	What are the material U.S. federal income tax consequences of the Share Acquisition?

A:

As discussed more fully under “Material U.S. Federal Income Tax Considerations,” below, it is intended that the Share Acquisition qualify as a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code (a “B Reorganization”). Subject to the assumptions, limitations and qualifications set forth in “Material U.S. Federal Income Tax Consequences of the Share Acquisition to U.S. Holders” and in the opinion included as Exhibit 8.2, it is the opinion of Goodwin Procter LLP that the Share Acquisition should qualify as a B Reorganization. No ruling from the IRS concerning qualification of the Share Acquisition as a B Reorganization has been or will be obtained. No assurance can be given, however, that the IRS will agree with this treatment or that a court would not sustain a contrary position asserted by the IRS.

If the Share Acquisition constitutes a B Reorganization, subject to the PFIC discussion set out in greater detail in “Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Share Acquisition to U.S. Holders”, a U.S. Holder of Oak Hill Bio Shares that receives New OHB Common Stock in exchange for Oak Hill Bio Shares in the Share Acquisition should not recognize gain or loss for U.S. federal income tax purposes as a result of the Share Acquisition. A U.S. Holder’s aggregate tax basis in the New OHB Common Stock received in exchange for Oak Hill Bio Shares surrendered in connection with the Share Acquisition should equal such U.S. Holder’s aggregate adjusted tax basis in Oak Hill Bio Shares exchanged therefor. A U.S. Holder’s holding period in the New OHB Common Stock received should include the holding period for such U.S. Holder’s shares of Oak Hill Bio Shares surrendered in exchange therefor. If a U.S. Holder has acquired different blocks of Oak Hill Bio Shares at different times or at different prices, then such U.S. Holder’s tax basis and holding period in shares of New OHB Common Stock received in the Share Acquisition generally should be determined with reference to each block of Oak Hill Bio Shares. Any such U.S. Holders should consult their tax advisors with respect to identifying the bases or holding periods of the New OHB Common Stock received in the Share Acquisition.

If, however, the Share Acquisition were determined to not qualify as a B Reorganization, then, for U.S. federal income tax purposes, a U.S. Holder generally would recognize gain or loss with respect to its Oak Hill Bio Shares in an amount equal to the difference, if any, between the fair market value (as of the closing of the Share Acquisition) of the New OHB Common Stock received pursuant to the Share Acquisition and the U.S. Holder’s tax basis in Oak Hill Bio Shares surrendered in exchange therefor. Such gain or loss generally will be a capital gain or loss. If a U.S. Holder’s holding period in Oak Hill Bio Shares surrendered in the Share Acquisition is greater than one year as of the date of the Share Acquisition, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain noncorporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. Such U.S. Holder’s basis in the New OHB Common Stock would be equal to their fair market value on the date of the Share Acquisition, and such U.S. holder’s holding period for such New OHB Common Stock would begin on the day following the date of the Share Acquisition. Shareholders who hold different blocks of Oak Hill Bio Shares (generally, ordinary shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

For further information, see “Material U.S. Federal Income Tax Considerations— Material U.S. Federal Income Tax Consequences of the Share Acquisition to U.S. Holders.”

All holders of Oak Hill Bio Shares should consult their tax advisors for a full understanding of the particular tax consequences of the Share Acquisition to them.

Q:	What are the material U.S. federal income tax consequences of exercising my redemption rights?

A:

The U.S. federal income tax consequences of exercising redemption rights depend on your particular facts and circumstances. Please see the section entitled “Material U.S. Federal Income Tax Considerations—Material U.S. Holders—Federal Income Tax Consequences of the RACC Class A Share Redemptions to U.S. Holders.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:	Do I have redemption rights and is there a limit on the number of shares I may redeem?

A:

If you are a holder of public shares, you have the right to request that we redeem your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The initial shareholders have agreed to waive their redemption rights with respect to all of their RACC Shares in connection with the consummation of the Transactions. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Q:	How do I exercise my redemption rights?

A:

Pursuant to the Existing Governing Documents, a public shareholder may request that RACC redeem its public shares for cash contemporaneously with any vote on the Business Combination Proposal. If the Transactions are approved, RACC will pay to the holders of any public shares that have been validly tendered or delivered for redemption, a pro rata portion of the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the Transactions and including interest earned on the funds held in the trust account not previously released to RACC for permitted withdrawals. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)	hold public shares; and

(ii)

prior to 5:00 p.m., Eastern Time, on [●], 2026 (two business days prior to the initially scheduled vote at the extraordinary general meeting), (a) submit a written request to the RACC transfer agent in which you (i) request that RACC redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and (b) deliver your public shares to the RACC transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on [●], 2026 (two business days prior to the initially scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed.

The address of Continental, RACC’s transfer agent, is listed under the question “Who can help answer my questions?” below.

The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to RACC’s transfer agent in order to validly redeem its shares. Public shareholders may seek to have their public shares redeemed by RACC, regardless of whether they vote for or against the Business Combination Proposal or any other proposal and whether they held RACC Shares as of the record date or acquired them after the record date. Any public shareholder who holds RACC Shares on or before [●], 2026 (two business days prior to the initially scheduled vote at the extraordinary general meeting) will have the right to demand that his, her or its public shares be redeemed for a pro rata portion of the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the Transactions and including interest earned on the funds held in the trust account not previously released to us for permitted withdrawals. For illustrative purposes, based on funds in the trust account of $75,238,468 on June 30, 2026, the estimated per share redemption price is expected to be approximately $10.03. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims, and we cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

A public shareholder who has properly tendered or delivered his, her or its public shares for redemption will be entitled to receive his, her or its pro rata portion of the aggregate amount then on deposit in the trust account in cash for such public shares only if the Transactions are completed. If the Transactions are not completed, the redemptions will be canceled, and the tendered shares will be returned to the relevant public shareholders as appropriate. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own any shares. See “Extraordinary General Meeting of RACC—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Public shareholders who seek to redeem their public shares must demand redemption no later than 5:00 p.m., Eastern Time, on [●], 2026 (two business days prior to the initially scheduled vote at the extraordinary general meeting) by (a) submitting a written request to RACC’s transfer agent that RACC redeem such holder’s public shares for cash, (b) affirmatively certifying in such request to RACC’s transfer agent for redemption if such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other shareholder with respect to RACC Shares and (c) tendering or delivering their RACC Shares, either physically or electronically using DTC’s DWAC system, at the holder’s option, to RACC’s transfer agent prior to the extraordinary general meeting. If you hold the RACC Shares in street name, you will have to coordinate with your broker to have your RACC Shares certificated or delivered electronically. Certificates that have not been tendered or delivered to RACC’s transfer agent (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. RACC’s transfer agent will typically charge the tendering broker a nominal fee and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. If the Transactions are not completed, this may result in an additional cost to shareholders for the return of their RACC Shares.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of his, her, its or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the public shares. Accordingly, any shares held by a public shareholder or “group” in excess of such 15% cap will not be redeemed by RACC.

Any request for redemption, once made by a holder of public shares, may not be withdrawn following the redemption deadline, being 5:00 p.m., Eastern Time, on [●], 2026 (two business days prior to the initially scheduled vote at the extraordinary general meeting), unless the RACC Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). Furthermore, if a public shareholder demands redemption of such public shares and subsequently decides prior to the redemption deadline not to elect to exercise such rights, he or she may simply request that RACC’s transfer agent return the public shares (physically or electronically). Any corrected or changed written exercise of redemption rights must be received by RACC’s transfer agent prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to RACC’s transfer agent at least two business days prior to the initially scheduled vote at the extraordinary general meeting.

If a public shareholder properly makes a request for redemption and the public shares are delivered as described above, then, we will redeem the public shares for a pro rata portion of the funds deposited in the trust account, calculated as of two business days prior to the consummation of the Transactions, less any taxes then due but not yet paid. If the Transactions are approved, RACC will pay to the holders of any public shares that have been validly tendered or delivered for redemption a pro rata portion of the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the Transactions and including interest earned on the funds held in the trust account not previously released to RACC for permitted withdrawals.

Q:	What interests do the Oak Hill Bio directors and officers have in the Transactions?

A:

Oak Hill Bio’s directors and officers have interests in the Transactions that are different from, or in addition to, those of Oak Hill Bio’s shareholders generally. The Oak Hill Bio Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination Agreement and the Transactions, and in recommending that Oak Hill Bio’s shareholders approve the Transactions. See “Business Combination Proposal—Interests of Oak Hill Bio’s Directors and Officers in the Transactions.”

Q:	What happens to the funds deposited in the trust account after consummation of the Transactions?

A:

Following the closing of our initial public offering, an amount equal to $75,000,000 of the net proceeds from our initial public offering and the sale of the private placement shares was placed in the trust account. As of June 30, 2026, investments held in the trust account totaled $75,238,468, all held in U.S. government treasuries with a maturity of 185 days or less. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of RACC’s initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance and timing of RACC’s obligation to redeem 100% of the public shares if RACC does not complete a business combination by May 21, 2028, or (iii) the redemption of all the public shares if RACC is unable to complete a business combination by May 21, 2028 subject to applicable law or with respect to any other provision relating to the rights of public shareholders.

If our initial business combination (which will be the Transactions should it occur) is paid for using equity or debt securities or not all of the funds released from the trust account are used for payment of the consideration in connection with our initial business combination (which will be the Transactions should it occur) or used for redemptions or purchases of the public shares, New Oak Hill Bio may apply the balance of the cash released to us from the trust account for general corporate purposes, including for maintenance or expansion of operations of New Oak Hill Bio, the payment of principal or interest due on indebtedness incurred in completing our Transactions, to fund the purchase of other companies or for working capital. See “Summary of the Proxy Statement/Prospectus—Sources and Uses of Funds for the Transactions.”

Q:	What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:

Our public shareholders are not required to vote “FOR” the Business Combination Proposal in order to exercise their redemption rights. Accordingly, the Transactions may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders, subject to the Backstop Agreement described above.

In no event will RACC redeem public shares in an amount that would cause our net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.

Additionally, as a result of redemptions, the trading market for the New OHB Common Stock may be less liquid than the market for the public shares was prior to consummation of the Transactions and we may not be able to meet the listing standards for Nasdaq or another national securities exchange. See “Risk Factors— Nasdaq may not list New Oak Hill Bio’s securities on its exchange, which could limit investors’ ability to make transactions in New Oak Hill Bio’s securities and subject New Oak Hill Bio to additional trading restrictions” for additional information.

Q:	What conditions must be satisfied to complete the Transactions?

A:

The consummation of the Transactions is conditioned upon, among other things, (i) the approval by RACC’s shareholders of each of the Condition Precedent Proposals being obtained; (ii) the approval of the Business Combination Agreement and the transactions contemplated thereby by the Oak Hill Bio Shareholders; (iii) the expiration or termination of the applicable waiting period under the HSR Act, if applicable; (iv) no legal restraint or prohibition issued by any governmental entity enjoining, prohibiting or preventing the consummation of the Transactions being in effect; (v) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part; (vi) the approval for listing of the New OHB Common Stock (including, for the avoidance of doubt, the shares of New OHB Common Stock to be issued pursuant to the Share Acquisition) on Nasdaq; and (vii) after giving effect to the Transactions (including the PIPE Financing, the Backstop Agreement and any public shareholder redemptions), RACC having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended) immediately after the Closing; and (viii) the consummation of the Domestication. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Transactions may not be consummated.

For more information about conditions to the consummation of the Transactions, see “Business Combination Proposal—Conditions to Closing of the Transactions” and “Risk Factors—If the conditions to the Business Combination Agreement are not met, the Transactions may not occur.”

Q:	When do you expect the Transactions to be completed?

A:

The Transactions are expected to close in the second half of 2026. This date depends, among other things, on the approval of the proposals put to RACC shareholders at the extraordinary general meeting. However, such extraordinary general meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the extraordinary general meeting and we elect to adjourn the extraordinary general meeting to a later date or dates if necessary or convenient, (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to RACC shareholders or (B) in order to solicit additional proxies from RACC shareholders in favor of one or more of the Condition Precedent Proposals at the extraordinary general meeting. For a description of the conditions for the completion of the Transactions, see “Business Combination Proposal—Conditions to Closing of the Transactions.”

Q:	Following the Transactions, will RACC’s securities continue to trade on a stock exchange?

A:

RACC will effect the Domestication from the Cayman Islands to Delaware. In connection with the Domestication, (a) immediately prior to the Domestication, the Sponsor Share Conversion will occur, whereby holders of RACC Class B Shares will convert their RACC Class B Shares into RACC Class A Shares, (b) immediately prior to the Domestication, RACC will effect public shareholder redemptions, (c) and after effecting public shareholder redemptions, upon the Domestication, each issued and outstanding RACC Class A Share will convert automatically by operation of law, on a one-for-one basis, into one share of New OHB Common Stock.

RACC has applied to list the New OHB Common Stock on Nasdaq under the symbol “OAKH” upon the closing of the Transactions.

It is a condition to Oak Hill Bio’s and RACC’s obligations to consummate the Transactions that the New OHB Common Stock to be issued in connection with the Business Combination Agreement, including the shares of New OHB Common Stock in the Share Acquisition and the PIPE Shares, is approved for listing on Nasdaq, subject only to official notice of issuance. Additionally, it is a condition to the obligations of the parties to the Subscription Agreements to consummate the PIPE Financing that the New OHB Common Stock, including the PIPE Shares, has been approved for listing on Nasdaq, subject only to official notice of issuance.

RACC and Oak Hill Bio believe that RACC will satisfy the initial listing requirements of the Nasdaq Capital Market at the Closing, but there can be no assurance such listing condition will be met. If such listing condition is not met, the Transactions may not be consummated unless such condition is waived by Oak Hill Bio and RACC, and the PIPE Financing may not be consummated unless such condition is waived by the PIPE Investors.

However, it is important for you to consider that, at the time of the deadline for submitting redemption requests or the extraordinary general meeting, New Oak Hill Bio may not have received from Nasdaq either confirmation of the listing of the New OHB Common Stock or confirmation that approval will be obtained prior to the consummation of the Transactions, and you will not be notified prior to the deadline for submitting redemption requests or the extraordinary general meeting if New Oak Hill Bio has not yet received such approval or confirmation. As a result, you may be asked to vote to approve the Business Combination Proposal and the other proposals included in this proxy statement/prospectus without knowing whether the New OHB Common Stock will be listed on Nasdaq or another securities exchange and, further, it is possible that such listing may never be achieved and the Transactions could still be consummated if such condition is waived. Please see the subsection entitled “Description of New Oak Hill Bio Securities—Listing of Securities” for additional information.

Q:	What underwriting and placement agency fees are payable in connection with the Transactions?

A:

Pursuant to the Underwriting Agreement, dated May 19, 2026 (the “Underwriting Agreement”), by and between RACC and Leerink Partners LLC (“Leerink Partners”), Leerink Partners was paid an upfront cash underwriting discount of $0.10 per public share, or $750,000 in the aggregate, paid upon the closing of RACC’s initial public offering (the “Upfront Discount”). In addition, Leerink Partners is entitled to a deferred fee of $0.30 per public share, or $2,250,000 in the aggregate (the “Deferred Discount”). The Deferred Discount will become payable from the amounts held in the trust account solely in the event that RACC completes a business combination, subject to the terms of the Underwriting Agreement.

The following table illustrates the effective underwriting discount on a percentage basis for public shares at each redemption level identified below:

	No Redemptions Scenario	Midpoint Redemptions Scenario	Maximum Redemptions Scenario
Unredeemed public shares(1)	7,500,000	3,750,000	0
Trust Proceeds to New Oak Hill Bio(2)(3)	$75,238,468	$37,619,234	$0
Upfront Discount	$750,000	$750,000	$750,000
Deferred Discount	$2,250,000	$2,250,000	$2,250,000
Total Discount	$3,000,000	$3,000,000	$3,000,000
Total%	3.99%	7.97%	—

(1)

Amount comprises the unredeemed public shares in a variety of redemptions scenarios. This amount reflects the assumed redemption of 0 public shares under the No Redemptions Scenario, 3,750,000 public shares redeemed under the Midpoint Redemptions Scenario, and 7,500,000 public shares redeemed under the Maximum Redemptions Scenario.

(2)

Represents the product of (i) the sum of unredeemed public shares and (ii) the assumed redemption price. Uses approximately $10.03 as the assumed redemption price for the public shares based on the trust account balance as of June 30, 2026.

(3)

Pursuant to the Backstop Agreement, the RA Backstop Purchaser has committed to subscribe for up to 7,500,000 shares of New OHB Common Stock at a purchase price of $10.00 per share (up to $75,000,000 in the aggregate), to the extent necessary to backstop public shareholder redemptions.

Additionally, RACC engaged Leerink Partners as its exclusive financial advisor to the Transactions and RACC engaged Leerink Partners, UBS Securities LLC (“UBS”), Wells Fargo Securities, LLC (“Wells

Fargo”), and LifeSci Capital LLC (“LifeSci”) as co-placement agents of the PIPE Financing. In such roles, RACC agreed to pay Leerink Partners, UBS, Wells Fargo and LifeSci in the aggregate $4.75 million at the Closing.

Q:	What happens if the Transactions are not consummated?

A:

RACC will not complete the Domestication to Delaware unless all other conditions to the consummation of the Transactions have been satisfied or waived by the parties in accordance with the terms of the Business Combination Agreement. If RACC is not able to consummate the Transactions with Oak Hill Bio nor able to complete another business combination by May 21, 2028, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released for permitted withdrawals (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the RACC Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Existing Governing Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

Q:	Do I have appraisal rights or dissenters’ rights in connection with the proposed Transactions and the proposed Domestication?

A:

RACC’s shareholders do not have appraisal rights in connection with the Transactions or the Domestication under the DGCL. RACC’s shareholders do not have dissenters’ rights in connection with the Transactions or the Domestication under Cayman Islands law, as such rights under Section 238 of the Companies Act (As Revised) of the Cayman Islands are only available in the context of a statutory merger under Part 16 of the Companies Act (As Revised) of the Cayman Islands.

Q:	What else do I need to do now?

A:

We urge you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Transactions will affect you as a shareholder. Our shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	How do I vote?

A:

If you are a holder of record of RACC Shares on the record date of the extraordinary general meeting, you may vote in person at the extraordinary general meeting by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Each RACC Share that you own in your name entitles you to one vote.

There are three ways to vote your RACC Shares at the extraordinary general meeting:

•

You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign, date and return the proxy card without indicating how you wish to vote, your shares will be voted as recommended by the RACC Board “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal (in the case of the holders of the RACC Class B Shares), “FOR” the Governing Documents Proposal (in the case of the holders of the RACC Class B Shares), “FOR” each of the Advisory Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented at the extraordinary general meeting. Your proxy card must be received by RACC not less than 48 hours before the scheduled time of the extraordinary general meeting or any adjournment thereof at which the person named in the proxy card proposes to vote. Proxy cards received after this time will not be counted.

•

You can attend the extraordinary general meeting and vote in person. You will receive a ballot when you arrive. However, if your RACC Shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way RACC can be sure that the broker, bank or nominee has not already voted your RACC Shares.

•

You can vote electronically. You may attend, vote and examine the list of shareholders entitled to vote at the extraordinary general meeting by visiting [●] and entering the control number found on your proxy card.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If you decide to vote, you should provide instructions to your broker, bank or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee.

Q:	How has the announcement of the Transactions affected the trading price of the public shares?

A:

On July 24, 2026, the last full trading day before the public announcement of the Transactions, public shares closed at $11.02 per share. On August 19, 2026, a recent practicable date prior to the date of this proxy statement/prospectus, public shares closed at $24.60 per share.

Q:	When and where will the extraordinary general meeting be held?

A:

The extraordinary general meeting will be held at 10:00 a.m., Eastern Time, on [●], 2026, at [●], and via a virtual meeting at [●], or at such other time, on such other date and at such other place to which the meeting may be adjourned.

Shareholders may attend the extraordinary general meeting in person. If you wish to attend the extraordinary general meeting in person, you must reserve your attendance by contacting RACC’s secretary at RACC@racap.com by 10:00 a.m., Eastern Time, on [●], 2026 (at least two business days prior to the extraordinary general meeting). You can participate in the meeting, vote, and submit questions via live webcast by visiting [●].

Q:	How do I attend the virtual extraordinary general meeting?

A:

If you are a registered shareholder, you will receive a proxy card from RACC’s transfer agent. The form contains instructions on how to attend the virtual extraordinary general meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact RACC’s transfer agent at [●], or [●].

You can pre-register to attend the virtual extraordinary general meeting starting [●], 2026 at 9:30 a.m., Eastern Time (three business days prior to the meeting date). Enter the URL address [●] into your browser, enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the extraordinary general meeting, you will need to log in again using your control number and will also be prompted to enter your control number if you vote during the extraordinary general meeting.

Shareholders who hold their investments through a bank or broker, will need to contact RACC’s transfer agent to receive a control number. If you plan to vote at the extraordinary general meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote, RACC’s transfer agent will issue you a guest control number with proof of ownership. In either case you must contact RACC’s transfer agent for specific instructions on how to receive the control number. RACC’s transfer agent can be contacted at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have Internet access, you can listen only to the meeting by dialing [●] (toll-free) (or [●] if you are located outside the U.S. and Canada (standard rates apply)) and when prompted enter the pin number [●]. Please note that you will not be able to vote or ask questions at the extraordinary general meeting if you choose to participate telephonically, and your participation on this basis will not count towards quorum.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:

RACC has fixed [●], 2026 as the record date for the extraordinary general meeting. If you were a shareholder of RACC at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.

Q:	How many votes do I have?

A:

RACC shareholders are entitled to one vote at the extraordinary general meeting for each RACC Share held of record as of the record date at the extraordinary general meeting. As of the close of business on the record date for the extraordinary general meeting, there were 9,098,529 RACC Shares issued and outstanding, of which 7,775,000 were public shares.

Q:	What constitutes a quorum?

A:

A quorum of RACC shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than one-third of the issued and outstanding RACC Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 3,032,843 RACC Shares would be required to achieve a quorum at the extraordinary general meeting. As of the record date, the initial shareholders owned of record an aggregate of 1,598,529 RACC Shares, representing approximately 17.6% of the issued and outstanding RACC Shares. Therefore, an additional 1,434,314 public shares are required to establish a quorum.

Q:	What vote is required to approve each proposal at the extraordinary general meeting?

A:	The following votes are required for each proposal at the extraordinary general meeting:

(i)

Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding RACC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(ii)

Domestication Proposal: The approval of the Domestication Proposal requires a special resolution of the holders of RACC Class B Shares under Cayman Islands law, being the affirmative vote of at least two-thirds of the holders of issued and outstanding RACC Class B Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of the RACC Class A Shares will have no right to vote on the Domestication Proposal, in accordance with Article 34.2 of the Existing Governing Documents.

(iii)

Governing Documents Proposal: The approval of the Governing Documents Proposal requires a special resolution of the holders of RACC Class B Shares under Cayman Islands law, being the affirmative vote of at least two-thirds of the holders of issued and outstanding RACC Class B Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of the RACC Class A Shares will have no right to vote on the Governing Documents Proposal, in accordance with Article 34.2 of the Existing Governing Documents.

(iv)

Advisory Governing Documents Proposals: The separate approval of each of the six Advisory Governing Documents Proposals requires an ordinary resolution under Cayman Islands law, on a non-binding and advisory basis only, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding RACC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. These six proposals are being presented separately in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions and will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by Cayman or Delaware law, but pursuant to SEC guidance, RACC is required to submit these provisions to its shareholders separately for approval. The shareholder votes regarding these proposals are advisory in nature, and are not binding on RACC, the RACC Board or the New OHB Board. Furthermore, the consummation of the Transactions is not conditioned on the separate approval of the Advisory Governing Documents Proposals (separate and apart from the approval of the Governing Documents Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, RACC intends that the Proposed Governing Documents will take effect from the registration of RACC in the State of Delaware as a corporation under the laws of the State of Delaware, assuming approval of the Business Combination Proposal and the Governing Documents Proposal.

(v)

Nasdaq Proposal: The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding RACC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vi)

Equity Incentive Plan Proposal: The approval of the Equity Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding RACC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vii)

Employee Stock Purchase Plan Proposal: The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding RACC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(viii)

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding RACC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

As of the close of business on the record date, there were 9,098,529 RACC Shares issued and outstanding, of which 7,775,000 were RACC Class A Shares and 1,323,529 were RACC Class B Shares. The initial shareholders collectively own 1,598,529 RACC Shares, or approximately 17.6% of the issued and outstanding ordinary shares as follows: (i) the Sponsor owns 1,245,269 RACC Class B Shares and 275,000 RACC Class A Shares; and (ii) the RACC independent directors (Messrs. MacLean and Miller) each own 39,130 RACC Class B Shares, for an aggregate of 78,260 RACC Class B Shares. Pursuant to our amended and restated memorandum and articles of association, a quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than one-third of the issued and outstanding RACC Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. Accordingly, we will need at least 1,434,314 RACC Shares, in addition to the RACC Shares held by the initial shareholders, to constitute a quorum. Approval of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding RACC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Accordingly, we will need 4,549,265 RACC Shares, or 2,950,736 public shares in addition to the RACC Shares held by the initial shareholders, to vote in favor of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal to approve it if all RACC Shares are present and cast votes. If only the minimum quorum is present, no public shares will be required to vote in favor of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal to approve it.

Approval of the Domestication Proposal and the Governing Documents Proposal requires a special resolution of the holders of RACC Class B Shares under Cayman Islands law, being the affirmative vote of at least two-thirds of the holders of issued and outstanding RACC Class B Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of the RACC Class A Shares will have no right to vote on the Domestication Proposal or the Governing Documents Proposal.

Q:	What are the recommendations of the RACC Board?

A:

The RACC Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of RACC and its shareholders, as a whole, and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal (in the case of the holders of the RACC Class B Shares), “FOR” the Governing Documents Proposal (in the case of the holders of the RACC Class B Shares), “FOR” each of the Advisory Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of RACC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of RACC and its shareholders, as a whole, and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, RACC’s officers have interests in the Transactions that may conflict with your interests as a shareholder. See the section entitled

“Business Combination Proposal—Interests of RACC’s Directors and Executive Officers in the Transactions” for a further discussion of these considerations.

Q:	How do the Sponsor and the other initial shareholders intend to vote their shares?

A:

The initial shareholders, being the Sponsor and RACC’s independent directors (Messrs. MacLean and Miller), have agreed to vote the RACC Shares owned by them in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, our initial shareholders own approximately 17.6% of the issued and outstanding ordinary shares. As of the record date of the extraordinary general meeting, there were 9,098,529 RACC Shares outstanding.

Q:	May the Sponsor and the other initial shareholders purchase public shares prior to the extraordinary general meeting?

A:

None of our Sponsor, the other initial shareholders nor any of their respective affiliates has purchased, or currently has an intention to purchase, public shares prior to the extraordinary general meeting. However, subject to Rule 14e-5 under the Exchange Act, at any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Sponsor, the other initial shareholders and/or their respective affiliates may purchase public shares prior to the extraordinary general meeting. The purpose of such transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are approved by the requisite majorities, (ii) otherwise limit the number of public shares electing to redeem and (iii) New Oak Hill Bio’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing. If such purchases occur, the public “float” of New Oak Hill Bio following the Transactions may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of the New OHB Common Stock on Nasdaq or another national securities exchange.

In the event our Sponsor, the other initial shareholders and/or any of their respective affiliates, subject to Rule 14e-5 under the Exchange Act, purchase public shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their public shares. Any public shares purchased by our Sponsor, the other initial shareholders or any of their respective affiliates would not be voted in favor of the Condition Precedent Proposals, and redemptions rights (if any) over such purchased securities would be waived by the aforementioned persons. Any such purchased securities would also have a purchase price no higher than the redemption price.

In addition, we will file a Current Report on Form 8-K and will (i) amend this proxy statement/prospectus, if such arrangements are entered into prior to effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, or (ii) file a supplement to this proxy statement/prospectus, if such arrangements are entered into after effectiveness of such registration statement, to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Condition Precedent Proposals or the satisfaction of any closing conditions. Any such disclosures will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons, and will describe the material costs of such arrangements to RACC and Oak Hill Bio, as well as their potential impact to New Oak Hill Bio after giving effect to the Transactions as well as: (i) the number of public shares purchased outside of the redemption offer, along with the purchase price(s) for such shares; (ii) the purpose of any such purchases; (iii) the impact, if any, of the purchases on the likelihood that the Condition Precedent Proposals will be approved; (iv) the identities of the equity holders who sold to our Sponsor, the other initial shareholders or their respective affiliates (if not purchased on the open market) or the nature of the equity holders (e.g., 5% security holders) who sold such public shares; and

(v) the number of public shares for which RACC has received redemption requests pursuant to our redemption offer. None of the funds in the trust account will be used to purchase public shares in such transactions. None of our Sponsor, the other initial shareholders nor any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. RACC hereby represents that any public shares purchased by our Sponsor, the other initial shareholders or any of their respective affiliates in situations in which the tender offer rules regarding restrictions on purchases would apply would not be voted in favor of approving the Condition Precedent Proposals.

Q:	Who is the Sponsor?

A.

Our Sponsor is Research Alliance Holdings III LLC, a Cayman Islands limited liability company formed for the purpose of holding securities in RACC. As of the date of this proxy statement/prospectus, the Sponsor holds 1,245,269 RACC Class B Shares and 275,000 private placement shares, which are RACC Class A Shares.

The Sponsor is an affiliate of RA Capital Management, a leading life sciences focused investment firm with over $15 billion of regulatory assets under management as of December 31, 2025. Since its launch in 2002, RA Capital Management has focused primarily on the healthcare industry. Matthew Hammond, PhD, RACC’s Chief Executive Officer and Director, is a Partner on the investment team at RA Capital Management, and Henry Stusnick, RACC’s Chief Business Officer and Chief Operating Officer, is an Analyst on the investment team at RA Capital Management. For a description of our management team’s previous experience with other special purpose acquisition vehicles, see “Information about RACC—Experience with Special Purpose Acquisition Vehicles.”

The Sponsor is organized in the Cayman Islands as a limited liability company for the purpose of holding securities in RACC. The Sponsor’s equity owners are investment funds affiliated with RA Capital Management, L.P. Matthew Hammond is the sole director and Manager of the Sponsor and, as such, has voting and investment discretion with respect to the securities held of record by the Sponsor and may be deemed to have beneficial ownership of the securities held directly by the Sponsor. Mr. Hammond disclaims beneficial ownership of the securities held by the Sponsor except to the extent of his pecuniary interest therein, if any.

The Sponsor is not “controlled” (as defined in 31 CFR 800.208) by a foreign person, such that the Sponsor’s involvement in any business combination would be a “covered transaction” (as defined in 31 CFR 800.213). However, it is possible that non-U.S. persons could be involved in our business combination, which may increase the risk that our business combination becomes subject to regulatory review, including review by the Committee on Foreign Investment in the U.S. (“CFIUS”), and that restrictions, limitations or conditions will be imposed by CFIUS. If our business combination with a U.S. business is subject to CFIUS review, the scope of which was expanded by FIRRMA, to include certain non-passive, non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business. FIRRMA, and subsequent implementing regulations that are now in force, also subjects certain categories of investments to mandatory filings. If our potential business combination with a U.S. business falls within CFIUS’s jurisdiction, we may determine that we are required to make a mandatory filing or that we will submit a voluntary notice to CFIUS, or to proceed with a business combination without notifying CFIUS and risk CFIUS intervention, before or after closing a business combination. CFIUS may decide to block or delay our business combination, impose conditions to mitigate national security concerns with respect to such business combination or order us to divest all or a portion of a U.S. business of the combined company without first obtaining CFIUS clearance, which may limit the attractiveness of or prevent us from pursuing certain initial business combination opportunities that we believe would otherwise be beneficial to us and our shareholders. As a result, the pool of potential targets with which we could complete a business combination may be limited and we may be adversely affected in terms of competing with other special purpose acquisition companies which do not have similar foreign ownership issues. A failure to notify CFIUS of a transaction where such notification was required or otherwise warranted based on the national security considerations presented by an investment target may expose our Sponsor and/or the combined company to legal penalties, costs, and/or other adverse reputational and financial effects, thus potentially diminishing the value of the combined company. In addition, CFIUS is actively pursuing transactions that were not notified to it and may ask questions regarding, or impose restrictions or mitigation on, a business combination post-closing.

Moreover, the process of government review, whether by the CFIUS or otherwise, could be lengthy and we have limited time to complete our business combination. If we cannot complete a business combination within 24 months from the closing of our Initial Public Offering because the transaction is still under review or because our business combination is ultimately prohibited by CFIUS or another U.S. government entity, we may be required to liquidate. If we liquidate, shareholders of record may only receive their pro rata portion of funds available in the trust account. This will also cause you to lose the investment opportunity in a target company and the chance of realizing future gains on your investment through any price appreciation in the combined company.

Q:	What interests do the Sponsor and RACC’s officers and directors have in the Transactions?

A:

When you consider the recommendation of the RACC Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and RACC’s officers and directors have interests in the Transactions that are different from or in addition to (and which may conflict with) the interests of unaffiliated RACC shareholders. Further, RACC’s officers and directors have additional fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity, which are set forth in more detail in the section titled “Information About RACC — Conflicts of Interest.” We believe there were no such opportunities that were not presented as a result of the existing fiduciary or contractual obligations of our officers and directors to other entities. The RACC Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and Business Combination Agreement and in recommending to our shareholders that they vote in favor of the proposals to be presented at the extraordinary general meeting, including the Business Combination Proposal. RACC shareholders should take these interests into account in deciding whether to approve the proposals presented at the extraordinary general meeting, including the Business Combination Proposal. These interests include, among other things:

•

the fact that the initial shareholders, including the Sponsor and RACC’s independent directors, have invested in RACC an aggregate of $2,775,000, comprised of the $25,000 purchase price for the 1,323,529 RACC Class B Shares and the $2,750,000 purchase price for 275,000 private placement shares, and such shares will have a significantly higher value at the time of the Transactions or be worthless if the Transactions are not consummated and RACC is liquidated by May 21, 2028;

•

the fact that, as a result of the low purchase price paid for the RACC Class B Shares, if the Transactions are completed, the Sponsor and RACC’s independent directors (Messrs. MacLean and Miller) are likely to be able to make a substantial profit on their investment in RACC even at a time when the New OHB Common Stock has lost significant value. Accordingly, the economic interests of the Sponsor and RACC’s independent directors diverge from the economic interests of public shareholders because the Sponsor and RACC’s independent directors will realize a gain on its investment from the completion of any business combination while public shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share;

•	the fact that the initial shareholders have agreed not to redeem any RACC Shares held by them in connection with a shareholder vote to approve the Business Combination Proposal;

•	the fact that the initial shareholders have agreed to vote any RACC Shares owned by them in favor of the Business Combination Proposal;

•

the fact that the initial shareholders have agreed to waive their rights to liquidating distributions from the trust account with respect to any RACC Shares (other than public shares subsequently acquired by them) held by them if the Transactions are not approved and RACC fails to complete the Transactions by May 21, 2028;

•

the fact that the Business Combination Agreement provides for the continued indemnification of RACC’s existing directors and officers and requires RACC to purchase, or cause to be purchased, at or prior to the Closing, and New Oak Hill Bio to maintain in effect for a period of six years after the Closing, a “tail” policy providing directors’ and officers’ liability insurance coverage for certain RACC directors and officers after the Transactions;

•

the fact that the Sponsor and RACC’s officers and directors will lose their entire investment in RACC and will not be reimbursed for any loans extended, fees due or out-of-pocket expenses incurred on RACC’s behalf related to identifying, investigating, negotiating and completing an initial business combination if the Transactions are not consummated by May 21, 2028. As of the date of this proxy statement/prospectus, RACC does not owe the Sponsor any outstanding sums pursuant to any working capital loans, promissory notes, the existing indemnification agreement between RACC and the Sponsor, or otherwise;

•

the fact that, in connection with the Closing and immediately prior to the Effective Time, the Sponsor may elect to contribute Working Capital Loans, of up to $3,000,000, to RACC in exchange for Working Capital Shares, which are convertible at the option of the Sponsor into shares of New OHB Common Stock, at a conversion price of $10.00 per share. There have been no Working Capital Loans to date;

•

the fact that if the trust account is liquidated, including in the event RACC is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify RACC to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account, by the claims of prospective target businesses with which RACC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to RACC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account;

•

the fact that if the Transactions or another business combination is not consummated by May 21, 2028, RACC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding RACC Class A Shares for cash and, subject to the approval of its remaining shareholders and the RACC Board, liquidating and dissolving;

•

the fact that the Investor Rights Agreement was entered into with the initial shareholders, the SAFE Holders and certain Oak Hill Bio Shareholders, which, among other things, (a) gives the initial shareholders, the SAFE Holders and certain Oak Hill Bio Shareholders certain registration rights, including the right to have the offer and sale of their shares of New OHB Common Stock registered on a resale registration statement to be filed by New Oak Hill Bio shortly after the consummation of the Transactions;

•

the fact that the Sponsor Letter Agreement was executed with the initial shareholders, pursuant to which the initial shareholders, among other things, waive all adjustments to the conversion ratio set forth in the Existing Governing Documents with respect to the RACC Class B Shares, and agree to be bound by certain transfer restrictions with respect to RACC Shares prior to the consummation of the Transactions, in each case subject to the terms and conditions set forth therein. No consideration has been or will be paid to RACC, Oak Hill Bio, Sponsor or each of RACC’s independent directors in connection with the entry into the Sponsor Letter Agreement;

•

the fact that the RA Backstop Purchaser, being an affiliate of the Sponsor, has entered into the Backstop Agreement, pursuant to which it has committed to subscribe for up to 7,500,000 shares of New OHB Common Stock (up to $75,000,000 in the aggregate) at a purchase price of $10.00 per share, to the extent necessary to backstop public shareholder redemptions, subject to the terms and conditions set forth in the Backstop Agreement. For more information, please see “Business Combination Proposal—Related Agreements—Backstop Agreement”;

•

the fact that the SAFE Holders, being affiliates of the Sponsor, provided Oak Hill Bio with interim financing in the aggregate principal amount of $45,000,000 under the Oak Hill Bio SAFEs, bearing interest at a rate of 8% per annum, which will convert into ordinary shares of Oak Hill Bio immediately prior to the Closing and be exchanged for shares of New OHB Common Stock in the Share Acquisition, provided that if the Oak Hill Bio SAFEs remain outstanding for a period of 18 months from the date of execution, the Oak Hill Bio SAFEs will convert into OHB Series A Shares. See the assumptions underlying such ownership described in the section entitled “Beneficial Ownership of Securities” and more information to consider under “Risk Factors—Risks Related to the Transactions and RACC”;

•

the right of the Sponsor, the SAFE Holders and the RA Backstop Purchaser to hold shares of New OHB Common Stock following the Transactions, subject to the terms and conditions of the lock-up restrictions; and

•	the fact that RACC may be entitled to distribute or pay over funds held by RACC outside the trust account to the Sponsor or any of its Affiliates prior to the Closing.

In addition, certain persons who are expected to join the New OHB Board after the completion of the Transactions may have interests in the Transactions that are different from, or in addition to, the interests of the RACC shareholders. See “Proposal 1: Business Combination Proposal—Interests of Oak Hill Bio Directors and Executive Officers in the Transactions” for more information.

Q:	What happens if I sell my RACC Shares before the extraordinary general meeting?

A:

The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Transactions are expected to be completed. If you transfer your public shares after the applicable record date for the extraordinary general meeting, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the extraordinary general meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•

you may send another proxy card with a later date, provided that it is received by RACC not less than 48 hours before the scheduled time of the extraordinary general meeting or any adjournment thereof at which the person named in the proxy card proposes to vote;

•	you may notify RACC’s secretary at RACC@racap.com, before the extraordinary general meeting that you have revoked your proxy; or

•	you may attend the extraordinary general meeting, revoke your proxy, and vote in person, as indicated above.

If your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:	What happens if I fail to take any action with respect to the extraordinary general meeting?

A:

If you fail to vote with respect to the extraordinary general meeting and the Business Combination Proposal and each other Condition Precedent Proposal is approved by shareholders and the Transactions are consummated, you will become a stockholder of New Oak Hill Bio. If you fail to vote with respect to the extraordinary general meeting and the Business Combination Proposal or such other Condition Precedent Proposal is not approved, you will remain a shareholder of RACC. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Transactions.

Q:	What should I do if I receive more than one set of voting materials?

A:

Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your RACC Shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:

RACC will pay the cost of soliciting proxies for the extraordinary general meeting. RACC has engaged Alliance Advisors, LLC as proxy solicitor to assist in the solicitation of proxies for the extraordinary general meeting. RACC has agreed to pay Alliance Advisors, LLC a fee of $20,000, plus disbursements, and will reimburse Alliance Advisors, LLC for its reasonable out-of-pocket expenses and indemnify Alliance Advisors, LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. RACC and its representatives will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and obtain their authority to execute proxies and voting instructions. RACC will reimburse them for their reasonable expenses. RACC’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Where can I find the voting results of the extraordinary general meeting?

A:

The preliminary voting results will be announced at the extraordinary general meeting. RACC will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q:	Who can help answer my questions?

A:	If you have questions about the Transactions or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Alliance Advisors, LLC

150 Clove Road

Suite 400

Little Falls, NJ 07424

Individuals, please call: (866) 206-8243

Banks and brokerage firms, please call: (973) 873-7752

Email: RACC@allianceadvisors.com

You also may obtain additional information about RACC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to tender or deliver your public shares (and share certificates (if any) and other redemption forms) (either physically or electronically) to the RACC transfer agent, at the address below prior to 5:00 p.m., Eastern Time, on [●], 2026 (two business days prior to the initially scheduled vote at the extraordinary general meeting). If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attention: SPAC Redemption Team

E-mail: spacredemptions@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Transactions, you should read this proxy statement/prospectus, including the Annexes, such as the Business Combination Agreement attached as Annex A to this proxy statement/prospectus and other documents referred to herein, carefully and in their entirety. The Business Combination Agreement is the legal document that governs the Transactions and the other transactions that will be undertaken in connection with the Transactions. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “Business Combination Proposal—The Business Combination Agreement.”

Parties to the Transactions

Research Alliance Corporation III

RACC is a blank check company incorporated on February 19, 2026 as a Cayman Islands exempted company, incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

RACC Class A Shares are currently listed on Nasdaq under the symbol “RACC.”

RACC’s principal executive offices are located at 600 Fifth Avenue, 23rd Floor, New York, New York 10020, and its phone number is (617) 778-2500.

OHB Pediatrics Ltd.

OHB Pediatrics Ltd. (“Oak Hill Bio”) is a company incorporated under the laws of England and Wales.

Oak Hill Bio is a clinical-stage biotechnology company focused on acquiring and developing promising therapeutics for rare diseases with significant unmet need that have been deprioritized by pharmaceutical companies. Oak Hill Bio’s lead program, rugonersen (OHB-724), is an antisense oligonucleotide (“ASO”), in Phase 3 clinical development as a potential treatment for Angelman syndrome. Angelman syndrome is a rare neurodevelopmental disorder with no approved disease-modifying therapies. Angelman syndrome affects approximately one in 12,000 to 20,000 live births annually, with approximately 30,000 diagnosed patients in the United States and the five major European Union countries. In June 2026, Oak Hill Bio initiated a pivotal Phase 3 clinical trial (“BEACON”) evaluating rugonersen in pediatric and adult participants with Angelman syndrome, and is currently enrolling participants. Oak Hill Bio expects initial top-line data in early 2029, and if the trial is successful, with a new drug application (“NDA”) submission in the second half of 2029.

Oak Hill Bio was formed as a wholly owned subsidiary of Oak Hill Bio Holdings Ltd. (“OHB Parent”) in September 2024, licensed rugonersen from F. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc. (collectively, “Roche”) in February 2025 and raised gross proceeds of $32.5 million from the sale of its Series A convertible preferred shares (the “OHB Series A Shares”) in April 2026. Oak Hill Bio seeks to apply a focused, capital-efficient operating model to programs with compelling biology, substantial unmet need, and existing clinical or translational work that may support an efficient development path. Oak Hill Bio believes its model can create value by taking forward programs that may have been deprioritized despite data Oak Hill Bio views as promising. Oak Hill Bio’s initial focus is to develop rugonersen through registration for the treatment of Angelman syndrome. Over time, Oak Hill Bio may expand its pipeline through additional acquisitions, licenses and collaborations.

Oak Hill Bio’s principal executive offices are located at 3rd Floor, 1 Ashley Road, Altrincham, Cheshire, United Kingdom WA14 2DT and its phone number is +1 857-302-2294,

Background and Material Terms of the Transactions

RACC is a blank check company incorporated on February 19, 2026 as a Cayman Islands exempted company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. RACC’s Sponsor is an affiliate of RA Capital, a leading life sciences focused investment firm with over $15 billion of regulatory assets under management as of December 31, 2025. Since its launch in 2002, RA Capital has focused primarily on the healthcare industry.

Following the completion of its initial public offering on May 21, 2026, at the direction of the RACC Board, RACC’s Chief Executive Officer and Director, Matt Hammond, and RACC’s Chief Business Officer and Operating Officer, Henry Stusnick, commenced a targeted search for potential business combination candidates, leveraging the Sponsor’s network of investment bankers, private equity firms and hedge funds (including those of RA Capital Management and its affiliates), consulting firms, legal and accounting firms, and numerous other business relationships, as well as the prior experience and network of RACC’s officers and directors. RACC did not have any discussions with potential counterparties about a possible business combination prior to the completion of its initial public offering. With the assistance of Leerink Partners as financial advisor, Messrs. Hammond and Stusnick identified and considered 57 potential business combination targets, including Oak Hill Bio. RACC then conducted a preliminary evaluation of these potential targets and engaged in discussions regarding a potential business combination with 12 private companies in the life science and biotech industry, including Oak Hill Bio, that RACC determined merited more serious consideration. Of these 12 companies, 11 fell out of consideration, including because they did not engage substantively with RACC, indicated they were not interested in pursuing a business combination transaction with RACC in the near-term or at all, or were determined by RACC not to represent as attractive an opportunity as a business combination transaction with Oak Hill Bio.

At this time, Oak Hill Bio was in discussions with multiple potential counterparties about potential capital-raising transactions. RA Capital, which is in the business of making investments in the healthcare industry, had multiple discussions with Oak Hill Bio since 2025 about participating in a potential financing or private equity investment.

On May 21, 2026, at a meeting requested by Mr. Hammond in his capacity as Partner at RA Capital for RA Capital to discuss the Oak Hill Bio business with representatives of Oak Hill Bio, Messrs. Hammond and Stusnick met, via videoconference, with Mr. Josh Distler, Oak Hill Bio’s Chief Executive Officer, and Mr. Ike Greenstein, Oak Hill Bio’s Chief Financial Officer, at which meeting Messrs. Distler and Greenstein indicated willingness to evaluate a potential business combination with RACC and discussed Oak Hill Bio’s expected valuation and financing needs in connection with a potential business combination and other strategic opportunities potentially available to Oak Hill Bio.

On May 22, 2026, RACC circulated an initial draft of a Non-Binding Term Sheet (the “NBO”) to Oak Hill Bio, which assigned Oak Hill Bio a base equity value of $150 million on a pre-Business Combination, fully diluted basis, based on RACC’s assessment of, among other things, Oak Hill Bio’s valuation in its most recent Series A preferred stock financing, valuations of publicly traded companies RACC viewed as comparable to Oak Hill Bio, the perceived prospects of Oak Hill Bio, the risks associated with the Oak Hill Bio business and anticipated timeline to potential regulatory approval. The NBO also stated that the parties would obtain commitments from third-party investors to purchase $100 million worth of RACC Class A Ordinary Shares in the PIPE Financing. Between May 22, 2026 through June 9, 2026, Messrs. Hammond and Stusnick, and representatives of Oak Hill Bio, including Messrs. Distler and Greenstein, with the assistance of their respective legal counsel at Cooley LLP (“Cooley”) and Goodwin Procter LLP (“Goodwin”), exchanged drafts of the NBO and negotiated certain provisions of the NBO, including the base equity value of Oak Hill Bio, the size and structure of the PIPE Financing, the size and terms of the Oak Hill Bio SAFEs, the size and terms of the post-Closing equity compensation plan, and the structure of the post-Closing board. In the course of these discussions, Oak Hill Bio indicated that it believed a higher base equity value of $175 million was appropriate, and, following subsequent discussions and negotiations regarding RACC’s initial assessment of Oak Hill Bio, the parties subsequently agreed to increase the base equity value to $160 million (the “Base Equity Value”).

Later on June 9, 2026, RACC and Oak Hill Bio executed the NBO, pursuant to which the parties agreed to a binding mutual exclusivity period of 45 days following the date of the NBO (the “Exclusivity Period”).

Following the execution of the NBO, RACC and its advisors conducted confirmatory due diligence on Oak Hill Bio, including scientific and clinical diligence (focused on Oak Hill Bio’s product candidate pipeline, clinical development status and regulatory strategy for rugonersen), regulatory diligence (focused on Oak Hill Bio’s interactions with the FDA and other regulatory authorities, including review of any clinical holds and the status of ongoing and planned clinical trials), financial diligence (focused on Oak Hill Bio’s historical and projected financial condition, capital requirements and accounting matters), legal diligence (focused on Oak Hill Bio’s corporate structure, material contracts, litigation, labor and employment matters and compliance matters) and intellectual property diligence. In connection with these workstreams, RACC’s advisors participated in diligence calls with Oak Hill Bio’s management and advisors, reviewed materials made available in Oak Hill Bio’s virtual data room and submitted supplemental due diligence questions to Oak Hill Bio across the foregoing categories. During this period, Oak Hill Bio and its advisors at Goodwin conducted confirmatory due diligence on RACC, including a review of RACC’s corporate structure, trust account mechanics, public filings, shareholder base and the terms of RACC’s initial public offering.

On June 30, 2026, RACC executed an engagement letter with Oak Hill Bio, Leerink Partners, UBS, Wells Fargo and LifeSci providing that (i) Leerink Partners act as exclusive financial advisor to RACC with respect to the potential business combination and (ii) Leerink Partners, UBS, Wells Fargo and LifeSci act as co-placement agents in connection with the PIPE Financing.

On July 2, 2026, Cooley provided an initial draft of the Business Combination Agreement to Goodwin. Thereafter the parties continued to exchange drafts of the Business Combination Agreement and the ancillary transaction agreements through their respective legal advisors, and the parties and their respective legal and financial advisors negotiated the terms of these agreements, including, among others: (i) the terms and mechanics for conversion of the Oak Hill Bio SAFEs; (ii) the terms of the Backstop Agreement, pursuant to which the RA Backstop Purchaser agreed to purchase newly issued shares of New OHB Common Stock to the extent necessary to backstop any excess of shareholder redemptions; (iii) the calculation of fully-diluted Company Shares used in determining the Exchange Ratio, including that outstanding Oak Hill Bio options would be treated as accelerated and exercised in full; (iv) the composition of the board of directors of the post-Closing combined company, including the individuals to be designated as directors and their designation among the three staggered board classes; (v) the Termination Date of the Business Combination Agreement, and the mechanism for extension thereof; (vi) the size and terms of the Oak Hill Bio Equity Incentive Plan and the Oak Hill Bio Employee Stock Purchase Plan; (vii) treatment of Oak Hill Bio employees post-Closing; and (viii) limitations on the actions of Oak Hill Bio’s parent prior to Closing.

On July 6, 2026, Cooley provided to Goodwin and Kirkland & Ellis LLP (“K&E”), legal counsel to Leerink Partners, UBS, Wells Fargo and LifeSci, an initial draft of the form of Subscription Agreement for PIPE Investors. From July 6, 2026 through July 13, 2026, Cooley, Goodwin and K&E negotiated the form of the Subscription Agreement. In parallel to the preparation of the forms of Subscription Agreement, Leerink Partners, UBS, Wells Fargo and LifeSci, as placement agents for RACC in connection with the PIPE Financing, commenced outreach to potential investors (including existing Oak Hill Bio shareholders) to assess interest in participating in the PIPE Financing. Between July 13, 2026 through July 25, 2026, prospective PIPE Investors reviewed the terms of the forms of Subscription Agreement and Cooley and Goodwin negotiated such terms with prospective PIPE Investors on behalf of RACC and Oak Hill Bio.

On July 26, 2026, the parties finalized the terms of the Business Combination Agreement and related ancillary documents, which were circulated to the RACC Board, along with the written opinion of Scalar that, as of such date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Scalar in preparing its opinion, the Closing Consideration (as defined in such opinion) to be paid by RACC to the Oak Hill Bio Shareholders pursuant to the Business Combination Agreement was fair from a financial point of view to the unaffiliated holders of RACC Class A Shares (other than the Excluded Parties).

On July 26, 2026, after careful consideration of the discussion held during the meeting of the RACC Board on July 24, 2026, in addition to the final drafts of the Business Combination Agreement and related ancillary documents, and the written opinion of Scalar, the RACC Board adopted resolutions by unanimous written consent pursuant to which the RACC Board (i) determined that the implied fair market value of the vested equity of Oak Hill Bio to be acquired in the Business Combination was equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting discounts held in trust and taxes payable on the interest earned on the Trust Account) at the time of the execution of a definitive agreement for an initial business combination, and, (ii) based on the factors cited in “Business Combination Proposal—The RACC Board’s Reasons for the Approval of the Business Combination”, unanimously (a) determined that it was in the best interests of RACC and declared it advisable, to enter into the Business Combination Agreement and Ancillary Documents to which it is a party, (b) approved the execution and delivery of the Business Combination Agreement and the Ancillary Documents to which RACC is a party and the Transactions, and (c) recommended that the Transaction Proposals be approved and adopted by the shareholders of RACC (collectively, the “RACC Board Approvals”).

Later on July 26, 2026, the parties entered into the Business Combination Agreement and the related ancillary documents and the PIPE Investors executed and delivered the Subscription Agreements, which provided for binding subscriptions to purchase an aggregate of 5,500,000 shares of New OHB Common Stock at $10.00 per share.

Early on July 27, 2026, RACC and Oak Hill Bio issued a joint press release announcing the execution of the Business Combination Agreement and Subscription Agreements.

For more information, see “Business Combination Proposal—Background and Material Terms of the Business Combination.”

The Business Combination Agreement

The Business Combination Agreement provides that, on the terms and subject to the conditions set forth therein, at the Closing and following the Domestication, each of the Oak Hill Bio Shareholders will sell and transfer to RACC 100% of the issued shares in the capital of Oak Hill Bio (the “Oak Hill Bio Shares”) in exchange for newly issued shares of New OHB Common Stock. The number of shares of New OHB Common Stock to be issued as consideration for the Share Acquisition (the “Closing Consideration”) is equal to (a) the Adjusted Equity Value divided by (b) $10.00. Each Oak Hill Bio Shareholder will receive a number of shares of New OHB Common Stock equal to the Exchange Ratio multiplied by the number of Oak Hill Bio Shares held by such Oak Hill Bio Shareholder. The “Adjusted Equity Value” means the sum of (a) a base equity value of $160,000,000 (the “Base Equity Value”) plus (b) the Oak Hill Bio SAFE Amount. The “Exchange Ratio” means the Closing Consideration divided by the number of fully-diluted Oak Hill Bio Shares outstanding as of immediately prior to the Closing. Upon consummation of the Share Acquisition, Oak Hill Bio will become a wholly owned subsidiary of RACC.

The Business Combination Agreement contains representations, warranties and covenants of each of the parties thereto that are customary for transactions of this type, including with respect to the operation of the respective businesses of RACC and Oak Hill Bio prior to the Closing and the preparation and filing of this registration statement on Form S-4, of which this proxy statement/prospectus forms a part. The parties have also agreed to use reasonable best efforts to obtain the requisite approval of RACC’s shareholders and the satisfaction of the other conditions to the Transactions.

Consummation of the Transactions is subject to certain closing conditions, including, among others, (i) approval of the Required Transaction Proposals by RACC’s shareholders, (ii) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (iii) approval of the shares of New OHB Common Stock for listing on Nasdaq, (iv) completion of the Pre-Closing Reorganization, (v) completion of the Domestication at least one business day prior to the Closing Date, (vi) the absence of any law or order prohibiting the Transactions, (vii) the constitution of the RACC board of directors as contemplated by the Business Combination Agreement and (viii) delivery of the Investor Rights Agreement, in each case as more fully described under “Business Combination Proposal—Conditions to Closing of the Transactions.”

The Business Combination Agreement may be terminated under certain customary and limited circumstances prior to the Closing, including, among others, (i) by mutual written consent of RACC, Oak Hill Bio and the Oak Hill Bio Shareholders, (ii) by RACC or the Oak Hill Bio Shareholders for certain uncured breaches of representations, warranties or covenants by the other party that would cause certain closing conditions not to be satisfied, (iii) by either RACC or the Oak Hill Bio Shareholders if the Transactions have not been consummated by January 26, 2027, subject to automatic extension to April 26, 2027 in certain circumstances, (iv) by either RACC or the Oak Hill Bio Shareholders if a governmental authority has issued a final, non-appealable order prohibiting the Transactions, or (v) by either RACC or the Oak Hill Bio Shareholders if the requisite RACC shareholder approval is not obtained at the extraordinary general meeting (including any adjournment thereof). If the Business Combination Agreement is validly terminated, none of the parties will have any liability or further obligation thereunder, other than customary surviving provisions, except in the case of a willful and material breach or fraud.

The Business Combination Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction (except that the laws of the Cayman Islands also apply to the Domestication). A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A, and the foregoing description of the Business Combination Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Business Combination Agreement. For more information, see “Business Combination Proposal—The Business Combination Agreement.”

Oak Hill Bio SAFEs

Concurrently with the execution of the Business Combination Agreement, each of the SAFE Holders, being RA Capital Healthcare Fund, L.P. and RA Capital Nexus Fund IV, L.P., entered into the Oak Hill Bio SAFEs, being simple agreements for future equity with Oak Hill Bio, pursuant to which the SAFE Holders provided interim financing to Oak Hill Bio in the aggregate principal amount of $45,000,000, bearing interest at a rate of 8% per annum. The Oak Hill Bio SAFEs will convert into ordinary shares of Oak Hill Bio immediately prior to the Closing, provided that if the Oak Hill Bio SAFEs remain outstanding for a period of 18 months from the date of execution, the Oak Hill Bio SAFEs will convert into OHB Series A Shares. The sum of the principal amount of the Oak Hill Bio SAFEs and all accrued and unpaid interest thereon as of the Closing Date is referred to as the “Oak Hill Bio SAFE Amount.” The Oak Hill Bio SAFE Amount is added to the Base Equity Value to determine the Adjusted Equity Value for purposes of calculating the Closing Consideration.

PIPE Financing

In connection with entering into the Business Combination Agreement, on July 26, 2026, RACC entered into Subscription Agreements with the PIPE Investors. Pursuant to the Subscription Agreements, the PIPE Investors have agreed to subscribe for and purchase, and New Oak Hill Bio has agreed to issue and sell to the

PIPE Investors, substantially concurrently with the Closing, (a) shares of New OHB Common Stock at $10.00 per share and/or (b) New OHB Pre-Funded Warrants at a purchase price per New OHB Pre-Funded Warrant equal to $10.00 less the exercise price of $0.0001, for aggregate gross proceeds of $55,000,000.

Existing Oak Hill Bio Shareholders (other than investors who were existing RACC shareholders) subscribed for approximately $8.8 million of the PIPE Financing. Existing RACC shareholders (other than investors who were existing Oak Hill Bio Shareholders) subscribed for approximately $21.8 million of the PIPE Financing. PIPE Investors who were both existing shareholders of RACC and Oak Hill Bio subscribed for approximately $22.5 million of the PIPE Financing. Investors who were neither existing Oak Hill Bio Shareholders nor existing RACC shareholders subscribed for approximately $2.00 million of the PIPE Financing.

The obligations of each party to consummate the PIPE Financing are conditioned upon, among other things, (i) the New OHB Common Stock (including the New OHB Common Stock issuable to the PIPE Investors pursuant to the Subscription Agreements) having been approved for listing on Nasdaq; and (ii) satisfaction of all conditions precedent to the closing of the transactions set forth in the Business Combination Agreement.

The obligations of the PIPE Investors to consummate the PIPE Financing are further subject to additional conditions, including, among other things: (i) the Business Combination Agreement shall not have been amended, modified, or supplemented, and no condition waived thereunder, in a manner that would reasonably be expected to materially and adversely affect the economic benefits that a PIPE Investor would reasonably expect to receive under the Subscription Agreement; (ii) the material truth and accuracy of the representations and warranties of RACC in the Subscription Agreement, subject to customary bringdown standards; (iii) no subscription agreement, or other agreements or understandings (including side letters) entered into in connection with the sale of New OHB Common Stock and/or New OHB Pre-Funded Warrants under the Subscription Agreements, with any other PIPE Investors shall have been amended, modified, or waived in any manner that benefits such other PIPE Investor unless all PIPE Investors have been offered substantially the same benefits; and (iv) there has not occurred any material adverse effect or parent material adverse effect since the date of the Subscription Agreement that is continuing. See “Business Combination Proposal—Related Agreements—PIPE Financing.”

Lock-Up Agreements

At the Closing, the Sponsor, the RACC independent directors, and certain existing shareholders of Oak Hill Bio will each enter into the Lock-Up Agreement with RACC. Pursuant to the Lock-Up Agreement, the Sponsor, the RACC independent directors, and certain existing shareholders of Oak Hill Bio will agree not to transfer (except for certain permitted transfers) any shares of New OHB Common Stock held by such holder immediately after the Closing (excluding (i) any shares of New OHB Common Stock issued in the PIPE Financing pursuant to the Subscription Agreements; (ii) any shares of New OHB Common Stock issued to the SAFE Holders in exchange for their shares in Oak Hill Bio issued upon conversion of the Oak Hill Bio SAFEs; and (iii) any shares of New OHB Common Stock issued pursuant to the Backstop Agreement) after the Domestication until six months after the Closing Date. See “Business Combination Proposal—Related Agreements—Lock-Up Agreements.”

Backstop Agreement

Concurrently with the execution of the Business Combination Agreement, RACC and the RA Backstop Purchaser entered into the Backstop Agreement, pursuant to which the RA Backstop Purchaser has committed to subscribe for up to the Backstop Limit, being 7,500,000 shares of New OHB Common Stock at a purchase price of $10.00 per share, to the extent necessary to backstop public shareholder redemptions, on the terms and subject to the conditions set forth in the Backstop Agreement. The Backstop Limit will be reduced by the number of shares of New OHB Common Stock not subject to shareholder redemptions. The aggregate amount the RA Backstop Purchaser will be required to fund shall not exceed $75,000,000. See “Business Combination Proposal—Related Agreements—Backstop Agreement.”

Sources and Uses of Proceeds

The following tables summarize the anticipated sources and uses of funds in the Transactions. The Business Combination Agreement does not set out a minimum cash proceeds condition to the Closing. Pursuant to the Backstop Agreement, the RA Backstop Purchaser has committed to purchase up to 7,500,000 shares of New OHB Common Stock at $10.00 per share (up to $75,000,000 in aggregate), to the extent necessary to backstop public shareholder redemptions. Where actual amounts are not known or knowable, the figures below represent good faith estimates of such amounts.

Sources and Uses of Proceeds (in millions)

The following table summarizes the sources and uses of funds for the Transactions assuming no redemptions by public shareholders:

Sources		Uses
Cash in Trust Account(1)	$75.2	Cash to Balance Sheet	$188.5
Cash proceeds from SAFE Financing	45.0	Estimated Unpaid Transaction Expenses, as of June 30, 2026	$14.3
Existing Cash Balances, as of June 30, 2026	27.8
Cash Proceeds from the PIPE Financing	55.0

Total Sources	$203.0	Total Uses	$203.0

(1)

Pursuant to the Backstop Agreement, the RA Backstop Purchaser has committed to purchase up to 7,500,000 shares of New OHB Common Stock at $10.00 per share (up to $75,000,000 in aggregate), to the extent necessary to backstop public shareholder redemptions. As such, at Closing, regardless of the level of public shareholder redemptions, New Oak Hill Bio will receive at least $75,000,000, plus any interest accrued on amounts in the trust account since the closing of RACC’s initial public offering, that were not otherwise subject to public shareholder redemptions.

Conditions to Closing of the Transactions

Under the Business Combination Agreement, the obligations of the parties to consummate the Transactions are subject to the satisfaction or, if permitted by applicable law, written waiver of certain closing conditions, including, among others: (i) approval of the Required Transaction Proposals by RACC’s shareholders; (ii) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, with no stop order having been issued by the SEC and remaining in effect; (iii) approval of the shares of New OHB Common Stock for listing on Nasdaq; (iv) completion of the Pre-Closing Reorganization; (v) completion of the Domestication at least one business day prior to the Closing Date; (vi) the absence of any law or governmental order prohibiting the Transactions; (vii) the constitution of the RACC board of directors as contemplated by the Business Combination Agreement; and (viii) delivery of the Investor Rights Agreement, duly executed by the parties thereto. The obligations of RACC to consummate the Transactions are also subject to additional customary conditions, including the accuracy of Oak Hill Bio’s and the Oak Hill Bio Shareholders’ representations and warranties, performance in all material respects of their respective covenants, the absence of a Company Material Adverse Effect that is continuing, receipt of certain required third-party consents, and delivery by each Oak Hill Bio Shareholder of a duly executed stock transfer form in respect of all Oak Hill Bio Shares held by such Oak Hill Bio Shareholder. The obligations of Oak Hill Bio and the Oak Hill Bio Shareholders to consummate the Transactions are also subject to additional customary conditions, including the accuracy of RACC’s representations and warranties, performance in all material respects of RACC’s covenants, the absence of a RACC Material Adverse Effect that is continuing, and the Backstop Agreement being in full force and effect. The Business Combination Agreement does not contain a minimum cash condition to the

Closing. For more information, see “Business Combination Proposal—The Business Combination Agreement—Conditions to Closing of the Transactions.”

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others: (i) by mutual written consent of RACC, Oak Hill Bio and the Oak Hill Bio Shareholders; (ii) by RACC, if Oak Hill Bio or any Oak Hill Bio Shareholder has breached any of its representations, warranties, covenants or agreements under the Business Combination Agreement such that certain closing conditions could not be satisfied, and such breach is not or cannot be cured within the earlier of 30 days’ written notice or the Termination Date (as defined below); (iii) by the Oak Hill Bio Shareholders, if RACC has breached any of its representations, warranties, covenants or agreements under the Business Combination Agreement such that certain closing conditions could not be satisfied, and such breach is not or cannot be cured within the earlier of 30 days’ written notice or the Termination Date; (iv) by either RACC or the Oak Hill Bio Shareholders, if the Transactions have not been consummated on or prior to January 26, 2027 (the “Termination Date”), provided that if, as of the Termination Date, the only unsatisfied closing conditions are those relating to the effectiveness of the registration statement of which this proxy statement/prospectus forms a part or receipt of the requisite RACC shareholder approval, the Termination Date will automatically extend to April 26, 2027, and provided further that this termination right is not available to a party whose breach proximately caused the failure to close by the Termination Date; (v) by either RACC or the Oak Hill Bio Shareholders, if any governmental authority has issued a final, non-appealable order permanently prohibiting the Transactions; or (vi) by either RACC or the Oak Hill Bio Shareholders, if the RACC shareholders have voted on the Required Transaction Proposals at the extraordinary general meeting (including any adjournment thereof) and the requisite approval was not obtained. If the Business Combination Agreement is validly terminated, none of the parties will have any liability or further obligation thereunder, except that (a) certain provisions, including with respect to confidentiality, fees and expenses, and miscellaneous matters, will survive termination, and (b) no party will be released from liability for any willful and material breach of the Business Combination Agreement occurring prior to termination or for fraud. For more information, see “Business Combination Proposal—The Business Combination Agreement—Termination.”

Ownership of New Oak Hill Bio

The following table summarizes the estimated ownership of New OHB immediately following the Closing under each of the redemption scenarios described above. Because the RA Backstop Purchaser will subscribe for a number of shares equal to the number of public shares redeemed, the total shares outstanding and the relative ownership of New OHB are the same under each scenario, with the interest held by public shareholders shifting to the RA Backstop Purchaser as redemptions increase.

	No Redemptions		Midpoint Redemptions		Maximum Redemptions
	Shares	%(2)	Shares	%(2)	Shares	%
OHBP Shareholders	14,080,000	42.4%	14,080,000	42.4%	14,080,000	42.4%
SPAC Sponsor and its affiliates(1)	6,020,269	18.2%	9,770,269	29.4%	13,520,269	40.8%
SPAC independent directors	78,260	0.2%	78,260	0.2%	78,260	0.2%
SPAC Public Shareholders	7,500,000	22.6%	3,750,000	11.3%	—	0.0%
PIPE Investors	5,500,000	16.6%	5,500,000	16.6%	5,500,000	16.6%

Total	33,178,529	100.0%	33,178,529	100.0%	33,178,529	100.0%

(1)	Reflects shares held by the Sponsor, the SAFE Holders and the RA Backstop Purchaser under various redemptions scenarios. Includes (i) 1,520,269 shares of New OHB common stock to be issued in exchange for RACC Shares held by the Sponsor prior to the Transactions; (ii) 4,500,000 shares of New OHB Common Stock to be issued in exchange for 32,574,962 Oak Hill Bio Shares issuable upon the conversion of the Oak Hill Bio SAFEs immediately prior to the Closing; and (iii) 0, 3,750,000 or 7,500,000 shares of New OHB Common Stock to be issued to the RA Backstop Purchaser under the “No Redemptions,” “Midpoint Redemptions” and “Maximum Redemptions” scenarios, respectively.
(2)	Percentages in this column may not sum to 100.0% due to rounding.

The estimated ownership percentages and share amounts above are preliminary and subject to change based on, among other things, the actual amount of redemptions, the final Oak Hill Bio SAFE Amount (including accrued interest through the Closing), the final Exchange Ratio, and the extent to which PIPE Investors subscribe for New OHB Pre-Funded Warrants rather than shares of New OHB Common Stock. Importantly, the Oak Hill Bio SAFEs will convert into Oak Hill Bio Shares immediately prior to the Closing, and the resulting shares will be exchanged for shares of New OHB Common Stock in the Share Acquisition. The Oak Hill Bio SAFEs are for an aggregate principal amount of $45.0 million and bear interest at a rate of 8% per annum. The sum of the principal amount of the Oak Hill Bio SAFEs and all accrued and unpaid interest thereon as of the Closing Date is referred to as the Oak Hill Bio SAFE Amount. The Oak Hill Bio SAFE Amount is added to the Base Equity Value to determine the Adjusted Equity Value for purposes of calculating the Closing Consideration. Because the unaudited pro forma condensed combined balance sheet included in this proxy statement/prospectus gives effect to the Transactions as if they had occurred on June 30, 2026, no interest is assumed to have accrued on the Oak Hill Bio SAFEs and the Oak Hill Bio SAFE Amount is assumed to equal the $45.0 million principal amount. As interest accrues, the Oak Hill Bio SAFE Amount will increase and the number of Oak Hill Bio Shares that will be issued upon conversion of the Oak Hill Bio SAFEs, as well as the corresponding number of New OHB Common Stock to be exchanged in the Share Acquisition, will increase.

The shares attributable to Oak Hill Bio’s historical shareholders and to the Oak Hill Bio SAFE holders together comprise the Closing Consideration. The table excludes the impact of any shares reserved for future issuance under New OHB’s equity incentive plans, including the New OHB Equity Incentive Plan and New OHB Employee Stock Purchase Plan described elsewhere in this proxy statement/prospectus.

Interests of RACC’s Directors and Executive Officers, Sponsor and Others in the Transactions

In considering the recommendation of the RACC Board in favor of approval of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, each of the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal, RACC shareholders should keep in mind that the Sponsor and RACC’s officers and directors have interests in the Transactions that are different from or in addition to (and which may conflict with) the interests of unaffiliated RACC shareholders. Further, RACC’s officers and directors have additional fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity, which are set forth in more detail in the section titled “Information About RACC — Conflicts of Interest.” We believe there were no such opportunities that were not presented as a result of the existing fiduciary or contractual obligations of our officers and directors to other entities. The RACC Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and Business Combination Agreement and in recommending to our shareholders that they vote in favor of the proposals to be presented at the extraordinary general meeting, including the Business Combination Proposal. RACC shareholders should take these interests into account in deciding whether to approve the proposals presented at the extraordinary general meeting, including the Business Combination Proposal. See “Business Combination Proposal—Interests of RACC’s Directors and Executive Officers, Sponsor and Others in the Transactions.”

Interests of Oak Hill Bio’s Directors and Officers in the Transactions

Oak Hill Bio’s directors and officers have interests in the Transactions that are different from, or in addition to, those of Oak Hill Bio’s shareholders generally. The Oak Hill Bio Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination Agreement and the Transactions, and in recommending that Oak Hill Bio’s shareholders approve the Transactions. See “Business Combination Proposal—Interests of Oak Hill Bio’s Directors and Officers in the Transactions.”

Compensation to be Received by the Sponsor, the SAFE Holders, the RA Backstop Purchaser and RACC’s Officers and Directors in Connection with the Transactions and the Oak Hill Bio SAFEs

Set forth below is a summary of the amount of compensation and securities received or to be received by the Sponsor, the SAFE Holders, the RA Backstop Purchaser and RACC’s officers and directors in connection with the Transactions and the Oak Hill Bio SAFEs.

	Securities to be Received	Other Compensation
The Sponsor	(i) 1,245,269 shares of New OHB Common Stock upon the exchange of 1,245,269 RACC Class B Shares in the Domestication, which were initially purchased prior to RACC’s initial public offering for approximately $0.02 per share; and (ii) 275,000 shares of New OHB Common Stock upon the exchange of 275,000 RACC Class A Shares in the Domestication, which were initially purchased in a private placement that closed concurrently with RACC’s initial public offering at a price of $10.00 per share.

Reimbursement for working capital loans to RACC. To date, RACC has no outstanding borrowings under working capital loans.

Continued indemnification and the continuation of directors’ and officers’ liability insurance after the Transactions.

SAFE Holders

4,500,000 shares of New OHB Common Stock upon the exchange of 4,500,000 Oak Hill Bio Shares.

The Oak Hill Bio SAFEs will convert into Oak Hill Bio Shares immediately prior to the Closing, and the resulting shares will be exchanged for shares of New OHB Common Stock in the Share Acquisition. The Oak Hill Bio SAFEs are for an aggregate principal amount of $45.0 million and bear interest at a rate of 8% per annum. The sum of the principal amount of the Oak Hill Bio SAFEs and all accrued and unpaid interest thereon as of the Closing Date is referred to as the Oak Hill Bio SAFE Amount. The Oak Hill Bio SAFE Amount is added to the Base Equity Value to determine the Adjusted Equity Value for purposes of calculating the Closing Consideration.

Because the unaudited pro forma condensed combined balance sheet included in this proxy statement/prospectus gives effect to the

—

	Securities to be Received	Other Compensation
Transactions as if they had occurred on June 30, 2026, no interest is assumed to have accrued on the Oak Hill Bio SAFEs and the Oak Hill Bio SAFE Amount is assumed to equal the $45.0 million principal amount. As interest accrues, the Oak Hill Bio SAFE Amount will increase and the number of Oak Hill Bio Shares that will be issued upon conversion of the Oak Hill Bio SAFEs, as well as the corresponding number of New OHB Common Stock to be exchanged in the Share Acquisition, will increase.

RA Backstop Purchaser	Assuming the Midpoint Redemptions Scenario, 3,750,000 shares of New OHB Common Stock. Assuming the Maximum Redemptions Scenario, 7,500,000 shares of New OHB Common Stock.	—

RACC’s independent directors (Messrs. MacLean and Miller)	Each will receive 39,130 shares of New OHB Common Stock upon the exchange of 39,130 RACC Class B Shares held by them in the Domestication, which shares were issued to them as consideration for services rendered to RACC.

Reimbursement for working capital loans to RACC. To date, RACC has no outstanding borrowings under working capital loans.

Reimbursement for out-of-pocket expenses incurred related to identifying, negotiating, investigating and completing the Transactions; no such amounts are outstanding as of the date of this proxy statement/prospectus.

Continued indemnification and the continuation of directors’ and officers’ liability insurance after the Transactions.

RACC’s officers (Messrs. Hammond, Stusnick and Adams)	—	Continued indemnification and the continuation of directors’ and officers’ liability insurance after the Transactions.

Pursuant to the Backstop Agreement, the RA Backstop Purchaser has committed to subscribe for up to 7,500,000 shares of New OHB Common Stock at a purchase price of $10.00 per share (up to $75,000,000 in the aggregate), to the extent necessary to backstop public shareholder redemptions. Because the RA Backstop Purchaser will subscribe for a number of shares equal to the number of public shares redeemed, the total outstanding number of RACC Shares and the relative ownership of New OHB are the same, with the interest held by public shareholders shifting to the RA Backstop Purchaser as redemptions increase.

The securities to be issued to the Sponsor, the SAFE Holders, the RA Backstop Purchaser and RACC’s officers and directors may result in a material dilution of the equity interests of non-redeeming public shareholders. RACC’s independent directors are not members of the Sponsor and are not affiliates of the SAFE Holders or the RA Backstop Purchaser. None of the funds in the trust account will be used to compensate RACC’s officers or directors. No compensation of any kind, including finder’s and consulting fees, have been paid or will be paid to the Sponsor, the SAFE Holders, the RA Backstop Purchaser, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Transactions. However, as detailed above, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, as discussed above.

RACC Board’s Reasons for the Approval of the Transactions

In evaluating the Business Combination Agreement and the Transactions, the RACC Board consulted with RACC’s management and its financial, legal and other advisors, and considered a number of factors that it believed supported its unanimous decision to approve the Business Combination Agreement and the Transactions and recommend that RACC shareholders adopt and approve the Business Combination Agreement, the Transactions and the other proposals described in this proxy statement/prospectus. These factors included, among others: Oak Hill Bio’s business, products, technology, and growth prospects; the terms of the Business Combination Agreement, including the Closing Consideration and the results of due diligence conducted by RACC’s management and advisors; the anticipated Transaction Proceeds, including the amounts expected to be available from the PIPE Financing and the trust account, as well as the availability of the Backstop Agreement to help satisfy public shareholder redemptions; the opinion of Scalar, LLC, RACC’s financial advisor, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, procedures, matters and limitations set forth therein, the Closing Consideration to be issued to the Oak Hill Bio Shareholders pursuant to the Transactions are fair, from a financial point of view, to the unaffiliated holders of RACC Class A Shares; and the alternatives reasonably available to RACC if the Transactions were not consummated, including the risk that RACC could be required to liquidate if it did not complete an initial business combination by the required deadline. In evaluating alternatives, the RACC Board considered that RACC had identified and considered 57 potential business combination targets and engaged in discussions with 12 private companies, including Oak Hill Bio, that RACC determined merited more serious consideration, and that the other candidates either did not engage substantively with RACC, pursued transactions with other counterparties, or were determined by RACC to be less attractive than Oak Hill Bio. The RACC Board also considered a number of uncertainties and risks, including the possibility that the Transactions might not be completed in a timely manner or at all, the risk that RACC’s public shareholders might redeem a substantial number of public shares, the costs and management time and effort required to complete the Transactions, and other risks described under the section entitled “Risk Factors.” After weighing these and other factors, the RACC Board unanimously determined that the potential benefits of the Transactions to RACC and its shareholders outweighed the potential risks and uncertainties. For a more complete description of the RACC Board’s reasons for the approval of the Transactions, see “Business Combination Proposal—The RACC Board’s Reasons for the Approval of the Transactions.”

Opinion of Scalar, LLC

On July 24, 2026 Scalar, LLC (“Scalar”) rendered its oral opinion to the RACC Board, subsequently confirmed in writing on July 26, 2026, as to the fairness, from a financial point of view, as of such date, to the unaffiliated holders of RACC’s Class A Shares (other than (i) OHB Pediatrics Ltd. (“Oak Hill Bio”) and its affiliates, directors, and officers, (ii) the Sponsor and Sponsor’s affiliates, directors, and officers, (iii) other holders of RACC’s Class B Shares, (iv) holders of RACC Class A Shares who elect to redeem their shares prior to or in connection with the Transactions, and (v) the PIPE Investors, (collectively, along with their respective affiliates, the “Excluded Parties”)) of the Consideration to be issued by RACC to Oak Hill Bio Shareholders in the proposed Transactions, without giving effect to any impact of the Transactions on any particular holder of RACC Class A Shares other than in its capacity as a holder of RACC Class A Shares. The full text of Scalar’s written opinion, dated July 26, 2026, which sets forth the procedures followed, assumptions made, matters considered, qualifications and limitations on the review undertaken, and other matters considered by Scalar in connection with the opinion, is attached to this proxy statement/prospectus as Annex L. The summary of Scalar’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Scalar’s written opinion. Scalar’s opinion was provided for the information and assistance of the RACC Board and does not constitute a recommendation as to how any shareholder of RACC should vote or act (including with respect to any redemption rights) with respect to the Transactions or any other matter. The Extraordinary General Meeting of RACC.

The following is a summary of the process and procedures for registering for and attending the extraordinary general meeting, and voting and redeeming your RACC Shares in connection with the extraordinary general meeting. For more information, see the section entitled “Extraordinary General Meeting of RACC.”

Date, Time and Place

The extraordinary general meeting will be held at 10:00 a.m., Eastern Time, on [●], 2026, at the offices of Cooley LLP located at 55 Hudson Yards, New York, New York 10001, and via a virtual meeting at [●].

Shareholders may attend the extraordinary general meeting in person. If you wish to attend the extraordinary general meeting in person at the offices of Cooley LLP located at 55 Hudson Yards, New York, New York 10001, you must reserve your attendance at least two business days in advance of the extraordinary general meeting by contacting RACC’s secretary at RACC@racap.com by 10:00 a.m., Eastern Time, on [●], 2026.

Proposals to be voted on at the Extraordinary General Meeting

At the extraordinary general meeting, RACC’s shareholders are being asked to consider and vote upon:

•	the Business Combination Proposal;

•	the Domestication Proposal;

•	the Governing Documents Proposal;

•	the Advisory Governing Documents Proposals;

•	the Nasdaq Proposal;

•	the Equity Incentive Plan Proposal;

•	the Employee Stock Purchase Plan Proposal; and

•	the Adjournment Proposal (if presented).

Abstentions and Broker Non-Votes; Voting Your Shares; Record Date

With respect to each proposal in this proxy statement/prospectus, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to RACC but marked by brokers as “not voted” will be treated as RACC Shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal or any of the other Condition Precedent Proposals.

Each RACC Share that you own in your name entitles you to one vote. Your proxy card shows the number of RACC Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

RACC shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned RACC Shares at the close of business on [●], 2026, which is the record date for the extraordinary general meeting. As of the close of business on the record date, there were 9,098,529 RACC Shares issued and outstanding, of which 7,775,000 were RACC Class A Shares and 1,323,529 were RACC Class B Shares.

Pursuant to the Sponsor Letter Agreement, the Sponsor and each independent director (Michael F. MacLean and Timothy J. Miller) have agreed to, among other things, vote all of their RACC Shares in favor of the proposals being presented at the extraordinary general meeting. No consideration has been or will be paid by RACC or Oak Hill Bio to the Sponsor or any independent director in connection with the entry into the Sponsor Letter Agreement. As of the date of the accompanying proxy statement/prospectus, the initial shareholders collectively own 1,598,529 RACC Shares, or approximately 17.6% of the issued and outstanding ordinary shares as follows: (i) the Sponsor owns 1,245,269 RACC Class B Shares and 275,000 private placement shares, which are RACC Class A Shares; and (ii) each of Mr. MacLean and Mr. Miller owns 39,130 RACC Class B Shares, for an aggregate of 78,260 RACC Class B Shares.

Quorum and Required Vote for Proposals for the Extraordinary General Meeting

A quorum of RACC shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than one-third of the issued and outstanding RACC Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy (or if a corporation or other non-natural person by duly authorized representative or proxy) at the extraordinary general meeting. As of the record date, 3,032,843 RACC Shares would be required to achieve a quorum. As of the record date, the initial shareholders owned of record an aggregate of 1,598,529 RACC Shares, representing approximately 17.6% of the issued and outstanding RACC Shares. Therefore, an additional 1,434,314 public shares are required to establish a quorum.

The following votes are required to approve each Proposal:

•

Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding RACC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

•

Domestication Proposal: The approval of the Domestication Proposal requires a special resolution of the holders of RACC Class B Shares, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of issued and outstanding RACC Class B Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of the RACC Class A Shares will have no right to vote on the Domestication Proposal, in accordance with Article 34.2 of the Existing Governing Documents.

•

Governing Documents Proposal: The approval of the Governing Documents Proposal requires a special resolution of the holders of RACC Class B Shares, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued and outstanding RACC Class B Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, at the extraordinary general meeting. The holders of the RACC Class A Shares will have no right to vote on the Governing Documents Proposal, in accordance with Article 34.2 of the Existing Governing Documents.

•

Advisory Governing Documents Proposal: The approval of each Advisory Governing Documents Proposals requires an ordinary resolution, on a non-binding and advisory basis only, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding RACC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

•

Nasdaq Proposal: The approval of the Nasdaq Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding RACC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

•

Equity Incentive Plan Proposal: The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding RACC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

•

Employee Stock Purchase Plan Proposal: The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding RACC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

•

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding RACC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Each of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, and the Nasdaq Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Consummation of the Business Combination is not conditioned upon the approval of the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal the Advisory Governing Documents Proposals or the Adjournment Proposal. Neither the Advisory Governing Documents Proposals nor the Adjournment Proposal is conditioned upon the approval of any other proposal.

Redemption Rights

Pursuant to the Existing Governing Documents, a public shareholder may request that RACC redeem its public shares for cash contemporaneously with the vote to approve the Transactions and prior to the Domestication. If the Transactions are approved, RACC will pay to the holders any public shares that have been validly tendered or delivered for redemption a pro rata portion of the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the Transactions and including interest earned on the funds held in the trust account not previously released to RACC for permitted withdrawals. Pursuant to the Business Combination Agreement, the Domestication shall occur at least one business day prior to the Closing Date. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)	hold public shares; and

(ii)

prior to 5:00 p.m., Eastern Time, on [●], 2026 (two business days prior to the initially scheduled vote at the extraordinary general meeting), (a) submit a written request to the RACC transfer agent in which you (i) request that RACC redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and (b) deliver your public shares to the RACC transfer agent physically or electronically through DTC.

For illustrative purposes, based on funds in the trust account of $75,238,468 on June 30, 2026, the estimated per share redemption price is expected to be approximately $10.03. A public shareholder who has properly tendered or delivered his, her or its public shares for redemption will be entitled to receive his, her or its pro rata portion of the aggregate amount then on deposit in the trust account in cash for such shares only if the Transactions are completed. If the Transactions are not completed, the redemptions will be canceled and the tendered shares will be returned to the relevant public shareholders as appropriate. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own any shares.

Public shareholders who seek to redeem their public shares must demand redemption no later than 5:00 p.m., Eastern Time, on [●], 2026 (two business days prior to the initially scheduled vote at the extraordinary general meeting) by (a) submitting a written request to the RACC transfer agent that RACC redeem such holder’s public shares for cash, (b) affirmatively certifying in such request to the RACC transfer agent for redemption if such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other shareholder with respect to RACC Shares and (c) tendering or delivering their RACC Shares, either physically or electronically through the DWAC system, at the holder’s option, to the RACC transfer agent prior to the extraordinary general meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of his, her, its or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the public shares. Accordingly, any shares held by a public shareholder or “group” in excess of such 15% cap will not be redeemed by RACC.

See the section entitled “Extraordinary General Meeting of RACC—Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash. See also “Questions and Answers for Shareholders of RACC—Do I have redemption rights and is there a limit on the number of shares I may redeem?—How do I exercise my redemption rights?” for additional information on the exercise of redemption rights.

As set forth in more detail elsewhere in this proxy statement/prospectus, the public shareholders currently own approximately 82.4% of the issued and outstanding RACC Shares prior to the Transactions. Accordingly, public shareholders, as a group, will experience immediate dilution as a consequence of the Transactions. Pursuant to the Backstop Agreement, the RA Backstop Purchaser has committed to purchase up to 7,500,000 shares of New OHB Common Stock at $10.00 per share (up to $75,000,000 in aggregate), to the extent necessary to backstop public shareholder redemptions. For more information on the percentage of the issued and outstanding shares of New OHB Common Stock immediately following the Closing that are expected to be held by securityholders, see “Dilution.”

Appraisal Rights and Dissenters’ Rights

RACC’s shareholders do not have appraisal rights in connection with the Transactions or the Domestication under the DGCL. RACC’s shareholders do not have dissenters’ rights in connection with the Transactions or the Domestication under Cayman Islands law as the statutory dissent rights under Section 238 of the Companies Act

(As Revised) of the Cayman Islands are available only in the context of a merger effected under Part 16 of the Companies Act (As Revised) of the Cayman Islands and not a transfer by way of continuation under Part 12 of the Companies Act (As Revised) of the Cayman Islands.

Proxy Solicitation Costs; Revoking Your Proxy; Changing Your Vote

RACC is soliciting proxies on behalf of the RACC Board. This solicitation is being made by mail but also may be made by telephone or in person. RACC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. RACC will bear the cost of the solicitation.

RACC has engaged Alliance Advisors, LLC as proxy solicitor to assist in the solicitation of proxies. RACC has agreed to pay Alliance Advisors, LLC a fee of $20,000, plus disbursements, and will reimburse Alliance Advisors, LLC for its reasonable out-of-pocket expenses and indemnify Alliance Advisors, LLC and its affiliates against certain claims, liabilities, losses, damages and expenses.

If a shareholder grants a proxy, it may still vote its shares if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of RACC—Revoking Your Proxy; Changing Your Vote.”

Listing of Securities

RACC has applied to list the New OHB Common Stock on Nasdaq under the symbol “OAKH” upon the closing of the Transactions.

It is a condition to Oak Hill Bio’s and RACC’s obligations to consummate the Transactions that the shares of New OHB Common Stock to be issued in connection with the Business Combination Agreement, including the shares of New OHB Common Stock in the PIPE Financing and the shares of New OHB Common Stock issued pursuant to the Backstop Agreement, is approved for listing on Nasdaq, subject only to official notice of issuance. Additionally, it is a condition to the obligations of the parties to the Subscription Agreements to consummate the PIPE Financing that the New OHB Common Stock has been approved for listing on Nasdaq, subject only to official notice of issuance.

Each U.S. stock exchange requires issuers applying for initial listing on such exchange to comply with certain initial listing criteria. Oak Hill Bio intends to apply for listing on the Nasdaq Capital Market. In order to qualify for initial listing on the Nasdaq Capital Market, pursuant to Nasdaq Rule IM-5505, Oak Hill Bio expects to be required to have at least 1 million unrestricted publicly held shares, a market value of unrestricted publicly held shares of at least $5 million and 300 unrestricted round lot stockholders. Irrespective of redemption levels in connection with the Transactions, RACC and Oak Hill Bio expect that Oak Hill Bio will comply with applicable initial listing rules of Nasdaq by issuing at Closing a sufficient number of shares of unrestricted New OHB Common Stock to existing Oak Hill Bio stockholders that will not be directors, officers and/or 10% or larger stockholders of Oak Hill Bio. See the sections entitled “Adjournment Proposal” and “Risk Factors— Nasdaq may not list New Oak Hill Bio’s securities on its exchange, which could limit investors’ ability to make transactions in New Oak Hill Bio’s securities and subject New Oak Hill Bio to additional trading restrictions” for additional information.

If Oak Hill Bio and RACC, on the one hand, and/or the PIPE Investors, on the other hand, waive such condition, RACC intends to file a Current Report on Form 8-K within four business days of such event, however you should know that given such timing you may not be notified before the deadline for submitting redemption requests or the extraordinary general meeting. It is important for you to consider that, at the time of the deadline for submitting redemption requests or the extraordinary general meeting, New Oak Hill Bio may not have received from Nasdaq either confirmation of the listing of the New OHB Common Stock or confirmation that approval will be obtained prior to the consummation of the Transactions, and you will not be notified prior to the deadline for submitting redemption requests or the extraordinary general meeting if New Oak Hill Bio has not yet received such approval or confirmation. As a result, you may be asked to vote to approve the Transactions and the other proposals included in this proxy statement/prospectus without knowing whether the New OHB Common Stock will be listed on Nasdaq or another securities exchange and, further, it is possible that such listing may never be achieved and the Transactions could still be consummated if such condition is waived.

Recommendation of the RACC Board

On July 26, 2026, after careful consideration, with the advice and assistance of representatives of Scalar and its other advisors, the RACC Board unanimously (i) determined that the terms and conditions of the Business Combination Agreement, each ancillary agreement, and the Transactions were in the best interests of RACC and its shareholders as a whole, (ii) approved the Business Combination Agreement, each ancillary agreement, the Transactions and the other agreements and transactions contemplated thereby, and (iii) recommended that RACC’s shareholders approve the Business Combination Agreement, the Transactions and the other proposals to be presented at the extraordinary general meeting. Accordingly, the RACC Board unanimously recommends that RACC’s shareholders vote “FOR” each of the proposals described in this proxy statement/prospectus, including the Business Combination Proposal. For a discussion of the factors considered by the RACC Board in reaching its decision to approve the Transactions, see “Business Combination Proposal—The RACC Board’s Reasons for the Approval of the Transactions,” and for more information on the RACC Board’s recommendation, see “Extraordinary General Meeting of RACC—Recommendation of the RACC Board.”

U.S. Federal Income Tax Considerations

For a discussion summarizing material U.S. federal income tax considerations of the Domestication, the Share Acquisition, the exercise of redemption rights and the ownership and disposition by Non-U.S. Holders (as defined below) of New OHB Common Stock received in the Transactions, please see “Material U.S. Federal Income Tax Considerations.”

Anticipated Accounting Treatment of the Transactions

The Transactions are expected to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. RACC does not meet the definition of a business under ASC 805, Business Combinations, as its pre-Closing assets consist primarily of cash held in the trust account and it does not have a substantive process capable of producing outputs. Accordingly, the Transactions do not constitute a business combination and will be treated as the equivalent of Oak Hill Bio issuing equity to acquire the net assets of RACC, accompanied by a recapitalization of Oak Hill Bio’s equity. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information—Anticipated Accounting Treatment of the Business Combination.”

Emerging Growth Company and Smaller Reporting Company

RACC is, and New Oak Hill Bio will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act (the “JOBS Act”). As such, New Oak Hill Bio will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find New Oak Hill Bio’s securities less attractive as a result, there may be a less active trading market for New Oak Hill Bio’s securities and the prices of New Oak Hill Bio’s securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. RACC has not elected, and New Oak Hill Bio is not expected to elect, to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, New Oak Hill Bio, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New Oak Hill Bio’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

New Oak Hill Bio will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of RACC’s initial public offering, (b) in which New Oak Hill Bio has total annual gross revenue of at least $1.235 billion or (c) in which New Oak Hill Bio is deemed to be a “large accelerated filer” under the rules of the SEC, which means, among other things, (1) the market value of its common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th and (2) the date on which New Oak Hill Bio has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Additionally, RACC is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. New Oak Hill Bio expects to remain a “smaller reporting company” as defined in the Exchange Act. New Oak Hill Bio may continue to be a smaller reporting company even after it is no longer an emerging growth company. New Oak Hill Bio may take advantage of certain of the scaled disclosures available to smaller reporting companies until for so long as either (i) its voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of New Oak Hill Bio’s second fiscal quarter or (ii) New Oak Hill Bio’s annual revenues are less than $100.0 million during the most recently completed fiscal year and its voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of New Oak Hill Bio’s second fiscal quarter.

Risk Factors Summary

In evaluating the proposals to be presented at the extraordinary general meeting, shareholders should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 61. In particular, such risks include, but are not limited to, the following:

Risks Related to Oak Hill Bio’s Business and to New Oak Hill Bio’s Business Following the Transactions

•

Oak Hill Bio is substantially dependent on the success of rugonersen, its current sole product candidate. If Oak Hill Bio is unable to complete development of, obtain approval for and commercialize rugonersen or any future product candidate it may develop in a timely manner or at all, its business will be harmed.

•	Oak Hill Bio has incurred significant losses since inception, has no products approved for sale, only has one product candidate and expects to incur losses for the foreseeable future.

•

To become and remain profitable, Oak Hill Bio must succeed in identifying, acquiring, developing, and obtaining the necessary regulatory approvals for products or product candidates that generate significant revenue, either through commercialization or out licensing.

•

Oak Hill Bio will need substantial additional funding to advance its current and future product candidates, including rugonersen. If Oak Hill Bio is unable to obtain substantial additional funding when needed, it could be forced to delay, scale back or discontinue its product development programs or future commercialization efforts.

•	Oak Hill Bio’s limited operating history may make it difficult for you to evaluate the success of Oak Hill Bio’s business to date and to assess Oak Hill Bio’s future viability.

•

If Oak Hill Bio is unable to advance rugonersen or any other product candidates through preclinical studies and clinical trials, obtain marketing approval and ultimately commercialize them, or experiences significant delays in doing so, Oak Hill Bio’s business will be materially harmed.

•

We rely on clinical data generated by Roche from clinical trials that were not designed or conducted by us, and such data may not be adequate to support our regulatory submissions or future clinical development plans. If such materials are inaccurate, incomplete, or unreliable or if those trials were not conducted in accordance with applicable law, including GCPs, or if the FDA or comparable foreign regulatory authorities do not accept such data, our development programs could be materially delayed or harmed.

•

Oak Hill Bio relies, and expects to continue to rely, on third parties to conduct some or all aspects of Oak Hill Bio’s product manufacturing, research and preclinical and clinical testing, and these third parties may not perform satisfactorily. If Oak Hill Bio needs to replace one or more of these third parties, its development plans may be significantly delayed and it may expend more funds than currently planned.

•

Oak Hill Bio currently depends on a small number of third-party suppliers to supply the product candidates that it is evaluating in its research and development programs. The loss of these or future third-party suppliers, or their inability to provide Oak Hill Bio with sufficient supply, could harm Oak Hill Bio’s business.

•	Oak Hill Bio has not yet completed any clinical trials and may be unable to do so for rugonersen or any future product candidates.

•	Oak Hill Bio faces substantial competition, which may result in others discovering, developing or commercializing products before, or more successfully than, Oak Hill Bio.

•

If Oak Hill Bio is unable to obtain and maintain patent protection for its therapeutic programs and other proprietary technologies it develops, or if the scope of the patent protection obtained is not sufficiently broad, its competitors could develop and commercialize products and technology similar or identical to Oak Hill Bio’s, and its ability to successfully commercialize its therapeutic programs and other proprietary technologies it may develop may be adversely affected.

•	Oak Hill Bio’s disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

•	As a public company, Oak Hill Bio will be exposed to the risk of securities class action litigation.

Risks Related to the Transactions and RACC

•

Our Sponsor and our initial shareholders have entered into the Sponsor Letter Agreement with us pursuant to which they have agreed to vote in favor of the Transactions, regardless of how our public shareholders vote.

•

Since the initial shareholders, including RACC’s directors and officers, have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Transactions with Oak Hill Bio is appropriate as our initial business combination. Such interests include that Sponsor, as well as our officers and directors, will lose their entire investment in us if our business combination is not completed.

•

The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors.

•

The exercise of RACC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Transactions may result in a conflict of interest when determining whether such changes to the terms of the Transactions or waivers of conditions are appropriate and in RACC’s shareholders’ best interest.

•	If the conditions to the Business Combination Agreement are not met, the Transactions may not occur.

•

Because RACC is incorporated under the laws of the Cayman Islands, in the event the Transactions are not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

•

RACC shareholders will experience immediate dilution as a consequence of the issuance of New OHB Common Stock as consideration in the Transactions. Having a minority share position may reduce the influence that RACC’s current shareholders have on the management of New Oak Hill Bio.

Market Price, Ticker Symbol and Dividends

RACC

RACC Class A Shares are currently listed on Nasdaq under the symbol “RACC.” As of August 19, 2026, a recent practicable date prior to the date of this proxy statement/prospectus, there were two holders of record of RACC Class A Shares and three holders of record of RACC Class B Shares. The actual number of shareholders is greater than this number of record holders and includes shareholders who are beneficial owners but whose shares are held in street name by brokers and other nominees.

RACC has not paid any cash dividends on the RACC Shares to date and do not intend to pay cash dividends prior to the completion of the Transactions. The payment of any cash dividends subsequent to the Transactions will be within the discretion of the New OHB Board.

The closing price of the RACC Class A Shares on July 24, 2026, the last full trading day before the public announcement of the Transactions, public shares closed at $11.02 per share. On August 19, 2026, a recent practicable date prior to the date of this proxy statement/prospectus, RACC Class A Shares closed at $24.60 per share. Holders of RACC Class A Shares should obtain current market quotations for the securities. The market price of RACC Class A Shares could vary at any time prior to the Closing. Market price information regarding the RACC Class B Shares is not provided here because there is no established public trading market for the RACC Class B Shares.

Oak Hill Bio

Historical market price information regarding Oak Hill Bio is not provided because there is no public market for its securities.

RISK FACTORS

RACC shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to our business, financial condition and prospects.

Risks Related to Oak Hill Bio’s Business and to New Oak Hill Bio’s Business Following the Transactions

Unless the context otherwise requires, any reference in the below sections of this proxy statement/prospectus to the “we,” “us” or “our” refers to Oak Hill Bio and its consolidated subsidiaries prior to the consummation of the Transactions and to New Oak Hill Bio and its consolidated subsidiaries following the Transactions. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and accompanying notes, and other financial information included elsewhere within this proxy statement/prospectus. This discussion includes forward-looking information regarding our business, results of operations and cash flows and contractual obligations and arrangements that involve risks, uncertainties and assumptions. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, those discussed in the sections of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and “Oak Hill Bio’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Risks Related to Oak Hill Bio’s Financial Position and Need for Additional Capital

Oak Hill Bio is substantially dependent on the success of rugonersen, its current sole product candidate. If Oak Hill Bio is unable to complete development of, obtain approval for and commercialize rugonersen or any future product candidate it may develop in a timely manner or at all, its business will be harmed.

Oak Hill Bio has no products approved for commercial sale and has not generated any revenue from product sales. Oak Hill Bio’s ability to generate revenue from product sales and achieve profitability will depend on its ability, alone or with collaborators, to successfully complete the development of, and obtain the regulatory approvals necessary to commercialize, rugonersen, its current sole product candidate, and any future product candidates Oak Hill Bio may develop. As a result, Oak Hill Bio currently intends to devote a substantial portion of its resources and business efforts to the continued clinical development of rugonersen. The success of rugonersen, and any future product candidates Oak Hill Bio may develop, will depend on several factors, including the following:

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the successful completion of clinical trials of rugonersen on a timely basis, including BEACON, the Phase 3 clinical trial that was initiated in June 2026, and any subsequent follow-up studies or trials that may be required;

•	the frequency and severity of any adverse events (“AEs”) observed in any ongoing or upcoming clinical trials, including BEACON, the Phase 3 clinical trial of rugonersen;

•	maintaining and establishing relationships with contract research organizations (“CROs”) and clinical trial sites for the clinical development of rugonersen in the United States and internationally;

•	the successful conduct and completion of clinical trials in compliance with applicable Good Clinical Practice (“GCP”) and Good Laboratory Practice (“GLP”) requirements;

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demonstration of efficacy, safety and tolerability profiles that are acceptable to the U.S. Food and Drug Administration (the “FDA”), the European Medicines Agency (the “EMA”) or other comparable foreign regulatory authorities for marketing approval;

•	the timely receipt of marketing approvals from applicable regulatory authorities;

•	the scope and extent of any post-marketing approval commitments that may be required by regulatory authorities;

•	the maintenance of existing, or establishment of new, supply arrangements with third-party suppliers and manufacturers to support the clinical development of rugonersen;

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the maintenance of existing, or establishment of new, scalable commercial manufacturing arrangements with third-party manufacturers to produce finished product suitable for commercial sale, if rugonersen is approved;

•	commercial acceptance by patients, physicians and the broader medical community;

•	obtaining coverage and adequate reimbursement from third-party payors, and patients’ willingness to pay out-of-pocket in the absence of such coverage;

•	competing effectively with other therapies, including those that may be further advanced in clinical development;

•	negotiating favorable terms in any collaboration, licensing or other strategic arrangements and performing its obligations under such arrangements; and

•	maintaining, protecting, enforcing and defending its intellectual property portfolio in the United States and internationally.

Oak Hill Bio does not have complete control over many of these factors, including aspects of clinical development and the regulatory review process, the actions of regulatory authorities, potential challenges to its intellectual property rights, and the manufacturing, commercialization and distribution activities of third-party collaborators, if any. If Oak Hill Bio is not successful in addressing one or more of these factors in a timely manner or at all, it could experience significant delays in clinical development of rugonersen, receiving regulatory approval of rugonersen, or be unable to successfully commercialize rugonersen, any or all of which would materially harm its business, financial condition and prospects. If Oak Hill Bio does not receive marketing approval for rugonersen, Oak Hill Bio may not be able to continue its operations.

Oak Hill Bio has incurred significant losses since inception, has no products approved for sale, only has one product candidate and expects to incur losses for the foreseeable future.

Since inception, Oak Hill Bio has incurred significant operating losses. Oak Hill Bio’s net losses were $13.5 million for the six months ended June 30, 2026 and $15.6 million and $0.4 million for the years ended December 31, 2025 and December 31, 2024, respectively. As of June 30, 2026, Oak Hill Bio had an accumulated deficit of $29.5 million. To date, Oak Hill Bio has financed its operations primarily through capital contributions from Parent, and, proceeds raised from the April 2026 private placement of OHB Series A Shares and, most recently $45 million from the SAFE holder affiliates of RACC. Oak Hill Bio has devoted substantially all of its financial resources and efforts to research and development activities, business planning, acquiring and developing product and technology rights to rugonersen, establishing and maintaining its intellectual property portfolio, hiring personnel, raising capital, and providing general and administrative support for these operations. Oak Hill Bio is still in the early stages of its operations as a separate legal entity and currently only has one product candidate in clinical development, rugonersen, in-licensed from Roche. Oak Hill Bio expects to continue to incur significant expenses and operating losses for the foreseeable future as it pursues clinical development of rugonersen and executes on its strategy to expand its product pipeline. Oak Hill Bio’s operating expenses and net losses may fluctuate significantly from quarter to quarter and year to year. Oak Hill Bio anticipates that its expenses will increase substantially if and as it:

•	continues to advance the candidacy of rugonersen in Angelman syndrome through clinical development;

•	addresses any new safety or efficacy concerns that may arise as it analyzes data from future readouts anticipated from BEACON, its Phase 3 clinical trial of rugonersen;

•	advances any additional product candidates it identifies and acquires into further clinical development;

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establishes manufacturing sources for its product candidates and secures supply chain capacity to provide sufficient quantities of product for preclinical and clinical development and commercial supply as well as other CMC activities that support registration;

•	seeks marketing approvals for rugonersen and any other future product candidates that successfully complete clinical trials;

•	obtains, expands, maintains, defends and enforces its intellectual property portfolio;

•	hires additional clinical, regulatory and scientific personnel;

•	ultimately establishes a sales, marketing and distribution infrastructure to commercialize any products for which it may obtain marketing approval; and

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adds operational, legal, compliance, financial and management information systems and personnel to support its research, product development and future commercialization efforts, as well as to support its operations as a public company.

In addition, Oak Hill Bio’s strategy includes identifying, and acquiring (including through in-licensing) additional product candidates and related technologies beyond rugonersen. Business development transactions of this nature are competitive and may require significant upfront payments, milestone obligations, royalties and ongoing development expenditures. Any such transactions could accelerate Oak Hill Bio’s cash requirements, require it to raise additional capital sooner than currently anticipated, and divert management attention from the development of rugonersen. If Oak Hill Bio is unable to identify suitable opportunities on acceptable terms, or is unable to secure the capital required to pursue or complete such transactions, it may be unable to execute its pipeline expansion strategy, which could harm its business, financial condition and prospects.

Even if Oak Hill Bio obtains regulatory approval for and is successful in commercializing rugonersen or any future product candidates, Oak Hill Bio will continue to incur substantial research and development and other costs to develop and market any additional product candidates it pursues. Oak Hill Bio may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect its business. The size of Oak Hill Bio’s future net losses will depend, in part, on the rate of future growth of its expenses and its ability to generate revenue.

To become and remain profitable, Oak Hill Bio must succeed in identifying, acquiring, developing, and obtaining the necessary regulatory approvals for products or product candidates that generate significant revenue, either through commercialization or out licensing.

Oak Hill Bio’s business depends on its ability to successfully identify, acquire, develop and obtain regulatory approvals for products or products candidates that generate significant revenue, either through commercialization or out licensing. To achieve profitability, Oak Hill Bio will need to be effective in a range of challenging activities, including:

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obtaining marketing approval for rugonersen and any future product candidates it identifies and acquires, including initiating, completing, and funding necessary clinical development of rugonersen and any other such product candidates;

•	identifying and acquiring, on commercially viable terms, rights to additional product candidates;

•	manufacturing (or securing third-party manufacturers to manufacture), marketing and commercializing (either directly or through third parties) any products for which it may obtain regulatory approval;

•	achieving market acceptance of any products for which it obtains regulatory approval as a viable treatment option; and

•	satisfying any post-marketing requirements.

Oak Hill Bio may not be successful in its efforts to generate significant revenues from rugonersen and any future product candidates, and it may be unable to identify future product candidates or obtain rights to future product candidates that it may in the future identify on commercially viable terms. Even if Oak Hill Bio does achieve profitability, Oak Hill Bio may not be able to sustain or increase profitability on a quarterly or annual basis. Oak Hill Bio’s failure to become profitable could impair its ability to raise capital, execute on its strategy to identify and acquire additional product candidates, maintain its development efforts, expand its business or even continue its operations. A decline in Oak Hill Bio’s value could also cause you to lose all or part of your investment.

Oak Hill Bio will need substantial additional funding to advance its current and future product candidates, including rugonersen. If Oak Hill Bio is unable to obtain substantial additional funding when needed, it could be forced to delay, scale back or discontinue its product development programs or future commercialization efforts.

Oak Hill Bio expects to incur substantial expenses as it advances rugonersen and any other product candidates through development, seeks regulatory approvals, builds commercial infrastructure, and incurs costs associated with being a public company, as further described above under “—Oak Hill Bio has incurred significant losses since Oak Hill Bio’s inception, has no products approved for sale and Oak Hill Bio expects to incur losses for the foreseeable future.” Oak Hill Bio will require significant additional funding to advance rugonersen beyond its current state of development and to sustain Oak Hill Bio’s operations as a stand-alone company. Oak Hill Bio may be unable to raise additional funds on favorable terms or at all. If Oak Hill Bio is unable to raise such capital when needed, Oak Hill Bio will need to delay, reduce or terminate some or all planned activities to reduce costs and may be required to initiate steps to cease operations and settle its liabilities. The failure to obtain sufficient additional funding on commercially acceptable terms to fund operations and satisfy obligations to creditors may have a material adverse effect on Oak Hill Bio’s business, results of operations and financial condition and would jeopardize Oak Hill Bio’s ability to continue operations in the near-term.

Additionally, if Oak Hill Bio obtains marketing approval for rugonersen or any other product candidate, Oak Hill Bio expects to incur significant commercialization expenses related to product manufacturing, marketing, sales and distribution. Furthermore, Oak Hill Bio expects to continue to incur additional costs associated with operating as a public company. Accordingly, Oak Hill Bio will need to obtain substantial additional funding in connection with Oak Hill Bio’s continuing operations. If Oak Hill Bio is unable to raise capital when needed, on attractive terms or at all, Oak Hill Bio may be forced to delay, reduce or eliminate its research and development programs or future commercialization efforts.

Oak Hill Bio did not have any cash or marketable securities as of December 31, 2025. Prior to its April 2026 Series A financing, Oak Hill Bio financed its operations through capital contributions from its parent company, OHB Parent.

Oak Hill Bio’s future capital requirements will depend on many factors, including:

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the scope, progress, costs and results of clinical development for rugonersen, including the BEACON Phase 3 clinical trial, and future clinical development of any additional product candidates Oak Hill Bio may develop or any new indications it may pursue for rugonersen;

•	the scope, costs, timing and outcome of regulatory review of rugonersen and any additional product candidates Oak Hill Bio may develop or any new indications it may pursue;

•	the cost and timing of manufacturing activities;

•	the identification of additional research programs and product candidates;

•	the costs, timing and outcome of any business development activities, including identifying, evaluating, negotiating and completing acquisitions of (including through licensing) product candidates,

intellectual property and technologies, and the subsequent development costs associated with any such acquired programs;

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the costs and timing of preparing, filing and prosecuting applications for patents, maintaining and enforcing Oak Hill Bio’s intellectual property rights and defending any intellectual property-related claims, including claims of infringement, misappropriation or other violations of third-party intellectual property;

•	the costs and timing of future commercialization activities, including product manufacturing, marketing, sales and distribution, for any product candidate that receives marketing approval;

•	the costs of satisfying any post-marketing requirements;

•	the revenue, if any, received from commercial sales of rugonersen if marketing approval is received;

•	the costs of operational, financial and management information systems and associated personnel;

•	the associated costs in connection with any acquisition of products, intellectual property and technologies; and

•	the costs of operating as a public company.

Developing rugonersen, identifying other potential product candidates and conducting preclinical testing and clinical trials are time-consuming, expensive and uncertain processes requiring years to complete, and Oak Hill Bio may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, even if Oak Hill Bio successfully develops product candidates and those are approved, Oak Hill Bio may not achieve commercial success. Oak Hill Bio’s commercial revenues, if any, may not be sufficient to sustain Oak Hill Bio’s operations. Accordingly, Oak Hill Bio will need to continue to rely on additional financing to achieve Oak Hill Bio’s business objectives.

Any additional fundraising efforts may divert Oak Hill Bio’s management from their day-to-day activities, which may adversely affect Oak Hill Bio’s operations. Oak Hill Bio cannot be certain that additional funding will be available on acceptable terms, when needed or at all. Other than the PIPE Financing, which is expected to close immediately after consummation of the Business Combination, Oak Hill Bio has no committed source of additional capital and, if Oak Hill Bio is unable to raise additional capital in sufficient amounts, when needed or on terms it deems acceptable, Oak Hill Bio may be required to significantly curtail, delay or discontinue one or more of its product candidate programs, including rugonersen, or the commercialization of any such product candidate, or be unable to expand its operations or otherwise capitalize on its business opportunities, as desired, and it may be required to initiate steps to cease operations, which could materially affect its business, financial condition and results of operations. Oak Hill Bio could be required to seek collaborators for product candidates at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available or relinquish or license on unfavorable terms its rights to product candidates in markets where it would otherwise seek to pursue development or commercialization itself. Any of the above events could significantly harm Oak Hill Bio’s business, prospects, financial condition and results of operations and cause the price of its common stock to decline.

Oak Hill Bio’s limited operating history may make it difficult for you to evaluate the success of Oak Hill Bio’s business to date and to assess Oak Hill Bio’s future viability.

Oak Hill Bio was formed in late 2024 as a wholly-owned subsidiary of OHB Parent, and commenced operations in 2025 when it licensed in rugonersen from Roche. Oak Hill Bio currently has no products approved for commercial sale and has not generated any revenue from product sales. To date, Oak Hill Bio’s operations have been limited to organizing and staffing the company, business planning, executing collaborations, raising capital, licensing, conducting research activities, conducting clinical trials of rugonersen, filing and prosecuting patent applications and providing general and administrative support for these operations. Other than rugonersen,

Oak Hill Bio does not have any other product candidates in its pipeline, nor has it yet demonstrated an ability to successfully complete clinical development, obtain marketing approvals, manufacture product on a commercial scale or arrange for a third party to do so on its behalf, or conduct sales, marketing and distribution activities necessary for successful product commercialization for any product, including rugonersen. Consequently, any predictions you make about Oak Hill Bio’s future success or viability may not be as accurate as they could be if Oak Hill Bio had a longer operating history or a history of successfully developing and commercializing products.

Oak Hill Bio’s ability to build a pipeline beyond rugonersen will depend on its ability to identify suitable acquisition candidates, negotiate acceptable terms, and secure sufficient capital to pursue and complete such transactions. There can be no assurance that Oak Hill Bio will be able to do so on favorable terms, or at all, and any failure to execute this pipeline expansion strategy could impair Oak Hill Bio’s long-term growth prospects. Even if Oak Hill Bio does identify and complete an acquisition (including through in-licensing), the market may react negatively to any such announcement, including due to concerns about the purchase price, dilution, integration risk, or the scientific or commercial merit of any acquired program.

Oak Hill Bio’s limited operating history may make it difficult to evaluate Oak Hill Bio’s ability to execute on its strategy and to predict Oak Hill Bio’s future performance. Oak Hill Bio’s limited history as an operating company makes any assessment of its future success or viability subject to significant uncertainty. Oak Hill Bio will encounter risks and difficulties frequently experienced by small, early-stage companies in rapidly evolving fields. If Oak Hill Bio does not address these risks successfully, its business will suffer.

In addition, as Oak Hill Bio’s business grows and it executes on its strategy to expand its product portfolio, Oak Hill Bio may encounter unforeseen expenses, restrictions, difficulties, complications, delays and other known and unknown factors. Oak Hill Bio will need to continue to transition from a wholly-owned subsidiary to a company capable of conducting clinical development activities for multiple product candidates and then to a company supporting commercial activities. Oak Hill Bio may not be successful in such transitions. If Oak Hill Bio does not adequately address these risks and difficulties or successfully make such a transition, such failure could have a material adverse impact on Oak Hill Bio’s business.

Risks Related to Discovery, Development, Preclinical and Clinical Testing

If Oak Hill Bio is unable to advance rugonersen or any other product candidates through preclinical studies and clinical trials, obtain marketing approval and ultimately commercialize them, or experiences significant delays in doing so, Oak Hill Bio’s business will be materially harmed.

Oak Hill Bio’s development efforts are focused on rugonersen in Angelman syndrome. Oak Hill Bio’s dependence on rugonersen as its sole clinical-stage asset and the risks arising from that dependence are described above under “—Oak Hill Bio is substantially dependent on the success of rugonersen, its lead product candidate.”

Commencing clinical trials in the United States is subject to authorization by the FDA of an IND and finalizing the trial design based on discussions with the FDA and other regulatory authorities. In the event that the FDA requires Oak Hill Bio to complete additional preclinical studies, or if Oak Hill Bio is required to satisfy other FDA or other regulators’ requests prior to commencing clinical trials, the start of Oak Hill Bio’s clinical trials may be delayed. Even after initiating a clinical trial in the United States, the FDA or other regulatory authorities could disagree that Oak Hill Bio has satisfied their requirements to commence any other clinical trial or disagree with or change their position on the acceptability of Oak Hill Bio’s trial design or the selected clinical endpoints, which may require Oak Hill Bio to complete additional preclinical studies or clinical trials, and/or modify its ongoing clinical trials. There are equivalent processes and risks applicable to clinical trial authorization applications (“CTAs”) in other countries, including Canada and countries in Europe. Moreover, regulatory authorities in other countries could request that Oak Hill Bio pause dosing or further enrollment in one or more of its ongoing studies based in whole or in part on a clinical hold in the United States.

Commercialization of Oak Hill Bio’s product candidates will require preclinical and clinical development; regulatory approval; manufacturing supply, capacity and expertise; a commercial organization; and significant marketing efforts. The success of Oak Hill Bio’s product candidates will depend on many factors, including the following:

•	timely and successful completion of preclinical studies, including toxicology studies, biodistribution studies and minimally efficacious dose studies in animals, where applicable;

•	regulatory clearance to initiate clinical trials under INDs, CTAs or comparable foreign applications that allow commencement of clinical trials for rugonersen or other product candidates;

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successful initiation, enrollment and completion of clinical trials, including under the FDA’s Good Clinical Practice (“GCP”), GLP, and any additional regulatory requirements from foreign regulatory authorities;

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positive results from Oak Hill Bio’s clinical trials that support a finding of safety and effectiveness and an acceptable risk-benefit profile in the intended populations to the satisfaction of the applicable regulatory authorities;

•	receipt of marketing approvals from applicable regulatory authorities, including the completion of any required post-marketing studies or trials;

•	establishment of arrangements with third-party manufacturers for clinical supply and, where applicable, commercial manufacturing capabilities;

•	establishment, maintenance, defense and enforcement of patent, trademark, trade secret and other intellectual property protection or regulatory exclusivity for Oak Hill Bio’s product candidates;

•	commercial launch of Oak Hill Bio’s product candidates, if approved, whether alone or in collaboration with others;

•	acceptance of the benefits and use of Oak Hill Bio’s product candidates, including method of administration, if and when approved, by patients, the medical community and third-party payors;

•	effective competition with other therapies;

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maintenance of a continued acceptable safety, tolerability and efficacy profile of Oak Hill Bio’s product candidates following marketing approval, including acceptable results from any post-approval studies or clinical trials agreed to by Oak Hill Bio or required by FDA or other regulatory authorities; and

•	establishment and maintenance of healthcare coverage and adequate reimbursement by payors.

Many of these factors are not entirely within Oak Hill Bio’s control, and if Oak Hill Bio does not succeed in one or more of these factors in a timely manner or at all, Oak Hill Bio could experience significant delays or an inability to successfully commercialize any product candidates, which would materially harm its business. If Oak Hill Bio is unable to advance its product candidates to clinical development or successfully complete clinical trials, obtain regulatory approval and ultimately commercialize its product candidates, or experiences significant delays in doing so, its business will be materially harmed.

We rely on clinical data generated by Roche from clinical trials that were not designed or conducted by us, and such data may not be adequate to support our regulatory submissions or future clinical development plans. If such materials are inaccurate, incomplete, or unreliable or if those trials were not conducted in accordance with applicable law, including GCPs, or if the FDA or comparable foreign regulatory authorities do not accept such data, our development programs could be materially delayed or harmed.

Our current sole product candidate, rugonersen, was in-licensed from Roche pursuant to the Roche Agreement. Prior to our in-licensing of rugonersen, Roche designed and conducted certain preclinical studies and clinical trials for rugonersen, including the TANGELO trial. Our assumptions about the development potential of rugonersen are based in significant part on the data generated from these Roche-sponsored studies. We were not involved with and did not control the design, conduct, monitoring or reporting of these studies, and we have limited ability to independently verify the accuracy, completeness or reliability of the data generated by Roche. We also did not control whether Roche’s clinical trials were conducted in accordance with GCPs, cGMP requirements or other applicable regulatory standards enforced by the FDA or comparable foreign regulatory authorities. Therefore, we are dependent on Roche, and any third parties acting on its behalf, having conducted their research and development in accordance with the applicable protocols, legal and regulatory requirements, and scientific standards; having accurately reported the results of all nonclinical studies and clinical trials conducted with respect to rugonersen and having correctly collected and interpreted the data from these studies and trials. These risks also apply to any additional product candidates that we may acquire or license in the future.

If the preclinical and clinical data generated by Roche prove to be inadequate, unreliable or insufficient to support our regulatory submissions, including any IND or new drug application (“NDA”) filings with the FDA, we may be required to conduct additional preclinical studies or clinical trials, which could significantly delay our development timelines and require substantial additional expenditures. The FDA or comparable foreign regulatory authorities may disagree with our interpretation of Roche’s data, may not accept data from clinical trials conducted outside the U.S., or may require us to conduct additional studies to confirm or supplement the results from Roche’s trials. In addition, the design of Roche’s clinical trials, including dosing regimens, titration protocols, patient eligibility criteria and endpoint definitions, differ from our recently initiated BEACON pivotal Phase 3 trial. Such design differences may limit the ability to pool or cross-reference data, and the FDA may require us to conduct additional studies if it determines that Roche’s trial designs are not sufficiently similar to our planned protocols to support our NDA submissions.

Promising results observed in Roche’s earlier-stage clinical trials and preclinical studies may not be replicated in BEACON, and rugonersen may fail to show the desired safety, tolerability, pharmacokinetic profile and efficacy in broader patient populations or at the doses we intend to evaluate. Clinical trial results may be susceptible to varying interpretations, and medical professionals, investors and regulatory authorities may analyze or weigh study data differently than we do. Alternative methodologies for analyzing clinical data may lead to differing conclusions, including with respect to the safety or efficacy of rugonersen. In addition, we may observe materially and adversely different safety results as we conduct our own clinical trials compared to the results observed in Roche’s studies. Oak Hill Bio only recently initiated BEACON and has not, as a company, completed any clinical trials of rugonersen in Angelman syndrome patients to date, including in the United States.

Furthermore, if Roche or its investigators, providers or clinical trial sites failed to comply with applicable GCPs, cGMPs or other regulatory requirements in the conduct of the clinical trials for rugonersen, the clinical data generated in such trials may be deemed unreliable by the FDA or comparable foreign regulatory authorities, and we may be required to perform additional clinical trials before obtaining marketing approval. Any determination by a regulatory authority that the data from Roche’s clinical trials are unreliable or insufficient could require us to repeat, extend the duration of, or increase the size of our clinical trials, which could significantly delay commercialization and require significantly greater expenditures, or could prevent commercialization altogether.

Oak Hill Bio’s ability to complete clinical trials may be adversely impacted if it experiences delays or difficulties in the enrollment of patients in clinical trials.

Identifying and qualifying patients to participate in clinical trials of Oak Hill Bio’s product candidates is critical to Oak Hill Bio’s success, particularly with respect to BEACON, the Phase 3 clinical trial of rugonersen, its only clinical development program. Oak Hill Bio may not be able to identify, recruit and enroll a sufficient number of patients, or those with required or desired characteristics, to complete Oak Hill Bio’s clinical trials in a timely manner. Patient enrollment and trial completion is affected by factors including:

•	perceived risks and benefits of novel unproven approaches;

•	size of the patient population, in particular for rare diseases such as the diseases on which Oak Hill Bio is initially focused, and the process for identifying patients;

•	design of the trial protocol;

•	eligibility and exclusion criteria;

•	perceived risks and benefits of the product candidate under study;

•	availability of competing therapies and clinical trials;

•	severity of the disease or disorder under investigation;

•	proximity and availability of clinical trial sites for prospective patients or any other clinical trials;

•	ability to obtain and maintain patient consent;

•	risk that enrolled patients will drop out before completion of the trial;

•	ability to recruit clinical trial investigators of appropriate competencies and experience;

•	patient referral practices of physicians;

•	ability to monitor patients adequately during and after treatment; and

•	other factors outside of Oak Hill Bio’s control, such as the potential effects of any epidemics, pandemics or health crises.

Oak Hill Bio’s inability to enroll a sufficient number of patients for Oak Hill Bio’s clinical trials would result in significant delays and could require Oak Hill Bio to abandon one or more clinical trials altogether. Enrollment delays in these clinical trials may result in increased development costs for Oak Hill Bio’s product candidates, which would cause the value of Oak Hill Bio’s company to decline and limit Oak Hill Bio’s ability to obtain additional financing.

Even if Oak Hill Bio is able to enroll a sufficient number of patients for Oak Hill Bio’s clinical trials, Oak Hill Bio may have difficulty maintaining patients in Oak Hill Bio’s clinical trials. Many of the patients who end up receiving sham may perceive that they are not receiving the product candidate being tested, and they may decide to withdraw from Oak Hill Bio’s clinical trials to pursue other alternative therapies rather than continue the trial with the perception that they are receiving a sham procedure. If Oak Hill Bio has difficulty enrolling or maintaining a sufficient number of patients, Oak Hill Bio may need to delay, limit or terminate clinical trials, any of which would harm Oak Hill Bio’s business, financial condition, results of operations and prospects.

Oak Hill Bio may not be successful in its efforts to identify, discover or develop potential product candidates.

The success of Oak Hill Bio’s business depends upon its ability to identify, develop and commercialize products. Rugonersen, Oak Hill Bio’s current sole product candidate, is an antisense oligonucleotide designed to have a disease-modifying impact on Angelman syndrome, and is currently in clinical-stage development.

Thus, Oak Hill Bio’s approach to treating Angelman syndrome is unproven. Past efficacy and safety results observed in the rugonersen program may not result in a favorable safety profile or efficacy results as future clinical studies read out. In the future, Oak Hill Bio’s research programs may fail to identify potential product candidates for clinical development for a number of reasons. Oak Hill Bio’s research methodology may be unsuccessful in identifying potential product candidates, and its potential product candidates may be shown to have harmful side effects in preclinical in vitro experiments, in vivo animal model studies, or future clinical studies. In addition, Oak Hill Bio’s potential product candidates may not show promising signals of therapeutic effect in such experiments or studies, or they may have other characteristics that may make the product candidates impractical to manufacture, unmarketable or unlikely to receive marketing approval. In addition, Oak Hill Bio may be negatively impacted by the decision of other companies to discontinue development of products using technology similar to Oak Hill Bio’s technology.

Although Oak Hill Bio is continuing to focus the majority of its efforts on the advancement of rugonersen in Angelman syndrome, Oak Hill Bio may fail to discover and advance additional product candidates for clinical development for a number of reasons, including those discussed in these risk factors. In addition:

•	Oak Hill Bio may not be able to assemble sufficient resources to acquire or discover product candidates;

•	competitors may develop alternatives that render Oak Hill Bio’s potential product candidates obsolete or less attractive;

•	potential product candidates Oak Hill Bio develops may be covered by third parties’ patents or other intellectual property rights;

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potential product candidates may, on further study, be shown to have harmful side effects, toxicities or other characteristics that indicate that they are unlikely to be products that will receive marketing approval and achieve market acceptance;

•	potential product candidates may not be effective in treating their targeted diseases or disorders;

•	the market for a potential product candidate may change so that the continued development of that product candidate is no longer reasonable;

•	a potential product candidate may not be capable of being produced in commercial quantities at an acceptable cost, or at all; or

•	the regulatory pathway for a potential product candidate may be too complex and difficult to navigate successfully or economically.

If Oak Hill Bio is unable to identify and discover suitable product candidates for clinical development, this would adversely impact Oak Hill Bio’s business strategy and Oak Hill Bio’s financial position and share price and could potentially cause Oak Hill Bio to cease operations.

Drug development is a lengthy and expensive process, and preclinical and clinical testing is uncertain as to the outcome. Oak Hill Bio may encounter substantial delays in the commencement, enrollment or completion of its clinical trials and may never advance to clinical trials, or it may fail to demonstrate safety and effectiveness to the satisfaction of applicable regulatory authorities, which could prevent it from advancing or commercializing its product candidates on a timely basis, if at all.

The risk of failure in developing product candidates is high. It is impossible to predict when or if any product candidate would prove effective or safe in humans or will receive regulatory approval. Before obtaining marketing approval from regulatory authorities for the sale of any product candidate, Oak Hill Bio must complete preclinical development, obtain regulatory clearance to commence clinical trials, and then conduct extensive clinical trials to demonstrate the safety and efficacy of product candidates in humans.

Clinical trials may fail to demonstrate that Oak Hill Bio’s product candidates are safe for humans and effective for indicated uses. Even if Oak Hill Bio’s clinical trials are successful, changes in marketing approval policies during the development period, changes in or the enactment or promulgation of additional statutes, regulations or guidance, varying interpretations of clinical data or changes in regulatory review for each submitted product application may cause delays in the approval or rejection of an application.

Before commencing clinical trials for a product candidate, the candidate must have undergone extensive preclinical testing and studies that support clearance of its INDs, CTAs and other similar regulatory filings. Oak Hill Bio cannot be certain if the outcome of such preclinical studies and clinical trials will ultimately support further development, regulatory approval or commercialization of rugonersen or any future product candidates. Although Oak Hill Bio recently initiated BEACON, a Phase 3 clinical trial of rugonersen, Oak Hill Bio cannot be certain of the completion or outcome of such trial and cannot predict whether the FDA, or comparable foreign regulatory authorities will accept Oak Hill Bio’s proposed clinical program for rugonersen, or the success of its efforts for rugonersen. Conducting preclinical testing is a lengthy, time-consuming and expensive process. The length of time may vary substantially according to the type, complexity and novelty of the program, and often can be several years or more per program. In addition, the progress and timing of preclinical studies, including pharmacology and toxicology studies, may be impacted by the limited supply of animal models needed for such studies. As a result, if Oak Hill Bio is not able to acquire rights to sufficient data in connection with acquisition of a product candidate, it cannot be sure that it will be able to submit any required INDs, CTAs and other similar regulatory filings for rugonersen or any future product candidates on expected timelines, if at all, and Oak Hill Bio cannot be sure that submission of such regulatory filings will result in the FDA, competent authorities of the EU Member States or comparable foreign regulatory authorities allowing clinical trials to begin.

Furthermore, product candidates are subject to continued preclinical safety studies, which may be conducted concurrently with Oak Hill Bio’s clinical testing. The outcomes of these safety studies may delay the launch of, or enrollment in clinical trials and could impact Oak Hill Bio’s ability to continue to conduct its clinical trials.

Clinical testing is expensive, is difficult to design and implement, can take many years to complete and is uncertain as to outcome. Oak Hill Bio cannot guarantee that any clinical trials will be conducted as planned or completed on schedule, or at all. A failure of one or more clinical trials can occur at any stage of testing, which may result from a multitude of factors, including, but not limited to, flaws in trial design, dose selection issues, patient enrollment criteria and failure to demonstrate favorable safety or efficacy traits.

Other events that may prevent successful or timely completion of clinical development include:

•	delays in reaching a consensus with regulatory authorities on trial design;

•	delays in reaching agreement on acceptable terms with prospective CROs and clinical trial sites;

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delays in opening clinical trial sites or obtaining required institutional review board (“IRB”), or independent ethics committee approval, or the equivalent review groups for sites outside the United States, at each clinical trial site;

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imposition of a clinical hold by regulatory authorities as a result of a serious adverse event or manufacturing concerns or after an inspection of Oak Hill Bio’s clinical trial operations or trial sites;

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negative or inconclusive results observed in clinical trials, including failure to demonstrate statistical significance, which could lead Oak Hill Bio, or cause regulators to require Oak Hill Bio, to conduct additional clinical trials or abandon product development programs;

•	failure by Oak Hill Bio, any CROs Oak Hill Bio engages or any other third parties to adhere to clinical trial requirements;

•	failure to perform in accordance with the FDA’s GCPs or those of other regulatory authorities;

•	failure by physicians to adhere to delivery protocols leading to variable results;

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delays in the testing, validation, manufacturing and delivery of Oak Hill Bio’s product candidates to the clinical sites, including delays by third parties with whom Oak Hill Bio has contracted to perform certain of those functions;

•	failure of Oak Hill Bio’s third-party contractors to comply with regulatory requirements or to meet their contractual obligations to Oak Hill Bio in a timely manner, or at all;

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inability to recruit patients to participate in a clinical trial, including as a result of competition with other pharmaceutical and biotechnology companies and the patient population size for Oak Hill Bio’s product candidates;

•	delays in having patients complete participation in a clinical trial or return for post-treatment follow-up;

•	clinical trial sites or patients dropping out of a trial;

•	selection of clinical endpoints that require prolonged periods of clinical observation or analysis of the resulting data;

•	occurrence of serious adverse events associated with the product candidate that are viewed to outweigh its potential benefits;

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occurrence of serious adverse events associated with a product candidate in development by another company, which are viewed to outweigh its potential benefits, and which may negatively impact the perception of Oak Hill Bio’s product due to a similarity in technology or approach;

•	changes in regulatory requirements and guidance that require amending or submitting new clinical protocols;

•	changes in the legal or regulatory regimes domestically or internationally related to patient rights and privacy;

•	lack of adequate funding to continue the clinical trial; or

•	diminished revenue potential of the program(s) due to competition.

Clinical trials must be conducted in accordance with the FDA and other applicable regulatory authorities’ legal requirements, regulations or guidelines, and are subject to oversight by these governmental agencies and IRBs or ethics committees at the medical institutions where the clinical trials are conducted. Oak Hill Bio could encounter delays if a clinical trial is suspended or terminated by Oak Hill Bio or any other regulatory authority, or if the IRBs of the institutions in which such trials are being conducted suspend or terminate the participation of their clinical investigators and sites subject to their review. Such authorities may suspend or terminate a clinical trial due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or Oak Hill Bio’s clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a product candidate, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial.

Moreover, principal investigators for Oak Hill Bio’s clinical trials may serve as scientific advisors or consultants to Oak Hill Bio from time to time and receive compensation in connection with such services. Under certain circumstances, Oak Hill Bio may be required to report some of these relationships to the FDA or comparable foreign regulatory authorities. The FDA or comparable foreign regulatory authority may conclude that a financial relationship between Oak Hill Bio and a principal investigator has created a conflict of interest or otherwise affected interpretation of the trial. The FDA or comparable foreign regulatory authority may therefore question the integrity of the data generated at the applicable clinical trial site and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval, or rejection, of Oak Hill Bio’s marketing applications by the FDA or comparable foreign regulatory authority, as the case may be, and may ultimately lead to the denial of marketing approval of Oak Hill Bio’s product candidates.

Any inability to successfully complete preclinical studies and clinical trials, including in the case of the rugonersen program, could result in additional costs to Oak Hill Bio or impair its ability to generate revenues from product sales, regulatory and commercialization milestones and royalties. In addition, if Oak Hill Bio makes manufacturing or formulation changes to its product candidates, Oak Hill Bio may need to conduct additional studies to bridge its modified product candidates to earlier versions. Clinical trial delays also could shorten any periods during which Oak Hill Bio may have the exclusive right to commercialize its product candidates or allow its competitors to bring products to market before it does, which could impair its ability to successfully commercialize its product candidates and may harm its business, financial condition, results of operations and prospects.

Further, conducting clinical trials in foreign countries, as Oak Hill Bio plans to continue to do for its product candidates, including rugonersen, presents additional risks that may delay completion of its clinical trials. These risks include the failure of enrolled patients in foreign countries to adhere to clinical protocol as a result of differences in healthcare services or cultural customs, managing additional administrative burdens associated with foreign regulatory schemes, as well as political and economic risks relevant to such foreign countries. See risk captioned “—Oak Hill Bio may conduct certain clinical trials for its product candidates outside of the United States. However, the FDA and comparable foreign regulatory authorities may not accept data from such trials, in which case Oak Hill Bio’s development plans will be delayed, which could materially harm Oak Hill Bio’s business” below for more information related to the risks conducting clinical trials in foreign countries.

Additionally, if the results of clinical trials are inconclusive or if there are safety concerns or serious adverse events associated with Oak Hill Bio’s product candidates, Oak Hill Bio may:

•	be delayed in obtaining marketing approval for product candidates, if at all;

•	obtain approval for indications or patient populations that are not as broad as intended or desired;

•	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings;

•	be subject to changes in the way the product is administered;

•	be required to perform additional clinical trials to support approval or be subject to additional post-marketing testing requirements;

•	have regulatory authorities withdraw, or suspend, their approval of the product or impose restrictions on its distribution in the form of a Risk Evaluation and Mitigation Strategy (“REMS”);

•	be subject to the addition of labeling statements, such as warnings or contraindications;

•	be sued; or

•	experience damage to its reputation.

In particular, each of the conditions for which Oak Hill Bio plans to develop or are developing product candidates is a rare genetic disease with limited patient pools from which to draw for clinical trials. Because it can be difficult to diagnose these diseases in the absence of a genetic screen, Oak Hill Bio may have difficulty finding patients who are eligible to participate in its studies. The eligibility criteria of Oak Hill Bio’s clinical trials will further limit the pool of available participants. Additionally, the process of finding and diagnosing patients may prove costly. The treating physicians in Oak Hill Bio’s clinical trials may also use their medical discretion in advising patients enrolled in its clinical trials to withdraw from its studies or to try alternative therapies. Finally, Oak Hill Bio must compete with other companies with either approved therapies or investigational therapies in development for the conditions for which it is developing product candidates, which may further limit the pool of potential patients.

The outcome of preclinical studies and earlier-stage clinical trials may not be predictive of future results or the success of later preclinical studies and clinical trials.

While rugonersen has been evaluated in a Phase 1 clinical trial, the results of this trial or any earlier preclinical studies may not be predictive of the results of BEACON, the Phase 3 clinical trial. During the course of BEACON, the Phase 3 clinical trial of rugonersen for Angelman syndrome, Oak Hill Bio may have to consider alternate dosing, lengthening the exposure to the drug candidate or increasing the number of patients in certain cohorts to properly assess optimal efficacy. Any such changes to Oak Hill Bio’s development strategy or the determination that rugonersen may not yield successful functional results would materially harm Oak Hill Bio’s business, financial condition, results of operations and prospects.

Additionally, Oak Hill Bio’s future clinical trials may utilize, and the early access program of rugonersen being conducted by Oak Hill Bio is, an “open-label” trial design. An “open-label” clinical trial is one where both the patient and investigator know whether the patient is receiving the investigational product candidate or either an existing approved drug, placebo or sham. Most typically, open-label clinical trials test only the investigational product candidate and sometimes may do so at different dose levels. Open-label clinical trials are subject to various limitations that may exaggerate any therapeutic effect as patients in open-label clinical trials are aware when they are receiving treatment. Open-label clinical trials may be subject to a “patient bias” where patients perceive their symptoms to have improved merely due to their awareness of receiving an experimental treatment. In addition, open-label clinical trials may be subject to an “investigator bias” where those assessing and reviewing the physiological outcomes of the clinical trials are aware of which patients have received treatment and may interpret the information of the treated group more favorably given this knowledge. Open-label clinical trials in pediatric indications may also be subject to “caregiver bias” where caregivers of subjects may interpret or report on the patient’s condition in a way that reflects their own emotional state, expectations or experiences. The results from an open-label trial may not be predictive of future clinical trial results with any of Oak Hill Bio’s product candidates when studied in a controlled environment with a placebo, active or sham control.

BEACON, the Phase 3 clinical trial, is designed to use a sham control rather than a placebo. A sham procedure is a simulated intervention that mimics the physical experience of the active treatment (in this case, the intrathecal administration procedure) without delivering the therapeutic agent, rugonersen. The use of a sham control rather than a placebo is intended to maintain blinding of participants to their treatment assignment. However, sham-controlled trial designs may be subject to heightened regulatory scrutiny, including questions from the FDA regarding the adequacy of blinding and the ethical acceptability of the sham procedure. If the FDA or other regulatory authorities determine that the BEACON trial design is inadequate or that the sham control does not sufficiently support blinding, Oak Hill Bio may be required to redesign the trial or conduct additional studies, which would cause significant delays and increase costs.

Interim, initial, “topline” and preliminary data from Oak Hill Bio’s preclinical studies or clinical trials that Oak Hill Bio announces or publishes from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, Oak Hill Bio may publicly disclose preliminary or topline data from preclinical studies and clinical trials, which is based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. The topline or preliminary results that Oak Hill Bio reports may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data Oak Hill Bio previously published. As a result, topline data and preliminary results should be viewed with caution until the final data are available.

From time to time, Oak Hill Bio may also disclose interim data from its preclinical studies and clinical trials. Interim data from clinical trials that Oak Hill Bio may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available or as patients from Oak Hill Bio’s clinical trials continue other treatments for their disease. Adverse differences between preliminary or interim data and final data could significantly harm Oak Hill Bio’s business prospects. Further, disclosure of interim data could result in volatility in the price of Oak Hill Bio’s common stock.

Further, others, including regulatory agencies, may not accept or agree with Oak Hill Bio’s assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and Oak Hill Bio in general. In addition, the information Oak Hill Bio chooses to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what Oak Hill Bio determines is material or otherwise appropriate information to include in Oak Hill Bio’s disclosure.

If the interim, topline, or preliminary data that Oak Hill Bio reports differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, Oak Hill Bio’s ability to obtain approval for, and commercialize its product candidates may be harmed, which could harm its business, operating results, prospects or financial condition.

If rugonersen or any of Oak Hill Bio’s future product candidates cause undesirable side effects or have other unexpected adverse properties, such side effects or properties could delay or prevent the initiation or completion of clinical trials, preclude or delay regulatory approval, limit the commercial potential of such candidate or result in significant negative consequences following any potential marketing approval.

Undesirable side effects caused by rugonersen or future product candidates could cause Oak Hill Bio or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other regulatory authorities.

Oak Hill Bio may also observe additional safety or tolerability issues or adverse effects with rugonersen or any future product candidates in ongoing or future clinical trials which Oak Hill Bio cannot predict at this time. If any product candidates Oak Hill Bio develops is associated with serious adverse events, undesirable side effects or unexpected characteristics, Oak Hill Bio may need to abandon their development or limit development to certain uses or subpopulations in which the serious adverse events, undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective, any of which would have a material adverse effect on Oak Hill Bio’s business, financial condition, results of operations and prospects. In addition, regulatory authorities may draw different conclusions, require additional testing to confirm these determinations, require more restrictive labeling or deny regulatory approval of the product candidate. Many product candidates that initially showed promise in early-stage testing have later been found to cause side effects that prevented further clinical development of the product candidates.

Oak Hill Bio may also observe additional safety or tolerability issues in ongoing or future clinical trials as Oak Hill Bio tests its product candidates in larger populations, over longer durations, or with different dosing regimens. Many product candidates that initially showed promise in early-stage testing have later been found to cause side effects that prevented further clinical development. It is possible that, if the use of Oak Hill Bio’s product candidates becomes more widespread following any regulatory approval, illnesses, injuries, discomforts and other adverse events that were observed in earlier trials, as well as conditions that did not occur or went undetected in previous trials, will be reported by patients. If such side effects become known later in development or upon approval, if any, such findings may harm Oak Hill Bio’s business, financial condition, results of operations and prospects significantly.

In addition, if Oak Hill Bio’s product candidates receive marketing approval and Oak Hill Bio or others later identify undesirable side effects caused by treatment with such drug, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may suspend, limit or withdraw approvals of such product, or seek an injunction against its manufacture or distribution;

•	Oak Hill Bio may be required to recall a product or change the way the drug is administered to patients;

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regulatory authorities may require additional warnings in the labeling, such as a contraindication or a boxed warning, or issue safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings or other safety information about the product;

•	Oak Hill Bio may be required to conduct additional clinical trials or post-approval studies;

•	Oak Hill Bio may be required to implement a REMS, or create a medication guide outlining the risks of such side effects for distribution to patients;

•	additional restrictions may be imposed on the marketing or promotion of the particular product or the manufacturing processes for the product or any component thereof;

•	Oak Hill Bio may be subject to fines, injunctions or the imposition of criminal penalties;

•	Oak Hill Bio could be sued and held liable for harm caused to patients;

•	the drug could become less competitive; and

•	Oak Hill Bio’s reputation may suffer.

Any of these events could prevent Oak Hill Bio from achieving or maintaining market acceptance of its lead product candidate or its other product candidates, if approved, and could significantly harm its business, financial condition, results of operations and prospects.

Oak Hill Bio may expend its limited resources to pursue a particular program, product candidate or indication and fail to capitalize on programs, product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

Because Oak Hill Bio has limited financial and managerial resources, Oak Hill Bio is currently focusing the majority of its resources on rugonersen and initiation of the BEACON Phase 3 clinical trial (for which Oak Hill Bio is the sponsor and which is being conducted by a third-party CRO). As a result, although it is actively seeking additional product candidates to add to its portfolio, it may miss certain opportunities or not be able to take advantage of certain opportunities, because of such limited resources, and may not identify and acquire product candidates that later prove to have greater commercial potential. Accordingly, Oak Hill Bio’s resource allocation decisions may cause it to fail to capitalize on viable commercial products or profitable market opportunities. Oak Hill Bio’s spending on current and future research and development programs and product candidates for specific indications may not yield any commercially viable medicines. If Oak Hill Bio does not accurately evaluate the commercial potential or target market for a particular product candidate, Oak Hill Bio may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for Oak Hill Bio to retain sole development and commercialization rights to such product candidate. Any such event could have a material adverse effect on Oak Hill Bio’s business, financial condition, results of operations and prospects.

The increasing use of social media platforms presents new risks and challenges.

Social media is increasingly being used to communicate about pharmaceutical companies’ clinical development activities, and Oak Hill Bio intends to utilize appropriate social media in connection with its development efforts. Additionally, patients may use social media channels to comment on their experience in an ongoing blinded clinical trial or to report an alleged adverse event. If such disclosures occur in the future in connection with any of Oak Hill Bio’s sponsored clinical trials, there is a risk that trial enrollment may be adversely impacted, that Oak Hill Bio may fail to monitor and comply with applicable adverse event reporting obligations or that Oak Hill Bio may not be able to defend its business or the public’s legitimate interests in the face of the political and market pressures generated by social media due to restrictions on what it may say about its product candidates. There is also a risk of inappropriate disclosure of sensitive or confidential information or negative or inaccurate posts or comments about Oak Hill Bio on any social networking website. In addition, Oak Hill Bio may encounter attacks on social media regarding Oak Hill Bio’s company, management or product candidates, and fraudsters could and have attempted to illegally use its name on social media platforms to defraud the public. It is also possible for individuals or groups to target companies with disruptive social media campaigns related to a request for access to unapproved drugs for patients with significant unmet medical need. If Oak Hill Bio experiences a similar social media campaign regarding its decision to provide or not provide access to any of its product candidates under an expanded access policy, its reputation may be negatively affected and its business may be harmed. If any of these events were to occur or Oak Hill Bio fails to comply with applicable regulations, Oak Hill Bio could incur liability, face regulatory actions or incur other harm to its business.

Clinical trial subject injury and product liability lawsuits against Oak Hill Bio could divert Oak Hill Bio’s resources, cause Oak Hill Bio to incur substantial liabilities and limit commercialization of Oak Hill Bio’s product candidates.

Oak Hill Bio faces an inherent risk of clinical trial subject injury and product liability exposure related to the testing of product candidates that have entered or eventually proceed to clinical trials, and Oak Hill Bio will face an even greater risk if Oak Hill Bio commercially sells any products that receive marketing approval. While Oak Hill Bio currently has only one product candidate in clinical development and none that have been approved for commercial sale, the future use of product candidates by Oak Hill Bio in clinical trials, and the sale of any approved products in the future, may expose Oak Hill Bio to liability claims. These claims might be made by patients that use the product, healthcare providers, pharmaceutical companies or others selling such products. If Oak Hill Bio cannot successfully defend itself against claims that Oak Hill Bio’s product candidates or products caused injuries, Oak Hill Bio may incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for Oak Hill Bio’s product candidates;

•	injury to Oak Hill Bio’s reputation and significant negative media attention;

•	withdrawal of clinical trial participants;

•	significant costs to defend any related litigation;

•	substantial monetary awards to trial participants or patients;

•	loss of revenue;

•	reduced resources of Oak Hill Bio’s management to pursue Oak Hill Bio’s business strategy; and

•	the inability to commercialize Oak Hill Bio’s product candidates.

Oak Hill Bio has insurance coverage in place that it believes to be appropriate for its current phase of clinical development, but it may need to further increase this coverage for subsequent clinical trials or if it commences commercialization of any product candidates. Insurance coverage is increasingly expensive. Oak Hill Bio may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise. If a successful clinical trial or product liability claim or series of claims is brought against Oak Hill Bio for uninsured liabilities or in excess of insured liabilities, its assets may not be sufficient to cover such claims and its business operations could be impaired.

Oak Hill Bio is conducting and may conduct certain clinical trials for its product candidates outside of the United States. However, the FDA and comparable foreign regulatory authorities may not accept data from such trials, in which case Oak Hill Bio’s development plans will be delayed, which could materially harm Oak Hill Bio’s business.

Oak Hill Bio is conducting and may conduct one or more of its clinical trials for rugonersen outside the United States. There can be no assurance that sufficient sites will be enrolled or activated on the timeline anticipated. Although the FDA may accept data from clinical trials conducted outside the United States, acceptance of this data is subject to certain conditions imposed by the FDA. Where data from foreign clinical trials are intended to serve as the basis for marketing approval in the United States, the FDA will not approve the application on the basis of foreign data alone unless those data are applicable to the U.S. population and U.S. medical practice; the studies were performed by clinical investigators of recognized competence; and the data are considered valid without the need for an on-site inspection by the FDA or, if the FDA considers such an inspection to be necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means. For studies that are conducted only at sites outside of the United States and not subject to an IND, the FDA generally does not provide advance comment on the clinical protocols for the studies, and therefore there is an additional potential risk that the FDA could determine that the study design or protocol for a non-U.S. clinical trial was inadequate, which could require Oak Hill Bio to conduct additional clinical trials. In addition, even where the foreign study data are not intended to serve as the sole basis for approval, the FDA will not accept the data as support for an application for marketing approval unless the study is well-designed and well-conducted in accordance with GCP and the FDA is able to validate the data from the study through an onsite inspection if deemed necessary. Many foreign regulatory authorities have similar approval requirements. There can be no assurance the FDA will accept data from clinical trials conducted outside of the United States. If the FDA does not accept data from Oak Hill Bio’s clinical trials of its product candidates, it would likely result in the need for additional clinical trials, which would be costly and time consuming and delay or permanently halt Oak Hill Bio’s development of Oak Hill Bio’s product candidates.

Conducting clinical trials outside the United States also exposes Oak Hill Bio to additional risks, including risks associated with:

•	additional foreign regulatory requirements;

•	foreign exchange fluctuations;

•	compliance with foreign manufacturing, customs, shipment and storage requirements;

•	cultural differences in medical practice and clinical research;

•	geopolitical risks; and

•	diminished protection of intellectual property in some countries.

Risks Related to Oak Hill Bio’s Dependence on Third Parties

Oak Hill Bio relies, and expects to continue to rely, on third parties to conduct some or all aspects of Oak Hill Bio’s product manufacturing, research and preclinical and clinical testing, and these third parties may not perform satisfactorily. If Oak Hill Bio needs to replace one or more of these third parties, its development plans may be significantly delayed and it may expend more funds than currently planned.

Oak Hill Bio does not expect to independently conduct all aspects of its product manufacturing, research and preclinical and clinical testing. Oak Hill Bio currently relies, and expects to continue to rely, on third parties for many of these items, including contract development and manufacturing organizations (“CDMOs”) for the manufacturing of any product candidates Oak Hill Bio tests in preclinical or clinical development, as well as CROs for the conduct of Oak Hill Bio’s animal testing and research and for the conduct of Oak Hill Bio’s current and planned clinical trials. Any of these third parties may terminate their engagements with Oak Hill Bio at any time. If Oak Hill Bio needs to enter into alternative arrangements, it could delay Oak Hill Bio’s product development activities and significantly increase its expenses, which could adversely affect its business.

Oak Hill Bio’s reliance on these third parties for research and development activities will reduce its control over these activities but will not relieve it of its responsibility to ensure compliance with all required regulations and study protocols. For example, Oak Hill Bio will remain responsible for ensuring that each of its IND- and CTA-enabling studies and clinical trials are conducted in accordance with the study plan and protocols. Moreover, the FDA requires Oak Hill Bio to comply with GCPs for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. Oak Hill Bio also is required to register ongoing clinical trials and post the results of completed clinical trials on a government-sponsored database, ClinicalTrials.gov, within specified timeframes. Failure to do so can result in fines, adverse publicity and civil and criminal sanctions. If Oak Hill Bio or any of Oak Hill Bio’s CROs or other third parties, including trial sites, fail to comply with applicable GCPs, the clinical data generated in Oak Hill Bio’s clinical trials may be deemed unreliable and the FDA, EMA or comparable foreign regulatory authorities may require Oak Hill Bio to perform additional clinical trials before approving its marketing applications. Oak Hill Bio cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of Oak Hill Bio’s clinical trials complies with GCP regulations. In addition, Oak Hill Bio’s clinical trials must be conducted with product produced under conditions that comply with the FDA’s current Good Manufacturing Practices (“cGMPs”). Oak Hill Bio’s failure to comply with these regulations may require it to repeat clinical trials, which would delay the regulatory approval process.

Although Oak Hill Bio intends to design preclinical studies and clinical trials for its product candidates, CROs will conduct some or all of the preclinical studies and clinical trials. As a result, many important aspects of Oak Hill Bio’s development programs, including their conduct and timing, will be outside of its direct control. Oak Hill Bio’s reliance on third parties to conduct future preclinical studies and clinical trials will also result in less direct control over the management of data developed through preclinical studies and clinical trials than would be the case if Oak Hill Bio were relying entirely upon its own staff. Communicating with outside parties can also be challenging, potentially leading to mistakes as well as difficulties in coordinating activities. Outside parties may:

•	have staffing difficulties;

•	fail to comply with contractual obligations;

•	experience regulatory compliance issues;

•	undergo changes in priorities or become financially distressed; or

•	form relationships with other entities, some of which may be Oak Hill Bio’s competitors.

These factors may adversely affect the willingness or ability of third parties to conduct Oak Hill Bio’s preclinical studies and clinical trials and may subject Oak Hill Bio to unexpected cost increases that are beyond its control. In addition, any third parties conducting Oak Hill Bio’s clinical trials will not be its employees, and except for remedies available to it under its agreements with such third parties, Oak Hill Bio cannot control whether or not they devote sufficient time and resources to Oak Hill Bio’s clinical programs. If the CROs and other third parties do not perform preclinical studies and clinical trials in a satisfactory manner, if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to Oak Hill Bio’s clinical protocols, or if they breach their obligations to Oak Hill Bio or fail to comply with regulatory requirements, the development, regulatory approval and commercialization of Oak Hill Bio’s product candidates may be delayed, Oak Hill Bio may not be able to obtain regulatory approval and commercialize Oak Hill Bio’s product candidates or development programs may be materially and irreversibly harmed. If Oak Hill Bio is unable to rely on preclinical and clinical data collected by its CROs and other third parties, Oak Hill Bio could be required to repeat, extend the duration of or increase the size of any preclinical studies or clinical trials Oak Hill Bio conducts and this could significantly delay commercialization and require greater expenditures.

If third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct Oak Hill Bio’s studies in accordance with regulatory requirements or Oak Hill Bio’s stated study plans and protocols, Oak Hill Bio will not be able to complete, or may be delayed in completing, the preclinical studies and clinical trials required to support future IND, CTA and other similar regulatory filings and potential approval of Oak Hill Bio’s product candidates.

In addition, there are few CDMOs that have the capability to manufacture oligonucleotides and peptides, the key intermediates in the synthesis of the final active pharmaceutical ingredient, both of which are critical to the development and production of Oak Hill Bio’s product candidates. Oak Hill Bio is aware that one or more of its competitors are using oligonucleotides in their product candidates, and that they have engaged with many of these CDMOs, which may hinder Oak Hill Bio’s ability to also contract with those CDMOs. As a result, Oak Hill Bio may have difficulty finding and engaging sufficient third-party manufacturers to develop and manufacture its product candidates, which may affect its ability to conduct preclinical studies and clinical trials. Moreover, legislative proposals are pending that, if enacted, could negatively impact U.S. funding for certain biotechnology providers, including some of Oak Hill Bio’s vendors, that may have relationships with certain foreign governments or are viewed as posing a threat to national security. If certain of these vendors are unable to continue to provide services or Oak Hill Bio is unable to contract with such vendors, this could further constrain Oak Hill Bio’s ability to find and engage third-party manufacturers to develop and manufacture its product candidates, which could adversely affect its business.

Oak Hill Bio currently depends on a small number of third-party suppliers to supply the product candidates that it is evaluating in its research and development programs. The loss of these or future third-party suppliers, or their inability to provide Oak Hill Bio with sufficient supply, could harm Oak Hill Bio’s business.

Oak Hill Bio does not own or operate manufacturing facilities and has no current plans to develop its own clinical or commercial-scale manufacturing capabilities. Oak Hill Bio relies on a small number of third-party suppliers for the manufacture and testing of the product candidates that it is evaluating in its research and development programs, including rugonersen. Oak Hill Bio expects to continue to depend on third-party suppliers for the manufacture of any product candidates it advances into preclinical and clinical development, as well as for commercial manufacture if those product candidates receive marketing approval. The facilities used by third-party manufacturers to manufacture Oak Hill Bio’s product candidates must be approved by the FDA, competent authorities of the EU Member States and any comparable foreign regulatory authority pursuant to inspections that will be conducted after Oak Hill Bio submits an NDA to the FDA or any comparable filing to the EMA or other foreign regulatory authority. Oak Hill Bio does not control the manufacturing process of, and is completely dependent on, third-party manufacturers for compliance with cGMP requirements for the manufacture of products. If these third-party manufacturers cannot successfully manufacture material that conforms to Oak Hill Bio’s specifications and the strict regulatory requirements of the FDA, the EMA or any comparable foreign regulatory authority, Oak Hill Bio may incur delays in Oak Hill Bio’s clinical trials or regulatory submissions, and it will not be able to secure and/or maintain regulatory approval for the applicable manufacturing facilities.

In addition, Oak Hill Bio has no control over the ability of third-party manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA, competent authorities of the EU Member States or any comparable foreign regulatory authority does not approve these facilities for the manufacture of Oak Hill Bio’s product candidates or if it withdraws any such approval in the future, Oak Hill Bio may need to find alternative manufacturing facilities, which would significantly impact its ability to develop, obtain regulatory approval for or market its product candidates, if approved. The failure of Oak Hill Bio or its third-party manufacturers to comply with applicable regulations could result in sanctions being imposed on Oak Hill Bio, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, seizures or recalls of product candidates or products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of Oak Hill Bio’s product candidates.

Oak Hill Bio may also seek to eventually establish its own manufacturing facility for the long-term commercial supply of its product candidates that receive regulatory approval, if any. If Oak Hill Bio determines to establish its own manufacturing facility and manufacture its products itself, it will need to obtain the resources and expertise in order to build such manufacturing capabilities and to conduct such manufacturing operations. In addition, Oak Hill Bio’s conduct of such manufacturing operations will be subject to the extensive regulations and operational risks to which its third-party suppliers are subject. If Oak Hill Bio is not successful in building these capabilities or complying with the regulations or otherwise operating its manufacturing function, its commercial supply could be disrupted and its business could be materially harmed.

Oak Hill Bio’s or a third party’s failure to execute on Oak Hill Bio’s manufacturing requirements on commercially reasonable terms and in compliance with cGMP could adversely affect Oak Hill Bio’s business in a number of ways, including:

•	an inability to initiate or conduct preclinical studies or clinical trials of product candidates;

•	delays in initiating or completing preclinical studies or clinical trials of product candidates or in submitting regulatory applications, or receiving marketing approvals, for product candidates;

•	subjecting third-party manufacturing facilities to additional inspections by regulatory authorities;

•	requirements to cease development or to recall batches of product candidates; and

•	in the event of approval to market and commercialize any product, an inability to meet commercial demands for the product.

Oak Hill Bio is party to manufacturing agreements with a number of third-party manufacturers. Oak Hill Bio may be unable to maintain these agreements or establish any additional agreements with third-party manufacturers or to do so on acceptable terms. Even if Oak Hill Bio is able to maintain or establish agreements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:

•	failure of third-party manufacturers to comply with regulatory requirements and maintain quality assurance;

•	breach of the manufacturing agreement by the third party;

•	failure to manufacture according to Oak Hill Bio’s specifications;

•	failure to manufacture according to Oak Hill Bio’s schedule or at all;

•	misappropriation of Oak Hill Bio’s proprietary information, including Oak Hill Bio’s trade secrets and know-how; and

•	termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for Oak Hill Bio.

Oak Hill Bio competes with third parties for access to manufacturing facilities, in particular for the manufacture of oligonucleotides. There are a limited number of manufacturers that operate under cGMP regulations and that might be capable of manufacturing for Oak Hill Bio.

Oak Hill Bio does not currently have arrangements in place for redundant supply or a second source for all required raw materials. If Oak Hill Bio’s existing or future third-party manufacturers cannot perform as agreed, Oak Hill Bio may be required to replace such manufacturers and Oak Hill Bio may be unable to replace them on a timely basis or at all.

Additionally, if supply from one approved manufacturer is interrupted, there could be a significant disruption in supply. An alternative manufacturer would need to be qualified and authorized pursuant to a submission to Oak Hill Bio’s approved NDA or NDA supplement which could result in further delay. Further, Oak Hill Bio will also need to verify, such as through analytical comparability or clinical bridging studies, that any new or modified manufacturing processes will produce Oak Hill Bio’s product candidate according to the specifications previously submitted to the FDA, the EMA or comparable foreign regulatory authorities. The delays associated with the verification of a new third-party manufacturer could negatively affect Oak Hill Bio’s ability to develop product candidates or commercialize Oak Hill Bio’s products in a timely manner or within budget. Furthermore, a third-party manufacturer may possess technology related to the manufacture of Oak Hill Bio’s product candidate that such third-party manufacturer owns independently. This would increase Oak Hill Bio’s reliance on such third-party manufacturer or require Oak Hill Bio to obtain a license from such third-party manufacturer in order to have another third-party manufacturer manufacture Oak Hill Bio’s product candidates.

Oak Hill Bio may be unsuccessful in demonstrating the comparability of clinical supplies to those previously allowed into clinical development by the FDA, competent authorities of the EU Member States or comparable foreign regulatory authorities which could require the conduct of additional studies or clinical trials.

Switching manufacturers may involve substantial costs and is likely to result in a delay in Oak Hill Bio’s desired clinical and commercial timelines. These factors could cause the delay of clinical trials, regulatory submissions, required approvals or commercialization of Oak Hill Bio’s product candidates, cause Oak Hill Bio to incur higher costs and prevent Oak Hill Bio from commercializing Oak Hill Bio’s products successfully. Furthermore, if Oak Hill Bio’s suppliers fail to meet contractual requirements, and Oak Hill Bio is unable to secure one or more replacement suppliers capable of production at a substantially equivalent cost, Oak Hill Bio’s clinical trials may be delayed or Oak Hill Bio could lose potential revenue.

Finally, in December 2025, the National Defense Authorization Act for Fiscal Year 2026 (the “NDAA”) was enacted, which includes Section 851, commonly referred to as the “BIOSECURE Act.” The BIOSECURE Act restricts U.S. government agencies from procuring biotechnology equipment or services from, or entering into contracts with, entities that use biotechnology equipment or services from, designated “biotechnology companies of concern,” (“BCCs”), and from expending federal loan or grant funds for such equipment or services. Oak Hill Bio currently relies on third-party contract manufacturing organizations and other vendors located outside the United States, including third-parties who may source materials from China, for the manufacture of certain clinical trial materials. While none of Oak Hill Bio’s vendors are currently listed as a BCC, there is a risk they may be in the future, particularly with respect to Oak Hill Bio’s Chinese vendors. If Oak Hill Bio’s current or future vendors with which Oak Hill Bio works are designated as BCCs in the future, or if Oak Hill Bio’s collaborators, customers, investors, or future commercial partners become subject to BIOSECURE-related restrictions as a result of their relationships with such vendors, Oak Hill Bio could be required to terminate or restructure existing arrangements, transition manufacturing or other services to alternative suppliers, or delay or suspend development activities, potentially subject to a grace period of 5 years during which time a company could continue to work with such restricted vendor (depending upon additional interpretation of BIOSECURE’s implementation by the federal government). Any such transition could involve significant cost, operational complexity, regulatory risk, and delays, and alternative suppliers may not be available on acceptable terms or at all.

Oak Hill Bio’s current and anticipated future dependence upon third parties for the manufacture of any product candidates Oak Hill Bio develops may adversely affect its development programs and its ability to commercialize any products that receive marketing approval on a timely and competitive basis.

Oak Hill Bio is dependent on single-source suppliers for some of the components and materials used in its product candidates.

Many of the suppliers for components and materials used in Oak Hill Bio’s product candidates, including the manufacturer for active pharmaceutical ingredient and finish product for rugonersen, are single-sourced. Oak Hill Bio has entered into master services agreements in the ordinary course with the applicable sole source suppliers on terms customary in the industry for similarly-situated biopharmaceutical companies. Oak Hill Bio cannot ensure that these suppliers or service providers will remain in business, have sufficient capacity or supply to meet its needs or that they will not be purchased by one of its competitors or another company that is not interested in continuing to work with Oak Hill Bio. Oak Hill Bio’s use of single-source suppliers of raw materials, components, key processes, active pharmaceutical ingredients and finished goods could expose it to several risks, including disruptions in supply, price increases or late deliveries. There are, in general, relatively few alternative sources of supply for substitute components. These vendors may be unable or unwilling to meet Oak Hill Bio’s future demands for its clinical trials or commercial sale. Establishing additional or replacement suppliers for these components, materials and processes could take a substantial amount of time and it may be difficult to establish replacement suppliers who meet regulatory requirements. Any disruption in supply from any single-source supplier or service provider could lead to supply delays or interruptions, which would damage Oak Hill Bio’s business, financial condition, results of operations and prospects.

If Oak Hill Bio is required to switch to a replacement supplier, the manufacture and delivery of its product candidates could be interrupted for an extended period, which could adversely affect its business. Establishing additional or replacement suppliers, if required, may not be accomplished quickly. If Oak Hill Bio is able to find a replacement supplier, the replacement supplier would need to be qualified and may require additional regulatory authority approval, which could result in further delay. In the event that Oak Hill Bio should depend on single-source suppliers, Oak Hill Bio would seek to maintain adequate inventory of the single source components and materials used in its products; however, any interruption or delay in the supply of components or materials, or Oak Hill Bio’s inability to obtain components or materials from alternate sources at acceptable prices in a timely manner, could impair its ability to meet the demand for its investigational medicines.

Oak Hill Bio currently intends to commercialize rugonersen independently, if approved, although it may seek to establish collaborations with third parties for commercialization in certain geographies or indications. Oak Hill Bio has no experience as a company in commercializing products, and there can be no assurance that it will be able to do so successfully.

Oak Hill Bio’s product development and research programs and the potential commercialization of Oak Hill Bio’s product candidates will require substantial additional cash to fund expenses. For some of Oak Hill Bio’s product candidates, Oak Hill Bio may decide to collaborate with other pharmaceutical and biotechnology companies for the development and potential commercialization of those product candidates.

Oak Hill Bio will face significant competition in seeking appropriate collaborators. Whether Oak Hill Bio reaches a definitive agreement for a collaboration will depend, among other things, upon Oak Hill Bio’s assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration, and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by the FDA, the EMA or comparable foreign regulatory authorities, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing products, the existence of uncertainty with respect to Oak Hill Bio’s ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge, and industry and market conditions generally. The collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with Oak Hill Bio.

Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators.

Oak Hill Bio may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all. If Oak Hill Bio is unable to do so, it may have to curtail the development of the product candidate for which it is seeking to collaborate, reduce or delay its development program or one or more of Oak Hill Bio’s other development programs, delay its potential commercialization, reduce the scope of any sales or marketing activities, or increase Oak Hill Bio’s own expenditures on the development of the product candidate.

Oak Hill Bio may enter into collaborations with third parties for the research, development and commercialization of certain of its product candidates. If any such collaborations are not successful, Oak Hill Bio may not be able to capitalize on the market potential of those product candidates.

Oak Hill Bio may seek third-party collaborators for the research, development and commercialization of certain of its product candidates. If Oak Hill Bio enters into any such arrangements with any third parties, Oak Hill Bio will likely have limited control over the amount and timing of resources that its collaborators dedicate to the development or commercialization of any product candidates Oak Hill Bio may seek to develop with them. Oak Hill Bio’s ability to generate revenues from these arrangements will depend on its collaborators’ abilities to successfully perform the functions assigned to them in these arrangements. Oak Hill Bio cannot predict the success of any collaboration that it enters into.

Collaborations involving Oak Hill Bio’s research programs or product candidates pose numerous risks to Oak Hill Bio, including the following:

•	collaborators would have significant discretion in determining the efforts and resources that they will apply to these collaborations;

•

collaborators may not pursue development and commercialization of Oak Hill Bio’s product candidates or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in the collaborator’s strategic focus or available funding or external factors such as an acquisition that diverts resources or creates competing priorities;

•

collaborators may delay programs, preclinical studies or clinical trials, provide insufficient funding for programs, preclinical studies or clinical trials, stop a preclinical study or clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

•

collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with Oak Hill Bio’s product candidates if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than Oak Hill Bio;

•

collaborators may be acquired by a third party having competitive products or different priorities, causing the emphasis on Oak Hill Bio’s product development or commercialization program under such collaboration to be delayed, diminished or terminated;

•	collaborators with marketing and distribution rights to one or more products may not commit sufficient resources to the marketing and distribution of such product or products;

•

collaborators may not properly obtain, maintain, enforce or defend Oak Hill Bio’s intellectual property or proprietary rights or may use Oak Hill Bio’s proprietary information in such a way as to invite litigation that could jeopardize or invalidate Oak Hill Bio’s proprietary information or expose Oak Hill Bio to potential litigation;

•

disputes may arise between the collaborators and Oak Hill Bio that result in the delay or termination of the research, development, or commercialization of Oak Hill Bio’s product candidates or that result in costly litigation or arbitration that diverts management attention and resources;

•	Oak Hill Bio may lose certain valuable rights under certain circumstances, including if Oak Hill Bio undergoes a change of control;

•	collaborations may be terminated and, if terminated, may result in a need for additional capital to pursue further development or commercialization of the affected product candidates; and

•	collaboration agreements may not lead to development or commercialization of product candidates in the most efficient manner or at all.

If Oak Hill Bio’s collaborations do not result in the successful development and commercialization of product candidates, or if one of Oak Hill Bio’s collaborators terminates its agreement with Oak Hill Bio, Oak Hill Bio may not receive any future research funding or milestone or royalty payments under the collaboration. If Oak Hill Bio does not receive the funding Oak Hill Bio expects under these agreements, Oak Hill Bio’s development of product candidates could be delayed, and Oak Hill Bio may need additional resources to develop product candidates. In addition, if one of Oak Hill Bio’s collaborators terminates its agreement with Oak Hill Bio, Oak Hill Bio may find it more difficult to find a suitable replacement collaborator or attract new collaborators, and Oak Hill Bio’s development programs may be delayed or the perception of Oak Hill Bio in the business and financial communities could be adversely affected. All of the risks relating to product development, regulatory approval and commercialization described in this proxy statement/prospectus apply to the activities of Oak Hill Bio’s collaborators.

These relationships, or those like them, may require Oak Hill Bio to incur non-recurring and other charges, increase Oak Hill Bio’s near- and long-term expenditures, issue securities that dilute Oak Hill Bio’s existing stockholders, or disrupt Oak Hill Bio’s management and business. In addition, Oak Hill Bio could face significant competition in seeking appropriate collaborators, and the negotiation process is time-consuming and complex. Oak Hill Bio’s ability to reach a definitive collaboration agreement will depend, among other things, upon Oak Hill Bio’s assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration, and the proposed collaborator’s evaluation of several factors. If Oak Hill Bio licenses rights to any product candidates that it or its collaborators may develop, Oak Hill Bio may not be able to realize the benefit of such transactions if it is unable to successfully integrate them with its existing operations and company culture.

If conflicts arise between Oak Hill Bio and its potential collaborators, these parties may act in a manner adverse to Oak Hill Bio and could limit its ability to implement its strategies.

If conflicts arise between Oak Hill Bio and its potential collaborators, the other party may act in a manner adverse to Oak Hill Bio and could limit its ability to implement its strategies. Oak Hill Bio’s collaborators may develop, either alone or with others, products in related fields that are competitive with Oak Hill Bio’s product candidates that are the subject of these collaborations with Oak Hill Bio. Competing products, either developed by the collaborators or to which the collaborators have rights, may result in the withdrawal of support for Oak Hill Bio’s product candidates. Some of Oak Hill Bio’s future collaborators could also become Oak Hill Bio’s competitors. Oak Hill Bio’s collaborators could develop competing products, preclude Oak Hill Bio from entering into collaborations with their competitors, fail to obtain timely regulatory approvals, terminate their agreements with Oak Hill Bio prematurely, fail to devote sufficient resources to the development and commercialization of products, or merge with or be acquired by a third party who may do any of these things. Any of these developments could harm Oak Hill Bio’s product development efforts.

Oak Hill Bio is dependent on third-party vendors to provide certain licenses, products and services, and its business and operations, including clinical trials, could be disrupted by any problems with its significant third-party vendors.

Oak Hill Bio engages a number of third-party suppliers and service providers to supply critical goods and services, such as contract research services, contract manufacturing services and information technology services. Disruptions to the business, financial stability or operations of these suppliers and service providers, including due to strikes, labor disputes or other disruptions to the workforce, for instance, if, as a result of a pandemic or health epidemic, employees are not able to come to work, or to their willingness and ability to produce or deliver such products or provide such services in a manner that satisfies the requirements put forth by the authorities, or in a manner that satisfies Oak Hill Bio’s own requirements, could affect Oak Hill Bio’s ability to develop and market future product candidates on a timely basis. If these suppliers and service providers were unable or unwilling to continue to provide their products or services in the manner expected, or at all, Oak Hill Bio could encounter difficulty finding alternative suppliers. Even if Oak Hill Bio is able to secure appropriate alternative suppliers in a timely manner, costs for such products or services could increase significantly. Any of these events could adversely affect Oak Hill Bio’s results of operations and business.

Risks Related to Regulatory Approval and Other Regulatory and Legal Compliance Matters

Oak Hill Bio has not yet completed any clinical trials and may be unable to do so for rugonersen or any future product candidates.

Oak Hill Bio has no experience as a stand-alone company in conducting, completing and managing the full suite of clinical trials necessary to obtain regulatory approvals, including approval by the FDA or comparable foreign regulatory authorities. Oak Hill Bio only recently licensed-in rugonersen, its sole product candidate.

Although rugonersen has completed clinical trials, Oak Hill Bio has not completed any additional clinical trials, and has limited experience as a company in preparing, submitting and prosecuting regulatory filings. In addition, Oak Hill Bio has had limited interactions with the FDA, the EMA and comparable foreign regulatory authorities and cannot be certain how many clinical trials of rugonersen or any other product candidates will be required or how such trials should be designed. Oak Hill Bio may be unable to efficiently execute and complete necessary clinical trials for rugonersen and other future product candidates in a way that leads to regulatory submission and approval, including potentially any accelerated approval. Oak Hill Bio may require more time and incur greater costs than Oak Hill Bio’s competitors and may not succeed in obtaining regulatory approvals of product candidates that Oak Hill Bio develops. Failure to commence or complete, or delays in, Oak Hill Bio’s current or planned clinical trials, could prevent Oak Hill Bio from or delay Oak Hill Bio in submitting NDAs for and commercializing Oak Hill Bio’s product candidates.

Even if Oak Hill Bio completes the necessary preclinical studies and clinical trials, the marketing approval process is expensive, time-consuming and uncertain and may prevent Oak Hill Bio from obtaining approvals for the commercialization of its product candidates. If Oak Hill Bio is not able to obtain, or if there are delays in obtaining, required regulatory approvals, Oak Hill Bio will not be able to commercialize, or will be delayed in commercializing, its product candidates, and its ability to generate revenue will be materially impaired.

Rugonersen, and any future product candidates and the activities associated with their development and commercialization, including their design, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale and distribution, are subject to comprehensive regulation by the FDA and other regulatory authorities in the United States, the EMA and comparable authorities in other countries. Failure to obtain marketing approval for a product candidate will prevent Oak Hill Bio from commercializing the product candidate in a given jurisdiction. Oak Hill Bio has not received approval to market any product candidates from regulatory authorities in any jurisdiction.

Oak Hill Bio has no experience as a company in submitting and supporting the applications necessary to gain marketing approvals and may need to rely on third parties to assist Oak Hill Bio in this process. Securing regulatory approval requires the submission of extensive preclinical and clinical data and supporting information to the various regulatory authorities for each therapeutic indication to establish the product candidate’s safety and effectiveness. Securing regulatory approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the relevant regulatory authority. Oak Hill Bio’s product candidates may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities, or other characteristics that may preclude Oak Hill Bio’s obtaining marketing approval or prevent or limit commercial use.

The process of obtaining marketing approvals, both in the United States and abroad, is expensive, may take many years if additional clinical trials are required, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved. Of the large number of products in development, only a small percentage successfully complete the FDA, EMA or foreign regulatory approval processes and are commercialized. Even if Oak Hill Bio’s product candidates demonstrate safety and efficacy in clinical trials, the regulatory agencies may not complete their review processes in a timely manner, or Oak Hill Bio may not be able to obtain regulatory approval. Additional delays may result if an FDA Advisory Committee or other regulatory authority recommends non-approval or restrictions on approval. Changes in marketing approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application, may cause delays in the approval or rejection of an application. The FDA, the EMA and comparable foreign regulatory authorities in other countries have substantial discretion in the approval process and may refuse to accept any application or may decide that Oak Hill Bio’s data is insufficient for approval and require additional preclinical, clinical or other studies. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent marketing approval of a product candidate. Moreover, the U.S. Supreme Court’s July 2024 decision to overturn prior established case law giving deference to regulatory agencies’ interpretations of ambiguous statutory language has introduced uncertainty regarding the extent to which FDA’s regulations, policies, and decisions may become subject to increasing legal challenges, delays, and/

or changes. If Oak Hill Bio experiences delays in obtaining approval or if Oak Hill Bio fails to obtain approval of Oak Hill Bio’s product candidates, the commercial prospects for those product candidates may be harmed, and Oak Hill Bio’s ability to generate revenues will be materially impaired.

The FDA also has substantial discretion in the approval process. The number and types of preclinical studies and clinical trials that will be required for NDA approval varies depending on the product candidate, the disease or the condition that the product candidate is designed to treat and the regulations applicable to any particular product candidate. Despite the time and expense associated with preclinical studies and clinical trials, failure can occur at any stage.

Clinical trial failure may result from a multitude of factors including flaws in trial design, dose selection, patient enrollment criteria and failure to demonstrate favorable safety or efficacy traits, and failure in clinical trials can occur at any stage. Companies in the drug development industry frequently suffer setbacks in the advancement of clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials. Based upon negative or inconclusive results, Oak Hill Bio may decide, or regulators may require it, to conduct additional clinical trials or preclinical studies. In addition, data obtained from clinical trials is susceptible to varying interpretations, and regulators may not interpret Oak Hill Bio’s data as favorably as Oak Hill Bio does, which may further delay, limit or prevent marketing approval.

The FDA or any foreign regulatory authority could delay, limit or deny approval of a product candidate for many reasons, including because the FDA or such other regulatory authority:

•	may disagree with the design or implementation of Oak Hill Bio’s trials;

•	may not deem a product candidate to be safe or effective for its intended uses;

•	determines that the product candidate does not have an acceptable benefit-risk profile;

•

may not agree that the data collected from preclinical studies and clinical trials are acceptable or sufficient to support the submission of an NDA or other submission or to obtain regulatory approval, and may impose requirements for additional preclinical studies or clinical trials;

•	may determine that adverse events experienced by participants in Oak Hill Bio’s clinical trials represent an unacceptable level of risk;

•	may determine that the population studied in the clinical trial may not be sufficiently broad or representative to assure safety in the full population for which Oak Hill Bio seeks approval;

•	may not accept clinical data from trials that are conducted at clinical facilities or in countries where the standard of care is potentially different from that of the United States;

•	may disagree regarding the formulation, labeling and/or specifications;

•	may not approve the manufacturing processes associated with a product candidate or may determine that a manufacturing facility does not have an acceptable compliance status;

•	may change approval policies or adopt new regulations; or

•	may not file a submission due to, among other reasons, the content or formatting of the submission.

Even if Oak Hill Bio eventually completes clinical testing and receives approval of an NDA or foreign marketing application for any product candidates, the FDA, EMA or applicable foreign regulatory authority may grant approval or other marketing authorization contingent on the performance of costly additional clinical trials, including post-market clinical trials. The FDA, EMA or the applicable foreign regulatory authority also may approve or authorize for marketing a product candidate for a more limited indication or patient population that Oak Hill Bio originally request, and the FDA, EMA or applicable foreign regulatory authority may not approve or authorize the labeling that Oak Hill Bio believe is necessary or desirable for the successful commercialization of a product candidate. Any of these restrictions or commitments could render an approved product not commercially viable, which would materially adversely impact Oak Hill Bio’s business and prospects.

Obtaining and maintaining marketing approval or commercialization of Oak Hill Bio’s product candidates in the United States does not mean that Oak Hill Bio will be successful in obtaining marketing approval of its product candidates in other jurisdictions. Failure to obtain marketing approval in foreign jurisdictions would prevent Oak Hill Bio’s product candidates from being marketed in such jurisdictions, which, in turn, would materially impair Oak Hill Bio’s ability to generate revenue.

In order to market and sell Oak Hill Bio’s product candidates in the European Union (the “EU”) and many other foreign jurisdictions, Oak Hill Bio or Oak Hill Bio’s collaborators must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ substantially from that required to obtain FDA approval. The regulatory approval process outside the United States generally includes all of the risks associated with obtaining FDA approval. In addition, in many countries outside the United States, it is required that the product be approved for reimbursement before the product can be sold in that country. Oak Hill Bio or these third parties may not obtain approvals from regulatory authorities outside the United States on a timely basis, if at all. Approval by the FDA does not ensure approval by the EMA or regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside the United States does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA. Furthermore, now that the U.K. is no longer part of the EU, a separate authorization is needed to market medicinal products in the U.K. and the EU. Oak Hill Bio may not be able to file for marketing approvals and may not receive the necessary approvals to commercialize Oak Hill Bio’s medicines in any jurisdiction, which would materially impair Oak Hill Bio’s ability to generate revenue.

Any delay in obtaining, or an inability to obtain, the required marketing approvals would prevent Oak Hill Bio from commercializing any product candidates in the U.K. and/or the EU and/or other foreign jurisdictions and restrict Oak Hill Bio’s ability to generate revenue and achieve and sustain profitability. If any of these outcomes occur, Oak Hill Bio may be forced to restrict or delay efforts to market its product candidates in the U.K. and/or the EU and/or other foreign jurisdictions, which could significantly and materially harm Oak Hill Bio’s business.

Oak Hill Bio may seek one or more designations or expedited programs for one or more of its product candidates, but it might not receive such designations or be allowed to proceed on expedited program pathways, and even if it does and proceeds on such expedited program pathways in the future, such designations or expedited programs may not lead to a faster development or regulatory review or approval process, and each designation does not increase the likelihood that any of Oak Hill Bio’s product candidates will receive marketing approval in the United States.

Oak Hill Bio may seek fast-track designation for rugonersen and any other product candidates Oak Hill Bio develop. If a drug is intended for the treatment of a serious or life-threatening condition and nonclinical or clinical data for the drug demonstrates the potential to address an unmet medical need for such a condition, the drug sponsor may apply for fast-track designation. The FDA has broad discretion whether or not to grant this designation, so even if Oak Hill Bio believes a particular product candidate is eligible for this designation, Oak Hill Bio cannot assure you that the FDA would decide to grant it for any of Oak Hill Bio’s other product candidates. Even with fast-track designation, Oak Hill Bio may not experience a faster development process, review or approval compared to conventional FDA procedures. The FDA may withdraw fast-track designation if it believes that the designation is no longer supported by data from Oak Hill Bio’s clinical development program. Fast-track designation alone does not guarantee qualification for the FDA’s priority review procedures.

Oak Hill Bio may seek a breakthrough therapy designation for some of Oak Hill Bio’s product candidates. A breakthrough therapy is defined as a drug that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For drugs that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development. Drugs designated as breakthrough therapies by the FDA may also be eligible for priority review and accelerated approval if they meet the criteria for such programs. Designation as a breakthrough therapy is within the discretion of the FDA. Accordingly, even if Oak Hill Bio believes one of Oak Hill Bio’s product candidates meets the criteria for designation as a breakthrough therapy, the FDA may disagree and instead determine not to make such designation. In any event, the receipt of a breakthrough therapy designation for a product candidate may not result in a faster development process, review or approval compared to therapies considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA. In addition, even if one or more of Oak Hill Bio’s product candidates qualify as breakthrough therapies, the FDA may later decide that such product candidates no longer meet the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

If the FDA determines that a product candidate offers a treatment for a serious condition and, if approved, the product would provide a significant improvement in safety or effectiveness, the FDA may designate the product candidate for priority review. A priority review designation means that the goal for the FDA to review and take action on an application is six months, rather than the standard review period of ten months. Oak Hill Bio may request priority review for Oak Hill Bio’s product candidates. The FDA has broad discretion with respect to whether or not to grant priority review status to a product candidate, so even if Oak Hill Bio believes a particular product candidate is eligible for such designation or status, the FDA may decide not to grant it. Moreover, a priority review designation does not necessarily result in an expedited regulatory review or approval process or necessarily confer any advantage with respect to approval compared to conventional FDA procedures. Receiving priority review from the FDA does not guarantee approval within the six-month review cycle or at all.

Oak Hill Bio has obtained orphan drug designation for rugonersen and may pursue a similar strategy for future product candidates, and it may not be able to obtain such designation or obtain or maintain the benefits of such designation including orphan drug exclusivity, and even if it does, that exclusivity may not prevent regulatory authorities from approving other competing products.

Oak Hill Bio has obtained orphan drug designation for rugonersen for the treatment of Angelman syndrome and may pursue a similar strategy for any future product candidates Oak Hill Bio develops; however, Oak Hill Bio may never receive such designations. For a description of the FDA’s orphan drug designation program and the applicable exclusivity provisions, see the section of this proxy statement/prospectus titled “Oak Hill Bio’s Business — Government Regulations — Orphan Drug Designation and Exclusivity.”

Even if Oak Hill Bio obtains orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different products can be approved for the same approved use or indication. In addition, even after an orphan drug is approved, the FDA can subsequently approve the same product for the same approved use or indication if the FDA concludes that the later product is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care. Orphan drug exclusivity may also be lost if the FDA determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the product to meet the needs of the patients with the rare disease or condition. Further, even if Oak Hill Bio obtains orphan drug designation, Oak Hill Bio may not be the first to obtain marketing approval for any particular orphan indication due to the uncertainties associated with developing pharmaceutical products.

The FDA may further reevaluate the Orphan Drug Act and its regulations and policies. Oak Hill Bio does not know if, when, or how the FDA may change the orphan drug regulations and policies in the future, and it is uncertain how any changes might affect Oak Hill Bio’s business. Depending on what changes the FDA may make to its orphan drug regulations and policies, Oak Hill Bio’s business could be adversely impacted.

A marketing application for a product candidate with rare pediatric disease designation (“RPDD”) if approved, may not meet the eligibility criteria for a Priority Review Voucher (“PRV”) or the RPDD program may sunset before the FDA is able to consider eligibility for a voucher.

Oak Hill Bio has received RPDD, from the FDA for rugonersen for the treatment of Angelman syndrome. Under the FDA’s Rare Pediatric Disease PRV program, a sponsor that receives approval of a drug for a rare pediatric disease may be awarded a PRV, which can be redeemed to obtain priority review of a subsequent marketing application or sold to a third party. However, receipt of a PRV upon approval of rugonersen is not guaranteed. The FDA retains discretion to determine whether a PRV will be awarded, and Oak Hill Bio’s marketing application may not meet the eligibility criteria at the time of approval.

The PRV program is also subject to Congressional reauthorization. Under current law, the FDA may not award PRVs after September 30, 2029, unless the program is reauthorized. There can be no assurance that Congress will reauthorize the program before that date, and if rugonersen has not received FDA approval prior to any lapse or termination of the program, Oak Hill Bio would not be eligible to receive a PRV regardless of its RPDD status.

Even if Oak Hill Bio does receive a PRV, it may not be able to monetize it on favorable terms or at all. Oak Hill Bio does not currently intend to use any PRV for its own pipeline and would seek to sell it to a third party. However, the market for PRVs is limited and has been subject to significant price volatility. There can be no assurance that Oak Hill Bio would be able to find a buyer willing to pay an acceptable price, or any price at all, at the time it seeks to sell a voucher. Any failure to receive or monetize a PRV would eliminate a potential source of non-dilutive capital that Oak Hill Bio may otherwise have expected to realize following approval of rugonersen. For a description of the FDA’s RPDD program and the applicable PRV, see the section of this proxy statement/prospectus titled “Information about Oak Hill Bio — Government Regulations — U.S. Government Regulation of Drug Products.]””

Oak Hill Bio may also in the future seek approval from the FDA or comparable foreign regulatory authorities for its current or future product candidates, where applicable, under the accelerated approval pathways. Oak Hill Bio may fail to obtain approval under such accelerated approval pathways. Moreover, these pathways may not lead to a faster development, regulatory review or approval process and do not increase the likelihood that Oak Hill Bio’s product candidates will receive marketing approval.

Oak Hill Bio may in the future seek accelerated approval, if applicable, under the FDA’s accelerated approval pathway for rugonersen and any future product candidates. A product may be eligible for accelerated approval if it treats a serious or life-threatening condition, generally provides a meaningful advantage over available therapies, and demonstrates an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, or IMM, that is reasonably likely to predict an effect on IMM or other clinical benefit. As a condition of accelerated approval, the FDA likely would require that Oak Hill Bio perform adequate and well-controlled post-marketing clinical trials to confirm the product’s clinical benefit. These confirmatory trials must be completed with due diligence. For a description of the FDA’s accelerated approval pathway and the requirements imposed under the Food and Drug Omnibus Reform Act of 2022, or FDORA, including confirmatory trial obligations and FDA withdrawal authority, see the section of this proxy statement/prospectus titled “Oak Hill Bio’s Business — Government Regulations — Expedited Development and Review Programs.”

In addition, the FDA currently requires, unless otherwise informed by the agency, pre-approval of promotional materials for products receiving accelerated approval, which could adversely impact the timing of the commercial launch of the product. Thus, even if Oak Hill Bio seeks to utilize the accelerated approval pathway, Oak Hill Bio may not be able to obtain accelerated approval and, even if Oak Hill Bio does, Oak Hill Bio may not experience a faster development, regulatory review or approval process for that product. In addition, receiving accelerated approval does not ensure that the product’s accelerated approval will eventually be converted to a full approval.

In the EU, under the centralized procedure, the EMA’s Committee for Medicinal Products for Human Use may perform an accelerated assessment of a marketing authorization application. Applicants requesting an accelerated assessment procedure must justify that the product candidate is expected to be of major public health interest, particularly from the point of view of therapeutic innovation.

Prior to seeking accelerated approval for any current or future product candidate, Oak Hill Bio will have to seek feedback from the FDA or similar foreign regulatory authorities and will otherwise evaluate Oak Hill Bio’s ability to seek and receive accelerated approval. There can be no assurance that after Oak Hill Bio’s evaluation of the feedback and other factors Oak Hill Bio will decide to pursue or submit an NDA or similar application for accelerated approval or any other form of expedited development or review. Similarly, there can be no assurance that after subsequent FDA or similar foreign regulatory authorities’ feedback Oak Hill Bio will continue to pursue or apply for accelerated approval or any other form of expedited development or review, even if Oak Hill Bio initially decides to do so. Furthermore, if Oak Hill Bio decides to submit an application for accelerated approval or other expedited development or review, there can be no assurance that such submission or application will be accepted or that any expedited development or review will be granted on a timely basis, or at all. The FDA or other comparable foreign regulatory authorities could also require Oak Hill Bio to conduct further studies prior to considering Oak Hill Bio’s application or granting approval of any type. A failure to obtain accelerated approval or any other form of expedited development or review for rugonersen or any future product candidates would result in a longer time period to commercialization of such product candidate, increase the cost of development of such product candidate, and harm Oak Hill Bio’s competitive position in the marketplace.

Even if Oak Hill Bio receives regulatory approval for any of its product candidates, it will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense. Additionally, Oak Hill Bio’s product candidates, if approved, could be subject to post-market study requirements, marketing and labeling restrictions, and even recall or market withdrawal if unanticipated safety issues are discovered following approval. In addition, Oak Hill Bio may be subject to penalties or other enforcement action if Oak Hill Bio fails to comply with regulatory requirements.

The FDA, the EMA or a comparable foreign regulatory authority may not approve Oak Hill Bio’s current product candidate or any new product candidates. However, if the FDA, EMA or comparable foreign regulatory authority approves any of Oak Hill Bio’s product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion and record keeping for the product will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, conformance with applicable product tracking and tracing requirements, establishment registration and listing, as well as continued compliance with cGMPs and GCPs for any clinical trials that Oak Hill Bio conducts post-approval. Any regulatory approvals that Oak Hill Bio receive for Oak Hill Bio’s product candidates may also be subject to limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing studies, and surveillance to monitor the safety and efficacy of the product. Additionally, under FDORA, sponsors of approved drugs and biologics must provide six months’ notice to the FDA of any changes in marketing status, such as the withdrawal of a drug, and failure to do so could result in the FDA placing the product on a list of discontinued products, which would revoke the product’s ability to be marketed. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with Oak Hill Bio’s third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•	restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary or mandatory product recalls;

•	restrictions on Oak Hill Bio’s ability to conduct clinical trials, including full or partial clinical holds on ongoing or planned trials;

•	restrictions on product distribution or use, or requirements to conduct post-marketing studies or clinical trials;

•	fines, warning letters or other regulatory enforcement action;

•	refusal by the FDA, the EMA or comparable foreign regulatory authorities to approve pending applications or supplements to approved applications filed by us;

•	product seizure or detention, or refusal to permit the import or export of products; and

•	injunctions or the imposition of civil or criminal penalties.

The occurrence of any event or penalty described above may inhibit Oak Hill Bio’s ability to commercialize Oak Hill Bio’s product candidates and generate revenue and could require Oak Hill Bio to expend significant time and resources in response and could generate negative publicity.

In addition, the FDA’s, EMA’s and other foreign regulatory authorities’ policies may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of Oak Hill Bio’s product candidates. If Oak Hill Bio is slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if Oak Hill Bio is not able to maintain regulatory compliance, Oak Hill Bio may lose any marketing approval that Oak Hill Bio may have obtained, which would adversely affect Oak Hill Bio’s business, prospects and ability to achieve or sustain profitability.

Any product candidate for which Oak Hill Bio obtains marketing approval will be subject to restrictions, such as the laws and regulations prohibiting the promotion of off-label uses, or may need to be withdrawn from the market, and Oak Hill Bio may be subject to substantial penalties if it fails to comply with regulatory requirements or if it experiences unanticipated problems with its medicines, when and if any of them are approved.

The FDA, competent authorities of the EU Member States and other foreign regulatory authorities closely regulate the post-approval marketing and promotion of medicines to ensure that they are marketed only for the approved indications and in accordance with the provisions of the approved labeling. The FDA, competent authorities of the EU Member States and other foreign regulatory authorities impose stringent restrictions on manufacturers’ communications regarding off-label use. In particular, a product may not be promoted for uses that are not approved by the FDA, EMA and other foreign regulatory authorities as reflected in the product’s approved labeling. If Oak Hill Bio receives marketing approval for a product candidate, physicians may nevertheless prescribe it to their patients in a manner that is inconsistent with the approved label. If Oak Hill Bio is found to have promoted such off-label uses, Oak Hill Bio may be subject to enforcement action for off-label marketing by the FDA and other federal and state enforcement agencies, including the Department of Justice. Violation of the Federal Food, Drug, and Cosmetic Act (“FDCA”) and other statutes, including the False Claims Act, relating to the promotion and advertising of prescription products may also lead to investigations or allegations of violations of federal and state healthcare fraud and abuse laws and state consumer protection laws. The federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined several companies from engaging in off-label promotion. The government has also required companies to enter into consent decrees and/or imposed permanent injunctions under which specified promotional conduct is changed or curtailed. If Oak Hill Bio cannot successfully manage the promotion of Oak Hill Bio’s product candidates, if approved, Oak Hill Bio could become subject to significant liability, which would materially adversely affect Oak Hill Bio’s business and financial condition.

In addition, later discovery of previously unknown problems with Oak Hill Bio’s medicines, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may yield various results, including:

•	restrictions on such medicines, manufacturers or manufacturing processes;

•	restrictions on the labeling or marketing of a medicine;

•	restrictions on the distribution or use of a medicine;

•	requirements to conduct post-marketing clinical trials;

•	receipt of warning or untitled letters;

•	withdrawal of the medicines from the market;

•	refusal to approve pending applications or supplements to approved applications that Oak Hill Bio submit;

•	recall of medicines;

•	fines, restitution or disgorgement of profits or revenue;

•	suspension or withdrawal of marketing approvals;

•	suspension of any ongoing clinical trials;

•	refusal to permit the import or export of Oak Hill Bio’s medicines;

•	product seizure; and

•	injunctions or the imposition of civil or criminal penalties.

Any government investigation of alleged violations of law could require Oak Hill Bio to expend significant time and resources in response and could generate negative publicity. The occurrence of any event or penalty described above may inhibit Oak Hill Bio’s ability to commercialize any product candidates Oak Hill Bio develop and adversely affect Oak Hill Bio’s business, financial condition, results of operations and prospects.

Additionally, if Oak Hill Bio’s current product candidate or any new product candidates Oak Hill Bio develop receive marketing approval, the FDA could require Oak Hill Bio to adopt a REMS to ensure that the benefits outweigh its risks, which may include, among other things, a medication guide outlining the risks of the product for distribution to patients and a communication plan to healthcare practitioners. Furthermore, if Oak Hill Bio or others later identify undesirable side effects caused by Oak Hill Bio’s product candidate, several potentially significant negative consequences could result, including:

•	regulatory authorities may suspend or withdraw approvals of such product candidate;

•	regulatory authorities may require additional warnings on the label;

•	Oak Hill Bio may be required to change the way a product candidate is administered or conduct additional clinical trials;

•	Oak Hill Bio could be sued and held liable for harm caused to patients; and

•	Oak Hill Bio’s reputation may suffer.

Oak Hill Bio and its contract manufacturers are subject to significant regulation. The manufacturing facilities on which Oak Hill Bio rely may not continue to meet regulatory requirements, which could materially harm Oak Hill Bio’s business.

All entities involved in the preparation of product candidates for clinical trials or commercial sale, including any contract manufacturers, are subject to extensive regulation. Components of a finished therapeutic product approved for commercial sale or used in late-stage clinical trials must be manufactured in accordance with cGMP regulations. These regulations govern manufacturing processes and procedures (including record keeping) and the implementation and operation of quality systems to control and assure the quality of investigational products and products approved for sale. Poor control of production processes can lead to the introduction of adventitious agents or other contaminants or to inadvertent changes in the properties or stability of Oak Hill Bio’s product candidates that may not be detectable in final product testing. Oak Hill Bio or Oak Hill Bio’s contract manufacturers must supply all necessary documentation in support of an NDA on a timely basis and must adhere to the FDA’s cGMP regulations enforced through its facilities inspection program. The facilities and quality systems of some or all of Oak Hill Bio’s third-party contractors must pass a pre-approval inspection for compliance with the applicable regulations as a condition of regulatory approval of Oak Hill Bio’s product candidates. In addition, the regulatory authorities may, at any time, audit or inspect a manufacturing facility involved with the preparation of Oak Hill Bio’s product candidates or Oak Hill Bio’s other potential products or the associated quality systems for compliance with the regulations applicable to the activities being conducted. If these facilities do not pass a pre-approval plant inspection, FDA approval of the products will not be granted.

The regulatory authorities also may, at any time following approval of a product for sale, inspect any of Oak Hill Bio’s future manufacturing facilities or those of Oak Hill Bio’s third-party contractors. If any such inspection identifies a failure to comply with applicable regulations or if a violation of Oak Hill Bio’s product specifications or applicable regulations occurs independent of such an inspection, Oak Hill Bio or the relevant regulatory authority may require remedial measures that may be costly and/or time-consuming for Oak Hill Bio or a third party to implement and that may include the temporary or permanent suspension of a clinical trial or commercial sales or the temporary or permanent closure of a facility. Any such remedial measures imposed upon Oak Hill Bio or third parties with whom Oak Hill Bio contract could materially harm Oak Hill Bio’s business.

If Oak Hill Bio or any of Oak Hill Bio’s third-party manufacturers fail to maintain regulatory compliance, the FDA can impose regulatory sanctions including, among other things, refusal to approve a pending application for a new product, or revocation of a pre-existing approval. Any such consequence would severely harm Oak Hill Bio’s business, financial condition and results of operations.

If any contract manufacturers and suppliers Oak Hill Bio engages fail to comply with environmental, health, and safety laws and regulations, Oak Hill Bio could become subject to fines or penalties or incur significant costs.

Any contract manufacturers and suppliers Oak Hill Bio engages are subject to numerous federal, state and local environmental, health, and safety laws, regulations and permitting requirements, including those governing laboratory procedures; the generation, handling, use, storage, treatment and disposal of hazardous and regulated materials and wastes; the emission and discharge of hazardous materials into the ground, air and water; and employee health and safety. Under certain environmental laws, Oak Hill Bio could be held responsible for costs relating to any contamination at such third-party facilities. Oak Hill Bio also could incur significant costs associated with civil or criminal fines and penalties as a result of any such contamination.

Compliance with applicable environmental laws and regulations may be expensive, and current or future environmental laws and regulations may impair Oak Hill Bio’s research and product development efforts. In addition, Oak Hill Bio cannot entirely eliminate the risk of accidental injury or contamination from its third-party manufacturers and suppliers use of materials or wastes. Although Oak Hill Bio maintains workers’ compensation insurance to cover Oak Hill Bio for costs and expenses Oak Hill Bio may incur, this insurance may not provide adequate coverage against potential liabilities. Oak Hill Bio does not carry specific hazardous waste insurance coverage. Accordingly, in the event of contamination or injury, Oak Hill Bio could be held liable for damages or be penalized with fines in an amount exceeding Oak Hill Bio’s resources, and Oak Hill Bio’s clinical trials or regulatory approvals could be suspended.

Any third-party contract manufacturers and suppliers Oak Hill Bio engages will also be subject to current or future environmental, health and safety laws, regulations and permitting requirements. Liabilities they incur pursuant to these laws and regulations could result in significant costs or an interruption in operations, which could in turn have a material adverse effect on Oak Hill Bio’s business, financial condition, results of operations and prospects.

Shutdowns or disruptions at the FDA and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire, retain or deploy key leadership and other personnel, or otherwise prevent new or modified products from being developed, approved or commercialized in a timely manner or at all, which could negatively impact Oak Hill Bio’s business.

The current U.S. administration is focused on reducing costs of the federal government generally, including significantly reducing the number of government employees. Without appropriate staffing levels or the appropriation of additional funding to federal agencies, Oak Hill Bio’s business operations related to Oak Hill Bio’s product development activities for the U.S. market could be impacted. The ability of the FDA to review and approve proposed clinical studies and new products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory and policy changes, the FDA’s ability to hire and retain key personnel and accept the payment of user fees, and other events that may otherwise affect the FDA’s ability to perform routine functions. Average review times at the FDA have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other federal agencies, including substantial leadership departures, personnel cuts, and policy changes, may also slow the time necessary for proposed clinical studies to obtain clearance or new drugs to be reviewed and/or approved, which would harm Oak Hill Bio’s business. Changes and cuts in FDA staffing have been reported by some in the pharmaceutical industry as creating delays in the FDA’s responsiveness or in its ability to review submissions or applications, issue regulations or guidance, or implement or enforce regulatory requirements in a timely fashion or at all.

A prolonged government shutdown, such as took place in October 2025, or significant leadership, personnel, and/or policy changes, or other substantial modification in agency activities (including due to global health concerns or geopolitical factors) could significantly impact the ability of the FDA or other regulatory authorities to review and process Oak Hill Bio’s regulatory submissions in a timely manner, which could have a material adverse effect on Oak Hill Bio’s business. In addition, government funding of other agencies on which Oak Hill Bio’s operations may rely, including those that fund research and development activities and clinical trials, is subject to the political process, which is inherently fluid and unpredictable. Future shutdowns or other disruptions could also affect other government agencies such as the SEC, which may also impact Oak Hill Bio’s business by delaying review of Oak Hill Bio’s public filings, to the extent such review is necessary, and Oak Hill Bio’s ability to access the public markets.

With the change in the U.S. presidential administration in 2025, there have been numerous legislative and regulatory changes, and there continues to be substantial uncertainty as to whether and how the current presidential administration will continue to modify or revise the requirements and policies of the FDA and other regulatory agencies with jurisdiction over Oak Hill Bio’s product candidates and any products for which Oak Hill Bio obtain approval. This uncertainty could present new challenges and/or opportunities as Oak Hill Bio navigates development and approval of Oak Hill Bio’s product candidates. Additionally, the administration could issue or promulgate executive orders, regulations, policies or guidance that adversely affect Oak Hill Bio or create a more challenging or costly environment in which to pursue the development of new therapeutic candidates.

Oak Hill Bio’s relationships with healthcare providers, physicians and third-party payors will be subject to applicable anti-kickback, fraud and abuse, and other healthcare laws and regulations, which could expose Oak Hill Bio to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Healthcare providers, physicians and third-party payors play a primary role in the recommendation and prescription of any product candidates that Oak Hill Bio develops for which Oak Hill Bio obtains marketing approval. Oak Hill Bio’s future arrangements with third-party payors and customers may expose Oak Hill Bio to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which Oak Hill Bio researches, markets, sells and distributes

Oak Hill Bio’s medicines for which Oak Hill Bio obtains marketing approval. Restrictions under applicable federal and state healthcare laws and regulations include, without limitation, the federal Anti-Kickback Statute, the federal civil and criminal False Claims Act and Physician Payments Sunshine Act and regulations.

Additionally, Oak Hill Bio is subject to state and foreign equivalents of each of these healthcare laws and regulations, among others, some of which may be broader in scope and may apply regardless of the payor. Many U.S. states have adopted laws similar to the federal Anti-Kickback Statute and False Claims Act, and may apply to Oak Hill Bio’s business practices, including, but not limited to, research, distribution, sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental payors, including private insurers. In addition, some states have passed laws that require pharmaceutical companies to comply with the April 2003 Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers and/or the Pharmaceutical Research and Manufacturers of America’s Code on Interactions with Healthcare Professionals. Several states also impose other marketing restrictions or require pharmaceutical companies to make marketing or price disclosures to the state and require the registration of pharmaceutical sales representatives. For additional information, see the section of this proxy statement/prospectus titled, “Oak Hill Bio’s Business—Government Regulation—Healthcare Regulation—Other Healthcare Laws.”

The provision of benefits or advantages to physicians to induce or encourage the prescription, recommendation, endorsement, purchase, supply, order or use of medicinal products is prohibited in the EU and U.K.

The scope and enforcement of these laws is uncertain and subject to rapid change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulations. Federal and state enforcement has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Ensuring that Oak Hill Bio’s internal operations and future business arrangements with third parties comply with applicable healthcare laws and regulations will involve substantial costs. Oak Hill Bio has entered into consulting and scientific advisory board arrangements with physicians and other healthcare providers, including some who could influence the use of Oak Hill Bio’s product candidates, if approved. Compensation under some of these arrangements includes the provision of stock or stock options in addition to cash consideration. It is possible that governmental authorities will conclude that Oak Hill Bio’s business practices do not comply with current or future statutes, regulations, agency guidance or case law involving applicable fraud and abuse or other healthcare laws and regulations. If Oak Hill Bio’s operations are found to be in violation of any of the laws described above or any other governmental laws and regulations that may apply to Oak Hill Bio, Oak Hill Bio may be subject to significant penalties, including administrative, civil and criminal penalties, damages, fines, disgorgement, the exclusion from participation in federal and state healthcare programs, reputational harm, and the curtailment or restructuring of Oak Hill Bio’s operations, as well as additional reporting obligations and oversight if Oak Hill Bio become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws. Further, defending against any such actions can be costly and time consuming, and may require significant financial and personnel resources. Therefore, even if Oak Hill Bio is successful in defending against any such actions that may be brought against Oak Hill Bio, Oak Hill Bio’s business may be impaired. If any of the physicians or other providers or entities with whom Oak Hill Bio expects to do business are found to not be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs and individual imprisonment. If any of the above occur, Oak Hill Bio’s ability to operate Oak Hill Bio’s business and Oak Hill Bio’s results of operations could be adversely affected.

Healthcare legislative reform discourse and potential or enacted measures may increase the difficulty and cost for Oak Hill Bio and any future collaborators to obtain marketing approval of and commercialize its product candidates and affect the prices it or they may obtain.

Payors, whether domestic or foreign, or governmental or private, are developing increasingly sophisticated methods of controlling healthcare costs and those methods are not always specifically adapted for new technologies such as gene therapy and therapies addressing rare diseases such as those Oak Hill Bio is developing. In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the health care system that could impact Oak Hill Bio’s ability to sell Oak Hill Bio’s products profitably. Oak Hill Bio expects that current laws, as well as other healthcare reform measures that may be adopted in the future, may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, new payment methodologies and in additional downward pressure on the price that Oak Hill Bio, or any collaborators, may receive for any approved products. For additional information, see the section of this proxy statement/prospectus titled, “Oak Hill Bio’s Business—Government Regulation—Healthcare Regulation—Healthcare Reform and Legislative Updates.”

At the state level, individual states are increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. These measures could reduce the ultimate demand for Oak Hill Bio’s products, once approved, or put pressure on Oak Hill Bio’s product pricing. Oak Hill Bio expects that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for Oak Hill Bio’s product candidates or additional pricing pressures.

Oak Hill Bio cannot predict the initiatives that may be adopted in the future. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare and/or impose price controls may adversely affect:

•	the demand for Oak Hill Bio’s product candidates, if Oak Hill Bio obtains regulatory approval;

•	Oak Hill Bio’s ability to set a price that Oak Hill Bio believes is appropriate for Oak Hill Bio’s products, if licensed;

•	Oak Hill Bio’s ability to generate revenue and achieve or maintain profitability;

•	the level of taxes that Oak Hill Bio is required to pay; and

•	the availability of capital.

Oak Hill Bio expects that other healthcare reform measures may be adopted in the future, which may result in additional reductions in Medicare and other healthcare funding, proposals to set pharmaceutical pricing based on a “most favored nation” approach, more rigorous coverage criteria, lower reimbursement, and new payment methodologies. This could lower the price that Oak Hill Bio receives for Oak Hill Bio’s products. Any denial in coverage or reduction in reimbursement from Medicare or other government-funded programs may result in a similar denial or reduction in payments from private payors, which may prevent Oak Hill Bio from being able to generate sufficient revenue, attain profitability or commercialize Oak Hill Bio’s products. It is not clear how other future potential changes to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, each as amended, will change the reimbursement model and market outlook for Oak Hill Bio’s current and future product candidates.

Oak Hill Bio’s service providers, principal investigators, consultants and commercial partners may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements and insider trading.

Oak Hill Bio is exposed to the risk of fraud or other misconduct by Oak Hill Bio’s service providers, consultants and partners, and in Oak Hill Bio’s clinical trials, Oak Hill Bio’s principal investigators. Misconduct by these parties could include intentional failures to comply with FDA regulations or the regulations applicable in the EU and other jurisdictions, provide accurate information to the FDA, the EMA and other regulatory authorities, comply with healthcare fraud and abuse laws and regulations in the United States and abroad, report financial information or data accurately, or disclose unauthorized activities to Oak Hill Bio. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements.

Such misconduct also could involve the improper use of information obtained in the course of clinical trials or interactions with the FDA, the EMA and other regulatory authorities, which could result in regulatory sanctions and cause serious harm to Oak Hill Bio’s reputation. It is not always possible to identify and deter misconduct, and the precautions Oak Hill Bio takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting Oak Hill Bio from government investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against Oak Hill Bio, and Oak Hill Bio is not successful in defending itself or asserting Oak Hill Bio’s rights, those actions could have a significant impact on Oak Hill Bio’s business, financial condition, results of operations and prospects, including the imposition of significant fines or other sanctions.

Laws and regulations governing any international operations Oak Hill Bio may have in the future may preclude it from developing, manufacturing and selling certain product candidates outside of the United States and require it to develop and implement costly compliance programs.

Oak Hill Bio is subject to numerous laws and regulations in each jurisdiction outside the United States in which Oak Hill Bio operates. The creation, implementation and maintenance of international business practices compliance programs is costly and such programs are difficult to enforce, particularly where reliance on third parties is required.

For example, Oak Hill Bio is subject to the U.S. Foreign Corrupt Practices Act (the “FCPA”) and analogous anti-corruption laws in the jurisdictions in which it operates.

Compliance with the FCPA and other anti-corruption laws potentially applicable to Oak Hill Bio’s business is expensive and difficult, particularly in countries in which corruption is a recognized problem. In addition, compliance with the FCPA and other anti-corruption laws presents particular challenges in the pharmaceutical industry, because, in many countries, hospitals are operated by the government, and doctors and other hospital employees are considered foreign officials.

Various U.S. export and sanctions laws, regulations and executive orders also restrict the use and dissemination outside of the United States, or the sharing with certain non-U.S. nationals, of certain products and technical data relating to those products. Furthermore, such export and sanctions laws include restrictions or prohibitions on the sale or supply of certain products and services to U.S. embargoed countries or sanctioned countries, governments, persons and entities. Oak Hill Bio’s expansion outside of the United States has required, and will continue to require, Oak Hill Bio to dedicate additional resources to comply with these laws, and these laws may preclude Oak Hill Bio from developing, manufacturing or selling certain drugs and drug candidates outside of the United States, which could limit Oak Hill Bio’s growth potential and increase Oak Hill Bio’s development costs. The failure to comply with laws governing international business practices may result in substantial penalties, including suspension or debarment from government contracting. Violation of the FCPA and export and sanctions laws can result in significant civil and criminal penalties, imprisonment, the loss of export or import privileges, debarment, breach of contract and fraud litigation, reputational harm, and other consequences. Indictment alone under the FCPA can lead to suspension of the right to do business with the U.S. government until the pending claims are resolved. Conviction of a violation of the FCPA can result in long-term disqualification as a government contractor. The termination of a government contract or relationship as a result of Oak Hill Bio’s failure to satisfy any of Oak Hill Bio’s obligations under laws governing international business practices would have a negative impact on Oak Hill Bio’s operations and harm Oak Hill Bio’s reputation and ability to procure government contracts. The SEC also may suspend or bar issuers from trading securities on U.S. exchanges for violations of the FCPA’s accounting provisions.

Oak Hill Bio is subject to stringent data protection, privacy, and security laws, regulations, standards and contractual obligations and actual or perceived failure to comply with such requirements could have a material adverse effect on Oak Hill Bio’s business, financial condition, results of operations or prospects.

Oak Hill Bio is subject to data privacy and protection laws, regulations, policies, standards and contractual obligations that impose certain requirements relating to the collection, transmission, storage and use of personal information. The legislative and regulatory landscape for data privacy and protection continues to evolve in jurisdictions worldwide, and there has been an increasing focus on privacy and data protection issues. Actual or perceived failure to comply with laws and regulations governing personal information could result in government investigations and enforcement actions against Oak Hill Bio, fines, claims for damages by affected third parties, damage to Oak Hill Bio’s reputation and loss of goodwill, any of which could have a material adverse effect on Oak Hill Bio’s business, financial condition, results of operations or prospects.

The regulatory framework for the collection, use, safeguarding, sharing, transfer and other processing of personal information worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Globally, virtually every jurisdiction in which Oak Hill Bio operate has established its own data security and privacy frameworks with which Oak Hill Bio must comply. For example, the collection, use, disclosure, transfer or other processing of personal data, including personal health data, of individuals in the European Economic Area (the “EEA”) is subject to the EU General Data Protection Regulation (the “EU GDPR”) as well as national data protection laws in effect in the member states of the EEA, and similar processing of personal data regarding individuals in the U.K. is governed by the U.K. General Data Protection Regulation, or U.K. GDPR and the U.K. Data Protection Act 2018. In this document, “GDPR” refers to both the EU GDPR and the U.K. GDPR, unless specified otherwise. The GDPR imposes comprehensive obligations on companies that process personal data, including requirements related to legal bases for processing, data subject rights, data security, breach notification, and data protection impact assessments. Failure to comply with the requirements of the GDPR may result in warning letters, mandatory audits, orders to cease/change the use of data, and financial penalties, including fines, which can be up to 4% of global revenues or €20 million (£17.5 million for the U.K.), whichever is greater. The GDPR also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for damages resulting from violations of the GDPR.

The international transfer obligations under the EEA/U.K. data protection regimes will require significant effort and cost and may result in Oak Hill Bio needing to make strategic considerations around where EEA/U.K. personal data is transferred and which service providers Oak Hill Bio can utilize for the processing of EEA/U.K. personal data. As supervisory authorities issue further guidance on personal data export mechanisms, including circumstances where the SCCs cannot be used, and/or start taking enforcement action, Oak Hill Bio could suffer additional costs, complaints and/or regulatory investigations or fines, and/or if Oak Hill Bio is otherwise unable to transfer personal data between and among countries and regions in which Oak Hill Bio operate, it could affect the manner in which Oak Hill Bio conducts its business, the geographical location or segregation of Oak Hill Bio’s relevant systems and operations, and could adversely affect Oak Hill Bio’s financial results. Switzerland has also adopted similar restrictions on transfer of personal data outside of its borders. For additional information regarding data privacy, data security, and cross-border data transfer requirements applicable to our business, see the section of this proxy statement/prospectus titled “Oak Hill Bio’s Business — Government Regulations — Healthcare Regulation — Data Privacy and Security.”

If Oak Hill Bio is unable to implement a valid solution for personal data transfers from the EEA, U.K. or Switzerland to the United States or other countries, Oak Hill Bio will face increased exposure to regulatory actions, substantial fines and injunctions against processing personal data in those jurisdictions. Inability to import personal data from the EEA, U.K. or Switzerland may also restrict Oak Hill Bio’s clinical trials activities in those jurisdictions; limit Oak Hill Bio’s ability to collaborate with contract research organizations as well as other service providers, contractors and other companies subject to data protection laws in those jurisdictions; and require Oak Hill Bio to increase Oak Hill Bio’s data processing capabilities in those jurisdictions at significant expense. Additionally, other countries outside of the EEA, U.K., and Switzerland have enacted or are considering enacting similar cross-border data transfer restrictions and laws requiring local data residency, which could increase the cost and complexity of conducting Oak Hill Bio’s clinical development activities and operating its business.

Given the breadth and depth of applicable data protection obligations, preparing for and complying with the GDPR and similar laws’ requirements are rigorous and time intensive and require significant resources and a review of Oak Hill Bio’s technologies, systems and practices, as well as those of any third-party collaborators, service providers, contractors or consultants that process or transfer personal data. The GDPR, and other laws or regulations associated with the enhanced protection of certain types of sensitive data, such as healthcare data or other personal information from Oak Hill Bio’s clinical trials, could require Oak Hill Bio to change Oak Hill Bio’s business practices and put in place additional compliance mechanisms, may interrupt or delay Oak Hill Bio’s development, regulatory and commercialization activities and increase Oak Hill Bio’s cost of doing business, and could lead to government enforcement actions, private litigation and significant fines and penalties against Oak Hill Bio and could have a material adverse effect on Oak Hill Bio’s business, financial condition or results of operations.

Similar privacy and data security requirements are either in place or underway in the United States. There are numerous data protection laws that may be applicable to Oak Hill Bio’s activities, and a range of enforcement agencies at both the state and federal levels that can review companies for privacy and data security concerns based on general consumer protection laws. Regulations promulgated pursuant to the Health Insurance Portability and Accountability Act, as amended by the Health Information Technology for Economic and Clinical Health Act, and referred herein collectively as HIPAA, impose privacy, security and breach notification obligations on health plans, healthcare clearinghouses and certain healthcare providers, known as covered entities, as well as their business associates that perform certain services that involve creating, receiving, maintaining or transmitting individually identifiable health information for or on behalf of such covered entities, and their covered subcontractors. For additional information regarding HIPAA’s privacy and security requirements, see the section of this proxy statement/prospectus titled “Oak Hill Bio’s Business — Government Regulations — Healthcare Regulation — Other Healthcare Laws.” Oak Hill Bio does not believe that Oak Hill Bio is currently acting as a covered entity or business associate under HIPAA and thus is not directly subject to its requirements. However, any person may be prosecuted under HIPAA’s criminal provisions either directly or under aiding-and-abetting or conspiracy principles. Consequently, depending on the facts and circumstances, Oak Hill Bio could face substantial criminal penalties if Oak Hill Bio knowingly receives individually identifiable health information from a HIPAA-covered healthcare provider or research institution that has not satisfied HIPAA’s requirements for disclosure of individually identifiable health information.

The Federal Trade Commission (the “FTC”) and state Attorneys General are also aggressive in reviewing privacy and data security protections for consumers. According to the FTC, failing to take appropriate steps to keep consumers’ personal information secure could constitute unfair or deceptive acts or practices in or affecting commerce in violation of Section 5(a) of the FTC Act. The FTC’s current guidance for appropriately securing consumers’ personal information is similar to what is required by the HIPAA security regulations, but this guidance may change in the future, resulting in increased complexity and the need to expend additional resources to ensure Oak Hill Bio is complying with the FTC Act.

New laws also are being considered or have been implemented at both the state and federal levels. For example, regulators and legislators in the United States are increasingly scrutinizing and restricting certain personal data transfers and transactions involving foreign countries. For example, the Department of Justice’s

January 2025, rule on “Preventing Access to U.S. Sensitive Personal Data and Government-Related Data by Countries of Concern or Covered Persons,” prohibits data brokerage transactions involving certain sensitive personal data categories, including health data, genetic data, and biospecimens, to countries of concern, including China. The regulations also restrict certain investment agreements, employment agreements and vendor agreements involving such data and countries of concern, absent specified cybersecurity controls. Actual or alleged violations of these regulations may be punishable by criminal and/or civil sanctions and may result in exclusion from participation in federal and state programs.

As of January 2026, 20 states now have comprehensive privacy laws in effect. For additional information regarding U.S. state privacy laws applicable to our business, see the section of this proxy statement/prospectus titled “Oak Hill Bio’s Business — Government Regulations — Healthcare Regulation — Data Privacy and Security.”

Many other states have enacted or are considering comprehensive privacy legislation similar to the CCPA, and a broad range of legislative measures also have been introduced at state and federal level. Such legislation adds additional complexity, variation in requirements, restrictions and potential legal risk. The introduction of new comprehensive privacy laws across the country may require additional investment of resources in compliance programs, impact strategies and the availability of previously useful data and could result in increased compliance costs and/or changes in business practices and policies. The existence of comprehensive privacy laws in different states in the country makes Oak Hill Bio’s compliance obligations more complex and costly and increases the likelihood that Oak Hill Bio may be subject to enforcement actions or otherwise incur liability for noncompliance. There are also states that are specifically regulating health information. For example, Washington state passed a health privacy law that, as of June 30, 2024, regulates the collection and sharing of health information. This law also has a private right of action, which further increases the relevant compliance risk of collecting the health information of Washington residents. Connecticut and Nevada have also passed similar laws regulating consumer health data. In addition, other states have proposed and/or passed legislation that regulates the privacy and/or security of certain specific types of information. For example, a small number of states, such as Illinois and Texas, have passed laws that regulate biometric data specifically. These various privacy and security laws may impact Oak Hill Bio’s business activities, including Oak Hill Bio’s identification of research subjects, relationships with business partners and ultimately the marketing and distribution of Oak Hill Bio’s products. State laws are changing rapidly and there have been discussions in the U.S. Congress of new comprehensive federal data privacy law to which Oak Hill Bio could become subject, if enacted.

In addition to the risks associated with enforcement activities and potential contractual liabilities, Oak Hill Bio’s ongoing efforts to comply with evolving laws and regulations at the federal and state level may be costly and require ongoing modifications to Oak Hill Bio’s policies, procedures and systems, and may impede or restrict business activities, including clinical trial participant recruitment and advertising. Further, any failure by Oak Hill Bio’s third-party collaborators, service providers, contractors or consultants to comply with applicable law, regulations or contractual obligations related to data privacy or security could result in proceedings against Oak Hill Bio by governmental entities or others.

Oak Hill Bio may also publish privacy policies and other documentation regarding Oak Hill Bio’s collection, processing, use and disclosure of personal information and/or other confidential information. Although Oak Hill Bio endeavor to comply with Oak Hill Bio’s published policies and other documentation, Oak Hill Bio may at times fail to do so or may be perceived to have failed to do so. Despite Oak Hill Bio’s efforts, Oak Hill Bio may not be successful in achieving compliance if Oak Hill Bio’s service providers (including any employees) or vendors fail to comply with Oak Hill Bio’s published policies and documentation. Such failures can subject Oak Hill Bio to potential international, local, state and federal action and litigation.

All of these evolving compliance and operational requirements impose significant costs, such as costs related to organizational changes, implementing additional protection technologies, training and engaging consultants and legal advisors, which are likely to increase over time. In addition, such requirements may require

Oak Hill Bio to modify Oak Hill Bio’s data processing practices and policies, utilize management’s time and/or divert resources from other initiatives and projects. Claims that Oak Hill Bio has violated individuals’ privacy rights or failed to comply with data protection laws or applicable privacy notices, even if Oak Hill Bio is not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm Oak Hill Bio’s business. Any failure or perceived failure by Oak Hill Bio to comply with any applicable federal, state or foreign laws and regulations relating to data privacy and security could result in damage to Oak Hill Bio’s reputation, as well as proceedings or litigation by governmental agencies or other third parties, including consumer class actions related to these laws and the overall protection of personal information. Even if Oak Hill Bio is not determined to have violated these laws, government investigations into these issues typically require the expenditure of significant resources and generate negative publicity, which could harm Oak Hill Bio’s reputation and Oak Hill Bio’s business, financial condition, results of operations or prospects.

Oak Hill Bio’s use of new and evolving technologies, such as artificial intelligence, may present risks and challenges that can impact its business, including by posing cybersecurity and other risks to its confidential and/or proprietary information, including personal information, and as a result Oak Hill Bio may be exposed to reputational harm and liability.

Oak Hill Bio may use and integrate artificial intelligence (“AI”) into Oak Hill Bio’s business processes through implementation of AI and through the adoption of commercially available tools. Use of this technology could pose cybersecurity, data privacy, IT, intellectual property, regulatory, legal, operational, competitive, reputational and other risks and challenges that could affect Oak Hill Bio’s business. Specifically, risks related to accuracy, bias, AI hallucinations, discrimination, harmful content, misinformation, fraud, scams, targeted attacks (including model poisoning or data poisoning), surveillance, data leakage, environmental harms, and other harms may flow from any use or deployment of AI technologies. If Oak Hill Bio enables or uses solutions that draw controversy due to perceived or actual negative societal impact, Oak Hill Bio may experience brand or reputational harm, competitive harm or legal liability.

A growing number of legislators and regulators are adopting laws and regulations and have focused enforcement efforts on the adoption of AI, and use of such technologies in compliance with ethical standards and societal expectations. These developments may increase Oak Hill Bio’s compliance burden and costs in connection with use of AI and lead to legal liability if Oak Hill Bio fails to meet evolving legal standards or if use of such technologies results in harms or other causes of action Oak Hill Bio did not predict. The scope of requirements depends on legal and risk determinations that rely on novel legal provisions that have not yet been interpreted by courts or regulators, and non-compliance can lead to significant fines.

In the United States, the AI regulatory environment is complex and uncertain. For additional information regarding regulation of artificial intelligence applicable to our business, see the section of this proxy statement/prospectus titled “Oak Hill Bio’s Business — Government Regulations — Artificial Intelligence.” If Oak Hill Bio develop or use AI systems governed by these laws or regulations, Oak Hill Bio will need to meet various standards of data quality, transparency, monitoring and human oversight, and Oak Hill Bio would need to adhere to specific and potentially burdensome and costly ethical, accountability, and administrative requirements, with the potential for significant enforcement or litigation in the event of any perceived non-compliance.

The rapid evolution of AI will require the application of significant resources to design, develop, test and maintain such systems to help ensure that AI is implemented in accordance with applicable law and regulation and in a socially responsible manner and to minimize any real or perceived unintended harmful impacts. The use of certain AI technologies can also give rise to intellectual property risks, including by disclosing or otherwise compromising Oak Hill Bio’s confidential or proprietary intellectual property, or by undermining Oak Hill Bio’s ability to assert or defend ownership rights in intellectual property created with the assistance of AI tools.

The use of AI tools by Oak Hill Bio and its vendors may also increase cybersecurity and data privacy risks, including by creating new attack surfaces and expanding the potential for unauthorized access to or misuse of

Oak Hill Bio’s confidential and proprietary information. These risks are further described under “—Oak Hill Bio’s internal information technology systems, or those of its vendors, collaborators or other contractors or consultants, may fail or suffer from cyber security incidents or breaches, loss or leakage of data and other disruptions or compromise, which could result in a material disruption of its product development programs, compromise sensitive information related to its business or prevent it from accessing critical information, or trigger contractual and legal obligations, potentially exposing Oak Hill Bio to liability or reputational harm or otherwise adversely affecting its business and financial results” below. The integration of AI systems, by Oak Hill Bio or by Oak Hill Bio’s vendors, may increase cybersecurity risk. Any of these effects could damage Oak Hill Bio’s reputation, result in the loss of valuable property and information, cause Oak Hill Bio to breach applicable laws and regulations, and adversely impact Oak Hill Bio’s business.

If any of Oak Hill Bio’s product candidates obtains regulatory approval and does not receive appropriate periods of non-patent exclusivity, competitors could enter the market with generic versions of such products more quickly than Oak Hill Bio expects, which may result in a material decline in sales of Oak Hill Bio’s products.

Under the Drug Price Competition and Patent Term Restoration Act of 1984, or the Hatch-Waxman Amendments to the FDCA, a company may file an abbreviated new drug application (“ANDA”) seeking approval of a generic version of an approved innovator product.

The FDA may not finally approve an ANDA for a generic product until any applicable period of non-patent exclusivity for the reference listed drug has expired. The FDCA provides a period of five years of non-patent exclusivity for a new drug containing a new chemical entity (“NCE”). For a description of the Hatch-Waxman framework, non-patent exclusivity periods, and the Orange Book patent listing and challenge process, see the section of this proxy statement/prospectus titled “Oak Hill Bio’s Business — Government Regulations — U.S. Non-Patent Exclusivity.”

While Oak Hill Bio believes that Oak Hill Bio’s product candidates may be NCEs in the United States, the FDA may determine, however, that they are not eligible for NCE exclusivity but receive three years of NCI exclusivity instead, if and when FDA approves an NDA for the product. If any product Oak Hill Bio develops does not receive five years of NCE exclusivity, the FDA may approve generic versions of such product three years after its date of approval, subject to any patent exclusivity Oak Hill Bio may have. If an ANDA applicant certifies to the invalidity or non-infringement of listed patents and an infringement suit is timely filed by the NDA or patent holder, the FDA cannot finally approve the ANDA for 30 months unless a court decision in favor of the generic manufacturer is issued earlier.

Accordingly, if any of Oak Hill Bio’s product candidates is approved, competitors could file ANDAs for generic versions of these products or 505(b)(2) NDAs that reference Oak Hill Bio’s product candidates. If there are patents listed for Oak Hill Bio’s product candidates in the Orange Book, any ANDA and 505(b)(2) NDA applicants would be required to include a certification as to each listed patent indicating whether the ANDA applicant does or does not intend to challenge the patent. FDORA also requires that the FDA consider therapeutic equivalence determinations for certain Section 505(b)(2) drugs that are pharmaceutical equivalents to listed drugs relied upon in an application either at the time of approval or up to 180 days post-approval, upon request of the sponsor. These therapeutic equivalence determinations could have an adverse effect on Oak Hill Bio’s business. Because Oak Hill Bio remain early in the research and preclinical development of Oak Hill Bio’s product candidates, Oak Hill Bio cannot predict which, if any, patents in Oak Hill Bio’s current portfolio or patents Oak Hill Bio may obtain in the future will be eligible for listing in the Orange Book, how any generic competitor would address such patents, whether Oak Hill Bio would sue on any such patents or the outcome of any such suit.

Oak Hill Bio may not be successful in securing or maintaining proprietary patent protection for products and technologies Oak Hill Bio develops or licenses, despite expending a significant amount of resources that could have been focused on other areas of Oak Hill Bio’s business. Moreover, if any of Oak Hill Bio’s owned or in-licensed patents that are listed in the Orange Book are successfully challenged by way of a patent certification and subsequent litigation, the affected product could immediately face generic competition and its sales would likely decline rapidly and materially.

Risks Related to Commercialization

Oak Hill Bio faces substantial competition, which may result in others discovering, developing or commercializing products before, or more successfully than, Oak Hill Bio.

The development and commercialization of new drug products is highly competitive. Oak Hill Bio face competition with respect to its product candidates from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. There are a number of large pharmaceutical and biotechnology companies that currently are pursuing the development of products for the treatment of many of the disorders for which Oak Hill Bio is conducting research programs. Some of these competitive products and therapies are based on scientific approaches that are the same as or similar to Oak Hill Bio’s approach, and others are based on entirely different approaches. Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization.

Oak Hill Bio’s commercial opportunity could be reduced or eliminated if its competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than its product candidates or that would render its product candidates obsolete or non-competitive. Oak Hill Bio’s competitors also may obtain FDA, EMA or other regulatory approval for their products more rapidly than Oak Hill Bio may obtain approval for its, which could result in Oak Hill Bio’s competitors establishing a strong market position before Oak Hill Bio is able to enter the market. Additionally, technologies developed by Oak Hill Bio’s competitors may render Oak Hill Bio’s potential product candidates uneconomical or obsolete, and Oak Hill Bio may not be successful in marketing its product candidates against competitors.

Oak Hill Bio expects to face competition from existing products and product candidates in development for its programs. Oak Hill Bio is aware of other preclinical- and clinical-stage programs for Angelman syndrome, including obudanersen (formerly ION582), an antisense oligonucleotide being developed by Ionis Pharmaceuticals, apazunersen (GTX-102), an antisense oligonucleotide being developed by Ultragenyx, NNZ-2591, a small molecule/IGF-1 analog being developed by Neuren Pharmaceuticals, and MVX-220, a gene therapy being developed by MavriX Bio.

Many of the companies against which Oak Hill Bio competes or against which Oak Hill Bio may compete in the future have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than Oak Hill Bio does. Accordingly, Oak Hill Bio’s competitors may be more successful than Oak Hill Bio in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining approval for treatments and achieving widespread market acceptance, rendering Oak Hill Bio’s treatments obsolete or non-competitive.

Additionally, mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of Oak Hill Bio’s competitors. Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with Oak Hill Bio in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, Oak Hill Bio’s programs.

If Oak Hill Bio successfully obtains approval for any product candidate, Oak Hill Bio will face competition based on many different factors, including the safety and effectiveness of Oak Hill Bio’s products, the ease with which Oak Hill Bio’s products can be administered and the extent to which patients accept relatively new routes of administration, the timing and scope of regulatory approvals for these products, the availability and cost of manufacturing, marketing and sales capabilities, price, reimbursement coverage and patent position. Competing products could present superior treatment alternatives, including by being more effective, safer, more convenient, less expensive or marketed and sold more effectively than any of Oak Hill Bio’s products, if approved. Competitive products or technological approaches may make any products Oak Hill Bio develops obsolete or noncompetitive before Oak Hill Bio recovers the expense of developing and commercializing Oak Hill Bio’s product candidates. If Oak Hill Bio is unable to compete effectively, its opportunity to generate revenue from the sale of Oak Hill Bio’s products, if approved, could be adversely affected.

Even if one or more of Oak Hill Bio’s product candidates receives marketing approval, it may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success.

If any of Oak Hill Bio’s product candidates progresses successfully through clinical development and receives marketing approval, it may nonetheless fail to gain sufficient market acceptance by physicians, patients, third-party payors and others in the medical community. Sales of medical products depend in part on the willingness of physicians to prescribe the treatment, which is likely to be based on a determination by these physicians that the products are safe, therapeutically effective and cost-effective. In addition, the inclusion or exclusion of products from treatment guidelines established by various physician groups and the viewpoints of influential physicians can affect the willingness of other physicians to prescribe the treatment. Oak Hill Bio cannot predict whether physicians, physicians’ organizations, hospitals, other healthcare providers, government agencies or private insurers will determine that Oak Hill Bio’s product is safe, therapeutically effective and cost-effective as compared with competing treatments. Efforts to educate the medical community and third-party payors on the benefits of Oak Hill Bio’s product candidates may require significant resources and may not be successful. If Oak Hill Bio’s product candidates do not achieve an adequate level of acceptance, Oak Hill Bio may not generate significant product revenues and Oak Hill Bio may not become profitable. The degree of market acceptance of Oak Hill Bio’s product candidates, if approved for commercial sale, will depend on a number of factors, including:

•	the efficacy and safety of such product candidates as demonstrated in clinical trials;

•	the potential advantages and limitations compared to alternative treatments;

•	the effectiveness of sales and marketing efforts;

•	the cost of treatment in relation to alternative treatments;

•	the clinical indications for which the product is approved;

•	the convenience and ease of administration compared to alternative treatments;

•	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•	the strength of marketing and distribution support;

•	the timing of market introduction of competitive products;

•	the availability of third-party coverage and adequate reimbursement;

•	the prevalence and severity of any side effects; and

•	any restrictions on the use of Oak Hill Bio’s products, if approved, together with other medications.

If the market opportunities for any product candidates Oak Hill Bio develops are smaller than Oak Hill Bio believes they are, Oak Hill Bio’s revenue may be adversely affected and its business may suffer. Because the target patient populations of Oak Hill Bio’s programs are small, and the addressable patient population even smaller, Oak Hill Bio must be able to successfully identify patients and capture a significant market share to achieve profitability and growth.

Oak Hill Bio focuses its research and product development on treatments for rare diseases. Given the small number of patients who have the diseases that Oak Hill Bio is targeting, it is critical to Oak Hill Bio’s ability to grow and become profitable that Oak Hill Bio continue to successfully identify patients with these rare diseases. Oak Hill Bio’s projections of both the number of people who have these diseases, as well as the subset of people with these diseases who have the potential to benefit from treatment with Oak Hill Bio’s product candidates, are based on Oak Hill Bio’s beliefs and estimates. These estimates have been derived from a variety of sources, including the scientific literature, surveys of clinics, patient foundations or market research that Oak Hill Bio conducted, and may prove to be incorrect or contain errors. New studies may change the estimated incidence or prevalence of these diseases. The number of patients may turn out to be lower than expected. The effort to identify patients with diseases Oak Hill Bio seeks to treat is in early stages, and Oak Hill Bio cannot accurately predict the number of patients for whom treatment might be possible. Additionally, the potentially addressable patient population for each of Oak Hill Bio’s product candidates may be limited or may not be amenable to treatment with Oak Hill Bio’s product candidates, and new patients may become increasingly difficult to identify or gain access to, which would adversely affect Oak Hill Bio’s results of operations and Oak Hill Bio’s business. Further, even if Oak Hill Bio obtains significant market share for Oak Hill Bio’s product candidates, because the potential target populations are very small, Oak Hill Bio may never achieve profitability despite obtaining such significant market share.

Oak Hill Bio’s target patient populations are relatively small, and as a result, the pricing and reimbursement of Oak Hill Bio’s product candidates, if approved, is uncertain, but must be adequate to support commercial infrastructure. If Oak Hill Bio is unable to obtain adequate levels of reimbursement, Oak Hill Bio’s ability to successfully market and sell product candidates will be adversely affected.

The estimates of market opportunity and forecasts of market growth included in this proxy statement/prospectus, if any, may prove to be inaccurate, and even if the markets in which Oak Hill Bio competes achieve the forecasted growth, Oak Hill Bio’s business may not grow at similar rates, or at all.

Market opportunity estimates and growth forecasts included in this proxy statement/prospectus, if any, are subject to significant uncertainty and are based on assumptions and estimates which may not prove to be accurate. The estimates and forecasts included in this proxy statement/prospectus relating to size and expected growth of Oak Hill Bio’s target market, if any, may prove to be inaccurate. Even if the markets in which Oak Hill Bio compete meet any size estimates and/or growth forecasts included in this proxy statement/prospectus, Oak Hill Bio’s business may not grow at similar rates, or at all. Oak Hill Bio’s growth is subject to many factors, including its success in implementing its business strategy, which is subject to many risks and uncertainties.

The pricing and third-party payor coverage and reimbursement status of newly approved products are uncertain. Failure to obtain or maintain adequate coverage and reimbursement for Oak Hill Bio’s future product candidates, if approved, could limit Oak Hill Bio’s ability to market those products and decrease its ability to generate product revenue.

In the United States and markets in other countries, patients generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Adequate coverage and reimbursement from governmental healthcare programs, such as Medicare and Medicaid, and commercial payors is critical to new product acceptance. Oak Hill Bio’s ability to successfully commercialize its product candidates will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations. For products administered under the supervision of a physician, obtaining coverage and adequate reimbursement may be particularly difficult because of the higher prices often associated with such drugs. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow Oak Hill Bio to establish or maintain pricing sufficient to realize a sufficient return on Oak Hill Bio’s investment. For additional information, see the section of this proxy statement/prospectus titled “Oak Hill Bio’s Business—Government Regulation—Healthcare Regulation—Coverage and Reimbursement.”

Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels. There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. In the United States, the decisions about coverage and reimbursement for new products under the Medicare program are made by the Centers for Medicare & Medicaid Services (“CMS”). Private payors tend to follow CMS to a substantial degree. However, one payor’s determination to provide coverage for a product does not ensure that other payors will also provide coverage for the drug product. Further, a payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Reimbursement agencies in the EU may be more conservative than CMS. Factors payors consider in determining reimbursement are based on whether the product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

Additionally, net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Oak Hill Bio cannot be sure that reimbursement will be available for any product candidate that Oak Hill Bio commercializes and, if reimbursement is available, the level of reimbursement. In addition, many pharmaceutical manufacturers must calculate and report certain price reporting metrics to the government, such as average sales price (“ASP”) and best price. Penalties may apply in some cases when such metrics are not submitted accurately and timely. Further, these prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs.

Outside the United States, international operations are generally subject to extensive governmental price controls and other market regulations, and Oak Hill Bio believes the increasing emphasis on cost-containment initiatives in the EU, the U.K., Canada and other countries has and will continue to put pressure on the pricing and usage of therapeutics such as Oak Hill Bio’s product candidates. In many countries, particularly the countries of the EU, the prices of medical products are subject to varying price control mechanisms as part of national health systems. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. As a result, Oak Hill Bio might obtain marketing approval for a product in a particular country but then be subject to price regulations that delay or might even prevent Oak Hill Bio’s commercial launch of the product, possibly for lengthy periods of time. To obtain reimbursement or pricing approval in some countries, Oak Hill Bio may be required to conduct a clinical trial that compares the cost-effectiveness of its product candidate to other available therapies. In general, the prices of products under such systems are substantially lower than in the United States. Other countries allow companies to fix their own prices for products but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that Oak Hill Bio is able to charge for product candidates. Accordingly, in markets outside the United States, the reimbursement for Oak Hill Bio’s product candidates may be reduced compared with the United States. and may be insufficient to generate commercially reasonable revenues and profits.

If Oak Hill Bio is unable to establish sales, marketing and distribution capabilities or enter into sales, marketing and distribution agreements with third parties, Oak Hill Bio may not be successful in commercializing its product candidates if any are approved.

Oak Hill Bio does not have a sales or marketing infrastructure and has no experience in the sale, marketing or distribution of pharmaceutical products. To achieve commercial success for any product for which Oak Hill Bio has obtained marketing approval, Oak Hill Bio will need to establish a sales, marketing and distribution organization, either itself or through collaborations or other arrangements with third parties.

In the future, Oak Hill Bio may build a sales and marketing infrastructure to market certain of its product candidates if they receive marketing approval. There are risks involved with establishing Oak Hill Bio’s own sales, marketing and distribution capabilities. For example, recruiting and training a sales force is expensive and time-consuming and could delay any product launch. If the commercial launch of a product candidate for which Oak Hill Bio recruits a sales force and establishes marketing capabilities is delayed or does not occur for any reason, Oak Hill Bio would have prematurely or unnecessarily incurred these commercialization expenses. These efforts may be costly, and Oak Hill Bio’s investment would be lost if Oak Hill Bio cannot retain or reposition its sales and marketing personnel.

Factors that may inhibit Oak Hill Bio’s efforts to commercialize its products on its own include:

•	the inability to recruit, train and retain adequate numbers of effective sales, marketing, coverage or reimbursement, customer service, medical affairs and other support personnel;

•	the inability of sales personnel to educate adequate numbers of physicians on the benefits of any future products;

•	the inability of reimbursement professionals to negotiate arrangements for formulary access, reimbursement and other acceptance by payors;

•	the inability to price its products at a sufficient price point to ensure an adequate and attractive level of profitability;

•	restricted or closed distribution channels that make it difficult to distribute its products to segments of the patient population;

•	the lack of complementary products to be offered by sales personnel, which may put Oak Hill Bio at a competitive disadvantage relative to companies with more extensive product lines; and

•	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

If Oak Hill Bio is unable to establish its own sales, marketing and distribution capabilities and enter into arrangements with third parties to perform these services, its product revenues and profitability, if any, are likely to be lower than if it were to market, sell and distribute any products that it develops itself. In addition, Oak Hill Bio may not be successful in entering into arrangements with third parties to sell, market and distribute its product candidates, or may be unable to do so on terms that are acceptable to it. Oak Hill Bio likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market its products effectively. If Oak Hill Bio does not establish sales, marketing and distribution capabilities successfully, either on its own or in collaboration with third parties, Oak Hill Bio will not be successful in commercializing its product candidates.

Risks Related to Oak Hill Bio’s Intellectual Property

If Oak Hill Bio is unable to obtain and maintain patent protection for its therapeutic programs and other proprietary technologies it develops, or if the scope of the patent protection obtained is not sufficiently broad, its competitors could develop and commercialize products and technology similar or identical to Oak Hill Bio’s, and its ability to successfully commercialize its therapeutic programs and other proprietary technologies it may develop may be adversely affected.

Oak Hill Bio’s success depends in large part on its ability to obtain and maintain patent protection in the United States and other countries with respect to its therapeutic programs and other proprietary technologies it may develop. Oak Hill Bio seeks to protect its proprietary position, in part, by filing patent applications in the United States and abroad relating to its therapeutic programs and other proprietary technologies it may develop. If Oak Hill Bio is unable to obtain or maintain patent protection with respect to its therapeutic programs and other proprietary technologies it may develop, its business, financial condition, results of operations and prospects could be materially harmed.

Changes in either the patent laws or their interpretation in the United States and other countries may diminish Oak Hill Bio’s ability to protect its inventions, obtain, maintain and enforce its intellectual property rights and, more generally, could affect the value of its intellectual property or narrow the scope of its protection. Oak Hill Bio cannot predict whether the patent applications it is currently pursuing will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient protection against competitors or other third parties.

The patent prosecution process is expensive, time-consuming, and complex, and Oak Hill Bio may not be able to file, prosecute, maintain, enforce, or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that Oak Hill Bio will fail to identify patentable aspects of its research and development output in time to obtain patent protection. Although Oak Hill Bio enters into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of its research and development output, such as its service providers, corporate collaborators, outside scientific collaborators, CROs, contract manufacturers, consultants, advisors and other third parties, any of these parties may breach the agreements and disclose such output before a patent application is filed, thereby jeopardizing Oak Hill Bio’s ability to seek patent protection. In addition, Oak Hill Bio’s ability to obtain and maintain valid and enforceable patents depends on whether the differences between its inventions and the prior art allow its inventions to be patentable over the prior art.

Furthermore, publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, Oak Hill Bio cannot be certain that it or its licensors were the first to make the inventions claimed in any of its owned or licensed patents or pending patent applications, or that Oak Hill Bio or its licensors were the first to file for patent protection of such inventions. The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has been the subject of much litigation in recent years. As a result, the issuance, scope, validity, enforceability and commercial value of Oak Hill Bio’s patent rights are highly uncertain. Oak Hill Bio’s patent applications may not result in patents being issued that protect its therapeutic programs and other proprietary technologies it may develop or that effectively prevent others from commercializing competitive technologies and products.

Moreover, the claim coverage in a patent application can be significantly reduced before the patent is granted. Even if Oak Hill Bio’s patent applications issue as patents, they may not issue in a form that will provide Oak Hill Bio with any meaningful protection, prevent competitors or other third parties from competing with it or otherwise provide it with any competitive advantage. Any patents issuing from its patent applications may be challenged, narrowed, circumvented or invalidated by third parties. Consequently, Oak Hill Bio does not know whether its therapeutic programs and other proprietary technology will be protectable or remain protected by valid and enforceable patents. Even if a patent is granted, Oak Hill Bio’s competitors or other third parties may be able to circumvent the patent by developing similar or alternative technologies or products in a non-infringing manner that could materially adversely affect its business, financial condition, results of operations and prospects. In addition, given the amount of time required for the development, testing and regulatory review of Oak Hill Bio’s therapeutic programs and eventual product candidates, patents protecting the product candidates might expire before or shortly after such product candidates are commercialized. As a result, Oak Hill Bio’s intellectual property may not provide it with sufficient rights to exclude others from commercializing similar or identical products.

The issuance of a patent is not conclusive as to its inventorship, scope, validity, or enforceability and Oak Hill Bio’s patents may be challenged in the courts or patent offices in the United States and abroad. Oak Hill Bio may be subject to a third-party pre-issuance submission of prior art to the United States Patent and Trademark Office (the “USPTO”) or become involved in opposition, derivation, revocation, reexamination, post-grant and inter partes review, or other similar proceedings challenging its patent rights. For example, European Patent No. EP4220360 is currently the subject of an opposition proceeding before the European Patent Office. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate or render unenforceable, Oak Hill Bio’s patent rights, allow third parties to commercialize its therapeutic programs and other proprietary technologies it may develop and compete directly with Oak Hill Bio, without payment, or result in an inability to manufacture or commercialize products without infringing third-party patent rights. Such proceedings also may result in substantial cost and require significant time from Oak Hill Bio’s scientists and management, even if the eventual outcome is favorable to Oak Hill Bio.

Oak Hill Bio may not be able to protect its intellectual property and proprietary rights throughout the world.

Filing, prosecuting and defending patents on Oak Hill Bio’s therapeutic programs and other proprietary technologies it may develop in all countries throughout the world would be prohibitively expensive, and the laws of foreign countries may not protect its rights to the same extent as the laws of the United States. Consequently, Oak Hill Bio may not be able to prevent third parties from practicing its inventions in all countries outside the United States, or from selling or importing products made using its inventions in and into the United States or other jurisdictions. Competitors may use Oak Hill Bio’s technologies in jurisdictions where it has not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where Oak Hill Bio has patent protection but enforcement is not as strong as that in the United States. These products may compete with its products, and its patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to biotechnology products, which could make it difficult for Oak Hill Bio to stop the infringement of its patents or marketing of competing products in violation of its intellectual property and proprietary rights generally. In addition, some jurisdictions, such as Europe, Japan and China, may have a higher standard for patentability than in the United States, including, for example, the requirement of claims having literal support in the original patent filing and the limitation on using supporting data that is not in the original patent filing. Under those heightened patentability requirements, Oak Hill Bio may not be able to obtain sufficient patent protection in certain jurisdictions even though the same or similar patent protection can be secured in United States and other jurisdictions.

Proceedings to enforce Oak Hill Bio’s intellectual property and proprietary rights in foreign jurisdictions could result in substantial costs and divert Oak Hill Bio’s efforts and attention from other aspects of its business, could put its patents at risk of being invalidated or interpreted narrowly, could put its patent applications at risk of not issuing and could provoke third parties to assert claims against it. Oak Hill Bio may not prevail in any lawsuits that it initiates, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, Oak Hill Bio’s efforts to enforce its intellectual property and proprietary rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that it develops.

Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If Oak Hill Bio is forced to grant a license to third parties with respect to any patents relevant to its business, its competitive position may be impaired, and its business, financial condition, results of operations and prospects may be adversely affected.

In Europe, beginning June 1, 2023, European applications and patents are subject to the jurisdiction of the Unified Patent Court (“UPC”) unless they explicitly opt out. Also, European applications will have the option, upon grant of a patent, of becoming a Unitary Patent, which will be subject to the jurisdiction of the UPC. It is uncertain how the UPC will impact granted European patents in the biotechnology field. As the UPC is a relatively new entity, there is not applicable precedent on which Oak Hill Bio may rely, which increases the uncertainty of any outcome from the UPC. As a single entity can now invalidate a European patent, Oak Hill Bio may opt out of the UPC in certain cases, in which case each of its European patents would need to be challenged on a country-by-country basis. However this may preclude Oak Hill Bio from realizing the benefits of the UPC. Such a loss of patent protection or loss of benefit of the UPC, could have a material adverse impact on Oak Hill Bio’s business and its ability to commercialize its technology and any of its current and future product candidates due to increased competition, which could negatively impact Oak Hill Bio’s business, financial condition, and prospects.

Geo-political actions in the U.S. and in foreign countries could increase the uncertainties and costs surrounding the prosecution or maintenance of our patent applications or those of any current or future licensors and the maintenance, enforcement or defense of our issued patents or those of any current or future licensors. For example, the U.S. and foreign government actions related to the Russia-Ukraine war may limit or prevent filing, prosecution and maintenance of patent applications in Russia. Government actions may also prevent maintenance of issued patents in Russia. These actions could result in abandonment or lapse of our patents or patent applications, resulting in partial or complete loss of patent rights in Russia. If such an event were to occur, it could have a material adverse effect on our business. In addition, a decree was adopted by the Russian government in March 2022 allowing Russian companies and individuals to exploit inventions owned by patentees that have citizenship or nationality in, are registered in, or have a predominately primary place of business or profit-making activities in the U.S. and other countries that Russia has deemed unfriendly without consent or compensation. Consequently, we would not be able to prevent third parties from practicing our inventions in Russia or from selling or importing products made using our inventions in and into Russia. In another example, in April of 2025, the Brazilian government enacted a law allowing for the suspension of obligations related to foreign entity’s intellectual property rights in response to actions by foreign countries, including the U.S. Also, in March 2025, the Chinese government issued regulations for implementation of the 2021 Anti-Foreign Sanctions Act. These regulations expand the Chinese government’s ability to seize certain assets, including intellectual property, of foreign entities, in response to foreign sanctions, including those by the U.S. Accordingly, our competitive position may be impaired, and our business, financial condition, results of operations and prospects may be adversely affected.

Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by government patent agencies, and Oak Hill Bio’s patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees, and various other government fees on patents and applications will be due to be paid to the USPTO and various government patent agencies outside of the United States over the lifetime of Oak Hill Bio’s owned or licensed patents and applications. In certain circumstances,

Oak Hill Bio relies on its licensing partners to pay these fees due to U.S. and non-U.S. patent agencies. The USPTO and various non-U.S. government agencies require compliance with several procedural, documentary, fee payment and other similar provisions during the patent application process. Oak Hill Bio is also dependent on its licensors to take the necessary action to comply with these requirements with respect to its licensed intellectual property. In some cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. There are situations, however, in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in a partial or complete loss of patent rights in the relevant jurisdiction. In such an event, potential competitors might be able to enter the market with similar or identical products or technology, which could have a material adverse effect on Oak Hill Bio’s business, financial condition, results of operations, and prospects.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing Oak Hill Bio’s ability to protect its products.

Changes in either the patent laws or interpretation of the patent laws in the United States could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. Under the America Invents Act, USPTO administrative proceedings (including inter partes review and post-grant review) allow third parties to challenge patent validity under a lower evidentiary standard than what applies in federal district court, which increases the risk that Oak Hill Bio’s patent claims could be invalidated through such proceedings even where the same evidence would be insufficient to invalidate a claim in litigation.

For a description of the applicable U.S. patent law framework, including the America Invents Act and USPTO post-grant proceedings, see the section of this proxy statement/prospectus titled “Oak Hill Bio’s Business — Intellectual Property.” In addition, the patent positions of companies in the development and commercialization of biologics and pharmaceuticals are particularly uncertain. The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. It is unpredictable how decisions by the U.S. federal courts, the U.S. Congress or the USPTO may impact the value of Oak Hill Bio’s patent rights. For example, the U.S. Supreme Court held in Amgen v. Sanofi (2023) that a functionally claimed genus was invalid for failing to comply with the enablement requirement of the Patent Act. In addition, the U.S. Court of Appeals for the Federal Circuit recently issued a decision involving the interaction of a patent term adjustment, terminal disclaimers, and obvious-type double patenting. This combination of events has created uncertainty with respect to the validity and enforceability of patents, once obtained. Depending on future actions by the U.S. Congress, the U.S. federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on Oak Hill Bio’s existing patent portfolio and its ability to protect and enforce its intellectual property in the future.

Issued patents covering Oak Hill Bio’s therapeutic programs and other proprietary technologies it may develop could be found invalid or unenforceable if challenged in court or before administrative bodies in the United States or abroad.

If Oak Hill Bio initiated legal proceedings against a third party to enforce a patent covering its therapeutic programs (e.g., rugonersen) and other proprietary technologies it may develop, the defendant could counterclaim that such patent is invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement, lack of sufficient written description, failure to claim patent-eligible subject matter or obviousness-type double patenting. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. Third parties may raise claims challenging the validity or enforceability of a patent before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, post-grant review, inter partes review, derivation proceedings, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could result in the revocation of, cancellation of or amendment to Oak Hill Bio’s patents in such a way that they no longer cover its therapeutic programs and other proprietary technologies it may develop. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, Oak Hill Bio cannot be certain that there is no invalidating prior art, of which it or its licensing partners and the patent examiner were unaware during prosecution. If a third party were to prevail on a legal assertion of invalidity or unenforceability, Oak Hill Bio would lose at least part, and perhaps all, of the patent protection on its therapeutic programs and other proprietary technologies it may develop. Such a loss of patent protection would have a material adverse impact on Oak Hill Bio’s business, financial condition, results of operations and prospects.

Even if Oak Hill Bio obtains regulatory approval for its product candidates, it may not be able to obtain a patent term extension (“PTE”) of up to five years under the Hatch-Waxman Amendments to compensate for patent term lost during FDA review. Only one patent per approved product may be extended, and the total remaining term cannot exceed 14 years from the date of approval. Similar supplementary protection certificates (“SPCs”) may be available in certain European jurisdictions but are subject to similar limitations. If Oak Hill Bio is unable to obtain or maintain a PTE or SPC, the effective commercial patent life for its products may be insufficient to prevent or delay generic competition.

Oak Hill Bio may be subject to claims challenging the inventorship of its patents and other intellectual property.

Oak Hill Bio may be subject to claims that former service providers, collaborators or other third parties have an interest in its patent rights, trade secrets, or other intellectual property as an inventor or co-inventor. For example, Oak Hill Bio may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing its therapeutic programs and other proprietary technologies it may develop. Litigation may be necessary to defend against these and other claims challenging inventorship or its patent rights, trade secrets or other intellectual property. If Oak Hill Bio fails in defending any such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to its therapeutic programs and other proprietary technologies it may develop. Even if Oak Hill Bio is successful in defending against such claims, litigation could result in substantial costs and be a distraction to its management and other service providers. Any of the foregoing could have a material adverse effect on Oak Hill Bio’s business, financial condition, results of operations and prospects.

If Oak Hill Bio is unable to protect the confidentiality of its trade secrets, its business and competitive position would be harmed.

In addition to seeking patent protection for its therapeutic programs and other proprietary technologies Oak Hill Bio may develop, it also relies on trade secrets and confidentiality agreements to protect its unpatented know-how, technology, and other proprietary information and to maintain its competitive position.

Oak Hill Bio seeks to protect these trade secrets and other proprietary technology, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as its service providers, corporate collaborators, outside scientific collaborators, CROs, contract manufacturers, consultants, advisors and other third parties. Oak Hill Bio also enters into confidentiality and invention or patent assignment agreements with its service providers and consultants. Oak Hill Bio cannot guarantee that it has entered into such agreements with each party that may have or have had access to its trade secrets or proprietary technology and processes. Despite these efforts, any of these parties may breach the agreements and disclose Oak Hill Bio’s proprietary information, including its trade secrets, and Oak Hill Bio may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of Oak Hill Bio’s trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, it would have no right to prevent them from using that technology or information to compete with it. If any of Oak Hill Bio’s trade secrets were to be disclosed to or independently developed by a competitor or other third party, its competitive position would be materially and adversely harmed.

Oak Hill Bio may be subject to claims that third parties have an ownership interest in its trade secrets. For example, Oak Hill Bio may have disputes arise from conflicting obligations of its service providers, consultants or others who are involved in developing its product candidate. Litigation may be necessary to defend against these and other claims challenging ownership of Oak Hill Bio’s trade secrets. If Oak Hill Bio fails in defending any such claims, in addition to paying monetary damages, it may lose valuable trade secret rights, such as exclusive ownership of, or right to use, trade secrets that are important to its therapeutic programs and other proprietary technologies it may develop. Such an outcome could have a material adverse effect on Oak Hill Bio’s business. Even if Oak Hill Bio is successful in defending against such claims, litigation could result in substantial costs and be a distraction to its management and other service providers.

Oak Hill Bio may be subject to claims that its service providers, consultants or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what it regards as its own intellectual property.

Some of Oak Hill Bio’s service providers, consultants and advisors are currently or were previously employed at universities or other biotechnology or pharmaceutical companies, including its competitors or potential competitors. Although Oak Hill Bio tries to ensure that its service providers, consultants and advisors do not use the proprietary information or know-how of others in their work for it, Oak Hill Bio may be subject to claims that it or these individuals have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Litigation may be necessary to defend against these claims. If Oak Hill Bio fails in defending any such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights or personnel. Even if Oak Hill Bio is successful in defending against such claims, litigation could result in substantial costs and be a distraction to its management.

In addition, while it is Oak Hill Bio’s policy to require its service providers and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to it, Oak Hill Bio may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that Oak Hill Bio regards as its own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and Oak Hill Bio may be forced to bring claims against third parties, or defend claims that they may bring against it, to determine the ownership of what Oak Hill Bio regards as its intellectual property. Such claims could have a material adverse effect on its business, financial condition, results of operations and prospects.

Third-party claims of intellectual property infringement, misappropriation or other violations against Oak Hill Bio or its collaborators may prevent or delay the development and commercialization of its therapeutic programs and other proprietary technologies it may develop.

Oak Hill Bio’s commercial success depends in part on its ability to avoid infringing, misappropriating and otherwise violating the patents and other intellectual property rights of third parties. There is a substantial amount of complex litigation involving patents and other intellectual property rights in the biotechnology and pharmaceutical industries, as well as administrative proceedings for challenging patents, including interference, derivation and reexamination proceedings before the USPTO or oppositions and other comparable proceedings in foreign jurisdictions. As discussed above, recently, due to changes in U.S. law referred to as patent reform, new procedures including inter partes review and post-grant review have also been implemented. As stated above, this reform adds uncertainty to the possibility of challenge to its patents in the future.

The field of RNA-based therapeutics is competitive. Numerous U.S. and foreign issued patents and pending patent applications owned by third parties exist in the fields in which Oak Hill Bio is commercializing or plans to commercialize rugonersen and in which it is developing other proprietary technologies. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that Oak Hill Bio’s commercializing activities may give rise to claims of infringement of the patent rights of others. Oak Hill Bio cannot assure you that rugonersen or its future therapeutic programs and other proprietary technologies it may develop will not infringe existing or future patents owned by third parties. Oak Hill Bio may not be aware of patents that have already been issued and that a third party, for example, a competitor in the fields in which it is developing its therapeutic programs, might assert as infringed by Oak Hill Bio. It is also possible that patents owned by third parties of which Oak Hill Bio is aware, but which it does not believe it infringes or that it believes it has valid defenses to any claims of patent infringement, could be found to be infringed by it. It is not unusual that corresponding patents issued in different countries have different scopes of coverage, such that in one country a third-party patent does not pose a material risk, but in another country, the corresponding third-party patent may pose a material risk to Oak Hill Bio’s planned products. As such, Oak Hill Bio monitors third-party patents in the relevant pharmaceutical markets. In addition, because patent applications can take many years to issue, there may be currently pending patent applications that may later result in issued patents that Oak Hill Bio may infringe. Generative AI resources that are publicly available also present a risk that a company may inadvertently obtain, incorporate or use a third party’s intellectual property.

In the event that any third party claims that Oak Hill Bio infringes their patents or that Oak Hill Bio is otherwise employing their proprietary technology without authorization and initiates litigation against it, even if it believes such claims are without merit, a court of competent jurisdiction could hold that such patents are valid, enforceable and infringed by Oak Hill Bio. In this case, the holders of such patents may be able to block Oak Hill Bio’s ability to commercialize the infringing products or technologies unless it obtains a license under the applicable patents, or until such patents expire or are finally determined to be held invalid or unenforceable. Such a license may not be available on commercially reasonable terms or at all. Even if Oak Hill Bio is able to obtain a license, the license would likely obligate it to pay license fees or royalties or both, and the rights granted to Oak Hill Bio might be nonexclusive, which could result in its competitors gaining access to the same intellectual property. If Oak Hill Bio is unable to obtain a necessary license to a third-party patent on commercially reasonable terms, it may be unable to commercialize the infringing products or technologies or such commercialization efforts may be significantly delayed, which could in turn significantly harm its business.

Defense of infringement claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of management and other resources from Oak Hill Bio’s business, and may impact its reputation. In the event of a successful claim of infringement against Oak Hill Bio, it may be enjoined from further developing or commercializing the infringing products or technologies. In addition, Oak Hill Bio may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties and/or redesign its infringing products or technologies, which may be impossible or require substantial time and monetary expenditure. In that event, Oak Hill Bio would be unable to further develop and commercialize its product candidate or technologies, which could harm its business significantly. Further, Oak Hill Bio cannot predict whether any required license would be available at all or whether it would be available on commercially reasonable terms. In the event that Oak Hill Bio could not obtain a license, it may be unable to further develop its product candidate and commercialize its product, if approved, which could harm its business significantly. Even if Oak Hill Bio is able to obtain a license, the license would likely obligate it to pay license fees or royalties or both, and the rights granted to it might be nonexclusive, which could result in Oak Hill Bio’s competitors gaining access to the same intellectual property. Ultimately, Oak Hill Bio could be prevented from commercializing a product, or be forced to cease some aspect of its business operations, if, as a result of actual or threatened patent infringement claims, it is unable to enter into licenses on acceptable terms.

Engaging in litigation defending against third parties alleging infringement of patent and other intellectual property rights is very expensive, particularly for a company of Oak Hill Bio’s size, and time-consuming. Some of its competitors may be able to sustain the costs of litigation or administrative proceedings more effectively than it can because of greater financial resources. Patent litigation and other proceedings may also absorb significant management time. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could impair Oak Hill Bio’s ability to compete in the marketplace. The occurrence of any of the foregoing could have a material adverse effect on its business, financial condition or results of operations.

Oak Hill Bio may in the future pursue invalidity proceedings with respect to third-party patents. The outcome following legal assertions of invalidity is unpredictable. Even if resolved in its favor, these legal proceedings may cause Oak Hill Bio to incur significant expenses and could distract its technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of Oak Hill Bio’s common stock. Such proceedings could substantially increase its operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. Oak Hill Bio may not have sufficient financial or other resources to conduct such proceedings adequately. Some of these third parties may be able to sustain the costs of such proceedings more effectively than Oak Hill Bio can because of their greater financial resources. If Oak Hill Bio does not prevail in the patent proceedings the third parties may assert a claim of patent infringement directed at its product candidates.

Oak Hill Bio may become involved in lawsuits to protect or enforce its patents and other intellectual property rights, which could be expensive, time consuming and unsuccessful.

Third parties, such as a competitor, may infringe Oak Hill Bio’s patent rights. In an infringement proceeding, a court may decide that a patent owned by Oak Hill Bio is invalid or unenforceable or may refuse to stop the other party from using the invention at issue on the grounds that the patent does not cover the technology in question. In addition, Oak Hill Bio’s patent rights may become involved in inventorship, priority or validity disputes. To counter or defend against such claims can be expensive and time consuming. An adverse result in any litigation proceeding could put Oak Hill Bio’s patent rights at risk of being invalidated or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of its confidential information could be compromised by disclosure during this type of litigation.

Any such litigation, even if resolved in Oak Hill Bio’s favor, could be expensive and time-consuming and could substantially increase its operating losses and reduce the resources available for development activities, as further described above under “—Third-party claims of intellectual property infringement, misappropriation or other violations against Oak Hill Bio or its collaborators may prevent or delay the development and commercialization of its therapeutic programs and other proprietary technologies it may develop” above. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on Oak Hill Bio’s ability to compete in the marketplace.

If Oak Hill Bio’s trademarks and trade names are not adequately protected, then it may not be able to build name recognition in its markets of interest and its business may be adversely affected.

Oak Hill Bio’s registered or unregistered trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. During trademark registration proceedings, Oak Hill Bio may receive rejections of its applications by the USPTO or in other foreign jurisdictions. Although Oak Hill Bio is given an opportunity to respond to those rejections, it may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against its trademarks, which may not survive such proceedings. Moreover, any name Oak Hill Bio has proposed to use with its product candidate in the United States must be approved by the FDA, regardless of whether it has registered it, or applied to register it, as a trademark. Similar requirements exist in Europe. The FDA typically conducts a review of proposed product names, including an evaluation of potential for confusion with other product names. If the FDA or an equivalent administrative body in a foreign jurisdiction objects to any of Oak Hill Bio’s proposed proprietary product names, it may be required to expend significant additional resources in an effort to identify a suitable substitute name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA. Furthermore, in many countries, owning and maintaining a trademark registration may not provide an adequate defense against a subsequent infringement claim asserted by the owner of a senior trademark.

Oak Hill Bio may not be able to protect its rights to these trademarks and trade names, which it needs to build name recognition among potential partners or customers in its markets of interest. At times, competitors or other third parties may adopt trade names or trademarks similar to Oak Hill Bio’s, thereby impeding its ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of Oak Hill Bio’s registered or unregistered trademarks or trade names. Over the long term, if Oak Hill Bio is unable to establish name recognition based on its trademarks and trade names, then it may not be able to compete effectively and its business may be adversely affected. Oak Hill Bio’s efforts to enforce or protect its proprietary rights related to trademarks, trade names, domain name or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely affect its business, financial condition, results of operations and prospects.

Intellectual property rights do not necessarily address all potential threats.

The degree of future protection afforded by Oak Hill Bio’s intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect its business or permit it to maintain its competitive advantage. For example:

•	others may be able to make products that are similar to Oak Hill Bio’s product candidate or utilize similar technology that are not covered by the claims of the patents that it licenses or may own;

•	Oak Hill Bio might not have been the first to make the inventions covered by its current or future patent applications;

•	Oak Hill Bio might not have been the first to file patent applications covering its inventions;

•	others may independently develop similar or alternative technologies or duplicate any of Oak Hill Bio’s technologies without infringing its intellectual property rights;

•	it is possible that Oak Hill Bio’s current or future patent applications will not lead to issued patents;

•	any patent issuing from Oak Hill Bio’s current or future patent applications may be held invalid or unenforceable, including as a result of legal challenges by its competitors or other third parties;

•

Oak Hill Bio’s competitors or other third parties might conduct research and development activities in countries where it does not have patent rights and then use the information learned from such activities to develop competitive products for sale in its major commercial markets;

•	Oak Hill Bio may not develop additional proprietary technologies that are patentable;

•	the patents of others may harm Oak Hill Bio’s business; and

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Oak Hill Bio may choose not to file for patent protection in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent application covering such intellectual property.

Intellectual property discovered through government funded programs may be subject to federal regulations such as “march-in” rights, certain reporting requirements and a preference for U.S. -based companies. Compliance with such regulations may limit Oak Hill Bio’s exclusive rights and limit its ability to contract with non-U.S. manufacturers.

Although Oak Hill Bio does not currently own or have rights to issued patents or pending patent applications that have been generated through the use of United States government funding (see Oak Hill Bio’s Business—Intellectual Property), Oak Hill Bio may own or license in patents or patent applications in the future that have been generated through the use of U.S. government funding or grants. Pursuant to the Bayh-Dole Act of 1980, the United States government has certain rights in inventions developed with government funding. On December 8, 2023, the National Institute of Standards and Technology (“NIST”) released the Draft Interagency Guidance Framework for Considering the Exercise of March-In Rights (Guidance) to the public for comment. The Guidance represents the first federal framework specifying that price can be a factor in considering whether the government may exercise its march-in authority pursuant to 35 U.S.C. 200 et seq. (Bayh-Dole). These U.S. government march-in rights include a non-exclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose. The U.S. government may also require Oak Hill Bio to license such inventions to third parties on terms unfavorable to Oak Hill Bio under certain circumstances, including on public health or safety grounds, also referred to as march-in rights. If the U.S. government exercised its march-in rights in Oak Hill Bio’s future intellectual property rights that are generated through the use of U.S. government funding or grants, it could be forced to license or sublicense intellectual property developed by it or that it licenses on terms unfavorable to it, and there can be no assurance that Oak Hill Bio would receive compensation from the U.S. government for the exercise of such rights. The U.S. government also has the right to take title to these inventions if the grant recipient fails to disclose the invention to the government or fails to file an application to register the intellectual property within specified time limits. Intellectual property generated under a government funded program is also subject to certain reporting requirements, compliance with which may require Oak Hill Bio to expend substantial resources. In addition, the U.S. government requires that any products embodying any of these inventions or produced through the use of any of these inventions be manufactured substantially in the United States. This preference for U.S. industry may be waived by the federal agency that provided the funding if the owner or assignee of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible. This preference for U.S. industry may limit Oak Hill Bio’s ability to contract with non-U.S. product manufacturers for products covered by such intellectual property.

Oak Hill Bio partially depends on intellectual property licensed from third parties, and its licensors may not always act in its best interest. If Oak Hill Bio fails to comply with its obligations under its intellectual property licenses, if the licenses are terminated or if disputes regarding these licenses arise, it could lose significant rights that are important to its business.

Oak Hill Bio is dependent, in part, on patents, know-how and proprietary technology licensed from others. Its licenses to such patents, know-how and proprietary technology may not provide exclusive rights in all relevant fields of use and in all territories in which Oak Hill Bio may wish to develop or commercialize its products in the future. The agreements under which it licenses patents, know-how and proprietary technology from others are complex, and certain provisions in such agreements may be susceptible to multiple interpretations.

If Oak Hill Bio fails to comply with obligations under any license agreements, its licensors may have the right to terminate its license, in which event Oak Hill Bio would not be able to develop or market technology or product candidates covered by the intellectual property licensed under these agreements. In addition, Oak Hill Bio may need to obtain additional licenses from its existing licensors and others to advance its research or allow commercialization of product candidates it may develop. It is possible that Oak Hill Bio may be unable to obtain any additional licenses at a reasonable cost or on reasonable terms, if at all. In either event, Oak Hill Bio may be required to expend significant time and resources to redesign its technology, product candidates, or the methods for manufacturing them or to develop or license replacement technology, all of which may not be feasible on a technical or commercial basis. If Oak Hill Bio is unable to do so, it may be unable to develop or commercialize the affected technology or product candidates.

If Oak Hill Bio or its licensors fail to adequately protect its licensed intellectual property, its ability to commercialize product candidates could suffer. Oak Hill Bio does not have complete control over the maintenance, prosecution and litigation of its in-licensed patents and patent applications and may have limited control over future intellectual property that may be in-licensed. For example, Oak Hill Bio cannot be certain that activities such as the maintenance and prosecution by its licensors have been or will be conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents and other intellectual property rights. It is possible that Oak Hill Bio’s licensors’ infringement proceedings or defense activities may be less vigorous than had it conducted them itself or may not be conducted in accordance with its best interests.

In addition, the resolution of any contract interpretation disagreement that may arise could narrow what Oak Hill Bio believes to be the scope of its rights to the relevant patents, know-how and proprietary technology, or increase what it believes to be its financial or other obligations under the relevant agreement. Disputes that may arise between Oak Hill Bio and its licensors regarding intellectual property subject to a license agreement could include disputes regarding:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	whether and the extent to which Oak Hill Bio’s technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	Oak Hill Bio’s right to sublicense patent and other rights to third parties under collaborative development relationships;

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Oak Hill Bio’s diligence obligations with respect to the use of the licensed technology in relation to its development and commercialization of its product candidates and what activities satisfy those diligence obligations; and

•	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by Oak Hill Bio’s licensors and it.

If disputes over intellectual property that Oak Hill Bio has licensed prevent or impair its ability to maintain its current licensing arrangements on acceptable terms, it may be unable to successfully develop and commercialize the affected technology or product candidates. As a result, any termination of or disputes over Oak Hill Bio’s intellectual property licenses could result in the loss of its ability to develop and commercialize its products, or Oak Hill Bio could lose other significant rights, any of which could have a material adverse effect on its business, financial condition, results of operations and prospects.

For example, Oak Hill Bio’s agreements with certain of its third-party research partners provide that improvements developed in the course of its relationship may be owned solely by either Oak Hill Bio or its third-party research partner, or jointly between Oak Hill Bio and the third party. If Oak Hill Bio determines that rights to such improvements owned solely by a research partner or other third party with whom it collaborates are necessary to commercialize its product candidates or maintain its competitive advantage, Oak Hill Bio may need to obtain a license from such third party in order to use the improvements and continue developing, manufacturing or marketing its product candidates. Oak Hill Bio may not be able to obtain such a license on an exclusive basis, on commercially reasonable terms, or at all, which could prevent it from commercializing its product candidates or allow its competitors or others the chance to access technology that is important to its business. Oak Hill Bio also may need the cooperation of any co-owners of its intellectual property in order to enforce such intellectual property against third parties, and such cooperation may not be provided to it.

Oak Hill Bio may not be successful in obtaining or maintaining necessary rights to product components and processes for its development pipeline through acquisitions (including in-licenses).

The growth of Oak Hill Bio’s business may depend in part on its ability to acquire (including in-license) or use third-party proprietary rights. Other pharmaceutical companies and academic institutions may have filed or are planning to file patent applications potentially relevant to Oak Hill Bio’s business, and in order to avoid infringing these third-party patents, Oak Hill Bio may find it necessary or prudent to obtain licenses from such third-party intellectual property holders. For example, Oak Hill Bio’s product candidates may require specific formulations to work effectively and efficiently, it may develop product candidates containing its compounds and pre-existing pharmaceutical compounds, or it may be required by the FDA or comparable foreign regulatory authorities to provide a companion diagnostic test or tests with its product candidates, any of which could require Oak Hill Bio to obtain rights to use intellectual property held by third parties. In addition, with respect to any patents it may co-own with third parties, Oak Hill Bio may require licenses to such co-owners’ interest to such patents. Oak Hill Bio may be unable to acquire or in-license any compositions, methods of use, processes or other third-party intellectual property rights from third parties that it identifies as necessary or important to its business operations. In addition, Oak Hill Bio may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. Were that to happen, Oak Hill Bio may need to cease use of the compositions or methods covered by those third-party intellectual property rights, and may need to seek to develop alternative approaches that do not infringe on those intellectual property rights, which may entail additional costs and development delays, even if it were able to develop such alternatives, which may not be feasible. Even if Oak Hill Bio is able to obtain a license, it may be non-exclusive, which means that its competitors may also receive access to the same technologies licensed to it. In that event, Oak Hill Bio may be required to expend significant time and resources to develop or license replacement technology.

Additionally, Oak Hill Bio may in the future collaborate with academic institutions to accelerate its preclinical research or development under written agreements with these institutions. In certain cases, these institutions provide it with an option to negotiate a license to any of the institution’s rights in technology resulting from the collaboration. Even if Oak Hill Bio holds such an option, it may be unable to negotiate a license from the institution within the specified timeframe or under terms that are acceptable to it. If Oak Hill Bio is unable to do so, the institution may offer the intellectual property rights to others, potentially blocking its ability to pursue its program.

The licensing and acquisition of third-party intellectual property rights is a competitive area, and companies that may be more established or have greater resources than Oak Hill Bio does may also be pursuing strategies to license or acquire third-party intellectual property rights that it may consider necessary or attractive in order to commercialize its product candidates. More established companies may have a competitive advantage over Oak Hill Bio due to their size, cash resources and greater clinical development and commercialization capabilities. In addition, companies that perceive Oak Hill Bio to be a competitor may be unwilling to assign or license rights to it. There can be no assurance that Oak Hill Bio will be able to successfully complete these types of negotiations and ultimately acquire the rights to the intellectual property surrounding the additional product candidates that it may seek to develop or market. If Oak Hill Bio is unable to successfully obtain rights to required third-party intellectual property or to maintain the existing intellectual property rights it has, it may have to abandon development of certain programs and its business financial condition, results of operations and prospects could suffer.

Oak Hill Bio’s reliance on third-party software, including software that may contain open source components, could subject it to operational, security and licensing risks.

Oak Hill Bio relies on third-party software in connection with aspects of its clinical development, data management and other business operations. Such software may contain defects, errors or security vulnerabilities, may become unavailable or cease to be maintained or supported on terms acceptable to Oak Hill Bio, or may include open source components subject to license terms that are uncertain or interpreted in an unexpected manner. Any failure, disruption or security vulnerability affecting such software could disrupt Oak Hill Bio’s operations or clinical development activities, compromise sensitive information, increase its costs or require it to replace or reconfigure affected systems.

Certain open source licenses may impose requirements or restrictions on the use, modification or distribution of software incorporating open source components. If Oak Hill Bio or its third-party service providers fail to comply with applicable license terms, Oak Hill Bio could be required to obtain additional licenses, replace or modify affected software, incur additional costs or delays, or become subject to claims by licensors or other third parties. Any of these events could materially adversely affect Oak Hill Bio’s business, financial condition, results of operations or prospects.

Risks Related to Personnel Matters, Managing Growth and Other Operational Matters

Oak Hill Bio’s future success depends on Oak Hill Bio’s ability to retain key executives and to attract, retain and motivate qualified personnel.

Oak Hill Bio is highly dependent on the research and development, clinical, financial, operational and other business expertise of Oak Hill Bio’s executive officers, as well as the other principal members of Oak Hill Bio’s management, scientific and clinical teams. Although Oak Hill Bio intends to enter into employment agreements with its executive officers in connection with the Business Combination, each of them may terminate their employment with Oak Hill Bio at any time. Oak Hill Bio does not maintain “key person” insurance for any of its executives or other service providers. Recruiting and retaining qualified scientific, clinical, manufacturing, accounting, legal and sales and marketing personnel will also be critical to Oak Hill Bio’s success.

The loss of the services of Oak Hill Bio’s executive officers or other key service providers could impede the achievement of its research, development and commercialization objectives and seriously harm its ability to successfully implement its business strategy. Furthermore, replacing executive officers and key service providers may be difficult and may take an extended period of time because of the limited number of individuals in Oak Hill Bio’s industry with the breadth of skills and experience required to successfully develop, gain regulatory approval of and commercialize products. Competition to hire from this limited pool is intense, and Oak Hill Bio may be unable to hire, train, retain or motivate these key personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. Oak Hill Bio also experiences competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, Oak Hill Bio relies on consultants and advisors, including scientific and clinical advisors, to assist Oak Hill Bio in formulating its research and development and commercialization strategy. Oak Hill Bio’s consultants and advisors may be employed by entities other than Oak Hill Bio and may have commitments under consulting or advisory contracts with other entities that may limit their availability to Oak Hill Bio. Oak Hill Bio’s success as a public company also depends on implementing and maintaining internal controls and the accuracy and timeliness of its financial reporting. If Oak Hill Bio is unable to continue to attract and retain high quality personnel, its ability to pursue its growth strategy will be limited.

If Oak Hill Bio fails to maintain proper and effective internal controls, its ability to produce accurate financial statements on a timely basis could be impaired

Any failure to maintain an effective system of internal control over financial reporting could limit Oak Hill Bio’s ability to report its financial results accurately and timely or to detect and prevent fraud. Oak Hill Bio’s accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which it will be subject, and failure to achieve and maintain effective internal controls could have a material adverse effect on its business.

Oak Hill Bio has material weaknesses in its internal control systems over financial reporting and will need to hire additional personnel and design and implement proper and effective internal controls over financial reporting commensurate with the accounting and reporting requirements of a public company. Oak Hill Bio may identify additional material weaknesses in the future that may cause it to fail to meet its reporting obligations or result in material misstatements in its financial statements. If Oak Hill Bio fails to remediate its material weaknesses, it may not be able to report its financial results accurately or prevent fraud. Oak Hill Bio’s management is responsible for establishing and maintaining internal control over financial reporting, disclosure controls, and compliance with the other requirements of the Sarbanes-Oxley Act and the rules promulgated by the SEC thereunder.

Oak Hill Bio will need to expand its headcount over time to support its development and regulatory capabilities and potentially implement sales, marketing and distribution capabilities, and as a result, it may encounter difficulties in managing its growth, which could disrupt its operations.

Historically, Oak Hill Bio has not had any full-time employees and received services under intercompany arrangements with its parent company and other affiliates as employers of record. As of June 30, 2026, Oak Hill Bio did not have any full-time employees. As Oak Hill Bio’s development progresses, including conducting BEACON, a Phase 3 clinical trial of rugonersen, Oak Hill Bio expects to experience growth in its direct employee headcount and the scope of its operations, particularly in the areas of drug development, clinical, regulatory affairs and, if any product candidate receives marketing approval, sales, marketing, distribution and coverage and reimbursement capabilities, in addition to operating as a public company upon completion of the Business Combination. To manage its potential future growth, Oak Hill Bio must continue to implement and improve its managerial, operational and financial systems, and continue to recruit and train necessary qualified personnel and longer-term, may need to expand its facilities. Due to Oak Hill Bio’s limited financial resources and the limited experience of its management team in managing a company with such anticipated growth, Oak Hill Bio may not be able to effectively manage the expansion of its operations or recruit and train additional qualified personnel. The expansion of Oak Hill Bio’s operations may lead to significant costs and may divert Oak Hill Bio’s management and business development resources. Any inability to manage growth could delay the execution of Oak Hill Bio’s business plans or disrupt Oak Hill Bio’s operations.

As a growing biotechnology company, Oak Hill Bio may seek to develop or acquire additional product candidates in the future. Successfully developing such product candidates and understanding the applicable regulatory and manufacturing pathways will require significant talent, resources and corporate processes. Due to Oak Hill Bio’s limited resources, Oak Hill Bio may not be able to effectively manage this simultaneous execution and the expansion of its operations or recruit and train additional qualified personnel. This may result in weaknesses in Oak Hill Bio’s infrastructure, give rise to operational mistakes, legal or regulatory compliance failures, loss of business opportunities, loss of service providers and reduced productivity among remaining service providers. The physical expansion of Oak Hill Bio’s operations may lead to significant costs and may divert financial resources from other projects, such as the development of Oak Hill Bio’s product candidates. If Oak Hill Bio’s management is unable to effectively manage Oak Hill Bio’s expected development and expansion, Oak Hill Bio’s expenses may increase more than expected, its ability to generate or increase its revenue could be reduced and it may not be able to implement its business strategy. Oak Hill Bio’s future financial performance and ability to compete effectively and commercialize its product candidates, if approved, will depend in part on its ability to effectively manage its future development and expansion.

Oak Hill Bio’s international activities subject it to various risks, and its failure to manage these risks could adversely affect its results of operations.

Oak Hill Bio faces significant operational risks as a result of doing business internationally, such as:

•	fluctuations in foreign currency exchange rates;

•	differing payor reimbursement regimes, governmental payors or patient self-pay systems and price controls;

•	potentially adverse and/or unexpected tax consequences, including penalties due to the challenge by tax authorities on Oak Hill Bio’s tax position;

•	potential changes to the accounting standards, which may influence Oak Hill Bio’s financial situation and results;

•	compliance with tax, employment, immigration and labor laws should Oak Hill Bio have any employees living or traveling abroad;

•	becoming subject to the different, complex and changing laws, regulations and court systems of multiple jurisdictions and compliance with a wide variety of foreign laws and treaties;

•	reduced protection of, or significant difficulties in enforcing, intellectual property rights, or increased risk of intellectual property disputes, in certain countries;

•	difficulties in attracting and retaining qualified consultants, contractors, and personnel;

•	restrictions imposed by any applicable local labor practices and laws on Oak Hill Bio’s business and operations, including unilateral cancellation or modification of contracts;

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rapid changes in global government, economic and political policies and conditions, political or civil unrest or instability, terrorism or epidemics and other similar outbreaks or events, and potential failure in confidence of Oak Hill Bio’s suppliers or customers due to such changes or events;

•	geopolitical tensions that affect Oak Hill Bio’s activities, operations and/or operations of Oak Hill Bio’s contractors, consultants, collaborators, vendors or partners; and

•	tariffs, trade protection measures, import or export licensing requirements, trade embargoes and other trade barriers.

Oak Hill Bio faces risks associated with tariffs and other trade restrictions, which may have a material adverse impact on its results of operations and financial condition.

Oak Hill Bio face risks related to tariffs and other trade protection measures—including those that have been or may be imposed by the United States or other countries—as well as import or export licensing requirements, trade embargoes, sanctions (including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control), and other trade barriers (including further legislation or actions taken by the United States or other countries that restrict trade). These risks include protectionist or retaliatory measures that may limit or complicate the sourcing of raw materials, equipment, and other components critical to Oak Hill Bio’s research and development activities.

The United States has recently imposed significant tariffs on a range of imported goods, including a baseline tariff of 10% and higher rates targeting specific countries. In response, several countries have enacted retaliatory measures, and the situation remains unpredictable. While pharmaceutical end-products are currently excluded from certain tariffs, many of the raw materials, active pharmaceutical ingredients (“APIs”), and other components used in the development and manufacturing of Oak Hill Bio’s product candidates may be subject to such tariffs. In addition, the U.S. Department of Commerce has initiated a Section 232 investigation to assess the national security implications of pharmaceutical and API imports. The outcome of this investigation could result in additional trade restrictions, including tariffs, consistent with ongoing efforts to reshore pharmaceutical manufacturing. Further, the United States and the European Union have announced the framework of a trade agreement that could impose a 15% tariff on most imports from the EU, including pharmaceutical products and inputs. However, the details of this trade agreement remain uncertain, including whether and to what extent such agreement may be impacted by the results of the Section 232 investigation.

Oak Hill Bio may face increased costs and operational disruptions if existing or future tariffs are applied to materials or components used in the development and manufacture of Oak Hill Bio’s product candidates. These risks also extend to indirect effects, such as retaliatory tariffs imposed by other countries or additional non-tariff trade barriers. As a result, Oak Hill Bio’s research and development activities, manufacturing timelines, and overall financial condition could be materially adversely affected.

Future acquisitions or strategic alliances could disrupt Oak Hill Bio’s business and harm its financial condition and results of operations.

Oak Hill Bio may acquire additional businesses, technologies or assets, form strategic alliances or create joint ventures with third parties that Oak Hill Bio believes will complement or augment its existing business. If Oak Hill Bio acquires businesses with promising markets or technologies, it may not be able to realize the benefit of acquiring such businesses if it is unable to successfully integrate them with its existing operations and company culture. Oak Hill Bio may encounter numerous difficulties in developing, manufacturing and marketing any new products or product candidates resulting from a strategic alliance or acquisition that delay or prevent Oak Hill Bio from realizing their expected benefits or enhancing its business. Oak Hill Bio cannot assure you that, following any such acquisition, it will achieve the expected synergies to justify the transaction. The risks Oak Hill Bio faces in connection with acquisitions include:

•	diversion of management time and focus from operating Oak Hill Bio’s business to addressing acquisition integration challenges;

•	coordination of research and development efforts;

•	retention of key employees from the acquired company;

•	changes in relationships with collaborators as a result of product acquisitions or strategic positioning resulting from the acquisition;

•	cultural challenges associated with integrating employees from the acquired company into Oak Hill Bio’s organization;

•	the need to implement or improve controls, procedures and policies at a business that prior to the acquisition may have lacked sufficiently effective controls, procedures and policies;

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liability for activities of the acquired company before the acquisition, including intellectual property infringement claims, violation of laws, commercial disputes, tax liabilities and other known liabilities;

•	unanticipated write-offs or charges; and

•	litigation or other claims in connection with the acquired company, including claims from terminated employees, customers, former stockholders or other third parties.

Oak Hill Bio’s failure to address these risks or other problems encountered in connection with its past or future acquisitions or strategic alliances could cause it to fail to realize the anticipated benefits of these transactions and incur unanticipated liabilities and could harm its business generally. There is also a risk that future acquisitions will result in the incurrence of debt, contingent liabilities, amortization expenses or incremental operating expenses, any of which could harm Oak Hill Bio’s financial condition or results of operations.

Oak Hill Bio’s internal information technology systems, or those of its vendors, collaborators or other contractors or consultants, may fail or suffer from cybersecurity incidents or breaches, loss or leakage of data and other disruptions or compromise, which could result in a material disruption of its product development programs, compromise sensitive information related to its business or prevent it from accessing critical information, or trigger contractual and legal obligations, potentially exposing Oak Hill Bio to liability or reputational harm or otherwise adversely affecting its business and financial results.

Oak Hill Bio is increasingly dependent upon information technology systems and infrastructure to operate Oak Hill Bio’s business, even more so as a company that largely operates on a virtual basis with no fixed headquarters. In the ordinary course of business, Oak Hill Bio collects, stores and transmits confidential information (including but not limited to intellectual property, proprietary business information and personal information). It is critical that Oak Hill Bio and its vendors, collaborators and other contractors or consultants, do so in a secure manner to maintain the availability, security, confidentiality, privacy and integrity of such confidential information.

Despite the implementation of security measures, given the size and complexity of Oak Hill Bio’s internal information technology systems and those of Oak Hill Bio’s current and future vendors, collaborators and other contractors or consultants, and the increasing amounts of confidential information that Oak Hill Bio and its affiliated third parties maintain, such information technology systems are still vulnerable to damage or interruption from security incidents, data breaches, computer viruses, computer hackers, malicious code, ransomware, social engineering attacks (including phishing attacks), service provider error, theft or misuse, denial-of-service attacks, sophisticated nation-state and nation-state-supported actors, unauthorized access, natural disasters, terrorism, war, telecommunication and electrical failures or other compromise. The risk of a cybersecurity incident, data breach or disruption, particularly through cyber-attacks or cyber intrusion, including by computer hackers, foreign governments and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. As a virtual company, Oak Hill Bio may also face increased cybersecurity risks due to its reliance on internet technology and the number of Oak Hill Bio’s service providers who are largely working remotely on a permanent basis, which may create additional opportunities for cybercriminals to exploit vulnerabilities. The techniques used by cyber criminals change frequently, may not be recognized until launched, and can originate from a wide variety of sources, including outside groups such as external service providers, organized crime affiliates, terrorist organizations or hostile foreign governments or agencies. As such, Oak Hill Bio may experience cybersecurity incidents, breaches, or compromises that may remain undetected for an extended period. Oak Hill Bio may be unable to anticipate all types of cybersecurity threats or implement preventive measures effective against all such cybersecurity threats. Even if identified, Oak Hill Bio may be unable to adequately investigate or remediate incidents or breaches due to attackers increasingly using tools and techniques that are designed to circumvent controls, to avoid detection and to remove or obfuscate forensic evidence.

Oak Hill Bio and certain of its service providers are from time to time subject to cyberattacks and cybersecurity incidents, breaches, or compromises. While Oak Hill Bio does not believe that Oak Hill Bio has experienced any significant system failure, accident or cybersecurity breach or incident to date, if such an event were to occur, it could result in a disruption of Oak Hill Bio’s development programs and business operations, whether due to a loss of Oak Hill Bio’s trade secrets or other proprietary or confidential information or other disruptions. For example, the loss of clinical trial data from clinical trials could result in delays in Oak Hill Bio’s regulatory approval efforts and significantly increase Oak Hill Bio’s costs to recover or reproduce the data. If Oak Hill Bio were to experience a significant cybersecurity incident or breach of Oak Hill Bio’s information systems or data, the costs associated with the investigation, remediation and potential notification of the incident or breach to counterparties, data subjects, regulators or others could be material. In addition, Oak Hill Bio’s remediation efforts may not be successful. Moreover, if the information technology systems of Oak Hill Bio’s vendors, collaborators and other contractors and consultants become subject to disruptions or cybersecurity incidents or breaches, Oak Hill Bio may have insufficient recourse against such third parties and Oak Hill Bio may have to expend significant resources to mitigate the impact of such an event, and to develop and implement protections to prevent future events of this nature from occurring. If Oak Hill Bio does not allocate and effectively manage the resources necessary to build and sustain the proper technology and cybersecurity infrastructure, Oak Hill Bio could suffer significant business disruption, including transaction errors, supply chain or manufacturing interruptions, processing inefficiencies, data loss or the loss of or damage to intellectual property or other proprietary information.

To the extent that any disruption, cybersecurity incident, data breach, or compromise were to result in a loss of, or damage to, Oak Hill Bio’s or its vendors’, collaborators’ or other contractors’ or consultants’ data or applications, or inappropriate disclosure of confidential or proprietary information, Oak Hill Bio could incur liability, including litigation exposure and penalties and fines. Any such event that leads to unauthorized access, use, or disclosure of personal information, including personal information regarding Oak Hill Bio’s customers or service providers, could harm Oak Hill Bio’s reputation, compel Oak Hill Bio to comply with federal and/or state breach notification laws and foreign law equivalents, subject Oak Hill Bio to mandatory corrective action, and otherwise subject Oak Hill Bio to liability under laws and regulations that protect the privacy and security of personal information. Oak Hill Bio could become the subject of regulatory action or investigation, and Oak Hill

Bio’s competitive position and reputation could be harmed, and the further development and commercialization of Oak Hill Bio’s product candidates could be delayed. As a result of such an event, Oak Hill Bio may also be in breach of Oak Hill Bio’s contractual obligations. Any of the above could have a material adverse effect on Oak Hill Bio’s business, financial condition, results of operations or prospects.

The financial exposure from the events referenced above could either not be insured against or not be fully covered through any insurance that Oak Hill Bio maintains. In addition, Oak Hill Bio cannot be sure that its existing insurance coverage will continue to be available on acceptable terms or that its insurers will not deny coverage as to any future claim. There can be no assurance that the limitations of liability in Oak Hill Bio’s contracts would be enforceable or adequate or would otherwise protect Oak Hill Bio from liabilities or damages as a result of the events referenced above.

Oak Hill Bio’s operations or those of the third parties upon whom it depends might be affected by the occurrence of a natural disaster, pandemic or other catastrophic event.

Oak Hill Bio depends on its service providers, consultants, CDMOs and CROs, as well as regulatory agencies and other parties, for the continued operation of Oak Hill Bio’s business. While Oak Hill Bio maintains disaster recovery plans, they might not adequately protect Oak Hill Bio. Despite any precautions Oak Hill Bio takes for natural disasters or other catastrophic events, these events, including terrorist attack, pandemics, hurricanes, fire, floods and ice and snowstorms, could result in significant disruptions to Oak Hill Bio’s research and development, preclinical studies, clinical trials, and, ultimately, commercialization of Oak Hill Bio’s products. Long-term disruptions in the infrastructure caused by events, such as natural disasters, the outbreak of war, the escalation of hostilities and acts of terrorism or other “acts of God,” particularly involving cities in which Oak Hill Bio has offices, manufacturing or clinical trial sites, could adversely affect Oak Hill Bio’s businesses. Although Oak Hill Bio carries business interruption insurance policies and typically have provisions in Oak Hill Bio’s contracts that protect Oak Hill Bio in certain events, Oak Hill Bio’s coverage might not respond or be adequate to compensate Oak Hill Bio for all losses that may occur. Any natural disaster or catastrophic event affecting Oak Hill Bio, Oak Hill Bio’s CDMOs, CROs, regulatory agencies or other parties with which Oak Hill Bio is engaged could have a significant negative impact on Oak Hill Bio’s operations and financial performance.

Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults, or non-performance by financial institutions or transactional counterparties, could adversely affect Oak Hill Bio’s current and projected business operations and its financial condition and results of operations.

Events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. Although Oak Hill Bio is not a borrower or party to any such instruments with any financial institution that has experienced such events, if Oak Hill Bio were to borrow money in the future and if any of Oak Hill Bio’s lenders or counterparties to any such instruments were to be placed into receivership, Oak Hill Bio may be unable to access such funds. In addition, if any of Oak Hill Bio’s customers, suppliers or other parties with whom Oak Hill Bio conduct business are unable to access funds pursuant to such instruments or lending arrangements with such a financial institution, such parties’ ability to pay or perform their obligations to Oak Hill Bio or to enter into new commercial arrangements requiring additional payments to Oak Hill Bio or additional funding could be adversely affected. In this regard, counterparties to credit agreements and arrangements with banks in receivership or other financial difficulty, and third parties such as beneficiaries of letters of credit (among others), may experience direct impacts from the closure or reorganization of such financial institutions and uncertainty remains over liquidity concerns in the broader financial services industry. Similar impacts have occurred in the past, such as during the 2008-2010 financial crisis.

Inflation and rapid increases in interest rates have led to a decline in the trading value of previously issued government securities with interest rates below current market interest rates. Although the U.S. Department of Treasury, FDIC and Federal Reserve Board have announced a program to provide up to $25 billion of loans to financial institutions secured by certain government securities held by financial institutions to mitigate the risk of potential losses on the sale of such instruments, widespread demands for customer withdrawals or other liquidity needs of financial institutions for immediate liquidity may exceed the capacity of such program. Additionally, there is no guarantee that the U.S. Department of Treasury, FDIC and Federal Reserve Board will provide access to uninsured funds in the future in the event of the closure of other banks or financial institutions in the future, or that they would do so in a timely fashion.

Although Oak Hill Bio assesses its banking relationships as it believes necessary or appropriate, its access to funding sources in amounts adequate to finance or capitalize its current and projected future business operations could be significantly impaired by factors that affect it, the financial institutions with which it has financial arrangements directly, or the financial services industry or economy in general. These factors could include, among others, events such as liquidity constraints or failures, the ability to perform obligations under various types of financial, credit or liquidity agreements or arrangements, disruptions or instability in the financial services industry or financial markets, or concerns or negative expectations about the prospects for companies in the financial services industry.

In addition, investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for Oak Hill Bio to acquire financing on acceptable terms or at all. Any decline in available funding or access to Oak Hill Bio’s cash and liquidity resources could, among other risks, adversely impact Oak Hill Bio’s ability to meet its operating expenses, financial obligations or fulfill its other obligations, result in breaches of its financial and/or contractual obligations or result in violations of federal or state wage and hour laws. Any of these impacts, or any other impacts resulting from the factors described above or other related or similar factors not described above, could have material adverse impacts on Oak Hill Bio’s liquidity, current and/or projected business operations, and financial condition and results of operations.

The effects of a future pandemic, epidemic or outbreak of an infectious or highly contagious disease may materially and adversely affect Oak Hill Bio’s business and financial results and could cause a disruption in the development of its product candidates.

Public health crises such as pandemics, such as the COVID-19 pandemic or similar outbreaks, could adversely impact Oak Hill Bio’s business. For example, in connection with COVID-19, Oak Hill Bio, and companies similar to Oak Hill Bio, and their CDMOs and CROs in the past experienced a reduction in the capacity to undertake research-scale production and to execute some preclinical studies, and Oak Hill Bio may face future similar disruptions that affect Oak Hill Bio’s ability to initiate and complete preclinical studies or clinical trials. Oak Hill Bio may also encounter disruptions in procuring items that are essential for its research and development activities, such as raw materials used in the manufacture of any product candidates, laboratory supplies used in its preclinical and clinical studies, or animals that are used for preclinical testing for which there are or may be shortages because of efforts to address a future health pandemic. The ultimate extent to which a future outbreak of highly infectious or contagious diseases, impacts Oak Hill Bio’s operations or those of its third-party partners, including its preclinical studies or clinical trial operations, will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of an outbreak, actions taken to contain an outbreak or mitigate its impact, and the direct and indirect economic effects of an outbreak and containment measures, among other developments.

General Risk Factors

Changes in tax laws or regulations or in their implementation or interpretation may adversely affect Oak Hill Bio’s business and financial condition.

New income, value added, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, which could adversely affect Oak Hill Bio’s business or financial condition. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to Oak Hill Bio. A number of other factors could materially adversely affect Oak Hill Bio’s business and financial condition including: tax policy initiatives and reforms under consideration or being implemented (such as those related to the Organization for Economic Co-Operation and Development’s (the “OECD”) Base Erosion and Profit Shifting Project, the European Commission’s state aid investigations and other initiatives), the practices of tax authorities in jurisdictions in which Oak Hill Bio operates; the resolution of issues arising from tax audits or examinations and any related interest or penalties. Such changes may include (but are not limited to) the taxation of operating income, investment income, dividends received or (in the specific context of withholding tax) dividends paid.

The OECD Pillar Two Model Rules established a framework for the implementation of a minimum global effective tax rate of 15% on a country-by-country basis. EU member states along with many other countries have adopted or are expected to adopt the OECD Pillar Two Model Rules. The OECD and a number of countries continue to publish guidelines and legislation which include transition and safe harbor rules. Oak Hill Bio continues to monitor new legislative changes and assess the global impact of the OECD Pillar Two Model Rules. Based on Oak Hill Bio’s initial assessment, Oak Hill Bio anticipates Pillar Two top-up taxes to be immaterial.

The U.S. government may enact significant new changes to the taxation of business entities including, among others, an increase in the corporate income tax rate. Furthermore, the rules dealing with U.S. federal, state, and local income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service (the “IRS”) and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect Oak Hill Bio or holders of Oak Hill Bio’s common stock. In recent years, many such changes have been made, and changes are likely to continue to occur in the future. Future changes in tax laws could have a material adverse effect on Oak Hill Bio’s business, cash flow, financial condition or results of operations. Oak Hill Bio urges investors to consult with their legal and tax advisers regarding the implications of potential changes in tax laws on an investment in Oak Hill Bio’s common stock.

Oak Hill Bio is unable to predict what tax reform may be proposed or enacted in the future or what effect such changes would have on Oak Hill Bio’s business, but such changes, to the extent they are brought into tax legislation, regulations, policies or practices in jurisdictions in which Oak Hill Bio operates, could increase the estimated tax liability that Oak Hill Bio has expensed to date and paid or accrued on Oak Hill Bio’s balance sheet,, and otherwise affect Oak Hill Bio’s financial position, future results of operations, cash flows in a particular period and overall or effective tax rates in the future in countries where Oak Hill Bio has operations, reduce post-tax returns to Oak Hill Bio’s shareholders and increase the complexity, burden and cost of tax compliance.

Tax authorities may disagree with Oak Hill Bio’s positions and conclusions regarding certain tax positions, or may apply existing rules in an unforeseen manner, resulting in unanticipated costs, taxes or non-realization of expected benefits.

A tax authority may disagree with tax positions that Oak Hill Bio takes, which could result in increased tax liabilities. For example, His Majesty’s Revenue & Customs, the IRS or another tax authority could challenge Oak Hill Bio’s allocation of income by tax jurisdiction and the amounts paid between its affiliated companies pursuant to its intercompany arrangements and transfer pricing policies, including amounts paid with respect to its intellectual property development. Similarly, a tax authority could assert that Oak Hill Bio is subject to tax in a jurisdiction where Oak Hill Bio believes it has not established a taxable connection, often referred to as a “permanent establishment” under international tax treaties, and such an assertion, if successful, could increase its expected tax liability in one or more jurisdictions.

A tax authority may take the position that material income tax liabilities, interest and penalties are payable by Oak Hill Bio, in which case Oak Hill Bio expects that it might contest such assessment. Contesting such an assessment may be lengthy and costly, and if Oak Hill Bio were unsuccessful in disputing the assessment, the implications could increase its anticipated effective tax rate, where applicable.

Oak Hill Bio’s ability to utilize its net operating loss carryforwards and certain other tax attributes may be subject to limitations, and Oak Hill Bio may be unable to benefit from favorable U.K. tax legislation.

Oak Hill Bio has a history of cumulative losses and anticipates that it will continue to incur significant losses in the foreseeable future; thus, Oak Hill Bio does not know whether or when it will generate taxable income necessary to utilize Oak Hill Bio’s net operating or other tax losses (“NOLs”) or research and development tax credit carryforwards.

As a company that carries out extensive research and development activities, Oak Hill Bio may seek to benefit from the U.K. research and development tax relief programs, comprising the R&D expenditure credit (“RDEC”) scheme for R&D tax relief for companies and the enhanced R&D intensive support (“ERIS”) scheme for loss-making R&D intensive small and medium-sized companies (“SME”). Under the RDEC scheme, a company may be able to claim a taxable expenditure credit in respect of qualifying R&D expenditure resulting in an effective relief rate of 15% (for companies liable to the main rate of corporation tax). Under the ERIS scheme, loss-making companies that meet the SME definition and are R&D intensive may claim an enhanced relief by way of either an additional deduction (at 86% of the qualifying R&D expenditure) or a payable R&D credit (calculated at 14.5% of the surrenderable loss). Both the RDEC and ERIS schemes are subject to a number of qualifying conditions, caps and exclusions. Oak Hill Bio has not yet determined whether and to what extent it may be able to benefit from either the RDEC or ERIS regimes.

The use of the U.K. NOL carryforwards could be restricted, under Part 14 of the Corporation Tax Act 2010, if a “change in ownership” were to occur and certain other conditions are met. A “change in ownership” is defined, broadly, as the acquisition by one or more persons of more than half of the ordinary share capital of a company. The use of the U.K. NOL carryforwards could also be restricted if, within a certain period of a change in ownership, there is a major change in the conduct of Oak Hill Bio’s trade, Oak Hill Bio’s trading activities become small or negligible, or if certain other conditions are met. In addition, the use of the U.K. NOLs could be restricted under the Corporate Income Loss Restriction and the Corporate Capital Loss Restriction rules that, broadly, restrict the amount of carried forward losses that can be utilized to 50% of group profits or gains arising above £5.0 million per tax year.

If the Share Acquisition does not qualify as a “reorganization” under Section 368(a)(1)(B) of the Code, the receipt of New OHB Common Stock by U.S. Holders of Oak Hill Bio Shares pursuant to the Share Acquisition may be taxable to U.S. Holders of Oak Hill Bio Shares.

It is intended that the Share Acquisition qualify as a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code (a “B Reorganization”). Subject to the assumptions, limitations and qualifications set forth in “Material U.S. Federal Income Tax Consequences of the Share Acquisition to U.S. Holders” and in the opinion included as Exhibit 8.2, it is the opinion of Goodwin Procter LLP that the Share Acquisition should qualify as a B Reorganization. No ruling from the IRS concerning qualification of the Share Acquisition as a B Reorganization has been or will be obtained. The rules under Section 368 of the Code are complex and there is limited guidance as to their application in the context of a transaction or series of transactions like those contemplated by the Share Acquisition. Accordingly, the qualification of the Share Acquisition as a B Reorganization is not entirely clear. There can be no assurance that the IRS will not take a contrary position or that a court will not agree with a contrary position of the IRS.

If the Share Acquisition were determined to not qualify as a B Reorganization, then, for U.S. federal income tax purposes, a U.S. Holder generally would recognize gain or loss with respect to its Oak Hill Bio Shares in an amount equal to the difference, if any, between the fair market value (as of the closing of the Share Acquisition) of the New OHB Common Stock received pursuant to the Share Acquisition and the U.S. Holder’s tax basis in Oak Hill Bio Shares surrendered in exchange therefor. Such gain or loss generally will be a capital gain or loss. If a U.S. Holder’s holding period in Oak Hill Bio Shares surrendered in the Share Acquisition is greater than one year as of the date of the Share Acquisition, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain noncorporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. Such U.S. Holder’s basis in the New OHB Common Stock would be equal to their fair market value on the date of the Share Acquisition, and such U.S. holder’s holding period for such New OHB Common Stock would begin on the day following the date of the Share Acquisition. Shareholders who hold different blocks of Oak Hill Bio Shares (generally, ordinary shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

For further information, see “Material U.S. Federal Income Tax Consequences of the Share Acquisition to U.S. Holders.”

All holders of Oak Hill Bio Shares should consult their tax advisors for a full understanding of the particular tax consequences of the Share Acquisition to them.

Oak Hill Bio’s disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Oak Hill Bio has not previously been subject to reporting requirements of the Exchange Act. While it implements disclosure controls and procedures designed to reasonably assure that information required to be disclosed by Oak Hill Bio in future reports it files or submits under the Exchange Act is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in Oak Hill Bio’s control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.

As a public company, Oak Hill Bio will be exposed to the risk of securities class action litigation.

Historically, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for Oak Hill Bio because biotechnology and pharmaceutical companies have experienced significant stock price volatility in recent years. Oak Hill Bio may be the target of such litigation in the future. Any future litigation could result in substantial costs and divert Oak Hill Bio’s management’s attention and resources, which could cause serious harm to its business, operating results and financial condition. Although Oak Hill Bio maintains liability insurance, if any costs or expenses associated with securities class action litigation or any other litigation exceed its insurance coverage, Oak Hill Bio may be forced to bear some or all of these costs and expenses, which could be substantial, directly.

Oak Hill Bio may be exposed to significant foreign exchange risk.

Oak Hill Bio incurs portions of its expenses, and may in the future derive revenues, in a variety of currencies. As a result, Oak Hill Bio is exposed to foreign currency exchange risk as Oak Hill Bio’s results of operations and cash flows are subject to fluctuations in foreign currency exchange rates. Fluctuations in currency exchange rates have had, and will continue to have, an impact on Oak Hill Bio’s results as expressed in U.S. dollars. Oak Hill Bio does not currently engage in hedging transactions to protect against uncertainty in future exchange rates between particular foreign currencies and the U.S. dollar, including U.K. pounds sterling. Oak Hill Bio cannot predict the impact of foreign currency fluctuations, and foreign currency fluctuations in the future may adversely affect its financial condition, results of operations and cash flows.

Risks Related to the Transactions and RACC

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to the “RACC,” “we,” “us” or “our” refers to RACC prior to the Transactions and to New Oak Hill Bio and its subsidiaries following the Transactions.

Our initial shareholders, being our Sponsor and our independent directors have entered into the Sponsor Letter Agreement with us pursuant to which they have agreed to vote in favor of the Transactions, regardless of how our public shareholders vote.

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, our Sponsor and each independent director, pursuant to the Sponsor Letter Agreement, has agreed, among other things, to vote all of their RACC Shares in favor of all the proposals being presented at the extraordinary general meeting, including the Business Combination Proposal, the Domestication Proposal and the other Transactions. No consideration has been or will be paid to RACC, Oak Hill Bio, our Sponsor or any of our independent directors in connection with the entry into the Sponsor Letter Agreement. As of the date of this proxy statement/prospectus, our initial shareholders own approximately 17.6% of the issued and outstanding RACC Shares.

Since the initial shareholders, including RACC’s directors, and RACC’s officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Transactions with Oak Hill Bio is appropriate as our initial business combination. Such interests include that Sponsor, as well as our directors, and our officers will lose their entire investment in us if our business combination is not completed.

When you consider the recommendation of the RACC Board in favor of approval of the Business Combination Proposal, you should keep in mind that the initial shareholders, including RACC’s directors, and RACC’s officers have interests in such proposal that are different from, or in addition to, those of RACC shareholders generally.

These interests include that our initial shareholders will lose their entire investment in us if our initial business combination is not completed (other than with respect to public shares they may have acquired or may acquire in the future), and that the initial shareholders will benefit from the completion of a business combination and may be incentivized to complete the Transactions, even if it is with a less favorable target company or on less favorable terms to shareholders, rather than liquidate RACC. Further, the personal and financial interests of the Sponsor, as well as RACC’s directors, and RACC’s officers may have influenced their motivation in identifying and selecting Oak Hill Bio as a business combination target and completing the Transactions with Oak Hill Bio and influencing the operation of the business following the Transactions. In considering the recommendations of the RACC Board to vote for the proposals, RACC shareholders should consider these interests as well as, among other things, the interests described below:

•	the fact that our initial shareholders have agreed not to redeem any RACC Shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•	the fact that our initial shareholders have agreed to vote any RACC Shares owned by them in favor of the Business Combination Proposal and other Transactions;

•

the fact that the initial shareholders, including the Sponsor and RACC’s independent directors, have invested in RACC an aggregate of $2,775,000, comprised of the $25,000 purchase price for the 1,323,529 RACC Class B Shares and the $2,750,000 purchase price for 275,000 private placement shares, which are RACC Class A Shares. Subsequent to the initial purchase of the RACC Class B Shares by the Sponsor, the Sponsor transferred to each of RACC’s two independent directors 30,000 RACC Class B Shares, and RACC subsequently effected a share capitalization for which an additional 9,130 founder shares were issued to each independent director. Such shares will have a significantly higher value at the time of the Transactions or be worthless if the Transactions are not consummated and RACC is liquidated by May 21, 2028;

•

the fact that the initial shareholders and RACC’s other current officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares (other than public shares subsequently acquired by them) held by them if RACC fails to complete an initial business combination by May 21, 2028;

•

the fact that affiliates of our Sponsor and the SAFE Holders have each entered into an Oak Hill Bio SAFE, pursuant to which they provided interim financing to Oak Hill Bio in the aggregate principal amount of $45,000,000, bearing interest at a rate of 8% per annum. The Oak Hill Bio SAFEs will convert into ordinary shares of Oak Hill Bio immediately prior to the Closing, provided that if the Oak Hill Bio SAFEs remain outstanding for a period of 18 months from the date of execution, the Oak Hill Bio SAFEs will convert into OHB Series A Shares;

•

the fact that the Business Combination Agreement provides for the continued indemnification of RACC’s existing directors and officers and requires New Oak Hill Bio to maintain in effect for a period of six years, a “tail” policy providing directors’ and officers’ liability insurance coverage for RACC’s existing directors and officers after the Transactions;

•

the fact that the Sponsor and RACC’s directors will lose their entire investment in RACC and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by May 21, 2028;

•

the fact that if the trust account is liquidated, including if RACC is unable to complete an initial business combination by May 21, 2028, the Sponsor has agreed to indemnify RACC to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which RACC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to RACC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account;

•

the fact that if the Transactions or another business combination is not consummated by May 21, 2028, RACC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding RACC Class A Shares for cash and, subject to the approval of the initial shareholders and the RACC Board, liquidating and dissolving;

•

the fact that the Investor Rights Agreement will be entered into with the Sponsor, the RACC independent directors, the SAFE Holders, the RA Backstop Purchaser and all former Oak Hill Bio Shareholders, which, among other things, gives such holders certain registration rights, including the right to have the offer and sale of their shares of New OHB Common Stock registered on a resale registration statement to be filed by New Oak Hill Bio shortly after the consummation of the Transactions;

•

the fact that shares of New OHB Common Stock beneficially owned or owned of record by the Sponsor, the independent directors of RACC and certain Oak Hill Bio Shareholders (including any shares of New OHB Common Stock issued pursuant to the Business Combination Agreement, but excluding, for the avoidance of doubt, shares issued pursuant to the Subscription Agreements, upon conversion of the Oak Hill Bio SAFEs, or pursuant to the Backstop Agreement) will be subject to a six-month lock-up period beginning on the Closing Date;

•

the fact that the Sponsor Letter Agreement was executed with the initial shareholders, pursuant to which the initial shareholders, among other things, waive all adjustments to the conversion ratio set forth in the Existing Governing Documents with respect to the RACC Class B Shares, and agreed to be bound by certain transfer restrictions with respect to RACC Shares prior to the consummation of the Transactions, in each case subject to the terms and conditions set forth therein. No consideration has been or will be paid to RACC, Oak Hill Bio, the Sponsor or any of RACC’s independent directors in connection with the entry into the Sponsor Letter Agreement;

•

the fact that the RA Backstop Purchaser, an affiliate of the Sponsor, has entered into the Backstop Agreement, pursuant to which it has committed to subscribe for up to 7,500,000 shares of New OHB Common Stock at a purchase price of $10.00 per share (up to $75,000,000 in aggregate), to the extent necessary to backstop public shareholder redemptions;

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the fact that the Oak Hill Bio SAFE Amount, being the sum of the Oak Hill Bio SAFEs’ principal amount and all accrued and unpaid interest thereon as of the Closing Date, will be added to the $160,000,000 Base Equity Value to determine the Adjusted Equity Value used to calculate the Closing Consideration, meaning the Oak Hill Bio SAFEs directly increase the number of shares issued in the Share Acquisition and is dilutive to RACC shareholders;

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the fact that Michael F. MacLean and Timothy J. Miller serve as RACC’s independent directors and, together with the Sponsor, will each receive shares of New OHB Common Stock in the Transactions in exchange for their RACC Class A Shares (upon conversion of their RACC Class B Shares in connection with the Domestication);

•	the right of the Sponsor to hold shares of New OHB Common Stock following the Transactions, subject to the terms and conditions of the lock-up restrictions; and

•

the fact that RACC may be entitled to distribute or pay over certain funds held by RACC outside the trust account to the Sponsor or any of its Affiliates prior to the Closing, in accordance with the terms of RACC’s existing governing documents.

See “Business Combination Proposal—Interests of RACC’s Directors and Officers, Sponsor and Others in the Transactions” for additional details.

The personal and financial interests of the initial shareholders as well as RACC’s directors and officers may have influenced their motivation in identifying and selecting Oak Hill Bio as a business combination target, completing an initial business combination with Oak Hill Bio and influencing the operation of the business following the initial business combination. In considering the recommendations of the RACC Board to vote for the proposals, its shareholders should consider these interests.

None of the Sponsor, the other initial shareholders nor any of their respective affiliates has purchased, or currently has an intention to purchase, public shares prior to the extraordinary general meeting. However, subject to Rule 14e-5 under the Exchange Act, at any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding RACC or its securities, the Sponsor, the other initial shareholders and/or their respective affiliates may purchase public shares prior to the extraordinary general meeting. The purpose of such transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are approved by the requisite majorities, (ii) otherwise limit the number of public shares electing to redeem and (iii) that New Oak Hill Bio’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) will be at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing. If such purchases occur, the public “float” of New Oak Hill Bio following the Transactions may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of the New OHB Common Stock on Nasdaq or another national securities exchange.

If the Sponsor, the other initial shareholders and/or any of their respective affiliates, subject to Rule 14e-5 under the Exchange Act, purchase public shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their public shares. Any public shares purchased by the Sponsor, the other initial shareholders or any of their respective affiliates would not be voted in favor of the Condition Precedent Proposals, and redemptions rights (if any) over such purchased securities would be waived by the aforementioned persons. Any such purchased securities would also have a purchase price no higher than the redemption price.

Any purchases by the Sponsor and RACC’s officers and directors and/or their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under

Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Sponsor and RACC’s officers and directors and/or their respective affiliates will not make purchases of shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event our sponsor, directors, officers, advisors or their affiliates were to purchase public shares from Public Shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

•

this proxy statement/prospectus would disclose the possibility that our Sponsor, directors, officers, advisors or any of their affiliates may purchase shares from public shareholders outside the redemption process, along with the purpose of such purchases;

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if our Sponsor, directors, officers, advisors or any of their affiliates were to purchase shares from public shareholders, they would do so at a price no higher than the price offered through our redemption process;

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this proxy statement/prospectus would include a representation that any of our securities purchased by our Sponsor, directors, officers, advisors or any of their affiliates would not be voted in favor of approving the Business Combination;

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our Sponsor, directors, officers, advisors or any of their affiliates would not possess any redemption rights with respect to such securities or, if they do acquire and possess redemption rights, they would waive such rights; and

•	we would disclose in a Form 8-K, before the extraordinary general meeting to approve the Transactions, the following material items:

•	the amount of the public shares purchased outside of the redemption offer by our Sponsor, directors, officers, advisors or any of their affiliates, along with the purchase price;

•	the purpose of the purchases by our Sponsor, directors, officers, advisors or any of their affiliates;

•	the impact, if any, of the purchases by our Sponsor, directors, officers, advisors or any of their affiliates on the likelihood that the Business Combination will be approved;

•

the identities of our shareholders who sold to our Sponsor, directors, officers, advisors or any of their affiliates (if not purchased on the open market) or the nature of such shareholders (e.g., 5% security holders) who sold to our Sponsor, directors, officers, advisors or any of their affiliates; and

•	the number of our public shares for which we have received redemption requests pursuant to our redemption offer.

The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors.

An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the company’s business, financial condition and results of operations. Going public via a business combination with a special purpose acquisition company does not involve any underwriters.

In addition, going public via a business combination with a special purpose acquisition company does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a transaction with a special purpose acquisition company, the value of the company is established by means of negotiations between the target company, the special purpose acquisition company and, in some cases, the PIPE investors who agree to purchase shares at the time of the Transactions. The process of establishing the value of a company in a business combination with a special purpose acquisition company may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the Business Combination Agreement and the Closing. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is often no such book of demand built up in connection with special purpose acquisition company transactions and no underwriters with the responsibility of stabilizing the share price, which may result in the share price being harder to sustain after the consummation of the Transactions.

The exercise of RACC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Transactions may result in a conflict of interest when determining whether such changes to the terms of the Transactions or waivers of conditions are appropriate and in RACC’s shareholders’ best interest.

In the period leading up to the closing of the Transactions, events may occur that, pursuant to the Business Combination Agreement, would require RACC to agree to amend the Business Combination Agreement, to consent to certain actions taken by Oak Hill Bio or to waive rights that RACC is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Oak Hill Bio’s business, a request by Oak Hill Bio to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Oak Hill Bio’s business and would entitle RACC to terminate the Business Combination Agreement. In any of such circumstances, it would be at RACC’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he or they may believe is best for RACC and its shareholders, as a whole, and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, RACC does not believe there will be any changes or waivers that RACC’s directors and officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, RACC will circulate a new or amended proxy statement/prospectus and resolicit RACC’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

Past performance by our management team or their affiliates, including RA Capital Management, Research Alliance Corp. I, or their respective business combination targets, may not be indicative of future performance of an investment in RACC or New Oak Hill Bio.

Past performance by our management team or their affiliates, including RA Capital Management, and other special purpose acquisition companies sponsored by RA Capital Management, including Research Alliance Corp. I- and Research Alliance Corp. II, is not a guarantee or other indicator of success with respect to the Transactions. You should not rely on the historical record of our management team or their affiliates, including RA Capital Management or Research Alliance Corp. I as indicative of the future performance of an investment in RACC or New Oak Hill Bio or the returns RACC or New Oak Hill Bio will, or is likely to, generate going forward. For example, Research Alliance Corp. I consummated its initial business combination with POINT Biopharma Inc. in June 2021. The common stock of the combined company, POINT Biopharma Global Inc. (“POINT Biopharma”), was traded on Nasdaq under the symbol “PNT.” In December 2023, POINT Biopharma was acquired by a wholly owned subsidiary of Eli Lilly and Company, pursuant to an all-cash tender offer, for an aggregate consideration of approximately $1.4 billion. Conversely, Research Alliance Corp. II announced that it would not consummate an initial business combination within the time period required by its amended and restated memorandum and articles of association, as amended, and was liquidated after the cash held in trust was returned to its shareholders.

The Transactions may be completed even though material adverse effects may result from the public announcement or completion of the proposed Transactions, general business or economic conditions, industry-wide changes, and other causes.

In general, either RACC or Oak Hill Bio can refuse to complete the Transactions if there is a material adverse effect, event, change or occurrence affecting the other party between the signing date of the Business Combination Agreement and the planned closing of the Transactions. However, certain types of changes, events, effects or occurrences do not permit either party to refuse to complete the Transactions under the terms of the Business Combination Agreement, even if such change could be said to have a material adverse effect on the relevant party. See “Business Combination Proposal—RACC Material Adverse Effect” for a description of such changes, events, effects or occurrences.

Furthermore, RACC or Oak Hill Bio may waive the occurrence of any material adverse effect affecting the other party. If a material adverse effect occurs and the parties still complete the Transactions, New Oak Hill Bio’s financial condition and results of operations may be adversely affected.

The Oak Hill Bio Shareholders will have significant influence over us after completion of the Transactions.

Based on the assumptions discussed in “Business Combination Proposal—Ownership of New Oak Hill Bio Immediately Following the Transactions,” upon the completion of the Transactions, (A) the Oak Hill Bio Shareholders will own, collectively, 42.4% of the outstanding New OHB Common Stock (B) the Sponsor and the SAFE Holders will own, collectively, 18.1% of the outstanding New OHB Common Stock, assuming no public shares are redeemed and therefore no shares are purchased by the RA Backstop Purchaser pursuant to the Backstop Agreement.

RACC and Oak Hill Bio will incur significant transaction and transition costs in connection with the Transactions. Whether or not the Transactions are completed, the incurrence of these costs will reduce the amount of cash available to New Oak Hill Bio for other corporate purposes.

RACC and Oak Hill Bio have incurred and expect to incur significant, non-recurring costs in connection with consummating the Transactions. RACC and Oak Hill Bio may also incur unanticipated costs associated with the Transactions, including costs driven by New Oak Hill Bio becoming a public company and the listing of the New OHB Common Stock on a U.S. stock exchange, and these unanticipated costs may have an adverse impact on the results of operations of Oak Hill Bio following the effectiveness of the Transactions. All expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, (x) in the case the Transactions are consummated, will be for the account of the combined company or (y) in the case the Transactions are not consummated, will be for the account of the party incurring such fees, expenses and costs, in each case subject to the terms of the Business Combination Agreement.

RACC and Oak Hill Bio cannot provide assurance that the benefits of the Transactions will offset the incremental transaction costs in the near term, if at all. Additionally, the costs related to the Transactions could be significantly higher than anticipated, which could impact the benefits of the Transactions. The Transactions may be delayed or ultimately prohibited since such initial business combination may be subject to regulatory review and approval, including pursuant to foreign investment regulations and review by governmental entities such as the Committee on Foreign Investment in the U.S. (“CFIUS”).

Certain transactions that involve a “U.S. business” (as defined in 31 C.F.R. § 800.252) and a non-U.S. individual or entity (a “foreign person,” as defined in 31 C.F.R. § 800.224) may be subject to review and approval by CFIUS. Whether a transaction is a “covered transaction” (as defined in 31 C.F.R. § 800.213), which CFIUS has jurisdiction to review depends on, among other factors, the nature and structure of the transaction, the activities of the U.S. business, the nationality of the parties, the level of beneficial ownership interest, and the nature of any information or governance rights involved.

For example, transactions that result in “control” (as defined in 31 C.F.R. § 800.208) of a U.S. business by a foreign person are subject to CFIUS jurisdiction. CFIUS also has jurisdiction to review non-”control” transactions that afford a foreign person certain information, governance, and/or access rights in a U.S. business that has a qualifying nexus to “critical technologies,” “covered investment critical infrastructure,” and/or “sensitive personal data” as those terms are defined in the CFIUS regulations (31 C.F.R. §§ 800.215, 212, 241). Foreign investments in U.S. businesses that deal in “critical technology” or that involve certain foreign government interests may be subject to mandatory pre-closing CFIUS filing requirements. Failure to make a CFIUS filing where one is required may subject the transacting parties to significant civil fine. The parties believe that Oak Hill Bio is not a TID U.S. business, as that term is defined in 31 C.F.R. § 800.248, and as a result, the parties are not required to submit a CFIUS filing with respect to the Transactions. Nevertheless, CFIUS may determine that it has jurisdiction over the Transactions.

CFIUS may decide to investigate, delay, or block the Transactions, or impose conditions with respect thereto, which may delay or prevent the parties from consummating the Transactions. Because we have only a limited time to complete our initial business combination, our failure to obtain any approvals within the requisite time period may require us to liquidate. In such event, our shareholders will miss the opportunity to benefit from the Transactions and the potential appreciation in value of such investment. For more information, also see “Questions and Answers for Shareholders of RACC—Who is the Sponsor?”

Subsequent to consummation of the Transactions, New Oak Hill Bio may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the share price of our securities, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to New Oak Hill Bio has identified all material issues or risks associated with New Oak Hill Bio, its business or the industry in which it competes, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of New Oak Hill Bio’s control and outside of our control will not later arise. As a result of these factors, New Oak Hill Bio may incur additional costs and expenses and may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on New Oak Hill Bio’s financial condition and results of operations and could contribute to negative market perceptions about our securities or New Oak Hill Bio. Accordingly, any shareholders of RACC who choose to remain shareholders following the Transactions could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Transactions contained an actionable material misstatement or material omission.

Our ability to successfully effect the Transactions and to be successful thereafter will be dependent upon the efforts of key personnel of New Oak Hill Bio, some of whom may be from RACC and Oak Hill Bio, and some of whom may join New Oak Hill Bio following the Transactions. The loss of key personnel or the hiring of ineffective personnel after the Transactions could negatively impact the operations and profitability of New Oak Hill Bio.

Our ability to successfully effect the Transactions and be successful thereafter will be dependent upon the efforts of our key personnel. Although some of RACC’s key personnel may remain with the target business in senior management or advisory positions following our business combination, we expect New Oak Hill Bio’s current management to remain in place. We cannot assure you that we will be successful in integrating and retaining such key personnel, or in identifying and recruiting additional key individuals we determine may be necessary following the Transactions.

The unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what New Oak Hill Bio’s actual financial position or results of operations would have been.

The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, the debt obligations and the cash and cash equivalents of Oak Hill Bio and RACC at the Closing and the number of public shares that are redeemed in connection with the Transactions. Accordingly, such pro forma financial information may not be indicative of our future operating or financial performance and our actual financial condition and results of operations may vary materially from our pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. Additionally, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented in this proxy statement/prospectus. Any increase or decrease in the fair value of the assets acquired and liabilities assumed, as compared to the information shown herein, could also change the portion of the purchase consideration allocable to goodwill and could impact the operating results of New Oak Hill Bio following the Transactions due to differences in the allocation of the purchase consideration, depreciation and amortization related to some of these assets and liabilities. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Transactions. See “Unaudited Pro Forma Condensed Combined Financial Information.”

If the conditions to the Business Combination Agreement are not met, the Transactions may not occur.

Even if the Business Combination Agreement is approved by our shareholders, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Transactions. For a list of the material closing conditions contained in the Business Combination Agreement, see the section entitled “Business Combination Proposal—Conditions to Closing of the Transactions.”

If the Closing conditions are not satisfied or waived, the Transactions will not occur, or will be delayed pending later satisfaction or waiver, and such non-occurrence or delay may cause us and Oak Hill Bio to each lose some or all of the intended benefits of the Transactions.

During the pendency of the Transactions, Oak Hill Bio and RACC are prohibited from entering into certain transactions that might otherwise be beneficial to Oak Hill Bio, RACC or their respective shareholders.

Until the earlier of consummation of the Transactions or termination of the Business Combination Agreement, Oak Hill Bio and RACC are subject to certain limitations on the operations of their businesses, as summarized under the section titled “Business Combination Proposal—Covenants of RACC.” The limitations on Oak Hill Bio’s and RACC’s conduct of their businesses during this period could have the effect of delaying or preventing other strategic transactions and may, in some cases, make it impossible to pursue business opportunities that are available only for a limited time.

Uncertainties about the Transactions during the pre-Closing period may cause third parties to delay or defer decisions concerning Oak Hill Bio or seek to change existing arrangements.

There may be uncertainty regarding whether the Transactions will occur. This uncertainty may cause third parties to delay or defer decisions concerning Oak Hill Bio, which could negatively affect Oak Hill Bio’s business, prospects and growth. Third parties may seek to change existing agreements with Oak Hill Bio as a result of the Transactions for these or other reasons.

The announcement and pendency of the Transactions could adversely affect Oak Hill Bio’s business, cash flows, financial condition or results of operations.

The announcement and pendency of the Transactions could cause disruptions in and create uncertainty surrounding Oak Hill Bio’s business, including with respect to Oak Hill Bio’s relationships with existing and future customers, suppliers and employees, which could have an adverse effect on Oak Hill Bio’s business, cash flows, financial condition or results of operations, irrespective of whether the Transactions are completed. The business relationships of Oak Hill Bio may be subject to disruption as customers, suppliers and other persons with whom Oak Hill Bio has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships or consider entering into business relationships with other parties. The risk, and adverse effect, of any such disruptions could be exacerbated by a delay in the consummation of the Transactions.

Because RACC is incorporated under the laws of the Cayman Islands, in the event the Transactions are not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

We are an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the U.S. upon our directors or executive officers, or enforce judgments obtained in the U.S. courts against our directors or officers.

Currently, RACC’s corporate affairs are governed by the Existing Governing Documents, the Companies Act (As Revised) of the Cayman Islands and the common law of the Cayman Islands. RACC is also subject to the federal securities laws of the U.S. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of the RACC Board under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the U.S. In particular, the Cayman Islands has a different body of securities laws as compared to the U.S., and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders’ derivative action in a federal court of the U.S.

There is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of courts of the U.S. obtained against it or its directors or officers predicated upon the civil liability provisions of the federal securities laws of the U.S. or any state in the U.S.; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against RACC or its directors or officers predicated upon the civil liability provisions of the federal securities laws of the U.S. or any state in the U.S., so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is currently no statutory enforcement or treaty between the U.S. and the Cayman Islands providing for enforcement of judgments obtained in the federal or state courts of the U.S., the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment (i) must be final and conclusive, (ii) must be given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction) and (iii) must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, our shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the RACC Board or controlling shareholders than they would as public shareholders of a U.S. company.

RACC shareholders will experience immediate dilution as a consequence of the issuance of New OHB Common Stock as consideration in the Transactions. Having a minority share position may reduce the influence that RACC’s current shareholders have on the management of New Oak Hill Bio.

Currently, the public shareholders own approximately 82.4% of the issued and outstanding RACC Shares prior to the Transactions. Under the Business Combination Agreement, the number of shares of New OHB Common Stock to be issued to the Oak Hill Bio Shareholders in the Share Acquisition based on the Base Equity Value of $160,000,000 (excluding the Oak Hill Bio SAFE Amount) divided by $10.00 per share, plus the number of shares of New OHB Common Stock to be issued to the SAFE Holders in connection with the conversion of the Oak Hill Bio SAFE Amount at Closing, is estimated to be approximately 56.0%. The Oak Hill Bio SAFEs will convert into Oak Hill Bio Shares immediately prior to the Closing, and the resulting shares will be exchanged for shares of New OHB Common Stock in the Share Acquisition. The Oak Hill Bio SAFEs are for an aggregate principal amount of $45.0 million and bear interest at a rate of 8% per annum. The sum of the principal amount of the Oak Hill Bio SAFEs and all accrued and unpaid interest thereon as of the Closing Date is referred to as the Oak Hill Bio SAFE Amount. The Oak Hill Bio SAFE Amount is added to the Base Equity Value to determine the Adjusted Equity Value for purposes of calculating the Closing Consideration. Because the unaudited pro forma condensed combined balance sheet included in this proxy statement/prospectus gives effect to the Transactions as if they had occurred on June 30, 2026, no interest is assumed to have accrued on the Oak Hill Bio SAFEs and the Oak Hill Bio SAFE Amount is assumed to equal the $45.0 million principal amount. As interest accrues, the Oak Hill Bio SAFE Amount will increase and the number of Oak Hill Bio Shares that will be issued upon conversion of the Oak Hill Bio SAFEs, as well as the corresponding number of New OHB Common Stock to be exchanged in the Share Acquisition, will increase.

The RACC shareholders will experience immediate dilution following the Share Acquisition. Furthermore, pursuant to the Backstop Agreement, the RA Backstop Purchaser has agreed to purchase a number of RACC Shares as necessary to backstop redemptions. The RA Backstop Purchaser will purchase shares at $10 per share. As a result, public shareholders will, as a group, collectively own a smaller percentage of New Oak Hill Bio, to the extent the level of redemptions by public shareholders increase.

The initial shareholders control the election of the RACC Board until closing of a business combination and hold a substantial interest in RACC. As a result, only the initial shareholders may appoint all of RACC’s directors and they may exert a substantial influence on actions requiring a shareholder vote, potentially in a manner that you do not support.

The initial shareholders own the RACC Class B Shares which entitle the holders thereof to appoint all of RACC’s directors prior to the closing of the initial business combination. Holders of RACC Class B Shares have the exclusive right prior to the closing of RACC’s initial business combination to appoint RACC’s directors. Accordingly, as holders of the RACC Class A Shares, public shareholders do not have the right to vote on the appointment of directors prior to consummation of the Transactions. These provisions of the Existing Governing Documents may only be amended by a special resolution of the holders of the RACC Class B Shares, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued RACC Class B Shares present in person or represented by proxy at a general meeting of the shareholders of RACC and entitled to vote on such matter. As a result, holders of public shares do not have any influence over the appointment of directors of RACC prior to the closing of an initial business combination.

In addition, as a result of their substantial ownership in RACC, the initial shareholders may exert a substantial influence on other actions requiring a shareholder vote, potentially in a manner that RACC shareholders do not support, including amendments to the amended and restated memorandum and articles of association of RACC and approval of major corporate transactions, including the Transactions. Accordingly, the initial shareholders exert significant influence over actions requiring a shareholder vote at least until the completion of a business combination.

The Sponsor, as well as Oak Hill Bio, our directors, officers, advisors and their affiliates may elect to purchase public shares prior to the consummation of the Transactions, which may influence the vote on the Transactions and furthermore, the RA Backstop Purchaser will acquire shares of New OHB Common Stock pursuant to the Backstop Agreement which may additionally reduce the public “float” of our RACC Class A Shares.

As of the date of this proxy statement/prospectus, there are 9,098,529 RACC Shares issued and outstanding, which includes an aggregate of 275,000 private placement shares, which are RACC Class A Shares, held by the Sponsor and 1,323,529 RACC Class B Shares held by the initial shareholders, being the Sponsor and RACC’s independent directors (Michael F. MacLean and Timothy J. Miller).

None of the Sponsor, the other initial shareholders nor any of their respective affiliates has purchased, or currently has an intention to purchase, public shares prior to the extraordinary general meeting. However, subject to Rule 14e-5 under the Exchange Act, at any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding RACC or its securities, the Sponsor, the other initial shareholders and/or their respective affiliates may purchase public shares prior to the extraordinary general meeting. The purpose of such transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are approved by the requisite majorities, (ii) otherwise limit the number of public shares electing to redeem and (iii) New Oak Hill Bio’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.

If such purchases occur, the public “float” of New Oak Hill Bio following the Transactions may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of the New OHB Common Stock on Nasdaq or another national securities exchange. In addition, because the RA Backstop Purchaser is an affiliate of the Sponsor, any shares of New OHB Common Stock issued to the RA Backstop Purchaser pursuant to the Backstop Agreement in order to backstop public shareholder redemptions will not be part of the public float, and the issuance of such shares will further reduce the public float of New OHB Common Stock following the Transactions, independent of, and in addition to, any reduction in public float resulting from purchases described above.

In the event that the Sponsor, the other initial shareholders and/or any of their respective affiliates, subject to Rule 14e-5 under the Exchange Act, purchase public shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their public shares. Any public shares purchased by the Sponsor, the other initial shareholders or any of their respective affiliates would not be voted in favor of the Condition Precedent Proposals, and redemptions rights (if any) over such purchased securities would be waived by the aforementioned persons. Any such purchased securities would also have a purchase price no higher than the redemption price. For the avoidance of doubt, such purchases, if any, would be separate from the RA Backstop Purchaser’s commitment under the Backstop Agreement. The RA Backstop Purchaser’s commitment under the Backstop Agreement to purchase such number of shares of New OHB Common Stock necessary to backstop redemptions by public shareholders will be concurrent with the Closing, and occur after the extraordinary general meeting.

Any purchases by the Sponsor and RACC’s officers and directors and/or their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Sponsor and RACC’s officers and directors and/or their respective affiliates will not make purchases of shares if the purchases would violate

Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event the Sponsor and RACC’s officers and directors and/or their respective affiliates were to purchase public shares from public shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

•

this proxy statement/prospectus would disclose the possibility that the Sponsor and RACC’s officers and directors and/or their respective affiliates may purchase shares from public shareholders outside the redemption process, along with the purpose of such purchases;

•

if the Sponsor and RACC’s officers and directors and/or their respective affiliates were to purchase shares from public shareholders, they would do so at a price no higher than the price offered through our redemption process;

•

this proxy statement/prospectus would include a representation that any of our securities purchased by the Sponsor and RACC’s officers and directors and/or their respective affiliates would not be voted in favor of approving the Business Combination;

•

the Sponsor and RACC’s officers and directors and/or their respective affiliates would not possess any redemption rights with respect to such securities or, if they do acquire and possess redemption rights, they would waive such rights; and

•	we would disclose in a Form 8-K, before the extraordinary general meeting to approve the Business Combination, the following material items:

•	the amount of the public shares purchased outside of the redemption offer by our sponsor, directors, officers, advisors or any of their affiliates, along with the purchase price;

•	the purpose of the purchases by our sponsor, directors, officers, advisors or any of their affiliates;

•	the impact, if any, of the purchases by our sponsor, directors, officers, advisors or any of their affiliates on the likelihood that the Business Combination will be approved;

•

the identities of our shareholders who sold to our sponsor, directors, officers, advisors or any of their affiliates (if not purchased on the open market) or the nature of such shareholders (e.g., 5% security holders) who sold to our sponsor, directors, officers, advisors or any of their affiliates; and

•	the number of our public shares for which we have received redemption requests pursuant to our redemption offer.

The RA Backstop Purchaser and the SAFE Holders, each an affiliate of our Sponsor, have financial interests in the Transactions that may raise potential conflicts of interest.

RA Capital Healthcare Fund, L.P. ., the RA Backstop Purchaser and a SAFE Holder, and RA Capital Nexus Fund IV, L.P., a SAFE Holder, are each an affiliate of the Sponsor and have entered into the Backstop Agreement and the Oak Hill Bio SAFEs, respectively, in connection with the Transactions. The RACC Board obtained an opinion from Scalar, LLC to the effect that the Closing Consideration to be issued by RACC to the Oak Hill Bio Shareholders pursuant to the Transactions is fair, from a financial point of view, to the unaffiliated holders of RACC Class A Shares (other than Oak Hill Bio and its affiliates, directors and officers, the Sponsor and its affiliates, directors and officers, the RACC independent directors, holders of RACC Class A Shares who elect to redeem their shares, and the PIPE Investors and their affiliates). However, potential conflicts of interest still exist as a result of the Sponsor affiliations described above, and as a result, the terms of the Transactions may not be as advantageous to our public shareholders as they would be absent any conflicts of interest. See the section titled “Business Combination Proposal—Interests of RACC’s Sponsor, Directors and Officers in the Transactions” for further information. The written opinion of Scalar is attached as Annex L to this proxy statement/prospectus and is incorporated by reference herein.

If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in RACC’s initial public offering).

Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason.

Upon redemption of our public shares, if we are unable to complete our business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per share initially held in the trust account, due to claims of such creditors. In order to protect the amounts held in the trust account, Sponsor has agreed to be liable to us if and to the extent any claims by a third party vendor (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduces the amount of funds in the trust account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account or to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, even in the event that an executed waiver is deemed to be unenforceable against a third party, Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether Sponsor has sufficient funds to satisfy its indemnity obligations and we have not asked Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that Sponsor would be able to satisfy those obligations. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, or if we otherwise enter compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we may not be able to return to our public shareholders $10.00 per share (which was the offering price in our initial public offering).

The RACC Board may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to the public shareholders.

If the proceeds in the trust account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to the Public Shareholders may be reduced below $10.00 per public share.

If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy or winding up petition or an involuntary bankruptcy or winding up petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and the RACC Board may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy or winding up petition or an involuntary bankruptcy or winding up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy/insolvency laws as either a “preferential transfer” or a “fraudulent conveyance, preference or disposition.” As a result, a liquidator or a bankruptcy or other court could seek to recover all amounts received by our shareholders.

In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy or winding up petition or an involuntary bankruptcy or winding up petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy or winding up petition or an involuntary bankruptcy or winding up petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders (but no more than such distributions) could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. Claims may be brought against us for these reasons.

The Transactions may be subject to antitrust or foreign investment laws and regulations, which may adversely affect our business and results of operations.

The completion of the Transactions may be subject to, among other things, the clearance by antitrust, competition, and foreign investment authorities pursuant to applicable antitrust and foreign investment laws and regulations. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. The governmental agencies from which the parties may seek certain of these approvals and consents have broad discretion in administering the governing laws and regulations. We can provide no assurance that all required approvals and consents will be obtained. Moreover, as a condition to their approval of the Transactions, agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of New Oak Hill Bio’s business after the closing. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the completion of the Transactions or reduce the anticipated benefits of the Transactions. If Oak Hill Bio and RACC agree to any material requirements, limitations, costs, divestitures or restrictions in order to obtain any approvals required to consummate the Transactions, these requirements, limitations, costs, divestitures or restrictions could reduce the anticipated benefits of the Transactions. This could have a material adverse effect on New Oak Hill Bio’s business and results of operations.

At any time before or after consummation of the Transactions, applicable authorities could take such action under applicable antitrust and foreign investment laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Transactions. Private parties may also seek to take legal action under applicable antitrust and foreign investment laws under certain circumstances. We cannot assure you that any government authority will not attempt to challenge the Transactions on antitrust or foreign investment grounds, and, if such a challenge is made, we cannot assure you as to its result.

New Oak Hill Bio after the consummation of the Transactions may be subject to various laws and regulations pertaining to export controls and trade and economic sanctions, which could impact its business activities and subject it to liability for noncompliance.

After consummation of the Transactions, New Oak Hill Bio’s activities will be subject to various U.S. and foreign export control and sanctions laws and regulations, including the U.S. Department of Commerce’s Export Administration Regulations and the U.S. Department of the Treasury’s Office of Foreign Assets Control economic and trade sanctions programs (collectively, “Trade Controls”). Export control laws may restrict its ability to export, reexport, or transfer its products and technologies without authorization. Sanctions laws may prohibit or restrict its ability to engage in dealings or transactions with certain countries, territories, entities, or individuals.

Trade Controls are subject to frequent change. Notably, in response to Russia’s invasion of Ukraine in February 2022, the United States and its allies significantly expanded export control and sanctions prohibitions and restrictions aimed at Russia, Belarus, and certain regions in Ukraine.

Compliance with these laws and regulations can be time- and resource-intensive, and New Oak Hill Bio cannot guarantee full compliance therewith, or with applicable Trade Controls. Violations of these regimes can result in significant financial penalties, loss of licensing privileges, other administrative penalties, reputational harm, and adverse business impact.

Our investment activities may be subject to restrictions under the U.S. Outbound Investment Security Program, which could limit our ability to receive certain investments, or pursue certain transactions or business opportunities.

As a U.S. business, our investment activities may be subject to the OISP, administered by the U.S. Department of the Treasury (“Treasury”) pursuant to Executive Order 14105, signed August 9, 2023, and the regulations promulgated thereunder (31 C.F.R. Part 850).

The OISP prohibits or requires notification of certain transactions undertaken by U.S. persons and that involve persons with a qualifying nexus to “persons of a country of concern” (presently, the People’s Republic of China, including Hong Kong and Macau) and “covered activity” (certain engagement in the semiconductors and microelectronics, quantum information technologies, or artificial intelligence sectors). Transactions are categorized as either “prohibited transactions,” which are barred entirely, or “notifiable transactions,” which require prior notification to Treasury but are not prohibited.

We have determined that the Transactions do not implicate the OISP, because they do not involve “persons of a country of concern” that engage in “covered activity”. However, as a general matter, the OISP may limit our ability to make investments, enter into joint ventures, or otherwise engage in business transactions or opportunities that we would otherwise pursue. In addition, the scope and application of the OISP remains subject to further rulemaking, guidance, and enforcement action by Treasury, which could expand the categories of covered transactions, countries of concern, or covered sectors in ways that further restrict our activities. Any failure to comply with the OISP could result in civil or criminal penalties, forced divestiture, or other remedial measures, any of which could materially adversely affect our business, financial condition, and results of operations.

Macro-economic turbulence and instability relating to recent and ongoing global conflicts and other drivers of uncertainty may adversely affect our business, investments and results of operations and our ability to successfully consummate the Transactions.

A deterioration in economic conditions and related drivers of global uncertainty and change, such as reduced business activity, high unemployment, rising interest rates, housing prices, and energy prices (including the price of gasoline), increased consumer indebtedness, lack of available credit, the rate of inflation, and consumer perceptions of the economy, as well as other factors, such as terrorist attacks, protests, looting, and other forms of civil unrest, cyber attacks and data breaches, public health emergencies (such as the COVID-19 pandemic and other epidemics), extreme weather conditions and climate change, significant changes in the political environment, political instability, armed conflict (such as the ongoing military conflict between Ukraine and Russia, the geopolitical instability in Venezuela, the war in Iran and the broader conflict and escalating tensions in the Middle East) and/or public policy, including increased state, local or federal taxation, could adversely affect our financial condition, the financial condition of Oak Hill Bio, or the financial condition of New Oak Hill Bio if we successfully consummate the Transactions.

If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete our initial business combination.

If we are deemed to be an investment company under the Investment Company Act, our activities would be severely restricted. In addition, we would be subject to burdensome compliance requirements. We do not believe that our principal activities will subject us to regulation as an investment company under the Investment Company Act. However, if we are deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, we would be subject to additional regulatory burdens and expenses for which we have not allotted funds. As a result, unless we are able to modify our activities so that we would not be deemed an investment company, we may abandon our efforts to complete an initial business combination and instead liquidate RACC. Were we to liquidate, our securityholders would lose the investment opportunity associated with an investment in New Oak Hill Bio, including any potential price appreciation of our securities.

The funds in the trust account have, since our initial public offering, been held in cash or invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of our initial business combination and (ii) the distribution of the trust account. RACC cannot assure you that prevailing interest rates on such instruments will not decrease significantly.

On January 24, 2024, the SEC issued final rules (the “2024 SPAC Rules”), effective as of 125 days following the publication of the 2024 SPAC Rules in the Federal Register, that formally adopted some of the SEC’s proposed rules for special purpose acquisition companies (“SPACs”) that were released on March 30, 2022. In the adopting release for the 2024 SPAC Rules, the SEC provided guidance that a SPAC’s potential status as an “investment company” depends on a variety of factors, such as a SPAC’s duration, asset composition, business purpose and activities and “is a question of facts and circumstances” requiring individualized analysis. If we were deemed to be subject to compliance with and regulation under the Investment Company Act, we would be subject to additional regulatory burdens and expenses for which we have not allotted funds. Unless we are able to modify our activities so that we would not be deemed an investment company, we would either register as an investment company or wind down and abandon our efforts to complete an initial business combination and instead to liquidate RACC.

New Oak Hill Bio does not have experience operating as a public company subject to U.S. federal securities laws and may not be able to adequately develop and implement the governance, compliance, risk management and control infrastructure and culture required for a public company, including compliance with the Sarbanes-Oxley Act.

New Oak Hill Bio does not have experience operating as a public company subject to U.S. federal securities laws. Oak Hill Bio’s officers and directors lack experience in managing a public company subject to U.S. federal securities laws, which makes their ability to comply with applicable laws, rules and regulations uncertain. New Oak Hill Bio’s failure to comply with all applicable laws, rules and regulations could subject New Oak Hill Bio to U.S. regulatory scrutiny or sanction, which could harm its reputation and share price.

Neither New Oak Hill Bio nor Oak Hill Bio has previously been required to prepare or file periodic or other reports with the SEC or to comply with the other requirements of U.S. federal securities laws. They have not previously been required to establish and maintain the disclosure controls and procedures, and internal control over financial reporting applicable to an entity that is a foreign private issuer under U.S. federal securities laws, including the Sarbanes-Oxley Act. New Oak Hill Bio may experience errors, mistakes and lapses in processes and controls, resulting in failure to meet requisite U.S. standards.

As a public company subject to U.S. federal securities laws, New Oak Hill Bio will incur significant legal, accounting, insurance, compliance, and other expenses. Compliance with reporting, internal control over financial reporting and corporate governance obligations may require members of its management and its finance and accounting staff to divert time and resources from other responsibilities to ensure these new regulatory requirements are fulfilled.

If it fails to adequately implement the required governance and control framework, New Oak Hill Bio may fail to comply with the applicable rules or requirements associated with being a public company subject to U.S. federal securities laws. Such failure could result in the loss of investor confidence, could harm New Oak Hill Bio’s reputation, and cause the market price of New OHB Common Stock to decline.

Due to inadequate governance and internal control policies, misstatements or omissions due to error or fraud may occur and may not be detected, which could result in failures to make required filings in a timely manner or result in making filings containing incorrect or misleading information. Any of these outcomes could result in SEC enforcement actions, monetary fines or other penalties, as well as damage to New Oak Hill Bio’s reputation, business, financial condition, operating results and stock price.

The price of New OHB Common Stock may be volatile.

Upon consummation of the Transactions, the price of New OHB Common Stock may fluctuate due to a variety of factors, including:

•	variations in New Oak Hill Bio’s operating performance and the performance of its competitors in general;

•	actual or anticipated fluctuations in New Oak Hill Bio’s quarterly or annual operating results;

•	publication of research reports by securities analysts about New Oak Hill Bio or its competitors or its industry;

•	the public’s reaction to New Oak Hill Bio’s press releases, its other public announcements and its filings with the SEC;

•	New Oak Hill Bio’s failure or the failure of its competitors to meet analysts’ projections or guidance that New Oak Hill Bio or its competitors may give to the market;

•	additions and departures of key personnel;

•	changes in laws and regulations affecting its business;

•	failure to comply with laws or regulations, including the Sarbanes-Oxley Act, or failure to comply with the requirements of the relevant U.S. stock exchange;

•	actual, potential or perceived control, accounting or reporting problems;

•	commencement of, or involvement in, litigation involving New Oak Hill Bio;

•	changes in New Oak Hill Bio’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of New OHB Common Stock available for public sale;

•

general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism; and

•	the other factors described in this “Risk Factors” section or the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

These market and industry factors may materially reduce the market price of New OHB Common Stock regardless of the operating performance of New Oak Hill Bio.

In the last few years, there has been a precipitous drop in the market values of companies formed through mergers involving special purpose acquisition companies. Accordingly, securities of companies such as ours or the ones from New Oak Hill Bio following the Transactions may be more volatile than other securities and may involve special risks.

In the last few years, there has been a precipitous drop in the market values of companies formed through mergers involving special purpose acquisition companies like ours. Inflationary pressures, increases in interest rates and other adverse economic and market forces have contributed to these drops in market value. As a result, the New Oak Hill Bio securities are subject to potential downward pressures, which may result in high levels of exercise of redemptions rights, reducing the cash available from the trust account. If there are substantial redemptions, there will be a lower public float for the shares of New OHB Common Stock following the Closing, which may cause further volatility in the price of New Oak Hill Bio securities and adversely impact New Oak Hill Bio’s ability to secure financing following the closing of the Transactions.

Securities of companies formed through mergers with special purpose acquisition companies such as the ones from New Oak Hill Bio may experience a material decline in price relative to the share price of the special purpose acquisition companies prior to the merger.

As with most special purpose acquisition companies’ initial public offerings in recent years, RACC issued shares for $10.00 per share upon the closing of its initial public offering. As with other special purpose acquisition companies, the $10.00 per share price of RACC reflected each share having a one-time right to redeem such share for a pro rata portion of the proceeds held in the trust account equal to approximately $10.00 per share prior to the closing of the Transactions. Following Closing, the shares outstanding will no longer have any such redemption right and may be dependent upon the fundamental value of the combined company, as well as other relevant factors such as market conditions and trading multiples, and the securities of other companies formed through mergers with special purpose acquisition companies in recent years may be significantly less than $10.00 per share.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of New OHB Common Stock to drop significantly, even if New Oak Hill Bio’s business is doing well.

Sales of a substantial number of shares of New OHB Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New OHB Common Stock.

We may be required to file one or more registration statements prior to or shortly after the Closing to provide for the resale of certain restricted shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of New OHB Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them. For more information, also see “Shares Eligible For Future Sale And Securities Act Restrictions On Resale Of New OHB Common Stock.”

Although the Sponsor, the RACC independent directors, and certain existing Oak Hill Bio Shareholders will be subject to certain restrictions regarding the transfer of New OHB Common Stock, these shares may be sold after the expiration of the Lock-Up Agreement. We intend to file one or more registration statements shortly after the closing of the Transactions to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of New OHB Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our RACC Class A Shares held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

The Transactions will result in changes to the composition of the board of directors of Oak Hill Bio, which may affect the strategy of New Oak Hill Bio.

Upon the consummation of the Transactions, the composition of the New OHB Board will change from the current boards of directors of RACC and Oak Hill Bio. This new composition of the New OHB Board may affect New Oak Hill Bio’s business strategy and operating decisions upon the completion of the Transactions.

Nasdaq may not list New Oak Hill Bio’s securities on its exchange, which could limit investors’ ability to make transactions in New Oak Hill Bio’s securities and subject New Oak Hill Bio to additional trading restrictions.

An active trading market for New Oak Hill Bio’s securities following the Transactions may never develop or, if developed, it may not be sustained. In connection with the Transactions, in order to continue to maintain the listing of our securities on Nasdaq, we will be required to demonstrate compliance with Nasdaq’s listing requirements. We will apply to have New Oak Hill Bio’s securities listed on Nasdaq upon consummation of the Transactions. We cannot assure you that we will be able to meet all listing requirements. Even if New Oak Hill Bio’s securities are listed on Nasdaq, New Oak Hill Bio may be unable to maintain the listing of its securities in the future.

Each U.S. stock exchange requires issuers applying for initial listing on such exchange to comply with certain initial listing criteria. New Oak Hill Bio intends to apply for listing on the Nasdaq Capital Market. In order to qualify for initial listing on the Nasdaq Capital Market, pursuant to Nasdaq Rule IM-5505, New Oak Hill Bio expects to be required to have at least 1 million unrestricted publicly held shares, a market value of unrestricted publicly held shares of at least $5 million and 300 unrestricted round lot stockholders. Irrespective of redemption levels in connection with the Transactions, RACC and Oak Hill Bio expect that New Oak Hill Bio will comply with the initial listing rules of the Nasdaq Capital Market by issuing at Closing a sufficient number of shares of unrestricted New OHB Common Stock to existing Oak Hill Bio stockholders that will not be directors, officers and/or 10% or larger stockholders of New Oak Hill Bio. See the section entitled “Adjournment Proposal” for additional information.

Even if New Oak Hill Bio’s securities are listed on Nasdaq, Nasdaq may take steps to de-list the New OHB Common Stock. If New Oak Hill Bio fails to meet the listing requirements and Nasdaq does not list its securities on its exchange, Oak Hill Bio would not be required to consummate the Transactions. If Oak Hill Bio elected to waive this condition, and the Transactions were consummated without New Oak Hill Bio’s securities being listed on the Nasdaq or on another national securities exchange, New Oak Hill Bio could face significant material adverse consequences, including:

•	a limited availability of market quotations for New Oak Hill Bio’s securities;

•	reduced liquidity for New Oak Hill Bio’s securities;

•

a determination that New OHB Common Stock is a “penny stock” which will require brokers trading in New OHB Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New Oak Hill Bio’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If New Oak Hill Bio’s securities were not listed on Nasdaq, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our common shares.

Securities research analysts may establish and publish their own periodic projections for New OHB following consummation of the Transactions. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline.

While we expect research analyst coverage following consummation of the Transactions, if no analysts commence coverage of us, the market price and volume for our common shares could be adversely affected.

The fairness opinion rendered by Scalar to the RACC Board will not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinion.

Scalar has provided a fairness opinion to the RACC Board stating that, as of the date of such opinion, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on review undertaken, and other matters considered by Scalar in preparing such opinion, the Closing Consideration (as defined in such opinion) to be paid by RACC to the Oak Hill Bio Shareholders pursuant to the Transactions is fair from a financial point of view to the unaffiliated holders of RACC Class A Shares (for purposes of such opinion and this summary, other than the Excluded Parties), without giving effect to any impact of the Transactions on (other than Oak Hill Bio and its affiliates, directors and officers, the Sponsor and its affiliates, directors and officers, the RACC independent directors, holders of RACC Class A Shares who elect to redeem their shares prior to or in connection with the Transactions, and the PIPE Investors and their affiliates), in their capacity as holders of RACC Class A Shares.

The RACC Board has not obtained an updated fairness opinion as of the date of this proxy statement/prospectus from Scalar, and the RACC Board does not expect to receive an updated fairness opinion prior to the completion of the Transactions.

The opinion does not reflect changes, circumstances, developments or events that may have occurred or may occur on or after the date of the opinion, including changes in the operations and prospects of RACC or Oak Hill Bio, regulatory or legal changes, general market and economic conditions and other factors that may be beyond the control of RACC and Oak Hill Bio and on which the fairness opinion was based, and that may alter the value of RACC and Oak Hill Bio or the prices of RACC Class A Shares or Oak Hill Bio shares prior to consummation of the Transactions. The value of RACC Class A Shares and Oak Hill Bio shares has fluctuated since, and could be materially different from its value as of, the date of Scalar’s opinion, and Scalar’s opinion does not address the prices at which RACC Class A Shares, RACC Class B Shares, or other securities or financial instruments of or relating to RACC may trade. The opinion does not speak as of the time the Transactions will be completed or as of any date other than the date of such opinion. The RACC Board does not anticipate asking Scalar to update Scalar’s opinion after the date it was rendered, and Scalar does not have an obligation or responsibility to review any additional facts, circumstances, documents or materials, or to update, revise or reaffirm its opinion based on circumstances, developments or events that may have occurred or may occur after the date of the opinion. The written opinion of Scalar is attached as Annex L to this Proxy statement/prospectus and is incorporated by reference herein.

We are subject to and New Oak Hill Bio will be subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both RACC’s costs and the risk of non-compliance and will increase both New Oak Hill Bio’s costs and the risk of non-compliance.

We are, and New Oak Hill Bio will be subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in, and New Oak Hill Bio’s efforts to comply likely will result in, increased general and administrative expenses and a diversion of management time and attention from seeking a business combination target.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to New Oak Hill Bio’s disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

Risks Related to the Consummation of the Domestication

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to RACC prior to the Transactions and to New Oak Hill Bio and its subsidiaries following the Transactions.

The Domestication may result in adverse tax consequences for public shareholders.

U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations”) may be subject to U.S. federal income tax as a result of the Domestication.

As discussed more fully under “Material U.S. Federal Income Tax Considerations,” the Domestication is intended to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code and, subject to the assumptions, limitations and qualifications set forth under “Material U.S. Federal Income Tax Considerations” and in the opinion included as Exhibit 8.1, it is the opinion of Cooley LLP that the Domestication should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code for U.S. federal income tax purposes. No ruling from the IRS concerning qualification of the Domestication as a reorganization pursuant to Section 368(a)(1)(F) of the Code has been or will be obtained. No assurance can be given that the IRS will agree with this treatment or that a court would not sustain a contrary position asserted by the IRS. If the Domestication so qualifies, U.S. Holders of RACC Class A Shares will be subject to Section 367(b) of the Code and, as a result:

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a U.S. Holder of RACC Class A Shares whose RACC Class A Shares have a fair market value of less than $50,000 on the date of the Domestication, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of RACC Class A Shares entitled to vote and less than 10% of the total value of all classes of RACC Class A Shares, generally will not recognize any gain or loss and generally will not be required to include any part of RACC’s earnings in income pursuant to the Domestication;

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a U.S. Holder of RACC Class A Shares whose RACC Class A Shares have a fair market value of $50,000 or more on the date of the Domestication, and who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of RACC Class A Shares entitled to vote and less than 10% of the total value of all classes of RACC Class A Shares will generally recognize gain (but not loss) on the exchange of RACC Class A Shares for shares of New OHB Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to their RACC Class A Shares, provided certain other requirements are satisfied.; and

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a U.S. Holder of RACC Class A Shares who on the date of the Domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of RACC Class A Shares entitled to vote or 10% or more of the total value of all classes of RACC Class A Shares will generally be required to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its RACC Class A Shares. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code.

Furthermore, even if the Domestication qualifies as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder of RACC Class A Shares may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its RACC Class A Shares for shares of New OHB Common Stock pursuant to the Domestication under the PFIC rules of the Code. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC must recognize gain equal to the excess, if any, of the fair market value of the shares of New OHB Common Stock received in the Domestication over the U.S. Holder’s adjusted tax basis in the corresponding RACC Class A Shares surrendered in exchange therefor, notwithstanding any other provision of the Code. Because RACC is a blank check company with no current active business, we believe that RACC would likely to be classified as a PFIC for U.S. federal income tax purposes absent the application of an applicable exception. If the Domestication is completed in 2026, RACC believes that it is likely that it will not be classified as a PFIC because it expect to qualify for an exception to the PFIC rules known as the “start-up exception.” If the Domestication is not completed in 2026 or RACC otherwise fails to qualify for the start-up exception, the proposed Treasury Regulations, if finalized in their current form, may require a U.S. Holder of RACC Class A Shares to recognize gain on the exchange of such RACC Class A Shares for shares of New OHB Common Stock pursuant to the Domestication, unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s RACC Class A Shares. The tax on any gain recognized under the PFIC rules would be imposed at the rate applicable to ordinary income and an interest charge could apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of RACC. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section entitled “Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Domestication to U.S. Holders—PFIC Considerations.”

Additionally, the Domestication may cause Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations”) to become subject to U.S. federal withholding taxes on any dividends paid in respect of such Non-U.S. Holder’s shares of New OHB Common Stock after the Domestication.

All holders are urged to consult their tax advisor for the tax consequences of the Domestication to their particular situation. For a more detailed description of the U.S. federal income tax consequences associated with the Domestication, see “Material U.S. Federal Income Tax Considerations.”

Upon consummation of the Transactions, the rights of holders of New OHB Common Stock arising under the DGCL as well as the Proposed Governing Documents will differ from and may be less favorable to the rights of holders of RACC Class A Shares arising under Cayman Islands law as well as our current memorandum and articles of association.

Upon consummation of the Transactions, the rights of holders of New OHB Common Stock will arise under the Proposed Governing Documents as well as the DGCL. Those new governing documents and the DGCL contain provisions that differ in some respects from those in the Existing Governing Documents and Cayman Islands law and, therefore, some rights of holders of New OHB Common Stock could differ from the rights that holders of RACC Class A Shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under the DGCL. This change could increase the likelihood that New Oak Hill Bio becomes involved in costly litigation, which could have a material adverse effect on New Oak Hill Bio.

In addition, there are differences between the Proposed Governing Documents of New Oak Hill Bio and the current constitutional documents of RACC. For a more detailed description of the rights of holders of New OHB Common Stock and how they may differ from the rights of holders of RACC Class A Shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the New OHB Charter and the New OHB Bylaws of New Oak Hill Bio are attached as Annex H and Annex I, respectively, to this proxy statement/prospectus, and we urge you to read them.

Delaware law and New Oak Hill Bio’s Proposed Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Governing Documents that will be in effect upon consummation of the Transactions, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the New OHB Board and therefore depress the trading price of New OHB Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the New OHB Board or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Governing Documents include provisions regarding:

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the ability of the New OHB Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the limitation of the liability of, and the indemnification of, New OHB’s directors and officers;

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a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders after such date and could delay the ability of stockholders to force consideration of a stockholder proposal or to take action, including the removal of directors;

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the requirement that a special meeting of stockholders may be called only by a majority of the entire New OHB Board, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

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the ability of the New OHB Board to amend the bylaws, which may allow the New OHB Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

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advance notice procedures with which stockholders must comply to nominate candidates to the New OHB Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the New OHB Board, and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New Oak Hill Bio.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the New OHB Board or management.

In addition, the New OHB Charter includes a provision substantially similar to Section 203 of the DGCL, which may prohibit certain stockholders holding 15% or more of New Oak Hill Bio’s outstanding capital stock from engaging in certain business combinations with us for a specified period of time.

The New OHB Charter will designate a state or federal court located within the State of Delaware as the sole and exclusive forum for substantially all disputes between New Oak Hill Bio and its stockholders, which could limit New Oak Hill Bio’s stockholders’ ability to obtain a favorable judicial forum for disputes with New Oak Hill Bio or its directors, officers, stockholders, employees or agents.

The New OHB Charter, which will be in effect upon consummation of the Transactions, provides that, unless New Oak Hill Bio consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on behalf of New Oak Hill Bio, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of New Oak Hill Bio to New Oak Hill Bio or New Oak Hill Bio’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the New OHB Charter or New OHB Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the New OHB Charter or New OHB Bylaws, or (v) any action asserting a claim against New Oak Hill Bio governed by the internal affairs doctrine. The foregoing provisions will not apply to any claims arising under the Exchange Act or the Securities Act and, unless New Oak Hill Bio consents in writing to the selection of an alternative forum, the federal district courts of the U.S. shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, the Exchange Act, or the respective rules and regulations promulgated thereunder.

This choice of forum provision in the New OHB Charter may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Oak Hill Bio or any of New Oak Hill Bio’s directors, officers, or other employees, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in the New OHB Charter to be inapplicable or unenforceable in an action, New Oak Hill Bio may incur additional costs associated with resolving such action in other jurisdictions, which could harm New Oak Hill Bio’s business, results of operations and financial condition.

Risks Related to Public Shareholder Redemptions

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to RACC prior to the Transactions and to New Oak Hill Bio and its subsidiaries following the Transactions.

Public shareholders who wish to redeem their public shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the trust account.

A public shareholder will be entitled to receive cash for any public shares to be redeemed only if such public shareholder: (i) holds public shares; (ii) submits a written request to the RACC transfer agent in which it (a) requests that RACC redeem all or a portion of its public shares for cash, and (b) identifies itself as a beneficial holder of the public shares and provides its legal name, phone number and address; and (iii) delivers its public shares to the RACC transfer agent physically or electronically through DTC. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on [●], 2026 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and the RACC transfer agent will need to act to facilitate this request. It is RACC’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from RACC’s transfer agent. However, because RACC does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public shareholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to the RACC transfer agent, will redeem such public shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account established at the consummation of our initial public offering, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the trust account not previously released to RACC for permitted withdrawals, divided by the number of then-outstanding public shares in issue. Please see the section entitled “Extraordinary General Meeting of RACC—Redemption Rights” for additional information on how to exercise your redemption rights.

If a public shareholder fails to receive notice of RACC’s offer to redeem public shares in connection with the Transactions, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite RACC’s compliance with the proxy rules, a public shareholder fails to receive RACC’s proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her or its public shares. In addition, the proxy materials that RACC is furnishing to public shareholders in connection with the Transactions describe the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. Please see the section entitled “Extraordinary General Meeting of RACC—Redemption Rights” for additional information on how to exercise your redemption rights.

RACC does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Transactions even if a substantial majority of RACC’s shareholders do not support it.

The Existing Governing Documents do not provide a specified maximum redemption threshold, however the Business Combination Agreement includes a mutual condition that, after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing and any public shareholder redemptions, RACC must have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

As a result, RACC may be able to complete the Transactions even though a substantial portion of public shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, directors or officers or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by RACC or the persons described above have been entered into with any such investor or holder. RACC will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons. For more information, also see “ —The Sponsor, as well as Oak Hill Bio, our directors, officers, advisors and their affiliates may elect to purchase public shares prior to the consummation of the Transactions, which may influence the vote on the Transactions and reduce the public “float” of our RACC Class A Shares.”

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, RACC will require each public shareholder seeking to exercise redemption rights to certify to RACC whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to RACC at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which RACC makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over RACC’s ability to consummate the Transactions and you could suffer a material loss on your investment in RACC if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if RACC consummates the Transactions. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. RACC cannot assure you that the value of such excess shares will appreciate over time following the Transactions or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge RACC’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, RACC’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the Transactions are not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the shareholder in a better future economic position.

RACC can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the Transactions or any alternative business combination. Certain events following the consummation of any initial business combination, including the Transactions, may cause an increase in RACC share price, and may result in a lower value realized now than a shareholder of RACC might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.

The securities in which we invest the funds held in the trust account could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per-share redemption amount received by public shareholders may be less than $10.00 per share.

The proceeds held in the trust account will be held in cash, including in demand deposit accounts at a bank, or invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the U.S. In the event that we are unable to complete our initial business combination or make certain amendments to our amended and restated memorandum and articles of association, our public shareholders are entitled to receive their pro-rata share of the proceeds held in the trust account, plus any interest income, net of permitted withdrawals (less, in the case we are unable to complete our initial business combination, $100,000 of interest to pay dissolution expenses). Negative interest rates could reduce the value of the assets held in trust such that the per-share redemption amount received by public shareholders may be less than $10.00 per share.

Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Transactions and the Domestication, the chairman of the RACC Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Transactions will not be approved, and, therefore, the Transactions may not be consummated.

The RACC Board is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, the chairman of the RACC Board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Transactions would not be completed. Risks if the Domestication and the Transactions are not Consummated

References in this section to “we,” “us” and “our” refer to RACC.

If we are not able to complete the Transactions with Oak Hill Bio nor able to complete another business combination by May 21, 2028, we would cease all operations except for the purpose of winding up and we would redeem our RACC Class A Shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share.

If we are not able to complete the Transactions with Oak Hill Bio nor able to complete another business combination by May 21, 2028, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to RACC for permitted withdrawals (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares in issue, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, our public shareholders may only receive approximately $10.00 per share.

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares, potentially at a loss.

Our public shareholders will be entitled to receive funds from the trust account only upon the earlier to occur of: (i) the completion of a business combination (including the closing of the Transactions), and then only in connection with those RACC Class A Shares that such shareholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents (A) to modify the substance or timing of our obligation to provide holders of our public shares the right to have their shares redeemed in connection with a business combination or to redeem 100% of our public shares if we do not complete our initial business combination by May 21, 2028 or (B) with respect to any other provision relating to the rights of holders of our public shares, and (iii) the redemption of our public shares if we have not consummated an initial business by May 21, 2028, subject to applicable law and as further described herein. Public shareholders who redeem their public shares in connection with a shareholder vote described in clause (ii) in the preceding sentence will not be entitled to funds from the trust account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination by May 21, 2028, with respect to such public shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Accordingly, to liquidate your investment, you may be forced to sell your public shares, potentially at a loss.

If we do not consummate an initial business combination by May 21, 2028, our public shareholders may be forced to wait until after May 21, 2028 before redemption from the trust account.

If we are unable to consummate our initial business combination by May 21, 2028, we will distribute the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us for permitted withdrawal, if any (less up to $100,000 of the net interest earned thereon to pay dissolution expenses), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of public shareholders from the trust account shall be affected automatically by function of the Existing Governing Documents prior to any voluntary winding up. If we are required to wind-up, liquidate the trust account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Existing Governing Documents provide that if we are not able to consummate a Business Combination by May 21, 2028, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released for permitted withdrawals (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the RACC Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Existing Governing Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law. After pro rata distributions have been made from the trust account, director and shareholder approvals will be passed to place the company into voluntary liquidation, a director will make a declaration of solvency (or, if the company is unable to pay its debts as they fall due, a declaration of insolvency) and a voluntary liquidator will be appointed. Thereafter, the required notices and filings must be made within the following statutory timelines: the voluntary liquidator must (i) file the shareholder resolution with the Registrar of Companies of the Cayman Islands within 15 days of it being passed; and (ii) within 28 days of the shareholder resolution being passed, provide a notice to (a) the Registrar of Companies of the Cayman Islands; and (b) the creditors of the company via a publication in the Cayman Islands Gazette. The voluntary liquidator must present the liquidator’s report and accounts to the shareholders at a final general meeting of the company and notice must be published in the Gazette at least 21 days before the final general meeting. The final return is submitted to the Registrar of Companies of the Cayman Islands within 7 days of the final general meeting. The certificate of dissolution is issued three months later, at which point the company is formally dissolved.

We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Existing Governing Documents, and only then in cases where investors have sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we do not complete our initial business combination and do not amend our Existing Governing Documents. Our Existing Governing Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

If the net proceeds of our initial public offering not being held in the trust account are insufficient to allow us to operate through May 21, 2028, and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may only receive $10.00 per share.

As of June 30, 2026, RACC had cash of $832,812 and working capital of $905,874. RACC intends to use the funds held outside the trust account, which is available for use by RACC to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. Of the funds available to RACC, RACC could use a portion of the funds available to pay fees to consultants to assist RACC with its search for a target business. RACC could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although RACC does not have any current intention to do so. If RACC entered into a letter of intent where it paid for the right to receive exclusivity from a target business and was subsequently required to forfeit such funds (whether as a result of its breach or otherwise), RACC might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.

If we are required to seek additional capital, we would need to borrow funds from Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public shareholders may only receive approximately $10.00 per share on our redemption of the public shares.

EXTRAORDINARY GENERAL MEETING OF RACC

General

RACC is furnishing this proxy statement/prospectus to RACC’s shareholders as part of the solicitation of proxies by the RACC Board for use at the extraordinary general meeting of RACC to be held on [●], 2026, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to RACC’s shareholders on or about [●], 2026 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides RACC’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.

Date, Time and Place

The extraordinary general meeting will be held at 10:00 a.m., Eastern Time, on [●], 2026, at the offices of Cooley LLP located at 55 Hudson Yards, New York, New York 10001, and via a virtual meeting at [●], or at such other time, on such other date and at such other place to which the meeting may be adjourned.

Shareholders may attend the extraordinary general meeting in person. If you wish to attend the extraordinary general meeting in person at the offices of Cooley LLP located at 55 Hudson Yards, New York, New York 10001, you must reserve your attendance at least two business days in advance of the extraordinary general meeting by contacting RACC’s secretary at RACC@racap.com by 10:00 a.m., Eastern Time, on [●], 2026.

You can pre-register to attend the virtual extraordinary general meeting starting [●], 2026 at 10:00 a.m., Eastern Time (three business days prior to the meeting date). Enter the URL address [●] into your browser, enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the extraordinary general meeting you will need to log in again using your control number and will also be prompted to enter your control number if you vote during the extraordinary general meeting.

Shareholders who hold their investments through a bank or broker will need to contact Continental Stock Transfer & Trust Company, RACC’s transfer agent, to receive a control number. If you plan to vote at the extraordinary general meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote, Continental will issue you a guest control number with proof of ownership. Either way you must contact Continental for specific instructions on how to receive the control number. Continental can be contacted at [●], or via email at [●]. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have access to the Internet, you can listen only to the meeting by dialing [●] (toll-free) (or [●] if you are located outside the U.S. and Canada (standard rates apply)) and when prompted enter the pin number [●]. Please note that you will not be able to vote or ask questions at the extraordinary general meeting and your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting if you choose to participate telephonically.

Purpose of the RACC Extraordinary General Meeting

At the extraordinary general meeting, RACC is asking holders of ordinary shares to consider and vote upon:

•	a proposal to approve and adopt, by ordinary resolution, the Business Combination Agreement, including the Share Acquisition, and the transactions contemplated thereby;

•	a proposal to approve, by special resolution of the holders of RACC Class B Shares, the Domestication;

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a proposal to approve, by special resolution of the holders of RACC Class B Shares, that the Existing Governing Documents be amended and restated by deletion in their entirety and the substitution in their place of the Proposed Governing Documents;

•

the following six (6) separate proposals to approve, by ordinary resolutions, on a non-binding and advisory basis only, the following governance provisions contained in the Proposed Governing Documents:

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to amend the Existing Governing Documents to authorize the change in the authorized capital stock of RACC from (i) 479,000,000 RACC Class A Shares, 20,000,000 RACC Class B Shares, and 1,000,000 preference shares, par value of $0.0001 per share, to (ii) 500,000,000 shares of New OHB Common Stock and 10,000,000 shares of undesignated preferred stock, par value $0.0001 per share;

•	to amend the Existing Governing Documents to authorize adopting Delaware as the exclusive forum for certain stockholder litigation;

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to amend the Existing Governing Documents to approve provisions requiring the affirmative vote of at least (i) two-thirds of the outstanding shares of capital stock entitled to vote to adopt, amend or repeal the New OHB Bylaws and (ii) a majority of New Oak Hill Bio’s then outstanding common stock (except where a lower threshold is provided by the DGCL) for amendments to the New OHB Charter;

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to amend the Existing Governing Documents to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote at an election of directors, voting together as a single class;

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to amend the Existing Governing Documents to approve provisions requiring stockholders to take action at an annual or special meeting and prohibiting stockholder action by written consent in lieu of a meeting; and

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to amend the Existing Governing Documents to authorize (i) changing the corporate name from “Research Alliance Corporation III” to “Oak Hill Bio Inc.,” (ii) making New Oak Hill Bio’s corporate existence perpetual, and (iii) removing certain provisions related to RACC’s status as a blank check company that will no longer be applicable upon consummation of the Transactions;

•

a proposal to approve, by ordinary resolution and pursuant to Nasdaq Listing Rule 5635, the issuance or potential issuance of (i) shares of New OHB Common Stock issued to the shareholders of RACC in the Domestication pursuant to the Business Combination Agreement, (ii) shares of New OHB Common Stock issued to the Oak Hill Bio Shareholders in the Share Acquisition pursuant to the Business Combination Agreement, (iii) shares of New OHB Common Stock issued to the SAFE Holders in exchange for their shares in Oak Hill Bio issued upon conversion of the Oak Hill Bio SAFEs, (iv) shares of New OHB Common Stock issued to the RA Backstop Purchaser pursuant to the Backstop Agreement, (v) shares of New OHB Common Stock and New OHB Pre-Funded Warrants to the PIPE Investors in the PIPE Financing pursuant to the Subscription Agreements, which will include any shares of New OHB Common Stock issuable from time to time upon exercise of the New OHB Pre-Funded Warrants, and (vi) any other issuances of New OHB Common Stock and securities convertible into or exercisable for New OHB Common Stock pursuant to subscription, purchase or similar agreements RACC has entered, or may enter, into prior to Closing;

•	a proposal to approve and adopt, by ordinary resolution, the Oak Hill Bio Equity Incentive Plan;

•	a proposal to approve and adopt, by ordinary resolution, the Oak Hill Bio Employee Stock Purchase Plan; and

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a proposal to approve by, ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

Each of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal and the Nasdaq Proposal is conditioned on the approval and adoption of each of the other Condition

Precedent Proposals. Consummation of the Transactions is not conditioned upon the approval of the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal the Advisory Governing Documents Proposals or the Adjournment Proposal. Neither the Advisory Governing Documents Proposals nor the Adjournment Proposal is conditioned upon the approval of any other proposal.

Recommendation of the RACC Board

On July 26, 2026, after careful consideration, with the advice and assistance of representatives of Scalar, and its other advisors, the RACC Board unanimously (i) determined that the terms and conditions of the Business Combination Agreement, each ancillary agreement, and the Transactions were in the best interests of RACC and its shareholders as a whole, (ii) approved the Business Combination Agreement, each ancillary agreement, the Transactions and the other agreements and transactions contemplated thereby and (iii) subject to the terms and conditions of the Business Combination Agreement, recommended that the RACC shareholders approve the Business Combination Agreement, the Transactions and the other transactions contemplated by the Business Combination Agreement.

The Transactions were not structured to require the approval of at least a majority of RACC’s unaffiliated shareholders because such a vote is not required under Cayman Islands law. RACC did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Transactions or to prepare a report concerning the approval of the Transactions.

The RACC Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interests of RACC and its shareholders as a whole and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal (in the case of the holders of RACC Class B Shares), “FOR” the Governing Documents Proposal (in the case of the holders of RACC Class B Shares), “FOR” the Advisory Governing Documents Proposal, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

For a more complete description of the RACC Board’s reasons for the approval of the Transactions, see the subsection entitled “Business Combination Proposal—The RACC Board’s Reasons for the Approval of the Transactions.”

The existence of financial and personal interests of one or more of RACC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of RACC and its shareholders, as a whole, and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and RACC’s officers have interests in the Transactions that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of RACC’s Directors and Officers, Sponsor and Others in the Transactions” for a further discussion of these considerations.

Voting Power; Record Date; Outstanding Shares; Shareholders Entitled to Vote

RACC shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned RACC Shares at the close of business on      , 2026, which is the record date for the extraordinary general meeting, and will have one vote for each RACC share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. As of the close of business on the record date, there were 9,098,529 RACC Shares issued and outstanding, of which 7,775,000 were RACC Class A Shares and 1,323,529 were RACC Class B Shares.

Pursuant to the Sponsor Letter Agreement, the Sponsor and each independent director (Michael F. MacLean and Timothy J. Miller) have agreed to, among other things, vote all of their RACC Shares in favor of the proposals being presented at the extraordinary general meeting. No consideration has been or will be paid to RACC, Oak Hill Bio, the Sponsor or any independent director in connection with the entry into the Sponsor Letter Agreement. As of the date of the accompanying proxy statement/prospectus, the initial shareholders collectively own 1,598,529 RACC Shares, or approximately 17.6% of the issued and outstanding ordinary shares as follows: (i) the Sponsor owns 1,245,269 RACC Class B Shares and 275,000 private placement shares, which are RACC Class A Shares; and (ii) each of Mr. MacLean and Mr. Miller owns 39,130 RACC Class B Shares, for an aggregate of 78,260 RACC Class B Shares. See “Business Combination Proposal—Certain Agreements—Sponsor Letter Agreement” in this proxy statement/prospectus for more information related to the Sponsor Letter Agreement.

Only holders of RACC Class B Shares may vote on the Domestication Proposal and the Governing Documents Proposal and our initial shareholders hold all issued and outstanding RACC Class B Shares.

Quorum and Required Vote for Proposals for the Extraordinary General Meeting

A quorum of RACC shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than one-third of the issued and outstanding RACC Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy (or if a corporation or other non-natural person by duly authorized representative or proxy) at the extraordinary general meeting. As of the record date, 3,032,843 RACC Shares would be required to achieve a quorum. As of the record date, the initial shareholders owned of record an aggregate of 1,598,529 RACC Shares, representing approximately 17.6% of the issued and outstanding RACC Shares. Therefore, an additional 1,434,314 public shares are required to establish a quorum.

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding RACC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Domestication Proposal requires a special resolution of the holders of RACC Class B Shares, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of issued and outstanding RACC Class B Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of the RACC Class A Shares will have no right to vote on the Domestication Proposal, in accordance with Article 34.2 of the Existing Governing Documents.

The approval of the Governing Documents Proposal requires a special resolution of the holders of RACC Class B Shares, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued and outstanding RACC Class B Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, at the extraordinary general meeting. The holders of the RACC Class A Shares will have no right to vote on the Governing Documents Proposal, in accordance with Article 34.2 of the Existing Governing Documents.

The approval of each Advisory Governing Documents Proposals requires an ordinary resolution, on a non-binding and advisory basis only, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding RACC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Nasdaq Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding RACC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding RACC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding RACC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding RACC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Each of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, and the Nasdaq Proposal, is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Consummation of the Transactions is not conditioned upon the approval of the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal the Advisory Governing Documents Proposals or the Adjournment Proposal. Neither the Advisory Governing Documents Proposals nor the Adjournment Proposal is conditioned upon the approval of any other proposal.

The initial shareholders collectively own 1,598,529 ordinary shares of RACC, or approximately 17.6% of the issued and outstanding ordinary shares as follows: (i) the Sponsor owns 1,245,269 RACC Class B Shares and 275,000 private placement shares, which are RACC Class A Shares; and (ii) each of Mr. MacLean and Mr. Miller owns 39,130 RACC Class B Shares, for an aggregate of 78,260 RACC Class B Shares. Accordingly, approval of the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal will require the affirmative vote of (i) 4,549,265 RACC Shares if all RACC Shares are present and entitled to vote, or (ii) 2,950,736 public shares in addition to the RACC Shares held by the initial shareholders if all RACC Shares are present and cast votes. If only the minimum quorum is present, no public shares will be required to approve such proposals.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to RACC but marked by brokers as “not voted” will be treated as RACC Shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal or any of the other Condition Precedent Proposals.

Voting Your Shares

Each RACC Share that you own in your name entitles you to one vote. Your proxy card shows the number of RACC Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are three ways to vote your RACC Shares at the extraordinary general meeting:

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you can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign, date and return the proxy card without indicating how you wish to vote, your shares will be voted as recommended by the RACC Board “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal (in the case of the holders of RACC Class B Shares), “FOR” the Governing Documents Proposal (in the case of the holders of RACC Class B Shares), “FOR” the Advisory Governing Documents Proposal, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented at the extraordinary general meeting. Your proxy card must be received by RACC not less than 48 hours before the scheduled time of the extraordinary general meeting or any adjournment thereof at which the person named in the proxy card proposes to vote. Proxy cards received after this time will not be counted.

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you can attend the extraordinary general meeting and vote in person. You will receive a ballot when you arrive. However, if your RACC Shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way RACC can be sure that the broker, bank or nominee has not already voted your RACC Shares.

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you can vote electronically. You may attend, vote and examine the list of shareholders entitled to vote at the extraordinary general meeting by visiting      and entering the control number found on your proxy card.

Revoking Your Proxy; Changing Your Vote

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

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you may send another proxy card with a later date provided that it is received by RACC not less than 48 hours before the scheduled time of the extraordinary general meeting or any adjournment thereof at which the person named in the proxy card proposes to vote;

•	you may notify RACC’s secretary at RACC@racap.com, before the extraordinary general meeting that you have revoked your proxy; or

•	you may attend the extraordinary general meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a RACC shareholder and have any questions about how to vote or direct a vote in respect of your RACC Shares, you may call Alliance Advisors, LLC, our proxy solicitor, by calling (866) 206-8243, or banks and brokers can call (973) 873-7752, or by emailing RACC@allianceadvisors.com.

Redemption Rights

Pursuant to the Existing Governing Documents, a public shareholder may request that RACC redeem its public shares for cash contemporaneously with the vote to approve the Transactions and prior to the Domestication. If the Transactions are approved, RACC will pay to the holders of any public shares that have been validly tendered or delivered for redemption a pro rata portion of the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the Transactions and including interest earned on the funds held in the Trust Account not previously released to RACC for permitted withdrawals. Pursuant to the Business Combination Agreement, the Domestication shall occur at least one business day prior to the Closing Date. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)	hold public shares; and

(ii)

prior to 5:00 p.m., Eastern Time, on [●], 2026 (two business days prior to the initially scheduled vote at the extraordinary general meeting), (a) submit a written request to the RACC transfer agent in which you (i) request that RACC redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and (b) deliver your public shares to the RACC transfer agent physically or electronically through DTC.

The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental Stock Transfer & Trust Company, RACC’s transfer agent, in order to validly redeem its shares. Public shareholders may seek to have their public shares redeemed by RACC, regardless of whether they vote for or against the Business Combination Proposal or any other proposal and whether they held RACC Shares as of the record date or acquired them after the record date. Any public shareholder who holds RACC Shares on or before [●], 2026 (two business days prior to the initially scheduled vote at the extraordinary general meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata portion of the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the Transactions and including interest earned on the funds held in the trust account not previously released to RACC for permitted withdrawals. For illustrative purposes, based on funds in the trust account of $75,238,468 on June 30, 2026, the estimated per share redemption price is expected to be approximately $10.03. A public shareholder who has properly tendered or delivered his, her or its public shares for redemption will be entitled to receive his, her or its pro rata portion of the aggregate amount then on deposit in the trust account in cash for such shares only if the Transactions are completed. If the Transactions are not completed, the redemptions will be canceled and the tendered shares will be returned to the relevant public shareholders as appropriate. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own any shares.

Public shareholders who seek to redeem their public shares must demand redemption no later than 5:00 p.m., Eastern Time, on [●], 2026 (two business days prior to the initially scheduled vote at the extraordinary general meeting) by (a) submitting a written request to the RACC transfer agent that RACC redeem such holder’s public shares for cash, (b) affirmatively certifying in such request to the RACC transfer agent for redemption if such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any other shareholder with respect to RACC Shares and (c) tendering or delivering their RACC Shares, either physically or electronically through the DWAC system, at the holder’s option, to the RACC transfer agent prior to the extraordinary general meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered or delivered to the RACC transfer agent (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The RACC transfer agent will typically charge the tendering broker a nominal fee and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Transactions are not completed, this may result in an additional cost to shareholders for the return of their shares.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of his, her, its or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the public shares. Accordingly, any shares held by a public shareholder or “group” in excess of such 15% cap will not be redeemed by RACC.

Any request for redemption, once made by a holder of public shares, may not be withdrawn after 5:00 p.m. Eastern Time, on [●], 2026 (two business days prior to the initially scheduled vote at the extraordinary general meeting) unless the RACC Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). Furthermore, if a public shareholder demands redemption of such shares and subsequently decides prior to 5:00 p.m. Eastern Time, on [●], 2026 (two business days prior to the initially scheduled vote at the extraordinary general meeting) not to elect to exercise such rights, he or she may simply request that the RACC transfer agent return the shares (physically or electronically).

Any corrected or changed written demand of redemption rights must be received by RACC’s secretary two business days prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No demand for redemption will be honored unless the public shareholder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the RACC transfer agent at least two business days prior to the initially scheduled vote at the extraordinary general meeting.

Public shareholders seeking to exercise their redemption rights and opting to deliver physical certificates (if any) and other redemption forms should allow sufficient time to obtain physical certificates from the RACC transfer agent and time to effect delivery. It is RACC’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the RACC transfer agent. However, RACC does not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in “street name” will have to coordinate with their banks, brokers or other nominees to have the shares certificated or delivered electronically. There is a cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The RACC transfer agent will typically charge a nominal fee to the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Transactions are not completed, this may result in an additional cost to shareholders for the return of their shares.

A public shareholder will be entitled to receive cash for these shares only if the shareholder properly demands redemption as described above and the Transactions are completed. If a public shareholder properly seeks redemption and the Transactions are completed, RACC will redeem these shares for cash and the holder will no longer own these shares following the Transactions. If the Transactions are not completed for any reason, then the public shareholders who exercised their redemption rights will not be entitled to receive cash for their shares. In such case, RACC will promptly return any shares delivered by the public shareholders. The closing price of the public shares on June 30, 2026 was $10.70. The cash held in the trust account as of June 30, 2026 was approximately $10.03 per public share. Prior to exercising redemption rights, shareholders should verify the market price of public shares as they may receive higher proceeds from the sale of their shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. RACC cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares. A public shareholder who properly exercises its redemption rights pursuant to the procedures set forth herein will be entitled to receive a full pro rata portion of the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the business combination, including interest earned on the trust account not previously released to RACC for permitted withdrawals.

Appraisal Rights and Dissenters’ Rights

RACC’s shareholders do not have appraisal rights in connection with the Transactions or the Domestication under the DGCL. RACC’s shareholders do not have dissenters’ rights in connection with the Transactions or the Domestication under Cayman Islands law as the statutory dissent rights under Section 238 of the Companies Act (As Revised) of the Cayman Islands are available only in the context of a merger effected under Part 16 of the Companies Act (As Revised) of the Cayman Islands and not a transfer by way of continuation under Part 12 of the Companies Act (As Revised) of the Cayman Islands.

Proxy Solicitation Costs

RACC is soliciting proxies on behalf of the RACC Board. This solicitation is being made by mail but also may be made by telephone or in person. RACC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. RACC will bear the cost of the solicitation.

RACC has engaged Alliance Advisors, LLC as proxy solicitor to assist in the solicitation of proxies. RACC has agreed to pay Alliance Advisors, LLC a fee of $20,000, plus disbursements, and will reimburse Alliance

Advisors, LLC for its reasonable out-of-pocket expenses and indemnify Alliance Advisors, LLC and its affiliates against certain claims, liabilities, losses, damages and expenses.

RACC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. RACC will reimburse them for their reasonable expenses.

RACC Initial Shareholders’ Agreements

As of the date of this proxy statement/prospectus, there are 9,098,529 RACC Shares issued and outstanding, which includes an aggregate of 275,000 private placement shares, which are RACC Class A Shares, held by the Sponsor and 1,323,529 RACC Class B Shares held by the initial shareholders, being the Sponsor and the RACC independent directors (Michael F. MacLean and Timothy J. Miller).

None of the Sponsor, the other initial shareholders nor any of their respective affiliates has purchased, or currently has an intention to purchase, public shares prior to the extraordinary general meeting. However, subject to Rule 14e-5 under the Exchange Act, at any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding RACC or its securities, the Sponsor, the other initial shareholders, and/or their respective affiliates may purchase public shares prior to the extraordinary general meeting The purpose of such transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are approved by the requisite majorities, (ii) otherwise limit the number of public shares electing to redeem and (iii) New Oak Hill Bio’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing. If such purchases occur, the public “float” of New Oak Hill Bio following the Transactions may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of the New OHB Common Stock on Nasdaq or another national securities exchange.

In the event that the Sponsor, the other initial shareholders and/or any of their respective affiliates, subject to Rule 14e-5 under the Exchange Act, purchase public shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their public shares. Any public shares purchased by the Sponsor, the other initial shareholders or any of their respective affiliates would not be voted in favor of the Condition Precedent Proposals, and redemptions rights (if any) over such purchased securities would be waived by the aforementioned persons. Any such purchased securities would also have a purchase price no higher than the redemption price.

In addition, RACC will file a Current Report on Form 8-K and will (i) amend this proxy statement/prospectus, if such arrangements are entered into prior to effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, or (ii) file a supplement to this proxy statement/prospectus, if such arrangements are entered into after effectiveness of such registration statement, to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Condition Precedent Proposals or the satisfaction of any closing conditions. Any such disclosures will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons, and will describe the material costs of such arrangements to RACC and Oak Hill Bio, as well as their potential impact to New Oak Hill Bio after giving effect to the Transactions as well as: (i) the number of public shares purchased outside of the redemption offer, along with the purchase price(s) for such public shares; (ii) the purpose of any such purchases; (iii) the impact, if any, of the purchases on the likelihood that the Condition Precedent Proposals will be approved; (iv) the identities of the equity holders who sold to the Sponsor, the other initial shareholders or their respective affiliates (if not purchased on the open market) or the nature of the equity holders (e.g., 5% security holders) who sold such public shares; and (v) the number of public shares for which RACC has received redemption requests pursuant to its redemption offer. None of the funds in the trust account will be used to purchase public shares in such transactions. None of the Sponsor, or other initial shareholders, or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. RACC hereby represents that any public shares purchased by the Sponsor or other initial shareholders or their affiliates in situations in which the tender offer rules restrictions on purchases would apply would not be voted in favor of approving the Condition Precedent Proposals.

BUSINESS COMBINATION PROPOSAL

Overview

We are asking our shareholders to adopt and approve the Business Combination Agreement and the transactions contemplated thereby (including the Share Acquisition). RACC shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby. Please see “ —The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because we are holding a shareholder vote on the Transactions, we may consummate the Transactions only if it is approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The Business Combination Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Transactions.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about RACC, Sponsor, Oak Hill Bio or any other matter.

On July 26, 2026, RACC, Oak Hill Bio and the Oak Hill Bio Shareholders entered into the Business Combination Agreement, which provides for, among other things, the following transactions:

(a)

at least one business day prior to the Closing Date, (i) the Sponsor Share Conversion will occur, whereby each outstanding RACC Class B Share will be converted, on a one-for-one basis, into a RACC Class A Share and (ii) RACC will effect the Domestication by de-registering from the Register of Companies in the Cayman Islands and transferring by way of continuation from the Cayman Islands to Delaware and domesticating as a Delaware corporation in accordance with Section 388 of the DGCL and Part 12 of the Companies Act (As Revised) of the Cayman Islands, upon which RACC will change its name to “Oak Hill Bio Inc.”;

(b)

at the Closing and following the Domestication, each of the Oak Hill Bio Shareholders will sell and transfer to RACC 100% of the issued shares in the capital of Oak Hill Bio (the “Oak Hill Bio Shares”) in exchange for newly issued shares of New OHB Common Stock (the “Share Acquisition”); and

(c)

the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents (such transactions, together with the Domestication and the Share Acquisition, the “Transactions”).

In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, on July 26, 2026,

•

each of the SAFE Holders entered into the Oak Hill Bio SAFEs with Oak Hill Bio, pursuant to which the SAFE Holders provided interim financing to Oak Hill Bio in the aggregate principal amount of $45,000,000, bearing interest at a rate of 8% per annum. The Oak Hill Bio SAFEs will convert into ordinary shares of Oak Hill Bio immediately prior to the Closing, provided that if the Oak Hill Bio SAFEs remain outstanding for a period of 18 months from the date of execution, the Oak Hill Bio SAFEs will convert into OHB Series A Shares. The sum of the principal amount of the Oak Hill Bio SAFEs and all accrued and unpaid interest thereon as of the Closing Date is referred to as the “Oak Hill Bio SAFE Amount.” The Oak Hill Bio SAFE Amount is added to the Base Equity Value to determine the Adjusted Equity Value for purposes of calculating the Closing Consideration;

•

RACC entered into Subscription Agreements with each of the PIPE Investors, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and RACC has agreed to issue and sell to the PIPE Investors, substantially concurrently with the Closing, (a) shares of New OHB Common Stock at $10.00 per share and/or (b) New OHB Pre-Funded Warrants at a purchase price per New OHB Pre-Funded Warrant equal to $10.00 less the exercise price of $0.0001, for aggregate gross proceeds of $55,000,000, which we refer to as the “PIPE Financing.” RACC will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent Closing of the Transactions; and

•

RACC entered into the Backstop Agreement with the RA Backstop Purchaser, pursuant to which the RA Backstop Purchaser has committed to subscribe for up to 7,500,000 shares of New OHB Common Stock at a purchase price of $10.00 per share (the “Backstop Limit”), to the extent necessary to backstop public shareholder redemptions, on the terms and subject to the conditions set forth in the Backstop Agreement. The Backstop Limit will be reduced by the number of shares of New OHB Common Stock not subject to public shareholder redemptions. The aggregate amount the RA Backstop Purchaser will be required to fund shall not exceed $75,000,000.

In connection with the Transactions, certain other related agreements have been, or will be entered into on or prior to the closing of the Transactions, including the Oak Hill Bio SAFEs, the Subscription Agreements, the Backstop Agreement, the Sponsor Letter Agreement, the Lock-Up Agreement and the Investor Rights Agreement (each as defined in the accompanying proxy statement/prospectus). See “—Related Agreements” for more information.

Effect of the Domestication on Existing RACC Equity in the Transactions

The Domestication will result in, among other things, the following, each of which will occur at least one business day prior to the Closing Date:

•	the Sponsor Share Conversion will occur, whereby each outstanding RACC Class B Share will be converted, on a one-for-one basis, into one RACC Class A Share;

•	RACC will effect the redemption of the public shares initially issued in RACC’s initial public offering that are validly submitted for redemption and not withdrawn; and

•	after effecting public shareholder redemptions,

•	each issued and outstanding RACC Class A Share will convert automatically, on a one-for-one basis, into one share of New OHB Common Stock; and

•

the governing documents of RACC will become the certificate of incorporation and the bylaws as described in this proxy statement/prospectus and attached as Annex H and Annex I, respectively, to this proxy statement/prospectus and RACC’s name will change to “Oak Hill Bio Inc.”; provided, that the form of the certificate of incorporation and the bylaws will be appropriately adjusted to give effect to any amendments contemplated by the form of certificate of incorporation or the bylaws that are not adopted and approved by RACC shareholders at the extraordinary general meeting, other than the amendments to the RACC governing documents that are contemplated by the Governing Documents Proposals, approval of which is a condition to the closing of the Transactions.

Consideration to Oak Hill Bio Equityholders in the Transactions

At the Closing, in consideration of the Share Acquisition, RACC will issue to each Oak Hill Bio Shareholder (other than in respect of Company Options) a number of shares of New OHB Common Stock equal to (i) the Exchange Ratio multiplied by (ii) the number of Oak Hill Bio Shares held by such Oak Hill Bio Shareholder as of immediately prior to the Closing. Each holder of deferred shares in the capital of Oak Hill Bio will receive one share of New OHB Common Stock. The “Closing Consideration” means a number of shares of New OHB Common Stock equal to (a) the Adjusted Equity Value divided by (b) $10.00. The “Adjusted Equity Value” means (a) the Base Equity Value of $160,000,000 plus (b) the Oak Hill Bio SAFE Amount. The “Exchange Ratio” means the quotient obtained by dividing (a) the Closing Consideration by (b) the number of fully-diluted Oak Hill Bio Shares outstanding as of immediately prior to the Closing (calculated as described in the Business Combination Agreement, including shares issuable upon conversion of the Oak Hill Bio SAFEs and the exercise of Company Options). At least five business days prior to the Closing Date, Oak Hill Bio is required to deliver to RACC an allocation schedule setting forth, among other things, the number of Oak Hill Bio Shares held by each Oak Hill Bio Shareholder, the Closing Consideration, the fully-diluted Oak Hill Bio Shares, the Exchange Ratio and Oak Hill Bio’s calculation of the Adjusted Equity Value. At the Closing, each outstanding Company Option will be assumed by RACC and converted into an option to purchase shares of New OHB Common Stock, with the number of shares and exercise price adjusted based on the Exchange Ratio, and will otherwise remain subject to the terms of the Oak Hill Bio Equity Incentive Plan.

Use of Aggregate Transaction Proceeds

Unlike certain other business combinations involving special purpose acquisition companies, the Business Combination Agreement does not include an “aggregate transaction proceeds” concept or a minimum cash condition to the Closing. Amounts released to RACC from the trust account following public shareholder redemptions, together with the proceeds of the PIPE Financing and, if applicable, the Backstop Agreement, are expected to be used for general corporate purposes of New Oak Hill Bio following the Closing, including the payment of transaction expenses.

Closing and Effective Time of the Transactions

The Closing is required to take place electronically by the mutual exchange of electronic signatures, commencing at 10:00 a.m., Eastern Time, on the fifth business day following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under “—Conditions to Closing of the Transactions” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or at such other place, time or date as RACC and Oak Hill Bio may mutually agree in writing. The Share Acquisition will become effective upon the Closing.

Conditions to Closing of the Transactions

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to consummate the Transactions are subject to the satisfaction or, if permitted by applicable law, written waiver by the party whose benefit such condition exists, of the following conditions:

•

no Governmental Authority having jurisdiction over any party or the Transactions shall have issued any order (whether temporary, preliminary or permanent) preventing, materially restraining, enjoining or otherwise prohibiting consummation of the Transactions;

•	no law shall have been enacted or enforced that prevents or materially restrains the consummation of the Transactions.

•	the Required Transaction Proposals shall have been approved.

•	the New OHB Board shall be constituted of the Directors as contemplated by the Business Combination Agreement;

•

RACC’s initial listing application with Nasdaq shall have been approved, and the shares of New OHB Common Stock (after giving effect to the Domestication) shall have been approved for listing on Nasdaq;

•	the Pre-Closing Reorganization shall have been completed; and

•

the registration statement of which this proxy statement/prospectus forms a part shall have become effective in accordance with the provisions of the Securities Act and no stop order shall have been issued by the SEC.

Other Conditions to the Obligations of RACC

The obligation of RACC to consummate the transactions contemplated by the Business Combination Agreement is subject to the satisfaction or, if permitted by applicable law, waiver by RACC of the following further conditions:

•

the accuracy, as of the date of the Business Combination Agreement and as of the Closing Date, of Oak Hill Bio’s fundamental representations and the Oak Hill Bio Shareholders’ fundamental representations (subject to a material respects or de minimis standard, as applicable) and of the other representations and warranties of Oak Hill Bio and the Oak Hill Bio Shareholders (subject to a Company Material Adverse Effect standard);

•

performance and compliance in all material respects by Oak Hill Bio and the Oak Hill Bio Shareholders with their respective covenants and agreements required to be performed or complied with at or prior to the Closing;

•	the absence of a Company Material Adverse Effect that is continuing since the date of the Business Combination Agreement;

•	receipt of an officer’s certificate from Oak Hill Bio and OHB Parent certifying satisfaction of the foregoing conditions;

•	receipt of duly executed consents from the counterparties to certain specified contracts;

•	delivery of the Investor Rights Agreement duly executed by Oak Hill Bio; and

•

delivery by each Oak Hill Bio Shareholder of a duly executed stock transfer form in respect of all Oak Hill Bio Shares held by such Oak Hill Bio Shareholder, such that RACC will acquire 100% of the outstanding Oak Hill Bio Shares, free and clear of all liens (other than restrictions imposed by applicable securities laws), with no other equity securities of Oak Hill Bio remaining outstanding.

Other Conditions to the Obligations of Oak Hill Bio

The obligations of Oak Hill Bio to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Oak Hill Bio of the following further conditions:

•

the accuracy, as of the date of the Business Combination Agreement and as of the Closing Date, of RACC’s fundamental representations (subject to a material respects standard) and of RACC’s other representations and warranties (subject to a RACC Material Adverse Effect standard);

•	performance and compliance in all material respects by RACC with its covenants and agreements required to be performed or complied with at or prior to the Closing;

•	the absence of a RACC Material Adverse Effect that is continuing since the date of the Business Combination Agreement;

•	the Backstop Agreement being in full force and effect, with the RA Backstop Purchaser having complied in all material respects with all of its obligations thereunder;

•	completion of the Domestication at least one business day prior to the Closing Date; and

•	receipt of an officer’s certificate from RACC certifying satisfaction of the foregoing conditions.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties made by RACC, on the one hand, and Oak Hill Bio and the Oak Hill Bio Shareholders, on the other hand, relating to, among other things: corporate organization, qualification and standing; corporate or company authority to enter into the Business Combination Agreement and consummate the Transactions; required governmental and third-party consents and approvals; the absence of conflicts with organizational documents, material contracts and applicable law; capitalization and ownership of equity securities; financial statements and internal controls; the absence of undisclosed liabilities; the absence of a material adverse effect since a specified date; litigation and outstanding orders; compliance with applicable law, including healthcare and data privacy laws; material contracts; taxes; employee benefit plans and labor matters; intellectual property; real and personal property; insurance; environmental matters; regulatory matters; related party transactions; brokers’ fees; and, in the case of RACC, matters specific to special purpose acquisition companies, including its trust account, SEC reports and internal controls. Many of the representations and warranties of Oak Hill Bio and the Oak Hill Bio Shareholders are qualified by a “Company Material Adverse Effect” standard, and many of RACC’s representations and warranties are qualified by a “RACC Material Adverse Effect” standard, in each case as described below. The representations and warranties of the parties will not survive the Closing, other than as described under “—Survival of Representations, Warranties and Covenants.”

Material Adverse Effect

The Business Combination Agreement contains two separate definitions of “Material Adverse Effect,” one applicable to Oak Hill Bio and one applicable to RACC, each of which is used to qualify certain representations, warranties, covenants and closing conditions of the applicable party, as described below.

Oak Hill Bio Material Adverse Effect

Under the Business Combination Agreement, a “Company Material Adverse Effect” means any event, change, effect, occurrence or development that, individually or in the aggregate with any other such events, changes, effects, occurrences or developments, (a) has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, prospects, operations or results of operations of Oak Hill Bio and its subsidiaries, taken as a whole, or (b) has or would reasonably be expected to have a material adverse effect on, or impede, interfere with, hinder or delay, Oak Hill Bio’s ability to perform its obligations under, or consummate the transactions contemplated by, the Business Combination Agreement, subject to customary exceptions (including, among others, changes in law or GAAP, changes in general economic, financial, business, political or market conditions, changes generally affecting the industries in which Oak Hill Bio operates, the announcement or pendency of the Business Combination Agreement and the Transactions, and acts of war, terrorism or natural disasters), except, in certain cases, to the extent Oak Hill Bio and its subsidiaries are disproportionately affected relative to similarly situated companies in its industry. The Business Combination Agreement further provides that certain regulatory developments affecting Oak Hill Bio’s product candidate will constitute a Company Material Adverse Effect notwithstanding the foregoing exceptions.

RACC Material Adverse Effect

Under the Business Combination Agreement, a “RACC Material Adverse Effect” means a material adverse effect on (a) RACC’s ability to enter into the Business Combination Agreement or any Transaction Agreement and perform its obligations thereunder or consummate the Transactions, or (b) RACC’s business, condition (financial or otherwise), assets, liabilities or operations, subject to customary exceptions (including, among others, changes in applicable law or GAAP, changes in interest rates or general economic, political, business, financial, commodity, currency or market conditions, actions taken at Oak Hill Bio’s written request or as required by the Business Combination Agreement, and the announcement, pendency or consummation of the Transactions), except, in certain cases, to the extent RACC is disproportionately affected relative to other comparable entities in the industries or markets in which RACC operates.

Covenants of the Parties

Covenants of Oak Hill Bio

Oak Hill Bio made certain covenants under the Business Combination Agreement, including, among others, the following:

Oak Hill Bio’s Interim Operating Covenants

•

declaring, setting aside or paying dividends on, or making any other distribution or payment in respect of, its equity securities or repurchasing or redeeming, its equity securities (other than among wholly owned subsidiaries);

•

merging, consolidating, combining or amalgamating with any person, or purchasing or otherwise acquiring any other corporation, partnership, association or other business entity or a substantial portion of its assets;

•	adopting any amendments, supplements, restatements or modifications to its organizational documents or shareholders’ agreement;

•

selling, assigning, transferring, encumbering, subjecting to a lien, granting any sub-license under, or otherwise disposing of intellectual property relating to its product candidate, regulatory approvals, IND application or other regulatory permits relating to the product candidate or its license agreement with Roche, or other material assets or properties;

•

issuing, transferring, granting or otherwise directly or indirectly disposing of, or subjecting to a lien, any equity securities or rights to acquire equity securities, other than upon conversion of the Oak Hill Bio SAFEs;

•	incurring indebtedness, other than ordinary course trade payables, or guaranteeing liabilities in excess of specified thresholds;

•	making loans, advances, capital contributions to, or guarantees for the benefit of, or investments outside the ordinary course;

•

amending or modifying in any material respect, adopting, entering into or terminating benefit plans, taking any action to accelerate any payment, right to payment, or benefit, or waiving or releasing any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation, materially increasing compensation or benefits, subject to specified exceptions;

•

making, changing or revoking any material tax elections or settling material tax claims or assessments; consenting to any extension or waiver of the limitation period applicable to or relating to any material tax claim or assessment other than any such extension or waiver that is obtained in the ordinary course of business;

•	entering into any settlement, conciliation or similar contract the performance of which would involve payment above specified thresholds;

•

authorizing, recommending, proposing or announcing an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction;

•	changing accounting methods in any material respect; incurring new broker, finder or investment banking fee obligations in connection with the Transactions;

•

making change of control payments; amending, modifying, terminating or waiving rights under material contracts outside the ordinary course, or entering into new material contracts outside the ordinary course; and

•	entering into any contract to take any of the foregoing actions, in each case, subject to specified exceptions and RACC’s consent (not to be unreasonably withheld, conditioned or delayed).

Oak Hill Bio D&O Indemnification and Tail Policy

The Business Combination Agreement provides that all rights to indemnification and exculpation in favor of Oak Hill Bio’s current and former directors and officers, as in effect immediately prior to the Closing, will survive the Closing and continue in full force and effect for six years, and RACC will cause Oak Hill Bio to perform and discharge, and to advance expenses in connection with, those indemnification obligations during that period. Oak Hill Bio is required to purchase, prior to the Closing, a six-year “tail” directors’ and officers’ liability insurance policy providing coverage for Oak Hill Bio’s current and former directors and officers with respect to matters occurring on or prior to the Closing, on terms no less favorable in the aggregate than Oak Hill Bio’s existing directors’ and officers’ insurance, subject to a cap on the premium of 350% of Oak Hill Bio’s most recent annual premium. The indemnification, exculpation and insurance provisions described above may not be amended, repealed or otherwise modified after the Closing in a manner adverse to the covered persons, except as required by applicable law, and the covered persons are intended third-party beneficiaries of these provisions.

Covenants of RACC

RACC made certain covenants under the Business Combination Agreement, including, among others, the following:

•	changing, modifying or amending the Trust Agreement, the Subscription Agreements or RACC’s organizational documents;

•

declaring, setting aside or paying any dividends on, or making any other distribution in respect of any outstanding of its capital stock; splitting, combining, subdividing, recapitalizing or reclassifying any of its capital stock;

•	repurchasing, redeeming or otherwise acquiring its capital stock, other than in connection with public shareholder redemptions or as otherwise required by RACC’s organizational documents;

•	making withdrawals from the trust account other than permitted withdrawals and interest to pay taxes and fund working capital up to specified limits;

•

making, changing or revoking any material tax elections or settling material tax claims; entering into, renewing or amending transactions with RACC’s affiliates, other than permitted working capital loans;

•	acquiring another business or a substantial portion of its assets; entering into, amending or terminating material contracts;

•

waiving, releasing, compromising, settling or satisfying any pending or threatened material claims or liabilities; establishing a new subsidiary or entering into a new line of business; failing to maintain its directors’ and officers’ liability insurance;

•

incurring indebtedness or making, renewing or amending any loans, advances or investments, other than permitted working capital loans; adopting a plan of liquidation, dissolution, merger or similar reorganization (other than the Transactions); and

•

offering, issuing, delivering, granting or selling equity securities, other than permitted working capital loans or as contemplated by the Business Combination Agreement, in each case, subject to specified exceptions and Oak Hill Bio’s consent.

RACC Shareholder Approval

RACC has agreed to duly give notice of, and use reasonable best efforts to convene and hold, the extraordinary general meeting as promptly as reasonably practicable, and in any event within five business days, following the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, for the purpose of obtaining the approval of RACC’s shareholders of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, and, if applicable, the Advisory Governing Documents Proposals and the Adjournment Proposal, and to provide RACC’s shareholders with the opportunity to elect to redeem their public shares. The RACC Board has unanimously recommended that RACC’s shareholders approve each of these proposals, and, except as otherwise required by applicable law, has agreed not to withdraw or modify that recommendation in a manner adverse to Oak Hill Bio. RACC may adjourn the extraordinary general meeting only in limited circumstances specified in the Business Combination Agreement, including to solicit additional proxies, for lack of a quorum, or to allow time for the dissemination of required supplemental disclosures.

Nasdaq Listing

RACC has agreed to use its reasonable best efforts to cause: (i) RACC’s initial listing application with Nasdaq to have been approved; (ii) RACC to satisfy all applicable initial and continuing listing requirements of Nasdaq; and (iii) the New OHB Common Stock issuable in accordance with the Business Combination Agreement, including the Domestication and the Share Acquisition, to be approved for listing on Nasdaq, subject to notice of official issuance, in each case, as promptly as reasonably practicable and in any event prior to the Closing.

Trust Account

At the Closing, RACC will (i) cause the documents, certificates and notices required to be delivered to the trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the trustee to (A) pay as and when due all amounts, if any, payable pursuant to public shareholder redemptions, (B) pay the amounts due to the underwriters of RACC’s initial public offering for their deferred underwriting commissions and (C) immediately thereafter, pay all remaining amounts then available in the trust account to RACC in accordance with the Trust Agreement. Thereafter, the trust account shall terminate, except as otherwise provided therein.

Oak Hill Bio Equity Incentive Plan / Oak Hill Bio Employee Stock Purchase Plan

Prior to the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, the RACC Board is required to approve and adopt the Oak Hill Bio Equity Incentive Plan, in a form to be mutually agreed by RACC and Oak Hill Bio, effective as of one day prior to the Closing Date, reserving 15% of the shares of New OHB Common Stock outstanding at such time for grant thereunder, which reserve will automatically increase annually beginning with the 2027 fiscal year by an amount equal to 5% of the shares of New OHB Common Stock outstanding on the last day of the immediately preceding fiscal year (or such lesser amount as the plan administrator determines). The RACC Board is also required to approve and adopt the Oak Hill Bio Employee Stock Purchase Plan, in a form to be mutually agreed by RACC and Oak Hill Bio, in the manner prescribed under Section 423 of the Code, effective as of one day prior to the Closing Date, reserving 2% of the shares of New OHB Common Stock outstanding at such time for issuance thereunder, which reserve will automatically increase annually beginning with the 2028 fiscal year by an amount equal to 2% of the shares of New OHB Common Stock outstanding on the last day of the immediately preceding fiscal year (or such lesser amount as the plan administrator determines).

Mutual Covenants of the Parties

The parties have agreed to use reasonable best efforts to take all actions necessary to consummate the Transactions, including satisfying the closing conditions in Article 10 of the Business Combination Agreement, using reasonable best efforts to obtain the PIPE Financing, and complying with requests for information from governmental authorities in connection with the Transactions.

Exclusive Dealing

From the date of the Business Combination Agreement until the earlier of the Closing or termination of the Business Combination Agreement, Oak Hill Bio and OHB Parent have agreed not to, and to cause their respective representatives and affiliates not to, directly or indirectly solicit, initiate, induce, encourage, facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to a competing acquisition proposal for Oak Hill Bio, furnish or disclose any non-public information in connection with any such proposal, enter into any agreement regarding any such proposal, or take steps toward a public offering of Oak Hill Bio’s equity securities, and to promptly notify RACC (within 48 hours) of the receipt of any such proposal, describing its material terms. RACC has agreed to substantially similar exclusivity restrictions with respect to competing acquisition proposals involving RACC during the same period.

New OHB Board of Directors

Immediately following the Closing, the New OHB Board will initially consist of six directors, divided into three classes designated Class I, Class II and Class III, with the individual directors, and the members of the compensation, audit and nominating committees, determined in accordance with the Business Combination Agreement. RACC and Oak Hill Bio will mutually agree on any replacement director if a designated individual becomes unwilling or unable to serve prior to the mailing of this proxy statement/prospectus.

Survival of Representations, Warranties and Covenants

None of the representations, warranties, covenants, obligations or other agreements of RACC, Oak Hill Bio and the Oak Hill Bio Shareholders contained in the Business Combination Agreement will survive the Closing, except for (a) those covenants and agreements that by their terms expressly contemplate performance in whole or in part after the Closing and (b) claims based on fraud, which will survive the Closing indefinitely.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:

•

by mutual written consent of RACC, Oak Hill Bio and the Oak Hill Bio Shareholders; by RACC, if Oak Hill Bio or any Oak Hill Bio Shareholder has breached any representation, warranty, covenant or agreement under the Business Combination Agreement such that a related closing condition could not be satisfied, and such breach is not cured within 30 days’ written notice (or, if earlier, the Termination Date);

•

by the Oak Hill Bio Shareholders, if RACC has breached any representation, warranty, covenant or agreement under the Business Combination Agreement such that a related closing condition could not be satisfied, and such breach is not cured within 30 days’ written notice (or, if earlier, the Termination Date); by either RACC or the Oak Hill Bio Shareholders, if the Transactions have not been consummated on or before January 26, 2027 (the “Termination Date”), subject to automatic extension to April 26, 2027 if the only unsatisfied closing conditions as of that date relate to the effectiveness of the registration statement or receipt of RACC shareholder approval, and subject to the termination right not being available to a party whose breach caused the delay;

•	by either RACC or the Oak Hill Bio Shareholders, if any governmental authority has issued a final, non-appealable order permanently prohibiting the Transactions; or

•

by either RACC or the Oak Hill Bio Shareholders, if the RACC shareholders have voted on the Required Transaction Proposals at the extraordinary general meeting (including any adjournment) and the requisite approval was not obtained.

Fees and Expenses

Except as otherwise provided in the Business Combination Agreement, all fees and expenses incurred in connection with the Business Combination Agreement, the ancillary documents and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring those fees or expenses; provided, that if the Closing occurs, RACC will bear and pay all such fees and expenses of both RACC and Oak Hill Bio.

Governing Law

The Business Combination Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction, except that the laws of the Cayman Islands also apply to the Domestication.

Amendments

The Business Combination Agreement may be amended or modified only by a written agreement signed by RACC, Oak Hill Bio and the Oak Hill Bio Shareholders (or, in certain cases, OHB Parent on their behalf) in the same manner as the Business Combination Agreement itself, and which makes reference to the Business Combination Agreement. Approval of the Business Combination Agreement by RACC’s shareholders will not restrict the ability of the RACC Board to terminate the Business Combination Agreement in accordance with its terms or to cause RACC to enter into a subsequent amendment.

Ownership of New Oak Hill Bio

Immediately following the Closing, the ownership of New Oak Hill Bio will be held by RACC’s existing shareholders (including the Sponsor and RACC’s independent directors), the Oak Hill Bio Shareholders, the

PIPE Investors, and the SAFE Holders, in each case, as their respective interests are adjusted to reflect the Domestication, public shareholder redemptions, the Share Acquisition, the PIPE Financing, the conversion of the Oak Hill Bio SAFEs and, if applicable, the Backstop Agreement. The actual ownership percentages will depend on, among other things, the number of public shares redeemed in connection with the Transactions and the extent to which the Backstop Agreement is drawn upon. For detailed pro forma ownership information under varying redemption scenarios, see “Dilution” and “Beneficial Ownership of Securities.”

Related Agreements

PIPE Financing

In connection with the execution of the Business Combination Agreement, on July 26, 2026, RACC entered into Subscription Agreements with the PIPE Investors. Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and RACC agreed to issue and sell to the PIPE Investors, on the Closing Date immediately following the Closing, an aggregate of 5,500,000 shares of New OHB Common Stock for a purchase price of $10.00 per share, and aggregate gross proceeds of $55.0 million.

The obligations of each party to consummate the PIPE Financing are conditioned upon, among other things, (i) the New OHB Common Stock (including the New OHB Common Stock issuable to the PIPE Investors pursuant to the Subscription Agreements) having been approved for listing on Nasdaq; and (ii) satisfaction of all conditions precedent to the closing of the transactions set forth in the Business Combination Agreement.

The obligations of the PIPE Investors to consummate the PIPE Financing are further subject to additional conditions, including, among other things: (i) the Business Combination Agreement shall not have been amended, modified, or supplemented, and no condition waived thereunder, in a manner that would reasonably be expected to materially and adversely affect the economic benefits that a PIPE Investor would reasonably expect to receive under the Subscription Agreement; (ii) the material truth and accuracy of the representations and warranties of RACC in the Subscription Agreement, subject to customary bringdown standards; (iii) no subscription agreement, or other agreements or understandings (including side letters) entered into in connection with the sale of New OHB Common Stock and/or New OHB Pre-Funded Warrants under the Subscription Agreements, with any other PIPE Investors shall have been amended, modified, or waived in any manner that benefits such other PIPE Investor unless all PIPE Investors have been offered substantially the same benefits; and (iv) there has not occurred any material adverse effect or parent material adverse effect since the date of the Subscription Agreement that is continuing.

The Subscription Agreements provide that New Oak Hill Bio will grant the investors in the PIPE Financing certain customary registration rights.

The foregoing description of the Subscription Agreements and the PIPE Financing is subject to and qualified in its entirety by reference to the full text of the form of Subscription Agreement, a copy of which is attached as Annex D to this proxy statement/prospectus.

Investor Rights Agreement

In connection with the Closing, RACC, Sponsor, the RACC independent directors, the SAFE Holders, the RA Backstop Purchaser and all shareholders of Oak Hill Bio will enter into the Investor Rights Agreement. Pursuant to the Investor Rights Agreement, among other things, RACC will agree that, within 30 calendar days following the Closing Date, New Oak Hill Bio will file with the SEC (at New Oak Hill Bio’s sole cost and expense) a registration statement registering the resale of certain shares of New OHB Common Stock held by or issuable to the parties thereto (the “Resale Registration Statement”), and New Oak Hill Bio will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. Such holders will be entitled to customary piggyback registration rights and demand registration rights, including underwritten demands.

The Investor Rights Agreement amends and restates the registration rights agreement that was entered into by RACC and the initial shareholders in connection with RACC’s initial public offering. The Investor Rights Agreement will terminate on the earlier of (a) the five (5) year anniversary of the date of the Investor Rights Agreement or (b) with respect to any holder party thereto, on the date that such holder no longer holds any Registrable Securities (as defined therein).

The foregoing description of the Investor Rights Agreements is subject to and qualified in its entirety by reference to the full text of the form of Investor Rights Agreement, a copy of which is attached as Annex F to this proxy statement/prospectus.

Lock-up Agreements

At the Closing, the Sponsor, the RACC independent directors, and certain existing shareholders of Oak Hill Bio will each enter into the Lock-Up Agreement with RACC. Pursuant to the Lock-Up Agreement, the Sponsor, the RACC independent directors, and certain existing shareholders of Oak Hill Bio will agree not to transfer (except for certain permitted transfers) any shares of New OHB Common Stock held by such holder immediately after the Closing (excluding (i) any shares of New OHB Common Stock issued in the PIPE Financing pursuant to the Subscription Agreements; (ii) any shares of New OHB Common Stock issued to the SAFE Holders in exchange for their shares in Oak Hill Bio issued upon conversion of the Oak Hill Bio SAFEs; and (iii) any shares of New OHB Common Stock issued pursuant to the Backstop Agreement) after the Domestication until six months after the Closing Date. The foregoing description of the Lock-up Agreements is subject to and qualified in its entirety by reference to the full text of the form of Lock-up Agreement, a copy of which is attached as Annex G to this proxy statement/prospectus.

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, the initial shareholders, RACC and Oak Hill Bio entered into the Sponsor Letter Agreement pursuant to which, among other things, (i) each initial shareholder agreed to vote in favor of each of the proposals to be voted upon at the meeting of RACC shareholders, including approval of the Business Combination Agreement and the transactions contemplated thereby, (ii) each initial shareholder agreed to waive any adjustment to the conversion ratio set forth in the governing documents of RACC or any other anti-dilution or similar protection with respect to the RACC Class B Shares (whether resulting from the transactions contemplated by the Subscription Agreements, (iii) each of the initial shareholders and RACC agreed to terminate the lock-up provisions contained in the Sponsor Letter Agreement and to replace such lock-up provisions with the transfer restrictions included in the Lock-up Agreement, and (iv) each initial shareholder agreed to be bound by certain transfer restrictions with respect to his, her or its shares in RACC prior to the Closing. Notwithstanding the foregoing transfer restrictions, each initial shareholder is permitted to transfer his, her or its Subject RACC Equity Securities (A) to RACC’s officers or directors, any affiliates or family members of any of RACC’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates, (B) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such person or to a charitable organization, (C) in the case of an individual, by virtue of laws of descent and distribution upon death, (D) in the case of an individual, pursuant to a qualified domestic relations order, (E) by private sales or transfers made in connection with the transactions contemplated by the Business Combination Agreement, or (F) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; provided, that any transferee of any such permitted transfer must enter into a written agreement agreeing to be bound by the Sponsor Letter Agreement prior to the occurrence of such transfer. No consideration has been or will be paid to RACC, Oak Hill Bio, Sponsor or each of RACC’s independent directors in connection with the entry into the Sponsor Letter Agreement. The foregoing description of the Sponsor Letter Agreement is subject to and qualified in its entirety by reference to the full text of the Sponsor Letter Agreement, a copy of which is attached as Annex B to this proxy statement/prospectus.

Backstop Agreement

Concurrently with the execution of the Business Combination Agreement, RACC and the RA Backstop Purchaser entered into the Backstop Agreement, pursuant to which the RA Backstop Purchaser has committed to subscribe for up to 7,500,000 shares of New OHB Common Stock at a purchase price of $10.00 per share (the “Backstop Limit”), to the extent necessary to backstop public shareholder redemptions, on the terms and subject to the conditions set forth in the Backstop Agreement. The Backstop Limit will be reduced by the number of shares of New OHB Common Stock not subject to shareholder redemptions. The aggregate amount the RA Backstop Purchaser will be required to fund shall not exceed $75,000,000. The foregoing description of the Backstop Agreement is subject to and qualified in its entirety by reference to the full text of the Backstop Agreement, a copy of which is attached as Annex C to this proxy statement/prospectus.

Oak Hill Bio SAFEs

Concurrently with the execution of the Business Combination Agreement, each of the SAFE Holders, being RA Capital Healthcare Fund, L.P. and RA Capital Nexus Fund IV, L.P., entered into simple agreements for future equity (collectively, the “Oak Hill Bio SAFEs”) with Oak Hill Bio, pursuant to which the SAFE Holders provided interim financing to Oak Hill Bio in the aggregate principal amount of $45,000,000, bearing interest at a rate of 8% per annum. The Oak Hill Bio SAFEs will convert into ordinary shares of Oak Hill Bio immediately prior to the Closing, provided that if the Oak Hill Bio SAFEs remain outstanding for a period of 18 months from the date of execution, the Oak Hill Bio SAFEs will convert into OHB Series A Shares. The sum of the principal amount of the Oak Hill Bio SAFEs and all accrued and unpaid interest thereon as of the Closing Date is referred to as the “Oak Hill Bio SAFE Amount.” The Oak Hill Bio SAFE Amount is added to the Base Equity Value to determine the Adjusted Equity Value for purposes of calculating the Closing Consideration. The foregoing description of the Oak Hill Bio SAFEs is subject to and qualified in its entirety by reference to the full text of the form of Oak Hill Bio SAFE, a copy of which is attached as Annex E to this proxy statement/prospectus.

Background and Material Terms of the Transactions

The terms of the Business Combination Agreement are the result of arm’s-length negotiations between representatives of RACC and Oak Hill Bio. The following is a summary of the events leading up to the signing of the Business Combination Agreement and the key meetings, negotiations and discussions by and between RACC and Oak Hill Bio and their respective advisors that preceded the public announcement of the Business Combination. However, this summary does not purport to catalog every conversation or interaction among the representatives of RACC, Oak Hill Bio and other parties.

RACC is a blank check company incorporated on February 19, 2026 as a Cayman Islands exempted company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

On February 25, 2026, prior to the closing of RACC’s initial public offering, the Sponsor purchased an aggregate of 1,014,706 Class B ordinary shares (“founder shares”) for an aggregate purchase price of $25,000, or approximately $0.02 per founder share. In March 2026, the Sponsor transferred 30,000 founder shares to each of the independent directors of the RACC Board: Michael F. MacLean and Timothy J. Miller. In May 2026, RACC effected a share capitalization for which an additional 290,563 founder shares were issued to the Sponsor and an additional 9,130 founder shares were issued to each of Mr. MacLean and Mr. Miller. Following the share capitalization, the Sponsor owned 1,245,269 founder shares and Mr. MacLean and Mr. Miller each owned 39,130 founder shares.

On May 21, 2026, RACC consummated its initial public offering of 7,500,000 RACC Class A Shares, $0.0001 par value per share, at an offering price of $10.00 per share, and a private placement to the Sponsor of 275,000 RACC Class A Shares at a price of $10.00 per share. The aggregate net proceeds of $75,000,000 from the initial public offering were placed in the Trust Account established for the benefit of RACC’s public shareholders and the underwriter of the initial public offering, with Continental Stock Transfer & Trust Company acting as trustee.

Following the completion of its initial public offering, at the direction of the RACC Board, RACC’s Chief Executive Officer and Director, Matt Hammond, and RACC’s Chief Business Officer and Operating Officer, Henry Stusnick, commenced a targeted search for potential business combination candidates, leveraging the Sponsor’s network of investment bankers, private equity firms and hedge funds (including those of RA Capital Management and its affiliates), consulting firms, legal and accounting firms, and numerous other business relationships, as well as the prior experience and network of RACC’s officers and directors. Throughout this search process, Messrs. Hammond and Stusnick regularly updated the RACC Board on the status of its search for, as well as preliminary discussions with, potential business combination candidates and consulted with the RACC Board regarding the direction of the search.

Consistent with the investment focus and acquisition criteria described in RACC’s initial public offering prospectus, and at the direction of the RACC Board, RACC sought to identify potential business combination targets in the healthcare and healthcare-related industries, particularly companies in the drug development and commercialization, diagnostic and healthcare technology and service sectors where RACC’s management team has extensive investment experience. The potential business combination targets identified by RACC for further consideration were targets that RACC’s officers and/or directors believed, based on their collective and individualized experiences, could satisfy some or all of the following key criteria:

•	scientific or other competitive advantages in the markets in which they operate and ability to benefit from access to additional capital as well as RACC’s industry relationships and expertise;

•	public company readiness, with strong management, corporate governance and reporting policies in place;

•	likely to be well received by public investors and expected to have good access to the public capital markets;

•	significant embedded and/or underexploited growth opportunities;

•	exhibit unrecognized value or other characteristics that RACC believes have been misevaluated by the market, based on RACC management’s analysis and scientific and business due diligence review; and

•	likely to offer attractive risk-adjusted equity returns for RACC shareholders.

As experienced healthcare and life sciences investors, RACC’s officers and the Sponsor’s representatives maintain ongoing dialogue with a broad network of biotechnology and pharmaceutical companies, and at any given time have visibility into a significant number of private companies across various stages of development, financing and strategic positioning. During this targeted search, drawing on this network and industry knowledge, and with the assistance of Leerink Partners as financial advisor, Messrs. Hammond and Stusnick identified and considered 57 potential business combination targets, including Oak Hill Bio, that they believed were potentially well-suited for a business combination with a special purpose acquisition company based on interest in accessing the public markets and overall alignment with the investment criteria. RACC then conducted a preliminary evaluation of the potential business combination targets based on publicly available information and other market research available to RACC and its representatives, as well as their existing knowledge of such potential targets as a result of their network and existing relationships. This preliminary evaluation focused on business, operational and financial matters, including, among other things, product candidate pipelines, potential product or service offerings, technology, market potential and financial information.

As part of this preliminary evaluation, Messrs. Hammond and Stusnick engaged in discussions regarding a potential business combination with RACC with management or other representatives of 12 private companies in the life science and biotech industry, including Oak Hill Bio, that RACC determined merited more serious consideration based on the following factors, among others: each company’s scientific approach and development stage, with primary consideration given to clinical-stage companies with differentiated assets; each company’s financing needs, with primary consideration given to companies seeking to raise at least $150 million; strength of management necessary to operate as a public company; and overall alignment with RACC’s acquisition criteria. RACC’s engagement with these 12 companies took place over three weeks following the closing of RACC’s initial public offering. During this period, RACC’s management team conducted approximately five videoconference calls and two in-person meetings with management teams and other representatives of these potential targets. In evaluating these candidates, RACC assembled a cross-functional diligence team, including members of RACC’s management, representatives of the Sponsor and its affiliates, and external scientific, financial advisors, including Leerink, who collectively assessed each candidate’s scientific and clinical profile, competitive positioning, capital requirements, public company readiness and overall strategic fit with RACC’s acquisition criteria. These efforts took place in a competitive environment in which RACC was aware that multiple special purpose acquisition companies were pursuing many of the same healthcare and life sciences targets, and 11 of these 12 companies fell out of consideration during that period, including because they did not engage substantively with RACC, they indicated that they were not interested in pursuing a business combination transaction with RACC in the near-term or at all or it was determined by RACC that based on its evaluation of the potential counterparty and related discussions that a business combination with the counterparty was not expected to represent as attractive an opportunity as a business combination transaction with Oak Hill Bio.

Representatives of RA Capital Management were aware of, through ordinary course business and transactions unrelated to RACC’s initial public offering or the business combination, the business progress, capital needs, and interest in becoming a publicly listed company of Oak Hill Bio.

On May 21, 2026, at a meeting requested by Mr. Hammond in his capacity as Partner at RA Capital for RA Capital to discuss the Oak Hill Bio business with representatives of Oak Hill Bio, Messrs. Hammond and Stusnick met, via videoconference, with Mr. Josh Distler, Oak Hill Bio’s Chief Executive Officer, and Mr. Ike Greenstein, Oak Hill Bio’s Chief Financial Officer. Introductory calls with four other potential targets took place over the following two weeks. At the meeting with Oak Hill Bio, Messrs. Distler and Greenstein indicated willingness to evaluate a potential business combination with RACC and discussed Oak Hill Bio’s expected valuation and financing needs in connection with a potential business combination and other strategic opportunities potentially available to Oak Hill Bio.

Later on May 21, 2026, RACC entered into a confidentiality agreement with Oak Hill Bio, which did not include a standstill provision, in anticipation of continued discussions concerning a potential business combination transaction between the parties.

On May 22, 2026, RACC circulated an initial draft of a Non-Binding Term Sheet (the “NBO”) to Oak Hill Bio, which assigned Oak Hill Bio a base equity value of $150 million on a pre-Business Combination, fully diluted basis, and stated that the parties would obtain commitments from third-party investors to purchase $100 million worth of RACC Class A Ordinary Shares in the PIPE Financing. RACC proposed the $150 million base equity value based on its own assessment of, among other things, Oak Hill Bio’s valuation in its most recent Series A preferred stock financing, valuations of publicly traded companies RACC viewed as comparable to Oak Hill Bio, the perceived prospects of Oak Hill Bio, the risks associated with the Oak Hill Bio business and anticipated timeline to potential regulatory approval.

From the delivery of the initial NBO until June 9, 2026, Messrs. Hammond and Stusnick, and representatives of Oak Hill Bio, including Messrs. Distler and Greenstein, with the assistance of their respective legal counsel at Cooley LLP (“Cooley”) and Goodwin Procter LLP (“Goodwin”), exchanged drafts of the NBO and negotiated certain provisions of the NBO, including the base equity value of Oak Hill Bio, the size and structure of the PIPE Financing, the size and terms of the Oak Hill Bio SAFEs, the size and terms of the post-Closing equity compensation plan, and the structure of the post-Closing board. RACC’s initial NBO assigned Oak Hill Bio a base equity value of $150 million on a pre-Business Combination, fully diluted basis, and stated that the parties would obtain commitments from third-party investors to purchase $100 million worth of RACC

Class A Ordinary Shares in the PIPE Financing. In the course of these discussions, Oak Hill Bio indicated that it believed a higher base equity value of $175 million was appropriate, and, following subsequent discussions and negotiations regarding RACC’s initial assessment of Oak Hill Bio, the parties subsequently agreed to increase the base equity value to $160 million (the “Base Equity Value”).

Oak Hill Bio also indicated to RACC that it believed approximately $100 million was an appropriate amount to raise in the PIPE Financing in light of Oak Hill Bio’s development plans, which was consistent with RACC’s own analysis of Oak Hill Bio’s capital requirements. In particular, RACC’s management assessed that Oak Hill Bio would require sufficient capital to fund its operations through and beyond the anticipated readout of Phase 3 clinical data for rugonersen, including clinical trial costs, regulatory activities and general corporate purposes, and determined that a financing of approximately $100 million, including interim financing from the Sponsor and its affiliates via the Oak Hill Bio SAFEs, would position Oak Hill Bio to execute on its development plan without the need for additional near-term capital raises that could be dilutive to public shareholders. RA Capital Management and its affiliates indicated an interest in participating in the financing up to a certain amount, and RA Capital Management further agreed to backstop any redemptions from RACC’s trust account, which RACC viewed as an important structural feature to ensure that the combined company would have access to sufficient capital to fund Oak Hill Bio’s development plan regardless of the level of public shareholder redemptions. The size and structure of the PIPE Financing and the Oak Hill Bio SAFEs were determined as a function of these estimates of Oak Hill Bio’s capital requirements relative to its development plans, using a transaction structure customary for business combinations of this type involving special purpose acquisition companies.

The NBO also provided that the Sponsor and its affiliates would provide $45 million of interim financing to Oak Hill Bio via the Oak Hill Bio SAFEs and the PIPE Financing would be reduced to an amount equal to at least $45 million but no greater than $55 million of RACC Class A Ordinary Shares or, at the applicable investor’s election, pre-funded warrants. It was further agreed that the value of the Oak Hill Bio SAFEs (including accrued interest) would have a post-money valuation cap of $205 million plus accrued interest, and that the amount of the net proceeds of the Oak Hill Bio SAFEs plus accrued interest would be added to the Base Equity Value. The NBO also provided that (i) the Sponsor and its affiliates would provide a backstop for redemptions from RACC’s trust account by agreeing to purchase up to an additional $75 million worth of RACC Class A Ordinary Shares, or pre-funded warrants exercisable therefor, on a dollar-for-dollar basis for any such redemption and (ii) that the post-Closing option plan (issued and reserved) would equal 15% of the outstanding shares of the combined company as of immediately after the Closing on a fully diluted basis, including an annual evergreen increase of 5%. The NBO also included a binding mutual exclusivity period of 45 days following the date of the NBO.

On May 28, 2026, the RACC Board held a meeting at which members of RACC management and representatives of Cooley were present. Members of RACC management provided updates regarding the status of outreach to and engagement with potential business combination targets, including Oak Hill Bio. Members of RACC management also reviewed the terms of the draft NBO at that time.

On June 9, 2026, a meeting of the RACC Board was held at which members of RACC management and representatives of Cooley were present. The members of RACC management and representatives of Cooley reviewed with the RACC Board the material terms of the proposed NBO with Oak Hill Bio, including the changes negotiated between the parties since RACC’s initial proposal, including the Base Equity Value and related adjustment mechanics, the size and structure of the PIPE Financing, the terms of the Oak Hill Bio SAFEs, the composition of the post-Closing board of directors, the size and terms of the post-Closing equity compensation plan and employee share purchase plan, and the scope and duration of exclusivity. The members of RACC management indicated that at this time, Oak Hill Bio was the only company that provided a management presentation to RACC’s representatives, expressed interest in pursuing advanced merger discussions with RACC, and remained in active discussions with RACC regarding a potential business combination, and several of the other potential business combination candidates contacted by RACC had indicated that they did not desire to engage in discussions with a potential business combination with RACC at that time. In addition, it was noted

that RACC’s representatives had completed technical diligence on Oak Hill Bio, during which Oak Hill Bio demonstrated a high degree of responsiveness to RACC’s diligence requests and a commitment to maintaining an efficient transaction timeline. After discussion, the RACC Board directed management to proceed with executing the NBO with Oak Hill Bio on the terms presented.

As of June 9, 2026, RACC had not submitted or received term sheets or letters of intent with respect to any other potential business combination targets that had been under consideration by RACC and the RACC Board.

In addition to the considerations described above, RACC and the RACC Board’s decision to cease the pursuit of additional potential business combination opportunities with targets other than Oak Hill Bio was based on, among other factors:

•

RACC’s directors’ and officers’ belief that Oak Hill Bio was the most attractive opportunity that met RACC’s key criteria, including due to its differentiated scientific and technological approach, its advancement toward meaningful near- and medium-term development or commercial milestones and the strength and experience of its management team, and that the other potential targets presented less certain prospects for obtaining the financing necessary to complete a business combination and fund the resulting company’s operations;

•

Oak Hill Bio’s preparedness and willingness to devote appropriate resources to expeditiously negotiate and sign a definitive agreement, consummate a business combination, and transition to becoming a public company, and the correspondingly lower likelihood of being able to successfully negotiate and close a transaction on a timely basis with the other potential targets;

•	the more advanced stage of engagement, discussions, and negotiations with Oak Hill Bio, including substantial progress on key terms and conditions; and

•

Oak Hill Bio’s willingness to enter into a non-binding term sheet, with exclusivity, on terms RACC’s directors and officers believed were attractive, and scientific or commercial prospects that RACC’s management believed were more compelling than those of the other potential targets in light of RACC management’s expertise in the drug development and commercialization, diagnostic and healthcare technology and service sectors.

Later on June 9, 2026, RACC and Oak Hill Bio executed the NBO, pursuant to which the parties agreed to a binding mutual exclusivity period of 45 days following the date of the NBO (the “Exclusivity Period”).

Following the execution of the NBO, RACC and its advisors conducted confirmatory due diligence on Oak Hill Bio, including scientific and clinical diligence (focused on Oak Hill Bio’s product candidate pipeline, clinical development status and regulatory strategy for rugonersen), regulatory diligence (focused on Oak Hill Bio’s interactions with the FDA and other regulatory authorities, including review of any clinical holds and the status of ongoing and planned clinical trials), financial diligence (focused on Oak Hill Bio’s historical and projected financial condition, capital requirements and accounting matters), legal diligence (focused on Oak Hill Bio’s corporate structure, material contracts, litigation, labor and employment matters and compliance matters) and intellectual property diligence. In connection with these workstreams, RACC’s advisors participated in diligence calls with Oak Hill Bio’s management and advisors, reviewed materials made available in Oak Hill Bio’s virtual data room and submitted supplemental due diligence questions to Oak Hill Bio across the foregoing categories. During this period, Oak Hill Bio and its advisors at Goodwin conducted confirmatory due diligence on RACC, including a review of RACC’s corporate structure, trust account mechanics, public filings, shareholder base and the terms of RACC’s initial public offering.

On June 30, 2026, RACC executed an engagement letter with Oak Hill Bio, Leerink Partners, UBS, Wells Fargo and LifeSci providing that (i) Leerink Partners act as exclusive financial advisor to RACC with respect to the potential business combination and (ii) Leerink Partners, UBS, Wells Fargo and LifeSci act as co-placement agents in connection with the PIPE Financing.

On July 2, 2026, Cooley provided an initial draft of the Business Combination Agreement to Goodwin. Thereafter the parties continued to exchange drafts of the Business Combination Agreement and the ancillary transaction agreements through their respective legal advisors, and the parties and their respective legal and financial advisors negotiated the terms of these agreements, including, among others: (i) the terms and mechanics for conversion of the Oak Hill Bio SAFEs; (ii) the terms of the Backstop Agreement, pursuant to which the RA Backstop Purchaser agreed to purchase newly issued shares of New OHB Common Stock to the extent necessary to backstop any excess of shareholder redemptions; (iii) the calculation of fully-diluted Company Shares used in determining the Exchange Ratio, including that outstanding Oak Hill Bio options would be treated as accelerated and exercised in full; (iv) the composition of the board of directors of the post-Closing combined company, including the individuals to be designated as directors and their designation among the three staggered board classes; (v) the Termination Date of the Business Combination Agreement, and the mechanism for extension thereof; (vi) the size and terms of the Oak Hill Bio Equity Incentive Plan and the Oak Hill Bio Employee Stock Purchase Plan; (vii) treatment of Oak Hill Bio employees post-Closing; and (viii) limitations on the actions of Oak Hill Bio’s parent prior to Closing.

On July 6, 2026, Cooley provided to Goodwin and Kirkland & Ellis LLP (“K&E”), legal counsel to Leerink Partners, UBS, Wells Fargo and LifeSci, an initial draft of the form of Subscription Agreement for PIPE Investors. From July 6, 2026 through July 13, 2026, Cooley, Goodwin and K&E negotiated the form of the Subscription Agreement. In parallel to the preparation of the forms of Subscription Agreement, Leerink Partners, UBS, Wells Fargo and LifeSci, as placement agents for RACC in connection with the PIPE Financing, commenced outreach to potential investors (including existing Oak Hill Bio shareholders) to assess interest in participating in the PIPE Financing.

On July 13, 2026, Cooley provided to Goodwin and K&E an initial draft of the form of Subscription Agreement for PIPE Investors who were existing Oak Hill Bio shareholders. Between July 13, 2026 through July 25, 2026, prospective PIPE Investors reviewed the terms of the forms of Subscription Agreement and Cooley and Goodwin negotiated such terms with prospective PIPE Investors on behalf of RACC and Oak Hill Bio.

Between July 12 and July 26, 2026, the parties and their legal counsel exchanged drafts of the disclosure schedules to the Business Combination Agreement and the other ancillary documents, including the Backstop Agreement, the Investor Rights Agreement, the Oak Hill Bio SAFEs, the Lock-Up Agreement, the Sponsor Letter Agreement and the New OHB certificate of incorporation and bylaws. During this period, RACC management provided regular updates to the RACC Board regarding the status of the negotiations with Oak Hill Bio and the transaction agreements, the progress of the confirmatory due diligence process, the PIPE Financing outreach efforts and other material developments relating to the proposed Business Combination.

On July 23, 2026, prospective PIPE Investors indicated their final subscription amounts, and RACC and Oak Hill Bio determined final investment allocations with respect to the PIPE Financing.

On July 24, 2026, a meeting of the RACC Board was held via videoconference with members of RACC management and representatives of Cooley, Scalar and Maples, counsel to RACC with respect to matters of Cayman Islands law, in attendance, with written materials summarizing the key terms of the then-current drafts of the Business Combination Agreement and related ancillary documents having been made available to the RACC Board in advance of the meeting. At the meeting, Maples reviewed the RACC Board’s fiduciary duties under Cayman law, and then Mr. Hammond and representatives of Cooley reviewed the proposed Business Combination and the terms of the substantially final draft of the Business Combination Agreement and related ancillary documents. Also at the meeting, representatives of Scalar reviewed Scalar’s financial analyses of the Business Combination and indicated to the RACC Board that upon the request of the RACC Board, Scalar would be prepared to render an opinion as to fairness from a financial point of view to the unaffiliated holders of RACC Class A Shares (other than the Excluded Parties), and the RACC Board then directed Cooley and RACC management to work toward finalizing the Business Combination Agreement and related ancillary documents for circulation to the RACC Board over the weekend.

On July 26, 2026, the parties finalized the terms of the Business Combination Agreement and related ancillary documents, which were circulated to the RACC Board, along with the written opinion of Scalar that, as of such date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Scalar in preparing its opinion, the Closing Consideration (as defined in such opinion) to be paid by RACC to the Oak Hill Bio Shareholders pursuant to the Business Combination Agreement was fair from a financial point of view to the unaffiliated holders of RACC Class A Shares (other than the Excluded Parties).

On July 26, 2026, after careful consideration of the discussion held during the meeting of the RACC Board on July 24, 2026, in addition to the final drafts of the Business Combination Agreement and related ancillary documents, and the written opinion of Scalar, the RACC Board adopted resolutions by unanimous written consent pursuant to which the RACC Board (i) determined that the implied fair market value of the vested equity of Oak Hill Bio to be acquired in the Business Combination was equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting discounts held in trust and taxes payable on the interest earned on the Trust Account) at the time of the execution of a definitive agreement for an initial business combination, and, (ii) based on the factors cited in “Business Combination Proposal—The RACC Board’s Reasons for the Approval of the Business Combination”, unanimously (a) determined that it was in the best interests of RACC and declared it advisable, to enter into the Business Combination Agreement and Ancillary Documents to which it is a party, (b) approved the execution and delivery of the Business Combination Agreement and the Ancillary Documents to which RACC is a party and the Transactions, and (c) recommended that the Transaction Proposals be approved and adopted by the shareholders of RACC (collectively, the “RACC Board Approvals”).

Also on July 26, 2026, final versions of the Subscription Agreements were distributed to the prospective PIPE Investors, which reflected the outcome of negotiations between RACC, Oak Hill Bio and the prospective PIPE Investors and their respective representatives and advisors. No material valuations or other information about RACC, Oak Hill Bio, New OHB or the Business Combination were provided to potential PIPE Investors that have not been disclosed publicly.

Later on July 26, 2026, the parties entered into the Business Combination Agreement and the related ancillary documents and the PIPE Investors executed and delivered the Subscription Agreements, which provided for binding subscriptions to purchase an aggregate of 5,500,000 shares of New OHB Common Stock at $10.00 per share.

Early on July 27, 2026, RACC and Oak Hill Bio issued a joint press release announcing the execution of the Business Combination Agreement and Subscription Agreements.

On August 6, 2026, Scalar notified RACC management of corrections to certain information included in the discussion materials presented to the RACC Board on July 24, 2026. On August 11, 2026, the RACC Board held a meeting with representatives from Scalar and Cooley to review and consider such corrections, which resulted in a $9.0 million increase to Oak Hill Bio’s pro forma net cash as a result of correcting the amount of transaction expenses included in the calculation of pro forma net cash. During the meeting, representatives from Scalar explained that such corrections within the “Selected Comparable Public Company Asset Analysis” increased the implied total equity value reference range of the analysis and do not alter Scalar’s conclusion with respect to its analysis presented to the RACC Board on July 24, 2026. At the conclusion of the meeting, the RACC Board determined that no further action was necessary and that the RACC Board Approvals would remain unchanged. See “ — Opinion of Scalar, LLC.”

Oak Hill Bio’s Reasons for the Transactions

In the course of reaching its decision to recommend and approve the Transactions, the Oak Hill Bio Board held discussions and meetings, consulted with Oak Hill Bio’s management, financial advisors and legal counsel, and considered a wide variety of factors, including, among others, the below material factors (which factors are not necessarily presented in order of relative importance):

•	the Transactions will provide Oak Hill Bio with expanded access to capital and to a broader range of investors than would otherwise be available to it as a privately-held company;

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Oak Hill Bio’s expected cash resources and its need for additional capital to fund the continued clinical development of rugonersen, including the ongoing BEACON pivotal Phase 3 clinical trial, and the fact that the Oak Hill Bio SAFEs, and the Transactions, together with the PIPE Financing are expected to result in an infusion of capital to Oak Hill Bio at or prior to the Closing;

•	the potential benefits of increased public market awareness of Oak Hill Bio and rugonersen, including among physicians, patients and patient-advocacy communities affected by Angelman syndrome;

•	the historical and current information concerning Oak Hill Bio’s business, including its financial performance and condition, operations, management and clinical development programs;

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potentially increased credibility as an acquirer of other deprioritized rare disease therapeutic candidates, consistent with Oak Hill Bio’s strategy of acquiring, licensing, and developing deprioritized programs and expanding its pipeline through acquisitions, in-licensing arrangements, and other collaborations;

•	the competitive nature of the industry in which Oak Hill Bio operates, including other product candidates in development for the treatment of Angelman syndrome;

•	the Oak Hill Bio Board’s fiduciary duties to Oak Hill Bio’s shareholders;

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the Oak Hill Bio Board’s belief that the Transactions provides a viable path to becoming a public company and to accessing available capital, and addresses the risk that an initial public offering may not be available on favorable terms, or at all, at a later date;

•	the terms and conditions of the Business Combination Agreement; and

•	the likelihood that the Transactions will be consummated on a timely basis.

In light of the number and wide variety of factors considered in connection with its evaluation of the Transactions, the Oak Hill Bio Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Oak Hill Bio Board viewed its decision as being based on all the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

The Oak Hill Bio Board also considered a number of uncertainties and risks in its deliberations concerning the Transactions and the other transactions contemplated by the Business Combination Agreement, including the following:

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the possibility that the Transactions might not be completed in a timely manner or at all, and the potential adverse effect of the public announcement of the Transactions on the reputation of Oak Hill Bio and its ability to obtain financing in the future in the event the Transactions are not completed;

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the costs involved in connection with completing the Transactions, the time and effort of Oak Hill Bio’s management required to complete the Transactions, and the related disruptions or potential disruptions to Oak Hill Bio’s business operations and future prospects, including its relationships with Roche, clinical trial sites, contract research organizations, contract development and manufacturing organizations and other third parties that do business or may do business in the future with Oak Hill Bio;

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the additional expenses and obligations to which Oak Hill Bio’s business will be subject following the Transactions that it has not previously been subject to, and the operational changes to Oak Hill Bio’s business that may result from being a public company;

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the fact that Oak Hill Bio has not historically had any full-time employees and has relied on personnel employed by Parent and its affiliates under intercompany arrangements, and the challenges associated with building Oak Hill Bio’s own standalone workforce and operational infrastructure following the Closing;

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the fact that the representations and warranties of the parties in the Business Combination Agreement do not survive the Closing, and the potential risk of liabilities that may arise following the Closing;

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the risk that holders of RACC Class A Shares may elect to redeem their shares for cash in connection with the consummation of the Transactions, thereby reducing the amount of cash available to Oak Hill Bio following the Closing, notwithstanding the Backstop Agreement;

•	the possibility of litigation challenging the Transactions; and

•	various other risks associated with the combined organization and the Transactions, including the risks described in the section entitled “Risk Factors” in this proxy statement/prospectus.

The foregoing information is not intended to be exhaustive but summarizes the material factors considered by the Oak Hill Bio Board in its consideration of the Business Combination Agreement and the transactions contemplated thereby. The Oak Hill Bio Board concluded that the benefits, advantages and opportunities of the Transactions outweighed the uncertainties and risks described above. After considering these and other factors, the Oak Hill Bio Board approved the Business Combination Agreement, the Transactions and the other transactions contemplated by the Business Combination Agreement.

This explanation of the reasons for the Oak Hill Bio Board’s approval of the Transactions, and all other information presented in this section, is forward-looking in nature and therefore subject to a number of risks and uncertainties and should be read in light of the factors discussed under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

Interests of Oak Hill Bio’s Directors and Officers in the Transactions

Oak Hill Bio’s directors and officers have interests in the Transactions that are different from, or in addition to, those of Oak Hill Bio’s shareholders generally. The Oak Hill Bio Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination Agreement and the Transactions, and in recommending that Oak Hill Bio’s shareholders approve the Transactions. These interests include, among other things, the interests listed below.

Affiliation with OHB Parent

Josh Distler, a member of the Oak Hill Bio Board and Oak Hill Bio’s Chief Executive Officer, also serves as Chief Executive Officer and a director of OHB Parent, which, as of the date of the Business Combination Agreement, directly owned 62,312,500 Oak Hill Bio Shares, representing approximately 65.72% of the issued and outstanding Oak Hill Bio Shares. Following the Closing, Mr. Distler is expected to continue to serve as Chief Executive Officer and as a director of New Oak Hill Bio. See “—Closing Consideration” below.

In addition to Mr. Distler, Ike Greenstein, Chief Business Officer of OHB Parent, and Sharon Morriss Ph.D., Chief Operating Officer of OHB Parent, provide services to Oak Hill Bio and each have service arrangements with Oak Hill Bio Corp., an affiliate of OHB Parent, rather than with Oak Hill Bio directly. Additionally, Brenda Vincenzi M.D., Senior Vice President and Head of Clinical Development of OHB Parent, who also provides services to Oak Hill Bio, is employed through an employer of record contracted by Oak Hill Bio.

Oak Hill Bio is also a party to certain ongoing intercompany arrangements with affiliates of OHB Parent, including an Intragroup Research and Development Services Agreement, an Intragroup Administrative, Strategic Management & Shareholder Services Agreement and an Intragroup Secondment Agreement, in each case with Oak Hill Bio Corporation and/or OHB Parent See “Certain Relationships and Related Person Transactions—Oak Hill Bio.”

Affiliation with Certain Company Shareholders

Certain members of the Oak Hill Bio Board are affiliated with entities that hold Oak Hill Bio Shares and that are expected to become parties to the Investor Rights Agreement and the Lock-Up Agreement in connection with the Closing. Doug Fambrough is the Managing Member of Kuahiwi Capital LLC, the manager of KCap Biotechnology Fund, LP, a holder of Oak Hill Bio Shares. Rich Gaster is the Managing Partner of venBio Global Strategic GP V, LLC, the general partner of venBio Global Strategic Fund V, L.P., a holder of Oak Hill Bio Shares. Sandeep Kulkarni is affiliated with the Semanti D. Kulkarni Trust, a holder of Oak Hill Bio Shares. Each of KCap Biotechnology Fund, LP and venBio Global Strategic Fund V, L.P. has also entered into a Subscription Agreement to purchase shares of New Oak Hill Bio Common Stock in the PIPE Financing. See “—Closing Consideration” and “—Registration Rights” below.

PIPE Financing

PTSD LLC, a trust/entity of which Parvinder Thiara is the beneficial owner, has entered into a Subscription Agreement to purchase shares of New Oak Hill Bio Common Stock as a PIPE Investor in connection with the execution of the Business Combination Agreement.

Certain Transaction-Related Payments

Except as described under “—Other Compensation” below, neither the execution and delivery of the Business Combination Agreement nor the consummation of the Transactions will result in any severance, retention, bonus, change in control or other similar cash payment becoming due or payable to any current or former director, officer or employee of Oak Hill Bio.

Other Compensation

Upon the Closing, the following persons are expected to be appointed as executive officers of New Oak Hill Bio: Josh Distler (Chief Executive Officer), Ike Greenstein (Chief Financial Officer), Brenda Vincenzi (Chief Medical Officer), Sharon Morriss (Chief Operating Officer) and Joerg Hipp (Chief Translational Science Officer). Oak Hill Bio intends to enter into employment agreements with its executive officers in connection with the Transactions. For a description of these arrangements, see “Executive and Director Compensation.”

Immediately following the Closing, the New OHB Board is expected to consist of six directors, divided into three classes, consisting of Mr. Distler, Sandeep Kulkarni, Mr. Fambrough, together with Michael F. MacLean, one of RACC’s current independent directors, who is expected to continue as a director of New Oak Hill Bio following the Closing pursuant to the Business Combination Agreement and two independent directors to be mutually agreed upon. In connection with the Transactions, the RACC Board will adopt the Oak Hill Bio Equity Incentive Plan and the Oak Hill Bio Employee Stock Purchase Plan, pursuant to which [●]% and [●]%, respectively, of the shares of New Oak Hill Bio Common Stock outstanding as of the Closing will initially be reserved for issuance, and under which Oak Hill Bio’s executive officers and non-employee directors will be eligible to receive awards following the Closing. It is anticipated that New Oak Hill Bio will adopt a new non-employee director compensation policy to govern non-employee director compensation effective as of the Closing, which is anticipated to provide for annual cash retainers and equity awards to be granted following the Transactions.

Closing Consideration

Certain of Oak Hill Bio’s directors are holders of, and/or are affiliated with entities that are holders of, Oak Hill Bio Shares, and in such capacity will be entitled to receive their pro rata portion of the Closing Consideration payable to all holders of Oak Hill Bio Shares pursuant to the terms of the Business Combination Agreement. Additionally, Parent, of which Mr. Distler and Mr. Thiara are directors, will be entitled to receive Closing Consideration in respect of the 62,312,500 Oak Hill Bio Shares that it holds. See “—Affiliation with Parent” and “—Affiliation with Certain Company Shareholders” above.

Registration Rights

At the Closing, RACC, the Sponsor, RA Capital Healthcare Fund, L.P., RA Capital Nexus Fund IV, L.P., the RACC independent directors, and certain shareholders of Oak Hill Bio, including Parent and entities affiliated with certain members of the Oak Hill Bio Board, will enter into the Investor Rights Agreement, pursuant to which such holders will be entitled to certain registration rights with respect to their shares of New Oak Hill Bio Common Stock.

Lock-Up Agreement

At the Closing, certain shareholders of Oak Hill Bio, including Parent and entities affiliated with certain members of the Oak Hill Bio Board, will enter into the Lock-Up Agreement with RACC, pursuant to which such holders will agree not to transfer their shares of New Oak Hill Bio Common Stock (subject to customary exceptions) until six months after the Closing Date.

Indemnification; Directors’ and Officers’ Insurance

The Business Combination Agreement provides that, for six years following the Closing, RACC will cause Oak Hill Bio to continue to indemnify and advance expenses to Oak Hill Bio’s current and former directors and officers with respect to matters occurring at or prior to the Closing, on terms no less favorable than those currently in effect. Oak Hill Bio will also purchase, at or prior to the Closing, a six-year “tail” directors’ and officers’ liability insurance policy providing coverage for such persons that is no less favorable in the aggregate than Oak Hill Bio’s existing directors’ and officers’ liability insurance coverage, subject to a cap on the premium payable of 350% of Oak Hill Bio’s most recent annual premium. See “Business Combination Proposal—The Business Combination Agreement—Oak Hill Bio D&O Indemnification and Tail Policy.”

RACC Board’s Reasons for the Approval of the Transactions

The prospectus for RACC’s initial public offering identified general criteria and guidelines that RACC’s management team believed would be important in evaluating prospective target businesses, although in such prospectus RACC also indicated that it may enter into a business combination with a target business that does not meet these criteria and guidelines. Oak Hill Bio met a number of the criteria and guidelines that were identified in RACC’s initial public offering prospectus, and following due diligence conducted by RACC’s management and its advisors, and detailed discussions with Oak Hill Bio, RACC believed Oak Hill Bio to be an attractive business combination target.

The RACC Board, in evaluating the business combination with Oak Hill Bio, (a) considered a wide variety of factors, including but not limited to, the factors discussed below, (b) reviewed the results of due diligence conducted by RACC’s management team, and (c) consulted with its legal counsel, financial and accounting advisors and other advisors, before reaching its determination (i) that the terms and conditions of the Business Combination Agreement and the ancillary documents thereto and the transactions contemplated thereby, including the Transactions, are advisable and in the best interests of RACC and its shareholders, as a whole, and (ii) to recommend that RACC’s shareholders approve the Business Combination Agreement, the consummation of the transactions contemplated thereby and the performance by RACC of its obligations thereunder.

In light of the complexity of the factors considered in connection with its evaluation of the Transactions, the RACC Board, as a whole, did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors taken into account in reaching its decision. Rather, the RACC Board based its evaluation, negotiation and recommendation of the Transactions on the totality of information available and the factors presented to and considered by it. In addition, individual members of the RACC Board may have given different weights to different factors. This explanation of the reasons for the RACC Board’s approval of the Transactions, and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

Before reaching its decision, the RACC Board, in consultation with its legal counsel, financial and accounting advisors and other advisors, reviewed the results of the due diligence conducted by RACC’s management, which included:

•	meetings with Oak Hill Bio’s management team to understand and analyze Oak Hill Bio’s business and prospects;

•	legal due diligence conducted by Cooley;

•	review of Oak Hill Bio’s historical financial information; and

•	review of the proposed structure of the Transactions and drafts of definitive documents.

In approving the Transactions, the RACC Board determined to obtain a fairness opinion from an experienced and qualified independent financial advisor, Scalar. In addition, the officers and directors of RACC have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, particularly the healthcare and life sciences industries, and concluded that their experience and background, together with the experience and sector expertise of RACC’s advisors, enabled them to make the necessary analyses and determinations regarding the Transactions.

The RACC Board considered a variety of factors, including the following positive factors, although not weighted or in any order of significance, in deciding to approve the Business Combination Agreement and transactions contemplated thereby:

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Attractive Technology and Advanced Clinical Development Stage; Critical Commercial Partnership With Roche. Oak Hill Bio is a clinical-stage biotechnology company focused on acquiring and developing promising therapeutics for rare diseases with significant unmet need that have been deprioritized by pharmaceutical companies. Oak Hill Bio’s lead program is rugonersen (OHB-724), an investigational antisense oligonucleotide (ASO) in Phase 3 clinical development as a potential treatment for Angelman syndrome, a devastating neurodevelopmental disorder with no approved disease-modifying therapies. Rugonersen (OHB-724) is an antisense oligonucleotide licensed from Roche that is designed to restore expression of the paternal UBE3A gene as a potential disease-modifying treatment for Angelman syndrome, a rare neurodevelopmental disorder for which there is currently no approved disease-modifying therapy. Oak Hill Bio dosed its first participant in its pivotal Phase 3 BEACON trial in July 2026. The RACC Board viewed the maturity of Oak Hill Bio’s rugonersen program as reducing early-stage development risk relative to earlier-stage biotechnology targets.

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Market Opportunity. The RACC Board believes that Oak Hill Bio’s technology has a significant market opportunity. The RACC Board believes that Oak Hill Bio’s rugonersen program is a promising therapeutic and a potential treatment for Angelman syndrome, a rare, devastating neurodevelopmental disorder with no approved disease-modifying therapies that affects approximately 30,000 diagnosed patients in the U.S. and EU5 (Germany, France, Italy, Spain, and the United Kingdom).

•

Experienced Leadership Team. The RACC Board believes Oak Hill Bio has a proven and experienced team that is positioned to successfully lead New Oak Hill Bio after the Transactions and advance its rugonersen program.

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Opinion of the RACC Board’s Financial Advisor. The oral opinion of Scalar rendered to the RACC Board on July 24, 2026, (subsequently confirmed in writing on July 26, 2026) to the effect that, as of such date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Scalar in preparing its opinion (attached as Annex L to this proxy statement/prospectus), the Closing Consideration (as defined in such opinion) to be paid by RACC to the Oak Hill Bio Shareholders pursuant to the Business Combination Agreement was fair from a financial point of view to the unaffiliated holders of RACC Class A Shares (other than the Excluded Parties), as more fully described below under the caption “Business Combination Proposal—Opinion of Scalar, LLC.”

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PIPE Equity Commitment. A group of institutional and accredited investors, including certain existing Oak Hill Bio Shareholders and RACC shareholders, have committed $55,000,000 in PIPE subscriptions, with those investors who are existing Oak Hill Bio Shareholders subscribing for approximately $8.8 million of the PIPE Financing, those investors who are existing RACC shareholders (other than those investors who are existing Oak Hill Bio Shareholders) subscribing for approximately $21.8 million of the PIPE Financing, those investors who are existing shareholders of both Oak Hill Bio and RACC subscribing for approximately $22.5 million of the PIPE Financing, and those investors who are neither existing Oak Hill Bio Shareholders nor existing RACC shareholders subscribing for $2.0 million of the PIPE Financing. This was viewed by the RACC Board as support from investors for the opportunities represented by the Transactions, and provides for additional capital for the execution by New Oak Hill Bio of its business plan after the Transactions are completed.

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Other Alternatives. The RACC Board believed, after a review of other business combination opportunities reasonably available to RACC, that the proposed Transactions represents the best potential business combination for RACC based on its evaluation of Oak Hill Bio and other potential business combination targets. As described above under “—Background and Material Terms of the Transactions,” RACC identified and considered 57 potential business combination targets and engaged in discussions with 12 private companies, including Oak Hill Bio, that RACC determined merited more serious consideration. RACC did not formally evaluate or receive term sheets or letters of intent with respect to any alternative transaction with any target other than Oak Hill Bio; rather, the other candidates considered by RACC either did not engage substantively with RACC, pursued transactions with other counterparties during RACC’s discussions with Oak Hill Bio, or were determined by RACC to be less attractive than Oak Hill Bio based on the factors described above under “—Background and Material Terms of the Transactions.”

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Due Diligence. RACC’s management team, with the assistance of RACC’s financial, legal and regulatory advisors, conducted a due diligence review of Oak Hill Bio including extensive telephonic and in-person meetings with the management team and advisors of Oak Hill Bio regarding Oak Hill Bio and its business plan, operations, prospects, evaluation analyses with respect to the Transactions, review of material contracts, Oak Hill Bio’s audited and unaudited financial statements and other material matters as well as general financial, technical, legal, intellectual property, regulatory, tax and accounting due diligence.

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Financial Condition. The RACC Board reviewed factors such as Oak Hill Bio’s historical financial results, outlook and business and financial plans. In reviewing these factors, the RACC Board believes that Oak Hill Bio is well positioned in its industry for potential strong future growth and therefore is likely to be positively viewed by public investors.

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Reasonableness of Consideration. Following a review of the financial data provided to RACC, the due diligence of Oak Hill Bio’s business conducted by RACC’s management and RACC’s advisors, including the fairness opinion delivered to the RACC Board by Scalar, and the support for the pre-transaction equity value of Oak Hill Bio of $113.6 million that was expressed by PIPE Investors that decided to participate in the PIPE Financing, the management of RACC determined that the aggregate consideration to be paid in the Transactions was reasonable.

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Negotiated Transaction. The RACC Board considered the terms and conditions of the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including each party’s representations, warranties and covenants, the conditions to each party’s obligation to consummate the Transactions and the termination provisions of the Business Combination Agreement, as well as the strong commitment by both RACC and Oak Hill Bio to complete the Transactions. The RACC Board also considered the financial and other terms of the Business Combination Agreement and the fact that such terms and conditions were the product of arm’s length negotiations between RACC and Oak Hill Bio.

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Post-Closing Economic Interest in New Oak Hill Bio. If the Transactions are consummated, RACC’s shareholders (other than the public shareholders that sought redemption of their public shares) would have a meaningful economic interest in New Oak Hill Bio and, as a result, would have a continuing opportunity to benefit from the success of New Oak Hill Bio following the consummation of the Transactions.

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Lock-Up. Pursuant to the Lock-Up Agreement and subject to customary exceptions set forth therein, the shares of New OHB Common Stock held by the Sponsor, RACC’s independent directors, and certain existing shareholders of Oak Hill Bio (excluding shares issued in the PIPE Financing, shares issued to the SAFE Holders, and shares issued pursuant to the Backstop Agreement) will be subject to a six-month lock-up period beginning on the Closing Date.

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Industry and Trends. Oak Hill Bio’s business approach targets Angelman syndrome, a devastating rare genetic neurodevelopmental disorder affecting approximately 30,000 diagnosed patients in the U.S. and EU5, for which there remains no approved disease-modifying therapy. Oak Hill Bio’s lead candidate, rugonersen, is designed to address the underlying disease biology of Angelman syndrome by binding the UBE3A-ATS transcript to trigger its degradation and unsilence the paternal UBE3A allele, a mechanistic approach intended to modify disease progression rather than merely manage symptoms.

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Advisor Special Purpose Acquisition Company Experience. The fact that RACC received advice on financial and strategic matters in connection with the Transactions from advisors that have expertise in a wide variety of special purpose acquisition company transactions. Certain directors and officers of RACC have held director and officer positions at multiple special purpose acquisition companies that have successfully completed business combinations in the healthcare industry.

The RACC Board also identified and considered a variety of factors and risks, potentially weighing negatively against pursuing the Transactions, including, but not limited to, the following which are not weighted or in any order of significance:

•	Macroeconomic Risks. The risk that the future financial performance of Oak Hill Bio may not meet the RACC Board’s expectations due to factors in Oak Hill Bio’s control or outside of its control.

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Regulation. The risk that changes in the regulatory and legislative landscape or new industry developments may adversely affect the financial results and the other business benefits anticipated to result from the Transactions.

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Redemption Risk. The potential that a significant number of public shareholders elect to redeem their shares prior to the consummation of the Transactions and pursuant to the Existing Governing Documents. However, even in the event that a significant number of public shareholders elect to redeem their shares, this redemption would not be expected to, on its own, prevent the consummation of the Transactions, given the Backstop Agreement.

•	Benefits Not Achieved. The risk that the potential benefits of the Transactions may not be fully achieved or may not be achieved within the expected timeframe.

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Exclusivity. The fact that the Business Combination Agreement includes an exclusive dealing provision that prohibits RACC from soliciting or cooperating with other business combination proposals, which restricts RACC’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations. In addition, under the Business Combination Agreement, unless required by applicable law, the RACC Board may not modify or withdraw in a manner adverse to Oak Hill Bio its recommendation to the RACC shareholders to vote in favor of the Business Combination Proposal and the other proposals set forth in this proxy statement/prospectus.

•	Shareholder Vote. The risk that RACC’s shareholders may fail to provide the votes necessary to effect the Transactions.

•	Market Volatility. The possibility that the market for RACC Class A Shares experiences volatility and disruptions, causing deal disruption.

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Liquidation of RACC. The risks and costs to RACC if the Transactions are not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in RACC being unable to effect a business combination by May 21, 2028 and force RACC to liquidate.

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Closing Conditions. The potential risks and costs associated with the Transactions failing to be consummated in a timely manner or that Closing might not occur despite the reasonable best efforts of the parties. The completion of the Transactions is conditioned on the satisfaction of certain Closing conditions that are not within RACC’s control, including but not limited to approval by RACC shareholders. See “Business Combination Proposal—Conditions to Closing of the Transactions” for more information.

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Listing Risks. The challenges associated with preparing Oak Hill Bio, a privately held entity, for the applicable disclosure, controls and listing requirements to which New OHB will be subject as a publicly traded company on Nasdaq or another stock exchange.

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Fees and Expenses. The expected fees and expenses associated with the Transactions and related transactions, some of which would be payable regardless of whether the Transactions are ultimately consummated, and the substantial time and effort of management required to complete the Transactions.

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Litigation Related to the Transactions. The possibility of litigation challenging the Transactions or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Transactions.

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Interests of Certain Persons. The RACC Board was aware that the Sponsor and RACC’s officers and directors may have interests in the Transactions that are in addition to, and that may be different from, the interests of unaffiliated RACC shareholders. For instance, the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders. Such interests are described in more detail under the caption “The Business Combination—Interests of the Sponsor and RACC’s Directors and Officers in the Transactions.” To mitigate these potential conflicts of interest, the RACC Board engaged an experienced and qualified independent financial advisor, Scalar, to render a fairness opinion.

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Public Shareholders Will Have a Minority Ownership Interest in New OHB. The fact that current public shareholders will experience dilution as a consequence of the issuance of New OHB Common Stock as consideration in the Transactions and, as a result, such public shareholders will collectively own a minority interest in New OHB after the Closing. As redemptions increase, the overall percentage ownership and voting percentage held by the Oak Hill Bio shareholders, the Sponsor, the SAFE Holders, the RA Backstop Purchaser and the PIPE Investors will increase as compared to the overall percentage ownership and voting percentage held by public shareholders, thereby increasing dilution to public shareholders, although the Backstop Agreement is intended to limit this effect on dilution. Having a minority ownership interest may reduce the influence that current public shareholders have on the management of New OHB. For more information, see “The Business Combination—Equity Ownership Upon Closing” and “Dilution.”

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Absence of Possible Structural Protections for Minority Shareholders. The Transactions were not structured to require approval of a majority of unaffiliated security holders because such a vote is not required under Cayman Islands law. RACC did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Transactions or to prepare a report concerning the approval of the Transactions.

•	Other Risks. Various other risks associated with the Transactions, the business of RACC and the business of Oak Hill Bio described under the section entitled “Risk Factors.”

In recommending the Transactions to RACC shareholders, the RACC Board considered each of the above factors along with Scalar’s opinion described below under the heading “Opinion of Scalar, LLC.”

The RACC Board concluded that the potential benefits that it expected RACC and its shareholders to achieve as a result of the Transactions outweighed the potentially negative factors associated with the Transactions. Accordingly, the RACC Board determined that the Business Combination Agreement, the Transactions and the other transactions contemplated by the Business Combination Agreement and consummated in connection with the Transactions, are advisable and in the best interests of RACC and its shareholders, as a whole.

Opinion of Scalar, LLC

On July 24, 2026, at a meeting of the RACC Board, representatives of Scalar reviewed Scalar’s financial analyses of the Business Combination and indicated to the RACC Board that upon the request of the RACC Board, Scalar would be prepared to render an opinion as to the fairness, from a financial point of view, as of such date, to the unaffiliated holders of RACC Class A Shares (for purposes of such opinion and this summary, other than Oak Hill Bio, the Sponsor, the other holders of RACC Class B Shares, the holders of RACC Class A Shares who elect to redeem their shares prior to or in connection with the Transactions, and the PIPE Investors, which Scalar refers to collectively as the “Excluded Parties”) of the Consideration (as defined in such opinion) to be paid by RACC to the Oak Hill Bio Shareholders pursuant to the Business Combination Agreement (without giving effect to any impact of the Transactions on any particular holder of RACC Class A Shares other than in its capacity as a holder of RACC Class A Shares), based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Scalar in preparing its opinion. For purposes of Scalar’s opinion and this summary, the “Closing Consideration” consisted of the total number of shares of RACC Common Stock to be issued to the Oak Hill Bio Shareholders in the Share Acquisition. Scalar subsequently delivered its written opinion to the RACC Board on July 26, 2026.

The full text of Scalar’s written opinion, dated July 26, 2026, which sets forth the procedures followed, assumptions made, matters considered, qualifications and limitations on the review undertaken, and other matters considered by Scalar in connection with the opinion, is attached to this proxy statement/prospectus as Annex L. The summary of Scalar’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Scalar’s written opinion. Scalar’s opinion was provided for the information and assistance of the RACC Board and does not constitute a recommendation as to how any shareholder of RACC should vote or act (including with respect to any redemption rights) with respect to the Transactions or any other matter.

In arriving at its opinion, Scalar, among other things:

•	reviewed a substantially final draft, received July 26, 2026, of the Business Combination Agreement;

•	reviewed the form of Sponsor Letter Agreement attached as Exhibit A to the Business Combination Agreement;

•	reviewed the form of Subscription Agreement attached as Exhibit B to the Business Combination Agreement;

•	reviewed the form of Investor Rights Agreement attached as Exhibit C to the Business Combination Agreement;

•	reviewed the form of RACC Charter Upon Domestication attached as Exhibit D to the Business Combination Agreement;

•	reviewed the form of RACC Bylaws Upon Domestication attached as Exhibit E to the Business Combination Agreement;

•	reviewed the form of Oak Hill Bio SAFE attached as Exhibit F to the Business Combination Agreement;

•	reviewed the form of Backstop Agreement attached as Exhibit G to the Business Combination Agreement;

•	reviewed the form of Lock-Up Agreement attached as Exhibit H (the drafts and forms described in the foregoing clauses, collectively, the “Reviewed Transaction Documents”);

•

reviewed certain publicly available business and financial information relating to RACC and Oak Hill Bio, including Oak Hill Bio’s press release announcing the closing of its $32.5 million Series A financing, press releases regarding its license agreements with Roche and information on its corporate website;

•

reviewed certain historical financial information and other data relating to Oak Hill Bio that were provided to Scalar by the management of RACC, approved for its use by RACC and not publicly available;

•	reviewed certain management data relating to the business prospects of Oak Hill Bio that were provided to Scalar by the management of RACC, approved for its use by RACC and not publicly available;

•

conducted discussions with members of the senior management of Oak Hill Bio concerning the business, operations, historical financial results and financial prospects of Oak Hill Bio and the Transactions;

•	reviewed current and historical market prices of the RACC Class A Shares;

•

reviewed certain data of Oak Hill Bio and compared such data with publicly available data relating to selected publicly traded companies deemed relevant to Oak Hill Bio, and conducted an analysis of selected initial public offerings and other relevant market transactions involving companies deemed comparable to Oak Hill Bio;

•	reviewed certain pro forma effects relating to the Transactions, including estimated transaction costs and the effects of anticipated financings, approved for Scalar’s use by RACC; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as Scalar deemed necessary or appropriate.

Scalar’s Opinion is based on market-based valuation methodologies, including selected comparable company and/or selected comparable transaction analyses, and Scalar did not rely upon any financial projections, forecasts, budget information, or discounted cash flow analyses. Scalar did not prepare, review, verify, evaluate, or assess the reasonableness, achievability, or accuracy of any financial projections or forecast information with respect to Oak Hill Bio, nor was any such information utilized in rendering its Opinion. In performing its analyses, however, Scalar relied, with RACC’s consent and without independent verification, on certain management data and assessments relating to Oak Hill Bio’s business prospects, development programs, regulatory pathway and other matters described below.

In performing its analysis and rendering its opinion, with RACC’s consent, Scalar relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of information that was publicly available or was furnished, or otherwise made available to Scalar or discussed with or reviewed by Scalar. Scalar further relied upon the assurances of the management of RACC that the financial information provided had been prepared on a reasonable basis in accordance with industry practice, and that they were not aware of any information or facts that would make any information provided to Scalar inaccurate, incomplete or misleading.

Scalar assumed that the Transactions will have the tax consequences described in discussions with, and materials furnished to Scalar by, representatives of RACC, including that (i) the Business Combination Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder, (ii) the Domestication will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (iii) the Sponsor Share Conversion will qualify as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code, and (iv) the Share Acquisition will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. Scalar is not a legal, accounting, regulatory, or tax expert and its opinion does not address any legal, regulatory, taxation, or accounting matters, as to which Scalar understood that RACC obtained such advice as it deemed necessary from qualified professionals, and Scalar assumed the accuracy and veracity of all assessments made by such advisors to Oak Hill Bio or RACC with respect to such matters.

In arriving at its opinion, with RACC’s consent and without independent verification, Scalar relied upon and assumed that except as would not be in any way meaningful to Scalar’s analysis: (a) the final form (including terms and conditions and economics) of each of the Reviewed Transaction Documents, as executed by the parties thereto, will not differ from the drafts that Scalar reviewed, (b) the representations and warranties of all parties to the Business Combination Agreement, and any related transaction documents, are correct and that such parties will comply with and perform all covenants and agreements required to be complied with or performed by such parties under the Business Combination Agreement and any related transaction documents, (c) the Transactions will be consummated in accordance with the terms of the Business Combination Agreement and related transaction documents, without any waiver or amendment of any term or condition thereof, and (d) there had been no material change in the assets, financial condition, business or prospects of any party to the Business Combination Agreement since the date of the most recent financial statements and other information made available to Scalar. Additionally, Scalar assumed that all governmental, regulatory or other third-party approvals and consents necessary for the consummation of the Transactions or otherwise contemplated by the Business Combination Agreement will be obtained without delay, limitation, restriction or condition and otherwise in a way that will not have any adverse effect on Oak Hill Bio or RACC, or on the expected benefits of the Transactions, in any way meaningful to Scalar’s analysis.

In addition, Scalar relied upon (without independent verification and without expressing any view, opinion, representation, guaranty or warranty (in each case, whether express or implied)) the assessments, judgments and estimates of RACC’s senior management and Oak Hill Bio’s senior management as to, among other things, (a) the potential impact on Oak Hill Bio of market, competitive and other trends in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the industry in which Oak Hill Bio operates and related industries, (b) Oak Hill Bio’s existing and future products, services, technology and intellectual property and the associated risks thereto (including, without limitation, the probabilities and timing of successful development and marketing thereof; the timing of successful regulatory approvals and clearances; compliance with relevant regulatory requirements; and the potential impact of competition thereon) and (c) RACC’s and Oak Hill Bio’s existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key employees, suppliers and other commercial relationships (in each such case to the extent relevant to Oak Hill Bio, the Transactions and its contemplated benefits). Scalar assumed that there will not be any developments with respect to any of the foregoing matters that would have an adverse effect on RACC, Oak Hill Bio or the Transactions (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Scalar’s analyses or opinion.

Given RACC’s nature as a special purpose acquisition company, for purposes of its opinion and with RACC’s consent, Scalar assumed a value of $10.05 per share of RACC Common Stock in calculating the value of the RACC Common Stock to be issued as the Consideration under the Business Combination Agreement, with such $10.05 per share value being based on (a) $75,380,091, which was the value of the assets held in RACC’s Trust Account as of July 17, 2026, divided by (b) 7,500,000, which was the number of outstanding RACC Class A Shares subject to redemption as of June 30, 2026. In rendering its Opinion, Scalar did not express any view or opinion as to what the value of any shares of RACC Common Stock will be when issued pursuant to the Transactions or the price or range of prices at which any RACC Class A Shares, RACC Class B Shares or other securities or financial instruments of or relating to RACC may trade or otherwise be transferable at any time before or after announcement or consummation of the Transactions. Additionally, Scalar expressed no opinion with respect to the RACC Class B Shares and RACC Preferred Shares.

In arriving at its opinion, Scalar did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of Oak Hill Bio or RACC and Scalar was not furnished or provided with any such appraisals or valuations, nor did Scalar evaluate the solvency of Oak Hill Bio or RACC under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by Scalar in connection with its Opinion were going concern analyses, assuming the Transactions was consummated in accordance with the terms of the Business Combination Agreement. Scalar did not undertake any independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Oak Hill Bio or RACC was a party or may be subject, and at RACC’s direction and with RACC’s consent, Scalar’s opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes, liabilities or damages arising out of any such matters.

Scalar’s opinion was necessarily based upon economic, monetary, market, and other conditions as in effect on, the information made available to Scalar as of, and the facts and circumstances as they existed on, the date of Scalar’s written opinion and Scalar’s opinion speaks only as of such date. Accordingly, Scalar’s opinion speaks only as of that date. Events occurring after the date of the opinion could materially affect the assumptions, analyses and conclusions used in preparing Scalar’s opinion. Scalar has not undertaken to update, reaffirm, or revise its opinion or otherwise comment upon any events occurring after the date of Scalar’s written opinion, material information provided to Scalar after that date, or any change in facts or circumstances that occurred after that date, and Scalar does not have any obligation to update, revise, or reaffirm its opinion.

Scalar’s opinion did not address RACC’s underlying business decision to engage in the Transactions, the relative merits of the Transactions as compared to other business or investment strategies or transactions that might be available to RACC, or whether the Closing Consideration to be delivered to the Oak Hill Bio Shareholders pursuant to the Business Combination Agreement represents the best price obtainable. In connection with Scalar’s engagement, Scalar was not requested to, and did not, solicit interest from other parties with respect to an acquisition of, or other business combination with, RACC or any other alternative transaction. Scalar’s opinion addressed only the fairness from a financial point of view, as of the date thereof, to the holders of RACC Class A Shares (other than the Excluded Parties) of the Closing Consideration to be paid by RACC to the Oak Hill Bio Shareholders pursuant to the Business Combination Agreement. Scalar was not asked to, and did not, offer any opinion as to the terms, other than the Closing Consideration to the extent expressly specified therein, of the Business Combination Agreement or any related documents or the form of the Transactions or any related transaction (including any agreement or transaction between any Excluded Party and the Oak Hill Bio or RACC), including the fairness of the Transactions to, or any consideration received in connection therewith by, any Excluded Parties, the holders of any class of securities, creditors, or other constituencies of RACC, Oak Hill Bio, or any of their respective affiliates. Scalar was not asked to, and did not, offer any opinion with respect to any ongoing obligations of Oak Hill Bio, RACC, or any of their respective affiliates (including any obligations with respect to governance, appraisal rights, preemptive rights, registration rights, voting rights, or otherwise) contained in any Reviewed Transaction Documents, any other agreement related to the Transactions, or under applicable law, any allocation of the Closing Consideration (or any portion thereof), or the fair market value of Oak Hill Bio, RACC, any RACC Shares, or the Oak Hill Bio Shares. In addition, Scalar expressed no opinion as to the fairness of the amount or nature of any type of consideration or compensation to be received by any officers, directors, or employees of any parties to the Transactions, any Excluded Parties, or any class of such persons, whether relative to the Closing Consideration or otherwise. Scalar’s opinion (i) did not address the individual circumstances of specific holders of RACC’s securities (including the RACC Class B Shares and RACC Preferred Shares) with respect to rights or aspects which may distinguish such holders or RACC’s securities (including the RACC Class B Shares and RACC Preferred Shares) held by such holders, (ii) did not address, take into consideration or give effect to any existing or future rights, preferences, restrictions or limitations or other attributes of any such securities (including RACC Class B Shares and RACC Preferred Shares) or holders (including the Sponsor), (iii) did not address any impact of the Transactions on any particular holder of RACC Class A Shares other than in its capacity as a holder of RACC Class A Shares, and (iv) did not in any way address proportionate allocation or relative fairness (including, without limitation, the allocation of any consideration among or within any classes or groups of security holders or other constituents of RACC or any other party). Scalar also did not address, or express a view with respect to, any acquisition of control or effective control of RACC by any stockholder or group of stockholders of Oak Hill Bio. Scalar’s opinion should not be construed as creating any fiduciary duty of Scalar (or any of its affiliates) to any party.

Scalar’s opinion was provided for the information and assistance of the RACC Board (in its capacity as such) in connection with, and for the purpose of, its evaluation of the Transactions, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act (including with respect to any redemption rights) with respect to the Transactions or any other matter.

Summary of Scalar’s Financial Analysis

The following is a summary of the material financial analyses delivered by Scalar to the RACC Board in connection with rendering the opinion described above. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Scalar, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Scalar. Scalar may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Scalar’s view of the actual value of Oak Hill Bio. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Scalar. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Scalar’s financial analyses and its opinion.

In performing its analyses, Scalar made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RACC, Oak Hill Bio, or any other parties to the Transactions. These analyses do not purport to be appraisals or reflect the prices at which businesses or securities may actually be sold, and you should not rely on them as such. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on July 17, 2026, and is not necessarily indicative of current market conditions.

Assumed Value of RACC Common Stock

Given RACC’s nature as a special purpose acquisition company, for purposes of its opinion and with RACC’s consent, Scalar assumed a value of $10.05 per RACC Class A Share in calculating the value of the RACC Common Stock to be issued as the Consideration under the Business Combination Agreement, with such $10.05 per share value being based on (a) $75,380,091, which was the value of the assets held in RACC’s Trust Account as of July 17, 2026, divided by (b) 7,500,000, which was the number of outstanding RACC Class A Shares subject to redemption as of June 30, 2026. In rendering its opinion, Scalar did not express any view or opinion as to what the value of any RACC Shares will be when issued pursuant to the Transactions or the price or range of prices at which any RACC Class A Shares, RACC Class B Shares or other securities or financial instruments of or relating to RACC may trade or otherwise be transferable at any time before or after announcement or consummation of the Transactions.

Redemption of RACC Class A Shares

Given RACC’s nature as a special purpose acquisition company, for purposes of its opinion and with RACC’s consent, Scalar assumed that 100% of RACC Class A Shares would be redeemed prior to the Transactions. Scalar selected the Maximum Redemptions scenario as a conservative analytical case for purposes of evaluating the Closing Consideration, including the effect of the Backstop Agreement and the related pro forma capitalization. The Maximum Redemptions assumption is used solely for purposes of evaluating the Closing Consideration, specifically the effect of the Backstop Agreement, and related pro forma capitalization, and does not modify the scope of the Opinion or the constituency to whom the fairness conclusion relates.

Selected Comparable Public Company Asset Analysis

Scalar reviewed selected financial and operating data of four publicly traded biotech and pharmaceutical companies, with an emphasis on clinical stage companies with antisense oligonucleotide assets targeting rare disease indications in their portfolio. None of the companies is directly comparable to Oak Hill Bio. Pre-clinical assets were excluded from the analysis. Scalar arrived at the Probability Weighted number of Compounds (as defined below) for each comparable company after completing a review of each company’s development pipeline and considering the clinical phase of each asset, the lead indication for each asset, and comparing it against clinical success data published in “Clinical Development Success Rates and Contributing Factors 2011-2020” jointly published by the Biotechnology Innovation Organization, Biomedtracker and QLS Advisors LLC. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and operating characteristics, business profiles, clinical development stages and other relevant characteristics of the selected companies below. The current enterprise values are based on closing stock prices as of July 17, 2026. The financial data reviewed included:

•	Peer company enterprise value, or “Enterprise Value”;

•	The number of clinical stage assets, probability-weighted by their clinical trial stage and disease area, or “Probability Weighted Number of Compounds”;

•	The Enterprise Value divided by the Probability Weighted Number of Compounds, or “Value per Compound”

The selected companies and corresponding financial data included the following:

Selected Companies

Company Name	Enterprise Value ($ in Millions USD)	# of Phase 1 Assets	# of Phase 2 Assets	# of Phase 3 Assets	Probability- Weighted # of Compounds	Value per Compound ($ in Millions USD)
Amylyx Pharmaceuticals, Inc.	$1,693.8	1	2	1	1.25	$1,350.4
ProQR Therapeutics N.V.	$164.6	2	0	0	0.36	$459.6
Stoke Therapeutics, Inc.	$1,398.3	0	1	1	0.82	$1,711.5
Wave Life Sciences Ltd.	$575.2	0	4	0	1.01	$571.5
					Median	$960.9
					Mean	$1,023.2
					75th Percentile	$1,440.6
					25th Percentile	$543.5

Taking into account the results of the selected comparable public company analysis, Scalar applied selected multiple ranges between $543.5 million and $960.9 million. Scalar’s selection of the lower end of the observed range reflects Scalar’s observation that Oak Hill Bio is pursuing a single asset and does not have a drug discovery platform. Then, Scalar made an adjustment to account for the existing royalty on net sales that Oak Hill Bio will pay to Roche pursuant to the Roche Agreement. Scalar believed that these royalty obligations would reduce the future profitability of Oak Hill Bio’s rugonersen asset relative to certain selected comparable companies and therefore adjusted the selected valuation range to reflect the anticipated economic impact of those obligations. Scalar observed that a peer group of mature, commercialized biotech and pharmaceutical companies had a median earnings before income taxes, depreciation and amortization (“EBITDA”) margin of 40.5%, as described below. Because the royalty on the rugonersen asset ranges between 9% and 14%, Scalar assumed that the EBITDA for Oak Hill Bio would be reduced by the same royalty rates, resulting in an EBITDA range between 26.5% and 31.5%. Because EBITDA margin is a proxy for the profitability of an enterprise, Scalar then calculated the ratios of the hypothetical EBITDA margin of Oak Hill Bio to the EBITDA margin of the mature peer group. For example, 26.5% divided by 40.5% results in an adjustment factor of 0.654, and 31.5% divided by 40.5% results in an adjustment factor of 0.778. Finally, Scalar applied those adjustment factors to the selected multiple range to arrive at an adjusted range between $420.0 million and $630.0 million. Specifically, $420.0 million is the product, rounded to the nearest $10 million, of $543.5 million multiplied by 0.778, and $630.0 million is the product, rounded to the nearest $10 million, of $960.9 million multiplied by 0.654.

EBITDA Margin Analysis

Company Name		EBITDA Margin (Last Twelve Months)
AbbVie Inc.		47.6%
Amgen Inc.		45.5%
AstraZeneca PLC		33.1%
Bristol-Myers Squibb Company		39.1%
Eli Lilly and Company		50.1%
Gilead Sciences, Inc.		49.6%
Johnson & Johnson		35.6%
Merck & Co., Inc.		44.9%
Novartis AG		40.5%
Pfizer Inc.		40.2%
Roche Holding AG		38.0%
	Median	40.5%
	Mean	42.2%
	75th Percentile	46.5%
	25th Percentile	38.5%

These values are applied to Oak Hill Bio’s rugonersen asset, which is beginning a Phase 3 clinical trial to study the medicine’s effect on patients with Angelman syndrome, a rare disease. Accordingly, Scalar selected a probability weighted number of compounds for Oak Hill Bio of 0.565, reflecting its stage of development as a Phase 3 asset and its leading indication being a rare disease, without any asset-specific adjustment, relying on assessments of RACC and Oak Hill Bio’s management as to the potential success of rugonersen, resulting in an enterprise value range of $237.3 million to $356.0 million. Scalar added pro forma net cash of $36.8 million, which was the sum of (i) the $31.9 million in cash on Oak Hill Bio’s balance sheet as of April 30, 2026, (ii) an assumed $55.0 million of proceeds from the PIPE Financing, as directed by RACC management, (iii) the $45.0 million proceeds from the SAFE Financing, as directed by RACC management, (iv) an assumed $75.0 million of proceeds from the funding of the Backstop Limit under the assumption that 100% of holders of RACC Class A Shares elect to redeem their RACC Class A Shares, for a total of cash amount of $206.9 million, less the sum of (v) the $6.2 million of debt Oak Hill Bio owes to its parent company, (vi) $9.0 million of transaction expenses, as directed by RACC management, and (vii) $155.0 million of development and milestone payments payable by Oak Hill Bio to Roche pursuant to the Roche Agreement, undiscounted for time value, not probability-weighted, and excluding royalties on net sales, which is based upon the sum of (a) $105.0 million of net sales milestones and (b) $53.5 million of development milestones less (c) $3.5 million of payments that Oak Hill Bio has already paid to Roche, to the enterprise value of Oak Hill Bio to calculate implied total equity value. The selected comparable companies asset analysis indicated implied total equity value reference ranges for Oak Hill Bio of approximately $274.1 million to $392.7 million, as compared to the Aggregate Pro Forma Value of the New OHB Common Stock and Transactions Expenses (as described and calculated below under “—Pro Forma Consideration Analysis”) of $363,573,165.

Scalar noted that the Aggregate Pro Forma Value of the New OHB Common Stock and Transactions Expenses was within the above range, which in Scalar’s view supported its assessment of the fairness, from a financial point of view, of the Closing Consideration to the holders of RACC Class A Shares (other than the Excluded Parties).

Crossover Round Step-up Multiple Analysis

Scalar reviewed the initial public offering (“IPO”) data as well as the private financing data of the private equity financing round prior to the IPO of four publicly traded biotech and pharmaceutical companies, with an emphasis on clinical stage companies with antisense oligonucleotide assets in their portfolio, with dates between the private financing date and the IPO date that were considered comparable to the dates of this Transactions. None of the companies is directly comparable to Oak Hill Bio. The analysis included:

•	The reported date of the last private equity financing round that occurred prior to a company’s IPO, or “Financing Date”;

•

The share price of the private financing round multiplied by the fully-diluted shares outstanding of the company immediately after the private financing round, or “Private Financing Post-Money Valuation”;

•	The reported date of the company’s IPO, or “IPO Date”;

•	The product of the share price of the issuer’s share in the IPO and the number of issuer shares outstanding immediately prior to the IPO, or “IPO Pre-money Valuation”; and

•	The ratio of the IPO Pre-money valuation divided by the Private Financing Post-Money Valuation, or “Step-Up Multiple”.

Selected Crossover Round Analysis

Company Name	Financing Date	Private Financing Post-Money Valuation ($ in millions USD)	IPO Date	IPO Pre-Money Valuation ($ in millions USD)	Step-Up Multiple
Amylyx Pharmaceuticals, Inc.	7/20/21	$580.0	1/07/22	$882.9	1.52x
Dyne Therapeutics, Inc.	8/10/20	$345.7	9/16/20	$595.3	1.72x
Kardigan, Inc.	10/14/25	$1,048.5	6/17/26	$1,029.4	0.98x
Praxis Precision Medicines, Inc.	7/24/20	$360.0	10/15/20	$508.2	1.41x

Scalar, based on its own expertise, after considering that there were no material adverse changes in the business or prospects of Oak Hill Bio since the Series A financing, announced publicly on June 1, 2026, applied the observed range of Step-Up Multiples, unrounded, to the Private Post-Money Valuation of Oak Hill Bio, $115.7 million, to conclude an IPO pre-money equity value of the business between $113.6 million and $199.2 million.

Post-money Valuation of Oak Hill Bio

Description	Roche Eligible Shares	% Ownership	# Shares	% Ownership	Post-Money Equity Value
Series A Shares	32,500,000	31.7%	32,500,000	28.1%	$32,500,000
Common Shares	62,312,500	60.8%	62,312,500	53.8%	62,312,500
Roche Eligible ESOP Shares	7,687,500	7.5%	7,687,500	6.6%	7,687,500
Roche Shares	0	0.0%	7,687,500	6.6%	7,687,500
Non-Roche Eligible ESOP Shares	0	0.0%	5,535,000	4.8%	5,535,000
Total	102,500,000	100.0%	115,722,500	100.0%	$115,722,500

Scalar calculated the Private Post-Money Valuation of Oak Hill Bio by multiplying 115,722,500 fully-diluted shares of Oak Hill Bio prior to the Transactions by the $1.00 issuance price of the Series A Shares. The number of fully-diluted shares prior to the Transactions consists of the issued shares, plus a number of Roche Shares that would have been issuable upon an IPO equal to 7.5% of the Roche Eligible Shares, plus a number of Oak Hill Bio ESOP shares that are not Roche Eligible Shares.

After concluding the IPO pre-money equity value of Oak Hill Bio, Scalar added pro forma new cash of $166.0 million, which is the sum of (i) an assumed $55.0 million of proceeds from the PIPE Financing, as directed by RACC management, (ii) the $45.0 million proceeds from the SAFE Financing, as directed by RACC management, (iii) an assumed $75.0 million of proceeds from the funding of the Backstop Limit under the assumption that 100% of holders of RACC Class A Shares elect to redeem their RACC Class A Shares, for a total of cash amount of $175.0 million, less the (iv) transaction expenses of $9.0 million, as directed by RACC management, to calculate implied total equity value. The crossover round analysis indicated implied total equity value reference ranges for Oak Hill Bio of approximately $279.6 million to $365.3 million, as compared to the Aggregate Pro Forma Value of the New OHB Common Stock and Transactions Expenses (as described and calculated below under “—Pro Forma Consideration Analysis”) of $363,573,165.

Scalar noted that the Aggregate Pro Forma Value of the New OHB Common Stock and Transactions Expenses was within the above range, which in Scalar’s view supported its assessment of the fairness, from a financial point of view, of the Closing Consideration to the holders of RACC Class A Shares (other than the Excluded Parties).

Pro Forma Consideration Analysis

Utilizing pro forma ownership information provided by RACC management and the assumptions described above (assuming a value of $10.05 per share of New OHB Common Stock), Scalar calculated the aggregate implied value of the pro forma shares of New OHB Common Stock outstanding following the consummation of the Transactions. These calculations are summarized below:

Fully-Diluted Value of the Transactions

Description	Price per Share	# Shares	Consideration Value*
RACC Class A Shares	$10.05	7,500,000	$75,380,091
Sponsor Shares	$10.05	1,598,529	16,066,302
Oak Hill Bio Shares	$10.05	16,000,000	160,810,862
Oak Hill Bio SAFE Shares	$10.05	4,680,000	47,037,177
PIPE Shares	$10.05	5,500,000	55,278,734
Transactions Expenses	N/A	N/A	9,000,000
Aggregate Pro Forma Value of the New OHB Common Stock and Transaction Expenses			$363,573,165

*

Aggregate Pro Forma Value of the New OHB Common Stock and Transactions Expenses is based on an unrounded price per RACC Class A Share of $10.05067885. Sponsor shares includes 1,520,269 RACC shares held by the Sponsor and 78,260 shares held by independent directors. The 4,680,000 Oak Hill Bio SAFE Shares includes 180,000 of Oak Hill Bio Shares issuable upon conversion that arise from the accrual of interest on the Oak Hill Bio SAFEs, as directed by RACC management. Individual line items may not sum to the total due to rounding.

Scalar noted that the Aggregate Pro Forma Value of the New OHB Common Stock and Transactions Expenses, as described above, was within the reference ranges calculated in the selected comparable public company asset analysis and the crossover round analysis described above, which in Scalar’s view supported its assessment of the fairness, from a financial point of view, of the Closing Consideration to the holders of RACC Class A Shares (other than the Excluded Parties).

Implied Pro Forma Share Value Analysis

Utilizing the implied total equity value reference ranges for Oak Hill Bio from the comparable companies asset analysis and crossover round analysis, the pro forma ownership information provided by RACC management and the assumptions described above, Scalar calculated the implied pro forma value of a share of New OHB Common Stock after giving effect to the Transactions. This analysis took into consideration the impact of the pro forma dilution described above in calculating the Aggregate Pro Forma Value of the New OHB Common Stock and Transactions Expenses. These calculations are summarized below:

Implied Pro Forma Value per share of New OHB Common Stock

Methodology	Low	Middle	High
Comparable Companies Asset Analysis	$7.77	$9.69	$11.13
Crossover Round Analysis	$7.93	$9.14	$10.35

Scalar noted that the assumed value of a share of New OHB Common Stock of $10.05 was within the reference ranges calculated by the analyses described above, which in Scalar’s view supported its assessment of the fairness, from a financial point of view, of the Closing Consideration to holders of RACC Class A Shares.

Closing Consideration Analysis

Utilizing the implied total equity value reference ranges for Oak Hill Bio from the comparable companies asset analysis and crossover round analysis, the pro forma ownership information provided by RACC management and the assumptions described above, Scalar calculated the implied pro forma value of the 20,680,000 shares of New OHB Common Stock to be issued to Oak Hill Bio Shareholders pursuant to the Transactions. This analysis took into consideration the impact of the pro forma dilution described above in calculating the Aggregate Pro Forma Value of the New OHB Common Stock and Transactions Expenses. These calculations are summarized below:

Implied Pro Forma Value of the Closing Consideration

Methodology	Low	Middle	High
Comparable Companies Asset Analysis	$160,675,293	$200,419,127	$230,197,693
Crossover Round Analysis	$163,899,351	$189,046,998	$214,136,026

Scalar noted that the assumed value of the Closing Consideration of $207,848,039, comprised of (i) $160,810,862, which is the product of $10.05067885, the value of a RACC Class A Share, and 16,000,000, the number of shares of New OHB Common Stock issued in respect of Oak Hill Bio Shares, and (ii) $47,037,177, which is the product of $10.05067885, the value of a RACC Class A Share, and 4,680,000 shares of New OHB Common Stock to be issued in respect of the Oak Hill Bio SAFE Shares, was within the reference ranges calculated by the analyses described above, which in Scalar’s view supported its assessment of the fairness, from a financial point of view, of the Closing Consideration to holders of RACC Class A Shares.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Scalar’s opinion. In arriving at its fairness determination, Scalar considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Scalar made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to RACC or Oak Hill Bio or the Transactions.

Scalar’s financial analyses and opinion were only one of many factors taken into consideration by the RACC Board in its evaluation of the Transactions. Consequently, the analyses described above should not be viewed as determinative of the views of the RACC Board or management of RACC with respect to the Closing Consideration or as to whether the RACC Board would have been willing to determine that different consideration was fair to RACC and its shareholders. The Closing Consideration was determined through arm’s-length negotiations between RACC and Oak Hill Bio and was approved by the RACC Board. Scalar did not advise the RACC Board during these negotiations, nor did it recommend any specific amount of consideration to RACC or the RACC Board or that any specific amount of consideration constituted the only appropriate consideration for the Transactions. The foregoing summary does not purport to be a complete description of the analyses performed by Scalar in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Scalar attached hereto as Annex L.

Scalar and its affiliates are engaged in transaction advisory, financial reporting, litigation consulting, tax and other financial and non-financial activities and services for various persons and entities. Scalar was engaged by RACC to render its opinion to the RACC Board and Scalar received a fee of $125,000 from RACC for providing its services and rendering its opinion. No portion of these fees was refundable or contingent upon the consummation of the Transactions or the conclusion reached in Scalar’s opinion. RACC has also agreed to indemnify Scalar against certain liabilities and reimburse Scalar for certain expenses in connection with Scalar’s services. In the past two years, Scalar and its affiliates have not provided any other advisory services to RACC, the Sponsor, or their affiliates for which Scalar and its affiliates received compensation. Scalar and its affiliates may also seek to provide such services to Oak Hill Bio, RACC, and their respective affiliates in the future and expect to receive fees for the rendering of these services. In the ordinary course of business, certain of Scalar’s employees and affiliates, or entities in which they have invested, may hold or trade, for their own accounts and the accounts of their investors, securities of Oak Hill Bio and RACC and, accordingly, may at any time hold a long or short position in such securities.

The issuance of Scalar’s opinion was approved by an authorized committee of Scalar.

The RACC Board selected Scalar to provide its opinion in connection with the Transactions based on Scalar’s reputation and experience. Scalar is a valuation firm with substantial experience providing valuation and transaction advisory services in transactions similar to the Transactions.

Interests of RACC’s Directors and Executive Officers, Sponsor and Others in the Transactions

In considering the recommendation of the RACC Board in favor of approval of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, each of the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal, RACC shareholders should keep in mind that the Sponsor and RACC’s officers and directors have interests in the Transactions that are different from or in addition to (and which may conflict with) the interests of unaffiliated RACC shareholders. Further, RACC’s officers and directors have additional fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity, which are set forth in more detail in the section titled “Information About RACC — Conflicts of Interest.” We believe there were no such opportunities that were not presented as a result of the existing fiduciary or contractual obligations of our officers and directors to other entities. The RACC Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and Business Combination Agreement and in recommending to our shareholders that they vote in favor of the proposals to be presented at the extraordinary general meeting, including the Business Combination Proposal. RACC shareholders should take these interests into account in deciding whether to approve the proposals presented at the extraordinary general meeting, including the Business Combination Proposal. These interests include, among other things:

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the fact that the initial shareholders, including the Sponsor and RACC’s independent directors, have invested in RACC an aggregate of $2,775,000, comprised of the $25,000 purchase price for the 1,323,529 RACC Class B Shares and the $2,750,000 purchase price for 275,000 private placement shares, and such shares will have a significantly higher value at the time of the Transactions or be worthless if the Transactions are not consummated and RACC is liquidated by May 21, 2028;

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the fact that, as a result of the low purchase price paid for the RACC Class B Shares, if the Transactions are completed, the Sponsor and RACC’s independent directors (Messrs. MacLean and Miller) are likely to be able to make a substantial profit on their investment in RACC even at a time when the New OHB Common Stock has lost significant value. Accordingly, the economic interests of the Sponsor and RACC’s independent directors diverge from the economic interests of public shareholders because the Sponsor and RACC’s independent directors will realize a gain on its investment from the completion of any business combination while public shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share;

•	the fact that the initial shareholders have agreed not to redeem any RACC Shares held by them in connection with a shareholder vote to approve the Business Combination Proposal;

•	the fact that the initial shareholders have agreed to vote any RACC Shares owned by them in favor of the Business Combination Proposal;

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the fact that the initial shareholders have agreed to waive their rights to liquidating distributions from the trust account with respect to any RACC Shares (other than public shares subsequently acquired by them) held by them if the Transactions are not approved and RACC fails to complete the Transactions by May 21, 2028;

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the fact that the Business Combination Agreement provides for the continued indemnification of RACC’s existing directors and officers and requires RACC to purchase, or cause to be purchased, at or prior to the Closing, and New Oak Hill Bio to maintain in effect for a period of six years after the Closing, a “tail” policy providing directors’ and officers’ liability insurance coverage for certain RACC directors and officers after the Transactions;

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the fact that the Sponsor and RACC’s officers and directors will lose their entire investment in RACC and will not be reimbursed for any loans extended, fees due or out-of-pocket expenses incurred on RACC’s behalf related to identifying, investigating, negotiating and completing an initial business combination if the Transactions are not consummated by May 21, 2028. As of the date of this proxy statement/prospectus, RACC does not owe the Sponsor any outstanding sums pursuant to any working capital loans, promissory notes, the existing indemnification agreement between RACC and the Sponsor, or otherwise;

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the fact that, in connection with the Closing and immediately prior to the Effective Time, the Sponsor may elect to contribute Working Capital Loans, of up to $3,000,000, to RACC in exchange for Working Capital Shares, which are convertible at the option of the Sponsor into shares of New OHB Common Stock, at a conversion price of $10.00 per share. There have been no Working Capital Loans to date;

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the fact that if the trust account is liquidated, including in the event RACC is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify RACC to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account, by the claims of prospective target businesses with which RACC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to RACC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account;

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the fact that if the Transactions or another business combination is not consummated by May 21, 2028, RACC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding RACC Class A Shares for cash and, subject to the approval of its remaining shareholders and the RACC Board, liquidating and dissolving;

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the fact that the Investor Rights Agreement was entered into with the initial shareholders, the SAFE Holders and certain Oak Hill Bio Shareholders, which, among other things, (a) gives the initial shareholders, the SAFE Holders and certain Oak Hill Bio Shareholders certain registration rights, including the right to have the offer and sale of their shares of New OHB Common Stock registered on a resale registration statement to be filed by New Oak Hill Bio shortly after the consummation of the Transactions;

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the fact that the Sponsor Letter Agreement was executed with the initial shareholders, pursuant to which the initial shareholders, among other things, waive all adjustments to the conversion ratio set forth in the Existing Governing Documents with respect to the RACC Class B Shares, and agree to be bound by certain transfer restrictions with respect to RACC Shares prior to the consummation of the Transactions, in each case subject to the terms and conditions set forth therein. No consideration has been or will be paid to RACC, Oak Hill Bio, Sponsor or each of RACC’s independent directors in connection with the entry into the Sponsor Letter Agreement;

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the fact that the RA Backstop Purchaser, being an affiliate of the Sponsor, has entered into the Backstop Agreement, pursuant to which it has committed to subscribe for up to 7,500,000 shares of New OHB Common Stock (up to $75,000,000 in the aggregate) at a purchase price of $10.00 per share, to the extent necessary to backstop public shareholder redemptions, subject to the terms and conditions set forth in the Backstop Agreement. For more information, please see “Business Combination Proposal—Related Agreements—Backstop Agreement”;

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the fact that the SAFE Holders, being affiliates of the Sponsor, provided Oak Hill Bio with interim financing in the aggregate principal amount of $45,000,000 under the Oak Hill Bio SAFEs, bearing interest at a rate of 8% per annum, which will convert into ordinary shares of Oak Hill Bio immediately prior to the Closing and be exchanged for shares of New OHB Common Stock in the Share Acquisition, provided that if the Oak Hill Bio SAFEs remain outstanding for a period of 18 months from the date of execution, the Oak Hill Bio SAFEs will convert into OHB Series A Shares. See the assumptions underlying such ownership described in the section entitled “Beneficial Ownership of Securities” and more information to consider under “Risk Factors—Risks Related to the Transactions and RACC”;

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the right of the Sponsor, the SAFE Holders and the RA Backstop Purchaser to hold shares of New OHB Common Stock following the Transactions, subject to the terms and conditions of the lock-up restrictions; and

•	the fact that RACC may be entitled to distribute or pay over funds held by RACC outside the trust account to the Sponsor or any of its Affiliates prior to the Closing.

Compensation to be Received by the Sponsor, the SAFE Holders, the RA Backstop Purchaser and RACC’s Officers and Directors in Connection with the Transactions and the Oak Hill Bio SAFEs

Set forth below is a summary of the amount of compensation and securities received or to be received by the Sponsor, the SAFE Holders, the RA Backstop Purchaser and RACC’s officers and directors in connection with the Transactions and the Oak Hill Bio SAFEs.

	Securities to be Received	Other Compensation
The Sponsor	(i) 1,245,269 shares of New OHB Common Stock upon the exchange of 1,245,269 RACC Class B Shares in the Domestication, which were initially purchased prior to RACC’s initial public offering for approximately $0.02 per share; and (ii) 275,000 shares of New OHB Common Stock upon the exchange of 275,000 RACC Class A Shares in the Domestication, which were initially purchased in a private placement that closed concurrently with RACC’s initial public offering at a price of $10.00 per share.

Reimbursement for working capital loans to RACC. To date, RACC has no outstanding borrowings under working capital loans.

Continued indemnification and the continuation of directors’ and officers’ liability insurance after the Transactions.

SAFE Holders	4,500,000 shares of New OHB Common Stock upon the exchange of 4,500,000 Oak Hill Bio Shares. The Oak Hill Bio SAFEs will convert into Oak Hill Bio Shares immediately prior to the Closing, and the resulting shares will be exchanged for shares of New OHB Common Stock in the Share Acquisition. The Oak Hill Bio SAFEs are for an aggregate principal amount of $45.0 million and bear interest at a rate of 8% per annum. The sum of the principal amount of the Oak Hill Bio SAFEs and all	—

	Securities to be Received	Other Compensation

accrued and unpaid interest thereon as of the Closing Date is referred to as the Oak Hill Bio SAFE Amount. The Oak Hill Bio SAFE Amount is added to the Base Equity Value to determine the Adjusted Equity Value for purposes of calculating the Closing Consideration.

Because the unaudited pro forma condensed combined balance sheet included in this proxy statement/prospectus gives effect to the Transactions as if they had occurred on June 30, 2026, no interest is assumed to have accrued on the Oak Hill Bio SAFEs and the Oak Hill Bio SAFE Amount is assumed to equal the $45.0 million principal amount. As interest accrues, the Oak Hill Bio SAFE Amount will increase and the number of Oak Hill Bio Shares that will be issued upon conversion of the Oak Hill Bio SAFEs, as well as the corresponding number of New OHB Common Stock to be exchanged in the Share Acquisition, will increase.

RA Backstop Purchaser	Assuming the Midpoint Redemptions Scenario, 3,750,000 shares of New OHB Common Stock. Assuming the Maximum Redemptions Scenario, 7,500,000 shares of New OHB Common Stock.	—

RACC’s independent directors (Messrs. MacLean and Miller)	Each will receive 39,130 shares of New OHB Common Stock upon the exchange of 39,130 RACC Class B Shares held by them in the Domestication, which shares were issued to them as consideration for services rendered to RACC.

Reimbursement for working capital loans to RACC. To date, RACC has no outstanding borrowings under working capital loans.

Reimbursement for out-of-pocket expenses incurred related to identifying, negotiating, investigating and completing the Transactions; no such amounts are outstanding as of the date of this proxy statement/prospectus.

Continued indemnification and the continuation of directors’ and officers’ liability insurance after the Transactions.

RACC’s officers (Messrs. Hammond, Stusnick and Adams)	—	Continued indemnification and the continuation of directors’ and officers’ liability insurance after the Transactions.

Pursuant to the Backstop Agreement, the RA Backstop Purchaser has committed to subscribe for up to 7,500,000 shares of New OHB Common Stock at a purchase price of $10.00 per share (up to $75,000,000 in the aggregate), to the extent necessary to backstop public shareholder redemptions. Because the RA Backstop Purchaser will subscribe for a number of shares equal to the number of public shares redeemed, the total outstanding number of RACC Shares and the relative ownership of New OHB are the same, with the interest held by public shareholders shifting to the RA Backstop Purchaser as redemptions increase.

The securities to be issued to the Sponsor, the SAFE Holders, the RA Backstop Purchaser and RACC’s officers and directors may result in a material dilution of the equity interests of non-redeeming public shareholders. RACC’s independent directors are not members of the Sponsor and are not affiliates of the SAFE Holders or the RA Backstop Purchaser. None of the funds in the trust account will be used to compensate RACC’s officers or directors. No compensation of any kind, including finder’s and consulting fees, have been paid or will be paid to the Sponsor, the SAFE Holders, the RA Backstop Purchaser, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Transactions. However, as detailed above, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, as discussed above.

Certain Engagements in Connection with the Transactions

RACC engaged Leerink Partners as its exclusive financial advisor to the Transactions and RACC engaged Leerink Partners, UBS, Wells Fargo, and LifeSci as co-placement agents of the PIPE Financing. RACC agreed to pay $2.0 million to Leerink Partners, $1.3 million to UBS, $1.0 million to Wells Fargo, and $0.45 million to LifeSci at the Closing. RACC also agreed to reimburse the placement agents for reasonable and documented out-of-pocket expenses, subject to a cap of $50,000 for non-legal expenses and $450,000 for legal fees. The engagement letter also contains customary indemnification provisions pursuant to which RACC and Oak Hill Bio have agreed to indemnify the placement agents and their affiliates against certain liabilities, including liabilities under the securities laws.

In addition, each of Leerink Partners, UBS, Wells Fargo, and LifeSci is a full-service securities firm engaged in a wide range of activities for its own accounts and the accounts of others including securities underwriting, trading and brokerage activities, financing, investment banking and management, prime brokerage, individual wealth management, commodities and derivatives trading, foreign exchange, and financial advisory services. Each of Leerink Partners, UBS, Wells Fargo, and LifeSci (and each their respective affiliates, directors and officers), in the course of their business, may, for its own account or the accounts of others, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, in any of RACC’s or any other company’s debt or equity securities or loans or any related derivative instrument. In addition, at any given time each of the placement agents and/or any of their affiliates may have been and/or could be engaged by one or more entities that may be competitors with, or otherwise adverse to, RACC in matters unrelated to any proposed transaction.

Expected Accounting Treatment of the Transactions

See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information—Anticipated Accounting Treatment of the Transactions.”

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding RACC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Business Combination Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Business Combination Proposal will have no effect, even if approved by shareholders of RACC. The initial shareholders collectively own 1,598,529 ordinary shares of RACC, or approximately 17.6% of the issued and outstanding ordinary shares as follows: (i) the Sponsor owns 1,245,269 RACC Class B Shares and 275,000 private placement shares, which are RACC Class A Shares; and (ii) each of Mr. MacLean and Mr. Miller owns 39,130 RACC Class B Shares, for an aggregate of 78,260 RACC Class B Shares. Pursuant to our amended and restated memorandum and articles of association, a quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than one-third of the issued and outstanding RACC Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. Accordingly, we will need at least 1,434,314 RACC Shares, in addition to the RACC Shares held by the initial shareholders, to constitute a quorum. Approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding RACC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Accordingly, we will need 4,549,265 RACC Shares, or 2,950,736 public shares in addition to the RACC Shares held by the initial shareholders, to vote in favor of the Business Combination Proposal to approve it if all RACC Shares are present and cast votes. If only the minimum quorum is present, no public shares will be required to vote in favor of the Business Combination Proposal to approve it.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, subject to the approval of the Domestication Proposal, the Governing Documents Proposal, and the Nasdaq Proposal, the entry of RACC into the Business Combination Agreement, dated as of July 26, 2026 (as it may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among RACC, Oak Hill Bio and the Oak Hill Bio Shareholders named therein (in the form attached to the proxy statement/prospectus of the meeting as Annex A), the consummation of the transactions contemplated by the Business Combination Agreement and the performance by RACC of its obligations thereunder thereby be ratified, approved, adopted and confirmed in all respects.”

Recommendation of the RACC Board

THE RACC BOARD UNANIMOUSLY RECOMMENDS THAT THE RACC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of RACC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of RACC and its shareholders, as a whole, and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and RACC’s officers have interests in the Transactions that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of RACC’s Directors and Officers, Sponsor and Others in the Transactions” for a further discussion of these considerations.

DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, RACC is asking its Class B Shareholders to approve, by special resolution, a change of RACC’s jurisdiction of incorporation by de-registering as an exempted company from the Cayman Registrar and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with the Existing Governing Documents, Section 388 of the DGCL, and Part 12 of the Cayman Companies Act. To effect the Domestication, RACC will (i) file a notice of de-registration with the Cayman Registrar, together with the necessary accompanying documents, (ii) file a Certificate of Domestication with the Secretary of State of the State of Delaware, together with the New OHB Charter, in each case, in accordance with the provisions thereof and Section 388 of the DGCL, and (iii) obtain a certificate of de-registration from the Cayman Registrar, pursuant to which RACC will be domesticated and continue as a Delaware corporation. In connection with the Domestication and simultaneously with the Transactions, the corporate name of RACC will change to Oak Hill Bio Inc. The Domestication is to occur one business day prior to the Closing Date.

Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Transactions.

In accordance with applicable law, the Certificate of Domestication will provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any shareholder, each then issued and outstanding RACC Class A Share will convert automatically, on a one-for-one basis, into one share of New OHB Common Stock.

The Domestication Proposal, if approved, will approve a change of RACC’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while RACC is currently governed by the Companies Act (As Revised) of the Cayman Islands, upon the Domestication, New Oak Hill Bio will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then RACC will also ask its Class B Shareholders to approve the Governing Documents Proposals (discussed below), which, if approved, will replace the Existing Governing Documents with a new certificate of incorporation and bylaws of New Oak Hill Bio under the DGCL. The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents and we encourage shareholders to carefully consult the information set out below under “Governing Documents Proposals,” the Existing Governing Documents of RACC, attached as exhibit 3.1 of this registration statement on Form S-4 and the Proposed Governing Documents of New Oak Hill Bio, attached hereto as Annex H and Annex I.

Reasons for the Domestication

Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware and it would be in the best interests of RACC, simultaneously with the completion of the Transactions, to effect the Domestication. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. In addition, because Oak Hill Bio principally operates within the U.S., it was the view of our board of directors that New Oak Hill Bio should be structured as a corporation organized in the U.S. The board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of RACC and its shareholders, as a whole. As explained in more detail below, these additional reasons can be summarized as follows:

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Prominence, Predictability, and Flexibility of Delaware Law. For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as Oak Hill Bio’s.

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Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to New Oak Hill Bio, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New Oak Hill Bio’s stockholders from possible abuses by directors and officers.

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Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. New Oak Hill Bio’s incorporation in Delaware may make New Oak Hill Bio more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws—especially those relating to director indemnification (as discussed below)—draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable New Oak Hill Bio to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.

Reasons for Name Change

Our board of directors believes that it would be in the best interests of RACC to, in connection with the Domestication and simultaneously with the Transactions, change its corporate name to “Oak Hill Bio Inc.” to more accurately reflect the business purpose and activities of Oak Hill Bio.

Regulatory Approvals; Third-Party Consents

RACC is not required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the U.S. or other countries in order to complete the Domestication. However, because the Domestication is intended to occur one business day prior to the Transactions, it will not occur unless the Transactions can be completed, which will require the approvals as described under “Business Combination Proposal.” RACC must comply with applicable U.S. federal and state securities laws in connection with the Domestication, including the filing with Nasdaq of a press release disclosing the Domestication, among other things.

The Domestication will not breach any covenants or agreements binding upon RACC and will not be subject to any additional federal or state regulatory requirements, except compliance with the laws of the Cayman Islands and Delaware necessary to effect the Domestication.

Expected Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of RACC as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Oak Hill Bio immediately following the Domestication will be the same as those of RACC immediately prior to the Domestication.

Vote Required for Approval

Approval of the Domestication Proposal requires a special resolution of the Class B Shareholders, being the affirmative vote of at least a two-thirds majority of the votes cast by the holders of issued and outstanding RACC Class B Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of the RACC Class A Shares will have no right to vote on the Domestication Proposal, in accordance with Article 34.2 of the Existing Governing Documents. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on the Domestication Proposal because the Domestication Proposal requires the affirmative vote of two-thirds of votes cast and an abstention and broker non-vote is not a vote cast.

The Domestication Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Domestication Proposal will have no effect, even if approved by holders of RACC Class B Shares.

The outstanding RACC Class B Shares are exclusively owned by the initial shareholders, being the Sponsor and the RACC independent directors (Michael F. MacLean and Timothy J. Miller). Accordingly, the initial shareholders will be able to approve the Domestication Proposal without the vote of any other shareholder of RACC.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution of the Class B Shareholders, that subject to the approval of the Business Combination Proposal, the Governing Documents Proposal, and the Nasdaq Proposal, RACC de-register from the Registrar of Companies in the Cayman Islands and transfer by way of continuation from the Cayman Islands to Delaware pursuant to Part 12 of the Companies Act (As Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, RACC be continued and domesticated as a corporation under the laws of the state of Delaware and, conditional upon, and with effect from, the registration of RACC as a corporation in the State of Delaware, the name of RACC be changed from “Research Alliance Corporation III” to “Oak Hill Bio Inc.”

Recommendation of the RACC Board

THE RACC BOARD UNANIMOUSLY RECOMMENDS THAT CLASS B SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of RACC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of RACC and its shareholders, as a whole, and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and RACC’s officers have interests in the Transactions that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of RACC’s Directors and Officers, Sponsor and Others in the Transactions” for a further discussion of these considerations.

GOVERNING DOCUMENTS PROPOSALS

If the Domestication Proposal is approved and the Transactions are consummated, RACC will replace the Existing Governing Documents, with a proposed new certificate of incorporation (the “New OHB Charter”) and proposed new bylaws (the “New OHB Bylaws” and, together with the New OHB Charter, the “Proposed Governing Documents”) of New Oak Hill Bio, in each case, under the DGCL.

RACC’s Class B Shareholders are asked to consider and vote upon and to adopt by special resolution the Proposed Governing Documents, replacing the Existing Governing Documents. We refer to this proposal as the “Governing Documents Proposal.”

The Governing Documents Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Governing Documents Proposal will have no effect, even if approved by holders of RACC Class B Shares.

The following is a summary of the key changes effected by the Proposed Governing Documents:

1.	Name Change: Change our name from Research Alliance Corporation III to “Oak Hill Bio Inc.”

2.

Corporate Purpose: Provide that the purpose of the post-combination company is “to engage in any lawful act or activity for which corporations may be organized under the DGCL” and to delete all provisions pertaining to a blank-check company.

3.

Authorized Shares: Provide for a single class of common stock of New Oak Hill Bio, entitled to one vote for each share of common stock held of record by such holder on all matters on which stockholders generally are entitled to vote (other than certain amendments relating to preferred stock) and provide for a capital structure of New Oak Hill Bio that will enable it to continue as an operating company governed by the DGCL. The capital structure of RACC will be changed from (i) 479,000,000 RACC Class A Shares, 20,000,000 RACC Class B Shares and 1,000,000 preference shares to (ii) 500,000,000 shares of New OHB Common Stock and 10,000,000 shares of undesignated preferred stock.

4.

Exclusive Forum Provisions: Establish that, unless New Oak Hill Bio consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New Oak Hill Bio, (ii) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of New Oak Hill Bio to New Oak Hill Bio or New Oak Hill Bio’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the New OHB Charter or the New OHB Bylaws (including the interpretation, validity or enforceability thereof) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, however, that the exclusive forum provision will not apply to any causes of action arising under the Securities Act, or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. Unless New Oak Hill Bio consents in writing to the selection of an alternative forum, the federal district courts of the U.S. shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, the Exchange Act, or the respective rules and regulations promulgated thereunder.

5.

Adoption of Supermajority Vote Requirement in certain instances: Establish that the New OHB Bylaws may be amended by the New OHB Board or by the stockholders by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of capital stock entitled to vote on such amendment, voting as a single class; provided that if the New OHB Board recommends that stockholders approve such amendment, it shall only require a majority vote.

6.

Removal of Directors: Provide that any director may be removed only for cause and only by the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote at an election of directors, subject to the rights, if any, of any series of New Oak Hill Bio’s preferred stock.

7.	Action by Written Consent of the Stockholders: Eliminate the right of stockholders to act by written consent.

8.

Provisions Related to Status as Blank Check Company: Provide for certain amendments to better reflect New Oak Hill Bio’s existence as an operating company. For example, the New OHB Charter would remove the requirement to dissolve New Oak Hill Bio and allow it to continue as a corporate entity with perpetual existence following the consummation of the Transactions.

Reasons for the Amendments

The RACC Board’s reasons for proposing the Proposed Governing Documents are set forth below. The following is a summary of the key changes effected by the Proposed Governing Documents, but this summary is qualified in its entirety by reference to the full text of the Proposed Governing Documents, copies of which are included as Annex H and Annex I:

1.

Name Change: Currently, our name is Research Alliance Corporation III. The RACC Board believes the name of the post-combination company should more closely align with the name of the post-Transactions operating business and therefore has proposed the name change.

2.	Corporate Purpose: The RACC Board believes this change is appropriate to remove language applicable to a blank check company.

3.

Authorized Shares: The principal purpose of this proposal is to provide for an authorized capital structure of New Oak Hill Bio that will enable it to continue as an operating company governed by the DGCL. The RACC Board believes that it is important for New Oak Hill Bio to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support its growth and to provide flexibility for future corporate needs.

4.

Exclusive Forum Provisions: Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New Oak Hill Bio in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The RACC Board believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, New Oak Hill Bio will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state or, if applicable, federal courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions. The choice of forum provision is intended to apply to the fullest extent permitted by law to the above-specified types of actions and proceedings, including any derivative actions asserting claims under state law or the federal securities laws, and is intended to require, in each case, to the fullest extent permitted by law, that (i) any Securities Act claims be brought in the federal district courts of the U.S. in accordance with the choice of forum provision and (ii) suits brought to enforce any duty or liability created by Exchange Act be brought in the U.S. District Court for the District of Delaware. The provision does not apply to any direct claims brought by New Oak Hill Bio’s shareholders on their own behalf, or on behalf of any class of similarly situated shareholders, under the Exchange Act. In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make New Oak Hill Bio’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

5.

Adoption of Supermajority Vote Requirement in certain instances: The Existing Governing Documents provide that amendments may be made by a special resolution under the Companies Act (As Revised) of the Cayman Islands, being the affirmative vote of at least two-thirds of the issued and outstanding RACC Shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting (provided that Articles 29.4 and 47.2 may only be amended by a special resolution passed by holders representing at least 90% of the issued and outstanding RACC Shares and only the Class B Shareholders carry the right to vote on any special resolution required to amend the constitutional documents of RACC or to adopt new constitutional documents of RACC in each case as a result of RACC approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands).

Any amendment to the New OHB Charter will generally require approval by holders of at least a majority of New Oak Hill Bio’s then outstanding common stock (except where a lower threshold is provided by the DGCL). The New OHB Charter provides that the New OHB Bylaws may be amended by the New OHB Board or by the stockholders by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of capital stock entitled to vote on such amendment, voting as a single class; provided that if the New OHB Board recommends that stockholders approve such amendment, it shall only require a majority vote. The amendments are intended to protect the New OHB Bylaws and certain key provisions of the New OHB Charter from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

6.

Removal of Directors: The Existing Governing Documents provide that before a business combination, holders of RACC Class B Shares may appoint or remove any director, and that after a business combination, shareholders may by ordinary resolution appoint or remove any director. Under the DGCL, unless a company’s certificate of incorporation provides otherwise, removal of a director only for cause is automatic with a classified board, provided that any director may be removed only for cause and only by the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote at an election of directors, subject to the rights, if any, of any series of preferred stock. The RACC Board believes that such a standard will (i) increase board continuity and the likelihood that experienced board members with familiarity of New Oak Hill Bio’s business operations would serve on the board at any given time and (ii) make it more difficult for a potential acquiror or other person, group or entity to gain control of the New OHB Board.

7.

Action by Written Consent of the Stockholders: Under the New OHB Charter, New Oak Hill Bio’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend New Oak Hill Bio’s governing documents outside of a duly called special or annual meeting of the stockholders of New Oak Hill Bio. Further, the RACC Board believes continuing to limit stockholders’ ability to act by written consent will (i) reduce the time and effort the New OHB Board and management would need to devote to stockholder proposals, which time and effort could distract New Oak Hill Bio’s directors and management from other important company business and (ii) facilitate transparency and fairness by allowing all stockholders to consider, discuss, and vote on pending stockholder actions. In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the board of directors only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which RACC is aware to obtain control of New Oak Hill Bio, and RACC and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the RACC Board does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of New Oak Hill Bio. Inclusion of these provisions in the New OHB Charter might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the board of directors and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

8.

Provisions Related to Status as Blank Check Company: The RACC Board believes that making corporate existence perpetual is desirable to reflect the Transactions with Oak Hill Bio. Additionally, perpetual existence is the usual period of existence for corporations, and the RACC Board believes that it is the most appropriate period for RACC following the Transactions. The elimination of certain provisions related to RACC’s status as a blank check company is desirable because these provisions will serve no purpose following the Transactions. For example, the New OHB Charter does not include the requirement to dissolve New Oak Hill Bio and allow it to continue as a corporate entity with perpetual existence following the consummation of the Transactions. Perpetual existence is the usual period of existence for public corporations, and the RACC Board believes it is the most appropriate period for New Oak Hill Bio following the Transactions. In addition, certain other provisions in RACC’s current governing documents require that proceeds from RACC’s initial public offering be held in the trust account until a business combination or liquidation of RACC has occurred. These provisions cease to apply once the Transactions are consummated and are therefore not included in the New OHB Charter.

Vote Required for Approval

The approval of the Governing Documents Proposal requires a special resolution of the Class B Shareholders, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued and outstanding RACC Class B Shares who, being present in person or represented by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of the RACC Class A Shares will have no right to vote on the Governing Documents Proposal, in accordance with Article 34.2 of the Existing Governing Documents. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the Governing Documents Proposal because the Governing Documents Proposal requires the affirmative vote of two-thirds of votes cast and an abstention and broker non-vote is not a vote cast.

The Governing Documents Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Governing Documents Proposal will have no effect, even if approved by holders of RACC Class B Shares.

The outstanding RACC Class B Shares are exclusively owned by the initial shareholders, being the Sponsor and the RACC independent directors. Accordingly, the initial shareholders will be able to approve the Existing Governing Documents Proposal without the vote of any other shareholder of RACC.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution of the Class B Shareholders, that subject to the approval of the Business Combination Proposal, the Domestication Proposal, and the Nasdaq Proposal and conditional upon, and with effect from, the registration of RACC as a corporation in the State of Delaware the amended and restated memorandum and articles of association of RACC currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the New OHB Charter and the New OHB Bylaws (in the form attached to the proxy statement/prospectus of the meeting as Annex H and Annex I, respectively).”

Recommendation of the RACC Board

THE RACC BOARD UNANIMOUSLY RECOMMENDS THAT THE CLASS B SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL.

The existence of financial and personal interests of one or more of RACC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of RACC and its shareholders, as a whole, and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and RACC’s officers have interests in the Transactions that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of RACC’s Directors and Officers, Sponsor and Others in the Transactions” for a further discussion of these considerations.

ADVISORY GOVERNING DOCUMENTS PROPOSALS

Overview

If the Condition Precedent Proposals, including the Governing Documents Proposal, are approved and the Transactions are consummated, RACC will replace the Existing Governing Documents, under the Companies Act (As Revised) of the Cayman Islands, with the Proposed Governing Documents, under the DGCL.

RACC’s shareholders are asked to consider and vote upon and to approve as an ordinary resolution, on a non-binding and advisory basis only, six separate proposals in connection with the replacement of the Existing Governing Documents with the Proposed Governing Documents. These six proposals are being presented separately in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions and will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by Cayman or Delaware law, but pursuant to SEC guidance, RACC is required to submit these provisions to its shareholders separately for approval. The shareholder votes regarding these proposals are advisory in nature, and are not binding on RACC, the RACC Board, Oak Hill Bio or the New OHB Board. Furthermore, the Transactions are not conditioned on the separate approval of the Advisory Governing Documents Proposals (separate and apart from the approval of the Governing Documents Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, RACC intends that the Proposed Governing Documents will take effect from the registration of RACC in the State of Delaware and its organization as a corporation under the laws of the State of Delaware, assuming approval of the Business Combination Proposal and the Governing Documents Proposal.

The Proposed Governing Documents differ materially from the Existing Governing Documents. The following sets forth a summary of the principal changes proposed between the Existing Governing Documents and the Proposed Governing Documents. This summary is qualified by reference to the complete text of the Existing Governing Documents, which are included as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, and, the complete text of the New OHB Charter, a copy of which is attached to this proxy statement/prospectus as Annex H and the complete text of the New OHB Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex I. All shareholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms. Additionally, as the Existing Governing Documents are governed by the Companies Act (As Revised) of the Cayman Islands and the Proposed Governing Documents will be governed by the DGCL, RACC encourages shareholders to carefully consult the information set out under the section of this proxy statement/prospectus entitled “Comparison of Shareholder Rights Under Applicable Corporate Law Before and After Domestication.”

	Existing Governing Documents	Proposed Governing Documents
Authorized Shares (Advisory Governing Documents Proposal A)	The share capital under the Existing Governing Documents is 500,000,000 divided into 479,000,000 Class A ordinary shares of par value US$0.0001 per share, 20,000,000 RACC Class B Shares of par value US$0.0001 per share and 1,000,000 preference shares of par value US$0.0001 per share.	The New OHB Charter authorizes 510,000,000 total shares, consisting of 500,000,000 shares of New OHB Common Stock and 10,000,000 shares of undesignated preferred stock, each par value $0.0001 per share.

Exclusive Forum (Advisory Governing Documents Proposal B)	The Existing Governing Documents adopt the courts of the Cayman Islands as the exclusive forum for certain disputes, provided, however, that the	The New OHB Bylaws adopt Delaware as the exclusive forum for certain disputes, provided, however, that the exclusive forum provision will not apply to any

	Existing Governing Documents	Proposed Governing Documents
	exclusive forum provision will not apply to any causes of action arising under the Securities Act, or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction.	causes of action arising under the Securities Act, or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction.

Adoption of Supermajority Vote Requirement to Amend the Proposed Governing Documents (Advisory Governing Documents Proposal C)	The Existing Governing Documents provide that amendments may be made by a special resolution under the Companies Act (As Revised) of the Cayman Islands, being the affirmative vote of at least two-thirds of the issued and outstanding RACC Shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting (provided that Article 29.4 and 47.2 may only be amended by a special resolution passed by holders representing at least 90% of the issued and outstanding RACC Shares and only the Class B Shareholders carry the right to vote on any special resolution required to amend the constitutional documents of RACC or to adopt new constitutional documents of RACC in each case as a result of RACC approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands).	Any amendment to the New OHB Charter will generally require approval by holders of at least a majority in voting power of New Oak Hill Bio’s then outstanding stock entitled to vote on such amendment, and by the holders of a majority in voting power of each class of stock entitled to vote as a class on the amendment (except where a lower threshold is provided by the DGCL). The New OHB Charter provides that the New OHB Bylaws may be amended by the New OHB Board. The New OHB Charter also provides that the New OHB Bylaws may be amended by the stockholders with the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of capital stock entitled to vote on such amendment, voting as a single class; provided that if the New OHB Board recommends that stockholders approve such amendment, it shall only require approval by the holders of a majority in voting power of the outstanding shares of capital stock entitled to vote on such amendment, voting together as a single class vote.

Removal of Directors (Advisory Governing Documents Proposal D)	The Existing Governing Documents provide that before a business combination, only holders of RACC Class B Shares may appoint or remove any director by ordinary resolution. After the closing of a business combination, shareholders may by ordinary resolution appoint or remove any director.	The New OHB Charter provides that, subject to the special rights, if any, of the holders of any outstanding series of Preferred Stock to elect directors, directors may be removed only for cause and only by the affirmative vote of the holders of not less than two-thirds in voting power of the

	Existing Governing Documents	Proposed Governing Documents
outstanding shares entitled to vote at an election of directors.

Action by Written Consent of Stockholders (Advisory Governing Documents Proposal E)	The Existing Governing Documents permit shareholders to approve matters by unanimous written resolution.	The New OHB Charter requires stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting, subject to the rights of the holders of any series of Preferred Stock.

Other Changes in Connection with Adoption of the Proposed Governing Documents (Advisory Governing Documents Proposal F)	The Existing Governing Documents include reference to the company’s status as a blank check company with nominal operations prior to the consummation of a business combination.	The New OHB Charter does not include provisions related to RACC’s status as a blank check company, which no longer will apply upon consummation of the Transactions, as RACC will cease to be a blank check company at such time.

Advisory Governing Documents Proposal A – Authorized Shares

RACC shareholders are being asked to approve and adopt an amendment to the Existing Governing Documents to authorize the change in the authorized capital stock of RACC from 479,000,000 RACC Class A Shares, 20,000,000 RACC Class B Shares, and 1,000,000 preference shares, par value of $0.0001 per share, to 500,000,000 shares of New OHB Common Stock and 10,000,000 shares of undesignated preferred stock, each par value $0.0001 per share.

In order to ensure that New Oak Hill Bio has sufficient authorized capital for future issuances, the RACC Board has approved, subject to shareholder approval, that the Proposed Governing Documents change the authorized capital stock of RACC from 479,000,000 RACC Class A Shares, 20,000,000 RACC Class B Shares, and 1,000,000 preference shares, par value of $0.0001 per share, to 500,000,000 shares of New OHB Common Stock and 10,000,000 shares of undesignated preferred stock, each par value $0.0001 per share.

This summary is qualified by reference to the complete text of the Proposed Governing Documents, copies of which are attached to this proxy statement/prospectus as Annex H and Annex I. All RACC shareholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Advisory Governing Documents Proposal B – Exclusive Forum Provision

RACC shareholders are being asked to approve and adopt an amendment to the Existing Governing Documents to approve provisions in the New OHB Bylaws adopting Delaware as the exclusive forum for certain shareholder litigation, as set out in the New OHB Bylaws.

The New OHB Bylaws provide that, unless New Oak Hill Bio consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New Oak Hill Bio, (ii) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of New Oak Hill Bio to New Oak Hill Bio or New Oak Hill Bio’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Certificate or these Bylaws

(including the interpretation, validity or enforceability thereof) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, however, that the exclusive forum provision will not apply to any causes of action arising under the Securities Act, or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. Unless New Oak Hill Bio consents in writing to the selection of an alternative forum, the federal district courts of the U.S. shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, the Exchange Act, or the respective rules and regulations promulgated thereunder.

This summary is qualified by reference to the complete text of the Proposed Governing Documents, copies of which are attached to this proxy statement/prospectus as Annex H and Annex I. All RACC shareholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Advisory Governing Documents Proposal C – Adoption of Supermajority Vote Requirement to Amend the Proposed Governing Documents

RACC shareholders are being asked to approve and adopt an amendment to the Existing Governing Documents to approve provisions providing that any amendment to the New OHB Charter will generally require approval by holders of at least a majority in voting of New Oak Hill Bio’s then outstanding stock and the holders of a majority in voting power of each outstanding class of stock entitled to vote on the amendment as a class (except where a lower threshold is provided by the DGCL). The New OHB Charter provides that the New OHB Bylaws may be amended by the New OHB Board. The New OHB Charter also provides that the New OHB Bylaws may be amended by the stockholders with the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of capital stock entitled to vote on such amendment, voting as a single class; provided that if the New OHB Board recommends that stockholders approve such amendment, it shall only require approval by the holders of a majority in voting power of the outstanding shares of capital stock entitled to vote on such amendment, voting together as a single class.

This summary is qualified by reference to the complete text of the Proposed Governing Documents, copies of which are attached to this proxy statement/prospectus as Annex H and Annex I. All RACC shareholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Advisory Governing Documents Proposal D – Removal of Directors

RACC shareholders are being asked to approve and adopt an amendment to the Existing Governing Documents to approve provisions in the New OHB Charter providing that, subject to the special rights, if any, of the holders of any series of Preferred Stock to elect directors, directors may be removed only for cause and only by the affirmative vote of the holders of not less than two-thirds in voting power of the outstanding shares entitled to vote at an election of directors.

This summary is qualified by reference to the complete text of the Proposed Governing Documents, copies of which are attached to this proxy statement/prospectus as Annex H and Annex I. All RACC shareholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Advisory Governing Documents Proposal E – Action by Written Consent of Stockholders

RACC shareholders are being asked to approve and adopt an amendment to the Existing Governing Documents to approve provisions in the New OHB Charter requiring stockholders to take action at an annual or special meeting and prohibiting stockholder action by written consent in lieu of a meeting.

This summary is qualified by reference to the complete text of the Proposed Governing Documents, copies of which are attached to this proxy statement/prospectus as Annex H and Annex I. All RACC shareholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Advisory Governing Documents Proposal F – Other Changes in Connection with Adoption of the Proposed Governing Documents

RACC shareholders are being asked to approve and adopt an amendment to the Existing Governing Documents to authorize (1) changing the corporate name from “Research Alliance Corporation III” to “Oak Hill Bio Inc.” (2) making New Oak Hill Bio’s corporate existence perpetual, and (3) removing certain provisions related to RACC’s status as a blank check company that will no longer be applicable upon consummation of the Transactions.

The Proposed Governing Documents will not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of RACC’s operations should RACC not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Existing Governing Documents) because following the consummation of the Transactions, New Oak Hill Bio will not be a blank check company.

This summary is qualified by reference to the complete text of the Proposed Governing Documents, copies of which are attached to this proxy statement/prospectus as Annex H and Annex I. All RACC shareholders are encouraged to read the Proposed Governing Documents in their entirety for a more complete description of their terms.

Implementation of each of the Advisory Governing Documents Proposals, will result, upon the Domestication, in the wholesale replacement of the Existing Governing Documents with the Proposed Governing Documents. While certain material changes between the Existing Governing Documents and the Proposed Governing Documents have been unbundled into distinct governing documents proposals or otherwise identified in this Advisory Governing Documents Proposal, there are other differences between the Existing Governing Documents and the Proposed Governing Documents (arising from, among other things, differences between the Companies Act (As Revised) of the Cayman Islands and the DGCL and the typical form of governing documents under each such body of law) that will be approved (subject to the approval of the aforementioned related proposals and consummation of the Transactions) if RACC shareholders approve the Governing Documents Proposal.

Reasons for the Amendments

Advisory Governing Documents Proposal A – Authorized Shares

The principal purpose of this proposal is to provide for an authorized capital structure of New Oak Hill Bio that will enable it to continue as an operating company governed by the DGCL. The RACC Board believes that it is important for New Oak Hill Bio to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support its growth and to provide flexibility for future corporate needs.

Advisory Governing Documents Proposal B – Exclusive Forum Provision

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New Oak Hill Bio in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The RACC Board believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, New Oak Hill Bio will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state or, if applicable, federal courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions. The choice of forum provision is intended to apply to the fullest extent permitted by law to the above-specified types of actions and proceedings, including any derivative actions asserting claims under state law, and is intended to require, in each case, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on behalf of New Oak Hill Bio, (ii) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of New Oak Hill Bio to New Oak Hill Bio or New Oak Hill Bio’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the New OHB Charter or the New OHB Bylaws (including the interpretation, validity or enforceability thereof) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, however, that the exclusive forum provision will not apply to any causes of action arising under the Securities Act, or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. Unless New Oak Hill Bio consents in writing to the selection of an alternative forum, the federal district courts of the U.S. shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, the Exchange Act, or the respective rules and regulations promulgated thereunder.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make New Oak Hill Bio’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Advisory Governing Documents Proposal C – Adoption of Supermajority Vote Requirement to Amend the Proposed Governing Documents

Pursuant to the Existing Governing Documents, amendments may be made by a special resolution under the Companies Act (As Revised) of the Cayman Islands, being the affirmative vote of at least two-thirds of the RACC Shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting (provided that Articles 29.4 and 47.2 may only be amended by a special resolution passed by holders representing at least 90% of the issued and outstanding RACC Shares and only the Class B Shareholders carry the right to vote on any special resolution required to amend the constitutional documents of RACC or to adopt new constitutional documents of RACC in each case as a result of RACC approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). The Proposed Governing Documents provide that (i) the affirmative vote of holders of two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon is required for the stockholders to adopt, amend or repeal the New OHB Bylaws; (provided that if the New OHB Board recommends that stockholders approve such amendment, it shall only require approval by the holders of a majority in voting power of the outstanding shares of capital stock entitled to vote on such amendment, voting together as a single class) and (ii) the affirmative vote of the holders of a majority in voting power of New Oak Hill Bio’s then outstanding shares of stock entitled to vote thereon and the holders of each class of stock entitled to vote thereon as a class (except where a lower threshold is provided by the DGCL) is required to adopt amendments to the New OHB Charter. The amendments are intended to protect the New OHB Bylaws and the New OHB Charter from arbitrary amendment and to prevent stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Advisory Governing Documents Proposal D – Removal of Directors

The Existing Governing Documents provide that before a business combination, holders of RACC Class B Shares may appoint or remove any director by ordinary resolution, and the holders of RACC Class A Shares and RACC Class B Shares may remove any director by ordinary resolution. After the closing of a business combination, shareholders may by ordinary resolution remove any director. Under the DGCL, stockholders may only remove a director serving on a classified board for cause unless the certificate of incorporation otherwise provides. The Proposed Governing Documents provide that, subject to the special rights, if any, of the holders of any outstanding series of Preferred Stock to elect directors, directors may be removed only for cause and only by the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote at an election of directors. The RACC Board believes that such a standard will (i) increase board continuity and the likelihood that experienced board members with familiarity of New Oak Hill Bio’s business operations will be serving on the board at any given time and (ii) make it more difficult for a potential hostile acquiror or other person, group or entity to gain control of the New OHB Board.

Advisory Governing Documents Proposal E – Action by Written Consent of Stockholders

Under the Proposed Governing Documents, New Oak Hill Bio’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend New Oak Hill Bio’s governing documents outside of a duly called special or annual meeting of the stockholders of New Oak Hill Bio. Further, the RACC Board believes continuing to limit stockholders’ ability to act by written consent will (i) reduce the time and effort the New OHB Board and management would need to devote to stockholder proposals, which time and effort could distract New Oak Hill Bio’s directors and management from other important company business and (ii) facilitate transparency and fairness by allowing all stockholders to consider, discuss, and vote on pending stockholder actions.

In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the board of directors only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which RACC is aware to obtain control of New Oak Hill Bio, and RACC and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the RACC Board does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of New Oak Hill Bio. Inclusion of these provisions in the Proposed Governing Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the board of directors and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

Advisory Governing Documents Proposal F – Other Changes in Connection with Adoption of the Proposed Governing Documents

The RACC Board believes that changing New Oak Hill Bio’s corporate name from “Research Alliance Corporation III” to “Oak Hill Bio Inc.” and making corporate existence perpetual is desirable to reflect the Transactions with Oak Hill Bio and to clearly identify New Oak Hill Bio as the publicly traded entity. Additionally, perpetual existence is the default under the DGCL and the usual period of existence for corporations, and the RACC Board believes that it is the most appropriate period for RACC following the Transactions.

The elimination of certain provisions related to RACC’s status as a blank check company is desirable because these provisions will serve no purpose following the Transactions. For example, the Proposed Governing Documents do not include the requirement to dissolve RACC and allow it to continue as a corporate entity with perpetual existence following the consummation of the Transactions. Perpetual existence is the usual period of existence for public corporations, and the RACC Board believes it is the most appropriate period for New Oak Hill Bio following the Transactions. In addition, certain other provisions in the Existing Governing Documents require that proceeds from RACC’s initial public offering be held in the trust account until a business combination or liquidation of RACC has occurred. These provisions cease to apply once the Transactions are consummated and are therefore not included in the Proposed Governing Documents.

Vote Required for Approval

Approval of each Advisory Governing Documents Proposals requires an ordinary resolution, on a non-binding and advisory basis only, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding RACC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal. As described above, the shareholder votes regarding these proposals are advisory in nature, and are not binding on RACC, the RACC Board, Oak Hill Bio or the New OHB Board.

The Advisory Governing Documents Proposals are not conditioned upon the approval of any other proposal. The shareholder votes regarding these Advisory Governing Documents Proposals are advisory in nature, and are not binding on RACC, the RACC Board, Oak Hill Bio or the New OHB Board. Furthermore, the Transactions are not conditioned on the separate approval of the Advisory Governing Documents Proposals (separate and apart from the approval of the Governing Documents Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these Advisory Governing Documents Proposals, RACC intends that the Proposed Governing Documents will take effect from the registration of RACC in the State of Delaware as a corporation under the laws of the State of Delaware, assuming approval of the Business Combination Proposal and the Governing Documents Proposal.

The initial shareholders collectively own 1,598,529 ordinary shares of RACC, or approximately 17.6% of the issued and outstanding ordinary shares as follows: (i) the Sponsor owns 1,245,269 RACC Class B Shares and 275,000 private placement shares, which are RACC Class A Shares; and (ii) each of Mr. MacLean and Mr. Miller owns 39,130 RACC Class B Shares, for an aggregate of 78,260 RACC Class B Shares. Pursuant to our amended and restated memorandum and articles of association, a quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than one-third of the issued and outstanding RACC Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. Accordingly, we will need at least 1,434,314 RACC Shares, in addition to the RACC Shares held by the initial shareholders, to constitute a quorum. Approval of each of the Advisory Governing Documents Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding RACC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Accordingly, we will need 4,549,265 RACC Shares, or 2,950,736 public shares in addition to the RACC Shares held by the initial shareholders, to vote in favor of each Advisory Governing Documents Proposal to approve it if all RACC Shares are present and cast votes. If only the minimum quorum is present, no public shares will be required to vote in favor of each Advisory Governing Documents Proposal to approve it.

Resolutions

The full text of the resolutions to be passed is as follows:

“RESOLVED, as six separate ordinary resolutions on a non-binding and advisory basis only, that the following governance provisions contained in the Proposed Governing Documents be and are hereby approved and adopted:

•	Proposal A — to amend the Existing Governing Documents to authorize the change in the authorized capital stock of RACC from (i) 479,000,000 RACC Class A Shares, 20,000,000 RACC Class B Shares,

and 1,000,000 preference shares, par value of $0.0001 per share, to (ii) 500,000,000 shares of New OHB Common Stock and 10,000,000 shares of undesignated preferred stock, par value $0.0001 per share.

•	Proposal B — to amend the Existing Governing Documents to authorize adopting Delaware as the exclusive forum for certain stockholder litigation.

•

Proposal C — to amend the Existing Governing Documents to approve provisions requiring the affirmative vote of at least (i) two-thirds of the outstanding shares of capital stock entitled to vote to adopt, amend or repeal the New OHB Bylaws and (ii) a majority of New Oak Hill Bio’s then outstanding common stock (except where a lower threshold is provided by the DGCL) for amendments to the New OHB Charter.

•

Proposal D — to amend the Existing Governing Documents to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote at an election of directors, voting together as a single class.

•

Proposal E — to amend the Existing Governing Documents to approve provisions requiring stockholders to take action at an annual or special meeting and prohibiting stockholder action by written consent in lieu of a meeting.

•

Proposal F — to amend the Existing Governing Documents to authorize (1) changing the corporate name from “Research Alliance Corporation III” to “Oak Hill Bio Inc.” (2) making New Oak Hill Bio’s corporate existence perpetual, and (3) removing certain provisions related to RACC’s status as a blank check company that will no longer be applicable upon consummation of the Transactions.”

Recommendation of the RACC Board

THE RACC BOARD UNANIMOUSLY RECOMMENDS THAT RACC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EACH OF THE ADVISORY GOVERNING DOCUMENTS PROPOSALS.

The existence of financial and personal interests of one or more of RACC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of RACC and its shareholders, as a whole, and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and RACC’s officers have interests in the Transactions that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of RACC’s Directors and Officers, Sponsor and Others in the Transactions” for a further discussion of these considerations.

NASDAQ PROPOSAL

Overview

The Nasdaq Proposal—to consider and vote upon a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of the Nasdaq Stock Exchange Listing Rules (each, a “Nasdaq Listing Rule”) 5635(a), (b) and (d), the issuance or potential issuance of (i) shares of New OHB Common Stock issued to the shareholders of RACC in the Domestication pursuant to the Business Combination Agreement, (ii) shares of New OHB Common Stock issued to the Oak Hill Bio Shareholders in the Share Acquisition pursuant to the Business Combination Agreement, (iii) shares of New OHB Common Stock issued to the SAFE Holders in exchange for their shares in Oak Hill Bio issued upon conversion of the Oak Hill Bio SAFEs, (iv) shares of New OHB Common Stock issued to the RA Backstop Purchaser pursuant to the Backstop Agreement, (v) shares of New OHB Common Stock and New OHB Pre-Funded Warrants to the PIPE Investors in the PIPE Financing pursuant to the Subscription Agreements, which will include any shares of New OHB Common Stock issuable from time to time upon exercise of the New OHB Pre-Funded Warrants, and (vi) any other issuances of New OHB Common Stock and securities convertible into or exercisable for New OHB Common Stock pursuant to subscription, purchase or similar agreements RACC has entered, or may enter, into prior to Closing, to the extent such issuance would require a shareholder vote under Nasdaq Listing Rule 5635(a), (b), or (d) (such proposal, the “Nasdaq Proposal”).

Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635

Under Nasdaq Listing Rule 5635(a)(1), shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Additionally, under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lesser of the official Nasdaq closing price immediately before signing of the binding agreement and the average official Nasdaq closing price for the five trading days immediately preceding the signing of the binding agreement of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. If the Transactions are completed pursuant to the Business Combination Agreement, RACC currently expects to issue an estimated 33,178,529 shares of New OHB Common Stock (which will include shares of New OHB Common Stock issuable from time to time upon exercise of the New OHB Pre-Funded Warrants issued pursuant to the Subscription Agreements) (assuming that none of RACC’s outstanding public shares are redeemed) in connection with the Transactions, the PIPE Financing, and the Oak Hill Bio SAFEs, in the aggregate. For further details, see “Business Combination Proposal—Consideration to Oak Hill Bio Equityholders in the Transactions” and “Equity Incentive Plan Proposal.” issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of

Additionally, pursuant to Nasdaq Listing Rule 5635(a)(2), when a Nasdaq-listed company proposes to issue securities in connection with the acquisition of the stock or assets of another company, shareholder approval is required if any director, officer or substantial shareholder of such company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock (or securities convertible into or exercisable for common stock) could result in an increase in outstanding shares of common stock or voting power of 5% or more. Nasdaq Listing Rule 5635(e)(3) defines a substantial stockholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a Nasdaq-listed company. Because the Sponsor currently owns greater than 5% of RACC’s ordinary shares, the Sponsor is considered a substantial shareholder of RACC under Nasdaq Listing Rule 5635(e)(3). In connection with the PIPE Financing, the Oak Hill Bio SAFEs and the Backstop Agreement, affiliates of the Sponsor are expected to receive shares of New OHB Common Stock and/or New OHB Pre-Funded Warrants. For more information, see “Business Combination Proposal—Interests of RACC’s Directors and Officers, Sponsor and Others in the Transactions.”

In the event that this proposal is not approved by RACC shareholders, the Transactions cannot be consummated. In the event that this proposal is approved by RACC shareholders, but the Business Combination Agreement is terminated (without the Transactions being consummated) prior to the issuance of shares of New OHB Common Stock pursuant to the Business Combination Agreement, New Oak Hill Bio will not issue such shares of New OHB Common Stock.

Vote Required for Approval

The approval of the Nasdaq Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding RACC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Nasdaq Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Nasdaq Proposal will have no effect, even if approved by shareholders of RACC. The initial shareholders collectively own 1,598,529 ordinary shares of RACC, or approximately 17.6% of the issued and outstanding ordinary shares as follows: (i) the Sponsor owns 1,245,269 RACC Class B Shares and 275,000 private placement shares, which are RACC Class A Shares; and (ii) each of Mr. MacLean and Mr. Miller owns 39,130 RACC Class B Shares, for an aggregate of 78,260 RACC Class B Shares. Pursuant to our amended and restated memorandum and articles of association, a quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than one-third of the issued and outstanding RACC Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. Accordingly, we will need at least 1,434,314 RACC Shares, in addition to the RACC Shares held by the initial shareholders, to constitute a quorum. Approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding RACC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Accordingly, we will need 4,549,265 RACC Shares, or 2,950,736 public shares in addition to the RACC Shares held by the initial shareholders, to vote in favor of the Nasdaq Proposal to approve it if all RACC Shares are present and cast votes. If only the minimum quorum is present, no public shares will be required to vote in favor of the Nasdaq Proposal to approve it.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that subject to the approval of the Business Combination Proposal, the Domestication Proposal, and the Governing Documents Proposal, for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635(a), (b) and (d), the issuance or potential issuance of (i) shares of New OHB Common Stock issued to the shareholders of RACC in the Domestication pursuant to the Business Combination Agreement, (ii) shares of New OHB Common Stock issued to the Oak Hill Bio Shareholders in the Share Acquisition pursuant to the Business Combination Agreement, (iii) shares of New OHB Common Stock issued to the SAFE Holders in exchange for their shares in Oak Hill Bio issued upon conversion of the Oak Hill

Bio SAFEs, (iv) shares of New OHB Common Stock issued to the RA Backstop Purchaser pursuant to the Backstop Agreement, (v) shares of New OHB Common Stock and New OHB Pre-Funded Warrants to the PIPE Investors in the PIPE Financing pursuant to the Subscription Agreements, which will include any shares of New OHB Common Stock issuable from time to time upon exercise of the New OHB Pre-Funded Warrants, and (vi) any other issuances of New OHB Common Stock and securities convertible into or exercisable for New OHB Common Stock pursuant to subscription, purchase or similar agreements RACC has entered, or may enter, into prior to Closing, be approved in all respects.”

Recommendation of the RACC Board

THE RACC BOARD UNANIMOUSLY RECOMMENDS THAT RACC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

The existence of financial and personal interests of one or more of RACC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of RACC and its shareholders, as a whole, and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and RACC’s officers have interests in the Transactions that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of RACC’s Directors and Officers, Sponsor and Others in the Transactions” for a further discussion of these considerations.

EQUITY INCENTIVE PLAN PROPOSAL

Overview

The Equity Incentive Plan Proposal—to consider and vote upon a proposal to approve and adopt by ordinary resolution the Oak Hill Bio Inc. 2026 Equity Incentive Plan, which is referred to herein as the “Equity Incentive Plan,” a copy of which is attached to this proxy statement/prospectus as Annex J (such proposal, the “Equity Incentive Plan Proposal”).

The total number of shares of New OHB Common Stock initially reserved for issuance under the Equity Incentive Plan will be equal to [●] shares of New OHB Common Stock. As of [●], 2026, the closing price on Nasdaq per RACC Class A Share, each of which will be converted to one share of New OHB Common Stock, was $[●]. Based upon a price per share of $10.00, the maximum aggregate market value of the New OHB Common Stock that could potentially be issued under the Equity Incentive Plan immediately following the Closing is $[●].

The RACC Board approved the Equity Incentive Plan on [●], subject to approval by New Oak Hill Bio’s shareholders. If the Equity Incentive Plan is approved by RACC shareholders, then it will be effective as of the day immediately prior, but subject, to the Closing (the “Equity Incentive Plan Effective Date”).

The following is a summary of the material features of the Equity Incentive Plan. This summary is qualified in its entirety by the full text of the Equity Incentive Plan, a copy of which is included as Annex J to this proxy statement/prospectus.

Summary of the Oak Hill Bio Inc. 2026 Equity Incentive Plan

The Equity Incentive Plan allows New Oak Hill Bio to make equity and equity-based incentive awards to officers, employees, non-employee directors and consultants. The New OHB Board anticipates that providing such persons with a direct stake in New Oak Hill Bio will assure a closer alignment of the interests of such individuals with those of New Oak Hill Bio and its stockholders, thereby stimulating their efforts on New Oak Hill Bio’s behalf and strengthening their desire to remain with New Oak Hill Bio.

The Equity Incentive Plan will be administered by the New OHB Board, the compensation committee of the New OHB Board or such other similar committee pursuant to the terms of the Equity Incentive Plan (the “Plan Administrator”). The Plan Administrator will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Equity Incentive Plan. The Plan Administrator may delegate to a subcommittee consisting of one or more members of the New OHB Board, or a committee consisting of one or more officers the authority to grant awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not members of the delegated subcommittee or committee, subject to certain limitations and guidelines.

The total number of shares of New OHB Common Stock initially reserved for issuance under the Equity Incentive Plan will be [●] (the “Initial Limit”). The Equity Incentive Plan provides that the number of shares reserved and available for issuance thereunder will automatically increase on January 1, 2027 and each January 1 thereafter by (i) 5% of the sum of (a) the number of shares of New OHB Common Stock issued and outstanding and (b) the number of shares of New OHB Common Stock issuable pursuant to the exercise of any outstanding, pre-funded warrants to acquire New OHB Common Stock for a nominal exercise price (the sum of (a) and (b), the “Outstanding Shares”) on the immediately preceding December 31 or (ii) such lesser number of shares as determined by the Plan Administrator (the “Annual Increase”). These limits are subject to adjustment in the event of a reorganization, recapitalization, reclassification, stock split, stock dividend, extraordinary cash dividend, reverse stock split or other similar change in New Oak Hill Bio capitalization. The maximum aggregate number of shares of New OHB Common Stock that may be issued upon exercise of incentive stock options under the Equity Incentive Plan shall not exceed the Initial Limit cumulatively increased on January 1, 2027 and on each January 1 thereafter by the lesser of the Annual Increase or [●] shares of New OHB Common Stock, subject, in each case, to any adjustments permitted under the Equity Incentive Plan. Shares underlying any awards under the Equity Incentive Plan that are forfeited, canceled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, reacquired by New Oak Hill Bio prior to vesting, satisfied without the issuance of stock or otherwise terminated (other than by exercise) will be added back to the shares available for issuance under the Equity Incentive Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares that may be issued as incentive stock options. Shares repurchased by New Oak Hill Bio on the open market will not be added to the shares available for issuance under the Equity Incentive Plan.

The Equity Incentive Plan contains a limitation whereby the aggregate value of all awards under the Equity Incentive Plan and all other cash compensation paid by New Oak Hill Bio to any non-employee director for in any calendar year services as a non-employee director may not exceed $[●]; provided, however, that such amount will be $[●] for the first calendar year a non-employee director is initially appointed to the New OHB Board.

Persons eligible to participate in the Equity Incentive Plan will be those full-or part-time officers, employees, non-employee directors and consultants of New Oak Hill Bio as selected from time to time by the Plan Administrator in its discretion. As of [●], 2026, approximately [●] individuals will be eligible to participate in the Equity Incentive Plan, which includes approximately [●] officers, [●] employees who are not officers, [●] non-employee directors, and [●] consultants.

The Equity Incentive Plan permits the granting of both options to purchase New OHB Common Stock that qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the Equity Incentive Plan will be non-qualified options if they fail to qualify as incentive stock options. Incentive stock options may only be granted to employees of New Oak Hill Bio, its “parent corporation” within the meaning of Section 424(e) of the Code or its “subsidiary corporation” within the meaning of Section 424(f) of the Code. Non-qualified options may be granted to any persons eligible for awards under the Equity Incentive Plan. The option exercise price of each option will be determined by the Plan Administrator but generally may not be less than 100% of the fair market value of a share of New OHB Common Stock on the date of grant or, in the case of an incentive stock option granted to a 10% stockholder, 110% of the fair market value of a share of New OHB Common Stock on the date of grant. The term of each option will be fixed by the Plan Administrator and may not exceed ten years from the date of grant. The Plan Administrator will determine at what time or times each option may be exercised.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the Plan Administrator or by delivery (or attestation to the ownership) of shares of New OHB Common Stock that are beneficially owned by the optionee free of restrictions or were purchased in the open market. Subject to applicable law, the exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the Plan Administrator may permit non-qualified options to be exercised using a “net exercise” arrangement that reduces the number of shares issued to the optionee by the largest whole number of shares with fair market value that does not exceed the aggregate exercise price.

The Plan Administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to receive shares of New OHB Common Stock, or cash, equal to the value of the appreciation in the stock price over the exercise price. The exercise price generally may not be less than 100% of the fair market value of a share of New OHB Common Stock on the date of grant. The term of each stock appreciation right will be fixed by the Plan Administrator and may not exceed ten years from the date of grant. The Plan Administrator will determine at what time or times each stock appreciation right may be exercised.

The Plan Administrator may award restricted shares of New OHB Common Stock and restricted stock units to participants subject to such conditions and restrictions as it may determine. The Plan Administrator may also grant shares of New OHB Common Stock that are free from any restrictions under the Equity Incentive Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant. The Plan Administrator may grant dividend equivalent rights to participants that entitle the recipient to receive credits based on cash dividends that would have been paid on specified shares of New OHB Common Stock if such shares had been issued to the recipient.

The Plan Administrator may grant cash-based awards under the Equity Incentive Plan to participants.

The Equity Incentive Plan requires the Plan Administrator to make appropriate adjustments to the number of shares of New OHB Common Stock that are subject to the Equity Incentive Plan, to certain limits in the Equity Incentive Plan and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

The Equity Incentive Plan provides that upon the effectiveness of a “sale event,” as defined in the Equity Incentive Plan, an acquirer or successor entity may assume, continue or substitute outstanding awards under the Equity Incentive Plan. To the extent that awards granted under the Equity Incentive Plan are not assumed or continued or substituted by the successor entity, all awards granted under the Equity Incentive Plan shall terminate. In such case, except as may be otherwise provided in the relevant award agreement, all awards with time-based vesting, conditions or restrictions shall become fully vested and exercisable or nonforfeitable as of the effective time of the sale event, and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and exercisable or nonforfeitable in connection with a sale event in the Plan Administrator’s discretion or to the extent specified in the relevant award agreement. In addition, participants holding options and stock appreciation rights may either (i) receive payment, in cash or in kind, equal to the difference between the per share consideration in the sale event and the exercise price of the options or stock appreciation rights (provided that, in the case of an option or stock appreciation right with an exercise price equal to or greater than the per share consideration in the sale event, such option or stock appreciation right will be cancelled for no consideration) or (ii) be permitted, within a specified period of time, to exercise such participant’s outstanding options or stock appreciation rights to the extent then exercisable. New Oak Hill Bio also has the option to make or provide for a payment, in cash or in kind, to participants holding other awards in an amount equal to the per share consideration in the sale event multiplied by the number of vested shares underlying such awards.

Participants in the Equity Incentive Plan are responsible for the payment of any federal, state or local taxes that New Oak Hill Bio is required by law to withhold with respect to awards granted under the Equity Incentive Plan. The Plan Administrator may cause any tax withholding obligation of New Oak Hill Bio to be satisfied, in whole or in part, by New Oak Hill Bio withholding from shares of New OHB Common Stock to be issued pursuant to an award a number of shares with an aggregate fair market value that would satisfy the withholding amount due. The Plan Administrator may also require any tax withholding obligation of New Oak Hill Bio to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to New Oak Hill Bio in an amount that would satisfy the withholding amount due.

The Equity Incentive Plan generally does not allow for the transfer or assignment of awards, other than by will or by the laws of descent and distribution or pursuant to a domestic relations order; however, the Plan Administrator may permit the transfer of non-qualified options by gift to an immediate family member, to trusts for the benefit of family members or to partnerships in which such family members are the only partners.

Awards under the Equity Incentive Plan are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any right New Oak Hill Bio may have under any clawback, forfeiture or recoupment policy, as in effect from time to time, or other agreement or arrangement or (ii) applicable law.

The New OHB Board may amend or discontinue the Equity Incentive Plan and the Plan Administrator may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may materially and adversely affect rights under an award without the holder’s consent. Certain amendments to the Equity Incentive Plan require the approval of New Oak Hill Bio’s stockholders. The Plan Administrator is specifically authorized to exercise its discretion to reduce the exercise price of outstanding stock options and stock appreciation rights or effect the repricing of such awards through cancellation and re-grants or cancellation in exchange for cash or other awards without stockholder consent. The Plan Administrator may adopt subplans to the Equity Incentive Plan for the purpose of granting awards to non-U.S. employees and service providers.

No awards may be granted under the Equity Incentive Plan after the date that is ten years from the Equity Incentive Plan Effective Date. Awards of incentive stock options may not be granted under the Equity Incentive Plan after [●]. No awards under the Equity Incentive Plan have been made prior to the date hereof.

Certain U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences of certain transactions under the Equity Incentive Plan. It does not describe all federal tax consequences under the Equity Incentive Plan, nor does it describe state, local or non-U.S. tax consequences.

Incentive Stock Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of New OHB Common Stock issued pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) New Oak Hill Bio will not be entitled to any deduction for U.S. federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of New OHB Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of New OHB Common Stock at exercise (or, if less, the amount realized on a sale of such shares of New OHB Common Stock) over the option exercise price thereof, and (ii) New Oak Hill Bio will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of New OHB Common Stock.

If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified stock option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options. No income is generally realized by the optionee at the time a non-qualified stock option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of New OHB Common Stock on the date of exercise, and New Oak Hill Bio receives a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of New OHB Common Stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified stock option is paid by tendering shares of New OHB Common Stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Other Awards. For all other awards under the Equity Incentive Plan, New Oak Hill Bio generally will be entitled to a tax deduction in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income and Social Security taxes and recognize such taxes at the time that an award is exercised, vests or becomes nonforfeitable or is settled, unless the award provides for deferred settlement.

Parachute Payments. The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to New Oak Hill Bio, in whole or in part, and may subject the recipient to a non-deductible 20% U.S. federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

New Plan Benefits

No awards have been previously granted under the Equity Incentive Plan and no awards have been granted that are contingent on shareholder approval of the Equity Incentive Plan. The awards that are to be granted to any participant or group of participants under the Equity Incentive Plan are indeterminable at the date of this proxy statement/prospectus because participation and the types of awards that may be granted under the Equity Incentive Plan are subject to the discretion of the Plan Administrator. Consequently, no new plan benefits table is included in this proxy statement/prospectus.

Interests of Certain Persons in this Proposal

All members of the New OHB Board and all executive officers of New Oak Hill Bio will be eligible to receive awards made under the Equity Incentive Plan and, thus, have a personal interest in the approval of the Equity Incentive Plan.

Form S-8

Following the consummation of the Transactions, when permitted by SEC rules, New Oak Hill Bio intends to file with the SEC a registration statement on Form S-8 covering New OHB Common Stock issuable under the Equity Incentive Plan.

Vote Required for Approval

Approval of the Equity Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding RACC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Equity Incentive Plan Proposal is conditioned on the approval and adoption of each of the Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that subject to the approval of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, and the Nasdaq Proposal, the Oak Hill Bio Equity Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex J, be adopted and approved.”

Recommendation of the RACC Board

THE RACC BOARD UNANIMOUSLY RECOMMENDS THAT RACC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of RACC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of RACC and its shareholders, as a whole, and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and RACC’s officers have interests in the Transactions that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of RACC’s Directors and Officers, Sponsor and Others in the Transactions” for a further discussion of these considerations.

EMPLOYEE STOCK PURCHASE PLAN PROPOSAL

Overview

The Employee Stock Purchase Plan Proposal—RACC is asking its shareholders to consider and vote on a proposal to approve, by ordinary resolution, the Oak Hill Bio Inc. 2026 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”) a copy of which is attached to this proxy statement/prospectus as Annex K (such proposal, the “Employee Stock Purchase Plan Proposal”).

The total number of shares of New OHB Common Stock initially reserved for issuance under the Employee Stock Purchase Plan will be equal to [●] shares of New OHB Common Stock. As of [•], 2026, the closing price on Nasdaq per RACC Class A Share, each of which will be converted to one share of New OHB Common Stock, was $[●]. Based upon a price per share of $[●], the maximum aggregate market value of the New OHB Common Stock that could potentially be issued under the Employee Stock Purchase Plan immediately following the Closing is $[●].

The RACC Board approved the Employee Stock Purchase Plan on [●], subject to approval by RACC’s shareholders. If the Employee Stock Purchase Plan is approved by holders of RACC Shares, then the Employee Stock Purchase Plan will be effective as of the day immediately prior, and subject, to the Closing.

The following is a summary of the material features of the Employee Stock Purchase Plan. This summary is qualified in its entirety by the full text of the Employee Stock Purchase Plan, a copy of which is included as Annex K to this proxy statement/prospectus.

Summary of the Oak Hill Bio Inc. 2026 Employee Stock Purchase Plan

The Employee Stock Purchase Plan has two components: a component intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code (the “423 Component”), and a component that is not intended to so qualify, (the “Non-423 Component”). Except as otherwise provided, the Non-423 Component will be operated and administered in the same manner as the 423 Component, except where prohibited by law.

The total number of shares of New OHB Common Stock initially reserved for issuance under the Employee Stock Purchase Plan will be [●]. The Employee Stock Purchase Plan provides that the number of shares reserved and available for issuance thereunder will automatically increase each January 1, beginning on January 1, 2028 and ending on January 1, 2038, by the least of (i) 2% of the sum of (A) the number of shares of New OHB Common Stock issued and outstanding and (B) the number of shares of New OHB Common Stock issuable pursuant to the exercise of any outstanding, pre-funded warrants to acquire shares of New OHB Common Stock for a nominal exercise price on the immediately preceding December 31, (ii) [●] shares of New OHB Common Stock and (iii) such number of shares of New OHB Common Stock as determined by the administrator of the Employee Stock Purchase Plan. If New Oak Hill Bio’s capital structure changes because of a stock dividend, stock split or similar event, the number of shares that can be issued under the Employee Stock Purchase Plan will be appropriately adjusted.

The Employee Stock Purchase Plan will be administered by the person or persons appointed by the New OHB Board and the administrator of the Employee Stock Purchase Plan will have full authority to make, administer and interpret such rules and regulations regarding the Employee Stock Purchase Plan as it deems advisable.

All individuals classified as employees on the payroll records of New Oak Hill Bio or a “designated company,” as defined in the Employee Stock Purchase Plan, will be eligible to participate in the Employee Stock

Purchase Plan, provided that the administrator may determine, in advance of any offering, that such employees are eligible only if, as of the first day of the applicable offering (the “Offering Date”), (a) they are customarily employed by New Oak Hill Bio or a designated company for more than (i) 20 hours a week or (ii) five months per calendar year, (b) they have completed a minimum period of service prior to the Offering Date (provided such service requirement does not exceed two years of employment), and/or (c) they are not highly compensated employees (within the meaning of Section 414(q) of the Code). No person who owns or holds, or as a result of participation in the Employee Stock Purchase Plan would own or hold, New OHB Common Stock or options to purchase New OHB Common Stock, that together equal 5% or more of total combined voting power or value of all classes of stock of New Oak Hill Bio or any parent or subsidiary is entitled to participate in the Employee Stock Purchase Plan. No employee may exercise an option granted under the Employee Stock Purchase Plan that permits the employee to purchase New OHB Common Stock having a value of more than $25,000 (determined using the fair market value of the stock at the time such option is granted) in any calendar year.

Participation in the Employee Stock Purchase Plan is limited to eligible employees who authorize payroll deductions or contributions equal to a whole percentage (unless the administrator determines in advance of an offering to require that a fixed amount be specified in lieu of a percentage) of base pay to the Employee Stock Purchase Plan. Employees may authorize payroll deductions or contributions, with a minimum of 1% of base pay and a maximum of 15% of base pay or such other minimum or maximum as may be specified by the administrator in advance of an offering. As of [●], 2026, there are currently approximately [●] employees who will be eligible to participate in the Employee Stock Purchase Plan. Once an employee becomes a participant in the Employee Stock Purchase Plan, that employee will automatically participate in successive offering periods, as described below, until such time as that employee withdraws from the Employee Stock Purchase Plan, becomes ineligible to participate in the Employee Stock Purchase Plan or his or her employment ceases.

New Oak Hill Bio may make one or more offerings, consisting of one or more purchase periods, to New Oak Hill Bio employees to purchase shares under the Employee Stock Purchase Plan, which is referred to as an “offering period.” Each offering period will begin and end on the dates determined by the administrator; provided that, no offering period shall exceed 27 months in duration. Shares are purchased on the last business day of each purchase period or if such purchase period is the last purchase period of the offering period, the last business day of such offering period, with that day being referred to as an “exercise date.”

On the Offering Date, New Oak Hill Bio will grant to employees participating in that offering period an option to purchase shares of New OHB Common Stock. On the exercise date of each purchase period, the employee is deemed to have exercised the option, at the exercise price, for the lowest of (i) the number of shares of New OHB Common Stock determined by dividing such employee’s accumulated payroll deductions or contributions on such exercise date by the exercise price; (ii) the number of shares of New OHB Common Stock determined by dividing $25,000 by the fair market value of the common stock on the applicable offering date for such offering; or (iii) such other number of shares as established by the Plan Administrator in advance of the offering. The exercise price is equal to the lesser of (i) 85% the fair market value per share of New OHB Common Stock on the first day of the offering period or (ii) 85% of the fair market value per share of New OHB Common Stock on the exercise date. No participant may be granted an option that permits such participant rights to purchase New OHB Common Stock under the Employee Stock Purchase Plan, and any other employee stock purchase plan of New Oak Hill Bio and its parents and subsidiaries, to accrue at a rate that exceeds $25,000 of the fair market value of New OHB Common Stock (determined on the option grant date) for each calendar year in which the option is outstanding at any time.

In general, if an employee is no longer a participant on an exercise date, the employee’s option will be automatically terminated, and the amount of the employee’s accumulated payroll deductions or contributions will be refunded.

To the extent an offering period has more than one purchase period and to the extent permitted by applicable law, if the fair market value of New OHB Common Stock on any exercise date in an offering period is lower than the fair market value of New OHB Common Stock on the first day of such offering, then all participants in such offering will be automatically withdrawn from such offering immediately after the exercise of their option on such exercise date and will be automatically re-enrolled in the immediately following offering as of the first day thereof.

Except as may be permitted by the Plan Administrator in advance of an offering, a participant may not increase or decrease the amount of such participant’s payroll deductions or contributions during any offering period; provided, however, that a participant may increase or decrease such participant’s payroll deduction or contributions with respect to the next offering period by filing a new enrollment form within the period established by the administrator. A participant may withdraw from an offering period at any time without affecting such participant’s eligibility to participate in future offering periods. If a participant withdraws from an offering period, that participant may not again participate in the same offering period, but may enroll in subsequent offering periods. A participant’s withdrawal will be effective as soon as practicable following the date that the Plan Administrator receives the participant’s written notice of withdrawal under the Employee Stock Purchase Plan.

In the case of and subject to the consummation of a “sale event,” as defined in the Employee Stock Purchase Plan the Plan Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is authorized to take any one or more of the following actions under the Employee Stock Purchase Plan or with respect to any right under the Employee Stock Purchase Plan or to facilitate such transactions or events: (a) to provide for either (i) termination of any outstanding option in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such option had such option been currently exercisable or (ii) the replacement of such outstanding option with other options or property selected by the Plan Administrator in its sole discretion; (b) to provide that the outstanding options under the Employee Stock Purchase Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for similar options covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; (c) to make adjustments in the number and type of shares of New OHB Common Stock (or other securities or property) subject to outstanding options under the Purchase Plan and/or in the terms and conditions of outstanding options and options that may be granted in the future; (d) to provide that the offering with respect to which an option relates will be shortened by setting a new exercise date on which such offering will end; and (e) to provide that all outstanding options shall terminate without being exercised and all amounts in the accounts of participants shall be promptly refunded.

The New OHB Board may terminate or amend the Employee Stock Purchase Plan. An amendment that increases the number of shares of New OHB Common Stock authorized under the Employee Stock Purchase Plan and certain other amendments require the approval of New Oak Hill Bio stockholders.

New Plan Benefits

Since participation in the Employee Stock Purchase Plan is voluntary, the benefits or amounts that will be received by or allocated to any individual or group of individuals under the Employee Stock Purchase Plan in the future are not determinable and no awards have been granted that are contingent on shareholder approval of the Employee Stock Purchase Plan.

Certain U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences of certain transactions under the Section 423 Component of the Employee Stock Purchase Plan. It does not describe all U.S. federal tax consequences under the Employee Stock Purchase Plan, nor does it describe state, local or non-U.S. tax consequences.

A participant in the Section 423 Component of the Employee Stock Purchase Plan recognizes no taxable income either as a result of participation in the Employee Stock Purchase Plan or upon exercise of an option to purchase shares of New OHB Common Stock under the Employee Stock Purchase Plan.

If a participant disposes of shares of New OHB Common Stock purchased upon exercise of an option granted under the Section 423 Component of the Employee Stock Purchase Plan within two years from the first day of the applicable offering period or within one year from the exercise date, which is referred to as a “disqualifying disposition,” the participant will realize ordinary income in the year of that disposition equal to the amount by which the fair market value of the shares of New OHB Common Stock on the date the shares were purchased exceeds the purchase price. The amount of ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will be long-term if the participant’s holding period is more than 12 months, or short-term if the participant’s holding period is 12 months or less.

If the participant disposes of shares purchased upon exercise of an option granted under the Employee Stock Purchase Plan at least two years after the first day of the applicable offering period and at least one year after the exercise date, the participant will realize ordinary income in the year of disposition equal to the lesser of (1) 15% of the fair market value of the New OHB Common Stock on the first day of the offering period in which the shares were purchased and (2) the excess of the amount actually received for the New OHB Common Stock over the amount paid. The amount of any ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized upon the disposition after that basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the exercise price, there will be no ordinary income and any loss recognized will be a long-term capital loss.

New Oak Hill Bio is generally entitled to a tax deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of that disposition. In all other cases, New Oak Hill Bio is not allowed a deduction.

Interests of Certain Persons in this Proposal

All executive officers of New Oak Hill Bio will be eligible to receive awards made under the Employee Stock Purchase Plan and, thus, have a personal interest in the approval of the Employee Stock Purchase Plan.

Form S-8

Following the consummation of the Transactions, when permitted by SEC rules, New Oak Hill Bio intends to file with the SEC a registration statement on Form S-8 covering New OHB Common Stock issuable under the Employee Stock Purchase Plan.

Vote Required for Approval

Approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding RACC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Employee Stock Purchase Plan Proposal is conditioned on the approval and adoption of each of the Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that subject to the approval of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, and the Nasdaq Proposal, the Oak Hill Bio Employee Stock Purchase Plan, a copy of which is attached to the proxy statement/prospectus as Annex K, be adopted and approved.”

Recommendation of the RACC Board

THE RACC BOARD UNANIMOUSLY RECOMMENDS THAT RACC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of RACC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of RACC and its shareholders, as a whole, and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and RACC’s officers have interests in the Transactions that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of RACC’s Directors and Officers, Sponsor and Others in the Transactions” for a further discussion of these considerations.

ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the RACC Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to RACC shareholders or (ii) in order to solicit additional proxies from RACC shareholders in favor of one or more of the proposals at the extraordinary general meeting or (iii) if the Board determines before the extraordinary general meeting that it is not necessary or no longer desirable to proceed with the proposals. See “Business Combination Proposal—Interests of RACC’s Directors and Officers, Sponsor and Others in the Transactions.”

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the chairman of the RACC Board may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Transactions would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding RACC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Adjournment Proposal is not conditioned on any other proposal.

The initial shareholders collectively own 1,598,529 ordinary shares of RACC, or approximately 17.6% of the issued and outstanding ordinary shares as follows: (i) the Sponsor owns 1,245,269 RACC Class B Shares and 275,000 private placement shares, which are RACC Class A Shares; and (ii) each of Mr. MacLean and Mr. Miller owns 39,130 RACC Class B Shares, for an aggregate of 78,260 RACC Class B Shares. Pursuant to our amended and restated memorandum and articles of association, a quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than one-third of the issued and outstanding RACC Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. Accordingly, we will need at least 1,434,314 RACC Shares, in addition to the RACC Shares held by the initial shareholders, to constitute a quorum. Approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding RACC Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Accordingly, we will need 4,549,265 RACC Shares, or 2,950,736 public shares in addition to the RACC Shares held by the initial shareholders, to vote in favor of the Adjournment Proposal to approve it if all RACC Shares are present and cast votes. If only the minimum quorum is present, no public shares will be required to vote in favor of the Adjournment Proposal to approve it.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to RACC shareholders or (B) in order to solicit additional proxies from RACC shareholders in favor of one or more of the proposals at the extraordinary general meeting, at the extraordinary general meeting be approved or (iii) if the Board determines before the extraordinary general meeting that it is not necessary or no longer desirable to proceed with the proposals.”

Recommendation of the RACC Board

THE RACC BOARD UNANIMOUSLY RECOMMENDS THAT RACC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of RACC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of RACC and its shareholders, as a whole, and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and RACC’s officers have interests in the Transactions that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of RACC’s Directors and Officers, Sponsor and Others in the Transactions” for a further discussion of these considerations.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the material U.S. federal income tax consequences of (i) the Domestication to U.S. Holders (as defined below) of RACC Class A Shares, (ii) the exercise of redemption rights by U.S. Holders of RACC Class A Shares in connection with the Business Combination, (iii) the Share Acquisition to U.S. Holders and Non-U.S. Holders (as defined below) of Oak Hill Bio Shares and (iv) the ownership and disposition of New OHB Common Stock received in connection with the Domestication or the Share Acquisition. This discussion does not purport to be a complete analysis of all potential tax consequences of the Domestication, the exercise of redemption rights, the Share Acquisition, or the ownership and disposition of New OHB Common Stock. This discussion is based upon the Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). Any such change or differing interpretation could affect the validity of this discussion. Neither Oak Hill Bio nor RACC has sought or intends to seek any ruling from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a position regarding the U.S. federal income tax consequences of the transactions or matters discussed below contrary to those described herein or that any such position would not be sustained by a court.

This discussion does not address the U.S. federal income tax consequences (i) to the Sponsor or its affiliates or any other sponsor, officers or directors of RACC, or (ii) to any person holding RACC Class B Shares, Oak Hill Bio SAFEs, or any securities issued pursuant to the PIPE Financing. This discussion is limited to U.S. Holders and Non-U.S. Holders that hold RACC Class A Shares, Oak Hill Bio Shares or New OHB Common Stock, as applicable, as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all of the tax consequences that may be applicable to a particular holder or to holders including those that are subject to special treatment under U.S. federal income tax laws, such as:

•	financial institutions or financial services entities;

•	investors in pass-through entities, including (but not limited to) partnerships or limited liability companies treated as partnerships for tax purposes;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	tax-exempt organizations;

•	pension plans;

•	individual retirement or other tax-deferred accounts;

•

persons required to accelerate the recognition of any item of gross income with respect to RACC Class A Shares, Oak Hill Bio Shares or New OHB Common Stock as a result of such income being recognized on an applicable financial statement;

•	“controlled foreign corporations”;

•	“passive foreign investment companies”;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	regulated investment companies or real estate investment trusts;

•	brokers or dealers in securities or currencies;

•	certain expatriates or persons whose functional currency is not the U.S. dollar;

•	traders in securities that elect to use a mark-to-market method of accounting;

•

persons that hold RACC Class A Shares, Oak Hill Bio Shares or New OHB Common Stock as part of a straddle, hedge, constructive sale, synthetic security or other integrated investment or conversion transaction;

•	persons that received RACC Class A Shares, Oak Hill Bio Shares or New OHB Common Stock upon the conversion of a convertible note or any other convertible instrument;

•

persons who own (directly, indirectly or through attribution) 5% or more (by voting power or value) of the outstanding RACC Class A Shares, Oak Hill Bio Shares or New OHB Common Stock (except as specifically discussed below);

•	holders that acquired their RACC Class A Shares, Oak Hill Bio Shares or New OHB Common Stock through the exercise of an employee stock option or otherwise as compensation.

In addition, this discussion does not address any alternative minimum tax or any state, local or foreign tax consequences or estate or gift tax consequences of the Domestication, the exercise of redemption rights, the Share Acquisition or the ownership or disposition of New OHB Common Stock, nor does it address any tax consequences arising under the Medicare tax on net investment income.

If a partnership or other entity taxed as a partnership holds RACC Class A Shares, Oak Hill Bio Shares or New OHB Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences to them of the Domestication, the exercise of redemption rights, the Share Acquisition and the ownership and disposition of New OHB Common Stock.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of RACC Class A Shares, Oak Hill Bio Shares or New OHB Common Stock that for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation) created or organized (or treated as created or organized) under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a United States person.

For the purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of RACC Class A Shares, Oak Hill Bio Shares or New OHB Common Stock that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that is not a U.S. Holder.

Such term, however, generally does not include an individual who is present in the United States for 183 days or more in the taxable year of a disposition. If you are such an individual, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of the Domestication, the exercise of redemption rights, the Share Acquisition or the ownership and disposition of New OHB Common Stock.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE DOMESTICATION, THE EXERCISE OF REDEMPTION RIGHTS, THE SHARE ACQUISITION AND THE OWNERSHIP AND

DISPOSITION OF NEW OHB COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THESE TRANSACTIONS AND MATTERS TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF THE DOMESTICATION, THE EXERCISE OF REDEMPTION RIGHTS, THE SHARE ACQUISITION OR THE OWNERSHIP AND DISPOSITION OF NEW OHB COMMON STOCK.

A.	Material U.S. Federal Income Tax Consequences of the Domestication to U.S. Holders

1.	Tax Consequences of the Domestication to U.S. Holders of RACC Class A Shares

Pursuant to the Domestication, RACC will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code. Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected.”

The Domestication is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and, subject to the assumptions, limitations and qualifications set forth herein and in the opinion included as Exhibit 8.1, it is the opinion of Cooley LLP that the Domestication should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code for U.S. federal income tax purposes. The U.S. federal income tax consequences of the Domestication are complex and are subject to varying interpretations. No ruling from the IRS concerning qualification of the Domestication as a reorganization pursuant to Section 368(a)(1)(F) of the Code has been or will be obtained. No assurance can be given that the IRS will agree with this treatment or that a court would not sustain a contrary position asserted by the IRS.

If the Domestication qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, except as otherwise provided herein, including with respect to the PFIC rules and Section 367 of the Code (as discussed below), a U.S. Holder of RACC Class A Shares should not recognize gain or loss upon the exchange of its RACC Class A Shares solely for New OHB Common Stock pursuant to the Domestication. The Domestication should be treated for U.S. federal income tax purposes as if RACC, as a Cayman Islands exempted company, (i) transferred all of its assets and liabilities to RACC, as a Delaware corporation, in exchange for all of the outstanding New OHB Common Stock and then (ii) distributed the New OHB Common Stock to its shareholders in liquidation of RACC as a Cayman Islands exempted company. The taxable year of RACC should be deemed to end on the date of the Domestication. A U.S. Holder’s tax basis in the New OHB Common Stock received in the Domestication generally should be the same as its tax basis in the RACC Class A Shares surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder under the PFIC rules or Section 367(b) of the Code (as discussed below), and the holding period for the New OHB Common Stock received generally should include such U.S. Holder’s holding period for the RACC Class A Shares surrendered in exchange therefor.

If the Domestication fails to qualify as a reorganization under Section 368 of the Code, a U.S. Holder of RACC Class A Shares generally would recognize gain or loss in an amount equal to the difference, if any, between the fair market value of the corresponding New OHB Common Stock received in the Domestication and the U.S. Holder’s adjusted tax basis in the RACC Class A Shares surrendered. Any gain or loss recognized by a U.S.

Holder on a taxable disposition of New OHB Common Stock will generally be capital gain or loss and will be short-term capital gain or loss unless the holder’s holding period in the New OHB Common Stock exceeds one year at the time of the disposition.

The U.S. Holder’s basis in the New OHB Common Stock would equal their fair market value on the date of the Domestication, and the U.S. Holder’s holding period for such New OHB Common Stock would begin on the day following the date of the Domestication. U.S. Holders that hold different blocks of RACC Class A Shares should consult their tax advisors regarding the application of these rules to them.

2.	Effects of Section 367 to U.S. Holders of RACC Class A Shares

Subject to the discussion below under “—Tax Consequences of the Domestication to U.S. Holders of RACC Class A Shares—PFIC Considerations,” Section 367 of the Code applies to certain nonrecognition transactions involving foreign corporations, including a domestication of a foreign corporation in a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and may impose U.S. federal income tax on certain United States persons in connection with transactions that would otherwise qualify as nonrecognition transactions. Section 367(b) of the Code is expected to apply to a U.S. Holder that is treated as exchanging RACC Class A Shares for New OHB Common Stock in the Domestication.

a.	Application of Section 367 to U.S. Holders Who Own 10 Percent or More of the Voting Power or Value of RACC

A U.S. Holder that beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of ordinary shares entitled to vote or 10% or more of the total value of all classes of ordinary shares (a “10% U.S. Shareholder”) of RACC generally must include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to the RACC Class A Shares it directly owns. Complex attribution rules apply in determining whether a U.S. Holder is a 10% U.S. Shareholder, and all U.S. Holders should consult their tax advisors regarding those rules.

A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its RACC Class A Shares is the net positive earnings and profits of RACC attributable to those shares, determined under Treasury Regulation Section 1.367(b)-2 and the principles of Section 1248 of the Code, without regard to any gain that would be realized on a sale or exchange of the shares. The amount of RACC’s cumulative earnings and profits through the date of the Domestication has not been determined. If RACC does not have positive cumulative net earnings and profits through the date of the Domestication, a 10% U.S. Shareholder should not be required to include an “all earnings and profits amount” in gross income. The determination of earnings and profits is complex and may be affected by numerous factors, however, and it is possible that RACC’s cumulative net earnings and profits could be positive through the date of the Domestication. Any corporate U.S. Holder required to include an “all earnings and profits amount” may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code.

b.	Application of Section 367 to U.S. Holders Whose RACC Class A Shares Have a Fair Market Value of $50,000 or More and Who Own Less Than 10 Percent of the Voting Power and Value of RACC

A U.S. Holder whose RACC Class A Shares have a fair market value of $50,000 or more on the date of the Domestication and that beneficially owns (directly, indirectly or constructively) less than 10% of the total combined voting power of all classes of RACC shares entitled to vote and less than 10% of the total value of all classes of RACC shares generally will recognize gain (but not loss) with respect to the Domestication unless the U.S. Holder elects to include in income the “all earnings and profits amount” attributable to its RACC Class A Shares as described below.

Unless such a U.S. Holder makes the “all earnings and profits” election, the holder generally must recognize gain (but not loss) in an amount equal to the excess of the fair market value of the New OHB Common Stock received in the Domestication over the U.S. Holder’s adjusted tax basis in the RACC Class A Shares deemed surrendered. U.S. Holders that hold different blocks of RACC Class A Shares should consult their tax advisors regarding the application of these rules to them.

As an alternative to recognizing gain, such a U.S. Holder may elect to include in income as a deemed dividend the “all earnings and profits amount” attributable to its RACC Class A Shares under Section 367(b) of the Code. The election must comply with applicable Treasury Regulations and generally must include, among other things:

•	a statement that the Domestication is a Section 367(b) exchange;

•	a complete description of the Domestication;

•	a description of any stock, securities or other consideration transferred or received in the Domestication;

•	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

•

a statement that the U.S. Holder is making the election, together with (A) a copy of the information received from RACC establishing and substantiating the “all earnings and profits amount” with respect to the RACC Class A Shares and (B) a representation that the U.S. Holder has notified RACC that it is making the election; and

•	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or Treasury Regulations.

The election must be attached to the electing U.S. Holder’s timely filed U.S. federal income tax return for the taxable year in which the Domestication occurs, and notification of the election must be sent to RACC (or its successor in interest) on or before the date the Section 367(b) notice is filed.

RACC has not determined whether it will have positive cumulative earnings and profits through the date of the Domestication. If RACC does not have positive cumulative earnings and profits through that date, a U.S. Holder that properly makes the election and satisfies the applicable notice requirements generally should not have an income inclusion under Section 367(b) of the Code. If RACC has positive cumulative earnings and profits through the date of the Domestication, however, an electing U.S. Holder would be required to include its “all earnings and profits amount” in income as a deemed dividend.

c.	Application of Section 367 to U.S. Holders Whose RACC Class A Shares Have a Fair Market Value of Less Than $50,000 and Who Own Less Than 10 Percent of the Voting Power and Value of RACC

A U.S. Holder whose RACC Class A Shares have a fair market value of less than $50,000 on the date of the Domestication and that owns (directly, indirectly or constructively) less than 10% of the total combined voting power of all classes of RACC shares entitled to vote and less than 10% of the total value of all classes of RACC shares should not be required to recognize gain or loss under Section 367 of the Code in connection with the Domestication and generally should not be required to include any part of the “all earnings and profits amount” in income. All U.S. Holders of RACC Class A Shares should consult their tax advisors regarding the effect of Section 367 of the Code in their particular circumstances.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT A TAX ADVISOR REGARDING THE CONSEQUENCES OF MAKING AN ELECTION UNDER SECTION 367(b) OF THE CODE AND THE APPROPRIATE FILING AND NOTICE REQUIREMENTS WITH RESPECT TO AN ELECTION.

3.	PFIC Considerations

In addition to the discussion under the heading “—Tax Consequences of the Domestication to U.S. Holders of RACC Class A Shares—Effects of Section 367 to U.S. Holders of RACC Class A Shares” above, the Domestication could be a taxable event to a U.S. Holder under the PFIC rules.

a.	PFIC Definition

A non-U.S. corporation will generally be a PFIC for U.S. federal income tax purposes for any taxable year if either (i) at least 75% of its gross income in such year is passive income or (ii) at least 50% of its assets in such year (ordinarily based on quarterly averaging) produce passive income or are held for the production of passive income. Based upon the composition of its income and assets and because RACC is a blank check company with no current business activities, RACC believes that it likely would be considered a PFIC unless the “start-up exception” applies.

Under the start-up exception, a foreign corporation that would otherwise be treated as a PFIC will not be treated as a PFIC for its start-up year if: (i) no predecessor of the corporation was a PFIC; (ii) the corporation establishes to the satisfaction of the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (iii) the corporation is not in fact a PFIC for either such year. RACC has determined that 2026 is its start-up year because it first realized gross income in 2026. Accordingly, if the Domestication is completed in 2026, because RACC was formed in 2026 and has gross income in 2026, RACC may qualify for the start-up exception to the PFIC rules and therefore may not be treated as a PFIC for its taxable year ending on the date of the Domestication. However, because the application of the start-up exception is subject to uncertainty, no assurance can be provided that RACC will qualify for the start-up exception.

The following discussion summarizes the effect of the PFIC rules on the Domestication to U.S. Holders if RACC is treated as a PFIC for its taxable year ending on the date of the Domestication or for any prior taxable year.

b.	Application of PFIC Rules to the U.S. Holders

If RACC is treated as a PFIC for its taxable year ending on the date of the Domestication or for any prior taxable year, U.S. Holders could be subject to adverse U.S. federal income tax consequences under the PFIC rules as a result of the Domestication. These rules are discussed in the immediately following paragraphs.

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code were promulgated in 1992, with a proposed retroactive effective date once they become finalized. If finalized in their present form, those proposed Treasury Regulations would require gain recognition by U.S. Holders with respect to their RACC Class A Shares surrendered in the Domestication if RACC were classified as a PFIC at any time during such U.S. Holder’s holding period in such RACC Class A Shares unless such U.S. Holder made a timely and effective QEF Election (or a QEF Election along with a “purging election”) or MTM Election (each as defined below) with respect to such RACC Class A Shares. The tax on any such recognized gain would be imposed based on a complex set of computational “excess distribution rules.”

Under the excess distribution rules:

•	the U.S. Holder’s gain, if any, would generally be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s RACC Class A Shares;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which RACC was a PFIC, would generally be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would generally be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax would generally be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

In addition, the proposed Treasury Regulations under Section 1291(f) of the Code would provide coordination rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the shareholder to recognize gain or include an amount in income as discussed above under “—Tax Consequences of the Domestication to U.S. Holders of RACC Class A Shares—Effects of Section 367 to U.S. Holders of RACC Class A Shares,” the gain realized on the transfer would be taxable under Section 1291(f) of the Code as discussed above. The excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain taxable under Section 1291(f) of the Code would be taxable as provided under Section 367(b) of the Code.

It is impossible to predict whether, in what form, and with what effective date final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, U.S. Holders of RACC Class A Shares (for which no timely QEF Election (or a QEF Election along with a purging election) or MTM Election is in effect, each as defined below) may be subject to adverse tax consequences by reason of the Domestication.

c.	QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of RACC Class A Shares will depend on whether the U.S. Holder has made a timely and effective election to treat RACC as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of RACC Class A Shares during which RACC qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. If RACC is or has been a PFIC, a U.S. Holder that has made a timely and effective QEF Election for the first taxable year in its holding period during which RACC was a PFIC generally would not be subject to the excess distribution regime described above with respect to its RACC Class A Shares and instead generally would be required to include in income for each taxable year in which RACC is a PFIC its pro rata share of RACC’s ordinary earnings and net capital gain.

If a U.S. Holder did not make a QEF Election for the first taxable year in its holding period during which RACC was a PFIC, a subsequent QEF Election generally would not, by itself, eliminate the application of the excess distribution regime with respect to such RACC Class A Shares. However, a U.S. Holder may be able to make a QEF Election together with a purging election to eliminate the continuing application of such regime. One type of purging election creates a deemed sale of the U.S. Holder’s RACC Class A Shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to such purging election subject to the excess distribution regime described above. As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its RACC Class A Shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its RACC Class A Shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. Holder’s ability to make a timely QEF Election (or a QEF Election along with a purging election) with respect to RACC is contingent upon, among other things, the provision by RACC of a “PFIC Annual Information Statement” to such U.S. Holder. To the extent applicable and as required under the Business

Combination Agreement, RACC has agreed to make available to holders information reasonably necessary to compute income and make tax elections arising from RACC’s status as a PFIC, including timely providing PFIC Annual Information Statements to enable holders to make a QEF Election. There can be no assurance, however, that RACC will have all information necessary to provide a PFIC Annual Information Statement on a timely basis.

The impact of the PFIC rules on a U.S. Holder of RACC Class A Shares may also depend on whether the U.S. Holder has made a mark-to-market election under Section 1296 of the Code (an “MTM Election”). U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may elect to mark such stock to its market value each taxable year if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq. No assurance can be given that the RACC Class A Shares will be considered to be marketable stock for purposes of the MTM Election for any taxable year or that the other requirements of this election are satisfied.

If such an election is available and was effective for the first taxable year in the U.S. Holder’s holding period during which RACC was a PFIC, such U.S. Holder generally would not be subject to the excess distribution regime discussed above with respect to its RACC Class A Shares, including in connection with the Domestication. Instead, in general, such U.S. Holder generally would include as ordinary income each year the excess, if any, of the fair market value of its RACC Class A Shares at the end of its taxable year over its adjusted tax basis in its RACC Class A Shares. The U.S. Holder generally also would be allowed an ordinary deduction for the excess, if any, of its adjusted tax basis in its RACC Class A Shares over the fair market value of its RACC Class A Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM Election). The U.S. Holder’s adjusted tax basis in its RACC Class A Shares generally would be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its RACC Class A Shares for a taxable year for which the MTM Election is in effect generally would be treated as ordinary income. However, if the MTM Election is not made for the first taxable year in the U.S. Holder’s holding period during which RACC is a PFIC, the excess distribution regime discussed above may continue to apply, including in connection with the Domestication, notwithstanding a subsequent MTM Election.

EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR CONCERNING THE EFFECT OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, THE IMPLICATIONS OF PROPOSED PFIC REGULATIONS, WHETHER A QEF ELECTION OR ANY MTM ELECTION IS AVAILABLE, AND THE CONSEQUENCES OF ANY SUCH ELECTION.

B.	Material U.S. Federal Income Tax Consequences of the RACC Class A Share Redemptions to U.S. Holders

1.	Generally

In the event that a U.S. Holder’s RACC Class A Shares are redeemed pursuant to the redemption provisions described in “The Business Combination Proposal – Effect of the Domestication on Existing RACC Equity in the Transactions” (referred to herein as a “redemption”), the treatment of the redemption for U.S. federal income tax purposes will depend on whether it qualifies as a sale of the RACC Class A Shares under Section 302 of the Code. If the redemption qualifies as a sale of RACC Class A Shares, the U.S. Holder will be treated as described below under the section titled “—Taxation of Redemption Treated as a Sale.” If the redemption does not qualify as a sale of RACC Class A Shares, the U.S. Holder will be treated as receiving a corporate distribution with the tax consequences described below under the section titled Taxation of Redemption Treated as a Distribution.” Whether a redemption qualifies for sale treatment will depend largely on the total number of RACC shares treated as held by the U.S. Holder (including any shares constructively owned by the U.S. Holder described in the following paragraph) relative to all RACC shares outstanding both before and after such redemption. The redemption of RACC Class A Shares generally will be treated as a sale of the RACC Class A Shares (rather than as a corporate distribution) if such redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in RACC or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only RACC Class A Shares actually owned by the U.S. Holder, but also RACC shares that are constructively owned by it. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option. In order to meet the substantially disproportionate test, the percentage of RACC outstanding voting shares actually and constructively owned by the U.S. Holder immediately following the redemption of RACC Class A Shares must, among other requirements, be less than 80 percent of the percentage of RACC outstanding voting shares actually and constructively owned by the U.S. Holder immediately before the redemption. Prior to the Transactions, the RACC Class A Shares may not be treated as voting stock for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the RACC shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the RACC shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other RACC shares. The redemption of the RACC Class A Shares will not be essentially equivalent to a dividend with respect to a U.S. Holder if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in RACC. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in RACC will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests are satisfied, then the redemption will be treated as a corporate distribution and the tax effects will be as described below under “—Taxation of Redemption Treated as a Distribution.”

2.	Taxation of Redemption Treated as a Distribution

A U.S. Holder generally will be required to include in gross income as dividends in the year actually or constructively received by the U.S. Holder the amount of any distribution paid on RACC Class A Shares to the extent the distribution is paid out of RACC’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends paid by RACC will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its RACC Class A Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such RACC Class A Shares (see “—Taxation of Redemption Treated as a Sale” below).

With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate (see “—Taxation of Redemption Treated as a Sale ” below) only if RACC Class A Shares are readily tradable on an established securities market in the United States, RACC is not treated as a PFIC at the time the dividend was paid or in the preceding taxable year and provided certain holding period requirements are met. It is unclear, however, whether certain redemption rights described in this prospectus may suspend the running of the applicable holding period for this purpose. U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to RACC Class A Shares.

A redeeming U.S. Holder generally will be subject to the PFIC rules relating to the excess distribution regime, QEF Election and MTM Election described above under the section entitled “—Tax Consequences of the Domestication to U.S. Holders of RACC Class A Shares—PFIC Considerations” with respect to any corporate distributions deemed received on its RACC Class A Shares (if the redemption were treated as a corporate distribution) without regard to any potential limitations or other interactions of such PFIC rules in connection with an F Reorganization or Section 367 of the Code as discussed therein.

U.S. Holders should consult their tax advisors regarding the implications of redeeming their shares and the interaction of any redemptions with the PFIC and Section 367 rules of the Code discussed herein.

3.	Taxation of Redemption Treated as a Sale

A U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of RACC Class A Shares. Any such capital gain or loss generally will be short-term capital gain or loss unless the U.S. Holder’s holding period for such RACC Class A Shares exceeds one year, which is not expected.

The amount of gain or loss recognized on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its RACC Class A Shares so disposed of. A U.S. Holder’s adjusted tax basis in its RACC Class A Shares generally will equal the U.S. Holder’s acquisition cost reduced by any prior distributions treated as a return of capital.

A redeeming U.S. Holder generally will be subject to the PFIC rules relating to the excess distribution regime, QEF Election and MTM Election described above under the section entitled “—Tax Consequences of the Domestication to U.S. Holders of RACC Class A Shares—PFIC Considerations” with respect to any gain or loss recognized by the U.S. Holder on its deemed sale of its RACC Class A Shares (if the redemption were treated as a sale of shares) without regard to any potential limitations or other interactions of such PFIC rules in connection with an F Reorganization or Section 367 of the Code as discussed therein.

U.S. Holders should consult their tax advisors regarding the implications of redeeming their shares and the interaction of any redemptions with the PFIC and Section 367 rules of the Code discussed herein.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR RACC CLASS A SHARES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

C.	Material U.S. Federal Income Tax Consequences of the Share Acquisition to U.S. Holders

It is intended that the Share Acquisition qualify as a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code (a “B Reorganization”). In order for the Share Acquisition to qualify as a B Reorganization, several conditions must be satisfied, including that New OHB must acquire, solely in exchange for voting stock of New OHB, shares of Oak Hill Bio so that immediately after such exchange the acquiring corporation has “control” of Oak Hill Bio (within the meaning of Section 368(c) of the Code). In this regard, the United States Supreme Court has held that the “solely for voting stock” test is to be strictly construed and the test does not permit any consideration other than voting stock to be paid by the acquiring corporation. Accordingly, the Share Acquisition will not qualify as a B Reorganization if New OHB pays cash to any holder of Oak Hill Bio Shares in exchange for their Oak Hill Bio Shares in any transaction that is properly treated as an integrated transaction with the Share Acquisition. Further, in connection with the Share Acquisition, each outstanding Oak Hill Bio Option (whether vested or unvested) will be assumed by New OHB and automatically converted into an option to purchase New OHB Common Stock (each, an “Assumed Option”). A conversion of compensatory stock options is generally not considered in determining whether the acquiring corporation obtains “control” of the acquired corporation “solely for voting stock” if the converted stock options have the same terms as the original options and no additional benefits inure to the option holders upon conversion. However, in the event an Oak Hill Bio Option could be deemed, in substance, to constitute stock in Oak Hill Bio and the Assumed Options are not deemed to constitute voting stock of New OHB, the conversion of Oak Hill Bio Options into Assumed Options could be deemed to cause the “solely for voting stock” test not to be met. Subject to the assumptions, limitations and qualifications set forth herein and in the opinion included as Exhibit 8.2, it is the opinion of Goodwin Procter LLP that the Share Acquisition should qualify as a B Reorganization. No ruling from the IRS concerning qualification of the Share Acquisition as a B Reorganization has been or will be obtained.

The rules under Section 368 of the Code are complex and there is limited guidance as to their application in the context of a transaction or series of transactions like those contemplated by the Share Acquisition. Accordingly, the qualification of the Share Acquisition as a B Reorganization is not entirely clear. There can be no assurance that the IRS will not take a contrary position to views expressed herein or that a court will not agree with a contrary position of the IRS.

If the Share Acquisition constitutes a B Reorganization, subject to the PFIC discussion below, a U.S. Holder of Oak Hill Bio Shares that receives New OHB Common Stock in exchange for Oak Hill Bio Shares in the Share Acquisition should not recognize gain or loss for U.S. federal income tax purposes as a result of the Share Acquisition. A U.S. Holder’s aggregate tax basis in the New OHB Common Stock received in exchange for Oak Hill Bio Shares surrendered in connection with the Share Acquisition should equal such U.S. Holder’s aggregate adjusted tax basis in Oak Hill Bio Shares exchanged therefor. A U.S. Holder’s holding period in the New OHB Common Stock received should include the holding period for such U.S. Holder’s shares of Oak Hill Bio Shares surrendered in exchange therefor. If a U.S. Holder has acquired different blocks of Oak Hill Bio Shares at different times or at different prices, then such U.S. Holder’s tax basis and holding period in shares of New OHB Common Stock received in the Share Acquisition generally should be determined with reference to each block of Oak Hill Bio Shares. Any such U.S. Holders should consult their tax advisors with respect to identifying the bases or holding periods of the New OHB Common Stock received in the Share Acquisition.

If, however, the Share Acquisition were determined to not qualify as a B Reorganization, then, for U.S. federal income tax purposes, a U.S. Holder generally would recognize gain or loss with respect to its Oak Hill Bio Shares in an amount equal to the difference, if any, between the fair market value (as of the closing of the Share Acquisition) of the New OHB Common Stock received pursuant to the Share Acquisition and the U.S. Holder’s tax basis in Oak Hill Bio Shares surrendered in exchange therefor. Such gain or loss generally will be a capital gain or loss. If a U.S. Holder’s holding period in Oak Hill Bio Shares surrendered in the Share Acquisition is greater than one year as of the date of the Share Acquisition, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain noncorporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. Such U.S. Holder’s basis in the New OHB Common Stock would be equal to their fair market value on the date of the Share Acquisition, and such U.S. holder’s holding period for such New OHB Common Stock would begin on the day following the date of the Share Acquisition. Shareholders who hold different blocks of Oak Hill Bio Shares (generally, ordinary shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE SHARE ACQUISITION AND ANY OTHER MATTERS DISCUSSED HEREIN.

1.	Passive Foreign Investment Company Rules

A foreign corporation will generally be treated as a PFIC for U.S. federal income tax purposes for any taxable year in which, after taking into account the income and assets of such corporation and certain “look through” rules with respect to its subsidiaries, either (i) at least 75% of its gross income consists of certain types of passive income (such as dividends, interest, rents, royalties and the excess of gains over losses from the disposition of assets which produce passive income) or (ii) at least 50% of the average quarterly value of its assets consists of assets that produce, or are held to produce, passive income. Oak Hill Bio believes that it was not a PFIC in prior years but whether Oak Hill Bio is currently a PFIC is uncertain; the determination of whether Oak Hill Bio is or was a PFIC is uncertain as it depends on the particular facts and circumstances (such as the valuation of Oak Hill Bio’s assets, including goodwill and other intangible assets) and the application of complex U.S. federal income tax rules, which are subject to differing interpretations. Accordingly, no assurance can be provided as to the current or prior treatment of Oak Hill Bio as a PFIC.

If Oak Hill Bio is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Oak Hill Bio Shares and such U.S. Holder did not make a timely QEF Election (described further below) for Oak Hill Bio’s first taxable year as a PFIC in which such U.S. Holder held (or was deemed to hold) such Oak Hill Bio Shares (or a QEF Election along with a “purging election”), then as described below, such U.S. Holder generally will be subject to special rules with respect to: (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Oak Hill Bio Shares; and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Oak Hill Bio Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Oak Hill Bio Shares). Under these rules (the “PFIC Charge Rules”):

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Oak Hill Bio Shares;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which Oak Hill Bio is a PFIC, will be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable years of the U.S. Holder.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. holder generally is required to file an IRS Form 8621 with such U.S. Holder’s U.S. federal income tax return and provide such other information as the IRS may require. Failure to file IRS Form 8621 for each applicable taxable year may result in an extension of the U.S. Holder’s taxable years being open to audit by the IRS until such forms are properly filed. U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of the PFIC rules. If Oak Hill Bio is treated as a PFIC, each U.S. Holder generally will be required to file a separate annual information return with the IRS with respect to Oak Hill Bio and any lower-tier PFICs.

Even if the Share Acquisition qualifies as a reorganization within the meaning of section 368(a) of the Code, Section 1291(f) of the Code provides that, to the extent provided in Treasury Regulations, a U.S. Holder that disposes of PFIC stock must recognize gain, notwithstanding other provisions of the Code. Under proposed Treasury Regulations with a retroactive effective date, if Oak Hill Bio is determined to be a PFIC for any taxable year (or portion thereof) that is included in a U.S. Holder’s holding period for its Oak Hill Bio Shares and either the U.S. Holder did not make a timely QEF Election (described further below) for Oak Hill Bio’s first taxable year as a PFIC in which the U.S. Holder held Oak Hill Bio Shares (or a QEF Election along with a “purging election”), or the Share Acquisition does not qualify for another exception described in the proposed Treasury Regulations, then such U.S. Holder’s gain generally will be subject to the PFIC Charge Rules.

Notwithstanding the foregoing, under proposed Treasury Regulations Section 1.1291-6(c), a U.S. Holder that did not make a timely QEF Election (or a QEF Election along with a “purging election”) with respect to a PFIC nonetheless would not recognize gain on a direct or indirect disposition of stock of a PFIC that results from a “reorganization” under Section 368 of the Code if immediately after the reorganization such stock is owned or considered owned by a U.S. person (“U.S. transferee”), provided that:

•

the basis of the stock in the hands of its actual owner immediately after the reorganization is no greater than the basis of such stock in the hands of its actual owner immediately before the reorganization;

•	the U.S. transferee’s holding period for the transferred stock is at least as long as the holding period of the U.S. Holder immediately before the transfer; and

•

the aggregate ownership of the U.S. Holder and the U.S. transferee immediately after the reorganization (determined without regard to stock held by the U.S. transferee prior to the reorganization) is the same as or greater than the U.S. Holder’s proportionate ownership immediately before the reorganization.

Oak Hill Bio expects that the Share Acquisition will satisfy the requirements under proposed Treasury Regulations Section 1.1291-6(c) for a transfer to a U.S. person, but can provide no assurance in this regard. No opinion of legal counsel or ruling from the IRS concerning this exception has been obtained or will be requested.

The proposed Treasury Regulations discussed above were proposed in 1992 and have not been adopted in final form. The proposed Treasury Regulations state that they are to be effective for transactions occurring on or after April 1, 1992. However, because the proposed Treasury Regulations have not yet been adopted in final form, they are not currently effective and there is no assurance they will be finally adopted in the form and with the effective date proposed. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted.

2.	QEF Election

In general, if Oak Hill Bio is determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above in respect to its Oak Hill Bio Shares by making a timely QEF Election to include in income its pro rata share of Oak Hill Bio’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed (unless an election is made), in each taxable year of the U.S. Holder in which or with which Oak Hill Bio’s taxable year ends. In general, for a QEF Election to be valid a U.S. Holder must make a timely QEF Election for the taxable year that is the first year of the U.S. Holder’s holding period for its Oak Hill Bio Shares during which Oak Hill Bio qualified as a PFIC. The QEF Election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF Election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF Elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances. However, in order to comply with the requirements of a QEF Election, a U.S. Holder must receive a PFIC annual information statement from Oak Hill Bio. If Oak Hill Bio determines that it is a PFIC for any taxable year, it will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable a U.S. Holder to make and maintain a QEF Election. However, there can be no assurance that Oak Hill Bio will have timely knowledge of its status as a PFIC or that Oak Hill Bio will timely provide U.S. Holders with the required information

D.	Material U.S. Federal Income Tax Consequences for U.S. Holders of the Ownership and Disposition of New OHB Common Stock

The following discussion is a summary of certain material U.S. federal income tax consequences of the ownership and disposition of New OHB Common Stock to U.S. Holders following the Share Acquisition.

1.	Distributions on New OHB Common Stock

The gross amount of any distribution on New OHB Common Stock that is made out of New OHB’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received by such U.S. Holder. Any such dividends paid to corporate U.S. Holders generally will qualify for the dividends received deduction if the requisite holding period is satisfied. Dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Non-corporate U.S. Holders that do not meet a minimum holding period requirement or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation applicable to qualified dividends. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

To the extent that the amount of any distribution made by New OHB on the New OHB Common Stock exceeds New OHB’s current and accumulated earnings and profits for a taxable year (as determined under U.S. federal income tax principles), the distribution will first be treated as a tax-free return of capital, causing a reduction (but not below zero) in the adjusted tax basis of the U.S. Holder’s New OHB Common Stock, and to the extent the amount of the distribution exceeds the U.S. Holder’s adjusted tax basis, the excess will be taxed as capital gain recognized on a sale or exchange as described below under “—Sale, Exchange, Redemption or Other Taxable Disposition of New OHB Common Stock.”

2.	Sale, Exchange, Redemption or Other Taxable Disposition of New OHB Common Stock

A U.S. Holder will generally recognize gain or loss on any sale, exchange, redemption, or other taxable disposition of New OHB Common Stock in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such New OHB Common Stock. Any gain or loss recognized by a U.S. Holder on a taxable disposition of New OHB Common Stock will generally be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in the New OHB Common Stock exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains recognized by non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or exchange of New OHB Common Stock will generally be treated as U.S. source gain or loss.

ALL U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF HOLDING THE NEW OHB COMMON SHARES.

E.	Material U.S. Federal Income Tax Consequences of the Share Acquisition to Non-U.S. Holders

This section applies to any beneficial owner of Oak Hill Bio Shares and, after the Share Acquisition, New OHB Common Stock, that is a Non-U.S. Holder.

1.	U.S. Federal Income Tax Consequences of the Share Acquisition to Non-U.S. Holders of Oak Hill Bio Shares

The Oak Hill Bio does not expect the Share Acquisition to result in any material U.S. federal income tax consequences to Non-U.S. Holders of Oak Hill Bio Shares.

F.	Material U.S. Federal Income Tax Consequences to Non-U.S. Holders of the Ownership and Disposition of New OHB Common Stock

The following discussion is a summary of certain material U.S. federal income tax consequences of the ownership and disposition of New OHB Common Stock to Non-U.S. Holders following the Domestication or the Share Acquisition.

1.	Distributions

Any distribution of cash or property (including a constructive distribution) New OHB makes to a Non-U.S. Holder of New OHB Common Stock, to the extent paid out of New OHB’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute a dividend for U.S. federal income tax purposes. Any such dividends paid or deemed paid to a Non-U.S. Holder in respect of New OHB Common Stock that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, as described below, generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In satisfying the foregoing withholding obligation with respect to a distribution, the applicable withholding agent may withhold up to 30% of either (i) the gross amount of the entire distribution, even if the amount of the distribution is greater than the amount constituting a dividend, as described above, or (ii) the amount of the distribution New OHB projects will be a dividend, based upon a reasonable estimate of both its current and accumulated earnings and profits for the taxable year in which the distribution is made. If U.S. federal income tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, the Non-U.S. Holder may obtain a refund of all or a portion of the excess amount withheld by timely filing a claim for refund with the IRS. Any such distribution not constituting a dividend generally will be treated, for U.S. federal income tax purposes, first as reducing the Non-U.S. Holder’s adjusted tax basis in such New OHB Common Stock (but not below zero) and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain from the sale or other taxable disposition of such New OHB Common Stock, which will be treated as described under “—Gain on Sale, Taxable Exchange or Other Taxable Disposition of New OHB Common Stock” below.

Dividends (including constructive dividends) New OHB pays to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder) generally will not be subject to the foregoing U.S. federal withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, unless an applicable income tax treaty provides otherwise, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder. In addition, if the Non-U.S. Holder is a corporation, such Non-U.S. Holder’s effectively connected earnings and profits (subject to adjustments) may be subject to a U.S. federal “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

2.	Gain on Sale, Taxable Exchange or Other Taxable Disposition of New OHB Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of New OHB Common Stock unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

New OHB is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period, and either (i) New OHB has ceased to be regularly traded on an established securities market or (ii) the Non-U.S. Holder has owned or is deemed to have owned under constructive ownership rules, at any time during the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, more than 5% of New OHB Common Shares.

Unless an applicable tax treaty provides otherwise, any gain described in the first bullet point above generally will be subject to U.S. federal income tax, net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in addition, a Non-U.S. Holder described in the first bullet point that is a foreign corporation will be subject to U.S. federal “branch profits tax” at a 30% rate (or a lower applicable tax treaty rate) on such Non-U.S. Holder’s effectively connected earnings and profits (subject to adjustments).

Any gain of a Non-U.S. Holder described in the second bullet point above (which may be offset by U.S. source capital losses during the taxable year of the disposition) generally will be subject to a flat 30% U.S. federal income tax rate (or a lower applicable tax treaty rate). Unless an applicable tax treaty provides otherwise, any gain described in the third bullet point above that is recognized by such Non-U.S. Holder on the sale, exchange or other taxable disposition of New OHB Common Stock generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such New OHB Common Stock from a Non-U.S. Holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. New OHB will generally be classified as a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. New OHB does not expect to be classified as a USRPHC following the Domestication or the Share Acquisition. However, such determination is factual in nature and subject to change, and no assurance can be provided as to whether New OHB is or will be a USRPHC with respect to a Non-U.S. Holder following the Domestication or the Share Acquisition or at any future time.

ALL NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE SHARE ACQUISITION AND OF HOLDING AND DISPOSING OF NEW OHB COMMON SHARES FOLLOWING THE DOMESTICATION OR THE SHARE ACQUISITION.

3.	Information Reporting and Backup Withholding

Dividend payments with respect to New OHB Common Stock or proceeds from the sale, exchange, redemption or other taxable disposition of New OHB Common Stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally will eliminate the requirement for information reporting (other than with respect to dividends) and backup withholding by providing certification of its non-U.S. status on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s United States federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

4.	Foreign Account Tax Compliance Act

Pursuant to the Foreign Account Tax Compliance Act, set forth in Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as “FATCA”), foreign financial institutions (which include hedge funds, private equity funds, mutual funds and any other investment vehicles regardless of their size) must comply with information reporting rules with respect to their U.S. account holders and investors or bear a withholding tax on certain payments made to them (including such payments made to them in their capacity as intermediaries). Generally, if a foreign financial institution or certain other foreign entity does not comply with these reporting requirements, “withholdable payments” to the noncomplying entity will be subject to a 30% withholding tax. For this purpose, withholdable payments include U.S.-source payments otherwise subject to nonresident withholding tax and, subject to the discussion of the proposed Treasury Regulations below, the entire gross proceeds from the sale of certain equity or debt instruments of U.S. issuers. This withholding tax will apply to a non-compliant foreign financial institution regardless of whether the payment would otherwise be exempt from U.S. nonresident withholding tax.

Withholding under FATCA will generally apply to payments of dividends on New OHB Common Stock to foreign financial institutions that are not in compliance with FATCA. The U.S. Department of the Treasury has released proposed regulations which, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds of a sale or disposition of equity interests. In its preamble to the proposed regulations, the U.S. Department of Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

Similar withholding requirements to the foregoing apply to dividends on and, subject to the proposed regulations, gross proceeds from the sale of, New OHB Common Stock held by an investor that is a non-financial foreign entity unless such entity provides certain information regarding the entity’s “substantial United States owners,” which the applicable withholding agent will in turn be required to provide to the Secretary of the Treasury.

If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Each Non-U.S. Holder is urged to consult its tax advisor regarding these rules and whether they may be relevant to such Non-U.S. Holder’s ownership and disposition of New OHB Common Stock.

Foreign entities located in jurisdictions that have entered into intergovernmental agreements with the United States in connection with FATCA may be subject to different rules. All holders are urged to consult with their tax advisors regarding the possible implications of the above rules under, or related to, FATCA on their investment in New OHB Common Stock.

THE DISCUSSION ABOVE IS FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE DOMESTICATION, THE EXERCISE OF REDEMPTION RIGHTS, THE SHARE ACQUISITION AND ANY OTHER MATTERS DISCUSSED HEREIN, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On July 26, 2026, RACC entered into the Business Combination Agreement with Oak Hill Bio, a company incorporated under the laws of England and Wales and the shareholders of Oak Hill Bio. Pursuant to the Business Combination Agreement, and subject to the satisfaction or waiver of the conditions set forth therein, RACC will undertake the Domestication and, following the Domestication, will acquire 100% of the outstanding shares of Oak Hill Bio from the Shareholders in exchange for newly issued shares of New OHB Common Stock pursuant to the Share Acquisition. The closing of the Share Acquisition and the other transactions contemplated by the Business Combination Agreement is referred to throughout this proxy statement/prospectus as the Closing. At Closing, Oak Hill Bio will become a wholly owned subsidiary of RACC. The transactions contemplated by the Business Combination Agreement are referred to throughout this proxy statement/prospectus as the “Transactions.” The combined company following the consummation of the Transactions is referred to as “New OHB” and will be renamed “Oak Hill Bio Inc.” at Closing. New OHB will be led by Oak Hill Bio’s management team and is expected to continue Oak Hill Bio’s focus on discovering, acquiring, developing, and commercializing therapeutics for rare pediatric diseases. The following unaudited pro forma condensed combined financial information and related notes have been prepared to give effect to the Transactions described below.

RACC completed its initial public offering on May 21, 2026, in which it sold 7,500,000 Class A ordinary shares, also called the public shares throughout this proxy statement/prospectus, and concurrently sold 275,000 Class A ordinary shares to the Sponsor in a private placement, which are also referred to throughout this proxy statement/prospectus as the private placement shares. An amount equal to $75,000,000 of proceeds was deposited in the trust account. The Sponsor and RACC’s independent directors hold 1,323,529 RACC Class B Shares, which are also referred to throughout this proxy statement/prospectus as the founder shares, and together with the private placement shares, the “SPAC Initial Shareholder Shares”. RACC has no outstanding warrants. In connection with the initial public offering, RACC agreed to pay deferred underwriting commissions of $2,250,000, which become payable from the trust account upon the Closing.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information (“Article 11”). Article 11 provides simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and the option to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). RACC has elected not to present Management’s Adjustments in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of June 30, 2026 gives effect to the Transactions as if they had occurred on June 30, 2026. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2025 and the six months ended June 30, 2026 give effect to the Transactions as if they had occurred on January 1, 2025, the beginning of the earliest period presented. RACC was incorporated on February 19, 2026 and had no operations prior to that date. Accordingly, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 reflects only Oak Hill Bio’s historical results and does not include any historical results of RACC. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2026 combines the historical results of Oak Hill Bio for the six months ended June 30, 2026 with the historical results of RACC for the period from February 19, 2026 (inception) through June 30, 2026.

The Business Combination and Related Transactions

At least one business day prior to the Closing and subject to the conditions set forth in the Business Combination Agreement:

(i)	the Sponsor Share Conversion will occur, whereby each outstanding RACC Class B Share will convert, on a one-for-one basis, into a RACC Class A Share pursuant to the Sponsor Share Conversion; and

(ii)

RACC will effect public shareholder redemptions and then de-register from the Register of Companies in the Cayman Islands and domesticate as a Delaware corporation, with each then-outstanding RACC Class A Share (including each share resulting from the Sponsor Share Conversion) converting, on a one-for-one basis, into one share of New OHB Common Stock.

References in this section to the RACC public shares and the SPAC Initial Shareholder Shares include, following the Domestication, the shares of New OHB Common Stock into which those shares convert.

Immediately prior to the Closing the Oak Hill Bio SAFEs will convert into Oak Hill Bio ordinary shares in accordance with their terms (the “SAFE Conversion”).

At the Closing:

(i)

holders of RACC public shares will have the right to have all or a portion of their RACC public shares redeemed for cash prior to the Domestication in connection with the Transactions, in accordance with RACC’s governing documents, for a per-share price equal to the pro rata portion of the funds then in the trust account, including interest earned on the funds held in the trust account, less taxes paid or payable;

(ii)

each outstanding Oak Hill Bio ordinary share, after giving effect to the SAFE Conversion (collectively, the “Oak Hill Bio Shares”), will be sold and transferred to RACC in exchange for the right to receive a number of newly-issued shares of New OHB Common Stock equal to the Exchange Ratio (as defined below) multiplied by the number of Company Shares held by the applicable holder, which is referred to throughout this proxy statement/prospectus as the Share Acquisition; and

(iii)

pursuant to the Backstop Agreement with the RA Backstop Purchaser, the RA Backstop Purchaser will subscribe for a number of newly issued shares of New OHB Common Stock equal to the number of RACC public shares redeemed in the Redemptions, at a price of $10.00 per share, up to a maximum of 7,500,000 shares and an aggregate purchase price of $75.0 million (the “Backstop Financing”).

RACC’s initial shareholders have agreed to waive their redemption rights with respect to the SPAC Initial Shareholder Shares and any RACC public shares held by them. Accordingly, only RACC public shares held by RACC’s public shareholders are subject to the Redemptions.

Because 7,500,000 RACC public shares are outstanding, the Backstop Financing covers 100% of the possible Redemptions on a share-for-share basis. The subscription price under the Backstop Agreement is fixed at $10.00 per share, while the Redemptions are funded at the per-share redemption price described above, which includes interest earned on the trust account. Accordingly, the Backstop Financing does not fully replace the cash paid in the Redemptions.

Under a sponsor letter agreement entered into concurrently with the Business Combination Agreement, the Sponsor waived the anti-dilution adjustment to the conversion ratio applicable to the founder shares under RACC’s governing documents. As a result, the founder shares convert on a one-for-one basis in the Sponsor Share Conversion and do not increase as a result of the shares issued in the PIPE Financing or the Backstop Financing.

The number of shares of New OHB Common Stock to be issued to the Oak Hill Bio Shareholders as consideration for the Share Acquisition, which is referred to throughout this proxy statement/prospectus as the Closing Consideration, is equal to (a) the Adjusted Equity Value divided by (b) $10.00. The Adjusted Equity Value means the sum of (a) a base equity value of $160.0 million and (b) the Oak Hill Bio SAFE Amount. The Exchange Ratio means the Closing Consideration divided by the number of fully-diluted Oak Hill Bio Shares outstanding as of immediately prior to the Closing.

The Base Equity Value and the $10.00 per share price are fixed by the Business Combination Agreement, and the aggregate Closing Consideration will therefore vary only with the final Oak Hill Bio SAFE Amount, which depends on interest accrued through the Closing. The Exchange Ratio, and accordingly the allocation of the Closing Consideration among Oak Hill Bio’s shareholders, remains subject to finalization of Oak Hill Bio’s fully-diluted share count as of the Closing. Share counts presented in this proxy statement/prospectus are illustrative. The fully-diluted share count used to calculate the Exchange Ratio assumes that the Interim Equity Grant Cap (up to 12% of Oak Hill Bio’s fully-diluted capital stock, as permitted under the Oak Hill Bio Equity Incentive Plan and the Business Combination Agreement) has been fully granted as of the Closing.

Concurrently with the execution of the Business Combination Agreement, RA Capital Healthcare Fund, L.P. and RA Capital Nexus Fund IV, L.P., also referred to throughout this proxy statement/prospectus as the SAFE Holders, entered into simple agreements for future equity with Oak Hill Bio, also collectively referred to throughout this proxy statement/prospectus as the Oak Hill Bio SAFEs, pursuant to which the SAFE Holders provided interim financing to Oak Hill Bio in an aggregate principal amount of $45.0 million, bearing interest at a rate of 8% per annum. The sum of the principal amount of the Oak Hill Bio SAFEs and all accrued and unpaid interest thereon as of the Closing, also referred to throughout this proxy statement/prospectus as the Oak Hill Bio SAFE Amount, is added to the Base Equity Value in determining the Adjusted Equity Value. In the Oak Hill Bio SAFE Conversion, the Oak Hill Bio SAFEs will convert into Oak Hill Bio Shares on the terms outlined in the underlying agreements and the Oak Hill Bio Shares issued on conversion will be acquired in the Share Acquisition on the same basis as all other Oak Hill Bio shares. RA Capital Healthcare Fund, L.P. is a SAFE Holder, the RA Backstop Purchaser, and an affiliate of the Sponsor.

RACC also entered into the Subscription Agreements with certain qualified institutional buyers, institutional accredited investors, and other accredited investors, who are collectively referred to throughout this proxy statement/prospectus as the PIPE Investors, pursuant to which the PIPE Investors agreed to subscribe, substantially concurrently with the Closing, for shares of New OHB Common Stock at $10.00 per share and/or pre-funded warrants to purchase shares of New OHB Common Stock at $10.00 per warrant less the $0.0001 per share exercise price, for aggregate gross proceeds to RACC of $55.0 million. The unaudited pro forma condensed combined financial information assumes that all PIPE Investors subscribe for shares of New OHB Common Stock and that no New OHB Pre-Funded Warrants are issued. Certain PIPE Investors are affiliates of the Sponsor and/or Oak Hill Bio.

Unlike the Oak Hill Bio SAFEs, which convert into Oak Hill Bio Shares that are sold for New OHB Common Stock in the Share Acquisition, shares issued in the PIPE Financing and the Backstop Financing (together, the “Concurrent Financing”) are issued directly by RACC and are not subject to the Exchange Ratio.

Accounting for the Business Combination

The Transactions are expected to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. RACC does not meet the definition of a business under ASC 805, Business Combinations, as its pre-Closing assets consist primarily of cash held in the trust account and it does not have a substantive process capable of producing outputs. Accordingly, the Transactions do not constitute a business combination and will be treated as the equivalent of Oak Hill Bio issuing equity to acquire the net assets of RACC, accompanied by a recapitalization of Oak Hill Bio’s equity.

For accounting purposes, Oak Hill Bio is expected to be treated as the accounting acquirer and RACC as the accounting acquiree. This determination is based primarily on the expectation that, immediately following the Closing:

•	Oak Hill Bio’s equity holders will hold the largest single voting interest in New OHB, and no other holder or group of affiliated holders will hold a larger interest;

•	Oak Hill Bio’s designees are expected to comprise a majority of the board of directors of New OHB;

•	Oak Hill Bio’s senior management will comprise the senior management of New OHB;

•	New OHB will operate under the name Oak Hill Bio Inc.; and

•	Oak Hill Bio’s business will be the ongoing business of New OHB.

Because the Backstop Financing replaces redeemed RACC public shares on a share-for-share basis, the relative ownership of New OHB is substantially the same under each of the redemption scenarios presented, and the determination of the accounting acquirer does not vary with the level of Redemptions.

RA Capital Healthcare Fund, L.P. and RA Capital Nexus Fund IV, L.P., the SAFE Holders, are affiliates of the Sponsor, and RA Capital Healthcare Fund, L.P. is also the RA Backstop Purchaser. Because the Oak Hill Bio SAFEs were entered into concurrently with the Business Combination Agreement and constitute financing for the Transactions, the shares of New OHB Common Stock issuable in respect of the Oak Hill Bio SAFEs are presented as a separate category in the pro forma capitalization below and are not attributed to Oak Hill Bio’s equity holders in the determination of the accounting acquirer. Under each redemption scenario presented, including the maximum redemption scenario, the aggregate interest held by the Sponsor and its affiliates, comprising the SPAC Initial Shareholder Shares, the shares issuable in respect of the Oak Hill Bio SAFEs, and the shares issuable under the Backstop Agreement, is less than the interest held by Oak Hill Bio’s equity holders.

Under reverse recapitalization accounting, the financial statements of New OHB will represent a continuation of the financial statements of Oak Hill Bio. The net assets of RACC are expected to be stated at historical carrying value, with no goodwill or other intangible assets recorded. The equity structure of New OHB will reflect the equity structure of RACC, and the shares and corresponding capital amounts and per share amounts relating to Oak Hill Bio’s ordinary shares for periods prior to the Closing will be retroactively restated to reflect the Exchange Ratio. Transaction costs that are direct and incremental to the issuance of equity are expected to be charged to additional paid-in capital, and other transaction costs are expected to be expensed as incurred.

Redemption Scenarios

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential Redemptions. Because the RA Backstop Purchaser will subscribe for a number of shares of New OHB Common Stock equal to the number of RACC public shares redeemed, the total number of shares of New OHB Common Stock outstanding following the Closing is substantially the same under each scenario.

No Redemptions Scenario

The No Redemptions Scenario assumes that no holders of RACC public shares exercise their redemption rights in connection with the Closing. Accordingly, no shares are issued and no proceeds are received under the Backstop Agreement in this scenario.

Midpoint Redemptions Scenario

The Midpoint Redemptions Scenario assumes that holders of RACC public shares exercise their redemption rights with respect to 3,750,000 RACC public shares, representing 50% of the RACC public shares outstanding, at a redemption price of approximately $10.03 per share based on the trust account balance as of June 30, 2026, for an aggregate redemption payment of $37.6 million. This scenario also assumes the issuance of 3,750,000 shares of New OHB Common Stock at $10.00 per share pursuant to the Backstop Agreement for proceeds of $37.5 million.

Maximum Redemptions Scenario

The Maximum Redemptions Scenario assumes that holders of RACC public shares exercise their redemption rights with respect to all 7,500,000 RACC public shares outstanding, at a redemption price of approximately $10.03 per share based on the trust account balance as of June 30, 2026, for an aggregate redemption payment of $75.2 million. This scenario also assumes the issuance of 7,500,000 shares of New OHB Common Stock at $10.00 per share pursuant to the Backstop Agreement for proceeds of $75.0 million.

Pro Forma Capitalization

The following table summarizes the estimated ownership of New OHB immediately following the Closing under each of the redemption scenarios described above. Because the RA Backstop Purchaser will subscribe for a number of shares equal to the number of RACC public shares redeemed, the total shares outstanding and the relative ownership of New OHB are the same under each scenario, with the interest held by RACC’s public shareholders shifting to the RA Backstop Purchaser as redemptions increase.

	No Redemptions		Midpoint Redemptions		Maximum Redemptions
	Shares	%(2)	Shares	%(2)	Shares	%
OHBP Shareholders	14,080,000	42.4%	14,080,000	42.4%	14,080,000	42.4%
SPAC Sponsor and its affiliates(1)	6,020,269	18.2%	9,770,269	29.4%	13,520,269	40.8%
SPAC independent directors	78,260	0.2%	78,260	0.2%	78,260	0.2%
SPAC Public Shareholders	7,500,000	22.6%	3,750,000	11.3%	—	0.0%
PIPE Investors	5,500,000	16.6%	5,500,000	16.6%	5,500,000	16.6%

Total	33,178,529	100.0%	33,178,529	100.0%	33,178,529	100.0%

(1)

Reflects shares held by the Sponsor, the SAFE Holders and the RA Backstop Purchaser under various redemption scenarios. Includes (i) 1,520,269 shares of New OHB common stock to be issued in exchange for RACC Shares held by the Sponsor prior to the Transactions; (ii) 4,500,000 shares of New OHB Common Stock to be issued in exchange for 32,574,962 Oak Hill Bio Shares issuable upon the conversion of the Oak Hill Bio SAFEs immediately prior to the Closing; and (iii) 0, 3,750,000 or 7,500,000 shares of New OHB Common Stock to be issued to the RA Backstop Purchaser under the “No Redemptions,” “Midpoint Redemptions” and “Maximum Redemptions” scenarios, respectively.

(2)	Percentages in this column may not sum to 100.0% due to rounding.

The estimated ownership percentages and share amounts above are preliminary and subject to change based on, among other things, the actual amount of redemptions, the final Oak Hill Bio SAFE Amount (including accrued interest through the Closing), the final Exchange Ratio, and the extent to which PIPE Investors subscribe for New OHB Pre-Funded Warrants rather than shares of New OHB Common Stock. The Oak Hill Bio SAFEs will convert into Oak Hill Bio Shares immediately prior to the Closing, and the resulting shares will be exchanged for shares of New OHB Common Stock in the Share Acquisition. The Oak Hill Bio SAFEs are for an aggregate principal amount of $45.0 million and bear interest at a rate of 8% per annum. The sum of the principal amount of the Oak Hill Bio SAFEs and all accrued and unpaid interest thereon as of the Closing Date is referred to as the Oak Hill Bio SAFE Amount. The Oak Hill Bio SAFE Amount is added to the Base Equity Value to determine the Adjusted Equity Value for purposes of calculating the Closing Consideration. Because the unaudited pro forma condensed combined balance sheet included in this proxy statement/prospectus gives effect to the Transactions as if they had occurred on June 30, 2026, no interest is assumed to have accrued on the Oak Hill Bio SAFEs and the Oak Hill Bio SAFE Amount is assumed to equal the $45.0 million principal amount. As interest accrues, the Oak Hill Bio SAFE Amount will increase and the number of Oak Hill Bio Shares that will be issued upon conversion of the Oak Hill Bio SAFEs, as well as the corresponding number of New OHB Common Stock to be exchanged in the Share Acquisition, will increase.

The shares attributable to Oak Hill Bio’s historical shareholders and to the Oak Hill Bio SAFE holders together comprise the Closing Consideration. The table excludes the impact of any shares reserved for future issuance under New OHB’s equity incentive plans, including the New OHB Equity Incentive Plan and New OHB Employee Stock Purchase Plan described elsewhere in this proxy statement/prospectus.

Other Information

The unaudited pro forma condensed combined financial information and related notes have been derived from and should be read in conjunction with:

•

the historical unaudited interim financial statements of Oak Hill Bio as of and for the six months ended June 30, 2026, the historical audited financial statements of Oak Hill Bio as of and for the year ended December 31, 2025, and the related notes included elsewhere in this proxy statement/prospectus, in each case prepared in accordance with U.S. GAAP; and

•

the historical unaudited interim financial statements of RACC as of and for the period from February 19, 2026 (inception) to June 30, 2026, and the related notes, included elsewhere in this proxy statement/prospectus.

Management has performed a preliminary review of the accounting policies of RACC and Oak Hill Bio and is not aware of any material differences. Following the Closing, management of New OHB will complete a final review of RACC’s accounting policies and conform them to those of Oak Hill Bio as necessary, which could result in additional differences. RACC and Oak Hill Bio had no historical relationship prior to the Transactions, and no intercompany transactions require elimination.

The unaudited pro forma condensed combined financial information is based on assumptions and estimates described in the accompanying notes. The Transaction Accounting Adjustments are preliminary and subject to further revision as additional information becomes available and additional analyses are performed. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized had RACC and Oak Hill Bio been a combined organization during the periods presented, nor is it necessarily indicative of the future financial position or results of operations of New OHB. The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies, synergies, cost savings, other benefits or expenses that may be associated with the integration of RACC and Oak Hill Bio. Actual results reported in periods following the Closing may differ significantly from those reflected in the unaudited pro forma condensed combined financial information presented herein.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2026

(in thousands)

	As of June 30, 2026				As of June 30, 2026			As of June 30, 2026			As of June 30, 2026
	OHB Pediatrics Ltd.	Research Alliance Corporation III	Pro Forma Adjustments (No Redemptions Scenario)		Pro Forma Combined (No Redemptions Scenario)	Pro Forma Adjustments (Midpoint Redemptions Scenario)		Pro Forma Combined (Midpoint Redemptions Scenario)	Pro Forma Adjustments (Maximum Redemptions Scenario)		Pro Forma Combined (Maximum Redemptions Scenario)
Assets
Current assets:
Cash and cash equivalents	$26,982	$833	(3,809)	A	$188,744	$(37,619)	L	$188,625	$(37,619)	M	$188,506
			(5,750)	B		37,500	L		37,500	M
			42,387	C
			52,863	D
			75,238	E
Prepaid clinical trial costs	1,591	—			1,591			1,591			1,591
Prepaid taxes	413	—			413			413			413
Prepaid expenses		129			129			129			129

Total current assets	28,986	962	160,929		190,877	(119)		190,758	(119)		190,639
Deposits	3,006	—			3,006			3,006			3,006
Deferred offering costs	691	—	(691)	A	—			—			—
Long-term prepaid expenses	—	107			107			107			107
Marketable securities held in Trust Account	—	75,238	(75,238)	E	—			—			—

Total assets	$32,683	$76,307	$85,000		$193,990	$(119)		$193,871	$(119)		$193,752

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable and accrued expenses	$7,030	—			$7,030			$7,030			$7,030
Accounts payable	—	16			16			16			16
Accrued expenses	—	40			40			40			40
Due to Parent Co.	7,301	—			7,301			7,301			7,301

Total current liabilities	14,331	56	—		14,387	—		14,387	—		14,387
Deferred underwriting fee payable		2,250	(2,250)	B	—			—			—

Total liabilities	14,331	2,306	(2,250)		14,387	—		14,387	—		14,387
Commitments and contingencies Series A redeemable convertible preferred stock	31,890	—	(31,890)	G	—			—			—
Class A ordinary shares subject to possible redemption	—	75,238	(75,238)	F	—			—			—

	As of June 30, 2026				As of June 30, 2026			As of June 30, 2026			As of June 30, 2026
	OHB Pediatrics Ltd.	Research Alliance Corporation III	Pro Forma Adjustments (No Redemptions Scenario)		Pro Forma Combined (No Redemptions Scenario)	Pro Forma Adjustments (Midpoint Redemptions Scenario)		Pro Forma Combined (Midpoint Redemptions Scenario)	Pro Forma Adjustments (Maximum Redemptions Scenario)		Pro Forma Combined (Maximum Redemptions Scenario)
Stockholders’ (deficit) equity:
New OHB common stock	—	—	—	C	3	—	L	3	—	M	3
			1	D		—	L		—	M
			1	F
			1	G
			—	H
			—	J
Common stock - historical	—	—	—	G	—			—			—
Preference shares - historical	—	—			—			—			—
Class A ordinary shares - historical	—	—	—	H	—			—			—
Class B ordinary shares - historical	—	—	—	H	—			—			—
Additional paid-in capital	15,976	—	(4,500)	A	223,925	(37,619)	L	223,806	(37,619)	M	223,687
			42,387	C		37,500	L		37,500	M
			52,862	D
			75,237	F
			31,889	G
			—	H
			(1,237)	I
			9,823	J
			1,488	K
Accumulated deficit	(29,514)	(1,237)	(3,500)	B	(44,325)			(44,325)			(44,325)
			1,237	I
			(9,823)	J
			(1,488)	K

Total stockholders’ (deficit) equity	(13,538)	(1,237)	194,378		179,603	(119)		179,484	(119)		179,365

Total liabilities, redeemable convertible preferred stock and stockholders’ (deficit) equity	$32,683	$76,307	$85,000		$193,990	$(119)		$193,871	$(119)		$193,752

Unaudited Pro Forma Condensed Combined Statements of Operations

Six Months Ended June 30, 2026

(in thousands, except share and per share data)

	Six Months Ended June 30, 2026	February 19, 2026 (Inception) through June 30, 2026			Six Months Ended June 30, 2026		Six Months Ended June 30, 2026		Six Months Ended June 30, 2026
	OHB Pediatrics Ltd.	Research Alliance Corporation III	Pro Forma Adjustments (No Redemptions Scenario)		Pro Forma Combined (No Redemptions Scenario)	Pro Forma Adjustments (Midpoint Redemptions Scenario)	Pro Forma Combined (Midpoint Redemptions Scenario)	Pro Forma Adjustments (Maximum Redemptions Scenario)	Pro Forma Combined (Maximum Redemptions Scenario)
Operating expenses:
General and administrative expenses	$2,813	$—			$2,813		$2,813		$2,813
Research and development costs	10,695	—			10,695		10,695		10,695
General, formation and administrative expenses	—	249			249		249		249

Total operating expenses	13,508	249	—		13,757	—	13,757	—	13,757

Loss from operations	13,508	249	—		13,757	—	13,757	—	13,757

Other income:
Foreign exchange gain	1	—			1		1		1
Interest earned on marketable securities held in Trust Account	—	238	(238)	N	—		—		—

Total other income	1	238	(238)		1	—	1	—	1

Loss before income taxes	(13,507)	(11)	(238)		(13,756)	—	(13,756)	—	(13,756)

Income tax benefit	—	—			—		—		—

Net loss	$(13,507)	$(11)	$(238)		$(13,756)	$—	$(13,756)	$—	$(13,756)

Net loss per share of common stock, basic and diluted	$(0.22)				$(0.41)		$(0.41)		$(0.41)
Weighted-average common shares outstanding, basic and diluted	62,312,500				33,178,529		33,178,529		33,178,529
Basic and diluted net loss per Class A ordinary share		$0.00
Weighted-average Class A ordinary shares outstanding, basic and diluted		2,329,545
Basic and diluted net loss per Class B ordinary share		$0.00
Weighted-average Class B ordinary shares outstanding, basic and diluted		1,348,785

Unaudited Pro Forma Condensed Combined Statements of Operations

Year Ended December 31, 2025

(in thousands, except share and per share data)

	Year Ended December 31, 2025				Year Ended December 31, 2025		Year Ended December 31, 2025		Year Ended December 31, 2025
	OHB Pediatrics Ltd.	Research Alliance Corporation III	Pro Forma Adjustments (No Redemptions Scenario)		Pro Forma Combined (No Redemptions Scenario)	Pro Forma Adjustments (Midpoint Redemptions Scenario)	Pro Forma Combined (Midpoint Redemptions Scenario)	Pro Forma Adjustments (Maximum Redemptions Scenario)	Pro Forma Combined (Maximum Redemptions Scenario)
Operating expenses:
General and administrative expenses	$1,297	$—			$1,297		$1,297		$1,297
Research and development costs	14,302	—			14,302		14,302		14,302
In-process research and development costs	—	—	9,823	O	9,823		9,823		9,823
General, formation and administrative expenses	—	—			—		—		—

Total operating expenses	15,599	—	9,823		25,422	—	25,422	—	25,422

Loss from operations	15,599	—	9,823		25,422	—	25,422	—	25,422

Other expense:
Loss on change in fair value of SAFE	—	—	(1,488)	P	(1,488)		(1,488)		(1,488)
Foreign exchange loss	(51)	—			(51)		(51)		(51)

Total other expense	(51)	—	(1,488)		(1,539)	—	(1,539)	—	(1,539)

Loss before income taxes	(15,650)	—	(11,311)		(26,961)	—	(26,961)	—	(26,961)

Income tax benefit	—	—			—		—		—

Net loss	$(15,650)	$—	$(11,311)		$(26,961)	$—	$(26,961)	$—	$(26,961)

Net loss per share of common stock, basic and diluted	$(0.25)				$(0.81)		$(0.81)		$(0.81)
Weighted-average common shares outstanding, basic and diluted	62,312,500				33,178,529		33,178,529		33,178,529

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the Business Combination and Related Transactions

The Transactions are described above under “The Business Combination and Related Transactions,” “Accounting for the Business Combination,” and “Pro Forma Capitalization.” Capitalized terms used but not defined in these notes have the meanings given to them above or elsewhere in this proxy statement/prospectus.

At the Closing, each outstanding Oak Hill Bio Share will be sold and transferred to RACC in exchange for the right to receive a number of shares of New OHB Common Stock equal to the Exchange Ratio, determined in accordance with the formula in the Business Combination Agreement. The Exchange Ratio is estimated to be 0.1381, based on an estimated Adjusted Equity Value of $205.0 million, comprising the Base Equity Value of $160.0 million and an estimated Oak Hill Bio SAFE Amount of $45.0 million (assuming no interest accrues for purposes of the June 30, 2026 pro forma financial information), and an estimated 148,397,050 fully-diluted Oak Hill Bio Shares outstanding as of immediately prior to the Closing, resulting in estimated Closing Consideration of 20,500,000 shares of New OHB Common Stock. The fully-diluted share count used to calculate the Exchange Ratio assumes that the Interim Equity Grant Cap (up to 12% of Oak Hill Bio’s fully-diluted capital stock, as permitted under the Oak Hill Bio Equity Incentive Plan and the Business Combination Agreement) has been fully granted as of the Closing. The final Exchange Ratio will depend on Oak Hill Bio’s SAFE Amount and Oak Hill Bio’s fully-diluted share count as of the Closing.

Shares of New OHB Common Stock issued in the Concurrent Financing are issued directly by RACC at $10.00 per share and are not subject to the Exchange Ratio.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 and presents Transaction Accounting Adjustments only, and no Management’s Adjustments are presented.

The unaudited pro forma condensed combined balance sheet as of June 30, 2026 gives effect to the Transactions as if they had occurred on June 30, 2026. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2025 and the six months ended June 30, 2026, in the case of Oak Hill Bio and for the period from February 19, 2026 (inception) through June 30, 2026, in the case of RACC, give effect to the Transactions as if they had occurred on January 1, 2025, the beginning of the earliest period presented. RACC was incorporated on February 19, 2026 and, accordingly, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 includes no historical results of RACC.

RACC does not meet the definition of a business as its pre-Closing assets consist primarily of cash held in the trust account and it does not have a substantive process capable of producing outputs. Accordingly, the Transactions do not constitute a business combination and will be accounted for as a reverse recapitalization, with Oak Hill Bio treated as the accounting acquirer and RACC as the accounting acquiree. This determination reflects that, immediately following the Closing:

(i)	Oak Hill Bio’s equity holders will hold the largest single voting interest in New OHB, and no other holder or group of affiliated holders will hold a larger interest;

(ii)	Oak Hill Bio’s designees will comprise a majority of the board of directors of New OHB;

(iii)	Oak Hill Bio’s senior management will comprise the senior management of New OHB;

(iv)	New OHB will operate under the name Oak Hill Bio Inc.; and

(v)	Oak Hill Bio’s business will be the ongoing business of New OHB.

Because the Backstop Financing replaces redeemed RACC public shares on a share-for-share basis, this determination does not vary with the level of Redemptions.

Under reverse recapitalization accounting, the financial statements of New OHB represent a continuation of Oak Hill Bio’s financial statements, and the Transactions are treated as the equivalent of Oak Hill Bio issuing equity to acquire the net assets of RACC, accompanied by a recapitalization of Oak Hill Bio’s equity. RACC’s net assets will be stated at historical carrying value, with no goodwill or intangible assets recorded. The equity structure of New OHB will reflect the equity structure of RACC, and the shares and corresponding capital amounts and per share amounts relating to Oak Hill Bio’s ordinary shares for periods prior to the Closing will be retroactively restated to reflect the Exchange Ratio.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions described above under “Redemption Scenarios”. Because the RA Backstop Purchaser will subscribe for a number of shares of New OHB Common Stock equal to the number of RACC public shares redeemed, the total number of shares of New OHB Common Stock outstanding following the Closing is the same under each scenario. Under all redemption scenarios, the Transactions will be accounted for as a reverse recapitalization, as described above.

3. Adjustments to the Unaudited Pro Forma Condensed Combined Financial Information

The pro forma adjustments, which are based on preliminary estimates that could change materially as additional information is obtained, are described below.

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

A.

Reflects the cash settlement at Closing of an estimated $4.5 million of Oak Hill Bio’s transaction costs incurred in connection with the Transactions, including the settlement of $0.7 million of deferred offering costs recorded as of June 30, 2026. Consistent with reverse recapitalization accounting, Oak Hill Bio’s transaction costs that are direct and incremental to the issuance of equity are recorded as a reduction of additional paid-in capital to the extent of the proceeds of the equity issuance, with any excess recognized as expense.

B.

Reflects the cash settlement at Closing of an estimated $5.8 million of RACC’s transaction costs, consisting of (i) $2.3 million of deferred underwriting commissions incurred in connection with RACC’s initial public offering and payable at Closing and (ii) $3.5 million of other transaction-related costs that were not recognized in RACC’s historical financial statements. The deferred underwriting commissions described in (i) are recognized as a liability in RACC’s historical balance sheet as of June 30, 2026, and the adjustment reflects the settlement of that liability in cash. Because Oak Hill Bio is the accounting acquirer, the costs described in (ii) are not treated as costs of the equity transaction and, consistent with reverse recapitalization accounting, are expensed as incurred, with a corresponding increase to accumulated deficit in the pro forma condensed combined balance sheet.

C.

Reflects the receipt by Oak Hill Bio of net cash proceeds of $42.4 million from the issuance of the Oak Hill Bio SAFEs, consisting of gross proceeds of $45.0 million, less estimated issuance costs of $2.6 million. The SAFEs were issued on July 26, 2026, and are therefore not reflected in Oak Hill Bio’s historical balance sheet as of June 30, 2026. Immediately prior to the Closing, the Oak Hill Bio SAFEs convert into Oak Hill Bio Shares, and at the Closing those Oak Hill Bio Shares are sold and transferred to RACC in exchange for shares of New OHB Common Stock in the Share Acquisition. Accordingly, the adjustment reflects the net proceeds in New OHB Common Stock (par value) and additional paid-in capital, based on an estimated 4,500,000 shares of New OHB Common Stock issued. Because the unaudited pro forma condensed combined balance sheet gives effect to the Transactions as if they had occurred on June 30, 2026, no interest is assumed to accrue on the Oak Hill Bio SAFEs and the Oak Hill Bio SAFE Amount is assumed to equal the $45.0 million principal amount.

D.

Reflects the estimated net cash proceeds of approximately $52.9 million from the PIPE Financing, consisting of gross proceeds of $55.0 million less estimated issuance costs of $2.1 million. Because shares issued in the PIPE Financing are shares of New OHB Common Stock issued directly by RACC and are not

Oak Hill Bio Shares subject to the Exchange Ratio, the gross proceeds are reflected in New OHB Common Stock (par value) and additional paid-in capital, with the estimated issuance costs recorded as a reduction of additional paid-in capital, based on an estimated 5,500,000 shares of New OHB Common Stock issued and assuming that no New OHB Pre-Funded Warrants are issued in lieu of shares.

E.

Reflects the reclassification of approximately $75.2 million of marketable securities held in the trust account as of June 30, 2026 to cash and cash equivalents upon the release of the trust account at the Closing.

F.

Under the No Redemptions Scenario, reflects the reclassification of 7,500,000 RACC public shares from temporary equity to permanent equity upon the Closing, with the carrying amount of approximately $75.2 million recorded in New OHB Common Stock (par value) and additional paid-in capital. Following the Domestication, each RACC public share converts into one share of New OHB Common Stock on a one-for-one basis.

G.

Reflects the recapitalization of Oak Hill Bio’s historical equity in connection with the Transactions. At the Closing, the Oak Hill Bio Shares held by the Oak Hill Bio Shareholders are sold and transferred to RACC in exchange for an estimated 16,000,000 shares of New OHB Common Stock, based on the estimated Exchange Ratio of 0.1381. The adjustment reflects the elimination of Oak Hill Bio’s historical share capital and share premium and the removal of the Series A Shares recorded in temporary equity, with the offsetting amounts recorded in New OHB Common Stock (par value) and additional paid-in capital. Oak Hill Bio’s accumulated deficit carries forward, and shares and per share amounts for periods prior to the Closing are retroactively restated to reflect the Exchange Ratio. The shares of New OHB Common Stock issuable in respect of the Oak Hill Bio SAFEs are reflected in Adjustment C.

H.	Reflects the conversion of RACC’s historical equity in connection with the Transactions, consisting of:

a.

the conversion of 1,323,529 founder shares into RACC Class A ordinary shares on a one-for-one basis pursuant to the Sponsor Share Conversion. Because each RACC Class A ordinary share converts into one share of New OHB Common Stock on a one-for-one basis in the Domestication, the adjustment is reflected directly in New OHB Common Stock (par value) and additional paid-in capital; and

b.	the conversion of the 275,000 private placement shares into New OHB Common Stock on a one-for-one basis in the Domestication.

I.

Reflects the elimination of RACC’s historical accumulated deficit. Because the Transactions are accounted for as a reverse recapitalization, RACC’s historical equity balances are not carried forward and RACC’s accumulated deficit of $1.2 million is eliminated against additional paid-in capital.

J.

Reflects the issuance of Oak Hill Bio Shares to Roche immediately prior to the Closing, representing 7.5% of Oak Hill Bio’s Shares outstanding immediately prior to such issuance, as required under Oak Hill Bio’s existing license agreement with Roche. Those Oak Hill Bio Shares are sold and transferred to RACC in the Share Acquisition in exchange for an estimated 982,326 shares of New OHB Common Stock, based on the estimated Exchange Ratio. The shares issued to Roche represent contingent purchase consideration for the acquisition of in-process research and development intangible assets with no alternative future use. Accordingly, the estimated fair value of $9.8 million is expensed as incurred, with a corresponding increase to accumulated deficit and offsetting increases in New OHB Common Stock (par value) and additional paid-in capital. The obligation to issue the shares is contingent upon the Closing and is not reflected in Oak Hill Bio’s historical financial statements as of June 30, 2026. For purposes of the unaudited pro forma condensed combined financial statements, fair value is estimated at $10.00 per share, the price per share implied by the Transactions. The final charge will be measured based on the fair value of the shares on the date of issuance.

K.

Reflects the recognition of a $1.5 million day-one loss upon issuance of the Oak Hill Bio SAFEs, representing the excess of the estimated fair value of the SAFE liability at issuance over the cash proceeds received. On the unaudited pro forma condensed combined balance sheet, the adjustment is reflected as an increase to accumulated deficit, with a corresponding increase to additional paid-in capital. On the unaudited pro forma condensed combined statement of operations, the adjustment is reflected as a loss on issuance of the Company SAFEs.

L.

Under the Midpoint Redemptions Scenario, reflects the redemption of 3,750,000 RACC public shares at a redemption price of approximately $10.03 per share, based on the trust account balance as of June 30, 2026, for an aggregate cash payment of $37.6 million. Because the RACC public shares were reclassified from temporary equity to permanent equity in Adjustment F, the redemption is reflected as a reduction of New OHB Common Stock (par value) and additional paid-in capital. This scenario also reflects the issuance of 3,750,000 shares of New OHB Common Stock at $10.00 per share pursuant to the Backstop Agreement for estimated proceeds of $37.5 million.

M.

Under the Maximum Redemptions Scenario, reflects the redemption of an incremental 3,750,000 RACC public shares at a redemption price of approximately $10.03 per share, based on the trust account balance as of June 30, 2026, for an incremental cash payment of $37.6 million, and the issuance of an incremental 3,750,000 shares of New OHB Common Stock at $10.00 per share pursuant to the Backstop Agreement for incremental estimated proceeds of $37.5 million. Together with the amounts reflected under the Midpoint Redemptions Scenario in Adjustment L, the Maximum Redemptions Scenario reflects the redemption of all 7,500,000 RACC public shares for an aggregate cash payment of $75.2 million and the issuance of 7,500,000 shares of New OHB Common Stock pursuant to the Backstop Agreement for aggregate proceeds of $75.0 million.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations

N.

Reflects the elimination of interest income earned on marketable securities held in RACC’s trust account recognized in RACC’s historical statements of operations assuming the reclassification of the marketable securities held in the trust account were reclassified to cash and cash equivalents as of January 1, 2025.

O.	Reflects the charge of $9.8 million for the Oak Hill Bio Shares issued to Roche described in Adjustment J.

P.	Reflects the charge of $1.5 million for the day-one loss upon issuance of the Oak Hill Bio SAFEs described in Adjustment K.

4.	Pro Forma Loss per Share

The pro forma combined basic and diluted loss per share has been adjusted to reflect the pro forma net loss for the year ended December 31, 2025 and the six months ended June 30, 2026. The weighted-average shares outstanding for the periods presented have been adjusted to give effect to both (i) the retroactive restatement of Oak Hill Bio’s historical weighted-average shares outstanding based on the estimated Exchange Ratio and (ii) the shares issued in connection with the Transactions, in each case as if they had been outstanding as of January 1, 2025.

RACC was incorporated on February 19, 2026 and, accordingly, the pro forma weighted-average shares outstanding for the year ended December 31, 2025 include no historical shares of RACC. Shares issued in connection with the Transactions are nonetheless assumed outstanding for the full period presented, consistent with the assumption that the Transactions occurred on January 1, 2025.

Because the RA Backstop Purchaser will subscribe for a number of shares of New OHB Common Stock equal to the number of RACC public shares redeemed, the total shares of New OHB Common Stock outstanding upon the Closing are the same under each of the redemption scenarios described above. Accordingly, the table below presents a single scenario.

Because New OHB is in a net loss position, the inclusion of any potentially dilutive shares would be anti-dilutive; accordingly, basic and diluted loss per share are the same. Potentially dilutive instruments include an estimated 1,920,000 shares of New OHB common stock underlying Oak Hill Bio stock options, assuming that the Interim Equity Grant Cap described above has been fully granted as of the Closing.

The following table sets forth the computation of pro forma weighted average common shares outstanding used in the calculation of pro forma net loss per share in the unaudited pro forma condensed combined statements of operations:

	Year Ended December 31, 2025	Six Months Ended June 30, 2026
Weighted-average Oak Hill Bio common shares outstanding - basic and diluted	62,312,500	62,312,500
Shares of Oak Hill Bio common stock issued upon conversion of Series A preferred stock	32,500,000	32,500,000
Shares of Oak Hill Bio common stock issued per Roche license agreement	7,110,938	7,110,938

Estimated weighted-average shares of Oak Hill Bio common stock outstanding as of immediately prior to the Closing	101,923,438	101,923,438
Estimated Merger Exchange Ratio	0.1381	0.1381

Estimated total shares of New OHB common stock issued to Oak Hill Bio shareholders in the Transactions	14,080,000	14,080,000
Shares of New OHB common stock issued upon conversion of RACC Class A ordinary shares	275,000	275,000
Shares of New OHB common stock issued upon conversion of RACC Class B ordinary shares	1,323,529	1,323,529
Shares of New OHB common stock issued upon conversion of RACC Class A ordinary shares subject to possible redemption	7,500,000	7,500,000
Shares of New OHB common stock issued from SAFE financing	4,500,000	4,500,000
Shares of New OHB common stock issued from PIPE financing	5,500,000	5,500,000

Pro forma combined weighted-average common shares outstanding —basic and diluted	33,178,529	33,178,529

DILUTION

RACC shareholders who acquired public shares in RACC’s initial public offering will have their ownership interests diluted to the extent of the difference between the initial public offering price of $10.00 per public share sold in RACC’s initial public offering and the net tangible book value per share at the time of the closing of the Share Acquisition assuming various sources of material probable dilution described below but excluding the effects of the consummation of the Share Acquisition itself.

As of June 30, 2026, RACC’s net tangible book deficit was $1.2 million, calculated as total assets of $76.3 million less total liabilities of $2.3 million, and less public shares subject to redemption classified in mezzanine equity of $75.2 million. The number of RACC Shares outstanding as of June 30, 2026 was 9,098,529 which includes 7,775,000 RACC Class A Shares and 1,323,529 RACC Class B Shares.

The following table presents the net tangible book value per share at various redemption levels that may occur in connection with the consummation of the Share Acquisition, assuming various sources of material probable dilution, but excluding the effects of the Share Acquisition transaction itself. This presentation takes into account the PIPE Financing, the reclassification of unredeemed public shares to permanent equity, and the payment of RACC’s estimated transaction costs in connection with the potential Share Acquisition. In addition to excluding the Share Acquisition itself, this presentation excludes (i) 4,500,000 shares of New OHB Common Stock issuable in the Share Acquisition in exchange for 32,574,962 Oak Hill Bio Shares to be issued upon conversion of the Oak Hill Bio SAFEs immediately prior to the Closing, (ii) 982,326 shares of New OHB Common Stock issuable in the Share Acquisition in exchange for 7,110,938 Oak Hill Bio Shares to be issued to Roche pursuant to the Roche License Agreement immediately prior to the Closing, and (iii) 1,920,000 shares of New OHB Common Stock, that will initially be available for issuance under the New OHB Equity Incentive Plan and New OHB Employee Stock Purchase Plan.

	No Redemptions Scenario(1)		Midpoint Redemptions Scenario(2)		Maximum Redemptions Scenario(3)
	Shares*	Tangible Book Value per Share**	Shares*	Tangible Book Value per Share**	Shares*	Tangible Book Value per Share**
RACC net tangible book deficit per share as of June 30, 2026	9,098,529	($0.14)	9,098,529	($0.14)	9,098,529	($0.14)
RACC shareholders and PIPE Investors, after actual redemptions and the assumed redemption of public shares and payment of estimated transaction costs	14,598,529	$8.45	14,598,529	$8.44	14,598,529	$8.43
Initial offering price of RACC Class A Shares		$10.00		$10.00		$10.00
Net tangible book value per share giving effect to dilutive securities and other related events, excluding the Share Acquisition		$8.45		$8.44		$8.43
Dilution to non-redeeming shareholders		$1.55		$1.56		$1.57

*	See table below for a reconciliation of the number of shares.
**	See table below for the calculation of the net tangible book value per share.

The calculation of net tangible book value is as follows (in thousands, except share amounts):

Numerator Adjustments	No Redemptions Scenario(1)	Midpoint Redemptions Scenario(2)	Maximum Redemptions Scenario(3)
Net tangible book deficit of RACC as of June 30, 2026	$(1,237)	$(1,237)	$(1,237)
Adjustment to reflect the proceeds from PIPE Financing	52,863	52,863	52,863
Adjustment to reflect reclassification of unredeemed public shares of RACC to permanent equity	75,238	37,619	—
Adjustment to reflect Backstop Financing proceeds	—	37,500	75,000
Adjustments to reflect payment of transaction expenses of RACC, net of associated liabilities	(3,500)	(3,500)	(3,500)
Historical net tangible book value of RACC adjusted for redemptions, proceeds from PIPE Financing, reclassification of unredeemed public shares of RACC to permanent equity, and payment of transaction costs	$123,364	$123,245	$123,126

Denominator Adjustments	No Redemptions Scenario(1)	Midpoint Redemptions Scenario(2)	Maximum Redemptions Scenario(3)
Shares outstanding held by RACC shareholders as of June 30, 2026	9,098,529	9,098,529	9,098,529
Adjustment to reflect assumed redemption of RACC Class A Shares	—	(3,750,000)	(7,500,000)
Adjustment to reflect RA Backstop Financing shares	—	3,750,000	7,500,000
Adjustments to reflect shares issuable to PIPE Investors	5,500,000	5,500,000	5,500,000
RACC shareholders and PIPE Investors, after the redemption of RACC Shares	14,598,529	14,598,529	14,598,529

(1)

This scenario assumes that no public shares are redeemed. This scenario further assumes the closing of the PIPE Financing of $55.0 million, net of issuance costs of $4.8 million, the reclassification of unredeemed public shares of RACC to permanent equity of $75.2 million and payment of the estimated transaction costs of RACC of $5.8 million, net of associated liabilities of $2.3 million.

(2)

This scenario assumes that 3,750,000 public shares, or 50% of the public shares subject to redemption, are redeemed for an aggregate payment of approximately $37.6 million (based on the estimated per-share redemption price of approximately $10.03 per share) from the trust account based on funds in the trust account as of June 30, 2026. This scenario further assumes the closing of the PIPE Financing of $55.0 million, net of issuance costs of $4.8 million, the reclassification of unredeemed public shares of RACC to permanent equity of $75.2 million, and payment of the estimated transaction costs of RACC of $5.8 million, net of associated liabilities of $2.3 million.

(3)

This scenario assumes that all 7,500,000 public shares are redeemed for an aggregate payment of approximately $75.2 million (based on the estimated per-share redemption price of approximately $10.03 per share) from the trust account based on funds in the trust account as of June 30, 2026. This scenario further assumes the closing of the PIPE Financing of $55.0 million, net of issuance costs of $4.8 million, the reclassification of unredeemed public shares of RACC to permanent equity of $75.2 million, and payment of the estimated transaction costs of RACC of $5.8 million, net of associated liabilities of $2.3 million.

After taking into account the effects of the consummation of the Business Combination itself, for each of the No Redemptions Scenario, the Midpoint Redemptions Scenario, and the Maximum Redemptions Scenario, the valuation of Oak Hill Bio would need to equal approximately $331.8 million in order for the non-redeeming shareholders’ interest per share to be at least equal to the price per public share ($10.00 per share) in RACC’s initial public offering.

INFORMATION ABOUT RACC

Unless the context otherwise requires, all references in this section to “RACC,” “we,” “us” or “our” refer to RACC.

Summary

RACC is a blank check company incorporated on February 19, 2026, as a Cayman Islands exempted company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

While we may pursue an acquisition opportunity in any business, industry, sector or geographical location, we intend to focus on industries that complement our management team’s background, and to capitalize on the ability of our management team to identify and acquire a business, focusing on the healthcare or healthcare-related industries. In particular, we are targeting companies in the drug development and commercialization, diagnostic and healthcare technology and service sectors where our management has extensive investment experience.

RACC entered into the Business Combination Agreement (and certain other related transaction agreements) on July 26, 2026. Concurrently with the execution of the Business Combination Agreement, on July 26, 2026,

•

the SAFE Holders, being affiliates of the Sponsor, entered into the Oak Hill Bio SAFEs with Oak Hill Bio, pursuant to which the SAFE Holders provided interim financing to Oak Hill Bio in the aggregate principal amount of $45,000,000, bearing interest at a rate of 8% per annum. The Oak Hill Bio SAFEs will convert into ordinary shares of Oak Hill Bio immediately prior to the Closing, provided that if the Oak Hill Bio SAFEs remain outstanding for a period of 18 months from the date of execution, the Oak Hill Bio SAFEs will convert into OHB Series A Shares. The sum of the principal amount of the Oak Hill Bio SAFEs and all accrued and unpaid interest thereon as of the Closing Date is referred to as the Oak Hill Bio SAFE Amount, which is added to the Base Equity Value to determine the Adjusted Equity Value for purposes of calculating the Closing Consideration; and

•

the RA Backstop Purchaser, being an affiliate of the Sponsor, entered into the Backstop Agreement pursuant to which the RA Backstop Purchaser has committed to subscribe for up to 7,500,000 shares of New OHB Common Stock at a purchase price of $10.00 per share, to the extent necessary to backstop public shareholder redemptions.

RACC intends to finance the Transactions through the issuance of New OHB Common Stock and/or New OHB Pre-Funded Warrants in connection with the PIPE Financing.

Our Founders

Our Sponsor is Research Alliance Holdings III LLC, a Cayman Islands limited liability company, which is an affiliate of RA Capital Management, a leading life sciences focused investment firm with over $15 billion of regulatory assets under management as of December 31, 2025. Since its launch in 2002, RA Capital Management has focused primarily on the healthcare industry. Matthew Hammond, PhD, our Chief Executive Officer and Director, is a Partner on the investment team at RA Capital Management. Henry Stusnick, our Chief Business Officer and Chief Operating Officer, is an Analyst on the investment team at RA Capital Management.

Experience with Special Purpose Acquisition Vehicles

Our management team has previous experience in the execution of public acquisition vehicles. In April 2020, RA Capital Management incorporated Therapeutics Acquisition Corp. d/b/a Research Alliance Corp. I, a blank check company incorporated for the purposes of effecting a business combination. In June 2021, Research

Alliance Corp. I consummated its initial business combination with POINT Biopharma Inc. The common stock of the combined company, POINT Biopharma Global Inc. (“POINT Biopharma”), was traded on Nasdaq under the symbol “PNT.” In December 2023, POINT Biopharma was acquired by a wholly owned subsidiary of Eli Lilly and Company, pursuant to an all-cash tender offer, for an aggregate consideration of approximately $1.4 billion.

In March 2021, RA Capital Management incorporated Research Alliance Corp. II, a blank check company incorporated for the purposes of effecting a business combination. In December 2022, Research Alliance Corp. II announced that it would not consummate an initial business combination within the time period required by its amended and restated memorandum and articles of association, as amended, and was liquidated after the cash held in trust was returned to its shareholders.

Our founders and our directors and officers, RA Capital Management, or its affiliates expect in the future to become affiliated with other public special purpose acquisition companies that may have acquisition objectives that are similar to ours.

On May 21, 2026, we consummated an initial public offering of 7,500,000 RACC Class A Shares, at an offering price of $10.00 per share, and a Private Placement with our Sponsor of 275,000 RACC Class A Shares at a price of $10.00 per share.

On May 21, 2026, following the closing of our initial public offering and the private placement, an amount equal to $75,000,000 of the net proceeds from its initial public offering and certain of the proceeds from the sale of the private placement were placed in the trust account, located in the U.S. with Continental acting as trustee, and are held in cash or invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of our initial business combination and (ii) the distribution of the trust account as described below. As of June 30, 2026, investments held in the trust account amounted to $75,238,468 were all held in U.S. government treasuries. These funds will remain in the trust account, except for the withdrawal of interest to fund our working capital requirements, subject to an annual limit of $300,000 and/or to pay taxes, if any, until the earliest of (i) the completion of our initial business combination; (ii) the redemption of any public shares properly submitted in connection with the approval by shareholder vote of an amendment to the Existing Governing Documents (A) to modify the substance or timing of our obligation to provide for the redemption of our public shares in connection with an initial business combination or to redeem 100% of our public shares if we have not consummated our initial business combination by May 21, 2028, or (B) with respect to any other provisions relating to rights of our public shares; or (iii) absent an initial business combination by May 21, 2028, our return of the funds held in the trust account to our public shareholders as part of our redemption of the public shares.

RACC Class A Shares are currently listed on Nasdaq under the symbol “RACC.”

Financial Position

As of June 30, 2026, we had $75,238,468 held in the trust account and available for our initial business combination (assuming no redemptions). After consideration of $2,250,000 of deferred underwriting fees payable upon consummation of a business combination, we offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because we are able to complete our initial business combination using RACC’s cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination that will allow us to tailor the consideration to be paid to the target business to fit its needs and desires. However, we have not taken any steps to secure third party financing and there can be no assurance it will be available to us.

Effecting Our Initial Business Combination

Fair Market Value of Target Business

The Nasdaq Listing Rules require that our business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the trust account (excluding deferred underwriting discounts held in trust and taxes payable on the interest earned on the trust account) at the time of our signing a definitive agreement in connection with our initial business combination. Our board of directors determined that this test was met in connection with the proposed Transactions.

Lack of Business Diversification

For an indefinite period of time after the completion of our initial business combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our initial business combination with only a single entity, our lack of diversification may:

•

subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination; and

•	cause us to depend on the marketing and sale of a single product or limited number of products or services.

Limited Ability to Evaluate the Target’s Management Team

Although we intend to closely scrutinize the management of a prospective target business when evaluating the desirability of effecting our initial business combination with that business, our assessment of the target business’s management may not prove to be correct. In addition, the future management may not have the necessary skills, qualifications or abilities to manage a public company. Furthermore, the future role of members of our management team, if any, in the target business cannot presently be stated with any certainty. The determination as to whether any of the members of our management team will remain with the combined company will be made at the time of our initial business combination. While it is possible that one or more of our directors will remain associated in some capacity with us following our initial business combination, it is unlikely that any of them will devote their full efforts to our affairs subsequent to our initial business combination. Moreover, we cannot assure you that members of our management team will have significant experience or knowledge relating to the operations of the particular target business.

We cannot assure you that any of our key personnel will remain in senior management or advisory positions with the combined company. The determination as to whether any of our key personnel will remain with the combined company will be made at the time of our initial business combination.

Following a business combination, we may seek to recruit additional managers to supplement the incumbent management of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Permitted Purchases of Our Securities and Other Transactions with Respect to Our Securities

As of the date of this proxy statement/prospectus, there are 9,098,529 RACC Shares issued and outstanding, which includes an aggregate of 275,000 private placement shares, which are RACC Class A Shares, held by the Sponsor and 1,323,529 RACC Class B Shares held by the initial shareholders, being the Sponsor and the RACC independent directors.

None of the Sponsor, the other initial shareholders nor any of their respective affiliates has purchased, or currently has an intention to purchase, public shares prior to the extraordinary general meeting. However, subject to Rule 14e-5 under the Exchange Act, at any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding RACC or its securities, the Sponsor, the other initial shareholders and/or their respective affiliates may purchase public shares prior to the extraordinary general meeting. The purpose of such transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, each of the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are approved by the requisite majorities, (ii) otherwise limit the number of public shares electing to redeem and (iii) New Oak Hill Bio’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing. If such purchases occur, the public “float” of New Oak Hill Bio following the Transactions may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of the New OHB Common Stock on Nasdaq or another national securities exchange.

In the event that the Sponsor, the other initial shareholders and/or any of their respective affiliates, subject to Rule 14e-5 under the Exchange Act, purchase public shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their public shares. Any public shares purchased by the Sponsor, the other initial shareholders or any of their respective affiliates would not be voted in favor of the Condition Precedent Proposals, and redemptions rights (if any) over such purchased securities would be waived by the aforementioned persons. Any such purchased securities would also have a purchase price no higher than the redemption price.

Any purchases by our initial shareholders, advisors and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Our initial shareholders, advisors and/or their affiliates will be subject to restrictions in making purchases of ordinary shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

Additionally, in the event our initial shareholders, advisors or their affiliates were to purchase public shares from public shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

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Our registration statement/proxy statement filed for our business combination transaction would disclose the possibility that our initial shareholders, advisors and their affiliates may purchase public shares from public shareholders outside the redemption process, along with the purpose of such purchases;

•

if our initial shareholders, advisors and their affiliates were to purchase public shares from public shareholders, they would do so at a price no higher than the price offered through our redemption process;

•

our registration statement/proxy statement filed for our business combination transaction would include a representation that any of our securities purchased by our initial shareholders, advisors and their affiliates would not be voted in favor of approving the business combination transaction;

•

our initial shareholders, advisors and their affiliates would not possess any redemption rights with respect to our securities or, if they do acquire and possess redemption rights, they would waive such rights; and

•	we would disclose in a Form 8-K, before our security holder meeting to approve the business combination transaction, the following material items:

•	the amount of our securities purchased outside of the redemption offer by our initial shareholders, advisors and their affiliates, along with the purchase price;

•	the purpose of the purchases by our initial shareholders, advisors and their affiliates;

•	the impact, if any, of the purchases by our initial shareholders, advisors and their affiliates on the likelihood that the business combination transaction will be approved;

•

the identities of our security holders who sold to our initial shareholders, advisors and their affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to our initial shareholders, advisors and their affiliates; and

•	the number of our securities for which we have received redemption requests pursuant to our redemption offer.

Redemption Rights for Public Shareholders upon Completion of the Transactions

We will provide our public shareholders with the opportunity to redeem all or a portion of their RACC Class A Shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the trust account and not previously released to us for permitted withdrawals, divided by the number of the then-outstanding public shares, subject to the limitations described herein. As of June 30, 2026, the amount in the trust account was $75,238,468, or approximately $10.03 per public share. The per share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commission we will pay to Leerink Partners, the underwriter of our initial public offering. The redemption rights include the requirement that a beneficial holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the RACC transfer agent in order to validly redeem its shares. Further, we will not proceed with redeeming our public shares, even if a public shareholder has properly elected to redeem its shares, if a business combination does not close. Pursuant to the Letter Agreement, the initial shareholders have agreed to waive their redemption rights with respect to their RACC Class B Shares, Private Placement Shares and any RACC Class A shares in connection with (i) the completion of our initial business combination; and (ii) a shareholder vote to approve an amendment to the Existing Governing Documents (A) that would modify the substance or timing of our obligation to provide holders of our public shares the right to have their shares redeemed or repurchased in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by May 21, 2028, or (B) with respect to any other provision relating to the rights of holders of our public shares.

Redemption of Public Shares and Liquidation if No Business Combination

Our Existing Governing Documents provide that we only have until May 21, 2028, to consummate an initial business combination. If we do not consummate an initial business combination by May 21, 2028, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us for permitted withdrawals (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and in all other cases subject to the other requirements of applicable law. Our Existing Governing Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

Our Sponsor and each member of our management team has entered into the Letter Agreement, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to any founder shares or private placement shares they hold if we fail to consummate an initial business combination by May 21, 2028 (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination by May 21, 2028).

Our Sponsor, officers and directors have agreed, pursuant to the Letter Agreement, that they will not propose any amendment to the Existing Governing Documents (A) that would modify the substance or timing of our obligation to provide holders of our public shares the right to have their shares redeemed or repurchased in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by May 21, 2028, or (B) with respect to any other provision relating to the rights of holders of our public shares, unless we provide our public shareholders (other than initial shareholders, officers or directors) with the opportunity to redeem their public shares following the approval, and upon implementation by the directors, of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account less permitted withdrawals, divided by the number of the then-outstanding public shares in issue. This redemption right shall apply following the approval and upon implementation of any such amendment, whether proposed by our sponsor, any officer, director or director nominee, or any other person.

We expect that all costs and expenses associated with our liquidation and dissolution, as well as payments to any creditors, will be funded from amounts remaining in working capital held outside the trust account, plus funds from permitted withdrawals, plus up to $100,000 of funds from the trust account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.

If we were to expend all of the net proceeds of our initial public offering and the sale of the private placement shares, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by shareholders upon our dissolution would be $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Our independent registered accounting firm will not execute agreements with us waiving such claims to the monies held in the trust account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, our sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us (excluding our independent registered accounting firm), or a prospective target business with which we have entered into a written letter of intent, confidentially or other similar agreement or business combination agreement, reduce the amounts in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn for permitted withdrawals and, if we decide to liquidate, $100,000 of dissolution expenses, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to seek access to the trust account nor will it apply to any claims under our indemnity of the underwriter of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our sponsor will not be responsible to the extent of any liability for such third party claims. However, we have not asked our sponsor to reserve for such indemnification obligations, nor have we independently verified whether our sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our sponsor’s only assets are securities of our company. Our sponsor may not be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn for permitted withdrawals and, if we decide to liquidate, $100,000 of dissolution expenses, and our sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.

We will seek to reduce the possibility that our sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. Our sponsor will also not be liable as to any claims under our indemnity of the underwriter of our initial public offering against certain liabilities, including liabilities under the Securities Act. As of June 30, 2026, we have $832,812 cash with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our trust account could be liable for claims made by creditors; however such liability will not be greater than the amount of funds from our trust account received by any such shareholder.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return $10.00 per public share to our public shareholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.”

As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

See “Risk Factors—Risks Related to the Transactions and RACC—If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of our board of directors may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of our board of directors and us to claims of punitive damages.”

Facilities

We currently maintain our executive offices at 600 Fifth Avenue, 23rd Floor, New York, NY 10020. We consider our current office space adequate for our current operations.

Employees

We currently have three executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.

Directors and Officers

Our officers and directors are as follows:

Name	Age	Position
Matthew Hammond, Ph.D.	37	Chief Executive Officer and Director
Henry Stusnick	28	Chief Business Officer and Chief Operating Officer
Fran Adams	45	Chief Financial Officer
Michael F. MacLean	60	Director
Timothy J. Miller, Ph.D.	54	Director

Matthew Hammond, Ph.D., 37, has been our Chief Executive Officer and a director since February 2026. Dr. Hammond is a Partner on the Investment Team at RA Capital Management since December 2024 and has been with RA Capital Management since December 2014. He works on both public and private healthcare companies. Dr. Hammond has served as a member of the board of directors of Ambros Therapeutics since September 2025. Dr. Hammond is the former CFO of Research Alliance Corp. I from April 2020 to June 2021, which merged with POINT Biopharma Inc. and previously served on the boards of directors of Jnana Therapeutics (acquired by Otsuka) from August 2021 to September 2024, Forge Biologics (acquired by Ajinomoto) from April 2021 to December 2023, DTx Pharma, Inc. (acquired by Novartis) from February 2021 to July 2023, and Emergence Therapeutics (acquired by Eli Lilly) from February 2022 to August 2023. Dr. Hammond holds a B.S. in Environmental Health Science from University of Georgia and both a Ph.D. in Biomedical Science and an MBA with a concentration in Finance from University of Connecticut. His graduate research investigated innate immune responses after intracerebral hemorrhage. We believe that Dr. Hammond’s experience in the healthcare industry makes him well qualified to serve on our board of directors.

Henry Stusnick, 28, has been our Chief Business Officer and Chief Operating Officer since February 2026. Mr. Stusnick is an Analyst on the Investment Team at RA Capital Management and has been with RA Capital Management since 2022. Mr. Stusnick works on both public and private investments and has served as a director for Kinaset Therapeutics since January 2026, as well as a board observer for Ambros Therapeutics and Sparrow Pharmaceuticals. He previously served as a board observer for Bluejay Therapeutics (acquired by Mirum Pharmaceuticals) and SpyGlass Pharmaceuticals (Nasdaq: SGP). Prior to joining RA Capital Management, Mr. Stusnick worked as an Investment Banker at Leerink Partners, advising biopharma companies on financing and strategic transactions. Mr. Stusnick holds a B.A. in Biology and Economics from Dartmouth College.

Fran Adams, 45, has been our Chief Financial Officer since February 2026. Mr. Adams is currently a Partner at van den Boom and Associates with over 20 years of accounting and finance experience. Mr. Adams serves as the fractional chief financial officer and head of finance and accounting at various private life sciences companies. Prior to joining van den Boom and Associates he worked at multiple public companies focusing on financial reporting and technical accounting. Mr. Adams holds a bachelor’s degree in Business Administration with emphasis in accounting from San Diego State University and is an active California CPA.

Michael F. MacLean, 60, has served as a member of our board of directors since June 2026. Mr. MacLean has over 35 years of financial leadership experience in the biotechnology and life sciences industries, with extensive expertise in public company reporting, capital markets transactions, internal controls, and corporate governance. Mr. MacLean most recently served as Chief Financial Officer of Avidity Biosciences, Inc., a publicly traded company, until its acquisition by Novartis, a position he held from May 2020 through April 2026. He joined Avidity prior to its initial public offering and was responsible for its finance and business functions through its initial public offering and subsequent growth as a multinational organization. He also served as a principal negotiator in connection with the company’s acquisition by Novartis and a multi-target cardiology collaboration with Bristol Myers Squibb. Previously, Mr. MacLean served as Chief Financial Officer of Akcea Therapeutics, Inc. (Nasdaq: AKCA, acquired by Ionis Pharmaceuticals) from 2017 to 2020 and as Chief Financial Officer of PureTech Health plc (LSE: PRTC) from 2015 to 2017. Earlier in his career, he held senior finance roles at Biogen Inc. (NYSE: BIIB), including Senior Vice President, Finance and Chief Accounting Officer, and served as an audit partner at a Big Four accounting firm. Mr. MacLean served on the board of directors of Verve Therapeutics, Inc. (Nasdaq: VERV, acquired by Eli Lilly) from 2021 to 2025 and as Chair of its Audit Committee. Mr. MacLean holds a B.S. in accounting from Boston College Carroll School of Management. We believe that Mr. MacLean’s experience in the healthcare industry makes him well qualified to serve on our board of directors.

Timothy J. Miller, Ph.D., 54, has served as a member of our board of directors since June 2026. Dr. Miller previously served as the co-founder and Chief Executive Officer of Forge Biologics, a viral gene therapy contract development and manufacturing organization, from inception in January 2020 through its acquisition by Ajinomoto and into September 2024. Prior to Forge, Dr. Miller was co-founder and Chief Executive Officer of Abeona Therapeutics (Nasdaq: ABEO), a gene therapy company, from 2013 to 2018 and President and Chief Science Officer from 2018 to 2020. Dr. Miller holds both a B.S. and M.S. in Biology from John Carroll University and a Ph.D. in pharmacology from Case Western University. We believe Mr. Miller’s more than 30 years of experience in scientific research and product development in the healthcare and life sciences industry makes him well qualified to serve on our board of directors.

Number and Terms of Office of Officers and Directors

Our board of directors is divided into three classes, with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. The term of office of the first class of directors, consisting of a director to be appointed after completion of RACC’s initial public offering pursuant to Nasdaq’s phase-in rules, will expire at our first annual general meeting. The term of office of the second class of directors, consisting of Mr. MacLean and Mr. Miller, will expire at our second annual general meeting. The term of office of the third class of directors, consisting of Dr. Hammond, will expire at our third annual general meeting.

Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of our RACC Class B Shares.

Pursuant to the registration and shareholder rights agreement, upon and following consummation of an initial business combination, our Sponsor is entitled to nominate three individuals for election to our board of directors, as long as the Sponsor holds any securities covered by the registration and shareholder rights agreement.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in the Existing Governing Documents as it deems appropriate. The Existing Governing Documents provide that our officers may consist of any officer that may be required (including, for the avoidance of doubt, one or more chief executive officers, a chief financial officer, presidents, vice presidents, one or more assistant vice-presidents, one or more assistant treasurers, and one or more assistant secretaries, a treasurer).

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship with the company, which in the opinion of the company’s board of directors, could interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We have “independent directors” as defined in Nasdaq’s listing standards and applicable SEC rules. Our board of directors has determined that Mr. MacLean and Mr. Miller are “independent directors” as defined in the Nasdaq listing rules and under applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present. Pursuant to Nasdaq’s phase-in rules for newly listed companies, we will have one year from the date on which we are first listed on Nasdaq to appoint at least one additional independent director.

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee, a nominating committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that has been approved by our board and has the composition and responsibilities described below. The charter of each committee is available on our website at https://www.researchalliancecorpiii.com.

Audit Committee

Mr. MacLean and Mr. Miller serve as members of our audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have three members of the audit committee, all of whom must be independent. Our board of directors has determined that each of Mr. MacLean and Mr. Miller is independent. Pursuant to Nasdaq’s phase-in rules for newly listed companies, we have one year from the date on which we are first listed on Nasdaq for our audit committee to be made up of three independent directors. We intend to appoint an additional independent director to our audit committee within the applicable time period. Mr. MacLean serves as the chairman of the audit committee. Each member of the audit committee meets the financial literacy requirements of Nasdaq and our board of directors has determined that Mr. MacLean qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

The audit committee is responsible for:

•	meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

•	monitoring the independence of the independent registered public accounting firm;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing the independent registered public accounting firm;

•

determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•

reviewing and approving all payments made to our existing shareholders, officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Nominating Committee

The members of our nominating committee are Mr. MacLean and Mr. Miller, and Mr. MacLean serves as chairman of the nominating committee. Our board of directors has determined that each of Mr. MacLean and Mr. Miller is independent.

The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which have been specified in a charter adopted by us, generally provide that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;

•

should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee will not distinguish among nominees recommended by shareholders and other persons.

Compensation Committee

Mr. MacLean and Mr. Miller serve as members of our compensation committee, and Mr. Miller serves as chairman of the compensation committee.

Our board of directors has determined that each of Mr. MacLean and Mr. Miller is independent. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of our other Section 16 officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serve, and in the past year have not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

Clawback Policy

Our board of directors has adopted a Clawback Policy (the “Clawback Policy”) designed to comply with Section 10D of the Exchange Act, the rules promulgated thereunder, and the listing standards of Nasdaq. We believe that it is in the best interests of RACC and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces our pay-for-performance compensation philosophy. Our board of directors therefore adopted the Clawback Policy, which provides for the recoupment of certain executive compensation in the event that RACC is required to prepare an accounting restatement of its financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws. The Clawback Policy is administered by our Compensation Committee. Any determinations made by our

Compensation Committee are final and binding on all affected individuals. The Clawback Policy applies to our current and former officers (as determined by the Compensation Committee in accordance with Section 10D of the Exchange Act, the rules promulgated thereunder, and the listing standards of Nasdaq) and such other senior executives or employees who may from time to time be deemed subject to the Clawback Policy by the Compensation Committee.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees (the “Code of Ethics”). The Code of Ethics codifies the business and ethical principles that govern all aspects of our business. A copy of the Code of Ethics will be provided without charge upon written request to our principal executive offices. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics on our website https://www.researchalliancecorpiii.com. We do not incorporate the information contained on, or accessible through, our website into this proxy statement/prospectus, and you should not consider it a part of this proxy statement/prospectus or information filed with the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who beneficially own more than ten percent of our ordinary shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that during the year ended December 31, 2026 there were no delinquent filers.

Trading Policies

We have not adopted a separate insider trading policy to date but require officers, directors and any employees to comply with our Code of Ethics that provides that it is the personal responsibility of each of our officers, directors or employees to adhere to the standards and restrictions imposed by applicable laws, rules and regulations, which includes compliance with insider trading laws, rules and regulations. We expect that the post-business combination company will adopt an insider trading policy and procedures governing the purchase, sale, and/or other dispositions of the company’s securities by directors, officers and employees, or the company itself, that are reasonably designed to promote compliance with insider trading laws, rules and regulations, and any applicable listing standards in connection with the business combination transaction.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•	directors should not improperly fetter the exercise of future discretion;

•	duty to exercise authority for the purpose for which it is conferred and a duty to exercise powers fairly as between different sections of shareholders;

•	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•	duty to exercise independent judgement.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in Existing Governing Documents or alternatively by shareholder approval at general meetings.

Certain of our officers and directors presently have, and any of them in the future may have additional, fiduciary or contractual obligations to other entities, including entities that are affiliates of our sponsor, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law. Our Existing Governing Documents provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination.

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties, contractual obligations or other material management relationships:

INDIVIDUAL	ENTITY	ENTITY’S BUSINESS	AFFILIATION
Matthew Hammond, Ph.D.	RA Capital Management	Investment Manager	Partner

	- Ambros Therapeutics, Inc.	Biotechnology	Director

Henry Stusnick	RA Capital Management	Investment Manager	Analyst

	Kinaset Therapeutics, Inc.	Biotechnology	Director

Michael F. MacLean	—	—	—

Timothy J. Miller, Ph.D.	—	—	—

Potential investors should also be aware of the following other potential conflicts of interest:

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Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs. Further, our founders and our directors and officers, RA Capital Management, or its affiliates may sponsor or form other special purpose acquisition companies similar to ours or may pursue other business or investment ventures during the period in which we are seeking an initial business combination. Any such companies, businesses or investments may present additional conflicts of interest in pursuing an initial business combination. However, we do not believe that any such potential conflicts would materially affect our ability to complete our initial business combination.

•

Our sponsor subscribed for founder shares prior to the date of this prospectus and will purchase private placement shares in a transaction that will close simultaneously with the closing of RACC’s initial public offering. In March 2026, our sponsor transferred 30,000 founder shares to each of Mr. MacLean and Mr. Miller. To maintain the ownership of our initial shareholders (and their permitted transferees), on an as-converted basis, at 15% of our issued and outstanding ordinary shares (excluding the private placement shares) upon the consummation of RACC’s initial public offering, in May 2026, RACC effected a share capitalization for which an additional 9,130 founder shares were issued to each of Mr. MacLean and Mr. Miller. Following the share capitalization, Mr. MacLean and Mr. Miller each hold 39,130 founder shares. Our sponsor and our management team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares, private placement shares and public shares in connection with (i) the completion of our initial business combination and (ii) the implementation by the directors of, following a shareholder vote to approve, an amendment to our amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of RACC’s initial public offering, being May 21, 2028 or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares. Additionally, our sponsor and each member of our management team have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares and their private placement shares if we fail to complete our initial business combination within the required time period. Except as described herein, our sponsor and our management team have agreed not to transfer, assign or sell any of their founder shares until the earliest of (A) one year after the completion of our initial business combination and (B) subsequent to our initial business combination, (x) if the closing price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of our public shareholders having the right to exchange their ordinary shares for cash, securities or other property. With certain limited exceptions, the private placement shares will not be transferable until 30 days following the completion of our initial business combination. Because each of our executive officers and directors own ordinary shares directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

•

Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

•

Our officers and directors may negotiate employment or consulting agreements with a target business in connection with a particular business combination. These agreements may provide for them to receive compensation following our initial business combination and as a result, may cause them to have conflicts of interest in determining whether to proceed with a particular business combination.

•

The low price that our sponsor, officers and directors (directly or indirectly) paid for the founder shares creates an incentive whereby our officers and directors could potentially make a substantial profit even if we select an acquisition target that subsequently declines in value and is unprofitable for public shareholders. If we do not complete our initial business combination by May 21, 2028, the founder shares may lose most of their value, except to the extent they receive liquidating distributions from assets outside the trust account, which could create an incentive for our sponsor, officers and directors to complete a transaction even if we select an acquisition target that subsequently declines in value and is unprofitable for public shareholders.

•

In the event our sponsor or members of our management team provide loans to us to finance transaction costs and/or incur expenses on our behalf in connection with an initial business combination, such persons may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination as such loans may not be repaid and/or such expenses may not be reimbursed unless we consummate such business combination.

•

If we agree to pay our sponsor or a member of our management team a finder’s fee, consulting fee or other compensation in connection with completing our initial business combination, such persons may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination as any such fee may not be paid unless we consummate such business combination.

•

By seeking shareholder approval, we will complete our initial business combination only if a majority of the issued and outstanding RACC Shares, represented in person or by proxy and entitled to vote thereon, voted at a shareholder meeting are voted in favor of the Transactions. In such case, our sponsor and directors and officers have agreed to vote their founder shares, private placement shares and public shares in favor of our proposed initial business combination (for more information on voting and permitted purchases of public shares see, “ —Effecting Our Transactions—Permitted Purchases of Our Securities and Other Transactions with Respect to Our Securities.”)

We cannot assure you that any of the above-mentioned conflicts will be resolved in our favor.

You should also review the conflicts of interest of the Sponsor and RACC’s directors and officers disclosed in the section entitled “Business Combination Proposal—Interests of Certain Persons in the Transactions” in this proxy statement/prospectus.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against dishonesty, willful default, willful neglect, fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of our existing or former secretary, officers (including an investment adviser or an administrator or liquidator) and directors (including alternate directors) and their personal representatives to the extent permitted by applicable law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Executive Compensation and Director Compensation

In March 2026, the Sponsor transferred 30,000 founder shares to each of Mr. MacLean and Mr. Miller. To maintain the ownership of our initial shareholders (and their permitted transferees), on an as-converted basis, at 15% of RACC’s issued and outstanding ordinary shares (excluding the private placement shares) upon the consummation of RACC’s initial public offering, in May 2026, RACC effected a share capitalization for which an additional 9,130 founder shares were issued to each of Mr. MacLean and Mr. Miller. Following the share capitalization, Mr. MacLean and Mr. Miller each hold 39,130 founder shares. None of our executive officers or directors have received any cash compensation for services rendered to us. Until the earlier of consummation of our initial business combination and our liquidation, beginning on May 21, 2026, we may pay our sponsor or any of our officers or directors, or any entity with which they are affiliated, a finder’s fee, consulting fee or other compensation in connection with identifying, investigating and completing our initial business combination, which we will disclose in the proxy statement filed in connection with our initial business combination. In addition, our sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the trust account or funds received from permitted withdrawals. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

RACC does not grant stock options, stock appreciation rights, or similar instruments with option-like features and has no policies or practices to disclose pursuant to Item 402(x)(1) of Regulation S-K.

Properties

We currently maintain our executive offices at 600 Fifth Avenue, 23rd Floor, New York, NY 10020. We consider our current office space adequate for our current operations.

Competition

In identifying, evaluating and selecting a target business for our initial business combination, we may encounter competition from other entities having a business objective similar to ours, including other special purpose acquisition or blank check companies, private equity groups and leveraged buyout funds, public companies and operating businesses seeking strategic acquisitions. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Moreover, many of these competitors possess greater financial, technical, human and other resources than we do. Our ability to acquire larger target businesses will be limited by our available financial resources. This inherent limitation gives others an advantage in pursuing the acquisition of a target business. Furthermore, our obligation to pay cash in connection with our public shareholders who properly exercise their redemption rights may reduce the resources available to us for our initial business combination, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Either of these factors may place us at a competitive disadvantage in successfully negotiating an initial business combination.

Periodic Reporting and Audited Financial Statements

RACC has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, RACC’s annual reports contain financial statements audited and reported on by RACC’s independent registered public accounting firm.

We are required to evaluate our internal control procedures as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company, will we be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies because a target business with which we seek to complete our initial business combination may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such business combination.

We have filed a registration statement on Form 8-A with the SEC to voluntarily register our securities under Section 12 of the Exchange Act. As a result, we are subject to the rules and regulations promulgated under the Exchange Act. We have no current intention of filing a Form 15 to suspend our reporting or other obligations under the Exchange Act prior or subsequent to the consummation of our initial business combination.

We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies which conduct their business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act (As Revised) of the Cayman Islands (including the requirement to file an annual return of shareholders with the Registrar of Companies). As an exempted company, we have applied for and received the registration statements of which this prospectus forms a part, a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, for a period of 30 years from the 23rd day of February 2026, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our RACC Class A Shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by non-affiliates equals or exceeds $250 million as of the prior June 30, and (ii) our annual revenues equaled or exceeded $100 million during such completed fiscal year or the market value of our ordinary shares held by non-affiliates equals or exceeds $700 million as of the prior June 30.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

RACC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “RACC,” “we,” “us” or “our” refer to RACC prior to the consummation of the Transactions. The following discussion and analysis of RACC’s financial condition and results of operations should be read in conjunction with RACC’s unaudited condensed financial statements as of and for the three and six months ended June 30, 2026 and RACC’s audited financial statements for the period from February 19, 2026 (inception) through May 21, 2026 and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Overview

We are a blank check company incorporated on February 19, 2026 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies.

RACC’s sponsor is Research Alliance Holdings III LLC, a Cayman Islands limited liability company. The registration statement for the initial public offering was declared effective on May 19, 2026. On May 21, 2026, RACC consummated its initial public offering of 7,500,000 RACC Class A Shares, at $10.00 per share, generating gross proceeds of $75,000,000, and incurring offering costs of approximately $3.8 million, inclusive of approximately $2,250,000 in deferred underwriting commissions.

Simultaneously with the closing of the initial public offering, RACC consummated the private placement of 275,000 private placement shares, which are RACC Class A Shares, at a price of $10.00 per private placement share in a private placement to the Sponsor, generating gross proceeds of $2,750,000.

Upon the closing of the initial public offering and the private placement, $75,000,000 ($10.00 per public share) of the net proceeds of the initial public offering and certain of the proceeds from the sale of the private placement were placed in a trust account, located in the U.S. with Continental acting as trustee, invested in demand deposit accounts at a bank, or invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by us, until the earlier of (i) the completion of a business combination and (ii) the distribution of the trust account as described below.

RACC’s management has broad discretion with respect to the specific application of the net proceeds of the initial public offering and the sale of private placement units, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination.

If RACC has not completed an initial business combination within 24 months from the closing of the initial public offering, being May 21, 2028 (the “Transactions Period”), RACC will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to RACC for working capital requirements (subject to an annual limit of $300,000) and / or to pay RACC’s taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares in issue, which redemption will completely extinguish public shareholders’ rights as shareholders

(including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of RACC’s remaining shareholders and RACC’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to RACC’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

RACC’s initial shareholders agreed to waive their liquidation rights with respect to the founder shares and private placement shares held by them if RACC fails to complete a business combination within the Transactions Period. However, if RACC’s initial shareholders acquire public shares in or after RACC’s initial public offering, they will be entitled to liquidating distributions from the trust account with respect to such public shares if RACC fails to complete a business combination within the Transactions Period. The underwriter in RACC’s initial public offering has agreed to waive its rights to its deferred underwriting commission, being an aggregate amount of $2,250,000, held in the trust account in the event RACC does not complete a business combination within the Transactions Period and, in such event, such amounts will be included with the other funds held in the trust account that will be available to fund the redemption of the public shares.

See the section entitled “Business Combination Proposal—Related Agreements” in the accompanying proxy statement/prospectus for more information on recent developments and agreements entered into by RACC in connection with the proposed Transactions with Oak Hill Bio.

Results of Operations and Known Trends or Future Events

RACC has neither engaged in any operations nor generated any revenues to date. RACC’s only activities from February 19, 2026 (inception) through the date hereof have been organizational activities and activities related to RACC’s initial public offering. RACC does not expect to generate any operating revenues until after completion of its initial business combination at the earliest. RACC will generate non-operating income in the form of interest income on cash and cash equivalents derived from its initial public offering and sale of its private placement shares. Since the completion of its initial public offering, RACC expects to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses. RACC expects its expenses to increase substantially as a result of being a public company.

For the three months ended June 30, 2026 and the period from February 19, 2026 (inception) through June 30, 2026, RACC had net income of $54,050 and a net loss of $11,199, respectively, which consisted of formation, general and administrative expenses and interest income. RACC generated $238,468 of interest income for the three months ended June 30, 2026 and for the period from February 19, 2026 (inception) through June 30, 2026. As of June 30, 2026, RACC had $75,238,468 of investments held in the trust account, all held in U.S. government treasures.

Liquidity, Capital Resources and Going Concern

On May 21, 2026, RACC consummated its initial public offering and simultaneously with the closing of the initial public offering, RACC consummated the private placement of 275,000 private placement shares (as further described under “—Overview”).

As of June 30, 2026, RACC had cash and investments held in the trust account of $75,238,468 consisting of U.S. government treasuries. RACC may withdraw interest earned on the trust account for working capital requirements subject to an annual limit of $300,000, and/or to pay RACC’s taxes (which shall not be subject to the $300,000 annual limitation described in the foregoing). RACC intends to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (less income taxes payable), to complete its business combination. To the extent that RACC’s share capital or debt is used, in whole or in part, as consideration to complete its business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue RACC’s growth strategies.

As of June 30, 2026, RACC had cash of $832,812 and working capital of $905,874.

Prior to the closing of its initial public offering, RACC’s liquidity needs have been satisfied through a payment of $25,000 from the Sponsor to cover certain expenses in exchange for the issuance of the founder shares and a commitment from the Sponsor to loan RACC up to $300,000 to cover its expenses in connection with RACC’s initial public offering.

RACC intends to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (less permitted withdrawals and deferred underwriting commissions), to complete its initial business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, RACC’s sponsor, affiliates of RACC’s sponsor or our officers and directors may, but are not obligated to, loan RACC funds as may be required. If RACC completes a business combination, RACC would repay such loaned amounts. In the event that a business combination does not close, RACC may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from RACC’s trust account would be used for such repayment. Up to $3,000,000 of such working capital loans may be convertible into shares of the post-business combination entity at a price of $10.00 per share.

In accordance with RACC’s amended and restated memorandum and articles of association, RACC has 24 months from the closing of its initial public offering to consummate its initial business combination. If a business combination is not consummated within such period, there will be a mandatory liquidation and subsequent dissolution of RACC. No adjustments have been made to the carrying amounts of assets or liabilities should RACC be required to liquidate after the combination period.

In connection with RACC’s assessment of going concern considerations in accordance with FASB ASC 205-40, “Going Concern,” as described in Note 1 to the financial statements included elsewhere in this proxy statement/prospectus, prior to the completion of the initial public offering, RACC lacked the financial resources it needed to sustain operations for a reasonable period of time, which is considered to be one year from the date of the issuance of the financial statements. This condition raised substantial doubt about RACC’s ability to continue as a going concern. The completion of the initial public offering on May 21, 2026 mitigated the conditions that previously raised substantial doubt. Following the completion of the initial public offering, management has determined that RACC has sufficient funds to finance the working capital needs of RACC within one year from the date of issuance of its financial statements. However, if the estimate of the costs of undertaking due diligence and negotiating a business combination are less than the actual amount necessary to do so, RACC may have insufficient funds available to operate its business prior to the initial business combination. RACC has until the end of the Transaction Period to complete the initial business combination.

Contractual Obligations

As of June 30, 2026, RACC did not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities.

Commitments and Contingencies

Indemnification Agreement

Commencing on the date that RACC’s registration statement relating to its initial public offering was declared effective through the earlier of consummation of an initial business combination and RACC’s liquidation, RACC agreed to indemnify the sponsor and its affiliates from any liability arising with respect to their activities in connection with RACC’s affairs.

Registration Rights Agreement

RACC’s sponsor, as the holders of the founder shares and private placement shares, including from time to time the private placement shares that may be issued upon conversion of working capital loans and any RACC Class A Shares issuable upon conversion of founder shares, are entitled to registration rights pursuant to a registration and shareholder rights agreement signed in connection with the consummation of the initial public offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that RACC register such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the completion of the initial business combination. RACC will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

Leerink Partners, as underwriter of RACC’s initial public offering, is entitled to deferred underwriting commissions of $0.30 per share, or $2,250,000 in the aggregate, which will become payable to the underwriter from the amounts held in the trust account solely in the event that RACC completes a business combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, actual results may differ from these estimates. We have not identified any critical accounting estimates.

Recent Accounting Pronouncements

RACC’s management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying financial statements.

Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in RACC’s reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in RACC’s reports filed or submitted under the Exchange Act is accumulated and communicated to RACC’s management, including its Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

Evaluation of Disclosure Controls and Procedures

In connection with the preparation of RACC’s quarterly report as of June 30, 2026, an evaluation was performed under the supervision and with the participation of RACC’s management, including the Chief Executive Officer and Chief Financial Officer, of the effectiveness of RACC’s disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act). Based on such evaluation, RACC’s Chief Executive Officer and Chief Financial Officer concluded that, as of June 30, 2026, RACC’s disclosure controls and procedures were not effective as RACC experienced difficulty in ensuring that the accounting for its accounts payable and accrued expenses is accurate and complete, including proper classification of the related expenses to deferred offering costs or operating expenses which RACC experienced and reported as a material weakness. As a result, RACC performed additional analysis as deemed necessary to ensure that its unaudited condensed financial statements were prepared in accordance with GAAP. Accordingly, management believes that the unaudited condensed financial statements for the period from February 19, 2026 (inception) through June 30, 2026, as included in this proxy statement/prospectus present fairly in all material respects RACC’s financial position, results of operations and cash flows for the periods presented.

Remediation Plan and Status of Material Weakness

In response to the identified material weakness described above, RACC’s management, with the oversight of its Audit Committee, has developed a remediation plan, including designing and implementing improved processes and internal controls. During the quarter ended June 30, 2026, RACC took the following steps to improve its internal control over financial reporting:

•	Enhanced review controls over accruals and accounts payable

•	Implemented detective controls for proper cut-off of accruals and payables

•	Improved review controls over vendor trend analysis

While RACC has made good progress, RACC is still in the process of fully implementing its remediation plan. Additional time is required to complete the remediation of the material weaknesses to ensure the sustainability of the recently implemented remediation actions.

Changes in Internal Control Over Financial Reporting

Other than RACC’s ongoing remediation efforts as discussed above, there have been no changes in its internal control over financial reporting during the period ended June 30, 2026 that have materially affected, or are reasonably likely to materially affect, RACC’s internal control over financial reporting.

INFORMATION ABOUT OAK HILL BIO

Overview

OHB Pediatrics Ltd. (“Oak Hill Bio”) is a clinical-stage biotechnology company focused on acquiring and developing promising therapeutics for rare diseases with significant unmet need that have been deprioritized by pharmaceutical companies. Oak Hill Bio’s lead program, rugonersen (OHB-724), is an antisense oligonucleotide (“ASO”), in Phase 3 clinical development as a potential treatment for Angelman syndrome. Angelman syndrome is a rare neurodevelopmental disorder with no approved disease-modifying therapies. Angelman syndrome affects approximately one in 12,000 to 20,000 live births annually, with approximately 30,000 diagnosed patients in the United States and the five major European Union countries. In June 2026, Oak Hill Bio initiated a pivotal Phase 3 clinical trial (“BEACON”) evaluating rugonersen in pediatric and adult participants with Angelman syndrome, and is currently enrolling participants. Oak Hill Bio expects initial top-line data in early 2029, and if the trial is successful, with a new drug application (“NDA”) submission in the second half of 2029. Oak Hill Bio, as sponsor, has contracted with a CRO to conduct BEACON on its behalf.

Oak Hill Bio was formed as a wholly owned subsidiary of OHB Parent in September 2024, licensed rugonersen from F. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc. (collectively, “Roche”) in February 2025 and raised gross proceeds of $32.5 million from the sale of OHB Series A Shares in April 2026. Oak Hill Bio seeks to apply a focused, capital-efficient operating model to programs with compelling biology, substantial unmet need, and existing clinical or translational work that may support an efficient development path. Oak Hill Bio believes its model can create value by taking forward programs that may have been deprioritized despite data Oak Hill Bio views as promising. Oak Hill Bio’s initial focus is to develop rugonersen through registration for the treatment of Angelman syndrome. Over time, Oak Hill Bio may expand its pipeline through additional acquisitions, licenses and collaborations. Oak Hill Bio does not currently have any employees and contracts for services from individuals employed by its parent company and affiliated entities through intercompany arrangements in support of its ongoing research and development efforts and other business operations. New Oak Hill Bio intends to enter into employment arrangements with the individuals expected to serve as executive officers of the combined company, and other key service providers for its research and development efforts in connection with the consummation of the Transactions. See “—Employees and Human Capital Resources” for additional information.

Pipeline

Oak Hill Bio’s current product candidate pipeline consists solely of rugonersen, its candidate in development for the treatment of Angelman syndrome. Oak Hill Bio may expand its pipeline by identifying other rare disease product candidates that align with its strategy of advancing compelling therapeutic programs that have been deprioritized by larger pharmaceutical companies. However, Oak Hill Bio cannot assure that it will successfully identify or acquire additional product candidates.

Oak Hill Bio’s Strategy

Oak Hill Bio seeks to identify and advance rare disease therapeutic programs that have been deprioritized by larger pharmaceutical companies despite compelling scientific rationale and meaningful remaining development potential. Oak Hill Bio believes that these programs may benefit from a focused, capital-efficient development model and that substantial value can be created by advancing them through late-stage clinical development and, if successful, commercialization, through the following priorities:

•	Identify and acquire differentiated rare disease assets. Focus on acquiring rights to therapeutic programs that were deprioritized despite data Oak Hill Bio views as promising.

•

Prioritize programs with attractive development characteristics. Focus on product candidates supported by a strong biological rationale, meaningful preclinical and clinical data, significant unmet medical need and existing clinical, manufacturing and regulatory work that may enable an efficient path to approval.

•

Develop rugonersen through registration. Successfully execute the ongoing BEACON pivotal Phase 3 clinical trial and, if supported by the data, pursue regulatory approval and commercialization of rugonersen for Angelman syndrome.

•

Expand the pipeline in a disciplined manner. Leverage Oak Hill Bio’s operating model and business development capabilities to selectively acquire or license additional rare disease product candidates that complement its strategy while maintaining financial discipline.

Rugonersen

Rugonersen (OHB-724) is an ASO in-licensed from Roche and is in Phase 3 clinical development as a potential disease-modifying therapy for Angelman syndrome. Angelman syndrome is a devastating rare neurodevelopmental disease with no approved disease-modifying therapies. Current treatment options consist of supportive care and symptomatic therapies. Rugonersen targets the well understood biology of Angelman syndrome, in which loss of function of the maternally inherited allele of the UBE3A gene results in a lack of functional neuronal UBE3A protein. Oak Hill Bio believes rugonersen has potential as a therapy for Angelman syndrome based on its differentiated potency relative to other investigational ASOs in restoring UBE3A protein expression, as observed in preclinical models, and the breadth of its supporting preclinical and clinical data.

Rugonersen is designed to target UBE3A-ATS, the long non-coding antisense transcript that silences the paternal copy of UBE3A in neurons. By inhibiting transcription of UBE3A-ATS, rugonersen is intended to unsilence the intact paternal UBE3A allele and increase neuronal expression of UBE3A protein. Oak Hill Bio believes the available preclinical and clinical data support rugonersen’s mechanism of action. In preclinical studies, rugonersen treatment led to reduced UBE3A-ATS levels and increased UBE3A protein expression compared with controls in cultured neurons and in brain tissue from non-human primates (“NHPs”) and published preclinical research in Angelman syndrome suggests that restoration of UBE3A expression may improve functional outcomes.

Oak Hill Bio believes rugonersen is differentiated by the breadth of its supporting clinical development package, to which it obtained rights under its February 2025 license agreement with Roche. This package includes preclinical pharmacology studies, NHP translational data, a healthy volunteer biodistribution study and clinical experience from the TANGELO Phase 1 clinical trial, including safety, electroencephalogram (“EEG”) biomarker and exploratory functional outcome data. See “—Licensing Agreement—Roche Agreement” below for information regarding its license with Roche.

Rugonersen has received orphan drug designation and rare pediatric disease designation from the FDA. Rugonersen has also received orphan medicinal product designation in the European Union and Oak Hill Bio has been assigned small and medium-sized enterprise (“SME”) status by the European Medicines Agency (the “EMA”).

Angelman Syndrome

Angelman syndrome is a rare, severe neurodevelopmental disorder caused by loss of function of the maternally inherited allele of the UBE3A gene. In neurons, the paternal copy of UBE3A is naturally silenced by the UBE3A-ATS antisense transcript, leaving affected individuals without functional neuronal UBE3A protein expression. Angelman syndrome typically presents during infancy or early childhood and is characterized by severe developmental delays, intellectual disability, minimal or absent speech, balance issues, motor impairment, sleep disturbance, debilitating seizures and abnormal EEG findings. Individuals with Angelman syndrome generally require lifelong care and there are currently no approved disease-modifying therapies.

Angelman syndrome is estimated to affect approximately one in 12,000 to 20,000 live births annually. There are an estimated 500,000 individuals with Angelman syndrome worldwide, including approximately 30,000 diagnosed patients in the United States and the five major European countries. Current treatment consists primarily of supportive care and symptomatic therapies intended to manage manifestations of the disease, such as seizures or sleep disturbances, rather than therapies that address the underlying genetic cause of the disease.

BEACON Pivotal Phase 3 Trial Design

Oak Hill Bio commenced the BEACON pivotal Phase 3 clinical trial evaluating rugonersen in pediatric and adult participants with Angelman syndrome in June 2026 and is currently enrolling participants.

BEACON is a randomized, multicenter, double-blind, sham-controlled pivotal Phase 3 clinical trial evaluating the efficacy and safety of intrathecally administered rugonersen in pediatric and adult participants with Angelman syndrome. The trial is expected to enroll up to 165 participants between the ages of one and 50 years, including both deletion and mutation genotypes. The primary analysis is expected to be evaluated in the pediatric participants between the ages of one and 17 years at randomization. Initial top-line data are expected in early 2029.

The trial includes two parts. Part 1 consists of a 28-day screening period, a 48-week double-blind treatment period and a 12-week post-treatment follow-up period. Participants are randomized 1:1 to receive either rugonersen or a sham procedure. Rugonersen is expected to be administered intrathecally at a dose of 120 mg every 12 weeks. The primary endpoint evaluates the change from baseline at week 56 in Bayley-4 cognition and/or expressive communication raw scores without caregiver input. Secondary endpoints include clinician global assessment, EEG delta-band power and other functional outcomes, quality of life and safety measures. Participants who complete Part 1 may enroll in Part 2, an approximately 116-week open-label extension in which all participants receive rugonersen.

Rugonersen is administered intrathecally through a lumbar puncture. The BEACON trial has been designed as a sham-controlled trial rather than a placebo-controlled trial. A sham procedure is intended to mimic the physical experience of the active treatment, including preparation for the intrathecal administration procedure, without administration of rugonersen, and is used where the risks associated with administering a placebo procedure are considered disproportionate to the potential benefit expected for participants assigned to the control arm. Oak Hill Bio’s use of a sham control is intended to maintain blinding of participants, caregivers and investigators and reduce the potential for bias in the assessment of clinical outcomes.

Oak Hill Bio believes the BEACON trial design reflects experience from the TANGELO Phase 1 trial of rugonersen, translational biomarker data, and discussions with regulatory authorities, clinical experts and patient-advocacy organizations. The final trial design, including the study population, endpoints, statistical analysis plan and operational aspects of the trial, may continue to evolve based on regulatory feedback and other development considerations. If the trial is successful, Oak Hill Bio currently anticipates submitting an NDA for rugonersen in the second half of 2029.

Phase 1 and Preclinical Data

The rugonersen development program is supported by an integrated preclinical and clinical data package that informed patient population selection, dose selection and the design of the ongoing BEACON pivotal

Phase 3 clinical trial. This package includes supporting preclinical pharmacology studies, a healthy volunteer biodistribution study and clinical data from the TANGELO Phase 1 clinical trial.

Preclinical Data

In preclinical studies, intrathecal administration of rugonersen resulted in reduced expression of UBE3A-ATS, upregulation of UBE3A mRNA and restoration of paternal UBE3A protein expression, in each case compared to vehicle control in transgenic mice and NHPs. Rugonersen was identified through screening in patient-derived neurons and had durable pharmacodynamic activity in transgenic mice and NHPs. Oak Hill Bio believes these studies support the proposed mechanism of action of rugonersen and informed dose selection for clinical development.

Figure 1 below illustrates the pharmacodynamic effects of rugonersen following a single 24-mg intrathecal dose in one NHP study. As shown in the figure, NHPs dosed with rugonersen had reduced UBE3A-ATS levels, increased UBE3A mRNA expression, and increased UBE3A protein expression. Because restoration of UBE3A protein occurs after the initial reduction in UBE3A-ATS, the protein data are presented using pooled observations from days 29, 57 and 85.

Figure 1

Roche also completed a healthy human volunteer positron emission tomography (“PET”) biodistribution study using radiolabeled, sub-pharmacologic doses of rugonersen administered intrathecally. The study was designed to evaluate central nervous system distribution and compare administration procedures. Oak Hill Bio believes these data support the distribution of rugonersen within the central nervous system and informed the pharmacokinetic/pharmacodynamic model, administration procedure and dose regimen selected for the BEACON pivotal Phase 3 clinical trial.

Roche scientists generated ASOs based on the published sequences of rugonersen, GTX-102 and ION582 and compared them in vitro (in pluripotent stem cells) and in vivo (using a transgenic mouse model that has the human UBE3A-ATS). As illustrated in the images below, in these experiments, the rugonersen ASO was 20-100 fold more potent (that is, required that much lower a dose or concentration to achieve the same effect) at inducing paternal UBE3A protein production in vitro and mice treated with rugonersen had Ube3a protein levels up to approximately 70% higher compared to controls. These comparisons are based on preclinical studies and are not based on comparative clinical trial data. The results should not be interpreted as predictive of clinical outcomes.

Phase 1 Trial Data - TANGELO

TANGELO was a multicenter, open-label Phase 1 clinical trial conducted by Roche evaluating rugonersen in 61 children with Angelman syndrome between the ages of one and 12 years at baseline. Participants were followed for up to five years across the multiple ascending dose (“MAD”), long-term extension (“LTE”) and optional open-label extension (“OOE”) stages of the trial. Results from TANGELO were published in Nature Medicine.

In addition to the exploratory clinical findings comparing participants treated with rugonersen with age- and genotype-matched synthetic controls derived from models of natural history data across multiple developmental and behavioral assessments, as well as effect on EEG delta power, an exploratory biomarker of abnormal brain activity in Angelman syndrome, which findings are illustrated in the figures below, the safety profile from the TANGELO trial supported further development. Common adverse events in TANGELO included pyrexia, vomiting, and ataxia. Although the TANGELO trial was not designed or powered to establish efficacy, Oak Hill Bio believes the totality of the results support continued development of rugonersen.

Because TANGELO was an open-label Phase 1 clinical trial, exploratory efficacy analyses compared participant outcomes with age- and genotype-matched natural history models rather than a concurrent control group. These analyses evaluated changes in the Bayley Scales of Infant and Toddler Development, Third Edition (“BSID-III”), the Vineland Adaptive Behavior Scales, Third Edition (“VABS-III”), and the Symptoms of Angelman Syndrome-Clinician Global Impression (“SAS-CGI”). BSID-III is a performance-based developmental assessment, VABS-III is a caregiver interview, and SAS-CGI provides clinician-rated assessments of symptom severity or change across multiple domains of Angelman syndrome.

These exploratory clinical findings from the MAD stage of TANGELO are illustrated in Figure 2 below. Participants treated with rugonersen improved relative to age- and genotype-matched natural history models across developmental and behavioral measures, including BSID-III and VABS-III, and showed improvements on SAS-CGI. These changes from baseline following rugonersen treatment exceeded the natural history reference across all five VABS-III domains and four of five BSID-III domains at days 100 and 224.

Figure 2

These exploratory clinical findings continued during the LTE stage of TANGELO, as illustrated in Figure 3 below, which measured improvements relative to age- and genotype-matched natural history models across developmental and behavioral measures in patients treated with rugonersen. Improvements exceeded the natural history reference across all VABS-III and BSID-III domains.

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Figure 3

EEG delta power, defined in TANGELO as low-frequency electrical activity between 2 and 4 Hz, is an exploratory pharmacodynamic biomarker of abnormal brain activity in Angelman syndrome. Elevated EEG delta power has been associated with disease pathophysiology and symptom severity in natural history studies. In TANGELO, EEG delta power was evaluated as an exploratory pharmacodynamic endpoint to assess whether rugonersen produced biological effects consistent with its proposed mechanism of increasing neuronal UBE3A expression.

As illustrated in the exploratory pharmacodynamic findings shown in Figure 4 below during the MAD stage of TANGELO, participants treated with rugonersen had reductions in EEG delta power relative to age-matched natural history models by day 100, approximately six weeks after the final dose. By day 224, approximately five and a half months after the final dose, the magnitude of the effect had diminished, consistent with Oak Hill Bio’s pharmacokinetic/pharmacodynamic model. EEG responses also demonstrated a dose-dependent relationship, with greater cumulative exposure to rugonersen associated with larger reductions in EEG delta power.

As shown in Figure 4 below, EEG delta power had a dose-dependent response to rugonersen, with greater cumulative rugonersen exposure associated with larger reductions in EEG delta power at day 100. The observed correlation between cumulative dose and reduction in EEG delta power was statistically significant (r = -0.59; p = 0.000012). A p-value is a conventional statistical method for measuring the statistical significance of clinical results. A p-value of 0.05 or less represents statistical significance, meaning there is a less than 1-in-20 likelihood that the observed results would occur by chance if the true effect of the treatment were zero. The FDA utilizes statistical significance, as measured by p-value, as an evidentiary standard of efficacy and typically requires a p-value of 0.05 or less to demonstrate statistical significance.

Figure 4

Ongoing Early Access Trial

Oak Hill Bio is supporting an Early Access Program for eligible participants who previously enrolled in the OOE stage of the TANGELO trial and continue to satisfy applicable eligibility criteria. The Early Access Program is intended to provide continued access to rugonersen for eligible participants while Oak Hill Bio advances the BEACON pivotal Phase 3 trial and continues to collect long-term safety information. The Early Access Program is not designed to evaluate efficacy and does not replace the need for a controlled Phase 3 clinical trial.

Licensing Agreement

Roche Agreement

In February 2025, Oak Hill Bio and its parent company entered into a License Agreement (the “Roche Agreement”) with Roche. Under the Roche Agreement, Oak Hill Bio received worldwide royalty-bearing rights under certain Roche patents and know-how (including data) to research, develop, use and commercialize, among other rights, rugonersen and any product containing rugonersen, in all indications and therapeutic (but excluding diagnostic) uses. Under the Roche Agreement, Oak Hill Bio is obligated to use commercially reasonable efforts to develop, seek regulatory approval for and commercialize at least one product in each of (i) the United States, (ii) any three major EU countries, and (iii) either Japan or China.

Oak Hill Bio paid Roche an upfront payment of $0.5 million and agreed to pay Roche: (a) tiered royalties at a rate based on annual net sales by it, its affiliates and sublicensees; (b) up to $53.5 million in the aggregate in development and regulatory milestone payments ($3.5 million of which was paid in 2025); (c) up to $105.0 million in sales milestone payments; and (d) a $1.0 million one-time lump sum payment for the materials provided by Roche, which was paid in 2025.

Oak Hill Bio’s tiered royalties range from the high single-digits to the mid-teens as a percentage of annual net sales, subject to potential reductions following the expiration of valid patent claims, following a certain threshold of sales of a generic product, for certain third-party license fees, and in the event of a limit on the maximum price in the United States, subject to a customary reduction floor. The royalty term will expire on a product-by-product and country-by-country basis upon the later of: (x) the 12th anniversary of the date of the first commercial sale, (y) the expiration of the last-to-expire licensed patent or Oak Hill Bio patent covering the composition of matter of rugonersen in the given territory, or (z) the expiration of any regulatory exclusivity period for the licensed product in the given territory. Upon expiration of the Roche Agreement in its entirety, Oak Hill Bio’s license will generally become perpetual, irrevocable, fully paid-up and royalty-free.

Oak Hill Bio is also obligated to pay Roche a mid-teens to mid-double-digit percentage of transaction proceeds received from third parties in sublicensing, change of control or sale of all or substantially all assets of the company, and assignment or sale of a priority review voucher following the FDA approval of the rugonersen product (collectively, the “Roche Transaction Payments”) subject to an aggregate maximum cap on the total amount of the Roche Transaction Payments payable to Roche. Such Roche Transaction Payments obligation will cease upon the effective date of an IPO (as defined in the Roche Agreement) of Oak Hill Bio; however, any Roche Transaction Payments accrued prior to the IPO that remain unpaid will still be payable to Roche.

Additionally, if Oak Hill Bio completes an IPO at any time during the term of the Roche Agreement, depending on whether or not the cap amount for Roche Transaction Payments has been paid at the time, Roche will be entitled to receive shares of Oak Hill Bio representing a low- to high-single-digit percentage of the eligible shares. Consummation of the Transactions is expected to be deemed an IPO for purposes of the Roche Agreement and is expected to result in (i) the issuance of approximately 7,110,938 Oak Hill Bio Shares to Roche immediately prior to consummation of the Transactions (which will be exchanged for approximately 982,326 New OHB shares) and (ii) termination of Oak Hill Bio’s obligation to make Roche Transaction Payments to Roche, as set forth in the Roche Agreement.

Unless earlier terminated, the Roche Agreement continues in full force and effect, on a country-by-country basis and product-by-product basis, until the expiry of the royalty term with respect to such product in such country. Either party may terminate the Roche Agreement in its entirety for the other party’s uncured material breach or upon certain insolvency events involving the other party. Roche may terminate the Roche Agreement if Oak Hill Bio makes a determination to permanently discontinue the exploitation of all products in certain major regions in the territory or ceases material development activities for a specified consecutive period of time. In certain termination scenarios, Roche has the right, on a product-by-product basis, to request a reversion pursuant to procedures set out in the Roche Agreement.

OHB Parent joined the Roche Agreement as guarantor of Oak Hill Bio’s performance of its obligations under the Roche Agreement. Such guarantee obligation ceased upon Oak Hill Bio’s closing of subsequent financing.

Manufacturing

Oak Hill Bio does not own or operate manufacturing facilities and currently expects to rely on third-party contract development manufacturing organizations (“CDMOs”) to manufacture rugonersen. Oak Hill Bio believes it has sufficient clinical supply of rugonersen to support the ongoing BEACON pivotal Phase 3 clinical trial and expects to continue utilizing third-party CDMOs to support future clinical development and, if approved, commercial manufacturing.

Oak Hill Bio expects its third-party manufacturing partners to manufacture rugonersen in compliance with current Good Manufacturing Practice (“cGMP”) requirements and other applicable regulatory standards. Oak Hill Bio believes there are multiple potential sources for the raw materials used to manufacture rugonersen and that qualified third-party manufacturers are available to support its anticipated manufacturing needs.

Competition

The markets for therapies for Angelman syndrome are highly competitive and rapidly evolving. There are currently no approved disease-modifying therapies for Angelman syndrome, and patients are generally managed with symptomatic treatments for manifestations such as seizures and sleep disturbances. Oak Hill Bio is aware of other preclinical and clinical development programs for Angelman syndrome, including obudanersen (formerly ION582), an antisense oligonucleotide being developed by Ionis Pharmaceuticals, Inc.; apazunersen (GTX-102), an antisense oligonucleotide being developed by Ultragenyx Pharmaceutical Inc.; NNZ-2591, a small molecule being developed by Neuren Pharmaceuticals; and MVX-220, a gene therapy and editing, being developed by MavriX Bio. Competition may also arise from additional RNA-targeted, gene therapy, small molecule and other therapeutic approaches. Oak Hill Bio believes that key competitive factors are likely to include safety, efficacy, durability, route and frequency of administration, manufacturing reliability, pricing and reimbursement, and the scope and duration of regulatory exclusivity and intellectual property protection.

Many of Oak Hill Bio’s current and potential competitors, either alone or with their collaborators, have substantially greater financial resources and expertise in research and development, manufacturing, conducting clinical trials and commercializing pharmaceutical products than Oak Hill Bio. Oak Hill Bio also competes with these companies for clinical trial sites, participant enrollment, manufacturing capacity and qualified scientific and management personnel. As a result, Oak Hill Bio’s competitors may develop or commercialize products that are safer, more effective, more convenient or less expensive than rugonersen or any future product candidates, or obtain regulatory approval for competing products more rapidly than Oak Hill Bio.

Intellectual Property

Oak Hill Bio strives to protect and enhance its proprietary technologies, inventions, trade secrets and other proprietary rights that are important to its business, including by seeking to obtain, maintain, protect, defend, and enforce its patent and other intellectual property and proprietary rights intended to cover rugonersen and any of its future product candidates and their methods of use, as well as other inventions and technologies that are important to its business. In addition to patent protection, Oak Hill Bio currently relies, and may in the future rely, on trade secrets, confidential know-how, and/or ongoing technological innovation relating to its product candidates, drug development activities, and proprietary technologies. Oak Hill Bio seeks to protect its proprietary know-how that may not be patentable and other confidential information by maintaining and implementing policies and procedures designed to ensure secrecy and confidentiality, in part through agreements that include confidentiality provisions with potential collaborators, advisors, employees, and consultants, as well as agreements that include invention assignment provisions with employees and certain consultants, advisors, and collaborators.

Oak Hill Bio’s commercial success depends in part on its and its licensors’ abilities to, among other things, obtain and maintain patent and other intellectual property protection for its product candidates and proprietary technologies; defend and enforce its patents and other intellectual property; preserve the confidentiality of its trade secrets and other confidential information; operate without infringing, misappropriating, or otherwise violating valid intellectual property or other proprietary rights of third parties; and obtain licenses to technologies, product candidates or other intellectual property or proprietary rights when necessary. The patent positions for biotechnology companies like Oak Hill Bio are generally uncertain and can involve complex legal, scientific and factual issues. Oak Hill Bio cannot guarantee that any patent applications it may file or license will issue as patents in any jurisdiction, or that any issued patents will provide meaningful protection against competitors. Even if patents are granted, whether owned by Oak Hill Bio or licensed from third parties, such patents may be challenged, circumvented, found unenforceable, or invalidated. As a result, Oak Hill Bio may not be able to obtain or maintain adequate patent protection for its product candidates or other proprietary technologies.

The U.S. patent system operates on a first-inventor-to-file basis under the Leahy-Smith America Invents Act (the “AIA”) enacted in September 2011. Under the AIA, the first inventor to file a patent application is generally entitled to the patent, regardless of who invented first. Because patent applications in the United States and most other countries are confidential for a period of time after filing, it is not possible to know with certainty whether a prior application covering the same invention has been filed. The AIA also introduced the United States Patent and Trademark Office (“USPTO”) administrative post-grant proceedings, including inter partes review, post-

grant review, and derivation proceedings, which allow third parties to challenge the validity of issued patents under a lower evidentiary standard than applies in federal district court.

As of June 30, 2026, with regard to the rugonersen program, Oak Hill Bio has patent rights to three patent families. One of the three families includes eight issued U.S. patents, one pending U.S. patent application, 37 foreign patents, which include four patents in Australia, two patents in Brazil, one patent in Canada, one patent in Chile, one patent in China, one patent in Colombia, one patent in Costa Rica, two patents in Europe (validated in Austria, Belgium, Bulgaria, Switzerland, Czechia, Germany, Denmark, Spain, Finland, France, United Kingdom, Greece, Croatia, Hungary, Ireland, Italy, Lithuania, Netherlands, Norway, Poland, Portugal, Romania, Serbia, Sweden, Slovenia, Slovak Republic and Turkey), two patents in Hong Kong, one patent in Indonesia, three patents in Israel, one patent in India, two patents in Japan, three patents in Republic of Korea, two patents in Morocco, one patent in Macau, one patent in Mexico, one patent in Malaysia, one patent in New Zealand, one patent in Peru, one patent in the Russian Federation, one patent in Singapore, one patent in Ukraine, one patent in Vietnam, and one patent in South Africa, and 22 pending foreign patent applications, which include two applications in Brazil, two applications in China, one application in Egypt, two applications in Europe, two applications in Hong Kong, two applications in Indonesia, two applications in Israel, one application in Iran, two applications in Japan, one application in Korea, three applications in Mexico, one application in the Philippines, and one application in Thailand. The other two of the three patent families each includes one pending U.S. provisional application. These patent rights relate to rugonersen compositions of matter, backup sequences, and methods of treating Angelman syndrome. Excluding any potentially available patent term adjustments or extensions and assuming payment of appropriate maintenance, renewal, annuity and other governmental fees, any patents that have issued or may issue from these patent families are expected to have a statutory expiration date in 2036 or 2046.

With respect to rugonersen and any of Oak Hill Bio’s future product candidates and processes, Oak Hill Bio intends to develop and commercialize in the normal course of business, and it intends to pursue patent protection directed to, when possible, compositions of matter, methods of use, methods of making, dosing, and formulations. Oak Hill Bio may also pursue patent protection with respect to manufacturing, therapeutic development processes and technologies, and therapeutic delivery technologies.

Issued patents can provide protection for varying periods of time, depending upon the date of filing of the patent application, the date of patent issuance, and the legal term of patents in the countries in which they are obtained. In general, patents issued for applications filed in the United States can provide exclusionary rights for 20 years from the earliest effective filing date excluding U.S. provisional applications. In addition, in certain instances, the term of an issued U.S. patent that is directed to or claims an FDA approved product can be extended to recapture a portion of the term effectively lost as a result of the FDA regulatory review period, which is called patent term extension. The restoration period cannot be longer than five years and the total patent term, including the restoration period, must not exceed 14 years following FDA approval. The term of patents outside of the United States varies in accordance with the laws of the foreign jurisdiction, but typically is also 20 years from the earliest effective filing date excluding U.S. provisional applications. However, the actual protection afforded by a patent varies on a product-by-product basis, from country-to-country, and depends upon many factors, including the type of patent, the scope of its claims, the availability of regulatory-related extensions, the availability of legal remedies in a particular country, and the validity and enforceability of the patent.

The patent positions of companies like Oak Hill Bio are generally uncertain and involve complex legal and factual questions. No consistent policy regarding the scope of claims allowable in patents in the field of RNA-based therapies has emerged in the United States. The relevant patent laws and their interpretation outside of the United States is also uncertain. Changes in either the patent laws or their interpretation in the United States and other countries may diminish Oak Hill Bio’s ability to protect its technology or product candidates and enforce the patent rights that it may license, and could affect the value of such intellectual property. In particular, Oak Hill Bio’s ability to stop third parties from making, using, selling, offering to sell, or importing products that infringe its intellectual property will depend in part on Oak Hill Bio’s success in obtaining and enforcing patent claims that cover its technology, inventions, and improvements. With respect to company-owned intellectual property, Oak Hill Bio cannot guarantee that patents will be granted with respect to any of its pending patent applications or with respect to any patent applications it may file in the future, nor can Oak Hill Bio be sure that any patents that may be granted in the future will be commercially useful in protecting its products, the methods of use or manufacture of those products. Moreover, even the issued patents that Oak Hill Bio licenses do not guarantee it the right to practice its technology in relation to the commercialization of its products. Patent and other intellectual property rights in the pharmaceutical and biotechnology space are evolving and involve many risks and uncertainties. For example, third parties may have blocking patents that could be used to prevent Oak Hill Bio from commercializing its product candidates and practicing its proprietary technology, and the issued patents that Oak Hill Bio may in-license and those that may issue in the future may be challenged, invalidated, or circumvented, which could limit its ability to stop competitors from marketing related products or could limit the term of patent protection that otherwise may exist for its product candidates. In addition, the scope of the rights granted under any issued patents may not provide Oak Hill Bio with protection or competitive advantages against competitors with similar technology. Furthermore, Oak Hill Bio’s competitors may independently develop similar technologies that are outside the scope of the rights granted under any issued patents that it owns or that it may exclusively in-license. For these reasons, Oak Hill Bio may face competition with respect to its product candidates. Moreover, because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that, before any particular product candidate can be commercialized, any patent protection for such product may expire or remain in force for only a short period following commercialization, thereby reducing the commercial advantage the patent provides. A comprehensive discussion on risks relating to intellectual property is provided under the section titled “Risk Factors—Risks Related to Oak Hill Bio’s Intellectual Property.”

Government Regulation

The FDA and comparable regulatory authorities in state and local jurisdictions and in other countries impose requirements upon companies involved in the clinical development, manufacture, marketing and distribution of drugs such as those Oak Hill Bio is developing. These agencies and other federal, state and local entities regulate, among other things, the research and development, testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion, distribution, post-approval monitoring and reporting, sampling and export and import of drugs.

U.S. Government Regulation of Drug Products

In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act (“FDCA”) and its implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant to a variety of administrative or judicial sanctions such as the FDA’s refusal to approve pending NDAs, withdrawal of an approval, imposition of a clinical hold, issuance of warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties.

The process required by the FDA before a drug may be marketed in the United States generally involves the following:

•	completion of preclinical laboratory tests, animal studies and formulation studies in compliance with the FDA’s good laboratory practice (“GLP”) regulations;

•	submission to the FDA of an investigational new drug application (“IND”) which must become effective before human clinical trials may begin;

•	approval by an independent institutional review board (“IRB”) at each clinical site before each trial may be initiated;

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performance of adequate and well-controlled human clinical trials in accordance with Good Clinical Practice (“GCP”) requirements to establish the safety and efficacy of the proposed drug product for each proposed indication;

•	submission to the FDA of an NDA after completion of all trials, together with the payment of application user fees, as applicable;

•	a determination by the FDA within 60 days of its receipt of an NDA to accept the marketing application for review;

•	satisfactory completion of an FDA advisory committee review, if applicable;

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satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with cGMP requirements and to assure that the facilities, methods and controls are adequate to preserve the product’s identity, strength, quality and purity;

•	satisfactory completion of FDA audits of clinical trial sites to assure compliance with GCPs and the integrity of the clinical data; and

•	FDA review and approval of the NDA.

Preclinical Studies

Before testing any drug product candidate, including Oak Hill Bio’s product candidates, in humans, the product candidate must undergo rigorous preclinical testing. Preclinical studies include laboratory evaluation of product chemistry, toxicity and formulation, as well as in vitro and animal studies to assess potential safety and efficacy. The conduct of certain preclinical studies is subject to federal regulations and requirements, including GLP regulations for safety/toxicology studies.

Prior to beginning the first clinical trial with a product candidate in the United States, Oak Hill Bio must submit an IND to the FDA. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data and any available clinical data or literature and plans for clinical studies, among other things, to the FDA as part of an IND. An IND is a request for authorization from the FDA to administer an investigational product to humans and must become effective before human clinical trials may begin. Some preclinical testing, such as animal tests of reproductive adverse events and carcinogenicity, may continue even after the IND is submitted. An IND automatically becomes effective 30 days after receipt by the FDA unless, before that time, the FDA raises concerns or questions related to one or more proposed clinical trials and places the clinical trial on a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. As a result, submission of an IND may not result in the FDA allowing clinical trials to commence.

Clinical Trials

Clinical trials involve the administration of the investigational new drug to human participants under the supervision of qualified investigators in accordance with GCP requirements, which include the requirement that all research participants provide their informed consent in writing for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of the IND. In addition, an IRB representing each institution participating in the clinical trial must review and approve the plan for any clinical trial before it is initiated at that institution. An IRB is charged with protecting the welfare and rights of trial participants and considers items such as whether the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also must review and approve the informed consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completion.

Regulatory authorities, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the participants are being exposed to an unacceptable health risk or that the trial is unlikely to meet its stated objectives. Some studies also include oversight by an independent group of qualified experts organized by the clinical trial sponsor, known as a DSMB, which provides recommendations for whether or not a study should move forward at designated check points based on access to certain data from the study and may recommend halting the clinical trial if it determines that there is an unacceptable safety risk for participants or on other grounds such as no demonstration of efficacy.

Information about certain clinical trials must be submitted within specific timeframes to the National Institutes of Health (“NIH”) for public dissemination on their www.clinicaltrials.gov website. Information related to the product, patient population, phase of investigation, study sites and investigators and other aspects of the clinical trial is made public as part of the registration of the clinical trial. Although sponsors are obligated to disclose the results of their clinical trials after completion, disclosure of the results can be delayed in some cases for some time. Failure to timely register a covered clinical trial or to submit study results as provided for in the law can give rise to public notice of noncompliance and civil monetary penalties and also prevent the non-compliant party from receiving future grant funds from the federal government.

Human clinical trials are typically conducted in three sequential phases, which may overlap or be combined:

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Phase 1: The drug is initially introduced into healthy human participants or patients with the target disease or condition and tested for safety, dosage tolerance, absorption, metabolism, distribution, excretion and, if possible, to gain an early indication of its effectiveness.

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Phase 2: The drug is administered to a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

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Phase 3: The drug is administered to an expanded patient population, generally at geographically dispersed clinical trial sites, in well-controlled clinical trials to generate enough data to statistically evaluate the efficacy and safety of the product for approval, to establish the overall risk-benefit profile of the product, and to provide adequate information for the labeling of the product.

Post-approval trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval on an NDA.

Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently if serious adverse events occur. Written IND safety reports must be submitted to the FDA and investigators for serious and unexpected suspected adverse events, findings from other studies or animal or in vitro testing that suggest a significant risk for human participants and any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. The sponsor must submit an IND safety report within 15 calendar days after the sponsor determines that the information qualifies for reporting. The sponsor also must notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction within seven calendar days after the sponsor’s initial receipt of the information.

NDA Submission and FDA Review and Approval

Assuming successful completion of the required clinical testing, the results of the preclinical and clinical studies, together with detailed information relating to the product’s chemistry, manufacture, and controls and proposed labeling, among other things, are submitted to the FDA as part of an NDA requesting approval to market the product for one or more indications. Data may come from company-sponsored clinical trials intended to test the safety and effectiveness of a use of a product or from alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and effectiveness of the investigational drug product for the proposed indication to the satisfaction of the FDA. In most cases, the submission of an NDA is subject to a substantial application user fee; a waiver of such fees may be obtained under certain limited circumstances.

The FDA conducts a preliminary review of all NDAs within the first 60 days after submission, before accepting them for filing, to determine whether they are sufficiently complete to permit substantive review. The FDA may request additional information rather than accept an NDA for filing. When this occurs, the application must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. The FDA reviews an NDA to determine, among other things, whether the drug is safe and effective and whether the facility in which it is manufactured, processed, packaged or held meets standards designed to assure the product’s continued safety, quality and purity.

Under the Prescription Drug User Fee Act (“PDUFA”) guidelines that are currently in effect, the FDA has a goal of ten months from the date of the “filing” of a standard NDA for a new molecular entity to review and act on the submission and six months from the filing date of a new molecular entity NDA with priority review. Accordingly, this review process typically takes 12 months and eight months, respectively, from the date the NDA is submitted to the FDA. The FDA does not always meet its PDUFA goal dates for standard or priority NDAs, and the review process is often extended by FDA requests for additional information or clarification.

In addition, under the Pediatric Research Equity Act of 2003, as amended (“PREA”), certain NDAs or supplements to an NDA must contain data that are adequate to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may, on its own initiative or at the request of the applicant, grant deferrals for submission of some or all pediatric data until after approval of the product for use in adults or full or partial waivers from the pediatric data requirements. A sponsor who is planning to submit a marketing application for a drug that includes a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration must submit an initial Pediatric Study Plan (“PSP”) within 60 days of an end-of-Phase 2 meeting or, if there is no such meeting, as early as practicable before initiation of the Phase 3 or Phase 2/3 study. The initial PSP must include an outline of the pediatric study or studies that the sponsor plans to conduct, including study objectives and design, age groups, relevant endpoints and statistical approach, or a justification for not including such detailed information, and any request for a deferral of pediatric assessments or a full or partial waiver of the requirement to provide data from pediatric studies along with supporting information. The FDA and the sponsor must reach an agreement on the PSP. A sponsor can submit amendments to an agreed-upon initial PSP at any time if changes to the pediatric plan need to be considered based on data collected from preclinical studies, early phase clinical trials and/or other clinical development programs.

The FDA may refer an application for a novel drug or a drug that presents difficult questions of safety or efficacy to an advisory committee. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, which reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

The FDA also may require the submission of a Risk Evaluation and Mitigation Strategy (“REMS”) if it determines that a REMS is necessary to ensure that the benefits of the drug outweigh its risks and to assure the safe use of the drug. A REMS may include one or more elements, including medication guides, physician communication plans, patient package inserts and/or elements to assure safe use, such as restricted distribution methods, patient registries or other risk minimization tools. The FDA determines the requirement for a REMS, as well as the specific REMS provisions, on a case-by-case basis. If the FDA concludes a REMS is needed, the sponsor of the NDA must submit a proposed REMS. The FDA will not approve the NDA without a REMS, if required.

Before approving an NDA, the FDA typically will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA may inspect one or more clinical trial sites to assure compliance with GCP requirements.

After evaluating the NDA and all related information, including the advisory committee recommendation, if any, and inspection reports regarding the manufacturing facilities and clinical trial sites, the FDA may issue an approval letter, or, in some cases, a Complete Response Letter. A Complete Response Letter indicates that the review cycle of the application is complete, and the application will not be approved in its present form. A Complete Response Letter generally outlines the deficiencies in the submission and contains a statement of specific conditions that must be met in order to secure final approval of the NDA; it may require additional clinical or preclinical testing in order for FDA to reconsider the application. If a Complete Response Letter is issued, the applicant may either resubmit the NDA, addressing all of the deficiencies identified in the letter, or withdraw the application. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. If and when those conditions have been met to the FDA’s satisfaction, the FDA will typically issue an approval letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications.

Even if the FDA approves a product, it may limit the approved indications for use of the product, require that contraindications, warnings or precautions be included in the product labeling, require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess a drug’s safety after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution and use restrictions or other risk management mechanisms under a REMS, which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-marketing studies or surveillance programs. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes, and additional labeling claims, are subject to further testing requirements and FDA review and approval.

Orphan Drug Designation and Exclusivity

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug product intended to treat a rare disease or condition, which is generally a disease or condition that affects either (i) fewer than 200,000 individuals in the United States, or (ii) more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making the product available in the United States for this type of disease or condition will be recovered from sales of the product. A company must request orphan drug designation before submitting an NDA. If the request is granted, the FDA will disclose the identity of the therapeutic agent and its potential use. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.

If a product with orphan status receives the first FDA approval for the disease or condition for which it has such designation or for a select indication or use within the rare disease or condition for which it was designated, the product is entitled to orphan drug exclusivity. Orphan drug exclusivity means that the FDA may not approve any other applications to market the same product for the same approved use or indication for seven years except in certain limited circumstances. Orphan exclusivity will not bar approval of another product under certain circumstances, including if a subsequent product with the same active ingredient for the same approved use or indication is shown to be clinically superior to the approved product on the basis of greater efficacy or safety, or providing a major contribution to patient care, or if the company with orphan drug exclusivity is not able to meet market demand. Moreover, competitors may receive approval of different products for the indication for which the orphan product has exclusivity or obtain approval for the same product but for a different indication for which the orphan drug has exclusivity. Other benefits of orphan drug designation include tax credits for certain research and waiver from the NDA application fee.

A designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. In addition, orphan drug exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or, as noted above, if a second applicant demonstrates that its product is clinically superior to the approved product with orphan exclusivity or the manufacturer of the approved product is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.

Expedited Development and Review Programs

The FDA maintains several programs intended to facilitate and expedite development and review of new drugs to address unmet medical needs in the treatment of serious or life-threatening diseases or conditions. These programs include Fast Track designation, Breakthrough Therapy designation, Priority Review and Accelerated Approval, and the purpose of these programs is to expedite the development or review of important new drugs to get them to patients earlier than under standard FDA development and review procedures.

The FDA has a Fast Track designation program that is intended to expedite or facilitate the process for reviewing new drugs that meet certain criteria. Specifically, new drugs are eligible for Fast Track designation if they are intended to treat a serious or life threatening condition and preclinical or clinical data demonstrate the potential to address unmet medical needs for the condition. Fast Track designation applies to both the product and the specific indication for which it is being studied. The sponsor can request that the FDA grant the product Fast Track designation any time before submitting an NDA. Fast Track designation provides increased opportunities for sponsor interactions with the FDA review team to expedite development and review of the product. The FDA may also review sections of the NDA for a Fast Track designated-product on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the application, the FDA agrees to accept sections of the application and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the application. Fast Track designation may be lost if the designation is no longer supported by data emerging in the clinical trial process.

Additionally, a drug may be eligible for designation as a breakthrough therapy if the product is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over currently approved therapies on one or more clinically significant endpoints. The benefits of Breakthrough Therapy designation include the same benefits as Fast Track designation, plus intensive guidance from the FDA to ensure an efficient drug development program. Because breakthrough therapy designation comes with all of the benefits of Fast Track designation, the sponsor may file sections of the NDA for review on a rolling basis if certain conditions are satisfied, including an agreement with the FDA on the proposed schedule for submission of portions of the application and the payment of applicable user fees before the FDA may initiate a review.

A product may also be eligible for priority review if it treats a serious or life-threatening condition and, if approved, would provide a significant improvement in safety and effectiveness compared to available therapies. The FDA determines at the time that the marketing application is submitted, on a case-by-case basis, whether the proposed drug represents a significant improvement in treatment, prevention or diagnosis of disease when compared with other available therapies. A priority review designation is intended to direct overall attention and resources to the evaluation of such applications and to shorten the FDA’s goal for taking action on a marketing application from ten months to six months for an NDA for a new molecular entity from the date of filing. If criteria are not met for priority review, the application for a new molecular entity is subject to the standard FDA review period of ten months after FDA accepts the application for filing. Priority review designation does not change the scientific/medical standard for approval or the quality of evidence necessary to support approval.

A product may also be eligible for accelerated approval if it treats a serious or life-threatening disease or condition, generally provides a meaningful advantage over available therapies and demonstrates an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality (“IMM”) that is reasonably likely to predict an effect on IMM or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. As a condition of accelerated approval, the FDA generally requires that a sponsor perform adequate and well-controlled post-marketing clinical trials to verify and describe the product’s clinical benefit. These confirmatory trials must be completed with due diligence, and, under the Food and Drug Omnibus Reform Act of 2022 (“FDORA”), the FDA is now permitted to require, as appropriate, that such trials be underway prior to approval or within a specific time period after the date of approval for a product granted accelerated approval. Under FDORA, the FDA has increased authority for expedited procedures to withdraw the product from the market (and withdraw its approval). In addition, for products being considered for accelerated approval, the FDA generally requires, unless otherwise informed by the agency, pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product.

Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened. Fast Track designation, Breakthrough Therapy designation, priority review and accelerated approval do not change the standards for approval and may not ultimately expedite the development or approval process.

U.S. Non-Patent Exclusivity

Market exclusivity provisions under the FDCA can delay the submission or the approval of certain follow-on applications. The FDCA provides a five-year period of exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity (“NCE”). A drug is an NCE if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an Abbreviated New Drug Application (“ANDA”) for a generic version of the drug or a 505(b)(2) NDA for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, such a follow-on application may be submitted after four years if it contains a certification of patent invalidity or non-infringement to the patents listed with the FDA by the innovator NDA holder.

The FDCA also provides three years of market exclusivity for an NDA, 505(b)(2) NDA or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of an application for an active moiety that has been previously approved. This three-year exclusivity period covers only the conditions of use, such as a new indication, dosage form or strength of an existing drug, associated with the new clinical investigations and does not prohibit the FDA from approving follow-on applications for other conditions of use. Five-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

In the United States, once an NDA is approved, the product covered thereby becomes a “reference listed drug” in the FDA’s publication, Approved Drug Products with Therapeutic Equivalence Evaluations, commonly referred to as the “Orange Book.” Manufacturers may seek approval of generic versions of reference listed drugs through submission of ANDAs. In support of an ANDA, a generic manufacturer generally must show that its product has the same active ingredient(s), dosage form, strength, route of administration, and adequate labeling as the reference listed drug, and that the generic version is bioequivalent to the reference listed drug. If a patent infringement suit is timely filed following the submission of an ANDA containing a Paragraph IV certification challenging an Orange Book-listed patent, FDA approval of the ANDA may be stayed for up to 30 months unless a court earlier rules in favor of the ANDA applicant.

Pediatric exclusivity is another type of regulatory market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing regulatory exclusivity periods for all formulations, dosage forms, and indications of the active moiety and listed patent terms. This six-month exclusivity may be granted based on the voluntary completion of a pediatric trial in accordance with an FDA-issued “Written Request” for such a trial, provided that at the time pediatric exclusivity is granted there is not less than nine months of patent term or regulatory exclusivity remaining. The issuance of a Written Request does not require the sponsor to undertake the described clinical trials.

Post-approval Requirements

Drugs manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, advertising and promotion and reporting of adverse experiences with the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims are subject to prior FDA review and approval. There are continuing, annual user fee requirements for any marketed products.

The FDA may impose a number of post-approval requirements as a condition of approval of an NDA. For example, the FDA may require post-marketing testing, including Phase 4 clinical trials, and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization.

FDA regulations require that products be manufactured in specific facilities and in accordance with cGMP regulations which require, among other things, quality control and quality assurance, the maintenance of records and documentation and the obligation to investigate and correct any deviations from cGMP. In addition, drug manufacturers and other entities involved in the manufacture and distribution of approved drugs and those supplying products, ingredients, and components of them may be required to register their establishments with the FDA and state agencies, and subject to periodic unannounced inspections by the FDA and these state agencies for compliance with cGMP requirements. Manufacturers and certain other parties involved in the drug supply chain for prescription drug products must also comply with product tracking and tracing requirements and for notifying FDA of counterfeit, diverted, stolen and intentionally adulterated products or products that are otherwise unfit for distribution in the United States. Changes to the manufacturing process are strictly regulated and often require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP requirements and impose reporting and documentation requirements upon the sponsor and any third-party manufacturers that the sponsor may decide to use. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance.

Once an approval of a drug is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in mandatory revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution or other restrictions under a REMS program. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of products. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•	fines, warning letters or clinical holds on post-approval clinical trials;

•	refusal of the FDA to approve pending NDAs or supplements to approved NDAs, or suspension or withdrawal of product approvals;

•	product seizure or detention, or refusal to permit the import or export of products;

•	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

•	mandated modification of promotional materials and labeling and the issuance of corrective information;

•	issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; and

•	injunctions or the imposition of civil or criminal penalties.

The FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Drugs may be promoted by a manufacturer and any third parties acting on behalf of a manufacturer only for the approved indications and in a manner consistent with the approved label for the product. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe, in their independent professional medical judgment, legally available products for uses that are not described in the product’s labeling and that differ from those tested by Oak Hill Bio and approved by the FDA. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products. The federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined companies from engaging in off-label promotion. The FDA and other regulatory agencies have also required that companies enter into consent decrees and/or imposed permanent injunctions under which specified promotional conduct is changed or curtailed. However, companies may share truthful and not misleading information that is otherwise consistent with a product’s FDA-approved labeling.

From time to time, legislation is drafted, introduced, passed in Congress and signed into law that could significantly change the statutory provisions governing the approval, manufacturing, and marketing of products regulated by the FDA. In addition to new legislation, FDA regulations, guidances, and policies are often revised or reinterpreted by the agency in ways that may significantly affect the manner in which pharmaceutical products are regulated and marketed.

Healthcare Regulation

Coverage and Reimbursement

In the United States and markets in other countries, patients who are prescribed treatments for their conditions and providers performing the prescribed services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Therefore, even if a product candidate is approved, sales of any product depend, in part, on the extent to which such product will be covered by third-party payors, such as federal, state, and foreign government healthcare programs, commercial insurance and managed healthcare organizations, and the level of reimbursement for such product by third-party payors. Decisions regarding the extent of coverage and amount of reimbursement to be provided are made on a payor-by-payor basis.

Factors payors consider in determining coverage and reimbursement are based on whether the product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

In the United States, no uniform policy of coverage and reimbursement for drug products exists among third-party payors. Therefore, coverage and reimbursement for drug products can differ significantly from payor to payor. The process for determining whether a third-party payor will provide coverage for a product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the product once coverage is approved.

These third-party payors are increasingly reducing coverage and reimbursement for medical products, drugs and services. For products administered under the supervision of a physician, obtaining coverage and adequate reimbursement may be particularly difficult because of the higher prices often associated with such drugs. Additionally, separate reimbursement for the product itself or the treatment or procedure in which the product is used may not be available, which may impact physician utilization.

In order to secure coverage and reimbursement for any product that might be approved for sale, a company may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of the product, in addition to the costs required to obtain FDA or other comparable regulatory approvals. Additionally, companies may also need to provide discounts to purchasers, private health plans or government healthcare programs. Nonetheless, product candidates may not be considered medically necessary or cost effective. A decision by a third-party payor not to cover a product could reduce physician utilization once the product is approved and have a material adverse effect on sales, results of operations and financial condition. Additionally, a third-party payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage and reimbursement for the product, and the level of coverage and reimbursement can differ significantly from payor to payor.

The U.S. government, state legislatures and foreign governments have also continued implementing cost-containment programs, including price controls, restrictions on coverage and reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit sales of any product. Decreases in third-party reimbursement for any product or a decision by a third-party payor not to cover a product could reduce physician usage and patient demand for the product and also have a material adverse effect on sales.

Other Healthcare Laws

Pharmaceutical companies that market and sell FDA-approved drugs are subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which they conduct their business that may constrain the financial arrangements and relationships through which Oak Hill Bio researches, as well as sells, markets and distributes any products for which Oak Hill Bio obtains marketing authorization. The laws that may affect Oak Hill Bio’s ability to operate include, but are not limited to:

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the federal Anti-Kickback Statute, (a) which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, either the referral of an individual, or the purchase, lease, order or recommendation of any good, facility, item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs; (b) under which a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation; and (c) violations of which are subject to civil and criminal fines and penalties for each violation, plus up to three times the remuneration involved, imprisonment, and exclusion from government healthcare programs;

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federal civil and criminal false claims laws, including the False Claims Act (“FCA”), (a) which can be enforced through civil “qui tam” or “whistleblower” actions, and civil monetary penalty laws, which impose criminal and civil penalties against individuals or entities for, among other things, knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid or other federal health care programs that are false or fraudulent; knowingly making or causing a false statement material to a false or fraudulent claim or an obligation to pay money to the federal government; or knowingly concealing or knowingly and improperly avoiding or decreasing such an obligation; (b) under which pharmaceutical manufacturers can be held liable even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims; (c) under which the government may assert that a claim for reimbursement resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA; and (d) also under which a private individual acting as a “whistleblower” can bring actions on behalf of the federal government alleging violations of the FCA and to share in any monetary recovery;

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federal criminal statutes under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (a) which prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters; and (b) under which, similar to the federal Anti-Kickback Statute, a person or entity can be found guilty of violating these statutes without actual knowledge of the statutes or specific intent to violate them in order to have committed a violation;

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other elements of HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), which (a) impose requirements on certain covered healthcare providers, health plans and healthcare clearinghouses as well as their respective business associates and their subcontractors that perform services for them that involve the use, or disclosure of, individually identifiable health information, relating to the privacy, security and transmission of individually identifiable health information without appropriate authorization; as well as (b) created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions;

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the Federal Trade Commission (“FTC”) (a) has indicated that, even when HIPAA does not apply, failing to take appropriate steps to keep consumers’ personal information secure constitutes unfair acts or practices in or affecting commerce in violation of Section 5(a) of the Federal Trade Commission Act, 15 U.S.C. § 45(a); (b) expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds (including individually identifiable information which is considered sensitive data that merits stronger safeguards), the size and complexity of its business and the cost of available tools to improve security and reduce vulnerabilities;

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the federal U.S. Physician Payments Sunshine Act and its implementing regulations, which require manufacturers of drugs, devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the Department of Health and Human Services (“HHS”), information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), certain other licensed healthcare professionals (i.e., physician assistants, nurse practitioners, clinical nurse specialists, anesthesiologist assistants, certified registered nurse anesthetists, and certified nurse midwives), and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members;

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federal government price reporting laws, which require companies with FDA-approved and marketed products to calculate and report complex pricing metrics in an accurate and timely manner to government programs;

•	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers; and

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analogous state and foreign laws and regulations, such as state and foreign anti-kickback, false claims, consumer protection and unfair competition laws which may apply to pharmaceutical business practices, including but not limited to, research, distribution, sales, and marketing arrangements as well as submitting claims involving healthcare items or services reimbursed by any third-party payor, including commercial insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government that otherwise restricts payments that may be made to healthcare providers and other potential referral sources; state laws that require drug manufacturers to file reports with states regarding pricing and marketing information, such as the tracking and reporting of gifts, compensations and other remuneration and items of value provided to healthcare professionals and entities; and state and local laws requiring certain regulatory licenses to manufacture or distribute our products commercially and/or the registration of pharmaceutical sales representatives.

In addition, in the European Union, EU Directive 2001/83/EC prohibits the provision of any benefit or advantage, whether in cash or in kind, to persons qualified to prescribe or supply medicinal products as an inducement or reward for prescribing, recommending, purchasing, supplying or administering such products. In the United Kingdom, analogous prohibitions apply under the Human Medicines Regulations 2012. In addition, payments made to physicians in certain EU Member States must be publicly disclosed, and agreements with physicians may require prior notification or approval by the physician’s employer, the relevant competent professional organization, and/or local regulatory authorities. Violations of these laws and regulatory requirements may result in reputational harm, administrative penalties, fines or imprisonment.

If Oak Hill Bio’s operations are found to be in violation of any of such laws or any other governmental regulations that apply, Oak Hill Bio may be subject to penalties, including, without limitation, administrative, civil and criminal penalties, damages, fines, disgorgement, the curtailment or restructuring of operations, integrity oversight and reporting obligations, exclusion from participation in federal and state healthcare programs and responsible individuals may be subject to imprisonment.

Healthcare Reform and Legislative Updates

The ACA, enacted in 2010 in the United States, substantially changed the way healthcare is financed by both governmental and private insurers and significantly affected the pharmaceutical industry. The ACA contained a number of provisions, including those governing enrollment in federal healthcare programs, reimbursement adjustments and changes to fraud and abuse laws. For example, the ACA:

•	increased the minimum level of Medicaid rebates payable by manufacturers of brand name drugs;

•	required collection of rebates for drugs paid by Medicaid managed care organizations;

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required manufacturers to participate in a coverage gap discount program (later since replaced with the Medicare Part D manufacturer discount program), under which they were required to agree to offer 70 percent point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D; and

•	imposed a non-deductible annual fee on pharmaceutical manufacturers or importers who sell “branded prescription drugs” to specified federal government programs.

Other legislative changes have been proposed and adopted since the ACA was enacted, including aggregate reductions of Medicare payments to providers of 2% per fiscal year through 2031 unless additional Congressional action is taken. The American Rescue Plan Act of 2021 eliminated the statutory Medicaid drug rebate cap, previously set at 100% of a drug’s average manufacturer price, for single source and innovator multiple source drugs, effective January 1, 2024. Due to the Statutory Pay-As-You-Go Act of 2010, estimated budget deficit increases resulting from the American Rescue Plan Act of 2021, and subsequent legislation, Medicare payments to providers were further reduced starting in 2025, and such reductions will continue absent further legislation. These laws and regulations may result in additional reductions in Medicare and other healthcare funding and otherwise affect the prices Oak Hill Bio may obtain for any of its product candidates for which it may obtain regulatory approval or the frequency with which any such product candidate is prescribed or used.

Further, the Inflation Reduction Act of 2022 (“IRA”), included several provisions that may impact Oak Hill Bio’s business to varying degrees, including provisions that reduce the out-of-pocket spending cap for Medicare Part D beneficiaries from $7,050 to $2,000 starting in 2025, thereby effectively eliminating the coverage gap (formerly known as the “donut hole”); create a new manufacturer discount program that imposes financial liability on certain drugs under Medicare Part D (eliminating the previous coverage gap discount program); allow the U.S. government to negotiate Medicare Part B and Part D prices for certain high-cost drugs and biologics without generic or biosimilar competition; require companies to pay rebates to Medicare for certain drug prices that increase faster than inflation; and delay until January 1, 2032 the implementation of the HHS rebate rule that would have limited the fees that pharmacy benefit managers can charge. Further, under the IRA, orphan drugs are exempted from the Medicare drug price negotiation program, but only if their only approved indication or indications are for a rare disease or condition. The implementation of the IRA is currently subject to ongoing litigation challenging the constitutionality of the IRA’s Medicare drug price negotiation program. The effects of the IRA on Oak Hill Bio’s business and the healthcare industry in general is not yet known.

The One Big Beautiful Bill Act of 2025 imposed significant reductions in Medicaid funding, additional work requirements for Medicaid recipients, and more frequent reenrollment requirements, which are expected to place substantial pressure on state Medicaid budgets, reduce enrollment, and limit covered services, which could decrease utilization of, and reimbursement for, Oak Hill Bio’s products, if approved.

Moreover, there has recently been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries, proposed and enacted legislation and executive orders designed to, among other things, bring more transparency to product pricing, reduce the cost of prescription drugs, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products.

The costs of prescription pharmaceuticals have also been the subject of considerable discussion in the United States. To date, there have been several recent U.S. congressional inquiries, as well as proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, reduce the costs of drugs under Medicare and reform government program reimbursement methodologies for drug products. The Trump administration has issued executive orders and proposed regulatory initiatives that could have a significant impact on the prices that Oak Hill Bio, or any collaborators, may receive for any approved products.

In May 2025, the Trump administration signed an executive order directing the Secretary of HHS to set and communicate most-favored-nation (“MFN”) price targets to manufacturers and propose a rulemaking plan to impose MFN pricing if “significant progress” is not made, and also directing the federal government to support regulatory paths to allow direct-to-patient sales for companies that meet these targets. The executive order further states that the Trump administration will take additional action (for example, examining whether marketing approvals should be modified or rescinded or considering individual drug importation waiver authorities) should manufacturers fail to offer American consumers the MFN lowest price. In July 2025, the current administration sent letters to certain pharmaceutical companies demanding that these companies extend MFN pricing to Medicaid and newly launched drugs as well as move to direct-to-consumer models priced at MFN pricing, and soliciting binding commitments by September 29, 2025. Since this time, 17 drug manufacturers have entered MFN agreements with the White House and have announced plans to, for certain of their drugs, lower prices to reflect similar pricing around the world, and to sell these reduced-price drugs on a direct-to-consumer purchasing platform developed by the federal government; however, it is not known what results will occur to the extent the recipients of these letters do not reduce their U.S. prices.

In December 2025, Centers for Medicare & Medicaid Services (“CMS”) released two proposed rules that would incorporate MFN pricing principles into federal reimbursement for prescription drugs. The first proposal, the Global Benchmark for Efficient Drug Pricing Model (“GLOBE”) for Medicare Part B, would require manufacturers of specified single source drugs and sole source biologics to pay incremental rebates based on international benchmark prices, with participation triggered for products meeting CMS’s spending and eligibility criteria. The second proposal, the Guarding U.S. Medicare Against Rising Drug Costs (“GUARD”) Model for Medicare Part D, would similarly mandate manufacturer rebates for qualifying sole source drugs where the Medicare net price exceeds an MFN benchmark derived from international reference pricing methodologies. As proposed, GLOBE would begin a five year performance period on October 1, 2026 and GUARD would begin its performance period in 2027. These proposals will likely be subject to legal challenges that could delay their implementation or modify their impact on manufacturer pricing and revenue. Additionally, in November 2025, CMS introduced the GENErating cost Reductions for U.S. Medicaid (“GENEROUS”) Model, a voluntary MFN framework for manufacturers participating in the Medicaid Drug Rebate Program. Although it is voluntary, the GENEROUS Model could also impact the drug pricing landscape for manufacturers.

The effect of these healthcare reform initiatives on Oak Hill Bio’s business and the pharmaceutical industry in general is not yet known, but could be substantial and materially adverse to Oak Hill Bio’s ability to successfully commercialize its product candidates at profitable price points.

Individual states in the United States have also become increasingly active in implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Oak Hill Bio expects that additional state and federal healthcare reform measures will be adopted in the future, any of which could impact the amounts that federal and state governments and other third-party payors will pay for healthcare products and services.

Data Privacy and Security

Numerous state, federal and foreign laws, regulations and standards govern the collection, use, access to, confidentiality and security of health-related and other personal information, and could apply now or in the future to the operations of Oak Hill Bio or its partners. In the United States, numerous federal and state laws and regulations, including data breach notification laws, health information privacy and security laws and consumer protection laws and regulations govern the collection, use, disclosure, and protection of health-related and other personal information. In addition, certain foreign laws govern the privacy and security of personal data, including health-related data. For example, the European Union General Data Protection Regulation (EU) 2016/679 (“EU GDPR”) imposes strict requirements for processing the personal data of individuals within the European Economic Area (Norway, Iceland and Liechtenstein) (the “EEA”) including requirements relating to processing health-related and other sensitive data, establishing a legal basis for processing such as obtaining consent of the individuals to whom the personal data relates, providing information to individuals regarding data processing activities, implementing safeguards to protect the security and confidentiality of personal data, providing notification of data breaches, imposing limitations on retention of personal data; maintaining a record of data processing, complying with the principal of accountability and the obligation to demonstrate compliance through policies, procedures, training and audit and taking certain measures when engaging third-party processors. The EU GDPR also imposes strict rules on the transfer of personal data to countries outside the EEA to countries that the European Union does not consider to have in place adequate data protection legislation, including the United States. Further, from January 1, 2021, companies have had to comply with the EU GDPR and also the U.K. GDPR, which, together with the amended U.K. Data Protection Act 2018, retains the EU GDPR in the United Kingdom (the “U.K. national law”). The United Kingdom has also recently implemented the U.K. Data (Use and Access) Act 2025 (the “U.K. Act”), which supplements the U.K. national law with the aim of streamlining compliance obligations for businesses. The EU GDPR’s definition of personal data includes coded data.

Companies that must comply with the EU GDPR face increased compliance obligations and risk, including more robust regulatory enforcement of data protection requirements and potential fines for noncompliance of up to €20 million (£17.5 million for the U.K. national law) or 4% of the annual global revenues of the non-compliant company’s corporate group, whichever is greater.

Among other requirements, the EU GDPR includes restrictions on cross-border transfers of personal data subject to the EU GDPR to countries outside the EEA and United Kingdom that have not been found to provide adequate protection to such personal data (third countries), unless a valid EU GDPR transfer mechanism, such as the European Commission approved Standard Contractual Clauses (“SCCs”) certification to the EU-U.S. Data Privacy Framework (which allows for transfers to relevant U.S.-based organizations who self-certify compliance and participate in the framework), and the U.K. International Data Transfer Agreement/Addendum (the “U.K. IDTA”) has been put in place. Where relying on the SCCs/U.K. IDTA for data transfers, Oak Hill Bio may also be required to carry out transfer impact assessments to assess whether the recipient is subject to local laws which allow public authority access to personal data.

Although the United Kingdom is regarded as a third country under the EU GDPR, the European Commission has adopted an adequacy decision in favor of the U.K., recognizing the U.K. as providing adequate protection under the EU GDPR and enabling data transfers from EU Member States to the U.K. without additional safeguards. In December 2025, the European Commission adopted a decision determining that the U.K. continues to offer a level of data protection that is “essentially equivalent” to EU standards, extending the validity of the U.K. adequacy decision for six years, until December 2031. This follows the U.K.’s adoption of the Data (Use and Access) Act 2025 on June 19, 2025. Although the EU GDPR and the U.K. GDPR currently impose substantially similar obligations, it is possible that over time the respective provisions, interpretations and enforcement of the EU GDPR and U.K. GDPR may further diverge and create additional regulatory challenges and uncertainties.

Additionally, as of January 2026, 20 states now have comprehensive privacy laws in effect. For example, the California Consumer Privacy Act of 2018 (the “CCPA”), which became effective on January 1, 2020, requires companies that process information of California consumers (as defined under the CCPA) to provide disclosures to such consumers about their data collection, use and sharing practices, provides California consumers with individual data privacy rights, imposes operational requirements for covered businesses, provides a private right of action for data breaches and creates a statutory damages framework. Although there are limited exemptions for PHI and clinical trial data under the CCPA, the CCPA and other similar laws could impact Oak Hill Bio’s business activities depending on how such laws are interpreted. Additionally, as of January 1, 2023, the California Privacy Rights Act (the “CPRA”) has significantly modified the CCPA, including by expanding consumers’ rights with respect to certain sensitive personal information and creating a state agency that is vested with authority to implement and enforce the CCPA.

In the United States, HIPAA and HITECH also impose privacy, security and breach notification obligations in connection with individually identifiable health information, as further described under “— Other Healthcare Laws” above.

Privacy and security laws, regulations, and other obligations are constantly evolving, may conflict with each other to complicate compliance efforts, and can result in investigations, proceedings, or actions that lead to significant civil and/or criminal penalties and restrictions on data processing.

Artificial Intelligence

The regulation of artificial intelligence (“AI”) is rapidly evolving and complex. In the European Union, the EU Artificial Intelligence Act (the “EU AI Act”) is currently in effect and is expected to undergo further amendments introduced through the EU’s November 2025 Digital Omnibus. The EU AI Act imposes tiered requirements on AI systems based on their risk classification, and non-compliance can lead to significant fines.

In the United States, the AI regulatory environment is complex and uncertain. A number of states have enacted, or are considering, AI-specific laws, including laws that specifically address the deployment of AI in healthcare settings. At the federal level, the Trump Administration has backed a federal moratorium effort on state AI laws, and on December 11, 2025, the current administration issued an executive order titled “Ensuring a National Policy Framework for Artificial Intelligence.”

Regulation and Procedures Governing Approval of Medicinal Products Outside the United States

In order to market any product outside of the United States, a company must also comply with numerous and varying regulatory requirements of other countries and jurisdictions regarding quality, safety and efficacy and governing, among other things, clinical trials, marketing authorization, commercial sales and distribution of products. Whether or not it obtains FDA approval for a product, an applicant will need to obtain the necessary approvals by the comparable foreign regulatory authorities before it can commence clinical trials or marketing of the product in those countries or jurisdictions. For example, the process governing approval of medicinal products in the European Union generally follows the same lines as in the United States. It entails satisfactory completion of preclinical studies and adequate and well-controlled clinical trials to establish the safety and efficacy of the product for each proposed indication. It also requires the submission to the relevant competent authorities of a marketing authorization application, and granting of a marketing authorization by these authorities before the product can be marketed and sold in the European Union.

European Union Drug Development and Approval

Clinical Trial Approval

In April 2014, the European Union adopted the Clinical Trials Regulation (EU) No 536/2014 (“CTR”), which repealed and replaced the previous Clinical Trials Directive (2001/20/EC) on January 31, 2022. Since January 31, 2025, all ongoing and new clinical trials are governed by the CTR. The CTR overhauls the previous system of approvals for clinical trials in the European Union. Specifically, the CTR, which is directly applicable in all EU Member States (meaning no national implementing legislation in each Member State is required), aims at simplifying and streamlining the approval of clinical trials in the European Union, simplifying adverse-event reporting procedures, improving the supervision of clinical trials and increasing their transparency. The main characteristics of the CTR include a streamlined application procedure via a single-entry point through the Clinical Trials Information System; a single set of documents to be prepared and submitted for the application, simplified reporting procedures for clinical trial sponsors; and a harmonized procedure for the assessment of applications for clinical trials. The role of the relevant ethics committees in the assessment procedure continues to be governed by the national law of the applicable Member State, however overall related timelines are defined by the CTR.

Marketing Authorization

To obtain a marketing authorization for a product in the European Union, an applicant must submit a marketing authorization application, either under a centralized procedure administered by the EMA or one of the procedures administered by competent authorities in the EU Member States (decentralized procedure, national procedure, or mutual recognition procedure). A marketing authorization may be granted only to an applicant established in the European Union or the additional Member States of the EEA.

The centralized procedure provides for the grant of a single marketing authorization by the European Commission that is valid for all EU Member States, as well as the additional Member States of the EEA. Pursuant to Regulation (EC) No. 726/2004, the centralized procedure is compulsory for specific products, including for medicines produced by certain biotechnological processes, products designated as orphan medicinal products, advanced therapy medicinal products (gene therapy, somatic cell therapy or tissue-engineered medicines) and products with a new active substance indicated for the treatment of cancer, HIV, AIDS, neurodegenerative disorders, diabetes, auto-immune and other immune dysfunctions or viral diseases. The centralized procedure is optional for products containing a new active substance not yet authorized in the European Union, or for products that constitute a significant therapeutic, scientific or technical innovation or which are in the interest of public health in the European Union.

Under the centralized procedure, the Committee for Medicinal Products for Human Use (the “CHMP”) established at the EMA is responsible for conducting an initial assessment of the marketing authorization application. The maximum timeframe for the evaluation of a marketing authorization application is 210 days, excluding clock stops when additional information or written or oral explanation is to be provided by the applicant in response to questions of the CHMP. Clock stops may extend the timeframe of evaluation of an application considerably beyond 210 days. Where the CHMP gives a positive opinion, the EMA provides the opinion together with supporting documentation to the European Commission, who makes the final decision to grant a marketing authorization, which is issued within 67 days of receipt of the EMA’s recommendation. Accelerated evaluation may be granted by the CHMP in exceptional cases when a medicinal product is of major interest from the viewpoint of public health and, in particular, therapeutic innovation. If the CHMP accepts such a request, the time limit of 210 days will be reduced to 150 days, but it is possible that the CHMP may revert to the standard time limit for the centralized procedure if it determines that it is no longer appropriate to conduct an accelerated assessment.

National marketing authorizations, which are issued by the competent authorities of the Member States of the European Union and only cover their respective territory, are available for products not falling within the mandatory scope of the centralized procedure. Where a product has already been authorized for marketing in one EU Member State, this national authorization can be recognized in other EU Member States through the mutual recognition procedure. If the product has not received a national authorization in any EU Member State at the time of application, it can be approved simultaneously in various EU Member States through the decentralized procedure.

Data and Market Exclusivity in the European Union

In the European Union, new active substances (including both small molecules and biological medicinal products) approved on the basis of a complete and independent data package qualify for eight years of data exclusivity upon marketing authorization and an additional two years of market exclusivity. Data exclusivity prevents generic or biosimilar applicants from referencing the innovator’s pre-clinical and clinical trial data contained in the dossier of the reference product when applying for a generic or biosimilar marketing authorization, for a period of eight years from the date on which the reference product was first authorized in the European Union. During the additional two-year period of market exclusivity, a generic or biosimilar marketing authorization application can be submitted, and the innovator’s data may be referenced, but no medicinal product can be marketed until the expiration of the market exclusivity. The overall ten-year period can be extended to a maximum of eleven years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to authorization, is held to bring a significant clinical benefit in comparison with currently approved therapies. There is no guarantee that a product will be considered by the EMA to be a new active substance, and products may not qualify for data exclusivity. Even if a product is considered to be a new active substance so that the innovator gains the prescribed period of data exclusivity, another company could nevertheless also market another version of the product if such company obtained marketing authorization based on a marketing authorization application with a complete and independent data package of pharmaceutical tests, preclinical tests and clinical trials.

Orphan Designation and Exclusivity

Regulation (EC) No. 141/2000 and Regulation (EC) No. 847/2000 provide that a product can be designated as an orphan medicinal product by the European Commission if its sponsor can establish that: (1) the product is intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition; (2) either (i) such condition affects no more than five in ten thousand persons in the European Union when the application is made, or (ii) without the benefits derived from orphan status, it is unlikely that the marketing of the product in the European Union would generate sufficient return to justify the necessary investment in its development; and (3) there exists no satisfactory method of diagnosis, prevention or treatment of the condition in question that has been authorized in the European Union or, if such method exists, the product would be of significant benefit to those affected by that condition.

An orphan designation provides a number of benefits, including fee reductions, regulatory assistance and the possibility to apply for a centralized EU marketing authorization. Marketing authorization for an orphan medicinal product leads to a ten-year period of market exclusivity being granted following marketing approval of the orphan product. During this market exclusivity period, the EMA or the competent authorities of the EU Member States may only accept an application for or grant marketing authorization to a “similar medicinal product” for the same therapeutic indication as an authorized orphan product if: (i) a second applicant can establish that its product, although similar to the authorized orphan product, is safer, more effective or otherwise clinically superior; (ii) the marketing authorization holder for the authorized orphan product consents to a second medicinal product application; or (iii) the marketing authorization holder for the authorized orphan product cannot supply enough orphan medicinal product. A “similar medicinal product” is defined as a medicinal product containing a similar active substance or substances as contained in an authorized orphan medicinal product, and which is intended for the same therapeutic indication. The market exclusivity period for the authorized therapeutic indication may, however, be reduced to six years if, at the end of the fifth year, it is established that the product no longer meets the criteria for orphan designation because, for example, the product is sufficiently profitable not to justify market exclusivity. Orphan designation must be requested before submitting an application for marketing approval. Orphan designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

The aforementioned EU rules are generally applicable in the EEA.

Reform of the Regulatory Framework in the European Union

The European Commission introduced legislative proposals in April 2023 that, if implemented, will replace the current regulatory framework in the European Union for all medicines (including those for rare diseases and for children). In April 2024, the European Parliament adopted its position on the legislative proposals and, in June 2025, the Council of the European Union adopted its position. A common position on the text was agreed upon on December 11, 2025, in the context of subsequent inter-institutional trilogue negotiations. The proposed revisions remain to be formally adopted into EU law, and are not expected to become applicable before 2028.

Brexit and the Regulatory Framework in the United Kingdom

Following the end of the Brexit transition period on January 1, 2021 and the implementation of the Windsor Framework on January 1, 2025, the United Kingdom is not generally subject to EU laws in respect of medicines. The EU laws that have been transposed into U.K. law through secondary legislation remain applicable in the United Kingdom, however new legislation such as the EU Clinical Trials Regulation is not applicable in the United Kingdom. The MHRA, the U.K. medicines regulator, is now responsible for approving all medicines to be placed on the U.K. market (including Northern Ireland), and EU licensing processes (including the EU centralized procedure) do not apply to such medicines in the United Kingdom. A single U.K.-wide marketing authorization will be granted by the MHRA for all novel medicinal products to be sold in the United Kingdom, enabling products to be sold in a single pack and under a single authorization throughout the United Kingdom. In addition, the new arrangements require all medicines placed on the U.K. market to be labelled “U.K. Only,” indicating they are not for sale in the European Union.

The MHRA has also introduced changes to national licensing procedures, including procedures to prioritize access to new medicines that will benefit patients, including a 150-day assessment and a rolling review procedure. On January 1, 2024, a new international recognition framework was put in place, under which the MHRA may have regard to decisions on the approval of marketing authorizations made by the European Medicines Agency and certain other regulators (including the FDA) when determining an application for a U.K. authorization. The MHRA also has the power to have regard to marketing authorizations approved in EU Member States (or Iceland, Liechtenstein, or Norway) through decentralized or mutual recognition procedures when determining an application for a U.K. authorization.

There is no longer pre-marketing authorization orphan designation in the United Kingdom. Instead, the MHRA reviews applications for orphan designation in parallel to the corresponding marketing authorization application. The criteria are essentially the same, but have been tailored for the market, i.e., the prevalence of the condition in the United Kingdom, rather than the EU, must not be more than five in 10,000. Should an orphan designation be granted, the period of market exclusivity will be set from the date of first approval of the product in the United Kingdom.

Pricing Decisions for Approved Products

In the EU, pricing and reimbursement schemes vary widely from country to country. Some countries provide that products may be marketed only after a reimbursement price has been agreed. Some countries may require the completion of additional studies that compare the cost-effectiveness of a particular product candidate to currently available therapies or so-called health technology assessments, in order to obtain reimbursement or pricing approval. For example, EU Member States have the option to restrict the range of products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. EU Member States may approve a specific price for a product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the product on the market. Other EU Member States allow companies to fix their own prices for products, but monitor and control prescription volumes and issue guidance to physicians to limit prescriptions. Recently, many countries in the European Union have increased the amount of discounts required on pharmaceuticals and these efforts could continue as countries attempt to manage health care expenditures, especially in light of the severe fiscal and debt crises experienced by many countries in the European Union. The downward pressure on health care costs in general, particularly prescription products, has become intense.

As a result, increasingly high barriers are being erected to the entry of new products. Political, economic and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Reference pricing used by various EU Member States, and parallel trade, i.e., arbitrage between low-priced and high-priced EU Member States, can further reduce prices. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any products, if approved in those countries.

Rest of the World Regulation

For other countries outside of Canada, the European Union and the United States, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. Additionally, the clinical trials must be conducted in accordance with GCP requirements and the applicable regulatory requirements and ethical principles that have their origin in the Declaration of Helsinki.

If Oak Hill Bio fails to comply with applicable foreign regulatory requirements, it may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Employees and Human Capital Resources

Historically, Oak Hill Bio has not had any full-time employees and has relied on personnel employed by OHB Parent and affiliates under intercompany arrangements as well as employers of record for services, including research and development services in support of its ongoing BEACON Phase 3 clinical trial of rugonersen. In connection with consummation of the Transactions, Oak Hill Bio intends to transition approximately 12 employees currently employed by its affiliates, including OHB Parent, to direct employment by New Oak Hill Bio in connection with the completion of the Transactions. As of June 30, 2026, Oak Hill Bio had no full-time employees. As Oak Hill Bio advances its BEACON pivotal Phase 3 clinical trial and prepares to operate as a standalone public company, it expects to selectively build its employee base while continuing to utilize an asset-light operating model. Oak Hill Bio does not currently anticipate its future employees to be represented by labor or trade unions or covered by collective bargaining agreements. Oak Hill Bio considers its relationship with its service providers to be good.

Facilities

Since its formation in September 2024, Oak Hill Bio has operated as a virtual company. Oak Hill Bio currently leases dedicated office space in Morristown, NJ at a co-working facility for its U.S. headquarters but otherwise expects to continue operating under an asset-light business model. Should its operating needs change, Oak Hill Bio believes that suitable facilities will be available on commercially reasonable terms.

Legal Proceedings

From time to time, Oak Hill Bio may become involved in or subject to legal proceedings arising in the ordinary course of business. Oak Hill Bio is not currently a party to any material legal proceedings.

OAK HILL BIO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Oak Hill Bio’s financial condition and results of operations together with Oak Hill Bio’s unaudited condensed consolidated financial statements as of June 30, 2026 and for the six months ended June 30, 2026 and 2025 and its audited consolidated financial statements as of December 31, 2025 and 2024 and for the years ended December 31, 2025 and for the period from inception (September 16, 2024) through December 31, 2024 and related notes and other financial information included elsewhere in this proxy statement/prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to Oak Hill Bio’s plans and strategy for its business and the PIPE Financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this proxy statement/prospectus, Oak Hill Bio’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. See also “Cautionary Note Regarding Forward-Looking Statements.”

Overview

Oak Hill Bio is a clinical-stage biotechnology company focused on acquiring and developing promising therapeutics for rare diseases with significant unmet need that have been deprioritized by pharmaceutical companies. Oak Hill Bio’s lead program, rugonersen (OHB-724), is an ASO in Phase 3 clinical development as a potential treatment for Angelman syndrome. Angelman syndrome is a rare neurodevelopmental disorder with no approved disease-modifying therapies. Angelman syndrome affects approximately one in 12,000 to 20,000 live births annually, with approximately 30,000 diagnosed patients in the United States and the five major European Union countries. In June 2026, Oak Hill Bio initiated BEACON, a pivotal Phase 3 clinical trial evaluating rugonersen in pediatric and adult participants with Angelman syndrome, and is currently enrolling participants. Oak Hill Bio expects initial top-line data in early 2029, and if the trial is successful, with an NDA submission in the second half of 2029. Oak Hill Bio, as sponsor, has contracted with a CRO to conduct BEACON on its behalf.

Oak Hill Bio was formed as a wholly owned subsidiary of OHB Parent in September 2024, licensed rugonersen from Roche in February 2025 and raised gross proceeds of $32.5 million from the sale of OHB Series A Shares in April 2026. Oak Hill Bio seeks to apply a focused, capital-efficient operating model to programs with compelling biology, substantial unmet need, and existing clinical or translational work that may support an efficient development path. Oak Hill Bio believes its model can create value by taking forward programs that may have been deprioritized despite data Oak Hill Bio views as promising. Oak Hill Bio’s initial focus is to develop rugonersen through registration for the treatment of Angelman syndrome. Over time, Oak Hill Bio may expand its pipeline through additional acquisitions, licenses and collaborations. Oak Hill Bio does not currently have any employees and contracts for services from individuals employed by its parent company and affiliated entities through intercompany arrangements in support of its ongoing research and development efforts and other business operations. New Oak Hill Bio intends to enter into employment arrangements with the individuals expected to serve as executive officers of the combined company, and other key service providers for its research and development efforts in connection with the consummation of the Transactions. See “Information About Oak Hill Bio—Employees and Human Capital Resources” for additional information.

Oak Hill Bio has incurred significant operating losses since inception. Its net losses were $13.5 million for the six months ended June 30, 2026, and $15.6 million for the year ended December 31, 2025 and $0.4 million for the period from inception (September 16, 2024) through December 31, 2024. Oak Hill Bio had an accumulated deficit of $29.5 million as of June 30, 2026. Oak Hill Bio expects to continue to incur significant and increasing expenses and operating losses and negative operating cash flows for the foreseeable future as it advances rugonersen and any other product candidates through clinical development, expands its pipeline by acquiring (including through in-licensing or collaborations) additional product candidates, and seeks regulatory approvals for rugonersen and any future pipeline candidates. Oak Hill Bio’s net losses may fluctuate significantly from quarter to quarter and year to year depending on the timing of its preclinical studies, initiation and conduct of any clinical trials, and its expenditures on other research and development activities, including the expansion of its pipeline.

Oak Hill Bio does not have any product candidates approved for sale and has not generated any revenue from product sales. Oak Hill Bio will not generate revenue from product sales unless and until it successfully obtains regulatory approval for rugonersen or any other product candidates, if ever, and as appropriate, moves pipeline candidates into the clinic and completes clinical development. If Oak Hill Bio obtains regulatory approval for rugonersen and any other product candidates and does not enter into third-party commercialization partnerships, Oak Hill Bio expects to incur significant expenses related to developing commercialization capabilities to support product sales, marketing, manufacturing, and distribution activities. As a result, Oak Hill Bio will need substantial additional funding to support its continuing operations and pursue its development and growth strategy. Until it can generate significant revenue from product sales, if it ever does, Oak Hill Bio expects to finance its operations through a combination of public or private offerings of securities, debt financings or other sources, such as potential collaboration agreements, strategic alliances, and licensing arrangements. Oak Hill Bio may be unable to raise additional funds or enter into such other agreements or arrangements when needed on acceptable terms, or at all. Oak Hill Bio’s failure to raise capital or enter into such agreements as and when needed could have a negative effect on its business, results of operations and financial condition.

Recent Developments

Business Combination Agreement

On July 26, 2026, Oak Hill Bio and all of its shareholders entered into the Business Combination Agreement with RACC pursuant to which, among other things and subject to the terms and conditions contained therein, RACC will redomicile as a Delaware corporation in the Domestication, and then acquire 100% of the outstanding shares in Oak Hill Bio’s capital from its shareholders in exchange for newly issued shares of New OHB Common Stock pursuant to the Share Acquisition. Following consummation of the Share Acquisition, Oak Hill Bio will be a wholly-owned subsidiary of RACC, and RACC will rename itself “Oak Hill Bio Inc.” These transactions are referred to throughout this proxy statement/prospectus as the Transactions.

The Transactions are expected to be accounted for as a reverse recapitalization. Oak Hill Bio will be deemed the accounting predecessor and the combined entity will be the successor SEC registrant, meaning that Oak Hill Bio’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. Under this method of accounting, RACC will be treated as the acquired company for financial statement reporting purposes. The most significant change in the successor’s future reported financial position and results are expected to be an estimated net increase in cash, cash equivalents and short-term marketable securities (as compared to Oak Hill Bio’s balance sheet at June 30, 2026) of approximately $130.0 million, including $55.0 million in gross proceeds from the PIPE Financing, which is contingent upon the substantially concurrent consummation of the Transactions. Total transaction costs of RACC are estimated at approximately $5.8 million. See “Unaudited Pro Forma Condensed Combined Financial Information.”

As a result of the Transactions, Oak Hill Bio will become the successor to an SEC-registered and Nasdaq-listed company, which will require Oak Hill Bio to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Oak Hill Bio expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees.

Series A Financing

In April 2026, Oak Hill Bio issued and sold an aggregate of 32,500,000 OHB Series A Shares, for aggregate gross proceeds of $32.5 million, at a subscription price of $1.00 per OHB Series A Share. Oak Hill Bio incurred

$0.6 million of offering costs in connection with the sale of the OHB Series A Shares. The OHB Series A Shares rank senior to Oak Hill Bio’s ordinary shares and are convertible into ordinary shares on a one-for-one basis (subject to adjustment), with conversion (a) available at the election of individual holders (i) at any time after nine months from April 16, 2026 (the date of adoption of Oak Hill Bio’s articles) or (ii) upon a direction by the holders of a majority of the OHB Series A Shares, or (b) automatically immediately prior to a Qualifying Transaction (as defined in Oak Hill Bio’s current articles). The Transactions are expected to be deemed a “Qualifying Transaction” and accordingly, all outstanding OHB Series A Shares are expected to be acquired on an as-converted basis for shares of RACC in the Share Acquisition portion of the Transactions, following which Oak Hill Bio will become a wholly-owned subsidiary of RACC. Oak Hill Bio’s Series A financing round was co-led by Balyasny Asset Management, venBio, and Janus Henderson Investors with participation from KCap Biotechnology Fund, all of whom are expected to be significant stockholders of New Oak Hill Bio following consummation of the Transactions. See “Beneficial Ownership of Securities.”

Roche Agreement

In February 2025, Oak Hill Bio entered into the Roche Agreement for an exclusive, royalty-bearing license to develop, manufacture and commercialize rugonersen. Oak Hill Bio is responsible for the development and commercialization of rugonersen in all indications worldwide. Under the Roche Agreement, Oak Hill Bio paid Roche an upfront license fee of $0.5 million, which was recognized within research and development expenses in 2025. Oak Hill Bio also agreed to pay Roche up to an aggregate of $53.5 million based on the achievement of specified development and regulatory milestones, of which $3.5 million was paid in 2025 for the first milestone event upon successful regulatory interactions (and recognized within research and development expenses in 2025). In July 2026, Oak Hill Bio announced dosing of the first participant in the BEACON Phase 3 clinical trial of rugonersen for Angelman Syndrome. Pursuant to the Roche Agreement, upon dosing of the first participant in a Phase 3 trial, $2.5 million is due to Roche under the agreed upon payment terms. In consideration of the materials provided by Roche, Oak Hill Bio paid $1.0 million, this was also recognized within research and development expenses in 2025. Upon commercialization, Oak Hill Bio is required to make milestone payments to Roche aggregating up to $105.0 million tied to the achievement of annual net sales targets. There are no annual or maintenance fees payable under the Roche License Agreement.

Additionally, Oak Hill Bio is required to pay Roche during a product-by-product and country-by-country term, royalties ranging from a high single digit to low teens percentage of worldwide annual net sales. The royalty term commences on the date of first commercial sale of the licensed product in a given territory and expires on a country-by-country basis, on the latest of (a) the 12th anniversary of the date of the first commercial sale, (b) the expiration of the last-to-expire licensed patent in the given territory, or (c) the expiration of any regulatory exclusivity period for the licensed product in the given territory.

There are additional potential payments set out in the Roche Agreement that terminate in connection with the consummation of certain transactions and issuance of ordinary shares of Oak Hill Bio to Roche. Accordingly, consummation of the Transactions is expected to result in (i) the issuance of approximately 7,110,938 Oak Hill Bio Shares to Roche immediately prior to consummation of the Transactions (which will be exchanged for approximately 982,326 New OHB shares) and (ii) termination of Oak Hill Bio’s obligation to make such additional payments to Roche, as set forth in the Roche Agreement. The shares to be issued to Roche will be acquired by RACC in the Share Acquisition. For more information regarding the Roche Agreement see Information about Oak Hill Bio—Licensing Agreement—Roche Agreement and Note 6 or Note 8 to Oak Hill Bio’s annual and interim financial statements, respectively, included elsewhere in this proxy statement/prospectus.

Roche Predecessor Financial Information for Rugonersen

Roche’s historical financial information relating to rugonersen was not made available to Oak Hill Bio and was not used or relied upon by Oak Hill Bio in evaluating, negotiating, or determining the upfront payment, milestones, or other payments under the Roche Agreement. Oak Hill Bio has no contractual right to obtain or compel the preparation of historical financial information for rugonersen for 2024 (the period prior to the February 2025 Roche Agreement). Accordingly, predecessor financial statements for rugonersen for 2024 are not available. In light of Roche’s June 2023 announcement that it was discontinuing active development of rugonersen, Oak Hill Bio believes that Roche’s development activities (and related expenses) in 2024 primarily related to winding down the then-ongoing open-label extension (OLE) portion of the Phase 1 TANGELO clinical trial of rugonersen and related clinical data management and other regulatory and administrative activities necessary to responsibly and ethically conclude the trial. Oak Hill Bio does not believe that Roche generated significant additional technology, know-how or intellectual property that contributed to the value of rugonersen that Oak Hill Bio acquired under the Roche Agreement. Notably, the primary data supporting Oak Hill Bio’s ongoing development of rugonersen was generated prior to 2024 in the dose escalation (multiple ascending dose or MAD) and early maintenance dosing (long-term extension or LTE) portions of the TANGELO trial. Oak Hill Bio believes that wind-down activities conducted by Roche, a large pharmaceutical company that conducted clinical trials and manufacturing in-house, are significantly different in both kind and expense from the types of development activities that Oak Hill Bio, a pre-commercial biotechnology company, is undertaking to further develop rugonersen. However, to assist investors in understanding the significance of the unavailable historical financial information related to rugonersen, Oak Hill Bio’s management has developed a good-faith estimate of the costs that it believes were incurred by Roche in 2024 (the period prior to the February 2025 Roche Agreement). Based on available information regarding Roche’s clinical trial wind-down activities, and management’s experience overseeing similar clinical development programs, management estimates that these costs were approximately $1.0 million to $3.5 million, consisting primarily of research and development expenses associated with patient dosing, follow-up, clinical site monitoring and close-out, clinical operations, regulatory compliance and other trial maintenance and termination activities. This estimate is not derived from Roche’s historical accounting records, which are unavailable to Oak Hill Bio, and should not be considered representative of Roche’s actual historical financial results. Oak Hill Bio believes that these estimated costs are not representative of, and are insignificant relative to, its total rugonersen expenses incurred to date and what Oak Hill Bio expects to incur going forward, which will be significantly larger and reflect its BEACON Phase 3 clinical trial and, if successful, regulatory submission and commercialization activities. For the six months ended June 30, 2026 and the year ended December 31, 2025, Oak Hill Bio had $10.7 million and $14.3 million, respectively, of research and development expense.

Oak Hill Bio SAFEs

Concurrently with the execution of the Business Combination Agreement, each of the SAFE Holders, being RA Capital Healthcare Fund, L.P. and RA Capital Nexus Fund IV, L.P., entered into an Oak Hill Bio SAFE with Oak Hill Bio, pursuant to which the SAFE Holders provided interim financing to Oak Hill Bio in the aggregate principal amount of $45,000,000, bearing interest at a rate of 8% per annum (all of such proceeds were received in July 2026). The Oak Hill Bio SAFEs will convert into ordinary shares of Oak Hill Bio immediately prior to the closing of the Share Acquisition, provided that if the Oak Hill Bio SAFEs remain outstanding for a period of 18 months from the date of execution, the Oak Hill Bio SAFEs will convert into OHB Series A Shares.

Financial Operations Overview

Revenue

Oak Hill Bio has not generated any revenue from product sales, and does not expect to generate any revenue from the sale of rugonersen or any other products in the near future. During the six months ended June 30, 2026 and 2025 and the years ended December 31, 2025 and 2024, Oak Hill Bio recognized no collaboration revenue.

Operating Expenses

General and Administrative

General and administrative expenses consist primarily of employee related costs, including salaries, bonuses, benefits and other related costs for Oak Hill Bio’s executive and administrative functions (and are expected to include stock-based compensation expense after consummation of the Transactions). General and administrative expenses also include professional services, including legal, finance, accounting, human resources, and other consulting fees.

Oak Hill Bio anticipates that its general and administrative expenses will increase to support its current planned development of rugonersen and executes on its strategy. If the Transactions are completed, Oak Hill Bio expects to incur increased costs associated with being a public company and maintaining controls over financial reporting, including costs of accounting, audit, legal, regulatory, compliance and director and officer insurance costs, as well as investor and public relations expenses. Oak Hill Bio also expects to have stock-based compensation expense as it grants equity-based compensation.

Research and Development Expenses

Research and development expenses primarily consist of costs incurred for Oak Hill Bio’s research and development activities, including the initial upfront payments to Roche for rugonersen, clinical development of rugonersen, salaries and benefits and third-party license fees. Oak Hill Bio expenses research and development costs as incurred, which expenses include or are expected to include:

•	employee-related expenses, including salaries, bonuses, benefits, and other related costs for those employees involved in research and development efforts;

•	expenses incurred under agreements with CROs that conduct or will conduct its preclinical studies and clinical trials;

•

costs of purchasing lab supplies and non-capital equipment used in its preclinical activities and in manufacturing preclinical study materials, as well as supplies and materials used to manufacture clinical trial materials;

•	costs of outside consultants and contractors engaged in research and development activities, including their fees and travel expenses;

•	payments made under third-party licensing agreements, such as the Roche Agreement; and

•	direct and allocated expenses for facilities, if any.

Costs for certain activities are recognized based on an evaluation of the progress to completion of specific tasks using data such as information provided to Oak Hill Bio by its vendors and analyzing the progress of its preclinical studies, clinical trials or other services performed. Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are capitalized. The capitalized amounts are expensed as the related goods are delivered or the services are performed. Significant judgment and estimates are made in determining the accrued expense balances and prepaid expense balances at the end of any reporting period.

The successful development of rugonersen and any other product candidates is highly uncertain. Oak Hill Bio plans to substantially increase its research and development expenses for the foreseeable future as it advances BEACON, the pivotal Phase 3 clinical trial of rugonersen and executes on its strategy to identify and acquire (including through in-licensing or collaboration) other assets for further development. Oak Hill Bio cannot determine with certainty the timing or costs of current or future nonclinical or preclinical studies and clinical trials of rugonersen or potential future product candidates due to the inherently unpredictable nature of preclinical and clinical development. Clinical and preclinical development timelines, the probability of success and development costs can differ materially from expectations. Oak Hill Bio anticipates that it will make determinations as to which product candidates to pursue and how much funding to direct to rugonersen and any future product candidates on an ongoing basis in response to the results of ongoing and future preclinical studies and clinical trials, regulatory developments, and its ongoing assessments as to each product candidate’s commercial potential. Oak Hill Bio’s clinical development costs are expected to increase significantly as it advances the BEACON pivotal Phase 3 clinical trial of rugonersen for Angelman syndrome and executes on its strategy to identify and acquire (including through in-licensing or collaboration) other assets for further development, although the timing and amount of such expenses are uncertain. There are numerous risks associated with developing product candidates, including the uncertainty of:

•	the scope, rate of progress, and expenses of research and development activities, including any preclinical studies, clinical trials and other research and development activities;

•	establishing an appropriate safety profile with IND-enabling studies;

•	successful enrollment in and completion of clinical trials;

•	whether product candidates show safety and efficacy in clinical trials;

•	receipt of marketing approvals from applicable regulatory authorities;

•	making arrangements with third-party manufacturers;

•	obtaining and maintaining patent and trade secret protection and regulatory exclusivity for product candidates;

•	the ability to manufacture product candidates at an acceptable scale, quality and cost;

•	commercializing product candidates, if and when approved, whether alone or in collaboration with others; and

•	continued acceptable safety profile of products following any regulatory approval.

Any changes in the outcome of any of these variables with respect to the development of rugonersen and any other product candidates could mean a significant change in the costs and timing associated with the development of these product candidates. Oak Hill Bio may never succeed in achieving regulatory approval for rugonersen or any other product candidates. Oak Hill Bio may obtain unexpected results from its clinical trials. Oak Hill Bio may elect to discontinue, delay or modify clinical trials of rugonersen or other product candidates or focus on other product candidates. For example, if the FDA, EMA or another regulatory authority were to delay the planned start of clinical trials or require Oak Hill Bio to conduct clinical trials or other testing beyond those that it currently expects or if it experiences significant delays in enrollment in any planned clinical trial, Oak Hill Bio could be required to expend significant additional financial resources and time on the completion of clinical development of that product candidate.

Other Income (Expense)

Other income (expense) primarily consists of gain or loss on foreign currency transactions. Oak Hill Bio uses U.S. dollars as the functional and reporting currency in its financial statements, and reports gains and losses on translation from other currencies as other income (expense) in the statements of operations.

Results of Operations

Comparison of the Six Months Ended June 30, 2026 and 2025

The following table summarizes Oak Hill Bio’s results of operations for the six months ended June 30, 2026 and 2025:

	Six Months Ended June 30,
(in thousands)	2026	2025
Operating expenses
General and administrative	$2,813	$710
Research and development	10,695	2,210

Total operating expenses	13,508	2,920

Operating loss	(13,508)	(2,920)
Other income (expense):
Foreign currency gain (loss)	1	(38)

Total other income (expense)	1	(38)
Loss from operations before taxes	(13,507)	(2,958)
Income tax expense	—	—

Net loss	$(13,507)	$(2,958)

General and Administrative Expenses

The following table summarizes Oak Hill Bio’s general and administrative expenses for the six months ended June 30, 2026 and 2025:

	Six Months Ended June 30,
(in thousands)	2026	2025
Personnel costs	$643	$51
Professional fees	2,051	659
Other general and administrative expenses	119	—

Total general and administrative expenses	$2,813	$710

General and administrative expenses were $2.8 million for the six months ended June 30, 2026, compared to $0.7 million for the six months ended June 30, 2025. The increase was primarily due to increased professional fees (both for legal and audit) in anticipation of the Transactions, which resulted in approximately $2.0 million of professional fees, with the remaining increase primarily due to an increase in general and administrative personnel costs attributed to the increase in allocated expenses from OHB Parent, as compared to the six months ended June 30, 2025 where costs primarily related to legal costs associated with restarting the rugonersen program.

Research and Development Expenses

The following table summarizes Oak Hill Bio’s research and development expenses for the six months ended June 30, 2026 and 2025:

	Six Months Ended June 30,
(in thousands)	2026	2025
License costs	$—	$500
Clinical research	8,595	1,310
Personnel costs	2,066	394
Other research and development expenses	34	6

Total research and development expenses	$10,695	$2,210

Research and development expenses were $10.7 million for the six months ended June 30, 2026, compared to $2.2 million for the six months ended June 30, 2025. The increase was primarily due to increases in clinical research and personnel costs as rugonersen progressed into a Phase 3 clinical trial, as well as an increase of research and development personnel costs attributed to the increase in allocated expenses from OHB Parent, as compared to the six months ended June 30, 2025 during which research and development expenses primarily related to payments to Roche under the Roche Agreement and initial activation costs to restart the rugonersen program.

Other Income (Expense)

Other income, was $1 thousand for the six months ended June 30, 2026, compared to $38 thousand of other expense for the six months ended June 30, 2025. The change reflects foreign currency gains and losses as a result of foreign currency fluctuations in each period.

Comparison of the Years Ended December 31, 2025 and 2024

The following table summarizes Oak Hill Bio’s results of operations for the years ended December 31, 2025 and 2024:

	Year Ended December 31,
(in thousands)	2025	2024
Operating expenses
General and administrative	1,297	15
Research and development	14,302	342

Total operating expenses	15,599	357

Operating loss	(15,599)	(357)
Other expense:
Foreign currency loss	(51)	—

Total other expense	(51)	—
Loss from operations before taxes	(15,650)	(357)
Income tax expense	—	—

Net loss	(15,650)	(357)

General and Administrative Expenses

The following table summarizes Oak Hill Bio’s general and administrative expenses for the years ended December 31, 2025 and 2024:

	Year Ended December 31,
(in thousands)	2025	2024
Personnel costs	167	—
Professional fees	1,102	—
Other general and administrative expenses	28	15

Total general and administrative expenses	1,297	15

General and administrative expenses were $1.3 million for the year ended December 31, 2025, compared to $0.01 million for the year ended December 31, 2024. The increase was primarily due to a full year of expenses as Oak Hill Bio began operations after being formed in the third quarter of 2024.

Research and Development Expenses

The following table summarizes Oak Hill Bio’s research and development expenses for the years ended December 31, 2025 and 2024:

	Year Ended December 31,
(in thousands)	2025	2024
License costs	4,000	—
Clinical research	8,211	342
Personnel costs	2,068	—
Other research and development expenses	23	—

Total research and development expenses	14,302	342

Research and development expenses were $14.3 million for the year ended December 31, 2025, compared to $0.3 million for the year ended December 31, 2024. The increase was primarily due to payments to Roche under the Roche Agreement, as well as reflecting a full year of expenses as Oak Hill Bio begin operations as a stand-alone company after being formed in the third quarter of 2024.

Other Expense, Net

Other expense, net was $0.05 million for the year ended December 31, 2025, compared to nil for the year ended December 31, 2024. The change reflects foreign currency translation losses.

Liquidity and Capital Resources

Sources of Liquidity

Oak Hill Bio was formed as a wholly owned subsidiary of OHB Parent in September 2024. Since inception, Oak Hill Bio has generated recurring net losses. Oak Hill Bio has not yet commercialized any products and does not expect to generate revenue from sales of rugonersen or any other products for several years, if at all. Since inception, Oak Hill Bio has funded its operations primarily through capital contributions from OHB Parent and proceeds from its April 2026 Series A financing, and most recently the Oak Hill Bio SAFEs. To date, Oak Hill Bio has raised approximately $32.5 million of aggregate gross proceeds from its April 2026 Series A financing, $45.0 million from the July 2026 Oak Hill Bio SAFEs and converted $15.9 million of payables due OHB Parent into 1,000,000 ordinary shares.

Since inception, Oak Hill Bio has incurred significant operating losses and, as of June 30, 2026, had an accumulated deficit of $29.5 million. Oak Hill Bio expects to continue to incur significant expenses, operating losses, and negative operating cash flows for the foreseeable future. In addition, Oak Hill Bio has not yet commercialized any product and does not expect to generate revenue from sales of rugonersen or any other products for several years, if at all. As of June 30, 2026 and July 31, 2026, Oak Hill Bio held $27.0 million and $63.0 million of cash, respectively. Based upon its current operating plans, Oak Hill Bio expects that the proceeds from its April 2026 Series A financing and the estimated net proceeds from the consummation of the Transactions (including conversion of the Oak Hill Bio SAFEs, which were funded in July 2026) and the PIPE Financing will be sufficient to fund its operating expenses and capital expenditure requirements through submission of the NDA for rugonersen, currently anticipated in the second half of 2029. Based on Oak Hill Bio’s current operating plan and transactions executed through the date that its financial statements included in this proxy statement/prospectus are issued, and including the $45.0 million of gross proceeds from the July 2026 Oak Hill Bio SAFEs, Oak Hill Bio believes that it will have sufficient funds to meet its obligations for the next 12 months. Oak Hill Bio has based these estimates on assumptions that may prove to be wrong, and it could expend its capital resources sooner than expected. Oak Hill Bio may also pursue additional cash resources through public or private equity, collaborations or debt financings. There is no assurance that Oak Hill Bio will be successful in obtaining sufficient financing on acceptable terms to continue funding its operations.

Funding Requirements

Oak Hill Bio expects to continue to incur significant expenses, operating losses, and negative operating cash flows for the foreseeable future as it advances rugonersen through the BEACON pivotal Phase 3 clinical trial, and any future pipeline candidates into the clinic and through clinical trials, seeks regulatory approval of rugonersen and any other future product candidates and pursues commercialization of any approved products. In addition, if the Transactions are completed, Oak Hill Bio expects to incur costs associated with operating as a public company.

Because of the numerous risks and uncertainties associated with research, development and commercialization of its product candidates, Oak Hill Bio is unable to estimate the exact amount of its working capital requirements.

Oak Hill Bio’s future capital requirements will depend on many factors, including:

•	the scope, progress, results, and costs of discovery, preclinical development, laboratory testing, manufacturing and clinical trials for rugonersen and other product candidates it may develop;

•	the cost of acquiring additional assets and expanding its pipeline;

•	the extent to which Oak Hill Bio partners its programs, or acquires (including through licenses and collaborations) other product candidates and technologies;

•	the outcome, timing and cost of meeting regulatory requirements established by the FDA, EMA and other regulatory authorities;

•	the timing and amount of milestone and royalty payments that Oak Hill Bio is required to make or eligible to receive under current and any future collaboration and license agreements;

•	Oak Hill Bio’s headcount growth and associated costs when it expands its research and development efforts;

•	the cost of expanding, maintaining and enforcing its intellectual property portfolio, including filing, prosecuting, defending and enforcing its patent claims and other intellectual property rights;

•	the cost of defending potential intellectual property disputes, including patent infringement actions brought by third parties against it or any of its product candidates;

•	the costs and timing of future commercialization activities, including product manufacturing, marketing, sales and distribution, for any product candidates for which it receives marketing approval;

•	the cost and timing of completion of commercial-scale manufacturing activities;

•	the effect of competing technological and market developments; and

•	if the Transactions are completed, the costs of operating as a public company.

Until such time, if ever, as Oak Hill Bio can generate substantial product revenues to support its cost structure, Oak Hill Bio expects to finance its cash needs through a combination of equity offerings, debt financings, collaborations and other similar arrangements. To the extent that Oak Hill Bio raises additional capital through the sale of equity or convertible debt securities, the ownership interest of its shareholders will be or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of its common shareholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting Oak Hill Bio’s ability to take specific actions, such as incurring additional debt, making capital expenditures, or declaring dividends. If Oak Hill Bio raises funds through collaborations, or other similar arrangements with third parties, it may have to relinquish valuable rights to its technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to it and/or may reduce the value of its common shares. If Oak Hill Bio is unable to raise additional funds through equity or debt financings when needed, it may be required to delay, limit, reduce or terminate its product research and development or grant rights to develop and market its product candidates even if it would otherwise prefer to develop and market such drug candidates itself.

Cash Flows

Comparison of the Six Months Ended June 30, 2026 and 2025

The following table summarizes Oak Hill Bio’s cash flows for the six months ended June 30, 2026 and June 30, 2025:

	Six Months Ended June 30,
(in thousands)	2026	2025
Net cash (used in) provided by:
Operating activities	$(11,768)	$(3,260)
Financing activities	38,750	3,260

Net increase in cash	$26,982	$—

Cash Used in Operating Activities

Net cash used in operating activities was $11.8 million for the six months ended June 30, 2026 primarily resulting from a net loss of $13.5 million, along with changes in its operating assets and liabilities of $1.7 million.

Net cash used in operating activities was $3.3 million for the six months ended June 30, 2025, primarily resulting from a net loss of $3.0 million, along with changes in its operating assets and liabilities of $0.3 million.

Cash Provided by Financing Activities

Net cash provided by financing activities was $38.8 million for the six months ended June 30, 2026 and reflected the issuance of the OHB Series A shares with net proceeds of $31.9 million, payments by OHB Parent on behalf of Oak Hill Bio in the amount of $7.3 million, and payment of deferred offering costs of $0.4 million.

Net cash provided by financing activities was $3.3 million for the six months ended June 30, 2025 and reflected payments by OHB Parent on behalf of Oak Hill Bio.

Comparison of the Years Ended December 31, 2025 and 2024

The following table summarizes Oak Hill Bio’s cash flows for the years ended December 31, 2025 and December 31, 2024:

	Year Ended December 31,
(in thousands)	2025	2024
Net cash (used in) provided by:
Operating activities	$(15,835)	$(141)
Financing activities	15,835	141

Net increase (decrease) in cash	$—	$—

Cash Used in Operating Activities

Net cash used in operating activities was $15.8 million for the year ended December 31, 2025 primarily resulting from a net loss of $15.6 million, along with changes in its operating assets and liabilities of $(0.2) million.

Net cash used in operating activities was $0.2 million for the year ended December 31, 2024, primarily resulting from a net loss of $0.4 million, along with changes in its operating assets and liabilities of $0.2 million.

Cash Provided by Financing Activities

Net cash provided by financing activities was $15.8 million for the year ended December 31, 2025 and reflected payments by OHB Parent on behalf of Oak Hill Bio.

Net cash provided by financing activities was $0.1 million for the year ended December 31, 2024 and reflected payments by OHB Parent on behalf of Oak Hill Bio.

Critical Accounting Policies and Estimates

Oak Hill Bio’s financial statements have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these financial statements requires Oak Hill Bio to make judgments and estimates that affect the reported amounts of assets, liabilities, costs and expenses and the disclosure of contingent assets and liabilities in Oak Hill Bio’s financial statements. Oak Hill Bio bases its estimates and judgments on an ongoing basis, and bases its estimates on historical experience, known trends and events and various other factors that Oak Hill Bio believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Oak Hill Bio evaluates its estimates and assumptions on an ongoing basis in light of changes in circumstances, facts and experience. Oak Hill Bio’s actual results may differ from these estimates under different assumptions or conditions. The effects of material revisions in estimates, if any, will be reflected in the financial statements prospectively from the date of change in estimates.

While Oak Hill Bio’s significant accounting policies are more fully described in Note 2 to its financial statements included elsewhere in this proxy statement/prospectus, Oak Hill Bio believes that the following accounting policies are those most critical to the judgments and estimates used in the preparation of its financial statements.

Research and Development Expenses and Acquired In-Process Research and Development (“IPR&D”)

As part of the process of preparing these financial statements, Oak Hill Bio is required to estimate its accrued research and development expenses, including IPR&D. This process involves reviewing open contracts and purchase orders, communicating with internal personnel and vendors to identify services that have been performed on its behalf and estimating the level of service performed and the associated cost incurred for the service when it has not yet been invoiced or otherwise notified of actual costs. For IPR&D, this requires assessing development milestones to determine if an event triggering an obligation to pay the milestone has occurred. The majority of Oak Hill Bio’s service providers require advance payments; however, some providers invoice it in arrears for services performed, on a pre-determined schedule or when contractual milestones are met. Oak Hill Bio makes estimates of its accrued expenses and IPR&D as of each balance sheet date in the financial statements based on facts and circumstances known to it at that time. Oak Hill Bio periodically confirms the accuracy of the estimates with the service providers and makes adjustments if necessary.

Oak Hill Bio recognizes expenses related to research and development and IPR&D as incurred. The financial terms of its service provider and acquired IPR&D agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. In accruing fees, Oak Hill Bio estimates the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, it adjusts the accrual or prepaid expense accordingly. Although Oak Hill Bio does not expect its estimates to be materially different from amounts actually incurred, nor its achievement of milestones under its IPR&D agreements, its understanding of the status and timing of services performed or achievement of milestones relative to the actual status and timing of services performed or achievement of milestones may vary and may result in reporting amounts that are too high or too low in any particular period. To date, Oak Hill Bio has not made any material adjustments to its prior estimates of accrued research and development expenses or IPR&D.

Recent Accounting Pronouncements

A description of recently issued and recently adopted accounting pronouncements applicable to Oak Hill Bio’s financial position and results of operations is included in Note 2 to its financial statements included elsewhere in this proxy statement/prospectus.

EXECUTIVE AND DIRECTOR COMPENSATION

Unless the context otherwise requires, any references in this section of this proxy statement/prospectus to “Oak Hill Bio” refer to Oak Hill Bio prior to the consummation of the Transactions and to New Oak Hill Bio and its consolidated subsidiaries following consummation of the Transactions. The following discussion contains forward-looking statements based on Oak Hill Bio’s current plans, considerations, expectations and determinations regarding New Oak Hill Bio’s future compensation programs. The actual amount and form of compensation and the compensation policies and practices that New Oak Hill Bio adopts in the future may differ materially from currently planned programs as summarized in this discussion.

Oak Hill Bio was formed in September 2024 as a wholly owned subsidiary of OHB Parent. Oak Hill Bio has not had any employees since its formation through the date of this proxy statement/prospectus, and accordingly, did not have any employees during fiscal year 2024 or 2025. The individuals serving as “executive officers” of Oak Hill Bio, as such term is defined in Rule 3b-7 under the Exchange Act, in 2025 were employed by OHB Parent or affiliated entities. Executive management and operational services were also provided by personnel employed by OHB Parent or other affiliated entities pursuant to intercompany service arrangements, as well as by third-party service providers pursuant to other service arrangements. These individuals serving as executive officers of Oak Hill Bio also provided services to other entities affiliated with OHB Parent. See “Certain Relationships and Related Person Transactions—Certain Relationships and Related Person Transactions—Oak Hill Bio—Intercompany Arrangements with OHB Parent” for more information regarding the intercompany service arrangements and the aggregate costs allocated to Oak Hill Bio thereunder.

New Oak Hill Bio will be an emerging growth company and a “smaller reporting company”. For purposes of the disclosures below regarding New Oak Hill Bio’s anticipated executive compensation arrangements, Oak Hill Bio has opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act.

2025 Summary Compensation

As noted above, during fiscal year 2025, Oak Hill Bio had no employees. Josh Distler, Ike Greenstein and Sharon Morriss were the individuals who both (i) served as “executive officers” of Oak Hill Bio during fiscal year 2025 and (ii) are expected to serve as executive officers of the combined company, New Oak Hill Bio. Each of these individuals was employed and compensated by OHB Parent or affiliated entities pursuant to the compensation practices, plans and arrangements maintained by the applicable employing entity. Their compensation was determined based on their broader responsibilities across OHB Parent and its affiliated entities and was not separately determined based on services provided to Oak Hill Bio. During fiscal year 2025, Mr. Greenstein and Ms. Morriss devoted no more than 25% of their time to Oak Hill Bio, and Mr. Distler, no more than 40%.

New Oak Hill Bio expects to adopt compensation and benefit arrangements for its executive officers that are typical of U.S. precommercial clinical stage biotechnology companies in connection with or prior to the consummation of the Transactions, as described below, and intends to disclose the material terms of those arrangements when required under applicable disclosure rules. See “Certain Relationships and Related Person Transactions—Certain Relationships and Related Person Transactions—Oak Hill Bio—Intercompany Arrangements with OHB Parent” for more information regarding the intercompany service arrangements and the aggregate costs allocated to Oak Hill Bio thereunder.

2026 Share Option and Grant Plan

Oak Hill Bio’s 2026 Share Option and Grant Plan (the “2026 Plan”) was adopted by the Oak Hill Bio Board on [●], 2026. The 2026 Plan provides for the grant of non-qualified share options / non-tax favoured share options (“NSOs”), restricted share awards, unrestricted share awards and restricted share units to employees, directors, consultants and other key persons of Oak Hill Bio and its subsidiaries. This summary is not a complete description of all provisions of the 2026 Plan.

As of [●], 2026, [●] ordinary shares of Oak Hill Bio had been reserved for issuance under the 2026 Plan, of which [●] shares remained available for grant. Shares issued by Oak Hill Bio through the assumption or substitution of awards in connection with a future acquisition of another entity will not reduce the shares available for issuance under the 2026 Plan. As of [●], 2026, options to purchase [●] shares remained outstanding, and [●] restricted shares remained outstanding and subject to repurchase under the 2026 Plan. No restricted share units have been granted under the 2026 Plan.

The Oak Hill Bio Board or a committee designated by the Oak Hill Bio Board administers the 2026 Plan and awards granted thereunder. Subject to the terms of the 2026 Plan, the administrator has the authority to, among other things, select the persons to whom awards would be granted, construe and interpret the 2026 Plan and to prescribe, amend, expand, modify, and rescind or terminate rules and regulations relating to the 2026 Plan. Persons eligible to participate in the 2026 Plan are those full or part-time officers, employees, non-employee directors, consultants and key persons as selected from time to time by the administrator in its discretion.

The 2026 Plan provides for the grant NSOs to employees, directors and consultants. The exercise price of share options may not be less than the fair market value of the shares on the date of grant (unless the grant is to a person who is not subject to U.S. taxes), and the term of an option may not exceed ten years. Vesting and other terms are determined by the administrator and set forth in the applicable award agreement.

Restricted share awards may be granted subject to vesting conditions based on continued service or performance goals, with unvested shares generally forfeited or subject to repurchase upon termination of service. A restricted share award is an issuance of shares subject to restrictions that the administrator may impose. These restrictions may be based on completion of a specified period of service or upon the achievement of performance goals during a performance period. Restricted share units represent the right to receive shares (or cash equal to the value of such shares) at a specified time in the future, following the satisfaction of specified service and/or performance conditions.

Other share-based awards (including awards to receive unrestricted shares or immediate cash payments) may be granted to participants. The 2026 Plan administrator will determine the terms and conditions of each such award, including, as applicable, the term, any exercise or purchase price, performance goals, vesting conditions and other terms and conditions. Payment in respect of other share-based awards may be made in cash, shares, or a combination of both, at the discretion of the 2026 Plan administrator.

Upon the effective time of a “sale event” (as defined in the 2026 Plan), all outstanding option awards granted under the 2026 Plan shall terminate unless assumed or continued by a successor entity. In the event of such termination, individuals holding options will be permitted to exercise such options within a specified period of time prior to the sale event. In the event of a sale event, all unvested restricted share awards and restricted share units (other than those that become vested as a result of the sale event) will be forfeited unless assumed or continued by a successor entity. With respect to individuals holding restricted shares that are forfeited upon a sale event, such restricted shares shall be repurchased by Oak Hill Bio at a price per share equal to the original per share purchase price paid by the holder for such restricted shares. In addition, in connection with a sale event, Oak Hill Bio may make or provide for a cash payment to participants in exchange for the cancellation of their share options (to the extent then vested and exercisable, including by reason of acceleration in connection with such sale event) or outstanding restricted shares or restricted share units, in an amount equal to the difference between (a) the per share consideration in the sale event times the number of shares subject to such awards being cancelled and (b) the aggregate exercise price of such outstanding vested and exercisable share options, as applicable, with any such cash payments in respect of restricted shares or restricted share units to be paid at the time of the sale event or upon the later vesting of such awards.

Unless otherwise determined by the administrator, awards granted under the 2026 Plan generally may not be pledged, assigned, hypothecated, transferred or assigned in any manner other than by will or the laws of descent and distribution.

The Oak Hill Bio Board may amend or discontinue the 2026 Plan and the 2026 Plan administrator may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may adversely affect rights under any outstanding award without the holder’s consent. Certain amendments to the 2026 Plan require the approval of Oak Hill Bio’s shareholders. The 2026 Plan administrator may, without shareholder approval, exercise its discretion to reduce the exercise price of outstanding share options or to effect repricing through the cancellation of outstanding share options and grant of replacement awards. The 2026 Plan will terminate ten years after adoption by the Oak Hill Bio Board (or earlier if terminated by the Oak Hill Bio Board), and no awards may be granted thereafter.

Equity Incentive Plans to be Effective Upon the Closing of the Transactions

2026 Equity Incentive Plan

In connection with the Transactions, RACC shareholders are being asked to approve the Equity Incentive Plan Proposal, being a proposal to approve by ordinary resolution, that the Oak Hill Bio Inc. 2026 Equity Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex J, be adopted and approved. See “The Equity Incentive Plan Proposal” for a description of the material terms of the Oak Hill Bio Inc. 2026 Equity Incentive Plan.

2026 Employee Share Purchase Plan

In connection with the Transactions, RACC shareholders are being asked to approve the Employee Stock Purchase Plan Proposal, being a proposal to approve by ordinary resolution, that the Oak Hill Bio Inc. 2026 Employee Stock Purchase Plan, a copy of which is attached to the proxy statement/prospectus as Annex K, be adopted and approved. See “The Employee Stock Purchase Plan Proposal” for a description of the material terms of the Oak Hill Bio Inc. 2026 Employee Stock Purchase Plan.

Director Compensation

Oak Hill Bio did not maintain a non-employee director compensation program during fiscal year 2025 and did not grant any compensation, including equity awards, to any directors during such period. During fiscal year 2025, the directors of Oak Hill Bio were employees or representatives of OHB Parent and did not receive compensation from Oak Hill Bio for their service as directors.

Non-Employee Director Compensation Policy

Oak Hill Bio plans to adopt a new non-employee director compensation policy that will become effective upon the completion of the Transactions, which will be designed to enable New Oak Hill Bio to attract and retain, on a long-term basis, highly qualified non-employee directors. Under the policy, each director who is not an employee will be paid cash compensation from and after the completion of the Transactions, as set forth below, which amounts will be payable quarterly in arrears and prorated for partial years of service:

Board of Directors:	Annual Retainer
Members	$
Additional retainer for non-executive chair	$
Audit Committee:
Members (other than chair)	$
Retainer for chair	$
Compensation Committee:
Members (other than chair)	$
Retainer for chair	$
Nominating and Corporate Governance Committee:
Members (other than chair)	$
Retainer for chair	$

In addition, the non-employee director compensation policy will provide that, upon initial election to New Oak Hill Bio’s board of directors, each non-employee director will be granted an option to purchase [●] ordinary shares, or the Initial Grant. The Initial Grant will vest in [●] following the grant date, subject to continued service as a New Oak Hill Bio director through the applicable vesting date.

Furthermore, on the date of each annual general meeting following the completion of the Transactions, each non-employee director who continues as a non-employee director following such meeting will be granted an option to purchase [●] ordinary shares, or the Annual Grant. The Annual Grant will vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next annual general meeting, subject to continued service through the applicable vesting date. The Initial Grant and the Annual Grant are subject to full accelerated vesting upon the sale of the company.

The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any non-employee director for service as a non-employee director in a calendar year period will not exceed $[●] (or $[●] for the calendar year in which the applicable non-employee director is initially elected or appointed to New Oak Hill Bio’s board of directors).

New Oak Hill Bio will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the board of directors and committees thereof.

MANAGEMENT OF NEW OAK HILL BIO FOLLOWING THE TRANSACTIONS

The following sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors and executive officers of New Oak Hill Bio following the consummation of the Transactions.

Name	Age	Position(s)
Executive Officers
Josh Distler, J.D.	51	President, Chief Executive Officer and Director
Ike Greenstein, M.B.A.	35	Chief Financial Officer
Sharon Morriss, Ph.D.	49	Chief Operating Officer
Brenda Vincenzi, M.D.	49	Chief Medical Officer

Non-Employee Directors
Douglas Fambrough, Ph.D.	57	Director
Sandeep Kulkarni, M.D.	45	Director
Michael F. MacLean	60	Director

(1)	Expected member of the compensation committee.
(2)	Expected member of the nominating and corporate governance committee.
(3)	Expected member of the audit committee.

Executive Officers

Josh Distler, J.D. is expected to serve as President and Chief Executive Officer and as a Director of New Oak Hill Bio. Mr. Distler has served as Oak Hill Bio’s President and Chief Executive Officer and as a member of its Board of Directors since September 2024, as President and Chief Executive Officer of OHB Parent since May 2024 and as a director of OHB Parent since January 2022. Prior to co-founding OHB Parent, Mr. Distler served as a senior member of the investment team and Head of Crossover and Quantitative Equity at Athanor Capital, a global investment firm, from February 2019 to September 2021. Mr. Distler has also worked as Chief Operating Officer of Global Private Investing at D. E. Shaw & Co., Chief Operating Officer at Attenuon, a cancer drug development firm, and as a Director of Schrödinger, Inc., a leader in physics-based molecular modeling for drug design. Mr. Distler received his J.D. from Yale Law School and his bachelor’s in Economics from Harvard University. Oak Hill Bio believes that Mr. Distler’s biotechnology executive leadership, significant experience in the asset management industry, and role as President and Chief Executive Officer of Oak Hill Bio provide him with the qualifications to serve on the New OHB Board.

Ike Greenstein, M.B.A. is expected to serve as Chief Financial Officer of New Oak Hill Bio and has served as Chief Business Officer of Oak Hill Bio and OHB Parent since September 2024. Mr. Greenstein also served as OHB Parent’s Vice President of Corporate Development from January 2022 until his elevation to Chief Business Officer. Prior to co-founding OHB Parent, Mr. Greenstein served as Senior Equity Analyst at Athanor Capital, a global investment firm, from August 2019 to October 2021. Before Athanor Capital, Mr. Greenstein was an analyst at D. E. Shaw & Co., where he focused on equities in the company’s Macro group. He received his M.B.A. from Stanford’s Graduate School of Business and his bachelor’s in Applied Mathematics from Harvard University.

Brenda Vincenzi, M.D. is expected to serve as Chief Medical Officer of New Oak Hill Bio and has served as Oak Hill Bio’s Chief Medical Officer since June 2026. Dr. Vincenzi also currently serves as OHB Parent’s Senior Vice President and Head of Clinical Development, a role she has held since August 2025, and which she also held at Oak Hill Bio prior to becoming Chief Medical Officer. Prior to joining Oak Hill Bio, Dr. Vincenzi served as Executive Medical Director and Project Team Leader at uniQure from November 2023 to July 2025 and in various senior roles at F. Hoffmann-La Roche, where she led global clinical development efforts in neuroscience, from July 2018 to October 2023. Her work included programs in Angelman syndrome, autism spectrum disorder neurodegenerative and psychiatric conditions, spanning early- to late-stage development.

Dr. Vincenzi began her career in academic medicine, holding clinical and research positions at institutions including Massachusetts General Hospital and neuropsychiatric centers in the United Kingdom and Switzerland. Dr. Vincenzi received her M.D. and completed her residency in Child and Adolescent Neuropsychiatry at the University of Parma and Verona.

Sharon Morriss, Ph.D. is expected to serve as Chief Operating Officer of New Oak Hill Bio and has served as Oak Hill Bio’s Chief Operating Officer since September 2024 and as Chief Operating Officer of OHB Parent since January 2024. Prior to joining OHB Parent, Dr. Morriss served as Senior Vice President, Clinical Development at Lung Therapeutics (now Aileron) from June 2021 to January 2024, and as Senior Vice President, Clinical Development Operations at Apellis Pharmaceuticals, where her numerous responsibilities included the advancement of the company’s rare disease and ophthalmology clinical portfolio. Dr. Morriss also co-chaired the Joint Development Committee for Apellis’ global co-development alliance for systemic pegcetacoplan with Swedish Orphan Biovitrum. Dr. Morriss holds a B.Sc. (Hons) in Zoology (Parasitology) from the University of Aberdeen in Scotland and a Ph.D. in Molecular Biology/Biochemistry from the University of Stirling, Scotland.

Non-Employee Directors

Douglas Fambrough, Ph.D. is expected to be appointed as a director of New Oak Hill Bio and has been a member of Oak Hill Bio’s board of directors since April 2026. Dr. Fambrough is Founder and Portfolio Manager of the KCap Biotechnology Fund. Prior to KCap, Dr. Fambrough served as President and Chief Executive Officer of Dicerna Pharmaceuticals, a company that he co-founded in 2007 and a pioneer in RNA interference-based medicines that was acquired by Novo Nordisk, from 2010 to 2021. Dr. Fambrough also spent 10 years with the venture capital firm Oxford Bioscience Partners, where he specialized in financing innovative life sciences companies with transformative technologies. Dr. Fambrough holds a Ph.D. in Genetics from the University of California, Berkeley and a Bachelor of Arts in Biology from Cornell University. Oak Hill Bio believes that Mr. Fambrough’s biotechnology executive leadership, venture capital and scientific experience provides him with the qualifications to serve on the New OHB Board.

Sandeep Kulkarni, M.D. is expected to be appointed as a director of New Oak Hill Bio and has been a member of Oak Hill Bio’s board of directors since June 2026. Dr. Kulkarni has over two decades of experience in the life sciences ecosystem, as a physician, investor and biotechnology entrepreneur. He is a co-founder of Zura Bio and serves as its Chief Executive Officer. Prior to Zura Bio, Dr. Kulkarni was the co-founder of Tourmaline Bio, where he served as Chief Executive Officer from September 2021 through its acquisition by Novartis, which closed in October 2025. Earlier in his career, Dr. Kulkarni held multiple roles at Roivant Sciences from July 2018 to June 2020, including Chief Operating Officer of Immunovant, Inc., Vice President of Special Projects and Ombudsman to the Investment Committee. Prior to Roivant Sciences, Dr. Kulkarni was an Investment Analyst on the life sciences team at QVT Financial LP. Dr. Kulkarni earned a Bachelor of Arts in Economics from Harvard College and a Doctor of Medicine from the University of California, San Francisco. Oak Hill Bio believes that Dr. Kulkarni’s biotechnology executive leadership, company formation, investment and medical experience provide him with the qualifications to serve on the board of directors of New OHB.

Michael F. MacLean, is expected to be appointed as a director of New Oak Hill Bio and has been a member of Research Alliance Corporation III’s board of directors since May 2026. Mr. MacLean has over 35 years of financial leadership experience in the biotechnology and life sciences industries, with extensive expertise in public company reporting, capital markets transactions, internal controls, and corporate governance. Mr. MacLean most recently served as Chief Financial Officer of Avidity Biosciences, Inc., a publicly traded company, until its acquisition by Novartis, a position he held from May 2020 through April 2026. He joined Avidity prior to its initial public offering and was responsible for its finance and business functions through its initial public offering and subsequent growth as a multinational organization. He also served as a principal negotiator in connection with the company’s acquisition by Novartis and a multi-target cardiology collaboration with Bristol Myers Squibb. Previously, Mr. MacLean served as Chief Financial Officer of Akcea Therapeutics, Inc. (acquired by Ionis Pharmaceuticals) from 2017 to 2020 and as Chief Financial Officer of PureTech Health

plc from 2015 to 2017. Earlier in his career, he held senior finance roles at Biogen Inc. including Senior Vice President, Finance and Chief Accounting Officer, and served as an audit partner at a Big Four accounting firm. Mr. MacLean served on the board of directors of Verve Therapeutics, Inc. (acquired by Eli Lilly) from 2021 to 2025 and as Chair of its Audit Committee. Mr. MacLean holds a B.S. in accounting from Boston College Carroll School of Management. Oak Hill Bio believes that Mr. MacLean’s experience in the healthcare industry makes him well qualified to serve on the New OHB Board.

Family Relationships

There are no family relationships among any of the individuals who will be the executive officers or directors of New Oak Hill Bio.

Composition of the New OHB Board

The business and affairs of New Oak Hill Bio will be managed under the direction of a board of directors, which is expected to consist of [●] members. The primary responsibilities of the board of directors are to provide oversight, strategic guidance, counseling and direction to New Oak Hill Bio’s management. The board of directors will meet on a regular basis and additionally as required.

The expected members of the New OHB Board were designated in the Business Combination Agreement. Following consummation of the Transactions, there will be no further contractual obligations regarding the composition of the New OHB Board. The nominating and corporate governance committee and the board of directors will consider a broad range of factors relating to the qualifications and background of nominees. The nominating and corporate governance committee’s and the board of directors’ priority in selecting board members will be the identification of persons who will further the interests of New Oak Hill Bio’s stockholders through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of New Oak Hill Bio’s business, understanding of the competitive landscape, professional and personal experiences, and expertise relevant to New Oak Hill Bio’s growth strategy. Under the New OHB Charter, directors will hold office until their respective successors have been elected and qualified or until the earlier of their respective resignation or removal. The New OHB Charter will also provide that the directors of New Oak Hill Bio may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the votes that all our stockholders would be entitled to cast in an annual election of directors, and that any vacancy on the New OHB Board, including a vacancy resulting from an enlargement of the board of directors, may be filled only by vote of a majority of directors then in office.

Staggered Board

The New OHB Charter will permit the New OHB Board to establish the authorized number of directors from time to time by resolution. Each director will serve until the expiration of the term for which such director was elected or appointed, or until such director’s earlier death, resignation or removal. In accordance with the New OHB Charter, the New OHB Board will be divided into three classes with staggered three-year terms. At each general meeting, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The New OHB Board will be divided among the three classes as follows:

•	the Class I directors will be [●], and their terms will expire at the first annual meeting following the Transactions, to be held in 2027;

•	the Class II directors will be [●], and their terms will expire at the second annual meeting following the Transactions, to be held in 2028; and

•	the Class III directors will be [●], and their terms will expire at the third annual meeting following the Transactions, to be held in 2029.

It is expected that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. The division of the New OHB Board into three classes with staggered three-year terms may delay or prevent a change of management or a change in control.

Director Independence

Under the listing standards, requirements and rules of The Nasdaq Stock Market LLC, or the Nasdaq Listing Rules, independent directors must comprise a majority of the board of directors of a listed company within one year of the listing date. In addition, the Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent within 12 months from the date of listing. Audit committee members must also satisfy additional independence criteria, including those set forth in Rule 10A-3 under the Exchange Act, and compensation committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. Under the Nasdaq Listing Rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (i) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries, other than compensation for board service; or (ii) be an affiliated person of the listed company or any of its subsidiaries. In order to be considered independent for purposes of Rule 10C-1 under of the Exchange Act, the board of directors must consider, for each member of a compensation committee of a listed company, all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: the source of compensation of the director, including any consulting advisory or other compensatory fee paid by such company to the director, and whether the director is affiliated with the company or any of its subsidiaries or affiliates.

Based on information provided by each prospective director concerning her or his background, employment, and affiliations, including family relationships, the RACC Board has determined that each of [●] do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the Nasdaq Listing Rules. The RACC board of directors has determined that Josh Distler is not independent under applicable rules and regulations of the SEC and the Nasdaq Listing Rules. In making these determinations, the RACC board of directors considered the current and prior relationships that each non-employee director is expected to have with New Oak Hill Bio and all other facts and circumstances it deemed relevant in determining their independence, including the beneficial ownership of our shares by each expected non-employee director and the transactions described in the section titled “Certain Relationships and Related Person Transactions.”

Board Policies

In connection with the completion of the Transactions, New Oak Hill Bio is expected to adopt amended and restated policies and procedures for director candidates for the nominating and corporate governance committee, which will provide that factors, such as a candidate’s character, judgment, skills, education, expertise, and absence of conflicts of interest should be considered in determining director candidates. Priority in selection of board members will be the identification of members who will further the interests of the stockholders of New Oak Hill Bio through their established record of professional accomplishment, their ability to contribute positively to the collaborative culture among board members, and their knowledge of New Oak Hill Bio’s business and understanding of the competitive landscape in which it will operate and adherence to high ethical standards.

Board Leadership Structure and Board’s Role in Risk Oversight

The role of chair of the New OHB Board will be separated from the role of chief executive officer. Separating these positions will allow the chief executive officer to focus on day-to-day business, while allowing the chairman of the board to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. This structure will allow the chief executive officer to devote the time, effort and energy required by his position in the current business environment, with the chair able to focus on chairing the board of directors, particularly as the board of directors’ oversight responsibilities continue to grow. While the corporate governance guidelines will not require that board chair and chief executive officer positions be separate, having separate positions is the appropriate leadership structure for New Oak Hill Bio at this time and demonstrates a commitment to good corporate governance. The New OHB Board is expected to adopt corporate governance guidelines that will provide that the board of directors may appoint a lead independent director. The lead independent director will be responsible for calling and presiding over separate meetings of the independent directors. The lead independent director will preside over periodic meetings of independent directors, serve as a liaison between the chair and the independent directors and perform such additional duties as the board of directors may otherwise determine and delegate.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. New Oak Hill Bio will face a number of risks, including risks relating to its financial condition, development and commercialization activities, operations, strategic direction, and intellectual property, as more fully discussed in the section titled “Risk Factors.” Management is responsible for the day-to-day management of risks New Oak Hill Bio will face, while the board of directors, as a whole and through its committees, will have responsibility for the oversight of risk management. In its risk oversight role, the New OHB Board will have the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The role of the board of directors in overseeing the management of risks is conducted primarily through committees of the board of directors, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. The full board of directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) will discuss with management the major risk exposures, their potential impact on New Oak Hill Bio, and the steps it takes to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairperson of the relevant committee will report on the discussion to the full board of directors during the committee reports portion of the next board meeting. This enables the board of directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Committees of The Board of Directors

The New OHB Board will reconstitute the audit committee, compensation committee, and nominating and corporate governance committee following the Transactions. The composition and responsibilities of each of the committees of the New OHB Board are described below. Members will serve on these committees until their resignation or until otherwise determined by the New OHB Board. Each committee will operate under a written charter that satisfies the application rules and regulation of the SEC and the Nasdaq Listing Rules, which New Oak Hill Bio will post to its website at [●] following completion of the Transactions. Information contained on, or accessible through, such website is not a part of this proxy statement/prospectus, and the inclusion of such website address in this proxy statement/prospectus is only an inactive textual reference. The New OHB Board may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

Following the Transactions, the audit committee of the New OHB Board will consist of [●], [●] and [●], and the chair of the audit committee will be [●]. The RACC Board has determined that each member of the audit committee is independent under Nasdaq Listing Rules and Rule 10A-3(b)(1) of the Exchange Act and can read and understand fundamental financial statements in accordance with applicable requirements. The RACC Board has also determined that [●] is an “audit committee financial expert” within the meaning of SEC regulations. In arriving at these determinations, such board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The primary purpose of the audit committee of the New OHB Board will be to discharge the responsibilities of the board of directors with respect to corporate accounting and financial reporting processes, systems of internal control and financial-statement audits, and to oversee New Oak Hill Bio’s independent registered public accounting firm. Specific responsibilities of the audit committee will include:

•	helping the board of directors oversee corporate accounting and financial reporting processes;

•	coordinating the oversight and reviewing the adequacy of internal control over financial reporting;

•	managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit the financial statements;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing related person transactions;

•	establishing insurance coverage for officers and directors;

•

overseeing the preparation of the annual proxy statement, reviewing with management financial statements to be included in quarterly reports to be filed with the SEC, and reviewing with management the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosures in periodic reports filed with the SEC;

•	approving, or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm; and

•	reviewing major risk exposures, including financial, operational, cybersecurity, competition, legal and regulatory exposures.

The audit committee of the New OHB Board will operate under a written charter, which will be effective upon the completion of the Transactions, that satisfies the applicable Nasdaq Listing Rules.

Compensation Committee

Following the completion of the Transactions, the compensation committee of the New OHB Board will consist of [●], [●], and [●], and the chair of the compensation committee will be [●]. The RACC Board has determined that each member of the compensation committee is independent under the Nasdaq Listing Rules and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of the compensation committee will be to discharge the responsibilities of the New OHB Board in overseeing compensation policies, plans, and programs and to review and determine the compensation to be paid to executive officers, directors, and other senior management, as appropriate. Specific responsibilities of the compensation committee will include:

•	reviewing and approving the compensation of the chief executive officer, other executive officers, and senior management;

•	reviewing and recommending to the board of directors the compensation paid to directors;

•	reviewing and approving the compensation arrangements with executive officers and other senior management;

•	administering equity incentive plans and other benefit programs;

•

reviewing, adopting, amending, and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections, and any other compensatory arrangements for executive officers and other senior management;

•	reviewing, evaluating and recommending to the board of directors succession plans for executive officers; and

•	reviewing and establishing general policies relating to compensation and benefits of employees, including the overall compensation philosophy.

The compensation committee of the New OHB Board will operate under a written charter, which will be effective upon the completion of the Transactions, that satisfies the applicable Nasdaq Listing Rules.

Nominating and Corporate Governance Committee

Following the completion of the Transactions, the nominating and corporate governance committee of the New OHB Board will consist of [●], [●], and [●], and the chair of the nominating and corporate governance committee will be [●]. The RACC Board has determined that each member of the nominating and corporate governance committee is independent under the Nasdaq Listing Rules, a non-employee director, and free from any relationship that would interfere with the exercise of his or her independent judgment.

The primary purpose of the nominating and corporate governance committee will be to discharge the responsibilities of the New OHB Board with respect to corporate governance functions and to identify, communicate with, evaluate and recommend candidates for the board of directors. Specific responsibilities of the nominating and corporate governance committee will include:

•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on the board of directors;

•	considering and making recommendations to the board of directors regarding the composition and chairmanship of the committees of the board of directors;

•	instituting plans or programs for the continuing education of the board of directors and orientation of new directors;

•	developing and making recommendations to the board of directors regarding corporate governance guidelines and matters; and

•	overseeing periodic evaluations of the board of directors’ performance, including committees of the board of directors and management.

The nominating and corporate governance committee of the New OHB Board will operate under a written charter, which will be effective upon the completion of the Transactions, that satisfies the applicable Nasdaq Listing Rules.

Code of Business Conduct and Ethics

In connection with the completion of the Transactions, New Oak Hill Bio will adopt an amended and restated written code of business conduct and ethics that applies to all employees, officers, and directors of New Oak Hill Bio. This includes the principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. The full text of New Oak Hill Bio’s code of business conduct and ethics will be posted on its website at [●]. New Oak Hill Bio intends to disclose on its website any future amendments of the code of business conduct and ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or its directors from provisions in the code of business conduct and ethics. Information contained on, or accessible through, the website is not a part of this proxy statement/prospectus, and the inclusion of such website address in this proxy statement/prospectus is only an inactive textual reference.

Compensation Recovery

In connection with the completion of the Transactions, New Oak Hill Bio will adopt an amended and restated compensation recovery policy that is compliant with the Nasdaq Listing Rules, as required by the Dodd-Frank Act.

Limitations on Liability and Indemnification Agreements

As permitted by Delaware law, provisions in the New OHB Charter will limit or eliminate the personal liability of directors and officers for a breach of their fiduciary duty of care as a director or officer. The duty of care generally requires that, when acting on behalf of the corporation, a director and/or officer exercise an informed business judgment based on all material information reasonably available to him or her. Consequently, a director or officer will not be personally liable to New Oak Hill Bio or its stockholders for monetary damages or breach of fiduciary duty as a director or officer, except for liability for:

•	any breach of the director or officer’s duty of loyalty to New Oak Hill Bio or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for directors, unlawful payments of dividends or unlawful share repurchases, or redemptions as provided in Section 174 of the Delaware General Corporation Law, or DGCL;

•	for officers, any derivative action by or in the right of the corporation; or

•	any transaction from which the director or officer derived an improper personal benefit.

These limitations of liability do not limit or eliminate New Oak Hill Bio’s rights or any stockholder’s rights to seek non-monetary relief, such as injunctive relief or rescission. These provisions will not alter a director or officer’s liability under other laws, such as the federal securities laws or other state or federal laws. The New OHB Charter will also authorize New Oak Hill Bio to indemnify its officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Delaware law, the New OHB Bylaws will provide that:

•	New Oak Hill Bio will indemnify its directors, officers, employees and other agents to the fullest extent permitted by law;

•

New Oak Hill Bio must advance expenses to its directors and officers, and may advance expenses to our employees and other agents, in connection with a legal proceeding to the fullest extent permitted by law; and

•	the rights provided in the New OHB Bylaws are not exclusive.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director or officer, then the liability of New Oak Hill Bio’s directors or officers will be so eliminated or limited to the fullest extent permitted by Delaware law, as so amended. The New OHB Bylaws will also permit New Oak Hill Bio to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to New Oak Hill Bio, regardless of whether the New OHB Bylaws such indemnification. New Oak Hill Bio intends to obtain such insurance.

In addition to the indemnification that will be provided for in the New OHB Organizational Documents, New Oak Hill Bio plans to enter into separate indemnification agreements with each of its directors and executive officers, which may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements may require New Oak Hill Bio, among other things, to indemnify its directors and executive officers for some expenses, including attorneys’ fees, expenses, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his service as one of its directors or executive officers or any other company or enterprise to which the person provides services at its request. It is believed that these provisions and agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

This description of the indemnification provisions of the New OHB Organizational Documents and indemnification agreements is qualified in its entirety by reference to these documents, each of which is attached as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to New Oak Hill Bio’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, New Oak Hill Bio has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

There is no pending litigation or proceeding naming any of the proposed directors or officers of New Oak Hill Bio as to which indemnification is being sought, nor is New Oak Hill Bio aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

BENEFICIAL OWNERSHIP OF SECURITIES

Beneficial Ownership of RACC’s Securities

The following table sets forth information known to RACC regarding the beneficial ownership of RACC Shares prior to the Transactions as of the record date and, immediately following consummation of the Transactions, ownership of shares of New OHB Common Stock by the persons set forth below:

•	each person known by RACC to be the beneficial owner of more than 5% of RACC’s outstanding ordinary shares on the record date;

•	each person known by RACC who may become beneficial owner of more than 5% of New Oak Hill Bio’s outstanding Common Stock immediately following the Transactions;

•	each of RACC’s current named executive officers and directors;

•	each person who will (or is expected to) become a named executive officer or a director of New Oak Hill Bio upon consummation of the Transactions;

•	all of RACC’s current executive officers and directors as a group prior to the consummation of the Transactions; and

•	all of New Oak Hill Bio’s executive officers and directors as a group after the consummation of the Transactions.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below. To our knowledge, no shares beneficially owned by any officer, director or director nominee have been pledged as security.

The expected beneficial ownership of shares of New OHB Common Stock post-Transactions is provided for illustrative purposes only, as actual outcomes may prove different from the assumptions made above. In particular, the actual number of public shareholders who will exercise their redemption rights is uncertain.

	Prior to the Transactions(1)				After Consummation of the Transactions
					Assuming No Redemptions			Assuming Midpoint Redemptions	Assuming Maximum Redemptions
Name and Address of Beneficial Owners	Number of Shares		%		Number of Shares	%	Number of Shares	%	Number of Shares	%
Directors and Named Executive Officers of RACC Prior to the Transactions(2)
Matthew Hammond(3)	1,520,269	(4)	16.7
Henry Stusnick(5)	—		—
Michael F. MacLean(6)	39,130			*
Timothy J. Miller, Ph.D.(6)	39,130			*

	Prior to the Transactions(1)			After Consummation of the Transactions
				Assuming No Redemptions			Assuming Midpoint Redemptions	Assuming Maximum Redemptions
Name and Address of Beneficial Owners	Number of Shares		%	Number of Shares	%	Number of Shares	%	Number of Shares	%
Francis Adams(5)	—		—
All directors and officers as a group (five individuals)	1,598,529		17.6
Five Percent Holders of RACC Prior to the Transactions(2)
Research Alliance Holdings III LLC(4)	1,520,269	(4)	16.7
Matthew Hammond(3)	1,520,269	(4)	16.7
RA Capital Management, L.P and affiliates (excluding our Sponsor)(7)	—		—
Perceptive Advisors LLC(8)	750,000		8.2
Biotechnology Value Fund, L.P. and affiliates (BVF)(9)	500,000		5.5
Trails Edge Capital Partners, LP (Trails Edge)(10)	536,102		5.9
Commodore Capital LP (Commodore)(11)	500,000		5.5
Spruce Street Capital LLP (Spruce Street)(12)	500,000		5.5
ADAR1 Capital Management, LLC(13)	650,000		7.1
TCG Crossover GP III, LLC(14)	500,000		5.5
Balyasny (BAM) and affiliates(15)	500,000		5.5
Directors and Named Executive Officers of New Oak Hill Bio After Consummation of the Transactions
Josh Distler, J.D.	—		—
Douglas Fambrough, Ph.D.	—		—
Sandeep Kulkarni, M.D.	—		—
All directors and executive officers as a group (four individuals)	—		—
Five Percent Holders of New OHB After Consummation of the Transactions
RA Capital Management, L.P. and affiliates(7)	—		—
Oak Hill Bio Holdings Ltd	—		—
Balyasny (BAM) and affiliates	500,000		5.5
Janus Henderson and affiliates	—		—
venBio	—		—

*	Less than one percent.
(1)

The beneficial ownership percentages of RACC’s directors, officers, and 5% holders prior to the Transactions reflected in the table above is calculated based on 9,098,529 RACC Shares outstanding as of the date hereof, comprising 7,775,000 RACC Class A ordinary shares and 1,323,529 RACC Class B ordinary shares.

The beneficial ownership percentages of New Oak Hill Bio’s directors, officers, and 5% holders prior to the Transactions reflected in the table above is calculated based on 102,500,000 OHB Series A Shares outstanding, comprising 94,812,500 shares held by existing shareholders and 7,687,500 shares reserved under Oak Hill Bio’s equity incentive plan in effect as of prior to the Transactions.

(2)	Unless otherwise noted, the business address of each of the following individuals and entities is 600 Fifth Avenue, 23rd Floor, New York, NY 10020.
(3)	Mr. Hammond has served as RACC’s Chief Executive Officer and as a director since February 2026.
(4)

These shares are held in the name of the Sponsor, which is organized in the Cayman Islands as a limited liability company for the purpose of holding securities in RACC. The Sponsor’s equity owners are investment funds affiliated with RA Capital Management, L.P. Matthew Hammond is the sole director and Manager of the Sponsor. As such, Mr. Hammond has voting and investment discretion with respect to the securities held of record by the Sponsor and may be deemed to have beneficial ownership of the securities held directly by the Sponsor. Interests shown consist of 275,000 RACC Class A ordinary shares (private placement shares) and 1,245,269 RACC Class B ordinary shares held directly by the Sponsor. The RACC Class B ordinary shares will automatically convert into RACC Class A ordinary shares at the time of RACC’s initial business combination, or at any time prior thereto at the option of the holder, on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights.

(5)

Mr. Stusnick has served as RACC’s Chief Business Officer and Chief Operating Officer since February 2026, and Mr. Adams has served as RACC’s Chief Financial Officer since February 2026. Neither individual holds any RACC Shares.

(6)

Represents RACC Class B ordinary shares transferred to each of Mr. MacLean and Dr. Miller by the Sponsor and issued to each of them pursuant to a share capitalization, in each case as described under “Certain Relationships and Related Party Transactions.”

(7)

RA Capital Healthcare Fund GP, LLC is the general partner of the RA Capital Healthcare Fund, L.P. (the “RA Capital Fund”). The general partner of RA Capital is RA Capital Management GP, LLC, of which Dr. Peter Kolchinsky and Mr. Rajeev Shah are the controlling persons. RA Capital serves as investment adviser for the RA Capital Fund and may be deemed a beneficial owner, for purposes of Section 13(d) of the Exchange Act, of any securities of RACC held by the RA Capital Fund. The RA Capital Fund has delegated to RA Capital the sole power to vote and the sole power to dispose of all securities held in the RA Capital Fund’s portfolio. As managers of RA Capital, Dr. Kolchinsky and Mr. Shah may be deemed beneficial owners for purposes of Section 13(d) of the Exchange Act. RA Capital, Dr. Kolchinsky, and Mr. Shah disclaim beneficial ownership of the securities other than for the purpose of determining their obligations under Section 13(d) of the Exchange Act. The address for RA Capital is 200 Berkeley Street, 18th Floor, Boston, Massachusetts 02116.

(8)

Perceptive Life Sciences Master Fund, Ltd. (the “Master Fund”) directly holds the 750,000 RACC Class A ordinary shares reported above. Perceptive Advisors LLC serves as the investment manager to the Master Fund and may be deemed to beneficially own the shares held by the Master Fund. Joseph Edelman is the managing member of Perceptive Advisors LLC and may be deemed to beneficially own the shares held by the Master Fund. Perceptive Advisors LLC, the Master Fund and Mr. Edelman disclaim beneficial ownership of all such securities except to the extent of its or his pecuniary interest therein. The address for each of Perceptive Advisors LLC, Mr. Edelman, and the Master Fund is 51 Astor Place, 10th Floor, New York, NY 10003. The shareholding figure prior to the Transactions is as reported on the Schedule 13G filed with the SEC on May 28, 2026.

(9)

Represents the aggregate of 261,923 RACC Class A ordinary shares beneficially owned by Biotechnology Value Fund, L.P. (“BVF”), 197,667 RACC Class A ordinary shares beneficially owned by Biotechnology Value Fund II, L.P. (“BVF2”), and 33,116 RACC Class A ordinary shares beneficially owned by Biotechnology Value Trading Fund OS LP (“Trading Fund OS”). BVF I GP LLC, as the general partner of BVF, may be deemed to beneficially own the 261,923 RACC Class A ordinary shares held by BVF. BVF II GP LLC, as the general partner of BVF2, may be deemed to beneficially own the 197,667 RACC Class A ordinary shares held by BVF2. BVF Partners OS Ltd., as the general partner of Trading Fund OS, may be deemed to beneficially own the 33,116 RACC Class A ordinary shares held by Trading Fund OS. BVF GP

Holdings LLC, as the sole member of BVF I GP LLC and BVF II GP LLC, may be deemed to beneficially own the shares held in the aggregate by BVF and BVF2. BVF Partners L.P., as the investment manager of BVF, BVF2, and Trading Fund OS, and the sole member of BVF Partners OS Ltd. (“Partners OS”), may be deemed to beneficially own the 459,590 RACC Class A ordinary shares held in the aggregate by BVF, BVF2, and Trading Fund OS. BVF Partners L.P., as the investment manager of BVF, BVF2 and Trading Fund OS, and the sole member of Partners OS, may be deemed to beneficially own the 500,000 RACC Class A ordinary shares beneficially owned in the aggregate by BVF, BVF2 and Trading Fund OS and held in a certain Partners managed account (the “Partners Managed Account”), including 7,294 RACC Class A ordinary shares held in the Partners Managed Account. BVF Inc., as the general partner of BVF Partners L.P., may be deemed to beneficially own the 500,000 RACC Class A ordinary shares beneficially owned by BVF Partners L.P. Mark N. Lampert, as a director and officer of BVF Inc., may be deemed to beneficially own the 500,000 RACC Class A ordinary shares beneficially owned by BVF Inc. The foregoing should not be construed in and of itself as an admission by any reporting person as to beneficial ownership of any RACC Class A ordinary shares owned by another reporting person. BVF GP disclaims beneficial ownership of the RACC Class A ordinary shares beneficially owned by BVF. BVF2 GP disclaims beneficial ownership of the RACC Class A ordinary shares beneficially owned by BVF2. Partners OS disclaims beneficial ownership of the RACC Class A ordinary shares beneficially owned by Trading Fund OS. BVF GPH disclaims beneficial ownership of the RACC Class A ordinary shares beneficially owned by BVF and BVF2. Each of Partners, BVF Inc. and Mr. Lampert disclaims beneficial ownership of the RACC Class A ordinary shares beneficially owned by BVF, BVF2 and Trading Fund OS and held in the Partners Managed Account. The address for each of the foregoing (other than Trading Fund OS, BVF Partners OS Ltd., BVF GP Holdings LLC, BVF Partners L.P., BVF Inc. and Mark N. Lampert) is 44 Montgomery St., 40th Floor, San Francisco, California 94104; the address for Trading Fund OS, BVF Partners OS Ltd., BVF GP Holdings LLC, BVF Partners L.P., BVF Inc. and Mark N. Lampert is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The shareholding figure prior to the Transactions is as reported on the Schedule 13G filed with the SEC on May 29, 2026.
(10)

As of August 10, 2026, Trails Edge Biotechnology Master Fund, LP (“Trails Edge Biotechnology”) directly holds the 536,102 RACC Class A ordinary shares, as reported above. Trails Edge Capital Partners, LP, as the investment manager to Trails Edge Biotechnology, may be deemed to beneficially own these securities. Ortav Yehudai, as the Chief Investment Officer of Trails Edge Capital Partners, LP, exercises voting and investment discretion with respect to these securities and may be deemed to beneficially own them. The address for each of Trails Edge Capital Partners, LP, Trails Edge Biotechnology, and Mr. Yehudai is 3445 Peachtree Road NE, Suite 900, Atlanta, GA 30326.

(11)

Commodore Capital Master LP (“Commodore Master”) directly holds the 500,000 RACC Class A ordinary shares reported above. Commodore Capital LP serves as the investment manager to Commodore Master, and may be deemed to beneficially own these securities. Michael Kramarz and Robert Egen Atkinson are the managing partners of Commodore Capital LP and exercise investment discretion with respect to these securities. The address for Commodore Capital LP, Mr. Kramarz, and Mr. Atkinson is 444 Madison Avenue, Floor 35, New York, NY 10022. The address for Commodore Master is c/o Maples Corporate Services Limited, Ugland House, South Church Street, PO Box 309, Grand Cayman KY1-1104, Cayman Islands. The shareholding figure prior to the Transactions is as reported on the Schedule 13G filed with the SEC on May 28, 2026.

(12)

Represents 500,000 RACC Class A Shares held by investment funds and/or accounts managed by Spruce Street Capital LP (the “Investment Manager”), including Spruce Street Capital Master Fund LP (collectively, the “Spruce Street Funds”). Spruce Street Capital GP LLC is the general partner of the Investment Manager. Alex R. Rosen and Simon Basseyn are the co-Managing Members of Spruce Street Capital GP LLC and the co- Managing Partners of the Investment Manager, and each may be deemed to beneficially own the shares held by the Spruce Street Funds. Spruce Street Capital Master Fund LP has the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, more than 5% of RACC’s outstanding Class A ordinary shares. Each of the Investment Manager, Mr. Rosen, and Mr. Basseyn reports shared voting power and shared dispositive power over all 500,000 shares, and no sole voting or dispositive power. The address for each of the Investment Manager, Mr. Rosen, and Mr. Basseyn is 777 Third Avenue, Suite 1704, New York, New York 10017. The shareholding figure prior to the Transactions is as reported on the Schedule 13G filed with the SEC on August 13, 2026.
(13)

Represents 650,000 RACC Class A Shares owned directly by private investment funds managed by ADAR1 Capital Management, LLC. Such securities may be deemed to be indirectly beneficially owned by ADAR1 Capital Management, LLC and Daniel Schneeberger, the sole manager of ADAR1 Capital Management, LLC. The shareholding figure prior to the Transactions is as reported on the Schedule 13G filed with the SEC on August 14, 2026. The address of each of ADAR1 Capital Management, LLC and Daniel Schneeberger is 3503 Wild Cherry Drive, Building 9, Austin, Texas 78738.

(14)

Represents 500,000 RACC Class A Shares owned directly by TCG Crossover III, L.P. TCG Crossover GP III, LLC is the general partner of TCG Crossover III, L.P. and may be deemed to have voting, investment, and dispositive power with respect to these securities. Chen Yu is the sole managing member of TCG Crossover GP III, LLC and may be deemed to share voting, investment and dispositive power with respect to these securities. Each of TCG Crossover III, L.P., TCG Crossover GP III, LLC and Chen Yu expressly disclaim status as a group and disclaims beneficial ownership of all securities reported except to the extent of such person’s pecuniary interest therein. The shareholding figure prior to the Transactions is as reported on the Schedule 13G filed with the SEC on August 14, 2026. The address for each of TCG Crossover III, L.P., TCG Crossover GP III, LLC, and Mr. Chen Yu is located at 245 Lytton Ave., Suite 350, Palo Alto, CA 94301.

(15)

Represents 500,000 RACC Class A Shares owned directly by Atlas Diversified Master Fund, Ltd. (“ADMF”). BAM GP LLC, a Delaware limited liability company (“BAM GP”), is the General Partner of Balyasny Asset Management L.P., a Delaware limited partnership (“BAM”). Balyasny Asset Management Holdings LP, a Delaware limited partnership (“BAM Holdings”) is the Sole Member of BAM GP. Dames GP LLC, a Delaware limited liability company (“Dames”) is the General Partner of BAM Holdings. Dmitry Balyasny is the Managing Member of Dames. As the investment manager of ADMF, BAM may be deemed to exercise voting and investment power over such shares held by ADMF and thus may be deemed to beneficially own such shares. By virtue of its position as the General Partner of BAM, BAM GP may be deemed to exercise voting and investment power over the shares held directly by ADMF and thus may be deemed to beneficially own such shares. By virtue of its position as the Sole Member of BAM GP, BAM Holdings may be deemed to exercise voting and investment power over the shares held directly by ADMF and thus may be deemed to beneficially own such shares. By virtue of its position as the General Partner of BAM Holdings, Dames may be deemed to exercise voting and investment power over the shares held directly by ADMF and thus may be deemed to beneficially own such shares. By virtue of his position as the Managing Member of Dames, Mr. Balyasny may be deemed to exercise voting and investment power over the shares held directly by ADMF and thus may be deemed to beneficially own such shares. The shareholding figure prior to the Transactions is as reported on the Schedule 13G filed with the SEC on August 14, 2026. The address for each of BAM, BAM GP, BAM Holdings, Dames, and Mr. Balyasny is located at 444 West Lake Street, 50th Floor, Chicago, IL 60606.

Beneficial Ownership of Oak Hill Bio’s Securities Prior to the Consummation of the Transactions

The following table sets forth information regarding the beneficial ownership of Oak Hill Bio prior to the Transactions as of the record date and, immediately following consummation of the Transactions, ownership of shares of New OHB Common Stock by the persons set forth below:

	Prior to the Transactions(1)			After Consummation of the Transactions
				Assuming No Redemptions			Assuming Midpoint Redemptions	Assuming Maximum Redemptions
Name and Address of Beneficial Owners	Number of Shares	%		Number of Shares	%	Number of Shares	%	Number of Shares	%
Directors and Named Executive Officers of Oak Hill Bio Prior to the Consummation of the Transaction(2)
Josh Distler, J.D(3)(8)	62,312,500	65.7
Douglas Fambrough, Ph.D(4)	1,000,000		*
Richard Gaster M.D., Ph.D(5)	10,000,000	10.6
Sandeep Kulkarni, M.D(6)	500,000		*
All directors and executive officers as a group (four individuals)	11,500,000	12.1
Five Percent Holders of Oak Hill Bio Prior to the Consummation of the Transactions
Balyasny (BAM) and affiliates(7)	10,000,000	10.6
Oak Hill Bio Holdings Ltd(8)	62,312,500	65.7
Janus Henderson and affiliates(9)	10,000,000	10.6
RA Capital Management, L.P. and affiliates(10)	—	—
venBio(5)	10,000,000	10.6

(1)

The beneficial ownership percentages of Oak Hill Bio’s directors, officers and 5% holders prior to the Transactions reflected in the table above is calculated based on 94,812,500 shares of Oak Hill Bio outstanding as of August 15, 2026, comprising 62,312,500 ordinary shares and 32,500,000 OHB Series A Shares.

(2)

Unless otherwise noted, the business address of each of the following individuals and entities is c/o Oak Hill Bio, 3rd Floor, 1 Ashley Road, Altrincham, Cheshire, United Kingdom, WA14 2DT. Oak Hill Bio was formed in September 2024 as a wholly owned subsidiary of OHB Parent. Oak Hill Bio has not had any employees since its formation through the date of this proxy statement/prospectus, and accordingly, did not have any employees during fiscal year 2024 or 2025. The individuals serving as its executive officers in 2025 were employees of OHB Parent or its affiliated entities.

(3)

Consists of 62,312,500 ordinary shares of Oak Hill Bio held of record by OHB Parent. Mr. Distler is a director of OHB Parent and, in such capacity, may be deemed to share voting and dispositive power over the shares held by OHB Parent, subject to certain consent rights held by shareholders of OHB Parent, including with respect to the disposition of such shares. Mr. Distler disclaims beneficial ownership of the shares held by OHB Parent except to the extent of his pecuniary interest therein. See footnote (8) for additional information regarding the beneficial ownership of securities held by OHB Parent.

(4)

Consists of 1,000,000 OHB Series A Shares held of record by KCap. Kuahiwi is the general partner of KCap, and Dr. Fambrough is the sole managing member and 100% owner of Kuahiwi. Dr. Fambrough has sole voting and dispositive power with respect to the shares held by KCap.

(5)

Represents 10,000,000 OHB Series A Shares held by venBio. venBio Global Strategic GP V, LLC is the general partner of venBio and may be deemed to beneficially own the shares held by venBio. Richard Gaster, M.D., Ph.D. is a Managing Partner of venBio Global Strategic GP V, LLC and may be deemed to share voting and dispositive power over the shares held by venBio. Dr. Gaster disclaims beneficial ownership of the shares held by venBio except to the extent of his pecuniary interest therein.

(6)

Represents 500,000 OHB Series A Shares held of record by the Kulkarni Trust. Dr. Kulkarni is the trustee of the Kulkarni Trust and, in such capacity, has sole voting and dispositive power over the shares held by the Kulkarni Trust.

(7)

Represents 10,000,000 OHB Series A Shares held by Atlas Private Holdings (Cayman) Ltd. (“Atlas”). The notice address of Atlas is c/o Balyasny Asset Management L.P., 444 West Lake Street, 50th Floor, Chicago, IL 60606. BAM serves as investment manager to Atlas and functions through which it invests, BAM GP LLC is the general partner of BAM, Balyasny Asset Management Holdings LP is the sole member of BAM GP LLC, Dames GP LLC is the general partner of Balyasny Asset Management Holdings LP, and Dmitry Balyasny is the Managing Member of Dames GP LLC and may be deemed to have voting and investment power with respect to securities held by BAM-affiliated investment vehicles. Immediately following the consummation of the Transactions, BAM and its affiliates are expected to beneficially own shares of New OHB Common Stock, consisting of shares of New OHB Common Stock issued with respect to and in exchange for the OHB Series A Shares held by Atlas and shares of New OHB Common Stock issued in the PIPE Financing.

(8)

Represents 62,312,500 ordinary shares of Oak Hill Bio held of record by OHB Parent. The board of directors of OHB Parent exercises voting and investment power with respect to such shares, subject to certain matters requiring the consent of specified shareholders pursuant to OHB Parent’s articles of association and shareholders’ agreement. In particular, the disposition of such shares requires Investor Majority Consent and Series B Majority Consent (each as defined therein). The members of the board of directors of OHB Parent are Mohammad Hussein Al-Mossawi, David Colpman, Kim Davis, Josh Distler, Mark McHale, Parvinder Thiara and Paul Sundberg. The Investor Majority comprises, for so long as at least 20% of the Preferred Shares in issue as at the Date of Adoption remain outstanding, the holders of a majority of the Preferred Shares from time to time (voting as a single class of shares) (each term as defined in OHB Parent’s articles of association); and the Series B Majority comprises, for so long as at least 20% of the Series B Preferred Shares in issue as at the Date of Adoption remain outstanding, the holders of a majority of the Series B Preferred Shares from time to time (each term as defined OHB Parent’s articles of association). The address of OHB Parent is 3rd Floor, 1 Ashley Road, Altrincham, Cheshire, United Kingdom, WA14 2DT.

(9)

Reflects the aggregate of 10,000,000 OHB Series A Shares held by Janus Henderson Biotech Innovation Master Fund Limited and Janus Henderson Biotech Innovation Master Fund II Limited. The notice address of each of the foregoing funds is c/o Janus Henderson Investors US LLC, 151 Detroit Street, Denver, CO 80206. Janus Henderson Investors US LLC serves as investment manager to each of the foregoing funds and may be deemed to beneficially own the shares held by each. Janus Henderson Investors US LLC is an indirect, wholly owned subsidiary of Janus Henderson Group plc, which may be deemed the ultimate parent holding company and control person with respect to the shares held by each fund. Immediately following the consummation of the Transactions, Janus Henderson and its affiliates are expected to beneficially own shares of New OHB Common Stock, consisting of shares of New OHB Common Stock issued with respect to and in exchange for the OHB Series A Shares held by the foregoing funds and shares of New OHB Common Stock issued in the PIPE Financing.

(10)

RA Capital and its affiliated funds do not hold any shares of Oak Hill Bio prior to the consummation of the Transactions. Immediately following the consummation of the Transactions, RA Capital and its affiliates are expected to beneficially own shares of New OHB Common Stock, consisting of shares of New OHB Common Stock issued upon conversion of the Oak Hill Bio SAFEs provided by RA Capital Healthcare Fund, L.P. and RA Capital Nexus Fund IV, L.P., shares of New OHB Common Stock issued with respect to and in exchange for RACC Shares held by RA Capital-affiliated investment vehicles and shares of New OHB Common Stock issued in the PIPE Financing. RA Capital serves as investment adviser to its affiliated funds and may be deemed to beneficially own the securities held by such funds. The general partner of RA Capital is RA Capital Management GP, LLC, of which Dr. Peter Kolchinsky and Mr. Rajeev Shah are the controlling persons.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, with RACC and Oak Hill Bio’s directors and executive officers, including those discussed in the sections titled “Executive and Director Compensation” and “Management of New Oak Hill Bio Following the Transactions” beginning on pages 352 and 356, respectively, of this proxy statement/prospectus, the following is a description of each transaction, or a Related Party Transaction, involving RACC or Oak Hill Bio since January 1, 2024 and each currently proposed transaction in which:

•	either RACC or Oak Hill Bio has been or is to be a participant;

•

the amounts involved exceeded or will exceed the lesser of $120,000 and 1% of the average of RACC’s or Oak Hill Bio’s total assets at year-end for the last two completed fiscal years, as applicable; and

•

in the case of RACC, any of RACC’s directors, executive officers or holders of more than 5% of RACC’s voting capital stock, or an affiliate or immediate family member of the foregoing persons, had or will have a direct or indirect material interest; and in the case of Oak Hill Bio, any of Oak Hill Bio’s directors or executive officers who will become directors or executive officers of New Oak Hill Bio, or holders of more than 5% of Oak Hill Bio’s capital stock who will become holders of more than 5% of New Oak Hill Bio’s capital stock, or an affiliate or immediate family member of the foregoing persons, had or will have a direct or indirect material interest.

Certain Relationships and Related Person Transactions—RACC

Founder Shares

On February 25, 2026, the Sponsor paid $25,000 to cover certain of RACC’s expenses in exchange for the issuance of the founder shares, being 1,014,706 RACC Class B Shares, or approximately $0.02 per founder share. In March 2026, the Sponsor transferred 30,000 founder shares to each of Mr. MacLean and Mr. Miller. To maintain the ownership of our initial shareholders (and their permitted transferees), on an as-converted basis, at 15% of our issued and outstanding ordinary shares (excluding the private placement shares) upon the consummation of RACC’s initial public offering, in May 2026, RACC effected a share capitalization for which an additional 290,563 founder shares were issued to the Sponsor and an additional 9,130 founder shares were issued to each of Mr. MacLean and Mr. Miller. Following the share capitalization, the Sponsor now holds 1,245,269 founder shares and Mr. MacLean and Mr. Miller each hold 39,130 founder shares.

The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their founder shares until the earlier to occur of (A) one year after the completion of the initial business combination and (B) subsequent to the initial business combination, (x) if the closing price of RACC Class A Shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, or (y) the date on which RACC completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the public shareholders having the right to exchange their ordinary shares for cash, securities or other property. Such transfer restrictions will be amended pursuant to the Investor Rights Agreement, which provides that, subject to customary exceptions set forth therein, the shares of New OHB Common Stock beneficially owned or owned of record by the Sponsor, the SAFE Holders, certain officers and directors of RACC and New Oak Hill Bio (including any PIPE Shares or shares of New OHB Common Stock issued pursuant to the Business Combination Agreement) will be subject to a 180-day lock-up period beginning on the Closing Date. For more information on the changes to the Letter Agreement, and the termination of the Registration and Shareholder Rights Agreement in connection with the Transactions, see “Business Combination Proposal—Related Agreements—Sponsor Letter Agreement” and “Business Combination Proposal—Related Agreements—Investor Rights Agreement.”

Private Placement Shares

Simultaneously with the closing of RACC’s initial public offering, the Sponsor purchased an aggregate of 275,000 private placement shares at a price of $10.00 per private placement share, for an aggregate purchase price of $2,750,000. A portion of the proceeds from the private placement shares was added to the proceeds from RACC’s initial public offering and held in the trust account. Such private placement shares are identical to the RACC Class A Shares sold in RACC’s initial public offering. If RACC does not consummate an initial business combination within 24 months from the closing of RACC’s initial public offering, any proceeds from the sale of the private placement shares held in the trust account will be used to fund the redemption of the public shares (subject to the requirements of applicable law). Holders of the private placement shares have entered into an agreement, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares, private placement shares and public shares in connection with (i) the completion of the initial business combination and (ii) the approval by the shareholders and implementation by the directors of an amendment to RACC’s amended and restated memorandum and articles of association (A) that would modify the substance or timing of the obligation to provide holders of the public shares the right to have their shares redeemed or repurchased in connection with the initial business combination or to redeem 100% of the public shares if RACC does not complete the initial business combination within 24 months from the closing of RACC’s initial public offering or (B) with respect to any other provision relating to the rights of holders of the public shares. The private placement shares will not be transferable or salable until 30 days after the completion of the initial business combination. Upon the Closing of the Transactions, such lock-up will be superseded and replaced by the post-Closing lock-up included in the Lock-Up Agreement. See “Business Combination Proposal—Related Agreements—Lock-Up Agreement.”

Related Party Loans

On February 25, 2026, the Sponsor agreed to loan RACC an aggregate of up to $300,000 to cover expenses related to RACC’s initial public offering pursuant to a promissory note. This loan is non-interest bearing and payable on the earlier of December 31, 2026 or the completion of RACC’s initial public offering. On May 21, 2026, upon the consummation of RACC’s initial public offering, RACC repaid the Sponsor the full amount of $300,000 loaned by it pursuant to the promissory note.

In addition, in order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of RACC’s officers and directors may, but are not obligated to, loan RACC funds as may be required (“Working Capital Loans”). If RACC completes a business combination, RACC may repay the Working Capital Loans out of the proceeds of the trust account released to RACC. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the trust account. In the event that a business combination does not close, RACC may use a portion of the proceeds held outside the trust account or funds from permitted withdrawals to repay the Working Capital Loans, but no proceeds held in the trust account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $3.0 million of such Working Capital Loans may be convertible into shares of the post-business combination entity at a price of $10.00 per share. To date, RACC has no outstanding borrowings under the Working Capital Loans.

Indemnification Agreement

RACC entered into an agreement, commencing on the date that RACC’s registration statement relating to its initial public offering was declared effective, through the earlier of RACC’s consummation of a business combination and its liquidation, to indemnify the Sponsor and its affiliates, from any liability arising with respect to their activities in connection with RACC’s affairs.

RACC Registration and Shareholder Rights Agreement

The holders of RACC Class B Shares and private placement shares, including private placement shares that may be issued upon conversion of working capital loans (if any), are entitled to registration rights pursuant to the Registration and Shareholder Rights Agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that RACC registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to RACC’s completion of its initial business combination. However, the Registration and Shareholder Rights Agreement provides that RACC will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the RACC Class B Shares, in accordance with the Letter Agreement and (ii) in the case of the private placement shares, 30 days after the completion of RACC’s initial business combination. RACC will bear the expenses incurred in connection with the filing of any such registration statements. As discussed under “Business Combination Proposal—Related Agreements,” (i) the Registration and Shareholder Rights Agreement will be terminated and replaced by the Investor Rights Agreement; and (ii) the RACC Shareholders and certain Oak Hill Bio stockholders will enter into lock-up agreements in connection with the Closing.

Certain Relationships and Related Person Transactions—Oak Hill Bio

The following is a description of each Related Party Transaction since January 1, 2024, to which Oak Hill Bio was or will be a party.

Intercompany Arrangements with OHB Parent

OHB Parent Funding of Operating Expenses; Capitalization of Intercompany Debt

Since formation in September 2024 through its April 2026 Series A financing, Oak Hill Bio, was a wholly owned subsidiary of OHB Parent, its parent and controlling shareholder. Since formation through such date, all expenses incurred by Oak Hill Bio were funded by OHB Parent, which managed cash through bank accounts controlled and maintained by OHB Parent. Oak Hill Bio did not have legal ownership of any bank accounts containing cash balances during this period.

On December 31, 2025, Oak Hill Bio settled its then outstanding payables with OHB Parent in the amount of approximately $16.0 million in exchange for the issuance of 1,000,000 ordinary shares to OHB Parent. This payable was interest-free and due upon demand. See “Note 5. Related party transactions” to the audited financial statements of Oak Hill Bio included elsewhere in this proxy statement/prospectus.

As of the date of Oak Hill Bio’s Series A financing, a further amount of approximately $6.2 million was owed by Oak Hill Bio to OHB Parent, representing funding provided by OHB Parent for the period from January 1, 2026 through April 16, 2026. This amount was repaid in full in July 2026.

Ongoing Services from OHB Parent

OHB Parent has provided, and continues to provide, finance and accounting, human resources, technology and other services to Oak Hill Bio on an allocated cost basis. In connection with the consummation of the Transactions, Oak Bill Bio entered into an intercompany arrangement with OHB Parent that provides for services related to research and development, as well as administrative and strategic management. A copy of this intercompany agreement is filed as Exhibit 10.15 to the registration statement on Form S-4 of which this proxy statement/prospectus forms a part. During the six months ended June 30, 2026, OHB Parent allocated $0.5 million to Oak Hill Bio’s general and administrative expenses and $1.0 million to Oak Hill Bio’s research and development expenses in respect of these services. During the year ended December 31, 2025, OHB Parent allocated $0.1 million to Oak Hill Bio’s general and administrative expenses and $0.7 million to Oak Hill Bio’s research and development expenses in respect of these services. No allocations were made during the period from inception through December 31, 2024. See “Note 5. Related party transactions” to Oak Hill Bio’s audited financial statements included elsewhere in this proxy statement/prospectus.

April 2026 OHB Parent Share Subscription

On April 15, 2026, Oak Hill Bio issued 61,302,500 ordinary shares pursuant to a subscription letter to OHB Parent at a price of $0.000001 per share par value, for aggregate consideration of $61.30, payable by OHB Parent to Oak Hill Bio on or before December 15, 2026, or earlier upon demand. This issuance was made in connection with the reorganization of Oak Hill Bio’s share capital immediately prior to its Series A financing. As of August 1, 2026, OHB Parent held 62,312,500 ordinary shares, representing approximately 65.7% of Oak Hill Bio’s total issued share capital.

Director & Officer Service Arrangements

Each of Josh Distler, Chief Executive Officer and a director of OHB Parent and director of Oak Hill Bio, Ike Greenstein, Chief Financial Officer and Chief Business Officer of OHB Parent, and Sharon Morriss Ph.D., Chief Operating Officer of OHB Parent, provide services to Oak Hill Bio and each have service arrangements with Oak Hill Bio Corp., an affiliate of OHB Parent, rather than with Oak Hill Bio directly. Additionally, Brenda Vincenzi M.D., Senior Vice President and Head of Clinical Development of OHB Parent, who also provides services to Oak Hill Bio, is employed through an employer of record contracted by Oak Hill Bio. Each of these individuals is expected to enter into a new employment arrangement in connection with the consummation of the Transactions as described under “Management of New Oak Hill Bio Following the Transactions—Executive Officers.” Payments to OHB Parent in connection with these services are described above under “—OHB Parent Funding of Operating Expenses; Capitalization of Intercompany Debt.”

Transactions Related to Oak Hill Bio’s Series A Financing

On April 16, 2026, Oak Hill Bio completed its Series A financing pursuant to a Subscription Agreement entered into with certain investors, including venBio Global Strategic Fund V, L.P. (“venBio”) and KCap Biotechnology Fund, LP (“KCap”), under which the investors subscribed for an aggregate of 32,500,000 OHB Series A Shares at a subscription price of $1.00 per share, for aggregate gross proceeds of $32,500,000.

Director Appointments

In connection with Oak Hill Bio’s Series A financing, Richard Gaster, Managing Partner of venBio Global Strategic GP V, LLC (the general partner of venBio), and Douglas Fambrough, Managing Member of Kuahiwi Management LLC (the investment manager of KCap), were appointed as directors of Oak Hill Bio’s board of directors. These board appointment rights and, as a result, these directors’ appointments, will terminate in connection with the consummation of the Transactions.

Agreements with venBio

In connection with Oak Hill Bio’s Series A financing, Oak Hill Bio entered into a Shareholders’ Agreement with all Oak Hill Bio’s Series A financing investors, a Registration Rights Agreement with Oak Hill Bio’s Series A financing investors and OHB Parent, and a separate side letter with venBio. Oak Hill Bio also entered into a separate side letter with venBio providing venBio with certain management consultation, inspection and board observer rights. The Shareholders’ Agreement and the side letter will terminate upon the consummation of the Transactions. The registration rights granted to venBio under the Registration Rights Agreement are described below.

Registration Rights

In connection with Oak Hill Bio’s Series A financing, Oak Hill Bio entered into a Registration Rights Agreement with OHB Parent and each of Oak Hill Bio’s Series A financing investors. The Registration Rights Agreement grants the parties thereto certain registration rights in respect of the “registrable securities” held by them, which securities include (i) the ordinary shares issuable or issued upon conversion of the OHB Series A Shares, (ii) any ordinary shares issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of Oak Hill Bio acquired by the investors after the date of the Registration Rights Agreement, and (iii) any ordinary shares issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares described in the foregoing clauses (i) and (ii). The registration of ordinary shares of Oak Hill Bio pursuant to the exercise of these registration rights would enable the holders thereof to sell such shares under the Securities Act when the applicable registration statement is declared effective. Under the Registration Rights Agreement, Oak Hill Bio will pay all expenses relating to such registrations, other than selling expenses, including all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for Oak Hill Bio, and the reasonable fees and disbursements, not to exceed $75,000, of one counsel for the selling holders, and the selling holders will pay all underwriting discounts, selling commissions and share transfer taxes relating to the sale of their shares. The Registration Rights Agreement also includes customary indemnification and procedural terms.

Form S-1 Registration Rights

If at any time after the earlier of (i) three years after the date of the Registration Rights Agreement, (ii) 180 days after the effective date of the registration statement for the initial public offering or direct listing of Oak Hill Bio, or (iii) 180 days after completion of a “Qualifying Transaction” (as defined in the Registration Rights Agreement), the holders of more than 50% of the registrable securities then outstanding request that Oak Hill Bio file a Form S-1 registration statement with respect to registrable securities having an anticipated aggregate offering price, net of selling expenses, of at least $25 million, Oak Hill Bio is obligated to file such registration statement. Oak Hill Bio is not obligated to effect more than two registrations in response to these demand registration rights. If the holders requesting registration intend to distribute their shares by means of an underwriting, the managing underwriter of such offering will have the right to limit the number of shares to be underwritten for reasons related to the marketing of the shares.

Notwithstanding the foregoing, the right to request the filing of a Form S-1 registration statement shall in no event be made available to any Holder that is a Non-U.S. Person. For this purpose, “Non-U.S. Person” means either (i) a Person (as defined in the Registration Rights Agreement) or government that is a “foreign person” within the meaning of Section 721 of the Defense Production Act, as amended (the “DPA”), or (ii) a Person through whose investment a “foreign person” within the meaning of the DPA would obtain any DPA Triggering Rights (as defined in the Registration Rights Agreement).

Piggyback Registration Rights

If Oak Hill Bio proposes to register any of its securities under the Securities Act, in connection with the public offering of such securities solely for cash (other than in an excluded registration, a registration relating to a demand registration, an initial public offering or a direct listing), each holder of registrable securities will be entitled to notice of the registration and, subject to certain limitations, to include their registrable securities in such registration. If Oak Hill Bio’s proposed registration involves an underwriting, the managing underwriter of such offering will have the right to limit the number of shares to be underwritten for reasons related to the marketing of the shares.

Form S-3 Registration Rights

If, at any time when Oak Hill Bio is eligible to use a Form S-3 registration statement, the holders of at least 20% of the registrable securities then outstanding request that Oak Hill Bio file a Form S-3 registration statement with respect to registrable securities having an anticipated aggregate offering price, net of selling expenses, of at least $10 million, Oak Hill Bio is obligated to effect such registration. Oak Hill Bio is not obligated to effect more than two Form S-3 registrations within any 12-month period.

Expenses and Indemnification

Other than selling expenses, Oak Hill Bio will be required to pay all expenses incurred in connection with any registration effected pursuant to the exercise of these registration rights, including all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of Oak Hill Bio’s counsel, and the reasonable fees and disbursements, not to exceed $75,000, of one counsel for the selling holders. Oak Hill Bio has agreed to indemnify selling holders for damages, and any legal or other expenses reasonably incurred, arising from or based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement, an omission or alleged omission to state a material fact required to be stated in any registration statement or necessary to make the statements therein not misleading, or any violation or alleged violation by the indemnifying party of securities laws, subject to certain exceptions.

Termination of Registration Rights

The registration rights terminate upon the earliest to occur of: (i) the fifth anniversary of the initial public offering, direct listing or Qualifying Transaction; (ii) the completion of a share sale or asset sale, or the distribution of assets on a liquidation of Oak Hill Bio (not including the Qualifying Transaction); (iii) completion of the Qualifying Transaction, where all shares in the resulting public company are issued in a transaction registered on Form S-4 and are freely tradeable; and (iv) at such time following an initial public offering, direct listing or Qualifying Transaction as a holder is able to sell all of its registrable securities pursuant to SEC Rule 144 or another similar exemption under the Securities Act without limitation. Consummation of the Transactions is expected to be a Qualifying Transaction for purpose of these rights.

Indemnification Agreements

In connection with the consummation of the Transactions, Oak Hill Bio expects to enter into agreements to indemnify its directors and executive officers. These agreements, among other things, require Oak Hill Bio to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in Oak Hill Bio’s right, on account of any services undertaken by such person on behalf of Oak Hill Bio or that person’s status as a member of Oak Hill Bio’s board of directors to the maximum extent allowed under applicable law.

Agreements Related to the Transactions

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, the initial shareholders, RACC and Oak Hill Bio entered into the Sponsor Letter Agreement pursuant to which, among other things, (i) each initial shareholder agreed to vote in favor of each of the proposals to be voted upon at the meeting of RACC shareholders, including approval of the Business Combination Agreement and the transactions contemplated thereby, (ii) each initial shareholder agreed to waive any adjustment to the conversion ratio set forth in the governing documents of RACC or any other anti-dilution or similar protection with respect to the RACC Class B Shares (whether resulting from the transactions contemplated by the Subscription Agreements, (iii) each of the initial shareholders and RACC agreed to terminate the lock-up provisions contained in the Sponsor Letter Agreement and to replace such lock-up provisions with the transfer restrictions included in the Lock-up Agreement, and (iv) each initial shareholder agreed to be bound by certain transfer restrictions with respect to his, her or its shares in RACC prior to the Closing. Notwithstanding the foregoing transfer restrictions, each initial shareholder is permitted to transfer his, her or its Subject RACC Equity Securities (A) to RACC’s officers or directors, any affiliates or family members of any of RACC’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates, (B) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such person or to a charitable organization, (C) in the case of an individual, by virtue of laws of descent and distribution upon death, (D) in the case of an individual, pursuant to a qualified domestic relations order, (E) by private sales or transfers made in connection with the transactions contemplated by the Business Combination Agreement, or (F) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; provided, that any transferee of any such permitted transfer must enter into a written agreement agreeing to be bound by the Sponsor Letter Agreement prior to the occurrence of such transfer. No consideration has been or will be paid to RACC, Oak Hill Bio, Sponsor or each of RACC’s independent directors in connection with the entry into the Sponsor Letter Agreement.

Investor Rights Agreement

At the Closing, New Oak Hill Bio intends to enter into the Investor Rights Agreement, pursuant to which, among other things, the SAFE Holders, the RA Backstop Purchaser and all existing Oak Hill Bio Shareholders will be granted certain registration rights with respect to their respective shares of New OHB Common Stock. For additional information, see “Business Combination Proposal—Related Agreements—Investor Rights Agreement.”

Lock-Up Agreements

In connection with the Closing, the Sponsor, the RACC independent directors, and certain former Oak Hill Bio Shareholders, will enter into Lock-Up Agreements with RACC. Pursuant to the Lock-Up Agreement, the Sponsor, the RACC independent directors, and certain former Oak Hill Bio Shareholders will agree not to transfer (except for certain permitted transfers) any shares of New OHB Common Stock held by such holder (excluding (i) any shares of New OHB Common Stock issued in the PIPE Financing pursuant to the Subscription Agreements; (ii) any shares of New OHB Common Stock issued to the SAFE Holders in exchange for their shares in Oak Hill Bio issued upon conversion of the Oak Hill Bio SAFEs; and (iii) any shares of New OHB Common Stock issued pursuant to the Backstop Agreement) after the Domestication until six (6) months after the Closing Date. See “Business Combination Proposal—Related Agreements—Lock-Up Agreements.”

Backstop Agreement

Concurrently with the execution of the Business Combination Agreement, RACC and the RA Backstop Purchaser entered into the Backstop Agreement, pursuant to which the RA Backstop Purchaser has committed to subscribe for up to 7,500,000 shares of New OHB Common Stock at a purchase price of $10.00 per share, to the extent necessary to backstop public shareholder redemptions, on the terms and subject to the conditions set forth in the Backstop Agreement. The Backstop Limit will be reduced by the number of shares of New OHB Common Stock not subject to shareholder redemptions. The aggregate amount the RA Backstop Purchaser will be required to fund shall not exceed $75,000,000. The foregoing description of the Backstop Agreement is subject to and qualified in its entirety by reference to the full text of the Backstop Agreement, a copy of which is attached as Annex C to this proxy statement/prospectus. See “Business Combination Proposal—Related Agreements—Backstop Agreement.”

Policies and Procedures for Related Persons Transactions

The audit committee of RACC’S board of directors adopted a charter, providing for the review, approval and/or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC, by the RACC audit committee. At its meetings, the RACC audit committee shall be provided with the details of each new, existing, or proposed related party transaction, including the terms of the transaction, any contractual restrictions that RACC has already committed to, the business purpose of the transaction, and the benefits of the transaction to RACC and to the relevant related party. Any member of the RACC audit committee who has an interest in the related party transaction under review by the RACC audit committee shall abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the RACC audit committee, participate in some or all of the RACC audit committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the RACC audit committee may determine to permit or to prohibit the related party transaction.

Oak Hill Bio does not currently have a formal policy regarding approval of transactions with related parties. Oak Hill Bio’s board of directors reviews and approves transactions with directors, officers and holders of 5% or more of Oak Hill Bio’s voting securities and their affiliates, each a related party, after consideration of the material facts as to the related party’s relationship or interest in the transaction.

Following the completion of the Transactions, New Oak Hill Bio will adopt a related party transaction approval policy and New Oak Hill Bio’s audit committee will be responsible for the review, consideration and approval or ratification of related party transactions. For purposes of New Oak Hill Bio’s policy only, a “related person transaction” is a transaction, arrangement or relationship in which New Oak Hill Bio or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds the lesser of (x) $120,000 or (y) 1% the average of New Oak Hill Bio’s total assets at year-end for the last two completed fiscal years, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of New Oak Hill Bio’s executive officers, a director nominee or a member of the New OHB Board;

•	any person who is known by New Oak Hill Bio to be the beneficial owner of more than five percent (5%) of its voting stock; and

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of our voting stock, and any person sharing the household of such director, executive officer or beneficial owner of more than five percent (5%) of its voting stock.

It is also anticipated that New Oak Hill Bio will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

RACC is an exempted company incorporated under the Cayman Companies Act. The Cayman Companies Act, Cayman Islands law generally and the Existing Governing Documents govern the rights of its shareholders. The Cayman Companies Act and Cayman Islands law generally differs in some material respects from laws generally applicable to Delaware corporations and their stockholders. In addition, the Existing Governing Documents differ in certain material respects from the Proposed Governing Documents. As a result, when you become a stockholder of New Oak Hill Bio, your rights will differ in some regards as compared to when you were a shareholder of RACC.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of RACC and New Oak Hill Bio according to applicable law and/or the governing documents of RACC and New Oak Hill Bio. You also should review the New OHB Charter and the New OHB Bylaws of New Oak Hill Bio attached hereto as Annex H and Annex I to this proxy statement/prospectus, as well as the DGCL and corporate laws of the Cayman Islands, including the Companies Act (As Revised) of the Cayman Islands, to understand how these laws apply to RACC and New Oak Hill Bio.

	Cayman Islands	Delaware
Stockholder/Shareholder Approval of Transactions

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval—there is no exception for smaller mergers.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by the Grand Court of the Cayman Islands. The application to the court and the court’s sanction is required in addition to (i) in relation to a compromise or arrangement between a company and its creditors or any class of them, a majority in number of such creditors or class of creditors with whom the arrangement is to be made and who must in addition represent 75% in value of such creditors or class of creditors, as the case may be, that are present and voting either in person or

Mergers that require a vote of stockholders require approval by the holders of a majority in voting power of all outstanding shares entitled to vote on the matter. Mergers in which (1) the corporation’s certificate of incorporation is not amended, (2) each share of the corporation’s stock outstanding or held in treasury immediately before the effectiveness of the merger is to be an identical outstanding or treasury share of the surviving corporation, and (3) either no shares of common stock of the corporation and no shares, securities or obligations convertible into such stock are to be issued in the merger, or the authorized unissued shares or treasury shares of common stock of the corporation to be issued or delivered plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of the corporation outstanding immediately before the merger. Mergers that contemplate a qualifying holding company reorganization do not require approval of stockholders of the corporation that is the parent prior to the merger. Mergers in which the target is widely traded, the acquirer consummates a qualifying

	Cayman Islands	Delaware
	by proxy at a meeting summoned for that purpose; and (ii) in relation to a compromise or arrangement between a company and its shareholders or any class of them, shareholders who represent 75% in value of the company’s shareholders or class of shareholders, as the case may be, that are present and voting either in person or by proxy at a meeting summoned for that purpose.	tender offer, and a sufficient number of target stockholders tender do not require approval of target stockholders. Mergers in which a corporation or entity owns 90% or more of the outstanding shares of each class of stock of a corporation that would otherwise be entitled to vote on a merger may be completed without the approval of such corporation’s board of directors or any vote of its stockholders.

Stockholder/Shareholder Votes for Routine Matters	Under Cayman Islands law and the Existing Governing Documents, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the votes cast by or on behalf of the shareholders present in person or represented by proxy at the applicable general meeting and entitled to vote on such matter).	Unless a different voting standard is set forth in the certificate of incorporation or bylaws, approval of routine corporate matters other than director elections that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter and director elections require a plurality vote of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Appraisal Rights and Dissenters’ Rights	Minority shareholders that dissent from a Cayman Islands statutory merger are entitled to be paid the fair market value of their shares, as determined by the Grand Court of the Cayman Islands if not agreed by the parties), in accordance with Section 238 of the Companies Act (As Revised) of the Cayman Islands.	Appraisal rights permit a stockholder to receive cash generally equal to the fair value of the stockholder’s shares (as determined by agreement of the parties or by a court) in lieu of the consideration such stockholder would otherwise receive in the applicable transaction. Appraisal rights are generally available to the holders of shares of any class or series of stock of a Delaware corporation in a merger, consolidation, conversion or domestication, provided that no appraisal rights are available with respect to shares of any class or series of stock if, at the record date for the meeting held to approve such transaction, such shares of stock, or depositary receipts in respect thereof, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders of record, unless the stockholders are required to receive anything other than

	Cayman Islands	Delaware
shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is listed on a national securities exchange or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing.

Inspection of Books and Records	Shareholders have a right under the Companies Act (As Revised) of the Cayman Islands to inspect the register of members of a company without charge during business hours (subject to such reasonable restrictions as the company may by its articles of association or in general meeting impose, so that not less than two hours in each day be allowed for inspection). However, shareholders generally do not have any rights to inspect or obtain copies of any other corporate records of a company.	Any stockholder, upon written demand stating the purpose thereof, has the right to inspect the corporation’s stock ledger and other books and records for a proper purpose during the usual hours for business, subject to additional terms, requirements and exceptions.

Stockholder/Shareholder Lawsuits	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in limited circumstances and the procedure for such actions is governed by the common law principles derived from English law (including the rule in Foss v Harbottle and the exceptions thereto).	The DGCL provides that a stockholder may bring a derivative suit by or in the right of the corporation provided that the complaint must aver that the plaintiff was a stockholder at the time of the challenged transaction or that their stock devolved upon them by operation of law. Additional pleading requirements apply under Delaware law.

Fiduciary Duties of Directors

A director owes fiduciary duties to a company, including a duty to act bona fide in the best interests of the company as a whole, to exercise powers for proper purposes, and to avoid conflicts of interest.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances (for example, when the

Directors owe fiduciary duties of care and loyalty to the corporation and its stockholders.

	Cayman Islands	Delaware
company is insolvent or of doubtful solvency) or to shareholders where special circumstances create a direct relationship of trust and confidence.

Indemnification of Directors and Officers	A Cayman Islands company generally may indemnify its directors or officers except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against dishonesty, willful default, willful neglect, fraud or the consequences of committing a crime.

In actions, suits or proceedings that are not brought by or in right of the corporation, the DGCL permits a corporation to indemnify current and former directors, officers, employees and agents for attorneys’ fees and other expenses, judgments and amounts paid in settlement that the person actually and reasonably incurred in connection with the action, suit or proceeding. The person seeking indemnity may recover under these statutory provisions as long as they acted in good faith and in a manner the person reasonably believed was in or not opposed to the best interests of the corporation, and in the case of a criminal proceeding, that such person had no reasonable cause to believe their conduct was unlawful.

In actions, suits or proceedings that are brought by or in right of the corporation, the DGCL permits a corporation to indemnify its directors, officers, employees or agents for expenses that the person actually and reasonably incurred, except that the corporation may not indemnify the person for any claim, issue or matter as to which the person has been adjudged liable to the corporation unless and only to the extent that the court in which the action or suit was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses.

The DGCL requires a corporation to indemnify its directors and officers against the expenses they actually and reasonably incur in defending against any action, suit or proceeding for which they may be indemnified if they

	Cayman Islands	Delaware

have been successful on the merits or otherwise in the defense.

In addition, the DGCL provides that expenses incurred by an officer, director, employee or agent of a corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding. In the case of a current director or officer, the advances may be made only upon the corporation’s receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation as authorized under the DGCL.

The provisions permitting a corporation to provide rights to indemnification or advancement of expenses may be made mandatory through the certificate of incorporation or bylaws or by agreement.

Limited Liability of Directors	Liability of directors may be limited, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide exculpation for dishonesty, willful default, willful neglect, fraud or the consequences of committing a crime.	The DGCL permits the certificate of incorporation of the corporation to contain a provision limiting or eliminating the personal monetary liability of a director or officer to the corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, knowing violations of law, unlawful repurchases or dividends for directors, or improper personal benefit, and with respect to an officer in any action by or in the right of the corporation.

The New OHB Charter and New OHB Bylaws differ in certain material respects from the Existing Governing Documents. The following table sets forth a summary of the principal changes proposed to be made between the Existing Governing Documents and the New OHB Charter and New OHB Bylaws, as applicable, for New Oak Hill Bio. This summary is qualified by reference to the complete text of the Existing Governing Documents of RACC, attached as exhibit 3.1 to this registration statement on Form S-4 and the complete text of the New OHB Charter and New OHB Bylaws, the forms of which are attached to this proxy statement/prospectus as Annex H and Annex I. All shareholders are encouraged to read the New OHB Charter and New OHB Bylaws in their entirety for a more complete description of their terms.

	Existing Governing Documents	Proposed Governing Documents
Authorized Shares

The share capital under the Existing Governing Documents is US$50,000 divided into 479,000,000 Class A ordinary shares of par value US$0.0001 per share, 20,000,000 RACC Class B Shares of par value US$0.0001 per share and 1,000,000 preference shares of par value US$0.0001 per share.

See paragraph 5 of the current amended and restated memorandum of association.

The Proposed Governing Documents authorize 510,000,000 shares, consisting of 500,000,000,000 shares of New OHB Common Stock and 10,000,000 shares of undesignated preferred stock, each par value $0.0001 per share.

See Article IV of the New OHB Charter.

Voting

The Existing Governing Documents provide that holders of RACC Class A Shares and RACC Class B Shares will vote together as a single class on all matters submitted to the shareholders for their vote or approval, except as required by applicable law or provided by the Existing Governing Documents, and that shareholders are entitled to one vote per share on all matters submitted to the shareholders for their vote or approval.

See Article 17.1 of the Existing Governing Documents.

The holders of New OHB Common Stock will be entitled to cast one vote per share. Except as otherwise required by law, the New OHB Charter or the New OHB Bylaws, when quorum is present at any meeting of stockholders, any matter before the meeting shall be decided by majority of the votes properly cast for and against such matter and each election of directors shall be determined by a plurality of votes cast.

See Article I, Section 6 of the New OHB Bylaws.

Authorize Oak Hill Bio to Make Issuances of Preferred Stock Without Stockholder Consent

The Existing Governing Documents authorize the issuance of 1,000,000 preference shares with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, the RACC Board is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with voting, preferences and other special rights which could adversely affect the voting power or other rights of the holders of ordinary shares.

See paragraph 5 of the current amended and restated memorandum of association.

The New OHB Charter authorizes the New OHB Board to create and issue one or more series of preferred stock, with such rights, powers and preferences (and qualifications, limitations and restrictions) as may be determined by the New OHB Board and as may be permitted by the DGCL.

See Article IV, Section B of the New OHB Charter.

Shareholder/Stockholder Written Consent in Lieu of a Meeting	The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a	The New OHB Charter allows stockholders to vote in person or by proxy at a meeting of stockholders but

	Existing Governing Documents	Proposed Governing Documents
general meeting, or by unanimous written resolution. See definition of “Ordinary Resolution” in the current amended and restated memorandum of association.

prohibits the ability of stockholders to act by consent in lieu of a meeting (subject to the rights of the holders of one or more outstanding series of preferred stock).

See Article V, Section 1 of the New OHB Charter.

Classified Board

The Existing Governing Documents provide that the RACC Board will be divided into three classes with only one class of directors being elected in each year and each class serving for a three-year term.

See Article 27.2 of the Existing Governing Documents.

The New OHB Charter provides that, other than any directors elected by a special vote of any series of preferred stock the New OHB Board will be divided into three classes with only one class of directors being elected in each year and each class serving for a three-year term.

See Article VI, Section 2 of the New OHB Charter.

Corporate Name	The Existing Governing Documents provide the name of the company is “Research Alliance Corporation III” See paragraph 1 of the Existing Governing Documents.	The New OHB Charter will provide that the name of New Oak Hill Bio will be “Oak Hill Bio Inc.” See Article I of the New OHB Charter.

Perpetual Existence

The Existing Governing Documents provide that if we do not consummate a business combination (as defined in the Existing Governing Documents) by May 21, 2028, RACC shall cease all operations except for the purposes of winding up and shall redeem the shares issued in RACC’s initial public offering and liquidate the trust account.

See Article 49.7 of the Existing Governing Documents.

New Oak Hill Bio’s existence will be perpetual pursuant to the default rule under the DGCL.

Takeovers by Interested Stockholders

The Existing Governing Documents provide that if we do not consummate a business combination (as defined in the Existing Governing Documents) by May 21, 2028, RACC shall cease all operations except for the purposes of winding up and shall redeem the shares issued in the IPO and liquidate the trust account.

See Article 49.7 of the Existing Governing Documents.

The DGCL provides for certain restrictions regarding “business combinations” with “interested stockholders” (as such terms are defined in Section 203 of the DGCL) and the Proposed Governing Documents do not opt out of such restrictions.

See the description of such restrictions in the subsection titled “— Anti-Takeover Provisions” in the section titled “Description of New Oak Hill Bio Securities” below.

	Existing Governing Documents	Proposed Governing Documents

Provisions Related to Status as Blank Check Company

The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.

See Article 49 of the Existing Governing Documents.

The Proposed Governing Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon the Closing, as we will cease to be a blank check company at such time.

DESCRIPTION OF NEW OAK HILL BIO SECURITIES

As a result of the Transactions, RACC shareholders who receive shares of New OHB Common Stock in connection with the Transactions will become stockholders of New Oak Hill Bio. Your rights as New Oak Hill Bio stockholders will be governed by Delaware law and the New OHB Charter and the New OHB Bylaws. The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. RACC urges you to read the applicable provisions of Delaware law and the New OHB Charter and the New OHB Bylaws carefully and in their entirety because they describe your rights as a holder of shares of New OHB Common Stock.

Authorized and Outstanding Stock

The New OHB Charter authorizes the issuance of 510,000,000 shares of capital stock, consisting of (i) 500,000,000 shares of common stock, par value $0.0001 per share and (ii) 10,000,000 shares of undesignated preferred stock, par value $0.0001 per share. The shares of New OHB Common Stock issuable in connection with the Transactions pursuant to the Business Combination Agreement will be duly authorized, validly issued, fully paid and non-assessable. As of the record date for the extraordinary general meeting, there were 7,775,000 RACC Class A Shares held by two holders of record, 1,323,529 RACC Class B Shares held by three holders of record, and no preference shares issued and outstanding. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Common Stock

The New OHB Charter provides that the New OHB Common Stock will have identical par value and participation rights to current RACC Class A Shares and RACC Class B Shares. Pursuant to the RACC Articles, the Business Combination Agreement and Sponsor Letter Agreement, the holders of RACC Class B Shares agreed to elect to convert their RACC Class B Shares into RACC Class A Shares immediately prior to the Domestication and to waive their rights under RACC’s articles of association to have their RACC Class B Shares converted into RACC Class A Shares at a ratio of greater than one-to-one. Further, pursuant to the RACC Articles and the Business Combination Agreement, the RACC Class A Shares (including the RACC Class A Shares issued in connection with the Class B share conversion, but excluding public shares validly submitted for redemption and the forfeited founder shares) will convert on a one-to-one basis into New OHB Common Stock, with identical par value and participation rights to current RACC Class A Shares.

Preferred Stock

The New OHB Charter provides that shares of preferred stock may be issued from time to time in one or more series. The New OHB Board will be authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The New OHB Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of New OHB Common Stock and could have anti-takeover effects. The ability of the New OHB Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. New Oak Hill Bio has no preferred stock outstanding at the date hereof. Although New Oak Hill Bio does not currently intend to issue any shares of preferred stock, it cannot assure you that New Oak Hill Bio will not do so in the future.

Dividends

Under the New OHB Charter, holders of New OHB Common Stock are entitled to receive ratable dividends, if any, as may be declared from time-to-time by the New OHB Board out of legally available assets or funds. There are no current plans to pay cash dividends on New OHB Common Stock for the foreseeable future.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the current articles of association and the New OHB Charter, the holders of New OHB Common Stock possess or will possess, as applicable, all voting power for the election of New Oak Hill Bio’s directors and all other matters requiring stockholder action and are entitled or will be entitled, as applicable, to one vote per share on matters to be voted on by stockholders. Subject to certain limited exceptions, the holders of New OHB Common Stock shall at all times vote together as one class on all matters submitted to a vote of the holders of New OHB Common Stock under the New OHB Charter.

Preemptive or Other Rights

The New OHB Charter does not provide for any preemptive or other similar rights.

Election of Directors

The RACC Board currently consists of three directors.

Following the completion of the Transactions, the size of the New OHB Board will be increased to consist of [●] directors, as discussed in greater detail in “Governing Documents Proposal” and “Management of New Oak Hill Bio following the Transactions.” Under the terms of the New OHB Charter, upon the effectiveness thereof, the New OHB Board will be divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the first annual meeting of stockholders following the Closing. Class II and Class III directors will initially serve for a term expiring at the second and third annual meeting of stockholders following the Closing, respectively. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There will be no limit on the number of terms a director may serve on the New OHB Board.

Under the New OHB Bylaws, directors are elected by a plurality voting standard, whereby each of New Oak Hill Bio’s stockholders may not give more than one vote per share towards any one director nominee. There are no cumulative voting rights in the New OHB Charter.

Annual Stockholder Meetings

The New OHB Bylaws will provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by the New OHB Board. To the extent permitted under applicable law, New Oak Hill Bio may conduct meetings by means of remote communication.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, New Oak Hill Bio’s stockholders have appraisal rights in connection with a merger or consolidation of New Oak Hill Bio. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of New Oak Hill Bio’s stockholders may bring an action in New Oak Hill Bio’s name to procure a judgment in New Oak Hill Bio’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of New Oak Hill Bio’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Limitations on Liability and Indemnification of Officers and Directors

The RACC Articles provide that RACC’s current and former officers and directors will be indemnified by us for any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default. No such officer or director is or will be liable to RACC for any loss or damage incurred by RACC as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, willful neglect or willful default of such officer or director. RACC has further agreed to advance reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action, suit, proceeding or investigation involving such officer or director for which indemnity will or could be sought. The New OHB Charter and the New OHB Bylaws will provide for the indemnification of current and former officers and directors of New Oak Hill Bio to the fullest extent permitted by Delaware law.

New Oak Hill Bio intends to enter into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification that will be provided for in the New OHB Charter.

New Oak Hill Bio will purchase a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures New Oak Hill Bio against its obligations to indemnify its officers and directors. In connection with the Closing, RACC will purchase a tail policy with respect to liability coverage for the benefit of RACC’s current officers and directors on the same or substantially similar terms of RACC’s existing policy. Pursuant to the Business Combination Agreement, New Oak Hill Bio will maintain such tail policy for a period of six years following the Closing.

These provisions may discourage current shareholders and future stockholders from bringing a lawsuit against RACC (or New Oak Hill Bio) directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit RACC (or New Oak Hill Bio) and its shareholders and stockholders. Furthermore, a shareholder’s or stockholder’s investment may be adversely affected to the extent New Oak Hill Bio pays the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

New Oak Hill Bio believes that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Certain Anti-Takeover Provisions of Delaware Law, the New OHB Charter and the New OHB Bylaws

The DGCL contains and the New OHB Charter and New OHB Bylaws will contain provisions, as summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of New OHB Board. These provisions are intended to avoid costly takeover battles, reduce New Oak Hill Bio’s vulnerability to a hostile change of control and enhance the ability of New OHB Board to maximize stockholder value in connection with any unsolicited offer to acquire New Oak Hill Bio. However, these provisions may have an anti-takeover effect and may delay, deter, or prevent a merger or acquisition of New Oak Hill Bio by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of New OHB Common Stock held by stockholders.

Exclusive Forum

The New OHB Bylaws establish that, unless New Oak Hill Bio consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for

(i) any derivative action or proceeding brought on behalf of New Oak Hill Bio, (ii) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of New Oak Hill Bio to New Oak Hill Bio or New Oak Hill Bio’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the New OHB Charter or New OHB Bylaws (including the interpretation, validity or enforceability thereof) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, however, that the exclusive forum provision will not apply to any causes of action arising under the Securities Act, or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. Unless New Oak Hill Bio consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, the Exchange Act, or the respective rules and regulations promulgated thereunder.

Advance Notice of Director Nominations and Other Stockholder Proposals

The Proposed Governing Documents establish advance notice procedures for stockholders who wish to nominate persons for election to the New OHB Board or propose other business to be considered by the stockholders at an annual meeting. See “Stockholder Proposals and Nominations” for more information.

Listing of Securities

RACC has applied to list the New OHB Common Stock on Nasdaq under the symbol “OAKH” upon the closing of the Transactions.

It is a condition to Oak Hill Bio and RACC’s obligations to consummate the Transactions that the New OHB Common Stock to be issued in connection with the Business Combination Agreement, including the shares of New OHB Common Stock in the Share Acquisition and the PIPE Shares, is approved for listing on Nasdaq, subject only to official notice of issuance. Additionally, it is a condition to the obligations of the parties to the Subscription Agreements to consummate the PIPE Financing that the New OHB Common Stock, including the PIPE Shares, has been approved for listing on Nasdaq, subject only to official notice of issuance. RACC and Oak Hill Bio believe that RACC will satisfy the initial listing requirements of the Nasdaq Capital Market at the Closing, but there can be no assurance such listing condition will be met. If such listing condition is not met, the Transactions may not be consummated unless such condition is waived by Oak Hill Bio and RACC, and the PIPE Financing may not be consummated unless such condition is waived by the PIPE Investors. The Nasdaq listing condition may be waived by Oak Hill Bio and RACC, with respect to the Transactions, and by the PIPE Investors, with respect to the PIPE Financing, at any time prior to the Closing, including after the deadline for submitting redemption requests or the extraordinary general meeting. If Oak Hill Bio and RACC, on the one hand, and/or the PIPE Investors, on the other hand, waive such condition, RACC intends to file a Current Report on Form 8-K within four business days of such event, however you should know that given such timing you may not be notified before the deadline for submitting redemption requests or the extraordinary general meeting. It is important for you to consider that, at the time of the deadline for submitting redemption requests or the extraordinary general meeting, New Oak Hill Bio may not have received from Nasdaq either confirmation of the listing of the New OHB Common Stock or confirmation that approval will be obtained prior to the consummation of the Transactions, and you will not be notified prior to the deadline for submitting redemption requests or the extraordinary general meeting if New Oak Hill Bio has not yet received such approval or confirmation. As a result, you may be asked to vote to approve the Transactions and the other proposals included in this proxy statement/prospectus without knowing whether the New OHB Common Stock will be listed on Nasdaq or another securities exchange and, further, it is possible that such listing may never be achieved and the Transactions could still be consummated if such condition is waived.

Registration Rights

At the Closing, New Oak Hill Bio will enter into the Investor Rights Agreement pursuant to which, among other things, the initial shareholders and certain Oak Hill Bio shareholders will have specified rights to require New Oak Hill Bio to register all or a portion of their shares of New OHB Common Stock under the Securities Act and provide customary demand as well as piggyback registration rights. See the section entitled “Business Combination Proposal- Related Agreements.” The PIPE Investors also have registration rights pursuant to the terms of the Subscription Agreements. For information regarding registration rights of certain securities of New Oak Hill Bio, see “Business Combination Proposal- Related Agreements-Investor Rights Agreement.”

Transfer Agent

The transfer agent for New OHB Common Stock will be Continental Stock Transfer & Trust Company.

Outstanding Oak Hill Bio SAFEs

In July 2026, Oak Hill Bio issued and sold to each of the SAFE Holders, being RA Capital Healthcare Fund, L.P. and RA Capital Nexus Fund IV, L.P., the Oak Hill Bio SAFEs, being a simple agreement for future equity, pursuant to which the SAFE Holders provided interim financing to Oak Hill Bio in the aggregate principal amount of $45,000,000, bearing interest at a rate of 8% per annum. The principal amount of the Oak Hill Bio SAFEs and all accrued and unpaid interest under the Oak Hill Bio SAFEs will convert into ordinary shares of Oak Hill Bio immediately prior to the closing of the Share Acquisition at a price per share based on a fully diluted combined company valuation of $205 million plus any accrued and unpaid interest on the Oak Hill Bio SAFEs. If the Oak Hill Bio SAFEs remain outstanding for a period of 18 months from the date of execution, the Oak Hill Bio SAFEs will convert into OHB Series A Shares.

The foregoing description of the Oak Hill Bio SAFEs is subject to and qualified in its entirety by reference to the full text of the form of Oak Hill Bio SAFE, a copy of which is attached as Annex E to this proxy statement/prospectus.

SHARES ELIGIBLE FOR FUTURE SALE AND SECURITIES ACT RESTRICTIONS

ON RESALE OF NEW OHB COMMON STOCK

Based on the unaudited pro forma combined financial information and the assumptions set out therein and elsewhere in this proxy statement/prospectus, immediately following the consummation of the Transactions, New Oak Hill Bio will have 33,178,529 shares of New OHB Common Stock issued and outstanding. The number of shares of New OHB Common Stock issued and outstanding following the consummation of the Transactions will not vary regardless of the level of redemptions by public shareholders because the RA Backstop Purchaser has committed to purchase up to 7,500,000 shares of New OHB Common Stock, to the extent necessary to backstop public shareholder redemptions.

Except pursuant to the Lock-Up Agreement, only New OHB Common Stock issued to shareholders of RACC in connection with the Transactions will be freely transferable by persons other than by New Oak Hill Bio’s “affiliates” without restriction or further registration under the Securities Act.

For the avoidance of doubt, shares of New OHB Common Stock to be issued to (i) Oak Hill Bio Shareholders (including the SAFE Holders); (ii) the PIPE Investors; and (iii) the RA Backstop Purchaser, in connection with the Transactions, will not be registered under the Securities Act in reliance on the exemption from registration provided in Section 4(a)(2) of the Securities Act, and therefore will be will be “restricted securities” within the meaning of the Securities Act until further registration under the Securities Act.

Sales of substantial amounts of shares of New OHB Common Stock in the public market could adversely affect prevailing market prices of New OHB Common Stock. Prior to the Transactions, there has been no public market for New OHB Common Stock. RACC has applied for listing of the New OHB Common Stock on the Nasdaq Capital Market under the symbol “OAKH.” New Oak Hill Bio, Oak Hill Bio, and RACC believe that New Oak Hill Bio will satisfy the initial listing requirements of the Nasdaq Capital Market at the Closing, but there can be no assurance such listing will occur. Additionally, New Oak Hill Bio cannot assure you that a regular trading market will develop in the New OHB Common Stock.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of the Oak Hill Bio employees, consultants or advisors who purchases New OHB Common Stock in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Transactions is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Lock-up Provisions

At the Closing, the Sponsor, the RACC independent directors, and certain former Oak Hill Bio Shareholders will enter into the Lock-Up Agreement with RACC. Pursuant to the Lock-Up Agreement, the Sponsor, the RACC independent directors, and certain former Oak Hill Bio Shareholders will agree not to transfer (except for certain permitted transfers) any shares of New OHB Common Stock held by such holder (excluding (i) any shares of New OHB Common Stock issued in the PIPE Financing pursuant to the Subscription Agreements; (ii) any shares of New OHB Common Stock issued to the SAFE Holders in exchange for their shares in Oak Hill Bio issued upon conversion of the Oak Hill Bio SAFEs; and (iii) any shares of New OHB Common Stock issued pursuant to the Backstop Agreement) after the Domestication until six (6) months after the Closing Date. For additional information, see the section entitled “Business Combination Proposal—Related Agreements—Lock-Up Agreements.”

Registration Rights

At the Closing, New Oak Hill Bio, the Sponsor, RACC’s independent directors, the SAFE Holders, the RA Backstop Purchaser and all former shareholders of Oak Hill Bio will enter into the Investor Rights Agreement, pursuant to which, upon completion of the Transactions, the New OHB Common Stock held by the parties thereto will bear customary demand, piggy-back and shelf registration rights.

Additionally, each PIPE Investor will have registration rights with respect to the shares of New OHB Common Stock issued in the PIPE Financing pursuant to the Subscription Agreements.

Pursuant to the Investor Rights Agreement and the Subscription Agreements, New Oak Hill Bio has agreed to use its commercially reasonable efforts to file a resale registration statement under the Securities Act, not later than 30 days following the consummation of the Transactions to register certain registrable securities held by the parties thereto. For more information, see “Business Combination Proposal—Related Agreements—Investor Rights Agreement” and “Business Combination Proposal—Related Agreements—PIPE Financing.”

The following table summarizes the market standoff restrictions of certain stockholders of New Oak Hill Bio following the closing of the Transactions:

Stakeholder	Market Standoff Restrictions	Shares Subject to Market Standoff Restrictions	Market Standoff Period

The Sponsor, the RACC independent directors, certain Oak Hill Bio Shareholders and certain New Oak Hill Bio officers and directors	Lock-up Agreement	[●] shares of New OHB Common Stock(1)	For a period of six (6) months after the Closing Date. Further, the shares of New OHB Common Stock issued to all former Oak Hill Bio Shareholders are restricted securities. New Oak Hill Bio is required to file a registration statement registering the resale of such shares within 30 days following the Closing Date.(2)

RACC public shareholders, which are expected to hold 9,098,529 shares of New OHB Common Stock after the consummation of the Transactions, assuming no shares are redeemed in connection with the Transactions(1)

Former Oak Hill Bio Shareholders, PIPE Investors, the SAFE Holders and the RA Backstop Purchaser

	None	None	None(2)
None. However, the shares of New OHB Common Stock issued (i) to former Oak Hill Bio Shareholders (including the SAFE Holders upon conversion of the Oak Hill Bio SAFEs), (ii) PIPE Investors, and (iii) the RA Backstop Purchaser, in connection with the Transactions, are restricted securities. New Oak Hill Bio is required to file a registration statement registering the resale of such shares of New OHB Common Stock within 30 days following the Closing Date.

(1)

Number of shares reflects the assumptions made further above in the sensitivity table under “Questions and Answers for Shareholders of RACC—What equity stake will current RACC shareholders and current equityholders of Oak Hill Bio hold in New Oak Hill Bio immediately after the consummation of the Transactions?” Does not adjust for sources of dilution following the Closing Date. For more information on potential sources of dilution also see, “Questions and Answers for Shareholders of RACC—What equity stake will current RACC shareholders and current equityholders of Oak Hill Bio hold in New Oak Hill Bio immediately after the consummation of the Transactions?”
(2)	Shareholders who become affiliates of New Oak Hill Bio for purposes of Rule 144 under the Securities Act would be subject to additional resale restrictions pursuant to Rule 144, once available.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New OHB Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Oak Hill Bio at the time of, or at any time during the three months preceding, a sale and (ii) New Oak Hill Bio is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as New Oak Hill Bio was required to file reports) preceding the sale.

Persons who have beneficially owned restricted New OHB Common Stock shares for at least six months but who are affiliates of New Oak Hill Bio at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of New OHB Common Stock then outstanding; or

•	the average weekly reported trading volume of the New OHB Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Oak Hill Bio under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New Oak Hill Bio.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. New Oak Hill Bio may be deemed a former shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial shareholders will be able to sell their RACC Class B Shares and private placement shares, as applicable, pursuant to Rule 144 without registration one year after we have completed our initial business combination.

We anticipate that following the consummation of the Transactions, New Oak Hill Bio will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

APPRAISAL RIGHTS AND DISSENTERS’ RIGHTS

RACC’s shareholders do not have appraisal rights in connection with the Transactions or the Domestication under the DGCL. RACC’s shareholders do not have dissenters’ rights in connection with the Transactions or the Domestication under Cayman Islands law as the statutory dissent rights under Section 238 of the Companies Act (As Revised) of the Cayman Islands are available only in the context of a merger effected under Part 16 of the Companies Act (As Revised) of the Cayman Islands and not a transfer by way of continuation under Part 12 of the Companies Act (As Revised) of the Cayman Islands.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

The New OHB Organizational Documents establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The New OHB Organizational Documents provide that nominations of persons or election to the New OHB Board and the proposal of other business to be considered by the stockholders may be brought before an annual meeting (a) by or at the direction of the New OHB Board or (b) otherwise by any stockholder of New Oak Hill Bio who was a stockholder of record at the time of giving of notice of the annual meeting provided for in the New OHB Organizational Documents, who (A)(1) is entitled to vote at the meeting, (2) is present (in person or by proxy) at the meeting and (3) complies with the notice procedures set forth in the New OHB Organizational Documents as to such nomination or business or (B) properly makes such proposal in accordance with Rule 14a-8 (or a successor rule) under the Exchange Act. To be timely for New Oak Hill Bio’s annual meeting of stockholders, a stockholder’s notice must be received by the Secretary of New Oak Hill Bio at New Oak Hill Bio’s principal executive offices:

•	not less than the 90 days; and

•	not more than the 120 days prior to the one-year anniversary of the preceding year’s annual meeting.

In the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date and if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public announcement of the date of such annual meeting was first made by New Oak Hill Bio. Nominations and proposals also must satisfy other requirements set forth in the Proposed New OHB Organizational Documents. The presiding person at an annual meeting or a special meeting, as applicable, may, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with the Proposed New OHB Organizational Documents, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the 2026 annual meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time before New Oak Hill Bio begins to print and send out its proxy materials for such 2026 annual meeting (and New Oak Hill Bio will publicly disclose such date when it is known). Stockholder Director Nominees.

The New OHB Organizational Documents permit stockholders to nominate directors for election at an annual general meeting of stockholders. To nominate a director, the stockholder must provide the information required by the New OHB Organizational Documents. In addition, the stockholder must give timely notice to New Oak Hill Bio’s secretary in accordance with the New OHB Organizational Documents, which, in general, require that the notice be received by New Oak Hill Bio’s secretary within the time periods described above under “—Stockholder Proposals” for stockholder proposals.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the RACC Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Research Alliance Corporation III, 600 Fifth Avenue, 23rd Floor, New York, New York 10020. Following the Transactions, such communications should be sent in care of New Oak Hill Bio, [●]. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Cooley LLP has passed upon the validity of the securities of New Oak Hill Bio offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus. Certain Cayman Islands matters will be passed upon for RACC by Maples and Calder (Cayman) LLP.

EXPERTS

The financial statement of Research Alliance Corporation III as of February 25, 2026, and for the period from February 19, 2026 (inception) through February 25, 2026, appearing in this proxy statement/prospectus have been audited by CBIZ CPAs P.C., independent registered public accounting firm, as set forth in their report thereon, which report expresses an unqualified opinion and includes an explanatory paragraph relating to going concern, appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Oak Hill Bio as of and for the year ended December 31, 2025, have been audited by Frazier & Deeter, LLC, an independent registered public accounting firm, as stated in their report, which appears in this proxy statement/prospectus, in reliance upon the report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Oak Hill Bio as of December 31, 2024, and for the period from September 16, 2024 (inception) through December 31, 2024, have been audited by Cherry Bekaert LLP, an independent registered public accounting firm, as stated in their report, which appears in this proxy statement/prospectus, in reliance upon the report given on the authority of such firm as experts in accounting and auditing.

HOUSEHOLDING INFORMATION

Unless RACC has received contrary instructions, it may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if RACC believes the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce expenses. A number of brokers with account holders who are RACC shareholders will be householding this proxy statement/prospectus. RACC shareholders who participate in householding will continue to receive separate proxy cards. If shareholders prefer to receive multiple sets of disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of disclosure documents, the shareholders should follow these instructions:

•

If the shares are registered in the name of the shareholder, the shareholder should contact RACC at its offices at Research Alliance Corporation III, 600 Fifth Avenue, 23rd Floor, New York, New York 10020 or by telephone at (617) 778-2500, to inform RACC of his, her or their request; or

•	If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

ENFORCEABILITY OF CIVIL LIABILITY

RACC is a Cayman Islands exempted company. If RACC does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the U.S. upon RACC. You may also have difficulty enforcing, both in and outside the U.S., judgments you may obtain in U.S. courts against RACC in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, RACC may be served with process in the U.S. with respect to actions against RACC arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of RACC’s securities by serving RACC’s U.S. agent irrevocably appointed for that purpose.

TRANSFER AGENT AND REGISTRAR

The transfer agent for RACC’s securities is Continental Stock Transfer & Trust Company.

The transfer agent for New Oak Hill Bio securities following the Transactions will be Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

RACC has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

RACC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on RACC at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, RACC’s corporate website at https://www.researchalliancecorpiii.com. RACC’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to RACC has been supplied by RACC, and all such information relating to Oak Hill Bio has been supplied by Oak Hill Bio. Information provided by one another does not constitute any representation, estimate or projection of the other.

You may also obtain additional copies of this proxy statement/prospectus by requesting them in writing or by telephone from RACC’s proxy solicitation agent at the following address and telephone number:

Alliance Advisors, LLC

150 Clove Road

Suite 400

Little Falls, NJ 07424

Individuals, please call: (866) 206-8243

Banks and brokerage firms, please call: (973) 873-7752

Email: RACC@allianceadvisors.com

You will not be charged for any of the documents you request. If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.

If you are a RACC shareholder and would like to request documents, please do so by July 1, 2026, or five business days prior to the extraordinary general meeting, in order to receive them before the extraordinary general meeting. If you request any documents from RACC, such documents will be mailed to you by first class mail, or another equally prompt means.

As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement, of which this proxy statement/prospectus forms a part. Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document filed with the registration statement, of which this proxy statement/prospectus forms a part, or included as an Annex to this proxy statement/prospectus.

This document is a proxy statement of RACC for the extraordinary general meeting. RACC has not authorized anyone to give any information or make any representation about the Transactions or the parties thereto, including RACC, that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Page

RESEARCH ALLIANCE CORPORATION III — INTERIM FINANCIAL STATEMENTS	F-2

Condensed Unaudited Balance Sheet as of June 30, 2026	F-2

Condensed Unaudited Statement of Operations for the Three Months Ended June 30, 2026 and for the Period from February 19, 2026 (Inception) through June 30, 2026	F-3

Condensed Unaudited Statement of Changes in Shareholders’ Deficit for the Period from February 19, 2026 (Inception) to March 31, 2026 and Three Months Ended June 30, 2026	F-4

Condensed Unaudited Statement of Cash Flows for the Period from February 19, 2026 (Inception) to June 30, 2026	F-5

Notes to Condensed Unaudited Financial Statements (unaudited)	F-6

RESEARCH ALLIANCE CORPORATION III — AUDITED FINANCIAL STATEMENTS	F-21

Report of Independent Registered Public Accounting Firm (PCAOB #199)	F-21

Balance Sheet as of February 25, 2026	F-22

Statement of Operations for the Period from February 19, 2026 (Inception) through February 25, 2026	F-23

Statement of Change in Shareholder’s Deficit for the Period from February 19, 2026 (Inception) through February 25, 2026	F-24

Statement of Cash Flows for the Period from February 19, 2026 (Inception) through February 25, 2026	F-25

Notes to Financial Statements	F-26

OHB PEDIATRICS LTD. — UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS	F-35

Condensed Balance Sheets as of June 30, 2026 (Unaudited) and December 31, 2025	F-35

Condensed Statements of Operations (Unaudited) for the Six Months Ended June 30, 2026 and June 30, 2025	F-36

Condensed Statements of Mezzanine Equity and Stockholder’s Deficit (Unaudited) for the Six Months Ended June 30, 2026 and June 30, 2025	F-37

Condensed Statements of Cash Flows (Unaudited) for the Six Months Ended June 30, 2026 and June 30, 2025	F-38

Notes to Unaudited Condensed Interim Financial Statements	F-39

OHB PEDIATRICS LTD. — AUDITED FINANCIAL STATEMENTS	F-49

Report of Frazier & Deeter, LLC Independent Registered Public Accounting Firm (PCAOB ID 215)	F-49

Report of Cherry Bekaert LLP, Independent Registered Public Accounting Firm (PCAOB ID 677)	F-50

Balance Sheets as of December 31, 2025 and 2024	F-51

Statements of Operations for the Year ended December 31, 2025 and Period from September 16, 2024 (Inception) through December 31, 2024	F-52

Statements of Stockholder’s Deficit for the Year Ended December 31, 2025 and Period from September 16, 2024 (Inception) through December 31, 2024	F-53

Statements of Cash Flows for the Year ended December 31, 2025 and Period from September 16, 2024 (Inception) through December 31, 2024	F-54

Notes to Audited Financial Statements	F-55

RESEARCH ALLIANCE CORPORATION III — INTERIM FINANCIAL STATEMENTS
CONDENSED BALANCE SHEET
JUNE 30, 2026
(unaudited)

ASSETS
Cash	$832,812
Prepaid expenses	128,649

Total Current Assets	961,461
Long-term prepaid expenses	107,208
Marketable securities held in Trust Account	75,238,468

Total Assets	$76,307,137

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$15,353
Accrued expenses	40,234

Total Current Liabilities	55,587
Deferred underwriting fee payable	2,250,000

Total Liabilities	2,305,587

Commitments and Contingencies (Note 5)
Class A ordinary shares subject to possible redemption, 7,500,000 shares at a redemption value of $10.00 per share	75,238,468
Shareholders’ Deficit
Preference shares, $0.0001 par value, 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 479,000,000 shares authorized; 275,000 shares issued and outstanding, excluding 7,500,000 shares subject to possible redemption	28
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 1,323,529 shares issued and outstanding	132
Additional paid-in-capital	—
Accumulated deficit	(1,237,078)

Total Shareholders’ Deficit	(1,236,918)

TOTAL LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT	$76,307,137

The accompanying notes are an integral part of these unaudited financial statements.

RESEARCH ALLIANCE CORPORATION III
CONDENSED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED JUNE 30, 2026 AND FOR THE PERIOD FEBRUARY 19, 2026
(INCEPTION) THROUGH JUNE 30, 2026
(unaudited)

	Three Months Ended June 30, 2026	Period From February 19, 2026 (Inception) to June 30, 2026
General, formation and administrative expenses	$184,418	$249,667

Loss from operations	$(184,418)	$(249,667)
Other income:
Interest earned on marketable securities held in Trust Account	238,468	238,468

Total other income	238,468	238,468

Net income (loss)	$54,050	$(11,199)

Basic and diluted net income (loss) per Class A ordinary share subject to redemption	$0.01	$(0.00)

Weighted average Class A ordinary shares subject to redemption outstanding, basic and diluted	3,379,121	2,329,545

Basic and diluted net income (loss) per Class A and B ordinary share non-redeemable	$0.01	$(0.00)

Weighted average Class A and B ordinary shares non-redeemable outstanding, basic and diluted	1,447,430	1,348,785

The accompanying notes are an integral part of these unaudited financial statements.

RESEARCH ALLIANCE CORPORATION III
CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE PERIOD FEBRUARY 19, 2026 (INCEPTION) THROUGH MARCH 31, 2026 AND
THE THREE MONTHS ENDED JUNE 30, 2026
(unaudited)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of February 19, 2026 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	1,323,529	132	24,868	—	25,000
Net loss	—	—	—	—	—	(65,249)	(65,249)

Balance as of March 31, 2026	—	$—	1,323,529	$132	$24,868	$(65,249)	$(40,249)
Sale of Private Placement shares upon IPO	275,000	28	—	—	2,749,972	—	2,750,000
Remeasurement of Class A ordinary shares subject to possible redemption to redemption value	—	—	—	—	(2,774,840)	(1,225,879)	(4,000,719)
Net income	—	—	—	—	—	54,050	54,050

Balance as of June 30, 2026	275,000	$28	1,323,529	$132	$—	$(1,237,078)	$(1,236,918)

The accompanying notes are an integral part of these unaudited financial statements.

RESEARCH ALLIANCE CORPORATION III
CONDENSED STATEMENT OF CASH FLOWS
FOR THE PERIOD FEBRUARY 19, 2026 (INCEPTION) THROUGH JUNE 30, 2026
(unaudited)

Cash Flows from Operating Activities:
Net loss	$(11,199)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(238,468)
Changes in operating liabilities:
Prepaid expenses	(235,857)
Accounts payable and accrued expenses	55,587

Net cash used in operating activities	$(429,937)

Cash Flows from Investing Activities
Cash deposited in Trust Account	(75,000,000)

Net cash used in investing activities	$(75,000,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B ordinary shares to Sponsor	25,000
Proceeds from Promissory Note — Sponsor	300,000
Repayment of Promissory Note — Sponsor	(300,000)
Proceeds received from Initial Public Offering of Public Shares, net of underwriting commissions	75,000,000
Proceeds from the sale of Private Placement Shares	2,750,000
Payment of offering costs	(1,512,251)

Net cash provided by financing activities	76,262,749

Net Change in Cash	832,812
Cash — beginning of the period	—

Cash — end of the period	$832,812

Supplemental disclosure of non-cash investing and financing activities:
Deferred underwriting fee payable	$2,250,000
Remeasurement of Class A ordinary shares subject to possible redemption to redemption value	$4,000,719
The accompanying notes are an integral part of these unaudited financial statements.

Notes to Condensed Unaudited Financial Statements
(unaudited)
Note 1 — Description of Organization and Business Operations
Research Alliance Corporation III (the “Company” or “RACC”) is a newly organized blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.
On July 26, 2026, the Company, OHB Pediatrics Ltd., a company incorporated under the laws of England and Wales (the “OHBP”) and the shareholders of OHBP (the “OHBP Shareholders”) entered into a business combination agreement (the “Business Combination Agreement”), and related ancillary agreements (the “OHBP Business Combination”). The OHBP Business Combination was unanimously approved by the boards of directors of each of the Company and OHBP.
As of June 30, 2026, the Company had not commenced any operations. All activity for the period from February 19, 2026 (inception) through June 30, 2026 relates to the Company’s formation, the Initial Public Offering (as defined below), identifying a target company for a Business Combination and negotiating the OHBP Business Combination. The Company does not expect to generate any operating revenues until after the completion of its Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.
The Company’s sponsor is Research Alliance Holdings III, LLC, a Cayman Islands limited liability company (the “Sponsor”). The registration statement for the Company’s initial public offering (the “Initial Public Offering”) was declared effective on May 19, 2026. On May 21, 2026, the Company consummated its initial public offering of 7,500,000 shares of its Class A ordinary shares, par value $0.0001 per share (each, a “Public Share” and collectively, the “Public Shares”) at $10.00 per Public Share generating gross proceeds of $75,000,000 and incurring offering costs of $3,762,251, inclusive of $2,250,000 in deferred underwriting commissions, $750,000 of upfront underwriting discounts and $762,251 of other offering costs.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (the “Private Placement”) of 275,000 Class A ordinary shares (the “Private Placement Shares”), generating gross proceeds of $2,750,000.
Following the closing of the Initial Public Offering, an amount equal to $75,000,000 from the net proceeds of the sale of the Shares has been deposited in a trust account (“Trust Account”), located in the United States, with Continental Stock Transfer & Trust Company acting as trustee, and are held in cash or invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Company’s initial public offering and the sale of Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting commissions and taxes
p
ayable on the interest earned on the Trust Account) at the time of the signing of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).
The Company will provide the holders (the “Public Shareholders”) of Public Shares, with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination, including the OHBP Business Combination, either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be
$10.00
 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes).
Upon the public announcement of the Business Combination, if the Company elects to conduct redemptions pursuant to the tender offer rules, the Company and the Sponsor will terminate any plan established in accordance with Rule
10b5-1
to purchase the Class A ordinary shares in the open market, in order to comply with Rule
14e-5
under the Exchange Act. In the event the Company conducts redemptions pursuant to the tender offer rules, the offer to redeem will remain open for at least
20

business days, in accordance with Rule
14e-1(a)
under the Exchange Act, and the Company will not be permitted to complete the Business Combination until the expiration of the tender offer period. In addition, the tender offer will be conditioned on Public Shareholders not tendering more than the number of public shares the Company is permitted to redeem. If Public Shareholders tender more shares than the Company has offered to purchase, the Company will withdraw the tender offer and not complete such Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of its Business Combination and does not conduct redemptions in connection with its Business Combination pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares issued in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, officers and directors (the “initial shareholders”) have agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (a) that would modify the substance or timing of the Company’s obligation to provide holders of its Public Shares the right to have their shares redeemed in connection with a Business Combination or to redeem 100% of the Company’s Public Shares if the Company does not complete its Business Combination within 24 months from the closing of the Initial Public Offering (the “Combination Period”) or (b) with respect to any other provision relating to the rights of Public Shareholders, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any, divided by the number of the then-outstanding Public Shares.
If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a
per-share price,
payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes that were paid by the Company or are payable
 by the Company, if any (less up to $
100,000

of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
The initial
 shareholders have agreed to waive their liquidation rights with respect to the Founder Shares and Private Placement Shares held by them if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriter has agreed to waive its right to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution (including Trust Account assets) will be only $
10.00

per share initially held in the Trust Account.
The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (1
) $10.00
per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than
 $10.00
per Public Share due to reductions in the value of trust assets, less taxes paid or payable (other than excise or similar taxes) and up to $100,000 of interest to pay dissolution expenses. This liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of
 1933, as amended (the “Securities Act”).
Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Going Concern, Management’s Plan and Liquidity
The Company’s liquidity needs had been satisfied through the loan under an unsecured promissory note from the Sponsor of $300,000. On May 21, 2026, upon the consummation of the Initial Public Offering, the Company repaid the Sponsor the full amount of $300,000 loaned by the Company pursuant to the promissory note. As of June 30, 2026, the Company had cash of $832,812 and working capital of $905,874.
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. Up to $3,000,000 of such loans may be convertible into shares of the post-Business Combination entity at a price of $10.00 per share

at
the option of the lender. Such shares would be identical to the Private Placement Shares. If a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. There have been no Working Capital Loans to date.
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) ASC
205-40,
“Presentation of Financial Statements — Going Concern,” the Company lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the date of the issuance of the financial statements. This condition raises substantial doubt about the Company’s ability to continue as a going concern. There is no assurance that the Company’s plans to raise capital will be successful. The financial statements do not include any adjustments that might result from the outcome of this uncertainty
.

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited financial statements are presented in conformity with accounting principles generally accepted in the United States of America (the “US GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). In the opinion of management, all adjustments consisting of normal recurring adjustments considered necessary for a fair presentation of the financial statements, have been included. Interim results for the three months ended June 30, 2026 and period February 19, 2026 (Inception) through June 30, 2026 are not necessarily indicative of results to be expected for the year. The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s final prospectus in connection with its Initial Public Offering as filed with the SEC on May 20, 2026.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of expenses during the periods. Actual results could differ from those estimates.

Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had cash of $832,812 and did not have any cash equivalents as of June 30, 2026.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.
Marketable Securities Held in Trust Account
Upon the closing of the Initial Public Offering on May 21, 2026, $75,000,000 was deposited in the Trust Account, to be held in cash or invested in United States government securities within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. As of June 30, 2026, the investments held in the Trust Account amounting to $75,238,468 were all held in U.S. government treasuries.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.
Offering Costs
The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering.” Deferred offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applied this guidance and allocated all offering costs to Initial Public Offering proceeds as there are no other instruments issued in the Initial Public Offering. Offering costs allocated to the Public Class A ordinary shares were charged to temporary equity.
Net Income (Loss) Per Ordinary Share
Net income (loss) per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period. At June 30, 2026, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted income (loss) per ordinary share is the same as basic income (loss) per ordinary share for the period presented.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

	Three Months Ended June 30, 2026		Period From February 19, 2026 (Inception) to June 30, 2026
	Class A Subject to Redemption	Class A and B Non-Redeemable	Class A Subject to Redemption	Class A and B Non-Redeemable
Basic net income (loss) per ordinary share:
Numerator:
Allocation of net income (loss)	$37,841	$16,209	$(7,093)	$(4,106)

Denominator:
Weighted-average ordinary shares outstanding	3,379,121	1,447,430	2,329,545	1,348,785

Basic net income (loss) per ordinary share	$0.01	$0.01	$(0.00)	$(0.00)

Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2026, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
Public Shares Subject to Possible Redemption
The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with FASB ASC Topic 480-10-S99, the Company classifies shares subject to possible redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption value. The change in the carrying value of the shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, as of

June 30, 2026, Public Shares are shares subject to possible redemption and are presented at their redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet. As of June 30, 2026, the Public Shares, being Class A ordinary shares, subject to possible redemption reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$75,000,000
Public Shares issuance costs	(3,762,251)
Remeasurement of carrying value to redemption value	4,000,719

Class A ordinary shares subject to possible redemption, June 30, 2026	$75,238,468

Share-based Compensation
The Company records share-based compensation in accordance with FASB ASC Topic 718, “Compensation-Share Compensation” (“ASC 718”), guidance to account for its share-based compensation. It applies a fair value-based method of accounting for an employee share option or similar equity instrument. The Company recognizes all forms of share-based payments at their fair value on the grant date, which are based on the estimated number of awards that are ultimately expected to vest. Share-based payments are valued by multiplying the marketable value per Founder Share (defined in Note 4) by the probability of successful closing of an initial Business Combination. Grants of share-based payment awards issued to non-employees for services rendered have been recorded at the fair value of the share-based payment, which is the more readily determinable value. The grants are amortized on a straight-line basis over the requisite service periods, which is generally the vesting period. If an award is granted, but vesting does not occur, any previously recognized compensation cost is reversed in the period related to the termination of service.
Recent Accounting Pronouncements
The Company’s management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying financial statements.
Note 3 — Initial Public Offering
Pursuant to the Initial Public Offering on May 21, 2026, the Company sold 7,500,000 Public Shares at a price of $10.00 per Public Share, generating gross proceeds of $75,000,000.
Note 4 — Related Party Transactions
Founder Shares
On February 25, 2026, the Sponsor purchased an aggregate of 1,014,706 Founder Shares for an aggregate purchase price of $25,000. In March 2026, the Sponsor transferred 30,000 Founder Shares to each of the Company’s independent directors. To maintain the ownership of the initial shareholders (and their permitted transferees), on an as-converted basis, at 15% of the Company’s issued and outstanding ordinary shares (excluding the Private Placement Shares) upon the consummation of the Initial Public Offering, in May 2026, the Company effected a share capitalization for which an additional 290,563 Founder Shares were issued to the Sponsor and an additional 9,130 Founder Shares were issued to each of the Company’s independent directors. Following the share capitalization, the Sponsor holds 1,245,269 Founder Shares and the Company’s independent directors each hold 39,130 Founder Shares.The initial shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least

150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.
The
 Founder Shares issued to the Company’s two independent directors were made in exchange for an aggregate purchase price of $
1,478
. The transfer of the Founder Shares to the holders of such interests is in the scope of ASC 718. Under ASC 718, share-based compensation associated with equity classified awards is measured at fair value upon the assignment date. The total fair value of the
78,260
Founder Shares was $
17
or $
0.00021
per share. The

Company established the initial fair value of the Founder Shares using a calculation prepared by a third party valuation team using Probability-Weighted Expected Return Method which takes into consideration the following market assumptions; (i) implied share price of $
10.00
, and (ii) likelihood of Business Combination of
21
%. The Founder Shares were assigned subject to a performance condition (i.e., providing services through Business Combination). Share-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of shares that ultimately vest times the assignment date fair value per share (unless subsequently modified) less the amount initially received for the Founder Shares. The Company will reflect the transactions in its financial statements when the OHBP Business Combination is consummated. If the OHBP Business Combination does not close for any reason, the Company will not recognize compensation expense associated with the Founder Shares. As of June 30, 2026, the Company has
no
t recognized any compensation expense associated with the Founder Shares because the OHBP Business Combination had not yet been consummated.
Private Placement Shares
Simultaneously with the closing of the Initial Public Offering the Sponsor purchased an aggregate of 275,000 Private Placement Shares at a price of $10.00 per Private Placement Share ($2,750,000 in the aggregate) in a private placement. Such Private Placement Shares are identical to the Public Shares, being Class A ordinary shares, sold in the Initial Public Offering. If the Company does not consummate an initial Business Combination within 24 months from the closing of the Initial Public Offering, any proceeds from the sale of the Private Placement Shares held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law). Holders of the Private Placement Shares have entered into an agreement, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares, Private Placement Shares and any Public Shares held by them in connection with (i) the completion of the initial Business Combination and (ii) a shareholder vote to approve an amendment to the amended and restated memorandum and articles of association (A) that would modify the substance or timing of the obligation to provide holders of the Public Shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete the initial Business Combination within 24 months from the closing of the Initial Public Offering or (B) with respect to any other provision relating to the rights of holders of the Class A ordinary shares. The Private Placement Shares will not be transferable or salable until 30 days after the completion of the initial Business Combination. Certain proceeds from the Private Placement Shares have been deposited in the Trust Account.
Promissory Note-Sponsor
On February 25, 2026, the Sponsor loaned the Company an aggregate of $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan is non-interest
bearing and payable on the earlier of December 31, 2026 or the completion of the Initial Public Offering. On May 21, 2026, upon the completion of the Initial Public Offering, the Company repaid in full the outstanding $300,000 loaned by the Company from the Sponsor pursuant to the Note and as of June 30, 2026, no amount was outstanding.
Consulting Agreement
On February 20, 2026, the Company entered into a consulting agreement (the “Consulting Agreement”) with van den Boom & Associates, LLC to provide (i) a resource to assist with finance department
and

administrative
 oversight and (ii) resources to assist with
day-to-day
accounting functions. Services provided under the Consulting Agreement are billed at hourly rates. The Company’s Chief Financial Officer, Fran Adams, provides finance and accounting services to the Company at an hourly rate of approximately $460 per hour pursuant to the Consulting Agreement. For the period from February 19, 2026 (inception) through June 30, 2026, the Company incurred $51,053 in fees for these services, which are included in formation, general and administrative expenses on the accompanying statement of operations.

Related Party Loans
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. If the Company completes a Business Combination, the Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $3.0 million of such Working Capital Loans may be convertible into shares of the post Business Combination entity at a price of $10.00 per share. The shares would be identical to the Private Placement Shares. As of June 30, 2026, the Company had no outstanding borrowings under the Working Capital Loans.
Note 5 — Commitments & Contingencies
Registration Rights
The initial shareholders as the holders of the Founder Shares and Private Placement Shares, including from time to time the Private Placement Shares that may be issued upon conversion of Working Capital Loans and any Class A ordinary shares issuable upon conversion of Founder Shares, are entitled to registration rights pursuant to a registration and shareholder rights agreement signed in connection with the consummation of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriter received an underwriting discount of $0.10 per share, or $750,000 in the aggregate, which was paid upon the closing of the Initial Public Offering. In addition, the underwriter is entitled to deferred underwriting commissions of $0.30 per share, or $2,250,000 in the aggregate, which will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Business Combination Agreement
As described in Note 1, on July 26, 2026, the Company, OHBP and the OHBP Shareholders entered into the Business Combination Agreement, pursuant to which the Company will effect the OHBP Business Combination.
Subject to the terms and conditions of the Business Combination Agreement, at least one business day prior to the closing of the OHBP Business Combination (the “Closing”), the Company will de-register from the

Register
 of Companies in the Cayman Islands and transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation (the “Domestication”), to be renamed “Oak Hill Bio Inc.” (“New OHB”). Immediately prior to the Domestication, each issued and outstanding Class B ordinary share of the Company will be converted, on a one-for-one
basis, into Class A ordinary shares of the Company. In connection with the Domestication, each issued and outstanding Class A ordinary share of the Company will convert automatically, on a one-for-one
basis, into one share of common stock, par value $0.0001 per share, of New OHB (the “New OHB Common Stock”).
In
 accordance with the Company’s governing documents and in connection with the OHBP Business Combination transactions, the Company will provide the holders of its Class A ordinary shares the right to have all or a portion of their Class A ordinary shares redeemed for cash, at a per-share
price equal to the pro rata portion of the funds then in the Company’s trust account (including interest earned on the funds held in the Trust Account, less taxes paid or payable).

Following
 the Domestication and concurrently with the Closing, each of the OHBP Shareholders will sell and transfer to Company
100
%
of the issued
 shares in the capital of OHBP (the “OHBP Shares”) in exchange for newly issued shares of New OHB Common Stock (the “Share Acquisition”). The number of shares of New OHB Common Stock to be issued as consideration for the Share Acquisition (the “Closing Consideration”) is equal to (a) the Adjusted Equity Value (as defined in the Business Combination Agreement) divided by (b)
$10.00. Each OHBP Shareholder will receive a number of shares of New OHB Common Stock equal to the Exchange Ratio (as defined in the Business Combination Agreement) multiplied by the number of OHBP Shares held by such OHBP Shareholder.
Sponsor Letter Agreement
Concurrently with the execution of the Business Combination Agreement, the Company, the Sponsor, each of the Company’s independent directors as holders of Class B shares of the Company (the “Other Class B Shareholders”) and OHBP entered into a sponsor letter agreement (the “Sponsor Letter Agreement”), pursuant to which the Sponsor and each Other Class B Shareholders have agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the OHBP Business Combination, (ii) waive any adjustment to the conversion ratio set forth in the governing documents of the Company or any other anti-dilution or similar protection with respect to the Class B ordinary shares (whether resulting from the transactions contemplated by the Subscription Agreements (as defined below) or otherwise), (iii) be bound by certain other covenants and agreements related to the OHBP Business Combination, (iv) be bound by certain transfer restrictions with respect to its shares in the Company prior to the Closing, and (v) be subject to the restrictions contemplated by the
Lock-Up
Agreements (as defined below) in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.
OHBP SAFEs
Concurrently with the execution of the Business Combination Agreement, each of RA Capital Healthcare Fund, L.P. and RA Capital Nexus Fund IV, L.P. (the “SAFE Holders”) entered into a simple agreement for future equity (collectively, the “OHBP SAFEs”) with OHBP, pursuant to which the SAFE Holders provided interim financing to OHBP in the aggregate principal amount of
$45,000,000, bearing interest at a rate of 8%

per annum. The OHBP SAFEs will convert into ordinary shares of OHBP immediately prior to the Closing. The sum of the principal amount of the OHBP SAFEs and all accrued and unpaid interest thereon as of the Closing Date is referred to as the “OHBP SAFE Amount.” The OHBP SAFE Amount is added to the Base Equity Value to determine the Adjusted Equity Value for purposes of calculating the Closing Consideration.
Backstop Agreement

Concurrently with the execution of the Business Combination Agreement, the Company and RA Capital Healthcare Fund, L.P. (the “Backstop Purchaser”) entered into a backstop agreement (the “Backstop Agreement”), pursuant to which the Backstop Purchaser has committed to subscribe for up to 7,500,000 shares of

New OHB Common Stock at a purchase price of $10.00 per share (the “Backstop Limit”), to the extent necessary to backstop RACC shareholder redemptions, on the terms and subject to the conditions set forth in the Backstop Agreement. The Backstop Limit will be reduced by the number of public shares not subject to shareholder redemptions. The aggregate amount the Backstop Purchaser will be required to fund pursuant to the Backstop Agreement shall not exceed $75,000,000.
PIPE Financing (Private Placement)
Concurrently with the execution of the Business Combination Agreement, on July 26, 2026, the Company entered into subscription agreements (the “Subscription Agreements”) with certain qualified institutional buyers, institutional accredited investors, and other accredited investors (collectively, the “PIPE Investors”). Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to the PIPE Investors, on the date the Closing occurs (the “Closing Date”), (a) shares of New OHB Common Stock at $10.00 per share and/or
(b) pre-funded
warrants to purchase shares of New OHB Common Stock (the
“Pre-Funded
Warrants”), each to purchase one share of New OHB Common Stock, with a per share exercise price equal to $0.0001, at a purchase price per
Pre-Funded
Warrant equal to $10.00 less the exercise price (collectively, the “PIPE Financing”), for aggregate gross proceeds of $55,000,000.

The obligations of each party to consummate the PIPE Financing are conditioned upon, among other things, (i) the New OHB Common Stock (including the New OHB Common Stock issuable to the PIPE Investors pursuant to the Subscription Agreements) having been approved for listing on Nasdaq; (ii) satisfaction of all conditions precedent to the Closing (or otherwise waived in accordance with the terms thereof); and (iii) the absence of specified adverse judgments, orders, laws, rules or regulations enjoining or otherwise prohibiting the consummation of the OHBP Business Combination.
The obligations of the Company to consummate the PIPE Financing are further subject to additional conditions, including, among other things: (i) material truth and accuracy of the representations and warranties of the PIPE Investors, subject to customary bringdown standards; and (ii) material compliance by the PIPE Investors with their covenants, agreements and conditions under the Subscription Agreements.
The obligations of the PIPE Investors to consummate the PIPE Financing are further subject to additional conditions, including, among other things: (i) the Business Combination Agreement shall not have been amended, modified, or supplemented, and no condition waived thereunder, in a manner that would reasonably be expected to materially and adversely affect the economic benefits that a PIPE Investor (in its capacity as such) would reasonably expect to receive under the Subscription Agreements; (ii) the material truth and accuracy of the representations and warranties of the Company in the Subscription Agreements, subject to customary bringdown standards; (iii) no subscription agreement, or other agreements or understandings (including side letters) entered into in connection with the sale of New OHB Common Stock or
Pre-Funded
Warrants under the Subscription Agreements, with any other PIPE Investors shall have been amended, modified, or waived in any manner that benefits such other PIPE Investor unless all PIPE Investors have been offered substantially the same benefits (other than terms particular to the legal or regulatory requirements of such other PIPE Investor or its affiliates or related persons); (iv) all specified consents, waivers or other authorizations and notices, required to be made in connection with the issuance and sale of New OHB Common Stock under the Subscription Agreements shall have been obtained or made, except where failure to so obtain would not prevent the Company from consummating the transactions contemplated by the Subscription Agreements; (v) material compliance by the Company with its covenants, agreements and conditions under the Subscription Agreements; (vi) there has not occurred any Material Adverse Effect (as defined in the Business Combination Agreement) since the date of the Subscription Agreements that is continuing.
The Subscription Agreements provide that the Company will grant the PIPE Investors certain customary registration rights.

Investor Rights Agreement
In
 connection with the Closing, the Company, the Sponsor, RA Capital Healthcare Fund, L.P., RA Capital Nexus Fund IV, L.P., certain existing shareholders of the Company, and all former shareholders of OHBP will enter into an investor rights agreement (the “Investor Rights Agreement”). Pursuant to the Investor Rights Agreement, among other things, Company will agree that, within
30
calendar days following the Closing Date, Company will file with the SEC a registration statement registering the resale of certain shares of New OHB Common Stock held by or issuable to the parties thereto (the “Resale Registration Statement”), and the Company will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. Such holders will be entitled to customary piggyback registration rights and demand registration rights, including underwritten demands. The Investor Rights Agreement will amend and restate the Registration Rights
Agreement.
Lock-Up
Agreement
At
 the Closing, the Sponsor, the Other Class B Shareholders, and certain existing shareholders of OHBP will each enter into a lock-up
agreement (the
“Lock-Up
Agreement”) with the Company. Pursuant to the
Lock-Up
Agreement, the Sponsor, the Other Class B Shareholders, and certain existing shareholders of OHBP will agree not to transfer (except for certain permitted transfers) any shares of New OHB Common Stock held by such holder immediately after the Closing (excluding shares issued pursuant to the Subscription Agreements, and the Backstop Agreement) until six months after the Closing Date.
Risks and Uncertainties
Management
 continues to evaluate the impact of macroeconomic conditions, including the effects of geopolitical instability and volatility in global markets, on the Company’s industry and has concluded that while it is reasonably possible that such conditions could have a negative effect on the Company’s financial position, results of its operations, and/or its ability to complete the OHBP Business Combination, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 6 — Shareholders’ Deficit
Preference Shares — The Company is authorized to issue 1,000,000 preference shares at a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2026, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 479,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of June 30, 2026, there were 7,775,000 Class A ordinary shares issued or outstanding.
Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of June 30, 2026, there were 1,323,529 Class B ordinary shares outstanding.
Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law. Unless otherwise specified in the amended and restated memorandum and articles of association, or as required by applicable provisions of the Companies Act or applicable stock exchange rules, the affirmative vote of a majority of the ordinary shares that are represented in person or by proxy and are voted is required to approve any such matter voted on by the shareholders. Approval of certain actions will require a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the company, and pursuant to the amended and restated memorandum and articles of association; such actions include amending the amended and restated memorandum and articles of association and approving a statutory merger or consolidation with another company. The board of directors is divided into three classes, each of which will generally serve for terms of three years with only one class of directors being appointed in each year. There is no cumulative voting with respect to the appointment of directors, with the result that the holders of more than
50% of the shares entitled to vote and voted for the appointment of directors can elect all of the directors. The shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor. Prior to the initial Business Combination, only holders of the Founder Shares will have the right to vote on the appointment of directors. Holders of the Public Shares will not be entitled to vote on the appointment of directors during such time. Further, prior to the closing of the Business Combination, only holders of the Class B ordinary shares will be entitled to vote on transferring the Company by way of continuation in a jurisdiction outside the Cayman Islands (including any special resolution required to amend the constitutional documents of the Company or to adopt new constitutional documents of the company, in each case, as a result of the company approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands) and, as a result, the initial shareholders will be able to approve any such proposal without the vote of any other shareholder. The provisions of the amended and restated memorandum and articles of association governing the appointment of directors prior to the Business Combination and the Company’s continuation in a jurisdiction outside the Cayman Islands prior to the initial Business Combination may only be amended by a special resolution passed by holders representing at least two-thirds
of the Company’s outstanding Class B ordinary shares.

Subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein, the Founder Shares, which are designated as Class B ordinary shares, will be convertible at the option of the holder on a one-for-one basis or will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 15% of the sum of (i) the total number of ordinary shares issued and outstanding (excluding the Private Placement Shares, but including any Class B ordinary shares assuming they are converted into Class A ordinary shares) upon completion of the Initial Public Offering, plus (ii) the sum of the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the Business Combination and any Private Placement Shares issued to the Sponsor, members of the management team or any of their affiliates upon conversion of working capital loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.
Note 7 — Segment Information
ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker (the “CODM”), or group, in deciding how to allocate resources and assess performance.
The Company’s chief operating decision maker has been identified as the Company’s executive officers, who review the assets, operating results and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statement of operations as net income or loss. The measure of segment assets is reported on the balance sheet as total assets.
When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews certain metrics, which include the following:

	Three Months Ended June 30, 2026	Period From February 19, 2026 (Inception) to June 30, 2026
General, formation and administrative expenses	$184,418	$249,667
Interest earned on marketable securities held in Trust Account	$238,468	$238,468

June 30, 2026
Cash	$832,812
Marketable securities held in Trust Account	$75,238,468
Formation, general and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a Business Combination within the business combination period. The CODM also reviews formation, general and administrative expenses to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. Formation, general and administrative expenses, as reported on the statement of operations, are the significant segment expenses provided to
the CODM on a regular basis.

Note 8 — Fair Value Measurements
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3: Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

The
following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2026 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

Asset:	Maturity Date:	Level	June 30, 2026
Marketable securities held in Trust Account-U.S. Treasury Securities	November 19, 2026	1	$75,238,468
Note 9 — Subsequent Events
The Company has evaluated subsequent events and transactions that occurred after the balance sheet date through the date that the financial statements are issued. Based upon this review, other than the Business Combination Agreement disclosed in Note 1 and Note 5, no other subsequent events occurred that would require recognition or disclosure in the financial statements.

RESEARCH ALLIANCE CORPORATION III — AUDITED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm (PCAOB #199)
Report of Independent Registered Public Accounting Firm
To the Shareholder and Board of Directors of Research Alliance Corporation III
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Research Alliance Corporation III (the “Company”) as of February 25, 2026, the related statements of operations, shareholder’s deficit and cash flows for the
 period from February 19, 2026 (inception) through February 25, 2026, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of February 25, 2026, and the results of its operations and its cash flows for the period from February 19, 2026 (inception) through February 25, 2026, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph — Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company does not have sufficient cash and working capital to sustain its operations for a reasonable period of time, which is generally considered to be one year from the issuance date of the financial statements. The Company’s ability to execute its business plan is dependent upon its completion of a proposed initial public offering. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ CBIZ CPAs P.C.
CBIZ CPAs P.C.
We have served as the Company’s auditor since 2026.
New York, NY
March 23, 2026, except for the effects of the upsizing the proposed initial public offering and share capitalization described in Note 8, as to which the date is May 12, 2026

RESEARCH ALLIANCE CORPORATION III
BALANCE SHEET
FEBRUARY 25, 2026

February 25, 2026
ASSETS
Deferred offering costs	$128,033

Total Assets	$128,033

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Accrued offering costs	$128,033
Accrued expenses	8,697

Total Current Liabilities	136,730
Commitments and Contingencies (Note 5)
Shareholder’s Deficit
Preference shares, $0.0001 par value, 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 479,000,000 shares authorized; none issued and outstanding	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 1,323,529 shares issued and outstanding	132
Additional paid-in-capital	24,868
Accumulated deficit	(33,697)

Total Shareholder’s Deficit	(8,697)

TOTAL LIABILITIES AND SHAREHOLDER’S DEFICIT	$128,033

The accompanying notes are an integral part of these financial statements.

RESEARCH ALLIANCE CORPORATION III
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM FEBRUARY 19, 2026 (INCEPTION) THROUGH FEBRUARY 25, 2026

Period From February 19, 2026 (Inception) to February 25, 2026
General, formation and administrative expenses	$33,697

Net loss	$(33,697)

Basic and diluted net loss per ordinary share	$(0.18)

Weighted average ordinary shares outstanding, basic and diluted	189,076

The accompanying notes are an integral part of these financial statements.

RESEARCH ALLIANCE CORPORATION III
STATEMENT OF CHANGES IN SHAREHOLDER’S DEFICIT
FOR THE PERIOD FROM FEBRUARY 19, 2026 (INCEPTION) THROUGH FEBRUARY 25, 2026

	Class B Ordinary Shares		Additional Paid-In Capital	Accumulated Deficit	Total Shareholder’s Deficit
	Shares	Amount
Balance as of February 19, 2026 (Inception)	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	1,323,529	132	24,868	—	25,000
Net loss	—	—	—	(33,697)	(33,697)

Balance as of February 25, 2026	1,323,529	$132	$24,868	$(33,697)	$(8,697)

The accompanying notes are an integral part of these financial statements.

RESEARCH ALLIANCE CORPORATION III
STATEMENTS OF CASH FLOWS
FOR THE PERIOD FROM FEBRUARY 19, 2026 (INCEPTION) THROUGH FEBRUARY 25, 2026

Cash Flows from Operating Activities:
Net loss	$(33,697)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid through issuance of Class B ordinary shares to Sponsor	25,000
Changes in operating liabilities:
Accrued expenses	8,697

Net cash used in operating activities	$—

Net Change in Cash	—
Cash – beginning of the period	—

Cash – end of the period	$—

Supplemental disclosure of non-cash investing and financing activities:
Deferred offering costs included in accrued offering costs	$128,033
General and administrative costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$25,000
The accompanying notes are an integral part of these financial statements.

RESEARCH ALLIANCE CORPORATION III
NOTES TO FINANCIAL STATEMENTS
Note 1 — Description of Organization and Business Operations
Research Alliance Corporation III (the “Company”) is a newly organized blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company has not selected any specific Business Combination target and the Company has not, nor has anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any Business Combination target with respect to an initial Business Combination with the Company. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.
As of February 25, 2026, the Company had not commenced any operations. All activity for the period from February 19, 2026 (inception) through February 25, 2026 relates to the Company’s formation and the proposed initial public offering described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Proposed Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.
The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed public offering (the “Proposed Public Offering”) of 7,500,000 Class A ordinary shares (each, a “Public Share” and collectively, the “Public Shares”) at $10.00 per Public Share, which is discussed in Note 3, the sale of 275,000 Class A ordinary shares (each, a “Private Placement Share” and collectively, the “Private Placement Shares”), at a price of $10.00 per Private Placement Share in a private placement to the Sponsor that will close simultaneously with the Proposed Public Offering.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the sale of Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the signing of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Upon the closing of the Proposed Public Offering, management has agreed that an amount equal to at least $10.00 per Public Share sold in the Proposed Public Offering, including certain proceeds from the sale of the Private Placement Shares, will be held in a trust account (“Trust Account”), located in the United States, with Continental Stock Transfer & Trust Company acting as trustee, and will be held in cash or invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company will provide the holders (the “Public Shareholders”) of Public Shares, with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be
$10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes). The per-share
amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 5).
Upon the public announcement of the initial Business Combination, if the Company elects to conduct redemptions pursuant to the tender offer rules, the Company and the Sponsor will terminate any plan established in accordance with Rule 10b5-1 to
purchase the Class A ordinary shares in the open market, in order to comply with Rule 14e-5
under the Exchange Act. In the event the Company conducts redemptions pursuant to the tender offer rules, the offer to redeem will remain open for at least
20
business days, in accordance with
Rule 14e-1(a)
under the Exchange Act, and the Company will not be permitted to complete the initial Business Combination until the expiration of the tender offer period. In addition, the tender offer will be conditioned on public shareholders not tendering more than the number of public shares the Company is permitted to redeem. If public shareholders tender more shares than the Company has offered to purchase, the Company will withdraw the tender offer and not complete such initial Business Combination.
Notwithstanding
 the foregoing, if the Company seeks shareholder approval of its Business Combination and does not conduct redemptions in connection with its Business Combination pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of
15
% of the Public Shares issued in the Proposed Public Offering, without the prior consent of the Company.
The
 Company’s Sponsor, officers and directors (the “initial shareholders”) have agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (a) that would modify the substance or timing of the Company’s obligation to provide holders of its Public Shares the right to have their shares redeemed in connection with a Business Combination or to redeem
100
% of the Company’s Public Shares if the Company does not complete its Business Combination within
24
months from the closing of the Proposed Public Offering (the “Combination Period”) or (b) with respect to any other provision relating to the rights of Public Shareholders, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to the Company to pay its income taxes, if any, divided by the number of the then-outstanding Public Shares.
If
 the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten
business days thereafter, redeem the Public Shares, at
a per-share price,
payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes that were paid by the Company or are payable by the Company, if any (less up to
$
100,000
of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

F-
27

The initial shareholders have agreed to waive their liquidation rights with respect to the Founder Shares and Private Placement Shares held by them if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the Proposed Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriter has agreed to waive its right to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares.
In
 the event of such distribution, it is possible that the per share value of the assets remaining available for distribution (including Trust Account assets) will be only $
10.00
per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (excluding the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company have entered into a written letter of intent, confidentially or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $
10.00
per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $
10.00
per Public Share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriter of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).
Moreover
, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Sponsor has not made reserves for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Sponsor may not be able to satisfy those obligations. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (excluding the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Note 2 — Basis of Presentation and Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (the “US GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).
As of February 25, 2026 the Company had no cash and a working capital deficit of $136,730. The Company expects to incur significant costs in pursuit of its acquisition plans. In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC 205-40, “Presentation of Financial Statements — Going Concern,” the Company lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the date of the issuance of the financial statements. This condition raises substantial doubt about the Company’s ability to continue as a going concern. Management plans to address this uncertainty through the Proposed Offering. There is no assurance that the Company’s plans to raise capital will be successful. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates.
Deferred Offering Costs
The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering.” Deferred offering costs consist principally of professional and registration fees that are related to the Proposed Public Offering. Financial Accounting Standards Board (“FASB”) ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Proposed Public Offering proceeds from the Public Shares using the residual method. Offering costs allocated to the Class A ordinary shares will be charged to temporary equity and offering costs allocated to the Private Placement Shares will be charged to shareholder’s equity. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.
Net Loss Per Ordinary Share
Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. At February 25, 2026, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per ordinary share is the same as basic loss per ordinary share for the period presented.

Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of February 25, 2026, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Recent Accounting Pronouncements
In November 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted ASU 2023-07 on February 19, 2026, the date of incorporation.
The Company’s management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying financial statements.

Note 3 — Proposed Public Offering
Pursuant to the Proposed Public Offering, the Company intends to offer for sale 7,500,000 Public Shares at a price of $10.00 per Public Share.
Note 4 — Related Party Transactions
Founder Shares
On February 25, 2026, the Sponsor paid $25,000 to cover certain of the Company’s expenses in exchange for the issuance of 1,323,529 Class B ordinary shares, par value $0.0001 (the “Founder Shares”). During March 2026, the Sponsor transferred 39,130 of its Founder Shares to each of the Company’s independent director nominees.
The initial shareholders will agree not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.
Private Placement Shares
The Sponsor will agree to purchase an aggregate of 275,000 Private Placement Shares at a price of $10.00 per Private Placement Share ($2,750,000 in the aggregate) in a private placement that will occur simultaneously with the closing of the Proposed Public Offering. Such Private Placement Shares are identical to the Class A ordinary shares sold in the Proposed Public Offering. If the Company does not consummate an initial Business Combination within 24 months from the closing of the Proposed Public Offering, any proceeds from the sale of the Private Placement Shares held in the trust account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law). Holders of the Private Placement Shares have entered into an agreement, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares, Private Placement Shares and Public Shares in connection with (i) the completion of the initial Business Combination and (ii) a shareholder vote to approve an amendment to the amended and restated memorandum and articles of association (A) that would modify the substance or timing of the obligation to provide holders of the Class A ordinary shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete the initial Business Combination within 24 months from the closing of this offering or (B) with respect to any other provision relating to the rights of holders of the Class A ordinary shares. The Private Placement Shares will not be transferable or salable until 30 days after the completion of the initial Business Combination. Certain proceeds from the Private Placement Shares will be added to the proceeds from the Proposed Public Offering to be held in the Trust Account.
Promissory Note
On February 25, 2026, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Proposed Public Offering pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable on the earlier of December 31, 2026 or the completion of the Proposed Public Offering. As of February 25, 2026, the Company had not borrowed against the Note. Subsequent to February 25, 2026, the Sponsor loaned the Company $300,000.

Related Party Loans
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined
and
no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to
$3.0 million of such Working Capital Loans may be convertible into shares of the post Business Combination entity at a price of $10.00 per share. The shares would be identical to the Private Placement Shares. As of February 25, 2026, the Company had no outstanding borrowings under the Working Capital Loans.
Note 5 — Commitments & Contingencies
Registration Rights
The initial shareholders as the holders of the Founder Shares and Private Placement Shares, including from time to time the Private Placement Shares that may be issued upon conversion of Working Capital Loans and any Class A ordinary shares issuable upon conversion of Founder Shares, will be entitled to registration rights pursuant to a registration and shareholder rights agreement to be signed in connection with the consummation of the Proposed Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriter will be entitled to an underwriting discount of $0.10 per share, or $750,000 in the aggregate, payable upon the closing of the Proposed Public Offering. In addition, the underwriter will be paid deferred underwriting commissions of $0.30 per share, or $2,250,000 in the aggregate, which will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Note 6 — Shareholder’s Equity
Preference Shares — The Company is authorized to issue 1,000,000 preference shares at a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of February 25, 2026, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 479,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of February 25, 2026, there were no Class A ordinary shares issued or outstanding.
Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of February 25, 2026, there were 1,323,529 Class B ordinary shares outstanding.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law. Unless otherwise specified in the amended and restated memorandum and articles of association, or as required by applicable provisions of the Companies Act or applicable stock exchange rules, the affirmative vote of a majority of the ordinary shares that are represented in person or by proxy and are voted is required to approve any such matter voted on by the shareholders. Approval of certain actions will require a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds of
the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the company, and pursuant to the amended and restated memorandum and articles of association; such actions include amending the amended and restated memorandum and articles of association and approving a statutory merger or consolidation with another company. The board of directors is divided into three classes, each of which will generally serve for terms of three years with only one class of directors being appointed in each year. There is no cumulative voting with respect to the appointment of directors, with the result that the holders of more than
50% of the shares entitled to vote and voted for the appointment of directors can elect all of the directors. The shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor. Prior to the initial Business Combination, only holders of the Founder Shares will have the right to vote on the appointment of directors. Holders of the Public Shares will not be entitled to vote on the appointment of directors during such time. Further, prior to the closing of the Business Combination, only holders of the Class B ordinary shares will be entitled to vote on transferring the Company by way of continuation in a jurisdiction outside the Cayman Islands (including any special resolution required to amend the constitutional documents of the Company or to adopt new constitutional documents of the company, in each case, as a result of the company approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands) and, as a result, the initial shareholders will be able to approve any such proposal without the vote of any other shareholder. The provisions of the amended and restated memorandum and articles of association governing the appointment of directors prior to the Business Combination and the Company’s continuation in a jurisdiction outside the Cayman Islands prior to the initial Business Combination may only be amended by a special resolution passed by holders representing at least two-thirds
of the Company’s outstanding Class B ordinary shares.
Subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein, the Founder Shares, which are designated as Class B ordinary shares, will be convertible at the option of the holder on a one-for-one basis or will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 15% of the sum of (i) the total number of ordinary shares issued and outstanding (excluding the Private Placement Shares and including any Class B ordinary shares assuming they are converted into Class A ordinary shares) upon completion of this offering, plus (ii) the sum of the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the Business Combination and any Private Placement Shares issued to the Sponsor, members of the management team or any of their affiliates upon conversion of working capital loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.
Note 7 — Segment Information
ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available
 that is regularly evaluated by the Company’s chief operating decision maker (“CODM”), or group, in deciding how to allocate resources and assess performance.
The Company’s chief operating decision maker has been identified as the Company’s executive officers, who review the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one reportable segment.
The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statement of operations as net income or loss. The measure of segment assets is reported on the balance sheet as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews certain metrics, which include the following:

For the period from February 19, 2026 (inception) through February 25, 2026
General, formation and administrative expenses	$33,697
Formation
, general and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a Proposed Offering and eventually a Business Combination within the business combination period. The CODM also reviews formation, general and administrative expenses to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. Formation, general and administrative expenses, as reported on the statement of operations, are the significant segment expenses provided to the CODM on a regular basis.
Note 8 — Subsequent Events
The Company has evaluated subsequent events and transactions that occurred after the balance sheet date through the date that the financial statements are issued. Based upon this review, other than the events disclosed elsewhere in these financial statements and below, no other subsequent events occurred that would require recognition or disclosure in the financial statements.
To maintain the ownership of the Company’s initial shareholders (and their permitted transferees), on an as-converted basis, at 15% of the Company’s issued and outstanding ordinary shares (excluding the private placement) upon the consummation of the proposed offering, in May 2026, the Company upsized the proposed initial public offering and effectuated a share capitalization for which an additional 290,563 Class B ordinary shares were issued to our sponsor and an additional 9,130 Class B ordinary shares were issued to each of Mr. MacLean and Mr. Miller. Following the share capitalization, the Company’s sponsor now holds 1,245,269 Class B ordinary shares and Mr. MacLean and Mr. Miller each hold 39,130 Class B ordinary shares. There was no change in the par value per Class B ordinary share following the share capitalization. All information related to the upsizing the proposed initial public offering, Class B ordinary shares and earnings per share have been retroactively adjusted to give effect to the share capitalization for the period presented, unless otherwise indicated.

F-
34

OHB PEDIATRICS LTD. – UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS
OHB Pediatrics Ltd.
Condensed Balance Sheets as of June 30, 2026 (Unaudited) and December 31, 2025
(in thousands, except share and per share amounts)

	June 30, 2026	December 31, 2025
Assets
Current assets
Cash	$26,982	$—
Prepaid clinical trial costs	1,591	1,228
Prepaid taxes	413	226
Total current assets	28,986	1,454
Noncurrent assets
Deposits	3,006	43
Deferred offering costs	691	—
Total noncurrent assets	3,697	43
Total assets	$32,683	$1,497
Liabilities, mezzanine equity, and stockholder’s deficit
Current liabilities
Accounts payable and accrued expenses	$7,030	$1,528
Due to Parent Co.	7,301	—
Total current liabilities	14,331	1,528
Total liabilities	14,331	1,528
Commitments and contingencies (Note 8 )
Mezzanine equity
Series A redeemable convertible preferred stock , $0.000001 par value; 32,500,000 and none a uthorized, issued and outstanding as of June 30, 2026 and December 31, 2025 respectively	31,890	—
Stockholder’s deficit
Common stock, $0.000001 par value; 62,312,500 and 1,010,000 shares authorized, issued and outstanding as of June 30, 2026 and December 31, 2025 respectively	—	—
Additional paid-in capital	15,976	15,976
Accumulated deficit	(29,514)	(16,007)
Total stockholder’s deficit	(13,538)	(31)
Total liabilities, mezzanine equity, and stockholder’s deficit	$32,683	$1,497

See accompanying Notes to Unaudited Condensed Interim Financial Statements.

OHB Pediatrics Ltd.
Condensed Statements of Operations (Unaudited)
for the Six Months Ended June 30, 2026 and June 30, 2025
(in thousands, except share and per share amounts)

	Six months ended June 30, 2026	Six months ended June 30, 2025
Operating expenses:
General and administrative	$2,813	$710
Research and development	10,695	2,210

Total operating expenses	13,508	2,920

Operating loss	(13,508)	(2,920)
Other income / (expense):
Foreign currency gain (loss)	1	(38)

Total other income / (expense)	1	(38)

Loss from operations before taxes	(13,507)	(2,958)
Income tax expense	—	—

Net loss	$(13,507)	$(2,958)

Net loss per share — basic and diluted	$(0.22)	$(0.05)

Weighted average shares outstanding — basic and diluted	62,312,500	62,312,500

See accompanying Notes to Unaudited Condensed Interim Financial Statements.

OHB Pediatrics Ltd.
Condensed Statements of Mezzanine Equity and Stockholder’s Deficit (Unaudited)
for the Six Months Ended June 30, 2026 and June 30, 2025
(in thousands)

	Mezzanine equity		Stockholder’s deficit
	Series A redeemable convertible preferred stock		Common stock		Additional paid-in capital	Accumulated deficit	Total stockholder’s deficit
	Shares	Amount	Shares	Amount
Balances as of December 31, 2024	—	$—	10,000	$—	$—	$(357)	$(357)
Net loss	—	—	—	—	—	(2,958)	(2,958)

Balances as of June 30, 2025	—	—	10,000	$—	$—	$(3,315)	$(3,315)

Balances as of December 31, 2025	—	$—	1,010,000	$—	$15,976	$(16,007)	$(31)
Net loss	—	—	—	—	—	(13,507)	(13,507)
Issuance of Common stock to Parent. Co.	—	—	61,302,500	—	—	—	—
Issuance of Series A redeemable convertible preferred stock, net of $610 of offering costs	32,500,000	31,890	—	—	—	—	—

Balances as of June 30, 2026	32,500,000	$31,890	62,312,500	$—	$15,976	$(29,514)	$(13,538)

See accompanying Notes to Unaudited Condensed Interim Financial Statements.

OHB Pediatrics Ltd.
Condensed Statements of Cash Flows (Unaudited)
for the Six Months Ended June 30, 2026 and June 30, 2025
(in thousands)

	Six months ended June 30, 2026	Six months ended June 30, 2025
Operating activities:
Net loss	$(13,507)	$(2,958)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in assets and liabilities:
Prepaid expenses	(364)	(218)
Prepaid taxes	(187)	(204)
Deposits	(2,963)	(43)
Accounts payable and accrued expenses	5,253	163

Net cash used in operating activities	(11,768)	(3,260)

Financing activities:
Payments by Parent Co. on behalf of OHB Pediatrics Ltd.	7,301	3,260
Payments of deferred offering costs	(441)	—
Proceeds received from issuance of Series A redeemable convertible preferred stock, net	31,890	—

Net cash provided by financing activities	38,750	3,260

Net increase in cash	26,982	—

Cash, beginning of period	—	—

Cash, end of period	$26,982	$—

Supplemental disclosures of non-cash financing activities:
Non-cash recognition of deferred offering costs	$251	$—

See accompanying Notes to Unaudited Condensed Interim Financial Statements

OHB Pediatrics Ltd.
Notes to Unaudited Condensed Interim Financial Statements
(in thousands, except for share data)
Note 1. Description of business and basis of presentation
Description of business
OHB Pediatrics Ltd. (the “Company” or “OHBP”) was incorporated in the United Kingdom (“UK”) on September 16, 2024 and is a wholly owned subsidiary of Oak Hill Bio Holdings Ltd. (“Parent”). OHBP is a clinical-stage biotechnology company focused on acquiring and developing promising therapeutics for rare diseases with significant unmet need that have been deprioritized by pharmaceutical companies. OHBP lead program, rugonersen (OHB-724), is an antisense oligonucleotide in Phase 3 clinical development as a potential treatment for Angelman syndrome. Angelman syndrome is a rare neurodevelopmental disorder with no approved disease-modifying therapies. Angelman syndrome affects approximately one in 12,000 to 20,000 live births annually, with approximately 30,000 diagnosed patients in the United States and the five major European Union countries. In June 2026, OHBP initiated BEACON, a pivotal Phase 3 clinical trial evaluating rugonersen in pediatric and adult participants with Angelman syndrome, and is currently enrolling participants. OHBP expects initial top-line data in early 2029, and if the trial is successful, with an NDA submission in the second half of 2029.
OHBP was formed as a wholly owned subsidiary of Parent in September 2024 and licensed rugonersen from Roche in February 2025. OHBP seeks to apply a focused, capital-efficient operating model to programs with compelling biology, substantial unmet need, and existing clinical or translational work that may support an efficient development path. OHBP believes its model can create value by taking forward programs that may have been deprioritized despite data OHBP views as promising. OHBP’s initial focus is to develop rugonersen through registration for the treatment of Angelman syndrome. Over time, OHBP may expand its pipeline through additional acquisitions, licenses and collaborations
Liquidity
The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry, including, but not limited to, technical risks associated with the successful research, development, and manufacturing of therapeutic candidates, development by competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, and the ability to secure additional capital to fund operations. Therapeutic drug candidates currently under development will require significant additional research and development efforts, including extensive preclinical and clinical testing, and regulatory approval prior to commercialization. These efforts will require significant amounts of additional capital, adequate personnel, and infrastructure. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will realize revenue from product sales. The Company expects to largely rely on raising capital from equity investors for funding its operations. Some funding may be obtained through licensing agreements or other arrangements with commercial entities. There can be no assurance that the Company will be able to raise additional funds on acceptable terms or at all, or that any future financing will be sufficient to meet the Company’s long-term capital requirements.
On April 16, 2026, the Company completed a Series A private financing, raising gross proceeds of $32,500. In addition, in connection with the reverse recapitalization transaction discussed below, on July 26, 2026, the Company entered into a Simple Agreement for Future Equity (“SAFE”) with certain investors pursuant to which the Company received aggregate principal proceeds of $45,000. Management believes that its current liquidity position and forecast are sufficient to satisfy the Company’s anticipated operating and other funding requirements for at least the twelve months following the date of issuance of these financial statements.

Basis of presentation
In the opinion of the Company’s management, the unaudited condensed financial statements reflect all adjustments, which are normal and recurring in nature, necessary for fair financial statement presentation. The preparation of these unaudited condensed financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States (“GAAP”) requires the use of management estimates. These unaudited condensed financial statements and accompanying notes should be read in conjunction with the Company’s annual financial statements and accompanying notes for the fiscal year ended December 31, 2025.
As of June 30, 2026, the Company was a wholly owned subsidiary of Parent. All expenses incurred by the Parent, if any, on behalf of the Company have been allocated to the statements of operations of the Company. Accordingly, these financial statements represent the historical financial statements of OHB Pediatrics Ltd., prepared on a stand-alone basis utilizing the legal entity approach. The Company’s financial statements reflect OHBP’s financial position, results of operations and cash flows as OHBP was historically managed in conformity with GAAP.
Prior to January 1, 2026, cash was managed through bank accounts controlled and maintained by Parent. OHBP did not have legal ownership of any bank accounts containing cash balances prior to January 1, 2026. After January 1, 2026, the Company has set up its own legally separate bank accounts to directly settle its liabilities and to manage its own cash.
OHBP is not a
co-obligor
on Parent’s third-party, long-term debt obligations nor is OHBP expected to pay any portion of Parent’s third-party, long-term debt.
The financial statements of the Company include the assets, liabilities, and expenses that Parent has determined are specifically or primarily identifiable to the Company, as well as direct and indirect costs that are attributable to the operations of the Company. Indirect costs are the costs of support functions that are provided on a centralized or geographic basis by the Parent and its affiliates, which include, but are not limited to, quality, compliance, finance, human resources, benefits administration, procurement support, corporate strategy, corporate governance, other professional services, and general commercial support functions.
Indirect costs have been allocated to the Company for the purposes of preparing the unaudited condensed financial statements based on a specific identification basis or, when specific identification is not practicable, a proportional cost allocation method, primarily underlying employee effort and reflecting the extent to which employees support OHBP’s research & development (“R&D”) programs, or other allocation methodologies that are considered to be a reasonable reflection of the utilization of services provided or benefit received by the Company during the periods presented, depending on the nature of the services received. Parent and management consider that such allocations have been made on a reasonable basis consistent with benefits received but may not necessarily be indicative of the costs that would have been incurred if the Company had been operated on a standalone basis for the periods presented.
Proposed business combination
On July 26, 2026, the Company entered into a definitive business combination agreement with Research Alliance Corporation III (“RACC”). The transaction is expected to provide the combined company with approximately $175 million in gross proceeds consisting of $75 million of cash held in RACC’s trust account, and $100 million of committed private financing. Of the $100 million private financing, $45 million was funded by RA Capital at signing pursuant to a Simple Agreement for Future Equity (“SAFE”) investment in the Company with the remainder expected to be funded at closing through a private investment in public entity (“PIPE”) with RACC at $10.00 per share. In connection with the consummation of the transaction, RACC will redomesticate as a Delaware corporation, be renamed Oak Hill Bio Inc., and its shares of common stock are expected to be listed on the Nasdaq Capital Market under the ticker symbol “OAKH.” The business combination is subject to customary closing conditions, including approval by RACC’s shareholders and applicable regulatory bodies, and is expected to close by year-end 2026. RACC intends to file a registration statement on Form S-4 with the Securities and Exchange Commission in connection with the proposed transaction.
The transaction is expected to be accounted for as a reverse recapitalization under U.S. GAAP. RACC is not expected to meet the definition of a business under ASC 805, Business Combinations, and OHBP is expected to be treated as the accounting acquirer and RACC as the accounting acquiree. Accordingly, the transaction will be treated as the equivalent of OHBP issuing equity for the net assets of RACC, accompanied by a recapitalization of OHBP’s equity. The net assets of RACC are expected to be recognized at historical carrying value, and no goodwill or other intangible assets are expected to be recognized.
Note 2. Significant accounting policies and recent accounting pronouncements
Recent accounting pronouncements
Effective January 1, 2025, the Company prospectively adopted Accounting Standards Update (“ASU”) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which requires incremental disaggregation pertaining to the effective tax rate reconciliation and income taxes paid. The adoption did not have a material impact to the Company’s income tax disclosures.
ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”), requires disaggregation of specific expense categories in the notes to the financial statements and a qualitative description of the remaining expense amounts not separately disaggregated. This standard is effective for annual reporting periods beginning after December 15, 2026, and requires prospective application with the option to apply it retrospectively. The Company intends to adopt this standard for the year ending December 31, 2027. The Company is currently evaluating the potential impact of adopting this standard on its disclosures.
In May 2025, the FASB issued ASU 2025-03, Business Combinations (Topic 805) and Consolidation (Topic 810): Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity, which amends the guidance for determining the accounting acquirer in certain transactions involving the acquisition of a variable interest entity that meets the definition of a business. ASU 2025-03 requires an entity to consider the factors in ASC 805-10-55-12 through 55-15 in determining which entity is the accounting acquirer when a legal acquiree is a variable interest entity and the transaction is not primarily effected by transferring cash or other assets or by incurring liabilities. ASU 2025-03 is effective for the Company for annual reporting periods beginning after December 15, 2026, including interim reporting periods within those annual reporting periods. Early adoption is permitted as of the beginning of an interim or annual reporting period. The Company adopted ASU 2025-03 as of January 1, 2026 in connection with its evaluation of the accounting acquirer in the business combination discussed in Note 1. The adoption did not have a material impact on the Company’s balance sheets or statements of operations, but was considered in determining that the Company is the accounting acquirer for accounting purposes.
Use of estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results may differ from those estimates, and such differences may be material to the financial statements.
Cash
As of June 30, 2026, the Company’s cash balance consisted of balances held in checking and demand deposit accounts, which are accessible and available for general corporate use.

Research and development expenses and acquired in-process research & development (“IPR&D”)
Research and development costs are expensed as incurred. Research and development costs consist of expenses incurred in performing research and development activities, including, but not limited to, compensation and benefits, facilities and overhead expense, clinical trial expenses, and fees paid to contract research organizations.
Acquired IPR&D includes the initial costs and development milestones incurred related to externally developed IPR&D projects, acquired directly in a transaction other than a business combination, that do not have an alternative future use. Development milestones are milestone payment obligations that are incurred prior to regulatory approval of the product compound and are expensed when the event triggering an obligation to pay the milestone occurs.
Prepaid clinical trial costs
Prepaid clinical trial costs represent prefunded expenses that are reduced as the related services are provided to the Company.
Deferred offering costs
The Company capitalizes certain legal, accounting, underwriting, and other third-party fees that are directly related to a proposed equity offering. These costs are presented as deferred offering costs within non-current assets on the balance sheet. Upon the completion of the offering, deferred offering costs are offset against the gross proceeds received and recorded as a reduction of additional paid-in capital. If the offering is abandoned, the deferred offering costs are expensed immediately in the period the abandonment decision is made.
Earnings per share (“EPS”)
Basic EPS is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution from dilutive securities, if any.
The Company completed a stock split and nominal share issuance on April 15, 2026, as discussed in Note 6. In accordance with ASC 260, the stock split and the nominal share issuance were retroactively applied.
As of June 30, 2026, the Company has 32.5 million potentially dilutive securities related to the outstanding Series A redeemable convertible preferred stock. However, given the Company is in a net loss position, these potentially dilutive securities were excluded from the calculation of dilutive EPS as their inclusion would be anti-dilutive.
Redeemable convertible preferred stock
The Company recorded redeemable convertible preferred stock at fair value upon issuance, net of any issuance costs. The Company classified stock that was redeemable in circumstances outside of the Company’s control outside of permanent equity.
Foreign currency translation
The U.S. dollar (“USD”) is the functional and reporting currency of OHBP based on the predominance of USD-based operating and financing cash flows expected in the future. Foreign currency transaction gains and losses are recognized within Other expense in the statements of operations.

Related party transactions
Parties are considered related to OHBP if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with OHBP. Related parties also include principal owners of OHBP, its management, members of the immediate families of principal owners of OHBP, and its management and other parties with which OHBP may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.
Segment and geographic reporting
The Company determines and presents operating segments based on the information that is internally provided to the Company’s chief operating decision maker (“CODM”). The Company has determined that its Chief Executive Officer is its CODM in accordance with Accounting Standards Codification (“ASC”) 280, Segment Reporting (“ASC 280”). The Company has determined that it operates in a single business segment, which is a clinical-stage biotechnology company focused on acquiring and developing rare disease drugs that have been deprioritized by large pharmaceutical companies. The Company operates with one operating segment and uses operating loss as the measure when making decisions regarding resource allocation and performance assessment. The financial metrics used by the CODM are segment assets as reported on the balance sheets as total assets and significant segment expenses as presented in Note 9.
Income taxes
OHBP complies with the accounting and reporting requirements of Topic 740, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which these differences are expected to be reversed or settled.
A valuation allowance is recorded if it is more likely than not that some portion, or all, of a deferred tax asset will not be realized. In evaluating whether a valuation allowance is needed, the Company considers all relevant evidence, including past performance, recent cumulative losses, projections of future taxable income, and the viability of tax-planning strategies. If the Company subsequently determines that there is sufficient evidence to indicate a deferred tax asset will be realized, the associated valuation allowance is reversed. The Company maintains a full valuation allowance against its deferred tax assets due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets.
Income tax expense has been calculated on a separate-return method. Under the separate-return method of allocation, the separate financial statements determine current and deferred tax expense or benefit for the period as if the Company will be required to file a separate tax return. The Company filed a standalone UK tax return for the period from inception through December 31, 2025.
The Company recognizes positions taken or expected to be taken in a tax return in the Financial Statements when it is more likely than not that the position would be sustained upon examination by tax authorities. A recognized tax position is then measured at the largest amount of benefit with greater than 50% likelihood of being realized upon ultimate settlement. The Company recognizes any interest and penalties related to unrecognized tax benefits in income tax expense. There were no interest or penalties related to income taxes that have been accrued or recognized as of June 30, 2026 and June 30, 2025.

F-4
3

Note 3. Accounts payable and accrued expenses
The components of accounts payable and accrued expenses are as follows:

(in thousands)	June 30, 2026	December 31, 2025
Accounts payable	$2,501	$168
Accrued clinical	2,977	553
Accrued bonus	175	422
Accrued legal	887	364
Accrued other	490	21

Total accounts payable and accrued expenses	$7,030	$1,528

Note 4. Income taxes
Income taxes for the six months ended June 30, 2026 and 2025 have been calculated based on an estimated annual effective tax rate and certain discrete items. The Company recorded no income tax expense for the six months ended June 30, 2026 and 2025.
The Company has never been examined by His Majesty’s Revenue and Customs or any other jurisdiction for any tax years and, as such, all years within the applicable statutes of limitations are potentially subject to audit.
Note 5. Related party transactions
Payments by Parent on behalf of OHBP
On December 31, 2025, the Company settled its outstanding payables with Parent in the amount of $15,976 in exchange for the issuance of 1,000,000 common shares. This payable was interest-free and due upon demand.

(in thousands)
Beginning balance January 1, 2025	141
Payments by Parent Co. on behalf of OHB Pediatrics Ltd.	15,835
Issuance of shares	(15,976)

Ending balance December 31, 2025	$—

Beginning balance January 1, 2026	—
Payments by Parent Co. on behalf of OHB Pediatrics Ltd.	7,301
Issuance of shares	—

Ending balance June 30, 2026	$7,301

Cost Allocations from Parent
Parent
 provided significant support functions to OHBP. The financial statements reflect an allocation of these costs. Allocated costs included in operating expenses primarily relate to finance, human resources, benefits administration, corporate strategy, corporate governance, other professional services, and general commercial support functions and are predominantly allocated based on underlying employee effort and reflecting the extent to which employees support the OHBP’s R&D programs. See Note 1 for a discussion of these costs and the methodology used to allocate them.

F-4
4

These allocations are reflected in the statements of operations as follows:

	Six months ended
(in thousands)	June 30, 2026	June 30, 2025
General and administrative expenses	$543	$34
Research and development costs	955	301
Note 6. Stockholder’s deficit
On April 15, 2026, the Company approved (i) the redenomination of its issued share capital from pounds sterling to U.S. dollars, (ii) the reclassification of certain common shares into deferred shares, (iii) the repurchase and cancellation of 101 deferred shares held by Oak Hill Bio Holdings Ltd. for an aggregate purchase price of $0.01, and (iv) a series of share subdivisions which, after giving effect to all such transactions, resulted in 1,010,000 common shares, par value $0.000001 per share, outstanding immediately prior to the equity issuances described below.
On April 15, 2026, the Company issued Oak Hill Bio Holdings Ltd. 61,302,500 common shares at par value pursuant to a subscription arrangement under which aggregate cash consideration of $61.30 is payable to the Company on or before December 15, 2026, or earlier upon demand. In conjunction with these transactions, the Company’s total authorized shares increased to 62,312,500. In accordance with ASC 260, the Company retrospectively applied all issuances of its common shares for purposes of calculating the Company’s Loss Per Share for all periods presented on the statements of operations. See the table below:

	Number of Shares	Total Splits	Total Shares
Balance, December 31, 2025	101	10,000	1,010,000

Issuance, April 15, 2026	61,302,500	—	61,302,500

Balance, June 30, 2026	61,302,601	—	62,312,500

Shares outstanding for calculating EPS as of June 30, 2026 and 2025			62,312,500
Note 7. Redeemable convertible preferred stock
On April 16, 2026, the Company completed its Series A Financing pursuant to a Subscription Agreement with certain investors, under which such investors subscribed for an aggregate of 32,500,000 Series A redeemable convertible preferred shares at a subscription price of $1.00 per share, subject to the customary terms and conditions. As of June 30, 2026, there were 32,500,000 shares issued and outstanding, with a liquidation preference of $32,500. The Series A Subscription Agreement provides certain lead investors with rights to participate in a future private investment in public equity (“PIPE”) financing resulting from a qualifying transaction. The Series A Preferred Stock is redeemable upon a deemed liquidation event and classified within mezzanine equity as the circumstances that could lead to deemed liquidation are not solely within the control of the Company and the limited exception from temporary equity is not applicable. The Company’s Series A redeemable convertible preferred stock was recorded based on issuance date proceeds net of the issuance costs incurred. The rights, preferences, and privileges of the Series A Preferred Stock are set forth in the Company’s amended Articles of Association and summarized below.
Dividends
Dividends on Series A Preferred Stock are payable only out of Available Profits that the Company elects to distribute. Any distribution is applied first to the deferred shares then pro rata among holders of Series A Preferred Stock and common stock (together, “Equity Shares”) based on their holdings, with the remainder paid to common stockholders pro rata to their Equity Shares. No dividends have been declared to date.

Convertibility
Each Series A share is convertible into common stock at the holder’s option at any time after nine months from April 16, 2026, by written notice, unless the Company has entered into a definitive agreement for a qualifying transaction. All Series A shares convert automatically into common stock upon the earlier of (a) a conversion notice from the majority of Series A holders, or (b) immediately prior to a Qualifying IPO (an IPO raising at least $50,000 in new common stock at a price of at least $1.20 per share).
Liquidation Preference
Upon a Deemed Liquidation Event, holders of Series A Preferred Stock are entitled to receive, in preference to common stockholders, the greater of (a) the original issue price plus any declared but unpaid dividends, or (b) the amount payable had the Series A shares been converted to common stock immediately prior to the event. A Deemed Liquidation Event includes a change-of-control sale or a sale of substantially all of the Company’s assets.
In connection with the Series A Financing, the Company also entered into a Shareholders’ Agreement, which provides for, among other things, Board composition and governance matters, information rights, transfer restrictions, and customary investor consent rights.
In addition, in connection with the Series A Financing, the Company has reserved 7,687,500 common shares for issuance to its directors, employees, workers and consultants pursuant to a share incentive plan. As of June 30, 2026, no shares have been issued under this plan.
Note 8. Commitments and contingencies
Roche License Agreement
On February 6, 2025, the Company entered into a license agreement with F. Hoffmann-La Roche Ltd (“Roche Basel”) and Hoffmann-La Roche Inc. (“Roche US”) for an exclusive, royalty-bearing license to develop, manufacture, and commercialize a locked-nucleic acid modified antisense oligonucleotide, also known as RO7248824 (the “Roche License Agreement”). OHBP is responsible for the development and commercialization of RO7248824 in all indications worldwide.
Under the Roche License Agreement, the Company paid Roche an upfront license fee of $500, which was recognized within research and development expenses in the statement of operations for the six months ended June 30, 2025. OHBP is also required to pay Roche up to an aggregate of $53,500 based on the achievement of specified development and regulatory milestones, of which $3,500 was paid in Q4 2025 for the first milestone event upon successful regulatory interactions, which was also recognized within research and development expenses in 2025. In consideration of the materials provided by Roche to the Company, the Company paid $1,000 to Roche in 2025, this was also recognized within research and development expenses in Q4 2025. Upon commercialization, the Company is required to make milestone payments to Roche aggregating up to $105,000 tied to the achievement of annual net sales targets. There are no annual or maintenance fees payable under the Roche License Agreement.
Under the Roche License Agreement, Roche is entitled to receive specified percentages of the proceeds from certain strategic transactions, such as sublicensing, change-in-control, and asset disposition transactions involving the licensed asset, subject to an aggregate cap of $55,000. Upon an initial public offering (“IPO”), Roche is also entitled to receive shares of the Company immediately prior to the IPO, with the number of shares determined based on the cumulative transaction payments previously received by Roche under the agreement.
Additionally, the Company is required to pay Roche royalties during a product-by-product and country-by-country royalty term between 9% and 14% of worldwide annual net sales. The royalty term due to

Roche commences on the date of first commercial sale of the licensed product in a given territory and expires on a country-by-country
basis, on the latest of (a) the twelfth (12th) anniversary of the date of the first commercial sale, (b) the expiration of the last-to-expire
licensed patent in the given territory, or (c) the expiration of any regulatory exclusivity period for the licensed product in the given territory.
The Roche License Agreement remains in effect while the Company and sublicensees develop and commercialize RO7248824 subject to customary termination rights. Each party may terminate for cause.
The Company evaluated the Roche License Agreement under ASC 805,
Business Combinations
, and ASC 808,
Collaborative Arrangements
, and concluded that the arrangement does not represent a business combination or a collaborative arrangement.
Legal and regulatory matters
OHBP is subject at times to various claims, lawsuits, and governmental proceedings relating to the OHBP’s business and transactions arising in the ordinary course of business. OHBP cannot predict the final outcome of such proceedings. Where appropriate, OHBP vigorously defends such claims, lawsuits, and proceedings. Some of these claims, lawsuits, and proceedings may seek damages, including consequential, exemplary, or punitive damages, in amounts that could, if awarded, be significant. In terms of any matters where there is no insurance coverage available to OHBP, or where coverage is available and OHBP maintains a retention or deductible associated with such insurance, OHBP may establish an accrual for such loss, retention, or deductible based on current available information. In accordance with ASC 450
Contingencies
, if it is probable that an asset has been impaired or a liability has been incurred as of the date of the Financial Statements, and the amount of loss is reasonably estimable, then an accrual for the cost to resolve or settle these claims is recorded by OHBP in the accompanying balance sheets. If it is reasonably possible that an asset may be impaired as of the date of the Financial Statements, then OHBP discloses the range of possible loss. Expenses related to the defense of such claims are recorded by OHBP as incurred and included in the accompanying statements of operations.
Management, with the assistance of outside counsel, may from time to time adjust such accruals according to new developments in the matter, court rulings, or changes in the strategy affecting OHBP’s defense of such matters. On the basis of current information, OHBP does not believe there is a reasonable possibility that any material loss will result from any claims, lawsuits, and proceedings to which OHBP is subject, either individually, or in the aggregate.
Note 9. Segment information
Operating segments are defined as components of an entity for which separate financial information is available and regularly reviewed by the CODM in determining how to allocate resources and assess performance. The Company’s CODM is the Chief Executive Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company has one reportable segment.
The Company has determined that it operates in a single operating segment, which consists of the development of clinical and preclinical product candidates focused on advancing novel therapeutics for CNS diseases and disorders, and related administrative activities.
The accounting policies of the segment are the same as those described in the summary of significant accounting policies. The CODM evaluates performance and allocates resources based on operating loss, as presented in the Company’s statements of operations, and monitors forecast-to-actual variances for significant expense categories given their direct relationship to cash burn. The CODM also reviews the balance sheet to assess liquidity, funding capacity, and segment assets, which are reported as total assets.

The CODM receives and reviews financial information and does not assess performance or allocate resources based on geographic regions. In addition, management does not internally organize or evaluate operating results by geography. Accordingly, management has determined that it is not required to present financial information disaggregated by geographic region under ASC 280.
The table below summarizes the significant expense categories regularly reviewed by the CODM for the following periods (in thousands):

	June 30, 2026	June 30, 2025
General and administrative costs
Personnel costs	$643	$51
Professional fees	2,051	659
Other general and administrative costs(a)	119	—

Total general and administrative costs	2,813	710
Research and development costs
License costs	—	500
Clinical research	8,595	1,310
Personnel costs	2,066	394
Other research and development costs(b)	34	6

Total research and development costs	10,695	2,210

Operating loss	$13,508	$2,920

(a)	Other general and administrative expenses include, but are not limited to, public company reporting requirements and other general operating expenses.
(b)	Other research and development costs include, but are not limited to, publications, sponsorships, membership fees, scientific conferences, and medical affairs strategy and branding.
Note 10. Subsequent events
On July 26, 2026, the Company entered into a Simple Agreement for Future Equity (“SAFE”) with certain investors pursuant to which the Company received aggregate principal proceeds of $45,000. The SAFE bears interest at a rate of 8% per annum and will convert into common stock of the Company immediately prior to the closing of the proposed business combination described in Note 1. The common stock issued upon conversion of the SAFE will be transferred to RACC in connection with the share acquisition in exchange for shares of common stock of the combined company.

F-4
8

OHB PEDIATRICS LTD. — AUDITED FINANCIAL STATEMENTS
Report of Frazier & Deeter, LLC Independent Registered Public Accounting Firm (PCAOB ID 215)
To the Board of Directors and Stockholder of OHB Pediatrics Ltd.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of OHB Pediatrics Ltd. (the “Company”) as of December 31, 2025, and the related statements of operations, stockholder’s deficit and cash flows for the year then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB and auditing standards generally accepted in the United States of America (GAAS). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Frazier & Deeter, LLC
We have served as the Company’s auditor since 2026.
Tampa, Florida
August 21, 2026

Report of Cherry Bekaert LLP, Independent Registered Public Accounting Firm (PCAOB ID 677)
To the Members
OHB Pediatrics, Ltd.
Altrincham, UK
Opinion on the Financial Statements
We have audited the accompanying balance sheet of OHB Pediatrics, Ltd. (a private limited company) (the “Company”) as of December 31, 2024, and the related statement of operations, stockholders’ deficit, and cash flows for the period from September 16, 2024 (Inception) through December 31, 2024, and the related notes (collectively, referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the period from September 16, 2024 (Inception), in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Cherry Bekaert LLP
We have served as the Company’s auditor since 2024.
Nashville, Tennessee
August 21, 2026

OHB Pediatrics Ltd.
Balance Sheets as of December 31, 2025 and 2024
(in thousands, except share and per share amounts)

	December 31, 2025	December 31, 2024
Assets
Current assets
Prepaid clinical trial costs	$1,228	$14
Prepaid taxes	226	—

Total current assets	1,454	14
Deposits	43	—

Total assets	$1,497	$14
Liabilities and stockholder’s deficit
Current liabilities
Accounts payable and accrued expenses	$1,528	$230
Due to Parent Co.	—	141

Total current liabilities	1,528	371

Total liabilities	1,528	371
Commitments and contingencies (Note 6)
Stockholder’s deficit
Common stock, $0.000001 par value; 1,010,000 and 10,000 shares issued and outstanding as of December 31, 2025 and 2024 respectively	—	—
Additional paid-in capital	15,976	—
Accumulated deficit	(16,007)	(357)

Total stockholder’s deficit	(31)	(357)

Total liabilities and stockholder’s deficit	$1,497	$14

See accompanying Notes to Audited Financial Statements.

OHB Pediatrics Ltd.
Statements of Operations for the Year ended December 31, 2025 and Period from September 16, 2024 (Inception) through December 31, 2024
(in thousands, except share and per share amounts)

	Year ended December 31, 2025	Period ended September 16, 2024 (Inception) to December 31, 2024
Operating expenses:
General and administrative	$1,297	$15
Research and development	14,302	342

Total operating expenses	15,599	357

Operating loss	(15,599)	(357)
Other expense:
Foreign currency loss	(51)	—

Total other expense	(51)	—

Loss from operations before taxes	(15,650)	(357)
Income tax expense	—	—

Net loss	$(15,650)	$(357)

Net loss per share – basic and diluted	$(0.25)	$(0.01)

Shares outstanding – basic and diluted (see Note 8)	62,312,500	62,312,500

See accompanying Notes to Audited Financial Statements.

OHB Pediatrics Ltd.
Statements of Stockholder’s Deficit for the Year Ended December 31, 2025
and Period from September 16, 2024 (Inception) through December 31, 2024
(in thousands, except share amounts)

	Common stock
	Shares	Amount	Additional paid-in capital	Accumulated deficit	Total stockholder’s deficit
Balances as of September 16, 2024 (inception)	—	$—	$—	$—	$—
Issuance of shares	10,000	—	—	—	—
Net loss	—	—	—	(357)	(357)

Balances as of December 31, 2024	10,000	$—	$—	$(357)	$(357)
Issuance of shares	1,000,000	—	15,976	—	15,976
Net loss	—	—	—	(15,650)	(15,650)

Balances as of December 31, 2025	1,010,000	$—	$15,976	$(16,007)	$(31)

See accompanying Notes to Audited Financial Statements.

OHB Pediatrics Ltd.
Statements of Cash Flows for the Year ended December 31, 2025 and Period from September 16, 2024 (Inception) through December 31, 2024
(in thousands)

	Year ended December 31, 2025	Period ended September 16, 2024 (Inception) to December 31, 2024
Operating activities:
Net loss	$(15,650)	$(357)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in assets and liabilities:
Prepaid expenses	(1,214)	(14)
Prepaid taxes	(226)	—
Deposits	(43)	—
Accounts payable and accrued expenses	1,298	230

Net cash used in operating activities	(15,835)	(141)

Financing activities:
Payments by Parent Co. on behalf of OHB Pediatrics Ltd.	15,835	141

Net cash provided by financing activities	15,835	141

Net increase (decrease) in cash and cash equivalents	—	—

Cash, beginning of period	—	—

Cash, end of period	$—	$—

Supplemental schedule of noncash financing activities:
Issuance of shares	15,976	—
See accompanying Notes to Audited Financial Statements

OHB Pediatrics Ltd.
Notes to Audited Financial Statements
(in thousands, except for share data)
Note 1. Description of business and basis of presentation
Description of business
OHB Pediatrics Ltd. (the “Company” or “OHBP”) was incorporated in the United Kingdom (“UK”) on September 16, 2024 and is a wholly owned subsidiary of Oak Hill Bio Holdings Ltd. (“Parent”). OHBP is a clinical-stage biotechnology company focused on acquiring and developing promising therapeutics for rare diseases with significant unmet need that have been deprioritized by pharmaceutical companies. OHBP lead program, rugonersen (OHB-724), is an antisense oligonucleotide in Phase 3 clinical development as a potential treatment for Angelman syndrome. Angelman syndrome is a rare neurodevelopmental disorder with no approved disease-modifying therapies. Angelman syndrome affects approximately one in 12,000 to 20,000 live births annually, with approximately 30,000 diagnosed patients in the United States and the five major European Union countries. In June 2026, OHBP initiated BEACON, a pivotal Phase 3 clinical trial evaluating rugonersen in pediatric and adult participants with Angelman syndrome, and is currently enrolling participants. OHBP expects initial top-line data in early 2029, and if the trial is successful, with an NDA submission in the second half of 2029.
OHBP was formed as a wholly owned subsidiary of Parent in September 2024 and licensed rugonersen from Roche in February 2025. OHBP seeks to apply a focused, capital-efficient operating model to programs with compelling biology, substantial unmet need, and existing clinical or translational work that may support an efficient development path. OHBP believes its model can create value by taking forward programs that may have been deprioritized despite data OHBP views as promising. OHBP’s initial focus is to develop rugonersen through registration for the treatment of Angelman syndrome. Over time, OHBP may expand its pipeline through additional acquisitions, licenses and collaborations.
Liquidity
The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry, including, but not limited to, technical risks associated with the successful research, development and manufacturing of therapeutic candidates, development by competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, and the ability to secure additional capital to fund operations. Therapeutic drug candidates currently under development will require significant additional research and development efforts, including extensive preclinical and clinical testing and regulatory approval prior to commercialization. These efforts will require significant amounts of additional capital, adequate personnel, and infrastructure. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will realize revenue from product sales. The Company expects to largely rely on raising capital from equity investors for funding its operations. Some funding may be obtained through licensing agreements or other arrangements with commercial entities. There can be no assurance that the Company will be able to raise additional funds on acceptable terms or at all, or that any future financing will be sufficient to meet the Company’s long-term capital requirements.
On April 16, 2026, the Company completed a Series A private financing, raising gross proceeds of $32,500. In addition, in connection with the reverse recapitalization transaction discussed below, on July 26, 2026, the Company entered into a Simple Agreement for Future Equity (“SAFE”) with certain investors pursuant to which the Company received aggregate principal proceeds of $45,000. Management believes that its current liquidity position and forecast are sufficient to satisfy the Company’s anticipated operating and other funding requirements for at least the twelve months following the date of issuance of these financial statements.

Basis of presentation
As of December 31, 2025, the Company was a wholly owned subsidiary of Parent. All expenses incurred by the Parent, if any, on behalf of the Company have been allocated to the statements of operations of the Company. Accordingly, these financial statements represent the historical financial statements of OHB Pediatrics Ltd., prepared on a stand-alone basis utilizing the legal entity approach. The Company’s financial statements reflect OHBP’s financial position, results of operations and cash flows as OHBP was historically managed in conformity with accounting principles generally accepted in the United States (“GAAP”).
Prior to December 31, 2025, cash was managed through bank accounts controlled and maintained by Parent. OHBP did not have legal ownership of any bank accounts containing cash balances prior to December 31, 2025. After December 31, 2025, the Company has set up its own legally separate bank accounts to directly settle its liabilities and to manage its own cash.
OHBP is not a
co-obligor
on Parent’s third-party, long-term debt obligations nor is OHBP expected to pay any portion of Parent’s third-party, long-term debt.
The financial statements of the Company include the assets, liabilities, and expenses that Parent has determined are specifically or primarily identifiable to the Company, as well as direct and indirect costs that are attributable to the operations of the Company. Indirect costs are the costs of support functions that are provided on a centralized or geographic basis by the Parent and its affiliates, which include, but are not limited to, quality, compliance, finance, human resources, benefits administration, procurement support, corporate strategy, corporate governance, other professional services and general commercial support functions.
Indirect costs have been allocated to the Company for the purposes of preparing the Financial Statements based on a specific identification basis or, when specific identification is not practicable, a proportional cost allocation method, primarily underlying employee effort and reflecting the extent to which employees support OHBP’s R&D programs, or other allocation methodologies that are considered to be a reasonable reflection of the utilization of services provided or benefit received by the Company during the periods presented, depending on the nature of the services received. Parent and management considers that such allocations have been made on a reasonable basis consistent with benefits received but may not necessarily be indicative of the costs that would have been incurred if the Company had been operated on a standalone basis for the periods presented.
Proposed business combination
On July 26, 2026, the Company entered into a definitive business combination agreement with Research Alliance Corporation III (“RACC”). The transaction is expected to provide the combined company with approximately $175 million in gross proceeds consisting of $75 million of cash held in RACC’s trust account, and $100 million of committed private financing. Of the $100 million private financing, $45 million was funded by RA Capital at signing pursuant to a Simple Agreement for Future Equity (“SAFE”) investment in the Company with the remainder expected to be funded at closing through a private investment in public entity (“PIPE”) with RACC at $10.00 per share. In connection with the consummation of the transaction, RACC will redomesticate as a Delaware corporation, be renamed Oak Hill Bio Inc., and its shares of common stock are expected to be listed on the Nasdaq Capital Market under the ticker symbol “OAKH.” The business combination is subject to customary closing conditions, including approval by RACC’s shareholders and applicable regulatory bodies, and is expected to close by year-end
2026. RACC intends to file a registration statement on Form
S-4
with the Securities and Exchange Commission in connection with the proposed transaction.
The transaction is expected to be accounted for as a reverse recapitalization under U.S. GAAP. RACC is not expected to meet the definition of a business under ASC 805, Business Combinations, and OHBP is expected to be treated as the accounting acquirer and RACC as the accounting acquiree. Accordingly, the transaction will be treated as the equivalent of OHBP issuing equity for the net assets of RACC, accompanied by a recapitalization of OHBP’s equity. The net assets of RACC are expected to be recognized at historical carrying value, and no goodwill or other intangible assets are expected to be recognized.

Note 2. Significant accounting policies and recent accounting pronouncements
Recent accounting pronouncements
Effective January 1, 2025, the Company prospectively adopted Accounting Standards Update (“ASU”) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which requires incremental disaggregation pertaining to the effective tax rate reconciliation and income taxes paid. The adoption did not have a material impact to the Company’s income tax disclosures.
ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”), requires disaggregation of specific expense categories in the notes to the financial statements and a qualitative description of the remaining expense amounts not separately disaggregated. This standard is effective for annual reporting periods beginning after December 15, 2026, and requires prospective application with the option to apply it retrospectively. The Company intends to adopt this standard for the year ending December 31, 2027. The Company is currently evaluating the potential impact of adopting this standard on its disclosures.
In May 2025, the FASB issued ASU 2025-03, Business Combinations (Topic 805) and Consolidation (Topic 810): Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity, which amends the guidance for determining the accounting acquirer in certain transactions involving the acquisition of a variable interest entity that meets the definition of a business. ASU 2025-03 requires an entity to consider the factors in ASC 805-10-55-12 through 55-15 in determining which entity is the accounting acquirer when a legal acquiree is a variable interest entity and the transaction is not primarily effected by transferring cash or other assets or by incurring liabilities. ASU 2025-03 is effective for the Company for annual reporting periods beginning after December 15, 2026, including interim reporting periods within those annual reporting periods. Early adoption is permitted as of the beginning of an interim or annual reporting period. The Company adopted ASU 2025-03 as of January 1, 2026 in connection with its evaluation of the accounting acquirer in the business combination discussed in Note 1. The adoption did not have a material impact on the Company’s balance sheets or statements of operations, but was considered in determining that the Company is the accounting acquirer for accounting purposes.
Use of estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results may differ from those estimates, and such differences may be material to the financial statements.
Research and development expenses and acquired in-process research & development (“IPR&D”)
Research and development costs are expensed as incurred. Research and development costs consist of expenses incurred in performing research and development activities, including, but not limited to, compensation and benefits, facilities and overhead expense, clinical trial expenses and fees paid to contract research organizations.
Acquired IPR&D includes the initial costs and development milestones incurred related to externally developed IPR&D projects, acquired directly in a transaction other than a business combination, that do not have an alternative future use. Development milestones are milestone payment obligations that are incurred prior to regulatory approval of the compound and are expensed when the event triggering an obligation to pay the milestone occurs.

Prepaid clinic trial costs
Prepaid clinical trial costs represent prefunded expenses that are reduced as the related services are provided to the Company.
Earnings per share (“EPS”)
Basic EPS is computed by dividing net loss by the number of commons shares outstanding. Diluted EPS reflects the potential dilution from dilutive securities, if any.
The Company completed a stock split and share issuance on April 15, 2026, as mentioned in Note 8. In accordance with ASC 260, the earnings per share calculations are based on the post-split shares outstanding, including the share issuance, rather than a weighted-average share calculation. All historical share and per-share information has been retroactively restated to reflect the stock split and share issuance.
Foreign currency translation
The U.S. dollar is the functional and reporting currency of OHBP based on the predominance of USD-based operating and financing cash flows expected in the future. Foreign currency transaction gains and losses are recognized within Other expense in the statements of operations.
Related party transactions
Parties are considered related to OHBP if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with OHBP. Related parties also include principal owners of OHBP, its management, members of the immediate families of principal owners of OHBP and its management and other parties with which OHBP may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.
Segment and geographic reporting
The Company determines and presents operating segments based on the information that is internally provided to the Company’s chief operating decision maker (“CODM”). The Company has determined that its Chief Executive Officer is its CODM in accordance with Accounting Standards Codification (“ASC”) 280, Segment Reporting (“ASC 280”). The Company has determined that it operates in a single business segment, which is a clinical-stage biotechnology company focused on acquiring and developing rare disease drugs that have been deprioritized by large pharmaceutical companies. The Company operates with one operating segment and uses operating loss as the measure when making decisions regarding resource allocation and performance assessment. The financial metrics used by the CODM are segment assets as reported on the balance sheets as total assets and significant segment expenses as presented in Note 7.
Income taxes
OHBP complies with the accounting and reporting requirements of Topic 740, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which these differences are expected to be reversed or settled.
A valuation allowance is recorded if it is more likely than not that some portion, or all, of a deferred tax asset will not be realized. In evaluating whether a valuation allowance is needed, the Company considers all relevant evidence, including past performance, recent cumulative losses, projections of future taxable income, and the viability of tax-planning strategies. If the Company subsequently determines that there is sufficient evidence to indicate a deferred tax asset will be realized, the associated valuation allowance is reversed.

Income tax expense has been calculated on a separate-return method. Under the separate-return method of allocation, the separate financial statements determine current and deferred tax expense or benefit for the period as if the Company will be required to file a separate tax return. The Company filed a standalone UK tax return for the period from inception through December 31, 2025.
The Company recognizes positions taken or expected to be taken in a tax return in the Financial Statements when it is more likely than not that the position would be sustained upon examination by tax authorities. A recognized tax position is then measured at the largest amount of benefit with greater than 50% likelihood of being realized upon ultimate settlement. The Company recognizes any interest and penalties related to unrecognized tax benefits in income tax expense. There were no interest or penalties related to income taxes that have been accrued or recognized as of December 31, 2025 and 2024.
Note 3. Accounts payable and accrued expenses
The components of accounts payable and accrued expenses are as follows:

	December 31,
(in thousands)	2025	2024
Accounts payable	$168	$117
Accrued consulting	553	—
Accrued bonus	422	—
Accrued legal	364	113
Accrued other	21	—

Total accounts payable and accrued expenses	$1,528	$230

Note 4. Income taxes
The Company adopted ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”) effective January 1, 2025 on a retroactive basis.
For the years ended December 31, 2025 and 2024, the Company did not record an income tax expense, as it has incurred operating losses since inception, and accordingly did not record any current or deferred income tax provision during the period.
Given that the Company is a foreign entity domiciled in the UK, the following table reconciles the UK statutory income tax rate to the Company’s effective income tax rate:

	Year Ended December 31,
(in thousands)	2025		2024
UK statutory income tax rate	$(3,913)	25.0%	$(89)	25.0%
Change in valuation allowances	3,743	(23.9)%	89	(25.0)%
Nondeductible transaction costs	170	(1.1)%	—	—%

Effective tax rate	$—	—%	$—	—%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company’s net deferred income taxes were as follows (in thousands):

	December 31,
(in thousands)	2025	2024
Deferred tax assets:
Net operating losses	$2,819	$89
IPR&D capitalized expenses	1,000	—
Other	13	—

Total deferred tax assets	3,832	89
Valuation allowance	(3,832)	(89)

Total deferred tax assets, net of valuation allowance	$—	$—

The Company recorded no income tax provision for the year ended December 31, 2025. The Company has evaluated the positive and negative evidence bearing upon the recoverability of its deferred tax assets. Based on this, the Company has provided a valuation allowance for the full amount of the net deferred tax assets as the realization of the deferred tax assets is not determined to be more likely than not. During the year ended December 31, 2025, the valuation allowance increased by $3,743 primarily due to the increase in the Company’s net operating loss during the period.
As of December 31, 2025, the Company had $11,300 of UK operating loss carryforwards. All of the UK NOLs are not subject to expiration. These loss carryforwards are available to reduce future federal and state taxable income, if any. These loss carryforwards are subject to review and possible adjustment by the appropriate taxing authorities.
The Company’s policy is to recognize interest and penalties accrued on any uncertain tax positions as a component of income tax expense, if any, in its statements of operations. As of December 31, 2025 and 2024, the Company had no reserves for uncertain tax positions. For the years ended December 31, 2025 and 2024, no estimated interest or penalties were recognized on uncertain tax positions.
The Company files federal income tax returns in the United Kingdom. The Company’s tax return for the period from since inception through December 31, 2025 remain open and subject to examination by the taxing authorities.
Note 5. Related party transactions
Payments by Parent on behalf of OHB
On December 31, 2025, the Company settled its outstanding payables with Parent Co. in the amount of $15,976 in exchange for the issuance of 1,000,000 common shares. This payable was interest-free and due upon demand.

(in thousands)
Beginning balance September 16, 2024	$—
Payments by Parent Co. on behalf of OHB Pediatrics Ltd.	141

Ending balance December 31, 2024	141

Beginning balance January 1, 2025	141
Payments by Parent Co. on behalf of OHB Pediatrics Ltd.	15,835
Issuance of shares	(15,976)

Ending balance December 31, 2025	$—

Cost Allocations from Parent
Parent provided significant support functions to OHBP. The financial statements reflect an allocation of these costs. Allocated costs included in operating expenses primarily relate to finance, human resources, benefits administration, corporate strategy, corporate governance, other professional services and general commercial support functions and are predominantly allocated based on underlying employee effort and reflecting the extent to which employees support the OHBP’s R&D programs. See Note 1 for a discussion of these costs and the methodology used to allocate them.
These allocations are reflected in the statements of operations as follows:

(in thousands)	Year ended December 31, 2025	September 16, 2024 (Date of Inception) to December 31, 2024
General and administrative expenses	$113	$—
Research and development costs	708	—
Note 6. Commitments and contingencies
Roche License Agreement
On February 6, 2025, the Company entered into a license agreement with F. Hoffmann-La Roche Ltd (“Roche Basel”) and Hoffmann-La Roche Inc. (“Roche US”) for an exclusive, royalty-bearing license to develop, manufacture and commercialize a locked-nucleic acid modified antisense oligonucleotide, also known as RO7248824 (the “Roche License Agreement”). OHBP is responsible for the development and commercialization of RO7248824 in all indications worldwide.
Under the Roche License Agreement, the Company paid Roche an upfront license fee of $500, which was recognized within research and development expenses in 2025. OHBP is also required to pay Roche up to an aggregate of $53,500 based on the achievement of specified development and regulatory milestones, of which $3,500 was paid in 2025 for the first milestone event upon successful regulatory interactions, which was also recognized within research and development expenses in 2025. In consideration of the materials provided by Roche to the Company, the Company paid $1,000 to Roche in 2025, this was also recognized within research and development expenses in 2025. Upon commercialization, the Company is required to make milestone payments to Roche aggregating up to $105,000 tied to the achievement of annual net sales targets. There are no annual or maintenance fees payable under the Roche License Agreement.
Under the Roche License Agreement, Roche is entitled to receive specified percentages of the proceeds from certain strategic transactions, such as sublicensing, change-in-control, and asset disposition transactions involving the licensed asset, subject to an aggregate cap of $55,000. Upon an initial public offering (“IPO”), Roche is also entitled to receive shares of the Company immediately prior to the IPO, with the number of shares determined based on the cumulative transaction payments previously received by Roche under the agreement.
Additionally, the Company is required to pay Roche royalties during a product-by-product and country-by-country royalty term between 9% and 14% of worldwide annual net sales. The royalty term due to Roche commences on the date of first commercial sale of the licensed product in a given territory and expires on a country-by-country basis, on the latest of (a) the twelfth (12th) anniversary of the date of the first commercial sale, (b) the expiration of the last-to-expire licensed patent in the given territory, or (c) the expiration of any regulatory exclusivity period for the licensed product in the given territory.
The Roche License Agreement remains in effect while the Company and sublicensees develop and commercialize RO7248824 subject to customary termination rights. Each party may terminate for cause.

The Company evaluated the Roche License Agreement under ASC 805,
Business Combinations
, and ASC 808,
Collaborative Arrangements
, and concluded that the arrangement does not represent a business combination or a collaborative arrangement.
Legal and regulatory matters
OHBP is subject at times to various claims, lawsuits and governmental proceedings relating to the OHBP’s business and transactions arising in the ordinary course of business. OHBP cannot predict the final outcome of such proceedings. Where appropriate, OHBP vigorously defends such claims, lawsuits, and proceedings. Some of these claims, lawsuits, and proceedings may seek damages, including consequential, exemplary, or punitive damages, in amounts that could, if awarded, be significant. In terms of any matters where there is no insurance coverage available to OHBP, or where coverage is available and OHBP maintains a retention or deductible associated with such insurance, OHBP may establish an accrual for such loss, retention, or deductible based on current available information. In accordance with ASC 450
Contingencies
, if it is probable that an asset has been impaired or a liability has been incurred as of the date of the Financial Statements, and the amount of loss is reasonably estimable, then an accrual for the cost to resolve or settle these claims is recorded by OHBP in the accompanying balance sheets. If it is reasonably possible that an asset may be impaired as of the date of the Financial Statements, then OHBP discloses the range of possible loss. Expenses related to the defense of such claims are recorded by OHBP as incurred and included in the accompanying statements of operations. Management, with the assistance of outside counsel, may from time to time adjust such accruals according to new developments in the matter, court rulings, or changes in the strategy affecting OHBP’s defense of such matters. On the basis of current information, OHBP does not believe there is a reasonable possibility that any material loss will result from any claims, lawsuits, and proceedings to which OHBP is subject to either individually, or in the aggregate.
Note 7. Segment information
Operating segments are defined as components of an entity for which separate financial information is available and regularly reviewed by the CODM in determining how to allocate resources and assess performance. The Company’s CODM is the Chief Executive Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one reportable segment.
The Company has determined that it operates in a single operating segment, which consists of the development of clinical and preclinical product candidates focused on advancing novel therapeutics for CNS diseases and disorders, and related administrative activities.
The accounting policies of the segment are the same as those described in the summary of significant accounting policies. The CODM evaluates performance and allocates resources based on operating loss, as presented in the Company’s statements of operations, and monitors forecast-to-actual variances for significant expense categories given their direct relationship to cash burn. The CODM also reviews the balance sheet to assess liquidity, funding capacity, and segment assets, which are reported as total assets.
The CODM receives and reviews financial information and does not assess performance or allocate resources based on geographic regions. In addition, management does not internally organize or evaluate operating results by geography. Accordingly, management has determined that it is not required to present financial information disaggregated by geographic region under ASC 280.

The table below summarizes the significant expense categories regularly reviewed by the CODM for the following periods (in thousands):

	December 31, 2025	December 31, 2024
General and administrative costs
Personnel costs	$167	$—
Professional fees	1,102
Other general and administrative costs(a)	28	15

Total general and administrative costs	1,297	15
Research and development costs
License costs	4,000	—
Clinical research	8,211	342
Personnel costs	2,068	—
Other research and development costs(b)	23	—

Total research and development costs	14,302	342

Operating loss	$15,599	$357

(a)	Other general and administrative expenses include, but are not limited to, public company reporting requirements and other general operating expenses.
(b)	Other research and development costs include, but are not limited to, publications, sponsorships, membership fees, scientific conferences, and medical affairs strategy and branding.
Note 8. Subsequent events
Share recapitalization
On April 15, 2026, the Company approved (i) the redenomination of its issued share capital from pounds sterling to U.S. dollars, (ii) the reclassification of certain common shares into deferred shares, (iii) the repurchase and cancellation of 101 deferred shares held by Oak Hill Bio Holdings Ltd for an aggregate purchase price of $0.01, and (iv) a series of share subdivisions which, after giving effect to all such transactions, resulted in 1,010,000 common shares, par value $0.000001 per share, outstanding immediately prior to the equity issuances described below.
On April 15, 2026, the Company issued Oak Hill Bio Holdings Ltd 61,302,500 common shares at par value pursuant to a subscription arrangement under which aggregate cash consideration of $61.30 is payable to the Company on or before December 15, 2026, or earlier upon demand. In conjunction with these transactions, the Company’s total authorized shares increased to 62,312,500. In accordance with ASC 260, the Company retrospectively applied all issuances of its common shares for purposes of calculating the Company’s Loss Per Share for all periods presented on the statements of operations. See the table below:

	Number of Shares	Total Splits	Total Shares
Balance at December 31, 2024	1	10,000	10,000
Issuance December 31, 2025	100	10,000	1,000,000

Balance, December 31, 2025	101	10,000	1,010,000
Issuance, April 15, 2026	61,302,500	—	61,302,500

Shares outstanding for calculating EPS	61,302,601		62,312,500

Series A Financing
On April 16, 2026, the Company completed its Series A Financing pursuant to a Subscription Agreement entered into with certain investors, under which such investors subscribed for an aggregate of 32,500,000 Series A Shares at a subscription price of $1.00 per share, subject to the customary terms and conditions. The Series A Subscription Agreement provides certain lead investors with rights to participate in a future private investment in public equity (“PIPE”) financing of the public company resulting from a qualifying transaction.
In connection with the Series A Financing, the Company also entered into a Shareholders’ Agreement, which provides for, among other things, Board composition and governance matters, information rights, transfer restrictions, and customary investor consent rights.
In addition, in connection with the Series A Financing, the Company has reserved 7,687,500 common shares for issuance to its directors, employees, workers and consultants pursuant to a share incentive plan.
Proposed business combination
On July 26, 2026, the Company entered into a Simple Agreement for Future Equity (“SAFE”) with certain investors pursuant to which the Company received aggregate principal proceeds of $45,000. The SAFE bears interest at a rate of 8% per annum and will convert into common stock of the Company immediately prior to the closing of the proposed business combination described in Note 1. The common stock issued upon conversion of the SAFE will be transferred to RACC in connection with the share acquisition in exchange for shares of common stock of the combined company.

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

RESEARCH ALLIANCE CORPORATION III,

OHB PEDIATRICS LTD.

and

THE SHAREHOLDERS

dated as of

July 26, 2026

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

Page
12.16	Trust Account Waiver	A-84
12.17	Conflicts and Privilege	A-84
12.18	Placement Agents	A-85

EXHIBITS

Exhibit A – Form of Sponsor Letter Agreement
Exhibit B – Form of Subscription Agreement
Exhibit C – Form of Investor Rights Agreement
Exhibit D – Form of SPAC Charter Upon Domestication
Exhibit E – Form of SPAC Bylaws Upon Domestication
Exhibit F – Form of Company SAFE
Exhibit G – Form of Backstop Agreement
Exhibit H – Form of Lock-Up Agreement

ANNEX

Annex A	Required Governing Documents Proposal

SCHEDULES

Schedule 1(a)	Shareholders
Schedule 1(b)	PIPE Investors
Schedule 1(c)	Investor Rights Agreement Parties
Schedule 1(d)	Lock-Up Parties
Schedule 7.5	Business Employees
Schedule 7.8	Certain Company Agreements
Schedule 8.5(b)	Post-Closing Directors
Schedule 8.5(d)	Post-Closing Officers
Schedule 10.2(e)	Required Third Party Consents

A-iv

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”) is made and entered into as of July 26, 2026, by and among:

(1)

Research Alliance Corporation III, a Cayman Islands exempted company, with registered number 431702 and whose registered office is at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (which shall transfer by way of continuation and domesticate as a Delaware corporation prior to the Closing) (“SPAC”);

(2)

OHB Pediatrics Ltd. (company number 15958711 incorporated under the laws of England and Wales) whose registered office is at 3rd Floor 1 Ashley Road, Altrincham, Cheshire, United Kingdom, WA14 2DT (the “Company”); and

(3)

the Persons whose names and addresses are set out in Schedule 1a, together with any other Person who becomes an owner of Company Shares after the date of this Agreement and prior to the Closing (all such Persons, together, the “Shareholders”, and each, a “Shareholder”), each in its capacity as legal and beneficial owner of the Company Shares set forth opposite the name of such Shareholder in Schedule 1a; provided that, with respect to any Person who becomes a Shareholder after the date of this Agreement, such Person shall be deemed a party to this Agreement (and bound by all terms and obligations applicable to the Shareholders hereunder) upon delivery of a joinder to this Agreement by or on behalf of such Shareholder in a form reasonably and mutually acceptable to SPAC and the Company.

SPAC, the Company and the Shareholders are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.1.

RECITALS

A.

SPAC is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

B.

At least one Business Day prior to the Closing Date, prior to the time at which the Closing occurs, SPAC shall deregister from the Register of Companies in the Cayman Islands and transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and Part 12 of the Cayman Companies Act (the “Domestication”), on the terms and subject to the conditions set forth in this Agreement.

C.

Each of the holders of the SPAC Class B Ordinary Shares shall cause to be converted, immediately prior to the Domestication, each then issued and outstanding SPAC Class B Ordinary Share, on a one-for-one basis, into a SPAC Class A Ordinary Share (the “Sponsor Share Conversion”). In connection with the Domestication, each then issued and outstanding SPAC Class A Ordinary Share shall convert automatically, on a one-for-one basis, into a share of SPAC Common Shares.

D.

Substantially concurrently with, and in order to effectuate, the Domestication, and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing), SPAC will: (a) file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware in substantially the form attached as Exhibit D (the “SPAC Charter Upon Domestication”); and (b) adopt bylaws in substantially the form attached as Exhibit E (the “SPAC Bylaws Upon Domestication”). SPAC and the Company may agree upon changes to the forms attached as Exhibits D and E, provided those changes are reflected in a written instrument signed by each of SPAC and the Company.

E.

The Company is a clinical-stage biopharmaceutical company engaged in the Exploitation of a lead product candidate, rugonersen, an antisense oligonucleotide currently in Phase 3 clinical development for the treatment of Angelman syndrome, a rare genetic neurodevelopmental disorder (the “Business”).

F.

As of the date of this Agreement, (i) the Shareholders hold 100% of the issued and outstanding Company Shares and (ii) Oak Hill Bio Holdings Ltd., a company limited by shares incorporated under the laws of England and Wales (the “Key Shareholder”), directly owns 62,312,500 Company Shares representing 65.72% of the issued and outstanding Company Shares.

G.

On the terms and subject to the conditions of this Agreement and in accordance with applicable Laws, the Parties intend to enter into a business combination transaction pursuant to which, at the Closing, SPAC will acquire the Company and the Shareholders will sell 100% of the outstanding shares in the capital of the Company in consideration for the issuance by SPAC of SPAC Common Shares (the “Share Acquisition”).

H.

For U.S. federal (and, as applicable, U.S. state and local) income tax purposes, each of the Parties intends that (i) this Agreement will constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder; (ii) the Domestication will qualify as a “reorganization” described in Section 368(a) of the Code and the Treasury Regulations promulgated under Section 368 of the Code; (iii) the Sponsor Share Conversion will qualify as a “reorganization” described in Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated under Section 368 of the Code; and (iv) the Share Acquisition will qualify as a “reorganization” under Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (clauses (i) through (iv) collectively, the “Intended Tax Treatment”).

I.

The Company Board has unanimously (i) determined that it is advisable and in the best interests of the Company and the Shareholders to enter into this Agreement and other Ancillary Documents to which it is a party, (ii) approved the execution and delivery of this Agreement and the other Ancillary Documents to which it is a party and the Transactions, and (iii) recommended the adoption and approval of this Agreement, the other Ancillary Documents to which the Company is a party and the Transactions by the Shareholders.

J.

The board of directors of SPAC has unanimously (i) determined that it is in the best interests of SPAC and declared it advisable, to enter into this Agreement and other Ancillary Documents to which it is a party, (ii) approved the execution and delivery of this Agreement and the other Ancillary Documents to which it is a party and the Transactions, and (iii) adopted a resolution recommending the Transaction Proposals be approved and adopted by the shareholders of SPAC.

K.

Concurrently with the execution of this Agreement, the Sponsor and/or one or more of its Affiliates are entering into the Company SAFE(s) with the Company, pursuant to which, among other things, the Sponsor and/or its Affiliates have agreed to provide interim financing to the Company in the aggregate principal amount of $45,000,000, on the terms and subject to the conditions set forth in the applicable Company SAFE(s).

L.

Concurrently with the execution of this Agreement, the Sponsor, the Other Class B Shareholders, SPAC and the Company are entering into the sponsor letter agreement, in substantially the form attached hereto as Exhibit A (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor and each Other Class B Shareholder have agreed to (a) vote in favor of this Agreement and the Transactions and (b) waive any adjustment to the conversion ratio set forth in the SPAC Organizational Documents or any other anti-dilution or similar protection with respect to the SPAC Class B Shares (whether resulting from the transactions contemplated by the Subscription Agreements or otherwise), in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.

M.

Concurrently with the execution of this Agreement, the investors set forth on Schedule 1b (collectively, the “PIPE Investors”) are entering into a subscription agreement with SPAC substantially in the form attached hereto as Exhibit B (collectively, the “Subscription Agreements”), pursuant to which, among other things, each PIPE Investor has agreed to subscribe for and purchase on the Closing Date immediately following the Closing, and SPAC has agreed to issue and sell to each such PIPE Investor on the Closing Date immediately following the Closing, the number of SPAC Common Shares set forth in the applicable Subscription Agreement in exchange for the purchase price set forth therein (the aggregate purchase price under all Subscription Agreements, collectively, the “PIPE Financing Amount”, and the equity financing under all Subscription Agreements, collectively, hereinafter referred to as, the “PIPE Financing”), on the terms and subject to the conditions set forth in the applicable Subscription Agreement.

N.

Concurrently with the execution and delivery of this Agreement, in connection with the Transactions, SPAC and Sponsor (or an Affiliate thereof) are entering into a Backstop Agreement, substantially in the form of Exhibit G (the “Backstop Agreement”), pursuant to which Sponsor (or such Affiliate of Sponsor) will commit to purchase newly issued securities of SPAC to the extent necessary to backstop an excess of SPAC Redemptions, if applicable.

O.

At the Closing, SPAC and the shareholders of the Company set forth on Schedule 1c will enter into an investor rights agreement, substantially in the form attached hereto as Exhibit C (the “Investor Rights Agreement”), pursuant to which, among other things, the parties will be granted certain registration rights with respect to their respective SPAC Common Shares, on the terms and subject to the conditions therein.

P.

At the Closing, SPAC and certain shareholders of the Company set forth on Schedule 1d will enter into a lock-up agreement, substantially in the form attached hereto as Exhibit H (the “Lock-Up Agreement”), pursuant to which, among other things, such shareholders will agree not to effect any sale or distribution of certain Equity Securities of SPAC held by any of them during the lock-up period described therein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

1.1 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Action” means any claim, action, suit, assessment, legal, judicial or administrative proceeding (whether at Law or in equity) by or before a Governmental Authority.

“Adjusted Equity Value” means (a) the Base Equity Value, plus (b) the Company SAFE Amount.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. Notwithstanding the foregoing or anything to the contrary herein, the Affiliates of the Sponsor shall be deemed to include RA Capital Management, L.P. or its Affiliates.

“Agreement” has the meaning specified in the preamble hereto.

“Ancillary Documents” means the Sponsor Letter Agreement, the Subscription Agreements, the Investor Rights Agreement, the Lock-Up Agreement, the Company SAFEs, the SPAC Charter Upon Domestication, the SPAC Bylaws Upon Domestication, the Backstop Agreement, and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the Transactions.

“Audited Financial Statements” means the audited financial statements of the Company for the years ended December 31, 2025 and 2024, including the statements of operations, statements of stockholders’ deficit and the statements of cash flows for the year ended December 31, 2025 and the period from September 16, 2024 (incorporation) through December 31, 2024.

“Additional SPAC SEC Reports” has the meaning set forth in Section 6.7.

“Allocation Schedule” has the meaning set forth in Section 3.4.

“Backstop Agreement” has the meaning specified in the preamble hereto.

“Base Equity Value” means $160,000,000.

“Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA) and each other benefit or compensatory plan, program, policy or Contract (i) that any Group Company maintains, sponsors or contributes to, (ii) that provides a benefit to or in respect of any Company Service Provider or (iii) under or with respect to which any Group Company has or could have any Liability, other than any plan sponsored or maintained by a Governmental Authority.

“Business” has the meaning specified in Recital E.

“Business Combination” has the meaning ascribed to such term in the Existing SPAC Governing Document.

“Business Combination Proposal” has the meaning set forth in Section 9.6(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in London, England, New York, New York or the Cayman Islands are authorized or required by Law to close.

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person solely as a result of this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction (in the case of this clause (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Ancillary Document or one or more circumstances, matters, transactions or events unrelated to this Agreement or the Ancillary Documents).

“Closing Consideration” means the number of SPAC Common Shares equal to (a) the Adjusted Equity Value, divided by (b) $10.00.

“Closing Date” has the meaning specified in Section 3.1.

“Closing” has the meaning set forth in Section 3.1.

“Closing Filing” has the meaning set forth in Section 9.4(b).

“Closing Press Release” has the meaning set forth in Section 9.4(b).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Acquisition Proposal” means any inquiry, proposal or offer concerning (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, (i) acquires or otherwise purchases the Company and its controlled Affiliates, taken as a whole, or a majority of the voting power of Equity Securities of the Company, or (ii) acquires, is granted, leased or licensed or otherwise purchases all or a material portion of assets, properties or businesses of the Company and its controlled Affiliates, taken as a whole (in the case of each of clause (i) and (ii), whether by merger, consolidation, liquidation, dissolution, recapitalization, reorganization, amalgamation, scheme of arrangement, purchase of assets, share exchange, business combination, purchase or issuance of Equity Securities, tender offer or otherwise), or (b) any issuance, sale or acquisition of any material portion of the Equity Securities or voting power or similar investment in the Company (other than the issuance of the applicable class of shares of capital stock of the Company upon the exercise or conversion of the Company SAFE(s)). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents, the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company Articles of Association” means the articles of association of the Company adopted on April 16, 2026, as amended, restated or supplemented from time to time in accordance with the terms of this Agreement.

“Company Benefit Plan” means each Benefit Plan sponsored by any member of the Company Group other than as a participating employer or in respect of which any member of the Company Group could have any Liability after the Closing.

“Company Board” means the Board of Directors of the Company.

“Company Convertible Securities” means any convertible promissory notes, warrants or other convertible debt that is convertible into or exchangeable for capital stock of the Company.

“Company Product” means each product candidate, platform or service that is being researched, tested, developed, or manufactured by or on behalf of any Group Company, including the Product.

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to SPAC by the Company on the date of this Agreement.

“Company D&O Persons” has the meaning set forth in Section 9.7(b)(i).

“Company D&O Tail Policy” has the meaning set forth in Section 9.7(b)(ii).

“Company Deferred Shares” means the deferred shares of $0.000001 each in the capital of the Company.

“Company Equity Award” means, as of any determination time, any award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive any Equity Security of any Group Company under any Company Plan or otherwise that is outstanding.

“Company Equity Plan” means the equity incentive plan to be adopted by the Company prior to the Closing, subject to reasonable consultation with the SPAC prior to the adoption thereof.

“Company Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Standing), Section 4.2 (Authority), Section 4.3(a) (Capitalization), Section 4.7(b) (Absence of Certain Changes) and Section 4.28 (Brokers).

“Company Intellectual Property” means the Company Owned IP and Licensed Intellectual Property.

“Company IP Licenses” means any In-bound License or Out-bound License to which any Group Company is a party.

“Company Material Adverse Effect” means any event, change, effect, occurrence or development (an “Effect”) that, individually or in the aggregate with any other Effects, (a) has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, prospects, operations or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) has or would reasonably be expected to (x) have a material adverse effect on the ability of the Company to perform its obligations under, or consummate the transactions contemplated by, this Agreement or (y) impede, interfere with, hinder or delay the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall any Effect to the extent arising out of or resulting from any of the following (alone or in combination) be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur under the preceding clause (a):

(i) any failure by the Company and its Subsidiaries to meet internal estimates, projections, expectations, timelines, budgets, guidance, milestones, or forecasts of revenue, earnings, cash burn-rate, cash flow, cash position or any other financial or performance measures or operating statistics (provided, however, that the exception in this clause (i) shall not prevent or otherwise affect a determination that any Effect underlying such failure or change has resulted in, or contributed to, a Material Adverse Effect);

(ii) conditions in the financial, credit, banking, capital or currency markets in the United States, the U.K. or any other country or region in the world, or changes therein, including changes in interest rates in the United States, the U.K. or any other country and changes in exchange rates for the currencies of any countries;

(iii) general conditions in any industry in which the Company and its Subsidiaries presently operate or changes therein;

(iv) regulatory, legislative or political conditions in the United States (including a government shutdown), the U.K. or any other country or region in the world, or changes therein;

(v) geopolitical conditions, acts of hostilities, war (whether declared or undeclared), sabotage, terrorism or military actions (including any outbreak, escalation or general worsening of any such acts of hostilities, war, sabotage, terrorism or military actions) in the United States, the U.K. or any other country or region in the world, or any change, escalation or worsening thereof;

(vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires, weather conditions, epidemics, pandemics, quarantines, plagues, other outbreaks of illness or public health events or other natural or man-made disasters or acts of God in the United States, the U.K. or any other country or region in the world, or any escalation of the foregoing;

(vii) the execution, announcement or performance of this Agreement or the pendency or consummation of the transactions contemplated hereby or the identity of SPAC or any of its Affiliates as the acquiror of the Company, including, solely to the extent arising out of the foregoing, the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, patients, officers or directors of the Company, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors, Governmental Authorities or other third parties;

(viii) (A) any action taken that is expressly required to be taken by this Agreement; or (B) the failure to take any action the taking of which is expressly prohibited by this Agreement;

(ix) changes or proposed changes after the date of this Agreement in Law or other legal or regulatory conditions (or the enforcement or interpretation of any of the foregoing), including the adoption, implementation, repeal, modification, reinterpretation or proposal of any Law or policy (or the enforcement or interpretation thereof) by any Governmental Authority, or any panel or advisory body empowered or appointed thereby;

(x) changes after the date of this Agreement in GAAP or other accounting standards (or the enforcement of any of the foregoing);

(xi) regulatory, research, Development, preclinical or clinical, competitive, pricing, reimbursement or manufacturing events, or Effects relating to or affecting any Products or any product or product candidate that competes with any Product (any such other product or product candidate that is not a Product, a “Company Relevant Product”), including (A) any suspension, rejection, refusal of, request to refile, modification of or any delay in obtaining, making or maintaining any regulatory application, filing, authorization or approval relating to any Products, (B) any regulatory actions, requests, recommendations, determinations or decisions of any Governmental Authority (including the FDA or any other Governmental Authority or any panel or advisory body empowered or approved thereby) relating to any Products or any Company Relevant Product, (C) any delay, hold, suspension, modification, supply chain interruption or termination of any planned or current preclinical or clinical study, trial or test with respect to any Products or any Company Relevant Product, (D) any results, outcomes, clinical developments, data, adverse events, side effects (including toxicity) or safety observations or events related to or arising from any preclinical or clinical studies, trials or tests with respect to any Products or any Company Relevant Product, or announcements of any of the foregoing, (E) approval or authorization by a Governmental Authority (including the FDA or any other Governmental Authority or any panel or advisory body empowered or approved thereby), or market entry or threatened market entry of any Company Relevant Product, (F) any adverse events affecting patient enrollment or failure to participate with respect to clinical trials for any Products or any Company Relevant Product, (G) any increased incidence or severity of any previously identified side effects (including toxicity), adverse events or safety observations or events, or reports of new side effects, adverse events or safety observations or events, with respect to any Products or any Company Relevant Product, (H) any production or supply chain disruption affecting the research, testing, Development or Manufacture of any Products, (I) any determination or development relating to coverage, reimbursement or payor rules or policies applicable to, or pricing of, any Products or any Company Relevant Product, in each case in this clause (xi), to the extent not arising out of (1) any fraud, willful misconduct or violation of applicable Law, (2) any failure to comply with the approved clinical protocol for the development of a Product, or (3) any breach of this Agreement by the Company;

provided that, in each of the foregoing clauses (ii) through (vi), (ix) and (x), such Effects referred to therein may be taken into account to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately affected relative to other similarly-situated companies in the industry in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been a Material Adverse Effect; provided, further, that the parties acknowledge and agree that (A) the issuance by the FDA or any other Governmental Authority of competent jurisdiction within the United States of one or more Orders that impose a clinical hold on any clinical trial or other investigation of any Product which would reasonably be likely to result in a termination of, or a delay of six months or more in dosing patients in, such trial or investigation or (B) any Product-related adverse event or development that results in the death of any patient, in each case, shall constitute a Material Adverse Effect, without giving effect to any exceptions set forth in the foregoing clauses (i) through (xi).

“Company Non-Party Affiliate” means, collectively, each Company Related Party and each former, current or future Affiliate, Representative, successor or permitted assign of any Company Related Party (other than, for the avoidance of doubt, any Group Company).

“Company Ordinary Shares” means the ordinary shares of $0.000001 each in the capital of the Company.

“Company Option” means an option to purchase Company Ordinary Shares granted pursuant to the Company Equity Plan.

“Company Organizational Documents” means the Company Articles of Association and the Company Shareholders’ Agreement.

“Company Owned IP” means all Intellectual Property that is owned or purported to be owned by any Group Company.

“Company Real Property Leases” has the meaning set forth in Section 4.15.

“Company Registered IP” has the meaning set forth in Section 4.12(a).

“Company Related Party” has the meaning set forth in Section 4.27.

“Company Related Party Transactions” has the meaning set forth in Section 4.27.

“Company SAFE” means each simple agreement for future equity issued by the Company to the Sponsor or one or more of its Affiliates on or about the date of this Agreement as part of the Interim Financing, substantially in the form attached hereto as Exhibit F, with an aggregate principal amount not to exceed $45,000,000 and bearing interest at a rate of 8% per annum.

“Company SAFE Amount” means the sum of (i) the principal amount of the Company SAFE(s) and (ii) all accrued and unpaid interest on the Company SAFEs as of the Closing Date.

“Company Series A Shares” means the series A shares of $0.000001 each in the capital of the Company.

“Company Service Provider” means each individual who is a current or former director, officer, employee, independent contractor or other service provider of the Company or any Subsidiary thereof.

“Company Shareholders’ Agreement” means the shareholders’ agreement relating to the Company dated 16 April 2026.

“Company Shares” means the Company Ordinary Shares and the Company Series A Shares.

“Company Software” means any Software owned, licensed, leased or used by any Group Company in the conduct of the Business.

“Confidentiality Agreement” has the meaning specified in Section 12.10.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Authority or other Person.

“Contracts” means any written legally binding contracts, agreements, subcontracts, leases and purchase orders and all material written amendments, modifications and written supplements thereto.

“Contributor” has the meaning set forth in Section 4.12(e).

“Cooley” has the meaning specified in Section 7.1(b).

“Consultant” means any Person who is not an Employee, nor an EOR Employee, and who is engaged to perform work or services personally or through a personal services company or other third-party intermediary entity in connection with the Business.

“Data Protection Laws” means all applicable Laws governing the Processing or protection of Personal Information, including, to the extent applicable, the UK GDPR, the EU General Data Protection Regulation (GDPR), the California Consumer Privacy Act as amended by the California Privacy Rights Act (CCPA), and all other applicable data protection Laws and Privacy Laws.

“DGCL” means the General Corporation Law of the State of Delaware.

“Directors” has the meaning set forth in Section 8.5(a).

“Domestication” has the meaning specified in the Recitals.

“Domestication Proposal” has the meaning set forth in Section 9.3(b).

“EMA” means the European Medicines Agency.

“Employees” means individuals who have entered into, or work under terms of, a contract of employment with any Group Company and “Employee” shall be construed accordingly.

“Enforceability Exceptions” means applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights, and subject to general principles of equity (whether considered in a proceeding at law or in equity).

“Environmental Laws” means any and all applicable Laws relating to pollution or the protection of the environment (including natural resources) or human health and safety (to the extent relating to exposure to Hazardous Materials), or the use, storage, emission, disposal or release of Hazardous Materials, each as in effect as of the date hereof.

“EOR Employees” means the Hungarian EOR Employee and the Swiss EOR Employees who are engaged via an employer of record or professional employer organisation to provide services to the Company (or any Group Company) in connection with the Business (or, where the context so requires, individuals who were engaged via an employer of record or professional employer organisation to provide services to the Company (or any Group Company) in connection with the Business).

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.2.

“Exchange Pool” has the meaning specified in Section 3.3(a).

“Exchange Ratio” means the quotient obtained by dividing (a) the Closing Consideration, by (b) the number of Fully-Diluted Shares.

“Excise Tax” means any Taxes imposed on SPAC pursuant to Section 4501 of the Code with respect to the exercise of any SPAC Shareholders of their redemption rights, and any penalties or interest thereon.

“Existing SPAC Governing Document” means the Amended and Restated Memorandum and Articles of Association of SPAC, as adopted by special resolution on May 19, 2026 and as in effect on the date hereof.

“Exploitation” means the research, development, manufacturing, ownership, use, storage, import, export, commercialization, marketing, sale, distribution or any other exploitation of a compound, product or therapy.

“FDA” means the U.S. Food and Drug Administration.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty is false or incorrect, (c) an intention to deceive another Party, (d) another Party justifiably or reasonably relied upon such false or incorrect representation or warranty, and (e) causing such Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“Fraud Claim” means any claim based in whole or in part upon Fraud.

“Fully-Diluted Shares” means an amount equal to, without duplication, the aggregate number of Company Shares and any other shares of capital stock of the Company that are issued and outstanding as of immediately prior to the Closing calculated on a fully-diluted, as converted-to-Company Ordinary Shares basis (including, (i) the Company Ordinary Shares issued upon the conversion of the Company SAFE, (ii) the Company Ordinary Shares issued or required to be issued to Roche pursuant to Section 10.8.1 of the Roche License Agreement and (iii) the aggregate number of shares of Company Ordinary Shares issuable upon, or pursuant to, the exercise of Company Options that are outstanding as of immediately prior to the Closing, treating such outstanding Company Options as having been exercised in full).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Goodwin” has the meaning specified in Section 12.17(b).

“Governing Document Proposals” has the meaning set forth in Section 9.3(b).

“Governmental Authority” means any supranational, national, federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries, if any.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls and per- and polyfluoroalkyl substances.

“Healthcare Laws” means all applicable Laws relating to the regulation of the development, testing, manufacturing, marketing, sale, distribution, import, export or other Exploitation of pharmaceutical,

biopharmaceutical or medical products, or to the provision of healthcare services or the participation in healthcare programs, each as amended, including: (a) in the United States, (i) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.); (ii) the Public Health Service Act (42 U.S.C. §§ 201 et seq.); (iii) the Controlled Substances Act (21 U.S.C. §§ 801 et seq.); (iv) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); (v) the criminal false statements law (42 U.S.C. § 1320a-7b(a)); (vi) the False Claims Act (31 U.S.C. §§ 3729-3733); (vii) the Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a); (viii) the Exclusions Law (42 U.S.C. § 1320a-7); (ix) the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.) and their implementing regulations (collectively, “HIPAA”); (x) the Medicare statute (Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll); (xi) the Medicaid statute (Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5); (xii) any other applicable federal, state or local laws governing the manufacture or distribution of pharmaceutical, biopharmaceutical or medical device products, health record documentation or record retention, or health information privacy; and (xiii) all implementing regulations, rules, ordinances and Orders related to any of the foregoing; and (b) outside the United States, all applicable Laws of equivalent or analogous effect in any relevant jurisdiction, including (i) in the U.K., the Human Medicines Regulations 2012 (SI 2012/1916), the Medicines Act 1968, the Health and Social Care Act 2012, the NHS Act 2006 and all applicable guidance and codes issued by the MHRA; (ii) in the European Union, Regulation (EU) 2019/6 on veterinary medicinal products, Directive 2001/83/EC on the Community code relating to medicinal products for human use, Regulation (EC) No 726/2004, and all applicable EMA guidelines and implementing regulations; and (iii) all other applicable Laws and regulations governing the conduct of clinical trials, Good Clinical Practice, Good Manufacturing Practice and Good Laboratory Practice requirements in any jurisdiction in which the Group Companies conduct or have conducted business.

“HMRC” means His Majesty’s Revenue and Customs, the U.K. Tax Authority.

“Holders” means all Persons who hold one or more Company Shares as of immediately prior to the Closing.

“Hungarian EOR Employee” means Katalin Buzasi.

“In-bound License” means any Contract pursuant to which any Group Company is granted a license, covenant not to sue, option, right of first refusal or other right in or to any Intellectual Property (other than licenses to Off-the-Shelf Software and non-exclusive licenses incidental to the provision or receipt of services in the ordinary course of business).

“IND Application” means any investigational new drug application, investigational medicinal product dossier, clinical trial authorization, or equivalent filing submitted to the FDA, the EMA, the MHRA or any comparable Governmental Authority, together with all amendments and supplements thereto.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, and (f) any of the obligations of any other Person of the type referred to in clauses (a) through (e) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Infringement” or “Infringe” means, with respect to Intellectual Property, any infringement, misappropriation, dilution or other violation of such Intellectual Property of any other Person.

“Intended Tax Treatment” has the meaning specified in Recital H.

“Intellectual Property” means all intellectual property rights (including in or to Technology) created, arising, or protected under applicable Law (or any other similar statutory provision or common law doctrine in the United States or anywhere else in the world), whether registered, unregistered or registrable, including all: (i) patents, patent applications, registered designs and such rights in inventions and designs, and all rights therein provided by international treaties and conventions, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, substitutions and extensions (including any supplemental protection certificate); (ii) trademarks, service marks, trade names, brand names, corporate names, trade dress, certification marks, designs, logos, slogans and other indicia of commercial source or origin and all goodwill associated with any of the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing; (iii) registered and unregistered copyrights, mask works and other intellectual property rights in copyrightable works (published or unpublished) and works of authorship (including intellectual property rights in software as a work of authorship), and technical database and design rights, and rights in data collections and all applications and registrations therefor, and moral rights therefor; (iv) internet domain names and social media account handles; (v) trade secrets and other rights in confidential information, proprietary information and other non-public information, including in technical information, software, inventions, invention disclosures, data, databases, inventor’s notes, designs, plans, specifications, unpatented blueprints, drawings, discoveries and improvements, know-how, procedures, processes, test results, and techniques, research and development information, market know-how, and customer lists, in each case, that derives independent economic value, whether actual or potential, from not being generally known to other persons (collectively, “Trade Secrets”); and (vi) any of the foregoing rights in Software and Technology.

“Interim Financing” means the interim financing provided by the Sponsor and/or one or more of its Affiliates to the Company on or about the date of this Agreement in the aggregate principal amount of $45,000,000, consisting of the issuance by the Company of one or more Company SAFEs to the Sponsor and/or its Affiliates on the terms set forth in Exhibit F.

“Interim Period” has the meaning specified in Section 7.1.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investor Rights Agreement” has the meaning specified in Recital O.

“IPO” has the meaning set forth in Section 12.17.

“ITEPA” means the U.K. Income Tax (Earnings and Pensions) Act 2003.

“IT Systems” means all computer systems, servers, networks, routers, switches, hubs, data communication lines, devices, data storage devices, data centers, websites, firmware, middleware, software, operating systems, computer hardware and equipment and other information technology hardware, software and infrastructure used to process, store, maintain and operate data, information and functions that are owned, licensed, used or leased by the Company or any Subsidiary thereof and used by them in their businesses, including any Software embedded or installed thereon.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Key Shareholder” has the meaning specified in Recital F.

“Law” means any supranational, national, federal, state, local, municipal, or other law, statute, constitution, treaty, principle of common law, law of equity, directive, resolution, ordinance, code, edict, writ, decree, rule, order, regulation, judgment, ruling, injunction, requirement, in each such case, having the force of law, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, including any Governmental Order, and any rule, regulation or operating or technical standard or guidance issued, adopted, promulgated, implemented or otherwise put into effect under the authority of any such Governmental Authority.

“Liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Laws), Governmental Order or Proceeding and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Licensed Intellectual Property” means all Intellectual Property owned by any Person other than a Group Company that is licensed to any Group Company pursuant to any In-bound License.

“Leased Real Property” means all real property leased by the Company.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“Lock-Up Agreement” has the meaning specified in Recital P.

“Management Accounts” has the meaning specified in Section 4.6(a).

“Material Contract” has the meaning set forth in Section 4.11(a).

“Material Inbound Licenses” means each In-bound License that is material to the Business or the Exploitation of the Product, including, for the avoidance of doubt, the Roche License Agreement.

“MHRA” means the Medicines and Healthcare products Regulatory Agency of the U.K.

“Nasdaq” means The Nasdaq Capital Market.

“Nasdaq Proposal” has the meaning set forth in Section 9.3(b).

“Non-Party Affiliate” has the meaning set forth in Section 12.5.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $100,000 per license or an ongoing license fee of less than $50,000 per year.

“Officers” has the meaning set forth in Section 8.5(a).

“OHB Group” has the meaning specified in Section 12.17(b).

“Open Source Materials” means any Software or other material that is subject to any license that is, or is substantially similar to, a license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, or any Creative Commons license, or any other license that requires, as a condition of use, modification or distribution, that the licensed Software or other material (a) be disclosed or distributed in source code form, (b) be licensed for the purpose of making derivative works, or (c) be redistributed at no or minimal charge.

“Open Source Software” means any software that is distributed (i) as “free software” (as defined by the Free Software Foundation) or (ii) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd).

“Order” means any outstanding writ, order, judgment, injunction, corporate integrity agreement, deferred prosecution agreement, settlement agreement, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Authority.

“Out-bound License” means any Contract pursuant to which any Group Company grants to any third party a license, covenant not to sue, option, right of first refusal or other right in or to or under any Intellectual Property owned or licensed by any Group Company (other than non-exclusive licenses incidental to the provision or receipt of services in the ordinary course of business).

“Other Class B Shareholders” means Michael F. MacLean and Timothy J. Miller.

“Other SPAC Shareholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of SPAC Common Shares entitled to vote thereon, whether in person or by proxy at the SPAC Shareholders Meeting (or any adjournment thereof), in accordance with the SPAC Organizational Documents and applicable Law.

“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.

“Party” and “Parties” have the meanings specified in the preamble hereto.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet due or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established therefor in the Management Accounts, in the case of the Company, or the SPAC Financial Statements, in the case of SPAC, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet delinquent or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established with respect thereto, (iv) non-exclusive licenses incidental to the provision or receipt of services in the ordinary course of business and (v) Liens, encumbrances and restrictions on Leased Real Property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such Leased Real Property, and (C) do not, individually or in the aggregate, materially interfere with the present uses of such Leased Real Property or the uses of such Leased Real Property in the ordinary course of business.

“Permitted Working Capital Loans” means any working capital loans extended to SPAC by the Sponsor or any of its Affiliates in an aggregate amount not to exceed $3,000,000 outstanding at any time, on terms and conditions consistent with those disclosed in the SPAC SEC Reports.

“Permitted Withdrawals” has the meaning given to it in the Existing SPAC Governing Document.

“Permits” means the permits, authorizations, exemptions, orders, consents, approvals and franchises from Governmental Authorities that are required for the Company to conduct its business and own, lease, operate and develop its assets and properties as being conducted, owned, leased, operated, developed as of the date hereof.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means information in the Company’s possession, custody, or control, including information processed on behalf of the Company by third parties, that constitutes “personal data,” “personal information,” “personally identifiable information,” or the similar or equivalent term under applicable Privacy Laws.

“Personal Property” means any tangible personal property (other than real property and fixtures attached thereto) owned, leased or used by any Group Company in the conduct of the Business.

“PIPE Financing” has the meaning specified in Recital M.

“PIPE Financing Amount” has the meaning specified in Recital M.

“Privacy Laws” means all applicable Laws regarding data privacy, data protection, data security, data breach notification or cybersecurity governing the receipt, collection, compilation, adaptation or alteration, retrieval, use, storage, processing, sharing, safeguarding, security (technical, administrative and physical), disposal, destruction, disclosure or transfer (including cross-border) whether or not by automated means (collectively, “Processing”, or “Processed”, as applicable) of Personal Information, including, to the extent applicable, the California Consumer Privacy Act as amended by the California Privacy Rights Act (CCPA), EU General Data Protection Regulation (GDPR), Controlling the Assault of Non-Solicited Pornography and Marketing (CAN-SPAM) Act, and Telephone Consumer Protection Act (TCPA).

“Pre-Closing Reorganization” has the meaning set forth in Section 7.4(a).

“Pre-Closing SPAC Holders” means the holders of SPAC Common Shares at any time prior to the Closing, together with their successors and assigns.

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Authority.

“Product” shall mean the Company’s lead product candidate, rugonersen.

“Properties” has the meaning set forth in Section 4.15.

“Prospectus” has the meaning set forth in Section 12.17.

“Public Shareholders” has the meaning set forth in Section 12.17.

“Registration Statement / Proxy Statement” means the Registration Statement on Form S-4, or other appropriate form determined by the Parties, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by SPAC under the Securities Act with respect to SPAC Common Shares to be issued in connection with the transactions contemplated by this Agreement.

“Regulatory Approval” means any approval, authorization, clearance, license, registration, permit or certificate issued by the FDA, the EMA, the MHRA or any other Governmental Authority with jurisdiction over the development, manufacturing, marketing, sale, import or export of any pharmaceutical or biopharmaceutical product, including any marketing authorization, product license or equivalent.

“Regulatory Consent Authorities” means a Governmental Authority, including for the avoidance of doubt, the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Regulatory Permits” mean all import and export permits, INDs, establishment registrations and product listings, as defined in 21 C.F.R. Part 207, all supplements or amendments thereto, and all comparable governmental authorizations.

“Related Person” has the meaning set forth in Section 4.21.

“Relevant Date” means the date notified by HMRC as the date that the Group Companies cease to be members of the Key Shareholder’s U.K. VAT group.

“Relevant Transfer” means a relevant transfer under the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended and consolidated from time to time) and any legislation equivalent or similar to, or enacted to give effect to, the European Union’s Council Directive 2001/23/EC in connection with the transfer of employees in any jurisdiction wheresoever.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial or capital markets advisors, placement agents and consultants of such Person.

“Required Company Financial Statements” means, collectively, (a) the Management Accounts and (b) each of the other financial statements or similar reports of the Company required, as a result of the passage of time or otherwise, to be included in the Registration Statement / Proxy Statement or any other filings to be made by SPAC or the Company with the SEC in connection with the transactions contemplated in this Agreement or any other Ancillary Document.

“Required SPAC Shareholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of SPAC Common Shares entitled to vote thereon, whether in person or by proxy at the SPAC Shareholders Meeting (or any adjournment thereof), in accordance with the SPAC Organizational Documents and applicable Law.

“Required Third Party Consent” has the meaning set forth in Section 10.2(e).

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Domestication Proposal, the Nasdaq Proposal and the Required Governing Document Proposal.

“Roche” means, collectively, F. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc.

“Roche License Agreement” means that certain license agreement, dated February 9, 2025, by and between, Roche, on the one hand, and the Company and Oak Hill Bio Holdings Ltd., on the other hand, as may be amended, modified, restated or supplemented from time to time.

“Sanctioned Party” means any Person that is: (i) organized under the Laws of, ordinarily resident in, or located in a country or territory that is the subject of comprehensive Sanctions (currently, Cuba, Iran, North Korea, and the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine; each a “Sanctioned Country”); (ii) designated on a sanctioned parties list administered by the United States, European Union, or U.K., including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, Sectoral Sanctions Identification List, the Consolidated List of Persons, Groups, and Entities Subject to EU Financial Sanctions, and the UK’s Consolidated Sanctions List; or (iii) 50% or more owned or, where relevant under applicable Sanctions, controlled, individually or in the aggregate, by one or more Persons described in clauses (i) or (ii).

“Sanctions” means applicable Laws pertaining to trade and economic sanctions administered by the United States, European Union, U.K. or other relevant jurisdiction.

“Schedules” means (i) the Company Disclosure Schedules or (ii) the SPAC Disclosure Schedules, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Share Acquisition” has the meaning specified in Recital G.

“Shared Contract” has the meaning set forth in Section 7.4(b).

“Shareholder Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Authority), Section 5.4 (Ownership and Title) and Section 5.5 (Brokers).

“Signing Filing” has the meaning set forth in Section 9.4(b).

“Signing Press Release” has the meaning set forth in Section 9.4(b).

“Software” means all computer programs (whether in source code, object code, executable code, interpreted code, middleware, firmware, human readable form or other form, including libraries, interfaces, applets, plug-ins, subroutines and other components thereof), code (including software implementations of algorithms, models and methodologies), applications, application programming interfaces, firmware, software development kits, library functions, operating systems and virtualization environments, user interfaces, diagnostic tools, compilers and version control systems, together with all documentation related to any of the foregoing.

“SPAC” has the meaning specified in the preamble hereto.

“SPAC Board” means the board of directors of SPAC.

“SPAC D&O Persons” has the meaning set forth in Section 9.7(a)(i).

“SPAC Employee Stock Purchase Plan” has the meaning set forth in Section 8.6.

“SPAC Incentive Equity Plan” has the meaning set forth in Section 8.6.

“SPAC Non-Party Affiliate” means, collectively, each SPAC Related Party and each former, current or future Affiliate, Representative, successor or permitted assign of any SPAC Related Party (other than, for the avoidance of doubt, SPAC).

“SPAC Acquisition Proposal” means (a) any transaction or series of related transactions under which SPAC or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Persons(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise) or (b) any equity, debt or similar investment in SPAC or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a SPAC Acquisition Proposal.

“SPAC Board Recommendation” has the meaning specified in Section 9.3(b).

“SPAC Bylaws Upon Domestication” has the meaning specified in the Recitals.

“SPAC Charter Upon Domestication” has the meaning specified in the Recitals.

“SPAC Class A Ordinary Share” means the Class A ordinary shares, par value $0.0001 per share, of SPAC prior to the Domestication.

“SPAC Class B Ordinary Share” means the Class B ordinary shares, par value $0.0001 per share, of SPAC prior to the Domestication.

“SPAC Common Shares” means (i) prior to the Domestication, the Class A ordinary shares of SPAC, par value $0.0001 per share, and (ii) from and after the Domestication, the common shares, par value $0.0001 per share, of SPAC.

“SPAC Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by SPAC on the date of this Agreement.

“SPAC Financial Statements” means all of the financial statements of SPAC included in the SPAC SEC Reports.

“SPAC Material Adverse Effect” means, with respect to SPAC, a material adverse effect on: (i) the ability of SPAC to enter into this Agreement or any Transaction Agreement and perform its respective obligations thereunder or consummate the Transactions or (ii) the business, condition (financial or otherwise), assets, liabilities or operations of SPAC, provided, however, that none of the following, alone or in combination, shall be deemed to constitute or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect under this clause (ii): (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) any actions taken or not taken by SPAC, or such other changes or events, in each case, which (I) the Company has consented in writing or (II) are required by this Agreement (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 6.3(a) and, to the extent related thereto, the condition in Section 10.3(a)) and (d) the announcement or the execution of this Agreement, the pendency or consummation of the Transactions or the performance of this Agreement (provided that the exceptions in this clause (d) shall not be deemed to apply to references to “SPAC Material Adverse Effect” in the representations and warranties set forth in Section 6.3(a) and, to the extent related thereto, the condition in Section 10.3(a)); provided that, in the case of clauses (a) and (b) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on SPAC, as compared to other competitors or comparable entities operating in the industries or markets in which SPAC operates.

“SPAC Organizational Documents” means, (i) prior to the Domestication, the Existing SPAC Governing Document, as amended and in effect on the date hereof, and (ii) following the Domestication and prior to the Closing, the SPAC Charter Upon Domestication and SPAC Bylaws Upon Domestication.

“SPAC Fundamental Representations” means the representations and warranties set forth in Section 6.1 (Organization and Qualification), Section 6.2 (Authority), Section 6.4 (Brokers) and Section 6.6 (Capitalization).

“SPAC Preferred Shares” means, prior to the Domestication, the preferred shares, par value $0.0001 per share, of SPAC.

“SPAC Shareholder Approval” means, collectively, the Required SPAC Shareholder Approval and the Other SPAC Shareholder Approval.

“SPAC Redemption” means the right of the holders of SPAC Class A Ordinary Shares to redeem all or a portion of their SPAC Class A Ordinary Shares (in connection with the Transactions or otherwise) as set forth in SPAC Organizational Documents.

“SPAC Related Party” has the meaning set forth in Section 6.9.

“SPAC SEC Reports” has the meaning set forth in Section 6.7.

“SPAC Shareholders Meeting” has the meaning set forth in Section 9.3(b).

“SPAC Shares” means the SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares and the SPAC Preferred Shares.

“SPAC Shareholders” means (i) prior to the Domestication, the holders of SPAC Shares, and (ii) following the Domestication, the holders of SPAC Common Shares.

“STFs” has the meaning set forth in Section 2.3(a)(i).

“Sponsor” means Research Alliance Holdings III LLC.

“Sponsor Group” has the meaning specified in Section 7.1(b).

“Sponsor Share Conversion” has the meaning specified in the Recitals.

“Subscription Agreements” has the meaning specified in the Recitals.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company, exempted company, partnership or such other entity), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to appoint a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Swiss EOR Employees” means Brenda Vincenzi, Jorrit Tjeertes and Keir Hodges.

“Termination Date” has the meaning set forth in Section 11.1(d).

“Transaction Litigation” has the meaning set forth in Section 9.1(c).

“Transaction Proposals” has the meaning set forth in Section 9.3(b).

“Trust Account” has the meaning set forth in Section 12.17.

“Trust Account Released Claims” has the meaning set forth in Section 12.17.

“Trust Agreement” has the meaning set forth in Section 6.8.

“Trustee” has the meaning set forth in Section 6.8.

“Tax” or “Taxes” means (i) any and all federal, state, provincial, territorial, local, non-U.S. and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, corporation tax, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, stamp duty reserve, occupation, premium, personal property, real property, capital stock, profits, disability, registration, VAT, estimated, customs duties, and sales or use tax, or other tax or like assessment in the nature of a tax (whether payable directly or by withholding), in each case that is imposed by a Governmental Authority and (ii) any interest, penalties, addition to tax or additional amounts relating to any items in clause (i) or this clause (ii).

“Tax Authority” means any Governmental Authority responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Technology” means, collectively, all Software, formulae, algorithms, procedures, methods, techniques, technical data, programs, subroutines, tools, materials, processes, apparatus, creations, and other similar materials, and all recordings, graphs, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein.

“Transaction Agreements” means this Agreement, the Sponsor Letter Agreement, the Investor Rights Agreement, the Subscription Agreement, the Lock-Up Agreement, the Company SAFEs, the SPAC Charter Upon Domestication, the SPAC Bylaws Upon Domestication and all of the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” means the transactions contemplated by this Agreement, the Transaction Agreements and the PIPE Financing, including the Share Acquisition and the Domestication.

“Transfer Agent” means Continental Stock Transfer & Trust Company, in its capacity as transfer agent for SPAC, or such other transfer agent as SPAC may designate from time to time.

“Treasury Regulations” means the regulations promulgated under the Code.

“U.K.” means the United Kingdom of Great Britain and Northern Ireland.

“UK GDPR” means the General Data Protection Regulation as it forms part of the law of England and Wales, Scotland and Northern Ireland by virtue of the European Union (Withdrawal) Act 2018 and as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 (SI 2019/419).

“VAT” means value added tax, including as provided for in the U.K. Value Added Tax Act 1994.

“Working Capital Loan” means any loan made by the Sponsor or any Affiliate of the Sponsor to SPAC for working capital purposes.

1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, and the term “date hereof” refers to the date of the execution of this Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s business, consistent with past practice.

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) The words “made available” shall mean, when used with reference to documents or other materials required to be provided or made available to SPAC, any documents or other materials posted to the ShareVault electronic data room under the project name “Oak Hill Bio” as of 5:00 p.m., Eastern Time, at least one (1) Business Day prior to the date of this Agreement.

1.3 Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, in the case of the Company, the individuals set forth on Section 1.3 of the Company Disclosure Schedules and, in the case of SPAC, the individuals set forth on Section 1.3 of the SPAC Disclosure Schedules, in each case, assuming reasonable due inquiry of his or her direct reports.

1.4 Equitable Adjustments. If, following the date of this Agreement, the outstanding Company Shares or SPAC Common Shares shall have been changed into a different number of shares or a different class, by reason of any stock or share dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of Company Shares or SPAC Common Shares, as applicable, will be appropriately adjusted to provide to the holders of Company Shares or SPAC Shareholders, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.4 shall not be construed to permit SPAC or the Company to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

ARTICLE 2

THE SHARE ACQUISITION

2.1 Share Acquisition.

(a) At the Closing and subject to and upon the terms and conditions of this Agreement, each of the Shareholders (excluding any holders of Company Options solely with respect to their Company Options) shall sell and transfer to SPAC (or cause to be sold and transferred to SPAC), and SPAC shall purchase from each Shareholder, all of the legal and beneficial title to each Shareholder’s Company Shares with full title guarantee, free from all Liens and together with all rights attaching to the Company Shares at the Closing (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of the Company Shares after the Closing). Upon the consummation of the Share Acquisition and as of immediately following the Closing, SPAC shall be the legal and beneficial owner of 100% of the issued and outstanding Company Shares, free and clear of all Liens (other than restrictions on transfer imposed by virtue of applicable securities Laws).

(b) At the Closing, each outstanding Company Option (whether vested or unvested) shall be assumed by SPAC and automatically converted into an option to purchase SPAC Common Shares (each, an “Assumed Option”). Subject to the subsequent sentence, each Assumed Option will be subject to the terms and conditions set forth in the Company Equity Plan (except any references therein to the Company or Company Ordinary Shares will instead mean SPAC and SPAC Common Shares, respectively). Each Assumed Option shall: (i) have the right to acquire a number of SPAC Shares equal to (as rounded down to the nearest whole number) the product of (A) the number of shares of Company Ordinary Shares which the Company Option had the right to acquire immediately prior to the Closing, multiplied by (B) the Exchange Ratio; (ii) have an exercise price equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the Company Option (in, or converted into, U.S. Dollars using the exchange rate as of market close on the last trading day before the Closing Date), divided by (B) the Exchange Ratio; and (iii) be subject to the same terms, conditions, vesting schedule and other provisions as the applicable Company Option. The per share exercise price and the number of shares of SPAC Common Shares purchasable pursuant to each Assumed Option shall be determined in a manner consistent with the requirements of Sections 409A and 424 of the Code, as applicable. SPAC shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Options remain outstanding, a sufficient number of SPAC Common Shares for delivery upon the exercise of such Assumed Option. From and after the Closing, the Company and SPAC shall not issue, or promise to issue, any new awards under the Company Equity Plan.

2.2 Closing Consideration. Subject to and upon the terms and conditions of this Agreement, at the Closing and in consideration of the Share Acquisition, SPAC shall issue to each Shareholder (excluding any holders of Company Options solely with respect to their Company Options) a number of SPAC Common Shares equal to (i) the Exchange Ratio multiplied by (ii) the number of Company Shares held by such Shareholder, as set out next to the name of such Shareholder in Schedule 1a to this Agreement, as of immediately prior to the Closing. With respect to all Company Deferred Shares, SPAC shall issue one single SPAC Common Share to each holder of Company Deferred Shares.

2.3 Transfer of Company Shares and Other Undertakings. At the Closing:

(a) each Shareholder severally shall deliver or procure the delivery to SPAC of:

(i) a duly executed stock transfer form in respect of its Company Shares to effect the transfer of its Company Shares to SPAC (the “STFs”);

(ii) a copy of any power of attorney under which any document to be executed by any Shareholder under this Agreement has been executed; and

(iii) such waivers or consents as SPAC may reasonably require to enable SPAC to be registered as the holder of the Company Shares;

(b) the Company shall deliver to SPAC:

(i) evidence reasonably satisfactory to SPAC that each Company SAFE has been converted into Company Ordinary Shares in accordance with Section 3.2, including an extract of the Company’s updated register of members reflecting the issuance of such Company Ordinary Shares;

(ii) the statutory registers of the Company made up to the Closing Date; and

(iii) a duly executed letter from the Key Shareholder confirming that it has ceased to be a registrable person (within the meaning of Section 790C of the Companies Act) in relation to the Company.

2.4 Company Board Resolutions. At the Closing, the Company shall deliver or procure the delivery to SPAC of a copy of the executed resolutions of the Company Board (i) instructing the Company Board to update the Company’s register of members to reflect the issuance of Company Ordinary Shares referred to in clause 2.3(b)(i) above; (ii) approving the form of the STFs and, subject to Closing, the transfer of the Company Shares from the Shareholders to SPAC; (iii) instructing the Company Board, subject to Closing, to update the Company’s register of members such that SPAC is entered in the register of members as the sole holder of all of the Company Shares (subject to due stamping of the transfers by His Majesty’s Revenue and Customs); and (iv) resolving to file all necessary notifications, forms and documents in connection with the aforementioned matters be submitted to the Cayman Registrar and the Registrar of Companies for England and Wales, as applicable.

2.5 Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a share of SPAC Common Shares will be issued by SPAC by virtue of this Agreement or the Transactions, and each Person who would otherwise be entitled to a fraction of a share of SPAC Common Shares (after aggregating all fractional SPAC Common Shares that would otherwise be received by such Person) shall instead have the number of SPAC Common Shares issued to such Person rounded down in case such fraction is less than 0.5 and rounded up in case such fraction is greater than or equal to 0.5, in each case, to the nearest whole share of SPAC Common Shares.

2.6 Shareholder Consent. Each Shareholder hereby approves, authorizes and consents to the Company’s execution and delivery of this Agreement and the Ancillary Documents to which the Company is or is required to be a party or otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions. Each Shareholder acknowledges and agrees that the consent set forth herein is intended and shall constitute such consent of such Shareholder as may be required pursuant to the Company Organizational Documents, the Company Shareholders’ Agreement or any other agreement in respect of the Company to which such Shareholder is a party or bound and all applicable Laws. Each of the Shareholders hereby waives and disapplies any and all pre-emption rights, rights of first refusal, tag along, drag along and other rights (each, howsoever described) which may have been conferred on it under the Company Organizational Documents, the Company Shareholders’ Agreement or otherwise as may affect the Transactions (other than its rights pursuant to this Agreement).

2.7 Release of Funds from Trust Account. Subject to the terms and conditions of the Trust Agreement, each Party shall use reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to cause the funds held in the Trust Account to be released simultaneously with, or as promptly as practicable after, the Closing.

2.8 Withholding. SPAC, the Company, the Transfer Agent and any other applicable withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law; provided that, (i) to the extent any consideration payable pursuant to this Agreement is not payable in cash, the applicable withholding agent shall be entitled to retain a portion of such non-cash consideration having a value equal to the amount of Tax required to be deducted and withheld and (ii) SPAC shall use commercially reasonable efforts to provide the applicable payee with advance notice of any such withholding and to reasonably cooperate with requests of the applicable payee relating to obtaining a reduction or exemption to such withholding in accordance with Law. To the extent that amounts are so withheld and remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.9 Power of Attorney.

(a) To secure SPAC’s interests under this Agreement, from the date of Closing until SPAC’s registration by the Company as the holder of the Company Shares pursuant to the Share Acquisition, each Shareholder severally in respect of such Shareholder’s Company Shares:

(i) appoints SPAC (as purchaser of the Company Shares) with full powers of delegation and substitution to be the Shareholder’s attorney in the Shareholders’ name and on the Shareholder’s behalf in respect of the Company Shares to:

(1) exercise all or any of the voting and other rights, powers and privileges (including the right to receive notices of, execute consents to short notice for and attend, participate, speak and vote at, any general meeting or class meeting of the Company (including any adjourned meeting)), nominate proxies on the Shareholder’s behalf and receive and approve any shareholder or class written resolutions attached to the Company Shares;

(2) signify agreement in respect of the Company Shares to any written resolution proposed to shareholders of the Company; and

(3) deal with and give directions in respect of the Company Shares and any entitlements, notices, documents, or communications arising by right of such Company Shares;

(ii) undertakes to ratify everything lawfully done by SPAC in good faith, as the Shareholder’s attorney, pursuant to the power of attorney contained in Section 2.9(a)(i); and

(iii) agrees that the power of attorney in Section 2.9(a)(i) shall be irrevocable save with the consent of SPAC and is given by way of security to secure the proprietary interest of SPAC of the Shareholder’s Company Shares as the buyer of the Company Shares, but shall expire on the date on which SPAC is entered in the register of members of the Company as holder(s) of those Company Shares.

(b) Each Shareholder severally undertakes to SPAC, from Closing:

(i) not to exercise any rights attaching to the Company Shares or exercisable in the Shareholder’s capacity as registered holder of those Company Shares without SPAC’s prior written consent;

(ii) to hold on trust for SPAC all dividends and other distributions received by the Shareholder in respect of the Company Shares and to promptly pay or deliver to SPAC, or notify SPAC of, anything received by the Shareholder in the Shareholder’s capacity as registered holder of those Company Shares;

(iii) to act promptly in accordance with SPAC’s instructions in relation to any rights exercisable or anything received by the Shareholder as registered holder of the Company Shares; and

(iv) to ratify and confirm whatever SPAC lawfully does or purports to do in good faith in the exercise of any power conferred by the power of attorney in Section 2.9(a)(i).

2.10 Joinders; Drag-Along.

(a) The Company shall use reasonable efforts (including the issuance of notices and exercise the powers conferred on the Company under Article 34 of the Company Articles of Association) to obtain and deliver to SPAC a joinder to this Agreement from any Person who becomes a Shareholder after the date of this Agreement (including Roche or any Affiliate of Roche), in a form reasonably and mutually acceptable to SPAC and the Company, pursuant to which such Person shall be bound by all terms and obligations applicable to the Shareholders hereunder.

(b) If any Person who becomes a Shareholder after the date of this Agreement (including Roche or any Affiliate of Roche) does not deliver a joinder directly pursuant to Section 2.10(a), the Company is hereby authorized to execute and deliver a joinder to this Agreement on behalf of such Person, acting as agent pursuant to the authority vested in the Company under Article 34 of the Company Articles of Association (the transactions and matters contemplated by this Agreement comprising a Qualifying Transaction and Proposed Reorganisation (each term as defined in the Company’s Articles of Association)), without the requirement for such Person to execute such joinder directly. Upon delivery of such joinder, such Person shall be deemed a party to this Agreement and bound by all terms and obligations applicable to the Shareholders hereunder as though it had executed such joinder directly.

(c) In the event any Shareholder becomes bound by this Agreement by the Company executing a joinder on its behalf pursuant to drag-along provisions set forth in Section 2.10(b) (each, a “Drag-Along Shareholder”): (i) the obligations and liabilities of such Drag-Along Shareholder under this Agreement shall be on terms no more onerous than the equivalent obligations and liabilities imposed on any other Shareholder under this Agreement in respect of the same subject matter; and (ii) the aggregate liability of such Drag-Along Shareholder in connection with this Agreement and the transactions contemplated hereby shall not exceed the value of the Closing Consideration actually received by such Drag-Along Shareholder pursuant to this Agreement, except with respect to claims arising from fraud committed by such Drag-Along Shareholder, the liability for which shall not be so limited as against Drag-Along Shareholder.

ARTICLE 3

CLOSING; ALLOCATION SCHEDULE

3.1 Closing. On the terms and subject to the conditions set forth in this Agreement, closing of the Share Acquisition (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing at 10:00 a.m. Eastern Time on the fifth Business Day following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 10 (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing) or (b) at such other place, time or date as SPAC and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

3.2 Company SAFE Conversion. On the Closing Date, prior to the Closing, each Company SAFE that is issued and outstanding immediately prior to the Closing shall be automatically converted into a number of Company Ordinary Shares in accordance with the terms of the Company SAFE, and each Company SAFE shall thereupon be cancelled, extinguished and cease to exist, and each holder of a Company SAFE shall thereafter have no further rights with respect to such Company SAFE, other than with respect to the Company Ordinary Shares into which it has been converted and as expressly provided herein.

3.3 Exchange Pool.

(a) Immediately prior to or at the Closing, SPAC shall deposit, or cause to be deposited, with the Transfer Agent evidence in book-entry form of SPAC Common Shares, representing the number of SPAC Common Shares sufficient to deliver the Closing Consideration (the “Exchange Pool”).

(b) Promptly following the earlier of (i) the date on which the entire Exchange Pool has been disbursed and (ii) the date which is six months after the Closing Date, SPAC shall instruct the Exchange Agent to deliver to SPAC any remaining portion of the Exchange Pool and other documents in its possession relating to the Transactions, and the Exchange Agent’s duties shall terminate. Thereafter, each Holder may look only to SPAC (subject to applicable abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of such Holder’s claim for Closing Consideration that such Holder may have the right to receive pursuant to Section 2.2 without any interest thereon.

(c) None of the Company, SPAC or the Exchange Agent shall be liable to any Person for any portion of the Closing Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Closing Consideration that remains undistributed to the Holders as of immediately prior to the date on which the Closing Consideration would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of SPAC, free and clear of all claims or interest of any Person previously entitled thereto.

3.4 Allocation Schedule. At least five Business Days prior to the Closing Date, the Company shall deliver to SPAC an allocation schedule (the “Allocation Schedule”) setting forth (i) the number of Company Shares held by each Holder (including the number of Company Ordinary Shares (x) issuable after giving effect to the conversion of the Company SAFEs prior to the Closing and (y) the Company issuable to Roche pursuant to the terms of the Roche License Agreement in connection with the transactions contemplated hereby), (ii) the names of record of each holder of Company Options, the applicable exercise price, the grant date, and the expiration date, and the number of shares of Company Ordinary Shares issuable pursuant to each of the Company Options held by such holder (including, in the case of unvested Company Options, the vesting schedule (including any acceleration provisions), vesting commencement date, and date fully vested), (iii) the Closing Consideration, the Fully-Diluted Shares, the Exchange Ratio and the Company’s calculation of the Adjusted Equity Value, in each case, including reasonable supporting detail therefor, (iv) the portion of the Closing Consideration issuable to each Holder, and (v) a certification, duly executed by an authorized officer of the Company, that (a) the information and calculations delivered pursuant to clauses (i), (ii), (iii) and (iv) is, and will be as of immediately prior to the Closing, true and correct in all respects and in accordance with the last sentence of this Section 3.4. The Company will (x) cooperate with and provide SPAC and its Representatives all information reasonably requested by SPAC or any of its Representatives and within the Company’s or its Representatives’ possession or control in connection with SPAC’s review of the Allocation Schedule and (y) consider in good faith any comments to the Allocation Schedule provided by SPAC or any of its Representatives and incorporate any reasonable comments proposed by SPAC or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (A) in no event shall the aggregate number of SPAC Common Shares set forth on the Allocation Schedule that are allocated in respect of the Equity Securities of the Company exceed the Closing Consideration, (B) in no event shall the Allocation Schedule (or the calculations or determinations therein) breach, as applicable, any applicable Law, the organizational documents of the Company, the Company Shareholders’ Agreement any other Contract to which the Company is a party or bound and (C) SPAC and the Exchange Agent will be entitled to rely, without any independent investigation or inquiry, upon the Allocation Schedule for purposes of allocating the consideration to the Holders under this Agreement or under the Exchange Agent Agreement, as applicable.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as set forth on the Company Disclosure Schedules, the Company hereby represents and warrants to SPAC, in each case, as of the date of this Agreement and as of the Closing Date, as follows:

4.1 Organization and Qualification. The Company is a company duly organized, validly existing and in good standing under the Laws of England and Wales and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each other Group Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Group Company is duly qualified or licensed and in good standing (to the extent that such concept applies) in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates would not individually or in the aggregate reasonably be expected to be material to the Group Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. The Company has provided to SPAC accurate and complete copies of the Organizational Documents of each Group Company, each as amended to date and as currently in effect. No Group Company is in violation of any provision of its Organizational Documents in any material respect.

4.2 Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the Transactions (a) have been duly and validly authorized by the Company Board in accordance with the Company Organizational Documents and any applicable Law, and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company, in each case, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

4.3 Capitalization.

(a) Section 4.3(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, and (ii) the identity of the Persons that are the record and beneficial owners thereof. All of the Equity Securities of the Company have been duly authorized and validly issued. All of the outstanding Company Shares are fully paid and non-assessable. The allotted and issued share capital of the Company consists solely of the Company Shares held by the Shareholders, and there are no other issued or outstanding equity interests of the Company. After giving effect to the Share Acquisition (and subject to stamping), SPAC shall own the legal and beneficial title to the issued share capital of the Company free from any Liens other than those imposed under the Company Organizational Documents and applicable securities Laws. All of the Company Shares have been duly authorized and validly issued, fully paid or credited as fully paid and are not in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the UK Companies Act, any other applicable Law, the Company Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound.

(b) No Group Company currently has, and no Group Company has had any stock option or other equity incentive plans and there are no Company Equity Awards outstanding. Except for the Company SAFEs or as set forth on Section 4.3(b) of the Company Disclosure Schedules, there are no Company Convertible Securities or pre-emptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the knowledge of the Company, any of the Shareholders or any of their respective Affiliates are a party or bound relating to any equity securities of the Company, whether or not outstanding. Except as set forth on Section 4.3(b) of the Company Disclosure Schedules, there are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Section 4.3(b) of the Company Disclosure Schedules, there are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings with respect to the voting or transfer of any Company Shares. Except as set forth in the Company Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable Laws. As a result of the consummation of the Transactions, except as set forth on Section 4.3(b) of the Company Disclosure Schedules, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) The Company SAFE(s) have been duly authorized and have or will be validly issued by the Company in accordance with applicable Law and the Company Organizational Documents and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms. No consent, approval or authorization of, or filing with, any Person is required in connection with the issuance of the Company SAFEs or the conversion thereof into Company Ordinary Shares as of immediately prior to Closing, other than such consents that have been obtained as of the date hereof.

(d) The Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company (other than equity interests of any Company Service Provider that is repurchased pursuant to the terms of any employment agreement or Company Plan), and the Company Board has not authorized any of the foregoing.

(e) Section 4.3(e) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Group Companies as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the creditor thereof.

(f) Section 4.3(f) of the Company Disclosure Schedules sets forth a list of any Change of Control Payments of the Group Companies and the Company does not owe to Roche any Transaction Payments as defined in the Roche License Agreement.

4.4 Company Subsidiaries. The Company does not have, and has never had, any Subsidiaries. (i) No Group Company owns or has any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person; (ii) no Group Company is a participant in any joint venture, partnership or similar arrangement; and (iii) there are no outstanding contractual obligations of a Group Company to provide funds to or make any loan or capital contribution to any other Person.

4.5 Non-Contravention.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, or (ii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b) None of the execution or delivery by the Company of this Agreement or any Ancillary Documents to which it is or will be a party, the performance by the Company of its obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Company Organizational Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Material Contract to which any Group Company is a party or (B) any material Permits, (iii) violate, or constitute a breach under, any material Order or applicable Law to which any Group Company or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.

4.6 Financial Statements.

(a) True and correct copies of the Management Accounts have been made available to SPAC. As used herein, the term “Management Accounts” means the unaudited quarterly management accounts of the Company for the period beginning on December 31, 2025 and ending on March 31, 2026, comprising at least a profit and loss account and balance sheet (and, where available, cash flow statement), together with any related schedules and management reports customarily provided to the Company Board.

(b) The Management Accounts were prepared from the books and records of the Company as of the times and for the periods referred to therein. The profit and loss accounts included in the Management Accounts fairly present in all material respects the results of operations of the Company for the periods presented; provided, however, that the Management Accounts are subject to normal year-end audit adjustments and as may be indicated in the notes thereto.

(c) The Required Company Financial Statements shall (i) be prepared from the books and records of the Company or the Group Companies as of the times and for the periods referred to therein, (ii) be prepared in accordance with GAAP, consistently applied throughout and among the periods involved, and (iii) fairly present in all material respects the financial position of the Company as of the respective dates thereof and the results of the operations and cash flows of the Company for the periods indicated.

(d) Each Group Company maintains books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that are in accordance with applicable Law and provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of such Group Company and to maintain accountability for such Group Company’s assets, (iii) access to such Group Company’s assets is permitted only in accordance with management’s authorization, and (iv) adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a timely basis. All of the financial books and records of the Group Companies are complete and accurate in all material respects and have been maintained in the ordinary course of business, consistent with past practice and in accordance with applicable Laws. No Group Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Group Company. Since the incorporation of the Company, no Group Company (or, to the knowledge of the Company, any of its Representatives acting on behalf of the Company) in each case, has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Group Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Group Company has engaged in questionable accounting or auditing practices.

(e) Except as set forth on Section 4.6(e) of the Company Disclosure Schedules, no Group Company is subject to any material Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those (i) that will be reflected or reserved on or provided for in the balance sheet contained in the Required Company Financial Statements, (ii) that are not material and were incurred after March 31, 2026 in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law), or (iii) arising under this Agreement or the other Ancillary Documents and/or the performance by the Group Companies of their respective obligations hereunder and thereunder.

4.7 Absence of Certain Changes. Except as set forth on Section 4.7 of the Company Disclosure Schedules or for actions expressly contemplated by this Agreement, each Group Company, since September 16, 2024, (a) has conducted its business only in the ordinary course of business consistent with past practice, (b) has not been subject to a Company Material Adverse Effect; and (c) has not taken any action or committed or agreed to take any action that would be prohibited by 7.1(b)(i), 7.1(b)(iv), 7.1(b)(ix), 7.1(b)(xii) or 7.1(b)(xv) if such action were taken during the Interim Period without the consent of SPAC.

4.8 Compliance with Laws. Except as set forth on Section 4.8 of the Company Disclosure Schedules and where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound, each Group Company is and, since the incorporation of the Company has been, in compliance with, and not in conflict, default or violation of, any applicable Laws, and no Group Company has received, since the incorporation of the Company, any written or, to the knowledge of the

Company, oral notice of any conflict or non-compliance with, or default or violation of, any applicable Laws by which it is or was bound, in each case, that would be material to the Group Companies, taken as a whole.

4.9 Regulatory Compliance.

(a) Section 4.9(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a complete and correct list of all material Regulatory Permits held by the Group Companies that are necessary for the Group Companies to conduct the Business as currently conducted. The Group Companies and the Company Products are, and since the incorporation of the Company have been, in compliance in all material respects with all Regulatory Permits, and to the knowledge of the Company, no event or circumstance has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of a Group Company to be in compliance in all material respects with the terms of any such Regulatory Permit. To the knowledge of the Company, (i) no Governmental Authority is considering limiting, suspending or revoking any Regulatory Permit and (ii) each third party that is a manufacturer, contractor, service provider or agent for the Group Companies is in compliance in all material respects with all Regulatory Permits required by applicable Healthcare Laws insofar as they reasonably pertain to the Company Products.

(b) Except as set forth in Section 4.9(b) on the Company Disclosure Schedules, the Group Companies are, and since the incorporation of the Company has been, in material compliance with all Healthcare Laws. As of the date of this Agreement, there is, and there has been, no material Proceeding against any Group Company related to compliance with Healthcare Laws, and to the knowledge of the Company, no such Proceedings are threatened in writing. To the Company’s knowledge, the Group Companies do not have any Liability for failure to comply with any Healthcare Laws.

(c) All Company Products are being developed, tested, investigated, manufactured, prepared, packaged, labeled, distributed and otherwise Exploited in compliance in all material respects with all applicable Healthcare Laws.

(d) All of the studies, tests, pre-clinical and clinical trials of any Company Product conducted by or on behalf of the Group Companies are being and have been conducted in all material respects in accordance with all applicable clinical trial protocols, informed consents and applicable Healthcare Laws, including requirements and Laws of the FDA, the EMA, the MHRA and any comparable Governmental Authority. The Company is not subject to any enforcement, regulatory or administrative proceedings regarding alleged non-compliance with any Healthcare Laws and, to the Company’s knowledge, no such material enforcement, regulatory or administrative proceeding has been threatened in writing.

(e) To the knowledge of the Company, as of the date of this Agreement and since the incorporation of the Company, no Group Company, nor any clinical trial site conducting a clinical trial sponsored by any Group Company, has undergone any Governmental Authority inspection or investigation related to any Company Product or any clinical trial sponsored by any Group Company. Except as disclosed in Section 4.9(e) of the Company Disclosure Schedules, neither the FDA, the EMA, the MHRA or any other Governmental Authority, nor any institutional review board or ethics committee, has sent any written notices or other written correspondence with respect to any proposed, ongoing or completed studies, tests, pre- clinical or clinical trials of any Company Product sponsored or conducted or being sponsored or conducted by or on behalf of any Group Company, placing a “clinical hold” or requiring the termination, suspension, investigation or material adverse modification of such studies, tests or trials and, to the knowledge of Company, there are no pending actions by any Governmental Authority under any Healthcare Laws against or affecting any Group Company or with respect to any Company Product.

(f) Since the incorporation of the Company, the Group Companies have not distributed any Company Products that were upon their shipment by any Group Company adulterated or misbranded in violation of 21 U.S.C. § 331 or any other Governmental Authority’s jurisdiction. No Company Products have been seized, withdrawn, recalled, detained or subject to a suspension (other than in the ordinary course of business) of research, manufacturing or distribution, and, to the knowledge of the Company, there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, or detention, or public health notification or safety alert relating to any Company Product or (ii) a termination or suspension of research, clinical investigation, manufacturing or distributing of any Company Product, in either case, except as would not have a Company Material Adverse Effect. As of the date of this Agreement, there are no Proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import detention or seizure of any Company Product or, to the Company’s knowledge, threatened in writing against the Group Companies, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(g) Neither the Group Companies nor any of its directors, managers, officers, nor to the knowledge of the Company, individual independent contractors, including clinical trial investigators, coordinators, or monitors (i) have been excluded or debarred from any federal or applicable foreign healthcare program (including Medicare or Medicaid) and/or any other healthcare program or reimbursement agreement or (ii) have received notice from the FDA, the EMA, the MHRA, any other Governmental Authority and/or any health insurance institution with respect to debarment, disqualification or restriction. None of the Group Companies nor any of their officers, directors or managers, nor to the knowledge of the Company, agents or contractors, have been convicted of any crime or engaged in any conduct for which (A) debarment is mandated or permitted by 21 U.S.C. § 335a or any analogous Law or (B) such Person could be excluded from participating in any federal or applicable foreign healthcare program under Section 1128 of the Social Security Act or any similar Law. No officer and, to the knowledge of the Company, no other employee or agent of any Group Company has (x) made any untrue statement of material fact or fraudulent statement to the FDA, the EMA, the MHRA or any other Governmental Authority; (y) failed to disclose a material fact required to be disclosed to the FDA, the EMA, the MHRA or any other Governmental Authority; or (z) committed an act, made a statement or failed to make a statement that would reasonably be expected to provide the basis for the FDA, the EMA, the MHRA or any other Governmental Authority to refuse to grant a Regulatory Permit for any Company Product.

(h) There have been no Proceedings or Orders since the incorporation of the Company, and no such Proceedings are pending or, to the Company’s knowledge, threatened in writing against any Group Company, related to compliance with Healthcare Laws, product liability for the Company Products or the Group Company’s services.

(i) Since the incorporation of the Company, no Group Company nor any of its respective officers, directors, managers, nor to the knowledge of the Company agents or contractors has made an untrue statement of material fact or fraudulent statement to any Governmental Authority with respect to any Company Product, or failed to disclose a material fact required under applicable Healthcare Laws to be disclosed to any Governmental Authority with respect to any Company Product, or committed any other act, made any statement or failed to make any statement that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy or any other Governmental Authority to invoke any equivalent policy. No Group Company is the subject of any pending or, to the knowledge of Company, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy or by any other Governmental Authority pursuant to equivalent laws.

4.10 Litigation. Except as described on Section 4.10 of the Company Disclosure Schedules, as of the date of this Agreement, there is no (a) Action of any nature currently pending or, to the knowledge of the Company, threatened (and no such Action has been brought or, to the Company’s knowledge, threatened ), or (b) Order now pending or outstanding or that was rendered by a Governmental Authority, in either case as described in clauses (a) or (b) by or against any Group Company, its current or, to the knowledge of the Company, former directors, officers or equity holders in their capacity as such, its business, equity securities or assets, in each case, except as would not reasonably be expected to have a Material Adverse Effect on the Group Companies. The items listed on Section 4.10 of the Company Disclosure Schedules, if finally determined adverse to the Group Companies, will not be material to the Group Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. None of the current or, to the knowledge of the Company, former officers, senior management or directors of any Group Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud as it relates to the business of any Group Company, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, or the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

4.11 Material Contracts.

(a) Section 4.11(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of, and the Company has made available to SPAC, true, correct and complete copies of, each Contract to which (x) any Group Company is a party or by which any Group Company is bound or (y) any Affiliate of a Group Company is a party and that is related to the Business, in each case, as of the date hereof (each Contract required to be set forth on Section 4.11(a) of the Company Disclosure Schedules, a “Material Contract”) that is:

(i) any Contract relating to Indebtedness for borrowed money of any Group Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of any Group Company;

(ii) any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $1,000,000;

(iii) any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company;

(iv) any joint venture, profit-sharing, partnership, collaboration, co-promotion, consortium, commercialization or research or development Contract, or other similar Contract, or other Contract with respect to material Company Intellectual Property or related to the Product (other than Off-the-Shelf Software and non-exclusive licenses incidental to the provision or receipt of services in the ordinary course of business);

(v) (A) any In-bound License, including the Roche License Agreement, and (B) any Out-bound License;

(vi) any Contract under which a third party would be entitled to receive a license or have any other rights in Intellectual Property used in or related to the Product at or after the Closing (other than non-exclusive licenses incidental to the provision or receipt of services in the ordinary course of business);

(vii) any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit the operations of SPAC or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation,” “best pricing” or similar provisions, obligations or restrictions, including any Contract under which the Company is required to deal exclusively with, or grant exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor or other Person, (C) includes any minimum purchase condition or like requirement, or (D) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer, in each case, in any material respect or that would so limit or purports to limit SPAC or any of its Affiliates after the Closing;

(viii) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of $1,000,000 annually;

(ix) any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company;

(x) any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(xi) any Contract with any Person (A) pursuant to which any Group Company (or SPAC or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or Company Owned IP (other than non-exclusive licenses incidental to the provision or receipt of services in the ordinary course of business);

(xii) any Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other service provider of a Group Company, or (B) providing for any Change of Control Payment of the type described in clause (a) of the definition thereof;

(xiii) any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xiv) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Authority or (C) that imposes any material, non-monetary obligations on any Group Company (or SPAC or any of its Affiliates after the Closing);

(xv) any Contract that (A) is incapable of termination by the Company in accordance with its terms on 12 months’ notice or less or (B) is of a long-term nature (such that it is unlikely to have been fully performed, in accordance with its terms, more than 12 months after the date on which it was entered into); and

(xvi) any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $1,000,000 or (B) aggregate payments to or from any Group Company in excess of $1,000,000 and, in each case, that is not terminable by the applicable Group Company without penalty upon less than 30 days’ prior written notice.

(b) As of the date hereof, (i) each Material Contract is valid and binding on the Company or applicable Affiliate and, to the knowledge of the Company, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against the Company or such Affiliate and, to the Company’s knowledge, the counterparties thereto; (ii) none of the Company or applicable Affiliate or, to the knowledge of the Company, the counterparties thereto are in material breach of, or default under, any Material Contract; and (iii) no event has occurred that (with or without due notice or lapse of time or both) would result in a material breach of, or default under, any Material Contract by the Company or applicable Affiliate or, to the Company’s knowledge, the counterparties thereto. The Company has made available to SPAC true and complete copies of all Material Contracts in effect as of the date hereof.

(c) Without limiting the foregoing, as of the date of this Agreement: (i) the Roche License Agreement is in full force and effect; (ii) the Company is not in material breach of, or material default under, the Roche

License Agreement, and, to the knowledge of the Company, no event has occurred that (with or without due notice or lapse of time or both) would constitute a material breach or default thereunder by the Company or give Roche the right to terminate, cancel, modify, suspend or accelerate any material right or obligation under the Roche License Agreement; and (iii) except for any Required Third Party Consent to be obtained pursuant to Section 7.4 in connection with the Transactions, no consent, approval or notification is required to be obtained from or provided to Roche in connection with this Agreement, the Ancillary Documents or the consummation of the Transactions.

4.12 Intellectual Property.

(a) Section 4.12(a)(i) of the Company Disclosure Schedules sets forth, as of the date hereof, a complete and accurate list and details of all registered and applied-for Intellectual Property owned or purported to be owned by a Group Company (“Company Registered IP”). Except as set forth on Section 4.12(a)(ii) of the Company Disclosure Schedules, the Group Companies exclusively own all Company Registered IP and all other Company Owned IP, free and clear of all Liens (other than Permitted Liens). All Company Registered IP is subsisting and, to the knowledge of the Company, all Company Registered IP (excluding applications for registration) are valid and enforceable. Except as set forth on Section 4.12(a)(iii) of the Company Disclosure Schedules, to the knowledge of the Company, no loss or expiration of any Company Registered IP or any other Company Owned IP is threatened or pending, except for any such Intellectual Property expiring at the end of its statutory term, and not as a result of any act or omission by any Group Company.

(b) The Group Companies either own, or have valid licenses or rights to use, all Intellectual Property required to carry on the Business as currently conducted and no Shareholder (including the Key Shareholder) or Affiliate of any Group Company owns, controls or otherwise possesses any Intellectual Property that is necessary for the Business as currently conducted; provided, that, the foregoing shall not be interpreted as a representation or warranty regarding the Infringement of Intellectual Property of a third party.

(c) The Company Owned IP, together with the Material Inbound Licenses, constitute all Intellectual Property necessary to operate the Business as currently conducted; provided, that, the foregoing shall not be interpreted as a representation and warranty regarding the Infringement of Intellectual Property of a third party. Each Group Company (i) has performed in all respects obligations imposed on it in the Company IP Licenses, (ii) has made all payments required to be paid by it under the applicable Company IP Licenses to date, and (iii) such Group Company is not in material breach or material default of any applicable Company IP License. None of the Group Companies has granted any exclusive license of Company Owned IP to any Person and the Company has not received written notice of any disputes under any Material Inbound License in the past two years. For the avoidance of doubt, the Material Inbound Licenses include the Roche License Agreement and all rights granted to the Company thereunder, and no Affiliate of any Group Company holds any concurrent or shared interest in the Roche License Agreement that would diminish or qualify the Group Companies’ (or SPAC’s after the Closing) rights thereunder.

(d) Except as set forth on Section 4.12(d) of the Company Disclosure Schedules, as at the date of this Agreement, no Action is pending or, to the Company’s knowledge, threatened in writing against a Group Company, that challenges the validity, enforceability or ownership of, or the Group Companies’ right to use, sell, exploit, license or sublicense, any Company Owned IP. During the past two years prior to the date of this Agreement, no Group Company has received any written, or to the knowledge of the Company, oral, notice or claim: (i) asserting that the Business activities of any Group Company have Infringed or are Infringing the Intellectual Property of any other Person; or (ii) claiming or demanding a right to be indemnified, defended, held harmless, or reimbursed by any Group Company with respect to any Infringement claim or Action. To the knowledge of the Company, no Company Product is currently Infringing, or has, in the past two years, Infringed any valid Intellectual Property of any other Person. There are no subsisting Orders to which any Group Company is a party that (A) restrict the rights of a Group Company to use, transfer, license or enforce any Company Owned IP in any material respect, (B) restrict the conduct of the Business of a Group Company in any material respect to accommodate a third party’s Intellectual Property, or (C) grant any third party any ownership or exclusive rights with respect to any Company Owned IP. To the Company’s knowledge, no third party is Infringing any Company Owned IP. During the past two years, no Group Company has notified any third party or otherwise alleged, in writing, that a third party is Infringing any Company Owned IP.

(e) All current and former founders, employees, consultants, independent contractors and services providers (including those engaged via a third party such as an employer of record) who created any material Intellectual Property in the course of their work or services for any Group Company (each, a “Contributor”) have executed a valid written agreement that assigned to a Group Company the Contributor’s right, title and interest in such Intellectual Property, and all such Intellectual Property constitutes Company Owned IP. To the knowledge of the Company, no Contributors have claimed any ownership interest in any Company Owned IP since the incorporation of the Company.

(f) Each Group Company has taken commercially reasonable steps designed to protect and maintain the secrecy and confidentiality of all material Trade Secrets included in the Company Owned IP or owned by any third party and for which a Group Company has a written confidentiality obligation. To the knowledge of the Company, such Trade Secrets have not been subject to unauthorized access by a third party.

(g) No funding, facilities or personnel of any Governmental Authority, university or research center were used, directly or indirectly, to develop, create or reduce to practice any Company Owned IP and no Governmental Authority, university, college or other educational institution, multi-national, bi-national or international organization, or research center has any ownership interest in or exclusive license to, or has the right to obtain any ownership interest in or exclusive license to (including no assignment, grant-back, license, march-in or other rights to), any Company Owned IP.

(h) The consummation of the Transactions will not, under any of the terms, conditions, or provisions of any Material Contract, (i) result in the creation of any Lien (other than a Permitted Lien) upon or, to the knowledge of the Company, give rise to any obligation on a Group Company to obtain any third party Consent or provide any notice to any Person with respect to any Company Owned IP or any other Intellectual Property used in and material to the Business by the Group Companies as currently conducted or (ii) trigger the release of, or create any obligation to release, source code for any Company Software.

(i) To the knowledge of the Company (i) no Group Company is in breach of any terms or conditions of any relevant licenses of Open Source Materials incorporated into any Company Products; and (ii) no Group Company has received any written claim from a third party, or has knowledge of any claim by a third party, that any Company Products incorporates, is integrated with, or, links to any Open Source Materials in such a manner that requires the Group Company to distribute any proprietary source code for such Company Product under the terms of a license to such Open Source Materials and, to the knowledge of the Company, there would be no reasonable basis for such a claim to be made by a third party.

(j) No source code for any material Company Software has been (or is required to be) delivered, licensed or made available to any escrow agent or other Person who is not an employee, contractor, consultant, agent or sub-contractor performing services solely for the benefit of a Group Company, and who is not subject to enforceable confidentiality obligations, in each case of the foregoing, by a Group Company.

(k) No Group Company has used, researched, developed or produced since the incorporation of the Company, nor is currently using, researching, developing or producing artificial intelligence (a) as a component of or in the development, deployment or provision of any of the Group Companies’ products or services, (b) for decisions concerning the profiling of a person, or (c) for any of the following purposes: (i) the identification or tracking of objects, people or events, (ii) advanced robotics; (iii) cyber security, or (iv) any other high risk purposes.

(l) No Affiliate of the Company (other than a Group Company) holds any right, title or interest in or to any Intellectual Property, Regulatory Approval or IND Application that is necessary for the Exploitation of the Product or the operation of the Business, other than as set forth on Section 4.12(l) of the Company Disclosure Schedules.

(m) Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in this Section 4.12 are the only representations and warranties being made by the Company in this Agreement relating to the Infringement of Intellectual Property.

4.13 IT Systems.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, the IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the Business as currently conducted. None of the Group Companies has experienced, since the incorporation of the Company, any material disruption to, or material interruption in, the conduct of business attributable to a defect, bug, breakdown or other failure or deficiency of the IT Systems. Taken as a whole, the Group Companies have implemented and maintained measures to provide for the back-up and recovery of all data and information necessary to the conduct of the Business.

(b) To the Company’s knowledge and except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, none of the Company Software or IT Systems contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other malicious Software or device designed or intended to have any of the following functions: (i) disrupting, disabling, harming or otherwise materially impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such Software or device is stored or installed or (ii) damaging or destroying any data or file without the user’s consent.

(c) The Group Companies have taken commercially reasonable steps to maintain business continuity and disaster recovery plans that are designed to ensure that the IT Systems can be replaced, restored or substituted without material disruption to the operations of the Group Companies’ business as currently conducted.

4.14 Tax Matters. Except as set forth on Section 4.14 of the Company Disclosure Schedules:

(a) Each Group Company has or will have timely filed, or caused to be timely filed, income and all other material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects. Each Group Company has timely paid, or caused to be paid, all material Taxes required to be paid, other than such Taxes for which adequate reserves have been established in accordance with applicable accounting standards.

(b) Each Group Company has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of all material amounts of Taxes and all material amounts of Taxes required by applicable Tax Laws to be withheld by a Group Company have been withheld and timely paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or from any employee, officer, independent contractor, shareholder, creditor, or other third party.

(c) There are no material claims, assessments, enquiries, audits, examinations, investigations or other material actions pending or in progress against any Group Company of which any Group Company or the Shareholders has been notified, in respect of any material Tax, and no Group Company has been notified in writing of any material proposed Tax claims, enquiries or assessments against any Group Company. No Group Company has paid any material penalty, fine, surcharge or interest charged by virtue of any applicable Tax Laws.

(d) There are no material Liens with respect to any Taxes upon any Group Company’s assets, other than Permitted Liens. No Group Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes other than resulting from extensions of time to file Tax Returns obtained in the ordinary course of business. There are no outstanding requests by any Group Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due in any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. No written claim has been made by any Governmental Authority which remains outstanding where a Group Company does not file a Tax Return that it is or may be subject to taxation in that jurisdiction with respect to Taxes that would be the subject of such Tax Return.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), written rulings, clearances or similar agreements have been entered into with or issued by any Governmental Authority with respect to a Group Company which agreement, clearance or ruling would be effective after the Closing and could reasonably be expected to have a material effect on the Tax treatment of any Group Company after the Closing.

(f) No Group Company has, or has ever had, a permanent establishment, branch or representative office in any country other than the country of its incorporation or organization. No Group Company conducts or has ever conducted a “United States trade or business” for United States federal income tax purposes.

(g) No Group Company has been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than one where Group Companies are the only members. No Group Company has any material Liability for the Taxes of another Person (other than another Group Company) (i) under Treasury Regulation Section 1.1502-6 or any analogous or similar provision of state, local or non-U.S. Law or (ii) as a transferee or successor or by contract (other than those entered into in the ordinary course of business the principal purpose of which is not Tax), and no Group Company is a party to or bound by any other Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement with respect to Taxes (including closing agreement or other similar agreement relating to Taxes with any Governmental Authority).

(h) Each Group Company is, where it ought to have been so registered, a duly registered taxable person (on a standalone basis and not as a member of a VAT group) for the purposes of value added tax (or other equivalent sales or similar Tax in any jurisdiction). Section 4.14 of the Company Disclosure Schedules contains details of the basis on which the supplies of each Group Company are classified for the purposes of value added tax (or other equivalent sales or similar Tax in any jurisdiction). No Group Company is, or has been, wholly or partly exempt for VAT purposes.

(i) All documents to which a Group Company is a party and which are required to: (i) establish the title of any Group Company to any material asset; or (ii) enforce any rights of any Group Company, and in respect of which any stamp duty, registration, transfer or other similar tax is payable (whether as a condition to the validity, registrability or otherwise), have been duly stamped or such stamp, registration, transfer or similar tax has been paid in respect of such documents.

(j) No Group Company has been a party to, since the incorporation of the Company, any transaction that was intended to qualify under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code).

(k) As of the date hereof, no Group Company is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code.

(l) No Group Company has been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law. No Group Company has been a party to any scheme, transaction or arrangement within the scope of Directive 2011/16/EU (as amended by Directive (EU) 2018/822) (“DAC6”) or the OECD Mandatory Disclosure Rules (“MDR”) that has been, or is required to be, disclosed under any Law implementing DAC6 or MDR.

(m) No Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or other open transaction disposition made on or prior to the Closing, (ii) the use of an improper method of accounting for any taxable period (or portion thereof) ending on or prior to the Closing, (iii) any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or foreign Tax law) executed prior to the Closing or (iv) any prepaid amount or deferred revenue received or accrued (other than in the ordinary course of business consistent with past practice) on or prior to the Closing.

(n) Neither the allotment nor the issuance of any Company Series A Shares has resulted in, nor will the signing of this Agreement or the Share Acquisition result in, any income, profit or gain accruing or being deemed to accrue to any Group Company for Tax purposes, including for the purposes of section 179 of the U.K. Taxation Chargeable Gains Act 1992 or section 780 of the U.K. Corporation Tax Act 2009. No liability to Tax has arisen or will arise to any Group Company as a result of or in connection with the Pre-Closing Reorganization.

(o) No individual who is, or has previously been, engaged by any Group Company as a consultant, contractor, or freelancer (or who otherwise provides or has provided services to a Group Company), whether directly or through a personal services company or other intermediary, or who provides or has previously provided services to a Group Company through an employment agency or business: (i) has been or should have been engaged or treated (including for Tax purposes) as an employee or worker of a Group Company and no such individual nor any Tax Authority has brought or intimated any claim or action against a Group Company on this basis and nor is any such claim pending, anticipated, or threatened; or (ii) has been engaged in circumstances falling within Chapter 8 or Chapter 10, Part 2 of ITEPA (or any analogous or similar provision of non-U.K. Law) such that a Group Company has been, may be, or could become liable to account for income tax or to collect or account for any National Insurance contributions (or other payroll or social security Taxes) in respect of such individual.

(p) No person has acquired a right to acquire shares or securities, or has acquired any shares or securities, which in either case may give rise to a liability in respect of income tax or U.K. National Insurance contributions (or other payroll or social security Taxes) on a Group Company upon the exercise or disposal of that right or upon the acquisition or disposal of those shares or securities.

(q) No Group Company has ever made any claim for relief for expenditure on research and development under any tax credit, payment, grant or other regime in any jurisdiction, including pursuant to the provisions of Part 13 of the U.K. Corporation Tax Act 2009.

(r) No payments or loans have been made to, no assets have been made available or transferred to, and no assets have been earmarked for the benefit of, any employee or former employee (or any person connected with such employee or former employee) of any Group Company by any employee benefit trust or other third party, falling within the provisions of Part 7A of ITEPA (or any similar law in any other jurisdiction), and there is no trust or arrangement in existence that is capable of conferring any such benefit. All transactions or arrangements made or entered into by any Group Company have been made on arm’s length terms. No Group Company is or has been involved in any correspondence, enquiry or dispute or received any notice in any jurisdiction concerning the adjustment of profits of associated enterprises for Tax purposes.

(s) No Group Company is, or has been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of

Section 897(c)(2) of the Code. No Group Company has made an election under Section 897(i) of the Code. No Group Company holds any United States real property interests within the meaning of Section 897(c) of the Code.

(t) Neither the Group Companies nor the Shareholders has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the consummation of the Domestication, Sponsor Share Conversion, or the Share Acquisition from qualifying for the Intended Tax Treatment. To the knowledge of Group Companies and the Shareholders, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by SPAC or any of its respective Affiliates, in each case not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the Domestication, the Sponsor Share Conversion, or the Share Acquisition from qualifying for the Intended Tax Treatment.

4.15 Real PropertySection 4.15 of the Company Disclosure Schedules contains a complete and accurate list of all premises currently leased or subleased by a Group Company for the operation of the business of a Group Company (the “Properties”), and of all current leases, lease guarantees, agreements and material documents related thereto as of the date of this Agreement, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to SPAC a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable against the Group Company party thereto and, to the knowledge of the Company, each other party thereto, in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Group Company or any other party under any of the Company Real Property Leases, and no Group Company has received written notice of any such condition. No Group Company owns or has ever owned any real property or any interest in real property (other than leasehold interests in the Company Real Property Leases). Each Group Company has actual and exclusive occupation, and is entitled to such exclusive possession of each Property under the Company Real Property Leases free from any restriction or covenant which materially adversely affects the use of the Properties.

4.16 Personal Property. Except as set forth in Section 4.16 of the Company Disclosure Schedules, all items of Personal Property with a book value or fair market value of greater than $1,000,000 are in good operating condition and repair in all material respects (reasonable wear and tear excepted consistent with the age of such items), and are suitable in all material respects for their intended use in the Business. The operation of each Group Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than a Group Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a Group Company.

4.17 Title to and Sufficiency of Assets.

(a) Each Group Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets that are material to the Business, free and clear of all Liens other than (i) Permitted Liens and (ii) Liens set forth on Section 4.17 of the Company Disclosure Schedules.

(b) The assets (including contractual rights and Intellectual Property) of the Group Companies, constitute all of the material assets, rights and properties that are used or held for use in, or are otherwise necessary for, the Exploitation of the Product and the operation of the Business as currently conducted and as contemplated to be conducted. The assets of the Group Companies are adequate and sufficient in all material respects for the Exploitation of the Product and the operation of the Business as currently conducted and as contemplated to be conducted. The Group Companies own, or have valid and exclusive licenses or other rights to use, all assets, rights and properties (including all Intellectual Property, Regulatory Approvals, clinical data and clinical trial agreements) that are necessary to Exploit the Product and to operate the Business as currently conducted and as contemplated to be conducted, in each case free and clear of all Liens other than Permitted Liens. The foregoing shall not be interpreted as a representation or warranty regarding the Infringement of Intellectual Property of a third party.

(c) No material asset, right or property that is used in or necessary for the Exploitation of the Product or the operation of the Business (including any right, title or interest in or to any (i) Intellectual Property relating to the Product (other than any Licensed Intellectual Property), (ii) Regulatory Approvals, IND Applications, or marketing authorization applications relating to the Product, (iii) clinical data, study reports, regulatory correspondence or pharmacovigilance data relating to the Product, (iv) clinical trial agreements, CRO agreements or manufacturing or supply agreements relating to the Product, or (v) rights under the Roche License Agreement, but excluding, for clarity, any Intellectual Property in-licensed under the Roche License Agreement) are held by, or registered or recorded in the name of, any Person other than a Group Company, including the Key Shareholder or any Affiliate thereof.

4.18 Employee Matters.

(a) The Company has no, and has never had any, Employees.

(b) Each EOR Employee is engaged exclusively in the Business. No other Person other than the EOR Employees are (or have been) engaged to provide services to the Business in the six months preceding the date of this Agreement (other than the employees who are subject to Section 7.1(b)(ix) of the Company Disclosure Schedules).

(c) Each employer of record or professional employer organization who provides the services of the EOR Employees, has to the Company’s knowledge, at all times during such engagement possessed all licenses, registrations, approvals and/or authorizations required under applicable Laws in order to employ and make available to the Company each EOR Employee.

(d) No Group Company is a party to, or bound by, any labor agreement, collective bargaining agreement or other labor-related Contract, agreement or arrangement with any labor union, labor organization, staff association, works council, group of employees or other representative of any of the Employees, Consultants or EOR Employees of any Group Company, nor to the Knowledge of the Group Company have any of the Employees engaged in union organizing activity.

(e) Section 4.18(e) of the Company Disclosure Schedules sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or threatened between any Group Company and Employees, EOR Employees, Consultants or any Person providing services to a Group Company.

(f) No current officer or director of a Group Company has provided any Group Company written notice of his or her plan to terminate his or her employment with or engagement by any Group Company.

(g) Except as set forth in Section 4.18(g) of the Company Disclosure Schedules, each Group Company (i) is and has been in material compliance in all respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written notice that there is any pending Action involving unfair labor practices against a Group Company, (ii) is not delinquent in payments to any current or former Employees, EOR Employees, Consultants or individual independent contractors for any services or amounts required to be reimbursed or otherwise paid, except for any arrearages occurring in the ordinary course of business, (iii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iv) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees, EOR Employees, independent contractors or Consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no material Actions pending or, to the Knowledge of the Company, threatened against a Group Company brought by or on behalf of any applicant for employment, any current or former Employee, EOR Employee or Consultant, any Person alleging to be a current or former Employee, EOR Employee or Consultant, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment or consultancy relationship.

(h) To the Company’s knowledge, there have been no allegations, complaints, investigations or settlement agreements relating to sexual harassment or misconduct brought by, against, or relating to, any current or former officer, Employee, EOR Employee, worker, shareholder, agent, volunteer, director, Consultant or independent contractor of any Group Company.

(i) Each Consultant who is currently providing services to any Group Company, or who previously provided services to any Group Company, as an independent contractor or consultant (either in their individual capacity or via a third-party intermediary) is or was properly classified and properly treated as an independent contractor or consultant by such Group Company for all purposes. Each Consultant who is currently providing services to any Group Company through a third party service provider, or who previously provided services to any Group Company through a third party service provider, is not or was not an employee or worker of any Group Company. No Group Company has a single employer, joint employer, alter ego or similar relationship with any other company.

(j) Section 4.18(j) of the Company Disclosure Schedules contains a list of all service providers currently engaged in connection with the Business (including without limitation, all Employees, EOR Employees and Consultants), along with their position, the entity engaging such service provider, date of employment and/or engagement, notice period to terminate the employment and/or engagement and rate of remuneration. Each such service provider is a party to a written contract and has entered into customary covenants regarding confidentiality and assignment of intellectual property in such service provider’s Contract. For the purposes of applicable Law, all Consultants and independent contractors who are currently, or since the incorporation of the Company have been, engaged in connection with the Business are bona fide self-employed independent contractors and not employees of any Group Company. Each Consultant’s and independent contractor’s engagement is terminable without any obligation to pay severance or a termination fee.

(k) The Company has never been party to a Relevant Transfer and the Transactions contemplated by this Agreement shall not result in a Relevant Transfer for any purpose.

(l) As of immediately prior to the Closing Date, no Company Service Provider holds any outstanding rights of any kind to receive any Equity Security pursuant to the Oak Hill Bio Ltd Omnibus Share Option Plan or otherwise in respect of the Key Shareholder or any of its Affiliates.

4.19 Benefit Plans.

(a) Section 4.19(a) of the Company Disclosure Schedules sets forth a true, accurate and complete list of each Benefit Plan and separately identifies (i) each that is a Company Benefit Plan and the national jurisdiction where the Benefit Plan is maintained. Except as set forth on Section 4.19(a) of the Company Disclosure

Schedules, no Group Company maintains or contributes to (or has an obligation to contribute to) or has or could have any liability to a defined benefit pension plan or any arrangement that provides welfare benefits beyond a termination of service other than as required by Section 4980B of the Code or similar Law. No Company Benefit Plan is a defined benefit pension plan.

(b) With respect to each Benefit Plan, the Company has made available to SPAC accurate and complete copies of the current plan documents and, as applicable, the instruments establishing any funding vehicle and three most recent financial statements thereof, the three most recently prepared actuarial reports and all material communications in the past three years with any Governmental Authority concerning any matter that is still pending or for which a Group Company could have any Liability.

(c) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing in all material respects with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty that would result in material Liability to any Group Company has occurred; (iii) no Action that would result in a material Liability to the Group Companies is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have been timely made. No Group Company has incurred any material obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d) Neither the execution, delivery or performance of this Agreement, nor the consummation of the Transactions will, individually or in combination with the occurrence of any other event (whether contingent or otherwise), (i) result in any payment or benefit (including severance, change of control payment, golden parachute, bonus, or otherwise) becoming due or payable, or required to be provided, to any current or former Employee, EOR Employee, worker, Consultant, independent contractor, advisor, or other individual service provider of any Group Company, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former Employee, EOR Employee, worker, Consultant, independent contractor, advisor, or other individual service provider of any Group Company, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) increase the amount of compensation due to any current or former Employee, EOR Employee, worker, Consultant, independent contractor, advisor, or other individual service provider of any Group Company; (v) terminate the employment or engagement or cause the employment or engagement of any current Employee, EOR Employee, worker, Consultant, independent contractor, advisor, or other individual service provider of any Group Company to be terminated; (vi) permit any current Employee, EOR Employee, worker, Consultant, independent contractor, advisor, or other individual service provider of any Group Company to treat themselves as dismissed or otherwise released from any obligation to any Group Company; (vii) result in the forgiveness in whole or in part of any outstanding loans made by any Group Company; or (viii) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(e) Since incorporation, no Group Company has ever contributed towards, nor participated in, any pension scheme, and has no liability in respect of any pension scheme or for any failure to comply with any applicable law in respect of pension obligations.

4.20 Environmental Matters. Except as set forth in Section 4.20 of the Company Disclosure Schedules:

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, each Group Company is in compliance with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all material Permits required for its business and operations by Environmental Laws, and no Action is pending or, to the knowledge of the Company, threatened to revoke, modify in any material respect, or terminate any such Permit.

(b) To the knowledge of the Company, there is no investigation by any Governmental Authority of the business, operations, or currently owned, operated, or leased property of a Group Company pending or threatened in writing that could reasonably be expected to result in a Group Company incurring material Liabilities arising under or relating to any Environmental Laws or Hazardous Materials, including any obligation to investigate, remediate or monitor any contamination of any kind.

4.21 Transactions with Related Persons. Except as set forth on Section 4.21 of the Company Disclosure Schedules, no Shareholder nor any officer or director of a Group Company or any of their respective Affiliates, nor any immediate family member of any of the foregoing (each of the foregoing, a “Related Person”) is presently, or since the incorporation of the Company, has been, a party to any transaction with a Group Company (in each case, other than pursuant to a Company Benefit Plan or any Contract with respect to such Person’s status as a holder of equity of any Group Company), including any Contract (a) providing for the furnishing of services by (other than as officers, directors or employees of the Group Company), (b) providing for the rental of real property or Personal Property from, or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Group Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has a position as an officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect ownership interest (other than the ownership of securities representing no more than two percent of the outstanding voting power or economic interest of a publicly traded company), in each case, other than any Ancillary Document. Except as set forth on Section 4.21 of the Company Disclosure Schedules, or as contemplated by or provided for in any Ancillary Document, no Group Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Group Company. Except as set forth on Section 4.21 of the Company Disclosure Schedules, or as contemplated by or provided for in any Ancillary Document, the assets of the Group Companies do not include any material receivable or other material obligation from a Related Person, and the Liabilities of the Group Companies do not include any material payable or other material obligation or commitment to any Related Person.

4.22 Insurance. Section 4.22 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to SPAC. As of the date of this Agreement, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

4.23 Data Protection and Cybersecurity.

(a) For the purposes of this Section 4.23, the terms “controller,” “data subject,” “personal data,” “personal data breach,” “processor,” “processing” (and its cognates), and “special categories of personal data” shall have the meaning given to them in the UK GDPR.

(b) Each Group Company has since the incorporation of the Company and currently complies in all material respects with all Data Protection Laws. As required to comply in all material respects with Data Protection Laws, each Group Company has (i) implemented and maintains appropriate policies, notices, logs, and procedures in relation to the processing and transfer of personal data and carried out regular staff training, testing, audits or other mechanisms designed to ensure and monitor compliance with such policies and procedures to demonstrate compliance, (ii) maintained and keeps up-to-date records of all its personal data processing activities, (iii) issued materially compliant processing notices to the relevant data subjects, (iv) obtained all appropriate consents, approvals and/or authorizations to process and transfer such personal data, including in relation to the placement of cookies or similar technologies on the devices of users of each Group Company’s website.

(c) Each Group Company has implemented and maintains reasonable and appropriate technical and organizational measures designed to protect personal data (including with respect to its accuracy, availability, confidentiality, and integrity) and other data relating to the Business against personal data breaches and cybersecurity incidents.

(d) Since the incorporation of the Company, to the Company’s Knowledge, no Group Company has (i) suffered, or has discovered, any personal data breach, security breach, or intrusion into any IT System, (ii) been subject to any actual, pending, or threatened investigations, written notices, or written requests from any Governmental Authority in relation to their data processing or cybersecurity activities, and (iii) received in writing any actual, pending, or threatened claims from individuals alleging any breach of, or exercising their rights under, Data Protection Laws, except where such a claim would not be reasonably likely to be material to the Group Companies, taken as a whole.

(e) In respect of all Personal Information processed by or on behalf of any Group Company, the Company: (i) has made all necessary registrations in accordance with Data Protection Laws; (ii) has complied, and at all relevant times complies, with the Data Protection Laws in all material respects including by (A) making available, or ensuring that a third party has made available, to subjects whose Personal Information the Company processes all privacy notices and other transparency information required for the Company to process that Personal Information, (B) having sufficient rights, and valid and documented lawful bases, where and as required by applicable Data Protection Laws, required for the Company to process Personal Information, (C) having, and keeping evidence of, all consents from subjects required, or relied upon, for the Company to process Personal Information, and (D) having carried out and maintained records of data protection impact assessments required by Data Protection Laws; (iii) complies, and has at all relevant times complied, with its obligations under the Roche License Agreement and the Data Sharing Agreement attached thereto with respect to processing of Personal Information; and (iv) has complied in accordance with Data Protection Laws with all requests from subjects to exercise their rights, and no such requests relating to Personal Information have been received in connection with the Roche License Agreement.

(f) In respect of Shared Data (as defined in the Data Sharing Agreement attached to the Roche License Agreement), the Company has ensured that: (i) all subjects whose Personal Information is comprised therein have been provided with all privacy notices and other transparency information required for the Company to receive such Shared Data and further process such Shared Data in the conduct of the Business; (ii) the Company has established and documented a valid lawful basis (as and where required by applicable Data Protection Laws) for the Company to receive such Shared Data and further process such Shared Data in the conduct of the Business; and (iii) it has, or has valid and enforceable rights under the Roche License Agreement to obtain from Roche, all consents (including documented evidence thereof) from subjects required, or relied upon, for the Company to receive such Shared Data and further process such Shared Data in the conduct of the Business.

4.24 Certain Business Practices.

(a) In the past five years, no Group Company, nor any of their respective directors or employees (or, to the Company’s knowledge, any other Representative) acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made or offered to make any unlawful payment or provided or offered to provide anything of value to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or any other applicable local or foreign anti-corruption or bribery Law, or (iii) made any other unlawful payment. In the past five years, no Group Company, nor any of their respective directors or employees (or, to the Company’s knowledge, any other Representative) acting on their behalf has directly or knowingly indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Group Company or assist any Group Company in connection with any actual or proposed transaction. No Action involving a Group Company with respect to any of the foregoing is pending or, to the knowledge of the Company, threatened.

(b) Except as set forth on Section 4.24(b) of the Company Disclosure Schedules, the operations of each Group Company are and have been conducted at all times and in all material respects in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority that have jurisdiction over the Group Companies, and no Action involving a Group Company with respect to any of the foregoing is pending or, to the knowledge of the Company, threatened.

(c) No Group Company or any of their respective directors, officers, employees, or, to the knowledge of the Company, any other Representative acting on behalf of a Group Company is currently a Sanctioned Party. No Group Company has, since April 24, 2019, directly or indirectly engaged in any dealings with Sanctioned Parties or otherwise in violation of Sanctions, nor has any Group Company directly or, knowingly, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Company Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Sanctioned Country or for any Sanctioned Party in violation of Sanctions. No Action involving a Group Company with respect to any of the Sanctions or export control Laws is pending or, to the knowledge of the Company, threatened.

4.25 OISP.

(a) The Company either is (i) not a “person of a country of concern”; or (ii) not engaged in any “covered activity,” as these terms are defined in 31 C.F.R. Part 850, as implemented or revised from time to time (the “Outbound Investment Security Program”).

(b) The Company has no intention of becoming a “person of a country of concern” that engages in any “covered activity.”

(c) The Company is not, and does not intend to become, a person that directly or indirectly holds a board seat or a voting or equity interest in, or any contractual power to direct or cause the direction of the management or policies of, any “covered foreign person” as defined in the Outbound Investment Security Program.

4.26 CFIUS. The Company does not (a) produce, design, test, manufacture, fabricate, or develop one or more “critical technologies” within the meaning of Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) own, operate, maintain, manufacture, supply or service “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) maintain or collect, directly or indirectly, “sensitive personal data” of U.S. citizens within the meaning of the DPA.

4.27 Transactions with Affiliates. Section 4.27 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company or the Key Shareholder, on the one hand, and (b) any officer, director, employee, service provider, partner, member, manager, direct or indirect equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies entered into in the ordinary course of business, (ii) Contracts with respect to a Company Shareholder’s status as a holder of Equity Securities of the Company and (iii) Contracts entered into after the date of this Agreement that are permitted pursuant to Section 7.1. No Company Related Party (A) owns any interest in any material asset used in any Group

Company’s business, or (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, vendor, partner, customer, lessor or other material business relation of any Group Company, (C) is a supplier, vendor, (D) owes any material amount to, or is owed any material amount by, any Group Company (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.27 are referred to herein as “Company Related Party Transactions”.

4.28 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.28 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.

4.29 Investment Company Act. No Group Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.

4.30 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing SPAC Holders or at the time of the SPAC Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.31 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, SPAC and (ii) it has been furnished with or given access to such documents and information about SPAC and its businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 6 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of SPAC, any SPAC Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 6 and in the Ancillary Documents to which it is or will be a party, none of SPAC, any SPAC Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

4.32 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SPAC OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS

ARTICLE 4 OR THE ANCILLARY DOCUMENTS, NONE OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO SPAC, OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SPAC OR SPAC NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY SPAC OR SPAC NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder, severally and not jointly, on its own behalf and not on behalf of any other Shareholder, represents and warrants to SPAC, in each case, as of the date of this Agreement and as of the Closing Date, as follows:

5.1 Authority.

(a) Such Shareholder has all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. If such Shareholder is an entity, the execution, delivery and performance by such Shareholder of this Agreement and each Ancillary Document to which it is or is required to be a party, and the consummation of the Transactions, have been duly and validly authorized by all necessary action on the part of such Shareholder, and no other corporate or similar proceedings on the part of such Shareholder are necessary to authorize the execution and delivery of this Agreement or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which such Shareholder is or is required to be a party shall be when delivered, duly and validly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to the Enforceability Exceptions.

(b) If such Shareholder is a natural person, such Shareholder has (i) full legal capacity and is not subject to any restriction of rights, (ii) the power and authority to enter into this Agreement and each Ancillary

Document to which it is or is required to be a party and to perform its obligations hereunder and thereunder and to consummate the Transactions, and (iii) if and where relevant, no provision of his or her prenuptial agreement or civil partnership (or foreign equivalent) prevents or will prevent him or her, or otherwise restrain his or her capacity, to enter into and deliver this Agreement and the Ancillary Documents to which it is a party and to consummate the Transactions without requiring his or her spouse or partner to execute and deliver this Agreement or any such Ancillary Document.

5.2 Non-Contravention.

(a) The execution, delivery and performance of this Agreement and each Ancillary Document to which such Shareholder is or is required to be a party, and the consummation of the Transactions, do not and will not (i) if such Shareholder is an Entity, result in a violation or breach of any provision of the organizational documents of such Shareholder, (ii) assuming that all consents, approvals and authorizations contemplated by Section 5.2(b) have been obtained and all filings described therein have been made, conflict with, breach or violate any Law applicable to such Shareholder or by which its properties or assets are bound, or (iii) result in any breach or violation of or constitute a default (or an event which with or without due notice or lapse of time or both would become a default), require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, or result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of such Shareholder pursuant to any Contracts to which such Shareholder is a party or by which such Shareholder or any of its properties or assets are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of such Shareholder to consummate the Transactions.

(b) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of such Shareholder with respect to its execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be a party, or the consummation of the Transactions, except for any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of such Shareholder to perform its obligations under this Agreement or to consummate the Transactions.

5.3 Litigation. As of the date of this Agreement, there is no (a) Action of any nature currently pending or, to the knowledge of such Shareholder, threatened against such Shareholder, or (b) Order now pending or outstanding or that was rendered by a Governmental Authority, in either case by or against such Shareholder, its directors, officers or equity holders in their capacity as such, or relating to the ownership or alleged ownership of any Company Shares held by such Shareholder, or to any right or alleged right of such Shareholder to receive any consideration as a result of or in connection with the execution, delivery or performance of this Agreement or the consummation of the Transactions, in each case, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of such Shareholder to perform its obligations under this Agreement or to consummate the Transactions.

5.4 Ownership and Title. Such Shareholder: (a) is the sole legal and beneficial owner of the Company Shares set forth opposite the name of such Shareholder in Schedule 1a; (b) has good, valid and marketable title to such Company Shares, free and clear of all Liens (other than restrictions on transfer imposed by the Company Organizational Documents or restrictions on transfer imposed by virtue of applicable securities Laws); (c) is not a party to or bound by any option, warrant, purchase right or other Contract that would require such Shareholder to sell, transfer or otherwise dispose of any Company Shares (other than this Agreement or the Company Organizational Documents to which such Shareholder is a party); (d) is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Company Shares (other than the Company Shareholders’ Agreement); and (e) except for the Company Shares set forth opposite such Shareholder’s name in Schedule 1a, does not own any other Equity Securities of the Company or any right to acquire any Equity

Securities of the Company. Upon the Closing, such Shareholder shall deliver and transfer to SPAC good, valid and marketable title to its Company Shares, free and clear of all Liens (other than restrictions on transfer imposed by virtue of applicable securities Laws).

5.5 Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of such Shareholder for which any of the Group Companies or SPAC has any obligation.

5.6 Private Placement.

(a) Such Shareholder (i) is (a) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (b) an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) or (c) an “accredited investor” (within the meaning of Rule 501(a)(5) or (6) of Regulation D under the Securities Act), (ii) is acquiring the SPAC Common Shares only for its own account and not for the account of others, or if such Shareholder is acquiring the SPAC Common Shares, as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer, an institutional accredited investor, or an “accredited investor” (within the meaning of Rule 501(a)(5) or (6) of Regulation D under the Securities Act) and such Shareholder has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, (iii) is not acquiring the SPAC Common Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act, and (iv) is an “institutional account” as defined by FINRA Rule 4512(c). Shareholder is not an entity formed for the specific purpose of acquiring the SPAC Common Shares unless such newly formed entity is an entity in which all of the equity owners are accredited investors.

(b) Shareholder acknowledges and agrees that (A) the SPAC Common Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, (B) the offer and sale of the SPAC Common Shares have not been registered under the Securities Act and that the SPAC is not required to register the offer and sale of the SPAC Common Shares, and (C) the SPAC Common Shares will be “restricted securities” within the meaning of the Securities Act and may not be offered, resold, transferred, pledged or otherwise disposed of by Shareholder absent an effective registration statement under the Securities Act, except (i) to the SPAC or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the applicable states and other jurisdictions of the United States, and that any certificates or book-entry statements or instruments representing the SPAC Common Shares shall contain the restrictive legend set forth in Section 5.6(h). Shareholder acknowledges and agrees that the SPAC Common Shares will be subject to these securities law transfer restrictions, and as a result of these transfer restrictions, Shareholder may not be able to readily resell, transfer, offer, pledge or otherwise dispose of the SPAC Common Shares and may be required to bear the financial risk of an investment in the SPAC Common Shares for an indefinite period of time. Shareholder acknowledges and agrees that the SPAC Common Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”), absent a change in law, receipt of regulatory no-action relief or an exemption, until at least one year from the Closing Date. Shareholder acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, transfer, pledge or other disposition of any of the SPAC Common Shares.

(c) Shareholder understands and agrees that Shareholder is acquiring the SPAC Common Shares directly from the SPAC. Shareholder further acknowledges that there have not been, and Shareholder hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Shareholder by the SPAC, any of their respective affiliates or control persons, officers, directors, employees, partners, agents or representatives, any other party to the Transactions or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the SPAC set forth in this Agreement. In making its decision to acquire the SPAC Common Shares, Shareholder has relied solely upon independent investigation made by Shareholder. Shareholder acknowledges and agrees that Shareholder has received or had access to, and had an adequate opportunity to review, such information as Shareholder deems necessary in order to make an investment decision with respect to the SPAC Common Shares, and made its own assessment and is satisfied concerning the relevant financial, tax, and other economic considerations relevant to Shareholder’s investment in the SPAC Common Shares. Shareholder represents and agrees that Shareholder and Shareholder’s professional advisor(s), if any, have had the opportunity to ask such questions, receive such answers and obtain such information as Shareholder and Shareholder’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the SPAC Common Shares. Without limiting the generality of the foregoing, Shareholder acknowledges that it has had an opportunity to review the SPAC SEC Reports.

(d) Shareholder became aware of this offering of the SPAC Common Shares solely by means of direct contact between Shareholder and the SPAC, or their respective representatives or affiliates, and the SPAC Common Shares was offered to Shareholder solely by direct contact between Shareholder and the SPAC, or their respective affiliates. Shareholder did not become aware of this offering of the SPAC Common Shares nor were the SPAC Common Shares offered to Shareholder, by any other means. Shareholder acknowledges that the SPAC represents and warrants that the SPAC Common Shares (i) was not offered by any form of general advertising or, to the Shareholder’s knowledge, general solicitation, including methods described in section 502(c) of Regulation D and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(e) Shareholder acknowledges that it is aware that there are substantial risks incident to the acquisition and ownership of the SPAC Common Shares, including those set forth in the SPAC SEC Reports. Shareholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the SPAC Common Shares, and Shareholder has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Shareholder has considered necessary to make an informed investment decision. Shareholder is an institutional account as defined in FINRA Rule 4512(c), and/or is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities. Shareholder has determined based on its own independent review and such professional advice as it deems appropriate that its acquisition of the SPAC Common Shares (A) is fully consistent with its financial needs, objectives and condition, (B) complies and are fully consistent with all investment policies, guidelines and other restrictions applicable to it, (C) has been duly authorized and approved by all necessary action and (D) is a fit, proper and suitable investment, notwithstanding the substantial risks inherent in investing in or holding the SPAC Common Shares.

(f) Shareholder acknowledges that Shareholder shall be responsible for any of Shareholder’s tax liabilities that may arise as a result of the transactions contemplated by this Agreement, and that neither the SPAC nor any of their respective agents or affiliates has offered Shareholder any tax advice relating to Shareholder’s investment in the SPAC Common Shares, or made any representations, warranties or guarantees, whether written or oral, regarding the tax consequences of Shareholder’s investment in the SPAC Common Shares.

(g) Shareholder understands and agrees that no federal or state agency, securities commission or similar regulatory authority has passed upon or endorsed the merits of the offering of the SPAC Common Shares or made any findings or determination as to the fairness of this investment.

(h) Shareholder acknowledges and agrees that the certificate or book entry position representing the SPAC Common Shares, will bear or reflect, as applicable, a legend substantially similar to the following:

“THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN

THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) PURSUANT TO ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (III) TO THE COMPANY, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE COMPANY MAY REQUIRE THE DELIVERY OF A WRITTEN OPINION OF COUNSEL, CERTIFICATIONS AND/OR ANY OTHER INFORMATION IT REASONABLY REQUIRES TO CONFIRM THE SECURITIES ACT EXEMPTION FOR SUCH TRANSACTION.”

5.7 Investigation; No Other Representations.

(a) Such Shareholder, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, SPAC and (ii) it has been furnished with or given access to such documents and information about SPAC and its businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, such Shareholder has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 6 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of SPAC, any SPAC Non-Party Affiliate or any other Person, either express or implied, and such Shareholder, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 6 and in the Ancillary Documents to which it is or will be a party, none of SPAC, any SPAC Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF SPAC

Except (a) as set forth on the SPAC Disclosure Schedules, or (b) except as set forth in any SPAC SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), SPAC hereby represents and warrants to the Company, in each case, as of the date of this Agreement and as of the Closing Date, as follows:

6.1 Organization and Qualification. SPAC is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. SPAC has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

6.2 Authority.

(a) SPAC has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the SPAC Shareholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which SPAC is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of SPAC. This Agreement has been and each Ancillary Document to which SPAC is or will be a party will be, upon execution thereof, duly and validly executed and delivered by SPAC and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of SPAC (assuming this Agreement has been and the Ancillary Documents to which SPAC is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against SPAC in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(b) At a meeting duly called and held, prior to the execution of this Agreement, the SPAC Board unanimously and duly adopted resolutions (a) determining that entry into this Agreement and the other Ancillary Documents to which SPAC is party, and the consummation of the transactions contemplated hereby and thereby, including the Transactions, are advisable and fair to, and in the best interest of, SPAC, (b) recommending to the SPAC Board that it approve this Agreement, such other Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, including the Transactions, and (c) resolving to make the SPAC Board Recommendation, which resolutions have not been subsequently withdrawn or modified in a manner adverse to the Company.

6.3 Non-Contravention.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of SPAC with respect to SPAC’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated by hereby or thereby, except for (i) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (ii) such filings with and approvals of Nasdaq to permit the SPAC Common Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on Nasdaq, (iii) such filings required in connection with the Domestication, (iv) the SPAC Shareholder Approval or (v) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a SPAC Material Adverse Effect.

(b) None of the execution or delivery by SPAC of this Agreement or any Ancillary Document to which it is or will be a party, the performance by SPAC of its obligations hereunder or thereunder or the consummation by SPAC of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the SPAC Organizational Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which SPAC is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any SPAC or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of SPAC, except in the case of any of clauses (ii) through (iv) above, as would not have a SPAC Material Adverse Effect.

6.4 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 6.4 of the SPAC Disclosure Schedules (which fees shall be the sole responsibility of the SPAC), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SPAC or any of its Affiliates for which SPAC has any obligation.

6.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of SPAC expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing SPAC Holders or at the time of the SPAC Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 6.5, no representation or warranty is made by SPAC with respect to information or statements made or incorporated by reference in the Registration Statement / Proxy Statement that were not supplied by or on behalf of SPAC for use therein.

6.6 Capitalization.

(a) Section 6.6(a) of the SPAC Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding SPAC Shares prior to the consummation of the Domestication. All outstanding Equity Securities of SPAC (except to the extent such concepts are not applicable under the applicable Law of SPAC’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) prior to the consummation of the Domestication have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (x) were not issued in violation of the SPAC Organizational Documents, (y) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the SPAC Organizational Documents) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person and (z) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, in each case under clause (y) and (x), in all material respects. Except for the SPAC Shares set forth on Section 6.6(a) of the SPAC Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the SPAC Shares as a result of, or to give effect to, the Domestication), immediately prior to Closing and before giving effect to the PIPE Financing and the SPAC Redemption, there shall be no other Equity Securities of SPAC issued and outstanding.

(b) Immediately after the Closing, (i) 33,358,529 shares of SPAC Common Shares will be issued and outstanding (assuming that (v) no SPAC Redemptions are effected, (w) all PIPE Investors have collectively funded the PIPE Financing in full, (x) the Closing Consideration that is allocated to the Company Shares is 22,785,000 SPAC Common Shares, (y) all shares of SPAC Common Shares issuable as a result of, or in connection with, the Transactions have been issued out of the Exchange Fund by the Exchange Agent, and (z) no other Equity Securities of SPAC or the Company are issued or granted after the date hereof (including, for the avoidance of doubt, any Equity Securities granted under or issued in respect of the SPAC Incentive Equity Plan (or any awards thereunder) on the Closing Date)) and no shares of preferred stock or any other Equity Securities of SPAC will be issued and outstanding, in each case, (A) assuming that the Allocation Schedule is true and correct in all respects and otherwise in accordance with the requirements of Section 3.2 and the Company has complied in all respects with Section 3.2 and (B) other than the Equity Securities issued or granted with the prior written consent of the Company or any Equity Securities issued or granted after the Closing (including, for the avoidance of doubt, any Equity Securities granted under or issued in respect of the SPAC Incentive Equity Plan (or any awards thereunder) on the Closing Date), and (ii) all of the issued and outstanding SPAC Common Shares (A) will be duly authorized, validly issued, fully paid and nonassessable, (B) will have been issued in compliance in all material respects with applicable Law and (C) will not have been issued in breach or violation of any preemptive rights or Contract to which SPAC is a party or bound.

(c) Except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise either permitted pursuant to Section 8.6 or issued, granted or entered into, as applicable, in accordance with Section 8.6, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts, in each case, that could require SPAC to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of SPAC.

(d) As of the date of this Agreement, SPAC has no Subsidiaries and does not own, directly or indirectly, any Equity Securities in any Person.

6.7 SEC Filings. SPAC has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “SPAC SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional SPAC SEC Reports”). Except to the extent available on the SEC’s website through EDGAR, SPAC has delivered to the Company copies in the form filed with the SEC of all SPAC SEC Reports, Additional SPAC SEC Reports and all certifications and statements required by Rules 13a-14 or 15d-14 under the Exchange Act and 18 U.S.C. §1350 (Section 906 of SOX) with respect to the SPAC SEC Reports and the Additional SPAC SEC Reports. Each of the SPAC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional SPAC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the SPAC SEC Reports or the Additional SPAC SEC Reports). As of their respective dates of filing, the SPAC SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Reports.

6.8 Trust Account. As of the date of this Agreement, SPAC has an amount in cash in the Trust Account equal to at least $75,000,000. Pursuant to that certain Investment Management Trust Agreement, dated as of May 19, 2026 (the “Trust Agreement”), between SPAC and Continental, as trustee (the “Trustee”), the funds held in the Trust Account are held in cash, including in demand deposit accounts at a bank, or invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect or, to SPAC’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing SPAC Holders who shall have elected to redeem their SPAC Shares pursuant to the SPAC Organizational Documents or (iii) if SPAC fails to complete a business combination within the allotted time period set forth in the SPAC Organizational Documents and liquidates the Trust Account, subject to the terms of the Trust Agreement, SPAC (in limited amounts to permit SPAC to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of SPAC) and then the Pre-Closing

SPAC Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the SPAC Organizational Documents and the Trust Agreement. SPAC has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of SPAC, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. Since May 21, 2026, SPAC has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing SPAC Holders who have elected to redeem their SPAC Shares pursuant to the SPAC Organizational Documents, each in accordance with the terms of and as set forth in the Trust Agreement, SPAC shall have no further obligation under either the Trust Agreement or the SPAC Organizational Documents to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

6.9 Transactions with Affiliates. Section 6.9 of the SPAC Disclosure Schedules sets forth all Contracts between (a) SPAC, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of either SPAC or the Sponsor, on the other hand (each Person identified in this clause (b), an “SPAC Related Party”), other than (i) Contracts with respect to a SPAC Related Party’s employment with, or the provision of services to, SPAC entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation) and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 8.1. Except as set forth on Section 6.9 of the SPAC Disclosure Schedules or as either permitted pursuant to Section 8.1, no SPAC Related Party (A) owns any interest in any material asset used in the business of SPAC, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of SPAC or (C) owes any material amount to, or is owed any material amount by, SPAC.

6.10 Litigation. As of the date hereof, there is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to SPAC’s knowledge, threatened against or involving SPAC that, if adversely decided or resolved, would be material to SPAC, taken as a whole. None of SPAC nor any of its properties or assets is subject to any material Order. There are no material Proceedings by SPAC pending against any other Person. SPAC holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such consent or for such consent to be in full force and effect would not reasonably be expected to have a SPAC Material Adverse Effect.

6.11 Compliance with Applicable Law. SPAC is (and since its organization, incorporation or formation, as applicable, has been) in compliance with all applicable Laws, except as would not have a SPAC Material Adverse Effect and, as of the date hereof, SPAC has not received written notice alleging any violation of applicable Law in any material respect by SPAC.

6.12 Business Activities. Since its incorporation, SPAC has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business or similar combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in this Agreement or the Ancillary Documents, there is no Contract binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its

Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing). Since its incorporation, there has not been any SPAC Material Adverse Effect.

6.13 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP and (ii) SPAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and principal financial officer by others within SPAC.

(b) SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since its initial public offering, SPAC has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding SPAC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister SPAC Class A Shares or prohibit or terminate the listing of SPAC Class A Shares on Nasdaq. SPAC has not taken any action that is designed to terminate the registration of SPAC Class A Shares under the Exchange Act.

(d) The SPAC SEC Reports contain true and complete copies of the applicable SPAC Financial Statements. The SPAC Financial Statements (i) fairly present in all material respects the financial position of SPAC as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods indicated (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (iii) in the case of the audited SPAC Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) SPAC has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for SPAC’s and its Subsidiaries’ assets. SPAC maintains and, for all periods covered by the SPAC Financial Statements, has maintained books and records of SPAC in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of SPAC in all material respects.

(f) Since its incorporation, SPAC has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of SPAC to SPAC’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of SPAC to SPAC’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of SPAC who have a significant role in the internal controls over financial reporting of SPAC.

(g) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC.

6.14 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 6.14 of the SPAC Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 6.14 of the SPAC Disclosure Schedules), (c) incurred in connection with or incident or related to SPAC’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, in each case, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are either permitted pursuant to Section 8.1 or (f) set forth or disclosed in the SPAC Financial Statements included in the SPAC SEC Reports, SPAC has no Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

6.15 Tax Matters.

(a) SPAC has prepared and timely filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true, correct and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and SPAC has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) SPAC has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party.

(c) SPAC is not currently the subject of a Tax claim, assessment, audit, examination investigation, or other action with respect to material taxes. SPAC has not been informed in writing of the commencement or anticipated commencement of any Tax claim, assessment, audit, examination investigation, or other action that has not been resolved, in each case with respect to material Taxes.

(d) SPAC has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to SPAC which agreement or ruling would be effective after the Closing Date.

(f) SPAC is not and has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) SPAC is tax resident only in its jurisdiction of organization, incorporation or formation, as applicable. SPAC does not hold any United States real property interests within the meaning of Section 897(c) of the Code.

(h) There are no material Liens with respect to any Taxes upon any of SPAC’s assets, other than Permitted Liens. No written claim has been made by any Governmental Authority which remains outstanding where SPAC does not file a Tax Return that it is or may be subject to taxation in that jurisdiction with respect to Taxes that would be the subject of such Tax Return.

(i) SPAC has not ever had a permanent establishment, branch or representative office in any country other than the country of its organization.

(j) SPAC has not been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than one where Group Companies are the only members. SPAC does not have any material Liability for the Taxes of another Person (i) under Treasury Regulation Section 1.1502-6 or any analogous or similar provision of state, local or non-U.S. Law or (ii) as a transferee or successor or by contract (other than those entered into in the ordinary course of business the principal purpose of which is not Tax), and SPAC is not a party to or bound by any other Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement with respect to Taxes (including closing agreement or other similar agreement relating to Taxes with any Governmental Authority).

(k) SPAC has not taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the consummation of the Domestication, Sponsor Share Conversion, or the Share Acquisition from qualifying for the Intended Tax Treatment. To the knowledge of SPAC, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by a Group Company or a Shareholder or any of their respective Affiliates in each case not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the Domestication, Sponsor Share Conversion, or the Share Acquisition from qualifying for the Intended Tax Treatment.

6.16 Investigation; No Other Representations.

(a) SPAC, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, SPAC has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and Article 5 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate or any Shareholder or other Person, either express or implied, and SPAC, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and Article 5 and in the Ancillary Documents to which it is or will be a party, none of the Company, nor any Company Non-Party Affiliate, nor any Shareholder or other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

6.17 Material Contracts.

(a) Other than this Agreement and the Ancillary Documents or as set forth in the SPAC SEC Reports, there are no Contracts to which SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which creates or imposes a Liability greater than $1,000,000 (each, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Company other than those that are included in the SPAC SEC Reports.

(b) With respect to each SPAC Material Contract: as of the date hereof: (i) the SPAC Material Contract was entered into at arms’ length and in the ordinary course of business, (ii) the SPAC Material Contract is valid and binding in all material respects against SPAC and, to the Knowledge of SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions), (iii) SPAC is not in material breach or default in any material respect, and, to the Knowledge of SPAC, no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default in any material respect by SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract, and (iii) to the Knowledge of SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, under any SPAC Material Contract.

6.18 Compliance with International Trade & Anti-Corruption Laws.

(a) Neither the SPAC, nor, to SPAC’s knowledge, any of their Representatives, is currently a Sanctioned Party. Neither the SPAC, nor, to SPAC’s knowledge, any of their Representatives, since SPAC’s incorporation, has directly or indirectly engaged in any dealings with Sanctioned Parties or otherwise in violation of Sanctions. No Action involving the SPAC with respect to any of the Sanctions or export control Laws is pending or, to the knowledge of the SPAC, threatened.

(b) Since SPAC’s incorporation, neither SPAC nor, to SPAC’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate in violation of applicable anti-corruption laws, or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any applicable anti-corruption laws.

6.19 Fairness Opinion. The SPAC Board has received the opinion of Scalar, LLC to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Scalar, LLC as set forth therein, the Closing Consideration to be issued by the SPAC to the Company Shareholders pursuant to the Transactions is fair, from a financial point of view, to the unaffiliated holders of the SPAC’s Class A Ordinary Shares (other than (i) the Company and its affiliates, directors and officers, (ii) Sponsor and Sponsor’s affiliates, directors and officers, (iii) the Other Class B Shareholders, (iv) holders of SPAC Class A Shares who elect to redeem their shares prior to or in connection with the Transaction, and (v) the PIPE Investors and their affiliates) in their capacity as a holder of SPAC Class A Shares.

6.20 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 6 AND THE ANCILLARY DOCUMENTS, NONE OF SPAC NOR ANY OTHER PERSON MAKES, AND SPAC EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF SPAC THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF SPAC BY OR ON BEHALF OF THE MANAGEMENT OF SPAC OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS

OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 6 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF SPAC ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF SPAC NOR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 7

COVENANTS OF THE COMPANY AND SHAREHOLDERS

7.1 Conduct of Business.

(a) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 7.1(a) of the Company Disclosure Schedules, or as consented to in writing by SPAC (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the Business in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document (including the issuance of the Company SAFEs pursuant to the Interim Financing), as required by applicable Law, as set forth on Section 7.1(b) of the Company Disclosure Schedules or as consented to in writing by SPAC (which consent shall not be unreasonably conditioned, withheld or delayed), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase or redeem any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company;

(ii) (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii) adopt any material amendments, supplements, restatements or modifications to the Company Organizational Documents or the Company Shareholders’ Agreement;

(iv) sell, assign, transfer, encumber, Lien, grant any sub-license under, or otherwise dispose of or deal with, any right, title or interest in or to (A) any Intellectual Property relating to the Product (other than non-exclusive licenses incidental to the provision or receipt of services in the ordinary course of business), (B) any Regulatory Approval, IND Application or other Regulatory Permits relating to the Product, or (C) the Roche License Agreement or any rights thereunder;

(v) (A) sell, assign, abandon, lease, exclusively license or otherwise dispose of any material assets or properties of the Group Companies, other than inventory or obsolete equipment in the ordinary course of business, or (B) subject any material assets or properties of the Group Companies to any Lien (other than any Permitted Liens);

(vi) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company, other than the issuance of Company Ordinary Shares upon the conversion of each of the Company SAFE(s) in accordance with its terms;

(vii) incur, create or assume any Indebtedness, other than ordinary course trade payables, or guarantee any Liability of any Person in excess of $1,000,000;

(viii) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries, and (B) the reimbursement of expenses of employees or advancements in the ordinary course of business;

(ix) other than as set forth in Section 7.1(b)(ix) of the Company Disclosure Schedules, (i) amend or modify in any material respect, adopt, enter into or terminate any Benefit Plan or any benefit or compensation plan, policy, program or Contract that would be a Benefit Plan if in effect as of the date of this Agreement, (ii) materially increase the compensation or benefits payable to any current or former director, manager, officer, Employee, EOR Employee, Consultant, individual independent contractor or other service provider of any Group Company, (iii) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment or benefit, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, Employee, EOR Employee, Consultant, individual independent contractor or other service provider of any Group Company or (iv) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, Employee, EOR Employee, Consultant, individual independent contractor or other service provider of any Group Company;

(x) make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(xi) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of $250,000 individually or $1,000,000, in the aggregate;

(xii) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction (other than, for the avoidance of doubt, the transactions expressly contemplated by this Agreement) involving any Group Company;

(xiii) change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xiv) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Ancillary Document;

(xv) make any Change of Control Payment;

(xvi) (A) amend, modify or terminate any Material Contract outside the ordinary course of business, (B) waive any material benefit or right under any Material Contract, or (C) enter into any Contract that would constitute a Material Contract had such Contract been effective prior to the date of this Agreement; or

(xvii) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 7.1(b).

Notwithstanding anything in this Section 7.1(b) or this Agreement to the contrary, (x) nothing set forth in this Agreement shall give SPAC, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing and (y) the Company may, without the consent of SPAC, re- designate the Company Series A Shares as Company Deferred Shares; provided that all Company Deferred Shares held by any Shareholder shall be aggregated and exchanged for one share of Company Ordinary Share no later than one Business Day prior to the Closing Date, in accordance with the terms of the Company Organizational Documents.

(c) During the Interim Period, the Key Shareholder shall not, and shall cause each of its Affiliates that holds any right, title or interest in any asset relating to the Product or the Business to, except as expressly contemplated by this Agreement or with the prior written consent of SPAC, take or agree to take any of the following actions:

(i) enter into any side letter, side agreement or other arrangement with Roche in connection with the Roche License Agreement;

(ii) sell, assign, transfer, encumber, Lien, grant any sub-license under, or otherwise dispose of or deal with, any right, title or interest in or to (A) any Intellectual Property relating to the Product (other than non-exclusive licenses incidental to the provision or receipt of services in the ordinary course of business), or (B) any Regulatory Approval, IND Application or other Regulatory Permits relating to the Product,

(iii) abandon, allow to lapse, fail to renew, or take any action (or fail to take any action that is required to prevent) the abandonment, lapse, invalidity, unenforceability or loss of any patent, patent application, supplementary protection certificate, trade secret or other material Intellectual Property held by the Key Shareholder or any Affiliate of the Key Shareholder and relating to the Product;

(iv) withdraw, amend, voluntarily cancel, allow to lapse or take any material adverse action with respect to any Regulatory Approval, IND Application or regulatory designation relating to the Product that is held in the name of the Key Shareholder or any Affiliate of the Key Shareholder, or submit any material correspondence to any Governmental Authority in connection with the Product, in each case, without the Company’s prior written consent;

(v) enter into any Contract with any Person relating primarily to the Product, the Business or any asset necessary for the Exploitation of the Product, or materially modify or terminate any such existing Contract; or

(vi) take any action, or omit to take any action, that would result in any asset, necessary for the Exploitation of the Product remaining outside the Group Companies following the Closing.

7.2 Access. During the Interim Period, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to SPAC and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies) for the purpose of consummating the Transactions. Notwithstanding the foregoing, none of the Group Companies shall be required to provide, or cause to be provided, to SPAC or any of its Representatives any information (i) if and to the extent doing so would

(A) violate any Law to which any Group Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and SPAC, any SPAC Non-Party Affiliate or any of their respect Representatives, on the other hand, are adverse parties in a litigation or other Proceeding and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law or Order.

7.3 Required Company Financial Statements.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall deliver to SPAC the Required Company Financial Statements for inclusion in the Registration Statement / Proxy Statement and any other filings to be made by SPAC with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document. All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Company as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Registration Statement / Proxy Statement (A) will fairly present in all material respects the financial position of the Company as at the date thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year end audit adjustments and the absence of footnotes), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor, (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable) at the time of filing of the Registration Statement / Proxy Statement and at the time of effectiveness of the Registration Statement / Proxy Statement, as applicable, and (E) will be prepared from and accurately reflect the books and records of the Company.

(b) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, SPAC in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by SPAC with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

7.4 Pre-Closing Reorganization.

(a) Prior to the Closing, the Key Shareholder shall, and shall cause each of its Affiliates to, transfer, assign and deliver to the Company, free and clear of all Liens, all assets, rights and properties related to the Business or the Product in the possession or control of the Key Shareholder or such Affiliate (the “Pre-Closing

Reorganization”), including: (i) any regulatory submissions, filings, correspondence, meeting minutes and agreements with any Governmental Authority relating to the Product; (ii) all clinical data, study reports, safety data, pharmacovigilance data and all other scientific, technical and medical information, know-how and data relating to the Product, whether in electronic, digital or physical form; (iii) all Contracts (other than a Shared Contract) currently held by, or entered into in the name of, the Key Shareholder or any of its Affiliates that is material to or necessary for the Exploitation of the Product or the conduct of the Business other than the Company on behalf of or for the benefit of the Company or the Business; and (iv) the assignment to the Company of all inventions or other material Intellectual Property related to the Business or the Product that has vested in Oak Hill Bio Holdings Ltd. or any of its Affiliates other than the Company. All out-of-pocket costs of the Pre-Closing Reorganization shall be borne by the Company. The Key Shareholder shall, and shall cause each of its Affiliates to, take all further actions and execute and deliver all further instruments and documents as are reasonably necessary to ensure that, as of the Closing Date, all material assets, rights and properties necessary for the Exploitation of the Product are owned or exclusively licensed by the Company, free and clear of all Liens other than Permitted Liens, and that no such material asset is held by any Person other than a Group Company.

(b) Section 7.4(b) of the Company Disclosure Schedules identifies all Contracts to which any Affiliate of the Key Shareholder is a party that relates both to the Product or the Business and to any other product, program or business of such Affiliate (each, a “Shared Contract”). With respect to each Shared Contract, the Company and the Key Shareholder shall cooperate in good faith to effect, as promptly as practicable and in any event prior to the Closing Date, bifurcate and assign (or partially assign) the Shared Contract to allocate the Product-related rights and obligations to the Company and the non-Product-related rights and obligations to the Affiliate. If bifurcation and partial assignment are not possible or consent is withheld, the Key Shareholder shall cause the applicable Affiliate to grant to the Company an exclusive sublicense or sub-contract of all of its rights under the Shared Contract to the extent they relate to the Product or the Business. If none of the foregoing can be effected prior to the Closing Date, the applicable Affiliate shall hold all rights under the Shared Contract that relate to the Product or the Business on trust for the Company, act in accordance with the Company’s reasonable written directions with respect thereto, and promptly account to the Company for all economic benefits received under such Shared Contract attributable to the Product or the Business, until such time as a formal arrangement can be effected or the Shared Contract expires. The allocation of costs, revenues and other economic benefits and obligations between the Product-related and non-Product-related portions of each Shared Contract shall be agreed in writing between the Company and the applicable Affiliate on an arm’s-length basis prior to the Closing Date.

7.5 Employee Matters. To the extent that the transfer of employment of any employee listed on Schedule 7.5 to the Company (or a Group Company) does not constitute a Relevant Transfer, the Company (or, if applicable, a Group Company) shall offer employment to the individuals listed on Schedule 7.5 in accordance with the compensation and benefits terms in Section 8.7. Each individual who accepts the Company’s offer of employment shall commence employment with the Company effective immediately prior to the Closing and shall thereafter be referred to as a “Business Employee.” To the extent that the transfer of employment of any individual listed on Schedule 7.5 to the Company (or any Group Company) does constitute a Relevant Transfer, such individual’s employment shall transfer to the Company (or such Group Company) by operation of applicable Law with effect from immediately prior to the Closing, and each such individual whose employment so transfers shall thereafter also be referred to as a “Business Employee”. The Company shall (and shall procure that its relevant Affiliates shall) conduct any Relevant Transfer in accordance with applicable Law.

7.6 Wrong Pockets.

(a) If, at any time after the Closing Date, the Key Shareholder or any of its Affiliates discovers that it holds, possesses or controls any asset, right, property or liability that (i) relates to the Business or the Product, (ii) should have been transferred to the Company pursuant to Section 7.4(a) or otherwise in connection with the Pre-Closing Reorganization, and (iii) was not so transferred at or prior to the Closing (each, a “Business Asset”), the Key Shareholder shall promptly (and in any event within 15 Business Days of becoming aware of such Business Asset) notify the Company in writing and transfer, assign and deliver such Business Asset to the

Company (or such other Group Company as the Company may designate), free and clear of all Liens, for no additional consideration. The Key Shareholder shall, and shall cause its applicable Affiliate to, execute and deliver such further instruments of conveyance and transfer, and take such other actions, as the Company may reasonably request to vest in the Company (or its designee) full right, title and interest in and to each Business Asset.

(b) Pending any transfer contemplated by Section 7.6(a), the Key Shareholder shall cause the party holding any asset that is a Business Asset (i) shall hold such asset on trust (or, to the extent a trust is not recognized under the applicable law, as agent) for the benefit of the Company, (ii) shall not encumber, transfer, license, exploit or dispose of such asset without the prior written consent of the Company, and (iii) shall promptly account to the Company for any economic benefit received in connection with such asset.

(c) All documented out-of-pocket costs incurred in effecting any transfer of Business Assets under this Section 7.6 shall be borne by the Key Shareholder.

7.7 Third Party Consents. The Company and Key Shareholder shall use reasonable best efforts to obtain each Required Third Party Consent as promptly as practicable following the date of this Agreement and, in any event, prior to the Closing Date. Without limiting the foregoing, the Company shall (i) prepare, or cause to be prepared, all consent request letters and related communications to the applicable counterparties, drafts of which shall be provided to SPAC for review and comment a reasonable period of time prior to delivery, and the Company shall consider in good faith any comments received from SPAC with respect thereto; (ii) keep SPAC reasonably informed on a current basis of the status of each Required Third Party Consent; and (iii) notify SPAC in writing promptly upon: (A) receipt of any Required Third Party Consent; (B) receipt of any written or oral communication from a counterparty indicating an intention to withhold, condition or delay any Required Third Party Consent; or (C) the Company reasonably determining that any Required Third Party Consent is unlikely to be obtained prior to the Closing Date.

7.8 Termination of Certain Agreements. The Company and Shareholders shall cause all of the Company Related Party Transactions, other than the Contracts listed on Schedule 7.8, to be terminated as of, and contingent upon the occurrence of, the Closing without any further force and effect without any cost or other liability or obligation to the Company, and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

ARTICLE 8

COVENANTS OF SPAC

8.1 Conduct of SPAC During the Interim Period.

(a) During the Interim Period, except as set forth on Section 8.1(a) of the SPAC Disclosure Schedules, as reasonably required in connection with the Domestication, as contemplated by this Agreement, as required by applicable Law or any Governmental Authority or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied, except, in the case of clauses (i), (ii), (iv), (viii) and (xii) below, as to which the Company’s consent may be granted or withheld in its sole discretion), SPAC shall not and each shall not permit any of its Subsidiaries to:

(i) change, modify or amend the Trust Agreement, the Subscription Agreement or the SPAC Organizational Documents;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, SPAC; (B) split, combine, subdivide, recapitalize or reclassify any capital stock of, or other equity interests in, SPAC; (C) other than in connection with the SPAC

Redemption or as otherwise required by the SPAC Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, SPAC; or (D) make any withdrawals from the Trust Account, other than Permitted Withdrawals and interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement to pay SPAC’s Taxes and, in an aggregate amount up to $3,000,000, to fund the SPAC’s working capital requirements, in each case, in the ordinary course of business;

(iii) make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(iv) other than Permitted Working Capital Loans, enter into, renew or amend any Working Capital Loan or other transaction or Contract with an Affiliate of SPAC (including, for the avoidance of doubt, (x) Sponsor or anyone related by blood, marriage or adoption to any Sponsor and (y) any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(v) directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof;

(vi) enter into, assume, assign, or amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any Contract of SPAC that is (or would be if entered into or assumed after the date hereof) a “material contract” pursuant to Regulation S-K 601;

(vii) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(viii) establish a new Subsidiary or enter into a new line of business;

(ix) fail to maintain in full force and effect its director and officer liability insurance policy in a form and amount consistent with past practices (except that the Company shall be authorized to replace existing insurance policies with substantially comparable or greater amounts of insurance coverage);

(x) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or make a loan or advance to or investment in any third party (other than any Permitted Working Capital Loans);

(xi) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of SPAC or its Subsidiaries (other than the transactions contemplated by this Agreement);

(xii) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, units, phantom stock ownership interests or similar rights in, SPAC or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests except for Permitted Working Capital Loans or as expressly contemplated by this Agreement.

(b) During the Interim Period, SPAC shall comply with the SPAC Organizational Documents and the Trust Agreement.

8.2 Access. During the Interim Period, upon reasonable advance written notice, SPAC shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of SPAC (in a manner so as to not interfere with the normal business operations of SPAC). Notwithstanding the foregoing, SPAC shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which SPAC is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of SPAC with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to SPAC under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), SPAC shall use reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if SPAC or the Sponsor or any of their respective Representatives, on the one hand, and any Group Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation or other Proceeding and such information is reasonably pertinent thereto; provided that SPAC shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law or Order.

8.3 Nasdaq Listing. SPAC shall use its reasonable best efforts to cause: (a) SPAC’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement to have been approved: (b) SPAC to satisfy all applicable initial and continuing listing requirements of Nasdaq (including requirements with respect to market capitalization and round lot holders); and (c) the SPAC Common Shares issuable in accordance with this Agreement to be approved for listing on Nasdaq (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement.

8.4 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 10 and provision of notice thereof to the Trustee, (a) at the Closing, SPAC shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of SPAC pursuant to the SPAC Redemptions, (B) pay the amounts due to the underwriters of SPAC’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to SPAC in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

8.5 Post-Closing Board of Directors and Management.

(a) SPAC shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Closing (i) the SPAC Board shall initially consist of six directors (the “Directors”), which shall be divided into three classes, designated Class I, II and III; (ii) the Directors are the individuals determined in accordance with Section 8.5(b); (iii) the members of the compensation committee, audit committee and nominating committee of the SPAC Board are the individuals determined in accordance with Section 8.5(b); and (iv) the officers of SPAC (the “Officers”) are the individuals determined in accordance with Section 8.5(d).

(b) The individuals identified on Schedule 8.5(b) shall be the Directors immediately after the Closing, and prior to the filing of the Registration Statement / Proxy Statement such individuals will be designated as a member of Class I, Class II or Class III and (ii) the individual members of the compensation committee, audit committee and nominating committee. In the event that such individuals identified on Schedule 8.5(b) is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as a Director, then, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing SPAC Holders, SPAC and the Company shall mutually agree to replace such individual with another individual to serve as such Director by amending Schedule 8.5(b) to include such replacement individual as such Director.

(c) Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing SPAC Holders, (i) the board of directors of the Company may designate the Independent Designee to serve as a member of the compensation committee, the audit committee or the nominating committee of the SPAC Board immediately after the Closing, subject to SPAC’s consent (not to be unreasonably withheld, conditioned or delayed) based on the qualifications of the Independent Designee, subject to applicable listing rules of Nasdaq and applicable Law, and (ii) the Company shall, subject to clause (i), designate each other director that will serve on the compensation committee, the audit committee and the nominating committee of the SPAC Board immediately after the Closing, based on the qualifications of each director, subject to applicable listing rules of Nasdaq and applicable Law.

(d) The individuals identified on Schedule 8.5(d) shall be the Officers immediately after the Closing, with each such individual holding the title set forth opposite his or her name. In the event that such individuals identified on Schedule 8.5(d) is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as an Officer, then, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing SPAC Holders, the Company may in its sole discretion replace such individual with another individual to serve as such Officer by amending Schedule 8.5(d) to include such replacement individual as such Officer.

8.6 Equity Plans. Prior to the effectiveness of the Registration Statement / Proxy Statement, the SPAC Board shall approve and adopt an equity incentive plan, in a form to be mutually agreed by the Company and SPAC (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SPAC, as applicable) (the “SPAC Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date, reserving 15% of SPAC Common Shares outstanding for grant thereunder. The SPAC Incentive Equity Plan will provide that the SPAC Common Shares reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the 2027 fiscal year in an amount equal to 5% of SPAC Common Shares outstanding on the last day of the immediately preceding fiscal year or such lesser amount as determined by the administrator of the SPAC Incentive Equity Plan. Prior to the effectiveness of the Registration Statement / Proxy Statement, the SPAC Board shall approve and adopt an employee stock purchase plan, in a form to be mutually agreed by the Company and SPAC (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SPAC, as applicable)(the “SPAC Employee Stock Purchase Plan”), in the manner prescribed under Section 423 of the Code and other applicable Laws, effective as of one day prior to the Closing Date, reserving 2% of SPAC Common Shares for grant thereunder. The SPAC Employee Stock Purchase Plan will provide that the SPAC Common Shares reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the 2028 fiscal year in an amount equal to 2% of SPAC Common Shares outstanding on the last day of the immediately preceding fiscal year or such lesser amount as determined by the administrator of the SPAC Employee Stock Purchase Plan.

8.7 Employee Covenant. Effective as of immediately following the Closing and for the 12 months immediately thereafter, the Company (or any applicable Group Company) shall provide each Business Employee with (i) an annual base salary or hourly wage rate (as applicable), and target annual cash incentive compensation and commission opportunities that, in each case, are no less favorable than, and (ii) other employee benefits, including, without limitation, employee health, welfare, retirement, and severance benefits but excluding any equity or equity-based, nonqualified deferred compensation, retention, incentive, bonus, change in control, transaction, defined benefit pension, and post-employment welfare benefits that are substantially comparable, in the aggregate, to, those provided to such Business Employee prior to the Closing (subject to the same exclusions). No provision of this Section 8.7 shall establish, modify, or amend any compensation or benefit plan sponsored, maintained, or contributed to by the Company, the Key Shareholder, any Affiliate of the Key

Shareholder, or an employer of record or professional organization, or any compensation or benefit plan which the SPAC and/or any Group Company may maintain as of or after the Closing. Nor shall any provision of this Section 8.7 create any third-party beneficiary rights, or inure to the benefit of or be enforceable by, any current or former employee, director, manager, service provider or the dependent or beneficiary of any current or former employee, manager, director or service provider or any Person representing the interests of any such individual. Notwithstanding anything herein to the contrary, (a) nothing in this Agreement shall create any obligation on the part of the SPAC and/or any Group Company to continue the employment of any Business Employee for any definite period following the Closing and (b) nothing in this Agreement shall preclude the SPAC and/or any Group Company from altering, amending, or terminating any of its employee benefit plans, or the participation of any of its employees in such plans, at any time.

8.8 Domestication. At least one day prior to the Closing and in accordance with applicable Law, any applicable rules and regulations of the SEC, the Nasdaq and the SPAC Organizational Documents, SPAC shall cause the Sponsor Share Conversion and the Domestication to become effective on such date (or such other date that is at least one day prior to the Closing), including by: (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to SPAC and the Company, together with the SPAC Charter Upon Domestication, in each case, in accordance with the provisions of the Certificate of Domestication with respect to the Domestication and the SPAC Charter Upon Domestication and applicable Law; (b) adopting the SPAC Bylaws Upon Domestication; and (c) completing, making and procuring all filings required to be made with the Cayman Registrar of Companies in connection with the Domestication. Following the consummation of the Domestication and prior to the Closing, the board of directors of SPAC will resolve to ratify and approve such matters as may be required to effect the Transactions as contemplated by this Agreement and any such other matters as the Company and SPAC may mutually agree. In connection with the Domestication, SPAC shall timely complete, provide and file a statement pursuant to Treas. Reg. § 1.897-2(h)(1) that the Shares are not United States Real Property Interests and timely provide a copy of the statement to the IRS pursuant to Treas. Reg. § 1.897-2(h)(2) in accordance with Applicable Law.

ARTICLE 9

JOINT COVENANTS

9.1 Efforts to Consummate; Regulatory Approvals; Litigation.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 10 and, in the case of any Ancillary Document to which such Party is contemplated to be a party after the date of this Agreement, to execute and delivery such Ancillary Document when required pursuant to this Agreement, and (ii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the Subscription Agreements).

(b) During the Interim Period, each of SPAC and the Company shall use reasonable best efforts to comply with any requests for information, data, documents, testimony, or other materials from any Governmental Authority relating to the transactions contemplated by this Agreement as soon as practicable. In each case subject to, and in accordance with, applicable Law, the Parties shall promptly furnish to one another copies of any notices or written communications received by either such party or any of their Affiliates or Representatives from any Governmental Authority in connection with the transactions contemplated by this Agreement. During the Interim Period, SPAC, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of SPAC) or SPAC (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any

Governmental Authority relating to the transactions contemplated by this Agreement or the Ancillary Documents; provided that documents and information provided to the other Party pursuant to this paragraph (i) may be redacted (A) to remove references to valuation of the Company, (B) to comply with contractual arrangements or (C) to preserve legal privilege and/or (ii) may be designated as “outside counsel only,” in which case such documents and information shall be provided only to outside counsel and consultants retained by such counsel. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Authority in connection with the transactions contemplated by this Agreement unless it consults with, in the case of SPAC, the Company, or, in the case of the Company, SPAC in advance and, to the extent not prohibited by such Governmental Authority, gives, in the case of SPAC, the Company, or, in the case of the Company, SPAC, the opportunity to attend and participate in such meeting or discussion.

(c) During the Interim Period, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SPAC, SPAC or any of its Representatives (in their capacity as a representative of SPAC) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a representative of the Company). SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, the Company shall, subject to and without limiting the covenants and agreements, and the rights of SPAC, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation; provided however, that in no event shall the Company, any other Group Company or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of SPAC (not to be unreasonably withheld, conditioned or delayed, provided that it shall be deemed to be reasonable for SPAC to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of SPAC and Representative that is the subject of such Transaction Litigation, (B) provides for (x) the payment of cash any portion of which is payable by SPAC or a Representative thereof or would otherwise constitute an Liability of SPAC or (y) any non-monetary, injunctive, equitable or similar relief against SPAC or (C) contains an admission of wrongdoing or Liability by SPAC or any of its Representatives). Without limiting the generality of the foregoing, in no event shall SPAC or any of its Representatives settle or compromise any Transaction Litigation without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

9.2 Confidentiality. The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 9.2 or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained in this Agreement or such Ancillary Document, as applicable, shall govern and control to the extent of such conflict.

9.3 Registration Statement; Proxy Statement; SPAC Special Meeting.

(a) Registration Statement; Proxy Statement. The Company shall promptly provide to SPAC such information concerning the Company and the Shareholders as is either required by the federal securities laws or reasonably requested by SPAC for inclusion in the Registration Statement / Proxy Statement. As promptly as practicable after the receipt by SPAC from the Company of all such information, including the Required Company Financial Statements, and in any event no later than 45 days following the date hereof, SPAC and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either SPAC or the Company, as applicable), and SPAC shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus of SPAC which will be included therein and which will be used for the SPAC Shareholders Meeting to adopt and approve the Transaction Proposals, provide its applicable shareholders with the opportunity to elect to effect the SPAC Redemption, and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by SPAC’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq). Each of SPAC and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to, mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of SPAC or the Company, as applicable) and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. SPAC, on the one hand, and the Company, on the other hand, shall use reasonable best efforts to promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 9.3(a) or for inclusion in any other statement, filing, notice or application made by or on behalf of SPAC to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement or the Ancillary Documents. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of SPAC, the Company, or, in the case of the Company, SPAC, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of SPAC, the Company, or, in the case of the Company, SPAC (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) SPAC shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing SPAC Holders. SPAC shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of SPAC Shares for offering or sale in any jurisdiction, and SPAC and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) SPAC Shareholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, and in any event no later than five Business Days thereafter, SPAC shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and hold a general meeting of SPAC (the “SPAC Shareholders Meeting”) in accordance with the SPAC Organizational Documents, for the purposes of obtaining the SPAC Shareholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect an

SPAC Redemption. SPAC shall, through unanimous approval of its board of directors, recommend to its shareholders (the “SPAC Board Recommendation”), (i) the adoption and approval of this Agreement and the transactions contemplated hereby (the “Business Combination Proposal”); (ii) the adoption and the approval of the Domestication (the “Domestication Proposal”); (iii) the adoption and approval of the issuance of the SPAC Common Shares in connection with the transactions contemplated by this Agreement as required by Nasdaq listing requirements (the “Nasdaq Proposal”); (iv) the adoption and approval of the amendments to the SPAC Organizational Documents contemplated by the SPAC Certificate of Incorporation and the SPAC Bylaws (the “Governing Document Proposals”); (v) the adoption and approval of the SPAC Incentive Equity Plan; (vi) the adoption and approval of the SPAC Employee Stock Purchase Plan; (vii) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (viii) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (ix) the adoption and approval of a proposal for the adjournment of the SPAC Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (ix) together, the “Transaction Proposals”); provided that SPAC may adjourn the SPAC Shareholders Meeting (A) to solicit additional proxies for the purpose of obtaining the SPAC Shareholder Approval, (B) for the absence of a quorum; provided that, without the consent of the Company, in no event shall SPAC adjourn the SPAC Shareholders Meeting for more than 15 Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date or (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that SPAC has determined after consultation with the Company, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing SPAC Holders prior to the SPAC Shareholders Meeting. The SPAC recommendation contemplated by the preceding sentence shall be included in the Registration Statement / Proxy Statement. Except as otherwise required by applicable Law, SPAC covenants that none of the SPAC Board or SPAC nor any committee of the SPAC Board shall withdraw or modify, or propose publicly or by formal action of the SPAC Board, any committee of the SPAC Board or SPAC to withdraw or modify, in a manner adverse to the Company, the SPAC Board Recommendation or any other recommendation by the SPAC Board or SPAC of the proposals set forth in the Registration Statement / Proxy Statement.

9.4 Public Announcements.

(a) Subject to Sections 9.3 and 9.4(b), none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and SPAC or, after the Closing, SPAC; provided, however, that each Party, the Sponsor and their respective Representatives may make any such announcement or other communication (i) if such press release, announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Person shall, to the extent permitted by applicable Law use reasonable best efforts to consult with the Company, if the disclosing Person is the Sponsor or SPAC, if the disclosing party is the Company or any of its Representatives, and give the Company or SPAC, as applicable, the opportunity to review such announcement or communication and comment thereon and the disclosing Person shall consider such comments in good faith, or (B) after the Closing, the disclosing Person and/or its Representatives, as applicable, shall, to the extent permitted by applicable Law, use reasonable best efforts to consult with SPAC and give SPAC the opportunity to review such announcement or communication and comment thereon and the disclosing Person shall consider such comments in good faith, (ii) to the extent such press release, announcement or other communication contains only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 9.4 and (iii) to Governmental Authorities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby.

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and SPAC prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and SPAC shall consider such comments in good faith. The Company, on the one hand, and SPAC, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SPAC, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by the Company and SPAC prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), SPAC shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Closing Filing shall be mutually agreed upon by the Company and SPAC prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SPAC, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

9.5 Tax Matters.

(a) Tax Treatment.

(i) The Parties will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(ii) From the date hereof through and after the Closing, none of the Parties shall, and each Party shall cause its respective Subsidiaries and Affiliates not to, take any action, or fail to take any action, in each case, other than as contemplated by this Agreement or any of the Ancillary Documents, which action or failure to act would reasonably be expected to prevent or impede the Domestication, Sponsor Share Conversion or Share Acquisition from qualifying for the Intended Tax Treatment.

(iii) If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, SPAC and the Company shall use its reasonable best efforts to deliver to Cooley and Goodwin, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement, and, if required, Cooley shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Domestication and, if required, Goodwin shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Share Acquisition.

(b) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, any audit or tax proceeding, and any withholding obligation in respect of any equity awards. Such cooperation shall include (i) the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and (ii) making available to the Pre-Closing SPAC Holders information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) and make any tax elections arising if applicable, as a result of SPAC’s status or the Company’s as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing and for the taxable period including the Closing, including timely providing to such holders (A) PFIC Annual Information Statements to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable periods, and (B) information to enable applicable holders to report their allocable share of income under Sections 951 or 951A of the Code for such taxable periods and under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Transactions.

(c) SPAC Taxable Year. The Parties agree to treat the taxable year of SPAC as ending on the date of the Domestication for U.S. federal income tax purposes.

(d) Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration, excise, recording, registration, value added and other such similar Taxes (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the transactions set forth herein shall be borne and paid by the Company.

(e) VAT Group Matters.

(i) The Key Shareholder shall, on or immediately following the Closing (and in any event within 30 days of the Closing Date), make an application, or procure that the representative member of the Key Shareholder’s U.K. VAT group makes an application, to HMRC for the Group Companies to cease to be treated as members of the Key Shareholder’s U.K. VAT group with effect from the Closing Date, and the Key Shareholder and the SPAC shall cooperate to ensure that the Relevant Date is the Closing Date.

(ii) The Key Shareholder shall transfer, or shall procure to be transferred, to the Company an amount in cash equivalent to the proportion of any repayment of VAT received by the representative member from HMRC or of any credit obtained by reference to an excess of deductible input tax over output tax in the VAT return in respect of the prescribed accounting period beginning before the Closing Date, that is attributable to supplies made, or deemed to be made, by the Group Companies while members of the Key Shareholder’s U.K. VAT group within 15 Business Days of receipt by, or offset against a liability of, the representative member.

9.6 Exclusivity.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies and its and their respective Representatives not to, and the Key Shareholder shall not, and shall cause each of its Affiliates and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, induce encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding (whether or not binding) regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company (or any Affiliate or successor of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Each of the Company and the Key Shareholder agrees to (A) notify SPAC promptly upon, and in any event within 48 hours of, receipt of any Company Acquisition Proposal, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep SPAC reasonably informed on a current basis of any modifications to such offer or information.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SPAC shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, induce, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes, or that could reasonably be expected to lead to a SPAC Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a SPAC Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding (whether or not binding) regarding an SPAC Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of SPAC (or any Affiliate or successor of SPAC ); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. SPAC agrees to (A) notify the Company promptly upon, and in any event within 48 hours of, receipt of any SPAC Acquisition Proposal by SPAC, and to describe the material terms and conditions of any such SPAC Acquisition Proposal in reasonable detail (including the identity of any person or entity making such SPAC Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information.

9.7 Indemnification and Insurance.

(a) SPAC Indemnification; Directors’ and Officers’ Insurance.

(i) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of SPAC, as provided in the SPAC Organizational Documents or otherwise in effect as of immediately prior to the Closing, in either case, solely with respect to any matters occurring on or prior to the Closing shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six years and (ii) SPAC will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six-year period. To the maximum extent permitted by applicable Law, during such six-year period, SPAC shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the SPAC Organizational Documents or other applicable agreements as in effect immediately prior to the Closing. The indemnification and liability limitation or exculpation provisions of the SPAC Organizational Documents shall not, during such six-year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Closing, or at any time prior to such time, were directors or officers of SPAC (the “SPAC D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Closing and relating to the fact that such SPAC D&O Person was a director or officer of SPAC on or prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(ii) For a period of six years following the Closing, SPAC shall maintain, without any lapses in coverage, directors’ and officers’ liability insurance for the benefit of those Persons who are covered by any comparable insurance policies of SPAC in effect as of the date of this Agreement with respect to matters occurring on or prior to the Closing. Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby than) the coverage provided under SPAC’s directors’ and officers’ liability insurance policies in effect as of the date of this Agreement; provided that SPAC shall not be obligated to pay annual premiums in excess of 350% of the most recent annual premium paid by SPAC prior to the date of this Agreement and, in such event, SPAC shall purchase the maximum coverage available for 350% of the most recent annual premium paid by SPAC prior to the date of this Agreement.

(iii) The SPAC D&O Persons entitled to the indemnification, expense reimbursement, liability limitation, exculpation and insurance set forth in this Section 9.7(a) are intended to be third-party beneficiaries of this Section 9.7(a).

(b) Company Indemnification; Directors’ and Officers’ Insurance.

(i) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Company, as provided in the Company Organizational Documents or otherwise in effect as of immediately prior to the Closing, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six years and (ii) SPAC will cause the Company to perform and discharge all obligations to provide such indemnity and exculpation during such six-year period. To the maximum extent permitted by applicable Law, during such six-year period, SPAC shall cause the Company to advance expenses in connection with such indemnification as provided in the Company Organizational Documents or other applicable agreements in effect as of immediately prior to the Closing. The indemnification and liability limitation or exculpation provisions of the Company Organizational Documents shall not, during such six-year period, be amended, repealed or otherwise modified following the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors or officers of the Company (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of the Company on or prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(ii) The Company shall purchase, at or prior to the Closing, and SPAC shall maintain, or cause to be maintained, in effect for a period of six years following the Closing, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Company as of the date of this Agreement with respect to matters occurring on or prior to the Closing (the “Company D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby) the coverage provided under the Company’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Company, SPAC or any of their respective Affiliates shall pay a premium for such “tail” policy in excess of 350% of the most recent annual premium paid by the Group Companies prior to the date of this Agreement and, in such event, the Company, SPAC or one of their respective Affiliates shall purchase the maximum coverage available for 350% of the most recent annual premium paid by or on behalf of the Company prior to the date of this Agreement.

(iii) The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in Section 9.7(b) are intended to be third-party beneficiaries of this Section 9.7(b).

(c) SPAC shall not have any obligation under Section 9.7(a) or 9.7(b) to any SPAC D&O Person or Company D&O Person, respectively, when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such SPAC D&O Person or Company D&O Persons in the manner contemplated hereby is prohibited by applicable Law.

(d) If SPAC or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of SPAC to assume all of the obligations set forth in this Section 9.7. This Section 9.7 shall survive the consummation of the Transactions and shall be binding on all successors and assigns of SPAC.

ARTICLE 10

CONDITIONS TO OBLIGATIONS

10.1 Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a) No Injunction or Restraints. No Governmental Authority having jurisdiction over any Party or the Transactions shall have issued any Governmental Order (whether temporary, preliminary or permanent) preventing, materially restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and no Law shall have been enforced that prevents or materially restrains the consummation of the Transactions.

(b) SPAC Shareholder Approval. The Required Transaction Proposals shall have been approved.

(c) Board Appointments. All action shall have been taken such that the board of directors of SPAC as of immediately following the Closing shall be constituted of the Directors contemplated by Section 8.5(b).

(d) Nasdaq Listing. SPAC’s initial listing application with Nasdaq in connection with the Transactions shall have been approved, and the SPAC Common Shares (after giving effect to the Domestication) shall have been approved for listing on Nasdaq.

(e) Pre-Closing Reorganization. The Pre-Closing Reorganization shall have been completed.

(f) Registration Statement / Proxy Statement. The Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement.

10.2 Additional Conditions to Obligations of SPAC. The obligations of SPAC to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a) Representations and Warranties. (i) The Company Fundamental Representations (other than the representations in Section 4.3(a)) and the Shareholder Fundamental Representations shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), (ii) the representations and warranties of the Company set forth in Section 4.3(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date) and (iii) all other representations and warranties of the Company and the Shareholders set forth in Article 4 and Article 5, respectively, without giving effect to any materiality or “Material Adverse Effect” qualifications therein (except that the word “material” in the defined term “Material Contract” shall not be disregarded for purposes of this clause (iii)) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except, in the case of this clause (iii), where the failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Agreements and Covenants. Each of the Company and the Shareholders shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) No Material Adverse Effect. Since the date of this Agreement, there has not occurred a Company Material Adverse Effect that is continuing.

(d) Officer’s Certificate. The Company and the Key Shareholder shall have delivered to SPAC a certificate signed by the chief executive officer of the Company and the chief executive officer of the Key Shareholder, dated as of the Closing Date, certifying that the conditions specified in Section 10.2(a), Section 10.2(b), Section 10.2(c) and Section 10.2(f) have been fulfilled.

(e) Third Party Consents. The Company shall have delivered to SPAC duly executed written Consents, in form and substance reasonably satisfactory to SPAC, from each of the counterparties set forth on Schedule 10.2(e) (each, a “Required Third Party Consent”), each of which shall remain in full force and effect as of the Closing and not have been revoked, rescinded, withdrawn or modified since the date on which it was obtained.

(f) Investor Rights Agreement. The Company shall have delivered the Investor Rights Agreement duly executed by the Company.

(g) Share Acquisition. Each Shareholder shall have delivered to SPAC of a duly executed STF in respect of all Company Shares held by such Shareholder, such that, at the Closing (i) SPAC shall acquire 100% of the issued and outstanding Company Shares, free and clear of all Liens (other than restrictions on transfer imposed by virtue of applicable securities Laws), and (ii) no other Equity Securities of the Company (including any options, warrants or rights convertible into or exchangeable for Company Shares) shall remain outstanding.

10.3 Additional Conditions to the Obligations of the Company and the Shareholders. The obligation of the Company and each of the Shareholders to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Key Shareholder on behalf of all Shareholders; provided, that, if such waiver would (i) change any Shareholders allocation in the Allocation Schedule or (ii) treat any Shareholder in a manner disproportionately adverse to other Shareholder, then such waiver must be waived in writing by the affected Shareholders:

(a) Representations and Warranties. (i) The SPAC Fundamental Representations shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), and (ii) the representations and warranties of SPAC (other than the SPAC Fundamental Representations) contained in Article 6 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date) except, in the case of this clause (ii), where the failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

(b) Agreements and Covenants. SPAC shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) No SPAC Material Adverse Effect. Since the date of this Agreement, there has not occurred a SPAC Material Adverse Effect that is continuing.

(d) Backstop Agreement. The Backstop Agreement shall be in full force and effect, and Sponsor (or an Affiliate thereof) shall have complied in all material respects with all covenants, agreements and conditions required by the Backstop Agreement to be complied with by it concurrently with the Closing, except where the failure of such compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of SPAC to consummate the Closing.

(e) Domestication. The Domestication shall have been consummated at least one Business Day prior to the Closing Date.

(f) Officer’s Certificate. SPAC shall have delivered to the Company a certificate signed by an officer of SPAC, dated as of the Closing Date, certifying that the conditions specified in Section 10.3(a), Section 10.3(b) and Section 10.3(c) have been fulfilled.

(g) Investor Rights Agreement. SPAC shall have delivered to the Company the Investor Rights Agreement duly executed by SPAC.

10.4 Frustration of Conditions. None of SPAC or the Company may rely on the failure of any condition set forth in this Article 10 to be satisfied if such failure was primarily caused by such Party’s breach of any of its covenants or obligations set forth in this Agreement.

ARTICLE 11

TERMINATION/EFFECTIVENESS

11.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing, solely:

(a) by mutual written consent of SPAC, the Shareholders and the Company;

(b) by SPAC, if any of the representations or warranties set forth in Article 4 or Article 5 shall not be true and correct or if the Company or any Shareholder has failed to perform or has otherwise breached any of its covenants or agreements set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 10.2(a) or Section 10.2(b) would not be satisfied (assuming the Closing occurred as of such date) and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof is delivered to the Company by SPAC, and (ii) the Termination Date; provided, however, that SPAC is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 10.2(a) or Section 10.2(b) from being satisfied (assuming the Closing occurred as of such date);

(c) by the Shareholders, if any of the representations or warranties set forth in Article 6 shall not be true and correct or if SPAC has failed to perform any covenant or agreement on the part of SPAC set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 10.3(a) or Section 10.3(b) could not be satisfied (assuming the Closing occurred as of such date) and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof is delivered to SPAC by the Company and (ii) the Termination Date; provided, however, none of the Company or Shareholders is then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 10.3(a) or Section 10.3(b) from being satisfied (assuming the Closing occurred as of such date);

(d) by either SPAC or the Shareholders, if the transactions contemplated by this Agreement shall not have been consummated on or prior to January 26, 2027 (the “Termination Date”); provided, that if on the Termination Date, the only conditions to Closing set forth in Article 10 that have not been satisfied or waived are those set forth in Section 10.1(e) (Registration Statement) or Section 10.1(b) (SPAC Shareholder Approval), the Termination Date shall be automatically extended to April 26, 2027 (the “Extended Termination Date”); provided further that (i) the right to terminate this Agreement pursuant to this Section 11.1(d) shall not be available to SPAC if SPAC’s breach of any of its covenants or obligations under this Agreement, or any Ancillary Documents to which it is a party, shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 11.1(d) shall not be available to the Key Shareholder if the Company’s or any Shareholder’s breach of any of its covenants or obligations under this Agreement, or any Ancillary Documents to which it is a party, shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either SPAC or the Shareholders, if any Governmental Authority shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such Order or other action shall have become final and nonappealable; or

(f) by either SPAC or the Shareholders, if the SPAC Shareholders Meeting has been held (including any adjournment thereof), has concluded, SPAC’s shareholders have duly voted and the Required SPAC Shareholder Approval was not obtained.

11.2 Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, this Agreement shall thereupon become null and void and of no further force and effect and there shall be no Liability on the part of any Party to another Party, except that (a) the provisions of Section 9.5, Article 12, and this Section 11.2 shall remain in full force and effect and (b) nothing in this Section 11.2 shall be deemed to (i) release any Party from any Liability for any willful and material breach by such Party of any term of this Agreement prior to the date of termination or in respect of any Fraud Claim or (ii) impair the right of any Party to compel specific performance by any other Party of such other Party’s obligations under this Agreement prior to the valid termination of this Agreement; provided, further, that nothing in this Section 11.2 shall, in any way, limit the waivers against the Trust Account as set forth in Section 12.16.

ARTICLE 12

MISCELLANEOUS

12.1 Survival. None of the representations, warranties, covenants obligations or other agreements of SPAC, the Company and the Shareholders contained in this Agreement or in any other Ancillary Document (including all schedules and exhibits hereto and thereto and all certificates, documents and instruments furnished pursuant to this Agreement on or after the date hereof) shall survive the Closing, except for (a) those covenants and agreements that by their terms expressly contemplate performance in whole or in part after the Closing and (b) Fraud Claims, which shall survive the Closing indefinitely.

12.2 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to SPAC to:

Research Alliance Corporation III

600 Fifth Avenue, 23rd Floor

New York, NY

Attn: [***]

Email: [***]

with a copy (which shall not constitute notice) to:

Cooley LLP

55 Hudson Yards

New York, NY 10001

Attn: Kevin Cooper; Lindsey O. Crow; Eric Blanchard

Email: [***]; [***]; [***]

(b)	If to the Company to:

OHB Pediatrics Ltd.

3rd Floor

1 Ashley Road

Altrincham,

Cheshire, UK, WA14 2DT

Attn: [***]

Email: [***]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attn:   Jocelyn Arel, Marianne C. Sarazin

Email:  [***]; [***]

(c)	If to any Shareholder, to the address set forth on its signature page hereto with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attn:   Jocelyn Arel, Marianne C. Sarazin

Email:  [***]; [***]

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

12.3 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties; provided, that the Company may delegate the performance of its obligations or assign its rights hereunder in part or in whole to any Affiliate of the Company so long as the Company remains fully responsible for the performance of the delegated obligations. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.3 shall be null and void, ab initio.

12.4 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 9.7, Section 12.18 and the two subsequent sentences of this Section 12.4, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 12.10, Section 12.11, Section 12.12 and this Section 12.4 (to the extent related to the foregoing). Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 12.5 and this Section 12.4 (to the extent related to the foregoing).

12.5 No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any SPAC Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non- Party Affiliates, in the case of the Company, and the SPAC Non-Party Affiliates, in the case of SPAC, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, SPAC or any Non-Party Affiliate concerning any Group Company, SPAC, this Agreement or the Transactions.

12.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, that if the Closing occurs, SPAC shall bear and pay all such fees and expenses of SPAC and the Company.

12.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the laws of the Cayman Islands shall also apply to the Domestication).

12.8 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

12.9 Schedules and Exhibits. All references herein to Schedules, Annexes and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

12.10 Entire Agreement. This Agreement (together with the Schedules, Annexes and Exhibits to this Agreement) and that certain Confidentiality Agreement, dated as of May 22, 2026, between SPAC and the Company (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

12.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the shareholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 11.1 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 12.11.

12.12 Extension; Waiver. The Company prior to the Closing, and the Company and the Sponsor after the Closing may (a) extend the time for the performance of any of the obligations or other acts of SPAC set forth herein, (b) waive any inaccuracies in the representations and warranties of SPAC set forth herein or (c) waive compliance by SPAC with any of the agreements or conditions set forth herein. SPAC may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

12.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

12.14 Jurisdiction; Waiver of Trial by Jury. Any Action based upon, arising out of or related to this Agreement or the Transactions shall be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.14. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

12.15 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement or any other Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of any Transaction Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.1, this being in addition to any other remedy to which they are entitled under any Transaction Agreement or under applicable Law, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of any Transaction Agreement and to enforce specifically the terms and provisions of any Transaction Agreement in accordance with this Section 12.15 shall not be required to provide any bond or other security in connection with any such injunction.

12.16 Trust Account Waiver. Reference is made to the final prospectus of SPAC, filed with the SEC (File No. 333-294549) on May 20, 2026 (the “Prospectus”). The Company acknowledges, agrees and understands that SPAC has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public shareholders (the “Public Shareholders”), and SPAC may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of SPAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company nor any of its Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SPAC or any of its Representatives, on the one hand, and, the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company (on its own behalf and on behalf of its Representatives) hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with SPAC or its Affiliates).

12.17 Conflicts and Privilege.

(a) Each of the Parties, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the shareholders or holders of other equity interests of SPAC or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company) prior to the Closing (collectively, the “Sponsor Group”), on the one hand, and (y) the Company and/or any member of the OHB Group, on the other hand, any legal counsel, including Cooley LLP (“Cooley”) and Maples and Calder (Cayman) LLP that represented SPAC and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Sponsor Group, in such dispute even though the interests of such Persons may be directly adverse to the Company, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for SPAC and/or the Sponsor. Each of the Parties, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Agreements or the transactions contemplated hereby or thereby) between or among SPAC, the Sponsor and/or any other member of the Sponsor Group, on the one hand, and Cooley, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Closing and belong to the Sponsor Group after the Closing, and shall not pass to or be claimed or controlled by SPAC or the Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Company.

(b) Each of the Parties, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Shareholders or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates prior to the Closing (collectively, the “OHB Group”), on the one hand, and (y) SPAC and/or any member of the Sponsor Group, on the other hand, any legal counsel, including Goodwin Procter LLP (“Goodwin”) that represented the Company prior to the Closing may represent any member of the OHB Group in such dispute even though the interests of such Persons may be directly adverse to SPAC, and even though such counsel may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for SPAC or the Company, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the OHB Group, on the one hand, and Goodwin, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Closing and belong to the OHB Group after the Closing, and shall not pass to or be claimed or controlled by SPAC. Notwithstanding the foregoing, any privileged communications or information shared by SPAC prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of SPAC.

12.18 Placement Agents. Each of Leerink Partners LLC, UBS Securities LLC, Wells Fargo Securities, LLC and LifeSci Capital LLC (together, the “Placement Agents” and each a “Placement Agent”) shall be entitled to rely on the representations and warranties of the Company and the SPAC set forth in Article 4 and Article 6, respectively, as if such representations and warranties were made specifically to the Placement Agents as third-party beneficiaries with respect to this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have hereunto caused this Business Combination Agreement to be duly executed as of the date hereof.

RESEARCH ALLIANCE CORPORATION III

By:	/s/ Matthew Hammond
Name:	Matthew D. Hammond
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, the Parties have hereunto caused this Business Combination Agreement to be duly executed as of the date hereof.

OHB PEDIATRICS LTD.

By:	/s/ Josh Distler
Name:	Josh Distler
Title:	Director

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, the Parties have hereunto caused this Business Combination Agreement to be duly executed as of the date hereof.

OAK HILL BIO HOLDINGS LTD.

By:	/s/ Josh Distler
Name:	Josh Distler
Title:	Director

Notice Address:

21 Old Littleton Road
Harvard, MA
United States 01451

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, the Parties have hereunto caused this Business Combination Agreement to be duly executed as of the date hereof.

AEF PLUS PRIVATES FUND, LLC
ACTING BY BALYASNY ASSET MANAGEMENT L.P., ITS INVESTMENT ADVISOR

By:	/s/ Mark Romis
Name:	Mark Romis
Title:	Head of Legal, Investment Funds

Notice Address:

c/o Balyasny Asset Management L.P.
444 West Lake Street, 50th Floor
Chicago, IL 60606
Attn: legal department

Email for notices: [***]

Email for share certificates: [***]

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, the Parties have hereunto caused this Business Combination Agreement to be duly executed as of the date hereof.

ATLAS PRIVATE HOLDINGS VIII, LTD.
ACTING BY BALYASNY ASSET MANAGEMENT L.P., ITS INVESTMENT ADVISOR

By:	/s/ Mark Romis
Name:	Mark Romis
Title:	Head of Legal, Investment Funds

c/o Balyasny Asset Management L.P.
444 West Lake Street, 50th Floor
Chicago, IL 60606
Attn: legal department

Email for notices: [***]

Email for share certificates: [***]

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, the Parties have hereunto caused this Business Combination Agreement to be duly executed as of the date hereof.

VENBIO GLOBAL STRATEGIC FUND V, L.P.
ACTING BY VENBIO GLOBAL STRATEGICS GP V, LLC, ITS GENERAL PARTNER

By:	/s/ Richard Gaster
Name:	Richard Gaster
Title:	Managing Partner

Notice Address:

700 Owens Street, Suite 595
San Francisco, CA 94158

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, the Parties have hereunto caused this Business Combination Agreement to be duly executed as of the date hereof.

KCAP BIOTECHNOLOGY FUND, LP

By:	/s/ Douglas Fambrough
Name:	Douglas Fambrough
Title:	Managing Member, Kuahiwi Capital LLC

Notice Address:

101 Huntington Ave, Suite 505
Boston, MA 02199
United States

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, the Parties have hereunto caused this Business Combination Agreement to be duly executed as of the date hereof.

ATHANOR CAPITAL

By:	/s/ Diana Thiara
Name:	Diana Thiara
Title:	MD

Notice Address:

PO Box 897
Windward 1
Cayman Islands
Grand Cayman
KY1-1103

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, the Parties have hereunto caused this Business Combination Agreement to be duly executed as of the date hereof.

SEMANTI D. KULKARNI TRUST

By:	/s/ Semanti D. Kulkarni
Name:	Semanti D. Kulkarni
Title:	Trustee

Notice Address:

9400 SW 60th Ct
Miami
United States
FL 33156

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, the Parties have hereunto caused this Business Combination Agreement to be duly executed as of the date hereof.

JANUS HENDERSON BIOTECH INNOVATION MASTER FUND LIMITED. ACTING BY JANUS HENDERSON INVESTORS US LLC, ITS INVESTMENT ADVISOR

By:	/s/ Agustin Mohedas
Name:	Agustin Mohedas
Title:	Authorized Signatory

Notice Address:

[Signature Page to Business Combination Agreement]

Annex A

Required Governing Documents Proposal

Exhibit A

Form of Sponsor Letter Agreement

[Filed Separately]

Exhibit B

Form of Subscription Agreement

[Filed Separately]

Exhibit C

Form of Investor Rights Agreement

[Filed Separately]

Exhibit D

Form of SPAC Charter Upon Domestication

CERTIFICATE OF INCORPORATION

OF

[●]

ARTICLE I

The name of the Corporation is [●].

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is [●]. The name of its registered agent at such address is [●].

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have authority to issue is [●], of which (i) [●] shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) [●] shares shall be a class designated as preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Except as otherwise provided in any certificate of designation of any series of Preferred Stock, the number of authorized shares of the class of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of such class then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor. For the avoidance of doubt, the elimination and reduction of the voting requirements of Section 242 of the DGCL, as permitted by Section 242(d) of the DGCL, shall apply to any amendments to the Amended and Restated Certificate of Incorporation (the “Certificate”).

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

A. COMMON STOCK

Subject to all the rights, powers and preferences of the Preferred Stock and except as provided by law or in this Certificate (including any certificate of designation of any series of Preferred Stock):

(a) the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (including any amendment to a certificate of designation of any series of Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (including any certificate of designation of any series of Preferred Stock) or pursuant to the DGCL;

(b) dividends may be declared and paid or set apart for payment upon the shares of Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when, as and if declared by the Board of Directors of the Corporation (the “Board”) or any authorized committee thereof; and

(c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

B. PREFERRED STOCK

The Board of Directors or any authorized committee thereof is expressly authorized to provide by resolution or resolutions for, out of the unissued shares of Preferred Stock, the issuance of the shares of Preferred Stock in one or more series of such stock, and by filing a certificate of designation pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof, all to the fullest extent now or hereafter permitted by the DGCL. The powers, preferences and relative, participating, optional and other special rights of each such series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Without limiting the generality of the foregoing, the resolution or resolutions providing for the issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

ARTICLE V

STOCKHOLDER ACTION

1. Action without Meeting. Subject to the rights, if any, of the holders of shares of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a consent of stockholders in lieu thereof.

2. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of shares of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

ARTICLE VI

DIRECTORS

1. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

2. Number of Directors; Term of Office. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, the number of directors of the Corporation (the “Directors”) shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes. The term of office of the initial Class I Directors shall expire at the first regularly-scheduled annual meeting of stockholders following the initial effectiveness of this certificate. The term of office of the initial Class II Directors shall expire at the second annual meeting of stockholders following the initial effectiveness of this certificate. The term of office of the initial Class III Directors shall expire at the third annual meeting of stockholders following the initial effectiveness of this certificate. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification of the Board of Directors becomes effective. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death, disqualification or removal. No decrease in the number of Directors shall shorten the term of any incumbent Director. There shall be no cumulative voting in the election of Directors. Election of Directors need not be by written ballot unless the Bylaws of the Corporation so provide.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect additional Directors, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate, including any certificate of designation applicable to such series of Preferred Stock. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional Directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of Directors shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions, and (ii) each such additional Director shall serve until such Director’s successor shall have been duly elected and qualified, or until such Director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such Director’s earlier death, resignation, retirement, disqualification or removal. Notwithstanding any other provision of this Certificate of Incorporation, except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate (in which case each such Director shall thereupon cease to be qualified as, and shall cease to be, a Director) and the total authorized number of Directors shall automatically be reduced accordingly.

3. Vacancies and Newly Created Directorships. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies and newly created directorships in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, or by a sole remaining Director, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until such Director’s earlier resignation, disqualification, death or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI.3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

4. Removal. Subject to the rights, if any, of any series of Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director may be removed from office (i) only for cause and (ii) only by the affirmative vote of the holders not less than two-thirds (2/3) of the voting power of the outstanding shares of capital stock then entitled to vote at an election of Directors.

ARTICLE VII

LIMITATION OF LIABILITY

1. Directors. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended from time to time, a Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of such Director’s fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

2. Officers. To the fullest extent permitted by the DGCL, as the same exists or may thereafter be amended from time to time, an Officer (as defined below) of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of such Officer’s fiduciary duty as an officer of the Corporation, except for liability (a) for any breach of the Officer’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any transaction from which the Officer derived an improper personal benefit, or (d) arising from any claim brought by or in the right of the Corporation. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Officers, then the liability of an Officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. For purposes of this Article VII, “Officer” shall mean an individual who has been duly appointed as an officer of the Corporation and who, at the time of an act or omission as to which liability is asserted, is deemed to have consented to service by the delivery of process to the registered agent of the Corporation as contemplated by 10 Del. C. § 3114(b).

3. Indemnification. The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any Person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

4. Amendment or Modification. Any amendment, repeal or modification of this Article VII or any amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director or Officer, as applicable, at the time of such amendment, repeal or modification.

ARTICLE VIII

AMENDMENT OF BYLAWS

1. Amendment by Directors. Except as otherwise provided by law, the Bylaws of the Corporation may be adopted, amended or repealed by the Board of Directors.

2. Amendment by Stockholders. Except as otherwise provided therein, the Bylaws of the Corporation may be amended or repealed by the stockholders by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal, such amendment or repeal shall only require the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. For the avoidance of doubt, the provisions of Sections 242(d)(1) and (d)(2) of the DGCL shall apply to the Corporation.

[End of Text]

THIS CERTIFICATE OF INCORPORATION is executed as of this [●] day of [●], 2026.

[●]

By:
Name:
Title:

Exhibit E

Form of SPAC Bylaws Upon Domestication

AMENDED AND RESTATED

BYLAWS

OF

[●]

(the “Corporation”)

ARTICLE I

Stockholders

SECTION 1. Annual Meeting. The annual meeting of stockholders (any such meeting being referred to in these Bylaws as an “Annual Meeting”) shall be held at the hour, date and place within or without the United States that is fixed by or in the manner determined by the Board of Directors and stated in the notice of the meeting, which time, date and place may subsequently be changed at any time, before or after the notice for such meeting has been sent to the stockholders, by vote of the Board of Directors. The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office. If no Annual Meeting has been held for a period of thirteen (13) months after the Corporation’s last Annual Meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of these Bylaws or otherwise, all the force and effect of an Annual Meeting. Any and all references hereafter in these Bylaws to an Annual Meeting or Annual Meetings also shall be deemed to refer to any special meeting(s) in lieu thereof.

SECTION 2. Notice of Stockholder Business and Nominations.

(a) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board of Directors of the Corporation (the “Board of Directors”) and the proposal of other business to be considered by the stockholders may be brought before an Annual Meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice of the Annual Meeting provided for in this Bylaw, who is entitled to vote at the meeting, who is present (in person or by proxy) at the meeting and who complies with the notice procedures set forth in this Bylaw as to such nomination or business. For the avoidance of doubt, the foregoing clause (ii) shall be the exclusive means for a stockholder to bring nominations or business properly before an Annual Meeting (other than matters properly brought under Rule 14a-8 (or any successor rule) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and such stockholder must comply with the notice and other procedures set forth in Article I, Section 2(a)(2), (3) and (4) of this Bylaw to bring such nominations or business properly before an Annual Meeting. In addition to the other requirements set forth in this Bylaw, for any proposal of business to be considered at an Annual Meeting, it must be a proper subject for action by stockholders of the Corporation under Delaware law.

(2) For nominations or other business to be properly brought before an Annual Meeting by a stockholder pursuant to clause (ii) of Article I, Section 2(a)(1) of this Bylaw, the stockholder must (i) have given Timely Notice (as defined below) thereof in writing to the Secretary of the Corporation, (ii) have provided any updates or supplements to such notice at the times and in the forms required by this Bylaw and (iii) together with the beneficial owner(s), if any, on whose behalf the nomination or business proposal is made, have acted in accordance with the representations set forth in the Solicitation Statement (as defined below) required by this Bylaw. To be timely, a stockholder’s written notice must be received by the Secretary at the principal executive offices of the Corporation not later than 5:00 p.m. Eastern time on the ninetieth (90th) day nor earlier than 5:00 p.m. Eastern Time on the one hundred twentieth (120th) day prior to the one-year anniversary of the preceding year’s Annual Meeting; provided, however, that in the event the Annual Meeting is first convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no Annual Meeting was held in the preceding year, notice by the stockholder to be timely must be received by the Secretary of the Corporation not later than 5:00 p.m. Eastern time on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods shall be referred to as “Timely Notice”). Notwithstanding anything to the contrary provided herein, for the first Annual Meeting following the effectiveness of these Bylaws, a stockholder’s notice shall be timely if received by the Secretary at the principal executive offices of the Corporation not later than 5:00 p.m. Eastern time on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such Annual Meeting is first made or sent by the Corporation. Such stockholder’s Timely Notice shall set forth or include:

(A) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of capital stock of the Corporation that are held of record or are beneficially owned by the nominee or its Affiliates or Associates (each as defined below) and any Synthetic Equity Interest (as defined below) held or beneficially owned by the nominee or its Affiliates or Associates, (iv) a description of all agreements, arrangements or understandings between or among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder or concerning the nominee’s potential service on the Board of Directors, (v) a questionnaire with respect to the background and qualifications of the nominee completed by the nominee in the form provided by the Corporation (which questionnaire shall be provided by the Secretary upon written request of any stockholder of record identified by name within five (5) business days of such written request), (vi) a representation and agreement in the form provided by the Corporation (which form shall be provided by the Secretary upon written request of any stockholder of record identified by name within five (5) business days of such written request) that: (a) such proposed nominee is not and will not become party to any agreement, arrangement or understanding with any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation in the questionnaire described in clause (v) herein; (b) such proposed nominee is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation in the questionnaire described in clause (v) herein; (c) such proposed nominee would, if elected as a director, comply with all applicable rules and regulations of the exchanges upon which shares of the Corporation’s capital stock trade, each of the Corporation’s corporate governance, ethics, conflict of interest, confidentiality, stock ownership and trading policies and guidelines applicable generally to the Corporation’s directors and, if elected as a director of the Corporation, such person currently would be in compliance with any such policies and guidelines that have been publicly disclosed; (d) such proposed nominee intends to serve as a director for the full term for which he or she is to stand for election; and (e) such proposed nominee will promptly provide to the Corporation such other information as it may reasonably request to determine the eligibility of such proposed nominee to serve on any committee or sub-committee of the Board of Directors under any applicable stock exchange listing requirements or applicable law, or that the Board of Directors reasonably determines could be material to a reasonable stockholder’s understanding of the background, qualifications, experience, independence, or lack thereof, of such proposed nominee; and (vii) any other information relating to such proposed nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(B) as to any other business that the stockholder proposes to bring before the meeting: a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text, if any, of any resolutions or Bylaw amendment proposed for adoption, and any material interest in such business of each Proposing Person (as defined below);

(C) (i) the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and the names and addresses of the other Proposing Persons (if any) and (ii) as to each Proposing Person, the following information: (a) the class or series and number of all shares of capital stock of the Corporation that are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its Affiliates or Associates, including any shares of any class or series of capital stock of the Corporation as to which such Proposing Person or any of its Affiliates or Associates has a right to acquire beneficial ownership at any time in the future (whether or not such right is exercisable immediately or only after the passage of time or upon the satisfaction of any conditions or both) pursuant to any agreement, arrangement or understanding (whether or not in writing), (b) all Synthetic Equity Interests (as defined below) in which such Proposing Person or any of its Affiliates or Associates, directly or indirectly, holds an interest including a description of the material terms of each such Synthetic Equity Interest, including, without limitation, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (1) whether or not such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such shares to such Proposing Person or any of its Affiliates or Associates and (2) whether or not such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such shares, (c) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person or any of its Affiliates or Associates has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation, (d) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such Proposing Person or any of its Affiliates or Associates that are separated or separable from the underlying shares of the Corporation, (e) if such Proposing Person is not a natural person, the identity of the natural person or persons responsible for making voting and investment decisions (including director nominations and any other business that the stockholder proposes to bring before a meeting) on behalf of the Proposing Person (irrespective of whether such person or persons have “beneficial ownership” for purposes of Rule 13d-3 of the Exchange Act of any securities owned of record or beneficially by the Proposing Person) (such person or persons, the “Responsible Person”), (f) any pending or threatened litigation in which such Proposing Person or any of its Affiliates or Associates or any Responsible Person is a party involving the Corporation or any of its officers or directors, or any Affiliate of the Corporation, , and (g) any other information relating to such Proposing Person or any of its Affiliates or Associates that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (a) through (g) are referred to, collectively, as “Material Ownership Interests”); provided, however, that the Material Ownership Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder of record directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner;

(D) (i) a description of all agreements, arrangements or understandings to which any Proposing Person or any of its Affiliates or Associates is a party (whether the counterparty or counterparties are a Proposing Person or any Affiliate or Associate thereof, on the one hand, or one or more other third parties, on the other hand, (including any proposed nominee(s)) (a) pertaining to the nomination(s) or other business proposed to be brought before the meeting of stockholders or (b) entered into for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding) and (ii) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to be providing financial support or meaningful assistance in furtherance of the nomination(s) or other business proposed to be brought before the meeting of stockholders and, to the extent known, the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and

(E) a statement (i) that the stockholder is a holder of record of capital stock of the Corporation entitled to vote at such meeting, a representation that such stockholder intends to appear in person or by proxy at the meeting to propose such business or nominees and an acknowledgement that, if such stockholder (or a qualified representative of such stockholder) does not appear to present such business or proposed nominees, as applicable, at such meeting, the Corporation need not present such business or proposed nominees for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation, (ii) whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, (a) will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the proposal or, in the case of a nomination or nominations, at least 67 percent of the voting power of all of the shares of capital stock of the Corporation entitled to vote on the election of directors or (b) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination, as applicable, (iii) providing a representation as to whether or not such Proposing Person intends to solicit proxies in support of director nominees other than the Corporation’s director nominees in accordance with Rule 14a-19 promulgated under the Exchange Act and (iv) that the stockholder will provide any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (such statement, the “Solicitation Statement”).

For purposes of this Article I, the term “Proposing Person” shall mean the following persons: (i) the stockholder of record providing the notice of nominations or business proposed to be brought before a stockholders’ meeting and (ii) the beneficial owner(s), if different, on whose behalf the nominations or business proposed to be brought before a stockholders’ meeting is made. For purposes of this Section 2, each of the terms “Affiliates” and “Associates” shall have the meaning attributed to such term in Rule 12b-2 under the Exchange Act. For purposes of this Section 2, the term “Synthetic Equity Interest” shall mean any transaction, agreement or arrangement (or series of transactions, agreements or arrangements), including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” or securities lending agreement or arrangement, the purpose or effect of which is to, directly or indirectly: (a) give a person or entity economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit, or share in any profit, or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of, or manage the risk of share price changes for, any person or entity with respect to any shares of any class or series of capital stock of the Corporation, or (c) increase or decrease the voting power of any person or entity with respect to any shares of any class or series of capital stock of the Corporation.

(3) A stockholder providing Timely Notice of nominations or business proposed to be brought before an Annual Meeting shall further update and supplement such notice, if necessary, so that the information (including, without limitation, the Material Ownership Interests information) provided or required to be provided in such notice pursuant to this Bylaw shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to such Annual Meeting, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than 5:00 p.m. Eastern time on the fifth (5th) business day after the record date for the Annual Meeting (in the case of the update and supplement required to be made as of the record date), and not later than 5:00 p.m. Eastern time on the eighth (8th) business day prior to the date of the Annual Meeting (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting). For the avoidance of doubt, the obligation to update as set forth in this Section 2(a)(3) shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder, or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or nomination or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of the stockholders. Notwithstanding the foregoing, if a Proposing Person no longer plans to solicit proxies in accordance with its representation pursuant to Article I, Section 2(a)(2)(E), such Proposing Person shall inform the Corporation of this change by delivering a written notice to the Secretary at the principal executive offices of the Corporation no later than two (2) business days after making the determination not to proceed with a solicitation of proxies. A Proposing Person shall also update its notice so that the information required by Article I, Section 2(a)(2)(C) is current through the date of the meeting or any adjournment, postponement or rescheduling thereof, and such update shall be delivered in writing to the secretary at the principal executive offices of the Corporation no later than two (2) business days after the occurrence of any material change to the information previously disclosed pursuant to Article I, Section 2(a)(2)(C).

(4) Notwithstanding anything in the second sentence of Article I, Section 2(a)(2) of this Bylaw to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with the second sentence of Article I, Section 2(a)(2), a stockholder’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary of the Corporation not later than 5:00 p.m. Eastern time on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b) General.

(1) Only such persons who are nominated in accordance with the provisions of this Bylaw shall be eligible for election and to serve as directors, and only such business shall be conducted at an Annual Meeting as shall have been brought before the meeting in accordance with the provisions of this Bylaw or in accordance with Rule 14a-8 under the Exchange Act. The Board of Directors or a designated committee thereof shall have the power to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the provisions of this Bylaw. If neither the Board of Directors nor such designated committee makes a determination as to whether any stockholder proposal or nomination was made in accordance with the provisions of this Bylaw, the chair of the meeting (as defined in Section 9 of this Article I) shall have the power and duty to determine whether the stockholder proposal or nomination was made in accordance with the provisions of this Bylaw. If the Board of Directors or a designated committee thereof or the chair of the meeting, as applicable, determines that any stockholder proposal or nomination was not made in accordance with the provisions of this Bylaw, such proposal or nomination shall be disregarded and shall not be presented for action at the Annual Meeting.

(2) Except as otherwise required by law, nothing in this Article I, Section 2 shall obligate the Corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board of Directors information with respect to any nominee for director or any other matter of business submitted by a stockholder.

(3) Notwithstanding the foregoing provisions of this Article I, Section 2, if the nominating or proposing stockholder (or a qualified representative of the stockholder) does not appear at the Annual Meeting to present a nomination or any business, such nomination or business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Article I, Section 2, to be considered a qualified representative of the proposing stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders, and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, to the chair of the meeting at the meeting of stockholders.

(4) For purposes of this Bylaw, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(5) Notwithstanding the foregoing provisions of this Bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder, including, but not limited to, Rule 14a-19 of the Exchange Act, with respect to the matters set forth in this Bylaw. If a stockholder fails to comply with any applicable requirements of the Exchange Act, including, but not limited to, Rule 14a-19 promulgated thereunder, such stockholder’s proposed nomination or proposed business shall be deemed to have not been made in compliance with this Bylaw and shall be disregarded.

(6) Further notwithstanding the foregoing provisions of this Bylaw, unless otherwise required by law, (i) no Proposing Person shall solicit proxies in support of director nominees other than the Corporation’s nominees unless such Proposing Person has complied with Rule 14a-19 promulgated under the Exchange Act in connection with the solicitation of such proxies, including the provision to the Corporation of notices required thereunder with timely notice and (ii) if any Proposing Person (A) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, (B) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) promulgated under the Exchange Act, including the provision to the Corporation of notices required thereunder with timely notice and (C) no other Proposing Person has provided notice pursuant to, and in compliance with, Rule 14a-19 under the Exchange Act that it intends to solicit proxies in support of the election of such proposed nominee in accordance with Rule 14a-19(b) under the Exchange Act, then such proposed nominee shall be disqualified from nomination, the Corporation shall disregard the nomination of such proposed nominee and no vote on the election of such proposed nominee shall occur. Upon request by the Corporation, if any Proposing Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such Proposing Person shall deliver to the Corporation, no later than five (5) business days prior to the applicable meeting date, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

(7) The number of nominees a stockholder may nominate for election at the Annual Meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the Annual Meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such Annual Meeting. A stockholder may not designate any substitute nominees unless the stockholder provides timely notice of such substitute nominee(s) in accordance with these By-laws (and such notice contains all of the information, representations, questionnaires and certifications with respect to such substitute nominee(s) that are required by the By-laws with respect to nominees for director).

SECTION 3. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board of Directors. The Board of Directors may postpone or reschedule any previously scheduled special meeting of stockholders. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Nominations of persons for election to the Board of Directors and stockholder proposals of other business shall not be brought before a special meeting of stockholders to be considered by the stockholders unless such special meeting is held in lieu of an annual meeting of stockholders in accordance with Article I, Section 1 of these Bylaws, in which case such special meeting in lieu thereof shall be deemed an Annual Meeting for purposes of these Bylaws and the provisions of Article I, Section 2 of these Bylaws shall govern such special meeting.

SECTION 4. Notice of Meetings; Adjournments.

(a) A notice of each Annual Meeting stating the hour, date and place, if any, of such Annual Meeting, the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given not less than ten (10) days nor more than sixty (60) days before the Annual Meeting, to each stockholder entitled to vote thereat by delivering such notice to such stockholder or by mailing it, postage prepaid, addressed to such stockholder at the address of such stockholder as it appears on the Corporation’s stock transfer books. Without limiting the manner by which notice may otherwise be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

(b) Notice of all special meetings of stockholders shall be given in the same manner as provided for Annual Meetings, except that the notice of all special meetings shall also state the purpose or purposes for which the meeting has been called.

(c) Notice of an Annual Meeting or special meeting of stockholders need not be given to a stockholder if a waiver of notice is executed, or waiver of notice by electronic transmission is provided, before or after such meeting by such stockholder or if such stockholder attends such meeting, unless such attendance is for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.

(d) The Board of Directors may postpone and reschedule or cancel any previously scheduled Annual Meeting or special meeting of stockholders and any record date with respect thereto, regardless of whether any notice or public disclosure with respect to any such meeting has been sent or made pursuant to Section 2 of this Article I or otherwise. In no event shall the public announcement of an adjournment, postponement or rescheduling of any previously scheduled meeting of stockholders commence a new time period for the giving of a stockholder’s notice under this Article I.

(e) When any meeting is convened, the chair of the meeting or the stockholders present or represented by proxy at such meeting may adjourn the meeting from time to time for any reason, regardless of whether a quorum is present, to reconvene at any other time and at any place at which a meeting of stockholders may be held under these Bylaws. When any Annual Meeting or special meeting of stockholders is adjourned to another hour, date or place (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), notice need not be given of the adjourned meeting if the time, place, if any, thereof and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting given in accordance with this Section 4; provided, however, that if the adjournment is for more than thirty (30) days from the meeting date, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting shall be given to each stockholder of record entitled to vote thereat and each stockholder who, by law or under the Certificate of Incorporation of the Corporation (as the same may hereafter be amended and/or restated, the “Certificate”) or these Bylaws, is entitled to such notice.

SECTION 5. Quorum. Except as otherwise provided by law, the certificate of incorporation or these Bylaws, at each meeting of stockholders, the presence in person or by remote communication, if applicable, or represented by proxy, of the holders of a majority in voting power of the outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. If less than a quorum is present at a meeting, the chair of the meeting or the holders of voting stock, by the affirmative vote of a majority of the voting power present in person or by proxy and entitled to vote thereon, may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as otherwise provided in Section 4 of this Article I. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed. The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

SECTION 6. Voting and Proxies.

(a) The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Article IV, Section 4 of these Bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL. Stockholders shall have one vote for each share of stock entitled to vote owned by them of record according to the stock ledger of the Corporation as of the record date, unless otherwise provided by law or by the Certificate. Stockholders may vote either (i) in person, (ii) by written proxy or (iii) by a transmission permitted by Section 212(c) of the DGCL. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission permitted by Section 212(c) of the DGCL may be substituted for or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission. Proxies shall be filed in accordance with the procedures established for the meeting of stockholders. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by or on behalf of any one of them unless at or prior to the exercise of the proxy the Corporation receives a specific written notice to the contrary from any one of them. In the event the Corporation receives proxies for disqualified or withdrawn nominees for the Board of Directors, such votes for such disqualified or withdrawn nominees in the proxies will be treated as abstentions.

(b) Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.

SECTION 7. Action at Meeting. When a quorum is present at any meeting of stockholders, any matter before any such meeting (other than an election of a director or directors) shall be decided by a majority of the votes properly cast for and against such matter, except where a larger vote is required by law, by the Certificate or by these Bylaws. Any election of directors by stockholders shall be determined by a plurality of the votes properly cast on the election of directors.

SECTION 8. Stockholder Lists. The Corporation shall prepare, no later than the tenth (10th) day before each Annual Meeting or special meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder; provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of ten (10) days ending on the day before the meeting date in the manner provided by law.

SECTION 9. Conduct of Meeting. The Board of Directors may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with rules, regulations and procedures adopted by the Board of Directors, the chair of the meeting shall have the right to prescribe such rules, regulations and procedures and to do all such acts, as, in the judgment of such chair, are necessary, appropriate or convenient for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or the chair of the meeting, may include, without limitation, the following: (a) the establishment of an agenda for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present at the meeting; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies, or such other persons as the chair of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; (e) the determination of the circumstances in which any person may make a statement or ask questions and limitations on the time allotted to questions or comments; (f) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (g) the exclusion or removal of any stockholders or any other individual who refuses to comply with meeting rules, regulations, or procedures; (h) restrictions on the use of audio and video recording devices, cell phones and other electronic devices; (i) rules, regulations and procedures for compliance with any federal, state or local laws or regulations (including those concerning safety, health or security); (j) procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting; and (k) rules, regulations or procedures regarding the participation by means of remote communication of stockholders and proxy holders not physically present at a meeting, whether such meeting is to be held at a designated place or solely by means of remote communication. The chair of the meeting shall be: (i) such person as the Board of Directors shall have designated to preside over all meetings of the stockholders; (ii) if the Board of Directors has not so designated such a chair of the meeting or if the chair of the meeting is unable to so preside or is absent, then the Chairperson of the Board, if one is elected; (iii) if the Board of Directors has not so designated a chair of the meeting and there is no Chairperson of the Board, or if the chair of the meeting or the Chairperson of the Board is unable to so preside or is absent, then the Chief Executive Officer, if one is elected; or (iv) in the absence or inability to serve of any of the aforementioned persons, the President of the Corporation. Unless and to the extent determined by the Board of Directors or the chair of the meeting, the chair of the meeting shall not be obligated to adopt or follow any technical, formal or parliamentary rules or principles of procedure. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chair of the meeting appoints.

SECTION 10. Inspectors of Elections. The Corporation shall, in advance of any meeting of stockholders, appoint one or three inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chair of the meeting officer shall appoint one or more inspectors to act at the meeting. Any inspector may, but need not, be an officer, employee or agent of the Corporation. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall perform such duties as are required by the DGCL, including the counting of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. The chair of the meeting may review all determinations made by the inspectors, and in so doing the chair of the meeting shall be entitled to exercise his or her sole judgment and discretion and he or she shall not be bound by any determinations made by the inspectors. All determinations by the inspectors and, if applicable, the chair of the meeting, shall be subject to further review by any court of competent jurisdiction.

ARTICLE II

Directors

SECTION 1. Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as otherwise provided by the Certificate or required by law.

SECTION 2. Number and Terms. The number of directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors, provided the Board of Directors shall consist of at least one (1) member. The directors shall hold office in the manner provided in the Certificate.

SECTION 3. Qualification. No director need be a stockholder of the Corporation.

SECTION 4. Vacancies. Vacancies in the Board of Directors shall be filled in the manner provided in the Certificate.

SECTION 5. Removal. Directors may be removed from office only in the manner provided in the Certificate or by applicable law.

SECTION 6. Resignation. A director may resign at any time by electronic transmission or by giving written notice to the Chairperson of the Board, if one is elected, the President or the Secretary. A resignation shall be effective upon receipt, unless the resignation otherwise provides.

SECTION 7. Regular Meetings. Regular meetings of the Board of Directors may be held at such hour, date and place (if any) as the Board of Directors may from time to time determine and publicize by means of reasonable notice given to any director who is not present when such determination is made.

SECTION 8. Special Meetings. Special meetings of the Board of Directors may be called, orally or in writing, by or at the request of a majority of the directors, the Chairperson of the Board, if one is elected, or the President. The person calling any such special meeting of the Board of Directors may fix the hour, date and place (if any) thereof. Notice thereof shall be given to each director as provided in Section 9 of this Article II.

SECTION 9. Notice of Meetings. Notice of the hour, date and place (if any) of all special meetings of the Board of Directors shall be given to each director by the Secretary or an Assistant Secretary, or in case of the death, absence, incapacity or refusal of such persons, by the Chairperson of the Board, if one is elected, the President or such other officer designated by the Chairperson of the Board, if one is elected, or any one of the directors calling the meeting. Notice of any special meeting of the Board of Directors shall be given to each director in person, by telephone, or by facsimile, electronic mail or other form of electronic communication, sent to his or her business or home address, at least twenty-four (24) hours in advance of the meeting, or by written notice mailed to his or her business or home address, at least forty-eight (48) hours in advance of the meeting provided, however, that if the person or persons calling the meeting determine that it is otherwise necessary or advisable to hold the meeting sooner, then such person or persons may prescribe a shorter time period for notice to be given personally or by telephone, facsimile, electronic mail or other similar means of communication. Such notice shall be deemed to be delivered when hand-delivered to such address; read to such director by telephone; deposited in the mail so addressed, with postage thereon prepaid, if mailed; or dispatched or transmitted if sent by facsimile transmission or by electronic mail or other form of electronic communication. A written waiver of notice signed or electronically transmitted before or after a meeting by a director and filed with the records of the meeting shall be deemed to be equivalent to notice of the meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because such meeting is not lawfully called or convened. Except as otherwise required by law, by the Certificate or by these Bylaws, neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

SECTION 10. Quorum. At any meeting of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business, but if less than a quorum is present at a meeting, a majority of the directors present may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice. Any business that might have been transacted at the meeting as originally noticed may be transacted at such adjourned meeting at which a quorum is present. For purposes of this Article II, the total number of directors includes any unfilled vacancies on the Board of Directors.

SECTION 11. Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the affirmative vote of a majority of the directors present shall constitute action by the Board of Directors, unless otherwise required by law, by the Certificate or by these Bylaws.

SECTION 12. Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing or by electronic transmission. After such action is taken, the writing or writings or electronic transmission or transmissions shall be filed with the records of the meetings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such consent shall be treated as a resolution of the Board of Directors for all purposes.

SECTION 13. Manner of Participation. Directors may participate in meetings of the Board of Directors by means of video conference, conference telephone or other communications equipment by means of which all directors participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting for purposes of these Bylaws.

SECTION 14. Presiding Director. The Board of Directors shall designate a representative to preside over all meetings of the Board of Directors, provided that if the Board of Directors does not so designate such a presiding director or such designated presiding director is unable to so preside or is absent, then the Chairperson of the Board, if one is elected, shall preside over all meetings of the Board of Directors. If both the designated presiding director, if one is so designated, and the Chairperson of the Board, if one is elected, are unable to preside or are absent, the Board of Directors shall designate an alternate representative to preside over a meeting of the Board of Directors.

SECTION 15. Committees. The Board of Directors may designate one or more committees, including, without limitation, a Compensation Committee, a Nominating & Corporate Governance Committee and an Audit Committee, and may delegate thereto some or all of its powers to such committee(s) except those which by law, by the Certificate or by these Bylaws may not be delegated. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Directors or in such rules, its business shall be conducted so far as possible in the same manner as is provided by these Bylaws for the Board of Directors. All members of such committees shall hold such offices at the pleasure of the Board of Directors. The Board of Directors may abolish any such committee at any time. Any committee to which the Board of Directors delegates any of its powers or duties shall keep records of its meetings.

SECTION 16. Compensation of Directors. Directors shall receive such compensation for their services as shall be determined by the Board of Directors, or a designated committee thereof, provided that directors who are serving the Corporation as employees shall not receive any salary or other compensation for their services as directors of the Corporation.

SECTION 17. Emergency By-laws. In the event of any emergency, disaster, catastrophe or other similar emergency condition of a type described in Section 110(a) of the DGCL (an “Emergency”), notwithstanding any different or conflicting provisions in the DGCL, the Certificate or these By-laws, during such Emergency:

(a) A meeting of the Board of Directors or a committee thereof may be called by any director, the Chairperson of the Board, the Chief Executive Officer, the President or the Secretary by such means as, in the judgment of the person calling the meeting, may be feasible at the time, and notice of any such meeting of the Board of Directors or any committee may be given, in the judgment of the person calling the meeting, only to such directors as it may be feasible to reach at the time and by such means as may be feasible at the time. Such notice shall be given at such time in advance of the meeting as, in the judgment of the person calling the meeting, circumstances permit.

(b) The director or directors in attendance at a meeting called in accordance with Section 17(a) of this Article II shall constitute a quorum.

(c) No officer, director or employee acting in accordance with this Section 17 shall be liable except for willful misconduct. No amendment, repeal or change to this Section 17 shall modify the prior sentence with regard to actions taken prior to the time of such amendment, repeal or change.

ARTICLE III

Officers

SECTION 1. Enumeration. The officers of the Corporation shall consist of a President, a Treasurer, a Secretary and such other officers, including, without limitation, a Chairperson of the Board, a Chief Executive Officer and one or more Vice Presidents (including Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine. Any number of offices may be held by the same person. The salaries and other compensation of the officers of the Corporation will be fixed by or in the manner designated by the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility.

SECTION 2. Election. The Board of Directors shall elect the President, the Treasurer and the Secretary. Other officers may be elected by the Board of Directors or by such officers delegated such authority by the Board of Directors.

SECTION 3. Qualification. No officer need be a stockholder or a director.

SECTION 4. Tenure. Except as otherwise provided by the Certificate or by these Bylaws, each of the officers of the Corporation shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

SECTION 5. Resignation and Removal. Any officer may resign by delivering his or her written or electronically transmitted resignation to the Corporation addressed to the President or the Secretary, and such resignation shall be effective upon receipt, unless the resignation otherwise provides. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party. Except as otherwise provided by law or by resolution of the Board of Directors, the Board of Directors may remove any officer. Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following his or her resignation or removal, or any right to damages on account of such removal, whether his or her compensation be by the month or by the year or otherwise, unless such compensation is expressly provided in a duly authorized written agreement with the Corporation.

SECTION 6. Absence or Disability. In the event of the absence or disability of any officer, the Board of Directors may designate another officer to act temporarily in place of such absent or disabled officer.

SECTION 7. Vacancies. Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.

SECTION 8. President. The President shall, subject to the direction of the Board of Directors, have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 9. Chairperson of the Board. The Chairperson of the Board, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 10. Chief Executive Officer. The Chief Executive Officer, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 11. Vice Presidents and Assistant Vice Presidents. Any Vice President (including any Executive Vice President or Senior Vice President) and any Assistant Vice President shall have such powers and shall perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 12. Treasurer and Assistant Treasurers. The Treasurer shall, subject to the direction of the Board of Directors and except as the Board of Directors or the Chief Executive Officer may otherwise provide, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. The Treasurer shall have custody of all funds, securities and valuable documents of the Corporation. He or she shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. Any Assistant Treasurer shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 13. Secretary and Assistant Secretaries. The Secretary shall record all the proceedings of the meetings of the stockholders and the Board of Directors (including committees of the Board of Directors) in books kept for that purpose. In his or her absence from any such meeting, a temporary secretary chosen at the meeting shall record the proceedings thereof. The Secretary shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the Corporation). The Secretary shall have custody of the seal of the Corporation, and the Secretary or an Assistant Secretary shall have authority to affix it to any instrument requiring it, and, when so affixed, the seal may be attested by his or her signature or that of an Assistant Secretary. The Secretary shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. In the absence of the Secretary, any Assistant Secretary may perform his or her duties and responsibilities. Any Assistant Secretary shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 14. Other Powers and Duties. Subject to these Bylaws and to such limitations as the Board of Directors may from time to time prescribe, the officers of the Corporation shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the Board of Directors or the Chief Executive Officer.

SECTION 15. Representation of Shares of Other Corporations. The Chairperson of the Board, the President, any Vice President, the Treasurer, the Secretary or Assistant Secretary of this Corporation, or any other person authorized by the Board of Directors or the President or a Vice President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all securities of any other entity or entities standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

SECTION 16. Bonded Officers. The Board of Directors may require any officer to give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors upon such terms and conditions as the Board of Directors may specify, including, without limitation, a bond for the faithful performance of his or her duties and for the restoration to the Corporation of all property in his or her possession or under his or her control belonging to the Corporation.

ARTICLE IV

Capital Stock

SECTION 1. Certificates of Stock. Each stockholder shall be entitled to a certificate of the capital stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors. Such certificate shall be signed by any two authorized officers of the Corporation. The Corporation seal and the signatures by the Corporation’s officers, the transfer agent or the registrar may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law. Notwithstanding anything to the contrary provided in these Bylaws, the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares (except that the foregoing shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation), and by the approval and adoption of these Bylaws, the Board of Directors has determined that all classes or series of the Corporation’s stock may be uncertificated, whether upon original issuance, re-issuance or subsequent transfer.

SECTION 2. Transfers. Subject to any restrictions on transfer and unless otherwise provided by the Board of Directors, shares of stock that are represented by a certificate may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate therefor properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require. Shares of stock that are not represented by a certificate may be transferred on the books of the Corporation by submitting to the Corporation or its transfer agent such evidence of transfer and following such other procedures as the Corporation or its transfer agent may require.

SECTION 3. Stock Transfer Agreements. The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

SECTION 4. Record Holders. Except as may otherwise be required by law, by the Certificate or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.

SECTION 5. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of determination of stockholders entitled to vote at any meeting of stockholders, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and (b) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at 5:00 p.m. Eastern time on the day next preceding the day on which notice is given, or, if notice is waived, at 5:00 p.m. Eastern time on the day next preceding the day on which the meeting is held; and (ii) the record date for determining stockholders for any other purpose shall be 5:00 p.m. Eastern time on the day on which the Board of Directors adopts the resolution relating thereto.

SECTION 6. Replacement of Certificates. In case of the alleged loss, destruction or mutilation of a certificate of stock of the Corporation, a duplicate certificate may be issued in place thereof, upon such terms as the Board of Directors may prescribe.

ARTICLE V

Indemnification

SECTION 1. Definitions. For purposes of this Article V:

(a) “Corporate Status” describes the status of a person who is serving or has served (i) as a Director of the Corporation, (ii) as an Officer of the Corporation, (iii) as a Non-Officer Employee of the Corporation or (iv) as a director, partner, trustee, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity which such person is or was serving at the request of the Corporation. For purposes of this Section 1(a), a Director, Officer or Non-Officer Employee of the Corporation who is serving or has served as a director, partner, trustee, officer, employee or agent of a Subsidiary shall be deemed to be serving at the request of the Corporation. Notwithstanding the foregoing, “Corporate Status” shall not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent corporation absorbed in a merger or consolidation transaction with the Corporation with respect to such person’s activities prior to said transaction, unless specifically authorized by the Board of Directors or the stockholders of the Corporation;

(b) “Director” means any person who serves or has served the Corporation as a director on the Board of Directors of the Corporation;

(c) “Disinterested Director” means, with respect to each Proceeding in respect of which indemnification is sought hereunder, a Director of the Corporation who is not and was not a party to such Proceeding;

(d) “Expenses” means all attorneys’ fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding;

(e) “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement;

(f) “Non-Officer Employee” means any person who serves or has served as an employee or agent of the Corporation, but who is not or was not a Director or Officer;

(g) “Officer” means any person who serves or has served the Corporation as an officer of the Corporation appointed by the Board of Directors of the Corporation;

(h) “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative; and

(i) “Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust or other entity of which the Corporation owns (either directly or through or together with another Subsidiary of the Corporation) either (i) a general partner, managing member or other similar interest or (ii) (A) fifty percent (50%) or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other entity, or (B) fifty percent (50%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other entity.

SECTION 2. Indemnification of Directors and Officers.

(a) Subject to the operation of Section 4 of this Article V, each Director and Officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), and to the extent authorized in this Section 2.

(1) Actions, Suits and Proceedings Other than By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses and Liabilities that are incurred or paid by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein (other than an action by or in the right of the Corporation), which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(2) Actions, Suits and Proceedings By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein by or in the right of the Corporation, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made under this Section 2(a)(2) in respect of any claim, issue or matter as to which such Director or Officer shall have been finally adjudged by a court of competent jurisdiction to be liable to the Corporation, unless, and only to the extent that, the Court of Chancery of the State of Delaware or another court in which such Proceeding was brought shall determine upon application that, despite adjudication of liability, but in view of all the circumstances of the case, such Director or Officer is fairly and reasonably entitled to indemnification for such Expenses that such court deems proper.

(3) Survival of Rights. The rights of indemnification provided by this Section 2 shall continue as to a Director or Officer after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.

(4) Actions by Directors or Officers. Notwithstanding the foregoing, the Corporation shall indemnify any Director or Officer seeking indemnification in connection with a Proceeding initiated by such Director or Officer only if such Proceeding (including any parts of such Proceeding not initiated by such Director or Officer) was authorized in advance by the Board of Directors, unless such Proceeding was brought to enforce such Officer’s or Director’s rights to indemnification or, in the case of Directors, advancement of Expenses under these Bylaws in accordance with the provisions set forth herein.

SECTION 3. Indemnification of Non-Officer Employees. Subject to the operation of Section 4 of this Article V, each Non-Officer Employee may, in the discretion of the Board of Directors, be indemnified by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any or all Expenses and Liabilities that are incurred by such Non-Officer Employee or on such Non-Officer Employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such Non-Officer Employee is, or is threatened to be made, a party to or participant in by reason of such Non-Officer Employee’s Corporate Status, if such Non-Officer Employee acted in good faith and in a manner such Non-Officer Employee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 3 shall exist as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Corporation may indemnify any Non-Officer Employee seeking indemnification in connection with a Proceeding initiated by such Non-Officer Employee only if such Proceeding was authorized in advance by the Board of Directors.

SECTION 4. Determination. Unless ordered by a court, no indemnification shall be provided pursuant to this Article V to a Director, to an Officer or to a Non-Officer Employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal Proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made by (a) a majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors, (b) a committee comprised of Disinterested Directors, such committee having been designated by a majority vote of the Disinterested Directors (even though less than a quorum), (c) if there are no such Disinterested Directors, or if a majority of Disinterested Directors so directs, by independent legal counsel in a written opinion or (d) by the stockholders of the Corporation.

SECTION 5. Advancement of Expenses to Directors Prior to Final Disposition.

(a) The Corporation shall advance all Expenses incurred by or on behalf of any Director in connection with any Proceeding in which such Director is involved by reason of such Director’s Corporate Status within thirty (30) days after the receipt by the Corporation of a written statement from such Director requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Director and shall be preceded or accompanied by an undertaking by or on behalf of such Director to repay any Expenses so advanced if it shall ultimately be determined that such Director is not entitled to be indemnified against such Expenses. Notwithstanding the foregoing, the Corporation shall advance all Expenses incurred by or on behalf of any Director seeking advancement of expenses hereunder in connection with a Proceeding initiated by such Director only if such Proceeding (including any parts of such Proceeding not initiated by such Director) was (i) authorized by the Board of Directors or (ii) brought to enforce such Director’s rights to indemnification or advancement of Expenses under these Bylaws.

(b) If a claim for advancement of Expenses hereunder by a Director is not paid in full by the Corporation within thirty (30) days after receipt by the Corporation of documentation of Expenses and the required undertaking, such Director may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, such Director shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under this Article V shall not be a defense to an action brought by a Director for recovery of the unpaid amount of an advancement claim and shall not create a presumption that such advancement is not permissible. The burden of proving that a Director is not entitled to an advancement of expenses shall be on the Corporation.

(c) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Director has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 6. Advancement of Expenses to Officers and Non-Officer Employees Prior to Final Disposition.

(a) The Corporation may, at the discretion of the Board of Directors, advance any or all Expenses incurred by or on behalf of any Officer or any Non-Officer Employee in connection with any Proceeding in which such person is involved by reason of his or her Corporate Status as an Officer or Non-Officer Employee upon the receipt by the Corporation of a statement or statements from such Officer or Non-Officer Employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Officer or Non-Officer Employee and shall be preceded or accompanied by an undertaking by or on behalf of such person to repay any Expenses so advanced if it shall ultimately be determined that such Officer or Non-Officer Employee is not entitled to be indemnified against such Expenses.

(b) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Officer or Non-Officer Employee has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 7. Contractual Nature of Rights.

(a) The provisions of this Article V shall be deemed to be a contract between the Corporation and each Director and Officer entitled to the benefits hereof at any time while this Article V is in effect, in consideration of such person’s past or current and any future performance of services for the Corporation. Neither amendment, repeal or modification of any provision of this Article V nor the adoption of any provision of the Certificate inconsistent with this Article V shall eliminate or reduce any right conferred by this Article V in respect of any act or omission occurring, or any cause of action or claim that accrues or arises or any state of facts existing, at the time of or before such amendment, repeal, modification or adoption of an inconsistent provision (even in the case of a proceeding based on such a state of facts that is commenced after such time), and all rights to indemnification and advancement of Expenses granted herein or arising out of any act or omission shall vest at the time of the act or omission in question, regardless of when or if any proceeding with respect to such act or omission is commenced. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, this Article V shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

(b) If a claim for indemnification hereunder by a Director or Officer is not paid in full by the Corporation within sixty (60) days after receipt by the Corporation of a written claim for indemnification, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, such Director or Officer shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel or stockholders) to make a determination concerning the permissibility of such indemnification under this Article V shall not be a defense to an action brought by a Director or Officer for recovery of the unpaid amount of an indemnification claim and shall not create a presumption that such indemnification is not permissible. The burden of proving that a Director or Officer is not entitled to indemnification shall be on the Corporation.

(c) In any suit brought by a Director or Officer to enforce a right to indemnification hereunder, it shall be a defense that such Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 8. Non-Exclusivity of Rights. The rights to indemnification and to advancement of Expenses set forth in this Article V shall not be exclusive of any other right that any Director, Officer or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

SECTION 9. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Corporation or any such Director, Officer or Non-Officer Employee, or arising out of any such person’s Corporate Status, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or the provisions of this Article V.

SECTION 10. Other Indemnification. The Corporation’s obligation, if any, to indemnify or provide advancement of Expenses to any person under this Article V as a result of such person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount such person may collect as indemnification or advancement of Expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or enterprise (the “Primary Indemnitor”). Any indemnification or advancement of Expenses under this Article V owed by the Corporation as a result of a person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall only be in excess of, and shall be secondary to, the indemnification or advancement of Expenses available from the applicable Primary Indemnitor(s) and any applicable insurance policies.

SECTION 11. Savings Clause. If this Article V or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each indemnitee as to any expenses (including, without limitation, attorneys’ fees), liabilities, losses, judgments, fines (including, without limitation, excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974, as amended) and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article V that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VI

Miscellaneous Provisions

SECTION 1. Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

SECTION 2. Seal. The Board of Directors shall have power to adopt and alter the seal of the Corporation.

SECTION 3. Execution of Instruments. All deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without director action may be executed on behalf of the Corporation by the Chairperson of the Board, if one is elected, the President or the Treasurer or any other officer, employee or agent of the Corporation as the Board of Directors or an executive committee of the Board of Directors may authorize or determine.

SECTION 4. Voting of Securities. Unless the Board of Directors otherwise provides, the Chairperson of the Board, if one is elected, the President or the Treasurer may waive notice of, and act on behalf of the Corporation, or appoint another person or persons to act as proxy or attorney in fact for the Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or stockholders of any other corporation or organization, any of whose securities are held by the Corporation.

SECTION 5. Resident Agent. The Board of Directors may appoint a resident agent upon whom legal process may be served in any action or proceeding against the Corporation.

SECTION 6. Corporate Records. The original or attested copies of the Certificate, Bylaws and records of all meetings of the incorporators, stockholders and the Board of Directors and the stock transfer books, which shall contain the names of all stockholders, their record addresses and the amount of stock held by each, may be kept outside the State of Delaware and shall be kept at the principal office of the Corporation, at an office of its counsel, at an office of its transfer agent or in such manner as may be permitted by law.

SECTION 7. Certificate. All references in these Bylaws to the Certificate shall be deemed to refer to the Certificate, as amended and/or restated and in effect from time to time.

SECTION 8. Exclusive Jurisdiction of Delaware Courts or the United States Federal District Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Certificate or these Bylaws (including the interpretation, validity or enforceability thereof) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, however, that this sentence will not apply to any causes of action arising under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, as amended, the Exchange Act, or the respective rules and regulations promulgated thereunder. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 8.

SECTION 9. Amendment of Bylaws.

(a) Amendment by Directors. Except as otherwise required by law, these Bylaws may be amended or repealed by the Board of Directors.

(b) Amendment by Stockholders. Except as otherwise provided herein, the Bylaws of the Corporation may be amended or repealed at any annual meeting of stockholders, or at any special meeting of stockholders called for such purpose, by the affirmative vote of the holders of not less than two-thirds (2/3) of the voting power of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

SECTION 10. Notices. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

SECTION 11. Waivers. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business to be transacted at, nor the purpose of, any meeting need be specified in such a waiver.

Adopted [●], 2026 and effective as of [●], 2026.

Exhibit F

Form of Company SAFE

[Filed Separately]

Exhibit G

Form of Backstop Agreement

[Filed Separately]

Exhibit H

Form of Lock-Up Agreement

[Filed Separately]

Schedule 1(a)

Shareholders

Schedule 1(b)

PIPE Investors

Schedule 1(c)

Investor Rights Agreement Parties

Schedule 1(d)

Lock-Up Parties

Schedule 7.5

Business Employees

Schedule 7.8

Certain Company Agreements

Schedule 8.5(b)

Post-Closing Directors

Schedule 8.5(d)

Post-Closing Officers

Schedule 10.2(e)

Required Third Party Consents

Annex B

SPONSOR LETTER AGREEMENT

This Sponsor Letter Agreement (this “Agreement”), dated as of July 26, 2026, is made by and among Research Alliance Holdings III LLC, a Cayman Islands limited liability company (the “Sponsor”), Research Alliance Corporation III, a Cayman Islands exempted company (“RACC”), the other holders of RACC Class B ordinary shares, par value $0.0001 per share (the “Class B Shares”) set forth on Schedule I hereto (the “Other Class B Holders”, and together with the Sponsor, collectively, the “Class B Holders”), and OHB Pediatrics Ltd. (company number 15958711 incorporated under the laws of England and Wales) (the “Company”). The Sponsor, the Other Class B Holders, RACC and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, RACC, the Company and certain other parties thereto entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”).

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, (a) the Class B Holders will vote in favor of approval of the Business Combination Agreement and the transactions contemplated thereby (including the Domestication and the Share Acquisition) and (b) the Class B Holders will agree to waive any adjustment to the conversion ratio set forth in the Governing Documents of RACC or any other anti-dilution or similar protection with respect to all of the RACC Class B Shares related to the transactions contemplated by the Business Combination Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Agreement to Vote. Each Class B Holder hereby agrees to vote at any meeting of the shareholders of RACC, and in any action by written resolution of the shareholders of RACC, all of such Class B Holder’s RACC Class B Shares (together with any other Equity Securities of RACC that such Class B Holder holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership after the date hereof, collectively, the “Subject RACC Equity Securities”) in favor of the Transaction Proposals.

2. Waiver of Anti-dilution Protection. Each Class B Holder hereby (a) waives, subject to, and conditioned upon, the occurrence of the Closing (for himself, herself or itself and for his, her or its, successors, heirs and assigns), to the fullest extent permitted by law and the Amended and Restated Memorandum and Articles of Association of RACC, and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the RACC Class B Shares held by him, her or it convert into RACC Class A Shares in connection with the transactions contemplated by the Business Combination Agreement.

3. Transfer of Shares.

(a) Each Class B Holder hereby agrees that he, she or it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of his, her or its Subject RACC Equity Securities or otherwise agree to do any of the foregoing (each, a “Transfer”), (ii) deposit any of his, her or its Subject RACC Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of his, her or its Subject RACC Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of his, her or its Subject RACC Equity Securities, (iv) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events or developments (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of his, her or its Subject RACC Equity Securities even if such Subject RACC Equity Securities would be disposed of by a person other than such Class B Holder or (v) take any action that would have the effect of preventing or materially delaying the performance of his, her or its obligations hereunder; provided, however, that the foregoing shall not apply to any Transfer (A) to RACC’s officers or directors, any affiliates or family member of any of RACC’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (B) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (D) in the case of an individual, pursuant to a qualified domestic relations order; (E) by private sales or transfers made in connection with the transactions contemplated by the Business Combination Agreement; and (F) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; provided, that any transferee of any Transfer of the type set forth in clauses (A) through (F) must enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by this Agreement prior to the occurrence of such Transfer.

(b) In furtherance of the foregoing, RACC hereby agrees to (i) place revocable stop transfer instructions to RACC’s transfer agent on all Subject RACC Equity Securities subject to Section 3(a), including those which may be covered by a registration statement against the Transfer of any Subject RACC Equity Securities except in compliance with Section 3(a); for the avoidance of doubt, the obligations of RACC under this Section 3(b) shall be deemed to be satisfied by the existence of any similar stop transfer instructions currently existing on the Subject RACC Equity Securities.

4. Other Covenants. Each Class B Holder hereby agrees to be bound by and subject to (i) Sections 9.2 (Confidentiality) and 9.4 (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if such Class B Holder is directly a party thereto, and (ii) Section 9.6 (Exclusivity) of the Business Combination Agreement to the same extent as such provisions apply to RACC as if such Class B Holder is directly party thereto.

5. Termination of RACC Class B Shares Lock-up Period. Each Class B Holder and RACC hereby agree that effective as of the consummation of the Closing (and not before), Section 5 of that certain Letter Agreement, dated May 19, 2026, by and among RACC, the Class B Holders and each executive officer of RACC (the “Class B Holder Agreement”), shall be amended and restated in its entirety as follows:

“5. Reserved.”

The amendment and restatement set forth in this Section 5 shall be void and of no force and effect with respect to the Sponsor and the Insiders if that certain initial business combination agreement, dated July 26, 2026 shall be terminated for any reason in accordance with its terms. Each Sponsor and Insider acknowledges that they shall be bound by the terms of those certain lock-up agreements, dated as of the date of consummation of the business combination pursuant to the terms of that certain initial business combination agreement, dated July 26, 2026.

6. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Closing; and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 6(b) hereof shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Sections 5 and 10 shall each survive the termination of this Agreement pursuant to Section 6(a)

hereof and (iii) Sections 7, 8, 9 and 10 shall survive any termination of this Agreement. For purposes of this Section 6, (x) “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement and (y) “Fraud” means an act or omission by a Party, and requires: (A) a false or incorrect representation or warranty expressly set forth in this Agreement, (B) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (C) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (D) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (E) causing such Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

7. No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any SPAC Non-Party Affiliate (other than the Class B Holders named as parties hereto, on the terms and subject to the conditions set forth herein), and (b) none of the Company Non-Party Affiliates or the SPAC Non-Party Affiliates (other than the Class B Holders named as parties hereto, on the terms and subject to the conditions set forth herein) shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

8. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) each Class B Holder makes no agreement or understanding herein in any capacity other than in such Class B Holder’s capacity as a record holder and beneficial owner of the Subject RACC Equity Securities, and not, in the case of each Other Class B Holder in such Other Class B Holder’s capacity as a SPAC Related Party, and (b) nothing herein will be construed to limit or affect any action or inaction by each Other Class B Holder or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of any SPAC Related Party or as a SPAC Related Party, in each case, acting in such person’s capacity as a SPAC Related Party.

9. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

10. Incorporation by Reference. Sections 12.1 (Survival), 12.2 (Notices), 12.3 (Assignment), 12.4 (Parties in Interest), 12.7 (Governing Law), 12.8 (Captions; Counterparts), 12.10 (Entire Agreement), 12.11 (Amendments), 12.13 (Severability), 12.14 (Jurisdiction; Waiver of Trial by Jury), 12.15 (Enforcement), 12.16 (Trust Account Waiver) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

RESEARCH ALLIANCE HOLDINGS III LLC

By:	/s/ Matthew Hammond
Name:	Matthew Hammond
Title:	Authorized Signatory

RESEARCH ALLIANCE CORPORATION III

By:	/s/ Matthew Hammond
Name:	Matthew Hammond
Title:	Chief Executive Officer

OHB PEDIATRICS LTD.

By:	/s/ Josh Distler
Name:	Josh Distler
Title:	Director

CLASS B HOLDERS:

By:	/s/ Michael F. MacLean
Michael F. MacLean

By:	/s/ Timothy J. Miller
Timothy J. Miller

SIGNATURE PAGE TO THE SPONSOR LETTER AGREEMENT

SCHEDULE I

OTHER CLASS B HOLDERS

1.	Michael F. MacLean

2.	Timothy J. Miller

Annex C

BACKSTOP AGREEMENT

This Backstop Agreement (this “Agreement”) is entered into as of July 26, 2026, by and between Research Alliance Corporation III, a Cayman Islands exempted company (the “Company”), and RA Capital Healthcare Fund, L.P. (the “Purchaser”). Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to such terms in that certain Business Combination Agreement, dated as of the date hereof, by and among the Company, OHB Pediatrics Ltd. (“Pediatrics”) and the Shareholders therein (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Business Combination Agreement”, and together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”).

WHEREAS, in connection with the entry into the Business Combination Agreement, the Purchaser has agreed to backstop the redemption of SPAC Common Shares by holders of SPAC Common Shares (and for which redemptions are not subsequently withdrawn) as of the date of the SPAC Shareholders Meeting, in connection with the SPAC Shareholders Meeting, if any (the “Shareholder Redemptions”). The Purchaser has committed to subscribe for up to 7,500,000 SPAC Common Shares at a purchase price of $10.00 per SPAC Common Share (the “Backstop Limit”), with such Backstop Limit to be reduced by the number of shares that are not subject to Shareholder Redemptions;

WHEREAS, at least one Business Day prior to the Closing Date (and as more fully described in the Business Combination Agreement), the Company will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”); and

WHEREAS, following the Domestication and immediately prior to or substantially concurrently with the Closing, the Purchaser is entering into this Agreement with the Company, whereby at the Closing under the Business Combination Agreement, the Purchaser will acquire, and the Company will issue and sell to the Purchaser, SPAC Common Shares, on a private placement basis, solely to the extent necessary to backstop Shareholder Redemptions on a share for share basis and in the amount determined and subject to the limitations set forth herein (the “Backstop Purchase Shares”).

NOW, THEREFORE, in consideration of the promises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Backstop Limit; Backstop Notice.

a.

Backstop Limit. The aggregate Backstop Limit shall not exceed 7,500,000 SPAC Common Shares, and the maximum aggregate amount the Purchaser will be required to fund in connection with the Shareholder Redemptions shall not exceed $75,000,000.00.

b.	Number of Backstop Purchase Shares. The number of Backstop Purchase Shares shall be 7,500,000 SPAC Common Shares minus the number of SPAC Common Shares not subject to Shareholder Redemptions.

c.

Backstop Notice. One (1) Business Day prior to the Closing Date, if and only to the extent that the Company has received Shareholder Redemptions (in accordance with the Company’s amended and restated articles of association, as it may be amended from time to time (the “Organizational Documents”)), the Company shall deliver a written notice (the “Backstop Notice”) to the Purchaser setting forth:

i.	the total number of SPAC Common Shares subject to the Shareholder Redemptions, which shall be the total number of Backstop Purchase Shares;

ii.	the Subscription Amount (as defined below); and

iii.	the Company’s wire instructions.

Each Backstop Purchase Share is to be sold at a purchase price of $10.00 per share. “Subscription Amount” means the aggregate purchase price of all Backstop Purchase Shares.

For the avoidance of doubt, the “Backstop Purchase Shares” shall not include any SPAC Common Shares in respect of Shareholder Redemptions that have been subsequently withdrawn in accordance with the Organizational Documents and applicable Law.

Only one (1) Backstop Notice may be delivered hereunder.

2.	Sale and Purchase.

a.	Backstop Purchase Shares.

i.

Subject to the terms and conditions hereof, following delivery of the Backstop Notice by the Company to the Purchaser hereunder, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, such Purchaser’s Allocated Share of the total number of Backstop Purchase Shares, at a purchase price of $10.00 per Backstop Purchase Share.

ii.

The numbers of Backstop Purchase Shares and the purchase price of the Backstop Purchase Shares shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or the like occurring after the date hereof, but prior to Closing.

iii.

The delivery of the Backstop Notice hereunder shall serve as notice to the Purchaser that such Purchaser will be required pay its Allocated Share of the Subscription Amount, and acquire its Allocated Share of the Backstop Purchase Shares, at the BPS Closing (as defined below).

iv.

The closing of the sale of the Backstop Purchase Shares (the “BPS Closing”) shall be on the Closing Date. At the BPS Closing, the Company will issue to the Purchaser such Purchaser’s Allocated Share of the Backstop Purchase Shares, registered in the name of such Purchaser, against (and concurrently with) the payment by such Purchaser of such Purchaser’s Allocated Share of the Subscription Amount to the Company by wire transfer of immediately available funds to the account notified to such Purchaser by the Company in the Backstop Notice.

b.	Delivery of Backstop Purchase Shares.

i.

The Company shall register the Purchaser as the owner of the Backstop Purchase Shares purchased by such Purchaser hereunder (the “Securities”) in the register of stockholders of the Company and with the Company’s transfer agent by book entry on or promptly after (but in no event more than two (2) Business Days after) the date of the BPS Closing.

ii.

Each register and book entry for the Backstop Purchase Shares purchased by the Purchaser hereunder shall contain a notation, and each certificate (if any) evidencing the Backstop Purchase Shares shall be stamped or otherwise imprinted with a legend, in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL, IS AVAILABLE.”

c.

Registration Rights. The Purchaser shall enter into the Investor Rights Agreement at the BPS Closing, and the Purchaser shall have certain registration rights with respect to the Backstop Purchase Shares purchased by it as referenced therein (the “Registration Rights”).

d.	[Reserved].

3.	Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company as follows, as of the date hereof and as of the BPS Closing:

a.

Organization. Purchaser (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and (ii) has the requisite power and authority to enter into, deliver and perform its obligations under this Agreement.

b.	Authorization; No Breach.

i.

This Agreement has been duly authorized, executed and delivered by Purchaser, and assuming the due authorization, execution and delivery of the same by the Company, this Agreement shall constitute the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

ii.

The execution, delivery and performance by Purchaser of this Agreement, the purchase of the Backstop Purchase Shares, the compliance by Purchaser with all of the provisions of this Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Purchaser pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Purchaser is a party or by which Purchaser is bound or to which any of the property or assets of Purchaser is subject; (ii) the organizational documents of Purchaser; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Purchaser or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a material and adverse effect on Purchaser.

c.	Investment Representations.

i.

Purchaser (i) is (a) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (b) an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) or (c) an “accredited investor” (within the meaning of Rule 501(a)(5) or (6) of Regulation D under the Securities Act), (ii) is acquiring the Backstop Purchase Shares only for its own account and not for the account of others, or if Purchaser is acquiring the Backstop Purchase Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer, an institutional accredited investor, or an “accredited investor” (within the meaning of Rule 501(a)(5) or (6) of Regulation D under the Securities Act) and Purchaser has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, (iii) is not acquiring the Backstop Purchase Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act, and (iv) is an “institutional account” as defined by FINRA Rule 4512(c). Purchaser is not an entity formed for the specific purpose of acquiring the Backstop Purchase Shares unless such newly formed entity is an entity in which all of the equity owners are accredited investors. Purchaser is aware that the Company is not relying specifically on the safe harbor from the registration requirements of the Securities Act provided by Regulation D under the Securities Act, and the Company will not file a Form D under the Securities Act with respect to the offer and sale of the Backstop Purchase Shares.

ii.

Purchaser acknowledges and agrees that (A) the Backstop Purchase Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, (B) the offer and sale of the Backstop Purchase Shares have not been registered under the Securities Act and that the Company is not required to register the offer and sale of the Backstop Purchase Shares, and (C) the Backstop Purchase Shares will be “restricted securities” within the meaning of the Securities Act and may not be offered, resold, transferred, pledged or otherwise disposed of by Purchaser absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the applicable states and other jurisdictions of the United States, and that any certificates or book-entry statements or instruments representing the Backstop Purchase Shares shall contain the restrictive legend set forth in Section 2(b)(ii) of this Agreement. Purchaser acknowledges and agrees that the Backstop Purchase Shares will be subject to these securities law transfer restrictions, and as a result of these transfer restrictions, Purchaser may not be able to readily resell, transfer, offer, pledge or otherwise dispose of the Backstop Purchase Shares and may be required to bear the financial risk of an investment in the Backstop Purchase Shares for an indefinite period of time. Purchaser acknowledges and agrees that the Backstop Purchase Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”), absent a change in law, receipt of regulatory no-action relief or an exemption, until at least one year from the Closing Date. Purchaser acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, transfer, pledge or other disposition of any of the Backstop Purchase Shares.

iii.

Purchaser acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Backstop Purchase Shares, including those set forth in the SEC Reports. Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Backstop Purchase Shares, and Purchaser has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Purchaser has considered necessary to make an informed investment decision. Purchaser is an institutional account as defined in FINRA Rule 4512(c), and/or is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities. Purchaser has determined based on its own independent review and such professional advice as it deems appropriate that its purchase of the Backstop Purchase Shares (A) are fully consistent with its financial needs, objectives and condition, (B) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to it, (C) have been duly authorized and approved by all necessary action and (D) is a fit, proper and suitable investment, notwithstanding the substantial risks inherent in investing in or holding the Backstop Purchase Shares. Purchaser understands and acknowledges that it has been informed that the purchase and sale of the Backstop Purchase Shares hereunder meets the institutional customer exemption under FINRA Rule 2111(b).

iv.

Alone, or together with any professional advisor(s), Purchaser has adequately analyzed and fully considered the risks of an investment in the Backstop Purchase Shares and determined that the Backstop Purchase Shares are a suitable investment for Purchaser and that Purchaser is able at this time and in the foreseeable future to bear the economic risk of a total loss of Purchaser’s investment in the Company. Purchaser acknowledges specifically that a possibility of total loss of its investment exists.

v.

Purchaser acknowledges that Purchaser shall be responsible for any of Purchaser’s tax liabilities that may arise as a result of the transactions contemplated by this Agreement, and that none of the Company, Pediatrics, or any of their respective agents or affiliates has offered Purchaser any tax advice relating to Purchaser’s investment in the Backstop Purchase Shares, or made any representations, warranties or guarantees, whether written or oral, regarding the tax consequences of Purchaser’s investment in the Backstop Purchase Shares.

vi.

Purchaser, together with any of its affiliates holding the Backstop Purchaser Shares or other securities of the Company, are not currently (and at all times through Closing will refrain from being or becoming) members of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of the Company or Pediatrics (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than a “group” consisting of Purchaser and any such affiliates and persons controlling Purchaser and any such affiliates.

vii.

Purchaser has not entered into any short sales (as defined in Rule 200 of Regulation SHO under the Exchange Act) with respect to the securities of the Company. Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of Purchaser’s assets, the representation set forth in the first sentence of this subsection shall only apply with respect to the portion of the assets managed by the portfolio manager that made the investment decision to purchase the Backstop Purchase Shares.

d.	Financial Ability. Purchaser at the BPS Closing will have sufficient funds to pay the Subscription Amount.

e.

No Brokers. No broker or finder has acted on behalf of Subscriber in connection with the sale of the Backstop Purchase Shares pursuant to this Agreement in such way as to create any liability on the Company.

4.	Representations and Warranties of the Company. The Company represents and warrants to the Purchaser as follows:

a.

Incorporation and Corporate Power. The Company is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and is qualified to do business in every jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the financial condition, operating results or assets of the Company. The Company possesses all requisite corporate power and authority necessary to carry out the transactions contemplated by this Agreement.

b.	Authorization; No Breach.

i.

The execution, delivery and performance of this Agreement and the Backstop Purchase Shares have been duly authorized by the Company as of the date hereof. This Agreement constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (whether considered in a proceeding in equity or law). Upon issuance in accordance with, and payment pursuant to, the terms of this Agreement, the Backstop Purchase Shares will constitute valid and binding obligations of the Company, enforceable in accordance with their terms as of the Closing.

ii.	The execution and delivery by the Company of this Agreement and the Backstop Purchase Shares, the issuance and sale of the Backstop Purchase Shares and the fulfillment of and compliance with the respective terms hereof and thereof by the Company, do not and will not as of Closing Date (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any lien, security interest, charge or encumbrance upon the Company’s share capital or assets under, (d) result in a violation of, or (e) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to the amended and restated memorandum and articles of association of the Company (in effect on the date hereof or as may be amended prior to Closing) or any material law, statute, rule or regulation to which the Company is subject, or any agreement, order, judgment or decree to which the Company is subject, except for any filings required after the date hereof under federal or state securities laws.

c.

Title to Securities. Upon issuance in accordance with, and payment pursuant to, the terms hereof and upon registration in the Company’s register of members, the Backstop Purchase Shares will be duly and validly issued, fully paid and nonassessable. Upon issuance in accordance with, and payment pursuant to, the terms hereof and upon registration in the Company’s register of members, the Purchaser will have good title to the Backstop Purchase Shares purchased by it, free and clear of all liens, claims and encumbrances of any kind, other than (i) transfer restrictions hereunder and under the other agreements contemplated hereby, (ii) transfer restrictions under federal and state securities laws, and (iii) liens, claims or encumbrances imposed due to the actions of such Purchaser.

d.

Governmental Consents. No permit, consent, approval or authorization of, or declaration to or filing with, any governmental authority is required in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of any other transactions contemplated hereby.

e.

Regulation D Qualification. Neither the Company nor, to its actual knowledge, any of its affiliates, members, officers, directors or beneficial shareholders of 20% or more of its outstanding securities, has experienced a disqualifying event as enumerated pursuant to Rule 506(d) of Regulation D under the Securities Act.

5.

Trust Account. The Purchaser hereby acknowledges that, as described in the Company’s prospectus relating to its initial public offering dated May 19, 2026, the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public shareholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, arising as a result of, in connection with or relating in any way to this Agreement, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), and (b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, this Agreement; provided, however, that nothing in this Section 5 shall (x) be deemed to limit any Purchaser’s right, title, interest or claim to the Trust Account, or any monies held therein, by virtue of such Purchaser’s (i) record or beneficial ownership of Cayman Class A Shares acquired by means other than pursuant to this Agreement or (ii) redemption rights in connection with the Transactions with respect to any Cayman Class A Shares owned by such Purchaser or limit such Purchaser’s right to distributions from the Trust Account in accordance with the Organizational Documents in respect of the Cayman Class A Shares acquired by any means other than pursuant to this Agreement, (y) serve to limit or prohibit any Purchaser’s right to pursue a claim against the Company for legal relief against assets held outside the

Trust Account, for specific performance or other equitable relief or (z) serve to limit or prohibit any claims that any Purchaser may have in the future against the Company’s assets or funds that are not held in the Trust Account.

6.	BPS Closing Conditions.

a.	The BPS Closing shall be subject to the satisfaction on the Closing Date, or written waiver by each of the parties hereto, of each of the following conditions:

i.

the SPAC Common Shares (including the Backstop Purchase Shares) shall have been approved for listing on the Nasdaq, subject only to official notice of issuance and no suspension of the qualification of the SPAC Common Shares for offering or sale or trading on Nasdaq and, to the knowledge of the Company, no initiation or threatening of any proceedings for any of such purposes or delisting, shall have occurred;

ii.

all conditions precedent to the closing of the Transactions set forth in the Business Combination Agreement, including all necessary approvals of the Company’s and Pediatrics’ shareholders and regulatory approvals, if any, shall have been satisfied (as determined by the parties to the Business Combination Agreement) or waived (other than those conditions which, by their nature, are to be satisfied only at the closing of the Transactions pursuant to the Business Combination Agreement), and the closing of the Transactions shall be scheduled to occur substantially concurrently with or immediately following the Closing; and

iii.

no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the Transactions illegal or otherwise restraining, enjoining, or prohibiting consummation of the Transactions, and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition.

b.	The obligation of the Company to consummate the BPS Closing shall be subject to the satisfaction or written waiver by the Company of the additional conditions that, on the Closing Date:

i.

all representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations or warranties that are qualified as to materiality, which representations or warranties shall be true and correct in all respects) as of such earlier date, in each case without giving effect to the consummation of the Transactions; and

ii.

the Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the BPS Closing, except where the failure of such performance, satisfaction or compliance would not or would not reasonably be likely to prevent, materially delay, or materially impact the ability of the Company to consummate the BPS Closing.

c.	The obligation of the Purchaser to consummate the BPS Closing shall be subject to the satisfaction or written waiver by the Purchaser of the additional conditions that, on the Closing Date:

i.

except to the extent consented to in writing by the Purchaser, the Business Combination Agreement shall not have been amended, modified, or supplemented, and no condition shall have been waived thereunder, in each case, in a manner that would reasonably be expected to materially and adversely affect the economic benefits that the Purchaser (in their capacity as such) would reasonably expect to receive under this Agreement;

ii.

all representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such earlier date), in each case, without giving effect to the consummation of the Transactions;

iii.

all consents, waivers, authorizations or orders of, any notice required to be made to, and any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including Nasdaq and any stockholder approval required by the rules and regulations of Nasdaq) or other person in connection with the execution, delivery and performance of this Agreement (including, without limitation, the issuance of the Backstop Purchase Shares) required to be made in connection with the issuance and sale of the Backstop Purchase Shares shall have been obtained or made, except where the failure to so obtain or make would not prevent the Company from consummating the transactions contemplated hereby, including the issuance and sale of the Backstop Purchase Shares to the Purchaser;

iv.

the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the BPS Closing, except where the failure of such performance, satisfaction or compliance would not or would not be reasonably likely to prevent, materially delay, or materially impact the ability of the Purchaser to consummate the BPS Closing; and

v.	there has not occurred any Material Adverse Effect or Parent Material Adverse Effect (each as defined in the Business Combination Agreement) since the date of this Agreement that is continuing.

7.

Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof (in each case, except for those provisions expressly contemplated to survive such termination), upon the earliest to occur of (a) such date and time as the Business Combination Agreement is terminated in accordance with its terms; (b) the mutual written agreement of the parties hereto to terminate this Agreement (provided, that, Pediatrics, as a third party beneficiary of this Agreement must also consent in writing to the termination of this Agreement); (c) if, on the Closing Date of the Transactions, any of the conditions to the BPS Closing set forth in Section 6 of this Agreement have not been satisfied as of the time required hereunder to be so satisfied or waived by the party entitled to grant such waiver and, as a result thereof, the transactions contemplated by this Agreement will not be or are not consummated at the BPS Closing; or (d) if the BPS Closing has not occurred by the Termination Date; provided, that nothing herein will relieve any party from liability for any willful breach hereto prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify the Purchaser of the termination of the Business Combination Agreement promptly after the termination thereof. Upon the termination of this Agreement in accordance with this Section 7, any monies paid by the Purchaser to the Company in connection herewith shall be promptly (and in any event within two (2) Business Days after such termination) returned to the Purchaser.

8.	General Provisions.

a.

Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i)	If to RA Capital Healthcare Fund, L.P., to:

c/o RA Capital Management, L.P.

600 Fifth Avenue, 23rd Floor

New York, New York 10020

Attention: Matthew Hammond

Email: [***]

(ii)	If to the Company, to:

Research Alliance Corporation III

c/o RA Capital Management, L.P.

600 Fifth Avenue, 23rd Floor

New York, New York 10020

Attention: Matthew Hammond

Email: [***]

with a copy (which shall not constitute notice) to:

Cooley LLP

500 Boylston Street, 14th Floor

Boston, Massachusetts 02116

Attention: Eric Blanchard and Peter Byrne

Email: [***]; [***]

b.

Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including any commitment letter entered into relating to the subject matter hereof.

c.

No Third Party Beneficiaries; Exception. Except to the extent expressly set forth in this Section 8(c) or in Sections 7(a), 8(e), 8(j) and 8(q), this Agreement shall be binding on, and inure solely to the benefit of, the parties hereto and their respective successors and assigns, and nothing set forth in this Agreement shall be construed to confer upon or give any Person, other than the parties hereto and their respective successors and permitted assigns, any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Company to enforce, this Agreement; provided, that, all parties agree and acknowledge that it is the intent of the parties, and a material part of their purpose in entering into this Agreement, to benefit Pediatrics, which is an intended third party beneficiary and has the right and ability to enforce all of the rights of the Company and the obligations of the Purchaser under this Agreement as if Pediatrics itself were the Company.

d.

Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties hereto and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

e.

Assignments. Except as otherwise specifically provided herein, no party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Notwithstanding the foregoing, the Purchaser may assign its rights and obligations under this Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager/adviser who acts on behalf of such Purchaser) or, with the Company’s prior written consent, to another person; provided, that such affiliate or other person executes a joinder to this Agreement, such joinder to be in form and substance reasonably satisfactory to the Company, and no such assignment shall relieve such Purchaser of its obligations hereunder if any such assignee fails to perform such obligations unless otherwise expressly agreed in writing by the Company.

f.

Counterparts. This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

g.

Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

h.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

i.

Modifications and Amendments. This Agreement may not be amended, modified, supplemented or waived except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement or waiver is sought, provided, that, no supplement or waiver may be made by any party hereto without the written consent of Pediatrics in case such supplement or waiver would amend Section 1, 2, 6, 7 or 8 hereof.

j.

Waiver of Damages. Notwithstanding anything to the contrary contained herein, in no event shall any party be liable for punitive damages in connection with this Agreement; provided, however, that in no event shall any Purchaser be liable for any form of damages, whether such damages are consequential, special or exemplary, in connection with this Agreement in excess of the sum of the Backstop Limit and any reasonable fees and expenses (including, without limitation, legal fees) associated with the collection of such damages.

k.

Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

l.

Expenses. The parties will each be responsible for their costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants. The Company will be responsible for all fees and expenses incurred in connection with transfer agents, stamp taxes and all of The Depository Trust Company’s fees associated with the issuance and resale of the Securities and any securities issuable upon conversion or exercise of the Securities (in each case, if applicable).

m.

Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant.

n.

Waiver. No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent occurrence.

o.

Confidentiality. Except as may be required by law, regulation or applicable stock exchange listing requirements, or upon the request of a Governmental Authority, unless and until the transactions contemplated hereby and the terms hereof are publicly announced or otherwise publicly disclosed by the Company, the parties hereto shall keep confidential and shall not publicly disclose the existence or terms of this Agreement.

p.

Specific Performance; Enforcement. The Purchaser agrees that irreparable damage may occur to the Company in the event any provision of this Agreement is not performed by the Purchaser in accordance with the terms hereof and that the Company shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity, without a requirement to post bond or any other security. This Agreement may be enforced only by the Company and the Purchaser, and none of the Company’s direct or indirect creditors nor any other person that is not a party to this Agreement shall have any right to enforce this Agreement or to cause the Company to enforce this Agreement; provided, that, pursuant to Section 8(c), Pediatrics will have the right to specifically enforce the obligations of the Purchaser hereunder as if Pediatrics were acting on behalf of the Company.

q.

Further Assurances. Each party will, at the request of the other party, promptly take all actions, and execute and deliver all other agreements and documents, which may be reasonably required to give effect to the terms of and the transactions contemplated by this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

Research Alliance Corporation III

By:	/s/ Matthew Hammond
Name:	Matthew Hammond
Title:	Chief Executive Officer

RA Capital Healthcare Fund, L.P.

By: RA Capital Healthcare Fund GP, LLC

Its: General Partner

By:	/s/ Peter Kolchinsky
Name:	Peter Kolchinsky
Title:	Managing Partner

Annex D

FORM OF SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on July 26, 2026 by and between RESEARCH ALLIANCE CORPORATION III, a Cayman Islands exempted company (the “Company”), and the subscriber party set forth on the signature page hereto (the “Subscriber”), acting severally and not jointly with any Other Subscriber (as defined below).

RECITALS

WHEREAS, substantially concurrently with the execution of this Subscription Agreement, the Company is entering into a business combination agreement (the “Business Combination Agreement”) with OHB Pediatrics Ltd., a company incorporated under the laws of England and Wales (“OHBP”), and such other holders of shares of OHBP party thereto and whose names are set out in Schedule 1a to the Business Combination Agreement (“OHBP Shareholders”), pursuant to which (and subject to the terms and conditions set forth therein), the Company will acquire OHBP and the OHBP Shareholders will sell their shares in the capital of OHBP to the Company in consideration for the issuance by the Company of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”, and such acquisition, the “OHBP Share Acquisition”). After giving effect to the OHBP Share Acquisition, OHBP will be a wholly-owned subsidiary of the Company;

At least one day prior to the Closing Date (and as more fully described in the Business Combination Agreement), the Company will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”, and together with the OHBP Share Acquisition and the other transactions contemplated by the Business Combination Agreement, the “Transactions”);

WHEREAS, in connection with the Transactions, Subscriber desires to subscribe for and purchase from the Company and the Company desires to issue and sell to Subscriber in consideration of the payment thereto, on the terms and subject to the conditions contained in this Subscription Agreement, following the Domestication and immediately prior to or substantially concurrently with the Closing, (A) that number of shares (the “Subscribed Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) at $10.00 per Subscribed Share (the “Per Share Price”), and/or (B) pursuant to Section 2 hereof, pre-funded warrants to purchase shares of Common Stock substantially in the form attached hereto as Exhibit A (the “Pre-Funded Warrants”), each to purchase one share of the Company’s common stock (collectively, the “Pre-Funded Warrant Shares”), with a per share exercise price equal to $0.0001 (the “Exercise Price”), at a purchase price per Pre-Funded Warrant equal to the Purchase Price less the Exercise Price, in the form of Exhibit A hereto, as set forth opposite such Subscriber’s name on the signature page hereto. The aggregate purchase price of the Subscribed Shares and the Pre-Funded Warrants shall be as set forth opposite such on Subscriber’s name on the signature page hereto next to the heading “Purchase Price”;

WHEREAS, the Company and Subscriber are executing and delivering this Subscription Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”); and

WHEREAS, concurrently with the execution of this Subscription Agreement, the Company is entering into subscription agreements (the “Other Subscription Agreements”) substantially similar to this Subscription Agreement with certain other investors (the “Other Subscribers”) pursuant to which each such Other Subscriber has agreed to purchase shares of Common Stock at the Closing (as defined below) at the same Per Share Price as the Subscriber.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

AGREEMENT

1. Subscription; No Fractional Shares. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber, severally and not jointly with any Other Subscriber, hereby agrees to subscribe for and purchase from the Company, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, (i) the Subscribed Shares and/or (ii) if applicable pursuant to Section 2 hereof, the Pre-Funded Warrants (such subscription and issuance, the “Subscription”). If Subscriber elects to receive Pre-Funded Warrants in lieu of all or a portion of the Subscribed Shares (which election shall be indicated on Subscriber’s signature page hereto), the aggregate purchase price payable by Subscriber shall remain unchanged and (a) the number of Subscribed Shares shall be reduced by the number of shares of Common Stock underlying the Pre-Funded Warrants issued to Subscriber and (b) Subscriber shall be issued Pre-Funded Warrants exercisable for such number of shares of Common Stock as is specified on Subscriber’s signature page hereto. Subscriber and the Company acknowledge that, as a result of the Domestication, the Subscribed Shares will be shares of Common Stock (and the Pre-Funded Warrants will be exercisable for shares of Common Stock) of the Company as a Delaware corporation and will not be ordinary shares of the Company as a Cayman Islands exempted company. No fractional shares of Common Stock shall be issued pursuant to this Subscription Agreement. The number of Subscribed Shares (and, if applicable, shares issuable upon exercise of the Pre-Funded Warrants) issued at the Closing shall be rounded down to the nearest whole number of shares of Common Stock.

2. Closing.

(a) The consummation of the Subscription contemplated hereby (the “Closing”) shall occur on the closing date of the OHBP Share Acquisition (the “Closing Date”), following the Domestication and immediately prior to or substantially concurrently with the consummation of the other Transactions and it is conditioned upon the satisfaction or waiver of the conditions set forth in this Section 2. If Subscriber has elected to receive Pre-Funded Warrants in lieu of all or a portion of the Subscribed Shares, references in this Section 2 to the delivery and issuance of Subscribed Shares shall be construed to include (as applicable) the delivery and issuance of Pre-Funded Warrants and, upon exercise thereof, Pre-Funded Warrant Shares.

(b) At least three (3) Business Days (as defined below) before the anticipated Closing Date, the Company shall deliver or cause to be delivered written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date, (ii) the wire instructions for delivery of the Purchase Price to an escrow account (the “Escrow Account”) established by the Company with a third party escrow agent (the “Escrow Agent”) to be identified in the Closing Notice, (iii) the expected number of Subscribed Shares, and (iv) if applicable, the expected number of Pre-Funded Warrants to be issued to Subscriber. No later than two (2) Business Days prior to the anticipated Closing Date as set forth in the Closing Notice, Subscriber shall deliver the Purchase Price for the Subscribed Shares (and, if applicable, the Pre-Funded Warrants) by wire transfer of United States dollars in immediately available funds to the Escrow Account and deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscribed Shares (and, if applicable, the Pre-Funded Warrants) to Subscriber, including, without limitation, the legal name of the person in whose name the Subscribed Shares (and, if applicable, the Pre-Funded Warrants) are to be issued and a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8 (and any required attachments thereto). Upon the Closing, the Company shall provide instructions to the Escrow Agent to release the funds in the Escrow Account to the Company. The Company shall deliver to Subscriber (i) at the Closing, (A) the Subscribed Shares, if any, in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions), and (B) if applicable, Pre-Funded Warrants (substantially in the form attached hereto as Exhibit A) exercisable for the number of shares of Common Stock as set forth on Subscriber’s signature page hereto, and (ii) as promptly as practicable after the Closing, evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares (in book entry form), if any, on and as of the Closing Date. [Notwithstanding the foregoing three sentences, if Subscriber informs the Company (and it does so hereby inform the Company) (1) that it is an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), (2) that it is advised by an investment adviser subject to regulation under the Investment Advisers Act of 1940, as amended, or (3) that its internal compliance policies and procedures so require it, then, in lieu of the settlement procedures in the foregoing three sentences, the following shall apply: Subscriber shall deliver as soon as practicable on the Closing Date (or as soon as practicable following receipt of evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date) the Purchase Price for the Subscribed Shares (and, if applicable, the Pre-Funded Warrants) by wire transfer of United States dollars in immediately available funds to an account to be specified by the Company against delivery by the Company to Subscriber of (A) the Subscribed Shares, if any, in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) and evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date, and (B) if applicable, Pre-Funded Warrants exercisable for the number of Pre-Funded Warrant Shares as set forth on Subscriber’s signature page hereto.] As promptly as practicable after the Closing, the Company shall provide Subscriber updated book-entry statements from the Company’s transfer agent reflecting the change in name of the Company to occur in connection with the Closing. In the event that the consummation of the Transactions does not occur within two (2) Business Days after the anticipated Closing Date specified in the Closing Notice, unless otherwise agreed to in writing by the Company and Subscriber, the Company shall promptly (but in no event later than three (3) Business Days after the anticipated Closing Date specified in the Closing Notice) instruct the Escrow Agent to return the Purchase Price to Subscriber by wire transfer in immediately available funds to the account specified by Subscriber (or, in the case of a Subscriber that has elected the alternate settlement provisions above, the Company shall return the Purchase Price so delivered by Subscriber to the Company), and any book entries or Pre-Funded Warrants delivered shall be deemed cancelled. Notwithstanding such return or cancellation (x) a failure to close on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth herein, and (y) unless and until this Subscription Agreement is terminated in accordance with Section 6 herein, Subscriber shall remain obligated (A) to redeliver funds to the Escrow Account or to the Company, as applicable, in accordance with this Section 2 following the Company’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing immediately prior to or substantially concurrently with the consummation of the Transactions. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks are required or authorized to close in the State of New York or the Cayman Islands.

(c) The Closing shall be subject to the satisfaction on the Closing Date, or written waiver by each of the parties hereto, of each of the following conditions:

(i) the Common Stock (including the Subscribed Shares and the Pre-Funded Warrant Shares) shall have been approved for listing on the Nasdaq Stock Market LLC (“Nasdaq”), subject only to official notice of issuance and no suspension of the qualification of the Common Stock for offering or sale or trading on Nasdaq and, to the knowledge of the Company, no initiation or threatening of any proceedings for any of such purposes or delisting, shall have occurred;

(ii) all conditions precedent to the closing of the Transactions set forth in the Business Combination Agreement, including all necessary approvals of the Company’s and OHBP’s shareholders and regulatory approvals, if any, shall have been satisfied (as determined by the parties to the Business Combination Agreement) or waived (other than those conditions which, by their nature, are to be satisfied only at the closing of the Transactions pursuant to the Business Combination Agreement), and the closing of the Transactions shall be scheduled to occur substantially concurrently with or immediately following the Closing; and

(iii) no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the Transactions illegal or otherwise restraining, enjoining, or prohibiting consummation of the Transactions, and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition.

(d) The obligation of the Company to consummate the Closing shall be subject to the satisfaction or written waiver by the Company of the additional conditions that, on the Closing Date:

(i) all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations or warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations or warranties shall be true and correct in all respects) as of such earlier date, in each case without giving effect to the consummation of the Transactions; and

(ii) Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance, satisfaction or compliance would not or would not reasonably be likely to prevent, materially delay, or materially impact the ability of the Company to consummate the Closing.

(e) The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or written waiver by Subscriber of the additional conditions that, on the Closing Date:

(i) except to the extent consented to in writing by Subscriber, the Business Combination Agreement shall not have been amended, modified, or supplemented, and no condition shall have been waived thereunder, in each case, in a manner that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber (in its capacity as such) would reasonably expect to receive under this Subscription Agreement;

(ii) all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such earlier date), in each case, without giving effect to the consummation of the Transactions;

(iii) no Other Subscription Agreement (or other agreements or understandings (including side letters) entered into in connection therewith or otherwise in connection with the sale of shares of Common Stock or Pre-Funded Warrants to any Other Subscriber pursuant to a Subscription Agreement) shall have been amended, modified or waived in any manner that benefits any Other Subscriber unless the Subscriber shall have been offered in writing substantially the same benefits (other than terms particular to the legal or regulatory requirements of such Other Subscriber or its affiliates or related persons);

(iv) all consents, waivers, authorizations or orders of, any notice required to be made to, and any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including Nasdaq and any stockholder approval required by the rules and regulations of Nasdaq) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares and the Pre-Funded Warrants, if any) required to be made in connection with the issuance and sale of the Subscribed Shares and the Pre-Funded Warrants, if any, shall have been obtained or made, except where the failure to so obtain or make would not prevent the Company from consummating the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares and the Pre-Funded Warrants, if any, to the Subscriber;

(v) the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance, satisfaction or compliance would not or would not be reasonably likely to prevent, materially delay, or materially impact the ability of the Subscriber to consummate the Closing; and

(vi) there has not occurred any Material Adverse Effect or Parent Material Adverse Effect (each as defined in the Business Combination Agreement) since the date of this Subscription Agreement that is continuing.

(f) Prior to or at the Closing, Subscriber shall deliver or cause to be delivered to the Company all such other information as is reasonably requested and necessary in order for the Company to issue the Subscribed Shares and Pre-Funded Warrants, if any, to Subscriber.

3. Company Representations and Warranties. The Company represents and warrants to Subscriber that:

(a) The Company (i) is duly incorporated, validly existing as a company and in good standing under the laws of its jurisdiction of incorporation, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into, deliver and perform its obligations under this Subscription Agreement, the Other Subscription Agreements, the Pre-Funded Warrants and the Business Combination Agreement (collectively, the “Transaction Documents”), and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company and its subsidiaries, taken together as a whole (on a consolidated basis), that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on (i) the business, financial condition, or results of operations of the Company, (ii) the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares and Pre-Funded Warrants, or (iii) the Company’s ability to consummate the Transactions.

(b) As of the Closing Date, (i) the Subscribed Shares, if any, and (ii) the Pre-Funded Warrants, if any, will be duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable (in the case of the Subscribed Shares) or duly and validly authorized and binding obligations of the Company (in the case of the Pre-Funded Warrants), in each case free and clear of all liens or other restrictions (other than those arising under this Subscription Agreement or applicable federal and state securities laws) and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s organizational documents (as adopted on or prior to the Closing Date) or the laws of its jurisdiction of incorporation. The shares of Common Stock issuable upon exercise of the Pre-Funded Warrants (the “Pre-Funded Warrant Shares”) have been duly and validly authorized and reserved for issuance and, upon issuance pursuant to the terms of the Pre-Funded Warrants against full payment therefor in accordance with the terms of the Pre-Funded Warrants, will be duly and validly issued, fully paid and non-assessable and will be issued free and clear of all liens or other restrictions (other than those arising under this Subscription Agreement or applicable federal and state securities laws), and the holder of the Pre-Funded Warrant Shares shall be entitled to all rights accorded to a holder of Common Stock. The issuance of the Pre-Funded Warrants does not, and the exercise in full of the Pre-Funded Warrants and the issuance and delivery of the Pre-Funded Warrant Shares thereupon will not, (a) obligate the Company to offer to issue, or issue, shares of Common Stock or other securities to any person (other than Subscriber) pursuant to any preemptive rights, rights of first refusal, rights of participation or similar rights or (b) result in any adjustment (automatic, at the election of any person or otherwise) of the exercise, conversion, exchange or reset price under, or any other anti-dilution adjustment pursuant to, any outstanding securities of the Company.

(c) Each of the Transaction Documents has been duly authorized, executed and delivered by the Company, and, assuming the due authorization, execution and delivery of the same by the applicable counterparties, each Transaction Document shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the rights of creditors generally and by the availability of equitable remedies.

(d) The execution and delivery of the Transaction Documents, the performance by the Company of its obligations under this Subscription Agreement, the issuance and sale of the Subscribed Shares, if any, the issuance and sale of the Pre-Funded Warrants, if any, the issuance and delivery of the Pre-Funded Warrant Shares upon exercise in full of the Pre-Funded Warrants, if any, and the compliance by the Company with all of the provisions of this Subscription Agreement, the Pre-Funded Warrants and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, (ii) the organizational documents of the Company, or (iii) assuming the accuracy of the representations and warranties of Subscriber in Section 4, any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect or materially affect the validity or enforceability of the Subscribed Shares, the Pre-Funded Warrants, the Pre-Funded Warrant Shares, or the ability or legal authority of the Company to comply in all material respects with this Subscription Agreement and the Pre-Funded Warrants (if any).

(e) Assuming the accuracy of the representations and warranties of Subscriber in Section 4, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including Nasdaq) or other person in connection with the execution, delivery and performance by the Company of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares or the Pre-Funded Warrants), other than (i) filings required by applicable federal and state securities laws, (ii) the filing of the Registration Statement (as defined below) with the Securities and Exchange Commission (the “Commission”) pursuant to Section 5 below, (iii) those required by Nasdaq, including with respect to obtaining shareholder approval, (iv) those required to consummate the Transactions as provided under the Business Combination Agreement, (v) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, in connection with the Transactions, and (vii) those of which the failure to obtain would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Except for such matters as have not had or would not be reasonably expected to have a Company Material Adverse Effect, there is no (i) suit, action, claim or other proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.

(g) Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Subscribed Shares or the Pre-Funded Warrants by the Company to Subscriber, and, assuming the continued accuracy of such representations and warranties at the time of exercise, no registration under the Securities Act is required for the issuance of the Pre-Funded Warrant Shares upon exercise of the Pre-Funded Warrants.

(h) Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Subscribed Shares or Pre-Funded Warrants. The Subscribed Shares and Pre-Funded Warrants are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. Neither the Company nor any person acting on their behalf has, directly or indirectly, at any time within the past six months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Section 4(a)(2) under the Securities Act in connection with the offer and sale by the Company of the Subscribed Shares and Pre-Funded Warrants as contemplated hereby or (ii) cause the offering of the Subscribed Shares and Pre-Funded Warrants pursuant to this Subscription Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act. Neither the Company nor any person acting on its behalf has offered or sold or will offer or sell any securities, or has taken or will take any other action, which would reasonably be expected to subject the offer, issuance or sale of the Subscribed Shares or the Pre-Funded Warrants, as contemplated hereby, to the registration provisions of the Securities Act.

(i) Except for Leerink Partners LLC, UBS Securities LLC, Wells Fargo Securities, LLC and LifeSci Capital LLC, and any additional placement agents engaged by the Company (collectively, the “Placement Agents”), no broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares or Pre-Funded Warrants to Subscriber. The Company is solely responsible for the payment of any fees, costs, expenses and commissions owed to the Placement Agents in connection with the Subscription or the Transactions.

(j) (i) As of their respective dates, or if amended prior to the date of this Subscription Agreement, as of the date of such amendment, which shall be deemed to supersede such original filing, each report, form, statement, schedule, prospectus, proxy, registration statement and other document required to be filed by the Company with the Commission (such reports, the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder as in effect as of the time of filing; (ii) none of the SEC Reports, when filed, or if amended prior to the date of this Subscription Agreement, as of the date of such amendment, which shall be deemed to supersede such original filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; (iii) the financial statements of the Company included in the SEC Reports, when filed, or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, complied in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly presented in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments; (iv) the Company has filed each report, statement, schedule, prospectus, and registration statement that the Company was required to file with the Commission since its initial registration of securities with the Commission through the date of this Subscription Agreement; and (v) there are no outstanding or unresolved comments in comment letters received by the Company from the staff of the Division of Corporation Finance of the Commission with respect to any of the SEC Reports. A copy of each SEC Report is available to Subscriber via the Commission’s EDGAR system.

(k) As of the date of this Subscription Agreement, the authorized capital stock of the Company consists of 1,000,000 preference shares (“Cayman Preferred Shares”), 479,000,000 Class A ordinary shares (“Cayman

Class A Shares”), and 20,000,000 Class B ordinary shares (the “Cayman Class B Shares”), each par value $0.0001 per share. As of the date of this Subscription Agreement, (i) no Cayman Preferred Shares are issued and outstanding, (ii) 7,775,000 Cayman Class A Shares are issued and outstanding, of which 7,500,000 are redeemable Cayman Class A Shares and 275,000 are non- redeemable Cayman Class A Shares, and (iii) 1,323,529 Cayman Class B Shares are issued and outstanding (the securities described in clauses (i), (ii) and (iii) collectively, the “Company Securities”). The foregoing represents all of the issued and outstanding Company Securities as of the date of this Subscription Agreement. All issued and outstanding Company Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable law, including federal and state securities laws, and all requirements set forth in (1) the Company’s Amended and Restated Memorandum and Articles of Association, as amended from time to time (the “Company Constitutional Documents”), and (2) any other applicable contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable law, the Company Constitutional Documents or any contract to which the Company is a party or otherwise bound. Except as set forth above and pursuant to the Other Subscription Agreements, the Business Combination Agreement and the other agreements and arrangements referred to therein, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Company Securities or other equity interests in the Company or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, the Company has no subsidiaries, other than the subsidiaries formed to consummate the Transactions and such subsidiaries have not conducted any business since their date of formation, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any securities of the Company, other than as contemplated by or otherwise disclosed under the Business Combination Agreement and the other agreements and arrangements referred to therein.

(l) There are no securities issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the Subscribed Shares or the Common Stock to be issued pursuant to the Other Subscription Agreements, the issuance of the Pre-Funded Warrants, the issuance of the Pre-Funded Warrant Shares upon exercise of the Pre-Funded Warrants, or securities to be issued pursuant to the Business Combination Agreement, in each case, that have not been or will not be validly waived on or prior to the Closing Date.

(m) The Company is in compliance with all applicable laws and has not received any written communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law or regulation, except where such non-compliance, default or violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(n) The Company has not entered into any side letter or similar agreement or understanding (written or oral) with any Other Subscriber relating to or modifying such Other Subscriber’s Other Subscription Agreements. The Other Subscription Agreements reflect (i) the same Per Share Price and (ii) other terms with respect to the purchase of the Subscribed Shares and Pre-Funded Warrants that are no more favorable to such subscriber than the terms of this Subscription Agreement, other than terms particular to the regulatory requirements of such subscriber or its affiliates or related funds.

(o) The Company is not, and immediately after receipt of payment for the Subscribed Shares and Pre-Funded Warrants of the Company and consummation of the Transactions, will not be, required to be registered as an “investment company” within the meaning of the 1940 Act.

(p) The issued and outstanding Cayman Class A Shares of the Company are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on Nasdaq. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by Nasdaq or the Commission to prohibit or terminate the listing of the Cayman Class A Shares or, when registered and issued in connection with the Domestication, the Common Stock, or to deregister the Cayman Class A Shares of the Company under the Exchange Act. The Company has taken no action that is designed to terminate the registration of the Cayman Class A Shares under the Exchange Act other than in connection with the Domestication and subsequent registration under the Exchange Act of the Common Stock. Upon the consummation of the Transactions, the issued and outstanding Common Stock will be registered pursuant to Section 12(b) of the Exchange Act and listed for trading on Nasdaq, subject only to official notice thereof.

(q) The Company acknowledges that there have been no, and in issuing the Subscribed Shares and Pre-Funded Warrants the Company is not relying on any, representations, warranties, covenants and agreements made to the Company by Subscriber, any of its officers, directors, trustees, investment adviser or representatives or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements expressly stated in this Subscription Agreement.

(r) There has been no action taken by the Company, or, to the knowledge of the Company, any officer, director, equityholder, manager, employee, agent or representative of the Company, in each case, acting on behalf of the Company, in violation of any applicable Anti-Corruption Laws (as herein defined). The Company has not (i) been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a governmental authority for violation of any applicable Anti-Corruption Laws, (ii) conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any governmental authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Laws or (iii) received any written notice or citation from a governmental authority for any actual or potential noncompliance with any applicable Anti-Corruption Laws. As used herein, “Anti-Corruption Laws” means any applicable laws relating to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the UK Bribery Act 2010, and any similar law that prohibits bribery or corruption.

(s) The Company and its representatives currently and for the five years prior to the date hereof have been in compliance with Anti-Corruption Laws and applicable laws related to (i) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (ii) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries (collectively, “Anti-Money Laundering Laws”), (iii) anti-boycott regulations, as administered by the U.S. Department of Commerce, and (iv) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(t) Neither the Company nor its subsidiaries nor any of their respective directors, officers or employees, nor, to the knowledge of the Company, any agent or representative of the Company (acting on behalf of the Company), is or is acting under the direction of, on behalf of or for the benefit of a person that is (i) the subject or target of economic or financial sanctions, trade embargos or restrictions administered, enacted or enforced by any governmental authority (collectively, “Sanctions”); (ii) designated on any Sanctions or similar lists administered by a governmental authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant governmental authority, as amended from time to time, or any person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (iii) located, organized or resident in a country or territory that is, or whose government is, the subject or target of comprehensive Sanctions, including, as of the date of this Subscription Agreement, Crimea, the so-called Donetsk People’s Republic or Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea, and Syria; or (iv) an officer or employee of any governmental authority or public international organization, or officer of a political party or candidate for political office. Neither the Company nor, to the knowledge of the

Company, any representative of the Company (acting on behalf of the Company), (A) has participated in any transaction involving a Prohibited Party, or a person who is the target of any Sanctions, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive Sanctions, (B) to the knowledge of the Company, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any Export Control Laws, or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(u) Neither the Company nor any of its subsidiaries has, and to its knowledge no one acting on its or their behalf, has (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Subscribed Shares or Pre-Funded Warrants, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Subscribed Shares or Pre-Funded Warrants, or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company, other than, in the case of clause (i), stabilizing transactions by the underwriters of the Company’s initial public offering, and, in the case of clauses (ii) and (iii), compensation paid to the Placement Agents in connection with the placement of the Subscribed Shares and Pre-Funded Warrants and the deferred underwriting commissions Leerink Partners LLC will receive in connection with the Company’s IPO.

(v) The Company is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Internal Revenue Code of 1986, as amended (the “Code”), a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(w) Except for such matters as have not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any court, governmental authority or arbitrator outstanding against the Company.

(x) When the Subscribed Shares and Pre-Funded Warrants are issued pursuant to this Subscription Agreement, and any Pre-Funded Warrant Shares are issued upon exercise of the Pre-Funded Warrants, the Common Stock will be eligible for clearing through The Depository Trust Company (the “DTC”) through its Deposit/Withdrawal At Custodian (DWAC) system, and the Company will be eligible and participating in the Direct Registration System (DRS) of DTC with respect to the Common Stock. The Company’s transfer agent will be a participant in DTC’s Fast Automated Securities Transfer Program.

(y) Pursuant to 31 CFR part 850, which implements Executive Order 14105 of August 9, 2023, “Addressing United States Investments in Certain National Security Technologies and Products in Countries of Concern,” and is administered by the Office of Investment Security, U.S. Department of the Treasury, the Company represents and warrants that it is not: (i) a “covered foreign person” within the meaning of 31 CFR § 850.209; or (ii) engaging in, or planning to engage in, a “covered activity” within the meaning of 31 CFR § 850.208.

4. Subscriber Representations and Warranties. Subscriber represents and warrants to the Company, as of the date hereof and as of the Closing Date, that:

(a) Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and (ii) has the requisite power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) This Subscription Agreement has been duly authorized, executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription

Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(c) The execution, delivery and performance by Subscriber of this Subscription Agreement, the purchase of the Subscribed Shares and any Pre-Funded Warrants and Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants), the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares and Pre-Funded Warrants and Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants), as applicable.

(d) Subscriber (i) is (a) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (b) an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) or (c) an “accredited investor” (within the meaning of Rule 501(a)(5) or (6) of Regulation D under the Securities Act), satisfying the applicable requirements set forth on Exhibit B, (ii) is acquiring the Subscribed Shares, Pre-Funded Warrants and Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants), as applicable, only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares, Pre-Funded Warrants and Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants), as applicable, as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer, an institutional accredited investor, or an “accredited investor” (within the meaning of Rule 501(a)(5) or (6) of Regulation D under the Securities Act) satisfying the requirements set forth on Exhibit B and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, (iii) is not acquiring the Subscribed Shares, Pre-Funded Warrants and Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants), as applicable, with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Exhibit B following the signature page hereto), and (iv) is an “institutional account” as defined by FINRA Rule 4512(c). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares, Pre-Funded Warrants and Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants), as applicable, unless such newly formed entity is an entity in which all of the equity owners are accredited investors. Subscriber is aware that the Company is not relying specifically on the safe harbor from the registration requirements of the Securities Act provided by Regulation D under the Securities Act, and the Company will not file a Form D under the Securities Act with respect to the offer and sale of the Subscribed Shares, Pre-Funded Warrants and Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants), as applicable.

(e) Subscriber acknowledges and agrees that (A) the Subscribed Shares and, if applicable, the Pre-Funded Warrants are being offered in a transaction not involving any public offering within the meaning of the Securities Act, (B) the offer and sale of the Subscribed Shares and, if applicable, the Pre-Funded Warrants and Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants) have not been registered under the Securities Act and that the Company is not required to register the offer and sale of the Subscribed Shares, the

Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants) except as set forth in Section 5 of this Subscription Agreement, and (C) the Subscribed Shares and, if applicable, the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants) will be “restricted securities” within the meaning of the Securities Act and may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the applicable states and other jurisdictions of the United States, and that any certificates or book-entry statements or instruments representing the Subscribed Shares, the Pre-Funded Warrants (as applicable) or Pre-Funded Warrant Shares (upon exercise of any Pre-Funded Warrants) shall contain the restrictive legend set forth in Section 4(t). Subscriber acknowledges and agrees that the Subscribed Shares and, if applicable, the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants) will be subject to these securities law transfer restrictions, and as a result of these transfer restrictions, Subscriber may not be able to readily resell, transfer, offer, pledge or otherwise dispose of the Subscribed Shares or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants) and may be required to bear the financial risk of an investment in the Subscribed Shares or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants) for an indefinite period of time. Subscriber acknowledges and agrees that the Subscribed Shares or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants) will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”), absent a change in law, receipt of regulatory no-action relief or an exemption, until at least one year from the Closing Date. Subscriber acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, transfer, pledge or other disposition of any of the Subscribed Shares or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants).

(f) Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants) directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company, OHBP, the Placement Agents, any of their respective affiliates or control persons, officers, directors, employees, partners, agents or representatives, any other party to the Transactions or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Subscription Agreement. Subscriber acknowledges that certain information provided to the Subscriber by the Company on behalf of OHBP was based on estimates prepared by OHBP’s management, and such estimates were prepared based on assumptions that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the estimates. Subscriber further acknowledges that certain financial information (whether historical, audited, unaudited or otherwise, or in the form of management estimates) was prepared without the participation of the Placement Agents and that the Placement Agents do not assume responsibility for independent verification of, or the accuracy or completeness of, such information or management estimates. Subscriber further acknowledges that no disclosure or offering document has been prepared or reviewed by the Placement Agents or any of their respective affiliates in connection with the offer and sale of the Subscribed Shares or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants), and the Placement Agents and their respective affiliates and any control persons, officers, directors, employees, partners, agents or representatives of the Placement Agents and their respective affiliates have made no independent investigation with respect to the Company, OHBP, the Subscribed Shares or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants), the Subscription or the Transactions or the accuracy, completeness or adequacy of any information supplied to the Placement Agents by the Company or OHBP. Subscriber acknowledges that in connection with the issuance and sale of the Subscribed Shares or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants), no Placement Agent has acted as a financial advisor or fiduciary to any Subscriber. None of the Placement Agents or any of their respective directors, officers, employees, partners, agents, representatives or controlling persons has made any independent investigation with respect to the Company, OHBP, the Subscribed Shares or the

Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants) or the completeness or accuracy of any information provided to the Subscriber. Subscriber acknowledges that it has not relied on the Placement Agents in connection with its determination as to the legality of its acquisition of the Subscribed Shares or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants) or as to the other matters referred to herein. Subscriber acknowledges and agrees that none of (i) any Other Subscriber pursuant to an Other Subscription Agreement, or any other investor pursuant to any agreement related to the private placement of the Subscribed Shares or Pre-Funded Warrants (including such person’s affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agents, their affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing (collectively, “Placement Agent Parties”), or (iii) any other party to the Business Combination Agreement or any Non-Party Affiliate (as defined below), shall have any liability to the Subscriber, or to any Other Subscriber or other investor, pursuant to, arising out of or relating to this Subscription Agreement, any Other Subscription Agreement, or any other agreement related to the private placement of the Subscribed Shares or Pre-Funded Warrants, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscribed Shares, the purchase of the Pre-Funded Warrants or the receipt of Pre-Funded Warrant Shares upon exercise of the Pre-Funded Warrants or with respect to any claim (whether in tort, contract, under federal or state securities laws or otherwise) for breach of this Subscription Agreement, any Other Subscription Agreement, or any other agreement, or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, OHBP, or the Placement Agents concerning the Company, OHBP, the Placement Agents or any Non-Party Affiliate, any of their respective controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliate” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of the Company, OHBP, the Placement Agents or any of the Company’s, OHBP’s, or the Placement Agents’ controlled affiliates or any family member of the foregoing. Subscriber further acknowledges that Subscriber has not relied upon the Placement Agents in connection with Subscriber’s due diligence review of the offering of the Subscribed Shares or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants) and of the Company and OHBP. In making its decision to purchase the Subscribed Shares or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants), Subscriber has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received or had access to, and had an adequate opportunity to review, such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants), including with respect to the Company and the Transactions (including OHBP and its subsidiaries (collectively, the “Acquired Companies”)), and made its own assessment and is satisfied concerning the relevant financial, tax, and other economic considerations relevant to Subscriber’s investment in the Subscribed Shares or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants). Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the opportunity to ask such questions, receive such answers and obtain such information as Subscriber and Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants). Without limiting the generality of the foregoing, Subscriber acknowledges that it has had an opportunity to review the Company’s SEC Reports. Subscriber acknowledges and agrees that the Placement Agents and any of their respective affiliates (i) have not provided Subscriber with any information or advice with respect to the Subscribed Shares or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants) nor is such information or advice necessary or desired; (ii) have not made and will not make any representation, whether express or implied, of any kind or character and have not provided any advice or recommendation in connection with the Subscription, the Transactions, the Company, the Acquired Companies, the quality or value of the Subscribed Shares, or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants) any of the documents furnished pursuant therewith, or the execution, legality, validity or enforceability (with respect to any person) of any thereof, or the business, condition (financial and otherwise), management, operations, properties or prospects of, or any other matter concerning, the Company, OHBP, the Subscription or the Transactions; (iii) may have acquired non-public information with respect to the Company or the Acquired Companies which Subscriber agrees need not be provided to it; and (iv) may have existing or future business relationships with the Company and OHBP (including, but not limited to, lending, depository, risk management, advisory and banking relationships) and will pursue actions and take steps that it deems or they deem necessary or appropriate to protect its or their interests arising therefrom. The Subscriber further acknowledges and agrees that the Company’s affiliates and/or Placement Agents and/or their respective affiliates may now or in the future own securities of the Company and may purchase securities in connection with the Transactions.

(g) Subscriber became aware of this offering of the Subscribed Shares or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants) solely by means of direct contact between Subscriber and the Company and/or OHBP, or their respective representatives or affiliates, or by means of contact from the Placement Agents, and the Subscribed Shares or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants) were offered to Subscriber solely by direct contact between Subscriber and the Company and/or OHBP, or their respective affiliates, or between Subscriber and the Placement Agents. Subscriber did not become aware of this offering of the Subscribed Shares, or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants) nor were the Subscribed Shares or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants) offered to Subscriber, by any other means. Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants) (i) were not offered by any form of general advertising or, to the Subscriber’s knowledge, general solicitation, including methods described in section 502(c) of Regulation D and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(h) Subscriber acknowledges and agrees that (a) it has been informed that, in connection with the Transactions, (i) Leerink Partners LLC has acted as exclusive financial advisor to the Company and (ii) Leerink Partners LLC, UBS Securities LLC, Wells Fargo Securities, LLC and LifeSci Capital LLC have acted as co-placement agents to the Company, and (iii) any additional placement agents engaged by the Company or OHBP in connection with the Subscription may act as placement agents or advisors to the Company or OHBP after the date of this Subscription Agreement, (b) the Placement Agents are not acting as an underwriter or in any other capacity in connection with the Subscription and (c) Leerink Partners LLC will receive deferred underwriting commissions in connection with the Company’s IPO (as defined below). Subscriber waives and releases any claim that it or its affiliates may have against any Placement Agent and its affiliates and any control persons, officers, directors, employees, partners, agents or representatives of that Placement Agent and its affiliates with respect to any actual or perceived conflict of interest that may arise from such Placement Agent’s engagements as indicated in the immediately preceding sentence, in the context of such Placement Agent’s engagement by the Company as its placement agent or lead capital markets advisor in connection with the Subscription.

(i) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants), including those set forth in the SEC Reports. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants), and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber is (i) an institutional account as defined in FINRA Rule 4512(c), and (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities.

Subscriber has determined based on its own independent review and such professional advice as it deems appropriate that its purchase of the Subscribed Shares or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants) (A) are fully consistent with its financial needs, objectives and condition, (B) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to it, (C) have been duly authorized and approved by all necessary action and (D) is a fit, proper and suitable investment, notwithstanding the substantial risks inherent in investing in or holding the Subscribed Shares or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants). Subscriber understands and acknowledges that it has been informed that the purchase and sale of the Subscribed Shares or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants) hereunder meets the institutional customer exemption under FINRA Rule 2111(b).

(j) Alone, or together with any professional advisor(s), Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants) and determined that the Subscribed Shares or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants) are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss of its investment exists. Subscriber will not look to the Placement Agents for all or part of any such loss or losses that Subscriber may suffer, is able to sustain a complete loss on its investment in the Subscribed Shares or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants), has no need for liquidity with respect to its investment in the Subscribed Shares or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants)and has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale or distribution of all or any part of the Subscribed Shares or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants).

(k) Subscriber acknowledges that Subscriber shall be responsible for any of Subscriber’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that none of the Company, the Placement Agents, OHBP, or any of their respective agents or affiliates has offered Subscriber any tax advice relating to Subscriber’s investment in the Subscribed Shares or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants), or made any representations, warranties or guarantees, whether written or oral, regarding the tax consequences of Subscriber’s investment in the Subscribed Shares or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants).

(l) Subscriber understands and agrees that no federal or state agency, securities commission or similar regulatory authority has passed upon or endorsed the merits of the offering of the Subscribed Shares or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants)or made any findings or determination as to the fairness of this investment.

(m) Subscriber is not, and is not owned or controlled by or acting on behalf of (in connection with this Subscription Agreement), a Sanctioned Person (as defined below). Subscriber is not a non-U.S. shell bank or providing banking services to a non-U.S. shell bank. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required by applicable law, it maintains, either directly or through the use of a third-party administrator, policies and procedures reasonably designed for the screening of any investors against Prohibited Parties. Subscriber further represents and warrants that, to the extent required by applicable law, the Subscriber maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants) were legally derived. For purposes of this Subscription Agreement, “Sanctioned Person” means at any time any person or entity that is: (i) the subject or target of Sanctions, (ii) a Prohibited Party; or (iii) located, organized or resident in a country or territory that is, or whose government is, the subject or target of comprehensive Sanctions, including, as of the date of this Subscription Agreement, Crimea, the so-called Donetsk People’s Republic or Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea, and Syria.

(n) Subscriber, together with any of its affiliates holding the Subscribed Shares or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants) or other securities of the Company, are not currently (and at all times through Closing will refrain from being or becoming) members of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of the Company or OHBP (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than a “group” consisting of Subscriber and any such affiliates and persons controlling Subscriber and any such affiliates.

(o) During the period commencing as of the time that Subscriber was first contacted by the Company, a Placement Agent or any other person regarding the transactions contemplated by this Subscription Agreement and ending immediately prior to the execution of this Subscription Agreement, Subscriber has not entered into any short sales (as defined in Rule 200 of Regulation SHO under the Exchange Act) with respect to the securities of the Company. Notwithstanding the foregoing, in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of Subscriber’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of Subscriber’s assets, the representation set forth in the first sentence of this subsection shall only apply with respect to the portion of the assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants).

(p) No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of Subscribed Shares or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants)by Subscriber hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing, in each case as a result of the purchase by Subscriber of Subscribed Shares or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants) hereunder.

(q) If Subscriber is an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that (i) neither the Company, nor any of its respective affiliates (the “Transaction Parties”) has been relied on as the Plan’s fiduciary, or has been relied on by Subscriber for advice, with respect to its decision to acquire and hold the Subscribed Shares or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants), and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants) and (ii) the acquisition and holding of the Subscribed Shares or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants)will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

(r) Subscriber at the Closing will have sufficient funds to pay the Purchase Price pursuant to Section 2.

(s) No broker or finder has acted on behalf of Subscriber in connection with the sale of the Subscribed Shares or the Pre-Funded Warrants or Pre-Funded Warrant Shares (upon exercise of Pre-Funded Warrants) pursuant to this Subscription Agreement in such way as to create any liability on the Company.

(t) Subscriber acknowledges and agrees that the certificate or book entry position representing the Subscribed Shares, and any instrument representing the Pre-Funded Warrants or book entry position representing the Pre-Funded Warrant Shares (upon exercise of any Pre-Funded Warrants), will bear or reflect, as applicable, a legend substantially similar to the following:

“THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) PURSUANT TO ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (III) TO THE COMPANY, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE COMPANY MAY REQUIRE THE DELIVERY OF A WRITTEN OPINION OF COUNSEL, CERTIFICATIONS AND/OR ANY OTHER INFORMATION IT REASONABLY REQUIRES TO CONFIRM THE SECURITIES ACT EXEMPTION FOR SUCH TRANSACTION.”

5. Registration Rights.

(a) The Company shall submit or file with the Commission (at the Company’s sole cost and expense) a registration statement registering the resale of the Subscribed Shares, the Pre-Funded Warrants and the Pre-Funded Warrant Shares (collectively, the “Registrable Securities”) and naming the Subscriber as a selling stockholder thereunder (the “Registration Statement”) no later than thirty (30) calendar days after the Closing (such deadline the “Filing Deadline”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the earlier of (A) the filing of the Registration Statement and (B) the Filing Deadline, and (ii) the 7th Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such deadline the “Effectiveness Deadline”), provided, that if the Filing Deadline or Effectiveness Deadline falls on Saturday, Sunday or other day that the Commission is closed for business, the Filing Deadline or Effectiveness Deadline, as the case may be, shall be extended to the next business day on which the Commission is open for business, provided, further, however, that the Company’s obligations to include Subscriber’s Registrable Securities in the Registration Statement are contingent upon Subscriber furnishing in a completed questionnaire in customary form to the Company that contains the information required by Commission rules for a Registration Statement regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Registrable Securities (which shall be limited to non-underwritten public offerings) (collectively, the “Subscriber Information”) as shall be reasonably requested by the Company to effect the registration of the Registrable Securities, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, provided that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Securities. Any failure by the Company to file the Registration Statement by the Filing Deadline or to cause the effectiveness of such Registration Statement by the Effectiveness Deadline shall not otherwise relieve the Company of its obligations to file or cause the effectiveness of the Registration Statement as set forth above in this Section 5. Upon notification by the Commission that any Registration Statement has been declared effective by the Commission, and within two (2) Business Days thereafter, the Company shall file the final prospectus under Rule 424 of the Securities Act.

(b) The Company will provide a copy of such portions of the draft of the Registration Statement that include Subscriber Information to Subscriber for review and comment at least two (2) Business Days in advance of filing the Registration Statement, provided, that, for the avoidance of doubt, in no event shall the Company be required to delay or postpone the filing of such Registration Statement as a result of or in connection with Subscriber’s review. With respect to the Subscriber Information, the Company shall request such information at least five (5) Business Days prior to the anticipated initial filing date of the Registration Statement.

(c) In no event shall the Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the Commission; provided, that if the Commission requests that the Subscriber be identified as a statutory underwriter in the Registration Statement, the Subscriber will have an opportunity to withdraw from the Registration Statement, it being understood that such withdrawal shall not relieve the Company of its obligation to register for resale the Registrable Securities held by the Subscriber at a later date.

(d) The Company agrees that, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, the Company will use its commercially reasonable efforts to, at its expense, cause such Registration Statement to remain effective with respect to Subscriber, keep any qualification, exemption or compliance under state securities laws which the Company determines to obtain continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of (i) three years from the issuance of the Subscribed Shares and Pre-Funded Warrants, as applicable, (ii) the date on which all of the Registrable Securities shall have been sold, or (iii) the first date on which the undersigned can sell all of its Registrable Securities (or shares received in exchange therefor) under Rule 144 without limitation as to the manner of sale, the amount of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information required under Rule 144; provided, that the Company shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Company’s board of directors reasonably believes, upon the advice of outside legal counsel, would require additional disclosure by the Company in the Registration Statement of material non-public information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than two (2) occasions or for more than sixty (60) consecutive calendar days during any twelve-month period. Upon receipt of any written notice from the Company (which notice shall not contain any material non-public information regarding the Company and which notice shall not be subject to any duty of confidentiality) (A) of the occurrence of any Suspension Event during the period that the Registration Statement is effective or (B) that, as a result of a Suspension Event, the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that it will promptly discontinue offers and sales of the Registrable Securities under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144 or any other applicable exemption to the registration requirements under the Securities Act) until Subscriber receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales (which notice shall not contain any material non-public information regarding the Company and which notice shall not be subject to any duty of confidentiality). If so directed by the Company, Subscriber will deliver to the Company or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Registrable Securities in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Securities shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up. Notwithstanding anything to the contrary herein, the Company shall use its commercially reasonable efforts to cause its transfer agent to deliver unlegended shares of Common Stock to a transferee of the Subscriber in connection with any sale of Registrable Securities with respect to which the Subscriber has entered into a contract for sale, prior to the Subscriber’s receipt of the notice of a Suspension Event and for which the Subscriber has not yet settled.

(e) If the Commission prevents the Company from including any or all of the securities proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Registrable Securities by Subscriber, any other shares of Common Stock by any Other Subscribers or shares of Common Stock by any other selling stockholder named in the Registration Statement, the Company will promptly notify Subscriber of such event, and such Registration Statement shall register for resale such number of shares of Common Stock which is equal to the maximum number of Registrable Securities as is permitted by the Commission. In such event, the number of shares of Common Stock to be registered for Subscriber, such Other Subscriber or other selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders (or as otherwise directed by the Commission) and as promptly as practicable after being permitted to register additional Registrable Securities under Rule 415 under the Securities Act, the Company shall use commercially reasonable efforts to amend the Registration Statement or file with the Commission and cause to be declared effective, as promptly as allowed by the Commission, one or more registration statements to register the resale of those Registrable Securities (as defined below) that were not registered on the initial Registration Statement, as so amended and to cause such amendment or Registration Statement to become effective as promptly as practicable. Any such amended or new registration statement(s) shall be deemed to be a “Registration Statement” and all provisions of Section 5 shall apply with respect thereto.

(f) In the case of a registration effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration. The Company shall advise Subscriber as promptly as practicable, but in no event later than five (5) Business Days following or such earlier date as indicated:

(i) when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;

(ii) of any request by the Commission for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information with respect to the Subscriber;

(iii) of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose within two (2) Business Days of the Company’s notice of such event;

(iv) within two (2) Business Days of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(v) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising Subscriber of such events, provide Subscriber with any material, non-public information regarding the Company other than to the extent that providing notice to Subscriber of the occurrence of the events listed in clauses (i) through (v) above may constitute material, non-public information regarding the Company.

(g) The Company shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable.

(h) Except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement as contemplated by this Subscription Agreement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(i) The Company shall use its commercially reasonable efforts to cause all Subscribed Shares and Pre-Funded Warrant Shares to be listed on each securities exchange or market, if any, on which the Common Stock has been listed.

(j) The Company shall use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Subscribed Shares, Pre-Funded Warrants and Pre-Funded Warrant Shares required hereby and to provide all customary and reasonable cooperation necessary to enable Subscriber to resell the Registrable Securities pursuant to the Registration Statement.

(k) In connection with any request by Subscriber for the removal of any restrictive legend from any Registrable Securities, Subscriber shall deliver to the Company (or its transfer agent, as applicable) such customary certifications, broker representation letters and other documents as the Company or its transfer agent may reasonably request to confirm the availability of an applicable exemption from the registration requirements of the Securities Act, including, without limitation, a written certification as to the applicable exemption (including, if applicable, compliance with the holding period, volume and manner-of-sale requirements of Rule 144) and, if the transfer is being effected through a broker-dealer, a customary broker representation letter.

(l) For purposes of this Section 5, “Subscribed Shares” shall be deemed to include, as of any date of determination, the Subscribed Shares and any equity security issued or issuable with respect to such Subscribed Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event; “Pre-Funded Warrants” shall be deemed to include, as of any date of determination, the Pre-Funded Warrant Shares and any equity security issued or issuable with respect to such Pre-Funded Warrant Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event; “Subscriber” shall mean the Subscriber or any affiliate of the Subscriber or other person to whom the rights under this Section 5 shall have been assigned, and “Registrable Securities” shall mean (i) all shares of Common Stock that are not then subject to forfeiture to the Company, (ii) all shares of Common Stock issuable upon exercise, conversion or exchange of any option, warrant or convertible security not then subject to vesting or forfeiture to the Company (including, for the avoidance of doubt, the Pre-Funded Warrants), (iii) all Pre-Funded Warrants, and (iv) all shares of Common Stock directly or indirectly issued or then issuable with respect to the securities referred to in clauses (i), (ii) or (iii) above by way of a stock dividend or stock split, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (x) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such Registration Statement, (y) such securities shall have been transferred pursuant to Rule 144 or (z) such securities shall have ceased to be outstanding.

6. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof (in each case, except for those provisions expressly contemplated to survive such termination), upon the earliest to occur of (a) such date and time as the Business Combination Agreement is terminated in accordance with its terms; (b) the mutual written agreement of the parties hereto to terminate this Subscription Agreement; (c) if, on the Closing Date of the Transactions, any of the conditions to Closing set forth in Section 2 of this Subscription Agreement have not been satisfied as of the time required hereunder to be so satisfied or waived by the party entitled to grant such waiver and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be or are not consummated at the Closing; or (d) if the Closing has not occurred by the Termination Date (as so defined in the Business Combination Agreement as of the date hereof, the “Outside Closing Date”); provided, that nothing herein will relieve any party from liability for any willful breach hereto prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify Subscriber of the termination of the Business Combination Agreement promptly after the termination thereof. Upon the termination of this Subscription Agreement in accordance with this Section 6, any monies paid by Subscriber to the Company in connection herewith shall be promptly (and in any event within two (2) Business Days after such termination) returned to Subscriber.

7. Trust Account Waiver. Subscriber hereby acknowledges that, as described in the Company’s prospectus relating to its initial public offering dated May 19, 2026, the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public shareholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, arising as a result of, in connection with or relating in any way to this Subscription Agreement, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), and (b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, this Subscription Agreement; provided, however, that nothing in this Section 7 shall (x) be deemed to limit any Subscriber’s right, title, interest or claim to the Trust Account, or any monies held therein, by virtue of such Subscriber’s (i) record or beneficial ownership of Cayman Class A Shares acquired by means other than pursuant to this Subscription Agreement or (ii) redemption rights in connection with the Transactions with respect to any Cayman Class A Shares owned by such Subscriber or limit Subscriber’s right to distributions from the Trust Account in accordance with the Company Constitutional Documents in respect of the Cayman Class A Shares acquired by any means other than pursuant to this Subscription Agreement, (y) serve to limit or prohibit Subscriber’s right to pursue a claim against the Company for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief or (z) serve to limit or prohibit any claims that Subscriber may have in the future against the Company’s assets or funds that are not held in the Trust Account.

8. Indemnity.

(a) To the extent Subscriber is named as a selling stockholder under any Registration Statement, the Company shall indemnify and hold harmless, to the extent permitted by law, Subscriber, its directors, trustees, officers, partners, members, managers, stockholders, affiliates, employees, advisers and agents, and each person who controls Subscriber (within the meaning of the Securities Act or the Exchange Act) and each affiliate of Subscriber (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, charges, claims, damages, liabilities, costs and expenses (including, without limitation, any reasonable and documented attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) that arise out of or are caused by, based upon, arising out of or relating to (i) any untrue or alleged untrue statement of material fact contained in such Registration Statement, any prospectus included in such Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto, or document incorporated therein by reference, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances in which they were made) not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, Exchange Act, or any state securities laws or rule or regulation thereunder, in connection with the performance of its obligations under Section 5 of this Subscription Agreement, except insofar as such untrue statement, alleged untrue statement, omissions, or alleged omission is caused by or contained in any information furnished in writing to the Company by or on behalf of Subscriber expressly for use therein.

(b) To the extent permitted by law, and in connection with any Registration Statement in which Subscriber is participating as a selling stockholder, Subscriber agrees, severally and not jointly with any Other Subscriber in the offering contemplated by this Subscription Agreement, to indemnify and hold harmless the Company and its directors, officers, employees and agents, and each person who controls the Company (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Company against any losses, charges, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, any prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances in which they were made) not misleading, but only to the extent that such untrue statement, alleged untrue statement, omissions, or alleged omission is caused by or contained in any Subscriber Information furnished in writing to the Company by or on behalf of Subscriber expressly for use therein; provided, however, that the indemnification contained in this Section 8 shall not apply to amounts paid in settlement of any such losses, charges, claims, damages, liabilities, costs and expenses if such settlement is effected without the consent of Subscriber. In no event shall the liability of Subscriber payable by way of indemnity or contribution under this Section 8(b) or under Section 8(e) be greater than the dollar amount of the net proceeds received by Subscriber upon the sale of the Subscribed Shares, Pre-Funded Warrants (or Pre-Funded Warrant Shares issuable upon exercise of the Pre-Funded Warrants), as applicable, purchased pursuant to this Subscription Agreement giving rise to such indemnification or contribution obligation.

(c) Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (2) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, trustee, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Subscribed Shares, Pre-Funded Warrants (or Pre-Funded Warrant Shares issuable upon exercise of the Pre-Funded Warrants), as applicable, purchased pursuant to this Subscription Agreement. The indemnified parties are express third party beneficiaries of this Section 8, entitled to enforce their rights under this Section 8 as if party hereto.

(e) If the indemnification provided under this Section 8 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, charges, claims, damages, liabilities, costs and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, charges, claims, damages, liabilities, costs and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by or on behalf of (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 8 from any person who was not guilty of such fraudulent misrepresentation. Any contribution by Subscriber pursuant to this Section 8(e) (together with any indemnity under Section 8(b)) shall be no greater than the amount of net proceeds received by such Subscriber from the sale of such Subscribed Shares, Pre-Funded Warrants (or Pre-Funded Warrant Shares issuable upon exercise of the Pre-Funded Warrants), as applicable, purchased pursuant to this Subscription Agreement giving rise to this obligation. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Subscription Agreement or the transactions contemplated hereby.

9. Company’s Covenants.

(a) At any time and from time to time in connection with a bona fide sale of Subscribed Shares, Pre-Funded Warrants (or Pre-Funded Warrant Shares issuable upon exercise of the Pre-Funded Warrants), as applicable, effected in compliance with the requirements of Rule 144 under the Securities Act or through any broker-dealer sale transactions described in the plan of distribution set forth within any prospectus and pursuant to the Registration Statement of which such prospectus forms a part, the Company shall use its commercially reasonable efforts, subject to the receipt of customary documentation required from the holder of the applicable Subscribed Shares, Pre-Funded Warrants (or Pre-Funded Warrant Shares issuable upon exercise of the Pre-Funded Warrants), as applicable, and broker, if applicable, in connection therewith and compliance with applicable laws, (i) promptly instruct its transfer agent to remove any restrictive legends applicable to the Subscribed Shares, Pre-Funded Warrants (or Pre-Funded Warrant Shares issuable upon exercise of the Pre-Funded Warrants), as applicable, being sold and (ii) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (i). The Company shall be responsible for the fees of its transfer agent, its legal counsel (including for purposes of giving the opinion referenced herein) and all DTC fees associated with such issuance and legend removal and the Subscriber shall be responsible for its own fees or costs associated therewith (including its legal fees or costs of its legal counsel).

(b) With a view to making available to Subscriber the benefits of Rule 144 that permit Subscriber to sell securities of the Company to the public without registration, the Company agrees, for so long as Subscriber holds Subscribed Shares, Pre-Funded Warrants (or Pre-Funded Warrant Shares issuable upon exercise of the Pre-Funded Warrants), as applicable, to:

(i) use commercially reasonable efforts to make and keep public information available, as those terms are understood and defined in Rule 144; and

(ii) use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents as may be required pursuant to the applicable provisions of Rule 144.

(c) While the Registration Statement is effective, the Company shall cause its counsel, or counsel acceptable to the transfer agent, to issue to the transfer agent a “blanket” legal opinion to allow the legend on the Registrable Securities to be removed upon a bona fide sale of such Subscribed Shares, Pre-Funded Warrants (or Pre-Funded Warrant Shares issuable upon exercise of the Pre-Funded Warrants), as applicable, pursuant to the plan of distribution set forth within any prospectus and pursuant to such effective Registration Statement in accordance with this Section 9. Upon request, the Company shall provide the Subscriber with contact information for the person responsible for the Company’s account at the transfer agent to facilitate transfers made pursuant to this Section 9. The Company shall be responsible for the fees of its transfer agent and its legal counsel (including for purposes of giving the opinion referenced herein) associated with such issuance and the Subscriber shall be responsible for its own fees or costs associated therewith (including its legal fees or costs of its legal counsel).

(d) As of the Closing Date, the Company has reserved, and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue the Pre-Funded Warrant Shares that are issuable upon the exercise of the Pre-Funded Warrants, if any.

10. Miscellaneous.

(a) All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email, during normal business hours on a Business Day and otherwise as of the opening of the immediately following Business Day, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 10(a).

(b) Subscriber acknowledges that the Company, the Placement Agents and following the Closing Date, OHBP will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement; provided, however, that the foregoing clause of this Section 10(b) shall not give the Company, OHBP or the Placement Agents any rights other than those expressly set forth herein. Prior to the Closing, Subscriber agrees to promptly notify the Company and the Placement Agents if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. Subscriber acknowledges and agrees that the purchase by Subscriber of Subscribed Shares, Pre-Funded Warrants (or Pre-Funded Warrant Shares issuable upon exercise of the Pre-Funded Warrants), as applicable, from the Company will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by Subscriber as of the time of such purchase. The Company acknowledges that Subscriber and the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties of the Company contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify Subscriber and the Placement Agents if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects.

(c) Each of the Company, OHBP, the Placement Agents and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby to the extent required by law or regulatory bodies.

(d) Each of the Company and Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

(e) Subscriber agrees that none of the Placement Agents shall be liable to it (including in contract, tort, under federal or state securities laws or otherwise) for any action heretofore or hereafter taken or omitted to be taken by any of them in good faith in connection with the Transactions and the purchase and sale of the Subscribed Shares and Pre-Funded Warrants, as applicable, hereunder. On behalf of Subscriber and its affiliates, Subscriber releases the Placement Agents in respect of any losses, charges, claims, damages, liabilities, costs and expenses related to the Transactions and the purchase and sale of Subscribed Shares and Pre-Funded Warrants, as applicable, hereunder. On behalf of Subscriber and its affiliates, Subscriber agrees not to commence any litigation or bring any claim against any of the Placement Agents in any court or other forum which relates to, may arise out of, or is in connection with, the Transactions and the purchase and sale of the Subscribed Shares and Pre-Funded Warrants, as applicable, hereunder. This undertaking is given freely and after obtaining independent legal advice.

(f) Subscriber hereby agrees that it shall not, nor shall any person acting at Subscriber’s direction or pursuant to any understanding with Subscriber, directly or indirectly offer, sell, pledge, contract to sell, sell any option, engage in hedging activities or execute any “short sales” (as such term is defined in Regulation SHO under the Exchange Act, 17 CFR 242.200) or engage in other hedging transactions of any kind (other than pledges in the ordinary course of business as part of prime brokerage arrangements) directly with respect to the Subscribed Shares, the Pre-Funded Warrants or the Pre-Funded Warrant Shares during the period from the date of this Subscription Agreement through the Closing or the earlier termination of this Subscription Agreement. Notwithstanding anything to the contrary set forth herein, (i) nothing in this Section 10(f) shall prohibit any entities under common management with Subscriber that have no knowledge of this Subscription Agreement or of Subscriber’s participation in the Subscription or that share an investment adviser with Subscriber from entering into any short sales or engaging in other hedging transactions; (ii) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of Subscriber’s assets, this Section 10(f) shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares (or the Pre-Funded Warrants, as applicable) covered by this Subscription Agreement; (iii) nothing herein shall prohibit any sale (including the exercise of any redemption right) of securities of the Company (1) held by Subscriber, its affiliates or any person or entity acting on behalf of Subscriber or any of its affiliates prior to the execution of this Subscription Agreement or (2) purchased by Subscriber, its affiliates or any person or entity acting on behalf of Subscriber or any of its affiliates after the execution of the Subscription Agreement; or (iv) nothing herein shall prohibit ordinary course hedging transactions so long as the sales or borrowings relating to such hedging transactions are not settled with the Subscribed Shares or Pre-Funded Warrant Shares subscribed for or issuable hereunder and the number of securities sold in such transactions does not exceed the number of securities owned or subscribed for at the time of such transactions. The Company acknowledges and agrees that, notwithstanding anything herein to the contrary, the Subscribed Shares and Pre-Funded Warrants may be pledged by Subscriber in connection with a bona fide margin agreement, provided that such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and Subscriber effecting a pledge of the Subscribed Shares or Pre-Funded Warrants shall not be required to provide the Company with any notice thereof; provided, however, that neither the Company nor its counsel shall be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgment that the Subscribed Shares and Pre-Funded Warrants are not subject to any contractual lock up or prohibition on pledging, the form of such acknowledgment to be subject to review and comment by the Company in all respects.

(g) Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares or Pre-Funded Warrants, as applicable, acquired hereunder, if any, and the registration rights set forth in Section 5 in connection with the transfer of any Subscribed Shares, Pre-Funded Warrants or Pre-Funded Warrant Shares (issuable upon exercise of the Pre-Funded Warrants)) may be transferred or assigned, subject to the provisions of the last sentence of this paragraph. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder solely in connection with the consummation of the Transactions and exclusively to another entity under the control of, or under common control with, the Company). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager/adviser who acts on behalf of Subscriber) or, with the Company’s prior written consent, to another person; provided, that such affiliate or other person executes a joinder to this Subscription Agreement, such joinder to be in form and substance reasonably satisfactory to the Company, and no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations unless otherwise expressly agreed in writing by the Company.

(h) All the representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing. All of the covenants and agreements made by each party hereunder shall survive the Closing until the applicable statute of limitations or in accordance with their respective terms. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transactions, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transactions and remain in full force and effect.

(i) The Company may request from Subscriber such additional information as the Company may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares and Pre-Funded Warrants and to register the Subscribed Shares, Pre-Funded Warrants and Pre-Funded Warrant Shares for resale, and Subscriber shall promptly provide such information as may be reasonably requested to the extent reasonably available and to the extent consistent with Subscriber’s internal policies and procedures, provided that the Company agrees to keep such information confidential. Subscriber acknowledges that the Company may file a copy of the form of this Subscription Agreement with the Commission as an exhibit to a periodic report of the Company or a registration statement of the Company.

(j) This Subscription Agreement may not be amended, modified, supplemented or waived except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement or waiver is sought. Additionally, no provision of this Subscription Agreement that would adversely affect, limit or impair any of the rights, protections or benefits afforded to the Placement Agents hereunder may be amended, modified, supplemented or waived, in each case without the prior written consent of each Placement Agent (which consent may be withheld in each Placement Agent’s sole discretion).

(k) This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

(l) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person. This Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and assigns, except that (i) the Placement Agents shall be third-party beneficiaries of the representations, warranties, acknowledgments, covenants, opinions, understandings and undertakings made by the Company, OHBP and their respective counsel and the representations and warranties made by the Subscriber in this Subscription Agreement, with full rights to enforce such provisions directly against the Company, OHBP and Subscriber to the fullest extent permitted by applicable law, and (ii) as set forth in Section 4, Section 5, Section 8, Section 10(b), Section 10(c), Section 10(e), Section 10(j), Section 10(m), Section 10(w) and this Section 10(l) with respect to the persons specifically referenced therein. The Company agrees not to take any position or make any claim that is contrary to or inconsistent with the rights, protections and benefits afforded to the Placement Agents under this Subscription Agreement.

(m) The parties hereto acknowledge and agree that (i) this Subscription Agreement is being entered into in order to induce the Company to execute and deliver the Business Combination Agreement and (ii) immediate and irreparable harm or damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties shall be entitled to seek equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches or restraining any violation or threatened violation of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement in the Designated Courts pursuant to Section 10(s), this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to seek to specifically enforce Subscriber’s obligations to fund the Purchase Price and the provisions of the Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. Additionally, the Placement Agents shall be entitled to seek equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches or restraining any violation or threatened violation of this Subscription Agreement and to specifically enforce the Company’s, OHBP’s and Subscriber’s obligations under this Subscription Agreement for which the Placement Agents are third party beneficiaries, including the non-reliance and exculpation provisions in Section 4. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy to the extent legally permissible; (y) not to assert that a remedy of specific enforcement pursuant to this Section 10(m) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

(n) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(o) No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(p) This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(q) This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

(r) EACH PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.

(s) The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction, and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 10(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.

(t) This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party.

(u) If any change in the Common Stock shall occur between the date hereof and immediately prior to the Closing by reason of any reclassification, recapitalization, sub-division (including consolidation) or combination, exchange or readjustment of shares, or any share dividend, the number of Subscribed Shares issued to Subscriber (or Pre-Funded Warrants and Pre-Funded Warrant Shares, as the case may be) and the Per Share Price shall be appropriately adjusted to reflect such change.

(v) The Company shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or furnish or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of this Subscription Agreement, the Other Subscription Agreements, the Business Combination

Agreement, the transactions contemplated hereby and thereby, the Transactions and any other material, non-public information that the Company or OHBP has provided to Subscriber at any time prior to the filing of the Disclosure Document. Upon the issuance or filing of the Disclosure Document, to the Company’s knowledge, Subscriber and its affiliates (provided, that each of Subscriber and its affiliates is not, or is not an affiliate of any person who is, an existing investor in OHBP) shall not be in possession of any material, non-public information received from the Company or OHBP or any of their respective officers, directors, employees or agents, and Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with the Company, OHBP, the Placement Agents, or any of their respective affiliates in connection with the Transactions. Except with the express written consent of Subscriber and unless prior thereto Subscriber shall have executed a written agreement regarding the confidentiality and use of such information, the Company shall not, and shall cause its officers, directors, employees and agents, not to, provide Subscriber with any material, non-public information regarding the Company, OHBP or the Transactions from and after the filing of the Disclosure Document. The Company understands and confirms that the Subscriber and its affiliates will rely on the foregoing representations in effecting transactions in the securities of the Company. Notwithstanding anything in this Subscription Agreement to the contrary, the Company shall not and shall cause the Placement Agents and OHBP to not (i) publicly disclose the name of Subscriber or any of its affiliates or advisers, or include the name of Subscriber or any of its affiliates or advisers, if applicable, in any press release, without the prior written consent of Subscriber and (ii) publicly disclose the name of Subscriber or any of its affiliates or advisers, or include the name of Subscriber or any of its affiliates or advisers in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of Subscriber, except (A) as required by the federal securities law, regulatory agency or under the regulations of Nasdaq and (B) as expressly contemplated by Section 5(a) of this Subscription Agreement, in each of which case, the Company shall provide Subscriber with prior written notice of such disclosure, and shall reasonably consult with Subscriber regarding such disclosure. Subscriber will promptly provide any information reasonably requested by the Company or any of its affiliates that is required for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the Commission).

(w) The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any Other Subscriber under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares and Pre-Funded Warrants, as applicable, pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company, OHBP or any of their respective subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and Other Subscribers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and Other Subscribers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares and Pre-Funded Warrants, as applicable, or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose. The Company and the Subscriber each acknowledge and agree that nothing contained herein or in any Other Subscription Agreement, and no action taken by any Placement Agent in connection with the offering of the Subscribed Shares and Pre-Funded Warrants pursuant to this Subscription Agreement or any Other Subscription Agreement, shall be deemed to constitute any Placement Agent and any other Placement Agent as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that any Placement Agent and any other Placement Agent are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. The Company and the Subscriber each also acknowledge and agree that none of the Placement Agents or any other advisors involved in the Transactions shall have any authority to act for, or assume any obligation or responsibility on behalf of, one another or any party to this Subscription Agreement in connection with this Subscription Agreement, the Other Subscription Agreements, or the transactions contemplated hereby or thereby. Nothing contained herein or in any other agreement or document relating to the offering of the Subscribed Shares or Pre-Funded Warrants shall create a partnership, joint venture, association, syndicate or other similar relationship between any of the Placement Agents or between any of the Placement Agents and the Subscriber for any purpose whatsoever.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the Company and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

RESEARCH ALLIANCE CORPORATION III

By:
Name:
Title:
Address for Notices:

c/o RA Capital Management, L.P. 600 Fifth Avenue, 23rd Floor
New York, NY 10020
Attention: Matthew Hammond
E-mail: [***]; [***]

Email: with a copy (not to constitute notice) to:

Cooley LLP 500 Boylston Street, 14th Floor
Boston, Massachusetts 02116
Attention: Eric Blanchard; Kevin Cooper

E-mail: [***]; [***]

By:	[SUBSCRIBER]
Name:
Title:
Address for Notices:
Email:

Name in which shares are to be registered:

Price Per Subscribed Share:	$10.00

Aggregate Purchase Price:	$___________________

Pre-Funded Warrant Election (check if applicable):	☐ Subscriber elects to receive Pre-Funded Warrants in lieu of all or a portion of Subscribed Shares

Number of Subscribed Shares (if Pre-Funded Warrant Election made):

Number of Shares Underlying Pre-Funded Warrants:

Pre-Funded Warrant Price (per Pre-Funded Warrant):	$9.9999 (i.e., $10.00 Per Share Price minus $0.0001 exercise price)

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the Escrow Account specified by the Company in the Closing Notice.

[SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT]

EXHIBIT A

FORM OF PRE-FUNDED WARRANT

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF THIS WARRANT (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT, (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT, (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT, OR (IV) THE SECURITIES ARE TRANSFERRED WITHOUT CONSIDERATION TO AN AFFILIATE OF SUCH HOLDER OR A CUSTODIAL NOMINEE (WHICH FOR THE AVOIDANCE OF DOUBT SHALL REQUIRE NEITHER CONSENT NOR THE DELIVERY OF AN OPINION).

FORM OF PRE-FUNDED WARRANT TO PURCHASE COMMON STOCK

Number of Shares: [●]

(subject to adjustment)

Warrant No. [●]	Original Issue Date: [●], 2026

Oak Hill Bio, Inc., a corporation duly organized under the laws of the State of Delaware (having domesticated from a Cayman Islands exempted company to a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Companies Act (Revised) immediately prior to the Original Issue Date) (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [●] or its registered assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company up to a total of [●] shares of common stock, $0.0001 par value per share (the “Common Stock”), of the Company (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at an exercise price per share equal to $0.0001 (the “Exercise Price”), in each case as adjusted from time to time as provided in Section 9, upon surrender of this Pre-Funded Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”) at any time and from time to time on or after the date hereof (the “Original Issue Date”), subject to the following terms and conditions:

This Warrant is one of a series of similar warrants issued pursuant to that certain Subscription Agreement, dated [●], 2026, by and between the Company and the Subscriber identified therein (the “Purchase Agreement”), and is being issued as Exhibit A thereto. Capitalized terms used but not defined herein have the meanings given to them in the Purchase Agreement.

1. Definitions. For purposes of this Warrant, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediates, controls, is controlled by or is under common control with such Person.

“Attribution Parties” means, collectively, the following Persons and entities: (i) any direct or indirect Affiliates of the Holder, (ii) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the date hereof, directly or indirectly managed or advised by the Holder’s investment manager, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any Attribution Parties and (iv) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with the Holder’s and/or any other Attribution Parties for purposes of Section 13(d) or Section 16 of the Exchange Act; provided, that, for the avoidance of doubt, the term “Attribution Parties” shall not include any other client, fund or account managed by the Holder’s investment manager that is not under common control with the Holder and that has independent investment discretion. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

“Closing Sale Price” means, for any security as of any date, the last trade price for such security on the Principal Trading Market for such security, as reported by Bloomberg Financial Markets, or, if such Principal Trading Market begins to operate on an extended hours basis and does not designate the last trade price, then the last trade price of such security prior to 4:00 P.M., New York City time, as reported by Bloomberg Financial Markets, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg Financial Markets. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then the Board of Directors of the Company shall use its good faith judgment to determine the fair market value. The Board of Directors’ determination shall be binding upon all parties absent demonstrable error. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

“Commission” means the U.S. Securities and Exchange Commission.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

“Group” shall have the meaning ascribed to it in Section 13(d) of the Exchange Act, and all related rules, regulations and jurisprudence.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated or unincorporated association, joint venture, government (or an agency or subdivision thereof) or any other entity or organization.

“Principal Trading Market” means the national securities exchange or other trading market on which the Common Stock is primarily listed on and quoted for trading, which, as of the Original Issue Date, shall be the Nasdaq Stock Market LLC.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

“Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, for the Principal Trading Market with respect to the Common Stock that is in effect on the date of delivery of an applicable Exercise Notice, which as of the Original Issue Date was “T+1.”

“Trading Day” means any weekday on which the Principal Trading Market is normally open for trading.

“Transfer Agent” means Continental Stock Transfer & Trust Company, the Company’s transfer agent and registrar for the Common Stock, and any successor appointed in such capacity.

2. Issuance of Securities; Registration of Warrants. The Company shall register ownership of this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder (which shall include the initial Holder or, as the case may be, any assignee to which this Warrant is permissibly assigned hereunder) from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

3. Registration of Transfers. This Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Subject to compliance with all applicable securities laws, the Company shall, or will cause its Transfer Agent to, register the transfer of all or any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, and payment for all applicable transfer taxes (if any). Upon any such registration or transfer, a new warrant to purchase Common Stock in substantially the form of this Warrant (any such new warrant, a “New Warrant”) evidencing the portion of this Warrant so transferred shall be issued to the transferee, and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations in respect of the New Warrant that the Holder has in respect of this Warrant. The Company shall, or will cause its Transfer Agent to, prepare, issue and deliver at the Company’s own expense any New Warrant under this Section 3. Until due presentment for registration of transfer, the Company may treat the registered Holder hereof as the owner and holder for all purposes, and the Company shall not be affected by any notice to the contrary.

4. Exercise of Warrants.

(a) All or any part of this Warrant shall be exercisable by the registered Holder in any manner permitted by this Warrant (including Section 11) at any time and from time to time on or after the Original Issue Date, and such rights shall not expire until exercised in full.

(b) The Holder may exercise this Warrant by delivering to the Company (i) an exercise notice, in the form attached as Schedule 1 hereto (the “Exercise Notice”), completed and duly signed, and (ii) payment of the Exercise Price for the number of Warrant Shares as to which this Warrant is being exercised (which may take the form of a “cashless exercise” if so indicated in the Exercise Notice pursuant to Section 10 below), and the date on which the last of such items is delivered to the Company (as determined in accordance with the notice provisions hereof) is an “Exercise Date.” The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice shall have the same effect as cancellation of the original Warrant and issuance of a New Warrant evidencing the right to purchase the remaining number of Warrant Shares, if any.

(c) The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this section, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

5. Delivery of Warrant Shares.

(a) Upon exercise of this Warrant, the Company shall promptly (but in no event later than the number of Trading Days comprising the Standard Settlement Period following the Exercise Date), upon the request of the Holder, cause the Transfer Agent to credit such aggregate number of shares of Common Stock specified by the Holder in the Exercise Notice and to which the Holder is entitled pursuant to such exercise (the “Exercise Shares”) to the Holder’s or its designee’s balance account with The Depository Trust Company (“DTC”) through its Deposit Withdrawal At Custodian system, so long as either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or the resale of such Warrant Shares by the Holder or (B) the Exercise Shares are eligible for resale by the Holder without volume or manner-of-sale restrictions pursuant to Rule 144 promulgated under the Securities Act (assuming cashless exercise of this Warrant). If (A) and (B) above are not true, the Company shall cause the Transfer Agent to either (i) record the Exercise Shares in the name of the Holder or its designee on the book-entry ledger statements reflecting the Exercise Shares with an appropriate legend regarding restriction on transferability, which shall be issued and dispatched by overnight courier to the address as specified in the Exercise Notice, and on the Company’s share register or

(ii) issue such Exercise Shares in the name of the Holder or its designee in restricted book-entry form in the Company’s share register. The Holder, or any Person so designated by the Holder to receive Warrant Shares, shall be deemed to have become the holder of record of such Warrant Shares as of the Exercise Date, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account, the date of the book entry positions or the date of delivery of the book-entry ledger statements evidencing such Exercise Shares, as the case may be.

(b) In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to deliver to the Holder or its designee Exercise Shares in the manner required pursuant to Section 5(a) within the Standard Settlement Period following the Exercise Date (other than a failure caused by incorrect or incomplete information provided by Holder to the Company) and the Holder or the Holder’s broker on its behalf purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”) but did not receive within the Standard Settlement Period, then the Company shall, within two Trading Days after the Holder’s request and in the Holder’s sole discretion, either (i) promptly honor its obligation to deliver to the Holder or its designee the Exercise Shares pursuant to Section 5(a) and pay cash to the Holder in an amount equal to the excess (if any) of the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased in the Buy-In, less the product of (A) the number of shares of Common Stock purchased in the Buy-In, times (B) the Closing Sale Price of a share of Common Stock on the Exercise Date, or (ii) upon written notice to the Company, cancel such exercise in full and have the Company reinstate the portion of this Warrant for the number of Warrant Shares that were subject to such exercise, in which case such exercise shall be deemed not to have occurred. The Holder shall provide the Company written notice promptly after the occurrence of a Buy-In, indicating the amounts payable to the Holder in respect of the Buy-In together with applicable confirmations and other evidence reasonably requested by the Company.

(c) To the extent permitted by law and subject to Section 5(b), the Company’s obligations to issue and deliver Warrant Shares in accordance with and subject to the terms hereof (including the limitations set forth in Section 11 below) are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance that might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares. Subject to Section 5(b), nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Exercise Shares; provided, however, that the Holder shall not be entitled to both (i) require the Company to reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not timely honored and (ii) receive the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements under Section 5(a).

6. Charges, Taxes and Expenses. Issuance and delivery of Exercise Shares shall be made without charge to the Holder for any issue or transfer tax, transfer agent fee or other incidental tax or expense (excluding any applicable stamp duties) in respect of the issuance of such shares, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any Warrant Shares or the Warrants in a name other than that of the Holder or an Affiliate thereof. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

7. Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction (in such case) and, in each case, a customary and reasonable contractual indemnity, if requested by the Company. If a New Warrant is requested as a result of a mutilation of this Warrant, then the Holder shall deliver such mutilated Warrant to the Company as a condition precedent to the Company’s obligation to issue the New Warrant.

8. Reservation of Warrant Shares. The Company covenants that it will, at all times while this Warrant is outstanding, reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, 100% of the number of Warrant Shares that are initially issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other contingent purchase rights of persons other than the Holder (taking into account the adjustments and restrictions of Section 9). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and non-assessable. The Company will take all such action as may be reasonably necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which the Common Stock may be listed. The Company further covenants that it will not, without the prior written consent of the Holder, take any actions to increase the par value of the Common Stock at any time while this Warrant is outstanding. If at any time while this Warrant is outstanding, the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligations under this Warrant, the Company shall promptly take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve 100% of the Warrant Shares then issuable upon exercise of this Warrant.

9. Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant (the “Number of Warrant Shares”) are subject to adjustment from time to time as set forth in this Section 9.

(a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock issued and outstanding on the Original Issue Date and in accordance with the terms of such stock on the Original Issue Date or as amended, that is payable in shares of Common Stock, (ii) subdivides its outstanding shares of Common Stock into a larger number of shares of Common Stock, (iii) combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (iv) issues by reclassification of shares of capital stock any additional shares of Common Stock of the Company, then in each such case the Number of Warrant Shares shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately before such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, provided, however, that if such record date shall have been fixed and such dividend is not fully paid on the date fixed therefor, the Number of Warrant Shares shall be recomputed accordingly as of the close of business on such record date and thereafter the Number of Warrant Shares shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends. Any adjustment pursuant to clause (ii), (iii) or (iv) of this paragraph shall become effective immediately after the effective date of such subdivision, combination or issuance.

(b) Pro Rata Distributions. If, on or after the Original Issue Date, the Company shall declare or make any dividend or other pro rata distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction, but, for the avoidance of doubt, excluding any distribution of shares of Common Stock subject to Section 9(a), any distribution of Purchase Rights (as defined below) subject to Section 9(c) and any Fundamental Transaction (as defined below) subject to Section 9(d)) (a “Distribution”) then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Maximum Percentage (as defined below)) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution; provided, that to the extent that the Holder’s right to participate in any such Distribution would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution held similarly in abeyance) to the same extent as if there had been no such limitation.

(c) Purchase Rights. If at any time on or after the Original Issue Date, the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property, in each case pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issuance or sale of such Purchase Rights; provided, that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (and shall not be entitled to beneficial ownership of such Common Stock as a result of such Purchase Right (and beneficial ownership) to such extent) and at the Holder’s election, in its sole discretion, either (1) such Purchase Right to such extent shall be held in abeyance for the benefit of the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation or (2) the Company shall offer the Holder the right upon exercise of such Purchase Right to acquire a security (e.g. a pre-funded warrant) that would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage but will otherwise to the extent possible have economic and other rights, preferences and privileges substantially consistent and on par with the securities or other property issuable upon exercise of the originally offered Purchase Rights). As used in this Section 9(c), (i) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities and (ii) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(d) Fundamental Transactions. If, at any time while this Warrant is outstanding (i) the Company effects any merger or consolidation of the Company with or into another Person, in which the Company is not the surviving entity or in which the stockholders of the Company immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting power of the surviving entity immediately after such merger or consolidation, (ii) the Company effects any sale to another Person of all or substantially all of its assets in one or a series of related transactions, (iii) pursuant to any tender offer or exchange offer (whether by the Company or another Person), holders of capital stock tender shares representing more than 50% of the voting power of the capital stock of the Company and the Company or such other Person, as applicable, accepts such tender for payment, (iv) the Company consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the voting power of the capital stock of the Company (except for any such transaction in which the stockholders of the Company immediately prior to such transaction maintain, in substantially the same proportions, the voting power of such Person immediately after the transaction) or (v) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 9(a) above) (in any such case, a “Fundamental Transaction”) provided, however, that, for the avoidance of doubt, neither (A) the domestication of the Company from a Cayman Islands exempted company to a Delaware corporation in connection with the transactions contemplated by the Purchase Agreement (the “Domestication”) nor (B) the acquisition by the Company of OHB Pediatrics Ltd. pursuant to the business combination agreement entered into in connection with the Purchase Agreement, shall constitute a Fundamental Transaction for purposes of this Warrant; then following such Fundamental Transaction the Holder shall have the right to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant (including any Distributions or Purchase Rights then held in abeyance pursuant to Sections 9(b) or 9(c) above) without regard to any limitations on exercise contained herein (the “Alternate Consideration”). If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. The Company shall not effect any Fundamental Transaction in which the Company is not the surviving entity or the Alternate Consideration includes securities of another Person unless (i) the Alternate Consideration is solely cash and the Company provides for the simultaneous “cashless exercise” of this Warrant pursuant to Section 10 below or (ii) prior to or simultaneously with the consummation thereof, any successor to the Company, surviving entity or other Person (including any purchaser of assets of the Company) shall assume the obligation to deliver to the Holder such Alternate Consideration as, in accordance with the foregoing provisions, the Holder may be entitled to receive, and the other obligations under this Warrant. The provisions of this paragraph (d) shall similarly apply to subsequent transactions analogous to a Fundamental Transaction type.

(e) Number of Warrant Shares. Simultaneously with any adjustment to the Number of Warrant Shares pursuant to Section 9, the Exercise Price shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the increased or decreased Number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment. Notwithstanding the foregoing, in no event may the Exercise Price be adjusted below the par value of the Common Stock then in effect.

(f) Calculations. All calculations under this Section 9 shall be made to the nearest one-tenth of one cent or the nearest share, as applicable.

(g) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 9, the Company at its expense will, at the written request of the Holder, promptly (and in any event within five (5) Trading Days) compute such adjustment, in good faith, in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Company’s transfer agent.

(h) Notice of Corporate Events. If, while this Warrant is outstanding, the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including, without limitation, any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice of such transaction at least ten days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice. In addition, if while this Warrant is outstanding, the Company authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction contemplated by Section 9(d), other than a Fundamental Transaction under clause (iii) of Section 9(d), the Company shall deliver to the Holder a notice of such Fundamental Transaction at least 30 days prior to the date such Fundamental Transaction is consummated. Holder agrees to maintain any information disclosed pursuant to this Section 9(h) in confidence until such information is publicly available, and shall comply with applicable law with respect to trading in the Company’s securities following receipt of any such information.

10. Payment of Exercise Price. Notwithstanding anything contained herein to the contrary, the Holder may, in its sole discretion, satisfy its obligation to pay the Exercise Price through a “cashless exercise”, in which event the Company shall issue to the Holder the number of Warrant Shares in an exchange of securities effected pursuant to Section 3(a)(9) of the Securities Act, determined as follows:

X = Y [(A-B)/A] where:

“X”   equals the number of Warrant Shares to be issued to the Holder;

“Y”   equals the total number of Warrant Shares with respect to which this Warrant is then being exercised;

“A”   equals the Closing Sale Price of the shares of Common Stock (as reported by Bloomberg Financial Market) as of the Trading Day immediately preceding the Exercise Date); and

“B”   equals the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a “cashless exercise” transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the Original Issue Date (provided that the Commission continues to take the position that such treatment is proper at the time of such exercise). In the event that a registration statement registering the issuance of Warrant Shares is, for any reason, not effective at the time of exercise of this Warrant, then this Warrant may only be exercised through a cashless exercise, as set forth in this Section 10. If the Warrant Shares are issued in such a cashless exercise, the Company acknowledges and agrees that, in accordance with Section 3(a)(9) of the Securities Act, the Exercise Shares issued in such exercise shall take on the registered characteristics of the Warrants being exercised and may be tacked on to the holding period of the Warrants being exercised. Except as set forth in Section 5(b) (Buy-in Remedy) and Section 12 (No Fractional Shares), in no event will the exercise of this Warrant be settled in cash.

11. Limitations on Exercise.

(a) Notwithstanding anything to the contrary contained herein, the Company shall not effect the exercise of any portion of this Warrant, and the Holder of this Warrant shall not have the right to exercise any portion of the Warrant, and any such exercise shall be null and void ab initio and treated as if the exercise had not been made, to the extent that immediately prior to or following such exercise, the Holder, together with the Attribution Parties, beneficially owns or would beneficially own as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder, in excess of [4.99][9.99]% (the “Maximum Percentage”) of the Common Stock that would be issued and outstanding following such exercise. For purposes of calculating beneficial ownership for determining whether the Maximum Percentage is or will be exceeded, the aggregate number of shares of Common Stock held and/or beneficially owned by the Holder together with the Attribution Parties, shall include the number of shares of Common Stock held and/or beneficially owned by the Holder together with the Attribution Parties plus the number of shares of Common Stock issuable upon exercise of the relevant Warrant with respect to which the determination is being made but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised Warrant held and/or beneficially owned by the Holder or the Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company held and/or beneficially owned by such Holder or any Attribution Party (including, without limitation, any convertible notes, convertible stock or warrants) that are subject to a limitation on conversion or exercise analogous to the limitation contained herein. For purposes of this Section 11(a), beneficial ownership of the Holder or the Attribution Parties shall, except as set forth in the immediately preceding sentence, be calculated and determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder. For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, a Holder of this Warrant may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding (such issued and outstanding shares, the “Reported Outstanding Share Number”). For any reason at any time, upon the written or oral request of the Holder, the Company shall within one business day confirm orally and in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding. The Holder shall disclose to the Company the number of shares of Common Stock that it, together with the Attribution Parties holds and/or beneficially owns and has the right to acquire through the exercise of derivative securities and any limitations on exercise or conversion analogous to the limitation contained herein contemporaneously or immediately prior to submitting an Exercise Notice for the relevant Warrant. If the Company receives an Exercise Notice from the Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall (i) notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Exercise Notice would otherwise cause the Holder’s, together with the Attribution Parties’, beneficial ownership, as determined pursuant to this Section 11(a), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of Warrant Shares to be purchased pursuant to such Exercise Notice (the number of shares by which such purchase is reduced, the “Reduction Shares”) and (ii) as soon as reasonably practicable, the Company shall return to the Holder any exercise price paid by the Holder for the Reduction Shares. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder and the Attribution Parties since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of Common Stock to the Holder upon exercise of this Warrant results in the Holder, together with the Attribution Parties, being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the Holder’s, together with the Attribution Parties’, aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder and/or the Attribution Parties shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the Holder the exercise price paid by the Holder for the Excess Shares. By written notice to the Company, a Holder of this Warrant may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 19.99% specified in such notice; provided that any increase in the Maximum Percentage will not be effective until the 61st day after such notice is delivered to the Company and shall not negatively affect any partial exercise effected prior to such change; and provided further that, for purposes of clarity, any decrease in the Maximum Percentage shall be effective immediately upon written notice to the Company.

(b) This Section 11 shall not restrict the number of shares of Common Stock which a Holder or the Attribution Parties may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder or the Attribution Parties may receive in the event of a Fundamental Transaction as contemplated in Section 9(d) of this Warrant. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Warrant in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder or the Attribution Parties for any purpose including for purposes of Section 13(d) of the Exchange Act and the rules promulgated thereunder or Section 16 of the Exchange Act and the rules promulgated thereunder, including Rule 16a-1(a)(1). No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 11 to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 11 or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Warrant.

12. No Fractional Shares. No fractional Warrant Shares will be issued in connection with any exercise of this Warrant. In lieu of any fractional shares that would otherwise be issuable, the number of Warrant Shares to be issued shall be rounded down to the next whole number and the Company shall pay the Holder in cash the fair market value (based on the Closing Sale Price) for any such fractional shares.

13. Notices. Any and all notices or other communications or deliveries hereunder (including, without limitation, any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered confirmed e-mail at the e-mail address specified in the books and records of the Transfer Agent prior to 5:30 P.M., New York City time, on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via confirmed e-mail at the e-mail address specified in the books and records of the Transfer Agent on a day that is not a Trading Day or later than 5:30 P.M., New York City time, on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service specifying next business day delivery, or (iv) upon actual receipt by the Person to whom such notice is required to be given, if by hand delivery.

14. Warrant Agent. The Company shall initially serve as warrant agent under this Warrant. Upon 30 days’ notice to the Holder, the Company may appoint a new warrant agent. Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.

15. Miscellaneous.

(a) No Rights as a Stockholder. Except as otherwise set forth in this Warrant, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, amalgamation, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

(b) Further Assurances. Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate or articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (a) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (b) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable Warrant Shares upon the exercise of this Warrant, and (c) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant. Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

(c) Successors and Assigns. Subject to compliance with applicable securities laws, this Warrant may be assigned by the Holder. This Warrant may not be assigned by the Company without the written consent of the Holder, except to a successor in the event of a Fundamental Transaction. This Warrant shall be binding on and inure to the benefit of the Company and the Holder and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant.

(d) Amendment and Waiver. This Warrant may be amended only in writing signed by the Company and the Holder, or their successors and assigns. Except as otherwise provided herein, the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

(e) Acceptance. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

(f) Governing Law; Jurisdiction. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PERSON AT THE ADDRESS IN EFFECT FOR NOTICES TO IT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. EACH OF THE COMPANY AND THE HOLDER HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

(g) Headings. The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(h) Severability. If any part or provision of this Warrant is held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Warrant shall remain binding upon the parties hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

[●]

By:
Name:
Title:

SCHEDULE 1

FORM OF EXERCISE NOTICE

[To be executed by the Holder to purchase shares of Common Stock under the Warrant]

Ladies and Gentlemen:

(1) The undersigned is the Holder of Warrant No. __ (the “Warrant”) issued by [●], a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Warrant.

(2) The undersigned hereby exercises its right to purchase _____ Warrant Shares pursuant to the Warrant.

(3) The Holder intends that payment of the Exercise Price shall be made as (check one):

☐ Cash Exercise

☐ “Cashless Exercise” under Section 10 of the Warrant

(4) If the Holder has elected a Cash Exercise, the Holder shall pay the sum of $ _____ in immediately available funds to the Company in accordance with the terms of the Warrant.

(5) Pursuant to this Exercise Notice, the Company shall deliver to the Holder Warrant Shares determined in accordance with the terms of the Warrant. The Warrant Shares shall be delivered (check one):

☐ to the following DWAC Account Number: _______________________________

☐ in book-entry form via a direct registration system

☐ by physical delivery of a certificate to: ______________________________________________________

            ________________________________________________________________

☐ in restricted book-entry form in the Company’s share register

(6) By its delivery of this Exercise Notice, the undersigned represents and warrants to the Company that in giving effect to the exercise evidenced hereby (i) the Holder is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, and (ii) the Holder will not beneficially own in excess of the number of shares of Common Stock (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended) permitted to be owned under Section 11(a) of the Warrant to which this notice relates.

Dated:

Name of Holder:

By:

Name:

Title:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

EXHIBIT B

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Exhibit B should be completed and signed by Subscriber

and constitutes a part of the Subscription Agreement.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)

☐	Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) (a “QIB”)

☐	Subscriber is subscribing for the Subscribed Shares and Pre-Funded Warrants, as applicable, as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

**OR**

B.	ACCREDITED INVESTOR STATUS (Please check the box)

☐

Subscriber is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an “accredited investor.”

**OR**

C.	ACCREDITED INVESTOR STATUS (Please check the box)

☐	Subscriber is an “accredited investor” (within the meaning of Rule 501(a)(5) or (6) of Regulation D under the Securities Act).

**AND**

D.	AFFILIATE STATUS (Please check the applicable box)

SUBSCRIBER:

☐ is:

☐ is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or OHBP or acting on behalf of an affiliate of the Company or OHBP.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐

Any bank as defined in section 3(a)(2) of the Securities Act of 1933 (the “Act”), or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state; any investment adviser relying on the exemption from registering with the Commission under section 203(l) or (m) of the Investment Advisers Act of 1940; any insurance company as defined in section 2(a)(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that act; any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

☐	Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

☐

Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, partnership, or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐

Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence must not be included as an asset; (b) indebtedness secured by the person’s primary residence up to the estimated fair market value of the primary residence must not be included as a liability (except that if the amount of such indebtedness outstanding at the time of calculation exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess must be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the residence must be included as a liability;

☐

Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year; or

☐	Any trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person.

This Exhibit B should be completed by Subscriber and constitutes a part of the Subscription Agreement.

Annex E

THIS INSTRUMENT AND ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED IN THIS SAFE AND UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

OHB PEDIATRICS LTD.

SAFE

(Simple Agreement for Future Equity)

THIS CERTIFIES THAT in exchange for the payment by [Investor Name] (the “Investor”) of $[     ] (the “Purchase Amount”) to an account provided by OHB Pediatrics Ltd., company number 15958711 incorporated under the laws of England and Wales (the “Company”) on or about [●], 2026, the Company issues to the Investor the right to certain shares of the Company’s Capital Shares, subject to the terms described below.

1. Events

(a) Conversion Events.

(i) In the event of a consummation of the RACC deSPAC, immediately prior to the consummation of the Share Acquisition on the Closing Date (each as defined in the Business Combination Agreement), this Safe will convert into an amount of Ordinary Shares of the Company, £0.000001 each, equal to the Purchase Amount plus accrued and unpaid Premium divided by the Safe Price. The Investor will exchange such Ordinary Shares for shares of SPAC Common Shares (as defined in the Business Combination Agreement) pursuant to the terms and conditions of the Business Combination Agreement; or

(ii) In the event the RACC deSPAC is not consummated and the Business Combination Agreement is terminated in accordance with the terms thereof, this Safe will, upon the initial closing of an Equity Financing, automatically convert into the number of shares of Safe Preferred Shares equal to the Purchase Amount plus accrued and unpaid Premium divided by the Conversion Price;

(iii) If this Safe remains outstanding eighteen (18) months following the date of execution hereof, then this Safe shall convert into shares of the Company’s Series A Preferred Shares, £0.000001 each, (the “Series A Preferred Shares”) in an amount equal to the Purchase Amount plus accrued and unpaid Premium divided by the original issue price of the Series A Preferred Shares (as adjusted for any share dividend, share split, combination or other similar recapitalization with respect to the Series A Preferred Shares).

In connection with the automatic conversion of this Safe into shares of Standard Preferred Shares or Safe Preferred Shares, the Investor will execute and deliver to the Company all of the transaction documents related to the Equity Financing; provided, that such documents (i) are the same documents to be entered into with the purchasers of Standard Preferred Shares, and (ii) have customary exceptions to any drag-along applicable to the Investor, including (without limitation) limited representations, warranties, liability and indemnification obligations for the Investor.

(b) Liquidity Event. If there is a Liquidity Event before the termination of this SAFE, the Investor will automatically be entitled (subject to the liquidation priority set forth in Section 1(d) below and the “MFN” Amendment Provision in Section 3 below) to receive a portion of Proceeds, due and payable to the Investor immediately prior to, or concurrent with, the consummation of such Liquidity Event, equal to the greater of

(i) the Purchase Amount plus accrued and unpaid Premium (the “Cash-Out Amount”) or (ii) the amount payable on the number of shares of Common Shares equal to the Purchase Amount plus accrued and unpaid Premium divided by the Liquidity Price (the “Conversion Amount”). If any of the Company’s securityholders are given a choice as to the form and amount of Proceeds to be received in a Liquidity Event, the Investor will be given the same choice, provided that the Investor may not choose to receive a form of consideration that the Investor would be ineligible to receive as a result of the Investor’s failure to satisfy any requirement or limitation generally applicable to the Company’s securityholders, or under any applicable laws.

Notwithstanding the foregoing, in connection with a Change of Control intended to qualify as a tax-free reorganization, the Company may reduce the cash portion of Proceeds payable to the Investor by the amount determined by its board of directors in good faith for such Change of Control to qualify as a tax-free reorganization for U.S. federal income tax purposes, provided that such reduction (A) does not reduce the total Proceeds payable to such Investor and (B) is applied in the same manner and on a pro rata basis to all securityholders who have equal priority to the Investor under Section 1(d).

(c) Dissolution Event. If there is a Dissolution Event before the termination of this Safe, the Investor will automatically be entitled (subject to the liquidation priority set forth in Section 1(d) below) to receive a portion of Proceeds equal to the Cash-Out Amount, due and payable to the Investor immediately prior to the consummation of the Dissolution Event.

(d) Liquidation Priority. In a Liquidity Event (other than a deSPAC Transaction) or Dissolution Event, this Safe is intended to operate like standard non-participating Preferred Shares. The Investor’s right to receive its Cash-Out Amount is:

(i) Junior to payment of outstanding indebtedness and creditor claims, including contractual claims for payment and convertible promissory notes (to the extent such convertible promissory notes are not actually or notionally converted into Capital Shares);

(ii) On par with payments for other Safes and/or Preferred Shares, and if the applicable Proceeds are insufficient to permit full payments to the Investor and such other Safes and/or Preferred Shares, the applicable Proceeds will be distributed pro rata to the Investor and such other Safes and/or Preferred Shares in proportion to the full payments that would otherwise be due; and

(iii) Senior to payments for Common Shares.

The Investor’s right to receive its Cash-Out Amount is (A) on par with payments for Common Shares and other Safes and/or Preferred Shares who are also receiving Cash-Out Amounts or Proceeds on a similar as-converted to Common Shares basis, and (B) junior to payments described in clauses (i) and (ii) above (in the latter case, to the extent such payments are Cash-Out Amounts or similar liquidation preferences).

(e) Termination. This Safe will automatically terminate (without relieving the Company of any obligations arising from a prior breach of or non-compliance with this Safe) immediately following the earliest to occur of: (i) the issuance of Capital Shares to the Investor pursuant to the automatic conversion of this Safe under Section 1(a); or (ii) the payment, or setting aside for payment, of amounts due the Investor pursuant to Section 1(b) or Section 1(c); provided, however, that Section 6(h) will survive any termination of this Safe other than a termination resulting from the issuance of Capital Shares to the Investor pursuant to Section 1(a)(i), and will remain in full force and effect in accordance with its terms.

2. Definitions

“Business Combination Agreement” means that certain Business Combination Agreement by and among, Research Alliance Corporation III, the Company and the shareholders named therein dated July [●], 2026.

“Capital Shares” means the shares of the Company, including, without limitation, the “Common Shares” and the “Preferred Shares.”

“Change of Control” means (i) a transaction or series of related transactions in which any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the Company’s board of directors, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company; provided the RACC deSPAC and a deSPAC Transaction will not be considered a Change of Control.

“Company Capitalization” is calculated as of immediately prior to the Equity Financing and (without double-counting, in each case calculated on an as-converted to Common Shares basis):

•	Includes all shares of Capital Shares issued and outstanding;

•	Includes all Converting Securities;

•	Includes all issued and outstanding Options; and

•	Includes the Unissued Option Pool.

For the avoidance of doubt, in respect of the RACC deSPAC, the Company Capitalization shall be equal to the Fully-Diluted Shares (as defined in the Business Combination Agreement).

“Conversion Price” means either: (1) the Safe Price or (2) the Discount Price, whichever calculation results in a greater number of shares of Safe Preferred Shares.

“Converting Securities” includes this Safe and other convertible securities issued by the Company, including but not limited to: (i) other Safes; (ii) convertible promissory notes and other convertible debt instruments; and (iii) convertible securities that have the right to convert into shares of Capital Shares.

“deSPAC Transaction” means a transaction in which the Company’s Capital Shares is exchanged for or otherwise converted into securities that are publicly listed, or contemplated to be publicly listed pursuant to the transaction governing such exchange or conversion, on a securities exchange, excluding an Initial Public Offering or Direct Listing, but including through a merger, acquisition, business combination or similar transaction, in one transaction or series of related transactions, involving a vehicle commonly known as a special purpose acquisition company (SPAC), reverse merger or otherwise.

“Direct Listing” means the Company’s initial listing of its Common Shares (other than shares of Common Shares not eligible for resale under Rule 144 under the Securities Act) on a national securities exchange by means of an effective registration statement on Form S-1 filed by the Company with the SEC that registers shares of existing capital shares of the Company for resale, as approved by the Company’s board of directors. For the avoidance of doubt, a Direct Listing will not be deemed to be an underwritten offering and will not involve any underwriting services.

“Discount Price” means the price per share of the Standard Preferred Shares sold in the Equity Financing multiplied by the Discount Rate; provided, however ,that the Discount Price shall not be lower than original issue price of the Company’s Series A Preferred Shares (as adjusted for any share dividend, share split, combination or other similar recapitalization with respect to the Series A Preferred Shares).

“Discount Rate” is 85%.

“Dissolution Event” means (i) a voluntary termination of operations, (ii) a general assignment for the benefit of the Company’s creditors or (iii) any other liquidation, dissolution or winding up of the Company (excluding a Liquidity Event), whether voluntary or involuntary.

“Dividend Amount” means, with respect to any date on which the Company pays a dividend on its outstanding Common Shares, the amount of such dividend that is paid per share of Common Shares multiplied by (x) the Purchase Amount plus accrued and unpaid Premium divided by (y) the Liquidity Price (treating the dividend date as a Liquidity Event solely for purposes of calculating such Liquidity Price).

“Equity Financing” means a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells Preferred Shares at a fixed valuation, including but not limited to, a pre-money or post-money valuation.

“Initial Public Offering” means the closing of the Company’s first firm commitment underwritten initial public offering of Common Shares pursuant to a registration statement filed under the Securities Act

“Liquidity Capitalization” is calculated as of immediately prior to the Liquidity Event (or, in the case of a conversion pursuant to Section 1(a)(iii), immediately prior to such conversion), and (without double- counting, in each case calculated on an as-converted to Common Shares basis):

•	Includes all shares of Capital Shares issued and outstanding;

•	Includes all issued and outstanding Options to the extent such Options receive Proceeds in a Liquidity Event (whether vested or unvested);

•

Includes all Converting Securities, other than any Safes and other convertible securities (including without limitation shares of Preferred Shares) where the holders of such securities are receiving Cash-Out Amounts or similar liquidation preference payments in lieu of Conversion Amounts or similar “as-converted” payments; and

•	Excludes the Unissued Option Pool.

“Liquidity Event” means a Change of Control, a Direct Listing, an Initial Public Offering or a deSPAC Transaction other than the RACC deSPAC.

“Liquidity Price” means the price per share equal to the Post-Money Valuation Cap divided by the Liquidity Capitalization.

“Options” includes options, restricted stock awards or purchases, RSUs, SARs, warrants or similar securities, vested or unvested.

“Post-Money Valuation Cap” means $205 million plus any accrued and unpaid Premium on the Purchase Amount.

“Premium” shall accrue at a rate of 8% per annum, compounded annually. Premium shall commence with the date hereof and shall continue on the outstanding Purchase Amount until paid in full or converted. Premium shall be computed on the basis of a year of 365 days for the actual number of days elapsed.

“Proceeds” means cash and other assets (including without limitation Shares consideration) that are proceeds from the Liquidity Event or the Dissolution Event, as applicable, and legally available for distribution.

“RACC deSPAC” means the deSPAC Transaction contemplated in the Business Combination Agreement and each Ancillary Document (as defined in the Business Combination Agreement).

“Safe” means an instrument containing a future right to shares of Capital Shares, similar in form and content to this instrument, purchased by investors for the purpose of funding the Company’s business operations. References to “this Safe” mean this specific instrument.

“Safe Preferred Shares” means the shares of the series of Preferred Shares issued to the Investor in an Equity Financing, having the identical rights, privileges, preferences and restrictions as the shares of Standard Preferred Shares, other than with respect to: (i) the per share liquidation preference and the initial conversion price (including for purposes of price-based anti-dilution protection), which will equal the Conversion Price; and (ii) the basis for any dividend rights, which will be based on the Conversion Price.

“Safe Price” means the price per share equal to the Post-Money Valuation Cap divided by the Company Capitalization; provided, however, that the Safe Price shall not be lower than original issue price of the Company’s Series A Preferred Shares (as adjusted for any share dividend, share split, combination or other similar recapitalization with respect to the Series A Preferred Shares).

“Standard Preferred Shares” means the shares of the series of Preferred Shares issued to the investors investing new money in the Company in connection with the initial closing of the Equity Financing.

“Subsequent Convertible Securities” means convertible securities that the Company may issue after the issuance of this instrument with the principal purpose of raising capital, including but not limited to, other Safes, convertible debt instruments and other convertible securities. Subsequent Convertible Securities excludes: (i) side letters or ancillary agreements that do not amend or modify the terms of such convertible securities; and (ii) the following types of securities: (A) options issued pursuant to any equity incentive or similar plan of the Company; (B) convertible securities issued or issuable to (1) banks, equipment lessors, financial institutions or other persons engaged in the business of making loans pursuant to a debt financing or commercial leasing or (2) suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions; and (C) convertible securities issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships.

“Unissued Option Pool” means an amount equal to the difference between (a) 12% of the total Capital Shares (excluding any Capital Shares issued with respect to the conversion of this Safe pursuant to Section 1(a)(i) and Section 1(a)(II) hereof and excluding shares underlying the Options hereof) issued and outstanding immediately prior to the RACC deSPAC and (b) any issued and outstanding Options. For the avoidance of doubt, with respect to clause (a) of this definition, if the Capital Shares were to be 100 shares, 12 of those shares would be attributable to the Unissued Option Pool and the 88 remaining shares would be the Capital Shares issued and outstanding immediately prior to the RACC deSPAC.

3. “MFN” Amendment Provision. If the Company issues any Subsequent Convertible Securities with terms more favorable than those of this Safe (including, without limitation, a valuation cap and/or discount) prior to termination of this Safe, the Company will promptly provide the Investor with written notice thereof, together with a copy of such Subsequent Convertible Securities (the “MFN Notice”) and, upon written request of the Investor, any additional information related to such Subsequent Convertible Securities as may be reasonably requested by the Investor. In the event the Investor determines that the terms of the Subsequent Convertible Securities are preferable to the terms of this instrument, the Investor will notify the Company in writing within 10 days of the receipt of the MFN Notice. Promptly after receipt of such written notice from the Investor, the Company agrees to amend and restate this instrument to be identical to the instrument(s) evidencing the Subsequent Convertible Securities.

4. Company Representations

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.

(b) The execution, delivery and performance by the Company of this Safe is within the power of the Company and has been duly authorized by all necessary actions on the part of the Company (subject to section 4(d)). This Safe constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. To its knowledge, the Company is not in violation of (i) its current certificate of incorporation or bylaws, (ii) any material statute, rule or regulation applicable to the Company or (iii) any material debt or contract to which the Company is a party or by which it is bound, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a material adverse effect on the Company.

(c) The performance and consummation of the transactions contemplated by this Safe do not and will not: (i) violate any material judgment, statute, rule or regulation applicable to the Company; (ii) result in the acceleration of any material debt or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any lien on any property, asset or revenue of the Company or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to the Company, its business or operations.

(d) No consents or approvals are required in connection with the performance of this Safe, other than: (i) the Company’s corporate approvals; (ii) any qualifications or filings under applicable securities laws; and (iii) necessary corporate approvals for the authorization of Capital Shares issuable pursuant to Section 1.

(e) To its knowledge, the Company owns or possesses (or can obtain on commercially reasonable terms) sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights necessary for its business as now conducted and as currently proposed to be conducted, without any conflict with, or infringement of the rights of, others.

5. Investor Representations

(a) The Investor has full legal capacity, power and authority to execute and deliver this Safe and to perform its obligations hereunder. This Safe constitutes a valid and binding obligation of the Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b) The Investor is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act, and acknowledges and agrees that if not an accredited investor at the time of an Equity Financing, the Company may void this Safe and return the Purchase Amount and any accrued and unpaid Premium. The Investor has been advised that this Safe and the underlying securities have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Investor is purchasing this Safe and the securities to be acquired by the Investor hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Investor’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time.

6. Miscellaneous

(a) Any provision of this Safe may be amended, waived or modified by written consent of the Company and either (i) the Investor or (ii) the majority-in-interest of all then-outstanding Safes with the same

“Post-Money Valuation Cap” and “Discount Rate” as this Safe (and Safes lacking one or both of such terms will be considered to be the same with respect to such term(s)), provided that with respect to clause (ii): (A) the Purchase Amount and Section 3 may not be amended, waived or modified in this manner, (B) the consent of the Investor and each holder of such Safes must be solicited (even if not obtained), and (C) such amendment, waiver or modification treats all such holders in the same manner. “Majority-in-interest” refers to the holders of the applicable group of Safes whose Safes have a total Purchase Amount greater than 50% of the total Purchase Amount of all of such applicable group of Safes.

(b) Any notice required or permitted by this Safe will be deemed sufficient when delivered personally or by overnight courier or sent by email to the relevant address listed on the signature page, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address listed on the signature page, as subsequently modified by written notice.

(c) The Investor is not entitled, as a holder of this Safe, to vote or be deemed a holder of Capital Shares for any purpose other than tax purposes, nor will anything in this Safe be construed to confer on the Investor, as such, any rights of a Company shareholder or rights to vote for the election of directors or on any matter submitted to Company shareholders, or to give or withhold consent to any corporate action or to receive notice of meetings, until shares have been issued on the terms described in Section 1. However, if the Company pays a dividend on outstanding shares of Common Shares (that is not payable in shares of Common Shares) while this Safe is outstanding, the Company will pay the Dividend Amount to the Investor at the same time.

(d) Neither this Safe nor the rights in this Safe are transferable or assignable, by operation of law or otherwise, by either party without the prior written consent of the other; provided, however, that this Safe and/or its rights may be assigned without the Company’s consent by the Investor (i) to the Investor’s estate, heirs, executors, administrators, guardians and/or successors in the event of Investor’s death or disability, or (ii) to any other entity who directly or indirectly, controls, is controlled by or is under common control with the Investor, including, without limitation, any general partner, managing member, officer or director of the Investor, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, the Investor.

(e) In the event any one or more of the provisions of this Safe is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Safe operate or would prospectively operate to invalidate this Safe, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provision of this Safe and the remaining provisions of this Safe will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.

(f) All rights and obligations hereunder will be governed by the laws of the State of New York, without regard to the conflicts of law provisions of such jurisdiction.

(g) The parties acknowledge and agree that for United States federal and state income tax purposes this Safe is, and at all times has been, intended to be characterized as stock, and more particularly as common stock for purposes of the Internal Revenue Code of 1986 as amended (the “Code) including without limitation Sections 304, 305, 306, 354, 368, 951, 957, 958, 1036, 1202 and 1295. Accordingly, the parties agree to treat this Safe consistent with the foregoing intent for all United States federal and state income tax purposes (including, without limitation, on their respective tax returns or other informational statements).

(h) Within 90 days following the end of any applicable taxable period, the Company will provide to the Investor (i) a properly completed report setting forth the status of the Company (and any of its subsidiaries) as a passive foreign investment company (“PFIC”) as defined under section 1297 of the Code or a controlled foreign corporation (“CFC”) as defined under section 957 of the Code and any income inclusions applicable to the Investor or its direct and indirect owners arising as a result of the PFIC or CFC rules, (ii) any information relating to the Company (or its subsidiaries) reasonably requested by the Investor to complete the Investor’s (or its direct and indirect owners’) U.S. federal income tax returns and to comply with United States tax reporting payment obligations, and (iii) a properly completed PFIC Annual Information Statement and any other information reasonably required in order to make a “qualified electing fund” election or protective qualified electing fund election under the Code if the Company is a PFIC for any taxable period.

(Signature page follows)

IN WITNESS WHEREOF, the undersigned have caused this Safe to be duly executed and delivered.

OHB PEDIATRICS LTD.

By:
Name:
Title:

[Signature Page to SAFE]

IN WITNESS WHEREOF, the Parties have hereunto caused this Safe to be duly executed as of the date hereof.

[INVESTOR]

By:
Name
Title:

[Signature Page to SAFE]

Annex F

FORM OF INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is dated as of [●], 2026, and is entered into by and among Oak Hill Bio, Inc., a Delaware corporation (“OAKH”) (formerly known as Research Alliance Corporation III, a Cayman Islands exempted company, prior to its transfer by way of continuation and domestication as a Delaware corporation), Research Alliance Holdings III LLC, a Cayman Islands exempted company (the “Sponsor”), certain investment vehicles affiliated with the Sponsor set forth on Schedule 1 hereto (collectively “RA Capital”), certain existing shareholders of OAKH as set forth on Schedule 2 hereto (the “OAKH Existing Investors”), certain former stockholders of OHB Pediatrics Ltd., a company incorporated under the laws of England and Wales (the “Company” or “OHB”), set forth on Schedule 3 hereto (such stockholders, the “OHB Holders”) and other persons and entities (collectively with OAKH, the Sponsor, the OHB Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, the “Holders” and each, a “Holder”). Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, OAKH, the Sponsor, and the OAKH Existing Investors are party to that certain Registration and Shareholder Rights Agreement, dated as of May 19, 2026 (the “Original RSRA”);

WHEREAS, OAKH is party to that certain Business Combination Agreement, dated as of July [●], 2026 (as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among OAKH, Sponsor, the OAKH Existing Investors the OHB Holders, and the Company, pursuant to which, on [●], 2026, OAKH deregistered from the Register of Companies in the Cayman Islands and transferred by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation (the “Domestication”), and on [●], 2026, the OHB Holders sold their shares and OAKH purchased all shares of the Company in the Share Acquisition (as defined below);

WHEREAS, at least one day prior to the Closing Date, pursuant to the Business Combination Agreement, OAKH shall cause each Class A ordinary share of a par value of $0.0001 each and Class B ordinary share of a par value of $0.0001 each of OAKH that is issued and outstanding immediately prior to the Domestication to be converted into one share of common stock, par value $0.0001 per share, of OAKH (“OAKH Shares”);

WHEREAS, on the Closing Date, OAKH will purchase from the OHB Holders, all of the legal and beneficial title to each share of the Company held by each OHB (the “Share Acquisition”). In consideration for the Share Acquisition, OAKH shall issue to each OHB Holder a number of OAKH Shares equal to (i) the Exchange Ratio (as defined in the Business Combination Agreement) multiplied by (ii) the number of shares of the Company held by such OHB Holder, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement;

WHEREAS, on the date of this Agreement, certain investors purchased an aggregate of 5,500,000 shares of OAKH Shares (the “PIPE Shares”) in a transaction exempt from registration under the Securities Act pursuant to the respective Investor Subscription Agreements, each dated as of July [●], 2026, entered into by and between the Company and each of such investors (the “PIPE Financing”);

WHEREAS, RA Capital Healthcare Fund, L.P. entered into a backstop agreement (the “Backstop Agreement”) with the Company, dated July [●], 2026, and agreed to backstop the redemption of, and therefore purchase and subscribe for, up to 7,500,000 OAKH Shares on the Closing Date. Pursuant to the terms of the Backstop Agreement, [●] OAKH Shares were issued to RA Capital Healthcare Fund, L.P. (the “Backstop Shares”);

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WHEREAS, pursuant to Section 6.8 of the Original RSRA, compliance with any of the provisions, covenants and conditions set forth in the Original RSRA may be waived, or any of such provisions, covenants or conditions may be amended or modified upon the written consent of Sponsor and the Holders (as defined in the Original RSRA) of at least a majority in interest of the Registrable Securities (as defined in the Original RSRA) at the time in question;

WHEREAS, OAKH, the Sponsor, and the OAKH Existing Investors desire to enter into this Agreement, pursuant to which OAKH shall grant the Holders certain registration rights with respect to certain securities of OAKH, as set forth in this Agreement; and

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on the transfer of the shares of OAKH Shares acquired pursuant to the terms of the Business Combination Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” means any public disclosure of material non-public information that, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of OAKH or the OAKH Board, in each case, after consultation with counsel to OAKH, (a) would be required to be made in any Registration Statement or Prospectus for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made), (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective, or used, as the case may be, and (c) OAKH has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the U.S. Securities and Exchange Commission (also referred to herein as the “SEC”).

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“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Domestication” shall have the meaning given in the Business Combination Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Lock-up Period” shall mean, for Holders who signed those certain lock-up agreements dated as of [•], 2026, the period beginning on the Closing Date and ending six months after the Closing Date.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“OAKH” shall have the meaning given in the Preamble hereto and includes OAKH’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“OAKH Board” shall mean the Board of Directors of OAKH.

“OAKH Existing Investors” shall have the meaning given in the Preamble hereto.

“OAKH Shares” shall have the meaning given in the Recitals hereto.

“OHB” shall have the meaning given in the Preamble hereto.

“OHB Holders” shall have the meaning given in the Preamble hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“Permitted Transferees” shall mean persons to whom a holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the applicable Lock-up Period.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

F-3

“Registrable Security” shall mean (a) any outstanding shares of OAKH Shares held by a Holder following the Closing that are issued in connection with the transactions contemplated by the Business Combination Agreement, the RA Capital SAFE Agreement, the Backstop Agreement and the PIPE Financing, including, for the avoidance of doubt, any shares of OAKH Shares (i) issued in connection with the Domestication, (ii) issued upon conversion of the RA Capital SAFE Agreement, (iii) issued as Closing Consideration, (iv) that are Backstop Shares, and (v) that are PIPE Shares; (b) any shares of OAKH Shares that may be acquired by a Holder upon the exercise, conversion or redemption of any other security of OAKH or other right to acquire OAKH Shares held by a Holder following the Closing that are issued or distributable in connection with the transactions contemplated by the Business Combination Agreement, including, for the avoidance of doubt, the shares of OAKH Shares issued or issuable upon the exercise of any equity awards of OAKH held by a Holder immediately following the Closing; (c) any outstanding shares of OAKH Shares and shares of OAKH Shares issued or issuable upon the exercise of any other equity security of OAKH acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of OAKH; and (d) any other equity security of OAKH or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B)(i) such securities shall have been otherwise transferred (other than to a Permitted Transferee), (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by OAKH and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration, listing and filing fees, including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc. and any national securities exchange on which the OAKH Share is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable and documented fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for OAKH;

(E) reasonable fees and disbursements of all independent registered public accountants of OAKH incurred specifically in connection with such Registration; and

(F) in an Underwritten Offering or Other Coordinated Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders, up to $100,000 in the aggregate.

F-4

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act, as such rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, gift, hypothecate, place a lien on, pledge, lend, assign, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, with respect to, any security, (b) deposit any OAKH Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the undersigned or someone other than the undersigned), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any OAKH Shares, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of OAKH Shares or other securities, in cash or otherwise, or (d) public announcement of any intention to effect any transaction specified in clause (a) - (c).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of OAKH are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

F-5

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration.

2.1.1 Filing.

(a) Within thirty (30) calendar days following the Closing Date (the “Filing Deadline”), OAKH shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if OAKH is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) Business Days prior to such submission or filing) on a delayed or continuous basis as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the Commission notifies OAKH that it will “review” the Registration Statement) following the earlier of (A) the filing of the Registration Statement and (B) the Filing Deadline, and (ii) the 7th Business Day after the date OAKH is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review by the Commission (such deadline the “Effectiveness Deadline”); provided, that if the Filing Deadline or Effectiveness Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Filing Deadline or Effectiveness Deadline, as the case may be, shall be extended to the next Business Day on which the Commission is open for business; provided, further, however, that OAKH’s obligations to include the Registrable Securities in the Registration Statement are contingent upon the Holder furnishing in a completed questionnaire in customary form to OAKH that contains the information required by Commission rules for a Registration Statement regarding the Holder, the securities of OAKH held by the Holder as shall be reasonably requested by OAKH to effect the registration of the Registrable Securities, and shall execute such documents in connection with such registration as OAKH may reasonably request that are customary of a selling stockholder in similar situations. If the Commission is closed for operations due to a government shutdown, the Effectiveness Deadline shall be extended by the same number of Business Days on which the Commission remains closed. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available (the “Plan of Distribution”) to, and requested by, any Holder named therein. OAKH shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event OAKH files a Form S-1 Shelf, OAKH shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after OAKH is eligible to use Form S-3. OAKH’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4. Any failure by OAKH to file the Registration Statement by the Filing Deadline or to cause the effectiveness of such Registration Statement by the Effectiveness Deadline shall not otherwise relieve OAKH of its obligations to file or cause the effectiveness of the Registration Statement as set forth above in this Section 2.1. Upon notification by the Commission that any Registration Statement has been declared effective by the Commission, and within two (2) Business Days thereafter, OAKH shall file the final prospectus under Rule 424 of the Securities Act.

(b) OAKH will provide a copy of such portions of the draft of the Registration Statement that include a Holder’s information to such Holder for review and comment at least two (2) business days in advance of filing the Registration Statement, provided, that, for the avoidance of doubt, in no event shall OAKH be required to delay or postpone the filing of such Registration Statement as a result of or in connection with a Holder’s review. With respect to the Holder’s information, OAKH shall request such information at least five (5) Business Days prior to the anticipated initial filing date of the Registration Statement.

F-6

(c) In no event shall a Holder be identified as a statutory underwriter in the Registration Statement unless requested by the Commission; provided, that if the Commission requests that a Holder be identified as a statutory underwriter in the Registration Statement, such Holder will have an opportunity to withdraw from the Registration Statement, it being understood that such withdrawal shall not relieve OAKH of its obligation to register for resale the Registrable Securities at a later date.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, OAKH shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing), and pursuant to the Plan of Distribution. If a Subsequent Shelf Registration Statement is filed, OAKH shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if OAKH is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that OAKH is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. OAKH’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3 Additional Registration Statement(s). Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, OAKH, upon written request of such Holder at any time beginning 30 days prior to the expiration of the Lock-Up Period (if applicable), shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that OAKH shall only be required to cause such additional Registrable Securities to be so covered twice per calendar year for the Sponsor, RA Capital and the OAKH Existing Investors, and six times for the OHB Holders.

2.1.4 Requests for Underwritten Offerings. Subject to Section 3.4, at any time and from time to time and beginning 30 days prior to the expiration of the Lock-up Period (if applicable), the Sponsor, RA Capital and OAKH Existing Investors, or an OHB Holder (any such Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf; provided that OAKH shall only be obligated to effect an Underwritten Offering following the expiration of the Lock-Up Period (if applicable) if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $25,000,000 (the “Minimum Takedown Threshold”). All requests for Underwritten Offerings shall be made by giving written notice to OAKH, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Offering. Subject to Section 2.4.4, the initial Demanding Holder shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to OAKH’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The (i) Sponsor, RA Capital and OAKH Existing Investors may demand not more than two (2) Underwritten Offerings pursuant to

F-7

this Section 2.1.4 in any twelve (12) month period, and (ii) the OHB Holders, may demand not more than two (2) Underwritten Offerings pursuant to this Section 2.1.4 in any twelve (12) month period, for an aggregate of not more than six (6) Underwritten Offerings pursuant to this Section 2.1.4(i) and (ii) in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, OAKH may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering, in good faith, advises OAKH, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Offering (such Holders, the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other OAKH Shares or other equity securities that OAKH desires to sell and all other OAKH Shares or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then OAKH shall include in such Underwritten Offering, before including any OAKH Shares or other equity securities proposed to be sold by OAKH or by other holders of OAKH Shares or other equity securities, (i) first, the Registrable Securities of the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Offering), (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Offering) that can be sold without exceeding the Maximum Number of Securities, (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the OAKH Shares or other equity securities that OAKH desires to sell, which can be sold without exceeding the Maximum Number of Securities, and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the OAKH Shares or other equity securities of persons other than Holders of Registrable Securities that OAKH is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons that can be sold without exceeding the Maximum Number of Securities.

2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Offering, a majority-in-interest of the Demanding Holders initiating an Underwritten Offering shall have the right to withdraw from such Underwritten Offering for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to OAKH and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Offering; provided that the Sponsor, RA Capital, OAKH Existing Investors, or an OHB Holder may elect to have OAKH continue an Underwritten Offering if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Offering by the Sponsor, RA Capital, OAKH Existing Investors, the OHB Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Offering shall constitute a demand for an Underwritten Offering by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless such Demanding Holder reimburses OAKH for all Registration Expenses with respect to such Underwritten Offering (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Offering); provided that, if the Sponsor, RA Capital, OAKH Existing Investors, or an OHB Holder elects to continue an Underwritten Offering pursuant to the proviso in the

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immediately preceding sentence, such Underwritten Offering shall instead count as an Underwritten Offering demanded by the Sponsor, RA Capital, OAKH Existing Investors, or such OHB Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, OAKH shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, OAKH shall be responsible for the Registration Expenses incurred in connection with an Underwritten Offering prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to the second sentence of this Section 2.1.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.4.3, if any Holder proposes to conduct a registered offering of, or if OAKH proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for the account of stockholders of OAKH (or by OAKH and by the stockholders of OAKH including, without limitation, an Underwritten Offering pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of OAKH, (iv) for a dividend reinvestment plan, (v) for an exchange offer or offering of securities solely to OAKH’s existing securityholders, (vi) for a rights offering, (vii) for an equity line of credit or an at-the-market offering of securities, (viii) a Block Trade or (ix) an Other Coordinated Offering, then OAKH shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than five (5) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within two (2) days after receipt of such written notice (such registered offering, a “Piggyback Registration”); provided, in the case of an “overnight” or “bought” offering, such requests must be made by the Holders within two (2) Business Days after delivery of any such notice by OAKH; provided further that if OAKH has been advised in writing by the managing Underwriter(s) that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing, or distribution of OAKH Shares in an Underwritten Offering, then (1) if no Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), OAKH shall not be required to offer such opportunity to such Holders or (2) if any Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.2.2. Subject to the foregoing proviso and to Section 2.2.2, OAKH shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of OAKH included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises OAKH and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of

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OAKH Shares or other equity securities that OAKH desires to sell, taken together with (i) the OAKH Shares or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the OAKH Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a) if the Registration or registered offering is undertaken for OAKH’s account, OAKH shall include in any such Registration or registered offering (A) first, the OAKH Shares or other equity securities that OAKH desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the OAKH Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b) if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then OAKH shall include in any such Registration or registered offering (A) first, the OAKH Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the OAKH Shares or other equity securities that OAKH desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the OAKH Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c) if the Registration or registered offering and Underwritten Offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then OAKH shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Offering, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to OAKH and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus

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supplement with respect to such Piggyback Registration used for marketing such transaction. OAKH (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), OAKH shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Offering under Section 2.1.4 hereof.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of OAKH (other than a Block Trade or Other Coordinated Offering) in which the Holder participates, if requested by the managing Underwriters, each such Holder that is (a) an executive officer, (b) a director or (c) Holder in excess of five percent (5%) of the outstanding OAKH Shares (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any OAKH Shares or other equity securities of OAKH (other than those included in such offering pursuant to this Agreement), without the prior written consent of OAKH, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4 Block Trades; Other Coordinated Offerings.

2.4.1 Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, at any time and from time to time following the expiration of the Lock-up Period (if applicable), if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow”, an offer commonly known as a “block trade” (a “Block Trade”) , or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, (x) with a total offering price reasonably expected to exceed $20,000,000 in the aggregate or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder shall notify OAKH of the Block Trade or Other Coordinated Offering at least five (5) Business Days prior to the day such offering is to commence and OAKH shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with OAKH and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to OAKH, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, OAKH shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

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2.4.4 The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5 The (i) Sponsor, RA Capital and OAKH Existing Investors may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period, and (ii) the OHB Holders, may demand no more than six (6) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Offering pursuant to Section 2.1.4 hereof.

2.5 Cutback. If the Commission prevents OAKH from including any or all of the securities proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Registrable Securities by the Holders, OAKH will promptly notify the Holders of such event, and such Registration Statement shall register for resale such number of OAKH Shares which is equal to the maximum number of Registrable Securities as is permitted by the Commission. In such event, the number of OAKH Shares to be registered for the Holders shall be reduced pro rata among all such Holders (or as otherwise directed by the Commission) and as promptly as practicable after being permitted to register additional Registrable Securities under Rule 415 under the Securities Act, OAKH shall use commercially reasonable efforts to amend the Registration Statement or file with the Commission and cause to be declared effective, as promptly as allowed by the Commission, one or more registration statements to register the resale of the Registrable Securities (as defined below) that were not registered on the initial Registration Statement, as so amended and to cause such amendment or Registration Statement to become effective as promptly as practicable. Any such amended or new registration statement(s) shall be deemed to be a “Registration Statement” and all provisions of Section 2 shall apply with respect thereto.

ARTICLE III

OAKH PROCEDURES

3.1 General Procedures. If at any time OAKH is required to effect the Registration of Registrable Securities hereunder, OAKH shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto OAKH shall:

3.1.1 prepare and file with the Commission as soon as reasonably practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by OAKH or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3 in connection with the filing of a Registration Statement or Prospectus, or any amendment or supplement thereto, upon the reasonable request of a Holder, furnish without charge to the Underwriters, if any,

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and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, (i) excerpts of such Registration Statement naming such Holders or Underwriters, and the section entitled “Plan of Distribution”, “Underwriting” or similar sections, (ii) each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), (iii) the Prospectus included in such Registration Statement (including each preliminary Prospectus), and (iv) such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that, in no event shall OAKH be required to delay or postpone the filing of such Registration Statement as a result of or in connection with a Holder’s review; and provided, further, that OAKH shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of OAKH and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that OAKH shall not be required to qualify generally to do business or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by OAKH are then listed;

3.1.6 provide a transfer agent and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 notify the selling Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.9 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause OAKH’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to

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confidentiality arrangements in form and substance reasonably satisfactory to OAKH, prior to the release or disclosure of any such information;

3.1.10 obtain a “cold comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from OAKH’s independent registered public accountants in the event of an Underwritten Offering or a Block Trade pursuant to such Registration (subject to such placement agent or sales agent providing such certification or representation reasonably requested by OAKH’s independent registered public accountants and OAKH’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.11 in the event of an Underwritten Offering or a Block Trade pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion and negative assurance letter, dated such date, of counsel representing OAKH for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.12 in the event of any Underwritten Offering or a Block Trade, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter of such offering or sale;

3.1.13 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of OAKH’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect), which requirement will be deemed satisfied if OAKH timely files Forms 10-K, 10-Q, and 8-K as may be required to be filed under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

3.1.14 with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of OAKH to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.15 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, OAKH shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by OAKH. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Registration Statement and Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide OAKH with its requested Holder

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Information, OAKH may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if OAKH determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of OAKH pursuant to a Registration initiated by OAKH hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by OAKH and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements provided that such Holder shall only be subject to the restrictions set forth in any such lock-up agreements if the directors and officers of OAKH are subject to a lock-up obligation to the Underwriters managing the offering and the length of such lock-up for such Holder shall be no longer than the shortest lock-up of any such directors and officers; provided, further, that if OAKH or the Underwriters managing the offering waive or shorten the lock-up period for any of OAKH’s officers, directors or stockholders, then (i) all Holders subject to such lock-up shall receive notice of such waiver or modification no later than two (2) Business Days following such waiver or modification, and (ii) such lock-up will be similarly waived pro rata or shortened for each such Holder. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from OAKH that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that OAKH hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by OAKH that the use of the Prospectus may be resumed.

3.4.2 Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require OAKH to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to OAKH, or (c) in the good faith judgment of the majority of the OAKH Board such Registration, be seriously detrimental to OAKH and the majority of the OAKH Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, OAKH may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by OAKH to be necessary for such purpose. In the event OAKH exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from OAKH that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3 Subject to Section 3.4.4, (a) during the period starting with the date thirty (30) days prior to OAKH’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days after the effective date of, an OAKH-initiated Registration and provided that OAKH continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Offering and OAKH and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, OAKH may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4.

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3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by OAKH, in the aggregate, on not more than three (3) occasions or for more than ninety (90) consecutive calendar days during any twelve (12)-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, OAKH, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by OAKH after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. OAKH further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell OAKH Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, OAKH shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 Restrictive Legend Removal.

3.6.1 At any time and from time to time in connection with a bona-fide sale of Registrable Securities effected in compliance with the requirements of Rule 144 under the Securities Act or through any broker-dealer sale transactions described in the plan of distribution set forth within any prospectus and pursuant to the Registration Statement of which such prospectus forms a part, OAKH shall use its commercially reasonable efforts, subject to the receipt of customary documentation required from the holder of the applicable Registrable Securities and broker in connection therewith and compliance with applicable laws, (i) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being sold and (ii) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (i). OAKH shall be responsible for the fees of its transfer agent, its legal counsel (including for purposes of giving the opinion referenced herein) and all DTC fees associated with such issuance and the Holder shall be responsible for its fees or costs associated with such removal of such restrictive legends (including its legal fees or costs of its legal counsel).

3.6.2 With a view to making available to each Holder of Registrable Securities the benefits of Rule 144 that permit the Holder to sell securities of OAKH to the public without registration, OAKH agrees, for so long as any Holder holds Registrable Securities, to:

(a) use commercially reasonable efforts to make and keep public information available, as those terms are understood and defined in Rule 144; and

(b) use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of OAKH under the Securities Act and the Exchange Act so long as OAKH remains subject to such requirements and the filing of such reports and other documents as may be required pursuant to the applicable provisions of Rule 144.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 OAKH agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the

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Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of a Prospectus, in light of the circumstances in which they were made), except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to OAKH by such Holder expressly for use therein.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to OAKH in writing such information and affidavits as OAKH reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify OAKH, its directors, officers and agents and each person or entity who controls OAKH (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of a Prospectus, in light of the circumstances in which they were made), but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of OAKH.

4.1.3 Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus one local counsel if necessary in the reasonable judgment of the indemnified party) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. OAKH and

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each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event OAKH’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and documented out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and documented out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email, during normal business hours on a Business Day and otherwise as of the opening of the immediately following Business Day, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of OAKH hereunder may not be assigned or delegated by OAKH in whole or in part.

5.2.2 Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees to which it transfers Registrable Securities; provided that with respect to the OHB Holders, the Sponsor, RA Capital and the OAKH Existing Investors, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that each of the Holders shall be permitted to transfer its rights hereunder to one or more affiliates or any direct or indirect partners, members or equity holders of such Holder, which, for the avoidance of doubt, shall include a transfer of its rights in connection with a distribution of any Registrable

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Securities held by such Holder to its members (it being understood that no such transfer shall reduce or multiply any rights of such Holder or such transferees).

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate OAKH unless and until OAKH shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to OAKH, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

5.4 Governing Law; Venue. This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state. The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Agreement must be brought exclusively in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction, and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 5.1 of this Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.

5.5 TRIAL BY JURY. EACH PARTY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN

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WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

5.6 Amendments and Modifications. Upon the written consent of (a) OAKH and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of (i) RA Capital so long as RA Capital and its affiliates hold, in the aggregate, Registrable Securities representing at least five percent (5%) of the outstanding OAKH Shares and (ii) an OHB Holder, for so long as such OHB Holder and its affiliates hold, in the aggregate, Registrable Securities representing at least five percent (5%) of the outstanding OAKH Shares; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of OAKH, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or OAKH and any other party hereto or any failure or delay on the part of a Holder or OAKH in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or OAKH. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7 Other Registration Rights. Other than as provided in the (i) Private Placement Shares Purchase Agreement, dated as of June 11, 2024, between OAKH and the Sponsor and (ii) any subscription agreement entered into by OAKH and the investors party thereto in connection with a PIPE Financing, OAKH represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require OAKH to register any securities of OAKH for sale or to include such securities of OAKH in any Registration Statement filed by OAKH for the sale of securities for its own account or for the account of any other person or entity. OAKH hereby agrees and covenants that it will not grant rights to register any OAKH Shares (or securities convertible into or exchangeable for OAKH Shares) pursuant to the Securities Act that are more favorable than those granted to the Holders hereunder without (a) the prior written consent of (i) RA Capital so long as RA Capital and its affiliates hold, in the aggregate, Registrable Securities representing at least five percent (5%) of the outstanding OAKH Shares and (ii) an OHB Holder, for so long as such OHB Holder and its affiliates hold, in the aggregate, Registrable Securities representing at least five percent (5%) of the outstanding OAKH Shares or (b) granting substantially equivalent rights to the Holders hereunder such that the Holders shall receive the benefit of such more favorable or senior terms and/or conditions. Further, OAKH represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. Notwithstanding the foregoing, nothing in this Section 5.7 shall prohibit the Company from filing a registration statement for one or more bona fide underwritten public offerings (including on Form S-1) where the Board determines in good faith that such offering is reasonably necessary to facilitate the disposition of securities by one or more holders whose securities are not then eligible for resale pursuant to an effective Registration Statement.

5.8 Term. This Agreement shall terminate on the earlier of (a) the fifth (5th) anniversary of the date of this Agreement and (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Sections 3.5 and Article IV shall survive any termination.

5.9 Holder Information. Each Holder agrees, if requested in writing, to represent to OAKH the total number of Registrable Securities held by such Holder in order for OAKH to make determinations hereunder.

5.10 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which

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enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.11 Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RSRA shall no longer be of any force or effect.

5.12 Adjustments. If, and as often as, there are any changes in the Registrable Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Registrable Securities as so changed.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

OAKH:

OAK HILL BIO, INC.

By:
Name:
Title:
Address for Notices:

COMPANY:

OHB PEDIATRICS LTD.

By:
Name:
Title:
Address for Notices:

SPONSOR:

RESEARCH ALLIANCE HOLDINGS III LLC

By:
Name:
Title:
Address for Notices:

RA CAPITAL HEALTHCARE FUND, L.P.

By:
Name:
Title:
Address for Notices:

[Signature Page to Investor Rights Agreement]

RA CAPITAL NEXUS FUND IV, L.P.

By:
Name:
Title:
Address for Notices:

MICHAEL F. MACLEAN

TIMOTHY J. MILLER

[Signature Page to Investor Rights Agreement]

OAKH EXISTING INVESTORS:

[●]
Address for Notices:

OHB HOLDERS:

[Entity OHB Holders]

By:
Name:
Title:
Address for Notices:

[Individual OHB Holders]
Address for Notices:

[Signature Page to Investor Rights Agreement]

Schedule 1

RA Capital

•	RA Capital Healthcare Fund, L.P.

•	RA Capital Nexus Fund IV, L.P.

Schedule 2

OAKH Existing Investors

[●]

Schedule 2

OHB Holders

[●]

Exhibit A

INVESTOR RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Investor Rights Agreement, dated Oak Hill Bio, Inc. as of [●], 2026 (as the same may hereafter be amended, the “Investor Rights Agreement”), among Oak Hill Bio, Inc., a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Investor Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Investor Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Investor Rights Agreement, and the undersigned’s OAKH Shares shall be included as Registrable Securities under the Investor Rights Agreement to the extent provided therein.

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of
____________, 20__

[●]

By:
Name:
Its:

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Annex G

FORM OF LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”) is dated as of [•], 2026, by and among Oak Hill Bio, Inc., a Delaware corporation (“PubCo”) (formerly known as Research Alliance Corporation III, a Cayman Islands exempted company, prior to its domestication as a Delaware corporation), Research Alliance Holdings III LLC, a Cayman Islands limited liability company (the “SPAC Sponsor”), certain existing stockholders of PubCo listed in the signature pages hereto (the “RACC Existing Investors”), certain existing shareholders of OHB Pediatrics Ltd. (company number 15958711 incorporated under the laws of England and Wales) (the “Company”) listed in the signature pages hereto (the “Company Existing Shareholders”) and other persons and entities (collectively with the SPAC Sponsor, the RACC Existing Investors, Company Existing Shareholders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 3 of this Agreement, the “Holders” and each, a “Holder”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, PubCo is party to that certain Business Combination Agreement, dated as of July [•], 2026 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among PubCo, the Company, and certain shareholders of the Company, set out in Schedule 1a of the Business Combination Agreement (the “Series A Shareholders”), as parties thereto, pursuant to which, on [•], 2026 being one business day prior to the Closing, RACC de-registered in the Cayman Islands and transferred by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation (the “Domestication”) and, at the Closing on [•], 2026, RACC acquired the Company and the Series A Shareholders sold their shares in the capital of the Company in consideration for the issuance by RACC of shares of Common Stock (the “Share Acquisition”, and together with the Domestication and the other transactions contemplated by the Business Combination Agreement, the “Transactions”).

WHEREAS, pursuant to the Business Combination Agreement, RACC caused the Domestication to occur one business day prior to the Closing, in accordance with Section 388 of the DGCL and Part Twelve of the Cayman Islands Companies Act (2025 Revision), in connection with which each RACC Class A Share that was issued and outstanding immediately prior to the Domestication (for the avoidance of doubt, after (i) the conversion of each RACC Class B Share into RACC Class A Shares, on a one-for-one basis, in accordance with the terms thereto; and (ii) completing the SPAC Redemptions) were converted into one share of common stock, par value $0.0001 per share, of PubCo (the “Common Stock”).

WHEREAS, in connection with the Transactions, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on the transfer of the shares of Common Stock acquired pursuant to the terms of the Business Combination Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Subject to the exceptions set forth in Section 3, each Holder shall not, without the prior written consent of the board of directors of PubCo, Transfer any Lock-up Shares until the end of the Lock-up Period.

2. As used herein:

(a) the term “Lock-up Period” means the period beginning on the Closing Date and ending on the date six (6) months after the Closing Date.

(b) the term “Lock-up Shares” means any shares of Common Stock held by a Holder immediately after the Closing, not including (i) the shares of Common Stock issued or purchased pursuant to those certain subscription agreements by and between RACC and Holders, dated as of July [•], 2026, (ii) the shares of Common Stock issued upon conversion of that Simple Agreement for Future Equity issued by PubCo (formerly known as Research Alliance Corporation III, a Cayman Islands exempted company, prior to its domestication as a Delaware corporation) to RA Capital Healthcare Fund, L.P., dated as of July [•], 2026; (iii) the shares of Common Stock issued upon conversion of that Simple Agreement for Future Equity issued by PubCo (formerly known as Research Alliance Corporation III, a Cayman Islands exempted company, prior to its domestication as a Delaware corporation) to RA Capital Nexus Fund IV, L.P., dated as of July [•], 2026; and (iv) the shares of Common Stock issued or purchased pursuant to the Backstop Agreement between RACC and RA Capital Healthcare Fund, L.P., dated as of July [•], 2026.

(c) the term “Transfer” means (i) sell, offer to sell, contract or agree to sell, assign, transfer (including by operation of law), hypothecate, pledge, distribute, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to any Lock-up Shares, (ii) deposit any Lock-up Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-up Shares, whether any such transaction is to be settled by delivery of such Lock-up Shares, in cash or otherwise, or (iv) publicly announce any intention to effect any transaction specified in clauses (i) through (iii).

(d) the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such shares of Common Stock prior to the expiration of the Lock-up Period pursuant to paragraph 3.

3. The restrictions set forth in paragraph 1 shall not apply to:

(a) a Transfer to PubCo’s officers or directors, any affiliate or family member of any of PubCo’s officers or directors, any members or partners of the Holder or their affiliates, any affiliates of the Holder, or any employees of such affiliates;

(b) in the case of an individual, a Transfer by gift to a member of the individual’s immediate family (as defined below), or to a trust, the beneficiary of which is the individual or a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization;

(c) in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(d) in the case of an individual, Transfers by operation of law or pursuant to a qualified domestic relations order;

(e) in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family (as defined below) of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(f) in the case of an entity, Transfers to any direct or indirect partners, members or equity holders of such entity, or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates;

(g) in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(h) in the case of an entity, Transfers by virtue of the laws of the entity’s jurisdiction of formation or incorporation or the entity’s organizational documents upon dissolution of the entity;

(i) Transfers to any other Holders, any affiliates of such other Holders or their Permitted Transferees or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates;

(j) the exercise of stock options or warrants to purchase shares of Common Stock or the vesting of stock awards of Common Stock and any related transfer of shares of Common Stock to PubCo in connection therewith (x) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (y) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such shares of Common Stock, it being understood that all shares of Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Agreement during the Lock-up Period;

(k) Transfers to PubCo pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by PubCo or forfeiture of Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock in connection with the termination of the Holder’s service to PubCo;

(l) the entry, by the Holder, at any time after the Closing, of any trading plan providing for the sale of shares of Common Stock by the Holder, which trading plan meets the requirements of Rule 10b5-l(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any shares of Common Stock during the Lock-up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-up Period; and

(m) Transfers in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by PubCo’s board of directors or a duly authorized committee thereof or other similar transaction which results in all of PubCo’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

provided, however, that (A) in the case of clauses (a) through (g), the transferee(s) of such Transfer must enter into a written agreement, in substantially the form of this Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Holder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph 3, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act.

4. For the avoidance of doubt, each Holder shall retain all of its rights as a stockholder of PubCo with respect to the Lock-up Shares during the Lock-up Period, including the right to vote any Lock-up Shares that are entitled to vote.

5. In furtherance of the foregoing, PubCo, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement, and such purported Transfer shall be null and void ab initio. In addition, during the Lock-up Period, each certificate or book-entry position evidencing the Lock-Up Shares shall be marked with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT BY AND AMONG THE ISSUER AND THE REGISTERED HOLDER OF THE SECURITIES (OR THE PREDECESSOR IN INTEREST TO THE SECURITIES). A COPY

OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

6. PubCo represents that it has not entered into any side letter or agreement with any Holder which provides any rights or benefits to such Holder that are materially more favorable to such Holder than the rights and benefits in this Agreement and will not enter into any such side letter or agreement unless such rights and benefits are also offered to the other Holders. PubCo agrees that this Agreement shall not be amended or modified, and no terms or conditions hereof waived, in a manner that benefits any Holder, unless the terms of such amendment, modification or waiver is also offered to the other Holders.

7. Notwithstanding the other provisions set forth herein, PubCo’s board of directors may, in its sole discretion, determine to waive, amend, or repeal the restrictions set forth in paragraph 1 above, whether in whole or in part; provided, that any such waiver, amendment or repeal shall (i) not make such restrictions more restrictive or apply for a longer period of time, and (ii) apply to each Holder.

8. This Agreement, together with the agreements referenced herein, sets forth the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any of the agreements referenced herein may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or in any of the agreements referenced herein, there is no condition precedent to the effectiveness of any provision hereof or thereof.

9. Sections 12.3 (Assignment), 12.5 (No Recourse), 12.7 (Governing Law), 12.8 (Captions; Counterparts), 12.10 (Entire Agreement), 12.11 (Amendments), 12.13 (Severability), 12.14 (Jurisdiction; Waiver of Trial by Jury) of the Business Combination Agreement are each hereby incorporated by reference into this Agreement as set forth herein (including any relevant definitions contained in any such sections), mutatis mutandis.

10. This Agreement shall terminate on the expiration of the Lock-up Period.

[remainder of page intentionally left blank]

In Witness Whereof, each of the parties has duly executed this Lock-Up Agreement as of the date first set forth above.

PubCo:

Oak Hill Bio, Inc.

By:
Name:
Title:
Address for Notices:

SPAC Sponsor:

Research Alliance Holdings III LLC

By:
Name:
Title:
Address for Notices:

RACC Existing Investors:

Michael F. MacLean
Address for Notices:

Timothy J. Miller
Address for Notices:

SIGNATURE PAGE TO LOCK-UP AGREEMENT

Company Existing Shareholders:

[●]
Address for Notices:

[●]
Address for Notices:

[●]
Address for Notices:

[●]
Address for Notices:

SIGNATURE PAGE TO LOCK-UP AGREEMENT

Annex H

CERTIFICATE OF INCORPORATION

OF

[●]

ARTICLE I

The name of the Corporation is [●].

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is [●]. The name of its registered agent at such address is [●].

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have authority to issue is [●], of which (i) [●] shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) [●] shares shall be a class designated as preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Except as otherwise provided in any certificate of designation of any series of Preferred Stock, the number of authorized shares of the class of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of such class then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor. For the avoidance of doubt, the elimination and reduction of the voting requirements of Section 242 of the DGCL, as permitted by Section 242(d) of the DGCL, shall apply to any amendments to the Amended and Restated Certificate of Incorporation (the “Certificate”).

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

A. COMMON STOCK

Subject to all the rights, powers and preferences of the Preferred Stock and except as provided by law or in this Certificate (including any certificate of designation of any series of Preferred Stock):

(a) the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (including any amendment to a certificate of designation of any series of Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (including any certificate of designation of any series of Preferred Stock) or pursuant to the DGCL;

(b) dividends may be declared and paid or set apart for payment upon the shares of Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when, as and if declared by the Board of Directors of the Corporation (the “Board”) or any authorized committee thereof; and

(c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

B. PREFERRED STOCK

The Board of Directors or any authorized committee thereof is expressly authorized to provide by resolution or resolutions for, out of the unissued shares of Preferred Stock, the issuance of the shares of Preferred Stock in one or more series of such stock, and by filing a certificate of designation pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof, all to the fullest extent now or hereafter permitted by the DGCL. The powers, preferences and relative, participating, optional and other special rights of each such series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Without limiting the generality of the foregoing, the resolution or resolutions providing for the issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

ARTICLE V

STOCKHOLDER ACTION

1. Action without Meeting. Subject to the rights, if any, of the holders of shares of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a consent of stockholders in lieu thereof.

2. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of shares of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

ARTICLE VI

DIRECTORS

1. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

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2. Number of Directors; Term of Office. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, the number of directors of the Corporation (the “Directors”) shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes. The term of office of the initial Class I Directors shall expire at the first regularly-scheduled annual meeting of stockholders following the initial effectiveness of this certificate. The term of office of the initial Class II Directors shall expire at the second annual meeting of stockholders following the initial effectiveness of this certificate. The term of office of the initial Class III Directors shall expire at the third annual meeting of stockholders following the initial effectiveness of this certificate. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification of the Board of Directors becomes effective. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death, disqualification or removal. No decrease in the number of Directors shall shorten the term of any incumbent Director. There shall be no cumulative voting in the election of Directors. Election of Directors need not be by written ballot unless the Bylaws of the Corporation so provide.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect additional Directors, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate, including any certificate of designation applicable to such series of Preferred Stock. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional Directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of Directors shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions, and (ii) each such additional Director shall serve until such Director’s successor shall have been duly elected and qualified, or until such Director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such Director’s earlier death, resignation, retirement, disqualification or removal. Notwithstanding any other provision of this Certificate of Incorporation, except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate (in which case each such Director shall thereupon cease to be qualified as, and shall cease to be, a Director) and the total authorized number of Directors shall automatically be reduced accordingly.

3. Vacancies and Newly Created Directorships. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies and newly created directorships in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, or by a sole remaining Director, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until such Director’s earlier resignation, disqualification, death or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors, when the number of Directors is

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increased or decreased, the Board of Directors shall, subject to Article VI.3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

4. Removal. Subject to the rights, if any, of any series of Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director may be removed from office (i) only for cause and (ii) only by the affirmative vote of the holders not less than two-thirds (2/3) of the voting power of the outstanding shares of capital stock then entitled to vote at an election of Directors.

ARTICLE VII

LIMITATION OF LIABILITY

1. Directors. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended from time to time, a Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of such Director’s fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

2. Officers. To the fullest extent permitted by the DGCL, as the same exists or may thereafter be amended from time to time, an Officer (as defined below) of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of such Officer’s fiduciary duty as an officer of the Corporation, except for liability (a) for any breach of the Officer’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any transaction from which the Officer derived an improper personal benefit, or (d) arising from any claim brought by or in the right of the Corporation. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Officers, then the liability of an Officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. For purposes of this Article VII, “Officer” shall mean an individual who has been duly appointed as an officer of the Corporation and who, at the time of an act or omission as to which liability is asserted, is deemed to have consented to service by the delivery of process to the registered agent of the Corporation as contemplated by 10 Del. C. § 3114(b).

3. Indemnification. The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any Person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

4. Amendment or Modification. Any amendment, repeal or modification of this Article VII or any amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director or Officer, as applicable, at the time of such amendment, repeal or modification.

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ARTICLE VIII

AMENDMENT OF BYLAWS

1. Amendment by Directors. Except as otherwise provided by law, the Bylaws of the Corporation may be adopted, amended or repealed by the Board of Directors.

2. Amendment by Stockholders. Except as otherwise provided therein, the Bylaws of the Corporation may be amended or repealed by the stockholders by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal, such amendment or repeal shall only require the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. For the avoidance of doubt, the provisions of Sections 242(d)(1) and (d)(2) of the DGCL shall apply to the Corporation.

[End of Text]

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THIS CERTIFICATE OF INCORPORATION is executed as of this [●] day of [●], 2026.

[●]

By:
Name:
Title:

Annex I

AMENDED AND RESTATED

BYLAWS

OF

[●]

(the “Corporation”)

ARTICLE I

Stockholders

SECTION 1. Annual Meeting. The annual meeting of stockholders (any such meeting being referred to in these Bylaws as an “Annual Meeting”) shall be held at the hour, date and place within or without the United States that is fixed by or in the manner determined by the Board of Directors and stated in the notice of the meeting, which time, date and place may subsequently be changed at any time, before or after the notice for such meeting has been sent to the stockholders, by vote of the Board of Directors. The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office. If no Annual Meeting has been held for a period of thirteen (13) months after the Corporation’s last Annual Meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of these Bylaws or otherwise, all the force and effect of an Annual Meeting. Any and all references hereafter in these Bylaws to an Annual Meeting or Annual Meetings also shall be deemed to refer to any special meeting(s) in lieu thereof.

SECTION 2. Notice of Stockholder Business and Nominations.

(a) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board of Directors of the Corporation (the “Board of Directors”) and the proposal of other business to be considered by the stockholders may be brought before an Annual Meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice of the Annual Meeting provided for in this Bylaw, who is entitled to vote at the meeting, who is present (in person or by proxy) at the meeting and who complies with the notice procedures set forth in this Bylaw as to such nomination or business. For the avoidance of doubt, the foregoing clause (ii) shall be the exclusive means for a stockholder to bring nominations or business properly before an Annual Meeting (other than matters properly brought under Rule 14a-8 (or any successor rule) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and such stockholder must comply with the notice and other procedures set forth in Article I, Section 2(a)(2), (3) and (4) of this Bylaw to bring such nominations or business properly before an Annual Meeting. In addition to the other requirements set forth in this Bylaw, for any proposal of business to be considered at an Annual Meeting, it must be a proper subject for action by stockholders of the Corporation under Delaware law.

(2) For nominations or other business to be properly brought before an Annual Meeting by a stockholder pursuant to clause (ii) of Article I, Section 2(a)(1) of this Bylaw, the stockholder must (i) have given Timely Notice (as defined below) thereof in writing to the Secretary of the Corporation, (ii) have provided any updates or supplements to such notice at the times and in the forms required by this Bylaw and (iii) together with the beneficial owner(s), if any, on whose behalf the nomination or business proposal is made, have acted in accordance with the representations set forth in the Solicitation Statement (as defined below) required by this Bylaw. To be timely, a stockholder’s written notice must be received by the Secretary at the principal executive offices of the Corporation not later than 5:00 p.m. Eastern time on the ninetieth (90th) day nor earlier than 5:00 p.m. Eastern Time on the one hundred twentieth (120th) day prior to the one-year anniversary of the preceding year’s Annual Meeting; provided, however, that in the event the Annual Meeting is first convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no Annual Meeting was held in the preceding year, notice by the stockholder to be timely must be received by the Secretary of the Corporation not later than 5:00 p.m. Eastern time on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods shall be referred to as “Timely Notice”). Notwithstanding anything to the contrary provided herein, for the first Annual Meeting following the effectiveness of these Bylaws, a stockholder’s notice shall be timely if received by the Secretary at the principal executive offices of the Corporation not later than 5:00 p.m. Eastern time on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such Annual Meeting is first made or sent by the Corporation. Such stockholder’s Timely Notice shall set forth or include:

(A) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of capital stock of the Corporation that are held of record or are beneficially owned by the nominee or its Affiliates or Associates (each as defined below) and any Synthetic Equity Interest (as defined below) held or beneficially owned by the nominee or its Affiliates or Associates, (iv) a description of all agreements, arrangements or understandings between or among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder or concerning the nominee’s potential service on the Board of Directors, (v) a questionnaire with respect to the background and qualifications of the nominee completed by the nominee in the form provided by the Corporation (which questionnaire shall be provided by the Secretary upon written request of any stockholder of record identified by name within five (5) business days of such written request), (vi) a representation and agreement in the form provided by the Corporation (which form shall be provided by the Secretary upon written request of any stockholder of record identified by name within five (5) business days of such written request) that: (a) such proposed nominee is not and will not become party to any agreement, arrangement or understanding with any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation in the questionnaire described in clause (v) herein; (b) such proposed nominee is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation in the questionnaire described in clause (v) herein; (c) such proposed nominee would, if elected as a director, comply with all applicable rules and regulations of the exchanges upon which shares of the Corporation’s capital stock trade, each of the Corporation’s corporate governance, ethics, conflict of interest, confidentiality, stock ownership and trading policies and guidelines applicable generally to the Corporation’s directors and, if elected as a director of the Corporation, such person currently would be in compliance with any such policies and guidelines that have been publicly disclosed; (d) such proposed nominee intends to serve as a director for the full term for which he or she is to stand for election; and (e) such proposed nominee will promptly provide to the Corporation such other information as it may reasonably request to determine the eligibility of such proposed nominee to serve on any committee or sub-committee of the Board of Directors under any applicable stock exchange listing requirements or applicable law, or that the Board of Directors reasonably determines could be material to a reasonable stockholder’s understanding of the background, qualifications, experience, independence, or lack thereof, of such proposed nominee; and (vii) any other information relating to such proposed nominee that is required to be disclosed in solicitations of proxies for election

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of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(B) as to any other business that the stockholder proposes to bring before the meeting: a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text, if any, of any resolutions or Bylaw amendment proposed for adoption, and any material interest in such business of each Proposing Person (as defined below);

(C) (i) the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and the names and addresses of the other Proposing Persons (if any) and (ii) as to each Proposing Person, the following information: (a) the class or series and number of all shares of capital stock of the Corporation that are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its Affiliates or Associates, including any shares of any class or series of capital stock of the Corporation as to which such Proposing Person or any of its Affiliates or Associates has a right to acquire beneficial ownership at any time in the future (whether or not such right is exercisable immediately or only after the passage of time or upon the satisfaction of any conditions or both) pursuant to any agreement, arrangement or understanding (whether or not in writing), (b) all Synthetic Equity Interests (as defined below) in which such Proposing Person or any of its Affiliates or Associates, directly or indirectly, holds an interest including a description of the material terms of each such Synthetic Equity Interest, including, without limitation, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (1) whether or not such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such shares to such Proposing Person or any of its Affiliates or Associates and (2) whether or not such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such shares, (c) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person or any of its Affiliates or Associates has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation, (d) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such Proposing Person or any of its Affiliates or Associates that are separated or separable from the underlying shares of the Corporation, (e) if such Proposing Person is not a natural person, the identity of the natural person or persons responsible for making voting and investment decisions (including director nominations and any other business that the stockholder proposes to bring before a meeting) on behalf of the Proposing Person (irrespective of whether such person or persons have “beneficial ownership” for purposes of Rule 13d-3 of the Exchange Act of any securities owned of record or beneficially by the Proposing Person) (such person or persons, the “Responsible Person”), (f) any pending or threatened litigation in which such Proposing Person or any of its Affiliates or Associates or any Responsible Person is a party involving the Corporation or any of its officers or directors, or any Affiliate of the Corporation, , and (g) any other information relating to such Proposing Person or any of its Affiliates or Associates that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (a) through (g) are referred to, collectively, as “Material Ownership Interests”); provided, however, that the Material Ownership Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder of record directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner;

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(D) (i) a description of all agreements, arrangements or understandings to which any Proposing Person or any of its Affiliates or Associates is a party (whether the counterparty or counterparties are a Proposing Person or any Affiliate or Associate thereof, on the one hand, or one or more other third parties, on the other hand, (including any proposed nominee(s)) (a) pertaining to the nomination(s) or other business proposed to be brought before the meeting of stockholders or (b) entered into for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding) and (ii) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to be providing financial support or meaningful assistance in furtherance of the nomination(s) or other business proposed to be brought before the meeting of stockholders and, to the extent known, the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and

(E) a statement (i) that the stockholder is a holder of record of capital stock of the Corporation entitled to vote at such meeting, a representation that such stockholder intends to appear in person or by proxy at the meeting to propose such business or nominees and an acknowledgement that, if such stockholder (or a qualified representative of such stockholder) does not appear to present such business or proposed nominees, as applicable, at such meeting, the Corporation need not present such business or proposed nominees for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation, (ii) whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, (a) will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the proposal or, in the case of a nomination or nominations, at least 67 percent of the voting power of all of the shares of capital stock of the Corporation entitled to vote on the election of directors or (b) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination, as applicable, (iii) providing a representation as to whether or not such Proposing Person intends to solicit proxies in support of director nominees other than the Corporation’s director nominees in accordance with Rule 14a-19 promulgated under the Exchange Act and (iv) that the stockholder will provide any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (such statement, the “Solicitation Statement”).

For purposes of this Article I, the term “Proposing Person” shall mean the following persons: (i) the stockholder of record providing the notice of nominations or business proposed to be brought before a stockholders’ meeting and (ii) the beneficial owner(s), if different, on whose behalf the nominations or business proposed to be brought before a stockholders’ meeting is made. For purposes of this Section 2, each of the terms “Affiliates” and “Associates” shall have the meaning attributed to such term in Rule 12b-2 under the Exchange Act. For purposes of this Section 2, the term “Synthetic Equity Interest” shall mean any transaction, agreement or arrangement (or series of transactions, agreements or arrangements), including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” or securities lending agreement or arrangement, the purpose or effect of which is to, directly or indirectly: (a) give a person or entity economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit, or share in any profit, or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of, or manage the risk of share price changes for, any person or entity with respect to any shares of any class or series of capital stock of the Corporation, or (c) increase or decrease the voting power of any person or entity with respect to any shares of any class or series of capital stock of the Corporation.

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(3) A stockholder providing Timely Notice of nominations or business proposed to be brought before an Annual Meeting shall further update and supplement such notice, if necessary, so that the information (including, without limitation, the Material Ownership Interests information) provided or required to be provided in such notice pursuant to this Bylaw shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to such Annual Meeting, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than 5:00 p.m. Eastern time on the fifth (5th) business day after the record date for the Annual Meeting (in the case of the update and supplement required to be made as of the record date), and not later than 5:00 p.m. Eastern time on the eighth (8th) business day prior to the date of the Annual Meeting (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting). For the avoidance of doubt, the obligation to update as set forth in this Section 2(a)(3) shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder, or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or nomination or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of the stockholders. Notwithstanding the foregoing, if a Proposing Person no longer plans to solicit proxies in accordance with its representation pursuant to Article I, Section 2(a)(2)(E), such Proposing Person shall inform the Corporation of this change by delivering a written notice to the Secretary at the principal executive offices of the Corporation no later than two (2) business days after making the determination not to proceed with a solicitation of proxies. A Proposing Person shall also update its notice so that the information required by Article I, Section 2(a)(2)(C) is current through the date of the meeting or any adjournment, postponement or rescheduling thereof, and such update shall be delivered in writing to the secretary at the principal executive offices of the Corporation no later than two (2) business days after the occurrence of any material change to the information previously disclosed pursuant to Article I, Section 2(a)(2)(C).

(4) Notwithstanding anything in the second sentence of Article I, Section 2(a)(2) of this Bylaw to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with the second sentence of Article I, Section 2(a)(2), a stockholder’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary of the Corporation not later than 5:00 p.m. Eastern time on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b) General.

(1) Only such persons who are nominated in accordance with the provisions of this Bylaw shall be eligible for election and to serve as directors, and only such business shall be conducted at an Annual Meeting as shall have been brought before the meeting in accordance with the provisions of this Bylaw or in accordance with Rule 14a-8 under the Exchange Act. The Board of Directors or a designated committee thereof shall have the power to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the provisions of this Bylaw. If neither the Board of Directors nor such designated committee makes a determination as to whether any stockholder proposal or nomination was made in accordance with the provisions of this Bylaw, the chair of the meeting (as defined in Section 9 of this Article I) shall have the power and duty to determine whether the stockholder proposal or nomination was made in accordance with the provisions of this Bylaw. If the Board of Directors or a designated committee thereof or the chair of the meeting, as applicable, determines that any stockholder proposal or nomination was not made in accordance with the provisions of this Bylaw, such proposal or nomination shall be disregarded and shall not be presented for action at the Annual Meeting.

(2) Except as otherwise required by law, nothing in this Article I, Section 2 shall obligate the Corporation or the Board of Directors to include in any proxy statement or other stockholder communication

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distributed on behalf of the Corporation or the Board of Directors information with respect to any nominee for director or any other matter of business submitted by a stockholder.

(3) Notwithstanding the foregoing provisions of this Article I, Section 2, if the nominating or proposing stockholder (or a qualified representative of the stockholder) does not appear at the Annual Meeting to present a nomination or any business, such nomination or business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Article I, Section 2, to be considered a qualified representative of the proposing stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders, and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, to the chair of the meeting at the meeting of stockholders.

(4) For purposes of this Bylaw, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(5) Notwithstanding the foregoing provisions of this Bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder, including, but not limited to, Rule 14a-19 of the Exchange Act, with respect to the matters set forth in this Bylaw. If a stockholder fails to comply with any applicable requirements of the Exchange Act, including, but not limited to, Rule 14a-19 promulgated thereunder, such stockholder’s proposed nomination or proposed business shall be deemed to have not been made in compliance with this Bylaw and shall be disregarded.

(6) Further notwithstanding the foregoing provisions of this Bylaw, unless otherwise required by law, (i) no Proposing Person shall solicit proxies in support of director nominees other than the Corporation’s nominees unless such Proposing Person has complied with Rule 14a-19 promulgated under the Exchange Act in connection with the solicitation of such proxies, including the provision to the Corporation of notices required thereunder with timely notice and (ii) if any Proposing Person (A) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, (B) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) promulgated under the Exchange Act, including the provision to the Corporation of notices required thereunder with timely notice and (C) no other Proposing Person has provided notice pursuant to, and in compliance with, Rule 14a-19 under the Exchange Act that it intends to solicit proxies in support of the election of such proposed nominee in accordance with Rule 14a-19(b) under the Exchange Act, then such proposed nominee shall be disqualified from nomination, the Corporation shall disregard the nomination of such proposed nominee and no vote on the election of such proposed nominee shall occur. Upon request by the Corporation, if any Proposing Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such Proposing Person shall deliver to the Corporation, no later than five (5) business days prior to the applicable meeting date, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

(7) The number of nominees a stockholder may nominate for election at the Annual Meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the Annual Meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such Annual Meeting. A stockholder may not designate any substitute nominees unless the stockholder provides timely notice of such substitute nominee(s) in accordance with these By-laws (and such notice contains all of the information, representations, questionnaires and certifications with respect to such substitute nominee(s) that are required by the By-laws with respect to nominees for director).

SECTION 3. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board of Directors. The Board of Directors may postpone or reschedule

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any previously scheduled special meeting of stockholders. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Nominations of persons for election to the Board of Directors and stockholder proposals of other business shall not be brought before a special meeting of stockholders to be considered by the stockholders unless such special meeting is held in lieu of an annual meeting of stockholders in accordance with Article I, Section 1 of these Bylaws, in which case such special meeting in lieu thereof shall be deemed an Annual Meeting for purposes of these Bylaws and the provisions of Article I, Section 2 of these Bylaws shall govern such special meeting.

SECTION 4. Notice of Meetings; Adjournments.

(a) A notice of each Annual Meeting stating the hour, date and place, if any, of such Annual Meeting, the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given not less than ten (10) days nor more than sixty (60) days before the Annual Meeting, to each stockholder entitled to vote thereat by delivering such notice to such stockholder or by mailing it, postage prepaid, addressed to such stockholder at the address of such stockholder as it appears on the Corporation’s stock transfer books. Without limiting the manner by which notice may otherwise be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

(b) Notice of all special meetings of stockholders shall be given in the same manner as provided for Annual Meetings, except that the notice of all special meetings shall also state the purpose or purposes for which the meeting has been called.

(c) Notice of an Annual Meeting or special meeting of stockholders need not be given to a stockholder if a waiver of notice is executed, or waiver of notice by electronic transmission is provided, before or after such meeting by such stockholder or if such stockholder attends such meeting, unless such attendance is for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.

(d) The Board of Directors may postpone and reschedule or cancel any previously scheduled Annual Meeting or special meeting of stockholders and any record date with respect thereto, regardless of whether any notice or public disclosure with respect to any such meeting has been sent or made pursuant to Section 2 of this Article I or otherwise. In no event shall the public announcement of an adjournment, postponement or rescheduling of any previously scheduled meeting of stockholders commence a new time period for the giving of a stockholder’s notice under this Article I.

(e) When any meeting is convened, the chair of the meeting or the stockholders present or represented by proxy at such meeting may adjourn the meeting from time to time for any reason, regardless of whether a quorum is present, to reconvene at any other time and at any place at which a meeting of stockholders may be held under these Bylaws. When any Annual Meeting or special meeting of stockholders is adjourned to another hour, date or place (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), notice need not be given of the adjourned meeting if the time, place, if any, thereof and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting given in accordance with this Section 4; provided, however, that if the adjournment is for more than thirty (30) days from the meeting date, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting shall be given to each stockholder of record entitled to vote thereat and each stockholder who, by law or under the

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Certificate of Incorporation of the Corporation (as the same may hereafter be amended and/or restated, the “Certificate”) or these Bylaws, is entitled to such notice.

SECTION 5. Quorum. Except as otherwise provided by law, the certificate of incorporation or these Bylaws, at each meeting of stockholders, the presence in person or by remote communication, if applicable, or represented by proxy, of the holders of a majority in voting power of the outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. If less than a quorum is present at a meeting, the chair of the meeting or the holders of voting stock, by the affirmative vote of a majority of the voting power present in person or by proxy and entitled to vote thereon, may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as otherwise provided in Section 4 of this Article I. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed. The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

SECTION 6. Voting and Proxies.

(a) The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Article IV, Section 4 of these Bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL. Stockholders shall have one vote for each share of stock entitled to vote owned by them of record according to the stock ledger of the Corporation as of the record date, unless otherwise provided by law or by the Certificate. Stockholders may vote either (i) in person, (ii) by written proxy or (iii) by a transmission permitted by Section 212(c) of the DGCL. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission permitted by Section 212(c) of the DGCL may be substituted for or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission. Proxies shall be filed in accordance with the procedures established for the meeting of stockholders. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by or on behalf of any one of them unless at or prior to the exercise of the proxy the Corporation receives a specific written notice to the contrary from any one of them. In the event the Corporation receives proxies for disqualified or withdrawn nominees for the Board of Directors, such votes for such disqualified or withdrawn nominees in the proxies will be treated as abstentions.

(b) Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.

SECTION 7. Action at Meeting. When a quorum is present at any meeting of stockholders, any matter before any such meeting (other than an election of a director or directors) shall be decided by a majority of the votes properly cast for and against such matter, except where a larger vote is required by law, by the Certificate or by these Bylaws. Any election of directors by stockholders shall be determined by a plurality of the votes properly cast on the election of directors.

SECTION 8. Stockholder Lists. The Corporation shall prepare, no later than the tenth (10th) day before each Annual Meeting or special meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder; provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of ten (10) days ending on the day before the meeting date in the manner provided by law.

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SECTION 9. Conduct of Meeting. The Board of Directors may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with rules, regulations and procedures adopted by the Board of Directors, the chair of the meeting shall have the right to prescribe such rules, regulations and procedures and to do all such acts, as, in the judgment of such chair, are necessary, appropriate or convenient for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or the chair of the meeting, may include, without limitation, the following: (a) the establishment of an agenda for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present at the meeting; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies, or such other persons as the chair of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; (e) the determination of the circumstances in which any person may make a statement or ask questions and limitations on the time allotted to questions or comments; (f) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (g) the exclusion or removal of any stockholders or any other individual who refuses to comply with meeting rules, regulations, or procedures; (h) restrictions on the use of audio and video recording devices, cell phones and other electronic devices; (i) rules, regulations and procedures for compliance with any federal, state or local laws or regulations (including those concerning safety, health or security); (j) procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting; and (k) rules, regulations or procedures regarding the participation by means of remote communication of stockholders and proxy holders not physically present at a meeting, whether such meeting is to be held at a designated place or solely by means of remote communication. The chair of the meeting shall be: (i) such person as the Board of Directors shall have designated to preside over all meetings of the stockholders; (ii) if the Board of Directors has not so designated such a chair of the meeting or if the chair of the meeting is unable to so preside or is absent, then the Chairperson of the Board, if one is elected; (iii) if the Board of Directors has not so designated a chair of the meeting and there is no Chairperson of the Board, or if the chair of the meeting or the Chairperson of the Board is unable to so preside or is absent, then the Chief Executive Officer, if one is elected; or (iv) in the absence or inability to serve of any of the aforementioned persons, the President of the Corporation. Unless and to the extent determined by the Board of Directors or the chair of the meeting, the chair of the meeting shall not be obligated to adopt or follow any technical, formal or parliamentary rules or principles of procedure. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chair of the meeting appoints.

SECTION 10. Inspectors of Elections. The Corporation shall, in advance of any meeting of stockholders, appoint one or three inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chair of the meeting officer shall appoint one or more inspectors to act at the meeting. Any inspector may, but need not, be an officer, employee or agent of the Corporation. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall perform such duties as are required by the DGCL, including the counting of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. The chair of the meeting may review all determinations made by the inspectors, and in so doing the chair of the meeting shall be entitled to exercise his or her sole judgment and discretion and he or she shall not be bound by any determinations made by the inspectors. All determinations by the inspectors and, if applicable, the chair of the meeting, shall be subject to further review by any court of competent jurisdiction.

ARTICLE II

Directors

SECTION 1. Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as otherwise provided by the Certificate or required by law.

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SECTION 2. Number and Terms. The number of directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors, provided the Board of Directors shall consist of at least one (1) member. The directors shall hold office in the manner provided in the Certificate.

SECTION 3. Qualification. No director need be a stockholder of the Corporation.

SECTION 4. Vacancies. Vacancies in the Board of Directors shall be filled in the manner provided in the Certificate.

SECTION 5. Removal. Directors may be removed from office only in the manner provided in the Certificate or by applicable law.

SECTION 6. Resignation. A director may resign at any time by electronic transmission or by giving written notice to the Chairperson of the Board, if one is elected, the President or the Secretary. A resignation shall be effective upon receipt, unless the resignation otherwise provides.

SECTION 7. Regular Meetings. Regular meetings of the Board of Directors may be held at such hour, date and place (if any) as the Board of Directors may from time to time determine and publicize by means of reasonable notice given to any director who is not present when such determination is made.

SECTION 8. Special Meetings. Special meetings of the Board of Directors may be called, orally or in writing, by or at the request of a majority of the directors, the Chairperson of the Board, if one is elected, or the President. The person calling any such special meeting of the Board of Directors may fix the hour, date and place (if any) thereof. Notice thereof shall be given to each director as provided in Section 9 of this Article II.

SECTION 9. Notice of Meetings. Notice of the hour, date and place (if any) of all special meetings of the Board of Directors shall be given to each director by the Secretary or an Assistant Secretary, or in case of the death, absence, incapacity or refusal of such persons, by the Chairperson of the Board, if one is elected, the President or such other officer designated by the Chairperson of the Board, if one is elected, or any one of the directors calling the meeting. Notice of any special meeting of the Board of Directors shall be given to each director in person, by telephone, or by facsimile, electronic mail or other form of electronic communication, sent to his or her business or home address, at least twenty-four (24) hours in advance of the meeting, or by written notice mailed to his or her business or home address, at least forty-eight (48) hours in advance of the meeting provided, however, that if the person or persons calling the meeting determine that it is otherwise necessary or advisable to hold the meeting sooner, then such person or persons may prescribe a shorter time period for notice to be given personally or by telephone, facsimile, electronic mail or other similar means of communication. Such notice shall be deemed to be delivered when hand-delivered to such address; read to such director by telephone; deposited in the mail so addressed, with postage thereon prepaid, if mailed; or dispatched or transmitted if sent by facsimile transmission or by electronic mail or other form of electronic communication. A written waiver of notice signed or electronically transmitted before or after a meeting by a director and filed with the records of the meeting shall be deemed to be equivalent to notice of the meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because such meeting is not lawfully called or convened. Except as otherwise required by law, by the Certificate or by these Bylaws, neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

SECTION 10. Quorum. At any meeting of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business, but if less than a quorum is present at a meeting, a majority of the directors present may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice. Any business that might have been transacted at the meeting as

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originally noticed may be transacted at such adjourned meeting at which a quorum is present. For purposes of this Article II, the total number of directors includes any unfilled vacancies on the Board of Directors.

SECTION 11. Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the affirmative vote of a majority of the directors present shall constitute action by the Board of Directors, unless otherwise required by law, by the Certificate or by these Bylaws.

SECTION 12. Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing or by electronic transmission. After such action is taken, the writing or writings or electronic transmission or transmissions shall be filed with the records of the meetings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such consent shall be treated as a resolution of the Board of Directors for all purposes.

SECTION 13. Manner of Participation. Directors may participate in meetings of the Board of Directors by means of video conference, conference telephone or other communications equipment by means of which all directors participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting for purposes of these Bylaws.

SECTION 14. Presiding Director. The Board of Directors shall designate a representative to preside over all meetings of the Board of Directors, provided that if the Board of Directors does not so designate such a presiding director or such designated presiding director is unable to so preside or is absent, then the Chairperson of the Board, if one is elected, shall preside over all meetings of the Board of Directors. If both the designated presiding director, if one is so designated, and the Chairperson of the Board, if one is elected, are unable to preside or are absent, the Board of Directors shall designate an alternate representative to preside over a meeting of the Board of Directors.

SECTION 15. Committees. The Board of Directors may designate one or more committees, including, without limitation, a Compensation Committee, a Nominating & Corporate Governance Committee and an Audit Committee, and may delegate thereto some or all of its powers to such committee(s) except those which by law, by the Certificate or by these Bylaws may not be delegated. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Directors or in such rules, its business shall be conducted so far as possible in the same manner as is provided by these Bylaws for the Board of Directors. All members of such committees shall hold such offices at the pleasure of the Board of Directors. The Board of Directors may abolish any such committee at any time. Any committee to which the Board of Directors delegates any of its powers or duties shall keep records of its meetings.

SECTION 16. Compensation of Directors. Directors shall receive such compensation for their services as shall be determined by the Board of Directors, or a designated committee thereof, provided that directors who are serving the Corporation as employees shall not receive any salary or other compensation for their services as directors of the Corporation.

SECTION 17. Emergency By-laws. In the event of any emergency, disaster, catastrophe or other similar emergency condition of a type described in Section 110(a) of the DGCL (an “Emergency”), notwithstanding any different or conflicting provisions in the DGCL, the Certificate or these By-laws, during such Emergency:

(a) A meeting of the Board of Directors or a committee thereof may be called by any director, the Chairperson of the Board, the Chief Executive Officer, the President or the Secretary by such means as, in the judgment of the person calling the meeting, may be feasible at the time, and notice of any such meeting of the Board of Directors or any committee may be given, in the judgment of the person calling the meeting, only to

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such directors as it may be feasible to reach at the time and by such means as may be feasible at the time. Such notice shall be given at such time in advance of the meeting as, in the judgment of the person calling the meeting, circumstances permit.

(b) The director or directors in attendance at a meeting called in accordance with Section 17(a) of this Article II shall constitute a quorum.

(c) No officer, director or employee acting in accordance with this Section 17 shall be liable except for willful misconduct. No amendment, repeal or change to this Section 17 shall modify the prior sentence with regard to actions taken prior to the time of such amendment, repeal or change.

ARTICLE III

Officers

SECTION 1. Enumeration. The officers of the Corporation shall consist of a President, a Treasurer, a Secretary and such other officers, including, without limitation, a Chairperson of the Board, a Chief Executive Officer and one or more Vice Presidents (including Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine. Any number of offices may be held by the same person. The salaries and other compensation of the officers of the Corporation will be fixed by or in the manner designated by the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility.

SECTION 2. Election. The Board of Directors shall elect the President, the Treasurer and the Secretary. Other officers may be elected by the Board of Directors or by such officers delegated such authority by the Board of Directors.

SECTION 3. Qualification. No officer need be a stockholder or a director.

SECTION 4. Tenure. Except as otherwise provided by the Certificate or by these Bylaws, each of the officers of the Corporation shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

SECTION 5. Resignation and Removal. Any officer may resign by delivering his or her written or electronically transmitted resignation to the Corporation addressed to the President or the Secretary, and such resignation shall be effective upon receipt, unless the resignation otherwise provides. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party. Except as otherwise provided by law or by resolution of the Board of Directors, the Board of Directors may remove any officer. Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following his or her resignation or removal, or any right to damages on account of such removal, whether his or her compensation be by the month or by the year or otherwise, unless such compensation is expressly provided in a duly authorized written agreement with the Corporation.

SECTION 6. Absence or Disability. In the event of the absence or disability of any officer, the Board of Directors may designate another officer to act temporarily in place of such absent or disabled officer.

SECTION 7. Vacancies. Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.

SECTION 8. President. The President shall, subject to the direction of the Board of Directors, have such powers and shall perform such duties as the Board of Directors may from time to time designate.

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SECTION 9. Chairperson of the Board. The Chairperson of the Board, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 10. Chief Executive Officer. The Chief Executive Officer, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 11. Vice Presidents and Assistant Vice Presidents. Any Vice President (including any Executive Vice President or Senior Vice President) and any Assistant Vice President shall have such powers and shall perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 12. Treasurer and Assistant Treasurers. The Treasurer shall, subject to the direction of the Board of Directors and except as the Board of Directors or the Chief Executive Officer may otherwise provide, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. The Treasurer shall have custody of all funds, securities and valuable documents of the Corporation. He or she shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. Any Assistant Treasurer shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 13. Secretary and Assistant Secretaries. The Secretary shall record all the proceedings of the meetings of the stockholders and the Board of Directors (including committees of the Board of Directors) in books kept for that purpose. In his or her absence from any such meeting, a temporary secretary chosen at the meeting shall record the proceedings thereof. The Secretary shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the Corporation). The Secretary shall have custody of the seal of the Corporation, and the Secretary or an Assistant Secretary shall have authority to affix it to any instrument requiring it, and, when so affixed, the seal may be attested by his or her signature or that of an Assistant Secretary. The Secretary shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. In the absence of the Secretary, any Assistant Secretary may perform his or her duties and responsibilities. Any Assistant Secretary shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 14. Other Powers and Duties. Subject to these Bylaws and to such limitations as the Board of Directors may from time to time prescribe, the officers of the Corporation shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the Board of Directors or the Chief Executive Officer.

SECTION 15. Representation of Shares of Other Corporations. The Chairperson of the Board, the President, any Vice President, the Treasurer, the Secretary or Assistant Secretary of this Corporation, or any other person authorized by the Board of Directors or the President or a Vice President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all securities of any other entity or entities standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

SECTION 16. Bonded Officers. The Board of Directors may require any officer to give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors upon such terms and conditions as the Board of Directors may specify, including, without limitation, a bond for the faithful performance of his or her duties and for the restoration to the Corporation of all property in his or her possession or under his or her control belonging to the Corporation.

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ARTICLE IV

Capital Stock

SECTION 1. Certificates of Stock. Each stockholder shall be entitled to a certificate of the capital stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors. Such certificate shall be signed by any two authorized officers of the Corporation. The Corporation seal and the signatures by the Corporation’s officers, the transfer agent or the registrar may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law. Notwithstanding anything to the contrary provided in these Bylaws, the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares (except that the foregoing shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation), and by the approval and adoption of these Bylaws, the Board of Directors has determined that all classes or series of the Corporation’s stock may be uncertificated, whether upon original issuance, re-issuance or subsequent transfer.

SECTION 2. Transfers. Subject to any restrictions on transfer and unless otherwise provided by the Board of Directors, shares of stock that are represented by a certificate may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate therefor properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require. Shares of stock that are not represented by a certificate may be transferred on the books of the Corporation by submitting to the Corporation or its transfer agent such evidence of transfer and following such other procedures as the Corporation or its transfer agent may require.

SECTION 3. Stock Transfer Agreements. The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

SECTION 4. Record Holders. Except as may otherwise be required by law, by the Certificate or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.

SECTION 5. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of determination of stockholders entitled to vote at any meeting of stockholders, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and (b) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at 5:00 p.m. Eastern time on the day next preceding the day on which notice is given, or, if notice is waived, at 5:00 p.m. Eastern time on the day next preceding the day on which the meeting is held; and (ii) the record date for determining stockholders for any other purpose shall be 5:00 p.m. Eastern time on the day on which the Board of Directors adopts the resolution relating thereto.

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SECTION 6. Replacement of Certificates. In case of the alleged loss, destruction or mutilation of a certificate of stock of the Corporation, a duplicate certificate may be issued in place thereof, upon such terms as the Board of Directors may prescribe.

ARTICLE V

Indemnification

SECTION 1. Definitions. For purposes of this Article V:

(a) “Corporate Status” describes the status of a person who is serving or has served (i) as a Director of the Corporation, (ii) as an Officer of the Corporation, (iii) as a Non-Officer Employee of the Corporation or (iv) as a director, partner, trustee, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity which such person is or was serving at the request of the Corporation. For purposes of this Section 1(a), a Director, Officer or Non-Officer Employee of the Corporation who is serving or has served as a director, partner, trustee, officer, employee or agent of a Subsidiary shall be deemed to be serving at the request of the Corporation. Notwithstanding the foregoing, “Corporate Status” shall not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent corporation absorbed in a merger or consolidation transaction with the Corporation with respect to such person’s activities prior to said transaction, unless specifically authorized by the Board of Directors or the stockholders of the Corporation;

(b) “Director” means any person who serves or has served the Corporation as a director on the Board of Directors of the Corporation;

(c) “Disinterested Director” means, with respect to each Proceeding in respect of which indemnification is sought hereunder, a Director of the Corporation who is not and was not a party to such Proceeding;

(d) “Expenses” means all attorneys’ fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding;

(e) “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement;

(f) “Non-Officer Employee” means any person who serves or has served as an employee or agent of the Corporation, but who is not or was not a Director or Officer;

(g) “Officer” means any person who serves or has served the Corporation as an officer of the Corporation appointed by the Board of Directors of the Corporation;

(h) “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative; and

(i) “Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust or other entity of which the Corporation owns (either directly or through or together with another Subsidiary of the

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Corporation) either (i) a general partner, managing member or other similar interest or (ii) (A) fifty percent (50%) or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other entity, or (B) fifty percent (50%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other entity.

SECTION 2. Indemnification of Directors and Officers.

(a) Subject to the operation of Section 4 of this Article V, each Director and Officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), and to the extent authorized in this Section 2.

(1) Actions, Suits and Proceedings Other than By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses and Liabilities that are incurred or paid by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein (other than an action by or in the right of the Corporation), which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(2) Actions, Suits and Proceedings By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein by or in the right of the Corporation, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made under this Section 2(a)(2) in respect of any claim, issue or matter as to which such Director or Officer shall have been finally adjudged by a court of competent jurisdiction to be liable to the Corporation, unless, and only to the extent that, the Court of Chancery of the State of Delaware or another court in which such Proceeding was brought shall determine upon application that, despite adjudication of liability, but in view of all the circumstances of the case, such Director or Officer is fairly and reasonably entitled to indemnification for such Expenses that such court deems proper.

(3) Survival of Rights. The rights of indemnification provided by this Section 2 shall continue as to a Director or Officer after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.

(4) Actions by Directors or Officers. Notwithstanding the foregoing, the Corporation shall indemnify any Director or Officer seeking indemnification in connection with a Proceeding initiated by such Director or Officer only if such Proceeding (including any parts of such Proceeding not initiated by such Director or Officer) was authorized in advance by the Board of Directors, unless such Proceeding was brought to enforce such Officer’s or Director’s rights to indemnification or, in the case of Directors, advancement of Expenses under these Bylaws in accordance with the provisions set forth herein.

SECTION 3. Indemnification of Non-Officer Employees. Subject to the operation of Section 4 of this Article V, each Non-Officer Employee may, in the discretion of the Board of Directors, be indemnified by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any or all Expenses and Liabilities that are incurred by such Non-Officer Employee or on such Non-Officer Employee’s behalf in connection with any threatened, pending or completed Proceeding, or any

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claim, issue or matter therein, which such Non-Officer Employee is, or is threatened to be made, a party to or participant in by reason of such Non-Officer Employee’s Corporate Status, if such Non-Officer Employee acted in good faith and in a manner such Non-Officer Employee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 3 shall exist as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Corporation may indemnify any Non-Officer Employee seeking indemnification in connection with a Proceeding initiated by such Non-Officer Employee only if such Proceeding was authorized in advance by the Board of Directors.

SECTION 4. Determination. Unless ordered by a court, no indemnification shall be provided pursuant to this Article V to a Director, to an Officer or to a Non-Officer Employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal Proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made by (a) a majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors, (b) a committee comprised of Disinterested Directors, such committee having been designated by a majority vote of the Disinterested Directors (even though less than a quorum), (c) if there are no such Disinterested Directors, or if a majority of Disinterested Directors so directs, by independent legal counsel in a written opinion or (d) by the stockholders of the Corporation.

SECTION 5. Advancement of Expenses to Directors Prior to Final Disposition.

(a) The Corporation shall advance all Expenses incurred by or on behalf of any Director in connection with any Proceeding in which such Director is involved by reason of such Director’s Corporate Status within thirty (30) days after the receipt by the Corporation of a written statement from such Director requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Director and shall be preceded or accompanied by an undertaking by or on behalf of such Director to repay any Expenses so advanced if it shall ultimately be determined that such Director is not entitled to be indemnified against such Expenses. Notwithstanding the foregoing, the Corporation shall advance all Expenses incurred by or on behalf of any Director seeking advancement of expenses hereunder in connection with a Proceeding initiated by such Director only if such Proceeding (including any parts of such Proceeding not initiated by such Director) was (i) authorized by the Board of Directors or (ii) brought to enforce such Director’s rights to indemnification or advancement of Expenses under these Bylaws.

(b) If a claim for advancement of Expenses hereunder by a Director is not paid in full by the Corporation within thirty (30) days after receipt by the Corporation of documentation of Expenses and the required undertaking, such Director may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, such Director shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under this Article V shall not be a defense to an action brought by a Director for recovery of the unpaid amount of an advancement claim and shall not create a presumption that such advancement is not permissible. The burden of proving that a Director is not entitled to an advancement of expenses shall be on the Corporation.

(c) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Director has not met any applicable standard for indemnification set forth in the DGCL.

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SECTION 6. Advancement of Expenses to Officers and Non-Officer Employees Prior to Final Disposition.

(a) The Corporation may, at the discretion of the Board of Directors, advance any or all Expenses incurred by or on behalf of any Officer or any Non-Officer Employee in connection with any Proceeding in which such person is involved by reason of his or her Corporate Status as an Officer or Non-Officer Employee upon the receipt by the Corporation of a statement or statements from such Officer or Non-Officer Employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Officer or Non-Officer Employee and shall be preceded or accompanied by an undertaking by or on behalf of such person to repay any Expenses so advanced if it shall ultimately be determined that such Officer or Non-Officer Employee is not entitled to be indemnified against such Expenses.

(b) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Officer or Non-Officer Employee has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 7. Contractual Nature of Rights.

(a) The provisions of this Article V shall be deemed to be a contract between the Corporation and each Director and Officer entitled to the benefits hereof at any time while this Article V is in effect, in consideration of such person’s past or current and any future performance of services for the Corporation. Neither amendment, repeal or modification of any provision of this Article V nor the adoption of any provision of the Certificate inconsistent with this Article V shall eliminate or reduce any right conferred by this Article V in respect of any act or omission occurring, or any cause of action or claim that accrues or arises or any state of facts existing, at the time of or before such amendment, repeal, modification or adoption of an inconsistent provision (even in the case of a proceeding based on such a state of facts that is commenced after such time), and all rights to indemnification and advancement of Expenses granted herein or arising out of any act or omission shall vest at the time of the act or omission in question, regardless of when or if any proceeding with respect to such act or omission is commenced. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, this Article V shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

(b) If a claim for indemnification hereunder by a Director or Officer is not paid in full by the Corporation within sixty (60) days after receipt by the Corporation of a written claim for indemnification, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, such Director or Officer shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel or stockholders) to make a determination concerning the permissibility of such indemnification under this Article V shall not be a defense to an action brought by a Director or Officer for recovery of the unpaid amount of an indemnification claim and shall not create a presumption that such indemnification is not permissible. The burden of proving that a Director or Officer is not entitled to indemnification shall be on the Corporation.

(c) In any suit brought by a Director or Officer to enforce a right to indemnification hereunder, it shall be a defense that such Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 8. Non-Exclusivity of Rights. The rights to indemnification and to advancement of Expenses set forth in this Article V shall not be exclusive of any other right that any Director, Officer or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

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SECTION 9. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Corporation or any such Director, Officer or Non-Officer Employee, or arising out of any such person’s Corporate Status, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or the provisions of this Article V.

SECTION 10. Other Indemnification. The Corporation’s obligation, if any, to indemnify or provide advancement of Expenses to any person under this Article V as a result of such person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount such person may collect as indemnification or advancement of Expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or enterprise (the “Primary Indemnitor”). Any indemnification or advancement of Expenses under this Article V owed by the Corporation as a result of a person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall only be in excess of, and shall be secondary to, the indemnification or advancement of Expenses available from the applicable Primary Indemnitor(s) and any applicable insurance policies.

SECTION 11. Savings Clause. If this Article V or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each indemnitee as to any expenses (including, without limitation, attorneys’ fees), liabilities, losses, judgments, fines (including, without limitation, excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974, as amended) and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article V that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VI

Miscellaneous Provisions

SECTION 1. Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

SECTION 2. Seal. The Board of Directors shall have power to adopt and alter the seal of the Corporation.

SECTION 3. Execution of Instruments. All deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without director action may be executed on behalf of the Corporation by the Chairperson of the Board, if one is elected, the President or the Treasurer or any other officer, employee or agent of the Corporation as the Board of Directors or an executive committee of the Board of Directors may authorize or determine.

SECTION 4. Voting of Securities. Unless the Board of Directors otherwise provides, the Chairperson of the Board, if one is elected, the President or the Treasurer may waive notice of, and act on behalf of the Corporation, or appoint another person or persons to act as proxy or attorney in fact for the Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or stockholders of any other corporation or organization, any of whose securities are held by the Corporation.

SECTION 5. Resident Agent. The Board of Directors may appoint a resident agent upon whom legal process may be served in any action or proceeding against the Corporation.

SECTION 6. Corporate Records. The original or attested copies of the Certificate, Bylaws and records of all meetings of the incorporators, stockholders and the Board of Directors and the stock transfer books, which shall

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contain the names of all stockholders, their record addresses and the amount of stock held by each, may be kept outside the State of Delaware and shall be kept at the principal office of the Corporation, at an office of its counsel, at an office of its transfer agent or in such manner as may be permitted by law.

SECTION 7. Certificate. All references in these Bylaws to the Certificate shall be deemed to refer to the Certificate, as amended and/or restated and in effect from time to time.

SECTION 8. Exclusive Jurisdiction of Delaware Courts or the United States Federal District Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Certificate or these Bylaws (including the interpretation, validity or enforceability thereof) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, however, that this sentence will not apply to any causes of action arising under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, as amended, the Exchange Act, or the respective rules and regulations promulgated thereunder. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 8.

SECTION 9. Amendment of Bylaws.

(a) Amendment by Directors. Except as otherwise required by law, these Bylaws may be amended or repealed by the Board of Directors.

(b) Amendment by Stockholders. Except as otherwise provided herein, the Bylaws of the Corporation may be amended or repealed at any annual meeting of stockholders, or at any special meeting of stockholders called for such purpose, by the affirmative vote of the holders of not less than two-thirds (2/3) of the voting power of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

SECTION 10. Notices. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

SECTION 11. Waivers. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business to be transacted at, nor the purpose of, any meeting need be specified in such a waiver.

Adopted [●], 2026 and effective as of [●], 2026.

20

Annex L

The Board of Directors Research Alliance Corporation III 600 Fifth Avenue, 23rd Floor New York, NY 10020	July 26, 2026

To the Board of Directors:

As per our engagement letter dated July 7, 2026, the Board of Directors (the “Board”) of Research Alliance Corporation III (the “SPAC”), a Cayman Islands exempted company, retained Scalar, LLC (herein referred to as “Scalar,” “we”, “our”, or “us”) as an independent, qualified financial advisor to provide an opinion (this “Opinion”) to the Board of Directors of the SPAC as to whether as of the date hereof, the Closing Consideration to be issued by the SPAC to the Company Shareholders pursuant to the Business Combination Agreement (as defined below) is fair, from a financial point of view, to the unaffiliated holders of the SPAC’s Class A ordinary shares, par value $0.0001 per share (such shares, at all times prior to the Domestication, the “SPAC Class A Ordinary Shares”, and such holders, the “SPAC Class A Shareholders”) (other than (i) OHB Pediatrics Ltd. (the “Company”) and its affiliates, directors and officers, (ii) Research Alliance Holdings III LLC (the “Sponsor”) and Sponsor’s affiliates, directors and officers, (iii) the Other SPAC Class B Shareholders, (iv) holders of SPAC Class A Ordinary Shares who elect to redeem their shares prior to or in connection with the Transaction, and (v) the PIPE Investors and their respective affiliates (collectively, the “Excluded Parties”)) (the “Transaction”), without giving effect to any impact of the Transaction on any particular SPAC Class A Shareholder other than in its capacity as a SPAC Class A Shareholder.

Overview of the Transaction:

The Business Combination Agreement (the “Agreement”), dated as of July 27, 2026 to be entered into by and among the SPAC, the Company, and the shareholders of the Company thereto (the “Company Shareholders”), sets forth the terms of the Transaction. Capitalized terms used but not defined in this Opinion have the meanings ascribed thereto in the Agreement. We understand that the Agreement provides, among other things, that:

(a)

Immediately prior to the Domestication, SPAC Class A Ordinary Shares held by the SPAC Class A Shareholders who duly elect to exercise the right of the holders of SPAC Class A Ordinary Shares to redeem all or a portion of their SPAC Class A Ordinary Shares as set forth in the SPAC Organizational Documents (the “SPAC Redemption”) will have their SPAC Class A Ordinary Shares redeemed and canceled and such SPAC Class A Shareholders will cease to have any rights as shareholders of the SPAC other than the right to be paid their pro rata share of the Trust Account;

(b)

Immediately prior to the Domestication, each holder of the SPAC Class B Ordinary Shares shall cause each then issued and outstanding SPAC Class B Ordinary Share held by such holder to be converted, on a one-for-one basis, into a SPAC Class A Ordinary Share (the “Sponsor Share Conversion”);

(c)

At least one Business Day prior to the Closing Date, prior to the time at which the Closing occurs, the SPAC shall transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and Part 12 of the Cayman Companies Act (the “Domestication”), and, in connection with the Domestication, each then issued and outstanding SPAC Class A Ordinary Share shall convert automatically, on a one-for-one basis, into a share of common stock of the SPAC (“SPAC Common Stock”);

(d)

On the Closing Date, prior to the Closing, each Company SAFE that is issued and outstanding immediately prior to the Closing shall be automatically converted into a number of Company Ordinary Shares in accordance with the terms of the applicable Company SAFE, and each Company SAFE shall thereupon be cancelled, extinguished and cease to exist (the “Company SAFE Conversion”);

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(e)

On the Closing Date, at the Closing, the SPAC will acquire the Company and shall issue to each Company Shareholder a number of shares of SPAC Common Stock equal to (i) the Exchange Ratio multiplied by (ii) the number of Company Shares held by such Company Shareholder as of immediately prior to the Closing (the “Share Acquisition”). The aggregate number of shares of SPAC Common Stock to be issued to the Company Shareholders in the Share Acquisition (the “Closing Consideration”) is equal to (a) the Adjusted Equity Value, divided by (b) $10.00, where the “Adjusted Equity Value” equals (x) $160,000,000 (the “Base Equity Value”) plus (y) the Company SAFE Amount, and the “Exchange Ratio” equals the quotient obtained by dividing (i) the Closing Consideration by (ii) the number of Fully-Diluted Shares;

(f)

Concurrently with the execution of the Agreement, the investors party thereto (the “PIPE Investors”) are each entering into a subscription agreement with the SPAC (collectively, the “Subscription Agreements”), pursuant to which, among other things, each PIPE Investor has agreed to subscribe for and purchase on the Closing Date immediately following the Closing, and the SPAC has agreed to issue and sell to each PIPE Investor on the Closing Date immediately following the Closing, the number of SPAC Common Shares set forth in the applicable Subscription Agreement in exchange for the purchase price set forth therein (the equity financing under all Subscription Agreements, collectively, the “PIPE Financing”), in each case, on the terms and subject to the conditions set forth in the applicable Subscription Agreement;

(g)

Concurrently with the execution of the Agreement, the Sponsor and/or one or more of its affiliates are entering into one or more simple agreements for future equity (the “Company SAFEs”) with the Company, pursuant to which, among other things, the Sponsor and/or its affiliates have agreed to provide interim financing to the Company in the aggregate principal amount of $45,000,000, on the terms and subject to the conditions set forth in the applicable Company SAFE (the “Company SAFE Amount” being the sum of the principal amount of, and all accrued and unpaid interest on, the Company SAFEs as of the Closing Date); and

(h)

Concurrently with the execution of the Agreement, the Sponsor, the Other SPAC Class B Shareholders, the SPAC, and the Company are entering into the Sponsor Letter Agreement, pursuant to which, among other things, the Sponsor and each Other SPAC Class B Shareholder has agreed to (i) vote in favor of the Agreement and the transactions contemplated by the Agreement (including the Share Acquisition), and (ii) waive any adjustment to the conversion ratio set forth in the SPAC Organizational Documents or any other anti-dilution or similar protection with respect to the SPAC Class B Ordinary Shares (whether resulting from the transactions contemplated by the Subscription

Agreements or otherwise), in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.

Scalar’s Procedures and Processes:

In arriving at our Opinion, among other things, we have:

(a)	reviewed a draft, dated July 27, 2026, of the Agreement;

(b)	reviewed the form of Sponsor Letter Agreement attached as Exhibit A to the Agreement;

(c)	reviewed the form of Subscription Agreement attached as Exhibit B to the Agreement;

(d)	reviewed the form of Investor Rights Agreement attached as Exhibit C to the Agreement;

(e)	reviewed the form of SPAC Charter Upon Domestication attached as Exhibit D to the Agreement;

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(f)	reviewed the form of SPAC Bylaws Upon Domestication attached as Exhibit E to the Agreement;

(g)	reviewed the form of Company SAFE attached as Exhibit F to the Agreement;

(h)	reviewed the form of Backstop Agreement attached as Exhibit G to the Agreement;

(i)	reviewed the form of Lock-Up Agreement attached as Exhibit H (the drafts and forms described in the foregoing clauses, collectively, the “Reviewed Transaction Documents”);

(j)

reviewed certain publicly available business and financial information relating to the SPAC and the Company, including the Company’s press release announcing the closing of its $32.5 million Series A financing, press releases regarding its license agreements with Roche and information on its corporate website;

(k)

reviewed certain historical financial information and other data relating to the Company that were provided to us by the management of the SPAC, approved for our use by the SPAC and not publicly available;

(l)	reviewed certain management data relating to the business prospects of the Company that were provided to us by the management of the SPAC, approved for our use by the SPAC and not publicly available;

(m)	conducted discussions with members of the senior management of the Company concerning the business, operations, historical financial results and financial prospects of the Company and the Transaction;

(n)	reviewed current and historical market prices of the SPAC Class A Ordinary Shares;

(o)

reviewed certain data of the Company and compared such data with publicly available data relating to selected publicly traded companies deemed relevant to the Company, and conducted an analysis of selected initial public offerings and other relevant market transactions involving companies deemed comparable to the Company;

(p)	reviewed certain pro forma effects relating to the Transaction, including estimated transaction costs and the effects of anticipated financings, approved for our use by the SPAC; and

(q)	conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

We have not reviewed or relied upon, any financial forecasts, projections, estimates or other forward-looking data relating to the financial prospects of the Company, or otherwise, in connection with rendering this Opinion.

Limiting Conditions and Assumptions:

In performing our analyses and rendering this Opinion, with your consent, we have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information and data that was publicly available or was furnished, or otherwise made available to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the SPAC that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information, facts or circumstances that would make any information provided to us inaccurate, incomplete or misleading in any respect. We also have been advised by the SPAC’s senior management, and we have assumed, that the prospective information, including, but not limited to, projections for the timely receipt of governmental, regulatory and other third-party approvals, represent a reasonable basis upon which to evaluate the future business and financial prospects of the Company. We have relied upon the assessments of the management of the SPAC and the Company as to, among other things, the potential impact on the Company and the SPAC of market, competitive, seasonal, macroeconomic, geopolitical and other conditions,

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trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the industry in which the Company operates and the geographic regions and local communities in which the Company operates.

Without limiting the generality of the foregoing, for the purpose of this Opinion, we have relied upon, with your consent, (a) the assumptions of the management of the Company and the SPAC and third-party data sources, as to all accounting, legal, tax and financial reporting matters with respect to the Company and (b) that the SPAC has been advised by counsel as to all legal matters with respect to the Transaction, including whether all procedures required by law in connection with the Transaction have been duly, validly and timely taken. We have also assumed that the Transaction will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the SPAC and that (i) the Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder, (ii) the Domestication will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (iii) the Sponsor Share Conversion will qualify as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code, and (iv) the Share Acquisition will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

We are not legal, accounting, regulatory or tax experts and this Opinion does not address any legal, regulatory, taxation or accounting matters as to which we understand that you have obtained such advice as you deemed necessary from qualified professionals, and we have assumed the accuracy and veracity of all assessments made by such advisors to the Company or the SPAC with respect to such matters.

In arriving at our Opinion, with your consent and without independent verification, we have relied upon the assumption that, except as would not be in any way meaningful to our analysis: (a) the final form (including the terms and conditions and economics) of each of the Reviewed Transaction Documents, as executed by the parties thereto, will not differ from the drafts that we have reviewed, (b) the representations and warranties of all parties to the Agreement, and any related Transaction documents, are correct and that such parties will comply with and perform all covenants and agreements required to be complied with or performed by such parties under the Agreement and any related Transaction documents, (c) the Transaction will be consummated in accordance with the terms of the Agreement and related Transaction documents, without any waiver or amendment of any term or condition thereof, and (d) there has been no material change in the assets, financial condition, business or prospects of any party to the Agreement since the date of the most recent financial statements and other information made available to us. Additionally, we have assumed that all governmental, regulatory or other third-party approvals and consents necessary for the consummation of the Transaction or otherwise contemplated by the Agreement will be obtained without delay, limitation, restriction or condition and otherwise in a way that will not have any adverse effect on the Company or the SPAC, or on the expected benefits of the Transaction, in any way meaningful to our analysis.

In addition, we have relied upon (without independent verification and without expressing any view, opinion, representation, guaranty or warranty (in each case, express or implied)) the assessments, judgments and estimates of the SPAC’s senior management and the Company’s senior management as to, among other things, (a) the potential impact on the Company of market, competitive and other trends in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the industry in which the Company operates and related industries, (b) the Company’s existing and future products, services, technology and intellectual property and the associated risks thereto (including, without limitation, the probabilities and timing of successful development and marketing thereof; the timing of successful regulatory approvals and clearances; compliance with relevant regulatory requirements; and the potential impact of competition thereon) and (c) the SPAC’s and the Company’s existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key employees, suppliers and other commercial relationships (in each such case to the extent relevant to

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the Company, the Transaction and its contemplated benefits). We have assumed that there will not be any developments with respect to any of the foregoing matters that would have an adverse effect on the SPAC, the Company or the Transaction (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.

Given the SPAC’s nature as a special purpose acquisition company, for purposes of our Opinion and with the SPAC’s consent, we have assumed a value of $10.05 per share of SPAC Common Stock in calculating the value of the shares of SPAC Common Stock to be issued as the Closing Consideration under the Agreement, with such $10.05 per share value being based on (a) $75,380,091, which is the value of the assets held in the SPAC’s Trust Account as of July 17, 2026, divided by (b) 7,500,000, which is the number of outstanding SPAC Class A Ordinary Shares subject to redemption as of June 30, 2026. In rendering our Opinion, we do not express any view or opinion as to what the value of any shares of SPAC Common Stock will be when issued pursuant to the Transaction or the price or range of prices at which any SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares or other securities or financial instruments of or relating to SPAC may trade or otherwise be transferable at any time before or after announcement or consummation of the Transaction. Additionally, we express no opinion with respect to the SPAC Class B Ordinary Shares and SPAC Preferred Shares.

Our Opinion is based on market-based valuation methodologies, including selected comparable company and/or selected comparable transaction analyses, and we did not rely upon any financial projections, forecasts, budget information, or discounted cash flow analyses. We did not prepare, review, verify, evaluate, or assess the reasonableness, achievability, or accuracy of any financial projections or forecast information with respect to the Company, nor was any such information utilized in rendering this Opinion.

In arriving at our Opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company or the SPAC and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company or the SPAC under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this Opinion were going concern analyses, assuming the Transaction was consummated in accordance with the terms of the Agreement. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or the SPAC is a party or may be subject, and at your direction and with your consent, our Opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes, liabilities or damages arising out of any such matters.

This Opinion is necessarily based upon financial, economic, monetary, market and other conditions and circumstances as in effect on, the information available to us as of, and the facts and circumstances as they exist on, the date hereof and our Opinion speaks only as of the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this Opinion. We have not undertaken to update, reaffirm or revise this Opinion or otherwise comment upon any events occurring after the date hereof, material information provided to us after the date hereof or any change in facts or circumstances occurring after the date hereof and do not have any obligation to update, revise or reaffirm this Opinion.

We have been engaged by the Board to provide a fairness opinion, and we will receive a fee from the SPAC for providing our services and rendering this Opinion. No portion of this fee is refundable or contingent upon the consummation of the Transaction or the conclusion reached in this Opinion. The SPAC has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. In the past two years, we and our affiliates have not provided any other advisory services to the SPAC or its affiliates for which we and our affiliates received compensation. We and our affiliates may seek to provide services to the Company, the SPAC and their respective affiliates in the future and expect to receive fees for the

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rendering of these services. In the ordinary course of business, certain of our employees and affiliates, or entities in which they have invested, may hold or trade, for their own accounts and the accounts of their investors, securities of the Company and the SPAC and, accordingly, may at any time hold a long or short position in such securities.

The issuance of this Opinion to the SPAC was approved by an authorized committee of Scalar.

This Opinion is provided for the information and assistance of the Board (in its capacity as such) in connection with, and for the purpose of, its evaluation of the Closing Consideration only, and not the terms of the Transaction or the Agreement itself, and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act (including with respect to any redemption rights) with respect to the Transaction or any other matter. This Opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us or this Opinion be made without Scalar’s prior written approval. Notwithstanding the foregoing, this Opinion in its entirety may be included in any filing with the Securities and Exchange Commission (“SEC”) made by the SPAC in connection with the Transaction, and a summary of Scalar’s work may be included in any filing with the SEC made by the SPAC in connection with the Transaction subject to Scalar’s prior written approval (not to be unreasonably withheld, conditioned or delayed).

Our Opinion does not address the SPAC’s underlying business decision to engage in the Transaction, the relative merits of the Transaction as compared to other business or investment strategies or transactions that might be available to the SPAC or whether the Closing Consideration to be delivered to the Company Shareholders pursuant to the Agreement represents the best price obtainable. In connection with our engagement, we were not requested to, and did not, (i) solicit interest from other parties with respect to an acquisition of, or other business combination with, the SPAC or any other alternative transaction, (ii) negotiate the terms of the Agreement or (iii) advise the SPAC or any other Person with respect to alternatives to the Transaction. This Opinion addresses only the fairness from a financial point of view, as of the date hereof, to the SPAC Class A Shareholders (other than the Excluded Parties) of the Closing Consideration to be delivered to the Company Shareholders pursuant to the Agreement. We have not been asked to, nor do we, offer any opinion as to the terms, other than the Closing Consideration to the extent expressly specified herein, of the Agreement or the Ancillary Documents or the form of the Transaction or any related transaction (including any agreement or transaction between any Excluded Party and the Company or the SPAC), including the fairness of the Transaction to, or any consideration received in connection therewith by, any Excluded Parties, the holders of any class of securities, creditors or other constituencies of the SPAC, the Company or any of their respective affiliates. We have not been asked to, nor do we, offer any opinion with respect to any ongoing obligations of the Company, the SPAC or any of their respective affiliates (including any obligations with respect to governance, appraisal rights, preemptive rights, registration rights, voting rights or otherwise) contained in the Agreement, any Ancillary Document or any other agreement related to the Transaction or under applicable law, any allocation of the Closing Consideration (or any portion thereof) or the fair market value of the Company, the SPAC, any SPAC Shares or the Company Shares. In addition, we express no opinion as to the fairness of the amount or nature of any type of consideration or compensation to be received by any officers, directors or employees of any parties to the Transaction, any Excluded Parties or any class of such persons, whether relative to the Closing Consideration or otherwise. Our Opinion (a) does not address the individual circumstances of specific holders of SPAC securities (including SPAC Class B Ordinary Shares and SPAC Preferred Shares) with respect to rights or aspects which may distinguish such holders or SPAC securities (including SPAC Class B Ordinary Shares and SPAC Preferred Shares) held by such holders, (b) does not address, take into consideration or give effect to any existing or future rights, preferences, restrictions or limitations or other attributes of any such securities (including SPAC Class B Ordinary Shares and SPAC Preferred Shares) or holders (including the Sponsor), (c) does not address any impact of the Transaction on any particular SPAC Class A Shareholder, other than in its capacity as a SPAC Class A Shareholder, and (d) does not in any way address proportionate allocation or relative fairness (including, without

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limitation, the allocation of any consideration among or within any classes or groups of security holders or other constituents of the SPAC or any other party). We also do not address, or express a view with respect to, any acquisition of control or effective control of the SPAC by any shareholder or group of shareholders of the Company. This Opinion should not be construed as creating any fiduciary duty of Scalar (or any of its affiliates) to any other party. To the extent any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Closing Consideration to be delivered to the Company Shareholders pursuant to the Agreement is fair, from a financial point of view, to the SPAC Class A Shareholders (other than the Excluded Parties).

Sincerely,

Scalar, LLC

Valuation | Transaction Advisory

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against dishonesty, willful default, willful neglect, fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this registration statement:

Exhibit No.	Description

2.1†	Business Combination Agreement, dated as of July 26, 2026, by and among Research Alliance Corporation III, OHB Pediatrics Ltd. and the Oak Hill Bio Shareholders named therein (included as Annex A to the proxy statement/prospectus) which forms a part of this registration statement

3.1	Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1, filed with the SEC on March 24, 2026).

3.2	Form of Oak Hill Bio Inc. Certificate of Incorporation (included as Annex H to the proxy statement/prospectus) which forms a part of this registration statement

3.3	Form of Oak Hill Bio Inc. Bylaws (included as Annex I to the proxy statement/prospectus which forms a part of this registration statement)

3.4***	Form of Certificate of Domestication of Research Alliance Corporation III

4.1	Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1, filed with the SEC on March 24, 2026)

4.2**	Specimen Common Stock Certificate of Oak Hill Bio Inc.

5.1***	Opinion of Cooley LLP

8.1**	Opinion of Cooley LLP regarding U.S. federal income tax matters

8.2**	Opinion of Goodwin Procter LLP regarding U.S. federal income tax matters

Exhibit No.	Description

10.1	Sponsor Letter Agreement, dated as of July 26, 2026, by and among Research Alliance Holdings III LLC, Research Alliance Corporation III, certain other holders of Research Alliance Corporation III Class B ordinary shares set forth on Schedule I thereto, and OHB Pediatrics Ltd. (included as Annex B to the proxy statement/prospectus which forms a part of this registration statement).

10.2	Form of OHB Pediatrics Ltd. SAFE (included as Annex E to the proxy statement/prospectus which forms a part of this registration statement).

10.3	Backstop Agreement, dated as of July 26, 2026, between Research Alliance Corporation III and RA Capital Healthcare Fund, L.P. (included as Annex C to the proxy statement/prospectus which forms a part of this registration statement).

10.4	Form of Subscription Agreement (included as Annex D to the proxy statement/prospectus which forms a part of this registration statement).

10.5	Form of Investor Rights Agreement (included as Annex F to the proxy statement/prospectus which forms a part of this registration statement).

10.6	Form of Lock-Up Agreement (included as Annex G to the proxy statement/prospectus which forms a part of this registration statement).

10.7	Securities Subscription Agreement, dated May 19, 2026, between Research Alliance Corporation III and the Sponsor (incorporated by reference to Exhibit 10.7 to the registrant’s Registration Statement on Form S-1, filed with the SEC on May 21, 2026).

10.8	Investment Management Trust Agreement, dated May 19, 2026, between Research Alliance Corporation III and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K (File No. 001-43302) filed with the SEC on May 21, 2026).

10.9	Registration and Shareholder Rights Agreement, dated May 19, 2026, by and among Research Alliance Corporation III, the Sponsor and the other parties thereto (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K (File No. 001-43302) filed with the SEC on May 21, 2026).

10.10	Private Placement Shares Purchase Agreement, dated May 19, 2026, between Research Alliance Corporation III and the Sponsor (incorporated by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K (File No. 001-43302) filed with the SEC on May 21, 2026).

10.11	Form of Indemnity Agreement between Research Alliance Corporation III and each of the officers and directors of Research Alliance Corporation III (incorporated by reference to Exhibit 10.4 to the registrant’s Current Report on Form 8-K (File No. 001-43302) filed with the SEC on May 21, 2026).

10.12	Indemnification Agreement, dated May 19, 2026, between Research Alliance Corporation III and the Sponsor (incorporated by reference to Exhibit 10.5 to the registrant’s Current Report on Form 8-K (File No. 001-43302) filed with the SEC on May 21, 2026).

10.13	Letter Agreement, dated May 19, 2026, by and among Research Alliance Corporation III, the Sponsor, and each director and executive officer of Research Alliance Corporation III (incorporated by reference to Exhibit 10.6 to the registrant’s Current Report on Form 8-K (File No. 001-43302) filed with the SEC on May 21, 2026).

10.14#†***	License Agreement, dated February 6, 2025, by and among Oak Hill Bio, OHB Parent, F. Hoffman-La Roche Ltd and Hoffmann-Le Roche Inc.

10.15**	Intercompany agreement between Oak Hill Bio and OHB Parent.

Exhibit No.	Description

10.16**	Form of Oak Hill Bio Inc. 2026 Equity Incentive Plan (included as Annex J to the proxy statement/prospectus which forms a part of this registration statement)

10.17**	Form of Oak Hill Bio Inc. 2026 Employee Stock Purchase Plan (included as Annex K to the proxy statement/prospectus which forms a part of this registration statement)

21.1	List of Subsidiaries of Research Alliance Corporation III (incorporated by reference to Exhibit 21.1 to the registrant’s Registration Statement on Form S-1, filed with the SEC on March 24, 2026)

23.1*	Consent of CBIZ CPAs P.C.

23.2*	Consent of Frazier & Deeter, LLC

23.3*	Consent of Cherry Bekaert LLP

23.4***	Consent of Cooley LLP (included within Exhibit 5.1)

23.5**	Consent of Cooley LLP (included within Exhibit 8.1)

23.6**	Consent of Goodwin Procter LLP (included within Exhibit 8.2)

24.1***	Power of Attorney for Research Alliance Corporation III signatories (included on the Research Alliance Corporation III signature page of the initial filing of this registration statement)

24.2***	Power of Attorney for OHB Pediatrics Ltd. signatories (included on the OHB Pediatrics Ltd. signature page of the initial filing of this registration statement)

99.1*	Consent of Scalar, LLC

101.INS	Inline XBRL Instance Document

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

107***	Calculation of Registration Fee Table

*	Filed herewith.
**	To be filed by amendment.
***	Previously filed
†

Certain schedules and similar attachments to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted schedules and similar attachments to the SEC upon its request.

#	Portions of this exhibit have been omitted because they are both (i) not material and (ii) the type of information that the Co-Registrant treats as private or confidential.
+	Denotes management contract or compensatory plan or arrangement.

Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)

That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Co-Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 25, 2026.

RESEARCH ALLIANCE CORPORATION III

By:	/s/ Matthew Hammond, Ph.D.
Name:	Matthew Hammond, Ph.D.
Title:	Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons on behalf of the Co-Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew Hammond, Ph.D. Matthew Hammond, Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)	September 25, 2026

/s/ Fran Adams Fran Adams	Chief Financial Officer (Principal Financial and Accounting Officer)	September 25, 2026

* Henry Stusnick	Chief Business Officer and Chief Operating Officer	September 25, 2026

* Michael F. MacLean	Director	September 25, 2026

* Timothy J. Miller, Ph.D.	Director	September 25, 2026

*By:	/s/ Matthew Hammond
Matthew Hammond
Attorney-In-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF CO-REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Research Alliance Corporation III, has signed this registration statement or amendment thereto in the City of New York, State of New York, on September 25, 2026.

By:	/s/ Matthew Hammond, Ph.D.
Name:	Matthew Hammond, Ph.D.
Title:	Authorized Representative

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cheshire, United Kingdom, on September 25, 2026.

OHB PEDIATRICS LTD.

By:	/s/ Josh Distler, J.D.
Name:	Josh Distler
Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons on behalf of the Co-Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Josh Distler Josh Distler, J.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	September 25, 2026

/s/ Ike Greenstein Ike Greenstein, M.B.A	Chief Financial Officer (Principal Financial and Accounting Officer)	September 25, 2026

* Douglas Fambrough, Ph.D.	Director	September 25, 2026

* Richard Gaster M.D., Ph.D.	Director	September 25, 2026

* Sandeep Kulkarni, M.D.	Director	September 25, 2026

* Parvinder Thiara	Director	September 25, 2026

* By:	/s/ Josh Distler
Josh Distler
Attorney-In-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF CO-REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of OHB Pediatrics Ltd, has signed this registration statement or amendment thereto in the City of Morristown, NJ, on September 25, 2026.

By:	/s/ Josh Distler
Name:	Josh Distler, J.D.
Title:	Authorized Representative